UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________________

SCHEDULE 14A

_______________________________

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

(Amendment No. 4)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PROPTECH INVESTMENT CORPORATION II
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-16(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED OCTOBER 17, 2022

PROXY STATEMENT FOR SPECIAL MEETING OF

PROPTECH INVESTMENT CORPORATION II
3415 N. Pines Way, Suite 204
Wilson, WY 83014

To the Stockholders of PropTech Investment Corporation II:

You are cordially invited to attend the Special Meeting of Stockholders (the “Special Meeting”) of PropTech Investment Corporation II, a Delaware corporation (the “Company,” “PTIC II,” “we,” “us” or “our”). The Special Meeting will be held on            , 2022, at            a.m., Eastern Time, via a virtual meeting. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. PTIC II recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person.

As previously announced, on May 17, 2022, the board of directors of PTIC II (the “PTIC II Board”) unanimously approved that certain business combination agreement, dated as of May 17, 2022 (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Business Combination Agreement”), by and among PTIC II, RW National Holdings, LLC, a Delaware limited liability company (“Renters Warehouse”), and Lake Street Landlords, LLC, a Delaware limited liability company, in its capacity as the representative (the “Sellers’ Representative”) of applicable Renters Warehouse unitholders. Northland Securities, Inc. provided an opinion to the PTIC II Board as to (i) the fairness, from a financial point of view, to PTIC II and its unaffiliated holders (“PTIC II Class A Stockholders”) of PTIC II’s Class A common stock, par value $0.0001 per share (“PTIC II Class A Common Stock”), of the consideration to be paid by PTIC II to Renters Warehouse pursuant to the Business Combination Agreement, and (ii) whether Renters Warehouse has a fair market value equal to at least eighty percent (80%) of the balance of funds in the Trust Account (as defined below) (excluding deferred underwriting commissions and taxes payable). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

At the Special Meeting, holders of PTIC II Common Stock (“PTIC II Stockholders”) are being asked to consider and vote upon the following proposals (the “Stockholder Proposals”):

•        Proposal 1.    The PTIC II Charter Amendment Proposal — to consider and vote upon a proposal to approve by stockholder approval, assuming the Business Combination Proposal is approved and adopted, the following amendments to the Existing Charter:

(i)      Section 9.2(a) be deleted in its entirety and be replaced with the following new Section 9.2(a):

“Prior to the consummation of the initial Business Combination, the Corporation shall provide Public Stockholders with the opportunity to have their Offering Shares redeemed by means of a tender offer pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Such obligation to repurchase Offering Shares is subject to the completion of the proposed Business Combination to which it relates. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.”

(ii)    the phrase “Exchange Act” in Section 9.2(b) be deleted in its entirety and replaced with the following:

“Securities Exchange Act of 1934, as amended (the “Exchange Act”)”

(iii)   Section 9.2(e) be deleted in its entirety and be replaced with the following new Section 9.2(e):

“If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.”

(iv)   Section 9.2(f) be deleted in its entirety:

(v)    Section 9.7 be deleted in its entirety and be replaced with the following new Section 9.7:

“If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) to modify (i) the substance or timing of the ability of Public Stockholders to seek redemption in connection with an initial Business Combination or the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within twenty-four (24) months from the date of the closing of the Offering or (ii) any other provisions relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares.”

•        Proposal 2.    The Business Combination Proposal — to consider and vote on a proposal to adopt and approve by stockholder approval (a) the Business Combination Agreement, pursuant to which, among other things, (i) immediately prior to the Closing, (A) PTIC II shall form Appreciate Intermediate Holdings, LLC (“NewCo LLC”) for purposes of consummating the transactions contemplated by the Business Combination Agreement and the Ancillary Documents, on the terms and subject to the conditions set forth in the Business Combination Agreement, (B) each share of PTIC II Class B Common Stock that is issued and outstanding immediately prior to the Closing shall be converted into one (1) share of PTIC II Class A Common Stock, (C) the Proposed Appreciate Charter (as defined below) and the Proposed Appreciate Bylaws (as defined below) shall become the Governing Documents (as defined in the Business Combination Agreement) of PTIC II, and (D) PTIC II will change its name to “Appreciate Holdings, Inc.” in accordance with the Business Combination Agreement, and (ii) on the Closing Date, (A) Rolling Renters Warehouse Unitholders will contribute all of their Existing Renters Warehouse LLC Interests to NewCo LLC in exchange for non-voting NewCo LLC Class B Units, (B) NewCo LLC Agreement will be amended and restated in the required form, (C) PTIC II will contribute the Closing Date Contribution Amount to NewCo LLC, in exchange for NewCo LLC Class A Units and (D) the unitholders of NewCo LLC (other than PTIC II) will receive a number of shares of Appreciate Class B Common Stock (as defined below) equal to the Transaction Equity Security Amount, on the terms and subject to the conditions set forth in the Business Combination Agreement; and (b) the transactions contemplated by the Business Combination Agreement (the “Business Combination” and such proposal, the “Business Combination Proposal”). A copy of the Business Combination Agreement is attached to this proxy statement as Annex A.

•        Proposal 3.    The Appreciate Charter Proposal — to consider and vote upon a proposal to approve by stockholder approval, assuming the Business Combination Proposal is approved and adopted, the proposed new certificate of incorporation (the “Proposed Appreciate Charter”) of Appreciate Holdings, Inc., the post-Business Combination company (“Appreciate” or the “Combined Company”), which, if approved, would take effect at the time of the Closing (we refer to this proposal as the “Appreciate Charter Proposal”). A copy of the Proposed Appreciate Charter is attached to this proxy statement as Annex B.

•        Proposal 4.    The Advisory Governing Documents Proposals — to consider and vote upon proposals to approve, by stockholder approval, on a non-binding advisory basis, certain governance provisions in the Proposed Appreciate Charter and the proposed new bylaws (the “Proposed Appreciate Bylaws”) of Appreciate in connection with the Business Combination (the “Proposed Governing Documents”), which are being presented separately in accordance with guidance from the U.S. Securities and

Exchange Commission (the “SEC”) to give stockholders the opportunity to present their separate views on the following important corporate governance provisions, as nine (9) sub-proposals (which proposals we refer to, collectively, as the “Advisory Governing Documents Proposals”):

•        Proposal 4A — to change PTIC II’s name to “Appreciate Holdings, Inc.”;

•        Proposal 4B — to remove certain provisions related to PTIC II’s status as a special purpose acquisition company;

•        Proposal 4C — to increase the amount of authorized shares of capital stock from 111,000,000 shares of capital stock, par value $0.0001 per share, of consisting of (a) 110,000,000 shares of PTIC II common stock, including (i) 100,000,000 shares of PTIC II Class A Common Stock, and (ii) 10,000,000 shares of PTIC II’s Class B common stock, par value $0.0001 per share (“PTIC II Class B Common Stock” and together with PTIC II Class A Common Stock “PTIC II Common Stock”), and (b) 1,000,000 shares of preferred stock, par value $0.001, of PTIC II (“PTIC II Preferred Stock”), to 201,000,000 shares of capital stock, par value $0.0001 per share, consisting of (a) 200,000,000 shares of Appreciate Common Stock, including (i) 100,000,000 shares of Class A common stock, par value $0.0001 per share, of Appreciate (“Appreciate Class A Common Stock”), and (ii) 100,000,000 shares of Class B common stock, par value $0.0001 per share, of Appreciate (“Appreciate Class B Common Stock” and together with Appreciate Class A Common Stock “Appreciate Common Stock”), and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share, of Appreciate (“Appreciate Preferred Stock”);

•        Proposal 4D — to provide that, unless Appreciate consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of Appreciate, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of Appreciate to Appreciate or its stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against Appreciate or any current or former director, officer, other employee, agent or stockholder of Appreciate (a) arising pursuant to any provision of the General Corporation Law of the State of Delaware (“DGCL”) or the Proposed Governing Documents or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Governing Documents, or (v) any action asserting a claim against Appreciate or any current or former director, officer, other employee, agent or stockholder of Appreciate governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (v), to the fullest extent permitted by applicable law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act of 1933, as amended, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum. Notwithstanding the foregoing, this will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. Failure to enforce the foregoing provisions would cause Appreciate irreparable harm and Appreciate shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of Appreciate shall be deemed to have notice of and to have consented to the exclusive forum provisions;

•        Proposal 4E — to absolve certain Appreciate stockholders from certain competition and corporate opportunities obligations;

•        Proposal 4F — to opt out of Section 203 of the DGCL;

•        Proposal 4G — to change how the Proposed Governing Documents may be amended, altered, replaced or rescinded;

•        Proposal 4H — to provide that (1) no Appreciate stockholders will have cumulative voting rights, (2) any newly-created directorship and any vacancy occurring in the Appreciate board of directors (the “Appreciate Board”) shall be filled by the affirmative vote of a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders), (3) any or all of the directors (other than the directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of at least 66⅔% in voting power of all the then outstanding shares of Appreciate Common Stock entitled to vote generally in the election of directors, voting together as a single class and (4) the total number of directors constituting the whole Appreciate Board shall, (a) as of the date of the Proposed Appreciate Charter, initially be eight (8) and (b) thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time by a majority of the Appreciate Board; and that the directors elected by any holders of Appreciate Preferred Stock shall be in addition to the number fixed pursuant to the Proposed Appreciate Charter; and

•        Proposal 4I — to allow Appreciate stockholders to call special meetings and act by written consent.

•        Proposal 5.    The Nasdaq Proposal — to consider and vote upon a proposal to approve by stockholder approval, assuming the Business Combination Proposal and the Appreciate Charter Proposal are approved and adopted, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of more than 20% of the issued and outstanding shares of common stock and the resulting change in control in connection with the transactions contemplated by the Business Combination Agreement and the CEF Purchase Agreement (as defined below), subject to certain customary conditions and limitations set forth therein (we refer to this proposal as the “Nasdaq Proposal” and, collectively with the Business Combination Proposal and the Appreciate Charter Proposal, the “Condition Precedent Proposals”).

•        Proposal 6.    The Equity Incentive Plan Proposal — to consider and vote upon a proposal to approve by stockholder approval, assuming the Condition Precedent Proposals are approved and adopted, the 2022 Equity Incentive Plan for Appreciate Holdings, Inc. (the “Equity Incentive Plan”), which, if approved, would take effect on the date it is approved by the PTIC II Stockholders (we refer to this proposal as the “Equity Incentive Plan Proposal”). A copy of the Equity Incentive Plan is attached to this proxy statement as Annex F.

•        Proposal 7.    The Adjournment Proposal — to consider and vote upon a proposal to approve by stockholder approval the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the PTIC II Charter Amendment Proposal and the Condition Precedent Proposals would not be duly approved and adopted by our stockholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived (we refer to this proposal as the “Adjournment Proposal”).

Each of these proposals is more fully described in the accompanying proxy statement. Each of the Business Combination Proposal, the Appreciate Charter Proposal and the Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Business Combination is not conditioned on the PTIC II Charter Amendment Proposal, the Advisory Governing Documents Proposals, the Equity Incentive Plan

Proposal or the Adjournment Proposal. The PTIC II Charter Amendment Proposal and the Adjournment Proposal are not conditioned upon the approval of any other proposal, though the amendments contemplated by the PTIC II Charter Amendment Proposal will be adopted substantially concurrently with the Business Combination only if the Business Combination Proposal is approved, all other conditions to the consummation of the Business Combination are satisfied or waived and the Business Combination is consummated. Each of these proposals is more fully described in the accompanying proxy statement, which each stockholder is encouraged to read carefully and in its entirety.

The Business Combination Agreement provides for, among other things, the following:

•        Immediately prior to the Closing, (a) PTIC II shall form NewCo LLC, for purposes of consummating the transactions contemplated by the Business Combination Agreement and the Ancillary Documents, on the terms and subject to the conditions set forth in the Business Combination Agreement, (b) each share of PTIC II Class B Common Stock that is issued and outstanding immediately prior to the Closing shall be converted into one (1) share of PTIC II Class A Common Stock, (c) the Proposed Appreciate Charter and the Proposed Appreciate Bylaws shall become the Governing Documents (as defined in the Business Combination Agreement) of PTIC II, and (d) PTIC II will change its name to “Appreciate Holdings, Inc.” in accordance with the Business Combination Agreement;

•        On the Closing Date, (a) Rolling Renters Warehouse Unitholders will contribute all of their Existing Renters Warehouse LLC Interests to NewCo LLC in exchange for non-voting NewCo LLC Class B Units equal to the Transaction Equity Security Amount, (b) the NewCo LLC Agreement will be amended and restated in the required form, (c) PTIC II will contribute the Closing Date Contribution Amount to NewCo LLC in exchange for NewCo LLC Class A Units and (d) the NewCo LLC unitholders (other than PTIC II) will receive a number of shares of Appreciate Class B Common Stock equal to the Transaction Equity Security Amount, on the terms and subject to the conditions set forth in the Business Combination Agreement;

•        Following the completion of the Business Combination, as described above, our organizational structure will be what is commonly referred to as an umbrella partnership corporation (or “Up-C”) structure. This organizational structure will allow the Rolling Renters Warehouse Unitholders, as Continuing Members (as defined in the Amended and Restated NewCo LLC Agreement), to retain their equity ownership in NewCo LLC, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of NewCo LLC Class B Units issued pursuant to the Business Combination.

PTIC II will hold limited liability company interests in NewCo LLC and will be the managing member of NewCo LLC; and the Rolling Renters Warehouse Unitholders will hold non-voting NewCo LLC Class B Units.

In connection with the Business Combination, PTIC II will be renamed “Appreciate Holdings, Inc.” Upon consummation of the Business Combination, the Combined Company will be organized in an Up-C structure. The parties agreed to structure the Business Combination in this manner for business purposes, and we do not believe that our Up-C organizational structure will give rise to any significant business or strategic benefit or detriment. See the section entitled “Risk Factors — Risks Related to PTIC II and the Business Combination” for additional information on our organizational structure, including the Tax Receivable Agreement.

The PTIC II Units (as defined below), PTIC II Class A Common Stock and Public Warrants (as defined in the proxy statement) are currently listed on the Nasdaq Stock Market (“Nasdaq”) under the symbols “PTICU,” “PTIC” and “PTICW,” respectively. PTIC II will apply for listing, to be effective upon consummation of the Business Combination, of Appreciate Class A Common Stock and warrants on the Nasdaq under the proposed symbols “SFR” and “SFRW,” respectively.

In connection with the Business Combination, PTIC II entered into a common stock purchase agreement (the “CEF Purchase Agreement”), dated as of May 17, 2022, with CF Principal Investments LLC, a Delaware limited liability company, relating to a committed equity facility (the “Committed Equity Facility”) that will be available to support Appreciate following the Closing of the Business Combination, subject to certain customary conditions and limitations set forth in the CEF Purchase Agreement.

If approximately 39.7% or more of the shares of PTIC II Class A Common Stock are redeemed prior to the Business Combination, we expect that Appreciate, following the Business Combination, will be considered a “controlled company” within the meaning of the Nasdaq rules and may elect to take advantage of certain “controlled company” exemptions. See the section entitled “Management Following the Business Combination — Independence of the Appreciate Board.”

Pursuant to PTIC II’s amended and restated Certificate of Incorporation, dated as of December 3, 2020, PTIC II is providing PTIC II Class A Stockholders with the opportunity to redeem, upon the Closing, shares of PTIC II Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two (2) business days prior to the closing of the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less franchise and income taxes payable) of PTIC II’s initial public offering (the “IPO”). For illustrative purposes, based on funds in the Trust Account of approximately $230.0 million on June 30, 2022, the estimated per-share redemption price would have been approximately $10.00. PTIC II Class A Stockholders may elect to redeem their PTIC II Class A Common Stock in connection with (i) the PTIC II Charter Amendment Proposal, but only if the PTIC II Charter Amendment Proposal is approved and adopted by the PTIC II Board and the amendment to the Existing Charter is effected, which would only occur if the Business Combination is consummated substantially concurrently with such amendment or (ii) the Business Combination Proposal, even if they vote for the PTIC II Charter Amendment Proposal or the Business Combination Proposal. A PTIC II Class A Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, 15% or more of the shares of PTIC II Class A Common Stock included in the PTIC II units sold in the IPO, which consist of one share of PTIC II Class A Common Stock and one-third of one Public Warrant (the “PTIC II Units”). Holders of the outstanding Public Warrants and PTIC II Units do not have redemption rights with respect to such securities in connection with the Business Combination.

Holders of outstanding PTIC II Units must separate the underlying shares of PTIC II Class A Common Stock and Public Warrants prior to exercising redemption rights with respect to the PTIC II Class A Common Stock. The Sponsor and the Other PTIC II Class B Stockholders (as defined in the proxy statement) have agreed to waive their redemption rights with respect to any Founder Shares and any shares of PTIC II Common Stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor and the Other PTIC II Class B Stockholders own an aggregate amount of approximately 20% of the issued and outstanding shares of PTIC II Common Stock, including PTIC II Class A Common Stock underlying PTIC II Units. The Sponsor and the Other PTIC II Class B Stockholders, pursuant to the Sponsor Letter Agreement have agreed to vote any shares of PTIC II Common Stock owned by them in favor of the Business Combination Proposal and the other Stockholder Proposals.

PTIC II is providing this proxy statement and accompanying proxy card to PTIC II Stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting. Whether or not you plan to attend the Special Meeting, PTIC II urges you to read this proxy statement (and any documents incorporated into this proxy statement by reference) carefully. Please pay particular attention to the section titled “Risk Factors.”

After careful consideration, the PTIC II Board has unanimously approved the Business Combination Agreement and the transactions contemplated therein and, after taking into account certain updated projected financial information of Renters Warehouse as described in “The Business Combination Proposal — September 2022 Update to Renters Warehouse Projected Financial Information,” unanimously recommends that stockholders vote “FOR” adoption and approval of the PTIC II Charter Amendment Proposal, “FOR” adoption and approval of the Business Combination Proposal, “FOR” the Appreciate Charter Proposal, “FOR” the Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal and “FOR” the Equity Incentive Plan Proposal to be presented at the Special Meeting, and “FOR” the Adjournment Proposal, if presented. When you consider the PTIC II Board’s recommendation of the Stockholder Proposals, you should keep in mind that the directors and officers of PTIC II have interests in the Business Combination that may conflict with your interests as a stockholder. The PTIC II Charter Amendment Proposal and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in the accompanying proxy statement. The PTIC II Charter Amendment Proposal will be adopted by the PTIC II Board substantially concurrently with the Business Combination only if the Business Combination Proposal is approved, all other conditions to the consummation of the Business Combination are satisfied or waived and the Business Combination is consummated. See the section titled “Proposal No. 2 — The Business Combination Proposal — Interests of PTIC II Directors and Officers and Others in the Business Combination.”

Each redemption of shares of PTIC II Class A Common Stock by PTIC II Class A Stockholders will decrease the amount in the Trust Account, which held total assets of approximately $230.0 million as of June 30, 2022.

Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the Special Meeting virtually, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal, the Appreciate Charter Proposal and the Nasdaq Proposal are approved at the Special Meeting. The Appreciate Charter Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal and the Equity Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal and satisfaction of other closing conditions.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” for the PTIC II Charter Amendment Proposal, “FOR” for the Business Combination Proposal, “FOR” for the Appreciate Charter Proposal, “FOR” for the Advisory Governing Documents Proposals, “FOR” for the Nasdaq Proposal and “FOR” for the Equity Incentive Plan Proposal to be presented at the Special Meeting and “FOR” the Adjournment Proposal, if presented. If you fail to return your proxy card or fail to submit your proxy by telephone or over the internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person by virtual attendance, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting, and, if a quorum is present, will have no effect on the Stockholder Proposals. If you are a stockholder of record and you attend the Special Meeting and wish to vote during the Special Meeting, you may withdraw your proxy and vote during the Special Meeting.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT PTIC II REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO PTIC II’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the PTIC II Board, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Thomas D. Hennessy
Chairman of the Board, Co-Chief Executive Officer and President PropTech Investment Corporation II

__________________

This proxy statement provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting.    We urge you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 30 of this proxy statement.

Neither the SEC nor any state securities commission has approved or disapproved of the transactions described in this proxy statement, passed upon the fairness of the Business Combination Agreement or the transactions contemplated thereby, or passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

__________________

This proxy statement is dated            , 2022, and is first being mailed to PTIC II Stockholders on or about            , 2022.

PROPTECH INVESTMENT CORPORATION II
3415 N. Pines Way, Suite 204
Wilson, WY 83014

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF PROPTECH INVESTMENT CORPORATION II

TO BE HELD ON            , 2022

TO THE STOCKHOLDERS OF PROPTECH INVESTMENT CORPORATION II:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of PropTech Investment Corporation II., a Delaware corporation (“PTIC II,” “we,” “our” or “us”), will be held on            , 2022, at            a.m., Eastern Time, via live webcast at the following address: www.cstproxy.com/proptechinvestmentcorpii/2022. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. PTIC II recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. You are cordially invited to attend the Special Meeting for the following purposes:

•        Proposal 1.    The PTIC II Charter Amendment Proposal — to consider and vote upon a proposal to approve by stockholder approval, assuming the Business Combination Proposal is approved and adopted, the following amendments to the Existing Charter:

(i)     Section 9.2(a) be deleted in its entirety and be replaced with the following new Section 9.2(a):

“Prior to the consummation of the initial Business Combination, the Corporation shall provide Public Stockholders with the opportunity to have their Offering Shares redeemed by means of a tender offer pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Such obligation to repurchase Offering Shares is subject to the completion of the proposed Business Combination to which it relates. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.”

(ii)    the phrase “Exchange Act” in Section 9.2(b) be deleted in its entirety and replaced with the following:

“Securities Exchange Act of 1934, as amended (the “Exchange Act”)”

(iii)   Section 9.2(e) be deleted in its entirety and be replaced with the following new Section 9.2(e):

“If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.”

(iv)   Section 9.2(f) be deleted in its entirety:

(v)    Section 9.7 be deleted in its entirety and be replaced with the following new Section 9.7:

“If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) to modify (i) the substance or timing of the ability of Public Stockholders to seek redemption in connection with an initial Business Combination or the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within twenty-four (24) months from the date of the closing of the Offering or (ii) any other provisions relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares.”

•        Proposal 2.    The Business Combination Proposal — to consider and vote on a proposal to adopt and approve by stockholder approval (a) the Business Combination Agreement, dated as of May 17, 2022 (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Business Combination Agreement”), by and among PTIC II, RW National Holdings, LLC, a Delaware limited liability company (“Renters Warehouse”), and Lake Street Landlords, LLC, a Delaware limited liability company, in its capacity as the representative (the “Sellers’ Representative”) of applicable Renters Warehouse unitholders, pursuant to which, among other things, (i) immediately prior to the Closing, (A) PTIC II shall form Appreciate Intermediate Holdings, LLC (“NewCo LLC”) for purposes of consummating the transactions contemplated by the Business Combination Agreement and the Ancillary Documents, on the terms and subject to the conditions set forth in the Business Combination Agreement, (B) each share of PTIC II Class B Common Stock that is issued and outstanding immediately prior to the Closing shall be converted into one (1) share of PTIC II Class A Common Stock, (C) the Proposed Appreciate Charter (as defined below) and the Proposed Appreciate Bylaws (as defined below) shall become the Governing Documents (as defined in the Business Combination Agreement) of PTIC II, and (D) PTIC II will change its name to “Appreciate Holdings, Inc.” in accordance with the Business Combination Agreement, and (ii) on the Closing Date, (A) Rolling Renters Warehouse Unitholders will contribute all of their Existing Renters Warehouse LLC Interests to NewCo LLC in exchange for non-voting NewCo LLC Class B Units equal to the Transaction Equity Security Amount, (B) NewCo LLC Agreement will be amended and restated in the required form, (C) PTIC II will contribute the Closing Date Contribution Amount to NewCo LLC, in exchange for NewCo LLC Class A Units and (D) the unitholders of NewCo LLC (other than PTIC II) will receive a number of shares of Appreciate Class B Common Stock equal to the Transaction Equity Security Amount, on the terms and subject to the conditions set forth in the Business Combination Agreement; and (b) the transactions contemplated by the Business Combination Agreement (the “Business Combination” and such proposal, the “Business Combination Proposal”). A copy of the Business Combination Agreement is attached to this proxy statement as Annex A. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

•        Proposal 3.    The Appreciate Charter Proposal — to consider and vote upon a proposal to approve by stockholder approval, assuming the Business Combination Proposal is approved and adopted, the proposed new certificate of incorporation (the “Proposed Appreciate Charter”) of Appreciate Holdings, Inc., the post-Business Combination company (“Appreciate” or the “Combined Company”), which, if approved, would take effect at the time of the Closing (we refer to this proposal as the “Appreciate Charter Proposal”). A copy of the Proposed Appreciate Charter is attached to this proxy statement as Annex B.

•        Proposal 4.    The Advisory Governing Documents Proposals — to consider and vote upon proposals to approve, by stockholder approval, on a non-binding advisory basis, certain governance provisions in the Proposed Appreciate Charter and the proposed new bylaws (the “Proposed Appreciate Bylaws”) of Appreciate in connection with the Business Combination (the “Proposed Governing Documents”), which are being presented separately in accordance with guidance from the U.S. Securities and Exchange Commission (the “SEC”) to give stockholders the opportunity to present their separate views on the following important corporate governance provisions, as nine (9) sub-proposals (which proposals we refer to, collectively, as the “Advisory Governing Documents Proposals”):

•        Proposal 4A — to change PTIC II’s name to “Appreciate Holdings, Inc.”;

•        Proposal 4B — to remove certain provisions related to PTIC II’s status as a special purpose acquisition company;

•        Proposal 4C — to increase the amount of authorized shares of capital stock from 111,000,000 shares of capital stock, par value $0.0001 per share, of consisting of (a) 110,000,000 shares of PTIC II common stock, including (i) 100,000,000 shares of PTIC II Class A Common Stock, and (ii) 10,000,000 shares of PTIC II’s Class B common stock, par value $0.0001 per share (“PTIC II Class B Common Stock” and together with PTIC II Class A Common Stock “PTIC II Common Stock”), and (b) 1,000,000 shares of preferred stock, par value $0.001, of PTIC II (“PTIC II Preferred Stock”), to 201,000,000 shares of capital stock, par value

$0.0001 per share, consisting of (a) 200,000,000 shares of Appreciate Common Stock, including (i) 100,000,000 shares of Class A common stock, par value $0.0001 per share, of Appreciate (“Appreciate Class A Common Stock”), and (ii) 100,000,000 shares of Class B common stock, par value $0.0001 per share, of Appreciate (“Appreciate Class B Common Stock” and together with Appreciate Class A Common Stock “Appreciate Common Stock”), and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share, of Appreciate (“Appreciate Preferred Stock”);

•        Proposal 4D — to provide that, unless Appreciate consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of Appreciate, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of Appreciate to Appreciate or its stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against Appreciate or any current or former director, officer, other employee, agent or stockholder of Appreciate (a) arising pursuant to any provision of the General Corporation Law of the State of Delaware (“DGCL”) or the Proposed Governing Documents or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Governing Documents, or (v) any action asserting a claim against Appreciate or any current or former director, officer, other employee, agent or stockholder of Appreciate governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (v), to the fullest extent permitted by applicable law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act of 1933, as amended, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum. Notwithstanding the foregoing, this will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. Failure to enforce the foregoing provisions would cause Appreciate irreparable harm and Appreciate shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of Appreciate shall be deemed to have notice of and to have consented to the exclusive forum provisions;

•        Proposal 4E — to absolve certain Appreciate stockholders from certain competition and corporate opportunities obligations;

•        Proposal 4F — to opt out of Section 203 of the DGCL;

•        Proposal 4G — to change how the Proposed Governing Documents may be amended, altered, replaced or rescinded;

•        Proposal 4H — to provide that (1) no Appreciate stockholders will have cumulative voting rights, (2) any newly-created directorship and any vacancy occurring in the Appreciate board of directors (the “Appreciate Board”) shall be filled by the affirmative vote of a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders), (3) any or all of the directors (other than the directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of at least 66⅔% in voting power of all the then outstanding shares of Appreciate Common Stock entitled to vote generally in the election of directors, voting together as a single class and (4) the total number of directors constituting the whole Appreciate Board shall, (a) as of the date of the Proposed Appreciate Charter, initially be eight (8) and (b) thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time by a majority of the Appreciate Board; and that the directors elected by any holders of Appreciate Preferred Stock shall be in addition to the number fixed pursuant to the Proposed Appreciate Charter; and

•        Proposal 4I — to allow Appreciate stockholders to call special meetings and act by written consent.

•        Proposal 5.    The Nasdaq Proposal — to consider and vote upon a proposal to approve by stockholder approval, assuming the Business Combination Proposal and the Appreciate Charter Proposal are approved and adopted, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of more than 20% of the issued and outstanding shares of common stock and the resulting change in control in connection with the transactions contemplated by the Business Combination Agreement and the CEF Purchase Agreement (as defined below), subject to certain customary conditions and limitations set forth therein (we refer to this proposal as the “Nasdaq Proposal” and, collectively with the Business Combination Proposal and the Appreciate Charter Proposal, the “Condition Precedent Proposals”).

•        Proposal 6.    The Equity Incentive Plan Proposal — to consider and vote upon a proposal to approve by stockholder approval, assuming the Condition Precedent Proposals are approved and adopted, the 2022 Equity Incentive Plan for Appreciate Holdings, Inc. (the “Equity Incentive Plan”), which, if approved, would take effect on the date it is approved by the PTIC II Stockholders (we refer to this proposal as the “Equity Incentive Plan Proposal”). A copy of the Equity Incentive Plan is attached to this proxy statement as Annex F.

•        Proposal 7.    The Adjournment Proposal — to consider and vote upon a proposal to approve by stockholder approval the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the PTIC II Charter Amendment Proposal and the Condition Precedent Proposals would not be duly approved and adopted by our stockholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived (we refer to this proposal as the “Adjournment Proposal”).

Each of these proposals (collectively, the “Stockholder Proposals”) is more fully described in this proxy statement. Each of the Business Combination Proposal, the Appreciate Charter Proposal and the Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Business Combination is not conditioned on the approval or adoption of the PTIC II Charter Amendment Proposal, the Advisory Governing Documents Proposals, the Equity Incentive Plan Proposal or the Adjournment Proposal. The PTIC II Charter Amendment Proposal and the Adjournment Proposal are not conditioned upon the approval of any other proposal, though the amendments contemplated by the PTIC II Charter Amendment Proposal will be adopted substantially concurrently with the Business Combination only if the Business Combination Proposal is approved, all other conditions to the consummation of the Business Combination are satisfied or waived and the Business Combination is consummated. Each of these proposals is more fully described in the accompanying proxy statement, which each stockholder is encouraged to read carefully and in its entirety.

Only holders of record of PTIC II Common Stock at the close of business on October 4, 2022 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournment of the Special Meeting.

The resolutions to be voted upon in person by virtual attendance or by proxy at the Special Meeting relating to the above proposals are set forth in the proxy statement sections entitled “Proposal No. 1 — The PTIC II Charter Amendment Proposal,” “Proposal No. 2 — The Business Combination Proposal,” “Proposal No. 3 — The Appreciate Charter Proposal,” “Proposal No. 4 — The Advisory Governing Documents Proposals,” “Proposal No. 5 — The Nasdaq Proposal,” “Proposal No. 6 — The Equity Incentive Plan Proposal,” and “Proposal No. 7 — The Adjournment Proposal,” respectively.

The Business Combination Agreement provides for, among other things:

•        Concurrent with the execution of the Business Combination Agreement, the Sponsor, the Other PTIC II Class B Stockholders (as defined in the proxy statement), PTIC II, and Renters Warehouse, among others, have entered into the sponsor letter agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Sponsor Letter Agreement”), a copy of which is attached to this proxy statement as Annex E and pursuant to which, among other things, the Sponsor and the Other PTIC II Class B Stockholders have agreed to (a) vote all PTIC II Common Stock owned by the Sponsor and the Other PTIC II Class B Stockholders in favor of the Business Combination Agreement and the contemplated transactions, (b) subject to, and conditioned upon and effective immediately prior to the occurrence of the Effective Time, waive any adjustment to the conversion ratio set forth in the Existing Governing Documents (as defined in the proxy statement) or waive any anti-dilution or similar protections with respect to all of their PTIC II Class B Common Stock and (c) subject to, and conditioned upon the occurrence of and effective as of, the Closing, terminate certain existing agreements or arrangements, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

•        Immediately prior to the Closing, (a) PTIC II shall form NewCo LLC, for purposes of consummating the transactions contemplated by the Business Combination Agreement and the Ancillary Documents, on the terms and subject to the conditions set forth in the Business Combination Agreement, (b) each share of PTIC II Class B Common Stock that is issued and outstanding immediately prior to the Closing shall be converted into one (1) share of PTIC II Class A Common Stock, (c) the Proposed Appreciate Charter and the Proposed Appreciate Bylaws shall become the Governing Documents (as defined in the Business Combination Agreement) of PTIC II, and (d) PTIC II will change its name to “Appreciate Holdings, Inc.” in accordance with the Business Combination Agreement;

•        On the Closing Date, (a) Rolling Renters Warehouse Unitholders will contribute all of their Existing Renters Warehouse LLC Interests to NewCo LLC in exchange for non-voting NewCo LLC Class B Units equal to the Transaction Equity Security Amount, (b) the NewCo LLC Agreement will be amended and restated in the required form, (c) PTIC II will contribute the Closing Date Contribution Amount to NewCo LLC in exchange for NewCo LLC Class A Units and (d) the NewCo LLC unitholders (other than PTIC II) will receive a number of shares of Appreciate Class B Common Stock equal to the Transaction Equity Security Amount, on the terms and subject to the conditions set forth in the Business Combination Agreement;

•        At the Closing, Appreciate Holdings, Inc., NewCo LLC, Renters Warehouse, Lake Street and each of the members of NewCo LLC that are Rolling Renters Warehouse Unitholders (excluding St. Cloud Capital Partners III SBIC, L.P.) will enter into an income tax receivable agreement substantially in the form attached hereto as Annex J (as the same may be amended, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”);

•        At the Closing, Appreciate will enter into an investor rights agreement, substantially in the form attached hereto as Annex G (as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms, the “Investor Rights Agreement”), with the Sponsor, the other Founder Holders (as defined therein) and the Sellers (as defined therein), pursuant to which, among other things, (a) each Holder (as defined therein) (excluding St. Cloud Capital Partners III SBIC, L.P.) will agree not to effect any sale or distribution of any Appreciate Common Stock held by any of them during the lock-up period described therein and (b) each Holder will be granted certain registration rights with respect to their respective Appreciate Common Stock, in each case, on the terms and subject to the conditions set forth therein;

•        In connection with the transactions contemplated by the Business Combination Agreement, PTIC II will file the proxy statement relating to the transactions contemplated by the Business Combination Agreement and the Ancillary Documents and it is a condition to the consummation of the transactions contemplated by the Business Combination Agreement that PTIC II obtain stockholder approval; and

•        Subject to the terms set forth in the Business Combination Agreement, the Sellers’ Representative will serve as the representative of the Rolling Renters Warehouse Unitholders.

In connection with the Business Combination, PTIC II will be renamed “Appreciate Holdings, Inc.” Upon consummation of the Business Combination, the Combined Company will be organized in an Up-C structure.

The PTIC II Units (as defined below), PTIC II Class A Common Stock and Public Warrants (as defined in the proxy statement) are currently listed on the Nasdaq Stock Market (“Nasdaq”) under the symbols “PTICU,” “PTIC” and “PTICW,” respectively. PTIC II intends to issue PTIC II Class A Common Stock in connection with the transactions contemplated by the Business Combination Agreement as required by, and pursuant to, the Nasdaq listing requirements.

In connection with the Business Combination, PTIC II entered into a common stock purchase agreement (the “CEF Purchase Agreement”), dated as of May 17, 2022, with CF Principal Investments LLC, a Delaware limited liability company, relating to a committed equity facility that will be available to support Appreciate following the Closing of the Business Combination, subject to certain customary conditions and limitations set forth in the CEF Purchase Agreement.

Pursuant to PTIC II’s amended and restated Certificate of Incorporation, dated as of December 3, 2020, PTIC II is providing holders of PTIC II Class A Common Stock (“PTIC II Class A Stockholders”) with the opportunity to redeem, upon the Closing, shares of PTIC II Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two (2) business days prior to the closing of the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less franchise and income taxes payable) of PTIC II’s initial public offering (the “IPO”). For illustrative purposes, based on funds in the Trust Account of approximately $230.0 million on June 30, 2022, the estimated per-share redemption price would have been approximately $10.00. PTIC II Class A Stockholders may elect to redeem their PTIC II Class A Common Stock in connection with (i) the PTIC II Charter Amendment Proposal, but only if the PTIC II Charter Amendment Proposal is approved and adopted by the PTIC II Board and the amendment to the Existing Charter is effected, which would only occur if the Business Combination is consummated substantially concurrently with such amendment or (ii) the Business Combination Proposal, even if they vote for the PTIC II Charter Amendment Proposal or the Business Combination Proposal. A PTIC II Class A Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, 15% or more of the shares of PTIC II Common Stock included in the PTIC II units sold in the IPO, which consist of one share of PTIC II Class A Common Stock and one-third of one Public Warrant (the “PTIC II Units”). Holders of outstanding Warrants (as defined in the proxy statement) and PTIC II Units do not have redemption rights with respect to such securities in connection with the Business Combination.

Holders of outstanding PTIC II Units must separate the underlying shares of PTIC II Class A Common Stock and Public Warrants prior to exercising redemption rights with respect to the PTIC II Class A Common Stock. The Sponsor and the Other PTIC II Class B Stockholders have agreed to waive their redemption rights with respect to any Founder Shares and any shares of PTIC II Common Stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor and the Other PTIC II Class B Stockholders own an aggregate amount of approximately 20% of the issued and outstanding shares of PTIC II Common Stock, including PTIC II Class A Common Stock underlying the Private Placement Warrants (as defined in the proxy statement). The Sponsor and the Other PTIC II Class B Stockholders, pursuant to the Sponsor Letter Agreement, have agreed to vote any shares of PTIC II Common Stock owned by them in favor of the Business Combination Proposal and the related transactions.

PTIC II is providing this proxy statement and accompanying proxy card to holders of PTIC II Common Stock in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting. Whether or not you plan to attend the Special Meeting, PTIC II urges you to read this proxy statement (and any documents incorporated into this proxy statement by reference) carefully. Please pay particular attention to the section titled “Risk Factors.”

After careful consideration, the board of directors of PTIC II (the “PTIC II Board”) has unanimously approved the Business Combination Agreement and the transactions contemplated therein and, after taking into account certain updated projected financial information of Renters Warehouse as described in “The Business Combination Proposal — September 2022 Update to Renters Warehouse Projected Financial Information,” unanimously recommends that stockholders vote “FOR” adoption and approval of the PTIC II Charter Amendment Proposal, “FOR” adoption and approval of the Business Combination Proposal, “FOR” the Appreciate Charter Proposal, “FOR” the Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal and “FOR” the Equity Incentive Plan Proposal to be presented at the Special Meeting, and “FOR” the Adjournment Proposal, if presented. When you consider the PTIC II Board’s recommendation of the Stockholder Proposals, you should keep in mind that the directors and officers of PTIC II have interests in the Business Combination that may conflict with your interests as a stockholder. The PTIC II Charter Amendment Proposal and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in the accompanying proxy statement. The PTIC II Charter Amendment Proposal will be adopted substantially concurrently with the Business Combination only if the Business Combination Proposal is approved, all other conditions to the consummation of the Business Combination are satisfied or waived and the Business Combination is consummated. See the section titled “Business Combination Proposal — Interests of PTIC II Directors and Officers and Others in the Business Combination.”

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting online or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you have any questions or need assistance voting your shares of PTIC II Class A Common Stock, please contact Morrow, our proxy solicitor, by calling (800) 662-5200 (toll-free) or (203) 658-9400.

If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by PTIC II with the SEC, such information is available without charge upon written or oral request. If you have any questions or need assistance with voting, please contact PTIC II’s proxy solicitor.

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Tel: Toll-Free (800) 662-5200 or (203) 658-9400
Email: PTIC@investor.morrowsodali.com

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Stockholder Proposals. We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please contact CST at 877-634-5370 or email DReed@continentalstock.com.

Thank you for your participation. We look forward to your continued support.

Wilson, WY

, 2022	By Order of the Board of Directors,

Thomas D. Hennessy
Chairman of the Board of Directors

i

ABOUT THIS PROXY STATEMENT

This document constitutes a notice of a meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the Special Meeting at which PTIC II Stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

PTIC II files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read PTIC II’s SEC filings, including this proxy statement, over the internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination or the Stockholder Proposals to be presented at the Special Meeting, you should contact our proxy solicitation agent at:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Tel: Toll-Free (800) 662-5200 or (203) 658-9400
Email: PTIC@investor.morrowsodali.com

If you are a stockholder of PTIC II and have questions about the Business Combination or the Special Meeting or if you would like to request copies of this proxy statement or other documents incorporated by reference in the proxy statement, please do so by                    , 2022 to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means. You will not be charged for any of the documents you request.

For a more detailed description of the information incorporated by reference in the enclosed proxy statement and how you may obtain it, see the section captioned “Where You Can Find More Information” beginning on page 292 of this proxy statement.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement may appear without the® or™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FREQUENTLY USED TERMS

When used in this proxy statement, unless the context otherwise requires:

•        “A&R LLC Agreement” refers to the amended and restated Limited Liability Company Agreement of NewCo LLC, substantially in the form attached hereto as Annex D.

•        “Adjournment Proposal” refers to the Stockholder Proposal to be considered at the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more Stockholder Proposals at the Special Meeting.

•        “Advisory Governing Documents Proposals” refers to the nine (9) sub-proposals to take effect at the Closing, if approved.

•        “Affiliate” refers to, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

•        “Aggregate Transaction Proceeds” refers to an amount equal to the sum of (i) the cash proceeds from the Trust Account, net any amounts paid to the PTIC II Class A Stockholders that exercise their redemption rights in connection with the Business Combination and (ii) all unrestricted cash proceeds held in the name of and available for us by PTIC II as of the Closing but held in accounts other than the Trust Account, minus the outstanding expenses to be paid by PTIC II prior to the Closing pursuant to the Business Combination Agreement.

•        “Ancillary Documents” refers to the Tax Receivable Agreement, the Sponsor Letter Agreement, the Transaction Support Agreements, the Investor Rights Agreements and each other agreement, document, instrument and/or certificate contemplated by the Business Combination Agreement executed or to be executed in connection with the Business Combination.

•        “Appreciate” or “Combined Company” refers to PTIC II and its subsidiaries, including Appreciate Intermediate Holdings, LLC, following the consummation of the Business Combination.

•        “Appreciate Board” refers to the board of directors of Appreciate.

•        “Appreciate Charter Proposal” refers to the Stockholder Proposal to consider and vote on the adoption of the Proposed Appreciate Charter.

•        “Appreciate Class A Common Stock” refers to shares of Class A common stock, par value $0.0001 per share, of Appreciate, following the Effective Time.

•        “Appreciate Class B Common Stock” refers to shares of Class B common stock, par value $0.0001 per share, of Appreciate, following the Effective Time.

•        “Appreciate Common Stock” refers to the collective shares of Appreciate Class A Common Stock and Appreciate Class B Common Stock, following the Effective Time.

•        “Appreciate Preferred Stock” refers to shares of preferred stock, par value $0.0001 per share, of Appreciate.

•        “Appreciate Private Placement Warrants” refers to the Private Placement Warrants immediately after the Effective Time.

•        “Appreciate Public Warrants” refers to the Public Warrants immediately after the Effective Time.

•        “Appreciate Stockholders” refers to the holders of Appreciate Common Stock.

v

•        “Appreciate Warrants” refers collectively to the Appreciate Private Placement Warrants together with the Appreciate Public Warrants.

•        “Business Combination” refers to the transactions contemplated by the Business Combination Agreement and the related agreements.

•        “Business Combination Agreement” refers to the Business Combination Agreement, dated as of May 17, 2022 (as the same has been or may be amended, modified, supplemented or waived from time to time), by and among PTIC II, Renters Warehouse, and Lake Street, substantially in the form attached hereto as Annex A.

•        “Business Combination Proposal” refers to the Stockholder Proposal to approve the Business Combination and adopt the Business Combination Agreement.

•        “CEF Purchase Agreement” refers to the common stock purchase agreement by and between PTIC II and CF Principal, relating to the Committed Equity Facility, dated as of May 17, 2022, substantially in the form attached hereto as Annex K.

•        “CEF Registration Rights Agreement” refers to the registration rights agreement by and between the Combined Company and CF Principal, substantially in the form attached hereto as Annex H.

•        “CF Principal” refers to CF Principal Investments LLC, a Delaware limited liability company.

•        “Closing” refers to the closing of the Business Combination.

•        “Closing Date” refers to the date of the Closing.

•        “Closing Date Contribution Amount” refers to an amount equal to (a) the amount of cash in the Trust Account as of immediately prior to the Closing (and before, for the avoidance of doubt, giving effect to the redemption of PTIC II Class A Common Stock), less (b) the aggregate amount of cash required to fund the redemption of PTIC II Class A Common Stock from the Trust Account.

•        “Code” refers to the Internal Revenue Code of 1986, as amended and restated from time to time.

•        “Combination Period” refers to the 24-month period from the closing of the IPO that PTIC II must complete an initial business combination pursuant to the Existing Charter.

•        “Committed Equity Facility” refers to that certain committed equity facility pursuant to the common stock purchase agreement between PTIC II and CF Principal, dated as of May 17, 2022.

•        “Condition Precedent Proposals” refers, collectively, to (i) the Business Combination Proposal, (ii) the Appreciate Charter Proposal and (iii) the Nasdaq Proposal.

•        “CST” refers to Continental Transfer & Trust Company, a New York corporation, and PTIC II’s transfer agent.

•        “DGCL” refers to the General Corporation Law of the State of Delaware.

•        “DTC” refers to The Depository Trust Company.

•        “Effective Time” refers to the time at which the Business Combination has been consummated.

•        “Equity Incentive Plan” refers to the equity incentive plan of Appreciate in the form substantially attached to this proxy statement as Annex F, as mutually agreed upon between the PTIC II and Renters Warehouse.

•        “Equity Incentive Plan Proposal” refers to the Stockholder Proposal to adopt the Equity Incentive Plan.

•        “Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•        “Exchange Cap” refers to 19.99% of the voting power or number of shares of Appreciate Class A Common Stock outstanding, calculated in accordance with applicable Nasdaq rules.

•        “Existing Bylaws” refers to PTIC II’s Bylaws, effective as of December 3, 2020.

•        “Existing Charter” refers to PTIC II’s amended and restated Certificate of Incorporation, dated as of December 3, 2020 (as proposed to be amended by the PTIC II Charter Amendment Proposal, unless the context dictates otherwise).

•        “Existing Governing Documents” refers collectively to the Existing Bylaws and Existing Charter.

•        “Existing Renters Warehouse LLC Interests” refers to, as of immediately prior to the Closing, the “Company Units,” “Company Class B Units,” “Company Class A Units” and “Company Class A-1 Units” of Renters Warehouse (in each case, as defined in the Company LLC Agreement (as defined in the Business Combination Agreement)) and any other equity interests in Renters Warehouse, whether vested or unvested.

•        “Founder Shares” refers to shares of PTIC II Class B Common Stock initially purchased by Sponsor in a private placement prior to the IPO.

•        “GAAP” refers to the generally accepted accounting principles in the United States.

•        “Initial LLC Agreement” refers to the initial Limited Liability Company Agreement of NewCo LLC.

•        “Initial Stockholders” refers to the Sponsor and any other any other holders of PTIC II’s Founder Shares prior to the IPO (or their permitted transferees).

•        “Investment Company Act” refers to the Investment Company Act of 1940, as amended.

•        “Investor Rights Agreement” refers to the Investor Rights Agreement, to be entered into, and signed at the Closing by and among Appreciate, the Sponsor, the other Founder Holders (as defined therein) and the Sellers (as defined therein) party thereto, pursuant to which, among other things, (a) each Holder (as defined therein) (excluding St. Cloud Capital Partners III SBIC, L.P.) will agree not to effect any sale or distribution of any Appreciate Common Stock held by any of them during the lock-up period described therein and (b) each Holder will be granted certain registration rights with respect to their respective Appreciate Common Stock, in each case, on the terms and subject to the conditions set forth therein, substantially in the form attached hereto at Annex G, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

•        “IPO” refers to PTIC II’s initial public offering of its PTIC II Class A Common Stock and Public Warrants pursuant to the IPO Registration Statement, which was consummated on December 8, 2020.

•        “IPO Registration Statement” refers to PTIC II’s Registration Statement on Form S-1, filed with the SEC (File No. 333-249477), on October 14, 2020, as amended.

•        “IRS” refers to the U.S. Internal Revenue Service.

•        “Lake Street” or the “Sellers’ Representative” refers to Lake Street Landlords, LLC, a Delaware limited liability company.

•        “Morrow” refers to Morrow Sodali LLC, the proxy solicitation agent for PTIC II.

•        “Nasdaq” refers to the Nasdaq Stock Market.

•        “Nasdaq Listing Condition” refers to that certain condition under the Business Combination Agreement that PTIC II receive approval for listing on Nasdaq of the PTIC II Class A Common Stock to be issued in connection with the transactions contemplated by the Business Combination Agreement.

•        “Net Tangible Assets Condition” refers to that certain condition (which has been waived subject to the approval of the PTIC II Charter Amendment Proposal and the Business Combination Proposal) under the Business Combination Agreement that PTIC II have at least $5,000,001 of net tangible assets immediately after the consummation of the Closing.

•        “NewCo LLC” refers to Appreciate Intermediate Holdings, LLC, a Delaware limited liability company, to be formed immediately prior to the Closing.

•        “NewCo LLC Class A Units” refers to the “Class A Units” of NewCo LLC as defined in the A&R LLC Agreement.

•        “NewCo LLC Class B Units” refers to the “Class B Units” of NewCo LLC as defined in the A&R LLC Agreement.

•        “Northland” refers to Northland Securities, Inc.

•        “NPG” refers to Northern Pacific Group Investment Partners L.P.

•        “Other PTIC II Class B Stockholders” refers to each of Jack Leeney, Courtney Robinson, Gloria Fu, Margaret Whelan and Adam Blake.

•        “PCAOB” refers to Public Company Accounting Oversight Board (United States).

•        “Person” refers to an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

•        “Private Placement” refers to PTIC II’s private placement of 4,833,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to Sponsor, generating proceeds of approximately $7.3 million.

•        “Private Placement Warrants” refers to the 4,833,333 warrants to purchase PTIC II Class A Common Stock that were issued in the Private Placement concurrently with the IPO.

•        “Promissory Note” refers to the Promissory Note, dated September 8, 2022, entered into by and between PTIC II and Sponsor with an aggregate principal amount of up to $250,000.

•        “Proposed Appreciate Bylaws” refers to the proposed new bylaws of Appreciate in connection with the Business Combination.

•        “Proposed Appreciate Charter” refers to the proposed new certificate of incorporation of Appreciate in connection with the Business Combination.

•        “Proposed Governing Documents” refers to the Proposed Appreciate Charter and the Proposed Appreciate Bylaws.

•        “PTIC II” or the “Company” refers to PropTech Investment Corporation II, a Delaware corporation.

•        “PTIC II Board” refers to the board of directors of PTIC II.

•        “PTIC II Charter Amendment Proposal” refers to the Stockholder Proposal to consider and vote on the adoption of amendments to the Existing Charter.

•        “PTIC II Class A Common Stock” refers to the 23,000,000 shares of PTIC II Class A common stock, par value $0.0001 per share, sold as part of the PTIC II Units in the IPO (whether purchased in the IPO or thereafter in the open market) that will automatically convert by operation of law into 23,000,000 shares of Appreciate Class A Common Stock at the Closing.

•        “PTIC II Class A Stockholders” refers to the holders of PTIC II Class A Common Stock.

•        “PTIC II Class B Common Stock” refers to the 5,750,000 Class B common stock, par value $0.0001 per share of PTIC II that will automatically convert by operation of law at the Closing into 5,750,000 shares of Appreciate Class A Common Stock.

•        “PTIC II Class B Stockholders” refers to the holders of PTIC II Class B Common Stock.

•        “PTIC II Common Stock” refers to PTIC II Class A common stock and PTIC II Class B common stock.

•        “PTIC II Preferred Stock” refers to shares of preferred stock, par value $0.0001 per share, of PTIC II.

•        “PTIC II Stockholders” refers to the holders of PTIC II Common Stock.

•        “PTIC II Units” refers to the units sold in the IPO, which consist of one share of PTIC II Class A Common Stock and one-third of one Public Warrant.

•        “Public Warrants” refers to the 7,666,667 PTIC II redeemable warrants sold as part of the PTIC II Units in the IPO (whether purchased in the IPO or thereafter in the open market), to the Private Placement Warrants if held by third parties other than Sponsor (or any permitted transferees), and to any Private Placement Warrants issued upon conversion of working capital loans that are sold to third parties that are not initial purchasers or executive officers or directors (or any permitted transferees), entitling the holder thereof to purchase PTIC II Class A Common Stock.

•        “Renters Warehouse” refers to RW National Holdings, LLC, a Delaware limited liability company.

•        “Renters Warehouse Business” refers to all of the current and former businesses of each of the Renters Warehouse Group Companies, including making available a tech-enabled full-service property management, residential leasing and investment services company for both individual owners of and institutional investors in single-family rental houses.

•        “Renters Warehouse Class A Preferred Units” refers to the “Class A Preferred Units” of Renters Warehouse (as defined in the Second Amended and Restated Limited Liability Company Agreement of Renters Warehouse, dated August 5, 2016, as amended, by and among Renters Warehouse and the unitholders of Renters Warehouse party thereto (“Renters Warehouse LLC Agreement”)).

•        “Renters Warehouse Class A-1 Preferred Units” refers to the “Class A-1 Preferred Units” of Renters Warehouse (as defined in the Renters Warehouse LLC Agreement).

•        “Renters Warehouse Class B Units” refers to the “Class B Units” of Renters Warehouse (as defined in the Renters Warehouse LLC Agreement).

•        “Renters Warehouse Common Units” refers to the “Common Units” of Renters Warehouse (as defined in the Renters Warehouse LLC Agreement).

•        “Renters Warehouse Group Company” or “Renters Warehouse Group Companies” refer to, collectively, Renters Warehouse and its subsidiaries and any franchise of any Renters Warehouse Group Company.

•        “Renters Warehouse Members” refers to the members of Renters Warehouse as of the Closing.

•        “Renters Warehouse Units” refers to, prior to the Closing, the Renters Warehouse Common Units, Renters Warehouse Class B Units, the Renters Warehouse Class A Preferred Units, the Renters Warehouse Class A-1 Preferred Units and any profits interests or similar units issued by Renters Warehouse.

•        “Rolling Renters Warehouse Unitholders” refers to the “Rolling Company Unitholders” as defined in the Business Combination Agreement.

•        “Sarbanes-Oxley Act” refers to the Sarbanes-Oxley Act of 2002, as amended.

•        “SEC” refers to the U.S. Securities and Exchange Commission.

•        “Securities Act” refers to the Securities Act of 1933, as amended.

•        “Special Meeting” refers to the special meeting of the PTIC II Stockholders to be held on            , 2022 at            a.m., Eastern Time, to vote on matters relating to the Business Combination via live webcast.

•        “Sponsor” refers to HC PropTech Partners II LLC, a Delaware limited liability company controlled by certain PTIC II officers, directors and advisors.

•        “Stockholder Proposals” refer, collectively, to (i) the PTIC II Charter Amendment Proposal, (ii) the Business Combination Proposal, (iii) the Appreciate Charter Proposal, (iv) the Advisory Governing Documents Proposals, (v) the Nasdaq Proposal, (vi) the Equity Incentive Plan Proposal and (vii) the Adjournment Proposal.

•        “Supporting Renters Warehouse Unitholders” refers to the “Company Unitholders” listed on Schedule I to the Business Combination Agreement.

•        “Transaction Equity Security Amount” refers to a number of NewCo LLC Class B Units or shares of Appreciate Class B Common Stock, as applicable, equal, in the aggregate, to (a) the Pre-Transaction Equity Value (being, $312,000,000, as defined in the Business Combination Agreement), divided by (b) $10.00. Under the no redemptions, 25%, 50%, 75% and Maximum Redemptions scenario the Transaction Equity Security Amount will be equal to 22,386,641, 28,136,641, 29,516,000, 31,200,000 and 31,200,000, respectively, of NewCo LLC Class B units or shares of Appreciate Class B Common Stock, as applicable.

•        “Trust Account” refers to the trust account of PTIC II which holds the net proceeds from the IPO and the sale of the Private Placement Warrants together with interest earned thereon, less amounts released to pay taxes.

•        “U.S. Holder” refers to a beneficial owner of the PTIC II Class A Common Stock or Public Warrants or Appreciate Common Stock or Appreciate Warrants, as applicable, for U.S. federal income tax purposes.

•        “Warrants” refers collectively to the Private Placement Warrants together with the Public Warrants.

x

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this proxy statement, the attachments hereto and any document incorporated by reference herein are “forward-looking statements.” Forward-looking statements generally relate to future events or Appreciate’s future financial or operating performance, including pro forma and estimated financial information and projections (including EBITDA and Adjusted EBITDA), forecasts or other characterizations of future events or circumstances, including any underlying assumptions and other “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”)). They include statements regarding the parties ability to close the Business Combination, the anticipated benefits of the Business Combination and may include statements and expectations regarding the combined business. In addition, words such as “estimates,” “projected,” “expects,” “estimated,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “should,” “will,” “would,” “future,” “propose,” “predict,” “potential,” “continue,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

The forward-looking statements are based on the current expectations of the management of PTIC II and/or Renters Warehouse, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those discussed and identified in public filings made with the SEC by PTIC II and, include, but are not limited to, the following:

•        the timing to complete the Business Combination;

•        our ability to complete the Business Combination, or, if we fail to consummate the Business Combination, any other business combination;

•        the failure to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the Combined Company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees;

•        delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals or complete regulatory reviews required to complete the Business Combination;

•        the outcome of any legal proceedings that may be instituted in connection with the proposed Business Combination;

•        the inability to complete the Business Combination;

•        the inability to complete the transactions contemplated by the proposed Business Combination due to the failure to satisfy any conditions to closing, including the failure to obtain certain approvals of PTIC II Stockholders;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement, including the failure to satisfy any of the conditions to closing in the Business Combination Agreement;

•        the ability to obtain and/or maintain the listing of the Appreciate Class A Common Stock and the Appreciate Warrants on Nasdaq, and the potential liquidity and trading of such securities;

•        the failure to realize anticipated pro forma results or projections and underlying assumptions, including with respect to estimated stockholder redemptions, purchase price and other adjustments;

•        the projected financial information, anticipated growth rate and market opportunity of the Combined Company;

•        our success in retaining or recruiting, our principal officers, key employees or directors following the Business Combination;

•        our directors and officers potentially having conflicts of interest with our business or in approving the Business Combination, as a result of which they would receive compensation;

•        intense competition and competitive pressures from other companies in the industry in which Appreciate will operate;

•        factors relating to the business, operations and financial performance of Appreciate including market conditions and global and economic factors beyond Appreciate’s control;

•        the risk that the transactions contemplated by the Business Combination Agreement disrupt current plans and operations of Renters Warehouse as a result of the announcement and consummation of the Business Combination Agreement and the transactions contemplated thereby;

•        macroeconomic conditions related to the global COVID-19 pandemic;

•        costs related to the Business Combination;

•        the reduction or elimination of government economic incentives to the renewable energy market;

•        impacts of climate change, changing weather patterns and conditions and natural disasters;

•        the effect of legal, tax and regulatory changes;

•        changes to the proposed structure of the transactions contemplated by the Business Combination Agreement that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the transactions contemplated by the Business Combination Agreement;

•        the outbreak or escalation of military hostilities, including between Russia and Ukraine, and the potential destabilizing effect such conflicts may pose for global markets; and

•        other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement and in any document incorporated by reference herein are based on current expectations and beliefs concerning future developments and their potential effects on us and/or Renters Warehouse. There can be no assurance that future developments affecting us and/or Renters Warehouse will be those that we and/or Renters Warehouse have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Renters Warehouse) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this proxy statement and in our IPO Registration Statement filed in connection with our IPO. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

The PSLRA provides a safe harbor for forward-looking statements made with respect to certain securities offerings, but excludes such protection for statements made in connection with certain securities offerings, such as tender offers and initial public offerings. The term “initial public offering” is not defined in the PSLRA. Given the particular characteristics of mergers and business combinations completed by special purpose acquisition companies, there has been some question regarding whether such mergers and business combinations are “initial public offerings,” and therefore not subject to the protection of the PSLRA. There is currently no relevant case law on this matter, and accordingly, there can be no assurances that the safe harbor is applicable to forward-looking statements made by PTIC II and Renter’s Warehouse in connection with the Business Combination, and the protections of the safe harbor provided by the PSLRA to PTIC II and Renter’s Warehouse may not be available.

Before you grant your proxy or instruct how your vote should be cast or vote on the Stockholder Proposals to be presented at the Special Meeting, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement may adversely affect PTIC II, Renters Warehouse, or, following the consummation of the Business Combination, Appreciate.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND
THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the Business Combination and the Special Meeting. We urge you to read carefully the remainder of this proxy statement because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q:     WHAT IS THE BUSINESS COMBINATION?

A:     PTIC II entered into the Business Combination Agreement with Renters Warehouse, and Lake Street, in its capacity as the representative of the Rolling Renters Warehouse Unitholders, pursuant to which, among other things:

(a)     Concurrent with the execution of the Business Combination Agreement, the Sponsor, the other PTIC II Class B Stockholders and Renters Warehouse, among others, have entered into the sponsor letter agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and the Other PTIC II Class B stockholders have agreed, for no additional consideration, to (i) vote all PTIC II Common Stock owned by the Sponsor and the Other PTIC II Class B stockholders in favor of the Business Combination Agreement and the contemplated transactions, (ii) subject to, and conditioned upon and effective immediately prior to the occurrence of the Effective Time, waive any adjustment to the conversion ratio set forth in the Existing Governing Documents or waive any anti-dilution or similar protections with respect to all of their PTIC II Class B Common Stock and (iii) subject to, and conditioned upon the occurrence of and effective as of, the Closing, terminate certain existing agreements or arrangements, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

(b)    Immediately prior to the Closing, (i) PTIC II shall form NewCo LLC, for purposes of consummating the transactions contemplated by the Business Combination Agreement and the Ancillary Documents, on the terms and subject to the conditions set forth in the Business Combination Agreement, (ii) each share of PTIC II Class B Common Stock that is issued and outstanding immediately prior to the Closing shall be converted into one (1) share of PTIC II Class A Common Stock, (iii) the Proposed Appreciate Charter and the Proposed Appreciate Bylaws shall become the Governing Documents (as defined in the Business Combination Agreement) of PTIC II, and (iv) PTIC II will change its name to “Appreciate Holdings, Inc.” in accordance with the Business Combination Agreement (collectively, clauses (i), (ii), (iii) and (iv), the “PTIC II Pre-Closing Reorganization”);

(c)     On the Closing Date, (i) Rolling Renters Warehouse Unitholders will contribute all of their Existing Renters Warehouse LLC Interests to NewCo LLC in exchange for non-voting NewCo LLC Class B Units, (ii) the Initial LLC Agreement will be amended and restated in the required form, (iii) PTIC II will contribute the Closing Date Contribution Amount to NewCo LLC in exchange for NewCo LLC Class A Units and (iv) the NewCo LLC unitholders (other than PTIC II) will receive a number of shares of Appreciate Class B Common Stock equal to the Transaction Equity Security Amount, on the terms and subject to the conditions set forth in the Business Combination Agreement;

(d)    At the Closing, Appreciate Holdings, Inc., NewCo LLC, Renters Warehouse, Lake Street and each of the members of NewCo LLC that are Rolling Renters Warehouse Unitholders (excluding St. Cloud Capital Partners III SBIC, L.P. (“St. Cloud”)) will enter into an income tax receivable agreement substantially in the form attached hereto as Annex J (as the same may be amended, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”);

(e)     At the Closing, Appreciate will enter into the Investor Rights Agreement, with the Sponsor, the other Founder Holders (as defined therein) and the Sellers (as defined therein), pursuant to which, among other things, (a) each Holder (as defined therein) (excluding St. Cloud) will agree not to effect any sale or distribution of any Appreciate Common Stock held by any of them during the lock-up period described therein and (b) each Holder will be granted certain registration rights with respect to their respective Appreciate Common Stock, in each case, on the terms and subject to the conditions set forth therein;

(f)     In connection with the transactions contemplated by the Business Combination Agreement, PTIC II will file the definitive proxy statement relating to the transactions contemplated by the Business Combination Agreement and the Ancillary Documents and it is a condition to the consummation of the transactions contemplated by the Business Combination Agreement that PTIC II obtain Stockholder Approval; and

(g)    Subject to the terms set forth in the Business Combination Agreement, the Sellers’ Representative will serve as the representative of the Rolling Renters Warehouse Unitholders.

PTIC II will hold the Special Meeting to, among other things, obtain the adoption and approval of the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement by the stockholders of PTIC II, and you are receiving this proxy statement in connection with the Special Meeting. See the section entitled “Proposal No. 2 — The Business Combination Proposal” beginning on page 97. In addition, a copy of the Business Combination Agreement is attached to this proxy statement as Annex A. We urge you to read carefully this proxy statement and the Business Combination Agreement in their entirety.

Q:     WHY AM I RECEIVING THIS DOCUMENT?

A:     PTIC II is sending this proxy statement to its stockholders to help them decide how to vote their shares of PTIC II Common Stock with respect to the matters to be considered at the Special Meeting.

The Business Combination cannot be completed unless PTIC II Stockholders approve the Business Combination Proposal, the Appreciate Charter Proposal and the Nasdaq Proposal set forth in this proxy statement. Information about the Special Meeting, the Business Combination, and the other business to be considered by stockholders at the Special Meeting is contained in this proxy statement.

This document constitutes a proxy statement of PTIC II. It is a proxy statement because the PTIC II Board is soliciting proxies using this proxy statement from its stockholders. See the section entitled “Proposal No. 2 — The Business Combination Proposal — Vote Required for Approval.”

Q:     WHAT WILL PTIC II STOCKHOLDERS OWN AS A RESULT OF THE BUSINESS COMBINATION?

A:     As of the date of this proxy statement, there are 28,750,000 shares of PTIC II Common Stock issued and outstanding, which includes 23,000,000 shares of PTIC II Class A Common Stock and 5,750,000 shares of PTIC II Class B Common Stock, including 5,595,000 shares held by the Sponsor. In addition, there are 12,500,000 Warrants to acquire PTIC II Class A Common Stock, comprised of 7,666,667 Public Warrants and 4,833,333 Private Placement Warrants.

Immediately following the Business Combination, assuming no redemptions, the PTIC II Stockholders and the Sponsor will hold approximately 78.8% and 19.2%, respectively, of the issued and outstanding shares of Appreciate Class A Common Stock and none of the issued and outstanding NewCo LLC Class B Units or shares of Appreciate Class B Common Stock, and will accordingly hold approximately 44.6% and 11.1%, respectively, of the voting power of Appreciate’s Common Stock; however, on a fully-diluted basis, assuming no redemptions and taking into account (i) the exchange of all issued and outstanding NewCo LLC Class B Units and Appreciate Class B Common Stock for Appreciate Class A Common Stock and (ii) the additional dilution sources as described under the question titled “How do redemptions affect the value of my Appreciate Common Stock?” below, the PTIC II Stockholders and Sponsor will hold approximately 38.2% and 13.0%, respectively, of the issued and outstanding shares of Appreciate Class A Common Stock, none of the issued and outstanding NewCo LLC Class B Units or shares of Appreciate Class B Common Stock, and will accordingly hold approximately 38.2% and 13.0%, respectively, of the issued and outstanding shares of Appreciate’s Common Stock and assuming no shares of Appreciate Class B Common Stock will be issued and outstanding. In addition, in connection with the Closing, NewCo LLC will issue 100% of the NewCo LLC Class A Units to PTIC II, such units representing voting and economic rights in NewCo LLC; however, the NewCo LLC Class A Units are not convertible or exchangeable for Appreciate Class A Common Stock.

If approximately 39.7% or more of the shares of PTIC II Class A Common Stock are redeemed prior to the Business Combination, we expect that Appreciate, following the Business Combination, will be considered a “controlled company” within the meaning of the Nasdaq rules and may elect to take advantage of certain “controlled company” exemptions. See the section entitled “Management Following the Business Combination — Independence of the Appreciate Board.”

Q:     WHAT WILL RENTERS WAREHOUSE EXISTING MEMBERS RECEIVE IN THE BUSINESS COMBINATION?

A:     The consideration to be received by the Rolling Renters Warehouse Unitholders at the Closing will be on the terms and subject to the conditions set forth in the Business Combination Agreement and consist of (a) a number of non-voting NewCo LLC Class B Units equal, in the aggregate, to the Transaction Equity Security Amount, and (b) a corresponding number of shares of Appreciate Class B Common Stock equal, in the aggregate, to the Transaction Equity Security Amount. Under the no redemptions, 25%, 50%, 75% and Maximum Redemptions scenarios the Transaction Equity Security Amount will be equal to 22,386,641, 28,136,641, 29,516,000, 31,200,000 and 31,200,000.

On or following the Closing if, at any time prior to the fifth anniversary of the date of the Closing, the closing sale price of the PTIC II Class A Common Stock is greater than or equal to $12.50, $15.00 or $17.50 (which shall be adjusted equitably to reflect any dividend, split, or other noneconomic reclassification of shares of PTIC II’s capital stock) over any twenty (20) trading days within any thirty (30) consecutive trading day period, then Appreciate shall issue to Rolling Renters Warehouse Unitholders holding non-voting NewCo LLC Class B Units as of the Closing Date, in the aggregate, 1,000,000, 2,000,000 or 3,000,000 shares of Appreciate Class B Common Stock, respectively. PTIC II shall issue such Appreciate Class B Common Stock to such Rolling Renters Warehouse Unitholders in accordance with the Allocation Schedule (as defined in the Business Combination Agreement).

Q:     WHAT EQUITY STAKE WILL CURRENT PTIC II STOCKHOLDERS AND RENTERS WAREHOUSE EXISTING MEMBERS HOLD IN APPRECIATE IMMEDIATELY AFTER THE CONSUMMATION OF THE BUSINESS COMBINATION?

A:     The following table summarizes the pro forma equity ownership in Appreciate Common Stock immediately following the Business Combination under five (5) redemption scenarios. For additional information, see the sections entitled “Proposal No. 2 — The Business Combination Proposal — Impact of the Business Combination on Appreciate’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information.”

	Assuming No Redemptions(1)(2)	Assuming 25% Redemptions(1)(3)	Assuming 50% Redemptions(1)(4)	Assuming 75% Redemptions(1)(5)	Assuming Maximum Redemptions(1)(6)
PTIC II Class A Stockholders	44.6%	33.4%	24.4%	13.3%	—
Sponsor(7)	11.1%	11.1%	12.2%	13.3%	15.4%
CF Principal	0.4%	0.4%	0.4%	0.5%	0.5%
Northland(8)	0.5%	0.5%	0.5%	0.6%	0.7%
Rolling Renters Warehouse Unitholders	43.4%	54.5%	62.5%	72.3%	83.4%
Total(9)(10)	100.0%	100.0%	100.0%	100.0%	100.0%

____________

(1)      Assumes that the Transaction Equity Security Amount is equal to 22,386,641, 28,136,641, 29,516,000, 31,200,000 and 31,200,000 shares of Appreciate Class B Common Stock, respectively, issued and outstanding at Closing assuming no redemptions, 25%, 50%, 75% and Maximum Redemptions and does not take into effect the dilutive effects of (i) the exercise of approximately 12,500,000 Warrants to purchase Appreciate Class A Common Stock (comprised of 7,666,667 Public Warrants and 4,833,333 Private Placement Warrants) that will be outstanding following the Business Combination or (ii) the 6,000,000 shares of Appreciate Class A Common Stock pursuant to the earnout. If actual facts are different than these assumptions (which is likely), the ownership percentages held by each of the PTIC II Class A Stockholders, the Sponsor, and the Rolling Renters Warehouse Unitholders will be different.

(2)      Assumes that zero shares of PTIC II Class A Common Stock are redeemed in connection with the Business Combination.

(3)      Assumes that a total of 5,750,000 shares of PTIC II Class A Common Stock are redeemed in connection with the Business Combination.

(4)      Assumes that a total of 11,500,000 shares of PTIC II Class A Common Stock are redeemed in connection with the Business Combination.

(5)      Assumes that a total of 17,250,000 shares of PTIC II Class A Common Stock are redeemed in connection with the Business Combination.

(6)      Assumes that a total of 23,000,000 shares of PTIC II Class A Common Stock are redeemed in connection with the Business Combination.

(7)      Consists of 5,750,000 shares of Appreciate Class A Common Stock, 5,595,000 of which are held directly by the Sponsor; however, if, following the Business Combination and assuming the exercise and conversion of all securities including (i) the exercise of 7,666,667 Appreciate Public Warrants for an equal number of Appreciate Class A Common Stock, (ii) the exercise of 4,833,333 Appreciate Private Placement Warrants for an equal number of Appreciate Class A Common Stock, (iii) 10,204,082 shares of Appreciate Class A Common Stock issuable pursuant to the CEF Purchase Agreement (in addition to 200,000 Commitment Shares payable to CF Principal), assuming the Appreciate Class A Common Stock trades at $10.00 throughout the draw down period and the Combined Company draws down fully the amount of shares of Appreciate Class A Common Stock available under the CEF Purchase Agreement, and (iv) 6,000,000 shares of Appreciate Class B Common Stock that will be issued to the Rolling Renters Warehouse Unitholders contingent upon achieving certain market share price milestones within a period of five (5) years post-Business Combination, the Sponsor and its affiliates will hold an equity stake in Appreciate of 13.0%, 13.0%, 13.7%, 14.5% and 15.8%, respectively, in the no redemptions, 25%, 50%, 75% and Maximum Redemption scenarios. Appreciate will have the right, but not the obligation, from time to time at its sole discretion until the first day of the month following the thirty-six (36-) month period from and after the Commencement, to direct CF Principal to purchase up to a specified maximum amount of Appreciate Class A Common Stock as set forth in the CEF Purchase Agreement. The purchase price of the Appreciate Class A Common Stock that Appreciate elects to sell to CF Principal pursuant to the CEF Purchase Agreement will be 98% of the volume weighted average price of the Appreciate Class A Common Stock during the applicable purchase date on which Appreciate has timely delivered written notice to CF Principal directing it to purchase shares of Appreciate Class A Common Stock under the CEF Purchase Agreement. See “Risk Factors — When the shares of Appreciate Class A Common Stock are issued pursuant to the CEF Purchase Agreement and the Appreciate Warrants are exercised for Appreciate Class A Common Stock, the number of shares eligible for future resale in the public market will increase and result in dilution to our stockholders, and the fact that the additional shares issued pursuant to the CEF Purchase Agreement will be sold at a discounted price may in and of itself place downward pressure on the market price of Appreciate Class A Common Stock.”

(8)      Assumes PTIC II elects to pay the $5.0 million transaction fee due to Northland upon closing the Business Combination in equal parts cash and equity securities of PTIC II.

(9)      Assumes the exchange of 100% of NewCo LLC Class B Units that will be outstanding at Closing for shares of Appreciate Class A Common Stock. Rolling Renters Warehouse Unitholders’ total share amount increases in higher redemption scenarios due to reduced cash to redeem existing Renters Warehouse preferred stock.

(10)    Percentages may not add to 100% due to rounding.

PTIC II Class A Stockholders that elect not to redeem their PTIC II Class A Common Stock will experience significant dilution as a result of the Business Combination. PTIC II Class A Stockholders currently own approximately 80% of PTIC II Common Stock. As noted above, if no PTIC II Class A Stockholders redeem their PTIC II Class A Common Stock in the Business Combination and no Public Warrants or Private Placement Warrants are exercised, PTIC II Class A Stockholders will own approximately 44.6% of the total shares outstanding in Appreciate. Assuming maximum redemptions, PTIC II Class A Stockholders will own none of the total shares outstanding. Following the Business Combination, an aggregate of up to 7,666,667 Public Warrants and 4,833,333 Private Placement Warrants will be outstanding. PTIC II Class A Stockholders who redeem their shares of PTIC II Class A Common Stock may continue to hold any Public Warrants that they owned prior to redemption, the exercise of which would result in additional dilution to non-redeeming PTIC II Class A Stockholders.

The following tables summarize the fully diluted share count of Appreciate Common Stock immediately following the Business Combination at illustrative share prices, assuming no redemptions.

	Illustrative Share Price
Share count in millions	$5.00	$7.00	$9.00	$10.00	$12.50	$15.00	$18.00
PTIC II Class A Common Stock	23.0	23.0	23.0	23.0	23.0	23.0	23.0
Founder Shares	5.8	5.8	5.8	5.8	5.8	5.8	5.8
CEF Commitment Shares(1)	0.2	0.2	0.2	0.2	0.2	0.2	0.2
Northland Fee(2)	0.3	0.3	0.3	0.3	0.3	0.3	0.3
Public Warrants(3)(4)	—	—	—	—	0.6	1.8	2.8
Private Placement Warrants(3)(5)	—	—	—	—	0.4	1.1	1.7
Committed Equity Facility Shares(6)	10.2	10.2	10.2	10.2	10.2	10.2	10.2
Earnout Shares(7)	6.0	6.0	6.0	6.0	6.0	6.0	6.0
Rolling Renters Warehouse Unitholders	22.4	22.4	22.4	22.4	22.4	22.4	22.4
Total	67.8	67.8	67.8	67.8	68.8	70.7	72.3

	Illustrative Share Price
Value of Ownership ($mm)	$5.00	$7.00	$9.00	$10.00	$12.50	$15.00	$18.00
PTIC II Class A Common Stock	$115	$161	$207	$230	$288	$345	$414
Founder Shares	29	40	52	58	72	86	104
CEF Commitment Shares(1)	1	1	2	2	3	3	4
Northland Fee(2)	1	2	2	3	3	4	5
Public Warrants(3)(4)	—	—	—	—	8	27	50
Private Placement Warrants(3)(5)	—	—	—	—	5	17	31
Committed Equity Facility Shares(6)	51	71	92	102	128	153	184
Earnout Shares(7)	30	42	54	60	75	90	108
Rolling Renters Warehouse Unitholders	112	157	201	224	280	336	403
Total (Pro Forma Equity Value)	$339	$475	$610	$678	$860	$1,061	$1,301
Sponsor Multiple on Invested Capital	4.0x	5.5x	7.1x	7.9x	1.2x	1.6x	2.1x

____________

(1)      Reflects 200,000 Commitment Shares payable to CF Principal at Closing.

(2)      Assumes PTIC II elects to pay one-half of Northland’s advisory fee in equity securities.

(3)      Assumes treasury share method for the Public Warrants and Private Placement Warrants.

(4)      7,666,667 Public Warrants issued as part of PTIC II’s IPO with strike price of $11.50 and redemption price of $18.00.

(5)      4,833,333 Private Placement Warrants issued as part of PTIC II’s IPO with strike price of $11.50 and redemption price of $18.00.

(6)      Reflects up to 10,204,082 shares of Appreciate Class A Common Stock issuable pursuant to the CEF Purchase Agreement, assuming the Appreciate Class A Common Stock trades at $10.00 throughout the draw down period and the Combined Company draws down fully the amount of shares of Appreciate Class A Common Stock available under the CEF Purchase Agreement. Appreciate will have the right, but not the obligation, from time to time at its sole discretion until the first day of the month following the thirty-six (36-) month period from and after the Commencement, to direct CF Principal to purchase up to a specified maximum amount of Appreciate Class A Common Stock as set forth in the CEF Purchase Agreement. The purchase price of the Appreciate Class A Common Stock that Appreciate elects to sell to CF Principal pursuant to the CEF Purchase Agreement will be 98% of the volume weighted average price of the Appreciate Class A Common Stock during the applicable purchase date on which Appreciate has timely delivered written notice to CF Principal directing it to purchase shares of Appreciate Class A Common Stock under the CEF Purchase Agreement. See “Risk Factors — When the shares of Appreciate Class A Common Stock are issued pursuant to the CEF Purchase Agreement and the Appreciate Warrants are exercised for Appreciate Class A Common Stock, the number of shares eligible for future resale in the public market will increase and result in dilution to our stockholders, and the fact that the additional shares issued pursuant to the CEF Purchase Agreement will be sold at a discounted price may in and of itself place downward pressure on the market price of Appreciate Class A Common Stock.”

(7)      Reflects 6,000,000 shares of Appreciate Class B Common Stock that will be issued to the Rolling Renters Warehouse Unitholders contingent upon achieving certain market share price milestones within a period of five (5) years post-Business Combination.

The following tables summarize the fully diluted share count of Appreciate Common Stock immediately following the Business Combination at illustrative share prices, assuming 25% redemptions.

	Illustrative Share Price
Share count in millions	$5.00	$7.00	$9.00	$10.00	$12.50	$15.00	$18.00
PTIC II Class A Common Stock	17.3	17.3	17.3	17.3	17.3	17.3	17.3
Founder Shares	5.8	5.8	5.8	5.8	5.8	5.8	5.8
CEF Commitment Shares(1)	0.2	0.2	0.2	0.2	0.2	0.2	0.2
Northland Fee(2)	0.3	0.3	0.3	0.3	0.3	0.3	0.3
Public Warrants(3)(4)	—	—	—	—	0.6	1.8	2.8
Private Placement Warrants(3)(5)	—	—	—	—	0.4	1.1	1.7
Committed Equity Facility Shares(6)	10.2	10.2	10.2	10.2	10.2	10.2	10.2
Earnout Shares(7)	6.0	6.0	6.0	6.0	6.0	6.0	6.0
Rolling Renters Warehouse Unitholders	28.1	28.1	28.1	28.1	28.1	28.1	28.1
Total	67.8	67.8	67.8	67.8	68.8	70.7	72.3

	Illustrative Share Price
Value of Ownership ($mm)	$5.00	$7.00	$9.00	$10.00	$12.50	$15.00	$18.00
PTIC II Class A Common Stock	$86	$121	$155	$173	$216	$259	$311
Founder Shares	29	40	52	58	72	86	104
CEF Commitment Shares(1)	1	1	2	2	3	3	4
Northland Fee(2)	1	2	2	3	3	4	5
Public Warrants(3)(4)	—	—	—	—	8	27	50
Private Placement Warrants(3)(5)	—	—	—	—	5	17	31
Committed Equity Facility Shares(6)	51	71	92	102	128	153	184
Earnout Shares(7)	30	42	54	60	75	90	108
Rolling Renters Warehouse Unitholders	141	197	253	281	352	422	506
Total (Pro Forma Equity Value)	$339	$475	$610	$678	$860	$1,061	$1,301
Sponsor Multiple on Invested Capital	4.0x	5.5x	7.1x	7.9x	1.2x	1.6x	2.1x

____________

(1)      Reflects 200,000 Commitment Shares payable to CF Principal at Closing.

(2)      Assumes PTIC II elects to pay one-half of Northland’s advisory fee in equity securities.

(3)      Assumes treasury share method for the Public Warrants and Private Placement Warrants.

(4)      7,666,667 Public Warrants issued as part of PTIC II’s IPO with strike price of $11.50 and redemption price of $18.00.

(5)      4,833,333 Private Placement Warrants issued as part of PTIC II’s IPO with strike price of $11.50 and redemption price of $18.00.

(6)      Reflects up to 10,204,082 shares of Appreciate Class A Common Stock issuable pursuant to the CEF Purchase Agreement, assuming the Appreciate Class A Common Stock trades at $10.00 throughout the draw down period and the Combined Company draws down fully the amount of shares of Appreciate Class A Common Stock available under the CEF Purchase Agreement. Appreciate will have the right, but not the obligation, from time to time at its sole discretion until the first day of the month following the thirty-six (36-) month period from and after the Commencement, to direct CF Principal to purchase up to a specified maximum amount of Appreciate Class A Common Stock as set forth in the CEF Purchase Agreement. The purchase price of the Appreciate Class A Common Stock that Appreciate elects to sell to CF Principal pursuant to the CEF Purchase Agreement will be 98% of the volume weighted average price of the Appreciate Class A Common Stock during the applicable purchase date on which Appreciate has timely delivered written notice to CF Principal directing it to purchase shares of Appreciate Class A Common Stock under the CEF Purchase Agreement. See “Risk Factors — When the shares of Appreciate Class A Common Stock are issued pursuant to the CEF Purchase Agreement and the Appreciate Warrants are exercised for Appreciate Class A Common Stock, the number of shares eligible for future resale in the public market will increase and result in dilution to our stockholders, and the fact that the additional shares issued pursuant to the CEF Purchase Agreement will be sold at a discounted price may in and of itself place downward pressure on the market price of Appreciate Class A Common Stock.”

(7)      Reflects 6,000,000 shares of Appreciate Class B Common Stock that will be issued to the Rolling Renters Warehouse Unitholders contingent upon achieving certain market share price milestones within a period of five (5) years post-Business Combination.

The following tables summarize the fully diluted share count of Appreciate Common Stock immediately following the Business Combination at illustrative share prices, assuming 50% redemptions.

	Illustrative Share Price
Share count in millions	$5.00	$7.00	$9.00	$10.00	$12.50	$15.00	$18.00
PTIC II Class A Common Stock	11.5	11.5	11.5	11.5	11.5	11.5	11.5
Founder Shares	5.8	5.8	5.8	5.8	5.8	5.8	5.8
CEF Commitment Shares(1)	0.2	0.2	0.2	0.2	0.2	0.2	0.2
Northland Fee(2)	0.3	0.3	0.3	0.3	0.3	0.3	0.3
Public Warrants(3)(4)	—	—	—	—	0.6	1.8	2.8
Private Placement Warrants(3)(5)	—	—	—	—	0.4	1.1	1.7
Committed Equity Facility Shares(6)	10.2	10.2	10.2	10.2	10.2	10.2	10.2
Earnout Shares(7)	6.0	6.0	6.0	6.0	6.0	6.0	6.0
Rolling Renters Warehouse Unitholders	29.5	29.5	29.5	29.5	29.5	29.5	29.5
Total	63.4	63.4	63.4	63.4	64.4	66.3	67.9

	Illustrative Share Price
Value of Ownership ($mm)	$5.00	$7.00	$9.00	$10.00	$12.50	$15.00	$18.00
PTIC II Class A Common Stock	$58	$81	$104	$115	$144	$173	$207
Founder Shares	29	40	52	58	72	86	104
CEF Commitment Shares(1)	1	1	2	2	3	3	4
Northland Fee(2)	1	2	2	3	3	4	5
Public Warrants(3)(4)	—	—	—	—	8	27	50
Private Placement Warrants(3)(5)	—	—	—	—	5	17	31
Committed Equity Facility Shares(6)	51	71	92	102	128	153	184
Earnout Shares(7)	30	42	54	60	75	90	108
Rolling Renters Warehouse Unitholders	148	207	266	295	369	443	531
Total (Pro Forma Equity Value)	$317	$444	$571	$634	$805	$995	$1,223
Sponsor Multiple on Invested Capital	4.0x	5.5x	7.1x	7.9x	1.2x	1.6x	2.1x

____________

(1)      Reflects 200,000 Commitment Shares payable to CF Principal at Closing.

(2)      Assumes PTIC II elects to pay one-half of Northland’s advisory fee in equity securities.

(3)      Assumes treasury share method for the Public Warrants and Private Placement Warrants.

(4)      7,666,667 Public Warrants issued as part of PTIC II’s IPO with strike price of $11.50 and redemption price of $18.00.

(5)      4,833,333 Private Placement Warrants issued as part of PTIC II’s IPO with strike price of $11.50 and redemption price of $18.00.

(6)      Reflects up to 10,204,082 shares of Appreciate Class A Common Stock issuable pursuant to the CEF Purchase Agreement, assuming the Appreciate Class A Common Stock trades at $10.00 throughout the draw down period and the Combined Company draws down fully the amount of shares of Appreciate Class A Common Stock available under the CEF Purchase Agreement. Appreciate will have the right, but not the obligation, from time to time at its sole discretion until the first day of the month following the thirty-six (36-) month period from and after the Commencement, to direct CF Principal to purchase up to a specified maximum amount of Appreciate Class A Common Stock as set forth in the CEF Purchase Agreement. The purchase price of the Appreciate Class A Common Stock that Appreciate elects to sell to CF Principal pursuant to the CEF Purchase Agreement will be 98% of the volume weighted average price of the Appreciate Class A Common Stock during the applicable purchase date on which Appreciate has timely delivered written notice to CF Principal directing it to purchase shares of Appreciate Class A Common Stock under the CEF Purchase Agreement. See “Risk Factors — When the shares of Appreciate Class A Common Stock are issued pursuant to the CEF Purchase Agreement and the Appreciate Warrants are exercised for Appreciate Class A Common Stock, the number of shares eligible for future resale in the public market will increase and result in dilution to our stockholders, and the fact that the additional shares issued pursuant to the CEF Purchase Agreement will be sold at a discounted price may in and of itself place downward pressure on the market price of Appreciate Class A Common Stock.”

(7)      Reflects 6,000,000 shares of Appreciate Class B Common Stock that will be issued to the Rolling Renters Warehouse Unitholders contingent upon achieving certain market share price milestones within a period of five (5) years post-Business Combination.

The following tables summarize the fully diluted share count of Appreciate Common Stock immediately following the Business Combination at illustrative share prices, assuming 75% redemptions.

	Illustrative Share Price
Share count in millions	$5.00	$7.00	$9.00	$10.00	$12.50	$15.00	$18.00
PTIC II Class A Common Stock	5.8	5.8	5.8	5.8	5.8	5.8	5.8
Founder Shares	5.8	5.8	5.8	5.8	5.8	5.8	5.8
CEF Commitment Shares(1)	0.2	0.2	0.2	0.2	0.2	0.2	0.2
Northland Fee(2)	0.3	0.3	0.3	0.3	0.3	0.3	0.3
Public Warrants(3)(4)	—	—	—	—	0.6	1.8	2.8
Private Placement Warrants(3)(5)	—	—	—	—	0.4	1.1	1.7
Committed Equity Facility Shares(6)	10.2	10.2	10.2	10.2	10.2	10.2	10.2
Earnout Shares(7)	6.0	6.0	6.0	6.0	6.0	6.0	6.0
Rolling Renters Warehouse Unitholders	31.2	31.2	31.2	31.2	31.2	31.2	31.2
Total	59.4	59.4	59.4	59.4	60.4	62.3	63.9

	Illustrative Share Price
Value of Ownership ($mm)	$5.00	$7.00	$9.00	$10.00	$12.50	$15.00	$18.00
PTIC II Class A Common Stock	$29	$40	$52	$58	$72	$86	$104
Founder Shares	29	40	52	58	72	86	104
CEF Commitment Shares(1)	1	1	2	2	3	3	4
Northland Fee(2)	1	2	2	3	3	4	5
Public Warrants(3)(4)	—	—	—	—	8	27	50
Private Placement Warrants(3)(5)	—	—	—	—	5	17	31
Committed Equity Facility Shares(6)	51	71	92	102	128	153	184
Earnout Shares(7)	30	42	54	60	75	90	108
Rolling Renters Warehouse Unitholders	156	218	281	312	390	468	562
Total (Pro Forma Equity Value)	$297	$415	$534	$594	$754	$934	$1,150
Sponsor Multiple on Invested Capital	4.0x	5.5x	7.1x	7.9x	1.2x	1.6x	2.1x

____________

(1)      Reflects 200,000 Commitment Shares payable to CF Principal at Closing.

(2)      Assumes PTIC II elects to pay one-half of Northland’s advisory fee in equity securities.

(3)      Assumes treasury share method for the Public Warrants and Private Placement Warrants.

(4)      7,666,667 Public Warrants issued as part of PTIC II’s IPO with strike price of $11.50 and redemption price of $18.00.

(5)      4,833,333 Private Placement Warrants issued as part of PTIC II’s IPO with strike price of $11.50 and redemption price of $18.00.

(6)      Reflects up to 10,204,082 shares of Appreciate Class A Common Stock issuable pursuant to the CEF Purchase Agreement, assuming the Appreciate Class A Common Stock trades at $10.00 throughout the draw down period and the Combined Company draws down fully the amount of shares of Appreciate Class A Common Stock available under the CEF Purchase Agreement. Appreciate will have the right, but not the obligation, from time to time at its sole discretion until the first day of the month following the thirty-six (36-) month period from and after the Commencement, to direct CF Principal to purchase up to a specified maximum amount of Appreciate Class A Common Stock as set forth in the CEF Purchase Agreement. The purchase price of the Appreciate Class A Common Stock that Appreciate elects to sell to CF Principal pursuant to the CEF Purchase Agreement will be 98% of the volume weighted average price of the Appreciate Class A Common Stock during the applicable purchase date on which Appreciate has timely delivered written notice to CF Principal directing it to purchase shares of Appreciate Class A Common Stock under the CEF Purchase Agreement. See “Risk Factors — When the shares of Appreciate Class A Common Stock are issued pursuant to the CEF Purchase Agreement and the Appreciate Warrants are exercised for Appreciate Class A Common Stock, the number of shares eligible for future resale in the public market will increase and result in dilution to our stockholders, and the fact that the additional shares issued pursuant to the CEF Purchase Agreement will be sold at a discounted price may in and of itself place downward pressure on the market price of Appreciate Class A Common Stock.”

(7)      Reflects 6,000,000 shares of Appreciate Class B Common Stock that will be issued to the Rolling Renters Warehouse Unitholders contingent upon achieving certain market share price milestones within a period of five (5) years post-Business Combination.

The following tables summarize the fully diluted share count of Appreciate Common Stock immediately following the Business Combination at illustrative share prices, assuming Maximum Redemptions.

	Illustrative Share Price
Share count in millions	$5.00	$7.00	$9.00	$10.00	$12.50	$15.00	$18.00
PTIC II Class A Common Stock	—	—	—	—	—	—	—
Founder Shares	5.8	5.8	5.8	5.8	5.8	5.8	5.8
CEF Commitment Shares(1)	0.2	0.2	0.2	0.2	0.2	0.2	0.2
Northland Fee(2)	0.3	0.3	0.3	0.3	0.3	0.3	0.3
Public Warrants(3)(4)	—	—	—	—	0.6	1.8	2.8
Private Placement Warrants(3)(5)	—	—	—	—	0.4	1.1	1.7
Committed Equity Facility Shares(6)	10.2	10.2	10.2	10.2	10.2	10.2	10.2
Earnout Shares(7)	6.0	6.0	6.0	6.0	6.0	6.0	6.0
Rolling Renters Warehouse Unitholders	31.2	31.2	31.2	31.2	31.2	31.2	31.2
Total	53.6	53.6	53.6	53.6	54.6	56.5	58.1

	Illustrative Share Price
Value of Ownership ($mm)	$5.00	$7.00	$9.00	$10.00	$12.50	$15.00	$18.00
PTIC II Class A Common Stock	$—	$—	$—	$—	$—	$—	$—
Founder Shares	29	40	52	58	72	86	104
CEF Commitment Shares(1)	1	1	2	2	3	3	4
Northland Fee(2)	1	2	2	3	3	4	5
Public Warrants(3)(4)	—	—	—	—	8	27	50
Private Placement Warrants(3)(5)	—	—	—	—	5	17	31
Committed Equity Facility Shares(6)	51	71	92	102	128	153	184
Earnout Shares(7)	30	42	54	60	75	90	108
Rolling Renters Warehouse Unitholders	156	218	281	312	390	468	562
Total (Pro Forma Equity Value)	$268	$375	$482	$536	$683	$848	$1,046
Sponsor Multiple on Invested Capital	4.0x	5.5x	7.1x	7.9x	1.2x	1.6x	2.1x

____________

(1)      Reflects 200,000 Commitment Shares payable to CF Principal at Closing.

(2)      Assumes PTIC II elects to pay one-half of Northland’s advisory fee in equity securities.

(3)      Assumes treasury share method for the Public Warrants and Private Placement Warrants.

(4)      7,666,667 Public Warrants issued as part of PTIC II’s IPO with strike price of $11.50 and redemption price of $18.00.

(5)      4,833,333 Private Placement Warrants issued as part of PTIC II’s IPO with strike price of $11.50 and redemption price of $18.00.

(6)      Reflects up to 10,204,082 shares of Appreciate Class A Common Stock issuable pursuant to the CEF Purchase Agreement, assuming the Appreciate Class A Common Stock trades at $10.00 throughout the draw down period and the Combined Company draws down fully the amount of shares of Appreciate Class A Common Stock available under the CEF Purchase Agreement. Appreciate will have the right, but not the obligation, from time to time at its sole discretion until the first day of the month following the thirty-six (36-) month period from and after the Commencement, to direct CF Principal to purchase up to a specified maximum amount of Appreciate Class A Common Stock as set forth in the CEF Purchase Agreement. The purchase price of the Appreciate Class A Common Stock that Appreciate elects to sell to CF Principal pursuant to the CEF Purchase Agreement will be 98% of the volume weighted average price of the Appreciate Class A Common Stock during the applicable purchase date on which Appreciate has timely delivered written notice to CF Principal directing it to purchase shares of Appreciate Class A Common Stock under the CEF Purchase Agreement. See “Risk Factors — When the shares of Appreciate Class A Common Stock are issued pursuant to the CEF Purchase Agreement and the Appreciate Warrants are exercised for Appreciate Class A Common Stock, the number of shares eligible for future resale in the public market will increase and result in dilution to our stockholders, and the fact that the additional shares issued pursuant to the CEF Purchase Agreement will be sold at a discounted price may in and of itself place downward pressure on the market price of Appreciate Class A Common Stock.”

(7)      Reflects 6,000,000 shares of Appreciate Class B Common Stock that will be issued to the Rolling Renters Warehouse Unitholders contingent upon achieving certain market share price milestones within a period of five (5) years post-Business Combination.

Q:     WHEN WILL THE BUSINESS COMBINATION BE COMPLETED?

A.      The parties currently expect that the Business Combination will be completed late in the second half of 2022. However, neither PTIC II nor Renters Warehouse can assure you of when or if the Business Combination will be completed, and it is possible that factors outside of the control of the companies could result in the Business Combination being completed at a different time or not at all. See the section entitled “Risk Factors — Risks Related to PTIC II and the Business Combination — The Business Combination is subject to conditions including certain conditions that may not be satisfied on a timely basis, if at all.” The outside date for consummation of the Business Combination is November 17, 2022 (being, six (6) months after the date of the Business Combination Agreement). PTIC II must first obtain the approvals of PTIC II Stockholders for each of the Condition Precedent Proposals, and PTIC II and Renters Warehouse must also first obtain certain necessary regulatory approvals and satisfy other closing conditions. See the section entitled “Proposal No. 2 — The Business Combination Proposal — Conditions to the Closing of the Business Combination” beginning on page 110.

Q:     WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT COMPLETED?

A:     If PTIC II does not complete the Business Combination with Renters Warehouse for any reason, PTIC II would search for another target business with which to complete a business combination. If PTIC II does not complete the Business Combination with Renters Warehouse or a business combination with another target business by December 8, 2022 (unless such date is extended in accordance with the Existing Governing Documents), PTIC II must redeem 100% of the outstanding PTIC II Class A Common Stock, at a per-share price, payable in cash, equal to the amount then held in the Trust Account (less income taxes paid or payable, if any, and up to $0.1 million of interest to pay dissolution expenses) divided by the number of then outstanding PTIC II Class A Common Stock. The Sponsor has no redemption rights in the event a business combination is not effected in the required time period and, accordingly, their Founder Shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to outstanding Warrants. Accordingly, such Warrants will expire worthless.

Q:     IS PTIC II ENTERING INTO ANY COMMITTED EQUITY FINANCING ARRANGEMENTS IN CONNECTION WITH THE BUSINESS COMBINATION?

A:     Yes. On May 17, 2022, PTIC II entered into the CEF Purchase Agreement with CF Principal, relating to the Committed Equity Facility. Pursuant to the CEF Purchase Agreement, Appreciate will have the right from time to time at its option following the Closing to sell to CF Principal up to the lesser of (i) $100.0 million of Appreciate Class A Common Stock and (ii) the Exchange Cap, subject to certain customary conditions and limitations set forth in the CEF Purchase Agreement. The purchase price of the Appreciate Class A Common Stock that Appreciate elects to sell to CF Principal pursuant to the CEF Purchase Agreement will be 98% of the volume weighted average price of the Appreciate Class A Common Stock during the applicable purchase date on which Appreciate has timely delivered written notice to CF Principal directing it to purchase shares of Appreciate Class A Common Stock under the CEF Purchase Agreement. As a result of the issuance of any such shares, existing PTIC II stockholders will experience immediate dilution due to (1) the additional shares being issued and (2) the fact that the additional shares will be issued at a discounted price, which may place downward pressure on the price of Appreciate Class A Common Stock. CF Principal is an affiliate of Cantor, which provided services to PTIC II in connection with its IPO and private investment in public equity negotiations. Cantor will also receive a deferred underwriting fee of approximately $7.2 million payable in cash upon the Closing of the Business Combination. Such factors may have created actual or perceived conflicts of interest. For additional information, see the sections entitled “Risk Factors — Risks Related to Ownership of Appreciate Securities — The Committed Equity Facility is subject to the conditions and limitations set forth in the CEF Purchase Agreement, which may limit our ability to fund our business and satisfy our obligations following the completion of the Business Combination,” “Risk Factors — Risks Related to PTIC II and the Business Combination — CF Principal, which entered into the CEF Purchase Agreement with PTIC II, is an affiliate of Cantor, which acted as representative of the underwriters in PTIC II’s IPO, was engaged as financial advisor to PTIC II in connection with the Business Combination negotiations and will receive a deferred underwriting fee upon Closing of the Business Combination, which could result in actual or perceived conflicts of interest,” Risk Factors — Risks Related to Ownership of Appreciate Securities — When the shares of Appreciate Class A Common Stock are issued pursuant to the CEF Purchase Agreement and the Appreciate Warrants are exercised for Appreciate Class A Common Stock, the number of shares eligible for future resale in the public market will increase and result in dilution to our stockholders, and the fact that the additional shares issued pursuant to the CEF Purchase Agreement will be sold at a discounted price may in and of itself place downward pressure on the market price of Appreciate Class A Common Stock,” “Certain Relationships and Related Party Transactions — PTIC II Related Party Transactions — CEF Purchase Agreement” and “— CEF Registration Rights Agreement.”

QUESTIONS AND ANSWERS ABOUT PTIC II’S SPECIAL MEETING

Q:     WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:     PTIC II Stockholders are being asked to vote on the following Stockholder Proposals:

1.      the PTIC II Charter Amendment Proposal;

2.      the Business Combination Proposal;

3.      the Appreciate Charter Proposal;

4.      the Advisory Governing Documents Proposals;

5.      the Nasdaq Proposal;

6.      the Equity Incentive Plan Proposal; and

7.      the Adjournment Proposal.

The Business Combination is conditioned upon the Business Combination Proposal, the Appreciate Charter Proposal and the Nasdaq Proposal, subject to the terms of the Business Combination Agreement. The Business Combination is not conditioned on the PTIC II Charter Amendment Proposal, the Advisory Governing

Documents Proposals, the Equity Incentive Plan Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other Stockholder Proposals (except for the Adjournment Proposal) will not be presented to the PTIC II Stockholders for a vote.

Q:     WHY IS PTIC II PROPOSING THE PTIC II CHARTER AMENDMENT PROPOSAL?

A:     In the judgment of the PTIC II Board, the adoption of the proposed amendments to the Existing Charter prior to the Business Combination may be necessary to facilitate the Business Combination. The Existing Governing Documents limit PTIC II’s ability to consummate a Business Combination, or to redeem PTIC II Class A Common Stock in connection with a Business Combination, if it would cause PTIC II to have less than $5,000,001 in net tangible assets. The purpose of such limitation is to ensure that the shares of PTIC II Class A Common Stock are not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the PTIC II Class A Common Stock and the Appreciate Class A Common Stock, if listed, would not be deemed to be a “penny stock” since it would be listed on Nasdaq, the PTIC II Board believes the $5,000,001 net tangible assets requirement in the Existing Governing Documents is not required to ensure that the PTIC II Class A Common Stock and the Appreciate Class A Common Stock, if listed, would not be “penny stock.” PTIC II is presenting the PTIC II Charter Amendment Proposal to facilitate the consummation of the Business Combination. In connection with the approval of the PTIC II Charter Amendment Proposal, the parties to the Business Combination Agreement have waived the Net Tangible Assets Condition, subject to the approval of the PTIC II Charter Amendment Proposal and the Business Combination Proposal. If the PTIC II Charter Amendment Proposal is not approved and there are significant requests for redemption such that PTIC II’s net tangible assets would be less than $5,000,001 upon the consummation of the Business Combination, we would be unable to consummate the Business Combination even if all other conditions to Closing are met. Even if the PTIC II Charter Amendment Proposal and the Business Combination Proposal are approved, the Nasdaq Listing Condition may not be satisfied, and we would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition by PTIC II, Renters Warehouse and Lake Street or satisfy the initial conditions to the availability of the Committed Equity Facility without a waiver from CF Principal. If we are unable to meet the Nasdaq Listing Condition, the Nasdaq Listing Condition is waived and the Business Combination is consummated but Appreciate is not listed on Nasdaq or any other national securities exchange, Appreciate may become subject to the “penny stock” rules, which would make it more difficult to trade the Appreciate Class A Common Stock. For more information, see the sections entitled “Proposal No. 1 — The PTIC II Charter Amendment Proposal — Reasons for the Amendments” and “Risk Factors — Risks Related to PTIC II and the Business Combination — We cannot assure you that the Nasdaq Listing Condition will be satisfied or that Appreciate will be able to comply with the continued listing standards of Nasdaq if it is listed. If the Nasdaq Listing Condition is not satisfied, we would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition” and “— If not listed on the Nasdaq or other national securities exchange, the shares of Appreciate Class A Common Stock may become subject to the “penny stock” rules, and it would become more difficult to trade Appreciate’s shares.”

Q:     WHY IS PTIC II PROPOSING THE BUSINESS COMBINATION?

A:     PTIC II is a blank check company incorporated on August 6, 2020 as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement as our initial business combination. Based on PTIC II’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and assets consisting almost entirely of cash.

PTIC II has identified the following general criteria and guidelines to evaluate prospective acquisition opportunities:

•        Real Estate Technology.    We are seeking to invest in one or more businesses with a focus on “PropTech,” a domain in which we have a substantial track record, deep experience, and pattern recognition knowledge. Our management team and advisors’ multifaceted expertise in assessing a target’s applicability to real estate are key in evaluating investment candidates.

•        Compelling Growth.    We are seeking to invest in one or more businesses with a compelling growth story, which includes defensible organic growth drivers as well as strategic opportunities that require growth capital, such as expansion into new geographies, business verticals and mergers and acquisitions. We are seeking to invest in one or more businesses that have a demonstrated ability to successfully execute on growth initiatives in the past.

•        Proven Unit Economics and Established Companies.    We are seeking to invest in one or more businesses that have generated attractive unit economics at scale. We are focusing on one or more businesses that have established and growing revenue streams. We do not intend to invest in start-ups companies, companies with speculative business plans, or companies that are excessively leveraged.

•        Competitive Position.    We intend to invest in one or more businesses that have a leading, growing or unique niche market position in their respective sectors. We analyze the strengths and weaknesses of target businesses relative to their competitors. We are seeking to invest in one or more businesses that demonstrate advantages when compared to their competitors, including capable management team, defensible proprietary technology, strong adoption rates and relevant domain expertise.

•        Capable Management Team.    We are seeking to invest in one or more businesses that have experienced management teams or those that provide a platform for us to assemble an effective and capable management team. We are focusing on management teams with deep operational expertise, a proven track record of driving revenue growth and creating value for their stockholders. We are focusing on management teams which have implemented robust financial systems and controls.

•        Benefit from Being a Public Company.    We intend to invest in one or more businesses that will benefit from being publicly listed and can effectively utilize the broader access to capital and the public profile to grow and accelerate stockholder value creation.

Based on its due diligence investigations of Renters Warehouse and the industry in which its operates, including the financial and other information provided by Renters Warehouse in the course of the negotiations in connection with the Business Combination Agreement, and after reviewing certain updated financial projections of Renters Warehouse as described in “The Business Combination Proposal — September 2022 Update to Renters Warehouse Projected Financial Information,” PTIC II believes that Renters Warehouse will meet the general criteria and guidelines listed above. However, there is no assurance of this. See the section entitled “Proposal No. 2 — Business Combination Proposal — The PTIC II Board’s Reasons for the Business Combination.”

Although the PTIC II Board believes that the Business Combination with Renters Warehouse presents a unique business combination opportunity and is in the best interests of PTIC II and its stockholders, PTIC II Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Proposal No. 2 — Business Combination Proposal — Interests of PTIC II Directors and Officers and Others in the Business Combination” and “Risk Factors — Risks Related to Our Business and Operations.”

Q:     DID THE PTIC II BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE BUSINESS COMBINATION?

A:     Yes. Northland Securities, Inc. (“Northland”) provided an opinion to the PTIC II Board as to (i) the fairness, from a financial point of view, to PTIC II and its unaffiliated PTIC II Class A Stockholders of the consideration paid by PTIC II to Renters Warehouse pursuant to the Business Combination Agreement, and (ii) whether Renters Warehouse has a fair market value equal to at least eighty percent (80%) of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable). On May 13, 2022, Northland rendered its oral opinion to the PTIC II Board, which was subsequently confirmed in writing by delivery of Northland’s written opinion dated the same date, to the effect that, as of such date and based upon and subject to the various assumptions, procedures followed, matters considered and qualifications and limitations set forth in the fairness opinion and other matters Northland considers relevant, the consideration to be paid by PTIC II to Renters Warehouse pursuant to the Business Combination Agreement is fair, from a financial point of view, to PTIC II and its unaffiliated PTIC II Class A Stockholders and that Renters Warehouse has a fair market value equal to at least eighty percent (80%) of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable). The PTIC II Board believes it was reasonable to rely upon the Northland fairness opinion at the time of its delivery in concluding that the Business Combination was in the best interest of PTIC II Stockholders. Northland’s fairness opinion spoke only as of its date and does not take into account the updates to Renters Warehouse’s projections as described in “Proposal 2 — The Business Combination Proposal — Certain Unaudited Renters Warehouse Prospective Financial Information.” The PTIC II Board has not requested that Northland provide a new or updated fairness opinion. The PTIC II Board determined it was not required under state corporate law to secure, and does not intend to secure, a new or updated fairness opinion from Northland or any other third-party. See “Risk Factors — The fairness opinion obtained by the PTIC II Board from its financial advisor will not be updated to reflect changes in circumstances between signing the Business Combination Agreement and the completion of the Business Combination.”

As a customary part of Northland’s investment banking business, it is engaged from time to time by clients to perform financial analyses regarding businesses and their securities in connection with acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and other transactions and for estate, corporate and other purposes. Northland has in the past provided, and may in the future provide, investment banking, financial advisory and/or other financial or consulting services to PTIC II and/or Renters Warehouse. For example, pursuant to the engagement between PTIC II and Northland, Northland acted as a financial advisor to PTIC II in connection with the Business Combination, including advising and assisting PTIC II with its evaluation of certain Potential Targets, PTIC II’s evaluation of the financial condition, results of operations, valuation and purchase price of certain Potential Targets. In connection with the provision of these services to PTIC II, Northland will be entitled, upon the consummation of the Business Combination, to a transaction fee of $5.0 million, which fee will be payable in cash or, at the option of PTIC II, equal parts cash and equity securities of PTIC II, with such equity securities valued at $10.00 per share. Northland also acted as a lead manager in the IPO, and in connection therewith, received $0.46 million in cash from the IPO proceeds and will receive a deferred underwriting fee of approximately $0.81 million payable in cash upon consummation of the Business Combination. In the past, Northland has also provided, on occasion, advisory services to portfolio companies of certain minority stockholders of Renters Warehouse and received fees associated with such services in the past two years equal to approximately $500,000. Furthermore, Renters Warehouse has engaged Northland to act as a placement agent on a best efforts basis for a private offering of securities prior to consummation of the Business Combination. If completed, Northland would receive a placement fee equal to 5.0% of the proceeds received by the Company and reimbursable expenses not to exceed $50,000. These factors could result in actual or perceived conflicts of interest.

         In analyzing the Business Combination, the PTIC II Board also conducted due diligence on Renters Warehouse and reviewed comparisons of selected financial data of Renters Warehouse with certain of its peers in the industry and the financial terms set forth in the Business Combination Agreement. The PTIC II Board also reviewed certain updated projected financial information of Renters Warehouse that were made available to the PTIC II Board in September 2022. See “The Business Combination Proposal — September 2022 Update to Renters Warehouse Projected Financial Information.” Based on the foregoing, and advice from its other advisors and its consideration and analysis of the Business Combination, the PTIC II Board concluded that the Business Combination was in the best interest of PTIC II Stockholders. For additional information, see the section entitled “Proposal No. 2 — The Business Combination Proposal — Fairness Opinion of Northland Securities, Inc.”

Q:     DO I HAVE REDEMPTION RIGHTS?

A:     If you are a holder of PTIC II Class A Common Stock, you have the right to demand that PTIC II redeem such shares for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of PTIC II’s IPO, as of two (2) business days prior to vote at the Special Meeting (including interest earned on the funds held in the Trust Account and not previously released to PTIC II to pay its taxes) upon the closing of the transactions contemplated by the Business Combination Agreement (such rights, “redemption rights”).

Notwithstanding the foregoing, a holder of PTIC II Class A Common Stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the PTIC II Class A Common Stock. Accordingly, all PTIC II Class A Common Stock in excess of 15% held by a PTIC II Class A Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.

Q:     HOW WILL MY VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:     You may exercise your redemption rights whether you vote your PTIC II Class A Common Stock for or against, or whether you abstain from voting on, the Business Combination Proposal or any other Stockholder Proposal. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their PTIC II Class A Common Stock and no longer remain stockholders and the Business Combination may be consummated even though the funds available from the Trust Account and the number of PTIC II Class A Stockholders are substantially reduced as a result of redemptions by PTIC II Class A Stockholders. Also, with fewer PTIC II Class A Common Stock and PTIC II Class A Stockholders, the trading market for PTIC II Class A Common Stock may be less liquid than the market for PTIC II Class A Common Stock prior to the Business Combination and PTIC II may not be able to meet the listing standards of a national securities exchange. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into Appreciate’s business will be reduced.

Q:     HOW DO REDEMPTIONS AFFECT THE VALUE OF MY APPRECIATE COMMON STOCK?

A:     The value of shares of Appreciate Common Stock held by a non-redeeming PTIC II Class A Stockholder may be impacted by the number of shares of PTIC II Class A Common Stock that are redeemed, as well as other events that may significantly dilute the value of such shares of Appreciate Common Stock. For example, the following table shows the potential impact of 0%, 25%, 50%, 75% and Maximum Redemptions and certain dilutive events on the per-share value of the Appreciate Common Stock held by non-redeeming PTIC II Class A Stockholders, in each case assuming an enterprise value of approximately $416.1 million for Appreciate upon consummation of the Business Combination.

	Assuming No Redemptions		Assuming 25% Redemptions		Assuming 50% Redemptions		Assuming 75% Redemptions		Assuming Maximum Redemptions
Stockholders	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in Shares	Equity %
PTIC Public Stockholders	23,000,000	44.6%	17,250,000	33.4%	11,500,000	24.4%	5,750,000	13.3%	—	0.0%
Sponsor(1)	5,750,000	11.1%	5,750,000	11.1%	5,750,000	12.2%	5,750,000	13.3%	5,750,000	15.4%
CEF Commitment Fee	200,000	0.4%	200,000	0.4%	200,000	0.4%	200,000	0.5%	200,000	0.5%
Northland Fee(2)	250,000	0.5%	250,000	0.5%	250,000	0.5%	250,000	0.6%	250,000	0.7%
Rolling Renters Warehouse Unitholders(3)	22,386,641	43.4%	28,136,741	54.5%	29,516,000	62.5%	31,200,000	72.3%	31,200,000	83.4%
Total Shares (Projected To Be Issued and Outstanding) excluding “Additional Dilution Sources”	51,586,641	100.0%	51,586,741	100.0%	47,216,000	100.0%	43,150,000	100.0%	37,400,000	100.00%
	Assuming No Redemptions		Assuming 25% Redemptions		Assuming 50% Redemptions		Assuming 75% Redemptions		Assuming Maximum Redemptions
Additional Dilution Sources	Ownership in Shares	Equity %(9)	Ownership in Shares	Equity %(9)	Ownership in Shares	Equity %(9)	Ownership in Shares	Equity %(9)	Ownership in Shares		Equity %(9)
PTIC Public Warrants	7,666,667	9.5%	7,666,667	9.6%	7,666,667	10.1%	7,666,667	10.7%	7,666,667		11.6%
PTIC Private Placement Warrants	4,833,333	6.0%	4,833,333	6.0%	4,833,333	6.4%	4,833,333	6.7%	4,833,333		7.3%
Shares issuable pursuant to the CEF Purchase Agreement(4)	10,204,082	12.7%	10,204,082	12.7%	10,204,082	13.4%	10,204,082	14.2%	10,204,082		15.4%
Earnout Shares	6,000,000	7.5%	6,000,000	7.5%	6,000,000	7.9%	6,000,000	8.4%	6,000,000		9.1%
Total Additional Dilution Sources	28,704,081		28,704,081		28,704,081		28,704,081		28,704,081
Total Shares (Projected To Be Issued and Outstanding) Excluding Additional Dilution Sources	51,586,641		51,586,641		47,216,000		43,150,000		37,400,000
Total Shares (Projected To Be Issued and Outstanding) Including Additional Dilution Sources	80,290,723		80,290,723		75,920,081		71,854,081		66,104,081
Implied Value Per Share
Shares issued and outstanding(5)	$17.25		$16.13		$16.41		$16.62		$17.64
Shares issued, outstanding and fully diluted(6)	$11.08		$10.37		$10.21		$9.98		$9.98
Effective Underwriting Fee(7)	5.5%		7.3%		11.0%		22.0%		N/A	(8)

____________

(1)      5,595,000 of such shares are held directly by the Sponsor.

(2)      Assumes PTIC II elects to pay the $5.0 million transaction fee due to Northland upon closing the Business Combination in equal parts cash and equity securities of PTIC II.

(3)      Assumes the exchange of 100% of NewCo LLC Class B Units that will be outstanding at Closing for shares of Appreciate Class A Common Stock. Rolling Renters Warehouse Unitholders’ total share amount increases in higher redemption scenarios due to reduced cash available to redeem existing Renters Warehouse preferred stock.

(4)      Appreciate will have the right, but not the obligation, from time to time at its sole discretion until the first day of the month following the thirty-six (36-) month period from and after the Commencement (as defined below), to direct CF Principal to purchase up to a specified maximum amount of Appreciate Class A Common Stock as set forth in the CEF Purchase Agreement. This table assumes the Appreciate Class A Common Stock trades at $10.00 throughout the draw down period and the Combined Company draws down fully the amount of shares of Appreciate Class A Common Stock available under the CEF Purchase Agreement. The purchase price of the Appreciate Class A Common Stock that Appreciate elects to sell to CF Principal pursuant to the CEF Purchase Agreement will be 98% of the volume weighted average price of the Appreciate Class A Common Stock during the applicable purchase date on which Appreciate has timely delivered written notice to CF Principal directing it to purchase shares of Appreciate Class A Common Stock under the CEF Purchase Agreement. See “Risk Factors — When the shares of Appreciate Class A Common Stock are issued pursuant to the CEF Purchase Agreement and the Appreciate Warrants are exercised for Appreciate Class A Common Stock, the number of shares eligible for future resale in the public market will increase and result in dilution to our stockholders, and the fact that the additional shares issued pursuant to the CEF Purchase Agreement will be sold at a discounted price may in and of itself place downward pressure on the market price of Appreciate Class A Common Stock.”

(5)      Calculation of implied value per share assumes (i) enterprise value of approximately $416.1 million of Appreciate upon consummation of the Business Combination, (ii) approximately $230.0 million of funds in the Trust Account immediately prior to any redemptions and (iii) no exercise of Appreciate Warrants that remain outstanding after consummation of the Business Combination regardless of the level of redemptions.

(6)      Calculation of implied value per share assumes (i) enterprise value of approximately $416.1 million upon consummation of the Business Combination, (ii) approximately $230.0 million of funds in the trust account immediately prior to any redemptions and (iii) the exercise of all 7,666,667 Appreciate Public Warrants and 4,833,333 Appreciate Private Placement Warrants that will remain outstanding after consummation of the Business Combination regardless of the level of redemptions.

(7)      Includes approximately $12.7 million in underwriting fees paid in connection with PTIC II’s IPO consisting of approximately $4.6 million in underwriting commissions paid upon closing of the IPO and approximately $8.1 million in deferred underwriting commissions to be paid on the Closing Date.

(8)      Assumes $0 of cash in the Trust Account.

(9)      The Equity % with respect to each Additional Dilution Source set forth in the table above, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in the numerator and the full amount of shares issued with respect to the Total Additional Dilution Sources in the denominator. For example, in the 50% redemption scenario, the Equity % with respect to the Appreciate Public Warrants would be calculated as follows: (a) 7,666,667 shares issued pursuant to the Appreciate Public Warrants: divided by (b) (i) 47,216,000 shares (the number of shares outstanding excluding the Additional Dilution Sources) plus (ii) 28,704,081 shares included in the Additional Dilution Sources.

The foregoing table is provided for illustrative purposes only and there can be no assurance that the Appreciate Common Stock will trade at the illustrative per-share values set forth therein, regardless of the levels of redemption. Further, we have not received any indications from stockholders regarding their intentions to redeem or retain their shares upon consummation of the Business Combination and have not formulated any expectation as to which, if any, of the illustrative scenarios included in the foregoing table is most likely.

Q:     HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:     If you are a holder of PTIC II Class A Common Stock and wish to exercise your redemption rights, you must demand that PTIC II redeem your shares for cash no later than 5:00 p.m., Eastern Time, on,            , 2022 (the second business day preceding the vote on the Business Combination Proposal) by delivering your stock certificates (if any) and other redemption forms at the address below to CST, PTIC II’s transfer agent, physically or electronically using DTC’s DWAC (Deposit and Withdrawal at Custodian) system. Holders of units must elect to separate the underlying PTIC II Class A Common Stock and Public Warrants prior to exercising redemption rights with respect to the PTIC II Class A Common Stock. If holders hold their PTIC II Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the PTIC II Units into underlying PTIC II Class A Common Stock and Public Warrants, or if a holder holds units registered in its own name, the holder must contact CST, PTIC II’s transfer agent, directly and instruct them to do so. Any holder of PTIC II Class A Common Stock will be entitled to demand that such holder’s shares be redeemed for a full pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $231.1 million, or approximately $10.04 per share of PTIC II Class A Common Stock, as of October 4, 2022, the “record date”). Such amount, including interest earned on the funds held in the Trust Account and not previously released to PTIC II to pay its taxes, if any (less up to approximately $0.1 million of interest to pay dissolution expenses), will be paid promptly upon consummation of the Business Combination. However, the proceeds deposited in the Trust Account could become subject to the claims of PTIC II’s creditors, if any, which could have priority over the claims of PTIC II Class A Stockholders, regardless of whether such PTIC II Class A Stockholders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any Stockholder Proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption made by a holder of PTIC II Class A Common Stock may not be withdrawn once submitted to PTIC II unless the PTIC II Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part).

Any corrected or changed proxy card or written demand of redemption rights must be received by CST, PTIC II’s transfer agent, prior to the vote taken on the Business Combination Proposal at the Special Meeting. No demand for redemption will be honored unless the holder’s stock certificates (if any) and other redemption forms have been delivered (either physically or electronically) to CST, PTIC II’s transfer agent, prior to the vote at the Special Meeting.

If a holder of PTIC II Class A Common Stock properly makes a request for redemption and the certificates for the PTIC II Class A Common Stock (if any) along with the redemption forms are delivered as described to CST, PTIC II’s transfer agent, as described herein, then, if the Business Combination is consummated, PTIC II will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your PTIC II Class A Common Stock for cash.

Q:     WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY REDEMPTION RIGHTS?

A:     The tax consequences of an exercise of redemption rights depend on your particular facts and circumstances. Please see the section entitled “Certain U.S. Federal Income Tax Considerations to Holders of PTIC II Class A Common Stock Exercising Redemption Rights.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q.     HOW DO THE PUBLIC WARRANTS DIFFER FROM THE PRIVATE PLACEMENT WARRANTS AND WHAT ARE THE RELATED RISKS FOR ANY PUBLIC WARRANT HOLDERS POST BUSINESS COMBINATION?

A:     The Public Warrants are identical to the Private Placement Warrants in material terms and provisions, except that the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the Closing (except in limited circumstances) and will not be redeemable by PTIC II so long as they are held by the Initial Stockholders, including any of their permitted transferees. If the Private Placement Warrants are held by holders other than the Initial Stockholders, including any of their permitted transferees, they will be redeemable by PTIC II and exercisable by the holders on the same basis as the Public Warrants. The Initial Stockholders agreed not to transfer, assign or sell any of the Private Placement Warrants, including the common stock issuable upon exercise of such warrants (except to certain permitted transferees), until 30 days after the Closing.

Following the Closing, Appreciate may redeem your Appreciate Public Warrants prior to their exercise at a time that is disadvantageous to you. Appreciate will have the ability to redeem outstanding Appreciate Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Appreciate Public Warrant, provided that the closing price of common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading day period ending on the third trading day prior to proper notice of such redemption, provided that certain other conditions are met. If and when the Appreciate Public Warrants become redeemable by Appreciate, it may exercise the redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, Appreciate may redeem the Appreciate Public Warrants as set forth above even if the holders are otherwise unable to exercise the Appreciate Public Warrants. Redemption of the outstanding Appreciate Public Warrants could force you (i) to exercise your Appreciate Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Appreciate Public Warrants at the then-current market price when you might otherwise wish to hold your Appreciate Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Appreciate Public Warrants are called for redemption, is likely to be substantially less than the market value of your Appreciate Warrants. None of the Appreciate Private Placement Warrants will be redeemable by Appreciate so long as they are held by the Initial Stockholders, including their permitted transferees. If the Appreciate Private Placement Warrants are held by holders other than the Initial Stockholders, including any of their permitted transferees, they will be redeemable by Appreciate and exercisable by the holders on the same basis as the Appreciate Public Warrants.

Historical trading prices for our shares of common stock have varied between a low of approximately $9.67 per share on August 30, 2021 to a high of approximately $10.62 per share on February 10, 2022 but have not approached the $18.00 per share threshold for redemption (which, as described above, would be required for 20 trading days within a 30 trading-day period after they become exercisable and prior to their expiration, at which point the Appreciate Public Warrants would become redeemable). In the event that, after the Business Combination, Appreciate elects to redeem all of the redeemable warrants as described above, Appreciate will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by Appreciate not less than 30 days prior to the redemption date to the registered holders of the Appreciate Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Warrant Agreement dated December 20, 2020, between PTIC II and CST, as warrant agent, shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption by our posting of the redemption notice to DTC. Please see “Risk Factors — Even if PTIC II consummates the Business Combination, there can be no assurance that the Public Warrants or Appreciate Warrants, as applicable, will be in the money during their exercise period, and they may expire worthless” and “Risk Factors — PTIC II may redeem unexpired warrants, in accordance with their terms, prior to their exercise at a time that is disadvantageous to holders of warrants” for more information.

Q:     WHAT IS AN “UP-C” STRUCTURE?

A:     Our corporate structure following the Business Combination, as described under the section entitled “Proposal No. 2 — The Business Combination Proposal — The Business Combination Agreement,” is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies when they undertake an initial public offering either directly or through a business combination with a special purpose acquisition company, such as PTIC II.

The Up-C structure will allow the Renters Warehouse Members, but not holders of Appreciate Class A Common Stock with respect to their Appreciate Class A Common Stock, to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership, or “pass through” entity, for U.S. federal (and certain state and local) income tax purposes following the Business Combination. One of these benefits is that, for U.S. federal income (and certain state and local) purposes, future taxable income of NewCo LLC that is allocated to the Renters Warehouse Members will be taxed on a flow-through basis and therefore NewCo LLC will generally not, for U.S. federal (and certain state and local) income tax purposes, be subject to corporate income taxes at the entity level (that it would generally be subject to if it were treated as a corporation for such applicable tax purposes). The Up-C structure also enables the Tax Receivable Agreement. In addition, subject to the terms of the Tax Receivable Agreement, the Up-C structure may also enable Appreciate Holdings, Inc. to obtain certain tax attributes arising from taxable exchanges of NewCo LLC Class B Units.

As described in more detail below, pursuant to the Tax Receivable Agreement, Appreciate Holdings, Inc. will generally be required to pay the applicable TRA Parties 85% of the amount of savings, if any, in U.S. federal, state, local and foreign taxes that are based on, or measured with respect to, net income or profits (and any interest related thereto) and any interest amount thereon, that Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) realizes, or is deemed to realize, as a result of certain tax attributes.

Because Renters Warehouse Members will hold interests in NewCo LLC directly rather than indirectly through ownership of shares of Appreciate Class A Common Stock following the Closing, they may have interests that will not align with, or conflict with, those of the holders of Appreciate Class A Common Stock or those of

Appreciate Holdings, Inc. For example, Renters Warehouse Members may have different tax positions from those of Appreciate Holdings, Inc. and/or holders of Appreciate Class A Common Stock, which if they are members of the management team could influence their decisions regarding whether and when to enter into certain transactions or dispose of assets, whether and when to incur new or refinance existing indebtedness, and whether and when we should terminate the Tax Receivable Agreement and accelerate the obligations thereunder. In addition, the structuring of future transactions and investments may take into consideration the members’ tax considerations even where no similar benefit would accrue to Appreciate Holdings, Inc.

See the section entitled “Proposal No. 2 — The Business Combination Proposal” for more information.

Q:     DO I HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION?

A:     There are no appraisal rights available to PTIC II Class A Stockholders, holders of the Warrants, the Other PTIC II Class B Stockholders or the Sponsor in connection with the Business Combination. Appraisal rights are available to PTIC II Class B Stockholders (except for the Other PTIC II Class B Stockholders and the Sponsor), holding a total of 25,000 shares of PTIC II Class B Common Stock, who strictly comply with the procedures set forth in Section 262 of the DGCL in connection with the Business Combination. For additional information, see the section entitled “Appraisal Rights.”

Q:     WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:     The net proceeds of PTIC II’s IPO, together with funds raised from the Private Placement simultaneously with the consummation of the IPO, was placed in the Trust Account immediately following PTIC II’s IPO. After consummation of the Business Combination, the funds in the Trust Account will be used to pay holders of the PTIC II Class A Common Stock who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of approximately $8.1 million as deferred underwriting commissions related to PTIC II’s IPO) and then contributed to Appreciate for use as working capital and for general corporate purposes.

Q:     WHAT IS A TAX RECEIVABLE AGREEMENT?

A:     In connection with the Business Combination, Appreciate Holdings, Inc. will enter into the Tax Receivable Agreement with the persons from time to time that become a party thereto.

At the Closing of the Business Combination, Appreciate Holdings, Inc., NewCo LLC, Renters Warehouse, Lake Street and each of the members of NewCo LLC that are Rolling Renters Warehouse Unitholders (excluding St. Cloud) will enter into the Tax Receivable Agreement, a form of which is attached hereto as Annex J.

Pursuant to the Tax Receivable Agreement, Appreciate Holdings, Inc. will generally be required to pay the applicable TRA Parties 85% of the amount of savings, if any, in U.S. federal, state, local and foreign taxes that are based on, or measured with respect to, net income or profits (and any interest related thereto) and any interest amount thereon, that Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) realizes, or is deemed to realize, as a result of certain tax attributes, including:

•        tax basis adjustments resulting from the Initial Sale (as defined in the Tax Receivable Agreement, if any), from certain redemptions of St. Cloud’s NewCo LLC Class B Units (if any), and from taxable exchanges of NewCo LLC Class B Units and/or Earn Out Units (if any) (each as defined in the Tax Receivable Agreement) (including any such tax basis adjustments resulting from certain payments made by Appreciate Holdings, Inc. under the Tax Receivable Agreement) acquired by Appreciate Holdings, Inc. for Appreciate Class A Common Stock and/or cash from a TRA Party pursuant to the terms of the A&R LLC Agreement or from St. Cloud (if any) and

•        tax deductions in respect of imputed interest deemed to be paid as a result of certain payments made under the Tax Receivable Agreement.

Under the Tax Receivable Agreement, Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) will generally be treated as realizing a tax benefit from the use of a Tax Attribute (as defined in the Tax

Receivable Agreement) on a “with and without” basis (subject to certain exceptions), thereby generally treating the Tax Attributes as the last item used; provided that, for purposes of determining any such tax benefit with respect to state and local income taxes, certain simplifying assumptions will be used. Payments under the Tax Receivable Agreement generally will be based on the tax reporting positions that Appreciate Holdings, Inc. determines (with the amount of payments subject to the TRA Party Representative’s (as defined in the Tax Receivable Agreement) review and consent and the Reconciliation Procedures (as defined in the Tax Receivable Agreement)), and the IRS or another taxing authority may challenge all or any part of a position taken with respect to Tax Attributes or the utilization thereof, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) are disallowed, the TRA Parties will not be required to reimburse Appreciate Holdings, Inc. for any excess payments that may previously have been made pursuant to the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to such TRA Parties will generally be applied against and reduce any future cash payments otherwise required to be made by Appreciate Holdings, Inc. under the Tax Receivable Agreement to the applicable TRA Parties, if any, after the determination of such excess. As a result, in certain circumstances Appreciate Holdings, Inc. could be required to make payments under the Tax Receivable Agreement in excess of Appreciate Holdings, Inc.’s (and any applicable subsidiaries thereof, if any) actual savings in respect of the Tax Attributes.

The Tax Receivable Agreement will provide that, in the event (such events collectively, “Early Termination Events”) that (i) Appreciate Holdings, Inc. exercises its early termination rights under the Tax Receivable Agreement, (ii) Appreciate Holdings, Inc. in certain circumstances, fails to make a payment required to be made pursuant to the Tax Receivable Agreement by its final payment date, which non-payment continues for three (3) months following such final payment date or (iii) Appreciate Holdings, Inc. breaches (or is deemed to breach) any of its material obligations under the Tax Receivable Agreement other than as described in the foregoing clause (ii) and, in the case of clauses (ii) and (iii), unless certain liquidity related or restrictive covenant related exceptions apply, Appreciate Holdings, Inc.’s obligations under the Tax Receivable Agreement will accelerate (or the TRA Party Representative may seek specific performance of the Tax Receivable Agreement) and Appreciate Holdings, Inc. will be required to make a lump-sum cash payment to all the TRA Parties equal to the present value, discounted at the Early Termination Rate (as defined in the Tax Receivable Agreement) as of and starting from the Early Termination Date (as defined in the Tax Receivable Agreement) of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to there being sufficient future taxable income of Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) to fully utilize the Tax Attributes and that all NewCo LLC Class B Units that had not yet been exchanged for Appreciate Class A Common Stock or cash are deemed exchanged. The lump-sum payment could be material and could materially exceed any actual tax benefits that Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) realizes subsequent to such payment.

As a result of the foregoing, in some circumstances (i) Appreciate Holdings, Inc. could be required to make payments under the Tax Receivable Agreement that are greater than or less than the actual tax savings that Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) realizes in respect of the Tax Attributes and (ii) it is possible that Appreciate Holdings, Inc. may be required to make payments years in advance of the actual realization of tax benefits (if any, and may never actually realize the benefits paid for) in respect of the Tax Attributes (including if any Early Termination Events occur). For example, assuming no material changes in the relevant tax law, we expect that if the Tax Receivable Agreement were terminated immediately after the closing of the Business Combination, the estimated Tax Receivable Agreement lump-sum payment would approximately be $55.4 million depending on Appreciate Holdings, Inc.’s rate of recovery of the tax basis increases associated with the deemed exchange of the NewCo LLC Class B Units and/or Earn Out Units (if any) (other than those held by us). This estimated Tax Receivable Agreement lump-sum payment is calculated using a discount rate equal to 5.04% (utilizing a SOFR rate of 3.04%), applied against an undiscounted liability of approximately $85.0 million. If the TRA Parties were to exchange all of their NewCo LLC Class B Units (excluding any Earn Out Units), Appreciate Holdings, Inc. would recognize a deferred tax asset of approximately $31.2 million assuming no valuation allowance is recorded and a related liability for payments under the Tax Receivable Agreement of approximately $85.0 million, assuming (i) that the TRA Parties redeemed or exchanged all of their NewCo LLC Class B Units and/or Earn Out Units (if any) on the Closing Date; (ii) no Earn Out Units were earned or vested as of the Closing Date; (iii) a price of $10.00 per share; (iv) a constant combined effective income tax rate of 25.20%; (v) Appreciate

Holdings, Inc. will have sufficient taxable income in each year to realize the tax benefits that are subject to the Tax Receivable Agreement; and (vi) no material changes in tax law. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize (if any) will differ based on, among other things, the timing and amount of any taxable income, the timing of the exchanges, the price of the shares of Appreciate Class A Common Stock at the time of the relevant exchange, and the tax rates then in effect. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

It is more likely than not that the deferred tax assets will not be realized in accordance with ASC Topic 740, ‘Income Taxes’ (“ASC 740”). As such, Appreciate has reduced the full carrying amount of the deferred tax assets with a valuation allowance in the no redemption scenario. In the max redemption scenario the impact of deferred taxes is immaterial. Management will continue to monitor and consider the available evidence from quarter to quarter, and year to year, to determine if more or less valuation allowance is required at that time.

Because Renters Warehouse Members will hold interests in NewCo LLC directly rather than indirectly through ownership of shares of Appreciate Class A Common Stock following the Closing, they may have interests that will not align with, or conflict with, those of the holders of Appreciate Class A Common Stock or us. For example, Renters Warehouse Members may have different tax positions from those of Appreciate Holdings, Inc. and/or holders of Appreciate Class A Common Stock, which if they are members of the management team could influence their decisions regarding whether and when we should terminate the Tax Receivable Agreement and accelerate the obligations thereunder.

Please see the section entitled “Proposal No. 2 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement” for a discussion of the Tax Receivable Agreement and the section entitled “Risk Factors — Risks Related to PTIC II and the Business Combination” for certain specified risks related to the Tax Receivable Agreement.

Q:     HOW DOES THE SPONSOR INTEND TO VOTE ON THE STOCKHOLDER PROPOSALS?

A:     The Sponsor and the Other PTIC II Class B Stockholders own of record and are entitled to vote an aggregate of approximately 20% of the outstanding shares of PTIC II Common Stock. The Sponsor and the Other PTIC II Class B Stockholders have agreed to vote any Founder Shares held by them as of the record date in favor of the Stockholder Proposals. In addition, pursuant to the Sponsor Letter Agreement executed by the Sponsor and the Other PTIC II Class B Stockholders on May 17, 2022 in connection with the execution of the Business Combination Agreement, the Sponsor and the Other PTIC II Class B Stockholders have agreed to vote all of their PTIC II Class B Common Stock (i) in favor of the Stockholder Proposals (including the Advisory Governing Documents Proposals), and (ii) against (A) any merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination other than with respect to the transactions with Renters Warehouse contemplated by the Business Combination Agreement or any Ancillary Documents, (B) any proposals which are in direct or indirect contravention of or materially inconsistent with the Business Combination Agreement or any Ancillary Documents, (C) any change in the present capitalization of PTIC II or any amendment to the Governing Documents (as defined in the Business Combination Agreement) of PTIC II, except to the extent expressly permitted under the Business Combination Agreement, (D) any liquidation or dissolution of PTIC II, or (E) any other matter that would reasonably be expected to result in a breach of PTIC II’s covenants, agreements or obligations under the Business Combination Agreement. See the section entitled “Certain Relationships and Related Party Transactions — Sponsor Letter Agreement.”

Q:     MAY THE SPONSOR AND THE OTHER INITIAL STOCKHOLDERS PURCHASE PTIC II CLASS A COMMON STOCK OR PUBLIC WARRANTS PRIOR TO THE SPECIAL MEETING?

A:     At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding PTIC II or its securities, the Initial Stockholders and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of PTIC II Class A Common Stock. In such transactions, the purchase price for the PTIC II Class A Common Stock will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the PTIC II Class A Common Stock they acquire in such transactions. However, any PTIC II Class A Common Stock acquired by the persons described above would not be voted in connection with the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the PTIC II Class A Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. PTIC II will file a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of PTIC II Class A Common Stock purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of PTIC II Class A Ordinary Shares for which PTIC II has received redemption requests.

Q:     WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?

A:     The holders of a majority of the aggregate voting power of the outstanding shares of PTIC II Common Stock entitled to vote at the Special Meeting must be present, in person by virtual attendance or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. If a PTIC II Stockholder who holds his, her or its PTIC II Common Stock in “street name” through a broker or other nominee fails to give voting instructions to such broker or other nominee (a “broker non-vote”) on all of the proposals set forth in this proxy statement, such shares of PTIC II Common Stock will not be counted for the purposes of establishing a quorum. Abstentions or a broker non-vote, so long as the PTIC II Stockholder has given the broker or other nominee voting instructions on at least one of the proposals in this proxy statement, will each count as present for the purposes of establishing a quorum. The Sponsor and the other holders of Founder Shares, who currently own approximately 20% of the issued and outstanding shares of PTIC II Common Stock, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the record date for the Special Meeting, 14,375,001 shares of PTIC II Common Stock would be required to achieve a quorum.

Q:     WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:     The PTIC II Charter Amendment Proposal:    The approval of the PTIC II Charter Amendment Proposal requires the affirmative vote of the holders of at least sixty-five percent (65%) of the aggregate voting power of the outstanding shares of PTIC II Common Stock. Accordingly, a PTIC II Stockholder’s failure to vote by virtual attendance or by proxy at the Special Meeting, an abstention from voting or a broker non-vote will each have the same effect as a vote “AGAINST” the PTIC II Charter Amendment Proposal. Pursuant to the Sponsor Letter Agreement, the Sponsor and the Other PTIC II Class B Stockholders have agreed to vote shares representing approximately 20% of the aggregate voting power of the outstanding shares of PTIC II Common Stock in favor of the PTIC II Charter Amendment Proposal. Furthermore, the Business Combination is not conditioned on the separate approval of the PTIC II Charter Amendment Proposal.

The Business Combination Proposal:    The approval of the Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) requires the affirmative vote of the majority of votes cast by the holders of PTIC II Common Stock present (by virtual attendance or by proxy) and entitled to vote thereon at the Special Meeting. Accordingly, none of a PTIC II Stockholder’s failure to vote by virtual attendance or by proxy at the Special Meeting, a broker non-vote or an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the Business Combination Proposal. PTIC II Stockholders must approve the Business Combination Proposal in order for the Business Combination to occur. If PTIC II Stockholders fail to approve the Business Combination Proposal, the Business Combination will not occur. Pursuant to the Sponsor Letter

Agreement and as further discussed in the section entitled “Proposal No. 2 — The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement,” the Sponsor and the Other PTIC II Class B Stockholders have agreed to vote shares representing approximately 20% of the aggregate voting power of the outstanding shares of PTIC II Common Stock in favor of the Business Combination Proposal.

The Appreciate Charter Proposal:    The approval of the Appreciate Charter Proposal requires the affirmative vote of the holders of at least a majority of the aggregate voting power of the outstanding PTIC II Common Stock. Accordingly, a PTIC II Stockholder’s failure to vote by virtual attendance or by proxy at the Special Meeting, an abstention from voting or a broker non-vote will each have the same effect as a vote “AGAINST” the PTIC II Charter Amendment Proposal. The Appreciate Charter Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Appreciate Charter Proposal will have no effect, even if approved by PTIC II Stockholders. Pursuant to the Sponsor Letter Agreement, the Sponsor and the Other PTIC II Class B Stockholders have agreed to vote shares representing approximately 20% of the aggregate voting power of the outstanding shares of PTIC II Common Stock in favor of the Appreciate Charter Proposal.

The Advisory Governing Documents Proposals:    The approval of each of the Advisory Governing Documents Proposals, each of which is a non-binding advisory vote, requires the affirmative vote of the majority of votes cast by the holders of PTIC II Common Stock present (by virtual attendance or by proxy) and entitled to vote thereon at the Special Meeting. Accordingly, none of a PTIC II Stockholder’s failure to vote by virtual attendance or by proxy at the Special Meeting, a broker non-vote or an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the Advisory Governing Documents Proposals. The approval of any of the Advisory Governing Documents Proposals is not otherwise required by Delaware law separate and apart from the Proposed Appreciate Charter but, pursuant to SEC guidance, PTIC II is required to submit these provisions to its stockholders separately for approval. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on PTIC II or the PTIC II Board (separate and apart from the approval of the Appreciate Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of any of the Advisory Governing Documents Proposals (separate and apart from approval of the Appreciate Charter Proposal).

The Nasdaq Proposal:    The approval of the Nasdaq Proposal requires the affirmative vote of the majority of votes cast by the holders of PTIC II Common Stock present (by virtual attendance or by proxy) and entitled to vote thereon at the Special Meeting. Accordingly, none of a PTIC II Stockholder’s failure to vote by virtual attendance or by proxy at the Special Meeting, a broker non-vote or an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the Nasdaq Proposal. The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and the Appreciate Charter Proposal. Therefore, if any of those proposals is not approved, the Nasdaq Proposal will have no effect, even if approved by PTIC II Class A Stockholders. Pursuant to the Sponsor Support Agreement, the Sponsor and the Other PTIC II Class B Stockholders have agreed to vote shares representing approximately 20% of the aggregate voting power of the outstanding shares of PTIC II Common Stock in favor of the Nasdaq Proposal.

The Equity Incentive Plan Proposal:    The approval of the Equity Incentive Plan Proposal requires the affirmative vote of the majority of votes cast by the holders of PTIC II Common Stock present (by virtual attendance or by proxy) and entitled to vote thereon at the Special Meeting. Accordingly, none of a PTIC II Stockholder’s failure to vote by virtual attendance or by proxy at the Special Meeting, a broker non-vote or an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the Equity Incentive Plan Proposal. Pursuant to the Sponsor Letter Agreement, the Sponsor and the Other PTIC II Class B Stockholders have agreed to vote shares representing approximately 20% of the aggregate voting power of the outstanding shares of PTIC II Common Stock in favor of the Equity Incentive Plan Proposal. Furthermore, the Business Combination is not conditioned on the separate approval of the Equity Incentive Plan Proposal.

The Adjournment Proposal:    The approval of the Adjournment Proposal requires the affirmative vote of the majority of votes cast by the holders of PTIC II Common Stock present (by virtual attendance or by proxy) and entitled to vote thereon at the Special Meeting, if presented. Accordingly, none of a PTIC II Stockholder’s failure to vote by virtual attendance or by proxy at the Special Meeting, a broker non-vote or an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the Adjournment Proposal. The Adjournment Proposal is not conditioned upon any other Stockholder Proposal. Furthermore, the Business Combination is not conditioned on the separate approval of the Equity Incentive Plan Proposal. Pursuant to the

Sponsor Letter Agreement, the Sponsor and the Other PTIC II Class B Stockholders have agreed to vote shares representing approximately 20% of the aggregate voting power of the outstanding shares of PTIC II Common Stock in favor of the PTIC II Adjournment Proposal.

Q:     DO ANY OF PTIC II’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE BUSINESS COMBINATION THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF PTIC II STOCKHOLDERS?

A:     PTIC II’s executive officers and certain non-employee directors may have interests in the Business Combination that may be different from, or in addition to, the interests of PTIC II Stockholders generally. For example, following the Business Combination:

•        the Sponsor can earn a positive rate of return on their investment, even if other stockholders of PTIC II experience a negative rate of return on their investment;

•        Gloria Fu will be a member of the board of directors of the Combined Company. As such, in the future, Ms. Fu will receive any cash fees, stock options or stock awards that the board of directors of the Combined Company determines to pay to its directors following the completion of the Business Combination; and

•        M. Joseph Beck will be a member of the board of directors of the Combined Company. As such, in the future, Mr. Beck will receive any cash fees, stock options or stock awards that the board of directors of the Combined Company determines to pay to its directors following the completion of the Business Combination.

The PTIC II Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination Agreement and the transactions contemplated thereby be approved by the stockholders of PTIC II. See the section entitled “Proposal No. 2 — The Business Combination Proposal — Interests of PTIC II Directors and Officers and Others in the Business Combination” beginning on page 104 of this proxy statement.

For additional information regarding pre-existing relationships between certain of the parties to the Business Combination Agreement and certain of their Affiliates, see the section entitled “Risk Factors — Risks Related to PTIC II and the Business Combination — Since the Sponsor and PTIC II’s directors and executive officers have interests that are different, or in addition to (and which may conflict with) the interests of PTIC II Class A Stockholders, a conflict of interest may exist in determining whether the Business Combination with Renters Warehouse is appropriate as PTIC II’s initial business combination. Such interests include that the Sponsor and PTIC II’s directors and executive officers may lose their entire investment if a business combination is not completed, and that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete the proposed Business Combination even if it is with a less favorable target company or on less favorable terms to PTIC II Class A Stockholders than the liquidation of PTIC II.”

Q:     WHAT INTERESTS DO PTIC II’S CURRENT OFFICERS AND DIRECTORS HAVE IN THE BUSINESS COMBINATION?

A:     The Sponsor and each executive officer and director of PTIC II may have interests in the Business Combination that are different from or in addition to your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

•        the fact that the Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the shares of PTIC II Common Stock held by them if we fail to consummate an initial business combination, such as the Business Combination, by December 8, 2022;

•        the fact that, if the Trust Account is liquidated, including in the event we are unable to consummate the Business Combination or an initial business combination within the required time period, the Initial Stockholders have agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third-party vendors or service providers for services rendered or products sold to us, but only if such target business, vendor or service provider has not executed a waiver of any and all of its rights to seek access to the Trust Account;

•        the fact that the Sponsor paid an aggregate of $25,000 for 5,031,250 shares of PTIC II Class B Common Stock currently owned by the Sponsor, PTIC II’s executive officers and directors and certain others, and following this in December 2020, PTIC II effected a stock dividend of approximately 0.143 shares for each share of PTIC II Class B Common Stock outstanding, resulting in the abovementioned PTIC II Stockholders holding an aggregate of 5,750,000 shares of PTIC II Class B Common Stock and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that the Sponsor, PTIC II’s executive officers and directors and certain others, currently hold an aggregate of 5,750,000 Founder Shares, which following the Business Combination, if unrestricted and freely tradable, and in the case of the shares held directly by the Sponsor, assuming all vesting conditions are satisfied, would have had an aggregate market value of approximately $55.8 million based upon the closing price of $9.97 per share of PTIC II Class A Common Stock on the Nasdaq on October 14, 2022, the most recent closing price;

•        the fact that the Sponsor and PTIC II’s executive officers and directors have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combination Proposal and such Founder Shares will be worthless if no business combination is effected by PTIC II by December 8, 2022;

•        the fact that Sponsor and its affiliates can earn a positive rate of return on their investment, even if other PTIC II stockholders experience a negative rate of return in the post-Business Combination company;

•        the fact that the Sponsor and PTIC II’s executive officers and directors will benefit from the completion of a business combination any may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•        the fact that Sponsor paid approximately $7.3 million for the Private Placement Warrants, which, if unrestricted and freely tradable, would have had an aggregate market value of approximately $0.6 million based upon the closing price of $0.13 per Public Warrant (although holders of the Private Placement Warrants have certain rights that differ from the rights of holders of the Public Warrants) on Nasdaq on October 14, 2022, the most recent closing price, and the fact that the Private Placement Warrants would be worthless if a business combination is not consummated by December 8, 2022;

•        the fact that the Investor Rights Agreement has been entered into by the Sponsor and PTIC II’s executive officers and directors which (i) provides that the Sponsor and PTIC II’s executive officers and directors are entitled to have any shares of Appreciate Class A Common Stock held registered for resale on a resale shelf registration statement following consummation of the Business Combination and (ii) the lock-up period for the such securities terminates one hundred and eighty (180) days after the Closing as opposed to up to three hundred and sixty (360) days (subject to earlier release upon achieving certain conditions);

•        the fact that Sponsor and PTIC II’s executive officers and directors will lose their entire investment in PTIC II and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 8, 2022. As of the date of this proxy statement, there are no outstanding out-of-pocket expenses for which the Sponsor and PTIC II’s officers and directors are awaiting reimbursement other than (i) an amount equal to $67,500, which amount is a reimbursement to be made to the Sponsor with respect to amounts paid by PTIC II in respect of Renters Warehouse’s portion of the filing fees required under the HSR Act; (ii) the amount of $250,000, with respect to certain of operational expenses previously paid by the Sponsor; and (iii) the amounts, if any, borrowed under the Promissory Note;

•        the fact that following the completion of the Business Combination, Gloria Fu will be a member of the board of directors of the Combined Company. As such, in the future, Ms. Fu will receive any cash fees, stock options or stock awards that the board of directors of the Combined Company determines to pay to its directors following the completion of the Business Combination;

•        the fact that following the completion of the Business Combination, M. Joseph Beck will be a member of the board of directors of the Combined Company. As such, in the future, Mr. Beck will receive any cash fees, stock options or stock awards that the board of directors of the Combined Company determines to pay to its directors following the completion of the Business Combination; and

•        the continued indemnification of PTIC II’s executive officers and directors and the continuation of PTIC II’s executive officers’ and directors’ liability insurance following the consummation of the Business Combination.

Initial Stockholders Beneficial Ownership of PTIC II Prior to Closing

	Securities held by Initial Stockholders	Sponsor Cost at PTIC II’s IPO
PTIC II Class A Common Stock	—	—
PTIC II Class B Common Stock	5,750,000	$25,000
Private Placement Warrants	4,833,333	$7,250,000
Total		$7,275,000

Initial Stockholders Beneficial Ownership of Appreciate Following the Closing

	Securities held by Initial Stockholders at Closing	Value per Security as of October 14, 2022	Total Value
Appreciate Class A Common Stock Issued to the Initial Stockholders(1)	5,750,000	$9.97	$57,327,500(2)
Appreciate Class B Common Stock	—	$—	$—
Private Placement Warrants	4,833,333	$0.13	$628,333(3)
Total			$57,955,833

____________

(1)      5,595,000 of such shares are held directly by the Sponsor equalling a total value of $55,782,150 based upon the closing price of $9.97 per share of PTIC II Class A Common Stock on the Nasdaq on October 14, 2022, the most recent closing price.

(2)      $57.3 million based upon the closing price of $9.97 per share of PTIC II Class A Common Stock on the Nasdaq on October 14, 2022, the most recent closing price.

(3)      $0.6 million based upon the closing price of $0.13 per Public Warrant (although holders of the Private Placement Warrants have certain rights that differ from the rights of holders of the Public Warrants) on Nasdaq on October 14, 2022, the most recent closing price.

These interests may have influenced the PTIC II Board in making their recommendation that you vote in favor of the approval of the Business Combination. See the section entitled “Proposal No. 2 — The Business Combination Proposal — Interests of PTIC II Directors and Officers and Others in the Business Combination” beginning on page 104 of this proxy statement for a further discussion of these considerations.

Q:     WHAT DO I NEED TO DO NOW?

A:     After carefully reading and considering the information contained in this proxy statement, please submit your proxies as soon as possible so that your shares will be represented at the Special Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.

Q:     HOW DO I VOTE?

A:     If you are a stockholder of record of PTIC II as of October 4, 2022, the record date, you may submit your proxy before the Special Meeting in any of the following ways, if available:

•        visit the website shown on your proxy card to vote via the Internet; or

•        complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a stockholder of record of PTIC II as of the record date, you may also cast your vote at the Special Meeting.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the Special Meeting will need to obtain a legal proxy form from their broker, bank or other nominee.

Q:     WHEN AND WHERE IS THE SPECIAL MEETING?

A:     The Special Meeting will be held on            , 2022, at            a.m., Eastern Time, via a virtual meeting. PTIC II encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting www.cstproxy.com/proptechinvestmentcorpii/2022. You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. If you do not have internet capabilities, you can listen only to the meeting by dialing 1 800-450-7155 (toll-free), outside the U.S. and Canada +1 857-999-9155 (standard rates apply) when prompted enter the pin number 1932972#. This is listen-only, you will not be able to vote or enter questions during the Special Meeting. All PTIC II Stockholders as of the record date, or their duly appointed proxies, may attend the Special Meeting.

Q:     IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:     If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to PTIC II or by voting at the Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. In addition to such legal proxy, if you plan to attend the Special Meeting, but are not a stockholder of record because you hold your shares in “street name,” please have evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) and valid photo identification with you at the Special Meeting.

Under the rules of the Nasdaq, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all of the Stockholder Proposals are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular Stockholder Proposal for which the broker does not have discretionary voting power.

If you are a PTIC II Stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares on every Stockholder Proposal, your broker, bank or other nominee will not vote your shares on the PTIC II Charter Amendment Proposal, the Business Combination Proposal, the Advisory Governing Documents Proposals, the Appreciate Charter Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal or the Adjournment Proposal. Such broker non-votes will not be counted as present for the purposes of establishing a quorum, will have the effect of a vote “AGAINST” the PTIC II Charter Amendment Proposal and the Appreciate Charter Proposal and will have no effect on the remaining Stockholder Proposals.

Q:     WHAT IF I ATTEND THE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:     For purposes of the Special Meeting, an abstention occurs when a stockholder attends the meeting and does not vote or returns a proxy with an “abstain” vote.

If you are a PTIC II Stockholder that attends the Special Meeting and fails to vote on the PTIC II Charter Amendment Proposal, the Business Combination Proposal, the Advisory Governing Documents Proposals, the Appreciate Charter Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal or the Adjournment Proposal, or if you respond to such proposals with an “abstain” vote, your failure to vote or “abstain” vote in each case will count as present for the purpose of establishing a quorum, will have the effect of a vote “AGAINST” the PTIC II Charter Amendment Proposal and the Appreciate Charter Proposal and will have no effect on the remaining Stockholder Proposals.

Q:     WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:     If you sign and return your proxy card without indicating how to vote on any particular Stockholder Proposal, the PTIC II Common Stock represented by your proxy will be voted as recommended by the PTIC II Board with respect to that Stockholder Proposal.

Q:     MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:     Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You may do this in one of three ways:

•        filing a notice with the Secretary of PTIC II;

•        mailing a new, subsequently dated proxy card; or

•        by attending the Special Meeting and electing to vote your shares.

If you are a stockholder of record of PTIC II and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to PTIC II and it must be received at any time before the vote is taken at the Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than 5:00 p.m. Eastern Time on            , 2022, or by voting at the Special Meeting. Simply attending the Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares of PTIC II Common Stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:     WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?

A:     If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by stockholders and consummated, you will become a stockholder and/or warrant holder of Appreciate. Failure to take any action with respect to the Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a stockholder of PTIC II while PTIC II searches for another target business with which to complete a business combination.

Q:     WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of PTIC II Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered under more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:     WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS, VOTING OR THE BUSINESS COMBINATION?

A:     If you have any questions about the proxy materials, need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact Morrow, the proxy solicitation agent for PTIC II, at the following address and telephone number:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Tel: Toll-Free (800) 662-5200 or (203) 658-9400
Email: PTIC@investor.morrowsodali.com

If you are a PTIC II Class A Stockholder and you intend to seek redemption of your shares, you will need to deliver your shares of PTIC II Class A Common Stock (either physically or electronically) to CST, PTIC II’s transfer agent, at the address below prior to            p.m., Eastern Time, on            , 2022. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT

This summary, together with the section entitled “Questions and Answers About the Business Combination and Stockholder Proposals,” highlights selected information included in this proxy statement and does not contain all of the information that may be important to you. To better understand the Business Combination and the Stockholder Proposals to be considered at the Special Meeting, you should read this entire proxy statement carefully, including the annexes and the other documents to which PTIC II and Renters Warehouse refer, before you decide how to vote with respect to the Stockholder Proposals. See also the sections titled “Risk Factors” beginning on page 30 and “Where You Can Find More Information” on page 292. Each item in this summary includes a page reference directing you to a more complete description of that item.

Unless otherwise specified, all share calculations assume no exercise of redemption rights by the PTIC II Class A Stockholders.

Information About the Parties to the Business Combination

PropTech Investment Corporation II

PTIC II is a blank check company incorporated as a Delaware corporation organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. PTIC II has until December 8, 2022 to consummate an initial business combination.

On December 8, 2020, PTIC II consummated the IPO of 23,000,000 PTIC II Units at a price of $10.00 per PTIC II Unit, generating gross proceeds of approximately $230.0 million, which included the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 PTIC II Units. Simultaneously with the closing of the IPO, PTIC II also consummated the sale of 4,833,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in a Private Placement to its Sponsor, generating gross proceeds of approximately $7.3 million.

A total of approximately $230.0 million of the proceeds from the IPO and the Private Placement was deposited into the Trust Account established for the benefit of the PTIC II Class A Stockholders, and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. As of June 30, 2022, PTIC II had cash of approximately $0.2 million outside of the Trust Account. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of June 30, 2022, there was approximately $230.0 million held in the Trust Account.

Except with respect to interest earned on the funds held in the Trust Account that may be released to PTIC II to pay its taxes (less up to $0.1 million interest to pay dissolution expenses), the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of an initial business combination, (ii) the redemption of any of the PTIC II Class A Common Stock properly submitted in connection with a stockholder vote to amend the Existing Charter (if the PTIC II Charter Amendment Proposal is approved and adopted by the PTIC II Board and the amendment to the Existing Charter is effected, which would only occur if the Business Combination is consummated substantially concurrently with such amendment) (a) to modify the substance or timing of its obligation to redeem 100% of the PTIC II Class A Common Stock if PTIC II does not complete an initial business combination by December 8, 2022 or (b) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) the redemption of the PTIC II Class A Common Stock if PTIC II is unable to complete an initial business combination by December 8, 2022, subject to applicable law. PTIC II executed the Business Combination Agreement on May 17, 2022 and it must liquidate unless a business combination is consummated by December 8, 2022.

The PTIC II Units, PTIC II Class A Common Stock and Public Warrants are currently listed on the Nasdaq under the symbols “PTICU,” “PTIC” and “PTICW,” respectively. The PTIC II Units commenced public trading on Nasdaq on December 4, 2020, and the PTIC II Class A Common Stock and Public Warrants commenced separate public trading on January 25, 2021.

PTIC II’s executive offices are located at 3415 N. Pines Way, Suite 204, Wilson, WY 83014, and its telephone number is (310) 954-9665.

RW National Holdings, LLC

Renters Warehouse is a Single-Family Rental (“SFR”) services company serving a diverse base of individual and institutional investors through an end-to-end technology platform. With a focus on the services segment of the SFR industry, Renters Warehouse operates an asset-light model and does not own SFR real estate. Renters Warehouse’s SFR services include marketplace and management services provided to both individual and institutional investors. Renters Warehouse and its franchisees provide services across 42 locations in 19 states. In all its locations, Renters Warehouse is licensed as a real estate broker, allowing it to participate in the Multiple Listing Service. Renters Warehouse currently serves more than 12,000 investors and manages approximately 15,000 properties with a gross property value exceeding $4.0 billion.

Renters Warehouse commenced operations in 2007. It was formed as a Delaware limited liability company on August 14, 2015. Renters Warehouse’s principal executive offices are located at 6101 Baker Road, Suite 200, Minnetonka, Minnesota 55345 and its phone number is (952) 225-1169.

The Business Combination Agreement

The terms and conditions of the Business Combination are contained in the Business Combination Agreement, substantially in the form attached to this document as Annex A, which is incorporated by reference herein in its entirety. PTIC II encourages you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination. For more information on the Business Combination Agreement, see the section entitled “Proposal No. 2 — The Business Combination Proposal — The Business Combination Agreement.”

Structure of the Business Combination

The Business Combination contemplates, among other things, the following transactions:

•        Immediately prior to the Closing, among other things, (a) PTIC II will form NewCo LLC for purposes of consummating the transactions contemplated by the Business Combination Agreement and the Ancillary Documents, (b) each share of PTIC II Class B Common Stock that is issued and outstanding immediately prior to the Closing will be converted into one (1) share of PTIC II Class A Common Stock, (c) the Proposed Appreciate Charter and the Proposed Appreciate Bylaws shall become the Governing Documents (as defined in the Business Combination Agreement) of PTIC II and (d) PTIC II will be renamed “Appreciate Holdings, Inc.”

•        At the Closing, (a) Rolling Renters Warehouse Unitholders will contribute all of their Existing Renters Warehouse LLC Interests to NewCo LLC in exchange for non-voting NewCo LLC Class B Units, (b) the Initial LLC Agreement will be amended and restated in the required form, (c) PTIC II will contribute the Closing Date Contribution Amount to NewCo LLC in exchange for NewCo LLC Class A Units and (d) the NewCo LLC unitholders (other than PTIC II) will receive a number of shares of Appreciate Class B Common Stock equal to the Transaction Equity Security Amount, on the terms and subject to the conditions set forth in the Business Combination Agreement.

Simplified Pre-Combination Structure of Renters Warehouse

The following diagram illustrates in simplified terms the current structure of Renters Warehouse and its operating subsidiaries prior to the Closing.

Simplified Post-Combination Appreciate Structure

The following diagrams illustrate in simplified terms the expected structure of Appreciate and its operating subsidiaries upon the Closing, based on the 75% redemptions scenario.

____________

(1)      Assuming no holders of PTIC II Class A Common Stock exercise their redemption rights, the common equity ownership levels and voting power of the entities in the structure chart in Appreciate Common Stock would be as follows: (a) PTIC II Public Stockholders: 44.6% common equity ownership interest and 44.6% voting power; (b) Sponsor: 11.1% common equity ownership interest and 11.1% voting power; (c) Rolling Renters Warehouse Unitholders: 43.4% common equity ownership interest and 43.4% voting interest; (d) CF Principal: 0.4% of the common equity ownership interest and 0.4% voting power; and (e) Northland: 0.5% of the common equity ownership interest and 0.5% voting power. For additional information and assumptions on these calculations, see “Questions and Answers about the Business Combination — What Equity Stake Will Current PTIC II Stockholders and Renters Warehouse Existing Members Hold in Appreciate Immediately After the Consummation of the Business Combination?” No information as to the relative voting power with respect to the NewCo LLC Common Units has been presented because NewCo LLC will have a managing member, Appreciate, and the NewCo LLC Class A Units and NewCo LLC Class B Units will not have voting rights, except as required by law.

(2)      Pursuant to the A&R LLC Agreement, the NewCo LLC common units will be entitled to share in the profits and losses of NewCo LLC and to receive distributions if and as declared by the managing member of NewCo LLC, which will be Appreciate, and will have no voting rights, except as otherwise required by law. For a description of the rights of the NewCo LLC common units, see “Proposal No. 2 — The Business Combination Agreement — Transaction Consideration,” “Proposal No. 2 — The Business Combination Agreement — LLCA” and “Proposal No. 2 — The Business Combination Agreement — Tax Receivable Agreement.”

Other Agreements Related to the Business Combination

Sponsor Letter Agreement

Concurrent with the execution and delivery of the Business Combination Agreement, PTIC II entered into the Sponsor Letter Agreement with the Sponsor, the Other PTIC II Class B Stockholders, PTIC II and Renters Warehouse, among others, pursuant to which, among other things, the Sponsor and the Other PTIC II Class B Stockholders agreed to: (a) vote all their PTIC II Class B Common Stock in favor of approval of the Business Combination Agreement and the transactions contemplated thereby; (b) withhold consent with respect to any matter, action or proposal that would reasonably be expected to result in a material breach of any of PTIC II’s covenants, agreements or obligations under the Business Combination Agreement; (c) subject to, conditioned upon and effective immediately prior to the occurrence of the Effective Time, waive any rights to adjustment or other anti-dilution or similar protections with respect to the rate that the shares of PTIC II Class B Common Stock held by the Sponsor and the Other Class B Stockholders will convert into shares of PTIC II Class A Common Stock in connection with the transactions contemplated by the Business Combination Agreement and the transactions contemplated thereby and (d) subject to, and conditioned upon the occurrence of and effective as of, the Closing, terminate certain existing agreements or arrangements, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

Transaction Support Agreements

Promptly after the execution and delivery of the Business Combination Agreement, PTIC II, and Renters Warehouse entered into transaction support agreements (as each may be amended, supplemented or restated from time to time, collectively, the “Transaction Support Agreements”) with the Supporting Renters Warehouse Unitholders. Pursuant to the Transaction Support Agreements, the Supporting Renters Warehouse Unitholders agreed to, among other things: (a) support and vote in favor of the Business Combination Agreement, the Ancillary Documents to which Renters Warehouse is a party and the transactions contemplated thereby; and (b) vote against or withhold consent or approval with respect to, among other things, any matter, action or proposal that would reasonably be expected to result in a breach of any of Renters Warehouse’s covenants under the Business Combination Agreement or the Ancillary Documents, or that would result in the non-satisfaction of certain of the conditions to the Closing under the Business Combination Agreement.

Pursuant to the Transaction Support Agreements, the Supporting Renters Warehouse Unitholders also agreed to, among other things, (a) to the extent required or applicable, vote or provide consent for purposes of authorizing and approving any and all of the matters, actions and proposals contemplated by the Business Combination Agreement and the Ancillary Documents and the transactions contemplated thereby or (b) when any meeting of Renters Warehouse Members (as applicable) is held, cause Renters Warehouse Member’s Subject Company Units (as defined in the Transaction Support Agreements) to be counted as present thereat for the purposes of establishing a quorum.

Investor Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, Appreciate will enter into the Investor Rights Agreement with the Sponsor, the other Founder Holders (as defined therein) and the Sellers (as defined therein), which provides that Appreciate will agree to register for resale certain shares of Appreciate Class A Common Stock and other equity securities of Appreciate that are held by the parties thereto from time to time. The Investor Rights Agreement provides for underwritten offerings and piggyback registration rights, in each case subject to certain limitations set forth therein.

Under the Investor Rights Agreement, certain of the parties thereto will agree to a 180-day lock-up from the Closing Date, subject to certain limitations set forth therein.

A&R LLC Agreement

On the Closing Date, the Limited Liability Company Agreement of NewCo LLC, dated as of immediately prior to the Closing, by and among NewCo LLC and NewCo LLC unitholders thereto, will be amended and restated to, among other things, reflect: (a) the consummation of the transactions contemplated by the Business Combination

Agreement and the Ancillary Documents, (b) the Combined Company’s designation as the sole Managing Member (as defined in the A&R LLC Agreement) of NewCo LLC, and (c) the rights and obligations of the Members (as defined in the A&R LLC Agreement) and other terms and provisions, as set forth in the A&R LLC Agreement.

Tax Receivable Agreement

At the Closing of the Business Combination, Appreciate Holdings, Inc., NewCo LLC, Renters Warehouse, Lake Street and each of the members of NewCo LLC that are Rolling Renters Warehouse Unitholders (excluding St. Cloud) will enter into the Tax Receivable Agreement, a form of which is attached hereto as Annex J.

Pursuant to the Tax Receivable Agreement, Appreciate Holdings, Inc. will generally be required to pay the applicable TRA Parties 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, net income or profits (and any interest related thereto) and any interest amount thereon, that Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) realizes, or is deemed to realize, as a result of certain tax attributes, including:

•        tax basis adjustments resulting from the Initial Sale, from certain redemptions of St. Cloud’s NewCo LLC Class B Units (if any), and from taxable exchanges of NewCo LLC Class B Units and/or Earn Out Units (if any) (including any such tax basis adjustments resulting from certain payments made by Appreciate Holdings, Inc. under the Tax Receivable Agreement) acquired by Appreciate Holdings, Inc. for Appreciate Class A Common Stock and/or cash from a TRA Party pursuant to the terms of the A&R LLC Agreement or from St. Cloud (if any) and

•        tax deductions in respect of imputed interest deemed to be paid as a result of certain payments made under the Tax Receivable Agreement.

Under the Tax Receivable Agreement, Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) will generally be treated as realizing a tax benefit from the use of a Tax Attribute on a “with and without” basis (subject to certain exceptions), thereby generally treating the Tax Attributes as the last item used; provided that, for purposes of determining any such tax benefit with respect to state and local income taxes, certain simplifying assumptions will be used. Payments under the Tax Receivable Agreement generally will be based on the tax reporting positions that Appreciate Holdings, Inc. determines (with the amount of payments subject to the TRA Party Representative’s review and consent and the Reconciliation Procedures), and the IRS or another taxing authority may challenge all or any part of a position taken with respect to Tax Attributes or the utilization thereof, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) are disallowed, the TRA Parties will not be required to reimburse Appreciate Holdings, Inc. for any excess payments that may previously have been made pursuant to the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to such TRA Parties will generally be applied against and reduce any future cash payments otherwise required to be made by Appreciate Holdings, Inc. under the Tax Receivable Agreement to the applicable TRA Parties, if any, after the determination of such excess. As a result, in certain circumstances Appreciate Holdings, Inc. could be required to make payments under the Tax Receivable Agreement in excess of Appreciate Holdings, Inc.’s (and any applicable subsidiaries thereof, if any) actual savings in respect of the Tax Attributes.

The Tax Receivable Agreement will provide that, in the event that (i) Appreciate Holdings, Inc. exercises its early termination rights under the Tax Receivable Agreement, (ii) Appreciate Holdings, Inc. in certain circumstances, fails to make a payment required to be made pursuant to the Tax Receivable Agreement by its final payment date, which non-payment continues for three (3) months following such final payment date or (iii) Appreciate Holdings, Inc. breaches (or is deemed to breach) any of its material obligations under the Tax Receivable Agreement other than as described in the foregoing clause (ii) and, in the case of clauses (ii) and (iii), unless certain liquidity related or restrictive covenant related exceptions apply, Appreciate Holdings, Inc.’s obligations under the Tax Receivable Agreement will accelerate (or the TRA Party Representative may seek specific performance of the Tax Receivable Agreement) and Appreciate Holdings, Inc. will be required to make a lump-sum cash payment to all the TRA Parties equal to the present value, discounted at the Early Termination Rate as of and starting from the Early Termination Date of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to there being sufficient future taxable income of Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) to fully utilize the Tax Attributes and that all NewCo LLC Class B Units that had not yet been exchanged for Appreciate Class A Common Stock or cash are deemed exchanged. The lump-sum payment could be material and could materially exceed any actual tax benefits that Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) realizes subsequent to such payment.

As a result of the foregoing, in some circumstances (i) Appreciate Holdings, Inc. could be required to make payments under the Tax Receivable Agreement that are greater than or less than the actual tax savings that Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) realizes in respect of the Tax Attributes and (ii) it is possible that Appreciate Holdings, Inc. may be required to make payments years in advance of the actual realization of tax benefits (if any, and may never actually realize the benefits paid for) in respect of the Tax Attributes (including if any Early Termination Events occur). For example, assuming no material changes in the relevant tax law, we expect that if the Tax Receivable Agreement were terminated immediately after the closing of the Business Combination, the estimated Tax Receivable Agreement lump-sum payment would approximately be $55.4 million depending on the Appreciate Holdings, Inc.’s rate of recovery of the tax basis increases associated with the deemed exchange of the NewCo LLC Class B Units and/or Earn Out Units (if any) (other than those held by us). This estimated Tax Receivable Agreement lump-sum payment is calculated using a discount rate equal to 5.04% (utilizing a SOFR rate of 3.04%), applied against an undiscounted liability of approximately $85.0 million. If the TRA Parties were to exchange all of their NewCo LLC Class B Units (excluding any Earn Out Units), Appreciate Holdings, Inc. would recognize a deferred tax asset of approximately $31.2 million assuming no valuation allowance is recorded and a related liability for payments under the Tax Receivable Agreement of approximately $85.0 million, assuming (i) that the TRA Parties redeemed or exchanged all of their NewCo LLC Class B Units and/or Earn Out Units (if any) on the Closing Date; (ii) no Earn Out Units were earned or vested as of the Closing Date; (iii) a price of $10.00 per share; (iv) a constant combined effective income tax rate of 25.20%; (v) Appreciate Holdings, Inc. will have sufficient taxable income in each year to realize the tax benefits that are subject to the Tax Receivable Agreement; and (vi) no material changes in tax law. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize (if any) will differ based on, among other things, the timing and amount of any taxable income, the timing of the exchanges, the price of the shares of Appreciate Class A Common Stock at the time of the relevant exchange, and the tax rates then in effect. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

It is more likely than not that the deferred tax assets will not be realized in accordance with ASC 740. As such, Appreciate has reduced the full carrying amount of the deferred tax assets with a valuation allowance in the no redemption scenario. In the max redemption scenario the impact of deferred taxes is immaterial. Management will continue to monitor and consider the available evidence from quarter to quarter, and year to year, to determine if more or less valuation allowance is required at that time.

Our corporate structure following the Business Combination, as described under the section entitled “Proposal No. 2 — The Business Combination Proposal — The Business Combination Agreement,” is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies when they undertake an initial public offering either directly or through a business combination with a special purpose acquisition company, such as PTIC II.

The Up-C structure will allow the Renters Warehouse Members, but not holders of Appreciate Class A Common Stock with respect to their Appreciate Class A Common Stock, to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership, or “pass through” entity, for U.S. federal (and certain state and local) income tax purposes following the Business Combination. One of these benefits is that, for U.S. federal income (and certain state and local) purposes, future taxable income of NewCo LLC that is allocated to the Renters Warehouse Members will be taxed on a flow-through basis and therefore NewCo LLC will generally not, for U.S. federal (and certain state and local) income tax purposes, be subject to corporate income taxes at the entity level (that it would generally be subject to if it were treated as a corporation for such applicable tax purposes). The Up-C structure also enables the Tax Receivable Agreement. In addition, subject to the terms of the Tax Receivable Agreement, the Up-C structure may also enable Appreciate Holdings, Inc. to obtain certain tax attributes arising from taxable exchanges of NewCo LLC Class B Units.

Because Renters Warehouse Members will hold interests in NewCo LLC directly rather than indirectly through ownership of shares of Appreciate Class A Common Stock following the Closing, they may have interests that will not align with, or conflict with, those of the holders of Appreciate Class A Common Stock or those of Appreciate Holdings, Inc. For example, Renters Warehouse Members may have different tax positions from those of Appreciate

Holdings, Inc. and/or holders of Class A Common Stock, which if they are members of the management team could influence their decisions regarding whether and when to enter into certain transactions or dispose of assets, whether and when to incur new or refinance existing indebtedness, and whether and when Appreciate Holdings, Inc. should terminate the Tax Receivable Agreement and accelerate the obligations thereunder. In addition, the structuring of future transactions and investments may take into consideration the Renters Warehouse Members tax considerations even where no similar benefit would accrue to Appreciate Holdings, Inc.

Please see the section entitled “Proposal No. 2 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement” for a discussion of the Tax Receivable Agreement and the section entitled “Risk Factors — Risks Related to PTIC II and the Business Combination” for certain specified risks related to the Tax Receivable Agreement.

CEF Purchase Agreement

On May 17, 2022, PTIC II entered into the CEF Purchase Agreement with CF Principal, relating to the Committed Equity Facility. Pursuant to the CEF Purchase Agreement, Appreciate will have the right from time to time at its option following the Closing to sell to CF Principal up to the lesser of (i) $100.0 million of Appreciate Class A Common Stock and (ii) the Exchange Cap, subject to certain customary conditions and limitations set forth in the CEF Purchase Agreement.

Following the Closing, and upon the initial satisfaction of the conditions to CF Principal’s obligation to purchase Appreciate Class A Common Stock set forth in the CEF Purchase Agreement (the “Commencement” and, such date, the “Commencement Date”) including that a registration statement registering the resale by CF Principal of the Appreciate Class A Common Stock under the Securities Act, purchased pursuant to the CEF Purchase Agreement (the “CEF Resale Registration Statement”) is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC, Appreciate will have the right, but not the obligation, from time to time at its sole discretion until the first day of the month following the thirty-six (36-) month period from and after the Commencement, to direct CF Principal to purchase up to a specified maximum amount of Appreciate Class A Common Stock as set forth in the CEF Purchase Agreement by delivering written notice to CF Principal prior to the commencement of trading on any trading day. The purchase price of the Appreciate Class A Common Stock that Appreciate elects to sell to CF Principal pursuant to the CEF Purchase Agreement will be 98% of the volume weighted average price of the Appreciate Class A Common Stock during the applicable purchase date on which Appreciate has timely delivered written notice to CF Principal directing it to purchase shares of Appreciate Class A Common Stock under the CEF Purchase Agreement. In addition to the Commitment Shares CF Principal will receive in connection with its entry into the CEF Purchase Agreement, the price paid by CF Principal per Appreciate Class A Common Stock may be materially different from the $10.00 per PTIC II Unit offered and sold in the IPO. See “Risk Factors — When the shares of Appreciate Class A Common Stock are issued pursuant to the CEF Purchase Agreement and the Appreciate Warrants are exercised for Appreciate Class A Common Stock, the number of shares eligible for future resale in the public market will increase and result in dilution to our stockholders, and the fact that the additional shares issued pursuant to the CEF Purchase Agreement will be sold at a discounted price may in and of itself place downward pressure on the market price of Appreciate Class A Common Stock.”

Sales of Appreciate Class A Common Stock to CF Principal under the CEF Purchase Agreement, and the timing of any sales, will be determined by Appreciate from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of Appreciate Class A Common Stock and determinations by Appreciate regarding the use of proceeds of such sales. The net proceeds from any sales under the CEF Purchase Agreement will depend on the frequency with, and prices at, which the shares of Appreciate Class A Common Stock are sold to CF Principal. In effect, the CEF Purchase Agreement allows Appreciate to raise primary equity capital on a periodic basis outside the context of a traditional underwritten follow-on offering following the Closing.

Under the applicable rules of Nasdaq, in no event may PTIC II issue to CF Principal under the CEF Purchase Agreement more than 19.99% of the voting power or number of shares of Appreciate Class A Common Stock outstanding, calculated in accordance with applicable Nasdaq rules, unless (i) Appreciate obtains stockholder approval to issue shares of Appreciate Class A Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average purchase price per share for all of the shares of Appreciate Class A Common Stock sold to CF Principal under the CEF Purchase Agreement equals or exceeds a minimum price as set forth in the Nasdaq rules.

In connection with the execution of the CEF Purchase Agreement, PTIC II agreed to pay to CF Principal on the Commencement Date the number of shares of Appreciate Class A Common Stock equal to the quotient of $2.0 million divided by the closing price of the shares of Appreciate Class A Common Stock on the determination date (the “Commitment Shares”) as consideration for CF Principal’s irrevocable commitment to purchase the shares of Appreciate Class A Common Stock upon the terms and subject to the satisfaction of the conditions set forth in the CEF Purchase Agreement. In addition, pursuant to the CEF Purchase Agreement, each party thereto shall bear its own fees and expenses related to the transactions contemplated thereby except that Appreciate agreed to reimburse the reasonable and documented fees and disbursements of legal counsel to CF Principal in an amount not to exceed $75,000 in connection with entry into the CEF Purchase Agreement and $25,000 per fiscal quarter in connection with CF Principal’s ongoing due diligence and review of certain deliverables of Appreciate.

The CEF Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in the CEF Purchase Agreement were made only for purposes of the CEF Purchase Agreement and as of specific dates, were solely for the benefit of the parties to such agreement and are subject to certain important limitations.

Appreciate has the right to terminate the CEF Purchase Agreement at any time after Commencement, at no cost or penalty, upon three trading days’ prior written notice; however, in no event shall CF Principal be required to return the Commitment Fee after the Commencement Date (each as defined in the CEF Purchase Agreement). No termination of the CEF Purchase Agreement will alter or otherwise affect Appreciate’s obligations under the CEF Registration Rights Agreement. CF Principal has the right to terminate the CEF Purchase Agreement if: (a) a Material Adverse Effect (as defined therein) occurs and cannot be cured within ten (10) business days; (b) a Fundamental Transaction (as defined therein) shall have occurred; (c) Appreciate is in breach or default in any material respect of any of its covenants and agreements in the CEF Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within fifteen (15) trading days; (d) while a registration statement, or any post-effective amendment thereto, is required to be maintained effective pursuant to the terms of the CEF Registration Rights Agreement and CF Principal holds any Registrable Securities (as defined in the CEF Registration Rights Agreement), the effectiveness of such registration statement, or any post-effective amendment thereto, lapses for any reason (including, without limitation, the issuance of a stop order by the SEC) or such registration statement or any post-effective amendment thereto, the prospectus contained therein or any prospectus supplement thereto otherwise becomes unavailable to CF Principal for the resale of all of the Registrable Securities included therein, and such lapse or unavailability continues for a period of forty-five (45) consecutive trading days or for more than an aggregate of ninety (90) trading days in any three hundred sixty-five (365-) day period, other than due to acts of CF Principal; (e) trading in the Appreciate Class A Common Stock on the Nasdaq or such other exchange on which the Appreciate Class A Common Stock is then listed or traded shall have been suspended and such suspension continues for a period of five (5) consecutive trading days; or (f) Appreciate is in material breach or default of any of its covenants and agreements contained in the CEF Purchase Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within fifteen (15) trading days. CF Principal’s obligations under the CEF Purchase Agreement shall be suspended immediately if, on the seventh (7th) Trading Day (as defined in the CEF Purchase Agreement) following the consummation of the Business Combination, the aggregate market value of the outstanding voting and non-voting common equity (as defined in Securities Act Rule 405), including shares of Appreciate Class A Common Stock and shares of Appreciate Class B Common Stock, of Appreciate, is less than $100.0 million (calculated by multiplying (x) the price at which the common equity of Appreciate closes on the Nasdaq Capital Market (or an Alternative Market (as defined in the CEF Purchase Agreement)) on such date by (y) the number of outstanding shares as of such date) as of that date, until such time as the aggregate market value of the aggregate market value of the outstanding voting and non-voting common equity (as defined in Securities Act Rule 405) of Appreciate equals or exceeds $100.0 million (calculated by multiplying (x) the price at which the common equity of Appreciate closes on the Principal Market (as defined in the CEF Purchase Agreement) on a particular date by (y) the number of outstanding shares as of such date).

CF Principal is an affiliate of Cantor, which provided services to PTIC II in connection with its IPO and private investment in public equity negotiations. Cantor will also receive a deferred underwriting fee of approximately $7.2 million payable in cash upon the Closing of the Business Combination. Such factors may have created actual or perceived conflicts of interest. For more information, see the sections entitled “Risk Factors — Risks Related to Ownership of Appreciate Securities — The Committed Equity Facility is subject to the conditions and limitations set forth in the CEF Purchase Agreement, which may limit our ability to fund our business and satisfy our obligations following the completion of the Business Combination” and “Risk Factors — Risks Related to PTIC II and the Business Combination — CF Principal, which entered into the CEF Purchase Agreement with PTIC II, is an affiliate of Cantor, which acted as representative of the underwriters in PTIC II’s IPO, was engaged as financial advisor to PTIC II in connection with the Business Combination negotiations and will receive a deferred underwriting fee upon Closing of the Business Combination, which could result in actual or perceived conflicts of interest.”

CEF Registration Rights Agreement

In connection with PTIC II’s entry into the CEF Purchase Agreement, at the Closing of the transactions contemplated by the Business Combination Agreement, the Combined Company and CF Principal will enter into the CEF Registration Rights Agreement, pursuant to which the Combined Company will agree to register for resale, pursuant to Rule 415 under the Securities Act, the shares of Appreciate Class A Common Stock that are sold to CF Principal under the Committed Equity Facility and the Commitment Shares.

Promissory Note

On September 8, 2022, PTIC II and Sponsor, with the consent of Renters Warehouse, entered into that certain Promissory Note pursuant to which the Sponsor agreed to loan PTIC II up to $250,000, in the aggregate, to provide PTIC II with capital to fund certain ongoing working capital expenses of PTIC II and expenses related to the Business Combination. The Promissory Note is non-interest bearing and, at the time of consummation of the Business Combination, any amounts borrowed and outstanding under the Promissory Note will become due and payable in immediately available funds; provided that the Sponsor may elect to extend the repayment date for up to 90 days following the closing of the Business Combination, in its sole discretion. The amounts, if any, borrowed and outstanding under the Promissory Note at the time of consummation of the Business Combination will be a transaction expense due and payable by PTIC II. If the Business Combination is not consummated, the Promissory Note will not be repaid and any amounts owed under the Promissory Note will be forgiven except to the extent that PTIC II has funds available outside of its trust account to repay such amounts.

PTIC II Special Meeting and the Stockholder Proposals

Date, Time and Place of the Special Meeting

The Special Meeting will be held on            , 2022, at            a.m., Eastern Time, via live webcast. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting www.cstproxy.com/proptechinvestmentcorpii/2022. You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. If you do not have internet capabilities, you can listen only to the meeting by dialing 1 800-450-7155 (toll-free), outside the U.S. and Canada +1 857-999-9155 (standard rates apply) when prompted enter the pin number 1932972#. PTIC II recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. At the Special Meeting, PTIC II Stockholders will be asked to approve the PTIC II Charter Amendment Proposal, the Business Combination Proposal, the Appreciate Charter Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal (if necessary).

The PTIC II Board has fixed the close of business on October 4, 2022 as the record date for determining the holders of PTIC II Common Stock entitled to receive notice of and to vote at the Special Meeting. As of the record date, there were shares of PTIC II Class A Common Stock and shares of PTIC II Class B Common Stock outstanding and entitled to vote at the Special Meeting. Each share of PTIC II Common Stock entitles the holder to one vote at the Special Meeting on each proposal to be considered at the Special Meeting. As of the record date, the Sponsor and the Other PTIC II Class B Stockholders owned and were entitled to vote shares of PTIC II Common Stock, representing approximately 20% of the shares of PTIC II Common Stock outstanding on that date. PTIC II currently expects that the Sponsor and the Other PTIC II Class B Stockholders will vote their PTIC II Common Stock in favor of the Stockholder Proposals and, pursuant to the Sponsor Letter Agreement, the Sponsor and the Other PTIC II Class B Stockholders have agreed to do so. As of October 4, 2022, the record date, Renters Warehouse did not beneficially hold any shares of PTIC II Common Stock.

Quorum and Required Vote for Proposals for the Special Meeting

A majority of the aggregate voting power of the outstanding PTIC II Common Stock entitled to vote at the Special Meeting must be present, in person by virtual attendance or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. If a PTIC II Stockholder who holds his, her or its PTIC II

Common Stock in “street name” through a broker or other nominee fails to give voting instructions to such broker or other nominee on all of the Stockholder Proposals set forth in this proxy statement, such shares of PTIC II Common Stock will not be counted for the purposes of establishing a quorum. Abstentions or a broker non-vote, so long as the PTIC II Stockholder has given the broker or other nominee voting instructions on at least one of the Stockholder Proposals, will each count as present for the purposes of establishing a quorum. The Sponsor and the other holders of Founder Shares, who currently own approximately 20% of the issued and outstanding shares of PTIC II Common Stock, will count towards this quorum.

The approval of the PTIC II Charter Amendment Proposal requires the affirmative vote of the holders of at least sixty-five percent (65%) of the aggregate voting power of the outstanding shares of PTIC II Common Stock. Accordingly, a PTIC II Stockholder’s failure to vote by virtual attendance or by proxy at the Special Meeting, an abstention from voting or a broker non-vote will each have the same effect as a vote “AGAINST” the PTIC II Charter Amendment Proposal. Pursuant to the Sponsor Letter Agreement, the Sponsor and the Other PTIC II Class B Stockholders have agreed to vote shares representing approximately 20% of the aggregate voting power of the outstanding shares of PTIC II Common Stock in favor of the PTIC II Charter Amendment Proposal.

The approval of the Appreciate Charter Proposal requires the affirmative vote of the holders of at least a majority of the aggregate voting power of the outstanding shares of PTIC II Common Stock. Accordingly, a PTIC II Stockholder’s failure to vote by virtual attendance or by proxy at the Special Meeting, an abstention from voting or a broker non-vote will each have the same effect as a vote “AGAINST” the PTIC II Charter Amendment Proposal.

The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals (each of which is a non-binding advisory vote), the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of the majority of votes cast by the holders of PTIC II Common Stock present (by virtual attendance or by proxy) and entitled to vote thereon at the Special Meeting. Accordingly, none of a PTIC II Stockholder’s failure to vote by virtual attendance or by proxy at the Special Meeting, a broker non-vote or an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the Business Combination Proposal, the Advisory Governing Documents Proposals (each of which is a non-binding advisory vote), the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal.

The Appreciate Charter Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal and the Equity Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal. The Business Combination Proposal is conditioned on the approval of the Appreciate Charter Proposal and the Nasdaq Proposal, subject to the terms of the Business Combination Agreement. The Business Combination Proposal is not conditioned on the PTIC II Charter Amendment Proposal, the Advisory Governing Documents Proposals, the Equity Incentive Plan Proposal, or the Adjournment Proposal. The Adjournment Proposal is not conditioned on any other Stockholder Proposal and does not require the approval of any other Stockholder Proposal to be effective. It is important for you to note that in the event the Business Combination Proposal, the Appreciate Charter Proposal and the Nasdaq Proposal do not receive the requisite vote for approval, then PTIC II will not consummate the Business Combination. If PTIC II does not consummate the Business Combination and fails to complete an initial business combination by December 8, 2022, it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its PTIC II Class A Stockholders.

Recommendation of the PTIC II Board

The PTIC II Board has unanimously determined that the Business Combination Proposal is in the best interests of PTIC II and its stockholders, has unanimously approved the Business Combination Proposal, and unanimously recommends that stockholders vote “FOR” the PTIC II Charter Amendment Proposal, “FOR” the Business Combination Proposal, “FOR” the Appreciate Charter Proposal, “FOR” each of the Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting. The PTIC II Board’s unanimous determination to recommend that stockholders vote “FOR” all of the Stockholder Proposals has taken into account certain updated financial projections of Renters Warehouse provided to the PTIC II Board in September 2022. See “The Business Combination Proposal — September 2022 Update to Renters Warehouse Projected Financial Information.”

The PTIC II Board’s Reasons for Approval of the Business Combination

PTIC II was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The PTIC II Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the PTIC II Board and management to identify, acquire and support one or more businesses. The members of the PTIC II Board and management have extensive transactional experience, particularly in the real estate and technology industries.

As described under “Proposal No. 2 — The Business Combination Proposal — The Background of the Business Combination Agreement,” the PTIC II Board, in evaluating the Business Combination, consulted with PTIC II’s management and its legal, capital markets, tax, accounting and financial advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, the PTIC II Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the PTIC II Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The PTIC II Board contemplated its decision in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of PTIC II’s reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Statements Regarding Forward-Looking Statements.”

The PTIC II Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•        meets the acquisition criteria that PTIC II had established to evaluate prospective business combination targets;

•        experienced management team with deep operational expertise;

•        category leader and innovator;

•        valuation supported by financial analysis and due diligence;

•        proven revenue model with demonstrable financial history;

•        compelling unit economics and key performance indicators;

•        multiple opportunities to accelerate organic and inorganic growth; and

•        significant macroeconomic tailwinds in the single-family rental sector.

The PTIC II Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Business Combination including, but not limited to, the following: redemptions; complexities related to the stockholder vote; litigation and threats of litigation; and broader macro risks, including heightened levels of inflation, rising interest rates and a slowdown in the U.S. real estate industry generally. Additionally, the PTIC II Board considered the following issues and risks, among others:

•        risk that the benefits described above may not be achieved;

•        risk of the liquidation of PTIC II;

•        PTIC II’s exclusivity obligations to Renters Warehouse, including its obligation not to pursue alternative business combination transactions;

•        risks regarding the stockholder vote;

•        limitations of review;

•        closing conditions;

•        fees and expenses;

•        the challenges associated with preparing Renters Warehouse in complying with the disclosure and listing requirements of the NASDAQ;

•        public company readiness of Renters Warehouse, including its incurrence of net losses in the past, and in respect of its business operations and its management team;

•        Renters Warehouse’s utilization of a business model with a limited track record and dependency upon third party support for certain critical functions;

•        the default of Renters Warehouse in respect of certain of its loans, which may jeopardize its ability to operate its business in the ordinary course;

•        potential litigation; and

•        other risk factors.

In addition to considering the factors described above, the PTIC II Board also considered that some officers and directors of PTIC II might have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of PTIC II Stockholders, including for example, the fact that following the completion of the Business Combination, each of M. Joseph Beck and Gloria Fu will be a member of the board of directors of the Combined Company. As such, in the future, each of Mr. Beck and Ms. Fu will receive any cash fees, stock options or stock awards that the board of directors of the Combined Company determines to pay to its directors following the completion of the Business Combination. PTIC II’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the PTIC II Board, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination.

The PTIC II Board concluded that the potential benefits that it expected PTIC II and the PTIC II Stockholders to achieve as a result of the Business Combination outweighed the negative factors associated with the Business Combination. Accordingly, the PTIC II Board unanimously determined that the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, PTIC II and its stockholders.

For more information about the PTIC II Board’s decision-making process concerning the Business Combination, please see the section entitled “Proposal No. 2 — The Business Combination Proposal — Interests of PTIC II Directors and Officers and Others in the Business Combination.”

Satisfaction of 80% Test

It is a requirement under the Existing Governing Documents that the business or assets acquired in its initial business combination have a fair market value equal to at least eighty percent (80%) of the assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into such business combination. In addition, the rules of Nasdaq require that PTIC II’s initial business combination be with one or more operating businesses or assets with a fair market value equal to at least eighty percent (80%) of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of the agreement to enter into such business combination. As of May 17, 2022, the date of the execution of the definitive agreement for the proposed Business Combination, the balance of the Trust Account was approximately $230.0 million (excluding the approximately $8.1 million deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and eighty percent (80%) thereof represents approximately $184.1 million. In reaching its conclusion that the proposed Business Combination meets the 80% asset test, our Board used as a fair market value the enterprise value of approximately $416.1 million, which was implied based on the terms of the transactions agreed to by the parties in negotiating the definitive agreement for the proposed Business Combination. The enterprise value consists of an implied equity value for Renters Warehouse (prior to the proposed Business Combination) of approximately $287.1 million. In determining whether the enterprise value described above represents the fair market value of the Renters Warehouse Business, the PTIC II Board considered all of the factors described in the section of the proxy statement captioned “Proposal No. 2 — The Business Combination Proposal — The PTIC II Board’s Reasons for Approval of the Business Combination” and the fact that the purchase price for this business was the result of an arm’s length negotiation. As a result, the PTIC II Board concluded that the fair market value of Appreciate was significantly in excess of eighty percent (80%) of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into such business combination.

Conditions to the Closing

The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (a) the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), (b) the absence of any injunctions, (c) the effectiveness of this proxy statement in accordance with the provisions of the Securities Act, (d) the approval of the

Business Combination Proposal and related agreements and transactions by PTIC II Stockholders and the Renters Warehouse Members, (e) the Nasdaq Listing Condition, (f) the Net Tangible Assets Condition (which such condition has been waived as discussed below), (g) the accuracy of the representations and warranties of each of Renters Warehouse and PTIC II as of the Closing; (h) the performance or compliance of the covenants of each of the Sellers’ Representative, Renters Warehouse and PTIC II as of or prior to the Closing; (i) since the date of the Business Combination Agreement, no Company Material Adverse Effect (as defined in the Business Combination Agreement), (j) receipt of a certificate signed by PTIC II authorized officer certifying the satisfaction of the preceding clauses (g) and (h), (k) receipt of a certificate signed by Renters Warehouse’s authorized officer certifying the satisfaction of the preceding clauses (g), (h) and (i), (l) the receipt of executed counterparts to the various Ancillary Documents at, or prior to the Closing, and (m) consummation of the PTIC II Pre-Closing Reorganization in accordance with the terms of the Business Combination Agreement. The parties to the Business Combination Agreement have waived the Net Tangible Assets Condition, subject to the approval of the PTIC II Charter Amendment Proposal and the Business Combination Proposal. Even if the PTIC II Charter Amendment Proposal and the Business Combination Proposal are approved, the Nasdaq Listing Condition may not be satisfied, and we would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition by PTIC II, Renters Warehouse and Lake Street or satisfy the initial conditions to the availability of the Committed Equity Facility without a waiver from CF Principal. If we are unable to meet the Nasdaq Listing Condition, the Nasdaq Listing Condition is waived and the Business Combination is consummated, Appreciate may become subject to the “penny stock” rules, which would make it more difficult to trade the Appreciate Class A Common Stock. See “Risk Factors — Risks Related to PTIC II and the Business Combination — We cannot assure you that the Nasdaq Listing Condition will be satisfied or that Appreciate will be able to comply with the continued listing standards of Nasdaq if it is listed. If the Nasdaq Listing Condition is not satisfied, we would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition” and “— If not listed on the Nasdaq or other national securities exchange, the shares of Appreciate Class A Common Stock may become subject to the “penny stock” rules, and it would become more difficult to trade Appreciate’s shares.”

Termination

The Business Combination Agreement may be terminated, and the transactions contemplated thereby may be abandoned at any time prior to the Closing:

•        by the mutual written consent of PTIC II and the Sellers’ Representative;

•        by either PTIC II or Renters Warehouse, subject to certain customary exceptions, if the Closing has not occurred on or before November 17, 2022;

•        by either PTIC II or Renters Warehouse if (a) any governmental entity has issued a final and nonappealable order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement;

•        by either PTIC II or Renters Warehouse if the Special Meeting has been held (including any adjournment thereof), has concluded, the PTIC II Stockholders have duly voted, and, if certain approvals of the PTIC II Stockholders, to the extent required under the Business Combination Agreement, are not obtained as set forth therein;

•        by PTIC II, if Renters Warehouse does not deliver (a) Transaction Support Agreements duly executed by each Supporting Renters Warehouse Unitholder as soon as reasonably practicable and in any event within one (1) business day following the date of the Business Combination Agreement, and (b) the Requisite Company Unitholder Consents of the Requisite Company Unitholders (as those terms are defined in the Business Combination Agreement) as promptly as reasonably practicable and in any event within one (1) business day following the date of the Business Combination Agreement;

•        by either PTIC II or Renters Warehouse, in the event of certain uncured breaches by the other party; or

•        by either PTIC II or Renters Warehouse, subject to certain customary exceptions, in the event that certain closing conditions set forth in the Business Combination Agreement are not satisfied, including the Nasdaq Listing Condition and the finalization of this proxy statement, or in the event of a Company Material Adverse Effect (as defined in the Business Combination Agreement).

Redemption Rights

Pursuant to the Existing Governing Documents, PTIC II Class A Stockholders may request that PTIC II redeem all or a portion of their PTIC II Class A Common Stock for cash if the Business Combination is consummated. As a PTIC II Class A Stockholder, you will be entitled to receive cash for any shares of PTIC II Class A Common Stock to be redeemed only if you:

•        (a) hold shares of PTIC II Class A Common Stock or (b) hold shares of PTIC II Class A Common Stock through PTIC II Units and you elect to separate your PTIC II Units into the underlying shares of PTIC II Class A Common Stock and Public Warrants prior to exercising your redemption rights with respect to the PTIC II Class A Common Stock;

•        prior to 5:00 p.m., Eastern Time, on            , 2022, submit a written request to CST, PTIC II’s transfer agent, in which you (i) request that PTIC II redeem all or a portion of your shares of PTIC II Class A Common Stock for cash, and (ii) identify yourself as the beneficial holder of the PTIC II Class A Common Stock and provide your legal name, phone number and address; and

•        prior to 5:00 p.m., Eastern Time, on            , 2022, deliver your shares of PTIC II Class A Common Stock to CST, PTIC II’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their shares of PTIC II Class A Common Stock in the manner described above prior to 5:00 p.m., Eastern Time, on            , 2022 (two (2) business days before the Special Meeting) in order for their shares to be redeemed.

Holders of outstanding PTIC II Units must elect to separate the PTIC II Units into the underlying shares of PTIC II Class A Common Stock and Public Warrants prior to exercising redemption rights with respect to the PTIC II Class A Common Stock. PTIC II Class A Stockholders that hold their PTIC II Units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the PTIC II Units into the underlying shares of PTIC II Class A Common Stock and Public Warrants, or if a holder holds PTIC II Units registered in her, his or its own name, the holder must contact CST, PTIC II’s transfer agent, and deliver to them the certificate for its PTIC II Units, with written instructions to separate the PTIC II Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the shares of PTIC II Class A Common Stock from the PTIC II Units. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to CST, PTIC II’s transfer agent, in order to validly redeem its shares. PTIC II Class A Stockholders may elect to redeem all or a portion of the PTIC II Class A Common Stock held by them regardless of if or how they vote in respect of (i) the PTIC II Charter Amendment Proposal, but only if the PTIC II Charter Amendment Proposal is approved and adopted by the PTIC II Board and the amendment to the Existing Charter is effected, which would only occur if the Business Combination is consummated substantially concurrently with such amendment or (ii) the Business Combination Proposal. If the Business Combination is not consummated, the shares of PTIC II Class A Common Stock will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a PTIC II Class A Stockholder properly exercises its right to redeem all or a portion of the PTIC II Class A Common Stock that it holds and timely delivers its shares to CST, PTIC II’s transfer agent, Appreciate will redeem such shares of PTIC II Class A Common Stock for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two (2) business days prior to the vote at the Special Meeting. For illustrative purposes, this would have amounted to approximately $10.00 per issued and outstanding share of PTIC II Class A Common Stock, based on 23,000,000 shares subject to possible redemption as of October 4, 2022.

If a PTIC II Class A Stockholder exercises her, his or its redemption rights in full, then such holder will be electing to exchange her, his or its shares of PTIC II Class A Common Stock for cash and will no longer own PTIC II Class A Common Stock. Such a holder will be entitled to receive cash for its PTIC II Class A Common Stock only if it properly demands redemption and delivers its shares (either physically or electronically) to CST, PTIC II’s transfer agent, in accordance with the procedures described herein. Please see the section titled “The Special Meeting of PTIC II Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares of PTIC II Class A Common Stock for cash.

Notwithstanding the foregoing, a PTIC II Class A Stockholder, together with any affiliate of such PTIC II Class A Stockholder or any other person with whom such PTIC II Class A Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its PTIC II Class A Common Stock with respect to more than an aggregate of 15% of the PTIC II Class A Common Stock. Accordingly, if a PTIC II Class A Stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the PTIC II Class A Common Stock, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and the Other PTIC II Class B Stockholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, (a) vote all of their PTIC II Common Stock in favor of the Stockholder Proposals being presented at the Special Meeting and (b) subject to, and conditioned upon and effective immediately prior to the occurrence of the Effective Time, waive any adjustment to the conversion ratio set forth in the Existing Governing Documents or other anti-dilution or similar protection with respect to all of the shares of PTIC II Class B Common Stock held by the Sponsor and the Other PTIC II Class B Common Stockholders. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement the Sponsor and the Other PTIC II Class B Common Stockholders own approximately 20% of the issued and outstanding shares of PTIC II Common Stock. See the section entitled “Certain Relationships and Related Party Transactions — PTIC II Related Party Transactions — Sponsor Letter Agreement” for more information related to the Sponsor Letter Agreement.

Holders of the Warrants will not have redemption rights with respect to the Warrants.

Appraisal Rights

PTIC II Class A Stockholders, holders of the Warrants, the Other PTIC II Class B Stockholders and the Sponsor will not have appraisal rights under Delaware law or otherwise in connection with the Business Combination Proposal or the other Stockholder Proposals. Appraisal rights are available to PTIC II Class B Stockholders (except for the Other PTIC II Class B Stockholders and the Sponsor) who strictly comply with the procedures set forth in Section 262 of the DGCL in connection with the Business Combination. For additional information, see the section entitled “Appraisal Rights.”

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. PTIC II has engaged Morrow to assist in the solicitation of proxies. If a stockholder grants a proxy, she, he or it may still vote her, his or its shares online or in person by virtual attendance if she, he or it revokes her, his or its proxy before the Special Meeting. A stockholder also may change her, his or its vote by submitting a later-dated proxy as described in the section entitled “The Special Meeting of PTIC II Stockholders — Revoking Your Proxy.”

Interests of PTIC II Directors and Officers and Others in the Business Combination

The Sponsor and each executive officer and director of PTIC II may have interests in the Business Combination that are different from or in addition to your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

•        the fact that the Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the shares of PTIC II Common Stock held by them if we fail to consummate an initial business combination, such as the Business Combination, by December 8, 2022;

•        the fact that, if the Trust Account is liquidated, including in the event we are unable to consummate the Business Combination or an initial business combination within the required time period, the Initial Stockholders have agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third-party vendors or service providers for services rendered or products sold to us, but only if such target business, vendor or service provider has not executed a waiver of any and all of its rights to seek access to the Trust Account;

•        the fact that the Sponsor paid an aggregate of $25,000 for 5,031,250 shares of PTIC II Class B Common Stock currently owned by the Sponsor, PTIC II’s executive officers and directors and certain others, and following this in December 2020, PTIC II effected a stock dividend of approximately 0.143 shares for each share of PTIC II Class B Common Stock outstanding, resulting in the abovementioned PTIC II Stockholders holding an aggregate of 5,750,000 shares of PTIC II Class B Common Stock and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that the Sponsor, PTIC II’s executive officers and directors and certain others, currently hold an aggregate of 5,750,000 Founder Shares, which following the Business Combination, if unrestricted and freely tradable, and in the case of the shares held directly by the Sponsor, assuming all vesting conditions are satisfied, would have had an aggregate market value of approximately $55.8 million based upon the closing price of $9.97 per share of PTIC II Class A Common Stock on the Nasdaq on October 14, 2022, the most recent closing price;

•        the fact that the Sponsor and PTIC II’s executive officers and directors have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combination Proposal and such Founder Shares will be worthless if no business combination is effected by PTIC II by December 8, 2022;

•        the fact that Sponsor and its affiliates can earn a positive rate of return on their investment, even if other PTIC II stockholders experience a negative rate of return in the post-Business Combination company;

•        the fact that the Sponsor and PTIC II’s executive officers and directors will benefit from the completion of a business combination any may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•        the fact that Sponsor paid approximately $7.3 million for the Private Placement Warrants, which, if unrestricted and freely tradable, would have had an aggregate market value of approximately $0.6 million based upon the closing price of $0.13 per Public Warrant (although holders of the Private Placement Warrants have certain rights that differ from the rights of holders of the Public Warrants) on Nasdaq on October 14, 2022, the most recent closing price, and the fact that the Private Placement Warrants would be worthless if a business combination is not consummated by December 8, 2022;

•        the fact that the Investor Rights Agreement has been entered into by the Sponsor and PTIC II’s executive officers and directors which (i) provides that the Sponsor and PTIC II’s executive officers and directors are entitled to have any shares of Appreciate Class A Common Stock held registered for resale on a resale shelf registration statement following consummation of the Business Combination and (ii) the lock-up period for such securities terminates one hundred and eighty (180) days after the Closing as opposed to up to three hundred and sixty (360) days (subject to earlier release upon achieving certain conditions);

•        the fact that Sponsor and PTIC II’s executive officers and directors will lose their entire investment in PTIC II and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 8, 2022. As of the date of this proxy statement, there are no outstanding out-of-pocket expenses for which the Sponsor and PTIC II’s officers and directors are awaiting reimbursement other than (i) an amount equal to $67,500, which amount is a reimbursement to be made to the Sponsor with respect to amounts paid by PTIC II in respect of Renters Warehouse’s portion of the filing fees required under the HSR Act; (ii) the amount of $250,000, with respect to certain of operational expenses previously paid by the Sponsor; and (iii) the amounts, if any, borrowed under the Promissory Note;

•        the fact that following the completion of the Business Combination, Gloria Fu will be a member of the board of directors of the Combined Company. As such, in the future, Ms. Fu will receive any cash fees, stock options or stock awards that the board of directors of the Combined Company determines to pay to its directors following the completion of the Business Combination;

•        the fact that following the completion of the Business Combination, M. Joseph Beck will be a member of the board of directors of the Combined Company. As such, in the future, Mr. Beck will receive any cash fees, stock options or stock awards that the board of directors of the Combined Company determines to pay to its directors following the completion of the Business Combination; and

•        the continued indemnification of PTIC II’s executive officers and directors and the continuation of PTIC II’s executive officers’ and directors’ liability insurance following the consummation of the Business Combination.

Initial Stockholders Beneficial Ownership of PTIC II Prior to Closing

	Securities held by Initial Stockholders	Sponsor Cost at PTIC II’s IPO
PTIC II Class A Common Stock	—	—
PTIC II Class B Common Stock	5,750,000	$25,000
Private Placement Warrants	4,833,333	7,250,000
Total		$7,275,000

Initial Stockholders Beneficial Ownership of Appreciate Following the Closing

	Securities held by Initial Stockholders at Closing	Value per Security as of October 14, 2022	Total Value
Appreciate Class A Common Stock Issued to the Initial Stockholders(1)	5,750,000	$9.97	$57,327,500	(2)
Appreciate Class B Common Stock	—	$—	$—
Private Placement Warrants	4,833,333	$0.13	$628,333	(3)
Total			$57,955,833

____________

(1)      5,595,000 of such shares are held directly by the Sponsor equalling a total value of $55,782,150 based upon the closing price of $9.97 per share of PTIC II Class A Common Stock on the Nasdaq on October 14, 2022, the most recent closing price.

(2)      $57.3 million based upon the closing price of $9.97 per share of PTIC II Class A Common Stock on the Nasdaq on October 14, 2022, the most recent closing price.

(3)      $0.6 million based upon the closing price of $0.13 per Public Warrant (although holders of the Private Placement Warrants have certain rights that differ from the rights of holders of the Public Warrants) on Nasdaq on October 14, 2022, the most recent closing price.

These interests may have influenced the PTIC II Board in making their recommendation that you vote in favor of the approval of the Business Combination. See the section entitled “Proposal No. 2 — The Business Combination Proposal — Interests of PTIC II Directors and Officers and Others in the Business Combination” beginning on page 104 of this proxy statement for a further discussion of these considerations.

Stock Exchange Listing

We expect to list the shares of Appreciate Class A Common Stock and Appreciate Public Warrants on the Nasdaq under the proposed symbols “SFR” and “SFRW,” respectively. Even if the PTIC II Charter Amendment Proposal and the Business Combination Proposal are approved, the Nasdaq Listing Condition may not be satisfied, and we would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition by PTIC II, Renters Warehouse and Lake Street or satisfy the initial conditions to the availability of the Committed Equity Facility without a waiver from CF Principal. If we are unable to meet the Nasdaq Listing Condition, the Nasdaq Listing Condition is waived and the Business Combination is consummated, Appreciate may become subject to the “penny stock” rules, which would make it more difficult to trade the Appreciate Class A Common Stock. See “Risk Factors — Risks Related to PTIC II and the Business Combination — We cannot assure you that the Nasdaq Listing Condition will be satisfied or that Appreciate will be able to comply with the continued listing standards of Nasdaq if it is listed. If the Nasdaq Listing Condition is not satisfied, we would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition” and “— If not listed on the Nasdaq or other national securities exchange, the shares of Appreciate Class A Common Stock may become subject to the “penny stock” rules, and it would become more difficult to trade Appreciate’s shares.”

Sources and Uses of Funds

The following tables summarize the sources and uses for funding the Business Combination, assuming (i) none of the outstanding shares of PTIC II Class A Common Stock are redeemed in connection with the Business Combination (“Assuming No Redemptions”) and (ii) a total of 23,000,000 outstanding Shares of PTIC II Class A Common Stock are redeemed in connection with the Business Combination (“Assuming Maximum Redemptions”). Both the Assuming No Redemptions scenario and the Assuming Maximum Redemptions scenario assume that the per-share redemption price is $10.00; the actual per-share redemption price will be equal to the pro rata portion of the Trust Account calculated as of two (2) business days prior to the Closing of the Business Combination.

Assuming No Redemptions

Source of Funds(1) (in thousands)		Uses(1) (in thousands)
Rolling Renters Warehouse Unitholders(2)	$223,900	Equity Consideration to Appreciate	$223,900
Estimated Cash Held in Trust Account	230,000	Cash to Balance Sheet	93,700
		Estimated Business Combination Fees & Expenses(3)	36,600
		Repayment of Existing Balance Sheet Net Debt(4)(5)	11,600
		Repayment of Renters Warehouse Common Units(6)(7)	11,900
		Repayment of Renters Warehouse Class A Preferred Units(6)(7)	64,900
		Repayment of Renters Warehouse Class A-1 Preferred Units(6)	11,300
Total Sources	$453,900	Total Uses	$453,900

____________

(1)      Totals might be affected by rounding.

(2)      Does not include the value of 6,000,000 earnout shares that will be issued to unitholders of NewCo LLC contingent upon achieving certain market share price milestones within a period of five (5) years post-Business Combination.

(3)      Includes $5.0 million Northern Pacific Growth Investment Partners, L.P. fee and bank fees, PTIC II expenses and Appreciate expenses.

(4)      PTIC II assumes no corporate debt and no unrestricted cash on balance sheet at the Closing of the Business Combination.

(5)      Net debt represents total debt less cash and cash equivalents.

(6)      Certain holders of Existing Renters Warehouse LLC Interests will have the option to receive three tranches of secondary consideration once three separate net cash hurdles are achieved (in respect to all hurdles, after fees and expenses): (i) first, up to $11.9 million of secondary consideration from excess net cash proceeds above approximately $61.6 million; (ii) second, up to $11.3 million of secondary consideration from excess net cash proceeds above approximately $73.5 million; and (iii) third, up to $64.9 million of secondary consideration from excess net cash proceeds above approximately $128.5 million. These tranches will be fully available only in the event of no redemptions by the PTIC II Stockholders.

(7)      Consists of Renters Warehouse Common Units and Renters Warehouse Class A Preferred Units held by St. Cloud.

Assuming Maximum Redemptions

Source of Funds(1) (in thousands)		Uses(1) (in thousands)
Existing Cash held in Trust Account(2)	$—	Remaining Cash of Balance Sheet(2)	$—
Rolling Renters Warehouse Unitholders	312,000	Rolling Renters Warehouse Unitholders(2)	312,000
Total Sources	$312,000	Total Uses	$312,000

____________

(1)      Totals might be affected by rounding.

(2)      Does not include the value of 6,000,000 earnout shares that will be issued to unitholders of NewCo LLC contingent upon achieving certain market share price milestones within a period of five (5) years post-Business Combination.

Accounting Treatment of the Business Combination

Under the no redemption scenario, the Business Combination will be accounted for using the acquisition method of accounting with PTIC II as the accounting acquirer. Renters Warehouse will be structured as a substantive equivalent of a limited partnership under the terms of the Business Combination given that PTIC II will hold 100% of the managing interest in Renters Warehouse after transaction close, which the Company believes broadly gives PTIC II the equivalent rights that a general partner would hold in a limited partnership. As there will be a lack of kick-out rights and substantive participating rights, under ASC 810-10-15-14(b)(1)(ii), Renters Warehouse would qualify as a variable interest entity (“VIE”). In determining the primary beneficiary of Renters Warehouse, PTIC II will hold both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance through the ownership of 100% of the managing interest in Renters Warehouse, as well as the obligation to absorb losses and the right to receive the benefits that could be potentially significant to the VIE through the ownership of 50% of the outstanding common company units in the no redemption scenario. Therefore, as the primary beneficiary of the VIE, PTIC II will be the accounting acquirer under the no redemption scenario. Under the acquisition method of accounting, PTIC II’s assets and liabilities will be recorded at carrying value and the assets and liabilities associated with Renters Warehouse will be recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recognized as goodwill.

Under the maximum redemption scenario, Renters Warehouse will be the accounting acquirer in the Business Combination, which will be treated as a reverse recapitalization, as Renters Warehouse’s former owners Lake Street Landlords, will retain control of Appreciate after the Closing of the Business Combination holding 58% of voting interest. Under the reverse recapitalization model, the Business Combination will be reflected as the equivalent of Renters Warehouse issuing stock for the net assets of PTIC II, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.

Comparison of Corporate Governance and Stockholder Rights

Following the consummation of the Business Combination, the rights of PTIC II Stockholders who become Appreciate Stockholders in the Business Combination will no longer be governed by the Existing Governing Documents and instead will be governed by the Proposed Governing Documents. See the section entitled “Proposal No. 4 — The Advisory Governing Documents Proposals” beginning on page 144.

Summary of Risk Factors

The transactions described in this proxy statement and the investment in our securities involve significant risks, and you should carefully read and consider the factors discussed under “Risk Factors.” The following is a summary of some of these risks. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.

Risks Related to Renters Warehouse’s Business and Operations

•        We have incurred and recorded net losses and negative cash flows in the past. We may experience net losses and negative cash flows in the future and may not be able to achieve or sustain profitability.

•        We are employing a business model with a limited track record, which may make our business difficult to evaluate.

•        Our dependence upon third parties that support critical functions of our business, primarily Salesforce, Inc. (“Salesforce”) and any disruption of or interference with our use of these third-party services may have a material adverse effect on our operating results or reputation if the third parties fail to perform.

•        We are still building our operational expertise and systems. If we are unable to complete that successfully, our ability to operate profitably could be adversely affected.

•        Substantial portions of our anticipated revenue growth and retention relies on attracting institutional buyers of single-family rental properties. The failure to attract these buyers, or the loss of or inactivity of existing institutional clients, particularly on our Marketplace platform could significantly impact our current and anticipated revenue.

•        The failure to successfully implement and maintain accounting systems could materially and adversely impact our business, results of operations, and financial condition.

•        Some of our potential losses may not be covered by insurance. We may not be able to obtain or maintain adequate insurance coverage.

•        We are subject to multiple risks related to the credit card and debit card payments we accept.

Risks Related to the Industry Renters Warehouse Serves

•        Our success depends on general economic conditions, the health of the U.S. real estate industry generally, and risks generally incident to the ownership and leasing of single-family residential real estate, and our business may be negatively impacted by economic and industry downturns, including seasonal and cyclical trends, and volatility in the single-family residential real estate lease market.

•        Our marketplace faces significant competition with larger established players.

Risks Related to Regulatory Compliance and Legal Matters

•        We may become a target of legal demands, litigation (including class actions), and negative publicity by tenant and consumer rights organizations, which could directly limit and constrain our operations and may result in significant litigation expenses and reputational harm.

•        Our business is subject to laws and regulations regarding privacy, data protection, consumer protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, or otherwise harm our business.

Risks Related to Renters Warehouse’s Technology, Privacy and Intellectual Property

•        Security breaches and other disruptions could compromise our information systems and expose us to liability, which would cause our business and reputation to suffer.

•        Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

Risks Related to Ownership of Appreciate Securities

•        We likely will need to raise additional capital to continue to grow our business and we may not be able to raise additional capital on terms acceptable to us, or at all.

Risks Related to PTIC II and the Business Combination

•        We cannot assure you that the Nasdaq Listing Condition will be satisfied or that Appreciate will be able to comply with the continued listing standards of Nasdaq if it is listed. If the Nasdaq Listing Condition is not satisfied, we would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition.

•        If not listed on the Nasdaq or other national securities exchange, the shares of Appreciate Class A Common Stock may become subject to the “penny stock” rules, and it would become more difficult to trade Appreciate’s shares.

•        Renters Warehouse’s operating and financial forecasts, which were presented to the PTIC II Board may not prove accurate.

•        The Business Combination is subject to conditions including certain conditions that may not be satisfied on a timely basis, if at all.

Emerging Growth Company

PTIC II is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of PTIC II’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of PTIC II’s IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, PTIC II is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K, and we expect Appreciate will remain a smaller reporting company after the consummation of the Business Combination. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. PTIC II or Appreciate, as applicable, will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of shares of common stock held by non-affiliates exceeds $250.0 million as of the prior June 30, or (ii) its annual revenues exceeded $100.0 million during such completed fiscal year and the market value of shares of common stock held by non-affiliates exceeds $700.0 million as of the prior June 30.

SELECTED HISTORICAL FINANCIAL INFORMATION OF PTIC II

The selected historical statements of operations data of PTIC II for the period from August 6, 2020 (inception) to December 31, 2020, the year ended December 31, 2021 and the six-month period ended June 30, 2022 and the balance sheet data as of June 30, 2022 are derived from PTIC II’s audited and unaudited financial statements, as applicable, contained in its Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the six months ended June 30, 2022, in each case as filed with the SEC and included elsewhere in this proxy statement. In PTIC II’s management’s opinion, the audited financial statements include all adjustments necessary to state fairly PTIC II’s financial position as of June 30, 2022 and the results of operations for the period from August 6, 2020 (inception) to December 31, 2020, the year ended December 31, 2021 and the six-month period ended June 30, 2022.

PTIC II’s historical results are not necessarily indicative of the results that may be expected for any other period in the future. You should read the selected historical financial data set forth below together with PTIC II’s financial statements and the accompanying notes included elsewhere in this proxy statement, the information in the section entitled “PTIC II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information contained elsewhere in this proxy statement.

PTIC II is providing the following selected historical consolidated financial information to assist you in your analysis of the financial aspects of the Business Combination.

($ in thousands, except per share data)	For the Six Months Ended June 30, 2022	For the Year Ended December 31, 2021	For the Period from August 6, 2020 (inception) through December 31, 2020
	(unaudited)
Statement of Operations Data:
General and administrative expenses	$10,144	$813	$46
Administrative fee – related party	90	180	11
Franchise tax expense	90	200	81
Loss from operations	(10,324)	(1,193)	(138)
Other (loss) income:
Change in fair value of derivative warrant liabilities	6,173	12,193	(3,472)
Financing costs related to derivative warrant liabilities	—	—	(577)
Net gain from investments held in Trust Account	365,038	28	8
Net (loss) income	$(3,786)	$11,028	$(4,179)
Weighted average PTIC II Class A Common Stock outstanding, basic and diluted	23,000,000	23,000,000	4,346,457
Basic and diluted net loss per share, PTIC II Common Stock	$0.13	$0.38	$(0.44)
Weighted average PTIC II Class B Common Stock outstanding, basic and diluted	5,750,000	5,750,000	5,141,732
Basic and diluted net loss per share, PTIC II Common Stock	$0.13	$0.38	$(0.44)

(in thousands)	As of June 30, 2022	As of December 31, 2021	As of December 31, 2020
	(unaudited)
Balance Sheet Data:
Cash	$233	$948	$1,835
Prepaid expenses	155	149	333
Total Current Assets	388	1,096	2,168
Investments held in Trust Account	230,090	230,004	230,008
Total Assets	$230,479	$231,100	$232,176
Total Current Liabilities	$9,602	$267	$174
Deferred underwriting commissions	8,050	8,050	8,050
Derivative warrant liabilities	1,250	7,423	19,616
Commitments and contingencies Class A common stock subject to possible redemption	230,000	230,000	230,000
Total Stockholders’ Deficit	(18,423)	(14,637)	(25,665)
Total Liabilities and Stockholders’ Deficit	$230,479	$231,100	$232,176
(in thousands)	For the period ended June 30, 2022	For the period ended December 31, 2020	For the period ended December 31, 2020
	(unaudited)
Statement of Cash Flows Data:
Net cash used in operating activities	$(992)	$(919)	$(375)
Net cash provided by (used in) investing activities	278	32	(230,000)
Net cash provided by financing activities	—	—	232,210

SELECTED CONSOLIDATED FINANCIAL INFORMATION
OF RENTERS WAREHOUSE

The following selected consolidated financial information for Renters Warehouse set forth below should be read in conjunction with the select historical consolidated financial statements of Renters Warehouse and the related notes and “Renters Warehouse’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement.

The selected consolidated financial information and other data presented below for the years ended December 31, 2020 and 2021, and the selected consolidated balance sheet and other data as of December 31, 2021 and 2020 have been derived from Renters Warehouse’s audited annual consolidated financial statements included in this proxy statement.

The selected consolidated financial data as of June 30, 2022 and for the six months ended June 30, 2022 and 2021 have been derived from Renters Warehouse’s unaudited interim condensed consolidated financial statements included in this proxy statement. The unaudited financial data presented have been prepared on a basis consistent with the audited consolidated financial statements. In the opinion of Renters Warehouse’s management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

	Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2022	2021	2021	2020
	(unaudited)
Statement of Operations Data:
Total revenues	$14,534	$14,113	$27,902	$28,054
Cost of revenue	(7,695)	(7,341)	(15,191)	(14,494)
Operating expenses	(9,936)	(8,685)	(16,645)	(16,823)
Total costs and expenses	(17,631)	(16,026)	(31,836)	(31,317)
Loss from operations	(3,097)	(1,913)	(3,934)	(3,263)
Other income (expenses)
Gain (loss) from remeasurement of derivative liability	(165)	—	34	—
Interest expense	(981)	(1,051)	(2,077)	(1,962)
Other income	6	4,674	4,678	318
Net loss	$(4,237)	$1,710	$(1,299)	$(4,907)
(in thousands)	As of June 30, 2022	As of December 31, 2021	As of December 31, 2020
	(unaudited)
Balance Sheet Data:
Total current assets	$22,142	$19,906	$19,408
Total assets	36,380	34,923	35,884
Total current liabilities	29,690	24,822	27,922
Total liabilities	38,931	33,639	39,481
Temporary equity	83,347	68,188	55,277
Permanent equity (Members’ deficit)	(85,898)	(67,086)	(58,874)
Total liabilities, temporary equity and members’ deficit	$36,380	$34,923	$35,884

(in thousands)	Six Months Ended June 30, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020
	(unaudited)
Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$614	$(1,679)	$(3,549)
Net cash used in investing activities	(112)	(427)	(487)
Net cash provided by (used in) financing activities	$(244)	$2,601	$2,108

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except share and per share amounts)

The following summary unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this proxy statement under the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The summary unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 combine the historical statement of operations of PTIC II and the historical consolidated statement of operations of Renters Warehouse, giving effect to the Business Combination as if it had occurred on January 1, 2021. The summary unaudited pro forma condensed combined balance sheet as of June 30, 2022 combines the historical balance sheet of PTIC II and the historical consolidated balance sheet of Renters Warehouse, giving effect to the Business Combination as if it had occurred on June 30, 2022.

The summary unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of the Combined Company. The pro forma adjustments are based on the information currently available. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of PTIC II Class A Common Stock for cash:

•        Assuming no redemption scenario:    This presentation assumes that no PTIC II Class A Stockholders exercise redemption rights with respect to their shares of PTIC II Class A Common Stock.

•        Assuming maximum redemption scenario:    This presentation assumes that the PTIC II Class A Stockholders holding 100% of the PTIC II Class A Common Stock exercise redemption rights with respect to their shares of PTIC II Class A Common Stock. This scenario assumes that 23,000,000 shares of PTIC II Class A Common Stock are redeemed for an aggregate redemption payment of approximately $230,091, including a pro rata portion of interest accrued on the Trust Account of approximately $91.

	Historical		Pro forma
	PTIC II	RW National	No redemption scenario	Maximum redemption scenario
Statement of Operations Data – For the Six Months Ended June 30, 2022
Total revenues	$—	$14,534	$14,534	$14,534
Cost of revenue	—	7,695	7,695	7,695
Gross Profit	—	6,839	6,839	6,839
Operating loss	(10,325)	(3,097)	(16,778)	(13,422)
Net income (loss)	(3,787)	(4,237)	(10,599)	(8,389)
Net income (loss) attributable to noncontrolling interest	—	—	(4,622)	(7,045)
Net income (loss) attributable to the Company	—	—	(5,977)	(1,344)
Basic and diluted net income per share, Class A Common Stock(1)	0.13	n/a	(0.20)	(0.22)
Basic and diluted net income per share, Class B Common Stock(2)	0.13	n/a	n/a	n/a

	Historical		Pro forma
	PTIC II	RW National	No redemption scenario	Maximum redemption scenario
Statement of Operations Data – For the Year Ended December 31, 2021
Total revenues	$—	$27,902	$27,902	$27,902
Cost of revenue	—	15,191	15,191	15,191
Gross Profit	—	12,711	12,711	12,711
Operating loss	(1,193)	(3,934)	(39,982)	(19,743)
Net income (loss)	11,028	(1,299)	(23,111)	(4,915)
Net income (loss) attributable to noncontrolling interest	—	—	(10,078)	(4,128)
Net income (loss) attributable to the Company	—	—	(13,033)	(787)
Basic and diluted net income/(loss) per share, Class A Common Stock(1)	0.38	n/a	(0.45)	(0.13)
Basic and diluted net income per share, Class B Common Stock(2)	0.38	n/a	n/a	n/a
	Historical		Pro forma
	PTIC II	RW National	No redemption scenario	Maximum redemption scenario
Balance Sheet Data – As of June 30, 2022
Total assets	$230,479	$36,380	$477,337	$35,321
Total liabilities	18,902	38,931	43,065	83,403
Redeemable units	—	83,347	—	—
Class A common stock subject to possible redemption	230,000	—	—	—
Total (deficit) equity	(18,423)	(85,898)	434,272	(48,082)

____________

(1)      Net income/(loss) per share, Class A common stock is based on:

•        PTIC II — weighted average number of shares of PTIC II Class A Common Stock outstanding for the six months ended June 30, 2022 and for the year ended December 31, 2021; and

•        Pro forma — number of shares of Appreciate Class A Common Stock expected to be outstanding after the Closing of the Business Combination.

(2)      Net income per share, Class B common stock is based on:

•        PTIC II — weighted average number of shares of PTIC II Class B Common Stock outstanding for the six months ended June 30, 2022 and for the year ended December 31, 2021.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

PTIC II

The PTIC II Units, PTIC II Class A Common Stock and Public Warrants are currently listed on the Nasdaq under the symbols “PTICU,” “PTIC” and “PTICW,” respectively.

The closing price of the PTIC II Units, PTIC II Class A Common Stock and Public Warrants on May 16, 2022, the last trading day before announcement of the execution of the Business Combination Agreement, was $9.81, and $0.14, respectively. As of October 4, 2022 the record date for the Special Meeting, the most recent closing price of the PTIC II Units, PTIC II Class A Common Stock and Public Warrants was $9.97, $9.96, and $0.13, respectively.

Holders of the PTIC II Units, PTIC II Class A Common Stock and Public Warrants should obtain current market quotations for their securities. The market price of PTIC II’s securities could vary at any time before the Business Combination is consummated.

Holders

On October 14, 2022, there was one holder of record of PTIC II Units, one holder of record of PTIC II Class A Common Stock and two holders of record of Warrants.

Dividend Policy

PTIC II has not paid any cash dividends on its PTIC II Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Appreciate’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of Appreciate’s Board at such time. Appreciate’s ability to declare dividends may also, in the future, be limited by restrictive covenants pursuant to any debt financing.

Renters Warehouse

Historical market price information for Renters Warehouse’s membership interests is not provided because there is no public market for any Renters Warehouse membership interest.

RISK FACTORS

You should carefully consider all of the following risks factors and uncertainties, together with all of the other information in this proxy statement, including the financial information and the matters addressed in the sections entitled “Cautionary Statements Regarding Forward-Looking Statements,” “PTIC II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Renters Warehouse’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding how to vote or instruct your vote to be cast to approve the Stockholder Proposals. The following discussion should also be read in conjunction with PTIC II’s financial statements and the related notes and Renters Warehouse’s consolidated financial statements and the related notes included herein.

The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, the Combined Company’s business, financial condition and results of operations. The occurrence of any of the events or developments described below, or of additional risks and uncertainties not presently known by PTIC II and/or Renters Warehouse or that PTIC II and/or Renters Warehouse currently deem immaterial, could materially and adversely affect the Combined Company’s results of operations, financial condition, and growth prospects. In such an event, the market price of the Combined Company’s securities could decline and you could lose all or part of your investment. You are encouraged to perform your own investigation with respect to the businesses of PTIC II and Renters Warehouse.

Risks Related to Renters Warehouse

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Renters Warehouse and its subsidiaries prior to the consummation of the Business Combination and to the Combined Company and its subsidiaries after the consummation of the Business Combination.

Risks Related to Our Business and Operations

We have incurred and recorded net losses and negative cash flows in the past. We may experience net losses and negative cash flows in the future and may not be able to achieve or sustain profitability.

We incurred and recorded net losses of approximately $4.9 million, $1.3 million and $4.2 million for the years ended December 31, 2020 and 2021 and for the six months ended June 30, 2022, respectively. These net losses reflect significant non-cash charges, consisting primarily of approximately $3.1 million, $2.5 million and $1.4 million for the years ended December 31, 2020 and 2021 and for the six months ended June 30, 2022, respectively. We expect such non-cash charges to continue to be significant in future periods and, as a result, we may incur and record net losses in future periods. As of June 30, 2022, we had a members’ deficit of approximately $85.9 million. During the years ended December 31, 2020 and 2021, net cash used in operating activities were $3.5 million and $1.7 million, respectively, which primarily resulted from such net losses. During the six months ended June 30, 2022, net cash provided by operating activities was $0.6 million. We also expect to continue to make future investments in developing and expanding our business, including investing in technology, recruitment and training, increasing the number of our local offices, expanding our services and pursuing strategic acquisitions and joint ventures. These investments may not result in increased revenue or growth in our business and may continue to result in net losses for our business and negative cash flows. Additionally, we may incur significant losses in the future for a number of reasons, including:

•        declines in U.S. residential leasing real estate transaction volume in the single-family residential real estate market;

•        our expansion into new markets, for which we typically incur more significant losses immediately following entry;

•        increased competition in the U.S. single-family residential leasing real estate industry;

•        increased research and development costs to continue to advance the capabilities of our platform;

•        changes in our fee structure or rates;

•        our failure to realize anticipated efficiencies through our technology and business model;

•        failure to execute our growth strategies;

•        increased sales and marketing costs;

•        hiring additional personnel to support our overall growth; and

•        unforeseen expenses, difficulties, complications and delays, and other unknown factors.

Accordingly, we may not be able to achieve profitability or, if achieved, sustain profitability. Moreover, as we continue to invest in our business, we expect expenses to continue to increase in the near term. If we fail to manage our expenses or grow our revenue sufficiently to keep pace with our investments, our financial condition and results of operations may be harmed.

Because we expect to incur significant costs and expenses to grow our business, and we may incur expenses prior to generating incremental revenue with respect thereto, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in an increase in revenue to offset these expenses, which would further increase our losses.

We are employing a business model with a limited track record, which may make our business difficult to evaluate.

Until recently, the market for leasing of single-family residences for a term longer than a vacation term was comprised primarily of private and individual investors in local markets and was managed individually or by small, non-institutional owners and property managers. Our business strategy involves contracting with large institutional owners holding portfolios of single-family residential properties and assisting them in leasing, managing and buying and selling these properties. This market is relatively new, so we believe that only one peer company exists, which has not yet established a long-term track record that might assist us in predicting whether our business model and investment strategy can be implemented and sustained over an extended period of time. It may be difficult for you to evaluate our potential future performance without the benefit of established long-term track records from companies implementing a similar business model. We may encounter unanticipated problems as we continue to refine our business model, which may adversely affect our results of operations and cause our stock price to decline significantly.

We have a limited operating history and may not be able to operate our business successfully or generate sufficient cash flows.

We have a limited operating history. As a result, an investment in our common stock may entail more risk than an investment in the common stock of a real estate technology company with a substantial operating history. If we are unable to operate our business successfully, we would not be able to generate sufficient cash flow and you could lose all or a portion of the value of your ownership in our common stock. Our ability to successfully operate our business and implement our operating policies and investment strategy depends on many factors, including:

•        our ability to effectively manage our customers’ properties;

•        our ability to offer an attractive platform for the buying and selling of investment single-family residential real estate properties;

•        economic conditions in our markets, including changes in employment and household earnings and expenses, as well as the condition of the financial and real estate markets and the economy, in general;

•        our ability to maintain high occupancy rates in our customers’ properties;

•        the availability of, and our ability to identify, attractive customer acquisition opportunities consistent with our investment strategy;

•        our ability to compete with other investors in the single-family residential real estate rental industry;

•        judicial and regulatory developments affecting the single-family residential leasing business that may affect our business;

•        reversal of population, employment, or homeownership trends in our markets; and

•        interest rate levels and volatility, which may affect the accessibility of short-term and long-term financing on desirable terms.

In addition, we face significant competition in acquiring customers that own portfolios of attractive properties, and the value of the properties that we manage may decline.

We may not be able to effectively manage our growth, and any failure to do so may have a material adverse effect on our business and operating results.

Since commencing operations in Minnesota in 2007, we have grown rapidly, assembling a portfolio of corporate and franchise operated managed properties in 19 states and the District of Columbia as of June 30, 2022. In addition, we have created a software platform that is experiencing increased use that allows single-family residential real estate owners to buy or sell properties that often leads to use of our property management services. Our future operating results may depend on our ability to effectively manage our growth, which is dependent, in part, upon our ability to:

•        acquire an increasing number of single-family real estate properties to manage and service across a larger geographic area while maintaining a high level of resident satisfaction and building and enhancing our brand;

•        increase usage of our marketplace for the sale and purchase of single-family real estate properties by investment owners;

•        identify and supervise a number of suitable third parties on which we rely to provide certain services outside of property management to our properties;

•        attract, integrate, and retain new management and operations associates; and

•        continue to improve our operational and financial controls and reporting procedures and systems.

We can provide no assurance that we will be able to manage our properties or grow our business efficiently or effectively, or without incurring significant additional expenses. Any failure to do so may have a material adverse effect on our business and operating results.

If we fail to continuously innovate, improve and expand our brokerage and management platform to create value for our customers, our business, financial condition and results of operations could be negatively impacted.

Our success depends on our ability to continuously innovate and improve our platform to provide value to our customers and their tenants. As a result, we have invested and plan to continue to invest significant resources in research and development to improve and maintain our platform and support our technology infrastructure. Our investments in our platform allow us to provide an expanded suite of technology offerings, which we believe separate us from our competitors. However, there can be no guarantee that in the future we can continue to launch new products and services in a timely manner, or at all. Even if we do launch new products and services, they might not be utilized by our customers and tenants at the rate we expect, or at all. While we believe these investments help our customers succeed, there can be no guarantee that we will retain our customers across the markets we serve, nor that our investments will lead to increased utilization of our platform or that increased utilization of our platform will drive increased productivity or revenues for us.

Additionally, at times, we may expand our technology offerings by acquiring accretive real estate technology companies. While we think these strategic acquisitions could expand our capabilities into critical components of the transaction, our customers may not value these additions and may not utilize them at the rate we expect, which may negatively impact our business, financial condition and results of operations.

Our efforts to expand our management, marketplace and adjacent services businesses and offer additional adjacent services may not be successful.

We have grown our management, marketplace and adjacent services business rapidly since inception. We plan to continue our expansion; however, there is no guarantee that we will be successful or will expand at the rate that we anticipate.

In addition, we recently expanded our adjacent services offerings to include maintenance and other services in certain markets. We think that the synergies between these adjacent services and our management business increase transparency and deliver a more integrated offering to our customers and thus, provide additional value to our customers and tenants. However, currently, our adjacent services are available only in certain markets and utilization rates remain low. Further, in order for us to be successful in the adjacent services market, we will need to continue to expand these services in other markets and encourage our customers and tenants to utilize the services in the new markets. If we are not successful or if these services do not prove desirable to our customers, these services may not result in additional value to our customers and we may not realize the expected benefits (including anticipated revenue), which could negatively impact our business, financial condition and results of operations. Additionally, while we plan to expand our adjacent services to other offerings, there is no guarantee that we will do so or be successful.

We may not be able to successfully develop and introduce new or upgraded information, analytics and online marketplace services that are attractive to our users and advertisers or successfully combine or shift focus from current services with less demand, which could decrease our revenues and our profitability.

Our future business and financial success will depend on our ability to continue to anticipate the needs of owners of single-family residential real estate and to successfully develop and introduce new and upgraded services, including services that make our management and marketplaces useful for users.

To be successful, we must be able to quickly adapt to changes in the single-family residential real estate industry, as well as rapid technological changes by continually enhancing our information, analytics and online management and marketplace services. As a result, we must continually invest resources in research and development to improve the appeal and comprehensiveness of our services and effectively incorporate new technologies.

Developing new services and upgrades to services, as well as integrating and coordinating current services, imposes heavy burdens on our systems department, product development team, management and researchers. The processes are costly and our efforts to develop, integrate and enhance our services may not be successful. In addition, launching and selling a new or upgraded service puts additional strain on our sales and marketing resources. If we are unsuccessful in obtaining greater market share or in obtaining widespread adoption of new or upgraded services, we may not be able to offset the expenses associated with the development, launch and marketing of the new or upgraded service, which could have a material adverse effect on our financial results. For example, to generate brand awareness and site traffic for our marketplaces, we have and will continue to invest significant resources in multi-channel marketing campaigns. If these marketing campaigns do not increase brand awareness, site traffic and/or revenues, the cost of these campaigns could have a material adverse effect on our financial results.

In addition, as we integrate acquired businesses, we continue to assess which services we believe will best meet the needs of our customers. If we eliminate or phase out a service and are not able to offer and successfully market and sell an alternative service, our revenue may decrease, which could have a material adverse effect on our results of operations.

We may be unable to increase awareness of our brands, including Renters Warehouse and Appreciate, which could adversely affect our business.

We rely heavily on our brands, which we believe are key assets of our company. Awareness and differentiation of our brands are important for attracting and expanding the number of users of, and subscribers to, our online management and marketplace products. We expect to continue to invest significantly in sales and marketing in 2022 as we seek to grow the numbers of users of, subscribers to and advertisers on, our marketplaces. Our methods of advertising may not be successful in increasing brand awareness or, ultimately, be cost-effective. If we are unable to maintain or enhance user awareness of our brands, or if we are unable to recover our marketing and advertising costs through increased usage of our services, our business, results of operations and financial condition could be adversely affected.

If internet search engines do not prominently feature our websites on the search engine results page, traffic to our websites could decrease and, if we are unable to maintain or increase traffic to our marketplaces, our business and operating results could be adversely affected.

Our ability to generate revenues from our management and marketplace businesses depends, in part, on our ability to attract users to our websites. Google, Bing, DuckDuckGo and other internet search engines drive traffic to our websites. Our ability to maintain prominent search result rankings and positioning is not entirely within our control. Our competitors’ Search Engine Optimization and Search Engine Marketing efforts may result in webpages from their websites receiving higher rankings than the webpages from our websites. Internet search engines could revise their algorithms and methodologies in ways that would adversely affect our search result rankings. Internet search engine providers could form partnerships or enter into other business relationships with our competitors resulting in competitors’ sites receiving higher search result rankings. Internet search engines are increasingly placing alternative search features (such as featured snippets, local map results and other immersive experiences) on the search engine results page above or more prominently than search engine results. If our search result rankings are not prominently displayed, traffic to our websites may decline which could slow the growth of our user base. Our websites have experienced fluctuations in search result rankings in the past and we anticipate similar fluctuations will occur in the future. If we experience a material reduction in the number of users directed to our websites through internet search engines or otherwise fail to maintain or increase traffic to our marketplaces, our ability to acquire additional subscribers and deliver leads to and retain existing subscribers could be adversely affected. As a result, our business, results of operations and financial condition could be adversely affected. Our marketing expenses may increase in connection with our efforts to maintain or increase traffic to our websites. Increases in our operating expenses could negatively impact our operating results if we are unable to generate more revenues through increased sales of subscriptions to our marketplace products.

We operate in highly competitive markets and we may be unable to compete successfully against our existing and future competitors.

We operate in a competitive and fragmented industry, and we expect competition to continue to increase. We believe that our ability to compete depends upon many factors both within and beyond our control, including the following:

•        the timing and market acceptance of our products and services for our customers, including new products and services offered by us or our competitors;

•        the attractiveness of our adjacent services for customers as well as their tenants;

•        our ability to attract top engineering talent to further develop and improve our technology to support our business model; and

•        our brand strength relative to our competitors.

Our business model depends on our ability to continue to attract customers to our platform, and to enhance their engagement in a cost-effective manner. We face competition on a national level and in each of our markets from traditional real estate management firms and traditional real estate agents, some of which operate nationally and others that are limited to a specific region or regions. We also face competition from real estate technology companies, including a growing number of internet-based brokerages and others who operate with a variety of business models.

New entrants, particularly smaller companies offering point solutions, continue to join our market categories. However, our existing and potential competitors include real estate technology companies and real estate brokerage firms and management companies that operate, or could develop, national and/or local businesses offering similar services, including real estate brokerage and management services, to home buyers or sellers or institutional owners. Several of these real estate companies which may enter our market categories could have significant competitive advantages, including better name recognition, greater resources, lower cost of funds and additional access to capital, and more types of offerings than we currently do. These companies may also have higher risk tolerances or different risk assessments than we do. In addition, these competitors could devote greater financial, technical and other resources than we have available to develop, grow or improve their businesses.

Because a material portion of our business is concentrated in certain geographic areas, any adverse economic, real estate or business conditions in these geographic areas could have a material adverse effect on our operating results.

A material portion of our real estate brokerage offices and agents are concentrated in certain geographic areas, such as Minnesota, Arizona, Texas and Georgia. Local and regional real estate and economic conditions could differ materially from prevailing conditions in other parts of the U.S. While overall the U.S. real estate market could be performing well, a downturn in a geographic area where we have a material presence could result in a decline in our gross income and could have a material adverse effect on our operating results.

Additionally, a material portion of our single-family residential leasing transactions take place in high-end markets. Any downturn in high-end markets could result in a decline in our gross income and could have a material adverse effect on our operating results.

Our quarterly results and other operating metrics may fluctuate from quarter to quarter, which makes these metrics difficult to predict.

Our results of operations have fluctuated in the past and are likely to fluctuate significantly from quarter-to-quarter and year-to-year in the future for a variety of reasons, many of which are outside of our control and difficult to predict. As a result, you should not rely upon our historical results of operations as indicators of future performance. Numerous factors can influence our results of operations, including:

•        our ability to attract and retain customers;

•        our ability to continuously innovate, improve and expand our platform;

•        changes in interest rates or mortgage underwriting standards;

•        the actions of our competitors;

•        costs and expenses related to the strategic acquisitions, partnerships and joint ventures;

•        increases in and timing of operating expenses that we may incur to grow and expand our operations and to remain competitive;

•        changes in the legislative or regulatory environment, including with respect to the leasing single-family residential real estate;

•        system failures or outages, or actual or perceived breaches of security or privacy, and the costs associated with preventing, responding to, or remediating any such failures, outages or breaches;

•        adverse judgments, settlements, or other litigation-related costs and the fees associated with investigating and defending claims;

•        the overall tax rate for our business and the impact of any changes in tax laws or judicial or regulatory interpretations of tax laws, which are recorded in the period such laws are enacted or interpretations are issued and may significantly affect the effective tax rate of that period;

•        the application of new or changing financial accounting standards or practices; and

•        changes in regional or national business or macroeconomic conditions, including as a result of the ongoing COVID-19 pandemic, which may impact the other factors described above.

In addition, our results of operations are tied to certain key business metrics and non-GAAP financial measures that have fluctuated in the past and are likely to fluctuate in the future. As a result of such variability, our historical performance, including from recent quarters or years, may not be a meaningful indicator of future performance and period-to-period comparisons also may not be meaningful.

If we pursue acquisitions that are not successfully completed or integrated into our existing operations, our business, financial condition or results of operations may be adversely affected.

We continue to evaluate a wide array of potential strategic opportunities, including acquisitions of businesses in new geographies and acquisitions of our franchises. We may engage in acquisitions of businesses to provide us with greater access to a given market. At times, we may also look to acquisitions to provide us with additional technology to further enhance our platform and accelerate our ability to offer new products or to expand our adjacent services offerings. These strategic acquisitions could be material to our financial condition and results of operations, but there can be no guarantee that they will result in the intended benefits to our business, and we may not successfully evaluate or utilize the acquired businesses, products, or technology, or accurately forecast the financial impact of a strategic acquisition. In addition, integrating an acquired company, business or technology is risky and may result in unforeseen operating difficulties and expenditures, particularly in new markets or with respect to new adjacent services.

Our failure to address risks or other problems encountered in connection with future strategic acquisitions could cause us to fail to realize the anticipated benefits of such strategic acquisitions, incur unanticipated liabilities, and harm our business, financial condition and results of operations. Strategic acquisitions may require us to issue additional equity securities, spend a substantial portion of our available cash, or incur debt or liabilities, amortize expenses related to intangible assets, or incur write-offs of goodwill, which could adversely affect our business, financial condition and results of operations and dilute the economic and voting rights of our then-current stockholders.

Our dependence upon third parties that support critical functions of our business, primarily Salesforce, and any disruption of or interference with our use of these third-party services, may have a material adverse effect on our operating results or reputation if the third parties fail to perform.

Though we are internally managed, we use local and national third-party vendors and service providers to provide certain services for our properties. For example, we typically engage third-party home improvement professionals with respect to certain maintenance and specialty services, such as HVAC, roofing, painting, and floor installations. Selecting, managing, and supervising these third-party service providers requires significant resources and expertise, and because our portfolio consists of geographically dispersed managed properties, our ability to adequately select, manage, and supervise such third parties may be more limited or subject to greater inefficiencies than if our managed properties were more geographically concentrated. An overall labor shortage experienced by our vendors, lack of skilled labor, increased turnover, or labor inflation, caused by COVID-19 or as a result of general macroeconomic factors, could have a material adverse impact on our business, financial condition, or operating results. We generally do not have exclusive or long-term contractual relationships with third-party providers and we can provide no assurance that we will have uninterrupted or unlimited access to their services. If we do not select, manage, and supervise appropriate third parties to provide these services, our reputation and financial results may suffer.

We rely on the systems of our third-party service providers, their ability to perform key operations on our behalf in a timely manner and in accordance with agreed levels of service, and their ability to attract and retain sufficient qualified associates to perform our work. A failure in the systems of one of our third-party service providers, or their inability to perform in accordance with the terms of our contracts or to retain sufficient qualified associates, could have a material adverse effect on our business, results of operations, and financial condition.

Notwithstanding our efforts to implement and enforce strong policies and practices regarding service providers, we may not successfully detect and prevent fraud, misconduct, incompetence, or theft by our third-party service providers. In addition, any removal or termination of third-party service providers would require us to seek new vendors or providers, which would create delays and adversely affect our operations. Additionally, since the products and services of some of our third-party service providers, including Salesforce, are highly configured for our needs, it may be time-consuming, expensive, and difficult to replace such products and services in the event of any such removal or termination. Poor performance by such third-party service providers may reflect poorly on us and could significantly damage our reputation among desirable residents or our customers. In the event of fraud or misconduct by a third party, we could also be exposed to material liability and be held responsible for damages, fines, or penalties and our reputation may suffer. In the event of failure by general contractors to pay their subcontractors, our customers’ properties may be subject to filings of mechanics or materialmen liens, which we may need to resolve to remain in compliance with our agreements and for which indemnification from the general contractors may not be available.

We rely on information supplied by prospective residents in managing our business.

We evaluate prospective residents for our customers in a standardized manner through the use of a third-party resident screening vendor partner. Our resident screening process includes obtaining appropriate identification, a thorough evaluation of credit history and household income, a review of the applicant’s rental history, and a background check for criminal activity. We assist our customers in making leasing decisions based on information in rental applications completed by a prospective resident and screened by our third-party partner, and we cannot be certain that this information is accurate. Additionally, these applications are submitted to us at the time of evaluation of a prospective resident, and we do not require residents to provide us with updated information during the terms of their leases, notwithstanding the fact that this information can, and frequently does, change over time. For example, increases in unemployment levels or adverse economic conditions in certain of our markets may adversely affect the creditworthiness of our residents in such markets. Even though this information is not updated, we will use it to evaluate the characteristics of our customers’ portfolio over time. If resident-supplied information is inaccurate or our residents’ creditworthiness declines over time, our customers may make poor or imperfect leasing decisions and revenue generated by our customers’ portfolios may contain more risk than we believe.

We are still building our operational expertise and systems. If we are unable to complete that successfully, our ability to operate profitably could be adversely affected.

As a public company, we will face increased legal, accounting, administrative and other costs and expenses that we did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and Nasdaq, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require us to carry out activities we have not done previously. For example, we have created new board committees and adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if we identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could harm our reputation or investor perceptions of us. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs. In addition, we may be subject to stockholder activism, which can lead to additional substantial costs, distract management, and impact the manner in which we operate our business in ways that we cannot currently anticipate. As a result of disclosure of information in this proxy statement and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors.

Substantial portions of our anticipated revenue growth and retention relies on attracting institutional buyers of single-family rental properties. The failure to attract these buyers, or the loss of or inactivity of existing institutional clients, particularly on our Marketplace platform could significantly impact our current and anticipated revenue.

Our future revenue growth depends on attracting, retaining and stimulating the activity of our institutional buyers. By their nature, our institutional buyers are larger individually than our retail customers, resulting in higher dependency on a typical institutional customer than any individual retail customer. Our ability to attract and retain such customers depends on the profitability of our business, which is affected by general economic and business conditions worldwide as well as global trends in the short and long-term accommodation regulatory landscape. In addition, we believe that our revenue growth depends upon a number of factors, including:

•        the COVID-19 pandemic and its impact on the travel and accommodations industries;

•        our ability to retain and grow the number of customers, tenants and available listings on our platform, particularly institutional buyers on our Marketplace platform;

•        events beyond our control such as pandemics and other health concerns, trade disputes, economic downturns, severe weather and other natural disasters, and the impact of climate change on certain rental destinations;

•        competition;

•        the legal and regulatory landscape and changes in the application of existing laws and regulations or adoption of new laws and regulations that impact our business, customers, tenants, including changes in short-term and long-term occupancy, tax laws and real estate broker laws;

•        the attractiveness of single-family home rental;

•        the level of consumer awareness and perception of our brand;

•        our ability to build and strengthen trust and safety on our platform and among members of our community;

•        the level of spending on brand and performance marketing to attract customers and tenants to our platform;

•        our ability to grow new offerings and tiers and to deepen our presence in certain geographies;

•        timing, effectiveness, and costs of expansion and upgrades to our platform and infrastructure; and

•        other risks described elsewhere in this proxy statement.

Our business is currently dependent on two significant institutional customers.

Our business is significantly dependent on our contractual relationships with two institutional customers: Pagaya US Investments LLC and Man Global Private Markets (USA) Inc. In the year ended December 31, 2021, approximately 11.9% of our operating revenue was due to management and marketplace revenue from Pagaya US Investments LLC. In the six months ended June 30, 2022, approximately 20.1% and 10.3% of our operating revenues was due to management and marketplace revenue from Pagaya US Investments LLC and Man Global Private Markets (USA) Inc., respectively. The contracts with each customer permit termination in certain events including upon notice from the customer. While, we have added additional institutional customers during 2022 which decreases our dependence on these two customers, the loss of either customer would have a material adverse effect on our business, results of operations and financial position.

We are dependent on a single asset class, which exposes us to downturns in the single-family residential real estate sector.

Our current strategy is to acquire interests primarily in single-family residences throughout the United States. As a result, we are subject to the risks inherent in investing in a single asset class. A downturn in demand for single-family residential real estate may have more pronounced effects on the amount of cash available to us for distribution or on the value of our assets than if we had diversified our investments across different asset classes.

We rely heavily on the Salesforce platform to drive homeowner and tenant acquisition. Our continued ability to leverage our investments in our leasing and property management software, which are built on the Salesforce platform, requires the continued viability of, support for and improvements to that platform.

We believe that increasing awareness of our brand among potential homeowners and tenants is an important aspect of our efforts to increase traffic on our platform and grow our revenue. We rely heavily on the Salesforce platform to, among other things, drive homeowner and tenant acquisition and increase awareness regarding our brand. Salesforce Cloud is specifically used for brand recognition. Salesforce is also used extensively for other purposes, such as: customer service and case management; repair and maintenance management; property accounting, operational reporting, and more. In terms of marketing spend, our Salesforce marketing and drip campaigns are vital to our planned growth. Marketing and advertising spend is conducted outside the Salesforce platform, but leads are managed and nurtured through Salesforce. We have invested considerable resources in these efforts to date and expect to continue to invest in this platform for continued viability of, support for and improvements to that platform as a key component of our growth strategy. Our marketing efforts are expensive and may not be cost-effective or successful. If our competitors spend increasingly more on marketing efforts or are more effective in such efforts, we may not be able to maintain and grow traffic to our platform. The termination of our relationship with Salesforce could significantly impair our ability to operate our business.

Our management team will be required to evaluate the effectiveness of our internal control over financial reporting. If we are unable to maintain effective internal control over financial reporting, investors may lose confidence in the accuracy of our financial reports.

We will be required to maintain internal control over financial reporting and to report any material weaknesses and significant deficiencies in such internal control. Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm will not be required to deliver an attestation report on the effectiveness of our disclosure controls and internal control over financial reporting.

When evaluating our internal control over financial reporting, we may identify material weaknesses or significant deficiencies that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses or significant deficiencies in our internal control over financial reporting in the future or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is ineffective, we could fail to meet our reporting obligations or be required to restate our financial statements for prior periods.

In addition, our internal control over financial reporting will not prevent or detect all errors and fraud. Because of the inherent limitations in all control systems, no evaluation can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If there are material weaknesses, significant deficiencies or failures in our ability to meet any of the requirements related to the maintenance and reporting of our internal control, investors may lose confidence in the accuracy and completeness of our financial reports and that could cause the price of our securities to decline. In addition, we could become subject to investigations by the applicable stock exchange, the SEC or other regulatory authorities, which could require additional management attention and which could adversely affect our business.

We identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As of and for the years ended December 31, 2021 and 2020 we identified a material weakness in our internal control over financial reporting related to limited accounting personnel and other resources with which to address our internal control over financial reporting. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of December 31, 2021 or 2020. This material weakness could have resulted in a material misstatement of our financial statements had it gone undetected.

To respond to and correct this material weakness, we devoted, and plan to continue to devote, significant effort and resources to the remediation and improvement of our internal control over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance these processes to better evaluate our research and understanding of the nuances of the complex accounting standards that apply to our financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

Any failure to maintain such internal control could adversely impact our ability to report our financial position and results from operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which the Combined Company’s capital stock is listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form S-3 or Form S-4, which may impair our ability to obtain capital in a timely fashion to execute our business strategies or issue shares to effect an acquisition. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of the Combined Company’s securities.

We can give no assurance that the measures we have taken and plans to take in the future will remediate the material weaknesses identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

We rely on assumptions, estimates, and business data to calculate our key performance indicators and other business metrics, and real or perceived inaccuracies in these metrics may harm our reputation and negatively affect our business.

Certain of our performance metrics are calculated using third-party applications or internal company data that have not been independently verified. While these numbers are based on what we believe to be reasonable calculations for the applicable period of measurement, there are inherent challenges in measuring such information. In addition, our measure of certain metrics may differ from estimates published by third parties or from similarly-titled metrics of our competitors due to differences in methodology and as a result our results may not be comparable to our competitors.

Our estimates of market opportunity may prove to be inaccurate.

Market opportunity estimates are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that our market opportunity estimates will reflect actual revenue that we will generate from our platform in the future. Any expansion in our markets depends on a number of factors, including the cost, performance, and perceived value associated with our platform, the availability of capital and the products and services of our competitors.

Changes in accounting standards, subjective assumptions and estimates used by management related to complex accounting matters could have a material adverse effect on our business, financial condition and results of operations.

Generally accepted accounting principles in the United States of America, or GAAP, and related accounting pronouncements, implementation guidance and interpretations with regard to a wide range of matters, such as revenue recognition, lease accounting, stock-based compensation, asset impairments, valuation reserves, income taxes, debt, derivative valuation, the valuation of membership units issued to extinguish financial liabilities, and the valuation of membership units issued to employees and non-employees in connection with services rendered and the fair value and associated useful lives of acquired long-lived assets, intangible assets and goodwill, are highly complex and involve many subjective assumptions, estimates and judgments made by management. Changes in these rules or their interpretations or changes in underlying assumptions, estimates or judgments made by management could significantly change our reported results and adversely impact our business, financial condition and results of operations.

The failure to successfully implement and maintain accounting systems could materially adversely impact our business, results of operations, and financial condition.

If our third-party systems do not operate as intended or do not scale with anticipated growth in our business, the effectiveness of our internal control over financial reporting could be adversely affected. Any failure to develop, implement, or maintain effective internal controls related to our accounting or reporting systems could materially and adversely affect our business, results of operations, and financial condition or cause us to fail to meet our reporting obligations. In addition, if we experience interruptions in service or operational difficulties with our third-party systems, our business, results of operations, and financial condition could be materially and adversely affected.

Our platform is highly complex and our proprietary software may contain undetected errors.

Our platform is highly complex and the proprietary software and code underlying our platform is interconnected and may contain undetected errors, bugs, or vulnerabilities, some of which may only be discovered after the code or software has been released. We release or update software code regularly and this practice may result in the more frequent introduction of errors, bugs, or vulnerabilities into the proprietary software underlying our platform, which can impact the agent and their client experience on our platform. Additionally, due to the interoperative nature of the software and the systems underlying our platform, modifications to certain parts of our code, including changes to our mobile app, website, systems or third-party application programming interfaces on which our platform rely, could have an unintended impact on other sections of our software or systems, which may result in errors, bugs, or vulnerabilities to our platform. Any errors, bugs, or vulnerabilities discovered in our code after release could result in damage to our reputation, loss of our agents or their clients, loss of revenue or liability for damages, any of which could adversely affect our growth prospects and our business, financial condition and results of operations.

Furthermore, our development and testing processes may not detect inefficiencies, errors, bugs, system misconfiguration, technical problems, or vulnerabilities in our technology offerings prior to their implementation as they may not be identified or detected prior to or at the time of implementation. Any inefficiencies, errors, bugs, system misconfiguration, technical problems or vulnerabilities arising in our technology offerings after their release could reduce the quality of our products, system performance, or interfere with our agents’ access to and use of our technology and offerings.

Our management team has limited experience in operating a public company.

Our management team has limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. Additionally, they may not be able to implement and effect programs and policies in an effective and timely manner that adequately respond to such increased legal and regulatory compliance and reporting requirements. We may also not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the U.S. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and results of operations.

Our company culture has contributed to our success, and if we cannot maintain this culture as we grow, our business could be harmed.

We believe that our company culture, which promotes innovation and entrepreneurship, has been critical to our success. We are guided by our principles including dreaming big, moving fast, learning from reality and being solutions-driven. However, as a function of the Business Combination and as we grow, we may face challenges that may affect our ability to sustain our culture, including:

•        failure to identify, attract, reward and retain people in leadership positions in our organization who share and further our culture, values and mission;

•        the increasing size and geographic diversity of our workforce;

•        shelter-in-place orders in certain jurisdictions where we operate that may result in many of our employees working remotely;

•        the inability to achieve adherence to our internal policies and core values;

•        the continued challenges of a rapidly-evolving industry;

•        the increasing need to develop expertise in new areas of business that affect us;

•        negative perception of our treatment of employees or our response to employee sentiment related to political or social causes or actions of management; and

•        the integration of new personnel and businesses from acquisitions.

In addition, we have at times undertaken workforce reductions to better align our operations with our strategic priorities, to manage our cost structure or in connection with acquisitions. Although we have increased our workforce to above pre-pandemic levels, there can be no assurance that these actions will not adversely affect employee morale, our culture and our ability to attract and retain employees. If we are not able to maintain our culture, our business, financial condition and results of operations could be adversely affected.

Some of our potential losses may not be covered by insurance. We may not be able to obtain or maintain adequate insurance coverage.

We maintain insurance to cover costs and losses from certain risk exposures in the ordinary course of our operations, but our insurance does not cover all of the costs and losses from all events. We are responsible for certain retentions and deductibles that vary by policy, and we may suffer losses that exceed our insurance coverage limits by a material amount. We may also incur costs or suffer losses arising from events against which we have no insurance coverage. In addition, large-scale market trends or the occurrence of adverse events in our business may raise our cost of procuring insurance or limit the amount or type of insurance we are able to secure. We may not be able to maintain our current coverage, or obtain new coverage in the future, on commercially reasonable terms or at all. Incurring uninsured or underinsured costs or losses could harm our business.

Third parties with whom we do business may be unable to honor their obligations to us or their actions may put us at risk.

We rely on third parties for various aspects of our business, including technology collaborations, advertising partners and development services agreements. Although we require these parties to sign our data security addendum, their actions may put our business, reputation and brand at risk. In many cases, third parties may be given access to sensitive and proprietary information or personal data in order to provide services, and they may misappropriate and engage in unauthorized use of our information, technology or customers’ or tenants’ data. In addition, the failure of these third parties to provide adequate services and technologies, or the failure of the third parties to adequately maintain or update their services and technologies, could result in a disruption to our business operations. Further, disruptions in the mobile application industry, financial markets, economic downturns, poor business decisions, or reputational harm may adversely affect our partners and may increase their propensity to engage in fraud or otherwise illegal activity which could harm our business reputation, and they may not be able to continue honoring their obligations to us, or we may cease our arrangements with them. Alternative arrangements and services may not be available to us on commercially reasonable terms or at all and we may experience business interruptions upon a transition to an alternative partner or vendor. If we lose one or more business relationships, or experience a degradation of services, our business could be harmed and our financial results could be adversely affected.

The extent of the future impact of the ongoing COVID-19 pandemic on our business and financial results will depend largely on future developments, which are highly uncertain and difficult to predict.

The extent of the future impact of the ongoing COVID-19 pandemic on our business and financial results will depend largely on future developments, including emergence of new variants of the COVID-19 virus, the severity and transmission rates of the new variants, the duration and extent of the spread of the virus (including new variants), the timing, availability and effectiveness of vaccines (including booster shots) and vaccination rates, the prevalence of local, regional and national restrictions and regulatory orders in response to the ongoing COVID-19 pandemic and the extent and effectiveness of containment actions taken, all of which are highly uncertain and difficult to predict.

Additionally, the ongoing COVID-19 pandemic has had, and continues to have, a significant impact around the world, including the U.S., and it is difficult to assess or predict its future impact on the U.S. and global economy. As a result, a number of macroeconomic factors related to the ongoing COVID-19 pandemic, including but not limited to the increase in unemployment rates and stagnant or declining wages, loss of consumer confidence in the economy and recessionary conditions, lower yields on individuals’ investment portfolios or volatility and declines in the stock market, lower rental prices in certain markets, reduced demand to purchase homes, more stringent mortgage financing conditions, including increased down payment requirements and volatility in the mortgage interest rates, inflation rate and pressures, had, and could have in the future, an adverse impact on consumer spending, including on residential real estate purchase and lease transactions, and resulted, and may in the future result, in changes to home purchasing, selling, renting and financing trends.

Our success depends on a high volume of transactions and increasing the number of single-family homes in our network throughout the markets in which we operate. This transaction volume affects all of the ways that we generate revenue. If the ongoing COVID-19 pandemic has an adverse impact on the volume of single-family residential real estate lease or sale transactions, our business and financial results in future periods could be materially and adversely impacted.

In addition, many of our employees continue to work remotely, which may adversely affect our efficiency and morale. As we continue to evaluate our return-to-work approach, it will likely vary across geographies depending on local health rules and regulations. Any future part- or full-time re-opening could expose our employees to health risks and could result in additional costs to us. Further, certain employees may not agree with our return-to-work approach and as a result may seek employment elsewhere.

Catastrophic events may disrupt our business.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, real estate commerce, and the global economy, and thus could harm our business. For example, the COVID-19 pandemic and the reactions of governments, markets, and the general public to the COVID-19 pandemic, has resulted in and may continue to have a number of consequences for our business and results of operations, the ultimate magnitude of which is difficult to predict. Additionally, properties located in the markets in which we operate, including New York, Northern California, Southern California and South Florida, are more susceptible to certain natural hazards (such as fires, hurricanes, earthquakes, floods, or hail) than properties in other parts of the country.

In the event of a major fire, hurricane, earthquake, windstorm, tornado, flood or catastrophic event such as pandemic, flood, power loss, telecommunications failure, cyber-attack, war, or terrorist attack, we may be unable to continue our operations and may endure reputational harm, delays in developing our platform and solutions, breaches of data security and loss of critical data, all of which could harm our business, results of operations and financial condition. Closures of governmental offices in charge of real property records, including tax or lien-related records, could adversely affect our ability to conduct operations in the affected geographies. Also, the insurance we maintain would likely not be adequate to cover our losses resulting from disasters or other business interruptions.

As we grow our business, the need for business continuity planning and disaster recovery plans will increase in significance. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster, and successfully execute on those plans in the event of a disaster or emergency, our business and reputation would be harmed.

We are subject to multiple risks related to the credit card and debit card payments we accept.

We accept payments through credit and debit card transactions. For credit and debit card payments, we pay interchange and other fees, which may increase over time. An increase in those fees may require us to increase the prices we charge and would increase our operating expenses, either of which could harm our business, financial condition and results of operations.

We depend on processing vendors to complete credit and debit card transactions, both for payments owed to Appreciate directly and for payments to other third-parties, such as payments made between two third-party platform users such as renters and landlords. If we or our processing vendors fail to maintain adequate systems for the authorization and processing of credit card transactions, it could cause one or more of the major credit card companies to disallow our continued use of their payment products. If these systems fail to work properly and, as a result, we do not charge our customers’ or their tenants’ credit cards on a timely basis or at all, our business, revenue, results of operations and financial condition could be harmed. In addition, if we add, eliminate or change any of our processing vendors, we may experience processing disruptions and increased operating expenses, either of which could harm our business, financial condition, or results of operations.

The payment methods that we offer also subject us to potential fraud and theft by criminals, who are becoming increasingly sophisticated, seeking to obtain unauthorized access to or exploit weaknesses that may exist in the payment systems. If we fail to comply with applicable rules or requirements for the payment methods we accept, or if payment-related data are compromised due to a breach of data, we may be liable for significant costs incurred by payment card issuing banks and other third parties or subject to fines and higher transaction fees, or our ability to accept or facilitate certain types of payments may be impaired. In addition, our customers could lose confidence in certain payment types, which may result in a shift to other payment types or potential changes to our payment systems that may result in higher costs. If we fail to adequately control fraudulent credit card transactions, we may face civil liability, diminished public perception of our security measures, and significantly higher credit card-related costs, each of which could harm our business, results of operations and financial condition.

We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it more difficult for us to comply. We are required to comply with payment card industry security standards, including the Payment Card Industry Data Security Standard (the “PCI DSS”). Failing to comply with those standards may violate payment card association operating rules, federal and state laws and regulations, and the terms of our contracts with payment processors. Any failure to comply fully also may subject us to fines, penalties, damages and civil liability, and may result in the loss or impairment of our ability to accept credit and debit card payments. Further, there is no guarantee that such compliance will prevent illegal or improper use of our payment systems or the theft, loss, or misuse of data pertaining to credit and debit cards, card holders and transactions.

If we are unable to maintain our chargeback rate or refund rates at acceptable levels, our processing vendors may increase our transaction fees or terminate their relationships with us. Any increases in our credit and debit card fees could harm our results of operations, particularly if we elect not to raise our rates for our service to offset the increase. The termination of our ability to process payments on any major credit or debit card could significantly impair our ability to operate our business.

We are subject to payment-related fraud and an increase in or failure to deal effectively with fraud, fraudulent activities, fictitious transactions, or illegal transactions would materially and adversely affect our business, results of operations, and financial condition.

We process a significant volume and dollar value of transactions on a daily basis. When renters do not fulfill their obligations we have incurred and will continue to incur losses from claims by customers, and these losses may be substantial. Such instances have and can lead to the reversal of payments received by us for such bookings, referred to as a “chargeback.” Our ability to detect and combat fraudulent schemes, which have become increasingly common and sophisticated, could be adversely impacted by the adoption of new payment methods, the emergence and innovation of new technology platforms, including mobile and other devices, and our growth in certain regions, including in regions with a history of elevated fraudulent activity. We expect that technically knowledgeable criminals will continue to attempt to circumvent our anti-fraud systems. In addition, the payment card networks have rules around acceptable chargeback ratios. If we are unable to effectively combat fraud on our platform, combat the use of fraudulent or stolen credit cards, or otherwise maintain or lower our current levels of charge-backs, we may be subject to fines and higher transaction fees or be unable to continue to accept card payments because payment card networks have revoked our access to their networks, any of which would materially adversely impact our business, results of operations, and financial condition.

Our payments platform is susceptible to potentially illegal or improper uses, including money laundering, transactions in violation of economic and trade sanctions, corruption and bribery, terrorist financing, fraudulent listings, customer account takeovers, or the facilitation of other illegal activity. Use of our payments platform for illegal or improper uses has subjected us, and may subject us in the future, to claims, lawsuits, and government and regulatory investigations, inquiries, or requests, which could result in liability and reputational harm for us. We have taken measures to detect and reduce fraud and illegal activities, but these measures need to be continually improved and may add friction to our booking process. These measures may also not be effective against fraud and illegal activities, particularly new and continually evolving forms of circumvention. If these measures do not succeed in reducing fraud, our business, results of operations, and financial condition would be materially and adversely affected.

We are subject to payment network rules and any material modification of our payment card acceptance privileges could have a material adverse effect on our business, results of operations, and financial condition.

The loss of our credit and debit card acceptance privileges or the significant modification of the terms under which we obtain card acceptance privileges would significantly limit our business model since many tenants pay using credit or debit cards. We are required by our payment processors to comply with payment card network operating rules, including the PCI DSS. Under the PCI DSS, we are required to adopt and implement internal controls over the use, storage, and transmission of card data to help prevent credit card fraud. If we fail to comply with the rules and regulations adopted by the payment card networks, including the PCI DSS, we would be in breach of our contractual obligations to payment processors and merchant banks. Such failure to comply may damage our relationship with payment card networks, subject us to restrictions, fines, penalties, damages, and civil liability, and could eventually prevent us from processing or accepting payment cards, which would have a material adverse effect on our business, results of operations, and financial condition.

Moreover, the payment card networks could adopt new operating rules or interpret or reinterpret existing rules that we or our payment processors might find difficult or even impossible to comply with, or costly to implement. As a result, we could lose our ability to give consumers the option of using payment cards to make their payments or the choice of currency in which they would like their payment card to be charged. Further, there is no guarantee that, even if we comply with the rules and regulations adopted by the payment card networks, we will be able to maintain our payment card acceptance privileges. We also cannot guarantee that our compliance with network rules or the PCI DSS will prevent illegal or improper use of our payments platform or the theft, loss, or misuse of the credit or debit card data of customers or participants, or a security breach. We are also required to submit to periodic audits, self-assessments, and other assessments of our compliance with the PCI DSS. If an audit, self-assessment, or other assessment indicates that we need to take steps to remediate any deficiencies, such remediation efforts may distract our management team and require us to undertake costly and time-consuming remediation efforts, and we could lose our payment card acceptance privileges.

We are also subject to network operating rules and guidelines promulgated by the National Automated Clearing House Association (“NACHA”) relating to payment transactions we process using the Automated Clearing House Network. Like the payment networks, NACHA may update its operating rules and guidelines at any time, which can require us to take more costly compliance measures or to develop more complex monitoring systems.

Risks Related to the Industry We Serve

Our success depends on general economic conditions, the health of the U.S. real estate industry generally, and risks generally incident to the ownership and leasing of single-family residential real estate, and our business may be negatively impacted by economic and industry downturns, including seasonal and cyclical trends, and volatility in the single-family residential real estate lease market.

Our success is impacted, directly and indirectly, by general economic conditions, the health of the U.S. real estate industry, and risks generally incident to the ownership and leasing of residential real estate, many of which are beyond our control. Our business could be harmed by a number of factors that could impact the conditions of the U.S. real estate industry, including:

•        a period of slow economic growth or recessionary conditions;

•        volatility in the residential real estate industry;

•        insufficient or excessive single-family home inventory levels by market or price points;

•        increasing mortgage rates and down payment requirements or constraints on the availability of mortgage financing;

•        a low level of consumer confidence in the economy or the single-family residential real estate market due to macroeconomic events domestically or internationally;

•        weak credit markets;

•        instability of financial institutions;

•        legislative or regulatory changes (including changes in regulatory interpretations or regulatory practices) that would adversely impact the single-family residential real estate market as well as federal and/or state income tax changes and other tax reform affecting real estate and/or real estate transactions;

•        insufficient or excessive regional single-family home inventory levels;

•        high levels of foreclosure activity, including but not limited to the release of homes already held for sale by financial institutions;

•        adverse changes in local, regional, or national economic conditions;

•        the inability or unwillingness of consumers to enter into single-family residential lease transactions;

•        a decrease in the affordability of homes including the impact of rising mortgage rates, home price appreciation and wage stagnation or wage increases that do not keep pace with inflation;

•        increasing home ownership rates, declining demand for real estate and changing social attitudes toward home ownership; and

•        natural disasters, such as hurricanes, earthquakes and other events (including pandemics and epidemics) that disrupt local or regional real estate markets.

As our revenue is primarily driven by leasing and property management of single-family residential real estate and the sale of such properties. Any slowdown or decrease in the total number of single-family residential real estate lease transactions for any of the above reasons could adversely affect our business, financial condition and results of operations. Additionally, any of the above factors could have an adverse impact on the number of transactions our sales platform business completes would further impact our business, financial condition and results of operations.

In addition, the single-family residential real estate market historically has been seasonal, with greater demand in the spring and summer, and typically weaker demand in late fall and winter, resulting in fluctuations in the quantity, speed and price of transactions on our platform and lease activity. Our financial results and working capital requirements reflect these seasonal variations.

Our investments are and will continue to be concentrated in our existing and target markets and in the single-family rental sector of the real estate industry, which exposes us to seasonal fluctuations in rental demand and downturns in our markets or in the single-family properties sector.

Our investments are and will continue to be concentrated in our existing and target markets and in the single-family residential leasing sector of the real estate industry. A downturn or slowdown in the rental demand for single-family housing caused by adverse economic, regulatory, or environmental conditions, or other events, in our markets may have a greater impact on our operating results than if we had more fully diversified portfolio of customers and properties. We believe that there are seasonal fluctuations in rental demand with demand higher in the spring and summer than in the late fall and winter. Such seasonal fluctuations may impact our operating results.

In addition to general, regional, national, and international economic conditions, our operating performance will be impacted by the economic conditions in our markets. We base a substantial part of our business plan on our belief that desirability of owning and leasing single-family properties in our markets will continue to improve over the near to intermediate term. However, certain of these markets have experienced substantial economic downturns in recent years and could experience similar or worse economic downturns in the future. We can provide no assurance as to the extent property values leasing rates and operating fundamentals in these markets will improve, if at all. If an economic downturn in these markets occurs or if we fail to accurately predict the timing of economic improvement in these markets, the value of our customers’ properties could decline and our ability to execute our business plan may be adversely affected to a greater extent than if we provided services to a different real estate portfolio, which could adversely affect our financial condition, operating results and cause the value of our common stock to decline.

Competition in identifying and acquiring customers and the right to lease single-family real estate portfolios could adversely affect our ability to implement our business and growth strategies, which could materially and adversely affect us.

In acquiring customers for which we manage the leasing and maintenance of their single-family residential real estate, we compete with a variety of institutional investors, including, specialty finance companies, public and private funds, institutional investors, investment banking firms, financial institutions, governmental bodies, and other entities. We also compete with individual private management and small-scale investors.

Certain of our competitors may be larger in certain of our markets and may have greater financial or other resources than we do. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us. In addition, any potential competitor may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments. Competition may result in fewer customers, higher prices, a broadly dispersed portfolio of customers that does not lend itself to efficiencies of concentration. In addition, competition for desirable investments could delay the investment of our capital, which could adversely affect our results of operations and cash flows. As a result, there can be no assurance that we will be able to identify and finance investments that are consistent with our investment objectives or to achieve positive investment results, and our failure to accomplish any of the foregoing could have a material adverse effect on us and cause the value of our common stock to decline.

A change in mortgage underwriting standards could reduce the ability of homebuyers to access the credit markets on reasonable terms, or at all, which could reduce utilization of our brokerage platform.

During the past several years, many lenders have significantly tightened their underwriting standards and many alternative mortgage products have become less available in the marketplace. In addition, certain lenders added new criteria or approvals necessary to underwrite mortgages in response to the COVID-19 pandemic. Underwriting standards could be changed or tightened as a result of changes in regulations, including regulations enacted to increase guarantee fees of federally-insured mortgages. More stringent mortgage underwriting standards could adversely affect the ability and willingness of prospective buyers to finance home purchases or to sell their existing homes in order to purchase new homes. This may result in the decreased number of real estate transactions that utilize our brokerage marketplace platform which would adversely affect our business, financial condition and results of operations.

Leasing fraud could adversely affect our business, financial condition, and results of operations.

Criminals are using increasingly sophisticated methods to engage in illegal activities such as leasing fraud. As we make more of our services available over the internet, we subject ourselves to new types of leasing fraud risk. We use a variety of tools to protect against fraud; however, these tools may not always be successful. Allegations of fraud may result in fines, settlements, litigation expenses, and reputational damage.

Our customers depend on residents and their willingness to meet their lease obligations and renew their leases, which generates a substantial amount of our revenue. Poor tenant selection, defaults, and non-renewals by residents may adversely affect our reputation and financial performance.

Our customers depend on rental income from residents. As a result, our success depends in large part upon our ability to attract and retain qualified residents for our customers’ properties. Our reputation and financial performance would be adversely affected if a significant number of residents fail to meet their lease obligations or fail to renew their leases. For example, residents may default on rent payments, make unreasonable and repeated demands for service or improvements, make unsupported or unjustified complaints to regulatory or political authorities, use properties for illegal purposes, damage or make unauthorized structural changes to properties that are not covered by security deposits, refuse to leave the property upon termination of the lease, engage in domestic violence or similar disturbances, disturb nearby residents with noise, trash, odors, or eyesores, fail to comply with Home Owner Association (“HOA”) regulations, sublet to less desirable individuals in violation of our lease, or permit unauthorized persons to live with them. Additionally, the COVID-19 outbreak, as well as continuing measures taken by governmental authorities and private actors to limit the spread of this virus or mitigate its impact, are interfering with the ability of some of residents to meet their lease obligations and make their rent payments on time or at all. Furthermore, entities directed by, or notionally affiliated with, the federal government as well as some state and local jurisdictions across the United States have imposed temporary eviction moratoriums if certain criteria are met by residents, are allowing residents to defer missed rent payments without incurring late fees, and are prohibiting rent increases. Jurisdictions and other local and national authorities may expand or extend measures imposing restrictions on our ability to enforce residents’ contractual rental obligations and limiting our ability to increase rents.

Damage to properties may delay re-leasing after eviction, necessitate expensive repairs, or impair the rental income or value of the property resulting in a lower than expected rate of return for our services. Increases in unemployment levels and other adverse changes in economic conditions in our markets could result in substantial resident defaults. In the event of a resident default or bankruptcy, we could experience delays in receiving revenue for our services and re-leasing the property.

Our ability to attract single-family residential residents requires significant marketing expense. Increased costs of online advertising or traditional broadcast avenues would significantly increase our costs of customer acquisition.

We have relationships with search engines, comparison sites, affiliate marketers, online advertising networks, and other websites to provide content, advertising banners and other links to our clients’ e-commerce businesses. Our business relies on these relationships as significant sources of traffic for customer acquisition. If we are unable to maintain these relationships or enter into new relationships on acceptable terms, our ability to attract new customers could be harmed.

We use online advertising to promote our services as part of our customer acquisition. If the cost of online advertising increases, we may experience decreases in the number of new account registrations unless we increase our marketing expenditures.

However, increases in our marketing expenditures could adversely impact our profitability, and there can be no assurance that our marketing activities will be successful. If these third-party sources prove to be ineffective or become unavailable in the future, or if the cost to acquire new loyalty marketing members through these sources increases, our financial results could be materially and adversely impacted.

Our business may be significantly impacted by changing of interest rates and home prices. In particular, rising interest rates and falling home prices may reduce the number and size of real estate transactions (affecting our brokerage commissions) and declining interest rates and rising home prices may cause our customers to sell their properties.

The financial performance of our single-family real estate business is directly affected by changes in prevailing interest rates. The financial performance of our single-family real estate business may be adversely affected or be subject to substantial volatility because of changes in prevailing interest rates, which may be impacted by a number of factors. For example, due to the COVID-19 pandemic and associated government and market responses, there is an increased degree of uncertainty and unpredictability concerning current interest rates, future interest rates and potential negative interest rates, which may have a material adverse effect on the results of operations for our single-family real estate business.

Recent interest rate increases may affect Marketplace transactions as some potential sellers may conclude that current market conditions are not conducive to selling SFR properties with higher interest rates. Additionally, while Renters Warehouse has observed an increase in institutional clients with respect to SFR asset purchases, these institutional clients may wait to evaluate further market conditions (specifically with regard to home prices and borrowing costs) prior to acquiring SFR assets. As a result, an increase in institutional investors may not initially offset a potential reduction in Marketplace transactions caused by an increase in interest rates. For more information, please see “Renters Warehouse’s Management’s Discussion And Analysis Of Financial Condition And Results Of Operations — Key Factors Affecting Our Performance” and “Renters Warehouse’s Management’s Discussion And Analysis Of Financial Condition And Results Of Operations — Quantitative and Qualitative Disclosures About Market Risk.”

Tenant and customer feedback in online sources (e.g., Yelp, Google, etc.) in this industry is often negative and, as we continue to grow our presence in the market, could adversely impact customer and tenant acquisition as well as our stock price.

We have been the subject of media reports, social media posts, blogs, and other forums that contain allegations about our business or activity on our platform that create negative publicity. As a result of these complaints and negative publicity, some customers have refrained from, and may in the future refrain from, engaging with our services, and some tenants have refrained from, and may in the future refrain from, using our platform, which could materially and adversely affect our business, results of operations, and financial condition.

In addition, we rely on our customers and tenants to provide trustworthy reviews and ratings that our customers and tenants may rely upon to help decide whether or not to use our services. If our customers and tenants do not leave reliable reviews and ratings, other potential customers and tenants may disregard those reviews and ratings, and our systems that use reviews and ratings to enforce quality standards would be less effective, which could reduce trust within our community and damage our brand and reputation, and could materially and adversely affect our business, results of operations, and financial condition.

Local news reporting involving landlord/tenant issues may impact our ability to grow and maintain customers and residents in certain markets as well as generate regulatory scrutiny.

Our brand and our reputation are among our most important assets. Maintaining and enhancing our brand and reputation is critical to our ability to attract customers, tenants, and employees, to compete effectively, to preserve and deepen the engagement of our existing customers, tenants, and employees, to maintain and improve our standing in the communities where our customers and franchises operate, including our standing with community leaders and regulatory bodies, and to mitigate legislative or regulatory scrutiny, litigation, and government investigations. We are heavily dependent on the perceptions of customers and tenants who use our platform to help make word-of-mouth recommendations that contribute to our growth.

Any incident, whether actual or rumored to have occurred, involving the safety or security of listings, customers, tenants, or other members of the public, fraudulent transactions, or incidents that are mistakenly attributed to Appreciate, and any media coverage resulting therefrom, could create a negative public perception of our platform, which would adversely impact our ability to attract customers and tenants.

In addition, our brand and reputation could be harmed if we fail to act responsibly or are perceived as not acting responsibly, or fail to comply with regulatory requirements as interpreted by certain governments or agencies thereof, in a number of other areas, such as safety and security, data security, privacy practices, provision of information about users and activities on our platform, sustainability, human rights (including in respect of our own operations and throughout our supply chain), matters associated with our broader supply chain (including tenants and other business partners), diversity, non-discrimination, and support for employees and local communities. Media, legislative, or government scrutiny around our company, including the perceived impact on affordable housing and over-tourism, neighborhood nuisance, privacy practices, provision of information as requested by certain governments or agencies thereof, content on our platform, business practices and strategic plans, impact of travel on the climate and local environment, and public health policies that may cause geopolitical backlash, our business partners, private companies where we have minority investments, and our practices relating to our platform, offerings, employees, competition, litigation, and response to regulatory activity, could adversely affect our brand and our reputation with our customers, their tenants and communities. Social media compounds the potential scope of the negative publicity that could be generated and the speed with which such negative publicity may spread. Any resulting damage to our brand or reputation could materially and adversely affect our business, results of operations, and financial condition.

Our marketplace faces significant competition with larger established players.

We may not be able to compete successfully against existing or future competitors, which could harm our business, results of operations and financial condition. We compete to attract tenants and customers who use our platform. Our competitors may have greater brand recognition or more direct sales personnel than we have and may generate more web traffic than we do, which may provide them with competitive advantages. To compete successfully for advertisers, we must continue to invest resources in developing our advertising platform and proving the effectiveness and relevance of our advertising services. Pressure from competitors seeking to acquire a greater share of our tenant and customer market share could adversely affect our pricing and margins, lower our revenue and increase our research and development and marketing expenses. If we are unable to compete successfully against our existing or future competitors, our business, results of operations or financial condition could be adversely affected.

We could incur goodwill and intangible asset impairment charges, which could harm our profitability.

We have significant amounts of goodwill and intangible assets. We periodically review the carrying values of goodwill and intangible assets to determine whether such carrying values exceed their fair market values. Declines in the profitability of individual reporting units due to economic or market conditions or otherwise, as well as adverse changes in financial, competitive and other conditions, including declines in the operating performance of our reporting units or other adverse changes in the key valuation assumptions contributing to the estimated fair value of our reporting units, could adversely affect the estimated fair values of the related reporting units, which could result in an impairment of the recorded balances of goodwill or intangible assets.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

Our success depends upon the continued service of our senior management team, including, in particular, Chris Laurence, our Chief Executive Officer, and Nolan Jacobson, our Chief Financial Officer. Our success also depends on our ability to manage effective transitions when management team members pursue other opportunities. In addition, our business depends on our ability to continue to attract, motivate and retain a large number of skilled employees across our company and to manage our local offices. Furthermore, much of our key technology and processes are custom-made for our business by our personnel. The loss of key engineering, product development, operations, marketing, sales and support, finance and legal personnel could also adversely affect our ability to build on the efforts they have undertaken and to execute our business plan, and we may not be able to find adequate replacements. In addition, we currently do not have “key person” insurance on any of our employees.

We face intense competition for qualified individuals from numerous software and other technology companies. To attract and retain key personnel, we incur significant costs, including salaries and benefits and equity incentives. Even so, these measures may not be enough to attract and retain the personnel we require to operate our business effectively.

Risks Related to Regulatory Compliance and Legal Matters

Changes in tax laws, regulations or fiscal and tax policies or the manner of their interpretation or enforcement could adversely impact our financial performance.

The tax regimes we are subject to or operate under, including income and non-income (including indirect) taxes, are unsettled and may be subject to significant change. Changes in tax laws or tax rulings, or changes in interpretations of existing laws, could materially and adversely affect our results of operations and financial condition.

In addition, we are subject to a variety of taxes and tax collection obligations in the United States (federal, state, and local) and numerous foreign jurisdictions. A number of jurisdictions have proposed or implemented new tax laws or interpreted existing laws to explicitly apply various taxes to businesses like ours. Laws and regulations relating to taxes vary greatly among jurisdictions, and it is difficult or impossible to predict how such laws and regulations will be applied. The application of indirect taxes to activities such as ours is a complex and evolving issue.

We may recognize additional tax expenses and be subject to additional tax liabilities, and our business, results of operations, and financial condition could be materially and adversely affected by additional taxes of this nature or additional taxes or penalties resulting from our failure to comply with any reporting, collection, and payment obligations. We accrue a reserve for such taxes when the likelihood is probable that such taxes apply to us, and upon examination or audit, such reserves may be insufficient. New or revised taxes and, in particular, the taxes described above and similar taxes would generally increase the price paid by tenants and could discourage tenants from using our properties, and lead to a decline in revenue, and materially and adversely affect our business, results of operations, and financial condition.

Our legacy franchise business subjects us to additional state regulatory regimes and potential claims from our franchisees.

We are subject to certain state franchise regulation requires, the rules and regulations of the Federal Trade Commission and various state laws regulating the offer and sale of franchises in the United States through the provision of franchise disclosure documents containing certain mandatory disclosures, various state laws regulating the franchise relationship and certain rules and requirements regulation franchise requirements. Noncompliance with applicable laws, regulatory requirements and governmental guidelines regulating franchising could reduce anticipated royalty income, which in turn could materially and adversely affect our business and operating results.

The impact of current laws and regulations, the effect of future changes in laws or regulations that impose additional requirements and the consequences of litigation relating to current or future laws and regulations, or our inability to respond effectively to significant regulatory or public policy issues, could increase our compliance and other costs of doing business and therefore have a material adverse effect on our results of operations. Failure to comply with the laws and regulatory requirements of federal, state, local and foreign authorities could result in, among other things, revocation of required licenses, administrative enforcement actions, fines and civil and criminal liability. Compliance with all of these laws and regulations can be costly and can crease our exposure to litigation or governmental investigations or proceedings.

Our ability to introduce new products to our customer base may be impacted by state regulation of insurance and real estate brokers.

The industry for residential real estate transaction services, technology, information marketplaces and advertising is dynamic, and the expectations and behaviors of customers and professionals shift constantly and rapidly. We continue to learn a great deal about the behaviors and objectives of residential real estate market participants as the industry evolves and are investing significant resources to develop, test and launch products and services to address the needs of the market and improve the home buying, selling, financing, building and renting experience. Changes or additions to our products and services may not attract or engage our customers, and may reduce confidence in our products and services, negatively impact the quality of our brands, upset our partners or other industry participants, expose us to increased market or legal risks, subject us to new laws and regulations or otherwise harm our business. Further, if we do not realize the benefits we expect from the strategic relationships we enter into, our business could be harmed. Customers may prefer other service providers because they offer different or superior services or those services are easier to use, faster or more cost effective than our services. We may not successfully anticipate or keep pace with industry changes, and we may invest considerable financial, personnel and other resources to pursue strategies that do not ultimately prove effective such that our results of operations and financial condition may be harmed.

We process, store and use certain personal information, which subjects us to privacy laws and standards, governmental regulation and other legal obligations related to privacy, and our actual or perceived failure to comply with these privacy laws and standards, regulations, and obligations could subject us to fines, sanctions or litigation, and could potentially damage our brand and reputation and adversely affect our business, financial condition and results of operations.

We depend on information technology networks and systems to process, transmit and store electronic information and to communicate among our locations around the United States and with customers. We collect, use and disclose personal information, such as names, addresses, phone numbers and email addresses. We collect, store and use sensitive or confidential transaction and account information of consumers. We also collect personal information from tenants and landlords, including social security numbers, birthdates and financial information, to facilitate the apartment rental application and payment process between a renter and property manager. As a result, we are or may be subject to a variety of state, national and international laws and regulations that apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data, potentially including the Fair Credit Reporting Act, the General Data Protection Regulation (“GDPR”) and California Consumer Privacy Act (“CCPA”). These laws and regulations are evolving, with new or modified laws and regulations proposed and implemented frequently and existing laws and regulations subject to new or different interpretations. For example, the GDPR introduced new data protection requirements in the EU and imposes substantial fines for breaches of the data protection rules. Compared to the previous EU data protection laws, the GDPR notably has a greater extra-territorial reach and has a significant impact on data controllers and data processors, which either have an establishment in the EU, or offer goods or services to EU data subjects or monitor EU data subjects’ behavior within the EU. The GDPR regime imposes more stringent operational requirements on both data controllers and data processors, and introduces significant penalties for non-compliance with fines of up to 4% of total annual worldwide turnover or €20.0 million (whichever is higher), depending on the type and severity of the breach.

In addition, the CCPA expands the rights of California residents to access and require deletion of their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The CCPA imposes a number of privacy and security obligations on companies who collect, use, disclose, or otherwise process personal information of California residents, which may result in civil penalties for violations and private rights of action in case of data breaches. The CCPA provides for civil penalties for violations, which could result in statutory penalties of up to $2,500 per violation, or up to $7,500 per violation if the violation is intentional. Other states have adopted, or are considering enacting, similar laws. Any failure or alleged failure to comply with privacy or data protection laws could lead to government enforcement actions and significant penalties against us, and could materially and adversely affect our reputation, business, financial condition, cash flows and results of operations. Compliance with any of the foregoing laws and regulations can be costly, can delay or impede the development of new products, and may require us to change the way we operate.

Additionally, the California Privacy Rights Act (“CPRA”), which will take effect on January 1, 2023 and significantly expands the CCPA, imposes additional data protection obligations on companies doing business in California, including additional consumer rights processes and opt-outs for certain uses of sensitive data and sharing of personal data as well as an expanded definition of “sale” to include sharing of personal information, and data minimization and data retention requirements. The CPRA also establishes a new enforcement agency, the California Privacy Protection Agency, which may take a more active role in enforcement. Other states have and are likely to continue to implement their own privacy statutes in the near term. The effects of the CCPA, CPRA and other similar state regulations are potentially significant and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply and increase our potential exposure to regulatory enforcement and/or litigation. Any of the foregoing could materially and adversely affect our business, results of operations and financial condition.

The interpretation and application of many privacy and data protection laws are uncertain. Anticipated further evolution of regulations on this topic may substantially increase the penalties to which we could be subject to in the event of any non-compliance. These laws may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our products. If so, in addition to the possibility of negative publicity, fines, lawsuits and other claims and penalties, we could be required to fundamentally change our business activities and practices or modify our products, which could harm our business.

We seek to comply with privacy-related industry standards and are subject to the terms of our own privacy policies and privacy-related obligations to third parties. We strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data security protection to the extent possible. However, these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or regulations, making enforcement, and thus compliance requirements, ambiguous, uncertain, and potentially inconsistent. Additionally, laws, regulations, and standards covering marketing and advertising activities conducted by telephone, email, mobile devices, and the internet may be applicable to our business, such as the Telephone Consumer Protection Act (as implemented by the Telemarketing Sales Rule), the CAN-SPAM Act of 2003, and similar state consumer protection laws. Any failure or perceived failure by us to comply with our privacy policies, privacy-related obligations to agents, clients or other third parties, or our privacy-related legal obligations, any marketing- or advertising-related laws, regulations, or standards, or any compromise of security that results in the unauthorized access to or unintended release of personal information or other agent or client data, may result in governmental enforcement actions, litigation, or public statements against us by consumer advocacy groups or others. Any of these events could cause us to incur significant costs in investigating and defending such claims and, if found liable, pay significant damages. Further, these proceedings and any subsequent adverse outcomes may cause our agents and clients to lose trust in us, which could have a material adverse effect on our reputation and business.

We are also subject to laws and regulations that involve electronic contracts and other communications; consumer protection; and online payment services. These laws and regulations are constantly evolving and can be subject to significant change. For example, many states have ordinances in place allowing individuals with certain criminal backgrounds to become tenants. State ordinances vary from state to state, and the types of criminal backgrounds that will clear a background check are not uniform on a national scale. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain and may be interpreted and applied inconsistently. Additionally, as we depend on third parties for key services, we rely on such third-party service providers’ compliance with laws and regulations regarding privacy, data protection, consumer protection, and other matters relating to our customers.

Any significant change to applicable laws, regulations or industry practices regarding the use or disclosure of personal information, or regarding the manner in which the express or implied consent of agents and their clients for the use and disclosure of personal information is obtained, could require us to modify our platform and its features, possibly in a material manner and subject to increased compliance costs, which may limit our ability to innovate, improve and expand our platform and its features that make use of the personal information that our agents and their clients voluntarily share. Our customers operate independent of our platform as well and are responsible for their own data privacy compliance in certain respects. Additionally, we provide training and our platform provides tools and security controls to assist our agents with their data privacy compliance to the extent they store relevant data on our platform. However, if a customer or tenant on our platform were to be subject to a claim for breach of data privacy laws, we could possibly be found liable for their claims due to our relationship, which can require us to take more costly data security and compliance measures or to develop more complex systems.

Laws, regulations, and rules that affect the short-term rental and the long-term rental business may expose us to significant penalties, which could have a material adverse effect on our business, results of operations, and financial condition.

Since we began our operations in 2007, there have been and continue to be legal and regulatory developments that affect the short-term rental and long-term rental of single-family residences and buying and selling real estate. Hotels and groups affiliated with hotels have engaged and will likely continue to engage in various lobbying and political efforts for stricter regulations governing our business in both local and national jurisdictions. Other private groups, such as homeowners, landlords, and condominium and neighborhood associations, have adopted contracts or regulations that purport to ban or otherwise restrict single-family residential rentals, and third-party lease agreements between landlords and tenants, home insurance policies, and mortgages may prevent or restrict the ability of our customers to list their spaces. These groups and others cite concerns around affordable housing, among other issues, and some state and local governments have implemented or considered implementing rules, ordinances, or regulations governing the short-term or long-term rental of properties. Legislation in other regions also could have a material impact on the way short-term and long-term rentals are regulated. Such regulations include ordinances that restrict or ban our customers from short-term rentals, long-term rentals, set annual caps on the number of days customers can lease their homes, require customers to register with the municipality or city, or require customers to obtain permission before offering short-term rentals. Macroeconomic pressures and public policy concerns could also lead to new laws and regulations, or interpretations of existing laws and regulations, or widespread enforcement actions that limit the ability of our customers to lease their single-family residences. If laws, regulations, rules, or agreements significantly restrict or discourage our customers in certain jurisdictions from leasing their properties, it would have a material adverse effect on our business, results of operations, and financial condition.

Compliance with governmental laws, regulations, and covenants that are applicable to our properties or that may be passed in the future, including affordability covenants, permit, license, and zoning requirements, may adversely affect our ability to manage customer properties and could adversely affect our growth strategy.

Rental homes are subject to various federal, state, and local laws and regulatory requirements, including permitting, licensing, and zoning requirements. Local regulations, including municipal or local ordinances, restrictions, and restrictive covenants imposed by community developers may restrict the use of our customers’ properties and may require us to obtain approval from local officials or community standards organizations at any time with respect to our properties. Among other things, these restrictions may relate to fire and safety, seismic, asbestos-cleanup, or hazardous material abatement requirements. Such local regulations may cause our customers to incur additional costs to renovate or maintain our properties in accordance with the particular rules and regulations, which could affect the desirability of owning investment properties. Additionally, state and local agencies may place affordability covenants on certain properties to ensure that they are used to provide affordable housing for persons or families of lower income.

Any violation by us of the laws and regulations we are subject to could lead to significant fines or penalties and could limit our ability to conduct business. One such law is compliance with the Fair Housing Act, which prohibits discrimination in housing. If a customer is found to not be in compliance with this Act, this could negatively affect Appreciate’s reputation and growth strategy. We cannot assure you that existing regulatory policies will not adversely affect us or that additional regulations will not be adopted that would increase such delays or result in additional costs or losses. Our business and growth strategies may be materially and adversely affected by our ability to obtain permits, licenses and approvals. Our failure to obtain such permits, licenses, and approvals could have a material adverse effect on us and cause the value of our common stock to decline.

Tenant relief laws, including laws regulating evictions, rent control laws, and other regulations that limit our customer’s ability to increase rental rates may negatively impact our property management income and profitability.

As the landlord of numerous properties, we are involved from time to time in evicting residents of our customers’ properties who are not paying their rent or who are otherwise in material violation of the terms of their lease. Eviction activities impose legal and managerial expenses that raise costs and expose us to potential negative publicity. The eviction process is typically subject to legal barriers, mandatory “cure” policies, our internal policies and procedures, and other sources of expense and delay, each of which may delay our customer’s ability to gain possession and stabilize the property. Additionally, state and local landlord-tenant laws may impose legal duties to assist residents in relocating to new housing, or restrict the landlord’s ability to remove the resident on a timely basis or to recover certain costs or charge residents for damage residents cause to the landlord’s premises. Because such laws vary by state and locality, we must be familiar with and take all appropriate steps to assist our customers in complying with all applicable landlord-tenant laws, and need to incur supervisory and legal expenses to assist with such compliance.

Furthermore, state and local governmental agencies may introduce rent control laws or other regulations that limit our customers’ ability to increase rental rates, which could affect our rental income. Especially in times of recession and economic slowdown, rent control initiatives can amass significant political support. If rent controls unexpectedly became applicable to certain of our properties, our revenue from and the value of such properties could be adversely affected.

Lastly, many renters have faced adverse financial positions where they have not been able to make monthly rental payments during the COVID-19 epidemic. In response, states have enacted moratoriums on residential evictions for tenants who are not able to meet their monthly rental obligations. While many of these moratoriums have expired, a resurgence of COVID-19, or any other market disruptions, could create financial conditions where tenants are once again in a position where they cannot pay monthly rent. In such cases, states may re-implement moratoriums on evictions which could adversely affect management income and profitability. Tenant relief laws have also capped the amount landlords can demand for a security deposit. These limits could result in increased costs for customers who have increased damage to their property as a result of tenant misuse. These increased costs could affect business operations and profitability.

We may become a target of legal demands, litigation (including class actions), and negative publicity by tenant and consumer rights organizations, which could directly limit and constrain our operations and may result in significant litigation expenses and reputational harm.

Numerous tenant rights and consumer rights organizations exist throughout the country and operate in our markets, and we may attract attention from some of these organizations and become a target of legal demands, litigation, and negative publicity. Many such consumer organizations have become more active and better funded in connection with mortgage foreclosure-related issues; and with the increased market for homes arising from displaced homeownership, some of these organizations may shift their litigation, lobbying, fundraising, and grass roots organizing activities to focus on landlord-resident issues. While we intend to conduct our business lawfully and in compliance with applicable landlord-tenant and consumer laws and state real estate laws, such organizations might work in conjunction with trial and pro bono lawyers in one or multiple states to attempt to bring claims against us on a class action basis for damages or injunctive relief and to seek to publicize our activities in a negative light. We cannot anticipate what form such legal actions might take or what remedies they may seek.

Additionally, such organizations may lobby local county and municipal attorneys or state attorneys general to pursue enforcement or litigation against us, may lobby state and local legislatures to pass new laws and regulations to constrain or limit our business operations, adversely impact our business, or may generate negative publicity for our business and harm our reputation. If they are successful in any such endeavors, they could directly limit and constrain our operations and may impose on us significant litigation expenses, including settlements to avoid continued litigation or judgments for damages or injunctions.

Changes in laws affecting retention and escrow of tenant deposits may adversely affect our business and increase our expenses.

Regulation of laws affecting retention and escrow of tenant deposits may evolve and are subject to change. These changes could be material to our financial condition and results of operations. Accordingly, at any given time, we hold on behalf of our tenant a substantial amount of funds (e.g., tenant payments and tenant security deposits) in compliance with real estate broker regulations and requirements which may differ by state. In certain jurisdictions, we are required to either safeguard customer funds in bankruptcy-remote bank accounts, or hold such funds in eligible liquid assets, as defined by the relevant regulators in such jurisdictions, equal to at least 100% of the aggregate amount held on behalf of customers. Any change to manage the assets underlying our customer funds accurately could lead customers to discontinue or reduce their use of our platform and services, and result in significant penalties and fines from regulators, each of which could materially and adversely affect our business, results of operations, and financial condition.

We are periodically subject to claims, lawsuits, government investigations and other proceedings that may adversely affect our business, financial condition and results of operations.

We may be subject to claims, lawsuits, arbitration proceedings, government investigations and other legal and regulatory proceedings in the ordinary course of business, including those involving labor and employment, anti-discrimination, commercial disputes, competition, professional liability and consumer complaints, intellectual property disputes, compliance with regulatory requirements, antitrust and anti-competition claims (including claims related to the National Association of Realtors or Multiple Listing Service rules regarding buyer-broker commissions), securities laws and other matters, and we may become subject to additional types of claims, lawsuits, government investigations and legal or regulatory proceedings as our business grows and as we deploy new offerings, including proceedings related to our acquisitions, securities issuances or business practices.

The results of any such claims, lawsuits, arbitration proceedings, government investigations or other legal or regulatory proceedings cannot be predicted with certainty. Any claims against us or investigations involving us, whether meritorious or not, could be time-consuming, result in significant defense and compliance costs, be harmful to our reputation, require significant management attention and divert significant resources. Determining reserves for our pending litigation is a complex and fact-intensive process that requires significant subjective judgment and speculation. It is possible that a resolution of one or more such proceedings could result in substantial damages, settlement costs, fines and penalties that could adversely affect our business, financial condition and results of operations. These proceedings could also result in harm to our reputation and brand, sanctions, consent decrees, injunctions or other orders requiring a change in our business practices. Any of these consequences could adversely affect our business, financial condition and results of operations. Furthermore, under certain circumstances, we have contractual and other legal obligations to indemnify and to incur legal expenses on behalf of our business and commercial partners and current and former directors, officers and employees.

We are subject to a variety of federal and state laws, many of which are unsettled and still developing, and certain of our businesses are highly regulated. Any failure to comply with such regulations or any changes in such regulations could adversely affect our business.

Our real estate brokerage business must comply with Real Estate Settlement Procedures Act (“RESPA”) and a variety of similar state regulations. RESPA and comparable state statutes prohibit providing or receiving payments, or other things of value, for the referral of business to adjacent service providers in connection with the closing of certain real estate transactions such as those involving federally-backed mortgages (under RESPA) or any residential sale (under certain state regulations). Such laws may to some extent impose limitations on arrangements involving our real estate brokerage, escrow services, title agency and mortgage origination services. RESPA and related regulations do, however, contain a number of provisions that allow for payments or fee splits between providers if certain requirements are met, including fee splits between title underwriters and agents, brokers and agents, and market-based fees for the provision of goods or services and marketing arrangements. In addition, RESPA allows for referrals to affiliated entities, when specific requirements have been met. We rely on these provisions in conducting our business activities and believe our arrangements comply with RESPA. However, RESPA compliance may become a greater challenge under certain administrations for most industry participants offering title and escrow services and mortgage origination services, including brokerages, because of expansive interpretations of RESPA or similar state statutes by certain courts and regulators. Permissible activities under state statutes similar to RESPA may be interpreted more narrowly and enforcement proceedings of those statutes by state regulatory authorities may also be aggressively pursued.

For certain licenses, we are required to designate a broker of record as a qualified individual and/or person who controls and supervises the operations of applicable licensed entities. Certain licensed entities also are subject to routine examination and monitoring by state licensing authorities. We cannot assure you that we, or our licensed personnel, are and will remain at all times, in full compliance with state and federal real estate, title insurance and escrow, and consumer protection laws and regulations, and we may be subject to litigation, government investigations and enforcement actions, fines or other penalties in the event of any non-compliance.

As a result of findings from examinations, we also may be required to take a number of corrective actions, including modifying business practices and making refunds of fees or money earned. In addition, adverse findings in one state may be relied on by another state to conduct investigations and impose remedies. If we apply for new licenses, we will become subject to additional licensing requirements, which we may not be in compliance with at all times. If in the future a state agency were to determine that we are required to obtain additional licenses in that state in order to operate our business, or if we lose or do not renew an existing license or are otherwise found to be in violation of a law or regulation, we may be subject to fines or legal penalties, lawsuits, enforcement actions, void contracts or our business operations in that state may be suspended or prohibited. Our business reputation with consumers and third parties also could be damaged. Compliance with, and monitoring of, these laws and regulations is complicated and costly and may inhibit our ability to innovate or grow.

Our failure to comply with any of the foregoing laws and regulations may subject us to fines, penalties, injunctions and/or potential criminal violations. Any changes to these laws or regulations or any new laws or regulations may make it more difficult for us to operate our business and may have a material adverse effect on our operations.

Risks Related to Our Technology, Privacy and Intellectual Property

Technical problems or disruptions that affect either our customers’ ability to access our services, or the software, internal applications, databases, networks and systems underlying our services, could damage our reputation and lead to reduced demand for our services, information, analytics and online marketplace services, which would lower revenues and increase costs.

Our business, brands and reputation depend upon the satisfactory performance, reliability and availability of our websites, the internet and our service providers. Interruptions in these systems, whether due to system failures, computer viruses, software errors, physical or electronic break-ins, or malicious hacks or attacks on our systems (such as denial of service attacks or use of malware), could affect the security and availability of our services on our mobile applications and our websites and prevent or inhibit users’ access to our services. Our operations also depend on our ability to protect our databases, computers and software, telecommunications equipment and facilities against damage from potential dangers such as fire, flood, power loss, security breaches, telecommunications failures, terrorist attacks, acts of war, electronic and physical break-ins, computer viruses, earthquakes and similar events.

In addition, the software, internal applications, databases, networks and systems underlying our services are complex and may not be error-free. We may encounter technical problems when we attempt to enhance our software, internal applications, databases, networks and systems. Our users rely on our services for the conduct of their own businesses. Disruptions in, technical problems with, or reductions in ability to access, our services for any reason could damage our users’ businesses, harm our reputation, result in additional costs or reduce demand for our information, analytics and online marketplace services, any of which could harm our business, results of operations and financial condition.

The majority of the communications, network and computer hardware used to operate our mobile applications and websites are located at facilities in Virginia and California. We do not own or control the operation of certain of these facilities. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, security breaches, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, computer viruses, earthquakes and similar events. These risks may be increased with respect to operations housed at facilities we do not own or control. The occurrence of any of the foregoing events could result in damage to our systems and hardware or could cause them to fail completely, and our insurance may not cover such events or may be insufficient to compensate us for losses that may occur.

A failure of our systems at any site could result in reduced functionality for our users, and a total failure of our systems could cause our mobile applications or websites to be inaccessible. Problems faced or caused by our information technology service providers, including content distribution service providers, private network providers, internet providers and third-party web-hosting providers, or with the systems by which they allocate capacity among their customers (as applicable), could adversely affect the experience of our users. Any financial difficulties, such as bankruptcy reorganization, faced by these third-party service providers or any of the service providers with whom they contract may have negative effects on our business, the nature and extent of which are difficult to predict. If our third-party service providers are unable to keep up with our growing needs for capacity, our business could be harmed. In addition, if distribution channels for our mobile applications experience disruptions, such disruptions could adversely affect the ability of users and potential users to access or update our mobile applications, which could harm our business.

Our business interruption insurance may not cover certain events or may be insufficient to compensate us for the potentially significant losses, including the potential harm to the future growth of our business, which may result from interruptions in our service as a result of system failures or malicious attacks. Any errors, defects, disruptions or other performance problems with our services could harm our reputation, business, results of operations and financial condition.

We are highly dependent on information systems, and systems failures could significantly disrupt our business, which may, in turn, negatively affect us and the value of our common stock.

Our operations are dependent upon our information systems that support our business processes, including marketing, leasing, vendor communications, finance, intercompany communications, our resident portals, and property management service platforms, which include certain automated processes that require access to telecommunications or the internet, each of which is subject to system security risks. Certain critical components of our platform are dependent upon third-party service providers, and a significant portion of our business operations are conducted over the internet. As a result, we could be severely impacted by a catastrophic occurrence, such as a natural disaster or a terrorist attack, or a circumstance that disrupted access to telecommunications, the internet, or operations at our third-party service providers, including viruses that could penetrate network security defenses and cause system failures and disruptions of operations. Even though we believe we utilize appropriate duplication and back-up procedures, a significant outage in telecommunications, the internet, or at any of our third-party service providers could negatively impact our operations.

Security breaches and other disruptions could compromise our information systems and expose us to liability, which would cause our business and reputation to suffer.

Information security risks have generally increased in recent years due to the rise in new technologies and the increased sophistication and activities of perpetrators of cyberattacks. In the ordinary course of our business, we acquire and store sensitive data, including intellectual property, our proprietary business information, and personal information of our prospective and current residents, employees, and third-party service providers. The secure processing and maintenance of such information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure are subject and may be vulnerable to attacks by malicious third parties or breaches due to employee error, malfeasance, or other disruptions. Due to the nature of some of the attacks, there is a risk that they may remain undetected for a period of time. While we have invested in the protection of data and information technology and implemented processes, procedures, and internal controls that are designed to minimize and mitigate cybersecurity risks and cyber intrusions, there can be no assurance that our efforts will fully prevent such attacks or other cyber incidents or security breaches. Any such attack, incident, or breach could compromise our networks and the information stored therein could be accessed, publicly disclosed, misused, lost, or stolen. Any such access, disclosure, misuse or loss or theft of information could result in legal claims or proceedings, misstated or unreliable financial data, liability under laws that protect the privacy of personal information, regulatory penalties, disruption to our operations and the services we provide to customers, or damage to our reputation, any of which could adversely affect our results of operations, reputation, and competitive position. We maintain cyber liability insurance; however, this insurance may not be sufficient to fully cover the financial, legal, business, or reputational losses that may result from an interruption or breach of our systems. Business continuity and disaster recovery issues which may result from the current COVID-19 pandemic or any future pandemic could materially interrupt our business operations. Due to the ongoing spread of COVID-19 cases in states where we operate and in connection with our flexible work arrangements, a significant number of our associates based at our headquarters and local offices continue working remotely. An extended period of remote work arrangements could strain our business continuity plans, introduce operational risk, including, but not limited to cybersecurity risks, and impair our ability to manage our business.

Cybersecurity incidents could disrupt business operations and result in the loss of critical and confidential information or litigation or claims arising from such incidents, any of which may adversely impact our reputation and business, financial condition and results of operations.

We face growing risks and costs related to cybersecurity threats to our operations, our data and customer/client data, including but not limited to:

•        the failure or significant disruption of our operations from various causes, including human error, computer malware, ransomware, insecure software and systems, zero-day vulnerabilities, threats to or disruption of third-party vendors who provide critical services, or other events related to our critical information technologies and systems;

•        the increasing level and sophistication of cybersecurity attacks, including distributed denial of service attacks, data theft, fraud or malicious acts on the part of trusted insiders, social engineering (including phishing attempts), or other unlawful tactics aimed at compromising the systems and data of our agents and their clients (including through systems not directly controlled by us, such as those maintained by our agents and third-party service providers); and

•        the reputational and financial risks associated with a loss of data or material data breach (including unauthorized access to our proprietary business information or personal information of our agents and their clients), the transmission of computer malware, or the diversion of sale transaction closing funds.

Global cybersecurity threats can range from uncoordinated individual attempts to gain unauthorized access to information technology systems via viruses, ransomware and other malicious software, to phishing, or to advanced and targeted attempts to breach systems launched by individuals, organizations or sponsored nation state actors. These attacks may be directed at our business, our employees, agents, and clients and third-party service providers. An attack, threat or breach of one system can impact one or more other systems.

In the ordinary course of our business, we and our third-party service providers, our employees, agents and clients may collect, store and transmit sensitive data, including our proprietary business information, personal information, financial information and intellectual property and that of our employees and customers and their tenants. Our customers’ and their tenants’ use of our platform to access and store data presents us with uncertainties and risks, as they may accidentally or deliberately cause private information to be transmitted through unsecure channels which may lead to breaches or other leaks of such information.

Additionally, we increasingly rely on third-party data processing, storage providers, and critical infrastructure services, including cloud solution providers. The secure processing, maintenance and transmission of this information is critical to our operations and with respect to information collected and stored by our third-party service providers, we are reliant upon their security procedures, controls and adherence to our agreements. A breach or attack affecting one of our third-party service providers or partners could adversely impact our business even if we do not control the service that is attacked.

Moreover, the real estate industry is actively targeted by cybersecurity threat actors that attempt to conduct electronic fraudulent activity (such as business email compromise), security breaches and similar attacks directed at participants in real estate services transactions. In common with others in our industry, we manage and hold confidential personal information, including potentially sensitive personal information belonging to employees and customers and tenants or other individuals with whom such persons transact, in the operation of our platform. Accordingly, we have been and continue to be subject to a range of cyber-attacks, such as email-based phishing attacks on our agents. Historically, these attacks have not been material either individually or in the aggregate. We have enhanced, and continue to invest in, our security measures in order to mitigate the risk of similar attacks in the future. However, there can be no assurance that our enhanced security measures, which are also partially dependent upon the security practices of our customers, their tenants and participants, will timely detect or prevent all cyber-attacks in the future. Cyber-attacks could give rise to the loss of significant amounts of data and other sensitive information. In addition, cyber-attacks could give rise to the disablement of our information technology systems used to service our customers and their tenants. Such threats to our business may be wholly or partially beyond our control as our employees and customers and their tenants and other third-party service providers may use e-mail, computers, smartphones and other devices and systems that are outside of our security control environment. In addition, real estate transactions involve the transmission of funds by the buyers and sellers of real estate and consumers or other service providers selected by the consumer that may be the subject of direct cyber-attacks that result in the fraudulent diversion of funds, notwithstanding efforts we have taken to educate consumers with respect to these risks.

In addition, the increasing prevalence and sophistication of cyber-attacks as well as the evolution of cyber-attacks and other efforts to breach or disrupt our systems or those of our employees, customers, tenants, or third-party service providers, has led and will likely continue to lead to increased costs to us with respect to identifying, protecting, detecting, responding, recovering, mitigating, insuring against and remediating these risks, as well as any related attempted or actual fraud.

Moreover, we are required to comply with growing regulations at the local, state and federal level in the U.S., and in other countries where we have operations, that regulate cybersecurity, privacy and related matters, some of which impose steep fines and penalties for noncompliance. Any further expansion domestically or internationally will necessarily subject us to additional, and possibly more stringent, regulations and penalty structures.

While we, our employees, our customers and tenants have experienced and expect to continue to experience these types of threats and incidents, none of them to date has been material to our business. Although we employ measures to identify, protect, detect, respond, recover, mitigate, insure against and remediate these threats (including access controls, data encryption, penetration testing, vulnerability assessments, and maintenance of backup and protective systems), and conduct diligence on the security measures employed by key third-party service providers, we cannot fully guard against cybersecurity incidents. Depending on their nature and scope, such cybersecurity incidents could potentially result in harm to confidentiality, integrity, and availability of critical systems, data and confidential or proprietary information (our own or that of third parties, including personal information and financial information) and the disruption of business operations.

The potential consequences of a material cybersecurity incident include regulatory violations of applicable U.S. and international privacy and other applicable laws, reputational damage, loss of market value, litigation with third parties (which could result in our exposure to material civil or criminal liability), diminution in the value of the products and services we provide to our customers and tenants, and increased cybersecurity protection and remediation costs (that may include liability for stolen assets or information), any of which in turn could have a material adverse effect on our competitiveness and business, financial condition and results of operations. We cannot be certain that our insurance coverage will be adequate for data security liabilities actually incurred, will cover any indemnification claims against us relating to any incident, will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our reputation, business, financial condition and results of operations.

Our fraud detection processes and information security systems may not successfully detect all fraudulent activity by third parties aimed at our employees, customers or residents, which could adversely affect our reputation and business results.

Third-party cybersecurity threat actors have attempted in the past, and may attempt in the future, to conduct fraudulent activity by engaging with our customers and their tenants. We are involved in a large number of wire transfers in connection with our marketplace platform and process sensitive personal data in connection with these transactions. Although we have fraud detection processes and have taken other measures to continuously improve controls to identify fraudulent activity on our mobile app, website and internal systems, we may not be able to detect and prevent all such activity. Persistent or pervasive fraudulent activity may cause our customers to lose trust in us and decrease or terminate their usage of our platform, which could materially harm our operations, business, results, and financial condition.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

Our trade secrets, trademarks, copyrights and other intellectual property rights are important assets, and litigation to defend intellectual property can be expensive and lengthy. Various factors outside of our control also pose a threat to our intellectual property rights, as well as to our platform and technology offerings. For example, we may fail to obtain effective intellectual property protection, or effective intellectual property protection may not be available in all applicable jurisdictions. The efforts we have taken to protect our intellectual property rights may not be sufficient or effective, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. Despite our efforts to protect our intellectual property rights, there can be no assurance our intellectual property rights will be sufficient to protect against others offering products or services that are substantially similar to ours and compete with our business or from unauthorized parties attempting to copy aspects of our technology and use information that we consider proprietary.

In addition to registered intellectual property rights such as trademark registrations, we rely on non-registered proprietary information and technology, such as trade secrets, confidential information, know-how and technical information. In order to protect our proprietary information and technology, we rely in part on agreements with our employees, investors, independent contractors and other third parties that place restrictions on the use and disclosure of this information and technology. These agreements may be breached, or this type of information and technology, including trade secrets, may otherwise be disclosed or become known to our competitors, which could cause us to lose any competitive advantage resulting from this information and technology. To the extent that our employees, independent contractors or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. The loss of trade secret protection could make it easier for third parties to compete with our products and services by copying our proprietary functionality. In addition, any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection of our trade secrets or other proprietary information could harm our business, financial condition, results of operations and competitive position.

We may pursue registration of trademarks and domain names in the U.S. Effective protection of trademarks and domain names is expensive and difficult to maintain, both in terms of application and registration costs as well as the costs of defending and enforcing those rights. If we are unable to adequately protect our trademarks, third parties may use our brand names or trademarks similar to ours in a manner that may cause confusion to our customers and confusion in the market, which could decrease the value of our brand. Currently, Renters Warehouse does not have any trademark registrations for one of its key brands, Appreciate, so Renters Warehouse must rely on common law trademark rights to protect its rights in this brand. Common law trademark rights in the U.S. do not provide the same level of protection that is afforded by the registration of a federal trademark. In addition, common law trademark rights in the U.S. are generally limited to the geographic area in which the trademark is actually used and Renters Warehouse’s field-of-use within such geographic area.

We may be unable to obtain intellectual property protection for our platform, technology offerings and brands, and our existing trademark registrations and applications, and any trademarks that may be used in the future, may not provide us with competitive advantages or distinguish our platform and technology offerings from those of our competitors. In addition, our trademarks may be contested, circumvented, or found to be unenforceable, weak or invalid, and we may not be able to prevent third parties from infringing or otherwise violating them. To counter infringement or unauthorized use of our trademarks, we may deem it necessary to file infringement claims, which can be expensive and time consuming. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. An adverse outcome in such litigation or proceedings may expose us to a loss of our competitive position, expose us to significant liabilities, or require us to seek licenses that may not be available on commercially acceptable terms, if at all.

Litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the U.S. and abroad may be necessary in the future to enforce our intellectual property rights and to determine the validity and scope of the intellectual property rights of others. Efforts to enforce or protect intellectual property rights may be ineffective and could result in substantial costs and diversion of resources, which could harm our business and results of operations.

Our platform, its features and technology offerings may infringe the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from providing our products and services.

We cannot guarantee that our internally developed or acquired systems, technologies and content do not and will not infringe or misappropriate the intellectual property rights of others. In addition, we use content, software and other intellectual property rights from third parties and may be subject to claims of infringement or misappropriation if we have failed to obtain appropriate intellectual property licenses from such parties, or such parties do not possess the necessary intellectual property rights to the products or services they license to our business. We have in the past been, and may in the future be, subject to claims that we have infringed the copyrights, trademarks, or other intellectual property rights of a third party. Any intellectual property-related infringement or misappropriation claims, whether or not meritorious, could result in costly litigation and divert management resources and attention. Should we be found liable for infringement or misappropriation, we may be required to enter into licensing agreements, if available on acceptable terms or at all, pay substantial damages, limit or curtail our offerings and technologies or take other action, which could harm our business and results of operations. Moreover, we may need to redesign some of our systems and technologies to avoid future infringement liability. Any of the foregoing could prevent us from competing effectively and could expose our business to significant liabilities.

Some of our products and services contain open source software, which may pose particular risks to our proprietary software, products, and services in a manner that could have a negative effect on our business.

We use open source software in our products and services and anticipate using open source software in the future. Some open source software licenses require those who distribute open source software in certain ways as part of their own software product to publicly disclose all or part of the source code to such software product or to make available any derivative works of the open source code on unfavorable terms or at no cost, and we may be subject to such terms. The terms of certain open source licenses to which our business is subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide or distribute our products or services. Additionally, we could face claims from third parties alleging ownership of, or demanding release of, the open source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to make our proprietary software source code freely available, purchase a costly license or cease offering the implicated products or services unless and until it can re-engineer such source code in a manner that avoids infringement. This re-engineering process could require us to expend significant additional research and development resources, and we may not be able to complete the re-engineering process successfully. In addition to risks related to license requirements, use of certain open source software can pose greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could have a negative effect on our business, financial condition and results of operations.

We rely on licenses to use the intellectual property rights of third parties, which are incorporated into our platform and its features and technology offerings. Failure to renew or expand existing licenses may require us to modify, limit or discontinue certain offerings, which could materially affect our business, financial condition and results of operations.

We rely on products, technologies and intellectual property that we license from third parties for use in our platform and its features and technology offerings. We cannot assure that these third-party licenses, or support for such licensed products and technologies, will continue to be available to us on commercially reasonable terms, if at all. In the event that we cannot renew and/or expand existing licenses, we may be required to discontinue or limit our use of the products and technologies that include or incorporate the licensed intellectual property.

We cannot be certain that our licensors are not infringing the intellectual property rights of others or that our suppliers and licensors have sufficient rights to the technology they license to us in all jurisdictions in which we may operate. Some of our license agreements may be terminated by our licensors for convenience. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, or if we are unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, our ability to develop our services containing that technology could be severely limited and our business could be disrupted or otherwise harmed. Additionally, if we are unable to obtain necessary technology from third parties, we may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards and/or may be prohibited by contract from developing competing products. This would limit and delay our ability to provide new or competitive offerings and increase our costs. If alternate technology cannot be obtained or developed, we may not be able to offer certain functionality as part of our offerings, which could adversely affect our business, financial condition and results of operations.

Risks Related to Environmental, Social, and Governance Issues

Climate change, related legislative and regulatory responses to climate change, and the transition to a lower-carbon economy may adversely affect our business.

There is increasing concern that a gradual rise in global average temperatures due to increased concentration of carbon dioxide and other greenhouse gases in the atmosphere will cause significant changes in weather patterns around the globe, an increase in the frequency, severity, and duration of extreme weather conditions and natural disasters, and water scarcity and poor water quality. These events could also compound adverse economic conditions. To the extent that significant changes in the climate occur in areas where our customers’ properties are located, we may experience extreme weather and/or changes in precipitation and temperature, all of which may result in physical damage to, or a decrease in demand for, properties located in these areas or affected by these conditions and our financial condition or results of operations could be adversely affected. In addition, changes in federal, state, and local legislation and regulation based on concerns about climate change, including regulations aimed at limiting greenhouse gas emissions and the implementation of “green” building codes, could result in increased capital expenditures on our customers’ existing properties (for example, to improve their energy efficiency and/or resistance to inclement weather) without a corresponding increase in revenue, resulting in a decreased desirability of owning investment properties. Any assessment of the potential impact of future climate change legislation, regulations, or industry standards, as well as any international treaties and accords, is uncertain given the wide scope of potential regulatory change.

We are subject to risks from natural disasters such as earthquakes and severe weather (the frequency and severity of which may be impacted by climate change), which may include more frequent or severe storms, extreme temperatures and ambient temperature increases, hurricanes, flooding, rising sea levels, shortages of water, droughts and wildfires, any of which could have a material adverse effect on our business, results of operations, and financial condition.

Natural disasters, severe weather such as earthquakes, tornadoes, wind, or floods, and wildfires may result in significant damage to our customers’ properties. The extent of casualty losses and loss of income in connection with such events is a function of the severity of the event and the total amount of exposure in the affected area. Additional consequences of severe weather could include increased insurance premiums and deductibles or a decrease in the availability of coverage.

Environmentally hazardous conditions could potentially adversely affect us.

Under various federal, state, and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Even if more than one person may have been responsible for the contamination, each person covered by applicable environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages based on personal injury, natural resources, or property damage or other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of hazardous or toxic substances on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated. A property owner who violates environmental laws may be subject to sanctions which may be enforced by governmental agencies or, in certain circumstances, private parties. In connection with the management of properties, we could be exposed to such costs. The cost of defending against environmental claims, of compliance with environmental regulatory requirements, or of remediating any contaminated property could materially and adversely affect us.

We are subject to increasing scrutiny from investors and others regarding our environmental, social, governance, or sustainability, responsibilities, which could result in additional costs or risks and adversely impact our reputation, associate retention, and ability to raise capital from such investors.

Investor advocacy groups, certain institutional investors, investment funds, other market participants, and stakeholders have focused increasingly on the Environmental, Social and Governance (“ESG” or “sustainability”) practices of companies, including those associated with climate change. These parties have placed increased importance on the implications of the social cost of their investments. If our ESG practices do not meet investor or other industry stakeholder expectations and standards, which continue to evolve, our reputation and associate retention may be negatively impacted based on an assessment of our ESG practices. Any sustainability disclosures we make may include our policies and practices on a variety of social and ethical matters, including corporate governance, environmental compliance, associate health and safety practices, human capital management, product quality, supply chain management, and workforce inclusion and diversity. It is possible that stakeholders may not be satisfied with our ESG practices or the speed of their adoption. We could also incur additional costs and require additional resources to monitor, report, and comply with various ESG practices. In addition, investors may decide to refrain from investing in us as a result of their assessment of our approach to and consideration of the ESG factors.

Risks Related to Our Indebtedness

Substantially all of our indebtedness is in default and our indebtedness could materially and adversely affect our business, results of operations, and financial condition, and impair our ability to satisfy our obligations under our indebtedness.

Our indebtedness as of June 30, 2022 and December 31, 2021 and 2020 was $11.0 million, $11.0 million, and $15.8 million, respectively. Although we have obtained waivers or forbearance agreements, substantially all of our related and non-related party indebtedness is in default. Our inability to repay, refinance or restructure these obligations could jeopardize our ability to operate and could adversely affect our business, results of operations and financial condition. See the section entitled “Renters Warehouse’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Debt.”

We may also incur additional indebtedness to meet future financing needs. Our indebtedness could have significant negative consequences for our security holders and our business, results of operations and financial condition by, among other things:

•        increasing our vulnerability to adverse economic and industry conditions;

•        limiting our ability to obtain additional financing;

•        requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, which will reduce the amount of cash available for other purposes;

•        limiting our flexibility to plan for, or react to, changes in our business; and

•        placing us at a possible competitive disadvantage with competitors that are less leveraged than us or have better access to capital.

The occurrence of any one of these events could have a material adverse effect on our business, results of operations, and financial condition, and ability to satisfy our obligations under our indebtedness.

The terms of our indebtedness contain customary events of default and covenants that prohibit us from taking certain actions without satisfying certain financial tests or obtaining the consent of the lenders. Should we be unable to comply with the terms and covenants of our indebtedness we may be required to obtain consents from our lender, modify our credit facility or other debt instruments or secure another source of financing to continue to operate our business, none of which may be available to us on reasonable terms or at all. Additional defaults could also result in the acceleration of our obligations. In addition, these covenants may prevent us from engaging in transactions that benefit us, including responding to changing business and economic conditions or securing additional financing, if needed.

The St. Cloud loan documents prohibit payments to other lenders, other than Bridgewater Bank, when the St. Cloud indebtedness is in default. The table below details the circumstances around our defaults:

Related Party	Related Party Relationship	Interest Rate as of June 30, 2022	Status as of June 30, 2022	Amount Outstanding as of June 30, 2022 (in thousands)	Reason for Default	Interest Rate (due to default)		Waiver in effect?	Amounts Accelerated Due to Default?	Past Maturity Date?
Renters Warehouse Arizona Inc.	Kevin Ortner, President owns 50%	6.00%	Default	$250	Overdue on interest and principal payments	24.00%		No	N/A — Past Maturity Date	Yes
Palo Duro Venture, LLC	Owns RW National Common Units	6.00%	Default	$63	Overdue on interest and principal payments	6.00	%(1)	No	N/A — Past Maturity Date	Yes
Tahoe Service, Inc.	Owns RW National Common Units	6.00%	Default	$125	Overdue on interest and principal payments	6.00	%(1)	No	N/A — Past Maturity Date	Yes
Own America, LLC	Owns RW National Common Units	8.00%	Default	$500	Overdue on interest and principal payments	8.00	%(1)	No	N/A — Past Maturity Date	Yes
St. Cloud Capital Partners III SBIC, L.P.	Owns RW National Common Units	12.00%	Default	$9,200	Financial Covenants Default (Both Fixed Charge Coverage Ratio and Funded Debt Ratio Misses)	16.00%		Waivers of Default and Forbearance	At Option of Lender	No
Bridgewater Bank	Non-Related Party	5.61%	Default	$521	Financial Covenant Default (DSCR covenant miss)	10.61%		Waiver of default	At Option of Lender	No
North Texas	Non-Related Party	6.00%	Default	$93	Overdue on interest and principal payments	6.00	%(1)	No	N/A — Past Maturity Date	Yes
CCM	Non-Related Party	6.00%	Default	$3	Overdue on interest and principal payments	6.00	%(1)	No	N/A — Past Maturity Date	Yes
Worth Clark	Non-Related Party	6.00%	Default	$385	Overdue on interest and principal payments	6.00	%(1)	No	N/A — Past Maturity Date	Yes
Realty Solutions	Non-Related Party	6.00%	Default	$70	Overdue on interest and principal payments	6.00	%(1)	No	N/A — Past Maturity Date	Yes

____________

(1)      The terms governing such indebtedness does not include an interest rate due to default, therefore the interest rate due to default is equal to the applicable base interest rate.

In the event that cash available after the contemplated transaction is not sufficient to pay off all of our indebtedness, we may not have the funds necessary to pay off approximately $9.1 million in indebtedness and this may adversely affect our capital structure and our ability to raise additional capital, incur additional indebtedness or meet updated prospective financial information.

We utilize debt to provide capital for the continued growth and operation of our business, including customer acquisition, geographic expansion, and technology development. Our ability to make payments on the principal of, to pay interest on or to refinance our indebtedness depends on our future performance and, if applicable, the value of collateral, which is subject to economic, industry, competitive and other factors beyond our control and the success of the contemplated transaction. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, or cash available after the contemplated transaction is inadequate, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to extend or refinance our indebtedness or raise additional capital will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations or an inability to meet our updated projected results.

Risks Related to Ownership of Appreciate Securities

The trading price of the shares of Appreciate Common Stock is likely to be volatile and the benefits of the Business Combination may not meet the expectations of investors, holders of PTIC II Class A Stockholders or financial analysts, which could cause holders of Appreciate Common Stock to incur substantial losses.

Technology and real estate stocks historically have experienced high levels of volatility. The trading price of Appreciate Common Stock may fluctuate substantially. These fluctuations could cause you to incur substantial losses, including all of your investment in Appreciate Common Stock. Factors that could cause fluctuations in the trading price of Appreciate Common Stock include the following:

•        significant volatility in the market price and trading volume of technology companies in general and of companies in the real estate technology industry in particular;

•        changes in mortgage interest rates;

•        inflation;

•        variations in the housing market, including seasonal trends and fluctuations;

•        announcements of new solutions, commercial relationships, acquisitions, or other events by us or our competitors;

•        price and volume fluctuations in the overall stock market from time to time;

•        changes in how single-family residential owners perceive the benefits of our platform and future offerings;

•        the public’s reaction to our press releases, other public announcements, and filings with the SEC;

•        fluctuations in the trading volume of our shares or the size of our public float;

•        sales of large blocks of Appreciate Common Stock;

•        actual or anticipated changes or fluctuations in our results of operations or financial projections;

•        changes in actual or future expectations of investors or securities analysts;

•        litigation involving us, our industry, or both;

•        governmental or regulatory actions or audits;

•        regulatory developments applicable to our business, including those related to privacy in the U.S. or globally;

•        general economic conditions and trends;

•        major catastrophic events in our markets; and

•        departures of key employees.

Moreover, if the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities prior to the closing of the Business Combination may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement, or the date on which PTIC II Stockholders vote on the Business Combination.

In addition, if the market for technology or real estate stocks, or the stock market, in general, experiences a loss of investor confidence, the trading price of Appreciate Common Stock could decline for reasons unrelated to our business, financial condition or results of operations. The trading price of Appreciate Common Stock might also decline in reaction to events that affect other companies in the real estate or technology industries even if these events do not directly affect us. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

The trading market for Appreciate Common Stock will, to some extent, depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us should downgrade our shares, change their opinion of our business prospects or publish inaccurate or unfavorable research about our business, Appreciate Common Stock prices may decline. If one or more of these analysts who cover us ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

We likely will need to raise additional capital to continue to grow our business and we may not be able to raise additional capital on terms acceptable to us, or at all.

Growing and operating our business, including by continuously innovating, improving and expanding our platform, expanding our adjacent services and expanding into new markets, likely will require significant cash outlays, liquidity reserves and capital expenditures. If cash on hand, cash generated from operations, cash equivalents and investment balances and cash provided by the Committed Equity Facility, subject to the conditions and limitations set forth in the CEF Purchase Agreement, are not sufficient to meet our cash and liquidity needs following the completion of the Business Combination, we may need to seek additional capital and we may not be able to raise the necessary cash on terms acceptable to us, or at all. Financing arrangements we pursue or assume may require us to grant certain rights, take certain actions, or agree to certain restrictions that could negatively impact our business. If additional capital is not available to us on terms acceptable to us or at all, we may need to modify our business plans, which would harm our ability to grow our operations.

The Committed Equity Facility is subject to the conditions and limitations and termination provisions set forth in the CEF Purchase Agreement, which may limit our ability to fund our business and satisfy our obligations following the completion of the Business Combination.

The Committed Equity Facility is subject to certain conditions, limitations and termination provisions set forth in the CEF Purchase Agreement. In certain redemption scenarios, certain fees and expenses are expected to be paid using cash from operations, settled in Appreciate Class A Common Stock or paid from liquidity provided by the Committed Equity Facility. Our ability to satisfy our obligations and provide working capital for our business may be subject to access to liquidity under the Committed Equity Facility. Initial conditions to the availability of the Committed Equity Facility include eligibility for listing and no suspension of trading of the Appreciate Class A Common Stock on its principal trading market, as well as the availability of an effective registration statement for the resale by CF Principal of the Appreciate Class A Common Stock. CF Principal also has the right to terminate or suspend the CEF Purchase Agreement if Appreciate’s market capitalization is less than $100.0 million. Termination or a failure to meet other conditions could make the Committed Equity Facility unavailable to us. See “— Risks Related to PTIC II and the Business Combination — We cannot assure you that the Nasdaq Listing Condition will be satisfied or that Appreciate will be able to comply with the continued listing standards of Nasdaq if it is listed. If the Nasdaq Listing Condition is not satisfied, we would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition.”

If such conditions are not met or CF Principal exercises its right to terminate or suspend the CEF Purchase Agreement, we may need to seek additional capital and we may not be able to raise the necessary cash on terms acceptable to us, or at all. If additional capital is not available to us on terms acceptable to us or at all, we may need to modify our business plans, which would harm our ability to operate or grow our business.

To the extent all the conditions precedent in the CEF Purchase Agreement are met, including, an effective registration statement, we will have the right, but not the obligation, from time to time at our sole discretion until the first day of the month following the thirty-six (36-) month period from and after the Commencement, to direct CF Principal to purchase up to a specified maximum amount of Appreciate Class A Common Stock as set forth in the CEF Purchase Agreement. The purchase price of the Appreciate Class A Common Stock that Appreciate elects to sell to CF Principal pursuant to the CEF Purchase Agreement will be 98% of the volume weighted average price of the Appreciate Class A Common Stock during the applicable purchase date on which Appreciate has timely delivered written notice to CF Principal directing it to purchase shares of Appreciate Class A Common Stock under the CEF

Purchase Agreement. See “Risk Factors — When the shares of Appreciate Class A Common Stock are issued pursuant to the CEF Purchase Agreement and the Appreciate Warrants are exercised for Appreciate Class A Common Stock, the number of shares eligible for future resale in the public market will increase and result in dilution to our stockholders, and the fact that the additional shares issued pursuant to the CEF Purchase Agreement will be sold at a discounted price may in and of itself place downward pressure on the market price of Appreciate Class A Common Stock.”

CF Principal may offer, sell or distribute all or a portion of the shares of Appreciate Class A Common Stock acquired under the Committed Equity Facility in the public market or through private transactions at prevailing market prices or at negotiated prices. The timing and amount of any sale are within the sole discretion of CF Principal. Although CF Principal is obligated to purchase shares of Appreciate Class A Common Stock pursuant to the terms of the CEF Purchase Agreement to the extent we choose to sell such shares of Appreciate Class A Common Stock to CF Principal (subject to certain conditions), there can be no assurances that CF Principal will sell any or all of the shares purchased pursuant to the CEF Purchase Agreement. CF Principal is prohibited from short selling activity under the terms of the CEF Purchase Agreement.

When the shares of Appreciate Class A Common Stock are issued pursuant to the CEF Purchase Agreement and the Appreciate Warrants are exercised for Appreciate Class A Common Stock, the number of shares eligible for future resale in the public market will increase and result in dilution to our stockholders, and the fact that the additional shares issued pursuant to the CEF Purchase Agreement will be sold at a discounted price may in and of itself place downward pressure on the market price of Appreciate Class A Common Stock.

The Appreciate Warrants will become exercisable at any time commencing on the later of thirty (30) days after the completion of the Business Combination and twelve (12) months from the closing of our IPO, except as otherwise described in this proxy statement. The exercise price of these Appreciate Warrants will be $11.50 per share. Additionally, pursuant to the CEF Purchase Agreement, Appreciate will issue 200,000 shares of Appreciate Class A Common Stock as Commitment Shares to CF Principal at the Closing and may issue up to an additional 10,204,082 shares of Appreciate Class A Common Stock to CF Principal after the Closing, assuming the Appreciate Class A Common Stock trades at $10.00 throughout the draw down period and the Combined Company draws down fully the amount of shares of Appreciate Class A Common Stock available under the CEF Purchase Agreement. The purchase price of the Appreciate Class A Common Stock that Appreciate elects to sell to CF Principal pursuant to the CEF Purchase Agreement will be 98% of the volume weighted average price of the Appreciate Class A Common Stock during the applicable purchase date on which Appreciate has timely delivered written notice to CF Principal directing it to purchase shares of Appreciate Class A Common Stock under the CEF Purchase Agreement. As a result of the issuance of any such shares, existing Appreciate stockholders will experience immediate dilution due to (1) the additional shares being issued and (2) the fact that the additional shares will be issued at a discounted price, which may place downward pressure on the price of Appreciate Class A Common Stock. See “Summary — Other Agreements Related to the Business Combination — CEF Purchase Agreement.”

To the extent such Appreciate Warrants are exercised or shares are issued pursuant to the CEF Purchase Agreement, additional shares of Appreciate Class A Common Stock will be issued, which will result in dilution to the holders of Appreciate Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Appreciate Warrants may be exercised and the shares pursuant to the CEF Purchase Agreement may be issued could adversely affect the market price of Appreciate Class A Common Stock and make it more difficult to achieve the exercise price for the Appreciate Warrants. However, there is no guarantee that the Appreciate Public Warrants will ever be in the money prior to their expiration, and as such, the Appreciate Warrants may expire worthless. See “— Even if the Business Combination is consummated, the Appreciate Public Warrants may never be in the money, and they may expire worthless and the terms of the Appreciate Warrants may be amended in a manner adverse to a holder if holders of at least a majority of the then outstanding Appreciate Public Warrants approve of such amendment.”

Even if the Business Combination is consummated, the Appreciate Public Warrants may never be in the money, and they may expire worthless and the terms of the Appreciate Warrants may be amended in a manner adverse to a holder if holders of at least a majority of the then outstanding Appreciate Public Warrants approve of such amendment.

The Appreciate Public Warrants were issued in registered form under a Warrant Agreement between CST, as warrant agent, and PTIC II. The Warrant Agreement provides that the terms of the Appreciate Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Appreciate Public Warrants to make any change that adversely affects the interests of the registered holders of Appreciate Public Warrants and, solely with respect to any amendment to the terms of the Appreciate Private Placement Warrants or any provision of the Warrant Agreement with respect to the Appreciate Private Placement Warrants, a majority of the number of the then outstanding Appreciate Private Placement Warrants. Accordingly, we may amend the terms of the Appreciate Public Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Appreciate Public Warrants approve of such amendment. Although our ability to amend the terms of the Appreciate Public Warrants with the consent of at least a majority of the then outstanding Appreciate Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Appreciate Warrants, shorten the exercise period or decrease the number of shares of Appreciate Class A Common Stock purchasable upon exercise of an Appreciate Warrant.

We may redeem your unexpired Appreciate Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Appreciate Warrants worthless.

We have the ability to redeem the outstanding Appreciate Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of Appreciate Class A Common Stock for any twenty trading days within any thirty-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Appreciate Warrant holders equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). If and when the Appreciate Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the Appreciate Warrants as set forth above even if the holders are otherwise unable to exercise the Appreciate Warrants. Redemption of the outstanding Appreciate Warrants as described above could force you to: (i) exercise your Appreciate Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your Appreciate Warrants at the then-current market price when you might otherwise wish to hold your Appreciate Warrants; or (iii) accept the nominal redemption price which, at the time the outstanding Appreciate Warrants are called for redemption, we expect would be substantially less than the market value of your Appreciate Warrants. None of the Appreciate Private Placement Warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

Risks Related to PTIC II and the Business Combination

Unless the context otherwise requires, all references in this section to “Appreciate” “we,” “us,” or “our” refer to PTIC II and its subsidiaries prior to the consummation of the Business Combination and to the Combined Company and its subsidiaries after the consummation of the Business Combination.

We cannot assure you that the Nasdaq Listing Condition will be satisfied or that Appreciate will be able to comply with the continued listing standards of Nasdaq if it is listed. If the Nasdaq Listing Condition is not satisfied, we would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition.

In connection with the Business Combination, Appreciate intends to list the Appreciate Class A Common Stock and Appreciate Public Warrants on Nasdaq under the symbols “SFR” and “SFRW,” respectively. Appreciate’s eligibility for listing on Nasdaq may depend on the number of shares of Appreciate Class A Common Stock that are redeemed in connection with the Business Combination, and Appreciate’s ability to satisfy initial listing criteria, including certain financial and liquidity measures. Financial and liquidity measures, depending on the listing standard, may include, among others, stockholders’ equity or the market value of Appreciate’s publicly traded shares, as well as the number of unrestricted round lot stockholders. In certain high redemption scenarios, Appreciate may not be able to satisfy the minimum financial and liquidity measures under any of the initial listing standards. The Nasdaq Listing Condition may not be satisfied, and we would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition by PTIC II, Renters Warehouse and Lake Street or satisfy the initial conditions to the availability of the Committed Equity Facility without a waiver from CF Principal.

If Nasdaq delists Appreciate’s securities from trading on its exchange for failure to meet its listing standards after the Business Combination or the Nasdaq Listing Condition is mutually waived and Appreciate is not able to list such securities on another national securities exchange, Appreciate expects such securities could be quoted on an over-the-counter market. If this were to occur, Appreciate and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for Appreciate’s securities;

•        reduced liquidity for Appreciate’s securities;

•        a determination that Appreciate’s Class A Common Stock is a “penny stock,” which will require brokers trading the Appreciate Class A Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of Appreciate Class A Common Stock;

•        a limited amount of news and analyst coverage;

•        Appreciate’s Class A Common Stock may become subject to registration or qualification requirements under state “blue sky” law; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

If not listed on the Nasdaq or other national securities exchange, the shares of Appreciate Class A Common Stock may become subject to the “penny stock” rules, and it would become more difficult to trade Appreciate’s shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” “Penny stocks” are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain a listing on Nasdaq or another national securities exchange and the Nasdaq Listing Condition is waived and if the price of the Appreciate Class A Common Stock is less than $5.00, the Appreciate Class A Common Stock could be deemed a penny stock. The “penny stock” rules require a broker-dealer, before a transaction in a “penny stock” not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the “penny stock” rules require that before effecting any transaction in a “penny stock” not otherwise exempt from those rules, a broker-dealer must make a special written determination that the “penny stock” is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving “penny stocks”; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for the Appreciate Class A Common Stock, and therefore Appreciate Stockholders may have difficulty selling their shares.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell the Appreciate Class A Common Stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities (such as “penny stock”) will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities (e.g., if the Appreciate Class A Common Stock becomes subject to the “penny stock” rules), they may make it more difficult for broker-dealers to recommend that at least some of their customers buy the Appreciate Class A Common Stock, which may limit the ability of our stockholders to buy and sell the Appreciate Class A Common Stock and could have an adverse effect on the market for and price of the Appreciate Class A Common Stock.

An active trading market for Appreciate Class A Common Stock and Appreciate Public Warrants may not be available on a consistent basis to provide Appreciate securityholders with adequate liquidity. The stock price may be extremely volatile, and Appreciate securityholders could lose a significant part of their investment.

An active trading market for Appreciate Class A Common Stock and Appreciate Public Warrants may not be sustained on a consistent basis. The public trading price for Appreciate Class A Common Stock and Appreciate Public Warrants will be affected by a number of factors, including:

•        reported progress of our business and technology development, relative to investor expectations;

•        changes in earnings estimates, investors’ perceptions, recommendations by securities analysts or our failure to achieve analysts’ earnings estimates;

•        quarterly variations in our or our competitors’ results of operations;

•        general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors;

•        future issuance and/or sale of common stock or preferred stock;

•        announcements by us, or our competitors, of acquisitions, new products, significant contracts, commercial relationships or capital commitments;

•        commencement of, or involvement in, litigation;

•        any major change in our board of directors or management;

•        changes in governmental regulations or in the status of our regulatory approvals;

•        announcements related to patents issued to us or our competitors and to litigation involving our intellectual property;

•        a lack of, limited, or negative industry or security analyst coverage;

•        developments in our industry and general economic conditions;

•        short-selling or similar activities by third parties; and

•        other factors described elsewhere in these “Risk Factors.”

As a result of these factors, our stockholders may not be able to resell their Appreciate Class A Common Stock or Appreciate Warrants at, or above, their purchase price. In addition, the stock prices of many technology companies have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. Any negative change in the public’s perception of the prospects of technology based single-family real estate service providers could depress the price of our securities regardless of our results of operations. These factors may have a material adverse effect on the market price of Appreciate Class A Common Stock and Appreciate Warrants.

Because the Combined Company has no current plans to pay cash dividends for the foreseeable future, you may not receive any return on investment unless you sell your shares of PTIC II Common Stock for a price greater than that which you paid for them.

The Combined Company intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of Appreciate Common Stock will be at the sole discretion of the Appreciate Board, which may take into account general and economic conditions, the Combined Company’s financial condition and results of operations, the Combined Company’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by the Combined Company to its stockholders or by its subsidiaries to it and such other factors as the Appreciate Board may deem relevant. In addition, the Combined Company’s ability to pay dividends will be limited by covenants of any indebtedness it incurs. As a result, you may not receive any return on an investment in the shares of Appreciate Common Stock unless you sell your shares of Appreciate Common Stock for a price greater than that which you paid for it.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Combined Company, its business, or its market, or if they change their recommendations regarding the Combined Company’s securities adversely, the price and trading volume of the Combined Company’s securities could decline.

The trading market for shares of Appreciate Common Stock will depend, in part, on the research and reports that securities or industry analysts publish about Appreciate. Appreciate does not have any control over these analysts. If Appreciate’s financial performance fails to meet analyst estimates or one or more of the analysts who cover Appreciate Common Stock downgrade it or change their opinion, the price of Appreciate Common Stock would likely decline. If one or more of these analysts cease coverage of Appreciate or fail to regularly publish reports on Appreciate, it could lose visibility in the financial markets, which could cause Appreciate Common Stock’s price or trading volume to decline.

PTIC II is a blank check company that has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement.

PTIC II has until December 8, 2022 to complete a business combination. PTIC II has no obligation to return funds to investors prior to such date, unless PTIC II consummates its initial business combination prior thereto and only then in cases where investors have sought to redeem their PTIC II Class A Common Stock.

PTIC II will be forced to liquidate the Trust Account if it cannot consummate a business combination by December 8, 2022. In the event of a liquidation, PTIC II Class A Stockholders will receive approximately $10.00 per share of PTIC II Class A Common Stock and the Warrants will expire worthless.

Furthermore, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from PTIC II’s assets held outside of the Trust Account with respect to such Public Warrants. The Public Warrants will expire worthless as a result of PTIC II’s failure to complete a business combination.

There is no guarantee that a PTIC II Class A Stockholder’s decision whether to redeem its PTIC II Class A Common Stock for a pro rata portion of the Trust Account will put the PTIC II Class A Stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its PTIC II Class A Common Stock in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our stock price, and may result in a lower value realized now than a PTIC II Class A Stockholder might realize in the future had such PTIC II Class A Stockholder not redeemed its PTIC II Class A Common Stock. Similarly, if a PTIC II Class A Stockholder does not redeem its PTIC II Class A Common Stock, such PTIC II Class A Stockholder will bear the risk of ownership of the PTIC II Class A Common Stock after the consummation of the Business Combination, and there can be no assurance that such PTIC II Class A Stockholder can sell its PTIC II Class A Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement. A PTIC II Class A Stockholder should consult its tax and/or financial advisor for assistance on how this may affect its individual situation.

You must tender your PTIC II Class A Common Stock in order to validly seek redemption at the Special Meeting.

In connection with tendering your PTIC II Class A Common Stock for redemption, you must elect either to physically tender your share certificates to CST or to deliver your PTIC II Class A Common Stock to CST electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at least two (2) business days before the Special Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination Proposal.

If PTIC II’s due diligence investigation of Renters Warehouse was inadequate, then stockholders of PTIC II following the Business Combination could lose some or all of their investment.

Even though PTIC II conducted a due diligence investigation of Renters Warehouse, it cannot be sure that this diligence uncovered all material issues that may be present inside Renters Warehouse or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Renters Warehouse and its business and outside of its control will not later arise. In particular, in connection with, and prior to the consummation of, the Business Combination, Renters Warehouse’s management prepared and provided to PTIC II, the PTIC II Board and PTIC II’s financial advisors, certain internal unaudited prospective financial information, including, without limitation, the March 2022 Projections (as defined below) and the Updated Prospective Financial Information (as defined below) (collectively, the “Projections”) to assist the PTIC II Board in its review and evaluation of Renters Warehouse and the Business Combination. While all projections are necessarily speculative, PTIC II believes that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. Notably, the Projections set forth in “Proposal 2 — The Business Combination Proposal — Certain Unaudited Renters Warehouse Prospective Financial Information” were prepared solely by Renters Warehouse for internal use and not with a view toward public disclosure, or in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, and do not take into account any circumstances or events occurring after the date on which such Projections were finalized, including any delay in the closing of the Business Combination. As noted elsewhere, Renters Warehouse updated the Projections in September 2022 due to changes in actual performance in 2022 versus the projected performance reflected in the Projections as of March 2022 and to reflect current market conditions. PTIC II and the PTIC II Board are continuing to, and will continue to, conduct due diligence on the financial performance of Renters Warehouse, both historical and expected, until the date of the closing of the Business Combination, but there are no assurances that this diligence will uncover all material issues that may be present inside Renters Warehouse or its business. You are encouraged to read “Proposal 2 — The Business Combination Proposal — Certain Unaudited Renters Warehouse Prospective Financial Information,” which include important updates relating to the Projections that have become available since the signing of the Business Combination Agreement.

Further, as a result of unidentified issues or factors outside of PTIC II’s or Renters Warehouse’s control, the Combined Company may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if PTIC II’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis conducted by PTIC II. Even though these charges may be non-cash items that would not have an immediate impact on the Combined Company’s liquidity, the fact that the Combined Company reports charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. In addition, charges of this nature may cause the Combined Company to violate leverage or other covenants to which it may be subject. Accordingly, any PTIC II Class A Stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their PTIC II Class A Common Stock from any such write-down or write-downs.

Northland’s financial analyses and fairness opinion are subject to assumptions and the business and financial judgment of Northland and actual values could be materially different from these estimates or assumptions and the actual value of Renters Warehouse may be below eighty percent (80%) of the balance of funds in the Trust Account.

The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In connection with its analyses, Northland made, and was provided by the management of PTIC II and Renters Warehouse with, numerous assumptions and judgments with respect to industry performance, general business and economic conditions, the applicable universe of comparable companies or transactions and other matters, many of which are beyond the control of Northland, PTIC II and Renters Warehouse. Analyses based on comparable companies and estimates of future results are not necessarily indicative of actual past or future values or results of the subject company, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of PTIC II and Renters Warehouse or their respective advisors, the future results or actual values could be materially different from these estimates or assumptions. Although the consideration paid by PTIC II in the Business Combination is within each of the ranges summarized by Northland in completing its financial analysis of the Business Combination fairness opinion with respect to the Business Combination, there can be no assurance that the actual enterprise value of Renters Warehouse is not materially different than the implied enterprise valuations considered as part of the analyses competed in connection with Northland’s fairness opinion, including lower than eighty percent (80%) of the balance of funds in the Trust Account.

The fairness opinion obtained by the PTIC II Board from its financial advisor will not be updated to reflect changes in circumstances between signing the Business Combination Agreement and the completion of the Business Combination.

The PTIC II Board has not obtained an updated fairness opinion as of the date of this proxy statement from Northland or any other third-party. Changes in the operations and prospects of Renters Warehouse, general market and economic conditions, and other factors that may be beyond the control of Renters Warehouse and PTIC II and on which the fairness opinion was based, may alter the value of Renters Warehouse or the trading price of PTIC II Class A Common Stock at or prior to the time the Business Combination is consummated. Furthermore, whether Renters Warehouse has a fair market value equal to at least eighty percent (80%) of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable) is determined at the time of the agreement to enter into the business combination and not thereafter. The lack of a new or updated third-party fairness opinion may lead an increased number of PTIC II Stockholders who vote against the Business Combination or demand redemption of their shares of PTIC II Class A Common Stock, which could potentially impact our ability to consummate the Business Combination, or if we are able to consummate the Business Combination, high redemptions will impact the amount of capital we have to execute on our business plans as set forth herein. See “Risk Factors — Risks Related to PTIC II and the Business Combination — The Company’s operating and financial forecasts may not prove accurate.”

The fairness opinion does not speak as of the time the Business Combination will be completed or as of any date other than the date of such opinion. The PTIC II Board has not requested that Northland provide a new or updated fairness opinion. The PTIC II Board determined it was not required under state corporate law to secure, and does not intend to secure, a new or updated fairness opinion from Northland or any other third-party. The fairness opinion of Northland is included as Annex L to this proxy statement. For a description of the fairness opinion that the PTIC II Board received from Northland and a summary of the material financial analyses it provided to the PTIC II Board in connection with rendering such opinion, see “Proposal No. 2 — The Business Combination Proposal — Fairness Opinion of Northland Securities, Inc.” beginning on page 136 of this proxy statement.

Appreciate will incur significant increased expenses and administrative burdens as a public company, which could have a material adverse effect on its business, financial condition and results of operations.

As a public company, Appreciate will incur significant legal, accounting and other expenses that Renters Warehouse did not incur as a private company, and these expenses may increase even more if Appreciate is not deemed an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, Appreciate will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Appreciate’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. It is possible that Appreciate will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods. Moreover, Appreciate expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs could increase Appreciate’s net loss. For example, Appreciate expects it to become more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to incur substantially higher costs to obtain appropriate coverage. Appreciate cannot accurately predict or estimate the amount or timing of additional costs it may incur. The impact of being a public company could also make it more difficult for Appreciate to attract and retain qualified persons to serve on the Appreciate Board, its board committees or as executive officers. Such increased expenses and administrative burdens involved in operating as a public company could have a material adverse effect on Appreciate’s business, prospects, financial condition, and operating results.

The Other PTIC II Class B Stockholders have agreed to vote in favor of the Business Combination, regardless of how PTIC II Class A Stockholders vote.

Unlike some other blank check companies in which the initial stockholders agree to vote their stock in accordance with the majority of the votes cast by the PTIC II Class A Stockholders in connection with an initial business combination, the Sponsor and our independent directors have agreed to vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) covering all of their PTIC II Class A Common Stock and PTIC II Class B Common Stock that they shall be entitled to so vote: (A) in favor of adoption and approval of the Business Combination Agreement, the transactions and any other proposals recommended by the PTIC II Board in connection with the transaction as to which PTIC II Stockholders are called upon to vote or consent to; (B) against any action or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of PTIC II or its Affiliates under the Business Combination Agreement or that would reasonably be expected to result in any of the conditions to PTIC II’s or any of its Affiliates’ obligations under the Business Combination Agreement not being fulfilled; and (C) against any PTIC II acquisition proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the transactions. The Sponsor and our independent directors have agreed to not take or commit or agree to take any action inconsistent with the foregoing. As of the date hereof, the Sponsor and the Other PTIC II Class B Stockholders own an aggregate amount of approximately 20% of the issued and outstanding shares of PTIC II Common Stock, including PTIC II Class A Common Stock underlying PTIC II Units.

Since the Sponsor and PTIC II’s directors and executive officers have interests that are different, or in addition to (and which may conflict with) the interests of PTIC II Class A Stockholders, a conflict of interest may exist in determining whether the Business Combination with Renters Warehouse is appropriate as PTIC II’s initial business combination. Such interests include that the Sponsor and PTIC II’s directors and executive officers may lose their entire investment if a business combination is not completed, and that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete the proposed Business Combination even if it is with a less favorable target company or on less favorable terms to PTIC II Class A Stockholders than the liquidation of PTIC II.

PTIC II’s management and directors have interests in and arising from the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a PTIC II Stockholder, which could result in a real or perceived conflict of interest. These interests include:

•        the fact that the Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the shares of PTIC II Common Stock held by them if we fail to consummate an initial business combination, such as the Business Combination, by December 8, 2022;

•        the fact that, if the Trust Account is liquidated, including in the event we are unable to consummate the Business Combination or an initial business combination within the required time period, the Initial Stockholders have agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third-party vendors or service providers for services rendered or products sold to us, but only if such target business, vendor or service provider has not executed a waiver of any and all of its rights to seek access to the Trust Account;

•        the fact that the Sponsor paid an aggregate of $25,000 for 5,031,250 shares of PTIC II Class B Common Stock currently owned by the Sponsor, PTIC II’s executive officers and directors and certain others, and following this in December 2020, PTIC II effected a stock dividend of approximately 0.143 shares for each share of PTIC II Class B Common Stock outstanding, resulting in the abovementioned PTIC II Stockholders holding an aggregate of 5,750,000 shares of PTIC II Class B Common Stock and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that the Sponsor, PTIC II’s executive officers and directors and certain others, currently hold an aggregate of 5,750,000 Founder Shares, which following the Business Combination, if unrestricted and freely tradable, and in the case of the shares held directly by the Sponsor, assuming all vesting conditions are satisfied, would have had an aggregate market value of approximately $55.8 million based upon the closing price of $9.97 per share of PTIC II Class A Common Stock on the Nasdaq on October 14, 2022, the most recent closing price;

•        the fact that the Sponsor and PTIC II’s executive officers and directors have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combination Proposal and such Founder Shares will be worthless if no business combination is effected by PTIC II by December 8, 2022;

•        the fact that Sponsor and its affiliates can earn a positive rate of return on their investment, even if other PTIC II stockholders experience a negative rate of return in the post-Business Combination company;

•        the fact that the Sponsor and PTIC II’s executive officers and directors will benefit from the completion of a business combination any may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•        the fact that Sponsor paid approximately $7.3 million for the Private Placement Warrants, which, if unrestricted and freely tradable, would have had an aggregate market value of approximately $0.6 million based upon the closing price of $0.13 per Public Warrant (although holders of the Private Placement Warrants have certain rights that differ from the rights of holders of the Public Warrants) on Nasdaq on October 14, 2022, the most recent closing price, and the fact that the Private Placement Warrants would be worthless if a business combination is not consummated by December 8, 2022;

•        the fact that the Investor Rights Agreement has been entered into by the Sponsor and PTIC II’s executive officers and directors which (i) provides that the Sponsor and PTIC II’s executive officers and directors are entitled to have any shares of Appreciate Class A Common Stock held registered for resale on a resale shelf registration statement following consummation of the Business Combination and (ii) the lock-up period for the such securities terminates one hundred and eighty (180) days after the Closing as opposed to up to three hundred and sixty (360) days (subject to earlier release upon achieving certain conditions);

•        the fact that Sponsor and PTIC II’s executive officers and directors will lose their entire investment in PTIC II and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 8, 2022. As of the date of this proxy statement, there are no outstanding out-of-pocket expenses for which the Sponsor and PTIC II’s officers and directors are awaiting reimbursement other than (i) an amount equal to $67,500, which amount is a reimbursement to be made to the Sponsor with respect to amounts paid by PTIC II in respect of Renters Warehouse’s portion of the filing fees required under the HSR Act; (ii) the amount of $250,000, with respect to certain of operational expenses previously paid by the Sponsor; and (iii) the amounts, if any, borrowed under the Promissory Note;

•        the fact that following the completion of the Business Combination, Gloria Fu will be a member of the board of directors of the Combined Company. As such, in the future, Ms. Fu will receive any cash fees, stock options or stock awards that the board of directors of the Combined Company determines to pay to its directors following the completion of the Business Combination;

•        the fact that following the completion of the Business Combination, M. Joseph Beck will be a member of the board of directors of the Combined Company. As such, in the future, Mr. Beck will receive any cash fees, stock options or stock awards that the board of directors of the Combined Company determines to pay to its directors following the completion of the Business Combination; and

•        the continued indemnification of PTIC II’s executive officers and directors and the continuation of PTIC II’s executive officers’ and directors’ liability insurance following the consummation of the Business Combination.

Initial Stockholders Beneficial Ownership of PTIC II Prior to Closing

	Securities held by Initial Stockholders	Sponsor Cost at PTIC II’s IPO
PTIC II Class A Common Stock	—	—
PTIC II Class B Common Stock	5,750,000	$25,000
Private Placement Warrants	4,833,333	$7,250,000
Total		$7,275,000

Initial Stockholders Beneficial Ownership of Appreciate Following the Closing

	Securities held by Initial Stockholders at Closing	Value per Security as of October 14, 2022	Total Value
Appreciate Class A Common Stock Issued to the Initial Stockholders(1)	5,750,000	$9.97	$57,327,500	(2)
Appreciate Class B Common Stock	—	$—	$—
Private Placement Warrants	4,833,333	$0.13	$628,333	(3)
Total			$57,955,833

____________

(1)      5,595,000 of such shares are held directly by the Sponsor equalling a total value of $55,782,150 based upon the closing price of $9.97 per share of PTIC II Class A Common Stock on the Nasdaq on October 14, 2022, the most recent closing price.

(2)      $57.3 million based upon the closing price of $9.97 per share of PTIC II Class A Common Stock on the Nasdaq on October 14, 2022, the most recent closing price.

(3)      $0.6 million based upon the closing price of $0.13 per Public Warrant (although holders of the Private Placement Warrants have certain rights that differ from the rights of holders of the Public Warrants) on Nasdaq on October 14, 2022, the most recent closing price.

In light of the foregoing, the Sponsor, PTIC II Board and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Renters Warehouse rather than liquidate PTIC II even if (i) Renters Warehouse is a less favorable target company or (ii) the terms of the Business Combination are less favorable to PTIC II Class A Stockholders. As a result, our Sponsor and directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of PTIC II Class A Stockholders. Further, the Sponsor and PTIC II’s directors and executive officers who hold Founder Shares may receive a positive return on the Founder Shares even if PTIC II Class A Stockholders experience a negative return on their investment after consummation of the Business Combination.

The PTIC II Board was aware of and considered these interests and facts, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to PTIC II Stockholders that they approve the Business Combination. These interests may have influenced PTIC II’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.

In addition to its role as financial advisor to PTIC II, in which capacity it provided the PTIC II Board with the fairness opinion, Northland acted as lead manager in the IPO, received an initial underwriting fee in cash from the IPO proceeds and will receive a deferred underwriting fee upon closing of the Business Combination which could result in actual or perceived conflicts of interest involving Northland.

The PTIC II Board engaged Northland as a financial advisor in connection with the proposed Business Combination and to provide the PTIC II Board with an opinion as to (i) the fairness, from a financial point of view, to PTIC II and its unaffiliated PTIC II Class A Stockholders of the consideration paid by PTIC II to Renters Warehouse pursuant to the Business Combination Agreement, and (ii) whether Renters Warehouse has a fair market value equal to at least eighty percent (80%) of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable). On May 13, 2022, Northland rendered a written opinion to the effect that, as of such date and based upon and subject to the various assumptions, procedures followed, matters considered and qualifications and limitations set forth in the fairness opinion and other matters Northland considers relevant, the consideration to be paid by PTIC II to Renters Warehouse pursuant to the Business Combination Agreement is fair, from a financial point of view, to PTIC II and its unaffiliated PTIC II Class A Stockholders and that Renters Warehouse has a fair market value equal to at least eighty percent (80%) of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable). Northland will receive a fee of $250,000 payable in cash upon the consummation of the Business Combination in connection with the delivery of its fairness opinion. In addition, PTIC II has agreed to reimburse certain of Northland’s expenses arising, and indemnify Northland against certain liabilities that may arise, out of its engagement relating to providing the opinion

As a customary part of Northland’s investment banking business, it is engaged from time to time by clients to perform financial analyses regarding businesses and their securities in connection with acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and other transactions and for estate, corporate and other purposes. In that capacity, Northland has in the past provided, and may in the future provide, investment banking, financial advisory and/or other financial or consulting services to PTIC II and/or Renters Warehouse. For example, pursuant to the engagement between PTIC II and Northland, Northland acted as a financial advisor to PTIC II in connection with the Business Combination, including advising and assisting PTIC II with its evaluation of certain Potential Targets, PTIC II’s evaluation of the financial condition, results of operations, valuation and purchase price of certain Potential Targets. In connection with the provision of these services to PTIC II, Northland will be entitled, upon consummation of the Business Combination, to a transaction fee of $5.0 million, which fee will be payable in cash or, at the option of PTIC II, equal parts cash and equity securities of PTIC II with such equity securities valued at $10.00 per share. Northland also acted as a lead manager in the IPO, and in connection therewith received $0.46 million in cash from the IPO proceeds and will receive a deferred underwriting fee of approximately $0.81 million payable in cash upon consummation of the Business Combination. In the past Northland has also provided, on occasion, advisory services to portfolio companies of certain minority stockholders of Renters Warehouse and received fees associated with such services in the past two years equal to approximately $500,000. Furthermore, Renters Warehouse has engaged Northland to act as a placement agent on a best efforts basis for a private offering of securities prior to consummation of the Business Combination. If completed, Northland would receive a placement fee equal to 5.0% of the proceeds received by the Company and reimbursable expenses not to exceed $50,000. These factors could result in actual or perceived conflicts of interest.

CF Principal, which entered into the CEF Purchase Agreement with PTIC II, is an affiliate of Cantor, which acted as representative of the underwriters in PTIC II’s IPO, was engaged as financial advisor to PTIC II in connection with the Business Combination negotiations and will receive a deferred underwriting fee upon Closing of the Business Combination, which could result in actual or perceived conflicts of interest.

To provide liquidity to Appreciate following the Business Combination, CF Principal entered into the CEF Purchase Agreement with PTIC II pursuant to which it will receive 200,000 Appreciate Class A Common Stock following the Closing of the Business Combination (as such time is determined by the terms of the CEF Purchase Agreement and assuming the Appreciate Class A Common Stock trades at $10.00 at such time) in exchange for Appreciate’s right to sell to CF Principal up to 10,204,082 additional shares during a thirty-six (36-) month draw down period (assuming the Appreciate Class A Common Stock trades at $10.00 throughout the draw down period). CF Principal is an affiliate of Cantor. The purchase price of the Appreciate Class A Common Stock that Appreciate elects to sell to CF Principal pursuant to the CEF Purchase Agreement will be 98% of the volume weighted average price of the Appreciate Class A Common Stock during the applicable purchase date on which Appreciate has timely delivered written notice to CF Principal directing it to purchase shares of Appreciate Class A Common Stock under the CEF Purchase Agreement. See “Risk Factors — When the shares of Appreciate Class A Common Stock are issued pursuant to the CEF Purchase Agreement and the Appreciate Warrants are exercised for Appreciate Class A Common Stock, the number of shares eligible for future resale in the public market will increase and result in dilution to our stockholders, and the fact that the additional shares issued pursuant to the CEF Purchase Agreement will be sold at a discounted price may in and of itself place downward pressure on the market price of Appreciate Class A Common Stock.”

Cantor acted as a representative in the IPO, received approximately $4.1 million in cash from the IPO proceeds and will receive a deferred underwriting fee of $7.2 million payable in cash upon closing of the Business Combination. Additionally, Cantor was engaged by PTIC II as a private investment in public equity financial advisor. As such, CF Principal and Cantor may be incentivized to complete the Business Combination on terms less favorable to stockholders, rather than to liquidate PTIC II, in which case CF Principal would not receive the benefits of the CEF Purchase Agreement and Cantor would not receive any deferred underwriting fees. These various factors and roles could have resulted in actual or perceived conflicts of interest.

PTIC II and Renters Warehouse expect to incur significant transaction costs in connection with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for corporate purposes by PTIC II if the Business Combination is not completed.

Each of PTIC II and Renters Warehouse has incurred and expects that it will continue to incur significant, non-recurring costs in connection with consummating the Business Combination. PTIC II and Renters Warehouse may also incur additional costs to retain key employees. PTIC II and Renters Warehouse will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the transactions. Some of these costs are payable regardless of whether the Business Combination is completed. The incurrence of these costs will reduce the amount of cash available to be used for corporate purposes or alternative business combinations by PTIC II.

If third parties bring claims against PTIC II, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by PTIC II Class A Stockholders may be less than $10.00 per share of PTIC II Class A Common Stock.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we have and will continue to seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of PTIC II Class A Common Stock, if we are unable to complete the Business Combination within the prescribed time frame, or upon the exercise of a redemption right in connection with the Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten (10) years following redemption. Accordingly, the per-share redemption amount received by PTIC II Class A Stockholders could be less than the $10.00 per share of PTIC II Class A Common Stock initially held in the Trust Account, due to claims of such creditors. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of PTIC II Class A Stockholders. To the extent any bankruptcy claims deplete the Trust Account, we may not be able to return to PTIC II Class A Stockholder $10.00 per share of Class A Common Stock (the offering price in our IPO).

PTIC II may redeem unexpired warrants, in accordance with their terms, prior to their exercise at a time that is disadvantageous to holders of warrants.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the last sale price of PTIC II Class A Common Stock or Appreciate Class A Common Stock, as applicable, equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met. We will not redeem the warrants unless an effective registration statement under the Securities Act covering the PTIC II Class A Common Stock or Appreciate Class A Common Stock, as applicable, issuable upon exercise of the warrants is effective and a current proxy statement/prospectus relating to those PTIC II Class A Common Stock or Appreciate Class A Common Stock, as applicable, is available throughout the thirty (30-) day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders thereof to (i) exercise warrants and pay the exercise price therefor at a time when it may be disadvantageous for such holder to do so, (ii) sell warrants at the then-current market price when such holder might otherwise wish to hold warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of such warrants.

None of the Private Placement Warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

To the extent permitted by applicable law, the Initial Stockholders, PTIC II’s advisors and/or their Affiliates may elect to purchase PTIC II Class A Common Stock or Public Warrants from PTIC II Class A Stockholders, which may influence the vote on the Business Combination and reduce the public “float” of PTIC II Class A Common Stock.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding PTIC II or its securities, the Sponsor, PTIC II’s executive officers and directors, and/or their respective affiliates may purchase shares of PTIC II Class A Common Stock and/or Public Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of PTIC II Common Stock. In such transactions, the purchase price for the PTIC II Class A Common Stock will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the PTIC II Class A Common Stock they acquire in such transactions. However, any PTIC II Class A Common Stock acquired by the persons described above would not be voted in connection with the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the PTIC II Class A Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. PTIC II will file a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of PTIC II Class A Common Stock purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of PTIC II Class A Common Stock for which PTIC II has received redemption requests.

In addition, if such purchases are made, the public “float” of PTIC II Class A Common Stock or Warrants and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on Nasdaq or any other national securities exchange.

Even if PTIC II consummates the Business Combination, there can be no assurance that the Public Warrants or Appreciate Warrants, as applicable, will be in the money during their exercise period, and they may expire worthless.

The exercise price for Public Warrants and Appreciate Warrants is $11.50 per share in each case. There can be no assurance that the Public Warrants or Appreciate Warrants will be in the money prior to their expiration and, as such, the warrants may expire worthless. The terms of Public Warrants and Appreciate Warrants may be amended in a manner that may be adverse to the holders. The warrant agreement between CST, as warrant agent, and us, dated December 3, 2020 provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of a majority of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least a majority of the then-outstanding Public Warrants approve of such amendment. Our ability to amend the terms of the Public Warrants with the consent of a majority of the then-outstanding Public Warrants is unlimited. Examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, shorten the exercise period or decrease the number of PTIC II Class A Common Stock purchasable upon exercise of a Public Warrant.

The ability of PTIC II Class A Stockholders to exercise redemption rights with respect to a large number of outstanding PTIC II Class A Common Stock could increase the probability that the Business Combination would be unsuccessful.

PTIC II Class A Stockholders, together with any of their Affiliates or any other person with whom they are acting in concert or as a “group,” will be restricted from exercising redemption rights with respect to 15% or more of the PTIC II Class A Common Stock. Accordingly, if you hold 15% or more of the PTIC II Class A Common Stock and the Business Combination Proposal is approved, you will not be able to exercise redemption rights with respect to the full amount of your PTIC II Class A Common Stock and may be forced to hold any PTIC II Class A Common Stock in excess of 15% or sell them in the open market. If the Business Combination is consummated, the value of such excess PTIC II Class A Common Stock may not appreciate over time and the market price of Appreciate Class A Common Stock may not exceed the per-share redemption price paid in connection with the Business Combination.

There are material risks to unaffiliated investors presented by taking Renters Warehouse public through a business combination rather than through an underwritten offering.

Unaffiliated investors are subject to certain material risks as a result of Renters Warehouse going public through a business combination rather than through a traditional underwritten offering. These risks include the absence of operational diligence by an underwriter, the absence of financial diligence by an underwriter, the absence of comfort letters delivered by Renters Warehouse’s independent auditors to an underwriter and the absence of liability for any material misstatements or omissions in a registration statement.

Unlike a traditional underwritten initial public offering of the Appreciate securities, the listing of Appreciate’s securities as a result of the Business Combination will not benefit from the following:

•        the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed securities;

•        underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing; and

•        underwriter due diligence review of the offering and potential liability for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel.

The lack of such a process in connection with the listing of Appreciate’s securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Appreciate’s securities during the period immediately following the listing than in connection with an underwritten initial public offering.

While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in an underwritten public offering and, therefore, there could be a heightened risk of an incorrect valuation of the business or material misstatements or omissions in this proxy statement. Accordingly, unaffiliated investors in Renters Warehouse will not receive the benefit of the protections that would be present in a traditional underwritten offering.

There is uncertainty regarding the U.S. federal income tax consequences to PTIC II Class A Stockholders of the redemption of PTIC II Class A Common Stock.

There is some uncertainty regarding the federal income tax consequences to PTIC II Class A Stockholders who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a dividend, taxable as ordinary income, or a sale, taxable as capital gain, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of PTIC II Class A Common Stock following the redemption, and if so, the total number of shares of PTIC II Class A Common Stock held by the holder both before and after the redemption relative to all shares of PTIC II Class A Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in PTIC II or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. Please see the section entitled “Certain U.S. Federal Income Tax Considerations to Holders of PTIC II Class A Common Stock Exercising Redemption Rights” for more information.

Our (for purposes of this risk factor, “we,” “our,” “us” and other similar terms refer to Appreciate Holdings, Inc.) only principal asset following the Business Combination will be our interest in NewCo LLC, and accordingly we will depend on distributions from NewCo LLC to pay dividends, taxes, other expenses, and make any payments required to be made by us under the Tax Receivable Agreement.

Upon consummation of the Business Combination, we will be a holding company and will have no material assets other than our ownership of NewCo LLC common units. We are not expected to have independent means of generating revenue or cash flow, and our ability to pay our taxes, operating expenses, and pay any dividends in the future will be dependent upon the financial results and cash flows of NewCo LLC. There can be no assurance that NewCo LLC will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions, including negative covenants under debt instruments will permit such distributions. If NewCo LLC does not distribute sufficient funds to us to pay our taxes or other liabilities, we may default on contractual obligations or have to borrow additional funds. In the event that we are required to borrow additional funds it could adversely affect our liquidity and subject us to additional restrictions imposed by lenders.

NewCo LLC will be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated, for U.S. federal income tax purposes, to the holders of NewCo LLC units. Under the terms of the A&R LLC Agreement, unless prohibited by applicable law, NewCo LLC is obligated, subject to any applicable contractual restrictions in debt agreements, to make pro rata tax distributions of available cash to holders of NewCo LLC common units calculated at certain assumed rates. In addition to tax expenses, we will also incur expenses related to our operations, including payment obligations under the Tax Receivable Agreement, which could be significant and some of which will be reimbursed by NewCo LLC (excluding payment obligations under the Tax Receivable Agreement). For so long as we are Managing Member of NewCo LLC, we intend to cause NewCo LLC to make ordinary distributions and tax distributions to the holders of NewCo LLC common units on a pro rata basis in amounts sufficient to enable us to cover all applicable taxes, relevant operating expenses, payments under the Tax Receivable Agreement and dividends, if any, declared by us. However, NewCo LLC’s ability to make such distributions may be subject to various limitations and restrictions, including, but not limited to, retention of amounts necessary to satisfy the obligations of NewCo LLC and its subsidiaries and restrictions on distributions that would violate any applicable restrictions contained in NewCo LLC’s debt agreements, or any applicable law, or that would have the effect of rendering NewCo LLC insolvent. To the extent we are unable to make payments under the Tax Receivable Agreement, such payments will be deferred and will accrue interest until paid. Additionally, nonpayment for a specified period and/or under certain circumstances may constitute a breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments under the Tax Receivable Agreement, which could be substantial.

We anticipate that the distributions received from NewCo LLC may, in certain periods, exceed our actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The board, generally in its sole discretion and subject to certain exceptions for amounts of tax distributions that may be required to be returned to NewCo LLC pursuant to the terms of the A&R LLC Agreement, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on our common stock. We will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders.

The Tax Receivable Agreement will require Appreciate to make cash payments to the TRA Parties in respect of certain tax benefits and such payments may be substantial. In certain cases, payments under the Tax Receivable Agreement may (i) significantly exceed any actual tax benefits Appreciate (and any applicable subsidiaries thereof, if any) realizes in respect of the tax attributes subject to the Tax Receivable Agreement or (ii) be accelerated.

At the Closing of the Business Combination, Appreciate Holdings, Inc., Renters Warehouse, NewCo LLC, each of the members of NewCo LLC that are Rolling Renters Warehouse Unitholders (excluding St. Cloud) and Lake Street will enter into the Tax Receivable Agreement, a form of which is attached hereto as Annex J.

Pursuant to the Tax Receivable Agreement, Appreciate Holdings, Inc. will generally be required to pay the applicable TRA Parties 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, net income or profits (and any interest related thereto) and any interest amount thereon, that Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) realizes, or is deemed to realize, as a result of certain tax attributes, including:

•        tax basis adjustments resulting from the Initial Sale, from certain redemptions of St. Cloud’s NewCo LLC Class B Units (if any), and from taxable exchanges of NewCo LLC Class B Units and/or Earn Out Units (if any) (including any such tax basis adjustments resulting from certain payments made by Appreciate Holdings, Inc. under the Tax Receivable Agreement) acquired by Appreciate Holdings, Inc. for shares of Appreciate Class A Common Stock and/or cash from a TRA Party pursuant to the terms of the A&R LLC Agreement or from St. Cloud (if any); and

•        tax deductions in respect of imputed interest deemed to be paid as a result of certain payments made under the Tax Receivable Agreement.

Under the Tax Receivable Agreement, Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) will generally be treated as realizing a tax benefit from the use of a Tax Attribute on a “with and without” basis (subject to certain exceptions), thereby generally treating the Tax Attributes as the last item used; provided that, for purposes of determining any such tax benefit with respect to state and local income taxes, certain simplifying assumptions will be used. Payments under the Tax Receivable Agreement generally will be based on the tax reporting positions that Appreciate Holdings, Inc. determines (with the amount of payments subject to the TRA Party Representative’s review and consent and the Reconciliation Procedures), and the IRS or another taxing authority may challenge all or any part of a position taken with respect to Tax Attributes or the utilization thereof, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) are disallowed, the TRA Parties will not be required to reimburse Appreciate Holdings, Inc. for any excess payments that may previously have been made pursuant to the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to such TRA Parties will generally be applied against and reduce any future cash payments otherwise required to be made by Appreciate Holdings, Inc. under the Tax Receivable Agreement to the applicable TRA Parties, if any, after the determination of such excess. As a result, in certain circumstances, Appreciate Holdings, Inc. could be required to make payments under the Tax Receivable Agreement in excess of Appreciate Holdings, Inc.’s (and any applicable subsidiaries thereof, if any) actual savings in respect of the Tax Attributes.

The Tax Receivable Agreement will provide that, in certain Early Termination Events, Appreciate Holdings, Inc. will be required to make a lump-sum cash payment to all the TRA Parties equal to the present value, discounted at the Early Termination Rate as of and starting from the Early Termination Date of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to there being sufficient future taxable income of Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) to fully utilize the Tax Attributes and that all NewCo LLC Class B Units that had not yet been exchanged for Appreciate Class A Common Stock or cash are deemed exchanged. The lump-sum payment could be material and could materially exceed any actual tax benefits that Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) realizes subsequent to such payment.

As a result of the foregoing, in some circumstances (i) Appreciate Holdings, Inc. could be required to make payments under the Tax Receivable Agreement that are greater than or less than the actual tax savings that Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) realizes in respect of the Tax Attributes and (ii) it is possible that Appreciate Holdings, Inc. may be required to make payments years in advance of the actual realization of tax benefits (if any, and may never actually realize the benefits paid for) in respect of the Tax Attributes (including if any Early Termination Events occur).

Our corporate structure following the Business Combination, as described under the section entitled “Proposal No. 2 — The Business Combination Proposal — The Business Combination Agreement,” is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies when they undertake an initial public offering either directly or through a business combination with a special purpose acquisition company, such as PTIC II.

The Up-C structure will allow the Renters Warehouse Members, but not holders of Appreciate Class A Common Stock with respect to their Appreciate Class A Common Stock, to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership, or “pass through” entity, for U.S. federal (and certain state and local) income tax purposes following the Business Combination. One of these benefits is that, for U.S. federal income (and certain state and local) purposes, future taxable income of NewCo LLC that is allocated to the Renters Warehouse Members will be taxed on a flow-through basis and therefore NewCo LLC will generally not, for U.S. federal (and certain state and local) income tax purposes, be subject to corporate income taxes at the entity level (that it would generally be subject to if it were treated as a corporation for such applicable tax purposes). The Up-C structure also enables the Tax Receivable Agreement. In addition, subject to the terms of the Tax Receivable Agreement, the Up-C structure may also enable Appreciate Holdings, Inc. to obtain certain tax attributes arising from taxable exchanges of NewCo LLC Class B Units.

Because Renters Warehouse Members will hold interests in NewCo LLC directly rather than indirectly through ownership of shares of Appreciate Class A Common Stock following the Closing, they may have interests that will not align with, or conflict with, those of the holders of Appreciate Class A Common Stock or those of Appreciate Holdings, Inc. For example, Renters Warehouse Members may have different tax positions from those of Appreciate Holdings, Inc. and/or holders of Appreciate Class A Common Stock, which if they are members of the management team could influence their decisions regarding whether and when to enter into certain transactions or dispose of assets, whether and when to incur new or refinance existing indebtedness, and whether and when Appreciate Holdings, Inc. should terminate the Tax Receivable Agreement and accelerate the obligations thereunder. In addition, the structuring of future transactions and investments may take into consideration the Renters Warehouse Members tax considerations even where no similar benefit would accrue to Appreciate Holdings, Inc.

Please see the section entitled “Proposal No. 2 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement” for a discussion of the Tax Receivable Agreement and the section entitled “Risk Factors — Risks Related to PTIC II and the Business Combination” for certain specified risks related to the Tax Receivable Agreement.

The Company’s operating and financial forecasts may not prove accurate.

This proxy statement contains projections that were provided to PTIC II. Such projections were updated in September 2022 to reflect actual results through the first half of 2022 and current market conditions. The Projections are based on Renters Warehouse’s estimates and assumptions as of the dates on which they were prepared concerning various factors that are subject to significant risks and uncertainties, many of which are beyond PTIC II’s and Renters Warehouse’s control. For example, our actual results for the first half of 2022 differed from our March 2022 projected results for the same period.

No guaranty can be given that the Projections will correspond with the results actually achieved in the future because there is no assurance that actual events will correspond with the assumptions made by the Company. For example, the Projections make certain assumptions as to demand for the Company’s services and available capital. Inevitably, the Company’s actual future operations and financial condition will differ from those projected, and the actual future events and conditions will differ from those assumed by the Company and set forth in the Projections. Such differences may be material and adverse. Actual operating results may be affected by many factors, including, but not limited to, increased costs or lower than anticipated revenues, availability of capital or otherwise.

For further information, see the section entitled “Proposal 2 — The Business Combination Proposal — Certain Unaudited Renters Warehouse Prospective Financial Information.” Accordingly, Appreciate’s future financial condition and results of operations may differ materially from the Projections. Appreciate’s failure to achieve our projected results could harm the trading price of Appreciate Common Stock and Appreciate Warrants and its financial position following the completion of the Business Combination. Neither PTIC II nor Renters Warehouse have any duty to update the financial projections included in this proxy statement.

The Business Combination is subject to conditions including certain conditions that may not be satisfied on a timely basis, if at all.

Even if the Business Combination is approved by the PTIC II Stockholders and the holders of Existing Renters Warehouse LLC Interests, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section entitled “Proposal 2 — The Business Combination Proposal — Conditions to the Closing of the Business Combination.” PTIC II and Renters Warehouse may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause PTIC II and Renters Warehouse to each forgo some or all of the intended benefits of the Business Combination. In addition, any substantial delay in the closing of the Business Combination could have a material adverse effect on PTIC II’s ability to consummate an alternative business combination and on Renters Warehouse’s results of operations, cash flows and liquidity. Even if the PTIC II Charter Amendment Proposal and the Business Combination Proposal are approved, the Nasdaq Listing Condition may not be satisfied, and we would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition by PTIC II, Renters Warehouse and Lake Street or satisfy the initial conditions to the availability of the Committed Equity Facility without a waiver from CF Principal. For more information, see the sections entitled “Proposal No. 1 — The PTIC II Charter Amendment Proposal — Reasons for the Amendments” and “Risk Factors — Risks Related to PTIC II and the Business Combination — We cannot assure you that the Nasdaq Listing Condition will be satisfied or that Appreciate will be able to comply with the continued listing standards of Nasdaq if it is listed. If the Nasdaq Listing Condition is not satisfied, we would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition.”

Past performance by PTIC II, including its management team and Affiliates, may not be indicative of future performance of an investment in PTIC II or the Combined Company.

Information regarding performance is presented for informational purposes only. Any past experience or performance of our management team (including with respect to PropTech Acquisition Corporation), PTIC II or its Affiliates is not a guarantee of either (i) our ability to successfully execute a business combination or (ii) success with respect to any business combination that we may consummate, including the Business Combination. You should not rely on the historical record of PTIC II or its Affiliates as indicative of the ability to successfully consummate this Business Combination.

The Proposed Governing Documents will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for substantially all disputes between Appreciate and its stockholders.

The Proposed Governing Documents that will be effective upon consummation of the Business Transaction provide that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Appreciate or any of Appreciate’s directors, officers or other employees, which may discourage lawsuits with respect to such claims. However, stockholders will not be deemed to have waived Appreciate’s compliance with the federal securities laws and the rules and regulations thereunder and this provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act, which provides for the exclusive jurisdiction of the federal courts with respect to all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, or the Securities Act. Further, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Governing Documents provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision with respect to suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. If a court were to find the choice of forum provision contained in the Proposed Governing Documents to be inapplicable or unenforceable in an action, Appreciate may incur additional costs associated with resolving such action in other jurisdictions, which could harm Appreciate’s business, results of operations and financial condition.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

The Warrants are accounted for as liabilities and the changes in value of the Warrants could have a material effect on our financial results.

The Warrants are classified as liabilities. Under this accounting treatment, we are required to measure the fair value of the Warrants at the end of each reporting period and recognize changes in the fair value from the prior period in our operating results for the current period. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside our control. We expect that we will recognize non-cash gains or losses due to the quarterly fair valuation of the Warrants and that such gains or losses could be material.

If approximately 39.7% or more of the shares of PTIC II Class A Common Stock are redeemed prior to the Business Combination, Appreciate, following the Business Combination, will be a controlled company, and thus will not be subject to all of the corporate governance rules of Nasdaq. If Appreciate is a controlled company following the Business Combination, you will not have the same protections afforded to stockholders of companies that are subject to such requirements.

If approximately 39.7% or more shares of PTIC II Class A Common Stock are redeemed prior to the Business Combination, we expect that Appreciate, following the Business Combination, will be considered a “controlled company” under the rules of Nasdaq. Controlled companies are exempt from the Nasdaq corporate governance rules requiring that listed companies have (i) a majority of the board of directors consist of “independent” directors under the listing standards of Nasdaq, (ii) a governance and nominating committee composed entirely of independent directors and a written governance and nominating committee charter meeting the Nasdaq requirements and (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of Nasdaq. Following the Business Combination, we expect that the Board of Appreciate will be comprised of eight (8) directors, only five (5) of whom will qualify as independent directors; and we otherwise expect to take advantage of the other exemptions described above for so long as we are a controlled company. If we use some or all of these exemptions, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

INFORMATION ABOUT THE PARTIES TO THE BUSINESS COMBINATION

PropTech Investment Corporation II

PTIC II is a blank check company incorporated as a Delaware corporation organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. For more information regarding PTIC II, see the section entitled “Information About PTIC II” beginning on page 188.

RW National Holdings, LLC

Renters Warehouse is an SFR services company serving a diverse base of individual and institutional investors through an end-to-end technology platform. With a focus on the services segment of the SFR industry, Renters Warehouse operates an asset-light model and does not own SFR real estate. Renters Warehouse’s SFR services include marketplace and management services provided to both individual and institutional investors. Renters Warehouse and its franchisees provide services across 42 locations in 19 states. In all its locations, Renters Warehouse is licensed as a real estate broker, allowing it to participate in the Multiple Listing Service. Renters Warehouse currently serves more than 12,000 investors and manages approximately 15,000 properties with a gross property value exceeding $4.0 billion.

THE SPECIAL MEETING OF PTIC II STOCKHOLDERS

General

PTIC II is furnishing this proxy statement to PTIC II Stockholders as part of the solicitation of proxies by the PTIC II Board for use at the Special Meeting of PTIC II to be held on            , 2022, and at any adjournment or postponement thereof. This proxy statement is first being furnished to PTIC II Stockholders on or about            , 2022 in connection with the vote on the Stockholder Proposals. This proxy statement provides PTIC II Stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on            , 2022,            a.m., Eastern Time, via live webcast at the following address: www.cstproxy.com/proptechinvestmentcorpii/2022.

Purpose of the PTIC II Special Meeting

At the Special Meeting, PTIC II is asking holders of PTIC II Common Stock to consider and vote upon:

•        a proposal to approve and adopt by the affirmative vote of the holders of at least sixty-five percent (65%) of the outstanding shares of PTIC II Common Stock, as of the record date, the amendments to the Existing Charter;

•        a proposal to approve and adopt by the affirmative vote of the majority of votes cast by the holders of PTIC II Common Stock present (by virtual attendance or by proxy) and entitled to vote thereon at the Special Meeting, the Business Combination Agreement, including the Business Combination, and the transactions contemplated thereby;

•        a proposal to approve by the affirmative vote of the holders of at least a majority of the aggregate voting power of the outstanding shares of PTIC II Common Stock, as of the record date, the Proposed Appreciate Charter;

•        in addition to the approval of the Proposed Appreciate Charter, the stockholders are also separately being presented with the following nine (9) Advisory Governing Documents Proposals for stockholder approval on a non-binding advisory basis (not otherwise required by Delaware and separate and apart from approval of the Appreciate Charter Proposal), in accordance with the SEC guidance to give stockholders the opportunity to present their separate views on certain corporate governance provisions in the Proposed Governing Documents, being the affirmative vote of the majority of votes cast by the holders of PTIC II Common Stock present (by virtual attendance or by proxy) and entitled to vote thereon at the Special Meeting:

•        to change PTIC II’s name to “Appreciate Holdings, Inc.”;

•        to remove certain provisions related to PTIC II’s status as a special purpose acquisition company;

•        to increase the amount of authorized shares of capital stock from 111,000,000 shares of capital stock, par value $0.0001 per share, of consisting of (a) 110,000,000 shares of PTIC II Common Stock, including (i) 100,000,000 shares of PTIC II Class A Common Stock, and (ii) 10,000,000 shares of PTIC II Class B Common Stock, and (b) 1,000,000 shares of PTIC II Preferred Stock, to 201,000,000 shares of capital stock, par value $0.0001 per share, consisting of (a) 200,000,000 shares of Appreciate Common Stock, including (i) 100,000,000 shares of Appreciate Class A Common Stock, and (ii) 100,000,000 shares of Appreciate Class B Common Stock, and (b) 1,000,000 shares of Appreciate Preferred Stock;

•        to provide that, unless Appreciate consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of Appreciate, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of Appreciate to Appreciate or its stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against Appreciate or any current or former director, officer, other employee, agent or stockholder of Appreciate (a) arising pursuant to any provision of the DGCL or the Proposed Governing Documents or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Governing Documents, or (v) any action asserting a claim against Appreciate or any current or former director, officer, other employee, agent or stockholder of Appreciate governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (v), to the fullest extent permitted by applicable law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act as to which the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum. Notwithstanding the foregoing, this will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions; and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. Failure to enforce the foregoing provisions would cause Appreciate irreparable harm and Appreciate shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of Appreciate shall be deemed to have notice of and to have consented to the exclusive forum provisions;

•        to absolve certain Appreciate Stockholders from certain competition and corporate opportunities obligations;

•        to opt out of Section 203 of the DGCL;

•        to change how the Proposed Governing Documents may be amended, altered, replaced or rescinded;

•        to provide that (1) no stockholders will have cumulative voting rights, (2) any newly-created directorship and any vacancy occurring in the Appreciate Board shall be filled by the affirmative vote of a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders), (3) any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of at least 66⅔% in voting power of all the then outstanding shares of Appreciate Common Stock entitled to vote generally in the election of directors, voting together as a single class and (4) the total number of directors constituting the whole Appreciate Board shall, (a) as of the date of the Proposed Appreciate Charter, initially be eight (8) and (b) thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time by a majority of the Appreciate Board; and that the directors elected by any holders of Appreciate Preferred Stock shall be in addition to the number fixed pursuant to the Proposed Appreciate Charter; and

•        to allow Appreciate Stockholders to call special meetings and act by written consent.

•        a proposal to approve by the affirmative vote of the majority of votes cast by the holders of PTIC II Common Stock present (by virtual attendance or by proxy) and entitled to vote thereon at the Special Meeting, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of (a) the issuance of shares of Appreciate Class A Common Stock and Appreciate Class B Common Stock, (i) pursuant to the terms of the Business Combination Agreement, (ii) upon the exchange of the Company Units (as defined in the Business Combination Agreement) pursuant to the A&R LLC Agreement and (iii) upon the conversion, in accordance with the Proposed Appreciate Charter, of any such Appreciate Common Stock issued pursuant to (i) or (ii);

•        a proposal to approve by the affirmative vote of the majority of votes cast by the holders of PTIC II Common Stock present (by virtual attendance or by proxy) and entitled to vote thereon at the Special Meeting, the Equity Incentive Plan;

•        a proposal to approve by the affirmative vote of the majority of votes cast by the holders of PTIC II Common Stock present (by virtual attendance or by proxy) and entitled to vote thereon at the Special Meeting, the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Condition Precedent Proposals would not be duly approved and adopted by our stockholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived.

Each of the Business Combination Proposal, the Appreciate Charter Proposal and the Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Business Combination is not conditioned on the Advisory Governing Documents Proposals, the Equity Incentive Plan Proposal or the Adjournment Proposal.

Recommendation of the PTIC II Board

The PTIC II Board believes that the Business Combination Proposal and the other Stockholder Proposals to be presented at the Special Meeting are in the best interest of PTIC II and its stockholders and unanimously recommends that its stockholders vote “FOR” the PTIC II Charter Amendment Proposal, “FOR” the Business Combination Proposal, “FOR” the Appreciate Charter Proposal, “FOR” each of the separate Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting. The PTIC II Board’s unanimous determination to recommend that stockholders vote “FOR” all of the Stockholder Proposals has taken into account certain updated financial projections of Renters Warehouse provided to the PTIC II Board in September 2022. See “The Business Combination Proposal — September 2022 Update to Renters Warehouse Projected Financial Information.”

The existence of financial and personal interests of one or more of PTIC II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of PTIC II and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, PTIC II’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. For example, the fact that following the completion of the Business Combination, each of M. Joseph Beck and Gloria Fu will be a member of the board of directors of the Combined Company. As such, in the future, each of Mr. Beck and Ms. Fu will receive any cash fees, stock options or stock awards that the board of directors of the Combined Company determines to pay to its directors following the completion of the Business Combination. See the section entitled “Proposal No. 2 — Business Combination Proposal — Interests of PTIC II Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

PTIC II Stockholders holding shares in “street name” will be entitled to vote or direct votes to be cast at the Special Meeting if they owned PTIC II Common Stock at the close of business on October 4, 2022, which is the record date for the Special Meeting. Stockholders will have one vote for each share of PTIC II Common Stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 28,750,000 shares of PTIC II Common Stock issued and outstanding, of which 23,000,000 were issued and outstanding shares of PTIC II Class A Common Stock.

Quorum

A quorum of PTIC II Stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if one or more stockholders who together hold not less than a majority of the issued and outstanding

PTIC II Common Stock entitled to vote at the Special Meeting are represented in person, by virtual attendance or by proxy at the Special Meeting. As of the record date for the Special Meeting, 14,375,001 shares of PTIC II Common Stock present at the Special Meeting would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” will count as present for the purpose of establishing a quorum, will have the same effect as a vote “AGAINST” the PTIC II Charter Amendment Proposal and the Appreciate Charter Proposal and will have no effect on the outcome of the remaining Stockholder Proposals. If a PTIC II Stockholder who holds his, her or its PTIC II Common Stock in “street name” through a broker or other nominee fails to give voting instructions to such broker or other nominee on all of the Stockholder Proposals set forth in this proxy statement, such shares of PTIC II Common Stock will not be counted for the purposes of establishing a quorum. However, so long as the PTIC II Stockholder has given the broker or other nominee voting instructions on at least one of the Stockholder Proposals, such shares will count as present for the purposes of establishing a quorum. Proxies relating to “street name” shares that are returned to PTIC II but marked by brokers as “not voted” will have the same effect as a vote “AGAINST” the PTIC II Charter Amendment Proposal and the Appreciate Charter Proposal and will have no effect on the remaining Stockholder Proposals.

Vote Required for Approval

The approval of the PTIC II Charter Amendment Proposal required the affirmative vote of at least sixty-five percent (65%) of the aggregate voting power of the outstanding shares of PTIC II Common Stock. Accordingly, a PTIC II Stockholder’s failure to vote by virtual attendance or by proxy at the Special Meeting, an abstention from voting or a broker non-vote will each have the same effect as a vote “AGAINST” the PTIC II Charter Amendment Proposal.

The approval of the Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) requires the affirmative vote of the majority of votes cast by the holders of shares of PTIC II Common Stock present (by virtual attendance or by proxy) and entitled to vote thereon at the Special Meeting. Accordingly, none of a PTIC II Stockholder’s failure to vote by virtual attendance or by proxy at the Special Meeting, a broker non-vote or an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the Business Combination Proposal.

The approval of the Appreciate Charter Proposal requires the affirmative vote of the holders of at least a majority of the aggregate voting power of the outstanding shares of PTIC II Common Stock. Accordingly, a PTIC II Stockholder’s failure to vote by virtual attendance or by proxy at the Special Meeting, an abstention from voting or a broker non-vote will each have the same effect as a vote “AGAINST” the PTIC II Charter Amendment Proposal.

The approval of each of the Advisory Governing Documents Proposals, each of which is a non-binding advisory vote, requires the affirmative vote of the majority of votes cast by the holders of shares of PTIC II Common Stock present (by virtual attendance or by proxy) and entitled to vote thereon at the Special Meeting. Accordingly, none of a PTIC II Stockholder’s failure to vote by virtual attendance or by proxy at the Special Meeting, a broker non-vote or an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the Advisory Governing Documents Proposal.

The approval of the Nasdaq Proposal requires the affirmative vote of the majority of votes cast by the holders of shares of PTIC II Common Stock present (by virtual attendance or by proxy) and entitled to vote thereon at the Special Meeting. Accordingly, none of a PTIC II Stockholder’s failure to vote by virtual attendance or by proxy at the Special Meeting, a broker non-vote or an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the Nasdaq Proposal.

The approval of the Equity Incentive Plan Proposal requires the affirmative vote of the majority of votes cast by the holders of shares of PTIC II Common Stock present (by virtual attendance or by proxy) and entitled to vote thereon at the Special Meeting. Accordingly, none of a PTIC II Stockholder’s failure to vote by virtual attendance or by proxy at the Special Meeting, a broker non-vote or an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the Equity Incentive Plan Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of the majority of votes cast by the holders of shares of PTIC II Common Stock present (by virtual attendance or by proxy) and entitled to vote thereon at the Special Meeting. Accordingly, none of a PTIC II Stockholder’s failure to vote by virtual attendance or by proxy at the Special Meeting, a broker non-vote or an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the Adjournment Proposal.

Each of the Business Combination Proposal, the Appreciate Charter Proposal and the Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Condition Precedent Proposals are not conditioned on the PTIC II Charter Amendment Proposal, the Advisory Governing Documents Proposals, the Equity Incentive Plan Proposal or the Adjournment Proposal.

Voting Your Shares

Each share of PTIC II Common Stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of PTIC II Common Stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you are a record owner of your shares, there are two ways to vote your shares of PTIC II Common Stock at the Special Meeting:

•        You can vote by signing and returning the enclosed proxy card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the PTIC II Board “FOR” the PTIC II Charter Amendment Proposal, “FOR” the Business Combination Proposal, “FOR” the Appreciate Charter Proposal, “FOR” each of the separate Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•        You can attend the Special Meeting and vote in person by virtual attendance.    You will be able to attend the Special Meeting online and vote during the Special Meeting by visiting www.cstproxy.com/proptechinvestmentcorpii/2022 and entering the control number included on your proxy card or on the instructions that accompanied your proxy materials, as applicable. If you wish to vote in person by virtual attendance, you will receive a ballot when you arrive. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Special Meeting and vote in person by virtual attendance and your shares are held in “street name,” you must get a valid legal proxy from the broker, bank or other nominee. That is the only way PTIC II can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify PTIC II’s secretary in writing before the Special Meeting that you have revoked your proxy; or

•        you may attend the Special Meeting, revoke your proxy, and vote in person by virtual attendance, as indicated above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of PTIC II Class A Common Stock, you may call Morrow, our proxy solicitor, by calling (800) 662-5200 (toll-free) or (203) 658-9400, or by emailing PTIC@investor.morrowsodali.com.

Redemption Rights

In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, any PTIC II Class A Stockholders may request that PTIC II redeem all or a portion of its PTIC II Class A Common Stock for cash if the Business Combination is consummated. As a PTIC II Class A Stockholder, you will be entitled to receive cash for any shares of PTIC II Class A Common Stock to be redeemed only if you:

i.       (a) hold shares of PTIC II Class A Common Stock or (b) hold shares of PTIC II Class A Common Stock through PTIC II Units and you elect to separate your PTIC II Units into the underlying shares of PTIC II Class A Common Stock and Public Warrants prior to exercising your redemption rights with respect to the shares of PTIC II Class A Common Stock;

ii.      prior to 5:00 p.m., Eastern Time, on            , 2022, submit a written request to CST, PTIC II’s transfer agent, in which you (a) request that PTIC II redeem all or a portion of your PTIC II Class A Common Stock for cash, and (b) identify yourself as the beneficial holder of the PTIC II Class A Common Stock and provide your legal name, phone number and address; and

iii.     prior to 5:00 p.m., Eastern Time, on            , 2022, deliver your shares of PTIC II Class A Common Stock to CST, PTIC II’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their shares of PTIC II Class A Common Stock in the manner described above prior to 5:00 p.m., Eastern Time, on            , 2022 (two (2) business days before the Special Meeting) in order for their shares to be redeemed.

Holders of PTIC II Units must elect to separate the units into the underlying shares of PTIC II Class A Common Stock and Public Warrants prior to exercising redemption rights with respect to the PTIC II Class A Common Stock. Holders of PTIC II Units that hold their PTIC II Units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying shares of PTIC II Class A Common Stock and Public Warrants, or if a holder holds units registered in its own name, the holder must contact CST, PTIC II’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to CST, PTIC II’s transfer agent, in order to validly redeem its shares. PTIC II Class A Stockholders may elect to redeem all or a portion of the PTIC II Class A Common Stock held by them regardless of if or how they vote in respect of (i) the PTIC II Charter Amendment Proposal, but only if the PTIC II Charter Amendment Proposal is approved and adopted by the PTIC II Board and the amendment to the Existing Charter is effected, which would only occur if the Business Combination is consummated substantially concurrently with such amendment or (ii) the Business Combination Proposal. If the Business Combination is not consummated, the shares of PTIC II Class A Common Stock will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a PTIC II Class A Stockholder properly exercises its right to redeem all or a portion of the PTIC II Class A Common Stock that it holds and timely delivers its shares to CST, PTIC II’s transfer agent, PTIC II will redeem such shares of PTIC II Class A Common Stock for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two (2) business days prior to the vote at the Special Meeting. For illustrative purposes, this would have amounted to approximately $10.00 per issued and outstanding share of PTIC II Class A Common Stock, based on 23,000,000 shares subject to possible redemption as of June 30, 2022. If a PTIC II Class A Stockholder exercises its redemption rights in full, then it will be electing to exchange its shares of PTIC II Class A Common Stock for cash and will no longer own PTIC II Class A Common Stock.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of Appreciate Class A Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed business combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request for redemption, once made by a PTIC II Class A Stockholder, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If you deliver your shares for redemption to CST, PTIC II’s transfer agent, and later decide prior to the Special Meeting not to elect redemption, you may request that CST, PTIC II’s transfer agent, return the shares (physically or electronically) to you. You may make such request by contacting CST, PTIC II’s transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by CST, PTIC II’s transfer agent, prior to the vote taken on the Business Combination Proposal at the Special Meeting. No request for redemption will be honored unless the holder’s shares of PTIC II Class A Common Stock have been delivered (either physically or electronically) to CST, PTIC II’s transfer agent, at least two (2) business days prior to the vote at the Special Meeting.

Notwithstanding the foregoing, a PTIC II Class A Stockholder, together with any affiliate of such PTIC II Class A Stockholder or any other person with whom such PTIC II Class A Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its PTIC II Class A Common Stock with respect to more than an aggregate of 15% of the PTIC II Class A Common Stock. Accordingly, if a PTIC II Class A Stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the PTIC II Class A Common Stock, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and the Other PTIC II Class B Stockholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their PTIC II Common Stock in favor of the proposals being presented at the Special Meeting and waive their redemption rights with respect to such PTIC II Common Stock in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement, the Sponsor and the Other PTIC II Class B Stockholders own approximately 20% of the issued and outstanding PTIC II Common Stock. See the section entitled “Certain Relationships and Related Party Transactions — PTIC II Related Party Transactions — Sponsor Letter Agreement” in the accompanying proxy statement for more information related to the Sponsor Letter Agreement.

Holders of the Warrants will not have redemption rights with respect to the Warrants.

The closing price of PTIC II Units on June 30, 2022 was $9.86 per share. For illustrative purposes, as of June 30, 2022, funds in the Trust Account plus accrued interest thereon totaled approximately $230.0 million, or $10.00 per issued and outstanding share of PTIC II Class A Common Stock.

Prior to exercising redemption rights, PTIC II Class A Stockholders should verify the market price of the PTIC II Class A Common Stock as they may receive higher proceeds from the sale of their PTIC II Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. PTIC II cannot assure its stockholders that they will be able to sell their PTIC II Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

Appraisal Rights

PTIC II Class A Stockholders, holders of the Warrants, the Other PTIC II Class B Stockholders and the Sponsor will not have appraisal rights under Delaware law or otherwise in connection with the Business Combination Proposal or the other Stockholder Proposals. Appraisal rights are available to PTIC II Class B Stockholders (except for the Other PTIC II Class B Stockholders and the Sponsor) who strictly comply with the procedures set forth in Section 262 of the DGCL in connection with the Business Combination. For additional information, see the section entitled “Appraisal Rights.”

Proxy Solicitation Costs

PTIC II is soliciting proxies on behalf of the PTIC II Board. This solicitation is being made by mail but also may be made by telephone, by facsimile, on the internet or in person. PTIC II and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. PTIC II will file with the SEC all scripts and other electronic communications as proxy soliciting materials. PTIC II will bear the cost of the solicitation.

PTIC II has hired Morrow to assist in the proxy solicitation process. PTIC II will pay that firm a fee of $30,000 plus disbursements and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Such fee will be paid with non-Trust Account funds.

PTIC II will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. PTIC II will reimburse them for their reasonable expenses.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding PTIC II or its securities, the Initial Stockholders and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of PTIC II Class A Common Stock. In such transactions, the purchase price for the PTIC II Class A Common Stock will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the PTIC II Class A Common Stock they acquire in such transactions. However, any PTIC II Class A Common Stock acquired by the persons described above would not be voted in connection with the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the PTIC II Class A Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. PTIC II will file a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of PTIC II Class A Common Stock purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of PTIC II Class A Ordinary Shares for which PTIC II has received redemption requests.

PROPOSAL NO. 1 — THE PTIC II CHARTER AMENDMENT PROPOSAL

Overview

As discussed in this proxy statement, PTIC II is asking its stockholders to approve the PTIC II Charter Amendment Proposal. The PTIC II Charter Amendment Proposal is not conditioned on any other proposal, though the resolution contemplated by the PTIC II Charter Amendment Proposal will be adopted only if the Business Combination Proposal is approved and all other conditions to the consummation of the Business Combination are satisfied or waived. PTIC II Class A Stockholders may elect to redeem their PTIC II Class A Common Stock in connection with (i) the PTIC II Charter Amendment Proposal, but only if the PTIC II Charter Amendment Proposal is approved and adopted by the PTIC II Board and the amendment to the Existing Charter is effected, which would only occur if the Business Combination is consummated substantially concurrently with such amendment or (ii) the Business Combination Proposal, even if they vote for the PTIC II Charter Amendment Proposal or the Business Combination Proposal.

Reasons for the Amendments

PTIC II Stockholders are being asked to adopt the proposed amendments to the Existing Governing Documents, prior to the Business Combination, which, in the judgment of the PTIC II Board, may be necessary to facilitate the Business Combination. The Existing Governing Documents limit PTIC II’s ability to consummate a Business Combination, or to redeem PTIC II Class A Common Stock in connection with a Business Combination, if it would cause PTIC II to have less than $5,000,001 in net tangible assets. The purpose of such limitation is to ensure that the shares of PTIC II Class A Common Stock are not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the PTIC II Class A Common Stock and the Appreciate Class A Common Stock, if listed, would not be deemed to be a “penny stock” since it would be listed on Nasdaq, the PTIC II Board believes the $5,000,001 net tangible assets requirement in the Existing Governing Documents is not required to ensure that the PTIC II Class A Common Stock and the Appreciate Class A Common Stock, if listed, would not be “penny stock.” PTIC II is presenting the PTIC II Charter Amendment Proposal to facilitate the consummation of the Business Combination. In connection with the approval of the PTIC II Charter Amendment Proposal, the parties to the Business Combination Agreement have waived the Net Tangible Assets Condition, subject to the approval of the PTIC II Charter Amendment Proposal and the Business Combination Proposal. If the PTIC II Charter Amendment Proposal is not approved and there are significant requests for redemption such that PTIC II’s net tangible assets would be less than $5,000,001 upon the consummation of the Business Combination, we would be unable to consummate the Business Combination even if all other conditions to Closing are met. Even if the PTIC II Charter Amendment Proposal and the Business Combination Proposal are approved, the Nasdaq Listing Condition may not be satisfied, and we would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition by PTIC II, Renters Warehouse and Lake Street or satisfy the initial conditions to the availability of the Committed Equity Facility without a waiver from CF Principal. If we are unable to meet the Nasdaq Listing Condition, the Nasdaq Listing Condition is waived and the Business Combination is consummated but Appreciate is not listed on Nasdaq or any other national securities exchange, Appreciate may become subject to the “penny stock” rules, which would make it more difficult to trade the Appreciate Class A Common Stock. For more information, see the sections entitled “Proposal No. 1 — The PTIC II Charter Amendment Proposal — Reasons for the Amendments” and “Risk Factors — Risks Related to PTIC II and the Business Combination — We cannot assure you that the Nasdaq Listing Condition will be satisfied or that Appreciate will be able to comply with the continued listing standards of Nasdaq if it is listed. If the Nasdaq Listing Condition is not satisfied, we would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition” and “— If not listed on the Nasdaq or other national securities exchange, the shares of Appreciate Class A Common Stock may become subject to the “penny stock” rules, and it would become more difficult to trade Appreciate’s shares.”

Vote Required for Approval

The PTIC II Charter Amendment Proposal is not conditioned on any other proposal, though the amendments contemplated by the PTIC II Charter Amendment Proposal will be adopted substantially concurrently with the Business Combination only if the Business Combination Proposal is approved, all other conditions to the consummation of the Business Combination are satisfied or waived and the Business Combination is consummated. The approval of the PTIC II Charter Amendment Proposal requires the affirmative vote of at least a sixty-five percent (65%) of the aggregate voting power of the issued and outstanding shares of PTIC II Common Stock as of the record date for the Special Meeting. Accordingly, a PTIC II Stockholder’s failure to vote by virtual attendance or by proxy at the Special Meeting, an abstention from voting or a broker non-vote will each have the same effect as a vote “AGAINST” the PTIC II Charter Amendment Proposal.

As of the date of this proxy statement, the Initial Stockholders have agreed to vote any PTIC II Common Stock owned by them in favor of the PTIC II Charter Amendment Proposal. As of the record date, the Sponsor and the Other PTIC II Class B Stockholders have agreed to vote all shares of PTIC II Common Stock owned by them in favor of the Business Combination Proposal, which reflects approximately 20% of the issued and outstanding shares of PTIC II Common Stock. As a result, in addition to the Sponsor and the Other PTIC II Class B Stockholders, approval of the PTIC II Charter Amendment Proposal will require the affirmative vote of at least 12,962,500 shares of PTIC II Common Stock held by Public Stockholders (or approximately 56.4% of the issued and outstanding shares of PTIC II Class A Common Stock).

Resolution

The full text of the resolution to be voted upon is as follows:

RESOLVED that subject to the approval and adoption of Proposal No. 2 (the Business Combination Proposal):

(i)     Section 9.2(a) be deleted in its entirety and be replaced with the following new Section 9.2(a):

“Prior to the consummation of the initial Business Combination, the Corporation shall provide Public Stockholders with the opportunity to have their Offering Shares redeemed by means of a tender offer pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Such obligation to repurchase Offering Shares is subject to the completion of the proposed Business Combination to which it relates. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.”

(ii)     the phrase “Exchange Act” in Section 9.2(b) be deleted in its entirety and replaced with the following:

“Securities Exchange Act of 1934, as amended (the “Exchange Act”)”

(iii)   Section 9.2(e) be deleted in its entirety and be replaced with the following new Section 9.2(e):

“If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.”

(iv)   Section 9.2(f) be deleted in its entirety:

(v)    Section 9.7 be deleted in its entirety and be replaced with the following new Section 9.7:

“If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) to modify (i) the substance or timing of the ability of Public Stockholders to seek redemption in connection with an initial Business Combination or the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within twenty-four (24) months from the date of the closing of the Offering or (ii) any other provisions relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares.”

Recommendation of the PTIC II Board

THE PTIC II BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE PTIC II CHARTER AMENDMENT PROPOSAL.

PROPOSAL NO. 2 — THE BUSINESS COMBINATION PROPOSAL

General

PTIC II Stockholders are being asked to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. PTIC II Stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement. The first, second, third and fourth amendments to the Business Combination Agreement are attached hereto as Annex A-I, Annex A-II, Annex A-III, and Annex A-IV respectively. Please see the section entitled “— The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal. Capitalized terms not defined in this section have the meanings ascribed to them in the Business Combination Agreement.

PTIC II may consummate the Business Combination only if it is approved by affirmative vote of the majority of votes cast by the holders of PTIC II Common Stock present (by virtual attendance or by proxy) and entitled to vote thereon at the Special Meeting. Accordingly, none of a PTIC II Stockholder’s failure to vote by virtual attendance or by proxy at the Special Meeting, a broker non-vote or an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the Business Combination Proposal.

The Background of the Business Combination Agreement

The terms of the Business Combination Agreement are the result of negotiations between PTIC II, Renters Warehouse and their respective representatives. The following is a brief description of the background of these negotiations.

PTIC II is a blank check company incorporated on August 6, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. In conducting a targeted search for a business combination target, as described in greater detail below, PTIC II utilized the global network and the investing, industry and sector, and transaction experience of PTIC II’s management and the PTIC II Board as well as PTIC II’s advisors, with the intention of focusing its search for a target business that provides technological innovation to the real estate industry.

On August 6, 2020, prior to the closing of PTIC II’s IPO, PTIC II issued 5,031,250 shares of PTIC II Class B Common Stock to the Sponsor in exchange for a capital contribution of $25,000, or approximately $0.005 per share. On September 30, 2020, the Sponsor transferred shares of PTIC II Class B Common Stock to the Initial Stockholders as follows: (a) 25,000 shares of PTIC II Class B Common Stock to each of Messrs. Blake and Leeney, Mses. Robinson and Fu, each a director of PTIC II and Dr. Arnold, one of PTIC II’s then-senior advisors and (b) 30,000 shares of PTIC II Class B Common Stock to Ms. Whelan, a director of PTIC II. On December 3, 2020, PTIC II effected a stock dividend of approximately 0.143 shares for each share of PTIC II Class B Common Stock outstanding, resulting in the Initial Stockholders holding an aggregate of 5,750,000 shares of PTIC II Class B Common Stock. PTIC II’s officers, directors and a senior advisor also re-transferred an aggregate of 22,143 shares back to the Sponsor.

On December 8, 2020, PTIC II consummated an IPO of 23,000,000 PTIC II Units, including 3,000,000 PTIC II Units that were issued pursuant to the full exercise of the underwriters’ over-allotment option. Each PTIC II Unit consists of one share of PTIC II Class A Common Stock and one-third (1/3) of one (1) redeemable Public Warrant, with each whole Public Warrant entitling the holder thereof to purchase one (1) share of PTIC II Class A Common Stock for $11.50 per share. The PTIC II Units were sold at a price of $10.00 per PTIC II Unit, generating gross proceeds of approximately $230.0 million.

Simultaneously with the closing of PTIC II’s IPO, PTIC II also consummated the private sale of 4,833,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of approximately $7.3 million. The Private Placement Warrants are identical to the Public Warrants underlying the PTIC II Units sold in PTIC II’s IPO, except that the Private Placement Warrants are not transferable, assignable or capable of being sold until after the completion of an initial business combination, subject to certain limited exceptions. Each whole warrant entitles the holder thereof to purchase one share of PTIC II Class A Common Stock at a price of $11.50 per share, subject to certain adjustments.

Prior to the consummation of PTIC II’s IPO, neither PTIC II, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving PTIC II.

Renters Warehouse has regularly engaged in review and evaluation of financing and strategic alternatives, including obtaining financing through private offerings of debt or equity securities, an initial public offering of its securities, and business combinations. Since acquiring a majority of the outstanding interests in Renters Warehouse in 2015, Northern Pacific Group Investment Partners, L.P. (“NPG”) has principally funded Renters Warehouse through a mix of debt and equity instruments. In 2021, Renters Warehouse engaged JMP Financial to evaluate its strategic alternatives and to pursue third party financing. In October 2021, Renters Warehouse also hired Moelis & Company to explore strategic alternatives, which led to preliminary merger discussions with a publicly-traded entity that both parties eventually did not pursue. In February 2022, Renters Warehouse retained Northland to advise on a “traditional” initial public offering. Northland has in the past provided, and may in the future provide, investment banking, financial advisory and/or other financial or consulting services to PTIC II and/or Renters Warehouse. For example, Northland acted as a lead manager in the IPO and has also provided advisory services to portfolio companies of certain minority stockholders of Renters Warehouse. While Renters Warehouse was pursuing this option, Renters Warehouse also entered into discussions with three potential special purpose acquisition company partners, one of which was PTIC II, who had been introduced by Northland. Renters Warehouse ultimately decided to go public through a special purpose acquisition company transaction with PTIC II. Among the considerations of Renters Warehouse’s board of managers to select PTIC II included PTIC II’s focus on technologies that impact the real estate industry, the Sponsor’s successful track record of closing special purpose acquisition company transactions in that industry segment with low redemption rates, and the sophistication and determination of PTIC II’s sponsor team.

Between December 9, 2020, the day after PTIC II’s IPO, and March 24, 2022, the date on which PTIC II entered into exclusivity with Renters Warehouse (as further described below), PTIC II conducted an active search for potential business combination targets, leveraging its and its advisors relationships with leading property technology company founders, executives of private and public companies, venture capitalists and growth equity fund managers, as well as the extensive network and relationships of Cantor Fitzgerald & Co. (“Cantor”), Northland and other investment banks. The focus of this search was to identify potential business combination targets in property technology, which PTIC II’s directors and officers believed, based on their experience, could satisfy all (or a portion of) certain key criteria for a business combination target, which include, among others: (a) a category winning market position with a defensible business model and competitive advantages; (b) a capable, experienced management team with a track record of driving growth and that have a long-term vision for the future of their businesses; (c) a scalable platform pursuing large market opportunities in industries with the potential for disruption and technological advancements and horizontal and/or vertical consolidation; (d) consistent organic revenue growth with attractive unit economics and potential for future top line growth and margin expansion; (e) the ability to generate attractive returns on capital and has a compelling use for capital to achieve its growth strategy; and (f) public-ready financial systems, processes and controls. PTIC II initiated contact with approximately 116 potential targets (the “Potential Targets”), including privately held assets and assets or divisions owned by publicly traded companies and/or their advisors. Of these Potential Targets, PTIC II entered into non-disclosure agreements with approximately 32 parties, including Renters Warehouse, and PTIC II submitted non-binding indication of interests to 13 potential business combination targets that PTIC II believed, based on, among other things, its and its advisors’ preliminary due diligence, evaluation and analysis, were most suitable for a business combination, which included Potential Targets whose businesses involved real property. The Potential Targets included companies in the sustainable construction technology, property management, commercial real estate, real estate brokerage, and commercial and residential leasing, investment and management industries. PTIC II engaged in varying levels of discussions, due diligence, evaluation, analysis and negotiations with these Potential Targets, based on, among other factors, interest from, and due diligence access granted by, such Potential Target, PTIC II and its advisors’ beliefs as to which targets could best satisfy PTIC II’s key criteria for a business combination target, the receptivity to, or preparedness of, such Potential Target with respect to a business combination and the terms on which such Potential Target was willing to consider a potential business combination. PTIC II had preliminary discussions with the Potential Targets with respect to their respective businesses and a potential business combination involving such Potential Target and PTIC II. This due diligence, evaluation and analysis involved, among other things, due diligence with respect to, and evaluating and analyzing, each target’s business (including its revenue model, existing and potential product, service offerings and customers), technology, historical and projected future performance (as well as other financial information and growth opportunities), the management team (as well as its ability to lead a public company) and competitive positioning. The Potential Targets were in various categories of the real estate technology industry, including construction, commercial hardware and software, mortgage and alternative financing, residential rental, residential ownership, hospitality and travel, insurance, wellness, and technology-enabled real estate operations and management. Other than in respect of Renters Warehouse and Party A, which are discussed in more detail below, PTIC II submitted non-binding indications of interest to Potential Targets which valued such Potential Targets between $275 million and $1.3 billion and which would result in PTIC II Stockholders holding between 13% and 46% of the Potential Target under various redemption scenarios.

In May 2021, PTIC II executed a binding letter of intent with Party A. Other than Renters Warehouse and Party A, PTIC II did not enter into any binding letters of intent with any of the other above-mentioned counterparties. The binding letter of intent with Party A contained the following key terms: a $3,300 million purchase price with a resulting equity split (assuming no redemptions and $150 million of additional committed financing) of ~85% to Party A stockholders, ~6% to PTIC II Stockholders, ~2% to Sponsor, and ~7% to the PIPE stockholders.

PTIC II engaged in discussions with Party A until the termination of the exclusivity period pursuant to such binding letter of intent, at which time, due to overall deteriorating macro-economic conditions, PTIC II and Party A did not reach agreement in respect of definitive documentation and the parties mutually abandoned the transaction following the expiration of the exclusivity period.

PTIC II began discussions with Renters Warehouse on February 25, 2022, and thereafter held multiple meetings virtually and in-person with Renters Warehouse’s management as well as NPG.

On March 2, 2022, Messrs. Hennessy and Beck had an introductory call with Mr. Laurence, the Chief Executive Officer of Renters Warehouse, Kevin Ortner, the President of Renters Warehouse, and Scott Honour, Managing Partner of NPG, in which they discussed Renters Warehouse’s business and the special purpose acquisition company business combination process.

On March 3, 2022, Messrs. Hennessy and Beck had a follow-up introductory call with Messrs. Laurence, Ortner, and Honour, in which they discussed Renters Warehouse’s business and a potential business combination transaction.

On March 5, 2022, PTIC II and Renters Warehouse entered into a confidentiality agreement with respect to sharing of confidential information.

On March 5, 2022, PTIC II began discussions with Northland in respect of engaging Northland to render a fairness opinion in connection with the proposed business combination and provided Northland with materials related thereto, including disclosures in respect of Northland’s material relationships with PTIC II and Renters Warehouse. On April 7, 2022, at the direction of the PTIC II Board, PTIC II engaged Northland as its financial advisor. On May 11, 2022, Northland provided to the PTIC II Board a summary of its material financial relationships with Renters Warehouse and PTIC II.

On March 9, 2022, representatives of PTIC II management, including Messrs. Hennessy and Beck, met with Mr. Laurence in person in Los Angeles to discuss Renters Warehouse’s business as part of a management due diligence session.

PTIC II conducted commercial and financial due diligence on Renters Warehouse in early March 2022, which led to an indication of interest being submitted to Renters Warehouse’s board of directors on March 11, 2022.

On March 15, 2022 and March 16, 2022, Messrs. Hennessy and Beck held teleconference discussions with Messrs. Laurence and Ortner and certain other representatives of NPG, Northland and other advisors of Renters Warehouse, NPG and PTIC II regarding a preliminary outline of the possible terms of a potential business combination, including the potential sources and uses of such business combination and possible valuations in a business combination.

On March 16, 2022, Messrs. Hennessy and Beck began discussions with Cantor in respect of engaging Cantor to advise on obtaining PIPE financing with respect to the proposed business combination and provided Cantor with materials related thereto. On April 5, 2022, PTIC II formally engaged Cantor as PIPE financial advisor.

On March 17, 2022, a telephonic meeting of the PTIC II Board was held with Messrs. Leeney and Blake and Mses. Fu and Robinson of the PTIC II Board in attendance, and with Messrs. Hennessy and Beck in attendance as representatives of PTIC II’s management. At the meeting representatives of PTIC II provided an overview of the status of ongoing business combination discussions with Renters Warehouse as well as the overall business combination pipeline and process. At the meeting, Mr. Hennessy updated the PTIC II Board regarding the actions taken by Messrs. Hennessy and Beck in connection with PTIC II’s search for a potential business combination target, including meeting with various management teams, stockholders, advisors and investment bankers of Potential Targets. Mr. Hennessy noted that, among other things, PTIC II was engaged in discussions with Renters Warehouse.

On March 18, 2022, Messrs. Laurence and Ortner, as representatives of Renters Warehouse, presented the Renters Warehouse confidential information memorandum to Messrs. Hennessy and Beck, as well as Messrs. Leeney and Blake and Mses. Whelan, Fu and Robinson of the PTIC II Board considered such information before determining to proceed with the submission of a detailed letter of intent.

At the time of a meeting of the PTIC II Board on March 17, 2022, PTIC II were engaged in preliminary discussions with several Potential Targets. Following the above meeting of the PTIC II Board on March 17, 2022 and the Renters Warehouse management presentation on March 18, 2022, PTIC II determined to pursue the potential business combination with Renters Warehouse and abandon the other potential business combination opportunities that it had been analyzing and exploring. At the time of abandonment, PTIC II had not engaged in negotiations with any party (other than Party A as described above, and Renters Warehouse) beyond the submission of the non-binding indications of interest described above, and certain communications with the counterparties as to the status of their internal deliberations. PTIC II determined to pursue the potential business combination with Renters Warehouse and abandon the above described other potential business combination opportunities because of, among other things: (a) the other business combination target pursued an alternative transaction or strategy; (b) the other business combination target did not meet the valuation expectations or other key criteria of PTIC II in a target; (c) PTIC II’s directors’ and officers’ belief that Renters Warehouse was the most attractive potential business combination that met its key criteria in a target; (d) the level of engagement by, and advanced negotiations and discussions with, Renters Warehouse, as compared to the other potential business combination targets; and (e) Renters Warehouse’s preparedness and willingness to devote appropriate resources to negotiating and executing definitive agreements and to consummating a business combination and becoming a public company, as compared to the other potential business combination targets.

On March 18, 2022, PTIC II sent an initial draft letter of intent to Renters Warehouse (as revised, the “LOI”).

On March 23, 2022, representatives of PTIC II, Renters Warehouse (Messrs. Laurence, Ortner and Honour) and certain of their advisors held a teleconference discussion in respect of the LOI. Particularly, Messrs. Hennessy and Beck attended as representatives of PTIC II and Messrs. Laurence, Ortner and Honour attended as representatives of Renters Warehouse.

Between March 23, 2022 and March 24, 2022 following discussions between the parties in respect of the terms of the LOI, representatives of Kirkland & Ellis LLP (“K&E”), counsel to PTIC II, on the one hand, and representatives of Renters Warehouse and Winthrop & Weinstine, P.A. (“Winthrop”), counsel to Renters Warehouse, on the other hand, exchanged multiple revised drafts of the LOI. Over the same period of time, the parties, with assistance from their respective advisors, held numerous conference calls regarding the proposed business terms and generally came to agreement on the key business issues, including, among others: (a) the pre-transaction equity value ascribed to Renters Warehouse (which the parties agreed would be approximately $312.0 million, subject to confirmatory due diligence and appropriate representations, warranties and covenants (and related closing bring-down standards)); (b) the cash and stock split of the purchase price; (c) the key closing conditions (including that there would be no minimum cash condition); (d) the subjection by Renters Warehouse of a portion of its shares to an earn-out upon the closing of the Business Combination; (e) the expected use of proceeds at the consummation of the business combination, including providing funding to support Renters Warehouse’s balance sheet and growth plans, reducing certain of Renters Warehouse’s debt and potentially providing liquidity to certain of the Renters Warehouse unitholders; (f) the intention of the parties to seek private investment in public equity (“PIPE”) of up to $50.0 million in funding (including potentially through the issuance of a convertible note) (the “Potential PIPE Financing”); (g) the process for selecting the composition of the post-closing PTIC II Board; and (h) a proposed timeline for a potential business combination.

At the direction of the PTIC II Board, the PTIC II management team sought to finalize the LOI and on March 25, 2022, after several drafts of the LOI had been exchanged and after extensive negotiations between representatives and advisors of the parties, PTIC II and Renters Warehouse agreed on, and executed, a non-binding (except for the exclusivity provisions described below) LOI, which provided for, among other things, a binding exclusivity period ending on April 24, 2022 (with two automatic extensions of such exclusivity period in the event certain conditions were met).

On March 25, 2022, PTIC II engaged in confirmatory business due diligence and commenced third party commercial, legal, financial, accounting, tax, information technology, insurance and benefits due diligence.

During the first quarter of 2022, Renters Warehouse provided PTIC II and its advisors with access to an online data room for purposes of conducting further business and financial due diligence with respect to Renters Warehouse and its business.

On March 29, 2022, Messrs. Laurence and Ortner, as representatives of Renters Warehouse, Messrs. Hennessy and Beck, as representatives of PTIC II, as well as representatives of Winthrop, K&E, Cantor and Northland, held a virtual meeting during which the parties discussed the timeline and process to signing definitive agreements providing for the potential business combination and discussed and tentatively agreed on a work plan related thereto.

The parties also discussed the current state of the PIPE market, the anticipated and potential PIPE investors and potential alternatives to PIPE financing. Also, during this time Renters Warehouse and PTIC II discussed that, consistent with the LOI, they would seek up to $50.0 million Potential PIPE Financing, which amount would fund, among other things, the potential payoff of certain of Renters Warehouse’s debt obligations and other cash needs of Renters Warehouse following the consummation of the Business Combination.

Between the date of the initial virtual meeting on March 29, 2022 and May 17, 2022, representatives and advisors of each of PTIC II and Renters Warehouse conducted weekly or bi-weekly virtual meetings to discuss progress on, and provide updates with respect to, key work streams and other aspects of the potential business combination and, as needed, further refine the transaction timeline and steps and related work plan. These weekly or bi-weekly virtual meetings were typically attended by Messrs. Laurence and Ortner, as representatives of Renters Warehouse, Messrs. Hennessy and Beck, as representatives of PTIC II.

On March 30, 2022, representatives of Renters Warehouse (Messrs. Laurence and Ortner) held a virtual meeting during which Renters Warehouse provided the confidential information memorandum, which was reviewed and subsequently provided to certain third-party due diligence providers and advisors of PTIC II, including K&E and KPMG LLP (“KPMG”). K&E acted as counsel to PTIC II while KPMG provided accounting advisory services to PTIC II.

On April 7, 2022, PTIC II and Renters Warehouse held a confirmatory due diligence telephone call with Messrs. Laurence, Ortner, Jacobson and Zupfer and Ms. Kopischke, as representatives of Renters Warehouse, Messrs. Hennessy and Beck, as representatives of PTIC II as well as representatives from Winthrop and certain of PTIC II’s advisors, including representatives of K&E.

Throughout the months of April and May 2022, Renters Warehouse, PTIC II and their respective advisors participated in a number of due diligence telephone calls and exchanged due diligence materials, including in the areas of commercial, legal, financial, information technology, tax, insurance and employee benefits. The due diligence telephone calls were typically attended by Messrs. Laurence and Ortner, as representatives of Renters Warehouse, and Messrs. Hennessy and Beck, as representatives of PTIC II.

On April 10, 2022, PTIC II and Renters Warehouse commenced PIPE investor meetings with interested parties.

On April 15, 2022, at the direction of PTIC II, K&E distributed to Winthrop an initial draft of the Business Combination Agreement relating to the potential business combination.

Winthrop discussed the initial draft of the Business Combination Agreement several times with Mr. Laurence from Renters Warehouse management and NPG.

On April 20, 2022 and April 21, 2022, Messrs. Laurence and Ortner, as representatives of Renters Warehouse, Messrs. Hennessy and Beck, as representatives of PTIC II and certain of their respective advisors held a teleconference discussion to discuss the potential PIPE financing process.

On April 22, 2022, K&E distributed the first draft of the Sponsor Letter Agreement and the form of the Transaction Support Agreement to Winthrop.

On April 23, 2022, PTIC II and Renters Warehouse agreed to extend the exclusivity under the LOI for an additional thirty (30) days.

On April 29, 2022, Winthrop provided K&E its initial comments to the Business Combination Agreement. The revised draft generally addressed risk allocation and matters relating to the purchase price, the structure of the earnout, and also included changes to representations and warranties, covenants, termination provisions and closing conditions.

On April 29, 2022, PTIC II, Renters Warehouse (Messrs. Laurence and Ortner) and certain of their respective advisors held a teleconference discussion to discuss the Potential PIPE Financing process. Messrs. Hennessy and Beck and Messrs. Laurence and Ortner attended as representatives of PTIC II and Renters Warehouse, respectively.

Between April 29, 2022 and May 17, 2022, K&E, on the one hand, and Winthrop, on the other hand, exchanged numerous revised drafts of the Business Combination Agreement. Over the same period of time, the parties, K&E and Winthrop and other advisors for PTIC II and Renters Warehouse held numerous conference calls regarding certain terms and conditions of the Business Combination Agreement, including, among other things: (a) the treatment of vested and unvested Renters Warehouse options and whether included within or outside of the fixed pre-transaction equity value (i.e., do such amounts reduce or not reduce shares issuable to Renters Warehouse unitholders) and whether the exercise price of such options increases the equity value; (b) the proposed structure of the business combination, including the proposed tax receivables agreement and certain governance rights; (c) the length of the lock-up period for Sponsor and existing stockholders of Renters Warehouse (with the parties agreeing to a 180-day lock-up period, subject to certain exceptions); (d) the overall suite of representations, warranties, covenants and agreements to be provided by each party under the Business Combination Agreement and Ancillary Documents; (e) the terms and conditions of the earn-out issuable to the Renters Warehouse unitholders; and (f) the various conditions to closing. For further information related to the final resolution of items (a) through (f), please see the section entitled “Business Combination Proposal — The Business Combination Agreement.”

In early May 2022, Messrs. Laurence and Ortner, as representatives of Renters Warehouse, Messrs. Hennessy and Black, as representatives of PTIC II, and representatives of Winthrop, K&E and Cantor held several teleconference meetings to discuss the Potential PIPE Financing. At such meetings, the parties agreed that they would seek to obtain a committed equity facility from CF Principal, an affiliate of Cantor, in connection with the Business Combination. The parties discussed whether to continue to seek a Potential PIPE Financing or any portion thereof given the cash needs of Renters Warehouse and the potential availability of a Committed Equity Facility. The parties agreed that, in light of the market conditions surrounding a Potential PIPE Financing, the reduced debt payoff and the determination to seek a potential Committed Equity Facility, there was a reduced need for any Potential PIPE Financing and that they should move forward with a business combination even if the Potential PIPE Financing was unavailable.

On May 5, 2022, King & Spalding LLP, counsel to CF Principal, delivered an initial term sheet to PTIC II and Renters Warehouse in respect of a potential Committed Equity Facility, including a commitment to buy up to $100.0 million worth of PTIC II Class A Common Stock following the consummation of the Business Combination.

Between May 5, 2022 and May 17, 2022, PTIC II and Renters Warehouse and their respective advisors exchanged multiple drafts of term sheets and definitive documentation and had discussions with CF Principal in respect to the Committed Equity Facility, which included discussions in respect of the proposed equity valuation of Renters Warehouse and the size and terms of the potential Committed Equity Facility.

On May 11, 2022, a telephonic meeting of the PTIC II Board was held with Messrs. Leeney and Blake and Ms. Fu of the PTIC II Board in attendance, and with representatives from K&E, Cantor, AON, Cohn Reznick, McKinsey & Co, KPMG and PTIC II’s management (Messrs. Hennessy and Beck) in attendance. At the meeting representatives of K&E provided an overview of the PTIC II Board’s fiduciary duties in connection with the transaction and the PTIC II Board was provided with an overview of the proposed Business Combination (including the potential benefits and the risks related thereto), the key terms of the Business Combination Agreement, the related Ancillary Documents and the due diligence process undertaken. The PTIC II Board was provided with an overview of the due diligence findings with respect to Renters Warehouse to date, including a summary of the key findings from the due diligence review conducted by various representatives and advisors of PTIC II. At the request of the PTIC II Board, Northland then reviewed and discussed its preliminary financial analyses with respect to Renters Warehouse and the proposed Business Combination. Representatives of PTIC II management provided the PTIC II Board with an overview of the timeline for the Business Combination, including in respect of the receipt of Renters Warehouse’s Public Company Accounting Oversight Board audited financials and subsequent public filings. In addition, members of the PTIC II Board were provided with the results of conflict disclosure questionnaires completed by each PTIC II director prior to the meeting. The PTIC II Board disclosed, discussed and acknowledged any conflicts of interests of the members of the PTIC II Board with respect to the proposed Business Combination. The PTIC II Board asked questions of PTIC II management and its outside advisors, which questions were answered. At the conclusion of the meeting, the PTIC II Board directed management to continue pursuing the completion of the Business Combination and definitive documentation.

On May 13, 2022, a telephonic meeting of the PTIC II Board was held with Messrs. Leeney and Blake and Mses. Fu, Whelan and Robinson of the PTIC II Board in attendance with representatives of K&E, Cantor and PTIC II’s management (Messrs. Hennessy and Beck) in attendance. At the meeting, the PTIC II Board was provided with an overview of the material changes to the proposed Business Combination since the previous meeting (including the potential benefits and the risks related thereto), the latest key terms of the Business Combination Agreement, the related Ancillary Documents and an update to the due diligence findings and conflict information previously provided to the PTIC II Board. At the request of the PTIC II Board, Northland then reviewed and discussed its financial analyses with respect to Renters Warehouse and the proposed Business Combination. Thereafter, at the request of the PTIC II Board, Northland orally rendered its opinion to the PTIC II Board (which was subsequently confirmed in writing by delivery of PTIC II’s written opinion addressed to the PTIC II Board dated May 13, 2022), that, based upon and subject to the assumptions set forth in such opinion: (a) the consideration to be paid by PTIC II to Renters Warehouse pursuant to the Business Combination Agreement was fair, from a financial point of view, to PTIC II and its unaffiliated public stockholders and (b) Renters Warehouse has a fair market value equal to at least eighty percent (80%) of the balance of funds in PTIC II’s Trust Account (excluding deferred underwriting commissions and taxes payable and subject to proportionate adjustments related to Nasdaq’s 80% test). Based on the factors cited in “— The PTIC II Board’s Reasons for the Business Combination” and in light of the fact that the fair market value of the vested equity of Renters Warehouse to be acquired in the Business Combination was significantly in excess of eighty percent (80%) of the assets held in PTIC II’s Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account), the PTIC II Board then unanimously adopted and approved, among other things, resolutions: (i) determining that it is in the best interests of PTIC II and the PTIC II Stockholders for PTIC II to execute and deliver the Business Combination Agreement and the Ancillary Documents and the transactions contemplated by each of the Business Combination Agreement and the Ancillary Documents; (ii) adopting and approving the Business Combination Agreement and Ancillary Documents and approving PTIC II’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Business Combination Agreement and the Ancillary Documents; (iii) authorizing the issuance of PTIC II Common Stock in connection with the Business Combination; (iv) the adoption and approval of the PTIC II Post-Closing Certificate of Incorporation and the amendments to the Governing Documents of PTIC II contemplated by the PTIC II Post-Closing Certificate of Incorporation and the PTIC II Post-Closing Bylaws; (v) authorizing the calling of an extraordinary general meeting of PTIC II Stockholders for the purposes of providing such PTIC II Stockholders an opportunity to elect to effect a redemption and to vote upon a number of proposals, including the adoption and approval of the Business Combination Agreement and the transactions contemplated thereby; and (vi) recommending that the PTIC II Stockholders vote in favor of the Stockholder Proposals.

On May 17, 2022, CF Principal and PTIC II agreed to the CEF Purchase Agreement wherein CF Principal agreed to purchase from PTIC II, up to the lesser of (i) $100.0 million in aggregate gross purchase price of newly issued shares of the PTIC II’s Class A Common Stock and (ii) an Exchange Cap (as defined therein) not to exceed 19.99% of the voting power or number of shares of PTIC II’s Common Stock.

On May 17, 2022, the parties entered into the Business Combination Agreement. In connection with the proposed Business Combination, certain related agreements were entered into in connection with the signing of the Business Combination Agreement, including the Transaction Support Agreements, the Sponsor Letter Agreement and the CEF Purchase Agreement. See the section entitled “— Related Agreements” for more information.

On May 17, 2022, PTIC II and Renters Warehouse issued a joint press release announcing the execution and delivery of the Business Combination Agreement, and PTIC II filed a Current Report on Form 8-K, which filed as an exhibit: (a) the investor presentation; (b) a transcript of the management webcast relating to the Business Combination; (c) a joint press release regarding the Business Combination, dated May 17, 2022; (d) the Business Combination Agreement; (e) the Sponsor Letter Agreement; (f) the form of Investor Rights Agreement; (g) the form of Tax Receivable Agreement; (h) the form of Transaction Support Agreement; (i) the CEF Purchase Agreement; and (j) the form of CEF Registration Rights Agreement.

On May 27, 2022, representatives of Winthrop sent to K&E an initial draft of the first amendment to the Business Combination Agreement, which contemplated the extension of the outside date for the HSR filing from May 27, 2022 until June 10, 2022, which amendment was thereafter executed by the parties thereto. The first amendment to the Business Combination Agreement is attached hereto as Annex A-I.

On July 5, 2022, representatives of Winthrop sent to representatives of K&E an initial draft of the second amendment to the Business Combination Agreement, which contemplated certain changes to the definition of Company Sale Price, the reimbursement of certain expenses of PTIC II incurred in connection with the Business

Combination, certain changes to the NewCo LLC Agreement and an extension of the outside date for the delivery of the Closing Company Audited Financial Statements. On July 11, 2022, representatives of K&E sent Winthrop an initial draft of a conditional waiver of the condition to closing requiring the net assets of PTIC II to be equal to or greater than $5,000,001 at the Closing. Between July 5, 2022 and July 14, 2022, representatives of K&E and Winthrop exchanged several drafts of the second amendment to the Business Combination Agreement and a waiver of the condition to closing in respect of PTIC II having net tangible assets greater than or equal to $5,000,001. The waiver was executed by the parties on July 13, 2022 and the second amendment to the Business Combination Agreement was executed on July 14, 2022. The second amendment to the Business Combination Agreement is attached hereto as Annex A-II.

On August 24, 2022, representatives of PTIC II discussed with representatives of Renters Warehouse entering into the Promissory Note in order to fund, among other things, working capital expenses at PTIC II. On August 30, 2022, representatives of K&E sent a draft of the Promissory Note to Renters Warehouse, who provided consent for PTIC II and the Sponsor to enter into the Promissory Note on the terms and subject to the conditions set forth therein. The Promissory Note is non-interest bearing and, at the time of consummation of the Business Combination, any amounts borrowed and outstanding under the Promissory Note will become due and payable in immediately available funds; provided that the Sponsor may elect to extend the repayment date for up to 90 days following the closing of the Business Combination, in its sole discretion. The amounts, if any, borrowed and outstanding under the Promissory Note at the time of consummation of the Business Combination will be a transaction expense due and payable by PTIC II. If the Business Combination is not consummated, the Promissory Note will not be repaid and any amounts owed under the Promissory Note will be forgiven except to the extent that PTIC II has funds available outside of its trust account to repay such amounts.

On September 2, 2022, representatives of K&E sent to Winthrop an initial draft of the third amendment to the Business Combination Agreement, which contemplated certain changes to the definition of PTIC II Expenses and the reimbursement of certain expenses of PTIC II had incurred or might incur in connection with the Business Combination. On the same date, Representatives of K&E sent to Winthrop a draft of the Promissory Note.

On September 7, 2022, the Audit Committee of the PTIC II Board provided its consent to PTIC II entering into the Promissory Note and the third amendment to the Business Combination Agreement.

After negotiations between the parties, the third amendment to the Business Combination Agreement was executed by the parties on September 7, 2022 and the Promissory Note was executed by the Sponsor and PTIC II on September 8, 2022. The third amendment to the Business Combination Agreement is attached hereto as Annex A-III.

On October 12, 2022, representatives of Winthrop sent K&E an initial draft of the fourth amendment to the Business Combination Agreement, which contemplated certain changes to the NewCo LLC Agreement and increased the initial number of directors of the Combined Company from seven (7) to eight (8) directors.

After negotiations between the parties, the fourth amendment to the Business Combination Agreement was executed by the parties on October 15, 2022. The fourth amendment to the Business Combination Agreement is attached hereto as Annex A-IV.

Interests of PTIC II Directors and Officers and Others in the Business Combination

The Sponsor and each executive officer and director of PTIC II may have interests in the Business Combination that are different from or in addition to your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests are as listed below:

•        the fact that the Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the shares of PTIC II Common Stock held by them if we fail to consummate an initial business combination, such as the Business Combination, by December 8, 2022;

•        the fact that, if the Trust Account is liquidated, including in the event we are unable to consummate the Business Combination or an initial business combination within the required time period, the Initial Stockholders have agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third-party vendors or service providers for services rendered or products sold to us, but only if such target business, vendor or service provider has not executed a waiver of any and all of its rights to seek access to the Trust Account;

•        the fact that the Sponsor paid an aggregate of $25,000 for 5,031,250 shares of PTIC II Class B Common Stock currently owned by the Sponsor, PTIC II’s executive officers and directors and certain others, and following this in December 2020, PTIC II effected a stock dividend of approximately 0.143 shares for each share of PTIC II Class B Common Stock outstanding, resulting in the abovementioned PTIC II Stockholders holding an aggregate of 5,750,000 shares of PTIC II Class B Common Stock and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that the Sponsor, PTIC II’s executive officers and directors and certain others, currently hold an aggregate of 5,750,000 Founder Shares. For further detail as to the interests of each of PTIC II’s executive officers and directors, see the section entitled “Security Ownership of Certain Beneficial Owners and Management of PTIC II and the Combined Company” beginning on page 257 of this proxy statement. Following the Business Combination, if unrestricted and freely tradable, and in the case of the shares held directly by the Sponsor, assuming all vesting conditions are satisfied, the 5,750,000 Founder Shares would have had an aggregate market value of approximately $55.8 million based upon the closing price of $9.97 per share of PTIC II Class A Common Stock on the Nasdaq on October 14, 2022, the most recent closing price;

•        the fact that Sponsor and its affiliates can earn a positive rate of return on their investment, even if other PTIC II stockholders experience a negative rate of return in the post-Business Combination company;

•        the fact that the Sponsor and PTIC II’s executive officers and directors will benefit from the completion of a business combination any may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•        the fact that the Sponsor and PTIC II’s executive officers and directors have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combination Proposal and such Founder Shares will be worthless if no business combination is effected by PTIC II by December 8, 2022;

•        the fact that Sponsor paid approximately $7.3 million for the Private Placement Warrants, which, if unrestricted and freely tradable, would have had an aggregate market value of approximately $0.6 million based upon the closing price of $0.13 per Public Warrant (although holders of the Private Placement Warrants have certain rights that differ from the rights of holders of the Public Warrants) on Nasdaq on October 14, 2022, the most recent closing price, and the fact that the Private Placement Warrants would be worthless if a business combination is not consummated by December 8, 2022;

•        the fact that the Investor Rights Agreement has been entered into by the Sponsor and PTIC II’s executive officers and directors which (i) provides that the Sponsor and PTIC II’s executive officers and directors are entitled to have any shares of Appreciate Class A Common Stock held registered for resale on a resale shelf registration statement following consummation of the Business Combination and (ii) the lock-up period for the such securities terminates one hundred and eighty (180) days after the Closing as opposed to up to three hundred and sixty (360) days (subject to earlier release upon achieving certain conditions);

•        the fact that Sponsor and PTIC II’s executive officers and directors will lose their entire investment in PTIC II and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 8, 2022. As of the date of this proxy statement, there are no loans extended, fees due or outstanding out-of-pocket expenses for which the Sponsor and PTIC II’s officers and directors are awaiting reimbursement other than (i) an amount equal to $67,500, which amount is a reimbursement to be made to the Sponsor with respect to amounts paid by PTIC II in respect of Renters Warehouse’s portion of the filing fees required under the HSR Act; (ii) the amount of $250,000, with respect to certain of operational expenses previously paid by the Sponsor; and (iii) the amounts, if any, borrowed under the Promissory Note;

•        the fact that following the completion of the Business Combination, Gloria Fu will be a member of the board of directors of the Combined Company. As such, in the future, Ms. Fu will receive any cash fees, stock options or stock awards that the board of directors of the Combined Company determines to pay to its directors following the completion of the Business Combination;

•        the fact that following the completion of the Business Combination, M. Joseph Beck will be a member of the board of directors of the Combined Company. As such, in the future, Mr. Beck will receive any cash fees, stock options or stock awards that the board of directors of the Combined Company determines to pay to its directors following the completion of the Business Combination; and

•        the continued indemnification of PTIC II’s executive officers and directors and the continuation of PTIC II’s executive officers’ and directors’ liability insurance following the consummation of the Business Combination.

Initial Stockholders Beneficial Ownership of PTIC II Prior to Closing

	Securities held by Initial Stockholders	Sponsor Cost at PTIC II’s IPO
PTIC II Class A Common Stock	—	—
PTIC II Class B Common Stock	5,750,000	$25,000
Private Placement Warrants	4,833,333	$7,250,000
Total		$7,275,000

Initial Stockholders Beneficial Ownership of Appreciate Following the Closing

	Securities held by Initial Stockholders at Closing	Value per Security as of October 14, 2022	Total Value
Appreciate Class A Common Stock Issued to the Initial Stockholders(1)	5,750,000	$9.97	$57,327,500	(2)
Appreciate Class B Common Stock	—	$—	$—
Private Placement Warrants	4,833,333	$0.13	$628,333	(3)
Total			$57,955,833

____________

(1)      5,595,000 of such shares are held directly by the Sponsor equalling a total value of $55,782,150 based upon the closing price of $9.97 per share of PTIC II Class A Common Stock on the Nasdaq on October 14, 2022, the most recent closing price.

(2)      $57.3 million based upon the closing price of $9.97 per share of PTIC II Class A Common Stock on the Nasdaq on October 14, 2022, the most recent closing price.

(3)      $0.6 million based upon the closing price of $0.13 per Public Warrant (although holders of the Private Placement Warrants have certain rights that differ from the rights of holders of the Public Warrants) on Nasdaq on October 14, 2022, the most recent closing price.

These interests may have influenced the PTIC II Board in making their recommendation that you vote in favor of the approval of the Business Combination.

The PTIC II Board’s Reasons for the Business Combination

The PTIC II Board, in evaluating the Business Combination, consulted with PTIC II’s management and financial and legal advisors. In reaching its unanimous resolution (i) that the Business Combination Agreement and the transactions contemplated thereby are advisable and in the best interests of PTIC II and the PTIC II Stockholders and (ii) to recommend that the PTIC II Stockholders adopt the Business Combination Agreement and approve the Business Combination, the PTIC II Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the PTIC II Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The PTIC II Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the PTIC II Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Statements Regarding Forward-Looking Statements.”

In connection with approving the Business Combination, the PTIC II Board obtained a fairness opinion. On May 13, 2022, Northland rendered its oral opinion to the PTIC II Board, which was subsequently confirmed in writing by delivery of Northland’s written opinion dated the same date, to the effect that, as of such date and based upon and subject to the various assumptions, procedures followed, matters considered and qualifications and limitations set forth in the fairness opinion and other matters Northland considers relevant, the consideration to be paid by PTIC II to Renters Warehouse pursuant to the Business Combination Agreement is fair, from a financial point of view, to PTIC II and its unaffiliated PTIC II Class A Stockholders and that Renters Warehouse has a fair market value equal to at least eighty percent (80%) of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable). Importantly, the PTIC II Board considered certain updated financial projections of Renters Warehouse as described in “The Business Combination Proposal — September 2022 Update to Renters Warehouse Projected Financial Information,” in reaching its unanimous resolution described above.

The PTIC II Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        Growth Prospects.    Renters Warehouse is a market leader in an attractive and growing industry with an already successful business and with strong growth prospects within the real estate technology industry;

•        Large Addressable Market.    Renters Warehouse currently competes in the single family home rental markets where it has offices. This serviceable market is estimated by Renters Warehouse’s management to be in excess of $35.0 billion, which is comprised of $20.4 billion of estimated brokerage commissions related to investor purchases of single family homes and $17.5 billion of fees related to the management of SFR properties. This market is part of a larger total U.S. addressable market estimated at more than $145.0 billion, including $95.7 billion of brokerage commissions for single family homes and $51.5 billion of fees for managing residential rental properties. As Renters Warehouse pursues other opportunities in current and new SFR markets, including expanding into other home services verticals, Renters Warehouse’s potential addressable market is anticipated to grow;

•        Strong Unit Economics.    Renters Warehouse has innovated with a differentiated model, with front-loaded revenues and long retail customer life cycles (with an estimated lifetime value per customer over customer acquisition cost (LTV:CAC) of approximately 13.6);

•        Due Diligence.    Due diligence examinations of Renters Warehouse and discussions with Renters Warehouse’s management and PTIC II’s financial and legal advisors concerning PTIC II’s due diligence examination of Renters Warehouse;

•        Financial Condition.    The PTIC II Board also considered factors such as Renters Warehouse’s historical financial results, outlook, financial plan and debt structure, as well as the financial profiles of publicly traded companies in the real estate technology industry and adjacent markets and certain relevant information with respect to companies that had been acquisition targets or received equity financings in transactions similar to the Business Combination. In considering these factors, the PTIC II Board reviewed Renters Warehouse’s recent growth in certain key financial metrics (including certain subscriber and revenue metrics), the current prospects for growth if Renters Warehouse achieved its business plans and various historical and current balance sheet items for Renters Warehouse. In reviewing these factors, the PTIC II Board noted that Renters Warehouse was well-positioned in its industry for strong future growth;

•        Experienced and Proven Management Team.    Renters Warehouse has a strong management team and the senior management of Renters Warehouse (including the founders of Renters Warehouse) intend to remain with Appreciate in the capacity of officers and/or directors, which will provide helpful continuity in advancing Renters Warehouse’s strategic and growth goals;

•        Lock-Up.    Members of management of Renters Warehouse have agreed to be subject to a 180-day lock-up in respect of their shares of Appreciate Common Stock, and certain other significant pre-Closing equityholders of Renters Warehouse have agreed to be subject to a 180-day lock-up in respect of their shares of Appreciate Common Stock;

•        Fairness Opinion.    On May 13, 2022, Northland rendered its oral opinion to the PTIC II Board, which was subsequently confirmed in writing by delivery of Northland’s written opinion dated the same date, to the effect that, as of such date and based upon and subject to the various assumptions, procedures followed, matters considered and qualifications and limitations set forth in the fairness opinion and other matters Northland considers relevant, the consideration to be paid by PTIC II to Renters Warehouse pursuant to the Business Combination Agreement is fair, from a financial point of view, to PTIC II and its unaffiliated PTIC II Class A Stockholders and that Renters Warehouse has a fair market value equal to at least eighty percent (80%) of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable). Northland is entitled to a transaction fee of $5.0 million payable in cash or, at the option of PTIC II, equal parts cash and equity securities of PTIC II, upon consummation of the Business Combination. Northland also acted as a lead manager in the IPO, and in connection therewith, received $0.46 million in cash from the IPO proceeds and will receive a deferred underwriting fee of approximately $0.81 million payable in cash upon consummation of the Business Combination. Furthermore, Renters Warehouse has engaged Northland to act as a placement agent on a best efforts basis for a private offering of securities prior to consummation of the Business Combination. If completed, Northland would receive a placement fee equal to 5.0% of the proceeds received by the Company and reimbursable expenses not to exceed $50,000. These factors could result in actual or perceived conflicts of interest;

•        Other Alternatives.    The PTIC II Board believes, after a thorough review of other business combination opportunities reasonably available to PTIC II, that the proposed Business Combination represents the best potential business combination for PTIC II and the most attractive opportunity for PTIC II’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets, and the PTIC II Board’s belief that such process has not presented a better alternative; and

•        Negotiated Transaction.    The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between PTIC II and Renters Warehouse.

The PTIC II Board also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•        Macroeconomic Risks.    Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

•        Redemption Risk.    The potential that a significant number of PTIC II Stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to PTIC II’s Existing Charter, which would potentially make the Business Combination more difficult or impossible to complete;

•        Stockholder Vote.    The risk that PTIC II Stockholders may fail to provide the respective votes necessary to effect the Business Combination;

•        Closing Conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within PTIC II’s control;

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•        Listing Risks.    The challenges associated with preparing Renters Warehouse, a private entity, for the applicable disclosure and listing requirements to which PTIC II will be subject as a publicly traded company on the Nasdaq;

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•        Liquidation of PTIC II.    The risks and costs to PTIC II if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in PTIC II being unable to effect a business combination by December 8, 2022;

•        Costs Savings and Growth Initiatives May Not be Achieved.    The risk that the cost savings and growth initiatives may not be fully achieved or may not be achieved within the expected timeframe;

•        PTIC II Stockholders Receiving a Minority Position in Appreciate.    The risk that PTIC II Stockholders will hold a minority position in Renters Warehouse. See the section titled “Questions and Answers about the Business Combination — What Equity Stake Will Current PTIC II Stockholders and Renters Warehouse Existing Members Hold in Appreciate Immediately After the Consummation of the Business Combination?”; and

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

In addition to considering the factors described above, the PTIC II Board also considered other factors including, without limitation:

•        Interests of Certain Persons.    Some officers and directors of PTIC II may have interests in the Business Combination, including for example, the fact that following the completion of the Business Combination, each of M. Joseph Beck and Gloria Fu will be a member of the board of directors of the Combined Company. As such, in the future, each of Mr. Beck and Ms. Fu will receive any cash fees, stock options or stock awards that the board of directors of the Combined Company determines to pay to its directors following the completion of the Business Combination. See the section titled “— Interests of PTIC II’s Directors and Officers in the Business Combination” beginning on page 104 of this proxy statement.

•        Other Risks Factors.    Various other risk factors associated with the business of Renters Warehouse or PTIC II, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement.

The PTIC II Board concluded that the potential benefits that it expected PTIC II and the PTIC II Stockholders to achieve as a result of the Business Combination outweighed the potentially negative and other factors associated with the Business Combination. The PTIC II Board also noted that the PTIC II Stockholders would have a substantial economic interest in the combined company (depending on the level of PTIC II Stockholders that sought redemption of their Class A Common Stock into cash). Accordingly, the PTIC II Board unanimously determined that the Business Combination and the transactions contemplated by the Business Combination Agreement, were advisable and in the best interests of PTIC II and the PTIC II Stockholders.

The Business Combination Agreement

This section describes the material provisions of the Business Combination Agreement and certain additional agreements entered into or to be entered into at the Closing pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof or include all of the additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and each of the Related Agreements. Stockholders and other interested parties are urged to read the Business Combination Agreement and such Related Agreements in their entirety.

Transaction Structure

PTIC II’s and Renters Warehouse’s boards of directors have approved the Business Combination Agreement. The Business Combination Agreement provides for a contribution by each of the holders of equity interests in Renters Warehouse of all of their interests in Renters Warehouse to, a wholly owned subsidiary of PTIC II, in an Up-C transaction where Renters Warehouse survives the Business Combination as a subsidiary of PTIC II.

Transaction Consideration

Each share of PTIC II Class B Common Stock outstanding immediately prior to the Closing will be converted into one (1) share of PTIC II Class A Common Stock and each share of PTIC II Class A Common Stock will, unless otherwise redeemed by a PTIC II Class A Stockholder, continue to remain outstanding.

At the Closing, the holders of equity interests (including vested profits interests and holders of preferred interests) in Renters Warehouse will receive, on the terms and subject to the conditions in the Business Combination Agreement, (a) a number of non-voting NewCo LLC Class B Units equal, in the aggregate, to the Transaction Equity Security Amount and (b) a number of shares of Appreciate Class B Common Stock equal, in the aggregate, to the Transaction Equity Security Amount. Each holder of equity interests in Renters Warehouse will receive the number of NewCo Class B Units and shares of Appreciate Class B Common Stock set forth on the allocation schedule.

Additionally, following the Closing if, on or any time prior to the fifth anniversary of the date of the Closing, the closing sale price of the PTIC II Class A Common Stock is greater than or equal to $12.50, $15.00 or $17.50 (which shall be adjusted equitably to reflect any dividend, split, or other noneconomic reclassification of shares of PTIC II’s capital stock) over any twenty (20) trading days within any thirty (30) consecutive trading day period, then PTIC II shall issue (or cause to be issued) to Rolling Renters Warehouse Unitholders holding non-voting NewCo LLC Class B Units as of the Closing Date, in the aggregate, 1,000,000, 2,000,000 or 3,000,000 shares of Appreciate Class B Common Stock and NewCo LLC Class B Units, respectively. PTIC II shall issue such Appreciate Class B Common Stock to such Rolling Renters Warehouse Unitholders in accordance with the Allocation Schedule.

Aggregate Appreciate Proceeds

The Aggregate Transaction Proceeds will be used in accordance with the Allocation Schedule, to be prepared by Renters Warehouse and delivered to PTIC II at least five (5) business days prior to the Closing Date.

The Closing of the Business Combination

The Closing will take place by electronic exchange of the closing deliverables no later than five (5) business days following the satisfaction or waiver of the conditions to the Closing, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions (discussed below), or at such place, date and/or time as PTIC II, the Sellers’ Representative and Renters Warehouse may agree in writing.

Conditions to the Closing of the Business Combination

The Business Combination Agreement is subject to the satisfaction or waiver of certain closing conditions as set out below.

Conditions to the Obligations of the Parties

The obligations of the parties to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or waiver by the parties of the following conditions:

•        the expiration or termination of any waiting period under the HSR Act;

•        no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation the Business Combination;

•        the finalization of this proxy statement;

•        the approval of the Business Combination Proposal and related agreements and transactions by PTIC II Stockholders; and

•        the Nasdaq Listing Condition.

The parties to the Business Combination Agreement have waived the Net Tangible Assets Condition, subject to the approval of the PTIC II Charter Amendment Proposal and the Business Combination Proposal. Even if the PTIC II Charter Amendment Proposal and the Business Combination Proposal are approved, the Nasdaq Listing Condition may not be satisfied, and we would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition by PTIC II, Renters Warehouse and Lake Street or satisfy the initial conditions to the availability of the Committed Equity Facility without a waiver from CF Principal. If we are unable to meet the Nasdaq Listing Condition, the Nasdaq Listing Condition is waived and the Business Combination is consummated, Appreciate may become subject to the “penny stock” rules, which would make it more difficult to trade the Appreciate Class A Common Stock. For more information, see the sections entitled “Proposal No. 1 — The PTIC II Charter Amendment Proposal — Reasons for the Amendments” and “Risk Factors — Risks Related to PTIC II and the Business Combination — We cannot assure you that the Nasdaq Listing Condition will be satisfied or that Appreciate will be able to comply with the continued listing standards of Nasdaq if it is listed. If the Nasdaq Listing Condition is not satisfied, we would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition” and “— If not listed on the Nasdaq or other national securities exchange, the shares of Appreciate Class A Common Stock may become subject to the “penny stock” rules, and it would become more difficult to trade Appreciate’s shares.”

Other Conditions to the Obligations of PTIC II

The obligations of PTIC II to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or waiver by PTIC II of the following further conditions:

•        the representations and warranties of Renters Warehouse regarding its organization and qualification, its subsidiaries and their capitalization, related party transactions, Renters Warehouse’s brokers’ fees and the authority of Renters Warehouse to execute and deliver the Business Combination Agreement and each of the Ancillary Documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, being true and correct (without giving effect to any limitation of “materiality” or “Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the Closing Date as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•        the representation and warranty regarding the absence of a “Material Adverse Effect” since January 1, 2022 being true and correct in all respects as of the Closing Date;

•        the representations and warranties of Renters Warehouse regarding its capitalization and compliance with interim operating covenants shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date;

•        the other representations and warranties of Renters Warehouse being true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Material Adverse Effect (as defined in the Business Combination Agreement);

•        the performance of or compliance with, in all material respects, the covenants and agreements required to be performed or complied with by Renters Warehouse and the Sellers’ Representative under the Business Combination Agreement prior to the Closing;

•        since the date of the Business Combination Agreement, there shall have been no Company Material Adverse Effect (as defined in the Business Combination Agreement);

•        at or within one (1) business day following the date hereof, Renters Warehouse shall have delivered or caused to be delivered, each of the Requisite Company Unitholder Consents (as defined in the Business Combination Agreement) and the Transaction Support Agreements to PTIC II;

•        receipt of a certificate signed by one of Renters Warehouse’s authorized officers certifying the satisfaction of the preceding items above; and

•        receipt of executed counterparts to the various Ancillary Documents at, or prior to the Closing.

Other Conditions to the Obligations of Renters Warehouse

The obligations of Renters Warehouse to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or waiver by Renters Warehouse of the following further conditions:

•        the representations and warranties regarding organization and qualification of PTIC II, the authority of PTIC II to execute and deliver the Business Combination Agreement, and each of the Ancillary Documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, PTIC II’s brokers’ fees being true and correct, (without giving effect to any limitation of “materiality” or “material adverse effect” (or any similar limitation set forth in the Business Combination Agreement)) in all material respects as of the closing date of the Business Combination, as though made on and as of such date (or, if given as of an earlier date, as of such earlier date);

•        the representations and warranties of PTIC II regarding its capitalization shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date;

•        the other representations and warranties of PTIC II being true and correct (without giving effect to any limitation as to “materiality” or “PTIC II Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a PTIC II Material Adverse Effect (as defined in the Business Combination Agreement);

•        the performance of or compliance with, in all material respects, the covenants and agreements required to be performed or complied with by PTIC II under the Business Combination Agreement prior to the Closing;

•        receipt of a certificate signed by one of PTIC II’s authorized officers certifying the satisfaction of the preceding items above;

•        receipt of executed counterparts to the various Ancillary Documents at, or prior to the Closing; and

•        consummation of the PTIC II Pre-Closing Reorganization in accordance with the terms of the Business Combination Agreement.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of the parties thereto, certain of which are qualified by materiality, material adverse effect, knowledge and other similar qualifiers and may be further modified and limited by the disclosure schedules.

Under the Business Combination Agreement, PTIC II has made customary representations and warranties, including those relating to: organization, qualification, authority, execution, delivery, and enforceability of the Business Combination Agreement and the Ancillary Documents, no violations, consents and requisite government approvals, brokers; information supplied, capitalization of PTIC II, SEC filings, trust account, litigation, compliance with laws, internal controls, listing, financial statements, no undisclosed liabilities, tax matters, no material adverse effect, investigations and no other representations.

Under the Business Combination Agreement, Renters Warehouse has made customary representations and warranties in respect of Renters Warehouse and its subsidiaries, including those relating to: organization, qualification, capitalization of Renters Warehouse, authority, financial statements, undisclosed liabilities; consents and requisite governmental approvals, no violations, permits, material contracts, absence of changes, litigation, compliance with laws, employee plans, environmental matters, intellectual property, labor matters, tax matters, real and personal property, transactions with affiliates, data privacy and security, compliance with international trade and anti-corruption laws, information supplied, franchises, investigations and no other representations.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of PTIC II and Renters Warehouse are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Renters Warehouse are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred and certain representations and warranties of PTIC II are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. In addition, the obligations of PTIC II to consummate the Closing is conditioned upon there having been no “Company Material Adverse Effect.”

Pursuant to the Business Combination Agreement, a “Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, regulatory environment, assets, or results of operations of the Renters Warehouse Group Companies, taken as a whole or (b) the ability of the Sellers’ Representative, any equityholder of Renters Warehouse or any Renters Warehouse Group Company to consummate the transactions contemplated under the Business Combination Agreement or any Ancillary Documents in accordance with the terms of the Business Combination Agreement and the Ancillary Documents, as applicable; provided, however, that, in the case of clause (a) above, none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: any adverse change, event, effect, development or occurrence to the extent resulting from (i) general business or economic conditions in or affecting the United States, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism or worsening of such conditions threatened or existing as of the date of the Business Combination Agreement, (iii) changes in conditions of the financial, banking, capital or securities markets generally or any material worsening of such conditions threatened or existing as of the date of the Business Combination Agreement (including (w) any disruption of any of the foregoing markets, (x) any change in currency exchange rates, (y) any decline or rise in the price of any security, commodity, contract or index and (z) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by the Business Combination Agreement), (iv) changes in any applicable Laws (as defined in the Business Combination Agreement) or GAAP (or authoritative interpretation of GAAP), (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Renters Warehouse Group Company operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, (vii) the taking of any action expressly required to be taken by the terms and conditions of the Business Combination Agreement by Renters Warehouse, (viii) any failure, in and of itself, by any Renters Warehouse Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial operation metrics, or (ix) the effects of any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, outbreaks, pandemics (including COVID-19 and any loss of customers, suppliers, orders, contracts or other business relationships resulting from, or in connection with, COVID-19), widespread occurrence of infectious disease, or quarantines, acts of God or other natural disasters or comparable events; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (ix) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such change, event, effect, development or occurrence has, had or would reasonably be expected to have a disproportionate adverse effect on the Renters Warehouse Group Companies, taken as a whole, relative to other participants operating in the industries or markets in the geographies in which the Renters Warehouse Group Companies operate.

Pursuant to the Business Combination Agreement, a “PTIC II Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of PTIC II to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. Notwithstanding the foregoing or anything to the contrary herein (a) in no event shall (i) any change, event, effect, development or occurrence to the extent relating to any of the Renters Warehouse Group Companies or the Business (as defined in the Business Combination Agreement) or (ii) any PTIC II Shareholder Redemption (as defined in the Business Combination Agreement) constitute an PTIC II Material Adverse Effect and (b) no change, event, effect or occurrence that is generally applicable to special purpose acquisition companies shall be taken into account in determining whether a PTIC II Material Adverse Effect has occurred or would reasonably be expected to occur, except to the extent any such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on PTIC II relative to other similar situated special purpose acquisition companies.

Covenants of the Parties

Covenants of Renters Warehouse

Renters Warehouse and PTIC II have agreed that from and after the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, Renters Warehouse and its subsidiaries (a) will operate the business of the Renters Warehouse Group Companies in the ordinary course in a manner which, taken as a whole, is reasonably likely to maintain and preserve substantially intact the business organization, assets, properties, goodwill and relationships of the Renters Warehouse Group Companies and (b) will not take the following actions except as required by the Business Combination Agreement or the Ancillary Documents, or with the prior written consent of PTIC II (not to be unreasonably withheld, conditioned or delayed, except in certain cases as described in the Business Combination Agreement):

•        subject to certain exceptions, declare, set aside, make or pay any dividend on, or make any other distribution or payment in respect of, or repurchase, redeem, or otherwise acquire, any equity securities of any Renters Warehouse Group Company;

•        merge, consolidate, combine or amalgamate any Renters Warehouse Group Company with any person or, subject to certain exceptions, purchase or otherwise acquire any business or any corporation, partnership, association or other business entity or organization or division thereof;

•        adopt any amendments, supplements, restatements or modifications to or otherwise terminate any Renters Warehouse Group Company organizational documents;

•        transfer, sell, assign, abandon, lease, permit to lapse or expire, license or otherwise dispose of any material assets or properties (including Renters Warehouse owned intellectual property) of any of the Renters Warehouse Group Companies, other than permitted licenses, or inventory or obsolete equipment in the ordinary course of business, or create, subject or incur any lien on any material assets or properties of any of the Renters Warehouse Group Companies (other than permitted liens);

•        (a) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a lien, (i) any equity securities or equity rights of any Renters Warehouse Group Company or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Renters Warehouse Group Company to issue, deliver or sell any equity securities or equity rights of any Renters Warehouse Group Company, or (b) adjust, split, combine or reclassify any equity securities or equity rights of any Renters Warehouse Group Company or other rights exercisable therefor or convertible into;

•        incur, create or assume any indebtedness (other than capital leases in amounts not in excess of $500,000, in the aggregate);

•        (a) disclose (or permit to disclose) any trade secret to any person or (b) disclose, deliver, license, escrow, or make available to any person any source code included in Renters Warehouse owned intellectual property, in each case, other than to employees and contractors in the ordinary course of business that have a need to know it, solely for providing services to or on behalf of the Renters Warehouse Group Companies, and pursuant to a written confidentiality agreement that includes appropriate obligations with respect to confidentiality, non-use, and non-disclosure;

•        cancel or forgive any indebtedness owed to Renters Warehouse or any of its subsidiaries;

•        (a) amend, modify, extend or renew or cause the termination of any Material Contract (as defined in the Business Combination Agreement) or the real property lease with Renters Warehouse’s primary corporate office, other than amendments, modifications, extensions or renewals in the ordinary course of business or required by law; (b) subject to certain exceptions, enter into any contract that would otherwise constitute a Material Contract or the real property lease with Renters Warehouse’s primary corporate office, other than in the ordinary course of business; (c) terminate or waive any material benefit or right under any Material Contract or the real property lease with Renters Warehouse’s primary corporate office, or a contract that would be a Material Contract if in existence as of the date hereof, other than in the ordinary course of business; or (d) consummate any other transaction or make (or agree to make) any other payments that, if reflected in a contract and existing on the date hereof, would be required to be disclosed on the disclosure schedules other than in the ordinary course of business;

•        subject to certain exceptions, make any Change of Control Payments (as defined in the Business Combination Agreement);

•        subject to certain exceptions, make any loans, advances or capital contributions to, or guarantees for the benefit of, or any equity or other investments in, any person;

•        except (a) as required by applicable law or under the terms of any Employee Benefit Plan (as defined in the Business Combination Agreement) of any Renters Warehouse Group Company that is set forth in the disclosure schedules thereto or (b) changes made in connection with annual plan renewals in the ordinary course of business (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in (a) be deemed or construed as permitting any Renters Warehouse Group Company to take any action that is not permitted by any other provision of covenants of Renters Warehouse), (1) establish, amend, modify, adopt, enter into or terminate any Employee Benefit Plan of any Renters Warehouse Group Company or any material benefit or compensation plan, policy, program or contract that would be an Employee Benefit Plan if in effect as of the date of the Business Combination Agreement, (2) increase or decrease the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Renters Warehouse Group Company (other than routine changes in the ordinary course of business and consistent with prior practices to the compensation or benefits of such persons (other than in respect of any current or former director, manager, officer, or senior employees)), (3) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Renters Warehouse Group Company or (4) grant bonus, severance, change in control, retention or termination pay or benefits to, or adopt, enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Renters Warehouse Group Company that is not a Change of Control Payments (as defined in the Business Combination Agreement) set forth in the disclosure schedules;

•        make, change or revoke any material election relating to taxes, enter into any agreement, settlement or compromise with any tax authority relating to any material tax matter, abandon or fail to diligently conduct any material audit, examination or other proceeding in respect of a material tax or material tax return, make any request for a private lettering ruling, administrative relief, technical advice, change any method of accounting or other similar request with a tax authority, file any amended tax return, fail to timely file (taking into account valid extensions) any material tax return required to be filed, file any tax return in a manner inconsistent with the past practices of the Renters Warehouse Group Companies, fail to pay any material amount of tax as it becomes due, consent to any extension or waiver of the statutory period of limitations applicable to any tax or tax return, enter into, amend, modify or supplement any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement) (as both are defined in the Business Combination Agreement), adopt or change a method of accounting with respect to taxes, change an accounting period with respect to taxes, surrender any right to claim any refund of material taxes, take any action, or fail to take any action, which prevents, impairs the Intended Tax Treatment or the representations and warranties in respect of tax matters in the Business Combination Agreement from being true, correct, and complete, defer payment of any taxes pursuant to Internal Revenue Service Notice 2020-65, or take any other action relating to taxes that would reasonably be expected to have an adverse effect on PTIC II taking into account the transactions contemplated in the Business Combination Agreement;

•        subject to the terms of the Business Combination Agreement, enter into any settlement, conciliation or similar contract, in each case, in respect of a proceeding, (a) the performance of which involves or could reasonably involve at any point in the future the payment by the Renters Warehouse Group Companies (or PTIC II or any of its affiliates after the Closing) in excess of $250,000 individually, or $500,000 in the aggregate, (b) that imposes, or could reasonably impose at any point in the future, any non-monetary obligations on any Renters Warehouse Group Company (or PTIC II or any of its affiliates after the Closing), (c) that involves any criminal misconduct or any admission or wrongdoing or other misconduct or (d) commence any proceeding;

•        authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Renters Warehouse Group Company;

•        with respect to a Renters Warehouse Group Company, subject to certain exceptions, commit or authorize any capital commitment or capital expenditure (or series of capital commitments or capital expenditures in excess of $250,000);

•        with respect to any Renters Warehouse Group Company, enter into, conduct, engage in or otherwise operate any new line of business in any material respect or discontinue or make any material change to the business of the Renters Warehouse Group Companies;

•        change any Renters Warehouse Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with GAAP or PCAOB standards; or

•        enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated in the Business Combination Agreement;

•        (a) modify, extend, or enter into any CBA (as defined in the Business Combination Agreement) or (b) recognize or certify any labor union, labor organization, works council, or group of employees of the Renters Warehouse Group Companies as the bargaining representative for any employees of the Renters Warehouse Group Companies;

•        implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate WARN (as defined in the Business Combination Agreement);

•        hire, engage, terminate (without cause), furlough, or temporarily layoff any employee or independent contractor with annual salary in excess of $200,000;

•        waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any executive officer of any Renters Warehouse Group Company or employee or independent contractor whose total annual compensation is greater than $200,000 or any nonsolicitation, noncompetition or nondisclosure restrictive covenant obligation of any current or former employee or independent contractor;

•        enter into, amend, modify, or waive any material benefit or right under, any Related Party Transaction (as defined in the Business Combination Agreement); or

•        enter into any contract to take, or cause to be taken, any of the foregoing.

Covenants of PTIC II

From and after the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, PTIC II (x) shall keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities laws and shall use its commercially reasonable efforts to maintain the listing of the PTIC II Class A Common Stock and the PTIC II Warrants on Nasdaq and (y) shall not, and shall cause its subsidiaries not to do any of the following (except as contemplated by the Business Combination Agreement or any Ancillary Documents, as required by applicable law, as set forth on the disclosure schedules or as consented to in writing by the Sellers’ Representative (such consent, subject to certain exceptions, not to be unreasonably withheld, conditioned or delayed)):

•        adopt any amendments, supplements, restatements or modifications to the organizational documents of PTIC II or its subsidiaries or the Trust Agreement;

•        declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any equity securities of PTIC II or any of its Affiliates, as applicable, other than for the avoidance of doubt, for the PTIC II Shareholder Redemption (as defined in the Business Combination Agreement);

•        split, combine or reclassify any of its capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

•        subject to certain exceptions, incur, create or assume any indebtedness or other liability;

•        make any loans or advances to, or capital contributions in, any other person, other than to, or in, PTIC II or any of its subsidiaries;

•        other than pursuant to any Additional Capital Financing (as defined in the Business Combination Agreement), issue any equity securities of PTIC II or any of its subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to equity securities of the foregoing of PTIC II or any of its subsidiaries;

•        enter into, renew, modify, or revise any PTIC II Related Party Transaction (as defined in the Business Combination Agreement) (or any contract or agreement that if entered into prior to the execution and delivery of the Business Combination Agreement would be a PTIC II Related Party Transaction);

•        authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution; or

•        enter into any contract to take, or cause to be taken, any of the foregoing.

Mutual Covenants of the Parties

The Business Combination Agreement also contains additional covenants of the parties, including, among other things, covenants providing for:

•        using reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as is reasonably practicable the transactions contemplated by the Business Combination Agreement;

•        (a) making any appropriate filing or take, or cause to be taken, any reasonably required actions, as applicable pursuant to the HSR Act with respect to the transactions contemplated by the Business Combination Agreement promptly (and in any event by June 10, 2022); provided, however, PTIC II or Renters Warehouse may agree to waive this obligation to make any such filing if such filing is not reasonably required and (b) if applicable, requesting for early termination of the waiting period thereunder and respond as promptly as reasonably practicable to any requests by any governmental entity for additional information and documentary material that may be requested pursuant to the HSR Act. No party shall extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any governmental entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of PTIC II, Renters Warehouse and the Sellers’ Representative;

•        promptly informing the other party of any communication with any governmental entity regarding any of the transactions contemplated by the Business Combination Agreement or any Ancillary Document;

•        giving counsel of each party a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any governmental entity relating to the transactions contemplated by the Business Combination Agreement or the Ancillary Documents;

•        not participating in any substantive meeting or discussion, either in person or by telephone with any governmental entity in connection with the transactions contemplated by the Business Combination Agreement unless such party consults with the other in advance and, to the extent not prohibited by such governmental entity, gives the other party the opportunity to attend and participate in such meeting or discussion;

•        notifying the other party in writing promptly after learning of any stockholder demands or other stockholder proceedings (including derivative claims) relating to the Business Combination Agreement, any Ancillary Document or any matters relating thereto commenced against, in the case of PTIC II, PTIC II or any of its representatives or, in the case of Renters Warehouse, any Renters Warehouse Group Company or any of their respective representatives;

•        (a) keeping the other party reasonably informed regarding any Transaction Litigation (as defined in the Business Combination Agreement), (b) giving the other party the opportunity to, at its own cost and expense, reasonably participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (c) considering in good faith the other party’s advice with respect to any such Transaction Litigation and (d) reasonably cooperating with each other party with respect to any such Transaction Litigation;

•        acknowledging and agreeing that the information being provided in connection with the Business Combination Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreements (as defined in the Business Combination Agreement);

•        subject to certain exceptions, issuing any press releases or make any public announcements with respect to the Business Combination Agreement or the transactions contemplated thereby without the prior written consent of, prior to the Effective Time, Renters Warehouse and PTIC II, and, following the Effective Time, Renters Warehouse and the Sponsor, to the extent such press releases or public announcements pertain to, reference or otherwise relate to the Sponsor or the management or operations of PTIC II prior to the Closing; or

•        among other tax-related covenants, reasonably cooperating with each other party, as and to the extent reasonably requested by each other party in connection with the preparation and filing of tax returns and any examination or other proceeding with respect to taxes.

Board of Directors

Effective as of the Closing, the Combined Company’s Board of Directors will consist of eight (8) individuals, of which (i) two (2) will be designated by PTIC II, subject to the approval of Renters Warehouse and the Sellers’ Representative (provided that both will qualify as an “independent director” under the listing rules of the Nasdaq and Rule 10A-3 of the Exchange Act, both were or are a member of management or the PTIC II Board as at the date of the Business Combination Agreement, and one of the individuals will satisfy the diversity requirements set forth in the applicable Nasdaq rules) and (ii) six (6) will be designated by Renters Warehouse, subject to the approval of PTIC II (provided that at least one of Renters Warehouse’s designee will qualify as an “independent director” under the listing rules of the Nasdaq and Rule 10A-3 of the Exchange Act).

Survival of Representations, Warranties and Covenants

Under the Business Combination Agreement and in any certificate delivered pursuant thereto, the parties to the Business Combination Agreement made or will make customary representations and warranties for transactions of this type regarding themselves. The representations and warranties made under the Business Combination Agreement and in any certificate delivered pursuant thereto do not survive the Closing.

In addition, the parties to the Business Combination Agreement made covenants and agreements that are customary for transactions of this type. The covenants and agreements made under the Business Combination generally will not survive the Closing, except for those covenants and agreements set forth in this Agreement that by their respective terms contemplate performance after the Closing.

Termination

The Business Combination Agreement may be terminated, and the transactions contemplated thereby may be abandoned at any time prior to the Closing, including:

•        by the mutual written consent of PTIC II and the Sellers’ Representative;

•        by PTIC II, if any of the representations or warranties made by Renters Warehouse set forth in the Business Combination Agreement are not true and correct or if the Sellers’ Representative fails to perform any covenant or agreement on the part of the Sellers’ Representative set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of the Seller could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreements, as applicable is (or are) not cured or cannot be cured within the earlier of (a) thirty (30) days after written notice thereof is delivered to the Sellers’ Representative by PTIC II, and (b) November 17, 2022; provided, however, that PTIC II is not then in breach of the Business Combination Agreement so as to prevent certain conditions to the obligations of Renters Warehouse from being satisfied;

•        by Renters Warehouse, if any of the representations or warranties made by PTIC II set forth in the Business Combination Agreement are not true and correct or if PTIC II fails to perform any covenant or agreement on the part of PTIC II set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of Renters Warehouse could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreements, as applicable is (or are) not cured or cannot be cured within the earlier of (a) thirty (30) days after written notice thereof is delivered to PTIC II by Renters Warehouse, and (b) November 17, 2022; provided, however, that the Renters Warehouse Group Companies and any franchises of any Renters Warehouse Group Company, or any equityholder of Renters Warehouse is not then in breach of the Business Combination Agreement so as to prevent certain conditions to the obligations of PTIC II from being satisfied;

•        by either PTIC II or Renters Warehouse, subject to certain customary exceptions, if the Closing has not occurred on or before November 17, 2022;

•        by either PTIC II or Renters Warehouse if (a) any governmental entity has issued a final and nonappealable order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement;

•        by either PTIC II or Renters Warehouse if the Special Meeting has been held (including any adjournment thereof), has concluded, PTIC II Stockholders have duly voted, and, if certain approvals of the PTIC II Stockholders, to the extent required under the Business Combination Agreement, are not obtained as set forth therein; or

•        by PTIC II, if Renters Warehouse does not deliver (a) Transaction Support Agreements duly executed by each Supporting Renters Warehouse Unitholder as soon as reasonably practicable and in any event within one (1) business day following the date of the Business Combination Agreement, and (b) the Requisite Company Unitholder Consents of the Requisite Company Unitholders (as those terms are defined in the Business Combination Agreement) as promptly as reasonably practicable and in any event within one (1) business day following the date of the Business Combination Agreement.

Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and Ancillary Documents, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses. However, if the Business Combination Agreement is terminated in accordance with its terms, Renters Warehouse shall pay all the unpaid transaction expenses of Renters Warehouse and PTIC II shall paid all the unpaid transaction expenses of PTIC II. If the Closing occurs, then the Combined Company shall pay all unpaid transaction expenses as of such time (including the expenses of PTIC II and Renters Warehouse).

Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by each of PTIC II and the Sellers’ Representative.

Impact of the Business Combination on Appreciate’s Public Float

The following table summarizes the pro forma equity ownership in Appreciate Common Stock immediately following the Business Combination under five (5) redemption scenarios. For additional information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

	Assuming No Redemptions(1)(2)	Assuming 25% Redemptions(1)(3)	Assuming 50% Redemptions(1)(4)	Assuming 75% Redemptions(1)(5)	Assuming Maximum Redemptions(1)(6)
PTIC II Class A Stockholders	44.6%	33.4%	24.4%	13.3%	—
Sponsor(7)	11.1%	11.1%	12.2%	13.3%	15.4%
CF Principal	0.4%	0.4%	0.4%	0.5%	0.5%
Northland(8)	0.5%	0.5%	0.5%	0.6%	0.7%
Rolling Renters Warehouse Unitholders	43.4%	54.5%	62.5%	72.3%	83.4%
Total(9)(10)	100.0%	100.0%	100.0%	100.0%	100.0%

____________

(1)      Assumes that the Transaction Equity Security Amount is equal to 22,386,641, 28,136,641, 29,516,000, 31,200,000 and 31,200,000 shares of Appreciate Class B Common Stock, respectively, issued and outstanding at Closing assuming no redemptions, 25%, 50%, 75% and Maximum Redemptions and does not take into effect the dilutive effects of (i) the exercise of approximately 12,500,000 Warrants to purchase Appreciate Class A Common Stock (comprised of 7,666,667 Public Warrants and 4,833,333 Private Placement Warrants) that will be outstanding following the Business Combination or (ii) the 6,000,000 shares of Appreciate Class A Common Stock pursuant to the earnout. If actual facts are different than these assumptions (which is likely), the ownership percentages held by each of the PTIC II Class A Stockholders, the Sponsor, and the Rolling Renters Warehouse Unitholders will be different.

(2)      Assumes that zero shares of PTIC II Class A Common Stock are redeemed in connection with the Business Combination.

(3)      Assumes that a total of 5,750,000 shares of PTIC II Class A Common Stock are redeemed in connection with the Business Combination.

(4)      Assumes that a total of 11,500,000 shares of PTIC II Class A Common Stock are redeemed in connection with the Business Combination.

(5)      Assumes that a total of 17,250,000 shares of PTIC II Class A Common Stock are redeemed in connection with the Business Combination.

(6)      Assumes that a total of 23,000,000 shares of PTIC II Class A Common Stock are redeemed in connection with the Business Combination.

(7)      Consists of 5,750,000 shares of Appreciate Class A Common Stock, 5,595,000 of which are held directly by the Sponsor; however, if, following the Business Combination and assuming the exercise and conversion of all securities including (i) the exercise of 7,666,667 Appreciate Public Warrants for an equal number of Appreciate Class A Common Stock, (ii) the exercise of 4,833,333 Appreciate Private Placement Warrants for an equal number of Appreciate Class A Common Stock, (iii) 10,204,082 shares of Appreciate Class A Common Stock issuable pursuant to the CEF Purchase Agreement (in addition to 200,000 Commitment Shares payable to CF Principal), assuming the Appreciate Class A Common Stock trades at $10.00 throughout the draw down period and the Combined Company draws down fully the amount of shares of Appreciate Class A Common Stock available under the CEF Purchase Agreement, and (iv) 6,000,000 shares of Appreciate Class B Common Stock that will be issued to the Rolling Renters Warehouse Unitholders contingent upon achieving certain market share price milestones within a period of five (5) years post-Business Combination, the Sponsor and its affiliates will hold an equity stake in Appreciate of 13.0%, 13.0%, 13.7%, 14.5% and 15.8%, respectively, in the no redemptions, 25%, 50%, 75% and Maximum Redemption scenarios. Appreciate will have the right, but not the obligation, from time to time at its sole discretion until the first day of the month following the thirty-six (36-) month period from and after the Commencement, to direct CF Principal to purchase up to a specified maximum amount of Appreciate Class A Common Stock as set forth in the CEF Purchase Agreement. The purchase price of the Appreciate Class A Common Stock that Appreciate elects to sell to CF Principal pursuant to the CEF Purchase Agreement will be 98% of the volume weighted average price of the Appreciate Class A Common Stock during the applicable purchase date on which Appreciate has timely delivered written notice to CF Principal directing it to purchase shares of Appreciate Class A Common Stock under the CEF Purchase Agreement. See “Risk Factors — When the shares of Appreciate Class A Common Stock are issued pursuant to the CEF Purchase Agreement and the Appreciate Warrants are exercised for Appreciate Class A Common Stock, the number of shares eligible for future resale in the public market will increase and result in dilution to our stockholders, and the fact that the additional shares issued pursuant to the CEF Purchase Agreement will be sold at a discounted price may in and of itself place downward pressure on the market price of Appreciate Class A Common Stock.”

(8)      Assumes PTIC II elects to pay the $5.0 million transaction fee due to Northland upon closing the Business Combination in equal parts cash and equity securities of PTIC II.

(9)      Assumes the exchange of 100% of NewCo LLC Class B Units that will be outstanding at Closing for shares of Appreciate Class A Common Stock. Rolling Renters Warehouse Unitholders’ total share amount increases in higher redemption scenarios due to reduced cash to redeem existing Renters Warehouse preferred stock.

(10)    Percentages may not add to 100% due to rounding.

PTIC II Class A Stockholders that elect not to redeem their PTIC II Class A Common Stock will experience significant dilution as a result of the Business Combination. PTIC II Class A Stockholders currently own approximately 80% of PTIC II Common Stock. As noted above, if no PTIC II Class A Stockholders redeem their PTIC II Class A Common Stock in the Business Combination and no Public Warrants or Private Placement Warrants are exercised, PTIC II Class A Stockholders will own approximately 44.6% of the total shares outstanding in Appreciate. Assuming maximum redemptions, PTIC II Class A Stockholders will own none of the total shares outstanding. Following the Business Combination, an aggregate of up to 7,666,667 Public Warrants and 4,833,333 Private Placement Warrants will be outstanding. PTIC II Class A Stockholders who redeem their shares of PTIC II Class A Common Stock may continue to hold any Public Warrants that they owned prior to redemption, the exercise of which would result in additional dilution to non-redeeming PTIC II Class A Stockholders.

The following tables summarize the fully diluted share count of Appreciate Common Stock immediately following the Business Combination at illustrative share prices, assuming no redemptions.

	Illustrative Share Price
Share count in millions	$5.00	$7.00	$9.00	$10.00	$12.50	$15.00	$18.00
PTIC II Class A Common Stock	23.0	23.0	23.0	23.0	23.0	23.0	23.0
Founder Shares	5.8	5.8	5.8	5.8	5.8	5.8	5.8
CEF Commitment Shares(1)	0.2	0.2	0.2	0.2	0.2	0.2	0.2
Northland Fee(2)	0.3	0.3	0.3	0.3	0.3	0.3	0.3
Public Warrants(3)(4)	—	—	—	—	0.6	1.8	2.8
Private Placement Warrants(3)(5)	—	—	—	—	0.4	1.1	1.7
Committed Equity Facility Shares(6)	10.2	10.2	10.2	10.2	10.2	10.2	10.2
Earnout Shares(7)	6.0	6.0	6.0	6.0	6.0	6.0	6.0
Rolling Renters Warehouse Unitholders	22.4	22.4	22.4	22.4	22.4	22.4	22.4
Total	67.8	67.8	67.8	67.8	68.8	70.7	72.3
	Illustrative Share Price
Value of Ownership ($mm)	$5.00	$7.00	$9.00	$10.00	$12.50	$15.00	$18.00
PTIC II Class A Common Stock	$115	$161	$207	$230	$288	$345	$414
Founder Shares	29	40	52	58	72	86	104
CEF Commitment Shares(1)	1	1	2	2	3	3	4
Northland Fee(2)	1	2	2	3	3	4	5
Public Warrants(3)(4)	—	—	—	—	8	27	50
Private Placement Warrants(3)(5)	—	—	—	—	5	17	31
Committed Equity Facility Shares(6)	51	71	92	102	128	153	184
Earnout Shares(7)	30	42	54	60	75	90	108
Rolling Renters Warehouse Unitholders	112	157	201	224	280	336	403
Total (Pro Forma Equity Value)	$339	$475	$610	$678	$860	$1,061	$1,301
Sponsor Multiple on Invested Capital	4.0x	5.5x	7.1x	7.9x	1.2x	1.6x	2.1x

____________

(1)      Reflects 200,000 Commitment Shares payable to CF Principal at Closing.

(2)      Assumes PTIC II elects to pay one-half of Northland’s advisory fee in equity securities.

(3)      Assumes treasury share method for the Public Warrants and Private Placement Warrants.

(4)      7,666,667 Public Warrants issued as part of PTIC II’s IPO with strike price of $11.50 and redemption price of $18.00.

(5)      4,833,333 Private Placement Warrants issued as part of PTIC II’s IPO with strike price of $11.50 and redemption price of $18.00.

(6)      Reflects up to 10,204,082 shares of Appreciate Class A Common Stock issuable pursuant to the CEF Purchase Agreement, assuming the Appreciate Class A Common Stock trades at $10.00 throughout the draw down period and the Combined Company draws down fully the amount of shares of Appreciate Class A Common Stock available under the CEF Purchase Agreement. Appreciate will have the right, but not the obligation, from time to time at its sole discretion until the first day of the month following the thirty-six (36-) month period from and after the Commencement, to direct CF Principal to purchase up to a specified maximum amount of Appreciate Class A Common Stock as set forth in the CEF Purchase Agreement. The purchase price of the Appreciate Class A Common Stock that Appreciate elects to sell to CF Principal pursuant to the CEF Purchase Agreement will be 98% of the volume weighted average price of the Appreciate Class A Common Stock during the applicable purchase date on which Appreciate has timely delivered written notice to CF Principal directing it to purchase shares of Appreciate Class A Common Stock under the CEF Purchase Agreement. See “Risk Factors — When the shares of Appreciate Class A Common Stock are issued pursuant to the CEF Purchase Agreement and the Appreciate Warrants are exercised for Appreciate Class A Common Stock, the number of shares eligible for future resale in the public market will increase and result in dilution to our stockholders, and the fact that the additional shares issued pursuant to the CEF Purchase Agreement will be sold at a discounted price may in and of itself place downward pressure on the market price of Appreciate Class A Common Stock.”

(7)      Reflects 6,000,000 shares of Appreciate Class B Common Stock that will be issued to the Rolling Renters Warehouse Unitholders contingent upon achieving certain market share price milestones within a period of five (5) years post-Business Combination.

The following tables summarize the fully diluted share count of Appreciate Common Stock immediately following the Business Combination at illustrative share prices, assuming 25% redemptions.

	Illustrative Share Price
Share count in millions	$5.00	$7.00	$9.00	$10.00	$12.50	$15.00	$18.00
PTIC II Class A Common Stock	17.3	17.3	17.3	17.3	17.3	17.3	17.3
Founder Shares	5.8	5.8	5.8	5.8	5.8	5.8	5.8
CEF Commitment Shares(1)	0.2	0.2	0.2	0.2	0.2	0.2	0.2
Northland Fee(2)	0.3	0.3	0.3	0.3	0.3	0.3	0.3
Public Warrants(3)(4)	—	—	—	—	0.6	1.8	2.8
Private Placement Warrants(3)(5)	—	—	—	—	0.4	1.1	1.7
Committed Equity Facility Shares(6)	10.2	10.2	10.2	10.2	10.2	10.2	10.2
Earnout Shares(7)	6.0	6.0	6.0	6.0	6.0	6.0	6.0
Rolling Renters Warehouse Unitholders	28.1	28.1	28.1	28.1	28.1	28.1	28.1
Total	67.8	67.8	67.8	67.8	68.8	70.7	72.3
	Illustrative Share Price
Value of Ownership ($mm)	$5.00	$7.00	$9.00	$10.00	$12.50	$15.00	$18.00
PTIC II Class A Common Stock	$86	$121	$155	$173	$216	$259	$311
Founder Shares	29	40	52	58	72	86	104
CEF Commitment Shares(1)	1	1	2	2	3	3	4
Northland Fee(2)	1	2	2	3	3	4	5
Public Warrants(3)(4)	—	—	—	—	8	27	50
Private Placement Warrants(3)(5)	—	—	—	—	5	17	31
Committed Equity Facility Shares(6)	51	71	92	102	128	153	184
Earnout Shares(7)	30	42	54	60	75	90	108
Rolling Renters Warehouse Unitholders	141	197	253	281	352	422	506
Total (Pro Forma Equity Value)	$339	$475	$610	$678	$860	$1,061	$1,301
Sponsor Multiple on Invested Capital	4.0x	5.5x	7.1x	7.9x	1.2x	1.6x	2.1x

____________

(1)      Reflects 200,000 Commitment Shares payable to CF Principal at Closing.

(2)      Assumes PTIC II elects to pay one-half of Northland’s advisory fee in equity securities.

(3)      Assumes treasury share method for the Public Warrants and Private Placement Warrants.

(4)      7,666,667 Public Warrants issued as part of PTIC II’s IPO with strike price of $11.50 and redemption price of $18.00.

(5)      4,833,333 Private Placement Warrants issued as part of PTIC II’s IPO with strike price of $11.50 and redemption price of $18.00.

(6)      Reflects up to 10,204,082 shares of Appreciate Class A Common Stock issuable pursuant to the CEF Purchase Agreement, assuming the Appreciate Class A Common Stock trades at $10.00 throughout the draw down period and the Combined Company draws down fully the amount of shares of Appreciate Class A Common Stock available under the CEF Purchase Agreement. Appreciate will have the right, but not the obligation, from time to time at its sole discretion until the first day of the month following the thirty-six (36-) month period from and after the Commencement, to direct CF Principal to purchase up to a specified maximum amount of Appreciate Class A Common Stock as set forth in the CEF Purchase Agreement. The purchase price of the Appreciate Class A Common Stock that Appreciate elects to sell to CF Principal pursuant to the CEF Purchase Agreement will be 98% of the volume weighted average price of the Appreciate Class A Common Stock during the applicable purchase date on which Appreciate has timely delivered written notice to CF Principal directing it to purchase shares of Appreciate Class A Common Stock under the CEF Purchase Agreement. See “Risk Factors — When the shares of Appreciate Class A Common Stock are issued pursuant to the CEF Purchase Agreement and the Appreciate Warrants

are exercised for Appreciate Class A Common Stock, the number of shares eligible for future resale in the public market will increase and result in dilution to our stockholders, and the fact that the additional shares issued pursuant to the CEF Purchase Agreement will be sold at a discounted price may in and of itself place downward pressure on the market price of Appreciate Class A Common Stock.”

(7)       Reflects 6,000,000 shares of Appreciate Class B Common Stock that will be issued to the Rolling Renters Warehouse Unitholders contingent upon achieving certain market share price milestones within a period of five (5) years post-Business Combination.

The following tables summarize the fully diluted share count of Appreciate Common Stock immediately following the Business Combination at illustrative share prices, assuming 50% redemptions.

	Illustrative Share Price
Share count in millions	$5.00	$7.00	$9.00	$10.00	$12.50	$15.00	$18.00
PTIC II Class A Common Stock	11.5	11.5	11.5	11.5	11.5	11.5	11.5
Founder Shares	5.8	5.8	5.8	5.8	5.8	5.8	5.8
CEF Commitment Shares(1)	0.2	0.2	0.2	0.2	0.2	0.2	0.2
Northland Fee(2)	0.3	0.3	0.3	0.3	0.3	0.3	0.3
Public Warrants(3)(4)	—	—	—	—	0.6	1.8	2.8
Private Placement Warrants(3)(5)	—	—	—	—	0.4	1.1	1.7
Committed Equity Facility Shares(6)	10.2	10.2	10.2	10.2	10.2	10.2	10.2
Earnout Shares(7)	6.0	6.0	6.0	6.0	6.0	6.0	6.0
Rolling Renters Warehouse Unitholders	29.5	29.5	29.5	29.5	29.5	29.5	29.5
Total	63.4	63.4	63.4	63.4	64.4	66.3	67.9
	Illustrative Share Price
Value of Ownership ($mm)	$5.00	$7.00	$9.00	$10.00	$12.50	$15.00	$18.00
PTIC II Class A Common Stock	$58	$81	$104	$115	$144	$173	$207
Founder Shares	29	40	52	58	72	86	104
CEF Commitment Shares(1)	1	1	2	2	3	3	4
Northland Fee(2)	1	2	2	3	3	4	5
Public Warrants(3)(4)	—	—	—	—	8	27	50
Private Placement Warrants(3)(5)	—	—	—	—	5	17	31
Committed Equity Facility Shares(6)	51	71	92	102	128	153	184
Earnout Shares(7)	30	42	54	60	75	90	108
Rolling Renters Warehouse Unitholders	148	207	266	295	369	443	531
Total (Pro Forma Equity Value)	$317	$444	$571	$634	$805	$995	$1,223
Sponsor Multiple on Invested Capital	4.0x	5.5x	7.1x	7.9x	1.2x	1.6x	2.1x

____________

(1)      Reflects 200,000 Commitment Shares payable to CF Principal at Closing.

(2)      Assumes PTIC II elects to pay one-half of Northland’s advisory fee in equity securities.

(3)      Assumes treasury share method for the Public Warrants and Private Placement Warrants.

(4)      7,666,667 Public Warrants issued as part of PTIC II’s IPO with strike price of $11.50 and redemption price of $18.00.

(5)      4,833,333 Private Placement Warrants issued as part of PTIC II’s IPO with strike price of $11.50 and redemption price of $18.00.

(6)      Reflects up to 10,204,082 shares of Appreciate Class A Common Stock issuable pursuant to the CEF Purchase Agreement, assuming the Appreciate Class A Common Stock trades at $10.00 throughout the draw down period and the Combined Company draws down fully the amount of shares of Appreciate Class A Common Stock available under the CEF Purchase Agreement. Appreciate will have the right, but not the obligation, from time to time at its sole discretion until the first day of the month following the thirty-six (36-) month period from and after the Commencement, to direct CF Principal to purchase up to a specified maximum amount of Appreciate Class A Common Stock as set forth in the CEF Purchase Agreement. The purchase price of the Appreciate Class A Common Stock that Appreciate elects to sell to CF Principal pursuant to the CEF Purchase Agreement will be 98% of the volume weighted average price of the Appreciate Class A Common Stock during the applicable purchase date on which Appreciate has timely delivered written notice to CF Principal directing it to purchase shares of Appreciate Class A Common Stock under the CEF Purchase Agreement. See “Risk Factors — When the shares of Appreciate Class A Common Stock are issued pursuant to the CEF Purchase Agreement and the Appreciate Warrants are exercised for Appreciate Class A Common Stock, the number of shares eligible for future resale in the public market will increase and result in dilution to our stockholders, and the fact that the additional shares issued pursuant to the CEF Purchase Agreement will be sold at a discounted price may in and of itself place downward pressure on the market price of Appreciate Class A Common Stock.”

(7)      Reflects 6,000,000 shares of Appreciate Class B Common Stock that will be issued to the Rolling Renters Warehouse Unitholders contingent upon achieving certain market share price milestones within a period of five (5) years post-Business Combination.

The following tables summarize the fully diluted share count of Appreciate Common Stock immediately following the Business Combination at illustrative share prices, assuming 75% redemptions.

	Illustrative Share Price
Share count in millions	$5.00	$7.00	$9.00	$10.00	$12.50	$15.00	$18.00
PTIC II Class A Common Stock	5.8	5.8	5.8	5.8	5.8	5.8	5.8
Founder Shares	5.8	5.8	5.8	5.8	5.8	5.8	5.8
CEF Commitment Shares(1)	0.2	0.2	0.2	0.2	0.2	0.2	0.2
Northland Fee(2)	0.3	0.3	0.3	0.3	0.3	0.3	0.3
Public Warrants(3)(4)	—	—	—	—	0.6	1.8	2.8
Private Placement Warrants(3)(5)	—	—	—	—	0.4	1.1	1.7
Committed Equity Facility Shares(6)	10.2	10.2	10.2	10.2	10.2	10.2	10.2
Earnout Shares(7)	6.0	6.0	6.0	6.0	6.0	6.0	6.0
Rolling Renters Warehouse Unitholders	31.2	31.2	31.2	31.2	31.2	31.2	31.2
Total	59.4	59.4	59.4	59.4	60.4	62.3	63.9
	Illustrative Share Price
Value of Ownership ($mm)	$5.00	$7.00	$9.00	$10.00	$12.50	$15.00	$18.00
PTIC II Class A Common Stock	$29	$40	$52	$58	$72	$86	$104
Founder Shares	29	40	52	58	72	86	104
CEF Commitment Shares(1)	1	1	2	2	3	3	4
Northland Fee(2)	1	2	2	3	3	4	5
Public Warrants(3)(4)	—	—	—	—	8	27	50
Private Placement Warrants(3)(5)	—	—	—	—	5	17	31
Committed Equity Facility Shares(6)	51	71	92	102	128	153	184
Earnout Shares(7)	30	42	54	60	75	90	108
Rolling Renters Warehouse Unitholders	156	218	281	312	390	468	562
Total (Pro Forma Equity Value)	$297	$415	$534	$594	$754	$934	$1,150
Sponsor Multiple on Invested Capital	4.0x	5.5x	7.1x	7.9x	1.2x	1.6x	2.1x

____________

(1)      Reflects 200,000 Commitment Shares payable to CF Principal at Closing.

(2)      Assumes PTIC II elects to pay one-half of Northland’s advisory fee in equity securities.

(3)      Assumes treasury share method for the Public Warrants and Private Placement Warrants.

(4)      7,666,667 Public Warrants issued as part of PTIC II’s IPO with strike price of $11.50 and redemption price of $18.00.

(5)      4,833,333 Private Placement Warrants issued as part of PTIC II’s IPO with strike price of $11.50 and redemption price of $18.00.

(6)      Reflects up to 10,204,082 shares of Appreciate Class A Common Stock issuable pursuant to the CEF Purchase Agreement, assuming the Appreciate Class A Common Stock trades at $10.00 throughout the draw down period and the Combined Company draws down fully the amount of shares of Appreciate Class A Common Stock available under the CEF Purchase Agreement. Appreciate will have the right, but not the obligation, from time to time at its sole discretion until the first day of the month following the thirty-six (36-) month period from and after the Commencement, to direct CF Principal to purchase up to a specified maximum amount of Appreciate Class A Common Stock as set forth in the CEF Purchase Agreement. The purchase price of the Appreciate Class A Common Stock that Appreciate elects to sell to CF Principal pursuant to the CEF Purchase Agreement will be 98% of the volume weighted average price of the Appreciate Class A Common Stock during the applicable purchase date on which Appreciate has timely delivered written notice to CF Principal directing it to purchase shares of Appreciate Class A Common Stock under the CEF Purchase Agreement. See “Risk Factors — When the shares of Appreciate Class A Common Stock are issued pursuant to the CEF Purchase Agreement and the Appreciate Warrants are exercised for Appreciate Class A Common Stock, the number of shares eligible for future resale in the public market will increase and result in dilution to our stockholders, and the fact that the additional shares issued pursuant to the CEF Purchase Agreement will be sold at a discounted price may in and of itself place downward pressure on the market price of Appreciate Class A Common Stock.”

(7)      Reflects 6,000,000 shares of Appreciate Class B Common Stock that will be issued to the Rolling Renters Warehouse Unitholders contingent upon achieving certain market share price milestones within a period of five (5) years post-Business Combination.

The following tables summarize the fully diluted share count of Appreciate Common Stock immediately following the Business Combination at illustrative share prices, assuming Maximum Redemptions.

	Illustrative Share Price
Share count in millions	$5.00	$7.00	$9.00	$10.00	$12.50	$15.00	$18.00
PTIC II Class A Common Stock	—	—	—	—	—	—	—
Founder Shares	5.8	5.8	5.8	5.8	5.8	5.8	5.8
CEF Commitment Shares(1)	0.2	0.2	0.2	0.2	0.2	0.2	0.2
Northland Fee(2)	0.3	0.3	0.3	0.3	0.3	0.3	0.3
Public Warrants(3)(4)	—	—	—	—	0.6	1.8	2.8
Private Placement Warrants(3)(5)	—	—	—	—	0.4	1.1	1.7
Committed Equity Facility Shares(6)	10.2	10.2	10.2	10.2	10.2	10.2	10.2
Earnout Shares(7)	6.0	6.0	6.0	6.0	6.0	6.0	6.0
Rolling Renters Warehouse Unitholders	31.2	31.2	31.2	31.2	31.2	31.2	31.2
Total	53.6	53.6	53.6	53.6	54.6	56.5	58.1
	Illustrative Share Price
Value of Ownership ($mm)	$5.00	$7.00	$9.00	$10.00	$12.50	$15.00	$18.00
PTIC II Class A Common Stock	$—	$—	$—	$—	$—	$—	$—
Founder Shares	29	40	52	58	72	86	104
CEF Commitment Shares(1)	1	1	2	2	3	3	4
Northland Fee(2)	1	2	2	3	3	4	5
Public Warrants(3)(4)	—	—	—	—	8	27	50
Private Placement Warrants(3)(5)	—	—	—	—	5	17	31
Committed Equity Facility Shares(6)	51	71	92	102	128	153	184
Earnout Shares(7)	30	42	54	60	75	90	108
Rolling Renters Warehouse Unitholders	156	218	281	312	390	468	562
Total (Pro Forma Equity Value)	$268	$375	$482	$536	$683	$848	$1,046
Sponsor Multiple on Invested Capital	4.0x	5.5x	7.1x	7.9x	1.2x	1.6x	2.1x

____________

(1)      Reflects 200,000 Commitment Shares payable to CF Principal at Closing.

(2)      Assumes PTIC II elects to pay one-half of Northland’s advisory fee in equity securities.

(3)      Assumes treasury share method for the Public Warrants and Private Placement Warrants.

(4)      7,666,667 Public Warrants issued as part of PTIC II’s IPO with strike price of $11.50 and redemption price of $18.00.

(5)      4,833,333 Private Placement Warrants issued as part of PTIC II’s IPO with strike price of $11.50 and redemption price of $18.00.

(6)      Reflects up to 10,204,082 shares of Appreciate Class A Common Stock issuable pursuant to the CEF Purchase Agreement, assuming the Appreciate Class A Common Stock trades at $10.00 throughout the draw down period and the Combined Company draws down fully the amount of shares of Appreciate Class A Common Stock available under the CEF Purchase Agreement. Appreciate will have the right, but not the obligation, from time to time at its sole discretion until the first day of the month following the thirty-six (36-) month period from and after the Commencement, to direct CF Principal to purchase up to a specified maximum amount of Appreciate Class A Common Stock as set forth in the CEF Purchase Agreement. The purchase price of the Appreciate Class A Common Stock that Appreciate elects to sell to CF Principal pursuant to the CEF Purchase Agreement will be 98% of the volume weighted average price of the Appreciate Class A Common Stock during the applicable purchase date on which Appreciate has timely delivered written notice to CF Principal directing it to purchase shares of Appreciate Class A Common Stock under the CEF Purchase Agreement. See “Risk Factors — When the shares of Appreciate Class A Common Stock are issued pursuant to the CEF Purchase Agreement and the Appreciate Warrants are exercised for Appreciate Class A Common Stock, the number of shares eligible for future resale in the public market will increase and result in dilution to our stockholders, and the fact that the additional shares issued pursuant to the CEF Purchase Agreement will be sold at a discounted price may in and of itself place downward pressure on the market price of Appreciate Class A Common Stock.”

(7)      Reflects 6,000,000 shares of Appreciate Class B Common Stock that will be issued to the Rolling Renters Warehouse Unitholders contingent upon achieving certain market share price milestones within a period of five (5) years post-Business Combination.

Related Agreements

This section describes the material terms of certain additional agreements entered into concurrently with, or to be entered into pursuant to, the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of Sponsor Letter Agreement (attached hereto as Annex E), the form of Transaction Support Agreement (attached hereto as Annex I), the form of Investor Rights Agreement (attached hereto as Annex G), the form of Second A&R LLC Agreement (attached hereto as Annex D), the form of Tax Receivable Agreement (attached hereto as Annex J), the CEF Purchase Agreement (attached hereto as Annex K) and the form of CEF Registration Rights Agreement (attached hereto as Annex H). You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Sponsor Letter Agreement

Concurrent with the execution and delivery of the Business Combination Agreement, PTIC II entered into the Sponsor Letter Agreement, with the Sponsor, the Other PTIC II Class B Stockholders and Renters Warehouse, among others, pursuant to which, among other things, the Sponsor and the Other PTIC II Class B Stockholders have agreed to: (a) vote all PTIC II Common Stock owned by the Sponsor and the Other PTIC II Class B Stockholders in favor of approval of the Business Combination Agreement and the contemplated transactions; (b) subject to, conditioned upon and effective immediately prior to the occurrence of the Effective Time, waive any rights to adjustment to the conversion ratio set forth in the Existing Governing Documents or waive other anti-dilution or similar protections with respect to all of the shares of PTIC II Class B Common Stock held by the Sponsor and the Other PTIC II Class B Stockholders and (c) subject to, and conditioned upon the occurrence of and effective as of, the Closing, terminate certain existing agreements or arrangements, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

Transaction Support Agreements

Promptly after the execution and delivery of the Business Combination Agreement, PTIC II, and Renters Warehouse entered into the Transaction Support Agreements with the Supporting Renters Warehouse Unitholders. Pursuant to the Transaction Support Agreements, the Supporting Renters Warehouse Unitholders agreed to, among other things: (a) support and vote in favor of the Business Combination Agreement, the Ancillary Documents to which Renters Warehouse is a party and the transactions contemplated thereby and (b) vote against or withhold consent or approval with respect to, among other things, any matter, action or proposal that would reasonably be expected to result in a breach of any of Renters Warehouse’s covenants under the Business Combination Agreement or the Ancillary Documents, or that would result in the non-satisfaction of certain of the conditions to the Closing under the Business Combination Agreement.

Pursuant to the Transaction Support Agreements, the Supporting Renters Warehouse Unitholders also agreed to, among other things, (a) to the extent required or applicable, vote or provide consent for purposes of authorizing and approving any and all of the matters, actions and proposals contemplated by the Business Combination Agreement and the Ancillary Documents and the transactions contemplated thereby or (b) when any meeting of Renters Warehouse Members (as applicable) is held, cause Renters Warehouse Member’s Subject Company Units (as defined in the Transaction Support Agreements) to be counted as present thereat for the purposes of establishing a quorum.

Investor Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, Appreciate will enter into the Investor Rights Agreement with the Sponsor, the other Founder Holders (as defined therein) and the Sellers (as defined therein), which provides that Appreciate will agree to register for resale certain shares of Appreciate Class A Common Stock and other equity securities of Appreciate that are held by the parties thereto from time to time. The Investor Rights Agreement provides for underwritten offerings and piggyback registration rights, in each case subject to certain limitations set forth therein.

Under the Investor Rights Agreement, certain of the parties thereto will agree to a 180-day lock-up from the Closing Date, subject to certain limitations set forth therein.

LLCA

On the Closing Date, the Limited Liability Company Agreement of NewCo LLC, dated as of immediately prior to the Closing, by and among NewCo LLC and NewCo LLC unitholders thereto, will be amended and restated to, among other things, reflect: (a) the consummation of the transactions contemplated by the Business Combination Agreement and the Ancillary Documents, (b) the Combined Company’s designation as the sole Managing Member of NewCo LLC, and (c) the rights and obligations of the Members and other terms and provisions, as set forth in the A&R LLC Agreement.

Tax Receivable Agreement

At the Closing of the Business Combination, Appreciate Holdings, Inc., NewCo LLC, Renters Warehouse, Lake Street and each of the members of NewCo LLC that are Rolling Renters Warehouse Unitholders (excluding St. Cloud) will enter into the Tax Receivable Agreement, a form of which is attached hereto as Annex J.

Pursuant to the Tax Receivable Agreement, Appreciate Holdings, Inc. will generally be required to pay the applicable TRA Parties 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, net income or profits (and any interest related thereto) and any interest amount thereon, that Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) realizes, or is deemed to realize, as a result of certain tax attributes, including:

•        tax basis adjustments resulting from the Initial Sale, from certain redemptions of St. Cloud’s NewCo LLC Class B Units (if any), and from taxable exchanges of NewCo LLC Class B Units and/or Earn Out Units (if any) (including any such tax basis adjustments resulting from certain payments made by Appreciate Holdings, Inc. under the Tax Receivable Agreement) acquired by Appreciate Holdings, Inc. for Appreciate Class A Common Stock and/or cash from a TRA Party pursuant to the terms of the A&R LLC Agreement or from St. Cloud (if any) and

•        tax deductions in respect of imputed interest deemed to be paid as a result of certain payments made under the Tax Receivable Agreement.

Under the Tax Receivable Agreement, Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) will generally be treated as realizing a tax benefit from the use of a Tax Attribute on a “with and without” basis (subject to certain exceptions), thereby generally treating the Tax Attributes as the last item used; provided that, for purposes of determining any such tax benefit with respect to state and local income taxes, certain simplifying assumptions will be used. Payments under the Tax Receivable Agreement generally will be based on the tax reporting positions that Appreciate Holdings, Inc. determines (with the amount of payments subject to the TRA Party Representative’s review and consent and the Reconciliation Procedures), and the IRS or another taxing authority may challenge all or any part of a position taken with respect to Tax Attributes or the utilization thereof, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) are disallowed, the TRA Parties will not be required to reimburse Appreciate Holdings, Inc. for any excess payments that may previously have been made pursuant to the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to such TRA Parties will generally be applied against and reduce any future cash payments otherwise required to be made by Appreciate Holdings, Inc. under the Tax Receivable Agreement to the applicable TRA Parties, if any, after the determination of such excess. As a result, in certain circumstances Appreciate Holdings, Inc. could be required to make payments under the Tax Receivable Agreement in excess of Appreciate Holdings, Inc.’s (and any applicable subsidiaries thereof, if any) actual savings in respect of the Tax Attributes.

The Tax Receivable Agreement will provide that, in certain Early Termination Events, Appreciate Holdings, Inc. will be required to make a lump-sum cash payment to all the TRA Parties equal to the present value, discounted at the Early Termination Rate as of and starting from the Early Termination Date of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to there being sufficient future taxable income of Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) to fully utilize the Tax Attributes and that all NewCo LLC Class B Units that had not yet been exchanged for Appreciate Class A Common Stock or cash are deemed exchanged. The lump-sum payment could be material and could materially exceed any actual tax benefits that Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) realizes subsequent to such payment.

As a result of the foregoing, in some circumstances (i) Appreciate Holdings, Inc. could be required to make payments under the Tax Receivable Agreement that are greater than or less than the actual tax savings that Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) realizes in respect of the Tax Attributes and (ii) it is possible that Appreciate Holdings, Inc. may be required to make payments years in advance of the actual realization of tax benefits (if any, and may never actually realize the benefits paid for) in respect of the Tax Attributes (including if any Early Termination Events occur). For example, assuming no material changes in the relevant tax law, we expect that if the Tax Receivable Agreement were terminated immediately after the closing of the Business Combination, the estimated Tax Receivable Agreement lump-sum payment would approximately be $55.4 million depending on the Appreciate Holdings, Inc.’s rate of recovery of the tax basis increases associated with the deemed exchange of the NewCo LLC Class B Units and/or Earn Out Units (if any) (other than those held by us). This estimated Tax Receivable Agreement lump-sum payment is calculated using a discount rate equal to 5.04% (utilizing a SOFR rate of 3.04%), applied against an undiscounted liability of approximately $85.0 million. If the TRA Parties were to exchange all of their NewCo LLC Class B Units (excluding any Earn Out Units), Appreciate Holdings, Inc. would recognize a deferred tax asset of approximately $31.2 million assuming no valuation allowance is recorded and a related liability for payments under the Tax Receivable Agreement of approximately $85.0 million, assuming (i) that the TRA Parties redeemed or exchanged all of their NewCo LLC Class B Units and/or Earn Out Units (if any) on the Closing Date; (ii) no Earn Out Units were earned or vested as of the Closing Date; (iii) a price of $10.00 per share; (iv) a constant combined effective income tax rate of 25.20%; (v) Appreciate Holdings, Inc. will have sufficient taxable income in each year to realize the tax benefits that are subject to the Tax Receivable Agreement; and (vi) no material changes in tax law. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize (if any) will differ based on, among other things, the timing and amount of any taxable income, the timing of the exchanges, the price of the shares of Appreciate Class A Common Stock at the time of the relevant exchange, and the tax rates then in effect. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

It is more likely than not that the deferred tax assets will not be realized in accordance with ASC 740. As such, Appreciate has reduced the full carrying amount of the deferred tax assets with a valuation allowance in the no redemption scenario. In the max redemption scenario the impact of deferred taxes is immaterial. Management will continue to monitor and consider the available evidence from quarter to quarter, and year to year, to determine if more or less valuation allowance is required at that time.

Please see the section entitled “Proposal No. 2 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement” for a discussion of the Tax Receivable Agreement and the section entitled “Risk Factors — Risks Related to PTIC II and the Business Combination” for certain specified risks related to the Tax Receivable Agreement.

CEF Purchase Agreement

On May 17, 2022, PTIC II entered into the CEF Purchase Agreement with CF Principal, relating to the Committed Equity Facility. Pursuant to the CEF Purchase Agreement, Appreciate will have the right from time to time at its option following the Closing to sell to CF Principal up to the lesser of (i) $100.0 million of Appreciate Class A Common Stock and (ii) the Exchange Cap, subject to certain customary conditions and limitations set forth in the CEF Purchase Agreement.

Following the Closing, and upon the initial satisfaction of the conditions to CF Principal’s obligation to purchase Appreciate Class A Common Stock set forth in the CEF Purchase Agreement, including that a registration statement registering the resale by CF Principal of the Appreciate Class A Common Stock under the Securities Act, purchased pursuant to the CEF Resale Registration Statement is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC, Appreciate will have the right, but not the obligation, from time to time at its sole discretion until the first day of the month following the thirty-six (36-) month period from and after the Commencement, to direct CF Principal to purchase up to a specified maximum amount of Appreciate Class A Common Stock as set forth in the CEF Purchase Agreement by delivering written notice to CF Principal prior to the commencement of trading on any trading day. The purchase price of the Appreciate Class A Common Stock that Appreciate elects to sell to CF Principal pursuant to the CEF Purchase Agreement will be 98% of the volume weighted average price of the Appreciate Class A Common Stock during the applicable purchase date on which Appreciate has timely delivered written notice to CF Principal directing it to purchase shares of Appreciate Class A Common Stock under the CEF Purchase Agreement. In addition to the Commitment Shares CF Principal will receive in connection with its entry into the CEF Purchase Agreement, the price paid by CF Principal per Appreciate Class A Common Stock may be materially different from the $10.00 per PTIC II Unit offered and sold in the IPO. See “Risk Factors — When the shares of Appreciate Class A Common Stock are issued pursuant to the CEF Purchase Agreement and the Appreciate Warrants are exercised for Appreciate Class A Common Stock, the number of shares eligible for future resale in the public market will increase and result in dilution to our stockholders, and the fact that the additional shares issued pursuant to the CEF Purchase Agreement will be sold at a discounted price may in and of itself place downward pressure on the market price of Appreciate Class A Common Stock.”

Sales of Appreciate Class A Common Stock to CF Principal under the CEF Purchase Agreement, and the timing of any sales, will be determined by Appreciate from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of Appreciate Class A Common Stock and determinations by Appreciate regarding the use of proceeds of such sales. The net proceeds from any sales under the CEF Purchase Agreement will depend on the frequency with, and prices at, which the shares of Appreciate Class A Common Stock are sold to CF Principal. In effect, the CEF Purchase Agreement allows Appreciate to raise primary equity capital on a periodic basis outside the context of a traditional underwritten follow-on offering following the Closing.

Under the applicable rules of Nasdaq, in no event may PTIC II issue to CF Principal under the CEF Purchase Agreement more than 19.99% of the voting power or number of shares of Appreciate Class A Common Stock outstanding, calculated in accordance with applicable Nasdaq rules, unless (i) Appreciate obtains stockholder approval to issue shares of Appreciate Class A Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average purchase price per share for all of the shares of Appreciate Class A Common Stock sold to CF Principal under the CEF Purchase Agreement equals or exceeds a minimum price as set forth in the Nasdaq rules.

In connection with the execution of the CEF Purchase Agreement, PTIC II agreed to pay to CF Principal on the Commencement Date the Commitment Shares as consideration for CF Principal’s irrevocable commitment to purchase the shares of Appreciate Class A Common Stock upon the terms and subject to the satisfaction of the conditions set forth in the CEF Purchase Agreement. In addition, pursuant to the CEF Purchase Agreement, each party thereto shall bear its own fees and expenses related to the transactions contemplated thereby except that Appreciate agreed to reimburse the reasonable and documented fees and disbursements of legal counsel to CF Principal in an amount not to exceed $75,000 in connection with entry into the CEF Purchase Agreement and $25,000 per fiscal quarter in connection with CF Principal’s ongoing due diligence and review of certain deliverables of Appreciate.

The CEF Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in the CEF Purchase Agreement were made only for purposes of the CEF Purchase Agreement and as of specific dates, were solely for the benefit of the parties to such agreement and are subject to certain important limitations.

Appreciate has the right to terminate the CEF Purchase Agreement at any time after Commencement, at no cost or penalty, upon three trading days’ prior written notice; however, in no event shall CF Principal be required to return the Commitment Fee after the Commencement Date. No termination of the CEF Purchase Agreement will alter or otherwise affect Appreciate’s obligations under the CEF Registration Rights Agreement. CF Principal has the right to terminate the CEF Purchase Agreement if: (a) a Material Adverse Effect (as defined therein) occurs and cannot be cured within ten (10) business days; (b) a Fundamental Transaction (as defined therein) shall have occurred; (c) Appreciate is in breach or default in any material respect of any of its covenants and agreements in the CEF Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within fifteen (15) trading days; (d) while a registration statement, or any post-effective amendment thereto, is required to be maintained effective pursuant to the terms of the CEF Registration Rights Agreement and CF Principal holds any Registrable Securities (as defined in the CEF Registration Rights Agreement), the effectiveness of such registration statement, or any post-effective amendment thereto, lapses for any reason (including, without limitation, the issuance of a stop order by the SEC) or such registration statement or any post-effective amendment thereto, the prospectus contained therein or any prospectus supplement thereto otherwise becomes unavailable to CF Principal for the resale of all of the Registrable Securities included therein, and such lapse or unavailability continues for a period of forty-five (45) consecutive trading days or for more than an aggregate of ninety (90) trading days in any three hundred sixty-five (365-) day period, other than due to acts of CF Principal; (e) trading in the Appreciate Class A Common Stock on the Nasdaq or such other exchange on which the Appreciate Class A Common Stock is then listed or traded shall have been suspended and such suspension continues for a period of five (5) consecutive trading days; or (f) Appreciate is in material breach or default of any of its covenants and agreements contained in the CEF Purchase Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within fifteen (15) trading days. CF Principal’s obligations under the CEF

Purchase Agreement shall be suspended immediately if, on the seventh (7th) Trading Day (as defined in the CEF Purchase Agreement) following the consummation of the Business Combination, the aggregate market value of the outstanding voting and non-voting common equity (as defined in Securities Act Rule 405), including shares of Appreciate Class A Common Stock and shares of Appreciate Class B Common Stock, of Appreciate, is less than $100.0 million (calculated by multiplying (x) the price at which the common equity of Appreciate closes on the Nasdaq Capital Market (or an Alternative Market) on such date by (y) the number of outstanding shares as of such date) as of that date, until such time as the aggregate market value of the aggregate market value of the outstanding voting and non-voting common equity (as defined in Securities Act Rule 405) of Appreciate equals or exceeds $100.0 million (calculated by multiplying (x) the price at which the common equity of Appreciate closes on the Principal Market (as defined in the CEF Purchase Agreement) on a particular date by (y) the number of outstanding shares as of such date).

CF Principal is an affiliate of Cantor, which provided services to PTIC II in connection with its IPO and private investment in public equity negotiations. Cantor will also receive a deferred underwriting fee of approximately $7.2 million payable in cash upon the Closing of the Business Combination. Such factors may have created actual or perceived conflicts of interest. For additional information, see the sections entitled “Risk Factors — Risks Related to Ownership of Appreciate Securities — The Committed Equity Facility is subject to the conditions and limitations set forth in the CEF Purchase Agreement, which may limit our ability to fund our business and satisfy our obligations following the completion of the Business Combination” and “Risk Factors — Risks Related to PTIC II and the Business Combination — CF Principal, which entered into the CEF Purchase Agreement with PTIC II, is an affiliate of Cantor, which acted as representative of the underwriters in PTIC II’s IPO, was engaged as financial advisor to PTIC II in connection with the Business Combination negotiations and will receive a deferred underwriting fee upon Closing of the Business Combination, which could result in actual or perceived conflicts of interest.”

CEF Registration Rights Agreement

In connection with PTIC II’s entry into the CEF Purchase Agreement, at the Closing of the transactions contemplated by the Business Combination Agreement, the Combined Company will enter into the CEF Registration Rights Agreement, pursuant to which the Combined Company will agree to register for resale, pursuant to Rule 415 under the Securities Act, the shares of Appreciate Class A Common Stock that are sold to CF Principal under the Committed Equity Facility and the Commitment Shares.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding PTIC II or its securities, the Initial Stockholders and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of PTIC II Class A Common Stock. In such transactions, the purchase price for the PTIC II Class A Common Stock will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the PTIC II Class A Common Stock they acquire in such transactions. However, any PTIC II Class A Common Stock acquired by the persons described above would not be voted in connection with the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the PTIC II Class A Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. PTIC II will file a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of PTIC II Class A Common Stock purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of PTIC II Class A Ordinary Shares for which PTIC II has received redemption requests.

Certain Renters Warehouse Projected Financial Information

Renters Warehouse provided PTIC II with internally prepared forecasts for the periods ending December 31, 2022 and 2023. The forecasts were prepared solely for internal use, capital budgeting and other management purposes. The forecasts are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by potential investors or existing stockholders. In making a decision regarding the proposed Business Combination and related transactions, you are cautioned that the forecasts may be materially different from actual results. Please also see “Cautionary Statements Regarding Forward-Looking Statements.”

The forecasts reflect numerous assumptions, including assumptions with respect to general business, economic, market, regulatory and financial conditions, and various other factors, all of which are difficult to predict and many of which are beyond Renters Warehouse’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” Furthermore, the forecasts do not take into account any circumstances or events.

The Renters Warehouse projected financial information was prepared by Renters Warehouse management. Mr. Laurence, CEO; Mr. Ortner, President; and Mr. Jacobson, CFO participated in the development of the projected financial information, assisted by Mr. Robert Dube, Vice President of Financial Planning and Analysis. The process undertaken to formulate the Projections included the identification of business drivers for the Marketplace and Management segments, and the development of the key assumptions described below.

The projected financial information assumed typical market conditions as of the sixty (60) months ending December 31, 2021, rather than the anomalous conditions that the SFR industry has generally experienced since the start of the COVID-19 pandemic. Assumptions for metrics such as average property value transacted, revenue per resident placement, average cost of renovation managed, commission rates and similar drivers are in line with and were based on historical operating trends, as of the sixty (60) months ending December 31, 2021, adjusted as appropriate for anticipated inflation and operating improvements. Management believed these assumptions and adjustments were reasonable at the time made. Assumptions for the company’s growth assumed access to capital to fund higher levels of investment in customer acquisition, which in turn is expected to increase property counts and associated revenues. The forecast assumes an aggregate investment of $18 million in customer acquisition in the fourth quarter of 2022 and calendar year 2023. Renters Warehouse believes that the Projections focused on the sixty (60) month timeframe is more reflective of the industry and business conditions that the company will face in 2022 and 2023.

The projected financial information was used to inform the company’s advisors about its business and projected financial results and was also provided to the PTIC II Board for consideration in connection with the Business Combination (See “— The Background of the Business Combination Agreement”).

Renters Warehouse’s total revenue forecast was based on several assumptions, including, among other things, the ability to grow revenue from retail clients with increased investment in customer acquisition, the ability to grow revenue from institutional clients based on the appeal of Appreciate’s end-to-end service offering and the increasing capital dedicated by institutional clients to SFR, and the large serviceable market available to Renters Warehouse (estimated by Renters Warehouse management to be in excess of $35.0 billion).

Renters Warehouse believes that the assumptions used to derive its forecasts are both reasonable and supportable. In preparing the models, Renters Warehouse’s management relied on a number of factors, including the executive team’s experience and the actual historical performance of Renters Warehouse.

Although the assumptions and estimates on which the forecasts for revenues and costs are based are believed by Renters Warehouse’s management to be reasonable and based on the best then currently available information, the financial forecasts are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Renters Warehouse’s and PTIC II’s control. In addition, the financial forecasts relate to a business model with a limited track record and only one peer. There will be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the forecasts. The inclusion of the forecasted financial information in this proxy statement should not be regarded as an indication that Renters Warehouse, PTIC II or their respective representatives considered or consider the forecasts to be a reliable prediction of future events.

The forecasts were disclosed to PTIC II for use as a component in its overall evaluation of Renters Warehouse and are included in this proxy statement on that account, subject to standard caveats with respect to forward-looking statements. Neither Renters Warehouse’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Renters Warehouse compared to the information contained in the forecasts, and none of them intends to or undertakes any obligation to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the forecasts are shown to be in error, except to the extent required by law. Accordingly, they are not “guidance” of any sort. Following the consummation of the Business Combination, Appreciate will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

Renters Warehouse does not as a matter of course make public projections as to future sales, earnings, or other results. However, management of Renters Warehouse has prepared the projected financial information set forth below to present to PTIC II for use as a component in its overall evaluation of Renters Warehouse and are included in this proxy statement for that reason. The accompanying projected financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to projected financial information. This information is not fact and is not necessarily indicative of future results, and readers of this proxy statement are cautioned on their use of the projected financial information.

Neither Boulay PLLP, Renters Warehouse’s independent auditors, nor any other independent accountant has compiled, reviewed, examined, performed any other assurance procedures, or expressed any form of assurance with respect to the projected financial information included in this proxy statement. The report of Boulay PLLP included in this proxy statement relates to Renters Warehouse’s historical audited financial statements and does not extend to the unaudited projected financial information and should not be read to do so.

In connection with the consideration by the PTIC II Board of the proposed Business Combination Agreement, PTIC II’s management presented the PTIC II Board the Renters Warehouse forecasts for the years ended December 31, 2022 and December 31, 2023 then available.

The key elements of the forecasts considered at that time by the PTIC II Board are summarized below:

	Forecast Year Ended December 31,
(in millions)	2022E	2023E
	(unaudited)
Total Revenue	$45.3	$113.1
Gross Profit	24.1	64.1
Adjusted EBITDA(1)	4.2	22.6

____________

(1)      Adjusted EBITDA is calculated as revenue minus cost of sales and minus operating expenses, excluding depreciation and amortization, interest payments, and expenses related to the Business Combination.

A reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA is set forth below:

	Forecast Year Ended December 31,
(in millions)	2022E	2023E
Net income (loss)	$(38.4)	$16.3
Add back:
Depreciation and amortization	4.3	4.7
Interest expense	0.7	0.0
Provision for income taxes(1)	0.0	0.0
Equity based compensation expense	0.3	0.3
Remeasurement of derivative liability	1.1	0.0
Other expenses/income	36.3	1.4
Adjusted EBITDA	4.2	22.6

____________

(1)      Renters Warehouse projects no cash income taxes paid in the projection period due to the utilization of projected deferred tax assets.

At the time of presentation to the PTIC II Board, Renters Warehouse’s total revenue in fiscal year 2023 is projected to be $113.1 million, an increase of 150% from the $45.3 million of revenue projected for fiscal year 2022.

Key assumptions used in estimating Renters Warehouse’s forecasted total revenue in the March 2022 Projections include:

•        increasing the company’s Marketplace segment revenue, primarily by growing the volume of transactions as opposed to projecting material changes in commission rates charged or the average value of properties transacted. Marketplace transactions are projected to grow to 2,308 in fiscal year 2022 and 6,679 in fiscal year 2023 by expanding share with existing institutional clients and adding new institutional clients, and by attracting new retail clients through marketing investment;

•        increasing the company’s Management segment revenue, primarily by growing the number of properties under management as opposed to projecting material changes in average management, placement or other fees. Properties under management are projected to grow to 18,139 at year-end 2022 and 27,874 at year-end 2023 through marketing-driven retail customer acquisition and momentum-driven institutional expansion, offset by customer churn rates representing continued improvement from historical and current levels;

•        gaining access to capital via the Business Combination, CEF Purchase Agreement or other sources sufficient (after payment of transaction fees and expenses and indebtedness) to fund growth, including investment in customer acquisition of approximately $3.0 million in fiscal year 2022, and approximately $15.0 million in fiscal year 2023 to achieve the projected Marketplace transactions, properties under management, and revenue;

•        productively investing these amounts in customer acquisition through digital customer acquisition, broadcast and other channels at an average customer acquisition cost of $1,500 for the Management segment and $2,000 for the Marketplace segment;

•        increasing the average number of agents to 126 at year-end 2022 and 189 at year-end 2023 to maintain service levels at a higher level of volume of both Marketplace transactions and Management activity such as property showings, as well as to help drive revenue through leads generate by the company’s agents as opposed to by marketing-driven customer acquisition; and

•        increasing the company’s profitability by controlling expenses, yielding a decrease in operating expenses as a percentage of Total Revenue to 43.8% in fiscal year 2022 and 36.7% in fiscal year 2023. The reduction in expenses results partially from a projected mix shift to the higher-margin Marketplace segment, but management also expects the company will benefit from scale economies resulting from higher volume through Appreciate’s platform, providing efficiencies in areas including sales and customer support.

To the extent that Renters Warehouse achieves results lower than or in excess of these assumptions, total revenue could be lower than or exceed the forecast. A change in total revenue would also be anticipated to result in a corresponding decrease or increase to forecasted gross profit and Adjusted EBITDA.

September 2022 Update to Renters Warehouse Projected Financial Information

Following Renters Warehouse management’s preparation of internal forecasts for the periods ending December 31, 2022 and 2023, Renters Warehouse has continued to evaluate the assumptions used to prepare the projections shared with PTIC II and discussed in “The Business Combination Proposal — Certain Renters Warehouse Projected Financial Information” (the “March 2022 Projections”). In September 2022, Renters Warehouse further evaluated the Projections considering several factors including its operating and financial results to date, the expected timing of the closing of the Business Combination, and the developing trends set forth below and under “Renters Warehouse’s Management’s Discussion And Analysis Of Financial Condition And Results Of Operations — Key Factors Affecting Our Performance” (the “Updated Prospective Financial Information”).

The Prospective Financial Information was not based on specific assumptions with respect to inflation, interest rates or other macroeconomic conditions. However, Renters Warehouse’s management has taken into consideration in the September 2022 Projections the uncertainty in the real estate and financial markets created by efforts of the Federal Reserve to combat rising consumer and industrial price levels. For example, during the second quarter of 2022, Renters Warehouse began to observe an increased level of caution among its institutional clients with respect to SFR asset purchases due to widely reported changes in residential real estate market conditions. While Renters Warehouse has continued to onboard new institutional clients, these clients have not yet initiated purchases through the Renters Warehouse marketplace, instead waiting to evaluate market conditions including home prices and borrowing costs. Management believes that once these institutional clients seek to make purchases through the Marketplace, they will face reduced competition from individual buyers seeking to purchase homes to occupy them, as higher interest rates than prevailed earlier in 2022 will typically make it more difficult for the individual buyers to qualify for mortgages.

Sell-side transactions represent a smaller part of Renters Warehouse Marketplace volume as compared to purchases, but those transactions also began to be affected by the same market conditions in late Q2 and early Q3. Management believes that the decline in sell-side Marketplace transactions has resulted from some potential sellers concluding that current market conditions are not conducive to selling their SFR properties, due to factors including higher interest rates and the perception of a cooling residential real estate market. When these potential sellers are existing Renters Warehouse clients, the present circumstances result in retaining a higher number of properties under management than if these properties were sold through the Marketplace, but this comes at the cost of reduced transaction-related revenue.

During the first half of 2022, Renters Warehouse had a total of 432 Marketplace transactions, 344 below the 776 transactions anticipated for the same period in the March 2022 Projections. Based on Renters Warehouse’s assessment of the disruption caused by current real estate market transactions, it has updated its projected Marketplace transactions for 2022 and 2023 in the Updated Prospective Financial Information, as discussed below and as summarized in the table below.

Despite this shortfall in Marketplace transactions, company properties managed at June 30, 2022 of 7,459 (excluding franchise properties) exceeded the level anticipated in the March 2022 Projections of 7,348 by 111 properties. Including franchise properties, actual managed properties of 14,865 was below the level of 15,556 anticipated in the March 2022 Projections by 701 properties. A comparison of certain first half 2022 metrics to the figures included in the March 2022 Projections is shown in the table below:

	Six months ended June 30, 2022
	Actual	March 2022 Projections	Change
	(unaudited)
Marketplace Transactions	432	776	(344)
Properties Managed	14,865	15,566	(701)
Average Agents	98	114	(16)
Operating Expenses as a % of Total Revenue	50.0%	45.2%	476 bps

The March 2022 Projections anticipated Renters Warehouse having access to capital earlier than it now appears will be the case. As a result, the Updated Prospective Financial Information calls for increased investment in customer acquisition beginning in 2023, rather than at the start of the fourth quarter of 2022. The impact of this change is to reduce activity and financial results related to retail clients both in the company’s Marketplace and Management segments. The delay in customer acquisition investment is projected to reduce Marketplace transactions for 2022 and 2023 by 886 and 707, respectively, and properties managed at year-end 2022 and 2023 by 338 and 418, respectively.

Other key assumptions used in estimating Renters Warehouse’s forecasted total revenue in the Updated Prospective Financial Information include:

•        increasing the company’s Marketplace segment revenue, primarily by growing the volume of transactions as opposed to projecting material changes in commission rates charged or the average value of properties transacted. Marketplace transactions are projected to grow to 1,028 in fiscal year 2022 and 4,030 in fiscal year 2023 by expanding share with existing institutional clients and adding new institutional clients, and by attracting new retail clients through marketing investment. Retail Marketplace transactions are projected to increase from 307 in 2022 to 1,805 in 2023, primarily driven by the investment of $4.3 million in marketing to prospective retail Marketplace customers. Institutional Marketplace transactions are projected to increase from 721 in 2022 to 2,225 in 2023, primarily due to an 85% increase in the transaction count with the company’s largest client based on the latest investment objectives discussed with that client, the full-year effect of institutional clients added in 2022, and the addition of new clients as part of ongoing business development efforts;

•        increasing the company’s Management segment revenue, primarily by growing the number of properties under management as opposed to projecting material changes in average management, placement or other fees. Properties under management are projected to grow to 16,004 at year-end 2022 and 24,936 at year-end 2023 through marketing-driven retail customer acquisition and momentum-driven institutional expansion, offset by customer churn rates representing continued improvement from historical and current levels;

•        gaining access to capital via the Business Combination, CEF Purchase Agreement or other sources sufficient (after payment of transaction fees and expenses and indebtedness) to fund growth, including investment in customer acquisition of $14.3 million in fiscal year 2023 to achieve the projected Marketplace transactions, properties under management, and revenue. The Prospective Financial Information assumes the availability of such funds through a combination of non-redeeming PTIC II Class A Stockholders, the CEF Purchase Agreement or other sources of capital at the Closing or shortly thereafter. If such sources are not available due to high redemption rates or other factors, the company’s financial performance would be materially different than set forth in the Prospective Financial Information;

•        productively investing these amounts in customer acquisition through digital customer acquisition, broadcast and other channels at an average customer acquisition cost of $1,500 for the Management segment and $3,125 for the Marketplace segment. The assumptions for average customer acquisition cost are significantly higher the company’s actual 2021 average cost of $608, based on Management’s belief that the average cost of acquisition may increase as increased marketing spend moves the company up the marginal customer acquisition cost curve;

•        increasing the average number of agents to 98 at year-end 2022 and 189 at year-end 2023 to maintain service levels at a higher level of volume of both Marketplace transactions and Management activity such as property showings, as well as to help drive revenue through leads generate by the company’s agents as opposed to by marketing-driven customer acquisition; and

•        increasing the company’s profitability by controlling expenses, yielding a decrease in operating expenses as a percentage of Total Revenue to 47.9% in fiscal year 2022 and 43.6% in fiscal year 2023. The reduction in expenses results partially from a projected mix shift to the higher-margin Marketplace segment, but management also expects the company will benefit from scale economies resulting from higher volume through Appreciate’s platform, providing efficiencies in areas including sales and customer support.

To the extent that Renters Warehouse achieves results lower than or in excess of these assumptions, total revenue could be lower than or exceed the forecast. A change in total revenue would also be anticipated to result in a corresponding decrease or increase to forecasted gross profit and Adjusted EBITDA.

The Updated Prospective Financial Information also includes actual results through the first half of 2022. Together with the changes discussed above, the Updated Prospective Financial Information is based on the following updated key assumptions:

	March 2022 Projections		Updated Prospective Financial Information
	Forecast Year Ended December 31,
	2022E	2023E	2022E	2023E
	(unaudited)		(unaudited)
Marketplace Transactions	2,308	6,679	1,028	4,030
Properties Managed	18,139	27,874	16,004	24,936
Growth CAC ($000)	$2,175	$15,000	$0	$14,250
Average CAC – Management	$1,500	$1,500	NM	$1,500
Average CAC – Marketplace	$2,000	$2,000	NM	$3,125
Average Agents	126	189	98	189
Operating Expenses as a % of Total Revenue	43.8%	36.7%	47.9%	43.6%

Renters Warehouse’s updated projection of transactions in its Marketplace segment and the number of properties managed in its Management segment impacts revenue, gross profit, EBITDA and net income. The key elements of the Updated Prospective Financial Information for selected 2022 and 2023 financial results as of September 2022 are summarized below:

	Forecast Year Ended December 31,
(in millions)	2022E	2023E
	(unaudited)
Total Revenue	$31.4	$88.8
Gross Profit	15.5	49.5
Adjusted EBITDA(1)	0.5	10.8

____________

(1)      Adjusted EBITDA is calculated as revenue minus cost of sales and minus operating expenses, excluding depreciation and amortization, interest payments, and expenses related to the Business Combination.

A reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA is set forth below:

	Forecast Year Ended December 31,
(in millions)	2022E	2023E
Net income (loss)	$(39.8)	$7.3
Add back:
Depreciation and amortization	1.8	2.4
Interest expense	1.4	—
Provision for income taxes(1)	—	1.1
Equity based compensation expense	0.2	—
Remeasurement of derivative liability	0.2	—
Other expenses/income	36.6	—
Adjusted EBITDA	0.5	10.8

Fairness Opinion of Northland Securities, Inc.

The PTIC II Board retained Northland, to act as PTIC II’s financial advisor in connection with the proposed Business Combination between PTIC II and Renters Warehouse pursuant to which PTIC II, Renters Warehouse and Lake Street, on the terms and subject to the conditions set forth in the Business Combination Agreement, agreed to, among other things, engage in the following transactions at or prior to the Closing: (a) Renters Warehouse equity holders will contribute all of their equity interests in Renters Warehouse to NewCo LLC in exchange for NewCo LLC Class B Units; (b) NewCo LLC and Renters Warehouse will enter into the A&R LLC Agreement to, among other things, recapitalize the authorized equity securities of Renters Warehouse such that the authorized classes of equity securities of Renters Warehouse will consist of a single class of units; (c) PTIC II will contribute an amount of cash to Renters Warehouse in exchange for NewCo LLC Class A Units pursuant to the Business Combination Agreement; and (d) NewCo LLC unitholders (other than PTIC II) receive a number of Appreciate Class B Common Stock pursuant to the Business Combination Agreement. In selecting Northland, the PTIC II Board considered, among other things, Northland’s qualifications, expertise, reputation, and knowledge of PTIC II and Renters Warehouse, the businesses of PTIC II and Renters Warehouse and the industry in which PTIC II and Renters Warehouse operate. The reason the PTIC II Board sought a fairness opinion from Northland was to assess, (a) the fairness, from a financial point of view, to PTIC II and its unaffiliated public stockholders of the consideration paid by PTIC II to Renters Warehouse pursuant to the Business Combination Agreement and (ii) whether Renters Warehouse has a fair market value equal to at least 80 percent (80%) of the balance of fund in PTIC II’s Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of the agreement to enter into the Business Combination. Northland provided PTIC II with the requisite consent to include the fairness opinion in this proxy statement.

On May 13, 2022, Northland rendered its oral opinion to the PTIC II Board, which was subsequently confirmed in a letter dated as May 13, 2022, stating that, as of the date of the letter and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications in such letter, (a) the consideration to be paid by PTIC II to Renters Warehouse pursuant to the Business

Combination Agreement (the “Transaction Consideration”) is fair, from a financial point of view, to PTIC II and its unaffiliated public stockholders, and (b) Renters Warehouse has a fair market value equal to at least eighty percent (80%) of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable and subject to proportionate adjustments related to Nasdaq’s 80% test).

The full text of Northland’s written opinion letter, dated as of May 13, 2022, is attached as Annex L. You should read Northland’s opinion letter carefully and in its entirety for a discussion of, among other things, the scope of the review undertaken and the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Northland in connection with its opinion. This summary is qualified in its entirety by reference to the full text of the opinion letter. Northland’s opinion letter was directed to the PTIC II Board, in its capacity as the board of directors of PTIC II, and addressed only the fairness from a financial point of view, as of the date of the opinion, to us of the Transaction Consideration to be paid pursuant to the Business Combination Agreement. The opinion letter does not constitute a recommendation as to how any PTIC II Stockholder should vote with respect to the approval of the Business Combination or any other matter and does not in any manner indicate the price at which our securities will trade at any time.

In connection with reviewing the Business Combination and rendering its opinion, Northland has informed PTIC II that, among other things, it has reviewed:

(i)      the draft of the Business Combination Agreement, dated May 12, 2022 by and among PTIC II, Renters Warehouse, and the Sellers Representative;

(ii)      certain documents filed by PTIC II with the SEC, including the registration statements filed on Form S-1 during 2020, the Rule 424(b)(4) final prospectus filed on December 7, 2020 and various reports filed pursuant to the U.S. Securities Act of 1934;

(iii)      certain publicly available business and financial information relating to PTIC II and/or Renters Warehouse that it deemed to be relevant;

(iv)      Renters Warehouse’s historical financial statements for the calendar years ended December 31, 2020 and December 31, 2021;

(v)      certain information relating to the historical, current and future operations, financial condition and prospects of Renters Warehouse made available to it by Renters Warehouse and PTIC II, including financial projections of Renters Warehouse for the years ending December 31, 2022 and December 31, 2023 prepared by the management of Renters Warehouse relating to Renters Warehouse;

(vi)      certain industry and research reports;

(vii)      the reported historical price and trading activity for the securities of PTIC II, compared to certain financial stock market information for PTIC II with that similar information for certain other companies the securities of which are publicly traded, and reviewed the financial terms of certain recent business combinations, and other studies and analyses it deemed appropriate; and

(viii)      the other documents made available in Renters Warehouse’s virtual data room.

In addition, Northland held discussions with certain members of the management teams of PTIC II and Renters Warehouse and certain of their respective representatives and advisors regarding the business, operations, financial condition and prospects of Renters Warehouse, the Business Combination and related matters. Northland also participated in financial and business diligence calls with management of PTIC II and Renters Warehouse, regarding, among other things, certain financial projections of Renters Warehouse, the business and financial results and outlook of Renters Warehouse and the Business Combination.

With our consent, Northland assumed and relied on the accuracy and completeness of all of the financial and other information furnished to, discussed with or otherwise made available to Northland or that was publicly available. Northland was not engaged to, and did not independently attempt to, verify any of such information. Northland also relied upon information provided by our management as to the reasonableness and achievability of the financial projections (and the assumptions and bases therefor) provided to Northland, and, with our consent, Northland assumed that the projections were reasonably prepared in good faith and reflect the best then currently available estimates and judgments of Renters Warehouse and PTIC II’s respective management. Northland was not engaged to assess the reasonableness or achievability of the projections or the assumptions on which they were based, and Northland expressed no view as to such projections or assumptions. In addition, Northland did not conduct a physical inspection or appraisal of any of the assets, properties or facilities of Renters Warehouse, and Northland was not furnished with any such evaluation or appraisal. Northland also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Business Combination would be obtained without any material adverse effect on PTIC II or the Business Combination.

Northland was not asked to, nor did Northland, offer any opinion as to the material terms of the Business Combination Agreement or the form of the Business Combination. Northland was not requested to opine as to, and its opinion did not address, the basic business decision to proceed with or effect the Business Combination. In rendering its opinion, Northland assumed, with our consent, that the final executed form of the Business Combination Agreement would not differ in any material respect from the drafts that Northland examined, and that the conditions to the Business Combination set forth in the Business Combination Agreement will be satisfied or waived and that the Business Combination will be consummated in a manner consistent with that contemplated by the Business Combination Agreement.

Northland’s opinion was based on economic and market conditions and other circumstances existing on, and information made available to Northland as of, May 12, 2022 and does not address any matters subsequent to such date. Northland’s opinion was limited to the fairness, from a financial point of view, as of the date of the opinion, to PTIC II and its unaffiliated public stockholders of the Transaction Consideration to be paid by PTIC II pursuant to the Business Combination Agreement and the fair market value of Renters Warehouse. Northland’s opinion does not address PTIC II’s underlying business decision to effect the Business Combination or any other terms of the Business Combination Agreement. Although subsequent developments may affect Northland’s opinion, Northland does not have any obligation to update, revise, or reaffirm its opinion. Northland’s opinion was approved by the Northland Fairness Opinion Committee.

The following is a summary of the material financial analyses performed by Northland in arriving at its opinion. Northland’s opinion letter was only one of many factors considered by the PTIC II Board in evaluating the Business Combination. Neither Northland’s opinion nor its financial analyses were determinative of the Transaction Consideration or of the views of the PTIC II Board, or our management with respect to the Transaction Consideration or the Business Combination. None of the analyses performed by Northland were necessarily assigned a greater significance by Northland than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Northland. The summary text describing each financial analysis does not purport to constitute a complete description of Northland’s financial analyses, including the methodologies and assumptions underlying the analyses, and, if viewed in isolation, could create a misleading or incomplete view of the financial analyses performed by Northland. The summary text set forth below does not represent and should not be viewed by anyone as constituting or purporting to constitute the conclusions reached by Northland with respect to any of the analyses performed by it in connection with its opinion.

Analysis of Selected Publicly Traded Companies

As part of its financial analyses, Northland reviewed and compared certain publicly available financial data, ratios and trading multiples for publicly traded companies in industries related to real estate technology that Northland determined, based on its professional judgment, that their businesses, size, financial information, product mix and operating profiles are reasonably comparable to those of Renters Warehouse for purposes of this analysis, including the following 10 companies:

• Airbnb, Inc.	• REA Group Limited
• AppFolio, Inc.	• Rightmove plc
• CoStar Group, Inc.	• Scout 24 SE
• Domain Holdings Australia Limited	• Sonder Holdings, Inc.
• Hemnet Group AB (publ)	• Vacasa, Inc.

Financial data of the selected companies utilized were based on publicly available information including public filings and third party equity research reports, including publicly available research analysts’ estimates and forward-looking metrics based on information available via S&P Capital IQ. Northland reviewed data, including implied market capitalization, implied Enterprise Value (“EV”), EV/Revenue (including total debt, preferred equity, and non-controlling interests (as applicable) less cash and cash equivalents, as multiples of such companies’ most recently reported last 12 months revenue (“LTM Revenue”) and calendar year 2022 and 2023 estimated revenue), and EV/calendar year 2023 estimated earnings before interest, taxes, depreciation, and amortization, or “EBITDA,” based on consensus estimates obtained via S&P Capital IQ for each of the above selected publicly traded companies and Renters Warehouse. Northland, based on its professional judgment and experience, determined that the operations, size, businesses, product mix and financial information of such companies was similar to that of Renters Warehouse for purposes of this analysis. The multiples for each of the above-mentioned financial metrics for each of the selected companies were calculated using their respective closing prices on May 12, 2022 and were based on the most recent publicly available information and S&P Capital IQ. Financial data for Renters Warehouse was based on financial projections and estimates of our management and Renters Warehouse’s Projections. Based on its professional judgment and experience, Northland applied a 25% private company discount to the equity value of the selected companies.

The following summarizes the results of these analyses with respect to financial results and metrics of 10 select companies after applying the multiples as set forth above, including:

For 7 Companies with Market Capitalization < $10.0 billion:

•        EV/LTM Revenue multiples: The selected companies had EV/LTM Revenue multiples ranging from a low of 2.9x to a high of 12.3x. The mean EV/LTM Revenue multiple was 7.3x and the median EV/LTM Revenue multiple was 6.1x;

•        EV/Calendar Year 2022 Estimated Revenue multiples: The selected companies had EV/Calendar Year 2022 Estimated Revenue multiples ranging from a low of 2.5x to a high of 11.0x. The mean EV/Calendar Year 2022 Estimated Revenue multiple was 6.3x and the median EV/Calendar Year 2022 Estimated Revenue multiple was 5.1x;

•        EV/Calendar Year 2023 Estimated Revenue multiples: The selected companies had EV/Calendar Year 2023 Estimated Revenue multiples ranging from a low of 1.5x to a high of 9.7x. The mean EV/Calendar Year 2023 Estimated Revenue multiple was 5.4x and the median EV/Calendar Year 2023 Estimated Revenue multiple was 4.3x; and

•        EV/Calendar Year 2023 Estimated EBITDA multiples: The selected companies had EV/Calendar Year 2023 Estimated EBITDA multiples ranging from a low of 10.4x to a high of 18.9x. The mean EV/Calendar Year 2023 Estimated EBITDA multiple was 13.5x and the median EV/Calendar Year 2023 Estimated EBITDA multiple was 12.5x.

For 3 Companies with Market Capitalization > $10.0 billion:

•        EV/LTM Revenue multiples: The selected companies had EV/LTM Revenue multiples ranging from a low of 6.9x to a high of 8.6x. The mean EV/LTM Revenue multiple was 7.9x and the median EV/LTM Revenue multiple was 8.3x;

•        EV/Calendar Year 2022 Estimated Revenue multiples: The selected companies had EV/Calendar Year 2022 Estimated Revenue multiples ranging from a low of 6.3x to a high of 8.9x. The mean EV/Calendar Year 2022 Estimated Revenue multiple was 7.3x and the median EV/Calendar Year 2022 Estimated Revenue multiple was 6.6x;

•        EV/Calendar Year 2023 Estimated Revenue multiples: The selected companies had EV/Calendar Year 2023 Estimated Revenue multiples ranging from a low of 5.5x to a high of 8.1x. The mean EV/Calendar Year 2023 Estimated Revenue multiple was 6.4x and the median EV/Calendar Year 2023 Estimated Revenue multiple was 5.6x; and

•        EV/Calendar Year Estimated 2023 EBITDA multiples: The selected companies had EV/Calendar Year 2023 Estimated EBITDA multiples ranging from a low of 13.1x to a high of 18.8x. The mean EV/Calendar Year 2023 Estimated EBITDA multiple was 16.7x and the median EV/Calendar Year 2023 Estimated EBITDA multiple was 18.1x.

Northland then applied the low to high LTM Revenue multiples, calendar years 2022 and 2023 estimated revenue multiples, and calendar year 2023 estimated EBITDA multiples described above derived from the selected companies to corresponding data of Renters Warehouse. This analysis indicated approximate implied aggregate enterprise value reference ranges for Renters Warehouse of approximately $84 million to $356 million based on LTM Revenue of approximately $29 million, $115 million to $498 million and $165 million to $1,102 million based on calendar year 2022 and calendar year 2023 estimated revenues of approximately $45 million and $113 million, respectively, and approximately $234 million to $427 million based on calendar year 2023 estimated EBITDA of approximately $23 million. Northland considered the wide reference ranges in its analysis and that the low-end of certain ranges resulted in implied aggregate enterprise values that were below 80% of the amount in PTIC II’s trust account. Northland also considered that the high-end of certain ranges resulted in implied aggregate enterprise values that were significantly greater than the consideration paid by PTIC II to Renters Warehouse in the Business Combination. Northland used the mean and median multiples summarized above to arrive at normalized data points within the ranges of implied aggregate enterprise values and considered such data points in its analysis.

No company used in the selected publicly traded companies analysis is identical to Renters Warehouse. Northland made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of Renters Warehouse. In evaluating selected publicly traded companies, Northland made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond our control, such as the impact of competition on PTIC II and the industry generally, industry growth and the absence of any adverse material change in our financial conditions and prospects or those of Renters Warehouse or the industry or the financial markets in general.

Analysis of Selected Precedent Transactions

As part of its financial analyses, Northland also compared certain publicly available financial data for certain transactions involving companies in industries related to real estate technology that were publicly announced, had sufficient data to allow Northland to complete its analysis and which closed between January 1, 2019 and May 12, 2022. The following transactions were used in the analysis:

Closed	Buyer	Target	Implied Enterprise Value
November 2021	ARGUS Software, Inc.	Scryer, Inc.	$199 million
June 2021	Stone Point Capital	CoreLogic, Inc.	$7,854 million
April 2021	Thoma Bravo, L.P.	RealPage, Inc.	$10,080 million
April 2021	Redfin Corporation	Assets of RentPath, LLC	$608 million
December 2020	CoStar Group, Inc.	Sawbuck Realty, Inc.	$250 million
August 2020	RealPage, Inc.	STRATIS IoT, Inc.	$65 million
December 2019	RealPage, Inc.	Buildium, LLC	$580 million
April 2019	Thoma Bravo, L.P.	ICE Mortgage Technology, Inc.	$3,381 million

Based on its professional judgment and experience, Northland reviewed and compared certain publicly available transaction valuation metrics that Northland determined, based on its professional judgment and consideration paid in such transactions, including Percentage Sought/Sold, implied EV, and EV/Revenue (including multiples of the target company’s LTM Revenue and next twelve-month revenue estimates (“NTM Revenue”) available as of the closing date of the applicable transaction). The information and financial data of the selected precedent transactions were based on the most recent publicly available information and S&P Capital IQ.

The following summarizes the results of these analyses with respect to comparable transactions:

•        EV/LTM Revenue multiples: The comparable transactions had EV/LTM Revenue multiples ranging from a low of 3.1x to a high of 11.6x. The mean EV/LTM Revenue multiple was 7.6x and the median EV/LTM Revenue multiple was 7.6x; and

•        EV/NTM Revenue multiples: The comparable transactions had EV/NTM Revenue multiples ranging from a low of 4.7x to a high of 8.1x. The mean EV/NTM Revenue multiple was 6.5x and the median EV/NTM Revenue multiple was 6.9x.

Northland then applied the low to high LTM Revenue multiples derived from the selected precedent transactions to corresponding data of Renters Warehouse. This analysis indicated an approximate implied aggregate enterprise value reference range for Renters Warehouse of approximately $90.0 million to $334.0 million. Northland then applied the low to high NTM revenue multiples derived from the selected precedent transactions to corresponding data of Renters Warehouse. This analysis indicated an approximate implied aggregate enterprise value reference range for Renters Warehouse of approximately $271.0 million to $470.0 million.

No transaction used in the analysis of comparable transactions is identical to Renters Warehouse or the Business Combination. In evaluating the precedent transactions, Northland made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond our control. These include, among other things, the impact of competition on the business of Renters Warehouse or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Renters Warehouse or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared.

Miscellaneous

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Northland did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Northland made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

The credit, financial, and stock markets have from time-to-time experienced unusual volatility, and Northland was not asked to and expressed no opinion or view as to any potential effects of such volatility on the Business Combination and did not address potential developments in any such markets. In addition, Northland was not asked to and expressed no opinion or view as to any potential effects of the COVID-19 pandemic on the Business Combination, PTIC II or Renters Warehouse.

PTIC II agreed to pay Northland a fee of $250,000 payable in cash upon the consummation of the Business Combination in connection with the delivery of its fairness opinion. Pursuant to the engagement between PTIC II and Northland, Northland also acted as a financial advisor to PTIC II in connection with the Business Combination, including advising and assisting PTIC II with its evaluation of certain Potential Targets, PTIC II’s evaluation of the financial condition, results of operations, valuation and purchase price of certain Potential Targets and preparing for and, when appropriate, conducting due diligence of the Potential Targets. In connection with the provision of these services, Northland is also entitled to a transaction fee of $5.0 million payable in cash or, at the option of PTIC II, equal parts cash and equity securities of PTIC II, upon Closing of the Business Combination. In addition, PTIC II has agreed to reimburse certain of Northland’s expenses arising, and indemnify Northland against certain liabilities that may arise, out of its engagement relating to providing the opinion.

Northland, as a customary part of our investment banking business, is engaged from time to time by clients to perform financial analyses regarding businesses and their securities in connection with acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and other transactions and for estate, corporate and other purposes. Northland has in the past provided, and may in the future provide, investment banking, financial advisory and/or other financial or consulting services to PTIC II and/or Renters Warehouse. In the past two years, Northland acted as a lead manager in the IPO of PTIC II, and in connection therewith, received an initial underwriting fee of $0.46 million in cash from the IPO proceeds and will receive a deferred underwriting fee of approximately $0.81 million payable in cash upon consummation of the Business Combination. In the past, Northland has also provided, on occasion, advisory services to portfolio companies of certain minority stockholders of Renters Warehouse and received fees associated with such services in the past two years equal to approximately $500,000. Furthermore, Renters Warehouse has engaged Northland to act as a placement agent on a best efforts basis for a private offering of securities prior to consummation of the Business Combination. If completed, Northland would receive a placement fee equal to 5.0% of the proceeds received by the Company and reimbursable expenses not to exceed $50,000. These factors could result in actual or perceived conflicts of interest.

Stockholders are urged to review the section entitled “Risk Factors — Risks Related to PTIC II and the Business Combination” in this proxy statement for a description of the risks relating to Renters Warehouse’s business. Stockholders should also read the section entitled “Cautionary Statements Regarding Forward-Looking Statements” in this proxy statement for additional information regarding the risks inherent in forward-looking information such as the Projections.

Vote Required for Approval

The Business Combination Proposal (and consequently, the Business Combination Agreement and the Business Combination) will be approved and adopted if the majority of votes cast by the holders of PTIC II Common Stock present (by virtual attendance or by proxy) and entitled to vote thereon at the Special Meeting are voted “FOR” the Business Combination Proposal. Abstentions will count as present for the purpose of establishing a quorum and will have no effect on the outcome of the Business Combination Proposal. If a PTIC II Stockholder who holds his, her or its PTIC II Common Stock in “street name” through a broker or other nominee fails to give voting instructions to such broker or other nominee on all of the Stockholder Proposals set forth in this proxy statement, such shares of PTIC II Common Stock will not be counted for the purposes of establishing a quorum. However, so long as the PTIC II Stockholder has given the broker or other nominee voting instructions on at least one of the Stockholder Proposals, such shares will count as present for the purposes of establishing a quorum. Broker non-votes will have no effect on the outcome of the Business Combination Proposal.

As of the record date, the Sponsor and the Other PTIC II Class B Stockholders have agreed to vote all shares of PTIC II Common Stock owned by them in favor of the Business Combination Proposal, which reflects approximately 20% of the issued and outstanding shares of PTIC II Common Stock.

The Business Combination Proposal is conditioned upon the approval of the rest of the Condition Precedent Proposals. The approval of the rest of the Condition Precedent Proposals is conditioned upon the approval of the Business Combination Proposal.

If the Business Combination Proposal is not approved, the Business Combination will not occur.

Recommendation of the PTIC II Board

THE PTIC II BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 3 — THE APPRECIATE CHARTER PROPOSAL

Overview

In connection with the Business Combination, PTIC II will replace the Existing Charter with the Proposed Appreciate Charter. In the judgment of the PTIC II Board, adoption of the Proposed Appreciate Charter is necessary to adequately address the needs of Appreciate.

The Proposed Appreciate Charter differs in material respects from the Existing Charter and we urge stockholders to carefully consult the information set out in this Appreciate Charter Proposal and the full text of the Proposed Appreciate Charter, attached hereto as Annex B.

The Appreciate Charter Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Appreciate Charter Proposal will have no effect, even if approved by the PTIC II Stockholders.

Vote Required for Approval

The Appreciate Charter Proposal will be approved and adopted if the holders of at least a majority of the aggregate voting power of the outstanding shares of PTIC II Common Stock affirmatively vote “FOR” the Appreciate Charter Proposal. The Appreciate Charter Proposal is conditioned upon the approval of the Business Combination Proposal and the Closing of the Business Combination. If the Business Combination Proposal is not approved, the Appreciate Charter Proposal will have no effect even if approved by our stockholders. Approval of the Appreciate Charter Proposal is a condition to the Closing of the Business Combination. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Appreciate Charter Proposal.

As of the record date, the Sponsor and the Other PTIC II Class B Stockholders have agreed to vote all shares of PTIC II Common Stock owned by them in favor of the Appreciate Charter Proposal, which reflects approximately 20% of the issued and outstanding shares of PTIC II Common Stock.

A copy of the Proposed Appreciate Charter, as will be in effect assuming approval of the Appreciate Charter Proposal, upon the Closing of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement as Annex B.

If the Appreciate Charter Proposal is not approved, the Business Combination will not occur.

Recommendation of the PTIC II Board

THE PTIC II BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE APPRECIATE CHARTER PROPOSAL.

PROPOSAL NO. 4 — THE ADVISORY GOVERNING DOCUMENTS PROPOSALS

Overview

As required by SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, PTIC II is requesting that our stockholders vote upon, on a non-binding advisory basis, the Advisory Governing Documents Proposals, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Delaware law separate and apart from the Appreciate Charter Proposal. However, the stockholder vote regarding each of the Advisory Governing Documents Proposals is an advisory vote and is not binding on PTIC II or the PTIC II Board (separate and apart from the approval of the Appreciate Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the PTIC II Charter Amendment Proposal, the Advisory Governing Documents Proposals (separate and apart from approval of the Appreciate Charter Proposal), but the Advisory Governing Documents Proposals are conditioned upon the approval of the Business Combination Proposal and the Closing of the Business Combination. Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Governing Documents Proposals, PTIC II intends that the Proposed Governing Documents will take effect immediately prior to the Closing (assuming approval of the Appreciate Charter Proposal).

The following table sets forth a summary of the principal changes proposed to be made between the Existing Governing Documents and the Proposed Governing Documents. This summary is qualified by reference to the complete text of the Proposed Governing Documents, copies of which are attached to this proxy statement as Annex B and Annex C, respectively. All stockholders are encouraged to read the Advisory Governing Documents in their entirety for a more complete description of their terms.

	Existing Governing Documents	Proposed Governing Documents
Change of Name (Proposal 4A)	The Existing Governing Documents provide the name “PropTech Investment Corporation II.”	The Proposed Governing Documents adopt the name “Appreciate Holdings, Inc.”
Provisions Specific to Special Purpose Acquisition Companies (Proposal 4B)	The Existing Governing Documents set forth various provisions related to its operations as a special purpose acquisition company prior to the consummation of an initial business combination.	The Proposed Governing Documents will not include provisions applicable only to special purpose acquisition companies.
Authorized Capital Stock (Proposal 4C)

The Existing Governing Documents authorize 111,000,000 shares of capital stock, par value $0.0001 per share, of PTIC II, consisting of (a) 110,000,000 shares of PTIC II Common Stock, including (i) 100,000,000 shares of PTIC II Class A Common Stock, and (ii) 10,000,000 shares of PTIC II Class B Common Stock, and (b) 1,000,000 shares of PTIC II Preferred Stock.

The Proposed Governing Documents authorize 201,000,000 shares of capital stock, par value $0.0001 per share, of Appreciate, consisting of (a) 200,000,000 shares of Appreciate Common Stock, including (i) 100,000,000 shares of Appreciate Class A Common Stock, and (ii) 100,000,000 shares of Appreciate Class B Common Stock, and (b) 1,000,000 shares of Appreciate Preferred Stock.

	Existing Governing Documents	Proposed Governing Documents
Exclusive Forum (Proposal 4D)

The Existing Governing Documents provide that, unless PTIC II consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of PTIC II, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of PTIC II to PTIC II or its stockholders, (iii) any action asserting a claim against PTIC II, its directors, officers or employees arising pursuant to any provision of the DGCL or the Existing Governing Documents, or (iv) any action asserting a claim against PTIC II, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction.

The Proposed Governing Documents provide that, unless Appreciate consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of Appreciate, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of Appreciate to Appreciate or its stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against Appreciate or any current or former director, officer, other employee, agent or stockholder of Appreciate (a) arising pursuant to any provision of the DGCL or the Proposed Governing Documents or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Governing Documents, or (v) any action asserting a claim against Appreciate or any current or former director, officer, other employee, agent or stockholder of Appreciate governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (v), to the fullest extent permitted by applicable law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act as to which the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum.

	Existing Governing Documents	Proposed Governing Documents

Notwithstanding the foregoing, (i) such provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless PTIC II consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

Notwithstanding the foregoing, this will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions; and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. Failure to enforce the foregoing provisions would cause Appreciate irreparable harm and Appreciate shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of Appreciate shall be deemed to have notice of and to have consented to the exclusive forum provisions.

Changes in Connection with the Corporate Opportunity Doctrine (Proposal 4E)

The Existing Governing Documents provide that to the extent allowed by law, the doctrine of corporate opportunity shall not apply with respect to PTIC II or any of its officers or directors, or any of their respective affiliates, if it would conflict with any of their fiduciary duties or contractual obligations, and PTIC II renounces any expectancy that any of its directors or officers will offer any such corporate opportunity to PTIC II; and, prior to the consummation of the Business Combination, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of PTIC II’s directors or officers unless such

The Proposed Governing Documents absolve any Non-Employee Director or his or her Affiliates or Affiliated Entities and the Stockholder Parties or any of their respective Affiliates (each as defined in the Proposed Appreciate Charter) (collectively, the “Identified Persons”) from the duty to refrain from directly or indirectly (x) engaging in the same or similar business activities or lines of business in which Appreciate or any of its Affiliates has historically engaged, now engages or proposes to engage at any time or (y) otherwise competing with Appreciate or any of its Affiliates, and, provides that no Identified Person shall be liable to Appreciate or its stockholders or

	Existing Governing Documents	Proposed Governing Documents

corporate opportunity is expressly offered to such person solely in his or her capacity as a director or officer of PTIC II and (i) such opportunity is one PTIC II is legally and contractually permitted to undertake and would otherwise be reasonable for PTIC II to pursue and (ii) the director or officer is permitted to refer that opportunity to PTIC II without violating any other legal obligation.

to any Affiliate of Appreciate for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities, and to provide that Appreciate renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and Appreciate or any of its Affiliates, other than any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered or presented to such person solely in his or her capacity as a director or officer of Appreciate.

Opt Out of Section 203 of the DGCL (Proposal 4F)	The Existing Governing Documents do not elect to opt out of Section 203 of the DGCL.

The Proposed Governing Documents elect not to be governed by Section 203 of the DGCL and, instead, include a provision that is substantially similar to Section 203 of the DGCL providing that Appreciate may not engage in certain business combinations with any interested stockholder for a three-year period following the time that the stockholder became an interested stockholder, unless (i) prior to such time, the Appreciate Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of Appreciate’s voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially

	Existing Governing Documents	Proposed Governing Documents

whether shares held subject to the plan will be tendered in a tender or exchange offer; (iii) at or subsequent to such time, the business combination is approved by the Appreciate Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock of Appreciate that is not owned by the interested stockholder; or (iv) the stockholder became an interested stockholder inadvertently and (1) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (2) was not, at any time within the three-year period immediately prior to a business combination between Appreciate and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

Amendments (Proposal 4G)

The Existing Governing Documents provide that (1) PTIC II may at any time and from time to time to amend, alter, change or repeal any provision contained in the Existing Charter and other provisions authorized by the DGCL; (2) except limitations of director liability and indemnification and advancement of expenses, all rights, preferences and privileges of whatever nature conferred upon stockholders, directors or any other persons by and pursuant to the Existing Charter are granted; and (3) prior to the consummation of the Business Combination, no amendment to PTIC II’s business combination requirements and corporate existence shall be effective, unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of PTIC II Common Stock.

The Proposed Governing Documents provide that (1) the Proposed Appreciate Bylaws and certain provisions of the Proposed Appreciate Charter (related to the Appreciate Board; consent and meetings of stockholders, limited liability of Appreciate directors, indemnification, Section 203 of the DGCL, forum and amendments) may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith may be adopted, only by the affirmative vote of the holders of at least 66⅔% of the total voting power of all the then outstanding shares of stock of Appreciate entitled to vote generally in the election of directors, voting together as a single class: and (2) the remaining provisions of the Proposed Appreciate Charter may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of Appreciate entitled to vote generally in the election of directors, voting together as a single class.

	Existing Governing Documents	Proposed Governing Documents
Director Election, Vacancies and Removal (Proposal 4H)

The Existing Governing Documents provide that (1) holders of PTIC II Common Stock shall not have cumulative voting rights with regard to election of directors, (2) newly created directorships and any vacancy on the PTIC II Board may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by the sole remaining director (and not by stockholders), (3) any and all directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of PTIC II entitled to vote generally in the election of directors, voting together as a single class and (4) the number of directors of PTIC II (other than those who may be elected by the holders of one or more series of PTIC II Preferred Stock voting separately by class or series) shall be fixed from time to time exclusively by the PTIC II Board pursuant to a resolution adopted by a majority of the PTIC II Board.

The Proposed Governing Documents provide that (1) no stockholders will have cumulative voting rights, (2) any newly-created directorship and any vacancy occurring in the Appreciate Board shall be filled by the affirmative vote of a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders), (3) any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of at least 66⅔% in voting power of all the then outstanding shares of Appreciate Common Stock entitled to vote generally in the election of directors, voting together as a single class and (4) the total number of directors constituting the whole Appreciate Board shall, (a) as of the date of the Proposed Appreciate Charter, initially be eight (8) and (b) thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time by a majority of the Appreciate Board; and that the directors elected by any holders of Appreciate Preferred Stock shall be in addition to the number fixed pursuant to the Proposed Appreciate Charter.

Stockholders’ Ability to Call Special Meetings and Act by Written Consent (Proposal 4I)

The Existing Governing Documents (1) specifically deny the ability of the stockholders to call a special meeting and (2) pursuant to and in accordance with the Existing Governing Documents, permit holders of Preferred Stock and PTIC II Class B Common Stock to act by written consent.

The Proposed Governing Documents provide that (1) any stockholder holding at least 25% of the issued and outstanding capital stock entitled to vote may call a special meeting for any purpose or purposes and (2) pursuant to and in accordance with the Proposed Governing Documents, permit holders of Appreciate Preferred Stock and, if such action is recommended or approved by all directors of Appreciate then in office, all stockholders to act by written consent.

Reasons for the Advisory Governing Documents Proposals

Each of these amendments was negotiated as part of the Business Combination. The PTIC II Board’s reasons for proposing each of these Advisory Governing Documents Proposal are set forth below.

Change of Name (Proposal 4A)

The PTIC II Board believes that changing the post-Business Combination corporate name from “PropTech Investment Corporation II” to “Appreciate Holdings, Inc.” is desirable to reflect the Business Combination and to clearly identify Appreciate as the publicly traded entity.

Provisions Specific to Special Purpose Acquisition Companies (Proposal 4B)

The PTIC II Board has determined that it is in the best interest of PTIC II and its stockholders to eliminate provisions that relate to the operation of Appreciate as a special purpose acquisition company. For example, these proposed amendments remove the requirement to dissolve and liquidate Appreciate and allow us to continue as a corporate entity with perpetual existence following consummation of the Business Combination. The PTIC II Board believes that perpetual existence is desirable and the most appropriate period for Appreciate because it will reflect the Business Combination and is the usual period of existence for corporations.

Authorized Capital Stock (Proposal 4C)

The PTIC II Board believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to facilitate the transactions contemplated by the Business Combination (including our “Up-C” structure), to support our growth and to provide flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance. The shares would be issuable as consideration for the Business Combination and the other transactions contemplated in this proxy statement, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.

Forum (Proposal 4D)

The PTIC II Board believes that making clear that Proposal 4D as follows will permit us to comply with the jurisdictional limitations imposed by the federal securities laws and to provide clear notice of such limitations to our stockholders: (1) unless Appreciate consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of Appreciate, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of Appreciate to Appreciate or its stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against Appreciate or any current or former director, officer, other employee, agent or stockholder of Appreciate (a) arising pursuant to any provision of the DGCL or the Proposed Governing Documents or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Governing Documents, or (v) any action asserting a claim against Appreciate or any current or former director, officer, other employee, agent or stockholder of Appreciate governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (v), be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Delaware Court of Chancery within ten (10) days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act as to which the federal district courts of the United States of America shall be the sole and exclusive forum; (2) failure to enforce the forum selection clause would cause Appreciate irreparable harm and entitle Appreciate to equitable relief to enforce the forum selection clause; and (3) if any foreign action in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any enforcement action; and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder; will permit us to comply with the jurisdictional limitations imposed by the federal securities laws and to provide clear notice of such limitations to our stockholders. Notwithstanding the foregoing, Proposal 4D will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the U.S. federal district courts.

Changes in Connection with the Corporate Opportunity Doctrine (Proposal 4E)

The PTIC II Board believes that revising the existing waiver of the corporate opportunity doctrine so that such waiver is limited to the Identified Persons reflects a desirable and appropriate change in corporate governance for Appreciate as it will no longer be a special purpose acquisition company and, as a result, a reasonable limitation on the advance waiver of business opportunities reflecting the changed circumstances of Appreciate following the Business Combination is in the best interests of PTIC II and its stockholders.

Opt Out of Section 203 of the DGCL (Proposal 4F)

The PTIC II Board believes that the election to not be governed by Section 203 of the DGCL, but having the Proposed Appreciate Charter contain other restrictions regarding takeovers by interested stockholders, provides Appreciate with increased flexibility as to future, potentially value creating transactions. These provisions will encourage any potential acquirer to negotiate with the Appreciate Board and therefore provide an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a non-negotiated, hostile or unsolicited proposed acquisition of Appreciate. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving Appreciate that have not been approved by the Appreciate Board. The PTIC II Board believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders and will also help to prevent a third party from acquiring “creeping control” of Appreciate without paying a fair premium to all stockholders.

Amendments (Proposal 4G)

The PTIC II Board has determined that it is in the best interests of PTIC II and its stockholders to permit its stockholders to amend, alter, repeal or rescind, only by the affirmative vote of the holders of at least 66⅔% of the total voting power of all the then outstanding shares of stock of Appreciate entitled to vote generally in the election of directors, voting together as a single class, the Proposed Appreciate Bylaws and certain provisions of the Proposed Appreciate Charter (related to the Appreciate Board; consent and meetings of stockholders, limited liability of Appreciate directors, indemnification, Section 203 of the DGCL, forum and amendments); and to permit its stockholders to amend the remaining provisions of the Proposed Appreciate Charter by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of Appreciate entitled to vote generally in the election of directors, voting together as a single class.

Director Election, Vacancies and Removal (Proposal 4H)

At present, our Existing Governing Documents provide that, holders of PTIC II Common Stock shall not have cumulative voting rights with regard to the election of directors. Our Existing Governing Documents also provide that newly created directorships resulting from an increase in the number of directors and any vacancy on the PTIC II Board (resulting from death, resignation, retirement, disqualification, removal or other cause) may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by the sole remaining director (and not by stockholders). Our Existing Governing Documents further provide that any and all directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of PTIC II entitled to vote generally in the election of directors, voting together as a single class. Lastly, our Existing Governing Documents provide that the number of directors of PTIC II (other than those who may be elected by the holders of one or more series of PTIC II Preferred Stock voting separately by class or series) shall be fixed from time to time exclusively by the PTIC II Board pursuant to a resolution adopted by a majority of the PTIC II Board.

Proposal 4H provides that the Proposed Governing Documents will prohibit cumulative voting rights for all stockholders. Proposal 4H also provides that any newly-created directorship on the Appreciate Board that results from an increase in the number of directors and any vacancy occurring in the Appreciate Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders). With respect to removal of directors, Proposal 4H provides that any or all of the directors (other than the directors elected by the holders of any series of Appreciate Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of at least 66⅔% in voting power of all the then outstanding shares of Appreciate Common Stock entitled to vote generally in the election of directors, voting together as a single class. Lastly, Proposal 4H provides that the Proposed Governing Documents provide that the total number of directors constituting the whole Appreciate Board shall, (a) as of the date of the Proposed Appreciate Charter, initially be eight (8) and (b) thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time by a majority of the Appreciate Board; and that the number of directors that may be elected by the holders of any such series of Appreciate Preferred Stock shall be in addition to the number fixed pursuant to the Proposed Appreciate Charter, and the total number of directors constituting the whole Appreciate Board shall be automatically adjusted accordingly. The PTIC II Board believes that these provisions will encourage experience and leadership stability of Appreciate following the Business Combination, along with ensuring desirable continuity in leadership following the Business Combination.

Stockholders’ Ability to Call Special Meetings and Act by Written Consent (Proposal 4I)

The PTIC II Board has determined that it is in the best interests of PTIC II and its stockholders to provide any stockholder holding at least 25% of the issued and outstanding capital stock entitled to vote the right to call a special meeting for any purpose or purposes and, if such action is recommended or approved by all directors of Appreciate then in office, all stockholders to act by written consent, pursuant to and in accordance with the Proposed Governing Documents.

The PTIC II Board seeks to balance stockholder rights while recognizing that special meetings of stockholders can be potentially disruptive to certain stockholders’ interests and to business operations, can be misused and can cause us to incur substantial expenses. Accordingly, the PTIC II Board believes that a 25% threshold for calling special meetings will help to balance these considerations, ensuring that special meetings can be called by stockholders with a significant meaningful interest in Appreciate but are less likely to be disruptive to Appreciate and its operations and be more likely to address matters that merit the unusual step of convening a meeting in advance of the regularly scheduled annual meeting process.

Anti-Takeover Effects of the Proposed Governing Documents and Certain Provisions of Delaware Law

The Proposed Governing Documents will contain, and the DGCL contains, provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire Appreciate. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of Appreciate by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Appreciate Common Stock held by stockholders. See the section entitled “Description of Appreciate’s Capital Stock — Anti-Takeover Effects of Provisions of Delaware Law and the Proposed Governing Documents” for more information.

Vote Required for Approval

Each of the Advisory Governing Documents Proposals, each of which is a non-binding advisory vote, will be approved and adopted if the majority of votes cast by the holders of shares of PTIC II Common Stock present (by virtual attendance or by proxy) and entitled to vote thereon at the Special Meeting vote “FOR” all the proposals set forth in 4A to 4H above at the Special Meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting, and otherwise will have no effect with respect to the approval of each Advisory Governing Documents Proposal. If a PTIC II Stockholder who holds his, her or its PTIC II Common Stock in “street name” through a broker or other nominee fails to give voting instructions to such broker or other nominee on all of the Stockholder Proposals set forth in this proxy statement, such shares of PTIC II Common Stock will not be counted for the purposes of establishing a quorum. However, so long as the PTIC II Stockholder has given the broker or other nominee voting instructions on at least one of the Stockholder Proposals, such shares will count as present for the purposes of establishing a quorum. Broker non-votes will have no effect on the outcome of the Advisory Governing Documents Proposals. As discussed above, the Advisory Governing Documents Proposals are advisory votes and therefore are not binding on PTIC II or our Board.

Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governing Documents Proposals (separate and apart from approval of the Appreciate Charter Proposal), but the Advisory Governing Documents Proposals are conditioned upon the approval of the Business Combination Proposal and the Closing of the Business Combination. Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Governing Documents Proposals, PTIC II intends that the Proposed Governing Documents will take effect upon the Closing (assuming approval of the Appreciate Charter Proposal).

A copy of the Proposed Appreciate Charter, as will be in effect assuming approval of all of the Advisory Governing Documents Proposals, upon consummation of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement as Annex B. A copy of the Proposed Appreciate Bylaws is attached to this proxy statement as Annex C.

Recommendation of the PTIC II Board

THE PTIC II BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE ADVISORY GOVERNING DOCUMENTS PROPOSALS.

PROPOSAL NO. 5 — THE NASDAQ PROPOSAL

Overview

We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (b). Under Nasdaq Listing Rule 5635(a)(1), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) have or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Additionally, under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control.

PTIC II currently has 28,750,000 shares of PTIC II Common Stock, consisting of (i) 23,000,000 shares of PTIC II Class A Common Stock and (ii) 5,750,000 shares of PTIC II Class B Common Stock, issued and outstanding. In connection with to the Business Combination, we will issue to the Renters Warehouse unitholders as consideration in the Business Combination up to 31,200,000 shares of Appreciate Class B Common Stock, pursuant to the Business Combination Agreement. In connection with the Committed Equity Facility, we will issue to CF Principal up to 10,204,082 shares of Class A Common Stock in connection with the CEF Purchase Agreement (in addition to 200,000 Commitment Shares payable to CF Principal), assuming the Appreciate Class A Common Stock trades at $10.00 throughout the draw down period and the Combined Company draws down fully the amount of shares of Appreciate Class A Common Stock available under the CEF Purchase Agreement. Appreciate will have the right, but not the obligation, from time to time at its sole discretion until the first day of the month following the thirty-six (36-) month period from and after the Commencement, to direct CF Principal to purchase up to a specified maximum amount of Appreciate Class A Common Stock as set forth in the CEF Purchase Agreement. The purchase price of the Appreciate Class A Common Stock that Appreciate elects to sell to CF Principal pursuant to the CEF Purchase Agreement will be 98% of the volume weighted average price of the Appreciate Class A Common Stock during the applicable purchase date on which Appreciate has timely delivered written notice to CF Principal directing it to purchase shares of Appreciate Class A Common Stock under the CEF Purchase Agreement. See “Risk Factors — When the shares of Appreciate Class A Common Stock are issued pursuant to the CEF Purchase Agreement and the Appreciate Warrants are exercised for Appreciate Class A Common Stock, the number of shares eligible for future resale in the public market will increase and result in dilution to our stockholders, and the fact that the additional shares issued pursuant to the CEF Purchase Agreement will be sold at a discounted price may in and of itself place downward pressure on the market price of Appreciate Class A Common Stock.” For further details, see “Business Combination Proposal.” Because the number of shares of Appreciate Class B Common Stock we anticipate issuing as consideration in the Business Combination (1) will constitute more than 20% of the Combined Company’s outstanding common stock and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of PTIC II, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, up to an aggregate of 10,404,082 shares (including 200,000 Commitment Shares) of Appreciate Class A Common Stock and 31,200,000 shares of Appreciate Class B Common Stock may be issued in connection with the Business Combination and the Committed Equity Facility, representing up to 144.7% of the shares of PTIC II Common Stock outstanding on the date hereof. The issuance of such shares would result in significant dilution to our stockholders, and result in our stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Appreciate.

If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, PTIC II would be in violation of Nasdaq Listing Rules 5635(a) and (b), which could result in the delisting of our securities from Nasdaq. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity with respect to our securities;

•        a determination that PTIC II Common Stock is a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage for the post-transaction company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The Nasdaq Listing Condition is a condition to the obligations of PTIC II and Renters Warehouse to consummate the Business Combination. The Nasdaq Listing Condition may not be satisfied, and we would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition by PTIC II, Renters Warehouse and Lake Street or satisfy the initial conditions to the availability of the Committed Equity Facility without a waiver from CF Principal. If we are unable to meet the Nasdaq Listing Condition, the Nasdaq Listing Condition is waived and the Business Combination is consummated, Appreciate may become subject to the “penny stock” rules, which would make it more difficult to trade the Appreciate Class A Common Stock. See “Risk Factors — Risks Related to PTIC II and the Business Combination — We cannot assure you that the Nasdaq Listing Condition will be satisfied or that Appreciate will be able to comply with the continued listing standards of Nasdaq if it is listed. If the Nasdaq Listing Condition is not satisfied, we would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition” and “— If not listed on the Nasdaq or other national securities exchange, the shares of Appreciate Class A Common Stock may become subject to the “penny stock” rules, and it would become more difficult to trade Appreciate’s shares.”

Vote Required for Approval

The Nasdaq Proposal will be approved and adopted if the majority of votes cast by the holders of shares of PTIC II Common Stock present (by virtual attendance or by proxy) and entitled to vote thereon at the Special Meeting vote “FOR” the Nasdaq Proposal. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting, and otherwise will have no effect with respect to the approval of the Nasdaq Proposal. If a PTIC II Stockholder who holds his, her or its PTIC II Common Stock in “street name” through a broker or other nominee fails to give voting instructions to such broker or other nominee on all of the Stockholder Proposals set forth in this proxy statement, such shares of PTIC II Common Stock will not be counted for the purposes of establishing a quorum. However, so long as the PTIC II Stockholder has given the broker or other nominee voting instructions on at least one of the Stockholder Proposals, such shares will count as present for the purposes of establishing a quorum. Broker non-votes will have no effect on the outcome of the Nasdaq Proposal.

The Nasdaq Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals and the Closing of the Business Combination. If the Business Combination Proposal is not approved, the Nasdaq Proposal will have no effect even if approved by our stockholders. Approval of the Nasdaq Proposal is a condition to the Closing of the Business Combination.

As of the record date, the Sponsor and the Other PTIC II Class B Stockholders have agreed to vote all shares of PTIC II Common Stock owned by them in favor of the Nasdaq Proposal, which reflects approximately 20% of the issued and outstanding shares of PTIC II Common Stock.

If the Nasdaq Proposal is not approved, the Business Combination will not occur.

Recommendation of the PTIC II Board

THE PTIC II BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 6 — THE EQUITY INCENTIVE PLAN PROPOSAL

Summary of the Equity Incentive Plan

Upon the recommendation of the compensation committee, the PTIC II Board adopted, subject to stockholder approval, the 2022 Equity Incentive Plan for Appreciate Holdings, Inc., which we refer to as the “Equity Incentive Plan,” and has directed that it be submitted for the approval of our stockholders. The Equity Incentive Plan will become effective on the date it is approved by our stockholders. The material features of the Equity Incentive Plan are discussed below, but the description is subject to, and is qualified in its entirety by, the full text of the Equity Incentive Plan, which is attached to this proxy statement as Annex F.

On         , 2022, the closing price of a share of PTIC II Class A Common Stock, which we refer to as the “common stock,” as reported on the Nasdaq, was $            per share.

Key Features of the Plan

The Equity Incentive Plan includes the following key features that are designed to serve our stockholders’ interests, including the following:

•        No Liberal Share Recycling of Stock Options or SARs.    The Equity Incentive Plan does not allow, with respect to stock options and SARs, the reuse of shares withheld or delivered to satisfy the exercise price or tax obligations.

•        Minimum Vesting Requirement.    A one-year minimum vesting requirement, subject to a carve-out for 25% of the share reserve.

•        Vesting Required for Payment of Dividends.    Dividends and dividend equivalents will only be paid or settled on shares that ultimately vest.

•        No Discounted Stock Options or SARs.    Granting of discounted stock options or SARs is prohibited.

•        No Repricing.    Repricing of outstanding stock options or SARs and repurchases of “underwater” stock options or SARs is prohibited without stockholder approval.

•        No Transfers for Value.    No awards may be transferred for value or consideration.

General

Purpose

The purpose of the Equity Incentive Plan is to advance the interests of Appreciate and increase stockholder value by providing additional incentives to attract, retain and motivate those qualified and competent employees, directors and consultants upon whose efforts and judgment its success is largely dependent.

Eligibility

Awards may be granted pursuant to the Equity Incentive Plan to any of our present or future employees, consultants and outside directors. Actual selection of any eligible individual to receive an award pursuant to the Equity Incentive Plan is within the sole discretion of the compensation committee or its authorized delegate (where applicable, references herein to the compensation committee are inclusive of its authorized delegate). “Incentive stock options” may be granted only to employees, and all other awards may be granted to either employees, consultants or outside directors.

As of October 14, 2022, persons eligible to participate in the plan total approximately five (5) nonemployee directors and four (4) employees and consultants.

Types of Awards

The Equity Incentive Plan authorizes the granting of “incentive stock options” and “non-qualified stock options” to purchase shares of our common stock. The maximum number of shares of common stock available for issuance pursuant to incentive stock options granted under the Equity Incentive Plan is the same as the number of shares of common stock available for issuance under the Equity Incentive Plan. In accordance with the rules under the Code, for incentive stock options, the Equity Incentive Plan provides that incentive stock options granted to any particular employee may not first become exercisable for more than $0.1 million in fair market value of the common stock (measured on the grant date) in any calendar year. If incentive stock options granted to a participant would vest for more than $0.1 million in any calendar year, then such incentive stock options will, to such extent, be treated as non-statutory stock options. Unless the context otherwise requires, the term “options” includes both incentive stock options and non-qualified stock options.

The Equity Incentive Plan also authorizes awards of restricted stock. A restricted stock award is the grant of shares of our common stock that are nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. The vesting and number of shares of a restricted stock award may be determined by the compensation committee. Except as otherwise provided in the agreement granting the restricted stock award, the recipient of restricted stock will have all of the rights of a stockholder, including with respect to voting rights, other than the right to receive dividends on unvested restricted stock (although the agreement granting the restricted stock award may allow for the accrual of dividend equivalents on unvested restricted stock).

The Equity Incentive Plan also authorizes the granting of stock appreciation rights, or “SARs.” A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of our common stock on the date of exercise of the SAR over the grant price of the SAR (which grant price may not be less than the fair market value of a share of our common stock on the date of grant of the SAR). SARs may be granted under the Equity Incentive Plan in tandem with other awards.

The Equity Incentive Plan also authorizes awards of restricted stock units that, once vested (based on the criteria the compensation committee establishes, which may be based on the passage of time or the attainment of performance-based conditions), may be settled in a number of shares of our common stock equal to the number of units earned, or in cash equal to the fair market value of the number of shares of our common stock (or a combination of stock and cash) earned in respect of the number of units earned.

The Equity Incentive Plan also authorizes awards of performance shares and awards intended to be performance-based awards that are payable in stock, cash, or a combination of stock and cash. Any performance-based awards granted will vest upon the achievement of performance objectives. The compensation committee will establish the performance measure as well as the length of the performance period.

Administration

The Equity Incentive Plan is administered by the compensation committee (or by the Appreciate Board to the extent reserved or determined by the Appreciate Board). The compensation committee has the authority to interpret and adopt rules and regulations for carrying out the Equity Incentive Plan. All decisions and acts of the compensation committee shall be final and binding on all participants under the Equity Incentive Plan.

The compensation committee will have the full power and authority under the Equity Incentive Plan to:

•        designate participants to receive awards;

•        determine the type or types of awards to be granted to each participant;

•        determine the number of awards to be granted and the number of shares to which an award will relate;

•        determine the terms and conditions of any award, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an award, based in each case on such considerations as the compensation committee in its sole discretion determines;

•        determine whether, to what extent, and pursuant to what circumstances an award may be settled in, or the exercise price of an award may be paid in, cash, shares, other awards, or other property, or an award may be canceled, forfeited, or surrendered;

•        prescribe the form of each award agreement, which need not be identical for each participant;

•        decide all other matters that must be determined in connection with an award;

•        establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Equity Incentive Plan;

•        suspend or terminate the Equity Incentive Plan at any time provided that such suspension or termination does not impair rights and obligations under any outstanding award without written consent of the affected participant;

•        interpret the terms of, and any matter arising pursuant to, the Equity Incentive Plan or any award agreement thereunder; and

•        make all other decisions and determinations that may be required pursuant to the Equity Incentive Plan or as the compensation committee deems necessary or advisable to administer the Equity Incentive Plan.

Authorized Shares and Share Counting Method

When the Equity Incentive Plan first becomes effective, the number of shares of our common stock that may be issued pursuant to awards granted under the Equity Incentive Plan will be equal to ten percent (10%) of our common stock outstanding as of the Closing, subject to adjustment as discussed below. The number of shares subject to the Equity Incentive Plan will automatically increase on February 1st of each calendar year, for a period of not more than ten (10) years, beginning on February 1, 2023 and ending on (and including) February 1, 2032 (each, an “Evergreen Date”) in an amount equal to five percent (5%) of the total number of shares of our common stock outstanding on the January 31st immediately preceding the applicable Evergreen Date (the “Evergreen Increase”). The Appreciate Board may act prior to the Evergreen Date of a given year to provide that there will be no Evergreen Increase for such year, or that the Evergreen Increase for such year will be a lesser number of shares of our common stock than would otherwise occur pursuant to the preceding sentence.

Authorized shares are counted and subject to adjustments, as described below:

•        Shares that are subject to stock options, restricted stock awards, restricted stock unit awards, performance shares and other share-based awards and SARs shall be counted as one share for every one share subject to stock options and SARs.

•        The following shares shall not be added back to the number of shares authorized: shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation related to any award; shares not issued or delivered as a result of the net settlement of an outstanding stock option or SAR; and shares repurchased by us on the open market with the cash proceeds of the exercise price from stock options.

•        To the extent that any share-based award under the Equity Incentive Plan terminates, expires, is cancelled or is paid in cash, the available shares subject to such award shall remain available shares; shares will be added back as one share.

•        Substitute awards issued in connection with acquiring other companies shall neither increase nor decrease the shares authorized under the Equity Incentive Plan.

Granting of Awards

The compensation committee may from time to time grant awards in its discretion. In granting awards, the compensation committee may take into consideration the contribution the eligible person has made or may be reasonably expected to make to our success and such other factors as the compensation committee determines. The number of discretionary grants to be made under the Equity Incentive Plan in the future to our directors and executive officers, including our named executive officers, and the dollar values of such grants, are not determinable.

Exercise Price of Options and Grant Price of SARs

The exercise price of options granted under the Equity Incentive Plan shall be any price determined by the compensation committee, but may not be less than the fair market value of our common stock on the date of grant. The exercise price of incentive stock options shall not be less than 110% of the fair market value on the date of grant if the optionee owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of our stock.

The grant price of SARs granted under the Equity Incentive Plan shall be determined by the compensation committee, and may not be less than the fair market value of our common stock on the date of grant.

Payment of Exercise Price

Unless further limited by the compensation committee, the exercise price of an option shall be paid solely in cash, by certified or cashier’s check, by wire transfer, by money order, by personal check, by delivery of shares of our common stock if expressly permitted by the terms of the option (including withholding of shares otherwise deliverable upon exercise of the option by “net exercise” or otherwise), by promissory note bearing interest at no less than such rate as shall then preclude the imputation of interest under the Code, other property acceptable to the compensation committee, or by a combination of the foregoing. If the exercise price is paid in whole or in part with shares of our common stock, the value of the shares surrendered shall be their fair market value on the date surrendered.

Exercisability of Options and SARs

Each option and SAR shall become exercisable in whole or in part and cumulatively, and shall expire, according to the terms of the option or the SAR, as applicable, to the extent not inconsistent with the express provisions of the Equity Incentive Plan. In addition, in the case of the grant of an option to an officer, the compensation committee may provide that no shares acquired on the exercise of such option shall be transferable during such six- (6-) month period following the date of grant of such option.

The compensation committee, in its sole discretion, may accelerate the date on which all or any portion of an otherwise unexercisable option or SAR may be exercised or a restriction will lapse.

Price of Restricted Stock

The price, if any, to be paid by a recipient for restricted stock awarded under the Equity Incentive Plan shall be determined by the compensation committee. As a condition to the grant of a restricted stock award, if required by applicable law, the compensation committee will require the person receiving the award to pay to us an amount equal to the par value of the restricted stock granted under the award.

Expiration of Options

The expiration date of an option will be determined by the compensation committee at the time of the grant. However, unless the terms of the option expressly provide for a different date of termination, the unexercised portion of the option shall automatically and without notice terminate and become null and void on the earlier of:

•        the date that holder ceases to be employed by or provide services to us, if such cessation is for “Cause,” as defined in the Equity Incentive Plan;

•        three (3) months following the date on which the holder ceases to be employed by or provide services to us for any reason other than because of the holder’s death or disability or for Cause;

•        the first anniversary of the date on which the holder ceased to be employed by or provide services to us by reason of the holder’s death or disability; or

•        the tenth anniversary of the date of grant.

Restrictions on Transfer of Awards

No award granted under the Equity Incentive Plan is transferable otherwise than by will or by the laws of descent and distribution. However, the compensation committee by express provision in the award or an amendment thereto may permit awards to be transferred (without consideration) to, exercised by and paid to certain persons or entities related to the participant, including, but not limited to, members of the participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the compensation committee, pursuant to such conditions and procedures as the compensation committee may establish.

During the lifetime of a participant, each award will be exercisable only by the participant or the guardian or legal representative of the participant.

Restrictions on Transfer of Restricted Stock

A participant may not sell, transfer, assign or pledge shares of restricted stock until the shares have vested. Stock certificates representing the restricted stock shall be held by us bearing a legend to restrict transfer of the certificate until the restricted stock has vested. At the time the restricted stock vests, a certificate for the vested shares will be delivered to the participant and, if the award agreement so provides, dividend equivalents accrued on the restricted stock from the date of grant.

Vesting of Restricted Stock and Restricted Stock Units

In granting restricted stock and restricted stock unit awards, the compensation committee, in its sole discretion, may determine the terms and conditions under which such awards shall vest.

The compensation committee also has the right, exercisable in its sole discretion, to accelerate the date on which restricted stock and restricted stock units may vest or otherwise waive or amend any conditions in respect of a grant of restricted stock or restricted stock units.

Dividends and Dividend Equivalents

The compensation committee may provide that any award (other than options and SARs) shall earn dividends or dividend equivalents (payable in cash or additional shares, or a combination of cash and shares). Notwithstanding the foregoing, dividends or dividend equivalents may not be paid with respect to any award that is subject to the achievement of performance criteria (including time-based vesting conditions), unless and until the relevant performance criteria have been satisfied. Generally, holders of restricted stock and restricted stock units receive dividend equivalents which are subject to vesting in line with the underlying award to which they relate. No dividends or dividend equivalents will be paid on options or SARs.

Minimum Vesting Requirement

A one-year minimum vesting requirement will generally apply to all awards, except for a limited carve-out with respect to awards for up to 25% of the total number of shares that are available for new awards as of the effective date of the Equity Incentive Plan. In addition, the one-year minimum vesting requirement does not apply to awards granted to, among others, non-employee directors that vest on the earlier of the one-year anniversary of the grant date and the next annual meeting of stockholders that occurs at least 50 weeks after the prior year’s annual meeting.

Terms of Performance Awards

The compensation committee may grant performance awards to any person who is eligible to receive an award pursuant to the Equity Incentive Plan which are conditioned on the satisfaction of performance objectives, including those comprising one or more of the performance measures under a performance-based award, as the compensation committee, in its sole discretion, may select.

Performance-based awards, in the sole discretion of the compensation committee, may be made in the form of:

•        Shares or unit equivalents to shares of our common stock (including, without limitation, shares of restricted stock subject to restrictions that will lapse on the basis of the satisfaction of the selected performance measure(s));

•        cash; or

•        a combination of shares of our common stock and cash.

The compensation committee shall establish the performance measures which will be required to be satisfied during the performance period in order to earn the amounts specified in a performance-based award, as well as the duration of any performance period, each of which may differ with respect to each covered person, or with respect to separate performance-based awards issued to the same covered person.

Change in Control

In the event of the occurrence of a “change in control” as defined in the Equity Incentive Plan, absent a different provision in an award agreement, the compensation committee or the Appreciate Board may, in its sole discretion, provide for any of the following to be effective upon the consummation of the event:

(i)     either (A) termination of any such award, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s vested rights or (B) the replacement of such award with other rights or property selected by the compensation committee or the Appreciate Board, in its sole discretion;

(ii)    that such award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)   that the award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the applicable award agreement; or

(iv)   that the award cannot vest, be exercised or become payable after a date certain in the future, which may be the effective date of such event.

Prohibition on Repricing

Repricing of outstanding stock options or SARs and repurchases of “underwater” stock options or SARs is prohibited without stockholder approval.

Clawback/Recovery

All awards granted under the Equity Incentive Plan will be subject to recoupment in accordance with any clawback policy that Appreciate is required to adopt pursuant to the listing standards of any national securities exchange or association on which Appreciate’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. In addition, the compensation committee may impose such other clawback, recovery or recoupment provisions on an award as the compensation committee determines necessary or appropriate in view of applicable laws, governance requirements or best practices, including, but not limited to, a reacquisition right in respect of previously acquired shares or other cash or property upon the occurrence of cause (as determined by the compensation committee).

Expiration of the Equity Incentive Plan

Assuming the Equity Incentive Plan is approved at the special stockholder meeting, unless terminated sooner by the Appreciate Board, the Equity Incentive Plan will terminate on             , 2032.

Adjustments

The Equity Incentive Plan provides for adjustments to (a) the aggregate number and kind of shares that may be issued, (b) the terms and conditions of any outstanding awards (including, any applicable performance targets or criteria with respect thereto), and (c) the grant or exercise price per share for outstanding awards, in the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of our assets to stockholders, or any other change affecting the shares or the price of the shares other than an equity restructuring.

Amendments

The compensation committee (with the approval of the Appreciate Board) may amend or modify the Equity Incentive Plan at any time, provided that no amendment may, without the approval of our stockholders:

•        increase the number of shares available for issuance under the Equity Incentive Plan; or

•        permit the compensation committee to extend the exercise period for an option beyond ten (10) years from the date of grant.

Notwithstanding any provision in the Equity Incentive Plan to the contrary, absent approval of the stockholders of Appreciate, no option or SAR may be amended to reduce the per-share exercise price of the shares subject to such option or SAR below the per-share exercise price as of the date of grant and, except as otherwise permitted in the Equity Incentive Plan, (a) no option or SAR may be granted in exchange for, or in connection with, the cancellation, surrender or substitution of an option or SAR having a higher per-share exercise price and (b) no option or SAR may be cancelled in exchange for, or in connection with, the payment of a cash amount or another award at a time when the option or SAR has a per-share exercise price that is higher than the fair market value of a share.

In addition, in general no amendment shall adversely affect in any material way any award previously granted pursuant to the Equity Incentive Plan without the prior written consent of the participant; provided, however, that an amendment or modification that may cause an incentive stock option to become a non-qualified stock option shall not be treated as adversely affecting the rights of the participant.

Federal Income Tax Consequences

Grants of Options

Under current tax laws, the grant of an option will not be a taxable event to the recipient and we will not be entitled to a deduction with respect to such grant.

Exercise of Incentive Stock Options and Subsequent Sale of Stock

An optionee will not recognize taxable income, and we will not be entitled to any deduction, upon the timely exercise of an incentive stock option if the optionee was our employee at all times from the date the option was granted to the day three (3) months (or, in the case of an employee who is disabled within the meaning of Section 22(e)(3) of the Code, one year) before the date of such exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the option exercise price will be includable in the employee’s “alternative minimum taxable income” and may therefore be subject to the “alternative minimum tax” imposed on such income. If the optionee holds the shares acquired for at least one year (and two years after the option was granted), gain or loss recognized on the subsequent disposition of the shares will be treated as long-term taxable capital gain or loss. If there is an earlier disposition, the optionee will recognize ordinary taxable income in the year of disposition in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option exercise price, or (ii) if the disposition is a taxable sale or exchange, the amount of any gain recognized. Any taxable gain recognized on the disposition of the shares in excess of the amount thus taxable as ordinary income will be treated as capital gain, long-term or short-term depending on whether the shares have been held for more than one year. Upon such a disqualifying disposition, we will be entitled to a deduction at the same time and in an amount equal to the ordinary taxable income recognized by the optionee, subject to the limitations of Section 162(m) of the Code.

If an optionee is not our employee at all times from the date the option was granted to the day three (3) months (or, in the case of an employee who is disabled within the meaning of Section 22(e)(3) of the Code, one year) before the date on which an incentive stock option is exercised, the optionee will recognize ordinary taxable income at the time of exercise equal to the excess of the then fair market value of the shares of our common stock received over the exercise price. The taxable income recognized upon exercise of the option will be treated as compensation income subject to withholding and, subject to the limitations of Section 162(m) of the Code, we will be entitled to deduct as a compensation expense an amount equal to the ordinary income an optionee recognizes with respect to such exercise. When shares of our common stock received upon the exercise of a the option subsequently are sold or exchanged in a taxable transaction, the holder thereof generally will recognize capital gain (or loss) equal to the difference between the total amount realized and the adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized at the time of exercise); the character of such gain or loss as long-term or short-term capital gain or loss will depend upon the holding period of the shares following exercise.

Exercise of Non-Qualified Options and Subsequent Sale of Stock

Upon the exercise of a non-qualified stock option, an optionee will recognize ordinary income at the time of exercise equal to the excess of the then fair market value of the shares of our common stock received over the exercise price. The taxable income recognized upon exercise of a non-qualified stock option will be treated as compensation income subject to withholding and, subject to the limitations of Section 162(m) of the Code, we will be entitled to deduct as a compensation expense an amount equal to the ordinary income an optionee recognizes with respect to such exercise. When shares of our common stock received upon the exercise of a non-qualified stock option subsequently are sold or exchanged in a taxable transaction, the holder thereof generally will recognize capital gain (or loss) equal to the difference between the total amount realized and the adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized at the time of exercise); the character of such gain or loss as long-term or short-term capital gain or loss will depend upon the holding period of the shares following exercise. Special tax rules apply when all or a portion of the exercise price of a non-qualified stock option is paid by the delivery of already owned shares.

Restricted Stock

Except as noted below, a recipient of restricted stock normally will not recognize taxable income upon an award of restricted stock, and we will not be entitled to a deduction, until the termination of the restrictions. Upon such termination, the holder will recognize ordinary taxable income in an amount equal to the fair market value of the shares at that time and we will be entitled to a deduction in the same amount and at the same time, subject to the limitations of Section 162(m) of the Code.

However, a holder of restricted stock may elect under Section 83(b) of the Code (within thirty (30) days following receipt of the stock) to recognize ordinary taxable income in the year the restricted stock is awarded in an amount equal to their fair market value at the time received, determined without regard to the restrictions. In this event, we will be entitled to a deduction in such year in the same amount, subject to the limitations of Section 162(m) of the Code, and any gain or loss recognized by the holder upon subsequent disposition of the shares will be capital gain or loss. If the shares are forfeited pursuant to the restrictions, no deduction will be allowed in respect of the amount previously includable in taxable income because of the election.

The tax basis of restricted stock will be equal to its fair market value at the time the restrictions terminate, and its holding period will begin at that time, except that, if an election is made under Section 83(b) of the Code, then the holding period of the restricted stock will begin at the time received and its tax basis will be equal to its fair market value at that time, determined without regard to the restrictions. Notwithstanding an election under Section 83(b) of the Code, dividends and/or dividend equivalents, and any interest thereon, on restricted stock for which the election has been made will not be includable in the holder’s taxable income until paid to the holder.

Stock Appreciation Rights (SARs)

The grant of either a tandem SAR or a freestanding SAR will not result in any immediate tax consequences to us or the grantee. Upon the exercise of either a tandem SAR or a freestanding SAR, the grantee will recognize ordinary taxable income in an amount equal to any cash received and the fair market value on the exercise date of any shares received. We will be entitled to a deduction in the same amount and at the same time, subject to the limitations of Section 162(m) of the Code.

The grant of stock appreciation rights with respect to a previously granted incentive stock option may constitute a “modification” of the related option. In this event, the option will be treated as having been granted at the time the stock appreciation rights were granted, with the result that the option could not qualify as an incentive stock option if the market price of the stock at that time were greater than the option price.

Restricted Stock Units

The grant of a restricted stock unit will not result in any immediate tax consequences to us or the recipient. When a restricted stock unit is paid out, the recipient will recognize ordinary taxable income in an amount equal to the fair market value of the shares received at that time. We will be entitled to a deduction in the same amount and at the same time, subject to the limitations of Section 162(m) of the Code.

Performance Shares and Performance Units

The grant of a performance share or a performance stock unit will not result in any immediate tax consequences to us or the recipient. When a performance share or a performance stock unit is paid out, the recipient will recognize ordinary taxable income in an amount equal to any cash and the fair market value of any shares received at that time. We will be entitled to a deduction in the same amount and at the same time, subject to the limitations of Section 162(m) of the Code.

Payouts of Performance Compensation Awards

The designation of an award of restricted stock or the grant of a restricted stock unit, performance share, or performance stock unit as a performance compensation award will not change the tax treatment described above to an employee who receives such an award or grant. In the past, such a designation had generally been intended to enable an award or grant to qualify as performance-based compensation not subject to the $1.0 million limitation on deductible compensation under Section 162(m) of the Code. However, legislation enacted in 2017 generally eliminated the exception to the $1.0 million deduction limit for performance-based compensation paid to covered executive officers for tax years beginning after December 31, 2017.

Dividend Equivalents

Dividend equivalents generally will be taxed at ordinary income rates when paid. In most instances, they will be treated as additional compensation that we will be able to deduct at that time, subject to the limitations of Section 162(m) of the Code.

Section 409A of the Internal Revenue Code

If an award is subject to Section 409A of the Code (which relates to nonqualified deferred compensation arrangements), and if the requirements of Section 409A of the Code are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties to the participants. It is anticipated that all awards made in compliance with the terms of the Equity Incentive Plan will be exempt from the application of Section 409A of the Code or will comply with the requirements of Section 409A of the Code in order to avoid such early taxation and additional taxes and penalties.

The foregoing does not purport to be a complete description of the federal income tax aspects of the benefits under the Equity Incentive Plan and does not consider the effect of any state or foreign laws, or potential changes to the applicable tax laws. Employees should consult their tax advisors on any questions they may have.

New Plan Benefits

Awards under the Equity Incentive Plan are made by the compensation committee in its sole discretion and therefore cannot be determined in advance.

Registration with the SEC

Appreciate will file a Registration Statement on Form S-8 with the SEC with respect to the shares of common stock to be offered and sold pursuant to the Equity Incentive Plan as soon as reasonably practicable following stockholder approval and prior to the offering or sale of any such shares. In accordance with applicable Form S-8 requirements, such Registration Statement will not be filed prior to sixty (60) days following the Business Combination.

Vote Required for Approval

The Equity Incentive Plan Proposal will be approved and adopted if the majority of votes cast by the holders of shares of PTIC II Common Stock present (by virtual attendance or by proxy) and entitled to vote thereon at the Special Meeting are voted “FOR” the Equity Incentive Plan Proposal. Abstentions will count as present for the purpose of establishing a quorum and will have no effect on the outcome of the Equity Incentive Plan Proposal. If a PTIC II Stockholder who holds his, her or its PTIC II Common Stock in “street name” through a broker or other nominee fails to give voting instructions to such broker or other nominee on all of the Stockholder Proposals set forth in this proxy statement, such shares of PTIC II Common Stock will not be counted for the purposes of establishing a quorum. However, so long as the PTIC II Stockholder has given the broker or other nominee voting instructions on at least one of the Stockholder Proposals, such shares will count as present for the purposes of establishing a quorum. Broker non-votes will have no effect on the outcome of the Equity Incentive Plan.

As of the record date, the Sponsor and the Other PTIC II Class B Stockholders have agreed to vote all shares of PTIC II Common Stock owned by them in favor of the Equity Incentive Plan Proposal, which reflects approximately 20% of the issued and outstanding shares of PTIC II Common Stock.

The Equity Incentive Plan Proposal is conditioned upon the approval of the Condition Precedent Proposals. The approval of the Condition Precedent Proposals is not conditioned upon the approval of the Equity Incentive Plan Proposal.

Recommendation of the PTIC II Board

THE PTIC II BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the PTIC II Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. The Adjournment Proposal will only be presented to PTIC II Stockholders in the event that based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes for, or otherwise in connection with, the approval of the PTIC II Charter Amendment Proposal, the Business Combination Proposal, the Appreciate Charter Proposal, the Advisory Governing Documents Proposals or the Nasdaq Proposal. In no event will the PTIC II Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under our Existing Governing Documents and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by PTIC II Stockholders, the PTIC II Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the PTIC II Charter Amendment Proposal, the Business Combination Proposal, the Advisory Governing Documents Proposals or the Nasdaq Proposal. If we do not consummate the Business Combination and fail to complete an initial business combination by December 8, 2022, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the PTIC II Class A Stockholders.

Vote Required for Approval

The Adjournment Proposal will be approved and adopted if the majority of votes cast by the holders of shares of PTIC II Common Stock present (by virtual attendance or by proxy) and entitled to vote thereon at the Special Meeting vote “FOR” the Adjournment Proposal. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting, and otherwise will have no effect with respect to the approval of the Adjournment Proposal. If a PTIC II Stockholder who holds his, her or its PTIC II Common Stock in “street name” through a broker or other nominee fails to give voting instructions to such broker or other nominee on all of the Stockholder Proposals set forth in this proxy statement, such shares of PTIC II Common Stock will not be counted for the purposes of establishing a quorum. However, so long as the PTIC II Stockholder has given the broker or other nominee voting instructions on at least one of the Stockholder Proposals, such shares will count as present for the purposes of establishing a quorum. Broker non-votes will have no effect on the outcome of the Adjournment Proposal.

As of the record date, the Sponsor and the Other PTIC II Class B Stockholders have agreed to vote all shares of PTIC II Common Stock owned by them in favor of the Adjournment Proposal, which reflects approximately 20% of the issued and outstanding shares of PTIC II Common Stock.

The Business Combination is not conditioned upon the approval of the Adjournment Proposal.

Recommendation of the PTIC II Board

THE PTIC II BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS TO HOLDERS OF PTIC II
CLASS A COMMON STOCK EXERCISING REDEMPTION RIGHTS

The following summary sets forth below certain material U.S. federal income tax consequences for U.S. Holders and Non-U.S. Holders (each as defined below) of PTIC II Class A Common Stock electing to have their PTIC II Class A Common Stock redeemed for cash if the Business Combination is completed. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the U.S. Internal Revenue Service (the “IRS”) and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. No assurance can be given that the IRS will not assert, or that a court will not sustain a position contrary to any of the tax considerations described below. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances, and does not address the U.S. federal income tax consequences to holders that are subject to special tax rules, including, without limitation: financial institutions, insurance companies, mutual funds, pension plans, S corporations, controlled foreign corporations, broker-dealers, traders in securities that elect mark-to-market treatment, regulated investment companies, real estate investment trusts, partnerships and their partners, tax-exempt organizations (including private foundations), investors that hold PTIC II Class A Common Stock as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes, holders subject to the alternative minimum tax provisions of the Code, holders who acquired PTIC II Class A Common Stock directly or indirectly in connection with performance of services, pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation, the Sponsor and its Affiliates, persons who actually or constructively own 5% or more (by vote or value) of the PTIC II Class A Common Stock, persons required to accelerate the recognition of any item of gross income with respect to PTIC II Class A Common Stock as a result of such income being recognized on an applicable financial statement, U.S. Holders (as defined below) that have a functional currency other than the United States dollar, and U.S. expatriates, all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any state, local, or non-United States tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax, the Medicare tax on certain net investment income, or any tax reporting obligations in respect of the ownership of PTIC II Class A Common Stock. In addition, this summary does not address any tax consequences to holders that directly or indirectly hold equity interests in Renters Warehouse prior to the Business Combination, including holders of PTIC II Class A Common Stock that also hold, directly or indirectly, equity interests in Renters Warehouse. In addition, this summary is limited to holders that hold PTIC II Class A Common Stock as “capital assets” (generally, property held for investment) under the Code.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds PTIC II Class A Common Stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and the partner and certain determinations made at the partner level. If you are a partner of a partnership holding PTIC II Class A Common Stock, you are urged to consult your tax advisor.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner for U.S. federal income tax purposes of PTIC II Class A Common Stock that is:

•        an individual who is a United States citizen or resident of the United States;

•        a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (i) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner for U.S. federal income tax purposes of PTIC II Class A Common Stock that is not a U.S. Holder or a partnership.

Tax Consequences to U.S. Holders Exercising Redemption Rights

This section is addressed to U.S. Holders of PTIC II Class A Common Stock that elect to have their PTIC II Class A Common Stock redeemed for cash as described in the section entitled “The Special Meeting of PTIC II Stockholders — Redemption Rights.”

Redemption of PTIC II Class A Common Stock

In the event that a U.S. Holder’s PTIC II Class A Common Stock is redeemed pursuant to the redemption provisions described in the section entitled “The Special Meeting of PTIC II Stockholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the PTIC II Class A Common Stock under Section 302 of the Code. Generally, whether the redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning Public Warrants or as a result of the Business Combination) relative to all of our shares treated as held by the U.S. Holder both before and after the redemption. The redemption of PTIC II Class A Common Stock generally will be treated as a sale of the PTIC II Class A Common Stock (rather than as a distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include stock which could be acquired pursuant to the exercise of the Public Warrants. Among other requirements that must be met, in order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of PTIC II Class A Common Stock must be less than eighty percent (80%) of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. Because holders of PTIC II Class A Common Stock are not entitled to elect directors until after the completion of the Business Combination, the PTIC II Class A Common Stock may not be treated as voting stock for this purpose and, consequently, the substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock and certain other requirements are met. The redemption of the PTIC II Class A Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the redemption will be treated as a distribution and the tax effects will be as described below under “— Taxation of Distributions.”

U.S. Holders of PTIC II Class A Common Stock considering exercising their redemption rights are urged to consult their tax advisors to determine whether the redemption of their PTIC II Class A Common Stock would be treated as a sale or as a distribution under the Code in light of their particular circumstances.

Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of PTIC II Class A Common Stock

If the redemption qualifies as a sale of PTIC II Class A Common Stock with respect to a U.S. Holder, such U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of cash and the fair market value of any property received by the U.S. Holder on such disposition and (ii) the U.S. Holder’s adjusted tax basis in its PTIC II Class A Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its PTIC II Class A Common Stock generally will equal the U.S. Holder’s acquisition cost of the PTIC II Class A Common Stock, less any prior distributions on the PTIC II Class A Common Stock treated as a return of capital. Any such gain or loss recognized will generally be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the PTIC II Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the PTIC II Class A Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gain realized by a non-corporate U.S. Holder is currently taxed at a reduced rate. The deduction of capital losses is subject to limitations.

Taxation of Distributions

If the redemption does not qualify as a sale of PTIC II Class A Common Stock with respect to a U.S. Holder, such U.S. Holder will be treated as receiving a distribution. Any distributions to U.S. Holders generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the PTIC II Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the PTIC II Class A Common Stock and will be treated as described above under “— Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of PTIC II Class A Common Stock.” Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be taxable at a reduced rate.

Tax Consequences to Non-U.S. Holders Exercising Redemption Rights

This section is addressed to Non-U.S. Holders of PTIC II Class A Common Stock that elect to have their PTIC II Class A Common Stock redeemed for cash as described in the section entitled “The Special Meeting of PTIC II Stockholders — Redemption Rights.”

Redemption of PTIC II Class A Common Stock

The characterization for U.S. States federal income tax purposes of the redemption of a Non-U.S. Holder’s PTIC II Class A Common Stock pursuant to the redemption provisions described in the section entitled “The Special Meeting of PTIC II Stockholders — Redemption Rights,” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s PTIC II Class A Common Stock, as described above under “Tax Consequences to U.S. Holders Exercising Redemption Rights — Redemption of PTIC II Class A Common Stock.”

Non-U.S. Holders of PTIC II Class A Common Stock considering exercising their redemption rights should consult their tax advisors as to whether the redemption of their PTIC II Class A Common Stock will be treated as a sale or as a distribution under the Code in light of their particular circumstances.

Gain on Sale, Taxable Exchange, or Other Taxable Disposition of PTIC II Class A Common Stock

Subject to the discussions below under “— Information Reporting and Backup Withholding” and “— FATCA,” if the redemption qualifies as a sale of PTIC II Class A Common Stock to a Non-U.S. Holder, such Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale of its PTIC II Class A Common Stock, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder), in which case, unless an applicable income tax treaty provides otherwise, the Non-U.S. Holder will generally be subject to the same treatment as a U.S. Holder with respect to the redemption, and a corporate Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty);

•        the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the redemption takes place and certain other conditions are met, in which case the Non-U.S. Holder will generally be subject to a 30% tax on the individual’s net capital gain for the year; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five- (5-) year period ending on the date of disposition or the period that the Non-U.S. Holder held the PTIC II Class A Common Stock, and, in the case where shares of PTIC II Class A Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of PTIC II Class A Common Stock at any time within the shorter of the five- (5-) year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of PTIC II Class A Common Stock.

With respect to the third bullet point above (if applicable to a particular Non-U.S. Holder), gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of the PTIC II Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, if we determine that we are classified as a United States real property holding corporation, we will withhold 15% of the amount realized from such a sale. There can be no assurance that PTIC II Class A Common Stock will be treated as regularly traded on an established securities market for this purpose. PTIC II does not believe that it is or has been a United States real property holding corporation for U.S. federal income tax purposes but there can no assurance in this regard. PTIC II would be classified as a United States real property holding corporation if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.

Taxation of Distributions

If the redemption does not qualify as a sale of PTIC II Class A Common Stock with respect to a Non-U.S. Holder, the Non-U.S. Holder will be treated as receiving a distribution. Subject to the discussions below under “— Information Reporting and Backup Withholding” and “— FATCA,” in general, any distributions we make to a Non-U.S. Holder on shares of PTIC II Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, under certain income tax treaties, attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder), the applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of PTIC II Class A Common Stock (and, subject to the discussion below under “— Information Reporting and Backup Withholding” and “— FATCA,” and the third bullet point above under “— Tax Consequences for Non-U.S. Holders Exercising Redemption Rights — Gain on Sale, Taxable Exchange or Other Taxable Disposition of PTIC II Class A Common Stock,” to the extent such distribution does not exceed the adjusted tax basis such amount will generally not be subject to withholding) and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of PTIC II Class A Common Stock, which will be treated as described above under “— Tax Consequences to Non-U.S. Holders Exercising Redemption Rights — Gain on Sale, Taxable Exchange or Other Taxable Disposition of PTIC II Class A Common Stock.” In addition, if we determine that we are classified as a United States real property holding corporation, we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, under certain income tax treaties, attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder), generally will not be subject to U.S. federal withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders (subject to an exemption or reduction in such tax as may be provided by an applicable income tax treaty). If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting and Backup Withholding

Generally, information reporting requirements may apply to payments resulting from the redemption of PTIC II Class A Common Stock. U.S. Holders generally may have to provide their taxpayer identification number and comply with comply certification requirements (usually on an IRS Form W-9) to avoid backup withholding. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under an applicable income tax treaty generally will satisfy a Non-U.S. Holder’s certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. Holder’s or Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. Holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

FATCA

Under sections 1471 to 1474 of the Code (commonly referred to as “FATCA”) a 30% withholding tax generally applies with respect to certain payments on and, subject to the regulatory relief described below, gross proceeds from a sale or disposition of, PTIC II Class A Common Stock if paid to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution (a) enters into, and is in compliance with, a withholding and information reporting agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (b) is a resident in a country that has entered into an intergovernmental agreement with the United States in relation to such withholding and information reporting and the financial institution complies with the related information reporting requirements of such country or (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity, or such entity otherwise qualifies for an exemption from these rules. An intergovernmental agreement between the United States and the applicable foreign country, or future U.S. Treasury regulations or other guidance, may modify these requirements. Under proposed U.S. Treasury regulations that may be relied upon pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds is not expected to apply unless such proposed U.S. Treasury regulations are modified, withdrawn or replaced in a manner that would subject gross proceeds to FATCA withholding. U.S. Holders and Non-U.S. Holders should consult their tax advisors regarding the possible implications of such withholding tax.

WE URGE HOLDERS OF PTIC II CLASS A COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to aid you in your analysis of the financial aspects of the Transactions (as defined below) and is for informational purposes only. The following unaudited pro forma condensed combined balance sheet of Appreciate as of June 30, 2022 and the unaudited pro forma condensed combined statements of operations of Appreciate for the six months ended June 30, 2022 and for the year ended December 31, 2021 present the combination of the financial information of PTIC II and Renters Warehouse after giving effect to the Business Combination and related adjustments described in the accompanying notes. PTIC II and Renters Warehouse are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination, are referred to herein as “Appreciate” or the “Combined Company.”

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 give pro forma effect to the Business Combination as if it had occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet as of June 30, 2022 gives pro forma effect to the Business Combination as if it was completed on June 30, 2022.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the unaudited historical financial statements of PTIC II as of and for the six months ended June 30, 2022 and 2021, and the audited historical financial statements of PTIC II as of and for the years ended December 31, 2021 and 2020, included in this proxy statement;

•        the unaudited historical financial statements of Renters Warehouse as of and for the six months ended June 30, 2022 and 2021, and the audited historical financial statements of Renters Warehouse as of and for the year ended December 31, 2021, included in this proxy statement; and

•        the disclosures contained in the sections titled “PTIC II’s Management Discussion and Analysis of Financial Condition and Results of Operations” and “Renters Warehouse’s Management Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what Appreciate’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Appreciate. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.

On May 17, 2022, PTIC II entered into Business Combination Agreement, by and among PTIC II, Renters Warehouse, and Sellers’ Representative of applicable Renters Warehouse unitholders. Immediately prior to the Closing, (a) PTIC II shall form NewCo LLC, for purposes of consummating the transactions contemplated by the Business Combination Agreement and the Ancillary Documents (as defined in the Business Combination Agreement), on the terms and subject to the conditions set forth in the Business Combination Agreement, (b) each share of PTIC II Class B Common Stock that is issued and outstanding immediately prior to the Closing shall be converted into one (1) share of PTIC II Class A Common Stock, (c) the Proposed Appreciate Charter and the Proposed Appreciate Bylaws shall become the Governing Documents (as defined in the Business Combination Agreement) of PTIC II, and (d) PTIC II will change its name to “Appreciate Holdings, Inc.” in accordance with the Business Combination Agreement. On the Closing Date, (a) Rolling Renters Warehouse Unitholders will contribute all of their Existing Renters Warehouse LLC Interests to NewCo LLC in exchange for non-voting NewCo LLC

Class B Units equal to the Transaction Equity Security Amount, (b) the NewCo LLC Agreement will be amended and restated in the required form, (c) PTIC II will contribute the Closing Date Contribution Amount to NewCo LLC in exchange for NewCo LLC Class A Units and (d) the unitholders of NewCo LLC (other than PTIC II) will receive a number of shares of Appreciate Class B Common Stock equal to the Transaction Equity Security Amount, on the terms and subject to the conditions set forth in the Business Combination Agreement.

At the Closing, PTIC II, NewCo LLC, Renters Warehouse, Lake Street and each of the members of NewCo LLC that are Rolling Renters Warehouse Unitholders (excluding St. Cloud) will enter into the Tax Receivable Agreement.

In connection with the Business Combination, PTIC II entered into the CEF Purchase Agreement with CF Principal, relating to the Committed Equity Facility that will be available to support Appreciate following the Closing of the Business Combination, subject to certain customary conditions and limitations set forth in the CEF Purchase Agreement.

The unaudited pro forma condensed combined information contained herein assumes that the PTIC II Stockholders approve the proposed Business Combination. PTIC II Class A Stockholders may elect to redeem their PTIC II Class A Common Stock in connection with (i) the PTIC II Charter Amendment Proposal, but only if the PTIC II Charter Amendment Proposal is approved and adopted by the PTIC II Board and the amendment to the Existing Charter is effected, which would only occur if the Business Combination is consummated substantially concurrently with such amendment or (ii) the Business Combination Proposal, even if vote for the PTIC II Charter Amendment Proposal or the Business Combination Proposal. PTIC II cannot predict how many of its PTIC II Class A Stockholders will exercise their right to have their shares of PTIC II Class A Common Stock redeemed for cash. As a result, we have elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total Appreciate equity between holders of common stock. As described in greater detail in Note 2 — Basis of Presentation of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information,” the first scenario, or “no redemption scenario,” assumes that none of the PTIC II Class A Stockholders will exercise their right to have their PTIC II Class A Common Stock redeemed for cash and the second scenario, or “maximum redemption scenario,” assumes that holders of 100% of PTIC II Class A Common Stock will exercise their right to have their PTIC II Class A Common Stock redeemed for cash. The actual results are expected to be within the parameters described by the two scenarios, however, there can be no assurance regarding which scenario will be closest to the actual results. Under the no redemption scenario, PTIC II is considered the accounting acquirer and under the maximum redemption scenario, Renters Warehouse is considered the accounting acquirer, as further discussed in Note 2 — Basis of Presentation of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”

APPRECIATE

UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET
JUNE 30, 2022
(in thousands)

			No redemption scenario			Maximum redemption scenario
	PTIC II	Renters Warehouse	Transaction Accounting Adjustments	Note 3	Pro Forma	Transaction Accounting Adjustments	Note 3	Pro Forma
Assets
Current assets
Cash and cash equivalents	$233	$90	$94,168	(a),(b),(c),(g)	$94,491	$—	(a),(c),(g)	$323
Restricted cash	—	18,517	—		18,517	—		18,517
Accounts receivable, net of allowances	—	1,274	—		1,274	—		1,274
Other current assets	—	2,261	(1,447)	(b)	814	(1,447)	(b)	814
Prepaid expenses	155	—	—		155	—		155
Total current assets	388	22,142	155,973		178,503	(1,447)		21,083
Property and equipment, net of accumulated depreciation	—	206	—		206	—		206
Goodwill	—	11,882	308,055	(d)	319,937	—		11,882
Intangible assets, net	—	2,007	39,793	(d)	41,800	—		2,007
Other assets	—	143	—		143	—		143
Investments held in Trust Account	230,091	—	(230,091)	(c)	—	(230,091)	(c)	—
Total assets	$230,479	$36,380	$210,478		$477,337	$(231,538)		$35,321

Liabilities and (deficit) equity
Current liabilities
Accounts payable and accrued expenses	9,602	9,587	(2,940)	(b)	16,249	25,570	(b)	44,759
Current portion of long-term debt	—	1,012	(1,012)	(e)	—	—		1,012
Current portion of long-term debt – related party	—	936	(936)	(e)	—	—		936
Sponsor Promissory Note	—	—	—	(g)	—	—	(g)	—
Current maturities of capital lease obligations	—	47	—		47	—		47
Rent clearing liability	—	4,457	—		4,457	—		4,457
Resident security deposits liability	—	13,651	—		13,651	—		13,651
Total current liabilities	9,602	29,690	(4,888)		34,404	25,570		64,862
Long-term debt, net of current maturities, discount, and unamortized debt issuance costs – related party	—	9,055	(9,055)	(e)	—	—		9,055
Capital lease obligations, net of current maturities	—	96	—		96	—		96
Other liabilities	—	90	—		90	—		90
Deferred underwriting commissions	8,050	—	(8,050)	(b)	—	—		8,050
TRA liability	—	—	7,225	(h)	7,225	—		—
Derivative warrant liabilities	1,250	—	—		1,250	—		1,250
Total liabilities	18,902	38,931	(14,768)		43,065	25,570		83,403

Temporary equity:
Redeemable units	—	83,347	(83,347)	(i)	—	(83,347)	(i)	—
Class A common stock subject to possible redemption	230,000	—	(230,000)	(i)	—	(230,000)	(i)	—

Permanent (deficit) equity:
Members’ deficit	—	(85,898)	85,898	(i)	—	85,898	(i)	—
Preferred stock	—	—	—	(i)	—	—	(i)	—
Class A common stock	—	—	3	(i)	3	1	(i)	1
Class B common stock	1	—	2	(i)	3	2	(i)	3
Additional paid-in capital	—	—	417,459	(i)	417,459	119,966	(i)	119,966
Accumulated deficit	(18,424)	—	(154,474)	(i)	(172,898)	(109,247)	(i)	(127,671)
Noncontrolling interest	—	—	189,375	(i),(j)	189,375	(40,381)	(i),(j)	(40,381)
Total liabilities, temporary equity and permanent (deficit) equity	$230,479	$36,380	$210,478		$477,337	$(231,538)		$35,321

See accompanying notes to unaudited pro forma condensed combined financial information.

APPRECIATE

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022
(in thousands, except share and per share amounts)

			No redemption scenario			Maximum redemption scenario
	PTIC II	Renters Warehouse	Transaction Accounting Adjustments	Note 3	Pro Forma	Transaction Accounting Adjustments	Note 3	Pro Forma
Revenues:
Management	$—	$10,243	—		$10,243	—		$10,243
Marketplace	—	3,686	—		3,686	—		3,686
Franchise	—	605	—		605	—		605
Total revenues	—	14,534	—		14,534	—		14,534
Cost of revenue	—	7,695	—		7,695	—		7,695
Gross Profit	—	6,839	—		6,839	—		6,839
Operating expenses
Selling and general	10,145	3,923	—		14,068	—		14,068
Administrative	—	2,697	—		2,697	—		2,697
Depreciation and amortization	—	881	3,356	(m)	4,237	—		881
Other	—	2,435	—		2,435	—		2,435
Administrative expenses – related party	90	—	—		90	—		90
Franchise tax expenses	90	—	—		90	—		90
Total operating expenses	10,325	9,936	3,356		23,617	—		20,261
Operating loss	(10,325)	(3,097)	(3,356)		(16,778)	—		(13,422)
Other income (expense), net
Loss from remeasurement of derivative liability	—	(165)	165	(n)	—	—		(165)
Interest expense	—	(981)	981	(o)	—	—		(981)
Other income	—	6	—		6	—		6
Change in fair value of derivative warrant liabilities	6,173	—	—		6,173	—		6,173
Net gain from investments held in Trust Account	365	—	(365)	(p)	—	(365)	(p)	—
Total other income (expense), net	6,538	(1,140)	781		6,179	(365)		5,033
Net income (loss)	(3,787)	(4,237)	(2,575)		(10,599)	(365)		(8,389)
Net income (loss) attributable to noncontrolling interest	—	—	(4,622)	(r)	(4,622)	(7,045)	(r)	(7,045)
Net income (loss) attributable to the Company	$—	$—	$(5,977)		$(5,977)	$(1,344)		$(1,344)

Net income per share
Basic and diluted weighted average shares outstanding, Class A Common Stock	23,000,000	n/a		(s)	29,200,000		(s)	6,200,000
Basic and diluted net income per share, Class A Common Stock(1)	$0.13	n/a		(s)	$(0.20)		(s)	$(0.22)
Basic and diluted weighted average shares outstanding, Class B Common Stock	5,750,000	n/a			n/a			n/a
Basic and diluted net income per share, Class B Common Stock(2)	$0.13	n/a			n/a			n/a

____________

(1)      Net income (loss) per share, Class A Common Stock is based on:

•        PTIC II — weighted average number of shares of PTIC II Class A Common Stock outstanding for the six months ended June 30, 2022;

•        Pro forma — number of shares of Appreciate Class A Common Stock expected to be outstanding after the Closing of the Business Combination.

(2)      Net income per share, Class B Common Stock is based on:

•        PTIC II — weighted average number of shares of PTIC II Class B Common Stock outstanding for the six months ended June 30, 2022.

See accompanying notes to unaudited pro forma condensed combined financial information.

APPRECIATE

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands, except share and per share amounts)

			No redemption scenario			Maximum redemption scenario
	PTIC II	Renters Warehouse	Transaction Accounting Adjustments	Note 3	Pro Forma	Transaction Accounting Adjustments	Note 3	Pro Forma
Revenues:
Management	$—	$20,457	—		$20,457	—		$20,457
Marketplace	—	6,138	—		6,138	—		6,138
Franchise	—	1,307	—		1,307	—		1,307
Total revenues	—	27,902	—		27,902	—		27,902
Cost of revenue	—	15,191	—		15,191	—		15,191
Gross Profit	—	12,711	—		12,711	—		12,711
Operating expenses
Selling and general	813	7,342	—		8,155	—		8,155
Administrative	—	5,629	27,693	(k),(l)	33,322	14,616	(k),(l)	20,245
Depreciation and amortization	—	1,783	7,162	(m)	8,945	—		1,783
Other	—	1,891	—		1,891	—		1,891
Administrative expenses – related party	180	—	—		180	—		180
Franchise tax expenses	200	—	—		200	—		200
Total operating expenses	1,193	16,645	34,855		52,693	14,616		32,454
Operating loss	(1,193)	(3,934)	(34,855)		(39,982)	(14,616)		(19,743)
Other income (expense), net
Loss from remeasurement of derivative liability	—	34	(34)	(n)	—	—		34
Interest expense	—	(2,077)	2,077	(o)	—	—		(2,077)
Other income	—	4,678	—		4,678	—		4,678
Change in fair value of derivative warrant liabilities	12,193	—	—		12,193	—		12,193
Net gain from investments held in Trust Account	28	—	(28)	(p)	—	(28)	(p)	—
Total other income (expense), net	12,221	2,635	2,015		16,871	(28)		14,828
Net income (loss)	$11,028	$(1,299)	$(32,840)		$(23,111)	$(14,644)		$(4,915)
Net income (loss) attributable to noncontrolling interest	—	—	(10,078)	(r)	(10,078)	(4,128)	(r)	(4,128)
Net income (loss) attributable to the Company	$—	$—	$(13,033)		$(13,033)	$(787)		$(787)

Net income/(loss) per share
Basic and diluted weighted average shares outstanding, Class A Common Stock	23,000,000	n/a		(s)	29,200,000		(s)	6,200,000
Basic and diluted net income/(loss) per share, Class A Common Stock(1)	$0.38	n/a		(s)	$(0.45)		(s)	$(0.13)
Basic and diluted weighted average shares outstanding, Class B Common Stock	5,750,000	n/a			n/a			n/a
Basic and diluted net income per share, Class B Common Stock(2)	$0.38	n/a			n/a			n/a

____________

(1)      Net income (loss) per share, Class A Common Stock is based on:

•        PTIC II — weighted average number of shares of PTIC II Class A Common Stock outstanding for the year ended December 31, 2021;

•        Pro forma — number of shares of Appreciate Class A Common Stock expected to be outstanding after the Closing of the Business Combination.

(2)      Net income per share, Class B Common Stock is based on:

•        PTIC II — weighted average number of shares of PTIC II Class B Common Stock outstanding for the year ended December 31, 2021.

See accompanying notes to unaudited pro forma condensed combined financial information.

APPRECIATE

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except share and per share amounts)

Note 1 — Description of the Business Combination

On May 17, 2022, PTIC II entered into Business Combination Agreement, by and among PTIC II, Renters Warehouse, and Sellers’ Representative of applicable Renters Warehouse unitholders. Immediately prior to the Closing, (a) PTIC II shall form NewCo LLC, for purposes of consummating the transactions contemplated by the Business Combination Agreement and the Ancillary Documents (as defined in the Business Combination Agreement), on the terms and subject to the conditions set forth in the Business Combination Agreement, (b) each share of PTIC II Class B Common Stock that is issued and outstanding immediately prior to the Closing shall be converted into one (1) share of PTIC II Class A Common Stock, (c) the Proposed Appreciate Charter and the Proposed Appreciate Bylaws shall become the Governing Documents (as defined in the Business Combination Agreement) of PTIC II, and (d) PTIC II will change its name to “Appreciate Holdings, Inc.” in accordance with the Business Combination Agreement. On the Closing Date, (a) Rolling Renters Warehouse Unitholders will contribute all of their Existing Renters Warehouse LLC Interests to NewCo LLC in exchange for non-voting NewCo LLC Class B Units, (b) NewCo LLC Agreement will be amended and restated in the required form, (c) PTIC II will contribute the Closing Date Contribution Amount to NewCo LLC in exchange for NewCo LLC Class A Units and (d) the unitholders of NewCo LLC (other than PTIC II) will receive a number of shares of Appreciate Class B Common Stock equal to the Transaction Equity Security Amount, on the terms and subject to the conditions set forth in the Business Combination Agreement.

At the Closing, PTIC II, NewCo LLC, Renters Warehouse, Lake Street and each of the members of NewCo LLC that are Rolling Renters Warehouse Unitholders (excluding St. Cloud) will enter into the Tax Receivable Agreement.

In connection with the Business Combination, PTIC II entered into the CEF Purchase Agreement with CF Principal, relating to the Committed Equity Facility that will be available to support Appreciate following the Closing of the Business Combination, subject to certain customary conditions and limitations set forth in the CEF Purchase Agreement.

Subject to the terms and conditions set forth in the Business Combination Agreement and under the no redemption and maximum redemption scenarios unitholders of NewCo LLC will receive aggregate consideration with a value equal to $312,000, which consists of (i) $88,134 in cash at the Closing of the Business Combination under no redemption scenario and (ii) $223,866 and $312,000 in shares of Appreciate Class B Common Stock at the Closing of the Business Combination, or 22,386,641 and 31,200,000 shares based on an assumed stock price of $10 per share under no redemption and maximum redemption scenarios, respectively.

In connection with the Business Combination, up to an additional 6,000,000 earnout shares will be issued to unitholders of NewCo LLC contingent upon achieving certain market share price milestones within a period of five years post-Business Combination. The earnout shares will be immediately issued in the event of a change of control, as defined in the Business Combination Agreement. These units fall within the scope of ASC 815, according to which they are determined to be equity classified and are to be recognized upon achievement of the market price milestone. As such, no adjustment is reflected in the unaudited pro forma condensed combined financial information.

The following table summarizes the pro forma shares of Appreciate Common Stock outstanding under the two scenarios (as described in greater detail in Note 2 — Basis of Presentation), excluding the potential dilutive effect of earnout shares and the exercise of warrants:

	No redemption scenario		Maximum redemption scenario
	Shares	Ownership, %	Shares	Ownership, %
Rolling Renters Warehouse Unitholders	22,386,641	43.39%	31,200,000	83.43%
PTIC II Class A Stockholders	23,000,000	44.59%	—	0.00%
Sponsor	5,750,000	11.15%	5,750,000	15.37%
Northland	250,000	0.48%	250,000	0.67%
CF Principal Investments	200,000	0.39%	200,000	0.53%
Total	51,586,641	100%	37,400,000	100%

Note 2 — Basis of Presentation

The historical financial information of PTIC II and Renters Warehouse has been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments related to the Business Combination in accordance with GAAP. The transaction accounting adjustments are prepared to illustrate the estimated effect of the Business Combination and certain other adjustments.

Under the no redemption scenario, the Business Combination will be accounted for using the acquisition method of accounting with PTIC II as the accounting acquirer. Renters Warehouse will be structured as a substantive equivalent of a limited partnership under the terms of the Business Combination given that PTIC II will hold 100% of the managing interest in Renters Warehouse after transaction close, which the Company believes broadly gives PTIC II the equivalent rights that a general partner would hold in a limited partnership. As there will be a lack of kick-out rights and substantive participating rights, under ASC 810-10-15-14(b)(1)(ii), Renters Warehouse would qualify as a VIE. In determining the primary beneficiary of Renters Warehouse, PTIC II will hold both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance through the ownership of 100% of the managing interest in Renters. Warehouse, as well as the obligation to absorb losses and the right to receive the benefits that could be potentially significant to the VIE through the ownership of 50% of the outstanding common company units in the no redemption scenario. Therefore, as the primary beneficiary of the VIE, PTIC II will be the accounting acquirer under the no redemption scenario. Under the acquisition method of accounting, PTIC II’s assets and liabilities will be recorded at carrying value and the assets and liabilities associated with Renters Warehouse will be recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recognized as goodwill.

Under such method of accounting, transaction costs related to the Business Combination will be expensed as incurred in accordance with GAAP. For the pro forma purposes, such costs will be recorded as a reduction in cash and cash equivalents with a corresponding increase of accumulated deficit (see Note 3(b) — Transaction costs). Additionally, nonrecurring expenses will be recorded in the pro forma statement of operations for the year ended December 31, 2021 (see Note 3(m) — Nonrecurring transaction costs).

Under the maximum redemption scenario, Renters Warehouse will be the accounting acquirer in the Business Combination, which will be treated as a reverse recapitalization, as Renters Warehouse’s former owners, Lake Street Landlords, will retain control of Appreciate after the Closing of the Business Combination holding 58% of voting interest. Under the reverse recapitalization model, the Business Combination will be reflected as the equivalent of Renters Warehouse issuing stock for the net assets of PTIC II, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.

Business Combination costs of Renters Warehouse that are determined to be directly attributable and incremental to the Business Combination will be deferred and recorded as other assets in the balance sheet leading up until the Business Combination closes. For the pro forma purposes, such costs will be recorded as a reduction in cash with a corresponding reduction of additional paid-in capital. PTIC II costs will be expensed as incurred as they are not related to equity issuance and recorded as an increase in accrued expenses with a corresponding increase of accumulated deficit (see Note 3(b) — Transaction costs). Additionally, nonrecurring expenses will be recorded in the pro forma statement of operations for the year ended December 31, 2021 (see Note 3(m) — Nonrecurring transaction costs).

The Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2022 includes Renters Warehouse Business Combination expenses of $1,494, which are not expected to have a continuing impact on the results of the Combined Company beyond a year from the Closing.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of PTIC II Class A Common Stock for cash:

•        Assuming no redemption scenario:    This presentation assumes that no PTIC II Class A Stockholders exercise redemption rights with respect to their shares of PTIC II Class A Common Stock.

•        Assuming maximum redemption scenario:    This presentation assumes that the PTIC II Class A Stockholders holding 100% of the PTIC II Class A Common Stock exercise redemption rights with respect to their shares of PTIC II Class A Common Stock. This scenario assumes that 23,000,000 shares of PTIC II Class A Common Stock are redeemed for an aggregate redemption payment of approximately $230,091 including a pro rata portion of interest accrued on the Trust Account of $91.

Note 3 — Transaction Accounting Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2022

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2022 are as follows:

3(a)  Cash and cash equivalents.    Represents the impact of the Business Combination on the cash and cash equivalents balance of Appreciate.

The table below represents the sources and uses of funds as it relates to the Business Combination:

	Note	No redemption scenario	Maximum redemption scenario
PTIC cash and cash equivalents as of June 30, 2022 – pre Business Combination		233	233
Renters Warehouse cash and cash equivalents as of June 30, 2022 – pre Business Combination		90	90
Total pre Business Combination		323	323

Transaction Accounting adjustments:
PTIC II cash held in Trust Account	(1)	230,091	230,091
Payment to redeeming PTIC’s public shareholders	(2)	—	(230,091)
Repayment of Renters Warehouse’s historical debt	(3)	(11,229)	—
Payment to Renters Warehouse Class A Preferred, Class A-1 Preferred and certain Common Unitholders	(4)	(88,134)	—
Payment of deferred underwriting fees	(5)	(8,050)	—
Payment of other estimated transaction costs of PTIC II	(6)	(13,500)	—
Payment of accrued Renters Warehouse transaction costs	(7)	(2,940)	—
Payment of other estimated Renters Warehouse transaction costs	(8)	(12,070)	—
Sponsor Promissory Note received by PTIC II	(9)	75	75
Payment of Sponsor Promissory Note	(10)	(75)	(75)
Total Transaction Accounting adjustments		94,168	—
Post-Business Combination cash and cash equivalents balance		$94,491	$323

(1)    Represents the amount of the restricted investments, and cash and cash equivalents held in the Trust Account immediately prior to the Closing of the Business Combination (see Note 3(c) — Trust Account).

(2)    Represents the amount paid to PTIC II Class A Stockholders who exercised redemption rights under the maximum redemption scenario, including a pro rata portion of interest accrued on the Trust Account of $91 (see Note 3(i) — Impact on equity).

(3)    Represents payment of Renters Warehouse’s historical debt at the Closing of the Business Combination (see Note 3(e) — Repayment of Renters Warehouse’s historical debt).

(4)    Represents the amount of cash consideration paid to holders of Class A Preferred Units, Class A-1 Preferred Units and certain Common Units at the Closing of the Business Combination (see Note 3(i) — Impact on equity).

(5)    Represents the payment of deferred underwriting fees incurred as part of PTIC II’s IPO committed to be paid upon the consummation of a Business Combination (see Note 3(b)(1) — Transaction costs).

(6)    Represents payment of other estimated transaction costs of PTIC II (see Note 3(b)(2) — Transaction costs).

(7)    Represents payment of accrued Renters Warehouse transaction costs (See Note 3(b)(4) — Transaction costs).

(8)    Represents payment of other estimated Renters Warehouse transaction costs (see Note 3(b)(7) — Transaction costs).

(9)    Represents receipt of the Sponsor Promissory Note pursuant to agreement dated September 8, 2022 (see Note 3(g) — Sponsor Promissory Note).

(10)  Represents payment of the Sponsor Promissory Note at the Closing of the Business Combination (see Note 3(g) — Sponsor Promissory Note).

3(b)  Transaction costs.

	No Redemption Scenario						Maximum Redemption Scenario
	Payment of deferred underwriting fee	Payment of other estimated transaction costs of PTIC II	Payment of accrued expenses of Renters Warehouse	Write- off of capitalized Renters Warehouse transaction costs	Payment of estimated Renters Warehouse transaction cost	Total Business Combination costs	Accrual of estimated transaction costs of PTIC II	Recognition of capitalized Renters Warehouse transaction costs as a reduction to equity proceeds	Recognition of accrued estimated transaction costs of Renters Warehouse	Recognition of additional accrued expenses of Renters Warehouse	Total Business Combination costs
	(1)	(2)	(4)	(5)	(7)		(3)	(6)	(8)	(9)
Cash and cash equivalents	$(8,050)	$(13,500)	$(2,940)	$—	$(12,070)	$(36,560)	$—	$—	$—		$—
Other current assets	—	—	—	(1,447)	—	(1,447)	—	(1,447)	—	—	(1,447)
Accounts payable and accrued expenses	—	—	(2,940)	—	—	(2,940)	13,500	—	11,630	440	25,570
Deferred underwriting commissions	(8,050)	—	—	—	—	(8,050)	—	—	—	—	—
Additional paid-in capital	—	—	—	—	—	—	—	(1,447)	(11,630)	—	(13,077)
Accumulated deficit	—	(13,500)	—	(1,447)	(12,070)	(27,017)	(13,500)	—	—	(440)	(13,940)

(1)    Payment of deferred underwriting fee payable incurred by PTIC II in the amount of $8,050 (see Note 3(a)(5) — Cash and cash equivalents). The unaudited pro forma condensed combined balance sheet under the no redemption scenario reflects payment of these costs as a reduction of cash and cash equivalents, with a corresponding decrease in deferred underwriting fee payable.

(2)    Payment of other estimated transaction costs of PTIC II in the amount of $13,500 (see Note 3(a)(6) — Cash and cash equivalents). The unaudited pro forma condensed combined balance sheet under the no redemption scenario reflects these costs as a reduction of cash and cash equivalents, with a corresponding increase in accumulated deficit (see Note 3(i) — Impact on equity). Costs are expensed as incurred and include certain legal, advisory, accounting, and other fees.

(3)    Accrual of other estimated transaction costs of PTIC II in the amount of 13,500. The unaudited pro forma condensed combined balance sheet under the maximum redemption scenario reflects these costs as an increase of accounts payable and accrued expenses, with a corresponding increase in accumulated deficit (see Note 3(i) — Impact on equity). Costs are expensed as incurred and include certain legal, advisory, accounting, and other fees. These transaction costs are anticipated to be paid once Appreciate receives funds under the Committed Equity Facility.

(4)    Payment of Renters Warehouse’s accrued transaction costs related to the Business Combination in the amount of $2,940. The unaudited pro forma condensed combined balance sheet under no redemption scenario reflects these costs as a reduction of cash and cash equivalents, with a corresponding decrease in accounts payable, accruals and other liabilities. (See Note 3(a)(7) Cash and cash equivalents).

(5)    Write-off of Renters Warehouse’s capitalized expenses related to the Business Combination in the amount of $1,447. The unaudited pro forma condensed combined balance sheet under no redemption scenario reflects these costs as a decrease in other assets, with a corresponding increase in accumulated deficit. (see Note 3(i) — Impact on equity).

(6)    Recognition of Renters Warehouse’s capitalized expenses related to the Business Combination in the amount of $1,447 as a reduction to equity proceeds. The unaudited pro forma condensed combined balance sheet under maximum redemption scenario reflects these costs as a decrease in other assets, with a corresponding decrease in additional paid-in capital. (see Note 3(i) — Impact on equity).

(7)    Payment of estimated transaction costs of Renters Warehouse in the amount of $12,070 (see Note 3(a)(8) — Cash and cash equivalents). The unaudited pro forma condensed combined balance sheet under the no redemption scenario reflects these costs as a reduction of cash and cash equivalents, with a corresponding increase in accumulated deficit (see Note 3(i) — Impact on equity).

(8)    Accrual of estimated transaction costs of Renters Warehouse that are incremental and directly attributable to the Business Combination in the amount of $11,630. The unaudited pro forma condensed combined balance sheet under the maximum redemption scenario reflects these costs as an increase of accounts payable and accrued expenses, with a corresponding decrease in additional paid-in capital (see Note 3(i) — Impact on equity). Costs considered to be directly attributable to the Business Combination include certain legal, banking, advisory, accounting and other fees. These transaction costs are anticipated to be paid once Appreciate receives funds under the Committed Equity Facility.

(9)    Accrual of additional costs of Renters Warehouse in the amount of $440. The unaudited pro forma condensed combined balance sheet under the maximum redemption scenario reflects these costs as an increase of accounts payable and accrued expenses, with a corresponding increase in accumulated deficit (see Note 3(i) — Impact on equity). Additional costs include certain consulting fees which are determined to be not directly attributable and incremental to the Business Combination. These transaction costs are anticipated to be paid once Appreciate receives funds under the Committed Equity Facility.

3(c)   Trust Account.    Represents release of PTIC II restricted investments and marketable securities held in the Trust Account upon consummation of the Business Combination to fund the Closing of the Business Combination (see Note 3(a)(1) — Cash and cash equivalents).

3(d)  Purchase price allocation.    Under the no redemption scenario, the following table sets forth a preliminary allocation of the estimated consideration for the Business Combination to the identifiable tangible and intangible assets acquired and liabilities assumed based on the Renters Warehouse June 30, 2022 balance sheets, with the excess recorded as goodwill. Appreciate has not completed the detailed valuations necessary to estimate the fair value of the assets acquired and the liabilities assumed and, accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect the best estimates of Appreciate, based on the information currently available and are subject to change once additional analyses are completed. Furthermore, the final purchase price of the Business Combination is subject to the determination of certain items that are subject to adjustment at the Closing pursuant to the Business Combination Agreement.

No redemption scenario
Calculation of purchase consideration
Cash consideration to Renters Warehouse Class A Preferred, Class A-1 Preferred and certain Common Unitholders	$88,134
Payment of Renters Warehouse’s historical debt	11,229
Renters Warehouse transaction costs	15,010
Total cash consideration	$114,373
Contingent consideration – Tax Receivable Agreement	7,225
Contingent consideration – Earnout shares	47,650
Rollover equity/Noncontrolling interest	220,061
Less: Discount for lack of marketability	(33,009)
Total consideration transferred	$356,300

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	90
Restricted cash	18,517
Accounts receivable, net of allowances	1,274
Other current assets	2,261
Property and equipment, net of accumulated depreciation	206
Intangible assets, net	41,800
Other assets	143
Accounts payable and accrued expenses	(9,587)
Capital maturities of capital lease obligations	(47)
Rent clearing liability	(4,457)
Resident security deposits liability	(13,651)
Capital lease obligations, net of current maturities	(96)
Other liabilities	(90)
Goodwill	319,937
Net assets acquired	$356,300

Since the purchase price allocation is prepared based on Renters Warehouse June 30, 2022 balance sheet, the purchase price was calculated based on the trading price of PTIC II of $9.83 as of June 30, 2022.

Under the acquisition method of accounting, the identifiable tangible and intangible assets acquired and liabilities assumed of Renters Warehouse are recorded at the estimated acquisition date fair values. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Business Combination.

For all assets acquired and liabilities assumed other than identified intangible assets and goodwill, unless otherwise noted, the carrying value was estimated to equal fair value. The final determination of the fair value of certain assets and liabilities will be completed within the one-year measurement period as required by Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Any potential adjustments made could be material in relation to the preliminary values presented.

The final determination of the estimated fair value of the identifiable tangible and intangible assets acquired and liabilities assumed will be determined when management has completed the detailed valuations and necessary calculations. The final determination could differ materially from the preliminary amounts used in the pro forma adjustments and may include (1) changes in the fair values and useful lives of intangible assets, (2) changes in the fair value of other assets and liabilities, (3) the related tax impact of any changes made and (4) the related impact to goodwill of any change made. Any potential adjustments made could be material in relation to the preliminary values presented.

In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill will not be amortized but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management determines that the value of goodwill has become impaired, an accounting charge for the amount of impairment during the quarter in which the determination is made may be recognized. Goodwill recognized is not expected to be deductible for tax purposes.

The table below indicates the estimated fair value of each of the identifiable intangible assets:

Identifiable intangible assets	Fair value	Useful life (in years)
Trade names	$15,500	5
Developed technology	8,800	4
Customer relationships	17,500	6
	$41,800

The fair value of the customer relationship intangible assets was determined by using an “income approach,” specifically a multi-period excess earnings approach, which is a commonly accepted valuation approach. This method utilized the estimated cash flows derived from the intangible asset over the remaining economic life and then deducts portions of the cash flow that can be attributed to supporting assets, such as the trade name, technology, and/or the fixed assets, which contributed to the generation of the cash flows. The resulting cash flow, which is attributable solely to the subject intangible asset, is then discounted at a rate of return commensurate with the risk of the asset to calculate a present value. Both the amount and the duration of the cash flows are considered from a market participant perspective. Where appropriate, the net cash flows were adjusted to reflect the potential attrition of existing customers in the future, as existing customers are a “wasting” asset and are expected to decline over time. Trade name and the developed technology fair values were determined using an income approach with an estimate developed from the relief-from- royalty method. This method considers the proportion of revenue that a market participant would be willing to pay in the form of a royalty for the trade name and technology, under a hypothetical scenario in which the trade names were not owned by the Company.

3(e)   Repayment of Renters Warehouse’s historical debt.    Represents funds from the Business Combination used to repay Renters Warehouse’s historical debt and elimination of unamortized debt issuance costs and discount under the no redemption scenario in connection with the Business Combination (see Note 3(a)(3) — Cash and cash equivalents).

3(f)   Tax effect of pro forma adjustments.    Represents adjustments to reflect applicable deferred income taxes of $2,891 offset by a valuation allowance of $2,891 under the no redemption scenario, and nominal deferred taxes in the maximum redemption scenario. The deferred taxes are primarily related to the difference between the financial statement carrying amount and the tax basis in the NewCo LLC partnership interest. The basis difference primarily results from the Business Combination where Appreciate will record a tax basis in the NewCo LLC partnership interests equal to its cash contribution to NewCo LLC (net of underwriter fees).

3(g)  Sponsor Promissory Note.    Represents funds received based on Promissory Note agreement dated September 8, 2022 to fund certain ongoing working capital expenses of PTIC II (see Note 3(a)(9) — Cash and cash equivalents) and payment of such Sponsor Promissory Note at the Closing of the Business Combination (see Note 3(a)(10) — Cash and cash equivalents).

3(h)  Tax receivable agreement adjustments.    Upon the Closing, Appreciate Holdings, Inc. will be a party to a Tax Receivable Agreement. Under the terms of that agreement, Appreciate Holdings, Inc. generally will be required to pay to the TRA Parties 85% of the applicable cash tax savings, if any, in U.S. federal, state and local tax that PTIC II realizes or is deemed to realize in certain circumstances as a result of tax basis adjustments resulting from taxable exchanges of NewCo LLC Class B Units acquired by Appreciate Holdings, Inc. and tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement, Appreciate Holdings, Inc. generally will retain the benefit of the remaining 15% of the applicable tax savings.

Upon the completion of the Business Combination, under the no redemption scenario, the TRA Parties will have sold approximately 2.5 million of their NewCo LLC Class B Units, which would create an obligation under the Tax Receivable Agreement. The adjustment in the amount of $7,225 assumes the following:

(1)     $88,134 paid to the TRA Parties in connection with the Business Combination;

(2)     a price per share of Appreciate Class A Common Stock equal to $10.00;

(3)     a constant federal U.S. income tax rate of 21% and an assumed weighted-average state and local income tax rate of 4.2% (net of federal tax benefit);

(4)     no material changes in tax law;

(5)     the ability to utilize all of the tax attributes based on current anticipated tax forecasts;

(6)     future payments under the Tax Receivable Agreement; and

(7)     a discount rate of 16.7%.

In the maximum redemptions scenario, there were no exchanges or sales of NewCo LLC Class B Units. Consequently, no attributes subject to the Tax Receivable Agreement are expected to be generated, and thus no obligation under the Tax Receivable Agreement.

The amount of expected future payments under the Tax Receivable Agreement is dependent upon a number of factors, including Appreciate Holdings Inc.’s cash tax savings, the enacted tax rate in the years in which it utilizes tax attributes subject to the Tax Receivable Agreement, and current tax forecasts. These estimated rates and forecasts are subject to change based on actual results and realizations, which could have a material impact on the liability to be paid. If Appreciate Holdings, Inc. exercises its right to terminate the Tax Receivable Agreement or in the case of a material breach of Appreciate Holdings Inc.’s obligations under the Tax Receivable Agreement all obligations under the Tax Receivable Agreement will be accelerated and Appreciate Holdings, Inc. will be required to make a payment to the Tax Receivable Agreement Parties. Such payment would be in an amount equal to the present value of future payments under the Tax Receivable Agreement, as determined based on certain assumptions, including that Appreciate Holdings, Inc. would have sufficient taxable income to fully utilize the tax deductions and other tax attributes subject to the Tax Receivable Agreement.

Future exchanges will result in incremental tax attributes and potential cash tax savings for PTIC II. Depending on PTIC II’s assessment on realizability of such tax attributes, the arising Tax Receivable Agreement liability will be recorded at the exchange date.

3(i)   Impact on equity.    The following table represents the impact of the Business Combination on the number of shares of Appreciate Class A Common Stock and Appreciate Class B Common Stock and represents the total equity section assuming no redemption by PTIC II Class A Stockholders:

		PTIC II/ Appreciate common stock				Renters Warehouse Common units		Additional paid-in capital	Accumulated Deficit	Non controlling interest	Total (deficit) equity	PTIC II		Renters Warehouse
		Class A		Class B								Class A common stock subject to possible redemption		Redeemable units
	Note	Shares	Amount	Shares	Amount	Units	Amount					Shares	Amount	Shares	Amount
PTIC equity as of June 30, 2022 – pre Business Combination		—	$—	5,750,000	$1	—	$—	$—	$(18,424)	$—	$(18,423)	23,000,000	$230,000	40,657,093	$83,347
Renters Warehouse equity as of June 30, 2022 – pre Business Combination		—	—	—	—	43,447,076	(85,898)	—	—	—	(85,898)	—	—	—	—
Total equity as of June 30, 2022 – Pre Business Combination			—	5,750,000	1	43,447,076	(85,898)	—	(18,424)	—	(104,321)	23,000,000	230,000	40,657,093	83,347
Transaction Accounting Adjustments:
Payment of Renters Warehouse historical debt and elimination of debt issuance cost and discount	3(a)(3), 3(e)	—	—	—	—	—	—	—	(226)	—	(226)	—	—	—	—
Cash consideration paid to Renters Warehouse Class A Preferred, Class A-1 Preferred and certain Common Unitholders at the Closing	3(a)(4)	—	—	—	—	—	—	(24,882)	—	—	(24,882)	—	—	—	—
Payment of other estimated transaction costs of PTIC II	3(a)(6), 3(b)(2)	—	—	—	—	—	—	—	(13,500)	—	(13,500)	—	—	—	—
Payment of other estimated Renters Warehouse transaction costs	3(a)(8), 3(b)(7)	—	—	—	—	—	—	—	(12,070)	—	(12,070)	—	—	—	—
Write-off of capitalized Renters Warehouse transaction costs	3(b)(5)	—	—	—	—	—	—	—	(1,447)	—	(1,447)
Purchase price allocation	3(d)	—	—	—	—	—	—	332,220	—	—	332,220	—	—	—	—
TRA liability	3(h)	—	—	—	—	—	—	(7,225)	—	—	(7,225)	—	—	—	—
Class A shares issued for the issuance of the equity line of credit		200,000	—	—	—	—	—	—	—	—	—	—	—	—	—
Class A shares issued as a payment to the service provider		250,000	—	—	—	—	—	—	—	—	—	—	—	—	—
Reclassification of redeemable shares to Class A common stock		23,000,000	2	—	—	—	—	229,998	—	—	230,000	(23,000,000)	(230,000)	—	—
Elimination of historical Renter Warehouse common units		—	—	—	—	(43,447,076)	85,898	40,657	(126,555)	—	—	—	—	—	—
Elimination of historical Renter Warehouse preferred units		—	—	—	—	—	—	83,347	—	—	83,347	—	—	(40,657,093)	(83,347)
Reclassification of PTIC II Class B common stock to Class A common stock		5,750,000	1	(5,750,000)	(1)					—	—	—	—	—	—
Class B common stock issued to Renter Warehouse unitholders as consideration		—	—	22,386,641	2	—	—	(2)	—	—	—	—	—	—	—
Accelerated vesting of equity-based awards	3(k)	—	—	—	—	—	—	676	(676)	—	—	—	—	—	—
Non-controlling interest	3(j)	—	—	—	—	—	—	(189,375)	—	189,375	—	—	—	—	—
Total Transaction Accounting Adjustments		29,200,000	3	16,636,641	1	(43,447,076)	85,898	417,790	(154,474)	189,375	538,593	(23,000,000)	(230,000)	(40,657,093)	(83,347)
Post-Business Combination equity balance		29,200,000	$3	22,386,641	$2	—	$—	$417,790	$(172,898)	$189,375	$434,272	—	$—	—	$—

In case of maximum redemption by PTIC II Class A Stockholders, the following table represents the impact of the Business Combination on the number of shares of Appreciate Class A Common Stock and Appreciate Class B Common Stock and represents the total equity section:

		PTIC II/ Appreciate common stock						Additional paid-in capital	Accumulated Deficit	Non controlling interest	Total (deficit) equity	PTIC II		Renters Warehouse
		Class A		Class B		Renters Warehouse Common units						Class A common stock subject to possible redemption		Redeemable units
	Note	Shares	Amount	Shares	Amount	Units	Amount					Shares	Amount	Shares	Amount
PTIC equity as of June 30, 2022 – pre Business Combination		—	—	5,750,000	1	—	$—	$—	$(18,424)		$(18,423)	23,000,000	$230,000	40,657,093	$83,347
Renters Warehouse equity as of June 30, 2022 – pre Business Combination		—	—	—	—	43,447,076	(85,898)	—	—		(85,898)	—	—	—	—
Total equity as of June 30, 2022 – Pre Business Combination			—	5,750,000	1	43,447,076	(85,898)	—	(18,424)	—	(104,321)	23,000,000	230,000	40,657,093	83,347
Transaction Accounting Adjustments:
Accrual of other estimated transaction costs of PTIC II	3(b)(3)	—	—	—	—	—	—	—	(13,500)		(13,500)	—	—	—	—
Recognition of capitalized Renters Warehouse transaction costs as a reduction to equity proceeds	3(b)(6)	—	—	—	—	—	—	(1,447)	—	—	(1,447)	—	—	—	—
Accrual of estimated transaction costs of Renters Warehouse that are incremental and directly attributable	3(b)(8)	—	—	—	—	—	—	(11,630)	—	—	(11,630)	—	—	—	—
Accrual of additional costs of Renters Warehouse	3(b)(9)	—	—	—	—	—	—	—	(440)	—	(440)	—	—	—	—
Class A shares issued for the issuance of the equity line of credit		200,000	—	—	—	—	—	—	—	—	—	—	—	—	—
Class A shares issued as a payment to the service provider		250,000	—	—	—	—	—	—	—	—	—	—	—	—	—
Reclassification of redeemable shares to Class A common stock		23,000,000	2	—	—	—	—	229,998	—	—	230,000	(23,000,000)	(230,000)	—	—
Elimination of historical Renter Warehouse common units		—	—	—	—	(43,447,076)	85,898	40,657	(126,555)	—	—	—	—	—	—
Elimination of historical Renter Warehouse preferred units								83,347		—	83,347	—	—	(40,657,093)	(83,347)
Reclassification of PTIC II Class B common stock to Class A common stock		5,750,000	1	(5,750,000)	(1)	—	—	—	—	—	—	—	—	—	—
Elimination of historical accumulated deficit of PTIC II and accumulated deficit as a result of adjustment 3(b)(3)		—	—	—	—	—	—	(31,924)	31,924	—	—	—	—	—	—
Class B common stock issued to Renter Warehouse unitholders as consideration				31,200,000	3	—	—	(3)	—	—	—	—	—	—	—
Accelerated vesting of equity-based awards	3(k)	—	—	—	—	—	—	676	(676)	—	—	—	—	—	—
Non-controlling interest	3(j)	—	—	—	—	—	—	40,381	—	(40,381)	—	—	—	—	—
Payment to redeeming shareholders	3(a)(2)	(23,000,000)	(2)	—	—	—	—	(230,089)	—	—	(230,091)	—	—	—	—
Total Transaction Accounting Adjustments		6,200,000	1	25,450,000	2	(43,447,076)	85,898	119,966	(109,247)	(40,381)	56,239	(23,000,000)	(230,000)	(40,657,093)	(83,347)
Post-Business Combination equity balance		6,200,000	$1	31,200,000	$3	—	$—	$119,966	$(127,671)	$(40,381)	$(48,082)	—	$—	$—	$—

3(j)    Non-controlling interest.    Represents adjustment for the non-controlling interest in the Business Combination under the no redemption and maximum redemption scenarios.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2022 and the year ended December 31, 2021.

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 and the year ended December 31, 2021 are as follows:

3(k)    Nonrecurring compensation expense related to the accelerated vesting of equity awards.    Reflects compensation expense in the amount of $676 related to the accelerated vesting of certain equity awards concurrently with the Closing of the Business Combination. This compensation expense is not expected to have a continuing impact on the combined results (see Note 3(i) — Impact on equity).

3(l)   Nonrecurring transaction costs.    Represents recognition of estimated transaction costs of PTIC II and Renters Warehouse in the amount of $27,017 (see Note 3(b)(2), 3(b)(5), 3(b)(7) — Transaction costs) and $13,940 (see Note 3(b)(3), 3(b)(9) — Transaction costs) under the no redemption and maximum redemption scenario, respectively. This expense is not expected to have a continuing impact on the combined results.

3(m)    Intangible assets amortization expense.    Represents amortization expense adjustment, under the no redemption scenario, recorded to incorporate additional intangible assets amortization for the step-up in basis from the purchase price allocation at the Closing of the Business Combination, which was assumed to have occurred on January 1, 2021.

3(n)  Elimination of loss from remeasurement of derivative liability.    Represents elimination of loss from remeasurement of derivative liability related to St. Cloud Note under the no redemption scenario in connection with repayment of Renters Warehouse’s historical debt (see Note 3(e) — Repayment of Renters Warehouse’s historical debt).

3(o)   Exclusion of interest expense.    Represents elimination of the interest expense attributable to Renters Warehouse’s historical debt under the no redemption scenario in connection with the Business Combination (see Note 3(e) — Repayment of Renters Warehouse’s historical debt).

3(p)   Exclusion net gain from investments held in Trust Account.    Represents elimination of net gain from investments held in Trust Account.

3(q)   Pro forma tax effect.    Given the Companies’ history of net losses and valuation allowance, Appreciate assumed an effective tax rate of 0%. Therefore, the pro forma adjustments to the statement of operations resulted in no additional income tax adjustment to the pro forma financial information.

3(r)   Non-controlling interest.    Non-controlling interest represents the adjustments for the Combined Company’s non-controlling interest in the Business Combination.

3(s)   Net income (loss) per share.    Represents pro forma net income (loss) per share based on pro forma net income (loss) and 29,200,000 and 6,200,000 shares Appreciate Class A Common Stock outstanding upon consummation of the Business Combination for the no redemption and the maximum redemption scenarios, respectively (see Note 3(i) — Impact on equity). Shares of Appreciate Class B Common Stock do not participate in the earnings or losses of Appreciate and, therefore, are not participating securities. As such, a separate presentation of basic and diluted earnings per share of Appreciate Class B Common Stock under the two-class method has not been included. Pro forma net income (loss) per share excludes the impact of 6,000,000 earnout shares, as the earnout contingencies have not been met. There is no difference between basic and diluted pro forma net loss per share as the inclusion of all potential shares of Appreciate Common Stock outstanding would have been anti-dilutive.

INFORMATION ABOUT PTIC II

PTIC II is a blank check company incorporated in Delaware on August 6, 2020. PTIC II was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. PTIC II is an early stage and emerging growth company and, as such, is subject to all of the risks associated with early stage and emerging growth companies. PTIC II reviewed a number of opportunities to enter into a business combination with an operating business, and it entered into the Business Combination Agreement on May 17, 2022. PTIC II intends to finance the Business Combination through the issuance of Appreciate Common Stock plus approximately $230.0 million in cash, before fees and expenses associated with our initial business combination, from the Trust Account as of June 30, 2022.

HC PropTech Partners II LLC, the Sponsor, is controlled by certain of PTIC II’s officers, directors and advisors.

The IPO Registration Statement was declared effective on December 3, 2020. On December 8, 2020, PTIC II consummated its IPO of 23,000,000 PTIC II Units, including 3,000,000 additional PTIC II Units to cover over-allotments, at $10.00 per PTIC II Unit, generating gross proceeds of approximately $230.0 million, and incurring offering costs of approximately $13.2 million, inclusive of approximately $8.1 million in deferred underwriting commissions. Each PTIC II Unit consisted of one share of PTIC II Class A Common Stock and one-third of one Public Warrant. Each whole Public Warrant entitles the holder thereof to purchase one share of PTIC II Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment as described herein.

Simultaneously with the closing of the IPO, PTIC II also consummated the sale of 4,833,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in the Private Placement, generating gross proceeds of approximately $7.3 million. The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants are not transferable, assignable or saleable until after the completion of an initial business combination, subject to certain limited exceptions. See the sections entitled “Certain Relationships and Related Party Transactions — PTIC II Related Party Transactions — Insider Letter Agreement,” “— Sponsor Letter Agreement” and “— Investor Rights Agreement” for additional information.

A total of approximately $230.0 million of the proceeds from the IPO and the sale of the Private Placement Warrants, was placed in the Trust Account. The proceeds held in the Trust Account may be invested by the trustee only in U.S. government securities with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act.

Except with respect to interest earned on the funds held in the Trust Account that may be released to PTIC II to pay its taxes (less up to $0.1 million interest to pay dissolution expenses), the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of our initial business combination, (ii) the redemption of any of our shares of PTIC II Class A Common Stock properly submitted in connection with a stockholder vote to amend our Existing Charter (a) to modify the substance or timing of its obligation to redeem 100% of our shares of PTIC II Class A Common Stock if we do not complete our initial business combination by December 8, 2022 or (b) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) the redemption of shares of PTIC II Class A Common Stock if PTIC II is unable to complete its initial business combination by December 8, 2022, subject to applicable law.

The PTIC II Units, PTIC II Class A Common Stock and Public Warrants are each traded on Nasdaq under the symbols “PTICU,” “PTIC” and “PTICW,” respectively. The PTIC II Units commenced public trading on December 4, 2020, and the PTIC II Class A Common Stock and Public Warrants commenced separate public trading on January 25, 2021.

We must complete our initial business combination by December 8, 2022, twenty-four (24) months from the closing of our IPO. If our initial business combination is not consummated by December 8, 2022, then our existence will terminate, and we will distribute all amounts in the Trust Account.

Financial Position

With funds available for an initial business combination in the amount of approximately $230.0 million, as of June 30, 2022, before fees and expenses associated with our initial business combination, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt or leverage ratio. Because we are able to complete our initial business combination using our cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires. However, we have not taken any steps to secure third party financing and there can be no assurance it will be available to us.

Effecting Our Business Combination

Fair Market Value of Target Business

The Nasdaq Listing Rules require that our business combination must be with one or more target businesses that together have a fair market value equal to at least eighty percent (80%) of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the agreement to enter into such business combination. The PTIC II Board determined that this test was met in connection with the proposed Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:

•        subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination, and

•        cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for PTIC II Class A Stockholders upon Completion of the Business Combination

We will provide PTIC II Class A Stockholders with the opportunity to redeem all or a portion of their shares of PTIC II Class A Common Stock upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two (2) business days prior to the consummation of the initial business combination including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding shares of PTIC II Class A Common Stock, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be approximately $10.00 per share of PTIC II Class A Common Stock. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriter of our IPO. The Sponsor and the Other PTIC II Class B Stockholders have entered into the Sponsor Letter Agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and any shares of PTIC II Class A Common Stock held by them in connection with the completion of our Business Combination.

Redemption of PTIC II Class A Common Stock and Liquidation if No Business Combination

Our Existing Charter provides that we will have until December 8, 2022 to complete our initial business combination. If we are unable to complete our initial business combination by December 8, 2022, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the PTIC II Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $0.1 million of interest to pay dissolution expenses), divided by the number of then outstanding shares of PTIC II Class A Common Stock, which redemption will completely extinguish PTIC II Class A Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the PTIC II Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our Warrants, which will expire worthless if we fail to complete our initial business combination by December 8, 2022.

The Sponsor and the Other PTIC II Class B Stockholders, among others, have entered into that certain Sponsor Letter Agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete our initial business combination by December 8, 2022. However, if the Sponsor and the Other PTIC II Class B Stockholders acquire PTIC II Class A Common Stock, they will be entitled to liquidating distributions from the Trust Account with respect to such PTIC II Class A Common Stock if we fail to complete our initial business combination by December 8, 2022.

Our Sponsor, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our Existing Charter (i) to modify the substance or timing of our obligation to redeem 100% of the PTIC II Class A Common Stock if we do not complete our initial business by December 8, 2022 or certain amendments to our charter prior thereto or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless we provide PTIC II Class A Stockholders with the opportunity to redeem their shares of PTIC II Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes divided by the number of then outstanding shares of PTIC II Class A Common Stock.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $0.2 million of proceeds held outside the Trust Account (as of June 30, 2022), although we cannot assure you that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $0.1 million of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our IPO and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of PTIC II Class A Stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of PTIC II Class A Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, our independent registered public accounting firm, and the underwriters of PTIC II’s IPO will not execute agreements with us waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per share of PTIC II Class A Common Stock and (ii) the actual amount per share of PTIC II Class A Common Stock held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked Sponsor to reserve for such indemnification obligations, nor have we independently verified whether Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per share of PTIC II Class A Common Stock or (ii) such lesser amount per share of PTIC II Class A Common Stock held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked Sponsor to reserve for such indemnification obligations and we cannot assure you that the Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share of PTIC II Class A Common Stock.

We will seek to reduce the possibility that the Sponsor has to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. We have access to up to approximately $0.2 million of proceeds held outside the Trust Account (as of June 30, 2022) with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $0.1 million). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to PTIC II Class A Stockholders upon the redemption of PTIC II Class A Common Stock in the event we do not complete our initial business combination by December 8, 2022 may be considered a liquidating distribution under Delaware law. Delaware law provides if the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a sixty- (60-) day notice period during which any third-party claims can be brought against the corporation, a ninety- (90-) day period during which the corporation may reject any claims brought, and an additional one hundred fifty- (150-) day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to PTIC II Class A Stockholders upon the redemption of PTIC II Class A Common Stock in the event we do not complete our initial business combination by December 8, 2022 is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our initial business combination December 8, 2022, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the PTIC II Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $0.1 million of interest to pay dissolution expenses), divided by the number of then outstanding shares of PTIC II Class A Common Stock, which redemption will completely extinguish PTIC II Class A Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem the PTIC II Class A Common Stock as soon as reasonably possible following December 8, 2022 and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per share of PTIC II Class A Common Stock or (ii) such lesser amount per share of PTIC II Class A Common Stock held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to the PTIC II Class A Stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying PTIC II Class A Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our PTIC II Class A Stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of our initial business combination; (ii) the redemption of any PTIC II Class A Common Stock properly tendered in connection with a stockholder vote to amend any provisions of our Existing Charter (A) to modify the substance or timing of our obligation to offer redemption rights in connection with any proposed initial business combination or to redeem 100% of the PTIC II Class A Common Stock if we do not complete our initial business combination by December 8, 2022 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (iii) the redemption of all of the PTIC II Class A Common Stock if we are unable to complete our business combination by December 8, 2022, subject to applicable law. Stockholders who do not exercise their redemption rights in connection with an amendment to our certificate of incorporation would still be able to exercise their redemption rights in connection with a subsequent business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the initial business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of our Existing Charter, like all provisions of our Existing Charter, may be amended with a stockholder vote.

See the section entitled “Risk Factors — Risks Related to PTIC II and the Business Combination — If third parties bring claims against PTIC II, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by PTIC II Class A Stockholders may be less than $10.00 per share of PTIC II Class A Common Stock.”

Competition

If we succeed in effecting the Business Combination with Renters Warehouse, there will be, in all likelihood, significant competition from Renters Warehouse’s competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively.

Employees

We currently have two (2) officers and one (1) employee. These individuals are not obligated to devote any specific number of hours to our matters but they devote as much of their time as they deem necessary to our affairs and intend to continue doing so until we have completed our initial business combination. The amount of time they devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in.

Periodic Reporting and Financial Information

The PTIC II Units, PTIC II Class A Common Stock and Public Warrants are registered under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, this proxy statement includes contain financial statements audited and reported on by our independent registered public accountants.

We are required to evaluate our internal control procedures for the fiscal year ending December 31, 2021 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, will we be required to have our internal control procedures audited. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such business combination.

We have filed a Registration Statement on Form 8-A with the SEC to voluntarily register our securities under Section 12 of the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of shares of PTIC II Class A Common Stock that are held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, PTIC II is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K, and we expect Appreciate will remain a smaller reporting company after the consummation of the Business Combination. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. PTIC II or Appreciate, as applicable, will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of shares of common stock held by non-affiliates exceeds $250.0 million as of the prior June 30, or (ii) its annual revenues exceeded $100.0 million during such completed fiscal year and the market value of shares of common stock held by non-affiliates exceeds $700.0 million as of the prior June 30.

Facilities

PTIC II currently maintains its executive offices at 3415 N. Pines Way, Suite 204, Wilson, WY 83014. The cost for our use of this space is included in the $15,000 per month fee we will pay to Sponsor for office space, administrative and support services, commencing on the date that our securities are first listed on Nasdaq. Upon consummation of the Business Combination, the principal executive offices of Appreciate will be located at 6101 Baker Road, Suite 200, Minnetonka, Minnesota 55345.

Legal Proceedings

To the knowledge of PTIC II’s management, there are no legal proceedings pending against PTIC II.

DIRECTORS AND EXECUTIVE OFFICERS OF PTIC II

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to PTIC II before the Business Combination.

Our executive officers and directors are as follows:

Name	Age	Position
Thomas D. Hennessy	37	Chairman of the Board, Co-Chief Executive Officer and President
M. Joseph Beck	36	Co-Chief Executive Officer, Chief Financial Officer and Director
Jack Leeney	37	Director
Courtney Robinson	37	Director
Margaret Whelan	49	Director
Gloria Fu	51	Director
Adam Blake	37	Director

Thomas D. Hennessy has served as our Chairman, Co-Chief Executive Officer and President since inception. Since February 2021, Mr. Hennessy has served as a director of Jaguar Global Growth Corporation I (NASDAQ: JGGC), a special purpose acquisition company targeting business operating primarily outside of the United States in the PropTech sector. Since December 2020, he has served as a director of 7GC & Co. Holdings Inc. (NASDAQ: VII), a special purpose acquisition company targeting the technology industry. From July 2019 to December 2020, he served as Chairman, Co-Chief Executive Officer and President of PropTech Acquisition Corporation, or PTAC, a special purpose acquisition company, which in December 2020 closed an initial business combination with Porch.com, Inc. and is now known as Porch Group, Inc. (NASDAQ: PRCH), or Porch, a leading software and services platform for the home service industries and served as a director from December 2020 to August 2021. Mr. Hennessy has served as a Managing Partner of Growth Strategies of Hennessy Capital Group LLC since July 2019. From September 2014 to July 2019, Mr. Hennessy served as a Portfolio Manager of Abu Dhabi Investment Authority, or ADIA. From January 2011 to April 2014, Mr. Hennessy served as an associate at Equity International Management LLC, an opportunistic real estate private equity fund founded by Sam Zell, where he evaluated and structured equity investments in real estate operating platforms in emerging markets. From September 2009 to January 2011, Mr. Hennessy served as an associate for CERES Real Estate Partners LLC, a private investment management company. From June 2007 to June 2009, Mr. Hennessy served as an analyst in the investment banking division of Credit Suisse. Mr. Hennessy is the son of Daniel J. Hennessy, one of our advisors. Mr. Hennessy holds a B.A. degree from Georgetown University and an M.B.A. from the University of Chicago Booth School of Business. Mr. Hennessy is well qualified to serve as director due to his extensive real estate, venture capital, private equity and PropTech experience.

M. Joseph Beck has served as our Co-Chief Executive Officer, Chief Financial Officer and a director since inception. Since February 2021, Mr. Beck has served as a director of Jaguar Global Growth Corporation I, a special purpose acquisition company targeting business operating primarily outside of the United States in the PropTech sector. Since December 2020, he has served as a director of 7GC & Co. Holdings Inc. (NASDAQ: VII), a special purpose acquisition company targeting the technology industry. From July 2019 to December 2020, he served as Co-Chief Executive Officer, Chief Financial Officer and director of PTAC. Mr. Beck has served as a Managing Partner of Growth Strategies of Hennessy Capital Group LLC since July 2019. From August 2012 to July 2019, Mr. Beck served as a Senior Investment Manager of ADIA, where he was responsible for managing office, residential, industrial and retail assets in the U.S. totaling over $2.7 billion of net asset value or $3.6 billion of gross asset value. From July 2008 to August 2012, Mr. Beck served as an analyst in the Investment Banking Division of Goldman, Sachs & Co. Mr. Beck holds a B.A. degree from Yale University. Mr. Beck is well qualified to serve as director due to his extensive real estate, venture capital and PropTech experience.

Jack Leeney is one of our independent directors as of December 7, 2020. Since December 2020, he has also served as Chief Executive Officer and Chairman of 7GC & Co. Holdings Inc. (NASDAQ: VII). Since September 2016, Mr. Leeney has served as a Founder and Managing Partner of 7 Global Capital, a growth stage venture capital firm, and is responsible for running the funds’ operations. Mr. Leeney led the firm’s investments in Cheddar (sold to Altice USA), Capsule, hims & hers (NYSE: HIMS), Roofstock, The Mom Project, Jio Platforms, The Because Market, and Jackpocket. He currently serves on the board of directors of The Mom Project and is a Board Observer of The Because Market. Between April 2011 and December 2016, Mr. Leeney served on the boards of directors of Quantenna Communications, Inc. (NASDAQ: QTNA), DoAt Media Ltd. (Private), CinePapaya (acquired by Comcast), Joyent (acquired by Samsung), BOKU, Inc. (AIM: BOKU), Eventful (acquired by CBS) and Blueliv (Private). Previously, Mr. Leeney served as the Head of U.S. Investing for Telefonica Ventures between June 2012 and September 2016, the investment arm of Telefonica (NYSE: TEF), served as an investor at Hercules Capital (NYSE: HTGC) between May 2011 and June 2012 and began his career as a technology-focused investment banker at Morgan Stanley in 2007. Mr. Leeney holds a B.S. from Syracuse University. Mr. Leeney is well qualified to serve as a director due to his extensive investment and advisory experience.

Courtney Robinson is one of our independent directors as of December 2020. Since December 2020, she has also served as a director of 7GC & Co. Holdings Inc. (NASDAQ: VII). Since October 2014, Ms. Robinson has served as a Founding Partner of Advance Venture Partners LLC, a growth stage venture capital firm, and is responsible for the firm’s consumer investment practice. Some of Ms. Robinson’s investments include: Openly, a technology-enabled home insurance business; Curology, a personalized skincare provider; Rent the Runway, a subscription clothing business; and Sawyer, an education marketplace. Between December 2011 and October 2014, Ms. Robinson was a Founding Principal at American Express Ventures, the investment arm of American Express (NYSE: AXP), and before that, served as Director of Business Development at Plum District, a local commerce marketplace, between February 2011 and December 2011. She began her career as a technology-focused investment banker at GCA Savvian Advisors LLC in 2006. Ms. Robinson holds a B.A. from Columbia University. Ms. Robinson is well qualified to serve as a director due to her extensive investment and advisory experience.

Margaret Whelan is one of our independent directors as of December 2020. Since November 2014, Ms. Whelan has served as the Founder and Chief Executive Officer of Whelan Advisory LLC, a boutique investment banking firm focused on the residential real estate industry. In this role, she provides strategic and financial counsel to leaders of both public and private real estate companies in the U.S. and globally. From September 2013 to November 2014, she served as Chief Financial Officer of Tricon Capital Group Inc., a private equity firm specializing in residential real estate. Previously, she served in positions with JP Morgan Chase (2007 to 2013), UBS Financial Services Inc. (1997 to 2007) and Merrill Lynch & Co. (1995-1997). Between June 2015 and May 2019, Ms. Whelan served on the board of directors of Top Build Corp. (NYSE: BLD), as an independent director and member of the audit, compensation and nominating and governance committees. From 2017 until 2020, she served on the board of directors of Mattamy Homes, North America’s largest privately owned homebuilder. She currently serves on the advisory boards of John Burns Real Estate Consulting and the Housing Innovation Alliance. Ms. Whelan holds a Bachelor of Commerce in Finance degree from the University College Dublin (Ireland). Ms. Whelan is well qualified to serve as a director due to her extensive investment banking and advisory experience.

Gloria Fu is one of our independent directors as of December 2020. Ms. Fu brings over 20 years of investment management expertise, most recently at JPMorgan Asset Management, Inc., where she served as a Managing Director and portfolio manager from February 2004 to April 2019. Ms. Fu’s broad base of expertise includes strategy, financial analysis, and shareholder-related issues. Ms. Fu is a subject matter expert in corporate governance issues. Ms. Fu was a founding member of JPMorgan Asset Management’s Proxy Committee for which she provided leadership and guidance on a broad range of topics including proxy contests, Say on Pay, and ESG. From March 2002 to February 2004, Ms. Fu was a Vice President at JPMorgan Securities and a sell-side equity research analyst focused on the gaming and lodging industries. Ms. Fu currently serves on the board of directors and member of the audit and development committees for Visions, a New York based non-profit sponsoring programs for the blind. She is the Chapter Chair and board member of the East Coast Chapter of the International Luxury Hotel Association, the largest trade organization supporting networking for individuals in the luxury hospitality industry. Ms. Fu is also an advisory board member to MREN, a cloud-based real estate company. Ms. Fu is a Chartered Financial Analyst and holds a Bachelor of Sciences in Hotel Administration and Master’s in Hospitality Administration from Cornell University. Ms. Fu is well qualified to serve as a director due to her investment advisory and real estate expertise, particularly omnichannel retail and lodging.

Adam Blake is one of our independent directors as of December 2020. In January 2017, Mr. Blake co-founded Zego Inc., a digital amenity and resident engagement platform for apartments, for which he served as the Chief Executive Officer until April 2019, when it was acquired by PayLease, a portfolio company of Vista Equity Partners. In October 2010, Mr. Blake founded Brightergy, an energy service and software company, for which he served as Chief Executive Officer until July 2016. Previously, Mr. Blake was a real estate investor and developer specializing in multi-family apartments and other types of real estate investments. Mr. Blake holds a B.B.A degree from Texas Christian University. Mr. Blake is well qualified to serve as a director due to his extensive real estate, PropTech, and entrepreneurial experience.

Advisor

Daniel J. Hennessy is one of our senior advisors and is the Founder and the Managing Member of Hennessy Capital Group LLC, an alternative investment firm founded in 2013 that focuses on investing in sustainable and real estate technology sectors. He currently serves as a senior advisor to 7GC & Co. Holdings Inc. (NASDAQ: VII) and Jaguar Global Growth Corporation (NASDAQ: JGGC). Since January 2021, Mr. Hennessy has served as Chairman and CEO of Hennessy Capital Investment Corp. VI, which in September 2021 closed its initial public offering of $300.0 million. Since October 2020, Mr. Hennessy has served as Chairman and CEO of Hennessy Capital Investment Corp. V., or Hennessy V (NASDAQ: HCIC), which in January 2021 closed its initial public offering of $345.0 million. From March 2019 to December 2020, Mr. Hennessy served as Chairman and CEO of Hennessy Capital Acquisition Corp. IV, or Hennessy IV (NASDAQ: HCAC), which in December 2020 closed its initial business combination with Canoo Holdings Ltd. Mr. Hennessy has served as a director of SIRVA Worldwide Relocation & Moving since August 2018. From January 2017 to October 2018, Mr. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp. III, or Hennessy III, which merged with NRC Group Holdings, LLC, a global provider of comprehensive environmental, compliance and waste management services, now known as US Ecology, Inc. (NASDAQ: ECOL) and served as a director from January 2017 to October 2019. From April 2015 to February 2017, Mr. Hennessy served as Chairman and CEO of Hennessy Capital Acquisition Corp. II, or Hennessy II, which merged with Daseke in February 2017 and is now known as Daseke, Inc. (NASDAQ: DSKE) and since February 2017, has served as its Vice Chairman. From September 2013 to February 2015, Mr. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp., or Hennessy I, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD), and previously served as a director from September 2013 to April 2019. From 1988 to 2016, Mr. Hennessy served as a Partner at Code Hennessy & Simmons LLC (n/k/a CHS Capital or “CHS”), a middle-market private equity investment firm he co-founded in 1988. Prior to forming CHS, Mr. Hennessy was employed by Citicorp from 1984 to 1988 as head of the Midwest Region for Citicorp Mezzanine Investments and Vice President and Team Leader with Citicorp Leveraged Capital Group. He began his career in 1981 in the oil and gas lending group at Continental Illinois National Bank (now Bank of America) where he was a Banking Officer. Mr. Hennessy holds a B.A. degree, magna cum laude, from Boston College and an M.B.A. from the University of Michigan Ross School of Business. Mr. Hennessy is the father of Thomas D. Hennessy, our Chairman of the Board and Co-Chief Executive Officer.

We currently expect our advisor to (i) provide his business insights when we assess potential business combination targets and (ii) upon our request, provide his business insights as we work to create additional value in the businesses that we invest. In this regard, he will fulfill some of the same functions as our board members. However, our advisor has no written advisory, employment or advisory agreement with us. Additionally, except as disclosed under “Principal Stockholders,” our advisor has no other employment or compensation arrangements with us. Moreover, our advisor will not be under any fiduciary obligations to us nor will our advisor perform board or committee functions, nor will he have any voting or decision making capacity on our behalf. He will also not be required to devote any specific amount of time to our efforts or be subject to the fiduciary requirements to which our board members are subject. Accordingly, if our advisor becomes aware of a business combination opportunity which is suitable for any of the entities to which he has fiduciary or contractual obligations (including other blank check companies), he will honor his fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. We may modify or expand our roster of advisors as we source potential business combination targets or create value in businesses that we may invest.

Mr. Hennessy provided generalized strategic advice to PTIC II in respect of the M&A process, but did not otherwise play a role in the negotiations in respect of the proposed Business Combination with Renters Warehouse.

Number and Terms of Office of PTIC II Officers and Directors

Our board of directors consists of seven directors and is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Courtney Robinson and Margaret Whelan, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Adam Blake, Gloria Fu and Jack Leeney, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Thomas D. Hennessy and M. Joseph Beck, will expire at the third annual meeting of stockholders.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.

Committees of the PTIC II Board

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. Margaret Whelan, Jack Leeney and Gloria Fu serve as members of our audit committee, and Margaret Whelan chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Margaret Whelan, Jack Leeney and Gloria Fu meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that Margaret Whelan qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including

The audit committee is responsible for:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. Courtney Robinson, Gloria Fu and Jack Leeney serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Courtney Robinson, Gloria Fu and Jack Leeney are independent and Courtney Robinson chairs the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officers’ compensation, if any is paid by us, evaluating our Chief Executive Officers’ performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officers based on such evaluations;

•        reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to Sponsor of $15,000 per month, for up to twenty-four (24) months, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on the PTIC II Board.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. You are able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See the section of this proxy statement entitled “Where You Can Find More Information.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of PTIC II Common Stock and other equity securities. These executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms filed by such reporting persons. Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all reports applicable to our executive officers, directors and greater than 10% beneficial owners were filed in a timely manner in accordance with Section 16(a) of the Exchange Act.

Executive Compensation and Director Compensation and Other Interests

None of our officers has received any cash compensation for services rendered to us. We pay Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. No compensation of any kind, including any finder’s fee, advisory fee, reimbursement or consulting fee, will be paid by us to Sponsor, officers, directors and advisors, or any affiliate of Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. We do not have a policy that prohibits Sponsor, executive officers or directors, or any of their respective affiliates, from negotiating for the reimbursement of out-of-pocket expenses by a target business. Our audit committee reviews on a quarterly basis all payments that were made to Sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination. As of the date of this proxy statement, there are no loans extended, fees due or outstanding out-of-pocket expenses for which the Sponsor and PTIC II’s officers and directors are awaiting reimbursement other than (i) an amount equal to $67,500, which amount is a reimbursement to be made to the Sponsor with respect to amounts paid by PTIC II in respect of Renters Warehouse’s portion of the filing fees required under the HSR Act; (ii) the amount of $250,000, with respect to certain of operational expenses previously paid by the Sponsor and (iii) the amounts, if any, borrowed under the Promissory Note.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Director Independence and Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Margaret Whelan, Jack Leeney, Courtney Robinson, Adam Blake and Gloria Fu. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

PTIC II’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “PTIC II,” “we,” “us” or “our” refer to PTIC II prior to the consummation of the Business Combination. The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statements Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement.

Overview

We are a blank check company incorporated in Delaware on August 6, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

Our sponsor is HC PropTech Partners II LLC, a Delaware limited liability company controlled by certain of our officers, directors and advisors. The IPO Registration Statement was declared effective on December 3, 2020. On December 8, 2020, we consummated our IPO of 23,000,000 PTIC II Units, including 3,000,000 additional PTIC II Units to cover over-allotments, at $10.00 per PTIC II Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.2 million, inclusive of approximately $8.1 million in deferred underwriting commissions.

Simultaneously with the closing of our IPO, we consummated the Private Placement of 4,833,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to our Sponsor, generating proceeds of approximately $7.3 million.

Upon the closing of our IPO and the Private Placement, $230.0 million ($10.00 per PTIC II Unit) of the net proceeds of our IPO and certain of the proceeds of the Private Placement was placed in the Trust Account and was invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations.

Our management has broad discretion with respect to the specific application of the net proceeds of our IPO and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating our initial business combination.

We will only have twenty-four (24) months from the closing of our IPO, or December 8, 2022, to complete our initial business combination (the “Combination Period”). If we do not complete our initial business combination within this period of time, we will (i) cease all operations except for the purposes of winding up; (ii) redeem the PTIC II Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $0.1 million of interest to pay dissolution expenses), divided by the number of then outstanding shares of PTIC II Class A Common Stock, which redemption will completely extinguish PTIC II Class A Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholder and the PTIC II Board, proceed to commence a voluntary liquidation and thereby a formal dissolution of PTIC II, subject in each case to its obligations to provide for claims of creditors and the requirement of applicable law. The representative of the underwriters agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event we do not complete our initial business combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the PTIC II Class A Common Stock. In the event of such distribution, it is possible that the per-share value of the assets remaining available for distribution will be less than the IPO price per Unit ($10.00 per Unit).

Results of Operations

Our entire activity since inception up to June 30, 2022 was in preparation for our formation, our IPO, and since the closing of our IPO, a search for initial business combination candidates. We will not generate any operating revenues until the closing and completion of our initial business combination. We generate non-operating income in the form of interest income and dividends on investments held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2022, we had a net loss of approximately $7.6 million, which consisted of approximately $2.0 million of a gain from the change in fair value of derivative warrant liabilities, and approximately $327,000 of net gain from investments held in the Trust Account, offset by approximately $9.8 million of general and administrative expenses, $45,000 of administrative expenses — related party, and approximately $40,000 of franchise tax expenses.

For the six months ended June 30, 2022, we had a net loss of approximately $3.8 million, which consisted of approximately $6.2 million of a gain from the change in fair value of derivative warrant liabilities, and approximately $365,000 of net gain from investments held in the Trust Account, offset by approximately $10.1 million of general and administrative expenses, $90,000 of administrative expenses — related party, and approximately $90,000 of franchise tax expenses.

For the three months ended June 30, 2021, we had a net loss of approximately $2.7 million, which consisted of approximately $2.4 million of change in fair value of derivative warrant liabilities, and approximately $253,000 of general and administrative expenses, $45,000 of administrative expenses – related party, and approximately $32,000 of franchise tax expenses, partially offset by approximately $8,000 of net gain from investments held in the Trust Account.

For the six months ended June 30, 2021, we had net income of approximately $6.2 million, which consisted of approximately $6.7 million of change in fair value of derivative warrant liabilities, and approximately $21,000 of net gain from investments held in the Trust Account, partially offset by approximately $396,000 of general and administrative expenses, $90,000 of administrative expenses – related party, and approximately $83,000 of franchise tax expenses.

For the year ended December 31, 2021, we had net income of approximately $11.0 million which consisted of an approximately $12.2 million gain from the change in fair value of derivative warrant liabilities and income from our investments held in the Trust Account of approximately $28,000 partially offset by approximately $0.7 million in general and administrative expenses, related party administrative fees of approximately $0.2 million, and approximately $0.2 million in franchise tax expense.

For the period from August 6, 2020 (inception) through December 31, 2020, we had a net loss of approximately $4.2 million which consisted of an approximately $3.5 million loss from the change in fair value of derivative warrant liabilities, financing costs of approximately $0.6 million, approximately $46,000 in general and administrative expenses, related party administrative fees of approximately $11,000, and approximately $81,000 in franchise tax expense, partially offset by income from our investments held in the Trust Account of approximately $8,000.

Liquidity and Capital Resources

As of June 30, 2022, we had approximately $0.2 million in our operating bank account and working capital of approximately $(9.2) million (not taking into account tax obligations that may be paid using the interest income earned from investments in the Trust Account).

In addition, in order to finance transaction costs in connection an intended initial business combination, our Sponsor may, but is not obligated to, provide us working capital loans. Up to $1.5 million of such working capital loans may be convertible into Warrants of the post-initial business combination entity at a price of $1.50 per warrant at the option of the lender. Such Warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans to date. As of June 30, 2022, PTIC II had no working capital loans outstanding.

Prior to the completion of our IPO, our liquidity needs were satisfied through the proceeds of $25,000 from our Sponsor in exchange for the issuance of Founder Shares (as defined below), and loan proceeds from our Sponsor of $163,000 under a promissory note, which we fully repaid on December 8, 2020. After the consummation of our IPO, our liquidity needs have been satisfied with the net proceeds from our IPO and the Private Placement not held in the Trust Account.

PTIC II may need to raise additional funds through loans from its Sponsor and/or third parties in order to meet the expenditures required for operating its business. If PTIC II’s estimate of the costs of undertaking in depth due diligence and negotiating the initial business combination is less than the actual amount necessary to do so, PTIC II may have insufficient funds available to operate its business prior to the initial business combination. The Sponsor is not under any obligation to advance funds to, or to invest in, PTIC II. If PTIC II is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. PTIC II cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. In connection with PTIC II’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management of PTIC II has determined the date for mandatory liquidation and dissolution raises substantial doubt about PTIC II’s ability to continue as a going concern through December 8, 2022, the scheduled liquidation date of PTIC II if it does not complete an initial business combination prior to such date. Management of PTIC II plans to complete an initial business combination prior to the date for mandatory liquidation. The unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should PTIC II be unable to continue as a going concern.

We continue to evaluate the impact of the COVID-19 pandemic and have concluded that the specific impact is not readily determinable as of the date of the filing. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Related Party Transactions

Founder Shares

On August 27, 2020, our Sponsor purchased 5,031,250 shares of PTIC II Class B Common Stock for an aggregate purchase price of $25,000, or approximately $0.005 per share. On December 3, 2020, we effected a stock dividend of approximately 0.143 shares for each share of PTIC II Class B Common Stock outstanding, resulting in an aggregate of 5,750,000 shares of PTIC II Class B Common Stock outstanding.

Our Initial Stockholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of an initial business combination or (B) subsequent to an initial business combination, (x) if the last sale price of the PTIC II Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of PTIC II Common Stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the IPO, we consummated the Private Placement of 4,833,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to our Sponsor, generating proceeds of approximately $7.3 million.

Each Private Placement Warrant is exercisable to purchase one share of PTIC II Class A Common Stock at a price of $11.50 per share. Certain proceeds from the sale of the Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account. If we do not complete an initial business combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the PTIC II Class A Common Stock (subject to the requirement of applicable law) and the Private Placement Warrants will expire worthless.

Promissory Note Related Party

On August 6, 2020, our Sponsor agreed to loan us an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and was due on the earlier of March 31, 2021 or the completion of the IPO. We borrowed $163,000 under the Note. We fully repaid the Note on December 8, 2020 and no longer have access to borrowings under the Note.

Related Party Loans

In order to finance transaction costs in connection with an initial business combination, our Sponsor, an affiliate of our Sponsor, or PTIC II’s officers and directors may, but are not obligated to, loan us funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1.5 million of notes may be converted upon consummation of an initial business combination into additional Private Placement Warrants at a price of $1.50 per Private Placement Warrant. In the event that an initial business combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of June 30, 2022 and December 31, 2021, we had no Working Capital Loans outstanding.

Administrative Support Agreement

We agreed to pay $15,000 a month for office space, utilities, and secretarial and administrative support to our Sponsor. Services commenced on the date the securities were first listed on the Nasdaq and will terminate upon the earlier of the consummation by our Business Combination or our liquidation. For the three months and six months ended June 30, 2022, we incurred approximately $45,000 and $90,000, respectively, for these services. No amounts were due as of June 30, 2022 and December 31, 2021.

Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any Warrants that may be issued upon conversion of the Working Capital Loans (and any shares of PTIC II Class A Common Stock issuable upon the exercise of the Private Placement Warrants and Warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement entered into on the effective date of the registration statement for the IPO. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of an initial business combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering our securities. We will bear the expenses incurred in connection with the filing of any such registration statements. At the Closing, PTIC II and our Sponsor will terminate the registration rights agreement and replace it with the Investor Rights Agreement, the form of which is attached hereto as Annex G (as described in greater detail under the heading “Proposal No. 2 — Business Combination Proposal — Related Agreements — Investor Rights Agreement”).

Underwriting Agreement

We granted the underwriters a 45-day option to purchase up to 3,000,000 additional Units to cover over-allotments at the IPO price, less the underwriting discounts and commissions. The underwriters exercised the option in full on December 8, 2020.

The underwriters were entitled to a cash underwriting discount of 2.0% of the gross proceeds of the IPO, or $4.6 million in the aggregate, which was paid upon closing of the IPO. In addition, the representative of the underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the IPO, or approximately $8.1 million. The deferred fee will become payable to the representative of the underwriters from the amounts held in the Trust Account solely in the event that PTIC II completes an initial business combination, subject to the terms of the underwriting agreement.

Deferred Consulting Fee

In October 2020, we entered into an agreement with a third party that will provide investor relations services pursuant to which we paid a $10,000 initial fee upon execution and agreed to pay a deferred success fee of $50,000 upon the consummation of the initial business combination.

Critical Accounting Policies

Investments Held in the Trust Account

PTIC II’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. PTIC II’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the unaudited condensed balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in the Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account were determined using available market information.

PTIC II Class A Common Stock Subject to Possible Redemption

We account for PTIC II Class A Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” PTIC II Class A Common Stock subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Conditionally redeemable PTIC II Class A Common Stock (including PTIC II Class A Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, PTIC II Class A Common Stock is classified as stockholders’ equity. Our PTIC II Class A Common Stock features certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2022 and December 31, 2021, 23,000,000 and 23,000,000 shares of PTIC II Class A Common Stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the unaudited condensed balance sheet.

Derivative Warrant liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

We issued 12,500,000 Warrants (comprised of 7,666,667 Public Warrants and 4,833,333 Private Placement Warrants) in connection with our IPO which are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each unaudited condensed balance sheet date until exercised, and any change in fair value is recognized in PTIC II’s unaudited condensed statements of operations. The fair value of Warrants issued in connection with the IPO and the Private Placement have initially been estimated using Monte-Carlo simulations at each measurement date. The fair value of Public Warrants issued in connection with the IPO have been measured based on the listed market price of such Public Warrants, a Level 1 measurement, since January 25, 2021.

Net Income Per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of shares of PTIC II Common Stock outstanding during the periods. We have not considered the effect of the Warrants sold in our IPO and the Private Placement to purchase an aggregate of 12,500,000 shares of PTIC II

Class A Common Stock in the calculation of diluted earnings per common share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per common share is the same as basic earnings per common share for the periods presented.

PTIC II complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per common share is computed by dividing net income by the weighted average number of shares of PTIC II Common Stock outstanding for the period. PTIC II applies the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of PTIC II Class A Common Stock is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Pronouncements

Our management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed financial statements.

Off-Balance Sheet Arrangements

As of June 30, 2022, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the unaudited condensed financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the unaudited condensed financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT RENTERS WAREHOUSE

Unless the context otherwise requires, all references in this section to the “Company,” “Renters Warehouse,” “we,” “us,” or “our” refer to RW National Holdings, LLC and its subsidiaries prior to the consummation of the Business Combination.

Overview

Renters Warehouse is a SFR services company serving a diverse base of more than 12,000 individual and institutional investors through an end-to-end technology platform. With a focus on the services segment of the SFR industry, we operate an asset-light model and do not own SFR real estate. Instead, our platform provides SFR marketplace and management services to both individual and institutional investors. We and our franchise operators provide services across 42 locations in 19 states and the District of Columbia. In all our locations, we are licensed as a real estate broker, allowing us to participate in the Multiple Listing Service. We currently manage approximately 15,000 properties with a gross property value exceeding $4.0 billion.

Geographic Locations

We are committed to democratizing SFR ownership by demystifying the end-to-end process of purchasing, owning and managing SFR real estate and bringing the experience closer to the experience of managing other types of investments. We believe that by opening the SFR asset class in this way, we can positively enhance owners’ lives by helping them make and manage investments in SFR properties.

Our services cover the entire lifecycle of a SFR investment. In our Marketplace segment, we assist investors with the purchase or sale of SFR investment properties. In our Management segment, we advise and coordinate with investors to renovate and ready their properties for rent, place qualified residents in those properties and address other day-to-day SFR management activities. We are compensated for these services through both recurring and re-occurring transaction and management fees.

Renters Warehouse operates in a large and growing market. Home ownership is becoming increasingly unaffordable as home prices and interest rates rise and income growth lags. Because of these housing affordability issues, demand for single-family rentals has grown consistently in the recent past. Demographic trends, including the growth of the 35-44 age group, have combined with these economic factors to create strong growth for the industry. Institutional investors have recognized this opportunity and made equity commitments to SFR initiatives aggregating over $50.0 billion, up from less than $1.0 billion two years ago. Furthermore, the composition of the U.S. housing industry is changing from fragmented non-institutional ownership to scaled institutional ownership, but institutionally owned SFR still only represents 3% of the overall U.S. single-family rental market. The services side of the industry also remains highly fragmented.

Company History

We commenced operations in 2007 as a local property management firm in Minneapolis, MN. Starting in 2011, we expanded through franchising, ultimately reaching 27 franchised locations. After a private equity investment in 2015, we shifted course to capitalize on the growing institutionalization of the SFR asset class. We repurchased approximately half of our franchises in 2016 (the largest of which operates in Phoenix, Arizona), which formed the foundation of our Management segment. In that same year, we took on our first institutional client.

The growing institutional demand, along with our vision to make buying, selling and owning SFR properties as easy as more traditional investments, led us to acquire OwnAmerica, LLC in 2019, which formed the foundation of our Marketplace segment.

Business Segments

Renters Warehouse operates two segments: the Marketplace and the Management segments of the SFR market. Our end-to-end platform, which helps clients buy, lease, manage and sell SFR in one place, creates a strong and iterative network effect. Buyers on the Marketplace frequently become owners on the Management side and owners can sell their properties through the Marketplace.

Marketplace Services

In our Marketplace segment, we assist investors with purchases and sales of SFR properties. For institutional investors looking to build a large, geographically diversified portfolio of high-quality properties, our acquisition platform leverages our national footprint and technology sophistication to facilitate rapid portfolio growth by targeting acquisitions in multiple markets simultaneously. With the systems and personnel infrastructure to facilitate the acquisition of more than $2.0 billion of SFR properties annually and a true end-to-end service with closed accountability loops ensuring a smooth transition from Marketplace to Management services, we allow institutional clients to fully focus on their growth plans. Between August 2020 and July 2022, we have facilitated the acquisition of $481.8 million of SFR properties, which included $225.2 million for institutional investors and $256.6 million for retail investors. During 2021, we had a total acquisition transaction value of $149.8 million, which included $109.8 million in programmatic acquisitions, $1.2 million in portfolio acquisitions, and $38.8 million in retail acquisitions. Our year to date transaction value for 2022 is $157.8 million and is comprised of $131.6 million in programmatic acquisitions and $26.1 million in retail acquisitions.

As part of our end-to-end service offering, immediately after purchase of a property, our renovation platform helps clients manage the process of bringing acquired properties to their standards.

Management Services

Renters Warehouse efficiently manages properties through an appropriate blend of centralized and decentralized resources. Our scalable, centralized technology-based infrastructure supports local market operations with consistently executed resident screening, leasing operations, and customer service and maintenance coordination. Local on-the-ground teams in 42 markets handle operations that benefit from local presence and expertise, including property showings and tenant placement. Renters Warehouse provides clients with visibility to all aspects of our management through transparent access to analytics and reporting.

Customer Profiles

Renters Warehouse services both individual and institutional investors in SFR real estate. This results in a diversified revenue base, with no customer comprising more than 10% of our revenue in the years ended December 31, 2021 and 2020 or the six months ended June 30, 2022. Our customer service efforts lead to consistent Net Promotor Scores (“NPS”), a widely used market research metric that typically takes the form of a single survey question asking respondents to rate the likelihood that they would recommend a company, product, or a service to a friend or colleague. NPS scores typically range from -100 to 100. As of June 30, 2022, our year-to-date NPS is 60.3.

Our individual investor clients, also referred to as retail clients, may have just one property or they may have assembled a small portfolio of homes. Across the industry, individual investors owning fewer than ten properties own 80% of all SFR assets. We believe we help our retail clients effectively manage their properties by giving them access to institutional-quality tools and technology.

Our institutional clients include SFR real estate investment trusts (“REITs”) as well as other financial investors. Often, our institutional clients use our end-to-end platform to acquire, renovate, lease and then manage properties for them. In 2021, 95% of the institutional Marketplace purchase transactions we completed for our clients became Management properties.

End-to-End Technology Solution

Our technology platform facilitates our end-to-end offering, which includes buying, renovating, owning, managing and selling SFR. Our end-to-end solution yields a network effect, as buyers in our Marketplace segment often become owners in our Management segment and owners are able to sell their SFR properties through the Marketplace. Our management believes that the combined revenue streams of Marketplace and Management result in a higher customer lifetime value than that of competitors who mainly focus on one offering.

In 2018, Renters Warehouse decided to move away from the use of a commonly available property management software application. Instead, we developed a proprietary technology offering, integrated with the Salesforce platform, which provides an end-to-end solution across our Marketplace and Management segments. Our customized platform offers a comprehensive and integrated set of services including resident management, maintenance, accounting, analytics and reporting. It also connects market data with data and analytics generated from our operations and makes it all available to our clients through a streamlined end-to-end platform.

Our offering enables an experience for both our investor clients and their residents that is far removed from the typical “mom-and-pop” property manager experience of cell phone, email correspondence and inefficient back-and-forth texting. In contrast, interaction with Renters Warehouse primarily takes place through mobile apps and portals that facilitate a range of activities including logging and scheduling repairs and maintenance and billing and collecting rent.

Our technology platform has solutions designed for all our stakeholders: investors, residents and vendors. We provide each group with an improved experience compared with the typical mom-and-pop property manager experience:

•        Investors.    Individual and institutional investors have access to both a Marketplace (or acquisitions) portal and a Management portal. Investors can review property underwriting, approve offers and view pipeline properties. Once a property is owned, investors can receive notifications and view real time property insights, key performance indicators and property documents through the portal.

•        Residents.    Our resident portal and app are how residents connect with us through the platform. On their portal, residents can initiate maintenance requests, view account balances, pay rent, chat live with a customer service rep and access their lease and other documents.

•        Vendors.    For property repair and maintenance needs, we use a network of vetted, outsourced third-party vendors. Those vendors leverage our vendor portal to find job assignments, request communications and approvals from management, submit proof of work completion and direct invoicing.

Competitive Strengths

End-To-End Service Offering

Our platform addresses several historical challenges faced by investors in SFR real estate.

When attempting to acquire SFR property, investors traditionally have been hampered by issues including the local nature of real estate, reliance on residential real estate agents who do not specialize in assessing the investment attractiveness of single-family rentals, the lack of standardized home data and analytics, slow transaction timelines, analog documentation and high transaction costs. These factors make SFR assets challenging to acquire, especially on an institutional scale.

Once acquired, few options exist for an investor who wants to utilize one manager nationally or even across multiple markets. A lack of technological solutions means that most property managers are limited to one geography. Similarly, a lack of technology results in approximately 80% of rent still being paid by check, cash, or money orders.

Historically, these Marketplace and Management segments of the SFR market were separated and handled by separate providers, causing predictable challenges as properties were transitioned from the acquiring real estate agent who might have estimated one rent amount to a property manager who might only be able to achieve a lesser rent amount.

Renters Warehouse was among the first in the U.S. SFR services industry to combine property management with an online marketplace, creating an end-to-end SFR investment services platform that extends from buying to owning to selling. Now the second largest SFR online marketplace in the U.S., our marketplace connects investors and eager sellers of single-family real estate by underwriting potential SFR acquisitions in real time with industry-leading data on expected rental income and expenses. We combine this Marketplace with full-service teams on the ground in every market we serve, allowing both individual and institutional investors to execute with confidence. The Company is only aware of two SFR online marketplace companies and Appreciate’s gross market value is less than the other company’s gross market value as reported in a May 20, 2021 PR Newswire article.

Straightforward, Predictable Customer Acquisition Model

Renters Warehouse has extensive experience at marketing to a target audience of individual investors in SFR real estate. We have used a variety of media successfully, including digital marketing and broadcast advertising. Our experience over the past five years has demonstrated that investment in customer acquisition drives new properties under management, with a 95% r-squared correlation between marketing expense and individual investor properties added over the 2016-2021 period.

Our management believes that accelerated customer acquisition does not require new technology or a new strategy but instead, a higher level of marketing expenditures.

Experienced Management Team with Deep Single-Family Real Estate Expertise

Our senior management team combines members with extensive growth company experience and members with deep SFR industry expertise. Our dedicated workforce of 250 full-time team members includes a network of local real estate professionals exclusive to the company. We are a ten-time honoree of the Inc. 500/5000 list of the fastest growing privately held companies in America and have won numerous Best Places to Work awards.

Growth Strategy

We believe we are in the early phases of capturing our market opportunity. Key elements of our growth strategy include:

•        Increase investment in customer acquisition.    Growth in our individual investor segment is predictably driven by expenditures for customer acquisition. We believe that our marketing efforts will attract a broad new group of investors to the SFR asset class through a variety of unified marketing initiatives, led by digital customer acquisition but also including broadcast, print and direct mail. We intend to dedicate capital following the business combination to reinvigorate our investment in customer acquisition, both for our Marketplace and Management businesses.

•        Expand into new domestic markets.    Geographically, we currently operate 42 company-owned or franchise locations in 19 states and the District of Columbia. A common request from our institutional clients is to support their growth by entering additional geographic markets. Coordinating with institutional clients can help provide a reliable path to profitability for new “greenfield” markets. When entering a market where an institutional client is committed to marketplace purchases and management properties, we typically can open a new market in sixty (60) days or less, and based on Renters Warehouse’s experience in entering the Memphis and Indianapolis markets in the last twelve (12) months, we typically can project to become profitable as quickly as the first month of operation. This projection is based on prior Company experience and results in new markets. However, profitability can be delayed due to a number of factors, such as disruptions in the real estate market, incurring greater expense prior to real estate purchases or sales and many other factors beyond the Company’s control. In the Company’s most recent expansion market, profitability commenced in month two. We expect to enter additional geographic markets over the next several years, likely utilizing a combination of greenfield and acquisitions to drive expansion. We expect expansion into new geographical markets to increase our cost of revenue as well as our selling, general and administrative expenses in both the short and long term. We also anticipate increased revenues through additional individual customer acquisition in the new markets.

•        Grow through acquisitions.    Our inorganic growth opportunities include the acquisition of local “mom and pop” property managers, the potential acquisition of our remaining franchises and building out our capabilities and offerings through acquisition and technology improvements to our offerings.

The property management industry includes as many as 80,000 small, local “mom and pop” property management businesses. We believe that this landscape is well-suited for a growth-through-acquisition strategy and that such businesses can be reliably acquired for what we consider reasonable valuations. These targets tend to operate exclusively in the Management business, with no Marketplace capability or activity. Moreover, these small local businesses also typically service exclusively individual investors and lack the capability or relationships to develop institutional business. By introducing Marketplace business and institutional customers to an acquired operation, we believe we can materially grow the revenue of acquired businesses and further increase the attractiveness of such businesses for acquisition. Our remaining franchises represent a similar opportunity.

Beyond this acquisition of property management business, we see additional opportunities for mergers and acquisitions, including servicing “do it yourself” landlords with a lower cost/lower service offering, and building out the capabilities of our programmatic acquisitions program with additional features and data.

Renters Warehouse has developed a database of more than 400 businesses in the real estate industry and plans to utilize this information in our acquisition strategy. However, no discussions are currently active that are expected to result in definitive agreements.

•        Expand our range of investor and resident services.    We expect to generate organic growth from accretive expansion available in new products and services. This includes payments, referral opportunities including mortgage, insurance and home warranty and other investor and resident services. We also believe we can increase utilization of our repair and maintenance offering.

Industry

Overview

SFRs are single-family homes operated as rental units. They are often detached structures in suburban neighborhoods with a yard and garage but can include properties with two to four units. Simply put, these are traditional homes that are rented out instead of being owner occupied. SFRs do not include apartment buildings where there are multiple units.

The value of SFR homes reached a record high of approximately $4.7 trillion in 2021, up from approximately $2.2 trillion in 2011.

Surging home prices and increasing mortgage rates are creating affordability issues for many potential buyers and as result, single-family rental homes are often the starter homes of previous generations.

Addressable Market

The combined total addressable market for Marketplace and Management services is significant. In the Marketplace segment, annual brokerage commissions for single-family homes total approximately $95.0 billion. Approximately 20% of this total, or approximately $20.0 billion, represents the investor sales market immediately addressable by our Marketplace segment. In our Management segment, there is an approximately $50.0 billion market for managing residential rental properties. approximately one-third of this market is SFR which represents an approximately $17.0 billion immediately addressable market.

Marketplace
~$95B(1)
TAM in 2021
Management
~$50B(2)
TAM in 2021
$37B
Total Serviceable SFR Market in 2021
$20B
SFR Brokerage Fees(3)
$17B
SFR Property Management Fees(4)

(1) The Iceberg Report, Freddie Mac, John Burns Real Estate Consulting, Company Estimates
(2) IBISWorld
(3) National Association of Realtors, CoreLogic
(4) IBISWorld, U.S. Census Bureau, John Burns Real Estate Consulting
(5) The Iceberg Report, Freddie Mac, John Burns Real Estate Consulting, Company Estimates

Growth

Partially because owning a home has become less affordable, the number of single-family homes used as rental properties has increased significantly since the Great Financial Crisis (“GFC”). The single-family rental industry has been the fastest-growing segment of the housing market, growing 30% in the ten years following the GFC, compared with 15% for multifamily rentals during that same period.

According to the U.S. Census Bureau and John Burns Real Estate Consulting (“JBREC”), there are now approximately 14.8 million SFR rental homes in the U.S., representing approximately 10% of all housing units. After tracking closely with median income for much of the 1980s and 1990s, growth in home sales prices outpaced income growth over the last two decades, especially after the GFC.

____________

(1)      National Bureau of Economic Research and U.S. Census Bureau

In the current market, home price appreciation, increasing mortgage rates and limited for-sale inventory has tempered homeownership levels, as a large share of renters are priced out of the home purchase market. According to JBREC, mortgage payments on entry-level home purchases are up 30% year-over-year across the top SFR markets as of June 30, 2022.

The combination of heavily indebted balance sheets for the median renter heading into the pandemic (including record levels of student loan borrowings) and the higher level of savings now needed for a down payment, suggests there is a large market of renters coming through the pipeline. SFR demand is expected to be buoyed over the next several years from the continued aging of the millennial population. Growth in the 35 to 44 year-old population group, a key renter demographic, is expected to be nearly double the U.S. average for the next five years.

In certain markets, supply of SFR properties is not expected to keep up with this demand. SFR supply growth is more difficult to pinpoint than other property types, due in part to the constant churn between owner-occupied and rented homes. Still, while total single-family starts accelerated in 2020 and 2021 as homebuilders respond to the demand wave of demand for single-family homes, they remain below historic levels on a per-capita basis.

“Build for rent,” where builders construct a dedicated community of single-family homes or communities of homes specifically intended for rental, has emerged in certain locations to increase the supply of SFR properties. However, build for rent developers must compete for projects with other home developers and single-family build-for-rent construction accounts for only 2% to 5% of total housing starts.

Partly due to this supply-demand imbalance, owners of SFR properties have benefitted from healthy rent increases. The Burns Single-Family Rent Tiered IndexTM reflects a 5% year-over-year increase, following a 6% increase the prior year. Many of the top SFR markets (including Renters Warehouse markets Atlanta, Charlotte, Jacksonville, Las Vegas, Phoenix and Tampa) have seen double-digit increases.

Renters Warehouse benefits from rent increases both directly and indirectly. Resident placement fees are based on rent and as rents increase our fees increase. Management fees for our institutional clients are also calculated as a percentage of rent, so management fees increase as well with higher rents. Indirectly, higher rent supports higher property values, driving higher revenue in our Marketplace.

Ownership

The majority of SFR homes are owned by mom-and-pop investors. Approximately 80% of SFR units are owned by individual investors owning fewer than ten properties.

While institutional capital commitments to SFR have been accelerating sharply over the last two years, reaching more than $50.0 billion as of December 2021, institutional investors still own a small percentage of SFR assets. Only approximately 3% of SFR properties are owned by investors with a portfolio of more than 1,000 units.

As the asset class becomes more institutionalized, management believes the need for sophisticated service providers with a national footprint and end-to-end solution will also increase.

Impact of Inflation and Rising Interest Rates

We believe that the direct impact of inflation on our business is largely positive. Rising rents in nominal terms directly lead to higher resident placement fees and, for our institutional business, higher monthly management fees. Rising property values lead directly to higher Marketplace commissions and can be expected to force more residents to rent rather than buy due to affordability issues. Because we do not own assets, we are not exposed to the rising cost of raw materials or components used in renovation, repair and maintenance; in fact, higher costs in these areas lead to increased revenue since we are typically compensated on a cost-plus basis.

Increases in the thirty (30-) year mortgage rate such as seen in the first half of 2022 may decrease the competitiveness of owner-occupants bidding against investors for single-family homes. Certain of our institutional clients, whose financing may not be tied to this benchmark, see this as an opportunity to increase their buying activity. Even individual investors who may use traditional mortgage financing are likely to expect that higher interest rates will translate into higher rent and bid accordingly. To the extent that owner-occupant buyers are a smaller share of purchases, we expect valuations will shift toward yield-based metrics rather than broker estimates more associated with owner-occupant buyers.

Marketplace Services

Much like buyers or sellers of owner-occupied homes, investors in SFR almost always utilize the services of a licensed real estate broker. In fact, SFR transactions are commonly handled by generalist realtors who often lack specific expertise in real estate investing.

An agent acting on behalf of the buyer or seller in an SFR transaction is typically compensated with half of the seller-paid transaction commission, as with owner-occupied real estate.

Companies like Renters Warehouse who specialize in investment real estate transactions supplement traditional real estate information like square footage, age of property and school district, with information critical for investment decisions. Specialized tools for investors include rental revenue and operating expense estimator tools as well as yield calculators.

Management Services

Investors hire property managers to manage their rental properties for a variety of reasons, from wanting a local professional to handle a property to a desire to take a more hands-off approach with their properties. Common responsibilities typically held by property managers are leasing, including property marketing, resident placement and lease processing; property management, including inspections, repair and maintenance management and resident management; and property accounting, including rent collection, payment processing and rental tax payment and processing.

Property managers are typically paid via transaction and management fees. For placing residents, managers are typically paid a fee based on the rent and duration of the lease. For ongoing property management, managers are most often paid by a fixed monthly fee, although some arrangements call for payment as a percentage of monthly rent.

Operations

Renters Warehouse uses standard agreements that are utilized nationwide for establishing relationships with contractors, maintenance vendors, property owners, real estate agents and consultants, and the process for vetting and onboarding each relationship is established and documented. Contractors and maintenance vendors are identified based on need and volume in local markets. Before any maintenance or contractor agreement is signed, our vendor management team performs a review of the vendor which includes (1) evidence of licensure, (2) evidence of suitable insurance with the prescribed limits and Renters Warehouse listed as an additional insured, (3) confirmation of business entity registration and qualification to do business in the state(s) of operation, (4) a vendor questionnaire and interview, and (5) a general internet search regarding the principal and business name. Upon completion of this review, the maintenance or contractor agreement is executed and the vendor is onboarded to Renters Warehouse’s property management software. The data and details surrounding licensure, insurance and states of operation, as well as the executed agreement, is recorded and an annual review is conducted, based either on onboarding date or the date of licensure or insurance expiration, whichever date is earliest. Exception reporting is automated to deliver any outliers or non-compliance notifications to the vendor management team on a regular basis.

Renters Warehouse’s real estate agents are all actively licensed and experienced real estate salespersons or brokers in the state in which they are located. An agent is first interviewed and, if the decision is made to move forward, the agent’s licensure is verified and a background check is performed. Upon completion, the agent will enter into an advisor service agreement, which outlines the agent’s independent contractor relationship with Renters Warehouse, and lists out the services performed by the real estate agents and their commissions. All agents are required to associate their state real estate license with Renters Warehouse and all real estate activity is run through Renters Warehouse and overseen by the state broker.

For property owners looking to engage Renters Warehouse, by and through its licensed state subsidiaries, to place residents and/or manage the owners’ rental property, the relationship begins with a free rental price analysis by a licensed and contracted agent, as described above. The agent describes Renters Warehouse’s services, platform and approach to full-service property management and investment services and, if the decision is made to move forward, a tenant placement and/or property management agreement (“PMA”) will be entered into. The PMA establishes the services Renters Warehouse provides and the monthly management fee, among other charges for inspections, tenant placement, utility connection, and related charges. Once the PMA has been executed, the agent lists and markets the property for rent, presents applicants for property owner approval, negotiates the lease agreement, schedules and completes the move-in inspection and collects the first month’s rent, prorated rent (if applicable), security deposit and any other required fees. Each lease agreement includes state riders to comply with local requirements and legislation. On or prior to a tenant’s move-in date, the agent will submit all documentation through our propriety property management platform for review, approval and documentation in the system. From that point forward, the residents and the property owner are managed by Renters Warehouse’s “Center of Excellence” call center and centralized services model, utilizing resident- and owner-facing online portals for customer services, maintenance request, ledgers, rent payments and more.

Material Contracts

During the year ended December 31, 2021, Pagaya accounted for approximately 11.9% of our operating revenue. During the six month period ended June 30, 2022, Pagaya and Man accounted for approximately 20.1% and 10.3% of our operating revenue. Despite an increase in institutional managed properties during the six months ended June 30, 2022, we expect to rely on these material customers in 2023 and beyond although our dependence on these accounts is anticipated to decrease.

Pagaya

Renters Warehouse, through its wholly-owned subsidiary RW OPCO, LLC has entered into property management agreements, real estate sourcing and transaction services agreements and referral agreements with entities affiliated with Pagaya Investments US LLC (collectively “Pagaya”). The specific agreements and their stated termination dates are identified below. Renters Warehouse provides, among other things, the following services pursuant to the management agreements: leasing, inspecting, operating, maintaining and repairing the properties; interfacing with tenants; collecting, accounting for, and disbursing rent and other funds; and keeping Pagaya informed of matters known to Renters Warehouse which materially affect the properties. Each agreement can be extended by mutual agreement, Pagaya may terminate each agreement for no reason with thirty (30) days prior written notice, and Renters Warehouse may do so with ninety (90) day notice. If Renters Warehouse terminates upon notice, it is not effective until the Pagaya entity executes a management agreement with a replacement manager within ninety (90) days of notice. Renters Warehouse may terminate a property management agreement with cause if (i) there is a material breach and Renters Warehouse gives written notice and provides a thirty (30) day cure period; (ii) Pagaya commits fraud or acts in bad faith under the agreement; (iii) Pagaya enters into bankruptcy or insolvency not stayed within sixty (60) days; or (iv) Pagaya dissolves. Renters Warehouse is entitled to receive a monthly management fee of seven percent (7%) of the monthly gross collections, a leasing fee that varies depending on length of the lease, and other ancillary property, utility, construction, legal, and late fees. Pagaya may assign an agreement with written notice, and Renters Warehouse can assign to an affiliated property management company with prior written notice. One property management agreement has been assigned from Pagaya to a lender, pursuant to which Renters Warehouse has subordinated its interest under the underlying property management agreement until Pagaya has paid its debts to the lender.

Renters Warehouse has entered into two (2) real estate sourcing and transaction services agreements with Pagaya entities. Renters Warehouse provides real property sourcing, acquisition and related services pursuant to these agreements. Each agreement contains the same termination provision for cause rights identified above, and Renters Warehouse may terminate for any reason with sixty (60) days prior notice. Each agreement also contains a non-solicitation agreement where, during and for two (2) years after the agreement, Renters Warehouse may not solicit Pagaya employees, and may only attempt to hire them through general public advertisements or the employees’ unsolicited inquiries. Pagaya may assign the real estate sourcing and transaction services agreements without prior notice, and Renters Warehouse may do so with prior written notice. Renters Warehouse is paid a commission payable by the applicable seller with respect to each property acquired pursuant to the agreement. The percentage or amount of each commission varies across acquisitions. There is no cross-default language among the various agreements or across entities.

Man Global

Renters Warehouse has entered into multiple property management and leasing agreements with Man Global Private Markets (USA) Inc. (“Man”), each in regard to different properties. The term of each agreement is for one year, and may be extended by a mutual written agreement. Either party may terminate an agreement for no reason with written notice, such termination being effective thirty (30) days after the notice. Man can terminate upon a substantial casualty or condemnation at a property by delivering to Renters Warehouse written notice, being effective five (5) days after the notice. In the event of a sale of a property, Man can terminate by delivering written notice, being effective fifteen (15) days after notice. Either party can terminate for the other’s default in the agreement with written notice, being effective immediately. Termination with respect to one property does not impact the other properties. There is no cross-default or cross-termination language among the various agreements or across entities. Each agreement requires payment of a monthly management fee equal to $89.00 per residential unit, as may be prorated, and any other fees earned for that month. Each agreement may have its covered properties expanded or reduced. Renters Warehouse is required to protect, at the same standard it uses for its own confidential information, or a reasonable standard of care, all confidential information provided by Man throughout the term and for one year after the termination of an agreement. Prior written consent is required for Renters Warehouse to assign an agreement. Man does not need consent provided it is to an affiliated entity or to a purchaser in a sale of interest, and shall require a prior written consent for all other assignments.

Salesforce

Renters Warehouse has entered into a Main Services Agreement, dated as of April 4, 2022 with Salesforce, Inc. (“Salesforce”). This agreement allows Renters Warehouse to use and receive the products and services that Renters Warehouse orders through order forms with Salesforce, including use of the Salesforce site and data and content subscriptions. By posting on Salesforce, Renters Warehouse grants a license and assigns to Salesforce an irrevocable, perpetual right and permission to use, store, modify and publish, among others, the content Renters Warehouse posts. Renters Warehouse is responsible for paying the fees specified in the specific order forms as ordered, either annually or as further specified in the specific order form. Each party retains all ownership rights in and to its confidential information, and will protect the other party’s confidential information to the same degree it protects its own, but not less than reasonable care. Renters Warehouse has no intellectual property rights to the content it accesses through Salesforce’s site. The agreement continues until all subscriptions thereunder have expired or have been terminated. Unless either party gives the other written notice at least thirty (30) days before the end of the relevant subscription term, the subscription automatically renews for additional one-year terms. Either party may also terminate early for cause upon (i) thirty (30) days written notice to the other party of a material breach, provided the breach remains uncured at the expiration of such period; or (ii) the other party becoming the subject of a proceeding relating to bankruptcy, insolvency, receivership, liquidation or assignment for the benefit of creditors. Neither party may assign any of its rights or obligations under the agreement without the other’s prior written consent, except to its affiliate or in connection with a merger, acquisition, corporate reorganization or sale of all or substantially all of its assets. However, in the event a change of control goes to a direct competitor of the other party, the other party may terminate the agreement upon written notice.

Facilities and Locations

We lease our 14,589 square foot corporate headquarters in Minnetonka, Minnesota and lease other facilities throughout the United States where we conduct business. Our facilities are utilized for operations in our two reportable segments and primarily consist of multitenant office spaces. As of June 30, 2022, we lease 16 facilities. We believe that our existing facilities are sufficient for our current needs.

Human Capital Resources

We currently employ 145 regular, full-time employees. The roles range from executive leadership to property management to administrative corporate support positions. In several areas of operations and corporate support, we also utilize outsourcing partners. In total, we employ 37 such persons through outsourcing arrangements in the Philippines and 15 in South America. Such persons generally provide call service functions for the Company’s customers.

The average tenure of our employees is approximately 3.5 years (ranging from new hire to 12.9 years) and the average age is approximately 40.9. There is a relatively even split between genders with 52.8% (73) female employees and 47.2% (65) male employees. Many employees choose not to self-identify race and with so many working remote, we have not fully compiled that data.

We also have 107 independent contractors working as real estate agents, both handling the initial leads for investors who represent prospective customers for Renters Warehouse and also conducting showings for potential tenants.

Company Culture and Values

We focus on ensuring our associates are fairly compensated and that we provide a diverse, equitable and inclusive culture.

Government Regulations

Our business and properties are subject to state and federal laws that apply to businesses generally, including laws and regulations related to labor relations, taxes, employment, franchise regulations, worker safety and privacy laws. We believe that we are in material compliance with such covenants, laws, ordinances and rules and we also require that our residents agree to comply with such covenants, laws, ordinances and rules in their leases with us.

In addition to these general laws and regulations, as a real estate brokerage, our operations are subject to various laws and rules, including:

•        regulations under the Real Estate Settlement Procedures Act;

•        regulations related to short and long term rental agreements;

•        governmental permitting and inspection requirements;

•        brokerage and broker licensing requirements; and

•        state and local landlord and tenant laws.

We believe we have all material licenses and permits needed to conduct operations and that we are in material compliance with all applicable regulatory requirements. We could, however, incur significant liabilities if we fail to comply with such requirements.

Municipal Regulations and Homeowners’ Associations

Our properties are subject to various municipal regulations and orders and county and city ordinances, including without limitation, use, operation and maintenance of our properties. Certain of our properties are subject to the rules of the various HOAs where such properties are located. HOA rules and regulations are commonly referred to as “covenants, conditions and restrictions,” and typically consist of various restrictions or guidelines regarding use and maintenance of the property, including, among others, noise restrictions or guidelines as to how many cars may be parked on the property.

Broker Licensure

We own internal brokerages to serve each state in which we operate and primarily utilize in-market leasing experience specialists to drive a better end-to-end resident experience that achieves our occupancy, revenue and retention goals while facilitating enjoyment of our worry-free leasing lifestyle. Our internal brokerages are subject to numerous federal, state and local laws and regulations that govern the licensure of real estate brokers and affiliate brokers and set forth standards for, and prohibitions on, the conduct of real estate brokers. Such standards and prohibitions include, among others, those relating to fiduciary and agency duties, administration of trust funds, collection of commissions and advertising and consumer disclosures, as well as compliance with federal, state and local laws and programs for providing housing to low-income families. Under applicable state law, we generally have a duty to supervise and are responsible for the conduct of our internal brokerages.

Laws and Regulations Regarding Privacy and Data Protection

We are subject to a variety of laws and regulations that involve matters such as privacy, data protection, content, consumer protection and other matters. As a real estate brokerage, we receive, store and process personal information and other employee, consumer and tenant information. There are numerous federal and state laws, as well as regulations and industry guidelines, regarding privacy and the storing, use, processing and disclosure and protection of personal information, which are subject to differing interpretations. For example, the California Consumer Privacy Act and the Nevada Privacy Law, which took effect in January 2020, establish certain transparency rules and create new data privacy rights for users, including more ability to control how their data is shared with third parties. See “Risk Factors.” Our business is subject to laws and regulations regarding privacy, data protection, consumer protection and other matters. Many of these laws and regulations are subject to change and uncertain interpretation and could result in claims, changes to our business practices, monetary penalties, or other harm to our business and results of operations, including increased compliance costs.

Fair Housing Act

We are also subject to governmental laws, regulations and covenants that are applicable to our properties or that may be passed in the future, including the Fair Housing Act (“FHA”), affordability covenants, permits, licensing and zoning requirements, all of which may adversely affect our ability to manage customer properties and could adversely affect our growth strategy.

The FHA and its state law counterparts and the regulations promulgated by the United States Department of Housing and Urban Development and various state agencies, prohibit discrimination in housing on a variety of bases, including but not limited to prohibiting discrimination on the basis of race or color, national origin, religion, sex, familial status (including children under the age of 18 living with parents or legal custodians, pregnant women and people in the process of adopting a child or securing custody of children under the age of 18), disability or, in some states, financial capability. We train our associates on a regular basis regarding such laws and regulations and we believe that our properties and practices are in compliance with the FHA and other such regulations.

Tenant Relief Laws

We are also subject to tenant relief laws, including laws regulating evictions, rent control laws and other regulations that limit our customer’s ability to increase rental rates all of which may negatively impact our property management income and profitability. Further, continued federal, state and local implementation and use of moratoriums on residential evictions could also negatively impact property management income and profitability.

Competition

We face competition from different sources in each of our two primary segments: Marketplace and Management. We believe our primary competitors in the Marketplace segment are traditional real estate brokers, real estate auction platforms and online and mobile software application providers in the residential real estate industry, including, but not limited to, Redfin, Compass, RE/Max, and Realtor.com, as well as agent marketing platforms. In the Management segment, our primary competitors are typically smaller, local independent property management businesses. In addition, owners of SFR properties may decide to manage their SFR property without the use of a professional property management company or by utilizing an in-house or captive servicer. Real estate portfolio management software solutions and real estate lease management and administration software solutions may also provide management alternatives. Each of these sources of competition increases the cost of acquiring customers and/or reduces the price we may charge for our services. However, we believe that our marketplace and management platforms, our management infrastructure and market knowledge in our markets provide us with competitive advantages. Further, we have benefited from increases in long-term demand due to factors including renters’ decisions to leave city centers and apartments for suburban, detached single-family homes. As a result of the COVID-19 pandemic, the work-from-home proliferation has driven further demand as employees may feel less need to live near city centers and may also desire larger living spaces to accommodate working from home.

In addition, as markets for information, analytics and online marketplaces develop, additional competitors (including companies which could have greater financial resources and greater access to data, financial, product development, technical, analytic or marketing resources than we do) may enter a market and competition may intensify. A company like Redfin, which already had or has a presence in the residential real estate industry, could use their resources to expand in the single-family rental industry creating greater competition among internet listing services for the marketing budgets of property managers and property owners. While we believe that we have successfully differentiated ourselves from existing competitors, current or future competitors could materially harm our business. We may also enter markets where incumbent players have greater name recognition and resources, creating challenges as we work to expand.

Legal Proceedings

We are from time to time subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties and could result in damages, fines, penalties, non-monetary sanctions, or relief. We recognize provisions for claims or pending litigation when we determine that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertain nature of litigation, the ultimate outcome or actual cost of settlement may materially vary from estimates. Currently, although we are parties to a number of legal proceedings, individually and collectively we do not believe that these proceedings are material to our operations. The Company, however, is a named defendant in an action venued in the Eleventh Judicial Circuit Court for the State of Missouri. This action, titled a “Petition for Damages and Declaratory Relief” (“Petition”), Court File No. 2211-CC00190 was commenced on February 8, 2022 by Worth Clark, Inc, against RW OPCO, LLC, Renters Warehouse Missouri, LLC, Renters Warehouse Colorado, LLC, Renters Warehouse Illinois, LLC, Renters Warehouse Kansas, LLC (collectively, “Defendant”), among others. The Petition alleges that Defendant is liable to Worth Clark for fraudulent inducement to contract with respect to a subordinated promissory note in the original principal amount of $816,000, breach of the covenant of good faith and fair dealing related to the promissory note, and breach of a referral agreement between the parties, and seeks declaratory relief. Plaintiff seeks “in excess of $100,000” on its breach of contract claim, and seeks a declaration of the amount of the subordinated note, but does not allege the amount it seeks. Defendant denies all allegations.

Renters Warehouse is aware that it has been named as a defendant in a putative class action suit venued in the Fourth Judicial District Court in the State of Minnesota. The action is entitled Nick Hansen and Meghan Arquette v. Renters Warehouse, LLC, Hennepin County District Court, State of Minnesota. The action alleges that Renters Warehouse improperly withheld security deposits of renters of properties it managed for owners of single family residences in the state of Minnesota during the past six (6) years. The amount in issue is not stated but the complaint states that damages exceed $50,000 and the claim asserts damages for interest, costs and attorneys’ fees. Renters Warehouse believes that the lawsuit lacks a proper legal basis and that class action status is improper. Renters Warehouse intends to vigorously defend the matter.

RENTERS WAREHOUSE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of Renters Warehouse’s financial condition and results of operations should be read in conjunction with the audited annual and unaudited interim consolidated financial statements and related notes appearing elsewhere in this proxy statement. Some of the information contained in this discussion and analysis, including information with respect to our plans and strategy for our business and our expectations with respect to liquidity and capital resources, includes forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks and uncertainties described in “Risk Factors” in this proxy statement. Actual results could differ materially from the results described in or implied by these forward-looking statements. See “Cautionary Statements Regarding Forward-Looking Statements.” In this section “we,” “us,” “our” and “Renters Warehouse” refer to RW National Holdings, LLC and its consolidated subsidiaries.

Overview

Renters Warehouse is a SFR services company serving a diverse base of individual and institutional investors through an end-to-end technology platform. SFRs are single-family homes operated as rental units. With a focus on the services segment of the SFR industry, we operate an asset-light model and do not own SFR real estate. Instead, our platform provides SFR marketplace and management services to both individual and institutional investors. Our institutional clients include SFR REITs as well as other financial investors. Often, our institutional clients use our end-to-end platform to acquire, renovate, lease and then manage properties for them. We and our franchisees provide our services across 42 locations in 19 states. In all of our locations, we are licensed as a real estate broker, allowing us to participate in the Multiple Listing Service.

We are committed to democratizing SFR ownership by demystifying the end-to-end process of purchasing, owning and managing SFR real estate and bringing the experience closer to the experience of managing other types of investments. Our technology platform facilitates our end-to-end offering, which includes buying, owning, renovating, managing and selling SFR. Our end-to-end solution provides a network effect, as buyers in our Marketplace segment often become owners in our Management segment and owners are able to sell their SFR properties through the Marketplace segment.

Our services cover the entire lifecycle of an SFR investment. In our Marketplace segment, we assist investors with the purchase or sale of SFR investment properties. In our Management segment, we advise and coordinate with investors to renovate and ready their properties for rent, place qualified residents in those properties and address other day-to-day SFR management activities. We generate revenue from property management services, resident placement services, commission activities and franchise activities.

COVID-19

Renters Warehouse has maintained continuity in operations throughout the COVID-19 pandemic and related government mitigation. The overall impact of the COVID-19 pandemic did not create significant disruption to our business model during the years ended December 31, 2021 and 2020 and the six months ended June 30, 2022. During the COVID-19 pandemic, the demand for our real estate property management and marketplace services slowed. As the situation continues to evolve, we are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business. We believe there could be impacts to our financial performance in the future. These impacts could include lost productivity due to social distancing, challenges to our repair and maintenance offerings and other ancillary services as well as the health and availability of our personnel, management or repair contractors. In addition, potential delays or disruptions in all aspects of our business could be mandated or requested by governmental authorities or others or result from supply chain dysfunction, all of which could result in lower revenue or higher costs or reduced expansion of our office locations. Additionally, a slow-down in economic activity as a result of the COVID-19 pandemic could have adverse effects across the single-family residential rental market. To the extent that future business activities are adversely affected by the COVID-19 pandemic, we intend to take appropriate actions designed to mitigate these impacts. Given the uncertainty regarding the magnitude and duration of COVID-19 pandemic’s effects, we are unable to predict with specificity or quantify any potential future impact on our business, financial condition and/or results of operations.

During 2021, Renters Warehouse recognized payroll subsidies (employee retention credits under the CARES Act) totaling $2.1 million in other income on the consolidated statement of operations. During the six months ended June 30, 2021, Renters Warehouse recognized payroll subsidies totaling $2.1 million in other income on the unaudited condensed consolidated statement of operations.

Climate Change

Climate change continues to attract considerable public, political, regulatory and scientific attention. Experiencing or addressing the various physical and regulatory risks of climate change may affect our financial condition or results of operations. Government authorities and various interest groups are promoting laws and regulations relating to climate change. Environmentally hazardous conditions of properties could potentially adversely affect us. As the climate changes, and with a portfolio located in a variety of United States markets that include coastal areas, we recognize the increased potential for acute or severe weather events and other climate-related adverse impacts to our business operations. Our management and the Board of Directors are focused on managing our business risks, including climate change-related risks. The process to identify, manage, and integrate climate-change risk is part of our enterprise risk management program. For more information on risks related to climate change, see the section entitled “Risk Factors — Risks Related to Environmental, Social, and Governance Issues” in this proxy statement.

Key Factors Affecting Our Performance

Our results of operations and financial condition are affected by numerous factors, many of which are beyond our control. See the section entitled “Risk Factors” for more information regarding factors that could materially adversely affect our results of operations and financial condition. We believe that the below factors have been important to our business and we expect them to impact our results of operations and financial condition in future periods.

•        Increase investment in customer acquisition.    Our future growth depends in part on us continuing to acquire new customers. Growth in our individual investor segment is driven by expenditures for customer acquisition. We believe that our marketing efforts will attract both existing and new SFR customers, led by digital customer acquisition but also including broadcast, print and direct mail. We intend to dedicate capital following the closing of the Business Combination to support our customer acquisition effort. We believe that the marketing efforts will increase our selling, general and administrative expenses in the short term but we anticipate a long-term increase in both revenue and profit both for our Marketplace segment and Management segment.

•        Expand into new domestic markets.    Geographically, we currently operate 42 company-owned or franchise locations in 19 states and the District of Columbia. A common request from our institutional clients is to support their growth by entering additional geographic markets. Coordinating with institutional clients can help provide a reliable path to profitability for new “greenfield” markets. When entering a market where an institutional client is committed to marketplace purchases and management properties, we typically can open a new market in sixty (60) days or less, and typically can project to become profitable as quickly as the first month of operation. We expect to enter additional geographic markets over the next several years, likely utilizing a combination of greenfield and acquisitions to drive this geographic expansion. We expect this expansion into new geographical markets to increase our cost of revenue as well as our selling, general and administrative expenses in both the short and long term. We also anticipate increased revenues through additional individual customer acquisition in the new markets.

•        Grow through acquisitions.    Our growth opportunities include the acquisition of local “mom and pop” property managers, the potential acquisition of our remaining franchises, and building out our capabilities and offerings through acquisition and technology improvements to our offerings. We believe that the SFR services landscape is well-suited for a growth-through-acquisition strategy and that businesses can be acquired for what we consider reasonable valuations. Targets tend to operate exclusively in the management business, with no marketplace capability or activity. Moreover, these small local businesses also typically exclusively service individual investors and lack the capability or relationships to develop institutional business. By introducing marketplace business and institutional customers to an acquired operation, we believe we can materially grow the revenue of acquired businesses. The acquisition of our remaining franchises represents a similar opportunity. We also expect to generate organic growth from accretive expansion available in new products and services. Beyond this acquisition of property Management segment, we see additional opportunities for mergers and acquisitions, including servicing “do it yourself” landlords with a lower cost/lower service offering, building out the capabilities of our programmatic acquisitions program with additional features and data. We believe that our growth strategy will increase our revenue in the long term and increase our selling, general and administrative expenses but decrease costs as a percentage of revenue by way of maximizing efficiencies of the acquired operations.

Key Performance Metrics

In addition to the measures presented in our consolidated financial statements, we use the following key metric to evaluate our business.

Marketplace transactions

Investors in SFR almost always utilize the services of a licensed real estate broker. An agent acting on behalf of the buyer or seller in an SFR transaction is typically compensated with half of the seller-paid transaction commission, as with owner-occupied real estate. We define marketplace transactions as the number of Renters Warehouse assisted buy/sell transactions where Renters Warehouse acts as agent for the transaction during the period. We measure and track marketplace transactions for forecasting and budgeting purposes as well as to evaluate our business. This metric is useful to our investors as one indicator of our growth. Marketplace transactions are disclosed by customer type: retail and institutional. The fee structure is the same for both types.

	Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020
Retail	188	201	434	373
Institutional	243	183	379	188
Total	431	384	813	561

Total marketplace transactions increased by approximately 12.2% for the six months ended June 30, 2022, as compared to the six months ended June 30, 2021, primarily due to an increase in institutional client purchases coupled with a decrease in retail client purchases due to overall market conditions including higher interest rates impacting retail customers. Management believes that the decline in retail Marketplace transactions has resulted from some potential sellers concluding that current market conditions are not conducive to selling their SFR properties, due to factors including higher interest rates and the perception of a cooling residential real estate market. We also expect that an increase in interest rates correlates with an increase in management segment revenue due to an expected increase in retail customer retention.

Further, during the second quarter of 2022, Renters Warehouse began to observe an increased level of caution among its institutional clients with respect to SFR asset purchases due to widely reported changes in residential real estate market conditions. While Renters Warehouse has continued to onboard new institutional clients, these clients have not begun to acquire SFR assets, instead waiting to evaluate market conditions including home prices and borrowing costs. Management believes that once these institutional clients seek to make purchases through the Marketplace, they will face reduced competition from individual buyers seeking to purchase homes to occupy them, as higher interest rates than prevailed earlier in 2022 will typically make it more difficult for the individual buyers to qualify for mortgages.

Total marketplace transactions increased by approximately 44.9% for the year ended December 31, 2021, as compared to December 31, 2020, primarily due to a new client added in April 2021, which resulted in an increase in institutional client purchases.

Property counts

We define property counts as the number of corporate properties that Renters Warehouse manages at the end of a period. This metric is useful to our investors as an indicator of the overall economic environment and directly impacts our revenue. Property counts are market driven and depend on the overall housing market and economic conditions. We measure and track property counts for forecasting purposes and to track trends. Property counts are disclosed by customer type: retail and institutional.

	Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020
Retail	5,501	6,303	5,730	6,883
Institutional	1,968	2,041	1,421	2,313
Total	7,469	8,344	7,151	9,196
	Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020
Properties, beginning of period	7,151	9,196	9,196	11,166
Additions	1,189	614	1,379	1,570
Churn	(871)	(1,466)	(3,424)	(3,540)
Properties, end of period	7,469	8,344	7,151	9,196

Total property counts decreased by 10.5% for the six months ended June 30, 2022 compared to the first six months ended June 30, 2021. Total property counts decreased by 22.2% for the year ended December 31, 2021 as compared to December 31, 2020. The reduction in the number of homes was principally because three larger institutional clients sold their portfolios of homes. Our institutional clients typically have larger portfolios of homes that we manage, and when they sell their portfolios, this typically has a large impact on our overall churn. On the retail portion of our business, the reduction in homes managed during the calendar years 2020 and 2021 was principally due to owners selling their rental homes. Many of these customers were “mom and pop” type investment property owners that likely took advantage of a strong real estate market and decided to realize profits earned on their investment properties. For the first six months of 2022, Renters Warehouse has seen a net positive increase in homes managed, principally due to an increase in institutional managed homes. Marketing and customer acquisition spend historically correlates with property additions. If there is an insufficient marketing and customer acquisition spend, there is historically not enough property additions to offset the property churn due to property sales.

Components of Results of Operations

Revenue

We generate revenues primarily from management services, marketplace and franchise activities. We have two reportable segments that are also considered our operating segments: Management and Marketplace. The Management segment primarily generates revenue in the form of providing services related to the leasing and managing of SFR properties including the identification of potential renters, the billing and collection of rent, and the coordination of repair and maintenance activities. The Marketplace segment primarily generates commission revenue from entering into Real Estate Sourcing and Transaction Services Agreements with customers to provide real property sourcing and acquisition services and renovation revenues from providing construction management services.

•        Management:    We generate revenue from helping a property owner to find a suitable resident. The consideration under each of these contracts varies based on the length and negotiated rate of the lease secured but in all cases is known at the time the lease agreement is executed. Resident placement fees are recognized at a point in time when Renters Warehouse has provided the property owner with a suitable resident and a lease agreement has been executed. We provide property management services on a contractual basis for owners of and investors in SFR properties, townhomes and small multifamily properties. The consideration under each of these contracts include (i) a fixed price per month agreed upon by both parties at the inception of the arrangement, or (ii) a variable fee contractually defined as to the percentage of rent based on fees collected. The variability in the fee amounts which are based on a percentage of rent is resolved on a monthly basis when the rents are collected. Management fees revenue is recognized at the end of each period for the fees associated with the services performed. In connection with the property management and resident placement activities, we may provide related ancillary services. Each of these services generally represents a separate performance obligation, contains a negotiated price at contract inception, and is recognized at a point in time when the service is complete, and the customer obtains control of each service provided.

•        Marketplace:    Renters Warehouse acquires properties for their clients. We also list investment properties for sale on the Multiple Listing Service or off-market private listing to the real estate industry and related professionals. We receive compensation in the form of a commission earned based on a fixed percentage of total sales price, determined at contract inception. Commissions are recognized when the purchase or sale of the SFR property is completed.

•        Franchise:    Renters Warehouse’s performance obligation is to provide rights of the franchise to the franchisees. Renewal and franchise transfer activities do not represent a separate performance obligation because such activities are not separable from and are highly interrelated with the franchise rights. In addition, national advertising and marketing activities do not represent a separate performance obligation because such activities are part of the overall obligation to enhance the franchise brand and are not separable from the franchise rights. Renters Warehouse may also provide advertising and technology services specific to certain franchisees, which are deemed to be separate performance obligations. Additionally, because there is one performance obligation related to providing rights to the franchise agreement and Renters Warehouse is the principal in this group of services, revenues not specific to individual franchisees are reported on a gross basis. Franchising revenues from ongoing royalty fees and national marketing/advertising fees are based on a percentage of each franchisees’ monthly revenues and are recognized at the end of each month, and a liability is simultaneously accrued for the amounts required to be spent on qualifying advertising activities.

Cost of revenue

Cost of revenue primarily includes salaries and benefits and commission expenses. Commission expenses includes commission for resident placement, investor sales and programmatic acquisitions.

Operating expenses

Selling and general:    Selling and general expenses primarily includes software and technology related expenses, consulting fees, marketing, advertising, accounting, legal and office rent. We expect selling and general expenses to decrease as a percentage of revenue in the long term.

Administrative:    Administrative expenses primarily includes salaries and benefits related to administrative functions. As a result of becoming a public company, we expect to incur additional expenses for, among other things, additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Depreciation and amortization:    Depreciation and amortization relates to depreciation expense related to property and equipment and amortization of intangible assets.

Other:    Other expenses primarily includes legal settlements, relocation costs, other legal fees, board of directors fees, insurance, transaction related expenses and payment processing fees.

Other income (expense), net

Gain/(loss) from remeasurement of derivative liability:    Gain/(loss) from remeasurement of derivative liability consists of changes in the fair value of the derivative instrument.

Interest expense:    Interest expense consists of interest on our amortization of debt financing arrangements and debt issuance costs.

Other income:    Other income primarily consists of an employee retention credit received under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which is a refundable tax credit against certain employment taxes for eligible employers and debt forgiveness related to a Paycheck Protection Program (“PPP”) loan.

Results of Operations

We operate as two operating segments — the Management and Marketplace, which reflect the way our chief operating decision maker reviews and assesses the performance of our business. Expenses are not reported as part of the reporting segments as reviewed by the chief operating decision maker. The results of operations presented below should be reviewed in conjunction with the audited annual consolidated financial statements and the unaudited condensed consolidated financial statements and notes included elsewhere in this proxy statement. The period-to-period comparisons below of financial results are not necessarily indicative of future results.

Comparison of the six months ended June 30, 2022 and June 30, 2021

(in thousands)	Six Months Ended June 30,		$ Change	% Change
	2022	2021
	(unaudited)
Revenues
Management	$10,243	$10,667	$(424)	(4.0)%
Marketplace	3,686	2,788	898	32.2%
Franchise	605	658	(53)	(8.1)%
Total revenues	14,534	14,113	421	3.0%
Cost of revenue	7,695	7,341	354	4.8%
Gross profit	6,839	6,772	67	1.0%
Operating expenses
Selling and general	3,923	3,771	152	4.0%
Administrative	2,697	2,635	62	2.4%
Depreciation and amortization	881	896	(15)	(1.7)%
Other	2,435	1,383	1,052	76.1%
Total operating expenses	9,936	8,685	1,251	14.4%
Operating loss	(3,097)	(1,913)	(1,184)	61.9%
Other income (expense), net
Loss from remeasurement of derivative liability	(165)	—	(165)	—%
Interest expense	(981)	(1,051)	70	(6.7)%
Other income	6	4,674	(4,668)	(99.9)%
Total other income (expense), net	(1,140)	3,623	(4,763)	(131.5)%
Net income (loss)	$(4,237)	$1,710	$(5,947)	(347.8)%

Revenue

Total revenue increased by $0.4 million, or 3.0%, for the six months ended June 30, 2022, as compared to June 30, 2021, primarily due to Marketplace segment revenue.

Management

Management segment revenue decreased by $0.4 million, or 4.0%, during the six months ended June 30, 2022, as compared to June 30, 2021. Revenue decreased primarily due to a decrease of $0.7 million of management fee income due to a reduction in overall managed property counts due to insufficient levels of marketing and customer acquisition spend, which has resulted in the churn of our existing properties under management to exceed the number of newly added properties acquired through customer acquisition spend as well as overall market conditions including higher interest rates impacting retail customers, slightly offset by an increase of $0.3 million in resident placement fees revenue due to an increase in the average placement fees.

Marketplace

Marketplace segment revenue increased by $0.9 million, or 32.2%, during the six months ended June 30, 2022, as compared to June 30, 2021. This increase was primarily due to an increase of $0.5 million related to institutional clients SFR purchases as a result of programmatic acquisitions offering introduced in April 2021, and an increase of $0.3 million in renovation revenue, which is a service offering introduced in May 2021 for institutional clients. Programmatic acquisition offering consists of acquisition and renovation services for institutional clients.

Franchise

Franchise revenue decreased by $0.1 million, or 8.1%, during the six months ended June 30, 2022, as compared to June 30, 2021. This decrease was due to lower levels of franchising activity as a result of a decrease in franchise properties under management.

Cost of revenue

Total cost of revenue increased by $0.4 million, or 4.8%, for the six months ended June 30, 2022, as compared to June 30, 2021, primarily due to an increase of $0.2 million in retail investor sales commissions and a $0.1 million increase in programmatic acquisitions commissions.

Management segment cost of revenue increased by $0.1 million, or 1.7%, from $6.1 million to $6.3 million for the six months ended June 30, 2022, as compared to June 30, 2021, primarily due to an increase in local investor sales commissions due to an increase in the average placement fees.

Marketplace segment cost of revenue increased by $0.2 million, or 20.8%, from $1.2 million to $1.4 million for the six months ended June 30, 2022, as compared to June 30, 2021, primarily due to an increase in commissions paid related to programmatic acquisitions.

Gross profit

Gross profit increased by $0.1 million, or 1.0%, for the six months ended June 30, 2022 as compared to June 30, 2021, primarily due to an increase in Marketplace segment gross profit.

Management segment gross profit decreased by $0.6 million, or 11.2%, from $5.2 million for the six months ended June 30, 2021 to $4.6 million for the six months ended June 30, 2022. Management gross profit divided by revenue was 42.4% for the six months ended June 30, 2022, as compared to 45.7% for the six months ended June 30, 2021. Gross profit divided by revenue decreased due to a decrease in revenue without a corresponding decrease in the rising direct costs.

Marketplace segment gross profit increased by $0.6 million, or 40.8%, from $1.6 million for the six months ended June 30, 2021 to $2.2 million for the six months ended June 30, 2022, due to the programmatic acquisitions business introduced in April 2021. Marketplace segment gross profit as a percentage of revenue was 60.8% for the six months ended June 30, 2022, as compared to 57.1% for the six months ended June 30, 2021. Gross profit as a percentage of revenue increased due to an increase in programmatic acquisitions due to a new client acquired in April 2021 which resulted in improved profitability in Q2 2022.

Operating expense and other income (expenses)

Selling and general

Selling and general expenses increased by $0.2 million, or 4.0%, for the six months ended June 30, 2022, as compared to the six months ended June 30, 2021, primarily due to an increase of $0.3 million in consulting fees related to optimizing programmatic acquisitions, partially offset by a decrease of $0.1 million in rent expense.

Administrative

Administrative expenses increased by $0.1 million, or 2.4%, for the six months ended June 30, 2022, as compared to the six months ended June 30, 2021, primarily due to an increase of $0.08 million related to external virtual assistant services, partially offset by a decrease of $0.07 million in salaries and benefits.

Depreciation and amortization

Depreciation and amortization expense decreased by $0.02 million, or 1.7%, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021, due to lower depreciation on computer equipment and software.

Other

Other expenses increased by $1.1 million, or 76.1%, for the six months ended June 30, 2022, as compared to the six months ended June 30, 2021, primarily due to an increase of $1.4 million in professional fees related to the Business Combination, partially offset by a decrease of $0.5 million in other expenses such as legal settlements, relocation costs and other transaction related fees.

Loss from remeasurement of derivative liability

Loss from remeasurement of derivative liability increased by $0.2 million for the six months ended June 30, 2022 compared to the six months ended June 30, 2021 as no loss from remeasurement of derivative liability was recorded during the six months ended June 30, 2021.

Interest expense

Interest expense decreased by $0.1 million, or 6.7%, for the six months ended June 30, 2022, as compared to the six months ended June 30, 2021, due to lower balance of debt outstanding.

Other income

Other income decreased by $4.7 million, or 99.9%, for the six months ended June 30, 2022, as compared to June 30, 2021, primarily due to a decrease of $2.0 million in refundable tax credits received in 2021, as well as $2.4 million debt forgiveness of the PPP loan in 2021.

Comparison of the years ended December 31, 2021 and 2020

	Year Ended December 31,		$ Change	% Change
(in thousands)	2021	2020
Revenues
Management	$20,457	$23,590	$(3,133)	(13.3)%
Marketplace	6,138	3,031	3,107	102.5%
Franchise	1,307	1,433	(126)	(8.8)%
Total revenues	27,902	28,054	(152)	(0.5)%
Cost of revenue	15,191	14,494	697	4.8%
Gross profit	12,711	13,560	(849)	(6.3)%
Operating expenses
Selling and general	7,342	8,484	(1,142)	(13.5)%
Administrative	5,629	4,142	1,487	35.9%
Depreciation and amortization	1,783	2,830	(1,047)	(37.0)%
Other	1,891	1,367	524	38.3%
Total operating expenses	16,645	16,823	(178)	(1.1)%
Operating loss	(3,934)	(3,263)	(671)	20.6%
Other income (expense), net
Gain from remeasurement of derivative liability	34	—	34	n/m
Interest expense	(2,077)	(1,962)	(115)	5.9%
Other income	4,678	318	4,360	1371.1%
Total other income (expense), net	2,635	(1,644)	4,279	(260.3)%
Loss before income taxes	$(1,299)	$(4,907)	$3,608	(73.5)%
Provision for income tax			$—	—%
Net loss	$(1,299)	$(4,907)	$3,608	(73.5)%

Revenue

Total revenue decreased by $0.2 million, or 0.5%, for the year ended December 31, 2021, as compared to December 31, 2020.

Management

Management segment revenue decreased by $3.1 million, or 13.3%, for the year ended December 31, 2021, as compared to December 31, 2020. This decrease was primarily due to a $1.8 million decrease in management fees and a $0.9 million decrease in resident placement fees due to lower levels of marketing and customer acquisition spend as well as a decrease in overall managed property counts due to lower levels of customer demand.

Marketplace

Marketplace segment revenue increased by $3.1 million, or 102.5%, for the year ended December 31, 2021, as compared to December 31, 2020. This increase was primarily due to a $2.4 million increase in institutional acquisitions due to higher sales volume.

Franchise

Franchise revenue decreased by $0.1 million, or 8.8% for the year ended December 31, 2021 as compared to December 31, 2020. This decrease was primarily due to a decrease in franchise advertising and marketing income, franchise technology income and franchise vendor affiliate income due to lower levels of franchising activity.

Cost of revenue

Cost of revenue increased by $0.7 million, or 4.8%, for the year ended December 31, 2021 as compared to December 31, 2020 primarily due to an increase of $0.8 million in commissions for local investor sales, an increase of $0.8 million in commissions related to programmatic acquisitions both as a result of increased sales, partially offset by a decrease of $0.7 million in commission for resident placement due to lower resident placements and a decrease of $0.2 million in commissions for national investor sales.

Management cost of revenue decreased by $0.8 million, or 5.8%, from $13.0 million for the year ended December 31, 2020 to $12.2 million for the year ended December 31, 2021, primarily due to a reduction in commissions for resident placements.

Marketplace segment cost of revenue increased by $1.5 million, or 97%, from $1.5 million for the year ended December 31, 2020 to $2.9 million for the year ended December 31, 2021, primarily due to an increase of $0.8 million in commissions for local investor sales, an increase of $0.8 million in commissions for programmatic acquisitions, partially offset by a decrease of $0.2 million in commissions for national investor sales.

Gross profit

Gross profit decreased by $0.8 million, or 6.3%, for the year ended December 31, 2021, as compared to December 31, 2020.

Management segment gross profit decreased by $2.5 million, or 20.8% from $12.0 million to $9.5 million for the year ended December 31, 2021, as compared to December 31, 2020. Management gross profit divided by revenue was 43.7% for the year ended December 31, 2021, as compared to 48.1% for the year ended December 31, 2020. Gross profit divided by revenue decreased due to a decrease in revenue without a corresponding decrease in the direct costs such as salaries and benefits.

Marketplace segment gross profit increased by $1.7 million, or 107.9% from $1.5 million to $3.2 million for the year ended December 31, 2021, as compared to December 31, 2020. Marketplace segment gross profit divided by revenue was 52.0% for the year ended December 31, 2021, as compared to 50.6% for the year ended December 31, 2020. Gross profit divided by revenue increased due to an increase in programmatic acquisitions due to a new client acquired in April 2021, which resulted in improved profitability for the last three quarters of 2021.

Operating expense and other income (expenses)

Selling and general

Selling and general expenses decreased by $1.1 million, or 13.5%, for the year ended December 31, 2021 as compared to December 31, 2020 primarily due to a decrease of $0.8 million in rent expense primarily due to the relocation of our corporate office and certain rent savings, a decrease of $0.3 million in software and technology expenses, a decrease of $0.1 million in technology consulting services all as a result of cost saving initiatives, partially offset by an increase of $0.2 million in advertising expenses as we ramp up demand for certain services.

Administrative

Administrative expense increased by $1.5 million, or 35.9%, for the year ended December 31, 2021, as compared to December 31, 2020, primarily due to an increase of $1.2 million in salaries and benefits due to hiring additional employees and an increase in variable compensation.

Depreciation and amortization

Depreciation and amortization expense decreased by $1.0 million, or 37.0%, for the year ended December 31, 2021, as compared to December 31, 2020, primarily due to fully amortizing certain intangible assets such as customer relationships.

Other

Other expenses increased by $0.5 million, or 38.3%, for the year ended December 31, 2021, as compared to December 31, 2020, primarily due to an increase of $0.5 million in legal fees, settlements and claims.

Gain from remeasurement of derivative liability

Gain from remeasurement of derivative liability increased by $0.03 million for the year ended December 31, 2021, as compared to December 31, 2020, primarily due to the change in fair value of the derivative.

Interest expense

Interest expense increased by $0.1 million, or 5.9%, for the year ended December 31, 2021, as compared to December 31, 2020, primarily due to higher average interest rates.

Other income

Other income increased by $4.4 million, or 1,371.1%, for the year ended December 31, 2021, as compared to December 31, 2020, primarily due to an increase of $2.1 million in refundable tax credits received, as well as $2.4 million debt forgiveness of the PPP loan.

Non-GAAP Financial Measures

We present the below non-GAAP financial measure in order to assist readers of our consolidated financial statements in understanding the core operating results that our management uses to evaluate the business. Our non-GAAP financial measure, Adjusted EBITDA, provides an additional tool for investors to use in comparing our financial performance over multiple periods. Adjusted EBITDA is a key performance measure that management uses to assess our operating performance, for business planning purposes and forecasting. Adjusted EBITDA facilitates internal comparisons of our operating performance on a more consistent and comparable basis. We believe that Adjusted EBITDA enhances an investor’s understanding of our financial performance as they are useful in assessing our operating performance from period-to-period by excluding certain items that we believe are not representative of our core business.

Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate these measures in the same manner. Adjusted EBITDA is not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures prepared in accordance with GAAP.

Adjusted EBITDA

We calculate Adjusted EBITDA as net loss adjusted to exclude depreciation and amortization, interest expense, provision for income taxes, equity-based compensation expense, remeasurement of derivative liability and other expenses which we believe do not relate to our core operations.

The following table reconciles Adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2022	2021	2021	2020
Net income (loss)	$(4,237)	$1,710	$(1,299)	$(4,907)
Add back:
Depreciation and amortization	881	896	1,783	2,830
Interest expense	981	1,051	2,077	1,962
Provision for income taxes	—	—	—	—
Equity based compensation expense	129	90	226	—
Remeasurement of derivative liability	165	—	(34)	—
Other expenses/income (1)	1,376	(4,117)	(3,697)	150
Adjusted EBITDA	$(705)	$(370)	$(944)	$35

____________

(1)      Other expenses for the six months ended June 30, 2022 primarily consist of transaction related costs (such as project costs and legal fees) in connection with the Business Combination. Other expenses/(income) for the six months ended June 30, 2021 primarily consist of PPP loan forgiveness income of $2.4 million, employee retention credits income under the CARES Act of $2.0 million, and legal claims and settlements expenses of $0.2 million. Other expenses/(income) for the year ended December 31, 2021 consist of PPP loan forgiveness income of $2.4 million, employee retention credits income under the CARES Act of $2.1 million, transaction related costs (such as project costs and legal fees) in connection with the Business Combination of $0.4 million, legal claims and settlements expense of $0.3 million and restructuring costs of $0.1 million. Other expenses for the year ended December 31, 2020 consist of legal claims and settlements expense of $0.1 million.

Liquidity and Capital Resources

General

To date, we have financed our operations principally from debt and member contributions. Our principal use of cash has been our operating activities. As of June 30, 2022, we had cash and cash equivalents of $0.1 million and restricted cash of $18.5 million. Restricted cash represents cash deposited in accounts related to certain security deposits and collections. Renters Warehouse is required to hold and segregate these balances pursuant to the terms of the resident lease agreements executed by Renters Warehouse in the ordinary course of business. We have incurred operating losses for the six months ended June 30, 2022 and June 30, 2021 and the years ended December 31, 2021 and 2020. We believe our cash and cash equivalents will be sufficient to fund our planned operations and capital expenditure requirements for at least the next 12 months after the date the financial statements are issued. We have based this estimate on assumptions that may prove to be wrong and we could utilize our cash sooner than we currently expect. Two individual customers represented approximately 19% and 10% of Renters Warehouse total revenue for the six months ended June 30, 2022. For the six months ended June 30, 2021, no individual customer represented more than 10% of Renters Warehouse total revenue. We believe that following the Closing of the Business Combination, our cash and cash equivalents will be sufficient to fund our operating and capital needs for at least the next 12 months. This assessment is a forward-looking statement and involves risks and uncertainties. Our actual results could vary since our future capital requirements will depend on many factors, including our growth rate, operating expenses, and the timing and extent of our expansion into new geographical markets as well as any future acquisitions. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Growing and operating our business, including by continuously innovating, improving and expanding our platform, expanding our adjacent services and expanding into new markets, may require significant cash outlays, liquidity reserves and capital expenditures. If cash on hand, cash generated from operations and cash equivalents and investment balances are not sufficient to meet our cash and liquidity needs, we may need to seek additional capital and we may not be able to raise the necessary cash on terms acceptable to us, or at all. Financing arrangements we pursue or assume may require us to grant certain rights, take certain actions, or agree to certain restrictions that could negatively impact our business. If additional capital is not available to us on terms acceptable to us or at all, we may need to modify our business plans, which would harm our ability to grow our operations.

Debt

Debt consisted of the following balances as of June 30, 2022 and December 31, 2021 and 2020 (in thousands):

	June 30, 2022	December 31, 2021	December 31, 2020
	(unaudited)
Bridgewater Note	$521	$740	$1,206
Related party St. Cloud note	9,220	9,220	9,220
Related party convertible notes	—	—	287
Related party notes payable	937	937	2,644
Notes payable	551	551	551
Paycheck protection program loan	—	—	2,435
Total debt	$11,229	$11,448	$16,343
Unamortized debt issuance costs	(61)	(84)	(172)
Unamortized debt discount	(165)	(399)	(388)
Total debt, net	11,003	10,965	15,783
Current maturities of long-term debt, net of unamortized debt issuance costs	1,948	2,143	4,668
Long-term debt, net of current maturities, unamortized debt issuance costs, and discount	$9,055	$8,822	$11,115

Bridgewater Note

We issued a secured promissory note dated as of January 2, 2019, to Bridgewater Bank (“Bridgewater”) (as amended, the “Bridgewater Note”) pursuant to that certain Loan Agreement dated as of January 2, 2019, by and between Renters Warehouse and Bridgewater. The Bridgewater Note bears interest at an annual rate of 5.61% requires monthly principal and interest payments and requires the company to meet two financial covenants on a quarterly basis. These covenants require a senior funded debt ratio not to exceed 2.5 to 1.00 and a debt service coverage ratio of not less than 1.25 to 1.00. The Bridgewater Note is secured by a first-priority lien on substantially all of Renters Warehouse’s assets, and requires monthly principal and interest payments. As of June 30, 2022, the remaining principal balance on the Bridgewater Note totaled $0.521 million, with all outstanding principal and interest maturing January 2, 2024. As of June 30, 2022, we were not in compliance with the debt service coverage ratio. On August 11, 2022, we received waivers for the defaults under the Bridgewater Note. However, a subsequent instance of non-compliance is expected to occur in the next twelve months under the debt service coverage ratio covenant, and as a result, we included the note balance in current maturities of debt and presented it as a current liability on the consolidated balance sheet as of June 30, 2022 and December 31, 2021. The debt service coverage ratio is defined as the aggregate earnings before interest, taxes, depreciation, and amortization (EBITDA) for the trailing twelve-month period, as determined in accordance with GAAP, divided by the sum of scheduled principal and interest payments of all indebtedness paid or due and payable to Bridgewater on or before the last day of such period measured. If an event of default occurs under the note and applicable cure periods have expired, the company will be required to pay a default rate of interest equal to five percent (5%) in excess of the applicable rate, equating to a total interest rate of 10.61%, and the entire principal amount outstanding, accrued interest and any other charges will become due and payable at the option of the lender.

Related party St. Cloud Note

We issued a related party secured promissory note dated as of November 7, 2016, to St. Cloud Capital Partners II SBIC, LP (“St. Cloud”) (as amended, the “St. Cloud Note”), a member, pursuant to that certain Securities Purchase Agreement dated as of November 7, 2016 by and between Renters Warehouse and St. Cloud (as amended, the “Securities Purchase Agreement”). The St. Cloud Note bears an annual interest rate of 12% and requires monthly interest-only payments with all outstanding principal and interest due September 30, 2023. The St. Cloud Note is secured by substantially all assets of Renters Warehouse and is subordinate to the Bridgewater Note, but senior in priority to all other debt currently outstanding. During 2021 and 2020, Renters Warehouse incurred approximately $1.4 million and $1.3 million of interest expense on notes payable to related parties that also had equity interests in Renters Warehouse, respectively.

In March 2021, the Securities Purchase Agreement was amended to require the Company to issue Renters Warehouse Common Units to St. Cloud in an amount equal to 1% of Renters Warehouse’s Common Unit capitalization on each of the following dates, as long as the note remains outstanding: September 30, 2021, March 31, 2022, September 30, 2022, and March 31, 2023. This contingent equity distribution feature was bifurcated and separately accounted for as a derivative liability. At the amendment date, Renters Warehouse recognized a derivative liability and corresponding debt discount of $0.4 million.

Related party convertible notes

We had related party subordinated convertible notes (“Convertible Notes”) payable to a member (Lake Street Landlords LLC). These Convertible Notes bore an annual interest rate of 12% and had a maturity date of September 30, 2020. On the maturity date, the member had the right, but not the obligation, to convert any unpaid principal and interest into Renters Warehouse Class A Preferred Units and Renters Warehouse Common Units, at a conversion price equal to $1.00 per one Renters Warehouse Class A Preferred Unit and two-thirds of a Renters Warehouse Common Unit. The Convertible Notes qualified for the fair value option and Renters Warehouse elected to measure them at fair value. The fair value of the convertible notes is measured as the greater of unpaid principal and interest on the notes or the fair value of units that the holder is eligible to receive upon conversion. The fair value of the Convertible Notes as of December 31, 2020 was $0.3 million.

Renters Warehouse sold an additional $0.5 million in Convertible Notes to the same member during February of 2021. In March 2021, Renters Warehouse and the member agreed to extinguish the aggregate outstanding Convertible Note balance in exchange for 984,191 Renters Warehouse Class A-1 Preferred Units and 656,126 Renters Warehouse Common Units. The Renters Warehouse Class A-1 Preferred Units issued upon extinguishment were recorded in temporary equity based on the aggregate fair value of units issued, which was $1.2 million. The Renters Warehouse Common Units issued upon extinguishment was recorded in members’ equity based on the aggregate fair value of units issued, which was $0.2 million. This resulted in a loss on extinguishment equal to the difference between the value of the Convertible Notes extinguished and the fair value of units issued to the member. As the member is a related party, the extinguishment represented a capital transaction and a loss on extinguishment of $0.5 million was also recorded in members’ equity.

Related party notes payable

Related party name	June 30, 2022	December 31, 2021	December 31, 2020
Renters Warehouse Arizona Inc.	250	250	250
Palo Duro Ventures, LLC	62	62	63
Tahoe Service, Inc.	125	125	125
Own America, LLC	500	500	500
H&C Holdings, LLC	—	—	1,706
Total related party notes payable	$937	$937	$2,644

During 2021, we had a subordinated related party note payable to a member (H&C Holdings, LLC) with an annual interest rate of 6% that was guaranteed by the majority member of Renters Warehouse. The balance of $1.8 million was repaid in full in March 2021.

We have various other subordinated related party notes payable to members (Renters Warehouse Arizona Inc., Palo Duro Ventures, LLC, Tahoe Service, Inc, Own America, LLC). As of June 30, 2022, all notes were past their scheduled maturity dates. The terms of the St. Cloud Note prohibit Renters Warehouse from making any principal payments on these subordinated notes at times when certain financial and operational metrics (as set forth within the Securities Purchase Agreement) are not met. Renters Warehouse did not meet certain of these metrics and accordingly, did not repay the notes upon their scheduled maturity dates. As of June 30, 2022, one note with a principal balance of $0.5 million bears an annual interest rate of 8%. Certain other notes were issued with an annual interest rate of 6%, but contain a default provision that increases the annual interest rate to 24% at maturity. The aggregate principal balance of related party notes outstanding as of June 30, 2022 with annual interest rates of 24% due to such default provisions was $0.4 million.

Notes payable

We have various subordinated notes payable to non-related party lenders. As of June 30, 2022, all such notes were past their scheduled maturity dates. The terms of the St. Cloud Note prohibit Renters Warehouse from making any principal payments on these subordinated notes at times when certain financial and operational metrics (as set forth in the Securities Purchase Agreement) are not met. As of June 30, 2022, Renters Warehouse has not met certain of these metrics and accordingly, did not repay the notes upon their scheduled maturity dates. At June 30, 2022, these notes had annual interest rates of 6% and an aggregate principal balance of $0.6 million.

Paycheck Protection Program loan

In April 2020, Renters Warehouse entered into a loan agreement with Bridgewater Bank pursuant to the Paycheck Protection Program established under the CARES Act administered by the U.S. Small Business Administration. Renters Warehouse received loan proceeds of $2.4 million.

The PPP loan had a term of two years, accrued interest at a rate of 1%, and was prepayable in whole or in part without penalty. Payments of principal and interest on the PPP loan were deferred for the first ten (10) months of the term of the PPP loan. After the deferral period, the PPP loan required monthly payments of principal and interest until maturity with respect to any portion of such loan which was not forgiven pursuant to the terms of the CARES Act. During the year ended December 31, 2021, Renters Warehouse’s application for forgiveness of the PPP loan was accepted and Renters Warehouse recognized approximately $2.4 million in debt forgiveness and the related accrued interest in other income in the accompanying consolidated statements of operations.

Covenant compliance

As of June 30, 2022, we were not in compliance with certain covenants of the debt agreements. We also received waivers for various defaults under the Bridgewater Note on August 11, 2022. On May 16, 2022, Renters Warehouse amended the St. Cloud Note and Securities Purchase Agreement to (i) extend the maturity date from November 1, 2022 to June 30, 2023, (ii) suspend Renters Warehouse’s requirement to issue Renters Warehouse Common Units to St. Cloud at specified future dates and (iii) provide forbearance from any exercise of remedies for failure to comply with certain covenants under the Securities Purchase Agreement and St. Cloud Note. The forbearance period extends through the earlier of the note’s maturity date, the occurrence of the Business Combination with PTIC II, or the termination of the Business Combination Agreement with PTIC II. In June 2022, we amended the St. Cloud Note to extend the maturity date from June 30, 2023 to July 31, 2023. In August 2022, we again amended the St. Cloud Note to extend the maturity date from July 31, 2023 to August 31, 2023, effective June 30, 2022. In September 2022, the St. Cloud Note was amended to extend the maturity date to September 30, 2023 and to waive all financial covenants until June 30, 2023. Finally, in October 2022, the St. Cloud Note was amended to extend the maturity date to December 31, 2023 and add a contingent prepayment feature which requires the Company to prepay all of the outstanding principal, accrued interest, and fees if as of the last business day of any month the Company has net working capital of at least $20 million. In such an event, prepayment would be due two business days after the last business day of the month in which net working capital exceeds $20 million. In the case of the periods ending December 31, 2022 and March 31, 2023 the financial covenants shall be waived in the event the closing date of the Business Combination with PTIC II has not occurred prior to such covenant test date. We included the Bridgewater Note balance in current maturities of debt and presented it as a current liability on the balance sheet.

We do not engage in off-balance sheet financing arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

Cash flows

The following table presents a summary of our consolidated cash flows from operating, investing and financing activities.

	Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2022	2021	2021	2020
	(unaudited)
Net cash (used in) provided by:
Net cash provided (used) by operating activities	$614	$(1,601)	$(1,679)	$(3,549)
Net cash used by investing activities	(112)	(253)	(427)	(487)
Net cash (used) provided by financing activities	(244)	2,652	2,601	2,108
Net increase (decrease) in cash, cash equivalents and restricted cash	$258	$798	$495	$(1,928)
Cash, cash equivalents, and restricted cash at beginning of period	18,349	17,854	17,854	19,782
Cash, cash equivalents, and restricted cash at end of period	$18,607	$18,652	$18,349	$17,854

Operating activities

During the six months ended June 30, 2022, net cash provided by operating activities was of $0.6 million, which primarily resulted from non-cash items of $1.4 million and changes in operating assets and liabilities of $3.4 million, partially offset by a net loss of $4.2 million. Non-cash items primarily relate to depreciation and amortization expense of $0.9 million, remeasurement of derivative liability of $0.2 million and amortization of debt discount and issuance costs of $0.3 million. Changes in operating assets and liabilities were primarily driven by an increase in accounts payable and accrued expenses of $3.3 million primarily as a result of transaction related costs, an increase in resident security deposits of $0.8 million, partially offset by an increase in other current and noncurrent assets of $0.1 million and an increase in accounts receivable of $0.5 million.

During the six months ended June 30, 2021, net cash used in operating activities was of $1.6 million, which primarily resulted from non-cash items of $1.2 million and changes in operating assets and liabilities of $2.1 million partially offset by a net profit of $1.7 million. Non-cash items primarily relate to the forgiveness of the PPP loan of $2.4 million, partially offset by depreciation and amortization expense of $0.9 million. Changes in operating assets and liabilities were primarily driven by an increase in accounts receivable of $1.9 million due to employee retention credits receivable, a decrease in resident security deposits of $0.8 million and an increase in other current and non-current assets of $0.2 million, partially offset by an increase in accounts payable and accrued expenses of $0.6 million as a result of an increase of accrued salaries and benefits and increase in rent clearing liability of $0.3 million.

During the year ended December 31, 2021, net cash used by operating activities was of $1.7 million, which primarily resulted from a net loss of $1.3 million, changes in operating assets and liabilities of $0.4 million, partially offset by non-cash items of $0.1 million. Non-cash items primarily relate to depreciation and amortization expense of $1.8 million, amortization of debt discount and issuance costs of $0.5 million and restricted member unit compensation expense of $0.2 million, partially offset by the forgiveness of the PPP loan of $2.4 million. Changes in operating assets and liabilities were primarily driven by a decrease in resident security deposits of $1.4 million due to an institutional client selling their portfolio, partially offset by an increase in the rent clearing liability of $1.1 million primarily due to an increase in our property reserve requirements.

During the year ended December 31, 2020, net cash used in operating activities was of $3.5 million, which primarily resulted from a net loss of $4.9 million, and changes in operating assets and liabilities of $1.8 offset by non-cash items of $3.1 million. Non-cash items primarily relate to depreciation and amortization expense of $2.8 million and amortization of debt discount and issuance costs of $0.3 million. Changes in operating assets and liabilities were primarily driven by a decrease in rent clearing liability of $0.6 million, and a decrease in resident security deposits of $1.5 million as a result of lower property counts, partially offset by a decrease in prepaid expenses of $0.3 million.

Investing activities

During the six months ended June 30, 2022, net cash used in investing activities was of $0.1 million, which primarily resulted from the purchase of property and equipment and the purchase and development of intangible assets.

During the six months ended June 30, 2021, net cash used in investing activities was of $0.3 million, which primarily resulted from the purchase of property and equipment and the purchase and development of intangible assets.

During the year ended December 31, 2021, net cash used in investing activities was of $0.4 million, which primarily resulted from the purchase of property and equipment and the purchase and development of intangible assets.

During the year ended December 31, 2020, net cash used in investing activities was of $0.5 million, which primarily resulted from the purchase and development of intangible assets.

Financing activities

During the six months ended June 30, 2022, net cash used in financing activities was of $0.2 million, which primarily resulted from the repayment of long-term debt.

During the six months June 30, 2021, net cash provided by financing activities was of $2.7 million, which primarily resulted from members’ contribution of $2.4 million and proceeds from related party convertible note of $0.5 million partially offset by a repayment of long-term debt of $0.2 million.

During the year ended December 31, 2021, net cash provided by financing activities was of $2.6 million, which primarily resulted from members’ contribution of $2.6 million and proceeds from related party convertible note of $0.5 million, partially offset by a repayment of long-term debt of $0.5 million.

During the year ended December 31, 2020, net cash provided by financing activities was of $2.1 million, which primarily resulted from the proceeds of PPP loan of $2.4 million, partially offset by payments on debt of $0.2 million.

Contractual obligations and commitments

Our significant contractual obligations and commitments as of December 31, 2021 are as follows:

(In thousands)	2022	2023	2024	2025	2026	Thereafter	Total
Debt agreements(1)	$3,366	$10,294	$117	$—	$—	$—	$13,777
Operating lease obligations(2)	584	579	357	197	45	—	1,762
Capital lease obligations(3)	65	62	74	—	—	—	201
Total	$4,015	$10,935	$548	$197	$45	$—	$15,740

____________

(1)      Amounts reflect the outstanding principal repayments and interest payments as of December 31, 2021, assuming repayment starting June 30, 2023, unless sufficient liquidity allows for repayment earlier.

(2)      Amounts reflect payments due for non-cancellable operating leases for office space requiring monthly payments through March 2026, plus certain operating costs.

(3)      Amounts reflect payments due for non-cancellable capital leases for equipment which expire in May 2024.

As of June 30, 2022, there has not been significant changes in our contractual obligations and commitments other than a payment made for the debt agreements of $0.2 million, payments made for operating lease obligations of $0.3 million and payments made for capital lease obligations of $0.03 million.

Management Services Agreement

On September 17, 2015, Renters Warehouse and NPG entered into a management services agreement (the “Management Agreement”) that sets forth certain management and strategy advisory services to be provided by, and fees to be paid to NPG. Pursuant to the Management Agreement, Renters Warehouse pays NPG an annual management fee of $0.25 million (payable quarterly). Under the Management Agreement, NPG generally is entitled to reimbursement for reasonable costs and expenses to the extent incurred on behalf of Renters Warehouse in the performance of NPG’s duties under the Management Agreement.

Pursuant to the Business Combination Agreement, the Management Agreement will be terminated by NPG and Renters Warehouse prior to or at Closing.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances. Actual results may differ from these estimates.

While our significant accounting policies are described in more detail in Note 1 in our annual consolidated financial statements included elsewhere in this proxy statement, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Business combinations, goodwill and intangible assets

Business combinations are accounted for in accordance with the acquisition method. We recognize separately from goodwill the assets acquired and the liabilities assumed at its acquisition date fair values. While we use our best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date, our estimates are inherently uncertain and subject to refinement. Intangible assets consist of acquired customer relationships, customer lists, technology, trademarks, and tradenames and related assets that are amortized over their estimated useful lives. Critical estimates in valuing certain intangible assets include but are not limited to future expected cash flows, discount rates and useful lives. Our estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Goodwill and intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value amount of these assets might not be fully recoverable. Other than goodwill, we have no other intangible assets with indefinite lives. Renters Warehouse has the option to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. If Renters Warehouse can support the conclusion that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, Renters Warehouse would not need to perform a quantitative impairment test. If Renters Warehouse cannot support such a conclusion then it performs a quantitative assessment. If a quantitative assessment is performed and the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that fair value of the reporting unit is less than its carrying value. Renters Warehouse has selected December 31st as the date to perform its annual impairment test. We determined that our reporting units are the same as its operating segments. Although we have made our best estimates based upon current information, actual results could materially differ from the estimates and assumptions we developed. There were no goodwill impairment losses recorded during the years ended December 31, 2021 and 2020. The Management segment had a negative carrying amount of net assets as of December 31, 2021 and 2020.

Software development costs

Renters Warehouse capitalizes qualifying internally developed software development costs incurred during the application development stage, as long as it is probable the project will be completed, and the software will be used to perform the function intended. We also capitalize costs related to specific upgrades and enhancements when it is probable that the expenditures will result in additional functionality. Capitalization of such costs ceases once the project is substantially complete and ready for its intended use. Costs related to preliminary project activities and to post-implementation activities are expensed as incurred. Costs related to maintenance of internal-use software are expensed in the period incurred. Capitalized costs are amortized on a straight-line basis over the project’s estimated useful life. If capitalized projects are determined to no longer be in use, they are impaired and the cost and accumulated depreciation are removed from the accounts. The resulting loss on impairment, if any, is included in the consolidated statements of operations in the period of impairment. Software development costs consist primarily of salary and benefits for Renters Warehouse development staff and third-party contractors’ fees. Capitalized software development costs are included in intangible assets on the consolidated balance sheets and amortized to depreciation and amortization in the consolidated statement of operations.

Equity-based compensation

We issue equity-based compensation to employees and non-employees in the form of restricted Renters Warehouse Class B Units. Under the terms of the membership unit plan, we may grant an unlimited number of Renters Warehouse Class B Units. The restricted membership units generally contain time-vesting provisions. Restricted membership units also fully vest upon a change of control, as defined in the restricted membership unit agreements. Additional compensation expense is recognized if modifications to existing equity-based award agreements result in an increase in the post-modification fair value of the units that exceeds their pre-modification fair value.

The fair value of Renters Warehouse Class B Units issued during fiscal years 2021 and 2020 was estimated on the date of grant using the multi-method model. We record the grant-date fair value of Renters Warehouse Class B Unit grants as compensation expense on a straight-line basis over the vesting period of the award. Forfeitures are accounted for when they occur. Equity-based compensation costs are included in other operating expenses on the accompanying consolidated statement of operations.

Calculating the fair value of the compensation expense requires the input of subjective assumptions. These variables include, but are not limited to, the fair value of the common unit or common stock at the date of grant. Historically, as there has been no public market for the Renters Warehouse Class B Units, the fair value of the Renters Warehouse Class B Units was determined by Renters Warehouse board of directors. The fair value of awards is determined using both income and market-based valuation approaches.

Related party convertible notes

Renters Warehouse follows ASC 480-10, Distinguishing Liabilities from Equity, in its evaluation of the accounting for a hybrid instrument. A financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares shall be classified as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on any one of the following: (i) a fixed monetary amount known at inception; (ii) variations in something other than the fair value of the issuer’s equity shares; or (iii) variations inversely related to changes in the fair value of the issuer’s equity shares. Hybrid instruments meeting these criteria are not further evaluated for any embedded derivatives and are carried as a liability at fair value at each balance sheet date with remeasurements reported in change on fair value expense in the accompanying consolidated statements of operations. As permitted under ASC 825, Financial Instruments, we account for certain convertible debt issued under the fair value option election wherein the financial instrument is initially measured at its issue-date estimated fair value and then subsequently re-measured at estimated fair value on a recurring basis at each reporting period date. The estimated fair value adjustment is recognized as other income (expense) in the accompanying consolidated statements of operations. As a result of applying the fair value option, direct costs and fees related to the Convertible Notes were recognized in other operating expense as incurred and were not deferred.

Renters Warehouse had related party subordinated convertible notes payable to a member. The Convertible Notes qualified for the fair value option and Renters Warehouse elected to measure them at fair value. The fair value of the Convertible Notes is measured as the greater of unpaid principal and interest on the notes or the fair value of units that the holder is eligible to receive upon conversion.

Derivative instruments

We estimate the fair value of derivative instruments using available market information in accordance with ASC 820 for fair value measurements and disclosures of derivatives. Derivative instruments are measured at their fair value and recorded as either assets or liabilities unless they qualify for an exemption from derivative accounting measurement such as normal purchases and normal sales. Prepayment of the St. Cloud Note prior to maturity is not considered probable, so the fair value of the derivative liability is equal to the reporting date fair value of the Renters Warehouse Common Units that are expected to be issued at each of the scheduled issuance dates. The derivative liability is remeasured to fair value each period and the change in fair value is recorded as a gain or loss on derivative remeasurement. The derivative liability is reflected as a current liability within the consolidated balance sheet.

Determination of fair value of Renters Warehouse Class B Units and Renters Warehouse Common Units

Prior to the date hereof, given the absence of a public trading market for Renters Warehouse Class B Units and Renters Warehouse Common Units, the Renters Warehouse board of directors in conjunction with an independent third-party valuation firm determined the fair value per share of Renters Warehouse Class B Units and Renters Warehouse Common Units by considering valuations calculated using a variety of methods including market multiples, comparable market transactions and discounted cash flows. We also utilize these fair values to value other equity-based financial instruments. Such valuations are performed by considering various subjective factors such as:

•        relevant precedent transactions involving our capital stock;

•        the liquidation preferences, rights and privileges of redeemable Renters Warehouse Class A Preferred Units and Renters Warehouse Class A-1 Preferred Units relative to the Renters Warehouse Class B Units and Renters Warehouse Common Units;

•        our financial condition, results of operations, and capital resources;

•        our estimates of future financial performance;

•        valuations of comparable companies;

•        the likelihood and timing of achieving a liquidity event for the Renters Warehouse Class B Units and Renters Warehouse Common Units, such as an initial public offering, given prevailing market conditions;

•        lack of marketability of our Renters Warehouse Class B Units and Renters Warehouse Common Units; and

•        U.S. and global capital market conditions.

To determine the fair value of Renters Warehouse Class B Units and Renters Warehouse Common Units, we first determined our enterprise value and then allocated the value among the various classes of our equity securities to derive a per unit value of Renters Warehouse Class B Units and Renters Warehouse Common Units. Our enterprise value was most recently estimated using both the income and market approach valuation methods.

The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate based on our weighted-average cost of capital and is adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of our Company.

Emerging Growth Company Status

Renters Warehouse is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until those standards apply to private companies. Renters Warehouse has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that (i) it is no longer an emerging growth company or (ii) it affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The JOBS Act does not preclude an emerging growth company from early adopting new or revised accounting standards. Renters Warehouse expects to use the extended transition period for any new or revised accounting standards during the period which Renters Warehouse remains an emerging growth company.

Internal Control Over Financial Reporting

Prior to the potential Business Combination, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting.

In the course of auditing our consolidated financial statements as of and for the years ended December 31, 2021 and 2020, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting as of December 31, 2021 and 2020. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

The limited personnel resulted in our inability to consistently establish appropriate authorities and responsibilities in pursuit of our financial reporting objectives, as demonstrated by, among other things, our insufficient segregation of duties in their finance and accounting functions.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of interest rate fluctuations. We do not hold or issue financial instruments for speculative or trading purposes.

Interest rate risk

As of December 31, 2021, we held cash and cash equivalents of $0.1 million and restricted cash of $18.2 million. As of June 30, 2022, we held cash and cash equivalents of $0.1 million and restricted cash of $18.5 million. We do not believe that we have any material exposure to changes in the fair value of these assets as a result of changes in interest rates due to the short-term nature of our cash, cash equivalents and restricted cash which have a variable interest rate. We do not believe that a hypothetical 10% change in interest rates would have a material effect on our cash flows and operating results. There have not been material changes in our market risk exposures as of June 30, 2022.

MANAGEMENT OF RENTERS WAREHOUSE PRIOR TO THE BUSINESS COMBINATION

References to the “Company,” “Renters Warehouse,” “our,” “us” or “we” in the following section refer to Renters Warehouse Holdings, LLC, as applicable, prior to the Business Combination.

Directors and Executive Officers

Our current directors and officers are as follows:

Name	Age	Position
Christopher Laurence	55	Chief Executive Officer and Director of the Renters Warehouse Board of Directors
Kevin Ortner	38	President
Todd Jable	51	Chief Technology Officer and Chief Operating Officer
Nolan Jacobson	38	Chief Financial Officer
Scott Honour	55	Chairman of the Renters Warehouse Board of Directors
Douglas Bergeron	61	Director of the Renters Warehouse Board of Directors
Brenton Hayden	37	Director of the Renters Warehouse Board of Directors
Marcy Haymaker	34	Director of the Renters Warehouse Board of Directors
Ryan Marvin	39	Director of the Renters Warehouse Board of Directors

Executive Officers

Christopher Laurence, Christopher Laurence is Chief Executive Officer of Renters Warehouse, a position he has held since February 2021. From 2015 to 2019, Mr. Laurence was Chief Operating Officer at Cydcor LLC, a privately-owned outsourced sales company specializing in B2B and B2C customer acquisition for Fortune 500 brands and high-profile growth companies in channels including telecom, energy and business services. Before joining Cydcor LLC, Mr. Laurence was Interim Chief Financial Officer of 99 Cents Only Stores LLC, at the time a $2.0 billion revenue, publicly reporting discount retailer controlled by Ares Management Corporation. From 2001 to 2014, Mr. Laurence served in roles including Chief Executive Officer, Chief Operating Officer and Chief Financial Officer at ThreeSixty Sourcing Ltd., a leading product development and sourcing company headquartered in Hong Kong. Mr. Laurence was previously a General Partner at consumer-focused private equity firm Brentwood Associates and began his career as a financial analyst in the mergers and acquisitions group of Morgan Stanley. Mr. Laurence graduated magna cum laude from Brown University with a dual concentration in Economics and Organizational Behavior and Management, with Honors. Mr. Laurence is qualified to serve as a director of Appreciate due to his extensive leadership and business experience in the business to business and business to consumer service industries.

Kevin Ortner, Kevin Ortner is the President of Renters Warehouse. He first joined the Company in 2009 when he opened the first Renters Warehouse franchise in Phoenix, AZ. His franchise has been consistently awarded with best-in-class business and culture awards, and reached a record 2000 properties under management for a single franchise in 2016. In 2015, Mr. Ortner went on to take the reins of the entire company, helping see it through monumental growth nationwide and a majority share private equity investment. Mr. Ortner is a two-time honoree of the American Stevie Business Awards, Executive of the Year award (2015 and 2016) and received an International Stevie Business Award for his achievements as CEO. His leadership helped the Company become a ten-time honoree of the prestigious Inc. 500/5000 list of fastest growing privately held companies in America. Mr. Ortner is a previous Advisory Council Board Member for the Single-Family Rental Association (SFRA), an organization under the Five Star Institute that is committed to responding to business opportunity and industry betterment in the real estate landscape across the U.S. In 2017, Mr. Ortner published his first book — Rent Estate™ Revolution. Throughout the book Mr. Ortner shares the Renters Warehouse philosophy and business expertise around SFR properties to drive long-term wealth creation, retirement security and financial freedom for the everyday person.

Todd Jable, Todd Jable has over 10 years of experience as a leader in the SFR sector and over 20 years of information technology leadership. He previously served as the founding Chief Technology Officer of Silver Bay, the first public SFR REIT, from 2012 to 2017 and the Chief Technology Officer of FirstKey Homes from 2017 to 2018. Todd also served as the chair of the Technology Committee of National Rental Homes Council (the SFR industry association) for 5 years and remains active on the Technology and Operations Committees. Todd joined Renters Warehouse in 2018 as Chief Technology Officer and later in 2018 also assumed the role of Chief Operating Officer.

Nolan Jacobson, Nolan Jacobson is Chief Financial Officer of Renters Warehouse. Prior to joining Renters Warehouse in 2018, Mr. Jacobson previously served as Treasurer at Silver Bay Realty Trust Corp., the first public SFR REIT from 2013 to 2017. Prior to joining Silver Bay, Mr. Jacobson held various corporate finance and accounting positions at Alliant Techsystems, a Fortune 500 public aerospace and defense firm with $4.5 billion in revenue. Nolan began his career as the Controller at Lake Country Builders, a residential construction and remodeling firm with operations in Minnesota and Wisconsin. Mr. Jacobson currently serves as an advisory board member of Lake Country Builders. Mr. Jacobson graduated from DePaul University with a concentration in Finance.

Directors

Scott Honour, Scott Honour serves as the Chairman of the Renters Warehouse board of directors. Mr. Honour is Managing Partner of NPG, a private equity firm, which he co-founded in 2012. He is Chairman of Perception Capital Corp. II (NASDAQ: PCCT), a special purpose acquisition company. He serves as a director of Pineapple Energy, Inc. (NASDAQ: PEGY) and EVO Transportation & Energy Services, Inc. Prior to founding NPG, Mr. Honour was at The Gores Group, a Los Angeles based private equity firm, for 10 years, serving as Senior Managing Director and one of the firm’s top executives. During his time at The Gores Group, the firm raised four funds, totaling $4.0 billion in aggregate, and made over 35 investments. Mr. Honour also served on the investment committee for The Gores Group. Prior to joining The Gores Group, Mr. Honour was a Managing Director at UBS Investment Bank from 2000 to 2002 and was an investment banker at Donaldson, Lufkin & Jenrette from 1991 to 2000. Mr. Honour began his career at Trammell Crow Company in 1988. Mr. Honour has served on the board of directors of numerous public and private companies including Anthem Sports & Entertainment Inc., 1st Choice Delivery Holdings, LLC (“1st Choice Delivery”), United Language Group Holdings, LLC (“United Language Group”) and Real Dolmen (REM: BB) and Westwood One, Inc. (formerly Nasdaq: WWON) and is a co-founder of Titan CNG LLC and YapStone Inc. Mr. Honour earned a B.S. and B.A., cum laude, in Business Administration and Economics from Pepperdine University and an M.B.A. in Finance and Marketing from the Wharton School of the University of Pennsylvania.

Douglas Bergeron, Douglas Bergeron has been a member of the Renters Warehouse board of directors since September 2015. Mr. Bergeron has served as a Managing Partner of Hudson Executive Capital since February 2020, and as an advisor to Hudson Executive Capital since 2015. Mr. Bergeron is Chief Executive Officer and a Director of two special purpose acquisition companies, Hudson Executive Investment Corp. II (Nasdaq: HCIIU) and Hudson Executive Investment Corp III (Nasdaq: HIII). Prior to joining Hudson Executive Capital, Mr. Bergeron acted as the Chief Executive Officer of Verifone from July 2001 through March 2013, during which time Mr. Bergeron grew Verifone organically as well as through accretive, value-enhancing acquisitions and strategic partnerships. In 2002, Mr. Bergeron founded DGB Investment, Inc., a diversified holding company. Mr. Bergeron also held numerous positions at SunGard Data Systems from April 1990 to May 1999, including Managing Director of SunGard Capital Markets N.A., President of SunGard Futures Systems, and Group Chief Executive Officer of SunGard Brokerage Systems Group. He currently serves as the Chairman of the Board of Cantaloupe, Inc. (Nasdaq: CTLP). He received his B.A. from York University in Toronto in 1983 and his M.S. from the University of Southern California in 1987. He was awarded an Honorary L.L.D. from York University in 2013.

Brenton Hayden, Brenton Hayden founded Renters Warehouse in 2007 and served as its Chief Executive Officer and Majority Owner until 2015 when he sold the controlling stake to NPG and resigned as Chief Executive Officer. Since the sale, he has acted as Chairman Emeritus, a member of the Renters Warehouse board of directors. Mr. Hayden has not been an employee of Renters Warehouse for the past three years. Since March 2014, Mr. Hayden has been the Managing Director of Suits LLC, a Minnesota company that invests in residential and commercial real estate. Since March 2012, Mr. Hayden has served as the Managing Director of Red Ocean Consulting LLC, a company that invests in start-up companies and provides consulting services to entrepreneurs.

Marcy Haymaker, Marcy Haymaker is a Partner at NPG, which she was involved in the formation of in 2012. She also served as Principal for Sustainable Opportunities Acquisition Corp., the first ESG focused SPAC, and serves as a director of Perception Capital Partners II (NASDAQ: PCCTU). Prior to joining the NPG, Ms. Haymaker was an Associate at The Gores Group, an operations-focused private equity firm with over $4.0 billion in assets under management at the time. Ms. Haymaker began her career as an Analyst at U.S. Bancorp, headquartered in Minneapolis. Ms. Haymaker serves on the boards of 1st Choice Delivery, United Language Group and Lake Street Labs. Ms. Haymaker earned a B.S. in Finance from the Curtis L. Carlson School of Management at the University of Minnesota.

Ryan Marvin, Ryan Marvin is the founder of RWM Investments, which has invested in a number of private companies, including Renters Warehouse. Mr. Marvin joined the Company’s Board of Directors during the first quarter of 2021. Since April 2017, Mr. Marvin has been the owner and operator of Crow Creek Properties, which owns residential rental properties and a tavern.

EXECUTIVE COMPENSATION OF RENTERS WAREHOUSE OFFICERS AND DIRECTORS

References to the “Company,” “Renters Warehouse,” “our,” “us” or “we” in the following section refer to RW National Holdings, LLC, as applicable, prior to the Business Combination.

Executive Compensation

We are currently considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table as well as limited narrative disclosures regarding executive compensation for our last two completed fiscal years and an Outstanding Equity Awards at Fiscal Year End Table for our last completed fiscal year. These reporting obligations extend only to the following “Named Executive Officers,” who are the individuals who served as our principal executive officer and the next two most highly compensated executive officers at the end of the fiscal years 2021 and 2020.

Name	Principal Position
Christopher Laurence	Chief Executive Officer and Director of Renters Warehouse Board of Directors
Kevin Ortner	President
Todd Jable	Chief Technology Officer and Chief Operating Officer

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.

2020 and 2021 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by, or paid to our Named Executive Officers for the fiscal years ended December 31, 2021 and 2020.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Christopher Laurence,(1)	2021	$341,880	—	$982,173	—	$1,324,053
Chief Executive Officer and Director of Renters Warehouse	2020	—	—	—	—	—
Kevin Ortner,	2021	$300,000	$150,000	—	—	$450,000
President	2020	$300,000	—	—	—	$300,000
Todd Jable,	2021	$231,750	$157,672	—	—	$389,422
Chief Technology Officer and Chief Operating Officer	2020	$225,000	—	—	—	$225,000

____________

1.       Mr. Laurence became Chief Executive Officer of Renters Warehouse on February 22, 2021. The amount reflected above is prorated according to his base salary of $400,000. Mr. Ortner acted as Chief Executive Office of Renters Warehouse during 2020 and through the appointment of Mr. Laurence.

2.       Mr. Jable was paid $100,000 of the 2021 discretionary annual bonus amount in August 2021. The remaining discretionary annual bonus amount for Mr. Jable of $57,672 and the 2021 discretionary annual bonus amount for Mr. Ortner were accrued as of December 31, 2021, but have yet to be paid.

3.       Amounts reported in the “Option Awards” column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of Renters Warehouse Class B Units granted to the named executive officers. The Renters Warehouse Class B Units represent partnership interests in Renters Warehouse that are intended to constitute profits interests for federal income tax purposes. Despite the fact that the Renters Warehouse Class B Units do not require the payment of an exercise price, they are most similar economically to stock options. Accordingly, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature.” For more detailed information, see “Renters Warehouse’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Determination of fair value of Renters Warehouse Class B Units and Renters Warehouse Common Units” and Note 9 — “Equity Based Compensation” in Renters Warehouse’s Notes to Consolidated Financial Statements Financial Statements for the year ended December 31, 2021.

Compensation for Mr. Laurence has been deferred as part of his Employment Agreement. He will receive payment on earned (but unpaid) wages at such time that the Company raises additional capital from investors in an amount in excess of $5.0 million (excluding up to $7.5 million invested or to be invested in Renters Warehouse Class A-1 Preferred Units and Renters Warehouse Common Units and authorized by the Company’s Board of Manager on March 22, 2021), at which time any amounts which would have otherwise been due will be paid.

Compensation for the other Executives has been paid per our usual payroll processes during 2020 and 2021.

Executive Services Agreements

Executive Employment Agreements (also known as Executive Services Agreements) are in place for each Executive listed above. The salaries for each Executive are described in Executive Services Agreements and are reflected in the “Salary” column of the Summary Compensation Table.

Executives are included on all Company’s employee benefit plans (health, dental, vision, life/ad&d, 401(k) and voluntary plans) as well as time-off policies. Executive time-off policy allows for four (4) weeks of vacation annually with rollover provisions matching all other employees (forty (40) hours may be rolled over at year end). Additionally, executives are eligible for reimbursement of reasonable business expense and business travel. Each Executive is also eligible for equity grants as outlined in their individual agreements, which are subject to vesting schedules. The agreements contain restrictive covenants such as non-disclosure, non-compete and non-solicitation policies to protect the company. For all Executives, the term for the non-disclosure covenant is indefinite, the term for the non-compete covenant is during employment and for twelve (12) months following termination of employment, and the term for the non-solicitation covenant is during employment and for twenty-four (24) months following termination of employment.

For each Executive, the Executive Agreements are terminable with or without “Cause.” “Cause” for Mr. Laurence means any of the following: (i) any material act or acts of personal dishonesty on the part of Executive in connection with his employment with the Company, (ii) a material breach by Executive of his obligations to the Company (including repeated violation of, or failure to comply with, written Company policies in any material respect) which is not remedied within ten (10) days of the date of Executive’s receipt of notice from the Company Board of such breach, (iii) Executive’s conviction of, or entering of a guilty or nolo contendere plea with respect to, any crime punishable as (I) a felony or (II) a gross misdemeanor involving moral turpitude (expressly excluding vehicular related events not involving death or serious bodily injury), (iv) a reasonable finding by the Company Board of Managers, after a full and fair investigation, in a manner that the Company Board of Managers reasonably deems advisable, that includes opportunities by the Executive to confront the specific claims made with respect to his conduct, that there is clear and convincing evidence that Executive engaged in unlawful harassment based on a protected characteristic of any other employee of the Company, or (v) use or abuse of alcohol or other drugs in a manner which materially and detrimentally affects the performance of Executive’s duties, responsibilities or obligations as an employee of the Company.

“Cause” for Mr. Ortner means any of the following: (i) any material act or acts of personal dishonesty on the part of Executive in connection with his employment with the Company, (ii) a material breach by Executive of his obligations to the Company (including a violation of, or failure to comply with, Company policies in any material respect) which is not remedied within ten (10) days of the date of Executive’s receipt of notice from the Board of such breach, (iii) Executive’s conviction of, or entering of a guilty or nolo contendere plea with respect to, any crime punishable as a felony or gross misdemeanor, (iv) a finding of sexual or other unlawful harassment by Executive of any other employee of the Company, or (v) use of alcohol or other drugs in a manner which materially and detrimentally affects the performance of Executive’s duties, responsibilities or obligations as an employee of the Company.

“Cause” for Mr. Jable means any of the following: (i) Executive’s failure to perform Executive’s duties (other than any such failure resulting from incapacity due to Disability), the initial failure of which is not remedied within five (5) days of the date of Executive’s receipt of notice of such failure; (ii) Executive’s failure to comply with a valid and legal directive of the Company’s management; (iii) Executive’s engagement in dishonest, illegal conduct or misconduct, which, in each case, is or has the potential to be injurious to a Renters Warehouse Company; (iv) Executive’s embezzlement, misappropriation or fraud, whether or not related to Executive’s employment with the Company; (v) Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a misdemeanor involving moral turpitude, a gross misdemeanor or a felony; (vi) Executive’s violation of a Company policy, breach of Executive’s obligations to the Company, or breach of any obligations under this Agreement, the initial failure, violation or breach of which is not remedied within five (5) days of the date of Executive’s receipt of notice of such failure; (vii) Executive’s use of alcohol or other drugs in a manner which adversely impacts Executive’s performance of his/her duties, responsibilities or other obligations or Executive’s engagement in sexual or other harassment or discrimination; and (viii) Executive’s failure to observe policies or standards regarding employment practices that could result in liability to the Company or its affiliates.

If the termination is for “Cause,” then no severance shall be due to the Executive. However, for Mr. Laurence and Mr. Ortner, if termination occurs other than for “Cause” or if Executive resigns for “Good Reason,” the Executive will receive twelve (12) months of severance (paid in accordance with the Company’s standard payroll practices), subject to the execution of a release of claims in favor of the Company. “Good Reason,” as it applies to resignation, includes, but is not limited to, (i) a substantially diminished role or (ii) a change in the Executive’s principal place of work exceeding fifty (50) miles. For Mr. Jable, if the termination occurs within sixty (60) days of a “Sale of the Company,” he will receive one (1) year of severance (paid in accordance with ordinary payroll) subject to his execution of a release of claims in favor of the Company.

Annual Bonus Plan

Executives are eligible for discretionary annual bonuses. The eligible amount for each Executive is described in their respective Executive Employment Agreement. Mr. Laurence is eligible for 100% of his annual base salary, subject to targets determined by the Renters Warehouse board of directors. Mr. Ortner is eligible for a bonus of up to $300,000, subject to meeting targets as determined by the Renters Warehouse board of directors. Mr. Jable is eligible for a discretionary annual bonus of up to 50% of his annual base salary. His bonus is based on the performance of the Executive and the Company, the specific terms of which are reviewed by the Renters Warehouse board of directors. Messrs. Ortner and Jable each earned a discretionary annual bonus in 2021, each of which are reflected in the “Bonus” column of the Summary Compensation Table, and no Executive earned a discretionary annual bonus in 2020.

Equity Incentives

Executives have received annual grants of Renters Warehouse Class B Units during the course of their employment. The grant date fair value of the awards for each year are included in the “Stock Awards” column of the Summary Compensation Table, and the Renters Warehouse Class B Units outstanding as of December 31, 2021 are described below.

Equity Awards at 2021 Fiscal Year-End

Renters Warehouse has a restricted membership unit plan to encourage select members of its management team to acquire a proprietary interest in the growth and performance of the company and to enhance the ability of the company to attract, retain, and reward qualified individuals. Under the terms of the plan, Renters Warehouse may grant an unlimited number of Renters Warehouse Class B Units, which represent profits interests in Renters Warehouse. The restricted membership units generally contain time-vesting provisions. Restricted membership units also fully vest upon a change of control, such as the consummation of the Business Combination and as defined in the restricted membership unit agreements.

The following table reflects information regarding outstanding equity-based awards held by Mr. Laurence, Mr. Ortner and Mr. Jable as of December 31, 2021:

	Option Awards(1)(3)
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date(2)
Christopher Laurence	889,649	3,380,667	N/A	N/A
Kevin Ortner	1,053,572	—	N/A	N/A
Todd Jable	126,000	84,000	N/A	N/A

____________

(1)      The equity awards disclosed in this table are Renters Warehouse Class B Units that are held by Messrs. Laurence, Ortner and Jable, which are intended to be profits interests for federal income tax purposes. Despite the fact that the Renters Warehouse Class B Units do not require the payment of an exercise price or have an option expiration date, we believe they are economically similar to stock options and, as such, they are reported in this table as “Option” awards.

(2)      These equity awards are not traditional options, and therefore, there is no exercise price or option expiration date associated with them. Each award agreement provides that the Renters Warehouse Class B Units fully vest upon a sale of the Company.

(3)      In connection with the Business Combination, Messrs. Laurence, Ortner and Jable will receive 2,702,983, 1,103,211 and 142,684 shares of Appreciate Class B Common Stock, respectively, in exchange for the Class B Units. The shares received will not be subject to restriction and will be fully vested upon issuance.

Additional Narrative Disclosure

Retirement Benefits

Executives are eligible to participate in the Company’s 401(k) Plan. This plan allows for pre-tax and Roth contributions from the employees, not to exceed the IRW maximums each calendar year. There are currently no matching provisions in place and thus all contributions are employee-owned and 100% vested, including investment earnings. Individual fees for the plan are primarily paid by the employees that are participating in the plan, including executives.

Potential Payments Upon Termination or Change in Control

For Mr. Laurence and Mr. Ortner, the Executive Agreements are terminable with or without “Cause.” Provisions allow for resignation for “Good Reason” as defined within the plan. If the termination is for “Cause,” then no severance shall be due to the Executive. However, if termination occurs other than for “Cause” or if Executive resigns for “Good Reason,” the Executive will receive twelve (12) months of severance. A release of claims would be required, and payments would be made in accordance with the regular payroll schedule.

For Mr. Jable, the Executive Agreement is terminable with or without “Cause.” If the termination is for “Cause,” then no severance shall be due to the Executive. However, if the termination occurs sixty (60) days prior or sixty (60) days following a “Sale of the Company,” there would be one (1) year severance benefit, a release of claims would be required, and payments would be made in accordance with the regular payroll schedule.

The Company may also provide for “Change of Control Payment,” which means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of, or in connection with the consummation of the Business Combination or the transactions contemplated thereby or any other change of control transaction as set forth in the Business Combination Agreement (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any company related party transaction as defined by the Business Combination Agreement during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date. It is expected that a Change in Control Payment will be paid to each of Messrs. Laurence and Ortner in the amount of $250,000 and Mr. Jable in the amount of $75,000.

Director Compensation

Renters Warehouse paid the following board members the below compensation for the fiscal years 2020 and 2021:

Name	Board Meeting & Committee Meeting Fees	Non-Equity Incentive Plan Compensation	Earnings on Non-Equity Incentive Plan Compensation	Loan Amounts Forgiven	Amounts Foregone by Director Under Director’s Election to Receive Securities in Lieu of Cash
Scott Honour	$37,500	$—	$—	$—	$—
Douglas Bergeron	$25,000	$—	$—	$—	$—
Brenton Hayden	$50,000	$—	$—	$—	$—
Marcy Haymaker	$37,500	$—	$—	$—	$—
Ryan Marvin	$50,000	$—	$—	$—	$—

Following the closing of the Business Combination, the Combined Company intends to develop a compensation program for its independent directors, but the details of the compensation program have not yet been determined.

Compensation of Executive Officers and Directors after the Business Combination

Following the closing of the Business Combination, the post-combination company intends to develop an executive compensation program that is consistent with Renters Warehouse existing compensation policies and philosophies, which are designed to align compensation with the post-combination company’s business objectives and the creation of stockholder value, while enabling the post-combination company to attract, motivate and retain individuals who contribute to the long-term success of the post-combination company.

Decisions on the executive compensation program will be made by the Combined Company’s Compensation Committee, which will be established at the closing of the Business Combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the Combined Company’s Compensation Committee. The executive compensation program actually adopted will depend on the judgment of the members of the Combined Company’s Compensation Committee and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the Combined Company’s Compensation Committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term equity-based incentive compensation.

Base Salary

Base salaries of the named executive officers following the Business Combination have been agreed to by the Renters Warehouse board of directors. The initial base salaries are $500,000 for Mr. Laurence, $400,000 for Mr. Ortner, $300,000 for Mr. Jable, and $300,000 for Mr. Jacobson. Upon the achievement of certain financial targets that have been established by the Renters Warehouse board of directors, base salaries will be increased to $600,000, $450,000, $350,000 and $350,000, respectively. Base salaries will be reviewed and subject to adjustment, at least annually, by the Compensation Committee.

Annual Bonuses

Each of the named executive officers has a target annual bonus opportunity based on both the Company’s achievement of certain financial performance objectives and the named executive officer’s achievement of certain individual performance objectives. Each named executive officer’s target annual bonus opportunity is stated as a percentage of the named executive officer’s base salary and requires the named executive officer’s continued employment through December 31 of the calendar year during which the annual bonus is earned. The initial target annual bonuses will be 100% for Mssrs. Laurence and Ortner, and 50% for Mssrs. Jable and Jacobson.

Equity-Based Awards

Assuming the approval of Proposal No. 6, following the closing of the Business Combination, Appreciate will adopt the Equity Incentive Plan, in which Appreciate’s named executive officers will be eligible to participate. For a description of the Equity Incentive Plan see the section entitled “Proposal No. 6 — The Equity Incentive Plan Proposal.”

The post-combination company intends to use equity-based awards to reward long-term performance of the named executive officers. The post-combination company believes that providing a meaningful portion of the total compensation package in the form of equity-based awards will align the incentives of its named executive officers with the interests of its stockholders and serve to motivate and retain the individual named executive officers.

Executive Agreements

We anticipate that the post-combination company will put in place a policy to pay and compensate key executives as appropriate to attract, retain and compensate executive talent following the Business Combination and that said policies will be subject to Compensation Committee approval.

Benefits and Other Compensation

The post-combination company expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the named executive officers will participate. The post-combination company also expects to continue to provide certain perquisites to its named executive officers, subject to the Compensation Committee’s ongoing review.

Recoupment Policy

The Compensation Committee may recoup compensation payable to the named executive officers in accordance with any written clawback policy that the Compensation Committee may adopt or in accordance with applicable law, including the Sarbanes-Oxley Act.

Deductibility of Executive Compensation

Section 162(m) of the Code currently denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to the principal executive officer, principal financial officer and the three other most highly paid executive officers (other than a company’s chief executive officer and chief financial officer) of a publicly traded corporation. We expect our policy will be to consider the tax impact of our compensation arrangements as one factor, among others, in evaluating and determining the structure, implementation, and amount of awards paid to our executive officers. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of the post-combination company and its stockholders, and maintaining tax deductibility will not be the sole consideration taken into account in determining what compensation arrangements are in our and our stockholders’ best interests.

Potential Payments upon Termination or Change in Control

For Mr. Laurence and Mr. Ortner, the Executive Agreements are terminable with or without “Cause.” Provisions allow for resignation for “Good Reason” as defined within the plan. If the termination is for “Cause,” then no severance shall be due to the Executive. However, if termination occurs other than for “Cause” or if Executive resigns for “Good Reason,” the Executive will receive twelve (12) months of severance. A release of claims would be required, and payments would be made in accordance with the regular payroll schedule.

For Mr. Jable, the Executive Agreements are terminable with or without “Cause.” If the termination is for “Cause,” then no severance shall be due to the Executive. However, if the termination occurs sixty (60) days prior or sixty (60) days following a “Sale of the Company,” there would be one (1) year severance benefit, a release of claims would be required, and payments would be made in accordance with the regular payroll schedule.

The Company may also provide for “Change of Control Payment,” which means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of, or in connection with the consummation of the Business Combination or the transactions contemplated thereby or any other change of control transaction as set forth in the Business Combination Agreement (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any company related party transaction as defined by the Business Combination Agreement during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date. It is expected that a Change in Control Payment will be paid to each of Messrs. Laurence and Ortner in the amount of $250,000 and Mr. Jable in the amount of $75,000.

Director Compensation after the Business Combination

Following the completion of the Business Combination, our Compensation Committee will determine the annual compensation to be paid to the members of our Board.

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of the date of this proxy statement, concerning the persons who are expected to serve as directors and executive officers of Appreciate following the consummation of the Business Combination.

Name	Age	Position
Non-Employee Directors
Laurie A. Hawkes	65	Chairman
M. Joseph Beck	36	Director
Gloria Fu	50	Director
Douglas Bergeron	61	Director
Scott Honour	55	Director
William Bush	57	Director
Marcy Haymaker	34	Director
Executive Officers
Christopher Laurence	55	Chief Executive Officer and Director
Kevin Ortner	38	President
Nolan Jacobson	38	Chief Financial Officer
Todd Jable	51	Chief Technology Officer and Chief Operating Officer

Non-Employee Directors

Laurie A. Hawkes, Laurie A. Hawkes is Chairman of the Board of Broadstone Net Lease Inc (NYSE: BNL), a REIT that acquires, owns, and manages primarily single-tenant commercial real estate properties. She has served on the Broadstone board since 2016, including as lead independent director from February 2019 until assuming the Chair role in February 2021. From 2008 until 2016, Ms. Hawkes served in various roles at American Residential Properties, Inc. (NYSE: ARPI), which she co-founded, including director and President & Chief Operating Officer. From 1995 through 2007, Ms. Hawkes served in various roles at U.S. Realty Advisors, LLC, a single-tenant real estate investment and asset management firm, including partner from 1997 through 2007 and President from 2003 through 2007. Ms. Hawkes served as a Managing Director in Real Estate Investment Banking at CS First Boston Corp. from 1993 until 1995, and as Director of Real Estate Investment Banking at Salomon Brothers Inc. from 1979 until 1993. Ms. Hawkes has served on numerous other private and non-profit boards. She holds a B.A. from Bowdoin College and an M.B.A. from Cornell University. We believe that Ms. Hawkes’s extensive investment and business experience, including her service as the chief operating officer and a board member of a publicly-traded REIT, experience with the IPO of a REIT, and net leased investment experience are invaluable to the Company.

M. Joseph Beck, M. Joseph Beck has served as Co-Chief Executive Officer, Chief Financial Officer and a director of PTIC II since its inception. Since March 2021, Mr. Beck has served as a director of Jaguar Global Growth Corporation I, a special purpose acquisition company targeting business operating primarily outside of the United States in the PropTech sector. From July 2019 to December 2020, he served as Co-Chief Executive Officer, Chief Financial Officer and director of PTAC. Mr. Beck has served as a Managing Partner of Growth Strategies of Hennessy Capital Group LLC since July 2019. From August 2012 to July 2019, Mr. Beck served as a Senior Investment Manager of ADIA, where he was responsible for managing office, residential, industrial and retail assets in the U.S. totaling over $2.7 billion of net asset value or $3.6 billion of gross asset value. While at ADIA, Mr. Beck executed over $2.2 billion of equity commitments to U.S. acquisitions and developments and over $400.0 million of limited partner equity commitments to opportunistic real estate equity funds and real estate credit funds. From July 2008 to August 2012, Mr. Beck served as an analyst in the Investment Banking Division of Goldman, Sachs & Co., where he focused on mergers and acquisitions for companies in the real estate sector as well as public and private financings of equity, debt and structured products. He has served as a director of 7GC & Co. Holdings Inc. (NASDAQ: VII), a special purpose acquisition company targeting the technology industry, since December 2020. Mr. Beck holds a B.A. degree from Yale University. Mr. Beck is well qualified to serve as director due to his extensive real estate experience.

Gloria Fu, Gloria Fu has served as an independent director of PTIC II as of December 2020. Ms. Fu brings over 20 years of investment management expertise, most recently at JPMorgan Asset Management, Inc., where she served as a Managing Director and portfolio manager from February 2004 to April 2019. Ms. Fu’s broad base of expertise includes strategy, financial analysis, and shareholder-related issues. Ms. Fu is a subject matter expert in corporate governance issues. Ms. Fu was a founding member of JPMorgan Asset Management’s Proxy Committee for which she provided leadership and guidance on a broad range of topics including proxy contests, Say on Pay, and ESG. From March 2002 to February 2004, Ms. Fu was a Vice President at JPMorgan Securities and a sell-side equity research analyst focused on the gaming and lodging industries. Ms. Fu currently serves on the board of directors and member of the audit and development committees for Visions, a New York based non-profit sponsoring programs for the blind. Ms. Fu is also an advisory board member to MREN, a cloud-based real estate company. Ms. Fu is a Chartered Financial Analyst and holds a Bachelor of Sciences in Hotel Administration and Master’s in Hospitality Administration from Cornell University. Ms. Fu is well qualified to serve as a director due to her investment advisory and real estate expertise, particularly omnichannel retail and lodging.

Douglas Bergeron, Douglas Bergeron has been a member of the Renters Warehouse board of directors since September 2015. Mr. Bergeron has served as a Managing Partner of Hudson Executive Capital since February 2020, and as an advisor to Hudson Executive Capital since 2015. Mr. Bergeron is Chief Executive Officer and a Director of two special purpose acquisition companies, Hudson Executive Investment Corp. II (Nasdaq: HCIIU) and Hudson Executive Investment Corp III (Nasdaq: HIII). Prior to joining Hudson Executive Capital, Mr. Bergeron acted as the Chief Executive Officer of Verifone from July 2001 through March 2013, during which time Mr. Bergeron grew Verifone organically as well as through accretive, value-enhancing acquisitions and strategic partnerships. In 2002, Mr. Bergeron founded DGB Investment, Inc., a diversified holding company. Mr. Bergeron also held numerous positions at SunGard Data Systems from April 1990 to May 1999, including Managing Director of SunGard Capital Markets N.A., President of SunGard Futures Systems, and Group Chief Executive Officer of SunGard Brokerage Systems Group. He currently serves as the Chairman of the Board of Cantaloupe, Inc. (Nasdaq: CTLP). He received his B.A. from York University in Toronto in 1983 and his M.S. from the University of Southern California in 1987. He was awarded an Honorary L.L.D. from York University in 2013.

Scott Honour, Scott Honour serves as the Chairman of the Renters Warehouse board of directors. Mr. Honour is Managing Partner of NPG, a private equity firm, which he co-founded in 2012. He is Chairman of Perception Capital Corp. II (NASDAQ: PCCT), a special purpose acquisition company. He serves as a director of Pineapple Energy, Inc. (NASDAQ: PEGY) and EVO Transportation & Energy Services, Inc. Prior to founding NPG, Mr. Honour was at The Gores Group, a Los Angeles based private equity firm, for 10 years, serving as Senior Managing Director and one of the firm’s top executives. During his time at The Gores Group, the firm raised four funds, totaling $4.0 billion in aggregate, and made over 35 investments. Mr. Honour also served on the investment committee for The Gores Group. Prior to joining The Gores Group, Mr. Honour was a Managing Director at UBS Investment Bank from 2000 to 2002 and was an investment banker at Donaldson, Lufkin & Jenrette from 1991 to 2000. Mr. Honour began his career at Trammell Crow Company in 1988. Mr. Honour has served on the board of directors of numerous public and private companies including Anthem Sports & Entertainment Inc., 1st Choice Delivery Holdings, LLC (“1st Choice Delivery”), United Language Group Holdings, LLC (“United Language Group”) and Real Dolmen (REM: BB) and Westwood One, Inc. (formerly Nasdaq: WWON) and is a co-founder of Titan CNG LLC and YapStone Inc. Mr. Honour earned a B.S. and B.A., cum laude, in Business Administration and Economics from Pepperdine University and an M.B.A. in Finance and Marketing from the Wharton School of the University of Pennsylvania. Mr. Honour is well qualified to serve as a director due to his extensive investment banking and principal investing experience.

William Bush, William Bush is Chief Financial Officer of Stem, Inc. (NYSE: STEM), a global leader in artificial intelligence (AI)-driven energy software and services. Mr. Bush has served in this role since leading the company’s public listing via a reverse merger with Star Peak Energy Transition Corp., a special purpose acquisition company in April 2021. From November 2016 until the merger, Mr. Bush served as Chief Financial Officer of the company’s predecessor. From 2010 to 2016, Mr. Bush served as Chief Financial Officer of Borrego Solar Systems Inc., a solar and energy storage company. Mr. Bush has served as Chief Financial Officer for numerous high-growth solar, software and online media companies, and co-founded Buzzsaw.com, a spinoff of Autodesk, Inc., in 1999. Mr. Bush also served as Corporate Controller for Autodesk, Inc. (Nasdaq: ADSK), a software company, from 1997 to 1999 and previously worked for seven years in public accounting with Ernst & Young LLP and PricewaterhouseCoopers LLP. Mr. Bush earned his B.S. in Business Administration from the University of California, Berkeley and is a Certified Public Accountant. Mr. Bush is well qualified to serve as a director due to his extensive experience as an executive officer of a publicly-traded company and extensive financial experience gained both in operating companies and in public accounting.

Marcy Haymaker, Marcy Haymaker is a Partner at NPG, which she was involved in the formation of in 2012. She also served as Principal for Sustainable Opportunities Acquisition Corp., the first ESG focused SPAC, and serves as a director of Perception Capital Partners II (NASDAQ: PCCTU). Prior to joining NPG, Ms. Haymaker was an Associate at The Gores Group, an operations-focused private equity firm with over $4.0 billion in assets under management at the time. Ms. Haymaker began her career as an Analyst at U.S. Bancorp, headquartered in Minneapolis. Ms. Haymaker serves on the boards of 1st Choice Delivery, United Language Group and Lake Street Labs. Ms. Haymaker earned a B.S. in Finance from the Curtis L. Carlson School of Management at the University of Minnesota. Ms. Haymaker is well qualified to serve as a director due to her extensive board experience.

Executive Officers

Christopher Laurence, Christopher Laurence is Chief Executive Officer of Renters Warehouse, a position he has held since February 2021. From 2015 to 2019, Mr. Laurence was Chief Operating Officer at Cydcor LLC, a privately-owned outsourced sales company specializing in B2B and B2C customer acquisition for Fortune 500 brands and high-profile growth companies in channels including telecom, energy and business services. Before joining Cydcor LLC, Mr. Laurence was Interim Chief Financial Officer of 99 Cents Only Stores LLC, at the time a $2.0 billion revenue, publicly reporting discount retailer controlled by Ares Management. From 2001 to 2014, Mr. Laurence served in roles including Chief Executive Officer, Chief Operating Officer and Chief Financial Officer at ThreeSixty Sourcing Ltd., a leading product development and sourcing company headquartered in Hong Kong. Mr. Laurence was previously a General Partner at consumer-focused private equity firm Brentwood Associates and began his career as a financial analyst in the mergers and acquisitions group of Morgan Stanley. Mr. Laurence graduated magna cum laude from Brown University with a dual concentration in Economics and Organizational Behavior and Management, with Honors. Mr. Laurence is well qualified to serve as a director of Appreciate due to his extensive leadership and business experience in the business to business and business to consumer service industries.

Kevin Ortner, Kevin Ortner is the President of Renters Warehouse. He first joined the Company in 2009 when he opened the first Renters Warehouse franchise in Phoenix, AZ. His franchise has been consistently awarded with best-in-class business and culture awards, and reached a record 2000 properties under management for a single franchise in 2016. In 2015, Mr. Ortner went on to take the reins of the entire company, helping see it through monumental growth nationwide and a majority share private equity investment. Mr. Ortner is a two-time honoree of the American Stevie Business Awards, Executive of the Year award (2015 and 2016) and received an International Stevie Business Award for his achievements as CEO. His leadership helped the Company become a ten-time honoree of the prestigious Inc. 500/5000 list of fastest growing privately held companies in America. Mr. Ortner is a previous Advisory Council Board Member for the Single-Family Rental Association (SFRA), an organization under the Five Star Institute that is committed to responding to business opportunity and industry betterment in the real estate landscape across the U.S. In 2017, Mr. Ortner published his first book — Rent Estate™ Revolution. Throughout the book Mr. Ortner shares the Renters Warehouse philosophy and business expertise around SFR properties to drive long-term wealth creation, retirement security and financial freedom for the everyday person.

Nolan Jacobson, Nolan Jacobson is Chief Financial Officer of Renters Warehouse. Prior to joining Renters Warehouse in 2018, Mr. Jacobson previously served as Treasurer at Silver Bay Realty Trust Corp., the first public SFR REIT from 2013 to 2017. Prior to joining Silver Bay, Mr. Jacobson held various corporate finance and accounting positions at Alliant Techsystems, a Fortune 500 public aerospace and defense firm with $4.5 billion in revenue. Nolan began his career as the Controller at Lake Country Builders, a residential construction and remodeling firm with operations in Minnesota and Wisconsin. Mr. Jacobson currently serves as an advisory board member of Lake Country Builders. Mr. Jacobson graduated from DePaul University with a concentration in Finance.

Todd Jable, Todd Jable has over 10 years of experience as a leader in the SFR sector and over 20 years of information technology leadership. He previously served as the founding Chief Technology Officer of Silver Bay, the first public SFR REIT, from 2012 to 2017 and the Chief Technology Officer of FirstKey Homes from 2017 to 2018. Todd also served as the chair of the Technology Committee of National Rental Homes Council (the SFR industry association) for 5 years and remains active on the Technology and Operations Committees. Todd joined Renters Warehouse in 2018 as Chief Technology Officer and later in 2018 also assumed the role of Chief Operating Officer.

Composition of the Appreciate Board

The business and affairs of Appreciate will be managed under the direction of the Appreciate Board. The total authorized number of directors constituting the Appreciate Board will initially consist of eight (8) directors, and thereafter, the number of directors will be fixed exclusively by one or more resolutions adopted from time to time by a majority of the Appreciate Board. The Appreciate Board will be divided into three classes (Class I, Class II and Class III), as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by the stockholders. The Appreciate Board will initially be divided among the three classes as follows:

•        the Class I directors will be Gloria Fu and M. Joseph Beck, and their terms will expire at the first annual meeting of stockholders following the Closing.

•        the Class II directors will be William Bush, Douglas Bergeron, and Marcy Haymaker, and their terms will expire at the second annual meeting of stockholders following the Closing.

•        the Class III directors will be Christopher Laurence, Scott Honour, and Laurie A. Hawkes, and their terms will expire at the third annual meeting of stockholders following the Closing.

The division of the Appreciate Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. See the section of this proxy statement captioned “Proposal No. 4 — The Advisory Governing Documents Proposals — Anti-Takeover Effects of the Proposed Governing Documents and Certain Provisions of Delaware Law” for a discussion of these and other anti-takeover provisions found in the Proposed Governing Documents, which will be in effect upon the Closing.

Controlled Company Exemption

If approximately 39.7% or more of the shares of PTIC II Class A Common Stock are redeemed prior to the Business Combination, after completing the Business Combination, we expect that the parties to the Investor Rights Agreement and CEF Registration Rights Agreement will beneficially own, in the aggregate, a majority of all outstanding shares of Appreciate Common Stock. As a result, Appreciate will be a “controlled company” within the meaning of the Nasdaq Listing Rules. Under the Nasdaq Listing Rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including, but not limited to, requirements that:

•        a majority of the Appreciate Board consist of directors who qualify as “independent” as defined under Nasdaq Listing Rules;

•        the Appreciate Board have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        that director nominees must either be selected, or recommended for the Appreciate Board’s selection, either by independent directors constituting a majority of the Appreciate Board’s independent directors in a vote in which only independent directors participate, or a governance and nominating committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

For at least some period following the Business Combination, Appreciate may utilize these and any additional exemptions for so long as it remains a “controlled company.” Accordingly, you may not have the same protections as those afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that Appreciate ceases to be a “controlled company” and the shares of Appreciate Class A Common Stock continue to be listed on the Nasdaq Stock Market, Appreciate will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, Appreciate may be required to add additional directors to its board in order to achieve such compliance within the applicable transition periods.

Independence of the Appreciate Board

Under the Nasdaq Listing Rules, an “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors. As a controlled company, Appreciate will be largely exempt from, and expects to avail itself to exemptions of, such requirements. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we have determined that at least Laurie A. Hawkes, M. Joseph Beck, Gloria Fu, Douglas Bergeron, and William Bush, representing five (5) members of the proposed Appreciate Board, will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq.

Committees of the Appreciate Board

Following the consummation of the Business Combination, it is anticipated that the Appreciate Board will have three standing committees: an audit committee; a compensation committee; and a governance and nominating committee. In addition, special committees may be established from time to time under the direction of the Appreciate Board when necessary to address specific issues.

Each of the audit committee, the compensation committee and the governance and nominating committee will operate under a written charter that will be approved by the Appreciate Board. A copy of each of the audit committee, the compensation committee and the governance and nominating committee charters will be available on Appreciate’s corporate website at www.Appreciate.rent following the Closing. The information contained on or that can be accessed through this website is not incorporated by reference into this proxy statement, and you should not consider such information to be part of this proxy statement.

Audit Committee

Upon the consummation of the Business Combination, we expect Appreciate to have an audit committee, consisting of William Bush, Gloria Fu and Douglas Bergeron, with William Bush serving as the chairperson of the audit committee. Each of the foregoing individuals is expected to qualify as independent under the Nasdaq Listing Rules and the independence requirements of Rule 10A-3 under the Exchange Act for purposes of serving on the audit committee. Each expected member of the audit committee is financially literate and following the Business Combination, the Appreciate Board will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of Nasdaq.

The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in Appreciate’s proxy statement, to oversee Appreciate’s corporate accounting and financial reporting process and to assist the Appreciate Board in its oversight and monitoring of (i) the quality and integrity of the financial statements, (ii) compliance with legal and regulatory requirements, (iii) Appreciate’s risk management program, (iv) Appreciate’s independent registered public accounting firm’s qualifications and independence, (v) the performance of Appreciate’s independent registered public accounting firm and (vi) the performance of Appreciate’s internal audit function (if any) and internal controls. The audit committee will be responsible for, among other things:

•        appointing, compensating, retaining and overseeing the work of Appreciate’s independent auditor and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services;

•        discussing with Appreciate’s independent auditor any audit problems or difficulties and management’s response thereto;

•        pre-approving all audit and non-audit services provided by Appreciate’s independent auditor (other than those provided pursuant to appropriate preapproval policies established by the committee or exempt from such requirement under SEC rules);

•        reviewing and discussing Appreciate’s annual and quarterly financial statements with management and Appreciate’s independent registered public accounting firm;

•        discussing and overseeing the adequacy and effectiveness of Appreciate’s programs and policies with respect to risk assessment and enterprise risk management, including major financial risk exposures and the steps management has taken to monitor and control such exposures; and

•        establishing and annually reviewing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and procedures for the confidential and anonymous submission by Appreciate’s employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee

Upon the consummation of the Business Combination, we expect Appreciate to have a compensation committee, consisting of Marcy Haymaker, Laurie A. Hawkes and M. Joseph Beck, with Marcy Haymaker serving as the chairperson of the compensation committee. Each of the foregoing individuals is expected to qualify as independent under the Nasdaq Listing Rules and the independence requirements of Rule 10A-3 under the Exchange Act for purposes of serving on the compensation committee, and each of the foregoing individuals is expected to qualify as a “non-employee director” as defined in Section 16b-3 of the Exchange Act.

The compensation committee will oversee Appreciate’s compensation policies, plans and benefits programs. The compensation committee will be responsible for, among other things:

•        reviewing and approving corporate goals and objectives with respect to the compensation of Appreciate’s chief executive officer, evaluating the chief executive officer’s performance in light of these goals and objectives and setting the chief executive officer’s compensation;

•        reviewing and setting or making recommendations to the Appreciate Board regarding the compensation of Appreciate’s other executive officers;

•        assessing the overall compensation structure of Appreciate;

•        reviewing and approving or making recommendations to the Appreciate Board regarding incentive compensation and equity-based plans and arrangements; and

•        appointing and overseeing any compensation consultants.

Governance and Nominating Committee

Upon the consummation of the Business Combination, we expect Appreciate to have a governance and nominating committee, consisting of Douglas Bergeron, Laurie A. Hawkes and William Bush, with Douglas Bergeron serving as the chairperson of the governance and nominating committee. Each of the foregoing individuals is expected to qualify as independent under the Nasdaq Listing Rules.

The governance and nominating committee will oversee and assist the Appreciate Board in reviewing and recommending nominees for election as directors. The governance and nominating committee will be responsible for, among other things:

•        identifying individuals qualified to become members of the Appreciate Board, consistent with criteria approved by the Appreciate Board;

•        recommending to the Appreciate Board the nominees for election to the Appreciate Board at annual meetings of Appreciate Stockholders; and

•        developing and recommending to the Appreciate Board a set of corporate governance guidelines and a code of conduct applicable to members of the Appreciate Board.

Role of the Board in Risk Oversight

Following the Closing, the Appreciate Board is expected to have an active role, as a whole and also at the committee level, in overseeing the management of Appreciate’s risks. The Appreciate Board will be responsible for general oversight of risks and regular review of information regarding such risks, including credit risks, liquidity risks and operational risks. The audit committee will be responsible for overseeing the management of risks relating to accounting matters and financial reporting. The compensation committee will be responsible for overseeing the management of risks relating to Appreciate’s executive compensation plans and arrangements. The governance and nominating committee will be responsible for overseeing the management of risks associated with the independence of the Appreciate Board and potential conflicts of interest. Although each committee will be responsible for evaluating certain risks and overseeing the management of such risks, the entire Appreciate Board is expected to be regularly informed through discussions with committee members and regular reports from management about such risks, as well as the actions taken by management to adequately address those risks. This administration of the Appreciate Board’s risk oversight function is not expected to negatively affect the Appreciate Board’s leadership structure.

Code of Business Conduct and Ethics

Appreciate will adopt a new Code of Business Conduct and Ethics applicable to all of its directors, officers and employees, including those officers responsible for financial reporting. Appreciate’s Code of Business Conduct and Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. A copy of the Code of Business Conduct and Ethics will be available on Appreciate’s website following the Closing. Information contained on or accessible through such website is not a part of this proxy statement, and the inclusion of the website address in this proxy statement is an inactive textual reference only. Appreciate intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its Code of Business Conduct and Ethics on its website rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of Appreciate’s executive officers has, during the last year, participated in deliberations of the Appreciate Board concerning executive officer compensation. None of Appreciate’s expected executive officers currently serve, or have served during the last year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any entity that has one or more executive officers serving as a member of the Appreciate Board or on either company’s compensation committee.

Non-Employee Director Compensation

Following the consummation of the Business Combination, the Appreciate Board intends to approve a non-employee director compensation program. Pursuant to this non-employee director compensation program, the Combined Company’s non-employee directors will receive both cash and equity compensation for his or her service as a member of the Appreciate Board.

Executive Compensation

Following the consummation of the Business Combination, the following individuals will serve as executive officers of the Combined Company: Mr. Laurence as the Chief Executive Officer; Mr. Ortner as President; Mr. Jacobson as the Chief Financial Officer; and Mr. Jable as the Chief Technology Officer. See the section entitled “Executive Compensation of Renters Warehouse Officers and Directors” for historical compensation for each of the foregoing individuals.

Following the consummation of the Business Combination, Appreciate intends to develop an executive compensation program that is designed to align compensation with the Combined Company’s business objectives and the creation of stockholder value, while enabling the Combined Company to attract, retain, incentivize and reward individuals who contribute to the long-term success of the Combined Company. Decisions on the executive compensation program will be made by the Combined Company’s compensation committee. See the section entitled “Executive Compensation of Renters Warehouse Officers and Directors — Compensation of Executive Officers and Directors after the Business Combination.”

Limitation on Liability and Indemnification Matters

The Proposed Appreciate Charter contains provisions that limit the liability of Appreciate’s directors for damages to the fullest extent permitted by Delaware law. Consequently, Appreciate’s directors will not be personally liable to Appreciate or its stockholders for damages as a result of an act or failure to act in his or her capacity as a director, unless:

•        the presumption that directors are acting in good faith, on an informed basis, and with a view to the interests of Appreciate has been rebutted; and

•        it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud or a knowing violation of law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF PTIC II AND THE COMBINED COMPANY

The following table sets forth information regarding the beneficial ownership of shares of PTIC II Common Stock as of October 4, 2022, the record date (pre-Business Combination), and of Appreciate Common Stock immediately following consummation of the Business Combination (post-Business Combination), assuming that no shares of PTIC II Class A Common Stock are redeemed and, alternatively, that the maximum number of shares of PTIC II Class A Common Stock is redeemed, by:

•        each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by PTIC II to be the beneficial owner of more than 5% of shares of outstanding PTIC II Common Stock on such date;

•        each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by PTIC II who may become beneficial owner of more than 5% of shares of outstanding Appreciate Common Stock immediately following the Business Combination;

•        each of PTIC II’s current executive officers and directors;

•        each person who will (or is expected to) become an executive officer or a director of Appreciate upon consummation of the Business Combination;

•        all of PTIC II’s current executive officers and directors as a group; and

•        all of Appreciate’s executive officers and directors as a group upon consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if she, he or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within sixty (60) days of October 4, 2022. Shares subject to Warrants or options that are currently exercisable or exercisable within sixty (60) days of October 4, 2022 or subject to restricted stock units that vest within sixty (60) days of October 4, 2022 are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but are not treated as outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person. Shares issuable pursuant to Appreciate Common Stock or underlying warrants of Appreciate listed in the table below are represented in shares of Appreciate Common Stock, after giving effect to the Business Combination. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to PTIC II, PTIC II believes that the persons and entities named in the table below have, or will have immediately after the consummation of the Business Combination, sole voting and investment power with respect to all shares shown as beneficially owned by them.

The beneficial ownership of shares of PTIC II Common Stock pre-Business Combination is based on 28,750,000 shares of PTIC II Common Stock, consisting of (i) 23,000,000 shares of PTIC II Class A Common Stock and (ii) 5,750,000 shares of PTIC II Class B Common Stock, issued and outstanding as of October 4, 2022.

The expected beneficial ownership of shares of Appreciate Common Stock post-Business Combination assuming none of the shares of PTIC II Class A Common Stock are redeemed has been determined based upon the following: (i) no PTIC II Stockholder has exercised her, his or its redemption rights to receive cash from the Trust Account in exchange for her, his or its PTIC II Common Stock and we have not issued any additional PTIC II Common Stock and (ii) there will be an aggregate of 29,200,000 shares of Appreciate Class A Common Stock issued and outstanding at the Closing and 22,386,641 shares of Appreciate Class B Common Stock issued and outstanding at the Closing (after accounting for certain de minimis rounding adjustments that may occur in the allotment of shares as merger consideration).

The expected beneficial ownership of shares of Appreciate Common Stock post-Business Combination assuming the maximum of 23,000,000 shares of PTIC II Class A Common Stock have been redeemed has been determined based on the following: (i) PTIC II Class A Stockholders (other than the stockholders listed in the table below) have exercised their redemption rights with respect to 23,000,000 shares of PTIC II Class A Common Stock, and (ii) there will be an aggregate of 6,200,000 shares of Appreciate Class A Common Stock issued and outstanding at the Closing and 31,200,000 shares of Appreciate Class B Common Stock issued and outstanding at the Closing (after accounting for certain de minimis rounding adjustments that may occur in the allotment of the shares as merger consideration).

The beneficial ownership information below excludes: (i) the shares underlying the Warrants because those securities are not exercisable within sixty (60) days of October 4, 2022 and are contingent upon the consummation of the Business Combination; (ii) the Earnout Units (as defined in the Business Combination Agreement); (iii) the shares expected to be issued or reserved under the Equity Incentive Plan; and (iv) the shares that may be issued in connection with the Committed Equity Financing.

The expected beneficial ownership of Appreciate Class A Common Stock and Appreciate Class B Common Stock post-Business Combination under the header “After Business Combination — Assuming No Redemptions” assumes none of the shares of PTIC II Class A Common Stock have been redeemed.

Name and Address of Beneficial Owners(1)	Prior to Business Combination(2)		After Business Combination
			Assuming No Redemptions			Assuming Maximum Redemptions
	Number of Shares	%	Number of Shares	%	% of Voting Power	Number of Shares	%	% of Voting Power
Executive Officers and Directors of PTIC II prior to the Business Combination:
Thomas D. Hennessy(3)	5,595,000	19.5%	5,595,000	10.8%	10.8%	5,595,000	15.0%	15.0%
M. Joseph Beck(3)	5,595,000	19.5%	5,595,000	10.8%	10.8%	5,595,000	15.0%	15.0%
Jack Leeney	25,000	*	25,000	*	*	25,000	*	*
Courtney Robinson	25,000	*	25,000	*	*	25,000	*	*
Gloria Fu	25,000	*	25,000	*	*	25,000	*	*
Margaret Whelan	30,000	*	30,000	*	*	30,000	*	*
Adam Blake	25,000	*	25,000	*	*	25,000	*	*
Daniel J. Hennessy(3)	5,595,000	19.5%	5,595,000	10.8%	10.8%	5,595,000	15.0%	15.0%
All executive officers and directors as a group (8 individuals)	5,725,000	19.9%	5,725,000	11.1%	11.1%	5,725,000	15.3%	15.3%
Five Percent Holders:
HC PropTech Partners II LLC(4)	5,595,000	19.5%	5,595,000	10.8%	10.8%	5,595,000	15.0%	15.0%
HGC Investment Management Inc.(5)	1,200,000	4.2%	1,200,000	2.3%	2.3%	1,200,000	3.2%	3.2%
Aristeia Capital L.L.C.(6)	1,500,000	5.2%	1,500,000	2.9%	2.9%	1,500,000	4.0%	4.0%
Magnetar Financial LLC(7)	1,426,495	5.0%	1,426,495	2.8%	2.8%	1,426,495	3.8%	3.8%
Polar Asset Management Partners Inc.(8)	1,299,398	4.5%	1,299,398	2.5%	2.5%	1,299,398	3.5%	3.5%
Beryl Capital Management LLC(9)	1,593,152	5.5%	1,593,152	3.1%	3.1%	1,593,152	4.3%	4.3%
Linden Capital L.P.(10)	1,261,065	4.4%	1,261,065	2.4%	2.4%	1,261,065	3.4%	3.4%
Citadel Advisors LLC(11)	1,153,142	4.0%	1,153,142	2.2%	2.2%	1,153,142	3.1%	3.1%
Anson Funds Management LP(12)	1,184,276	4.1%	1,184,276	2.3%	2.3%	1,184,276	3.2%	3.2%
NPG/Lake Street(13)(15)	—	—	14,041,237	27.2%	27.2%	21,359,317	57.1%	57.1%
Executive Officers and Directors of Appreciate After Consummation of the Business Combination:
Chris Laurence(13)			2,682,575	5.2%	5.2%	2,683,597	7.2%	7.2%
Kevin Ortner(13)(14)			1,094,634	2.1%	2.1%	1,094,634	2.9%	2.9%
Nolan Jacobson(13)			142,682	*	*	142,682	*	*
Todd Jable(13)			141,574	*	*	141,574	*	*
M. Joseph Beck(3)			5,595,000	10.8%	10.8%	5,595,000	15.0%	15.0%
Gloria Fu			25,000	*	*	25,000	*	*
Douglas Bergeron			—	—	—	—	—	—
William Bush			—	—	—	—	—	—
Laurie A. Hawkes			—	—	—	—	—	—
Marcy Haymaker(15)			—	—	—	—	—	—
Scott Honour(15)			—	—	—	—	—	—
All executive officers and directors of Appreciate as a group (11 individuals)			9,681,465	18.8%	18.8%	9,682,487	25.9%	25.9%

____________

*         Less than 1%.

(1)      Unless otherwise noted, the business address of each of the directors and officers prior to the Business Combination is c/o PropTech Investment Corporation II, 3415 N. Pines Way, Suite 204, Wilson, WY 83014 and the business address of each of the directors and officers after the Business Combination is c/o Appreciate Holdings, Inc., 3415 N. Pines Way, Suite 204, Wilson, WY 83014.

(2)      Prior to the Business Combination, the percentage of beneficial ownership of PTIC II as of October 4, 2022 is calculated based on (a) 23,000,000 shares of PTIC II Class A Common Stock and (b) 5,750,000 shares of PTIC II Class B Common Stock, in each case, outstanding as of such date.

(3)      Each of these individuals hold a direct or indirect interest in Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(4)      Consists of 5,595,000 shares of PTIC II Class B Common Stock held directly by the Sponsor prior to the consummation of the Business Combination. Following the consummation of the Business Combination, will consist of 5,595,000 shares of Appreciate Class A Common Stock. Each of Thomas D. Hennessy, M. Joseph Beck and Daniel J. Hennessy are the managing members of HC PropTech II LLC, the managing member of the Sponsor, and as such, each have voting and investment discretion with respect to the PTIC II Common Stock held of record by the Sponsor and thus may be deemed to have shared beneficial ownership of the PTIC II Common Stock held directly by the Sponsor. Each such entity or person expressly disclaims any such beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of Sponsor and each of Thomas D. Hennessy, M. Joseph Beck and Daniel J. Hennessy is c/o PropTech Investment Corporation II, 3415 N. Pines Way, Suite 204, Wilson, WY 83014.

(5)      Based solely on the Schedule 13G filed with the SEC on February 14, 2022 by HGC Investment Management Inc. (“HGC”), which serves as the investment manager to HGC Arbitrage Fund LP (the “Fund”). The address for HGC is 366 Adelaide, Suite 601, Toronto, Ontario M5V 1R9, Canada.

(6)      Based solely on the Schedule 13G filed with the SEC on February 16, 2021, as amended on February 14, 2022, Aristeia Capital L.L.C. owns 1,500,000 shares of PTIC II Class A Common Stock. The business address for Aristeia Capital L.L.C. is One Greenwich Plaza, 3rd Floor, Greenwich, CT 06830.

(7)      Based solely on the Schedule 13G/A with the SEC on January 21, 2022. This statement relates to the units held for Magnetar Constellation Master Fund, Ltd (“Constellation Master Fund”), Magnetar Constellation Fund II, Ltd (“Constellation Fund”), Magnetar Xing He Master Fund Ltd (“Xing He Master Fund”), Magnetar Capital Master Fund Ltd, (“Master Fund”), Magnetar Systematic Multi-Strategy Master Fund Ltd (“Systematic Master Fund”), Purpose Alternative Credit Fund Ltd (“Purpose Fund”), Magnetar Lake Credit Fund LLC (“Lake Credit Fund”), Magnetar Structured Credit Fund, LP (“Structured Credit Fund”), Magnetar Lake Credit Fund LLC (“Lake Credit Fund”) and Purpose Alternative Credit Fund — T LLC (“Purpose Fund-T”), collectively (the “Magnetar Funds”). Magnetar Financial serves as the investment adviser to the Magnetar Funds, and as such, Magnetar Financial exercises voting and investment power over the Units held for the Magnetar Funds’ accounts. Magnetar Capital Partners serves as the sole member and parent holding company of Magnetar Financial. Supernova Management is the general partner of Magnetar Capital Partners. The manager of Supernova Management is Alec N. Litowitz. As of December 31, 2021, each of Magnetar Financial, Magnetar Capital Partners, Supernova Management and Alec N. Litowitz held 1,426,495 units. The amount consists of (A) 543,090 units held for the account of Constellation Master Fund; (B) 40,705 units held for the account of Master Fund; and (C) 188,340 units held for the account of Xing He Master Fund; (D) 154,800 units held for the account of Constellation Fund; (E) 202,530 units held for the account of Structured Credit Fund; (F) 84,000 units held of the account of Systematic Master Fund; (G) 104,490 units held for the account of Lake Credit Fund; (H) 64,500 units held for the account of Purpose Fund; and (I) 32,250 units held of the account of Purpose Fund -T. The principal place of business for each of these entities and individuals is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(8)      Based solely on the Schedule 13G filed with the SEC on February 10, 2021, as amended on February 10, 2022, by Polar Asset Management Partners Inc., which serves as the investment advisor to Polar Multi-Strategy Master Fund (“PMSMF”) with respect to the shares of the PTIC II Class A Common Stock directly held by PMSMF. Polar Asset Management Partners Inc. serves as the investment fund manager, portfolio manager, exempt market dealer and commodity trading manager registered with the Ontario Securities Commission. The principal business address of the Reporting Person is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(9)      Based solely on the Schedule 13G/A filed with the SEC on May 12, 2022 by Beryl Capital Management LLC, which serves as the investment manager to private investment funds and other accounts, and David Witkin. David Witkin is the control person of Beryl Capital Management LLC.

(10)    Based solely on the Schedule 13G filed by Linden Capital L.P. (“Linden Capital”) with the SEC on December 11, 2020, as amended on February 4, 2021 and January 31, 2022, on behalf of Linden GP LLC (“Linden GP”), Linden Advisors LP (“Linden Advisors”), and Siu Min (Joe) Wong. Each of Linden Advisors and Mr. Wong may be deemed the beneficial owner of 1,261,065 shares of PTIC II Class A Common Stock. This amount consists of 1,183,662 shares of PTIC II Class A Common Stock held by Linden Capital and 77,403 shares of PTIC II Class A Common Stock held by separately managed accounts. Each of Linden GP and Linden Capital may be deemed the beneficial owner of the 1,183,662 shares of PTIC II Class A Common Stock held by Linden Capital. The principal business address for Linden Capital is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The principal business address for each of Linden Advisors, Linden GP and Mr. Wong is 590 Madison Avenue, 15th Floor, New York, New York 10022.

(11)    Based solely on the Schedule 13G filed with the SEC on December 18, 2020, as amended on February 16, 2021 and February 14, 2022, by Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings LP (“CAH”), Citadel GP LLC (“CGP”), Citadel Securities LLC (“Citadel Securities”), Citadel Securities Group LP, Citadel Securities GP LLC and Kenneth Griffin. Citadel Advisors, CAH and CGP have voting and dispositive power over 1,150,000 shares of PTIC II Class A Common Stock. Citadel Securities has voting and dispositive power over 3,142 shares of PTIC II Class A Common Stock. Citadel Advisors, Citadel Securities Group LP and Citadel Securities GP LLC have voting and dispositive power over 3,142 shares of PTIC II Class A Common Stock. Kenneth Griffin has voting and dispositive power over 1,153,142 shares of PTIC II Class A Common Stock. Citadel Advisors is the portfolio manager for Citadel-Multi-Strategy Equities Master Fund Ltd. CAH is the sole member of Citadel Advisors. CGP is the general partner of CAH. CALC4 is the non-member manager of Citadel Securities. CSGP is the general partner of CALC4. Mr. Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP. The address of the principal business office of each of Citadel Advisors, CAH, CGP, Citadel Securities, CALC4, CSGP and Kenneth Griffin is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(12)    Based solely on the Schedule 13G filed with the SEC on February 11, 2022, on behalf of Anson Funds Management LP (d/b/a Anson Funds), Anson Management GP LLC, Mr. Bruce R. Winson, the principal of Anson Funds Management LP and Anson Management GP LLC, Anson Advisors Inc., Mr. Amin Nathoo, a director of Anson Advisors Inc., and Mr. Moez Kassam, a director of Anson Advisors Inc. Anson Funds Management LP and Anson Advisors Inc. serve as co-investment advisors to a private fund (the “Fund”) and may direct the vote and disposition of the 1,184,276 shares of PTIC II Class A Common Stock held by the Fund. As the general partner of Anson Funds Management LP, Anson Management GP LLC may direct the vote and disposition of the 1,184,276 shares of PTIC II Class A Common Stock held by the Fund. As the principal of Anson Fund Management LP and Anson Management GP LLC, Mr. Winson may direct the vote and disposition of the 1,184,276 shares of PTIC II Class A Common Stock held by the Fund. As directors of Anson Advisors Inc., Mr. Nathoo and Mr. Kassam may each direct the vote and disposition of the 1,184,276 shares of PTIC II Class A Common Stock held by the Fund. Anson Funds Management LP, Anson Management GP LLC, Mr. Winson, Anson Advisors Inc., Mr. Nathoo and Mr. Kassam are the beneficial owners of 1,184,276 shares of PTIC II Class A Common Stock held by the Fund. Anson Funds Management LP and Anson Advisors Inc., as the co-investment advisors to the Fund, may direct the vote and disposition of the 1,184,276 shares of PTIC II Class A Common Stock held by the Fund. Anson Management GP LLC, as the general partner of Anson Funds Management LP, may direct the vote and disposition of the 1,184,276 shares of shares of PTIC II Class A Common Stock held by the Fund. As the principal of Anson Funds Management LP and Anson Management GP LLC, Mr. Winson may direct the vote and disposition of the 1,184,276 shares of PTIC II Class A Common Stock held by the Fund. Mr. Nathoo and Mr. Kassam, each as a director of Anson Advisors Inc., may direct the vote and disposition of the 1,184,276 shares of PTIC II Class A Common Stock held by the Fund.

(13)    Consists of shares of Appreciate Class B Common Stock. Shares of Appreciate Class B Common Stock may together with the corresponding NewCo LLC Class B Units, be exchanged for shares of Appreciate Class A Common Stock.

(14)    Represents 573,688 shares of Appreciate Class B Common Stock held directly and a 50% beneficial interest in 262,907 and 778,984 shares of Appreciate Class B Common Stock held by Tatanka, LLC and RWA Holdings, Inc. Mr. Ortner shares voting and investment control over the shares held by these entities and disclaims beneficial ownership of the other 50% beneficial interest in the shares.

(15)    Lake Street Landlords, LLC and LSS Sustainable SPAC LLC are the record owner of such shares and NPG holds voting and investment control over both entities. Mr. Honour and Ms. Haymaker are managing partners of NPG and disclaim beneficial ownership of the shares of Appreciate Class B Common Stock held by Lake Street Landlords, LLC and LSS Sustainable SPAC LLC. Such shares are not included in the individual ownership listings for either Mr. Honour or Ms. Haymaker.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

PTIC II Related Party Transactions

Founder Shares

In August 2020, the Sponsor (a “related party” as a beneficial owner of more than five percent of PTIC II Common Stock pursuant to such transaction) purchased 5,031,250 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.005 per share. In September 2020, the Sponsor transferred 25,000 Founder Shares to each of Messrs. Blake and Leeney, Mses. Robinson and Fu, PTIC II’s directors, and Dr. Arnold, one of its former senior advisors, and 30,000 Founder Shares to Ms. Whelan, one of PTIC II’s directors. In December 2020, PTIC II effected a stock dividend of approximately 0.143 shares for each share of PTIC II Class B Common Stock outstanding, resulting in the Initial Stockholders holding an aggregate of 5,750,000 Founder Shares. PTIC II’s officers, directors and one of its senior advisors then transferred an aggregate of 22,143 Founder Shares back to the Sponsor. The number of Founder Shares issued in connection with the IPO was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares of PTIC II Common Stock upon completion of its IPO. The Founder Shares (including the PTIC II Class A Common Stock issuable upon conversion thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Private Placement

The Sponsor has purchased an aggregate of 4,833,333 Private Placement Warrants for a purchase price of $1.50 per warrant in the Private Placement that occurred simultaneously with the closing of the IPO. Each Private Placement Warrant entitles the holder thereof to purchase one share of PTIC II Class A Common Stock at a price of $11.50 per share. The Private Placement Warrants (including the PTIC II Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until thirty (30) days after the completion of an initial business combination.

Administrative Support Agreement

Pursuant to a letter agreement, by and between PTIC II and the Sponsor, PTIC II pays the Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. Upon completion of an initial business combination or liquidation, PTIC II will cease paying these monthly fees.

Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by PTIC II to the Sponsor, its officers and directors, or any affiliate of the Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. PTIC II does not have a policy that prohibits the Sponsor, its executive officers or directors, or any of their respective affiliates, from negotiating for the reimbursement of out-of-pocket expenses by a target business. PTIC II’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, its officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf. As of the date of this proxy statement, there are no loans extended, fees due or outstanding out-of-pocket expenses for which the Sponsor and PTIC II’s officers and directors are awaiting reimbursement other than (i) an amount equal to $67,500, which amount is a reimbursement to be made to the Sponsor with respect to amounts paid by PTIC II in respect of Renters Warehouse’s portion of the filing fees required under the HSR Act; (ii) the amount of $250,000, with respect to certain of operational expenses previously paid by the Sponsor; and (iii) the amounts, if any, borrowed under the Promissory Note.

Related Party Loans

Prior to the closing of the IPO, the Sponsor agreed to loan PTIC II up to $0.3 million (the “IPO Sponsor Note”) to be used for a portion of the expenses of the IPO. As of November 30, 2020, PTIC II had borrowed approximately $0.2 million under the IPO Sponsor Note to be used for a portion of the expenses of the IPO. The IPO Sponsor Note was non-interest bearing, unsecured and was due at the earlier of March 31, 2021 or the closing of the IPO. The IPO Sponsor Note was repaid out of the proceeds from the IPO.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of PTIC II’s officers and directors may, but are not obligated to, loan PTIC II funds on a non-interest bearing basis as may be required. If PTIC II completes an initial business combination, it would repay such loaned amounts. In the event that the initial business combination does not close, PTIC II may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1.5 million of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. PTIC II does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as it does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. As of the date of this proxy statement, there is no amount outstanding under any such loans.

After PTIC II’s initial business combination, members of its management team who remain with PTIC II may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to the PTIC II Stockholders, to the extent then known, in the proxy solicitation materials, as applicable, furnished to the PTIC II Stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider an initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Promissory Note

On September 8, 2022, PTIC II and Sponsor, with the consent of Renters Warehouse, entered into that certain Promissory Note pursuant to which the Sponsor agreed to loan PTIC II up to $250,000, in the aggregate, to provide PTIC II with capital to fund certain ongoing working capital expenses of PTIC II and expenses related to the Business Combination. The Promissory Note is non-interest bearing and, at the time of consummation of the Business Combination, any amounts borrowed and outstanding under the Promissory Note will become due and payable in immediately available funds; provided that the Sponsor may elect to extend the repayment date for up to 90 days following the closing of the Business Combination, in its sole discretion. The amounts, if any, borrowed and outstanding under the Promissory Note at the time of consummation of the Business Combination will be a transaction expense due and payable by PTIC II. If the Business Combination is not consummated, the Promissory Note will not be repaid and any amounts owed under the Promissory Note will be forgiven except to the extent that PTIC II has funds available outside of its trust account to repay such amounts.

Indemnification Agreements

PTIC II has entered into indemnification agreements with each of its officers and directors (“related parties” through their status as directors and/or executive officers of PTIC II). These agreements require PTIC II to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to PTIC II, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insider Letter Agreement

In connection with the IPO, PTIC II, the Sponsor, and PTIC II’s officers and directors entered into a letter agreement (the “Insider Letter Agreement”) pursuant to which, among other things, the Sponsor, and PTIC II’s officers and directors have agreed to (i) vote their founder shares and any public shares purchased (including in open market and privately negotiated transactions) in favor of PTIC II’s initial business combination, (ii) waive their redemption rights with respect to any Founder Shares and any shares of PTIC II Class A Common Stock held by them in connection with the completion of an initial business combination, (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if PTIC II fails to complete an initial business combination by December 8, 2022, and (iv) certain lock-up restrictions related to the Founder Shares and Private Placement Warrants (the “Lock-Up”). However, with respect to (iii) above, if the Sponsor, or PTIC II’s officers or directors acquire shares of PTIC II Class A Common Stock, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if PTIC II fails to complete an initial business combination by December 8, 2022.

Sponsor Letter Agreement

Concurrent with the execution and delivery of the Business Combination Agreement, PTIC II entered into the Sponsor Letter Agreement, with the Sponsor, Renters Warehouse, each of Jack Leeney, Courtney Robinson, Gloria Fu, Margaret Whelan and Adam Blake (collectively, the “Other PTIC II Class B Stockholders” and “related parties” through their status as directors of PTIC II), and each of Thomas Hennessy, Joseph Beck and Daniel J. Hennessy (collectively, the “Other Insiders” and a “related party” through their status as directors and/or executive officers of PTIC II, and, together with the Other PTIC II Class B Stockholders, the “Insiders”), pursuant to which, among other things, the Sponsor and each Insider agreed, for no additional consideration, to: (i) vote any shares of PTIC II Class B Common Stock owned by him, her or it in favor of approval of the Business Combination; (ii) withhold consent with respect to any matter, action or proposal that would reasonably be expected to result in a material breach of any of PTIC II’s covenants, agreements or obligations under the Business Combination Agreement; (iii) subject to, conditioned upon and effective immediately prior to the occurrence of the Closing, waive any rights to adjustment or other anti-dilution or similar protections with respect to the rate that the shares of PTIC II Class B Common Stock held by the Sponsor will convert into shares of PTIC II Class A Common Stock in connection with the transactions contemplated by the Business Combination Agreement and the transactions contemplated thereby; (iv) waive their redemption rights with respect to any Founder Shares and any shares of PTIC II Class A Common Stock held by them in connection with the completion of our Business Combination; and (v) subject to, and conditioned upon the Closing, terminate the Lock-Up in the Insider Letter Agreement. However, with respect to (vi) above, the Lock-Up shall not be terminated with respect securities beneficially owned by Daniel J. Hennessy.

Investor Rights Agreement

In connection with the IPO, PTIC II entered into a registration rights agreement, dated December 3, 2020, by and between PTIC II and the Sponsor (the “Original RRA”) with respect to the Private Placement Warrants, the warrants issuable upon conversion of working capital loans (if any) and the shares of PTIC II Class A Common Stock issuable upon exercise of the foregoing and upon conversion of the Founder Shares.

The Business Combination Agreement contemplates that, at the Closing, Appreciate will enter into the Investor Rights Agreement with the Sponsor, each of Jack Leeney, Courtney Robinson, Gloria Fu, Margaret Whelan, and Adam Blake (“related parties” through their status as directors and/or executive officers of PTIC II), Dr. Thomas Arnold and certain sellers, including Lake Street (a “related party” as a beneficial owner of more than five percent of Appreciate Common Stock), which provides that Appreciate will agree to register for resale certain Appreciate Class A Common Stock and other equity securities of Appreciate that are held by the parties thereto from time to time. The Investor Rights Agreement provides for underwritten offerings and piggyback registration rights, in each case subject to certain limitations set forth therein.

Under the Investor Rights Agreement, certain of the parties thereto will agree to a 180-day lock-up from the Closing Date, subject to certain limitations set forth therein. In connection with the execution of the Investor Rights Agreement, the Original RRA will terminate and be replaced with the Investor Rights Agreement effective upon the Closing.

Underwriting Agreement

In connection with the IPO, PTIC II granted the underwriters a 45-day option to purchase up to 3,000,000 additional PTIC II Units to cover over-allotments at the IPO price, less the underwriting discounts and commissions. The underwriters exercised the option in full on December 8, 2020.

The underwriters were entitled to a cash underwriting discount of 2.0% of the gross proceeds of the IPO, or approximately $4.6 million in the aggregate, which was paid upon closing of the IPO. In addition, the representative of the underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the IPO, or approximately $8.1 million. The deferred fee will become payable to Cantor, the representative of the underwriters and Affiliate of CF Principal, from the amounts held in the Trust Account solely in the event that PTIC II completes a Business Combination, subject to the terms of the underwriting agreement.

CEF Purchase Agreement

On May 17, 2022, PTIC II entered into the CEF Purchase Agreement with CF Principal, relating to the Committed Equity Facility. Pursuant to the CEF Purchase Agreement, Appreciate will have the right from time to time at its option following the Closing to sell to CF Principal up to the lesser of (i) $100.0 million of Appreciate Class A Common Stock and (ii) the Exchange Cap, subject to certain customary conditions and limitations set forth in the CEF Purchase Agreement.

Following the Closing, and upon the initial satisfaction of the conditions to CF Principal’s obligation to purchase Appreciate Class A Common Stock set forth in the CEF Purchase Agreement, including that a registration statement registering the resale by CF Principal of the Appreciate Class A Common Stock under the Securities Act, purchased pursuant to the CEF Resale Registration Statement is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC, Appreciate will have the right, but not the obligation, from time to time at its sole discretion until the first day of the month following the thirty-six (36-) month period from and after the Commencement, to direct CF Principal to purchase up to a specified maximum amount of Appreciate Class A Common Stock as set forth in the CEF Purchase Agreement by delivering written notice to CF Principal prior to the commencement of trading on any trading day. The purchase price of the Appreciate Class A Common Stock that Appreciate elects to sell to CF Principal pursuant to the CEF Purchase Agreement will be 98% of the volume weighted average price of the Appreciate Class A Common Stock during the applicable purchase date on which Appreciate has timely delivered written notice to CF Principal directing it to purchase shares of Appreciate Class A Common Stock under the CEF Purchase Agreement. In addition to the Commitment Shares CF Principal will receive in connection with its entry into the CEF Purchase Agreement, the price paid by CF Principal per Appreciate Class A Common Stock may be materially different from the $10.00 per PTIC II Unit offered and sold in the IPO. See “Risk Factors — When the shares of Appreciate Class A Common Stock are issued pursuant to the CEF Purchase Agreement and the Appreciate Warrants are exercised for Appreciate Class A Common Stock, the number of shares eligible for future resale in the public market will increase and result in dilution to our stockholders, and the fact that the additional shares issued pursuant to the CEF Purchase Agreement will be sold at a discounted price may in and of itself place downward pressure on the market price of Appreciate Class A Common Stock.”

Sales of Appreciate Class A Common Stock to CF Principal under the CEF Purchase Agreement, and the timing of any sales, will be determined by Appreciate from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of Appreciate Class A Common Stock and determinations by Appreciate regarding the use of proceeds of such sales. The net proceeds from any sales under the CEF Purchase Agreement will depend on the frequency with, and prices at, which the shares of Appreciate Class A Common Stock are sold to CF Principal. In effect, the CEF Purchase Agreement allows Appreciate to raise primary equity capital on a periodic basis outside the context of a traditional underwritten follow-on offering following the Closing.

Under the applicable rules of Nasdaq, in no event may PTIC II issue to CF Principal under the CEF Purchase Agreement more than 19.99% of the voting power or number of shares of Appreciate Class A Common Stock outstanding, calculated in accordance with applicable Nasdaq rules, unless (i) Appreciate obtains stockholder approval to issue shares of Appreciate Class A Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average purchase price per share for all of the shares of Appreciate Class A Common Stock sold to CF Principal under the CEF Purchase Agreement equals or exceeds a minimum price as set forth in the Nasdaq rules.

In connection with the execution of the CEF Purchase Agreement, PTIC II agreed to pay to CF Principal on the Commencement Date the Commitment Shares as consideration for CF Principal’s irrevocable commitment to purchase the shares of Appreciate Class A Common Stock upon the terms and subject to the satisfaction of the conditions set forth in the CEF Purchase Agreement. In addition, pursuant to the CEF Purchase Agreement, each party thereto shall bear its own fees and expenses related to the transactions contemplated thereby except that Appreciate agreed to reimburse the reasonable and documented fees and disbursements of legal counsel to CF Principal in an amount not to exceed $75,000 in connection with entry into the CEF Purchase Agreement and $25,000 per fiscal quarter in connection with CF Principal’s ongoing due diligence and review of certain deliverables of Appreciate.

The CEF Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in the CEF Purchase Agreement were made only for purposes of the CEF Purchase Agreement and as of specific dates, were solely for the benefit of the parties to such agreement and are subject to certain important limitations.

Appreciate has the right to terminate the CEF Purchase Agreement at any time after Commencement, at no cost or penalty, upon three trading days’ prior written notice; however, in no event shall CF Principal be required to return the Commitment Fee after the Commencement Date. No termination of the CEF Purchase Agreement will alter or otherwise affect Appreciate’s obligations under the CEF Registration Rights Agreement. CF Principal has the right to terminate the CEF Purchase Agreement if: (a) a Material Adverse Effect (as defined therein) occurs and cannot be cured within ten (10) business days; (b) a Fundamental Transaction (as defined therein) shall have occurred; (c) Appreciate is in breach or default in any material respect of any of its covenants and agreements in the CEF Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within fifteen (15) trading days; (d) while a registration statement, or any post-effective amendment thereto, is required to be maintained effective pursuant to the terms of the CEF Registration Rights Agreement and CF Principal holds any Registrable Securities (as defined in the CEF Registration Rights Agreement), the effectiveness of such registration statement, or any post-effective amendment thereto, lapses for any reason (including, without limitation, the issuance of a stop order by the SEC) or such registration statement or any post-effective amendment thereto, the prospectus contained therein or any prospectus supplement thereto otherwise becomes unavailable to CF Principal for the resale of all of the Registrable Securities included therein, and such lapse or unavailability continues for a period of forty-five (45) consecutive trading days or for more than an aggregate of ninety (90) trading days in any three hundred sixty-five (365-) day period, other than due to acts of CF Principal; (e) trading in the Appreciate Class A Common Stock on the Nasdaq or such other exchange on which the Appreciate Class A Common Stock is then listed or traded shall have been suspended and such suspension continues for a period of five (5) consecutive trading days; or (f) Appreciate is in material breach or default of any of its covenants and agreements contained in the CEF Purchase Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within fifteen (15) trading days. CF Principal’s obligations under the CEF Purchase Agreement shall be suspended immediately if, on the seventh (7th) Trading Day following the consummation of the Business Combination, the aggregate market value of the outstanding voting and non-voting common equity (as defined in Securities Act Rule 405), including shares of Appreciate Class A Common Stock and shares of Appreciate Class B Common Stock, of Appreciate, is less than $100.0 million (calculated by multiplying (x) the price at which the common equity of Appreciate closes on the Nasdaq Capital Market (or an Alternative Market) on such date by (y) the number of outstanding shares as of such date) as of that date, until such time as the aggregate market value of the aggregate market value of the outstanding voting and non-voting common equity (as defined in Securities Act Rule 405) of Appreciate equals or exceeds $100.0 million (calculated by multiplying (x) the price at which the common equity of Appreciate closes on the Principal Market on a particular date by (y) the number of outstanding shares as of such date).

CF Principal is an affiliate of Cantor, which provided services to PTIC II in connection with its IPO and private investment in public equity negotiations. Cantor will also receive a deferred underwriting fee of approximately $7.2 million payable in cash upon the Closing of the Business Combination. Such factors may have created actual or perceived conflicts of interest. For additional information, see the sections entitled “Risk Factors — Risks Related to Ownership of Appreciate Securities — The Committed Equity Facility is subject to the conditions and limitations set forth in the CEF Purchase Agreement, which may limit our ability to fund our business and satisfy our obligations following the completion of the Business Combination” and “Risk Factors — Risks Related to PTIC II and the Business Combination — CF Principal, which entered into the CEF Purchase Agreement with PTIC II, is an affiliate of Cantor, which acted as representative of the underwriters in PTIC II’s IPO, was engaged as financial advisor to PTIC II in connection with the Business Combination negotiations and will receive a deferred underwriting fee upon Closing of the Business Combination, which could result in actual or perceived conflicts of interest.”

CEF Registration Rights Agreement

In connection with PTIC II’s entry into the CEF Purchase Agreement, at the Closing of the transactions contemplated by the Business Combination Agreement, the Combined Company will enter into the CEF Registration Rights Agreement, pursuant to which the Combined Company will agree to register for resale, pursuant to Rule 415 under the Securities Act, the Appreciate Class A Common Stock that are sold to CF Principal under the Committed Equity Facility and the Commitment Shares.

Tax Receivable Agreement

At the Closing of the Business Combination, Appreciate Holdings, Inc., NewCo LLC, Renters Warehouse, Lake Street and each of the members of NewCo LLC that are Rolling Renters Warehouse Unitholders (excluding St. Cloud) will enter into the Tax Receivable Agreement, a form of which is attached hereto as Annex J.

Pursuant to the Tax Receivable Agreement, Appreciate Holdings, Inc. will generally be required to pay the applicable TRA Parties 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, net income or profits (and any interest related thereto) and any interest amount thereon, that Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) realizes, or is deemed to realize, as a result of certain tax attributes, including:

•        tax basis adjustments resulting from the Initial Sale, from certain redemptions of St. Cloud’s NewCo LLC Class B Units (if any), and from taxable exchanges of NewCo LLC Class B Units and/or Earn Out Units (if any) (including any such tax basis adjustments resulting from certain payments made by Appreciate Holdings, Inc. under the Tax Receivable Agreement) acquired by Appreciate Holdings, Inc. for Appreciate Class A Common Stock and/or cash from a TRA Party pursuant to the terms of the A&R LLC Agreement or from St. Cloud (if any); and

•        tax deductions in respect of imputed interest deemed to be paid as a result of certain payments made under the Tax Receivable Agreement.

Under the Tax Receivable Agreement, Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) will generally be treated as realizing a tax benefit from the use of a Tax Attribute on a “with and without” basis (subject to certain exceptions), thereby generally treating the Tax Attributes as the last item used; provided that, for purposes of determining any such tax benefit with respect to state and local income taxes, certain simplifying assumptions will be used. Payments under the Tax Receivable Agreement generally will be based on the tax reporting positions that Appreciate Holdings, Inc. determines (with the amount of payments subject to the TRA Party Representative’s review and consent and the Reconciliation Procedures), and the IRS or another taxing authority may challenge all or any part of a position taken with respect to Tax Attributes or the utilization thereof, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) are disallowed, the TRA Parties will not be required to reimburse Appreciate Holdings, Inc. for any excess payments that may previously have been made pursuant to the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to such TRA Parties will generally be applied against and reduce any future cash payments otherwise required to be made by Appreciate Holdings, Inc. under the Tax Receivable Agreement to the applicable TRA Parties, if any, after the determination of such excess. As a result, in certain circumstances Appreciate Holdings, Inc. could be required to make payments under the Tax Receivable Agreement in excess of Appreciate Holdings, Inc.’s (and any applicable subsidiaries thereof, if any) actual savings in respect of the Tax Attributes.

The Tax Receivable Agreement will provide that, in certain Early Termination Events, Appreciate Holdings, Inc. will be required to make a lump-sum cash payment to all the TRA Parties equal to the present value, discounted at the Early Termination Rate as of and starting from the Early Termination Date of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to there being sufficient future taxable income of Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) to fully utilize the Tax Attributes and that all NewCo LLC Class B Units that had not yet been exchanged for Appreciate Class A Common Stock or cash are deemed exchanged. The lump-sum payment could be material and could materially exceed any actual tax benefits that Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) realizes subsequent to such payment.

As a result of the foregoing, in some circumstances (i) Appreciate Holdings, Inc. could be required to make payments under the Tax Receivable Agreement that are greater than or less than the actual tax savings that Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) realizes in respect of the Tax Attributes and (ii) it is possible that Appreciate Holdings, Inc. may be required to make payments years in advance of the actual realization of tax benefits (if any, and may never actually realize the benefits paid for) in respect of the Tax Attributes (including if any Early Termination Events occur). For example, assuming no material changes in the relevant tax law, we expect that if the Tax Receivable Agreement were terminated immediately after the closing of the Business Combination, the estimated Tax Receivable Agreement lump-sum payment would approximately be $55.4 million depending on the Appreciate Holdings, Inc.’s rate of recovery of the tax basis increases associated with the deemed exchange of the NewCo LLC Class B Units and/or Earn Out Units (if any) (other than those held by us). This estimated Tax Receivable Agreement lump-sum payment is calculated using a discount rate equal to 5.04% (utilizing a SOFR rate of 3.04%), applied against an undiscounted liability of approximately $85.0 million. If the TRA Parties were to exchange all of their NewCo LLC Class B Units (excluding any Earn Out Units), Appreciate Holdings, Inc. would recognize a deferred tax asset of approximately $31.2 million assuming no valuation allowance is recorded and a related liability for payments under the Tax Receivable Agreement of approximately $85.0 million, assuming (i) that the TRA Parties redeemed or exchanged all of their NewCo LLC Class B Units and/or Earn Out Units (if any) on the Closing Date; (ii) no Earn Out Units were earned or vested as of the Closing Date; (iii) a price of $10.00 per share; (iv) a constant combined effective income tax rate of 25.20%; (v) Appreciate Holdings, Inc. will have sufficient taxable income in each year to realize the tax benefits that are subject to the Tax Receivable Agreement; and (vi) no material changes in tax law. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize (if any) will differ based on, among other things, the timing and amount of any taxable income, the timing of the exchanges, the price of the shares of Appreciate Class A Common Stock at the time of the relevant exchange, and the tax rates then in effect. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

It is more likely than not that the deferred tax assets will not be realized in accordance with ASC 740. As such, Appreciate has reduced the full carrying amount of the deferred tax assets with a valuation allowance in the no redemption scenario. In the max redemption scenario the impact of deferred taxes is immaterial. Management will continue to monitor and consider the available evidence from quarter to quarter, and year to year, to determine if more or less valuation allowance is required at that time.

Please see the section entitled “Proposal No. 2 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement” for a discussion of the Tax Receivable Agreement and the section entitled “Risk Factors — Risks Related to PTIC II and the Business Combination” for certain specified risks related to the Tax Receivable Agreement.

PTIC II’s Related Party Transaction Policy

PTIC II has not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above under the section titled “— PTIC II Related Party Transactions” were not reviewed, approved or ratified in accordance with any such policy.

PTIC II has adopted a code of ethics requiring it to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by the PTIC II Board (or the appropriate committee of the PTIC II Board) or as disclosed in PTIC II’s public filings with the SEC. Under PTIC II’s code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving PTIC II.

In addition, PTIC II’s audit committee, pursuant to a written charter, is responsible for reviewing and approving related party transactions to the extent that PTIC II enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction with respect to PTIC II. A majority of the members of the entire audit committee constitutes a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. PTIC II also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, PTIC II has agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, or PTIC II’s officers or directors unless PTIC II, or a committee of independent directors of the PTIC II Board, have obtained an opinion from an independent investment banking firm or from another independent entity that commonly renders valuation opinions that PTIC II’s initial business combination is fair, from a financial point of view, to PTIC II and its unaffiliated PTIC II Class A Stockholders and that Renters Warehouse has a fair market value equal to at least eighty percent (80%) of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable) at the time of the agreement to enter into such business combination. For additional information, see the section entitled “Proposal No. 2 — The Business Combination Proposal — Fairness Opinion of Northland Securities, Inc.” Furthermore, no finder’s fees, reimbursements, consulting fee, monies in respect of any payment of a loan or other compensation will be paid by PTIC II to the Sponsor, PTIC II’s officers, directors or advisors, or any of their respective affiliates, for services rendered to PTIC II prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, the following payments are made to the Sponsor, officers, directors or advisors, or PTIC II’s or their affiliates, none of which will be made from the proceeds of the IPO held in the Trust Account prior to the completion of an initial business combination:

•        Payment to the Sponsor of $15,000 per month, for up to twenty-four (24) months, for office space, utilities and secretarial and administrative support;

•        Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•        Repayment of non-interest bearing loans which may be made by the Sponsor or an affiliate of the Sponsor or certain of PTIC II’s officers and directors to finance transaction costs in connection with an intended initial business combination. Up to $1.5 million of such loans may be convertible into warrants, at a price of $1.50 per warrant at the option of the lender.

PTIC II’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors, or advisors, or PTIC II’s or their affiliates.

Renters Warehouse Related Party Transactions

Management Services Agreement

On September 17, 2015, Renters Warehouse and NPG entered into a management services agreement that sets forth certain management and strategy advisory services to be provided by, and fees to be paid to NPG. Pursuant to the Management Agreement, Renters Warehouse pays NPG an annual management fee of $250,000 (payable quarterly). Under the Management Agreement, NPG generally is entitled to reimbursement for reasonable costs and expenses to the extent incurred on behalf of Renters Warehouse in the performance of NPG’s duties under the Management Agreement. For the years ended December 31, 2021 and 2020, Renters Warehouse reimbursed NPG $28,000 and $22,000 in pass-through expenses that it incurred on behalf of Renters Warehouse.

In May 2020, Renters Warehouse and NPG amended the Management Agreement to modify the fee and expense reimbursement amounts payable to NPG by Renters Warehouse in connection with the services provided by NPG to Renters Warehouse. As of December 31, 2021 and 2020, Renters Warehouse has paid NPG $350,000 and $331,000 in fees, respectively, pursuant to the Management Agreement.

For the six months ended March 31, 2022 and 2021, Renters Warehouse paid NPG $87,500 and $0 for fees in cash, respectively, pursuant to the Management Agreement.

Pursuant to the Business Combination Agreement, the Management Agreement will be terminated by NPG and Renters Warehouse prior to or at Closing.

Related Party Indebtedness

The following table provides more detailed information about Renters Warehouse’s related party indebtedness:

($ in thousands)						Amount outstanding as of:			Largest aggregate amount of principal outstanding for the:				Amount of principal paid for the:				Amount of interest paid for the:
Related party	Related party relationship	Interest rate	Status as of June 30, 2022	Interest rate due on demand (due to default)	Waiver in effect?	June 30, 2022	December 31, 2021	December 31, 2020	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021	Year Ended December 31, 2021	Year Ended December 31, 2020	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021	Year Ended December 31, 2021	Year Ended December 31, 2020	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021	Year Ended December 31, 2021	Year Ended December 31, 2020
Renters Warehouse Arizona Inc.	Kevin Ortner, President owns 50%	6%	Default	24%	No	$250	$250	$250	$250	$250	$250	$250	$—	$—	$—	$—	$—	$—	$—	$—
Palo Duro Ventures, LLC	Owns Renters Warehouse Common Units	6%	Default	6%(2)	No	63	63	63	63	63	63	63	—	—	—	—	—	—	—	—
Tahoe Service, Inc.	Owns Renters Warehouse Common Units	6%	Default	6%(2)	No	125	125	125	125	125	125	125	—	—	—	—	—	—	—	—
Own America, LLC	Owns Renters Warehouse Common Units	8%	Default	8%	No	500	500	500	500	500	500	500	—	—	—	—	—	—	—	—
H&C Holdings, LLC	Brenton Hayden owns 75%	6%	Fully paid(1)	N/A	N/A	—	—	1,706	—	1,500	1,775	1,706	—	1,775	1,775	—	—	30	30	45
Lake Street Landlords LLC	Private Equity Sponsor	12%	Fully paid(1)	N/A	N/A	—	—	289	—	813	813	289	—	813	813	—	—	54	54	—
St. Cloud Capital Partners III SBIC, L.P.	Owns Renters Warehouse Common Units	12%	Default	16%	Waivers of Default and Forbearance	9,220	9,220	9,220	9,220	9,220	9,220	9,220	—	—	—	—	553	553	1,106	1,104

____________

(1)        Converted $866,755 into 866,755 Renters Warehouse Class A-1 Preferred Units and 578,126 Renters Warehouse Common Units.

(2)        The terms governing such indebtedness does not include an interest rate due to default, therefore the interest rate due to default is equal to the applicable base interest rate.

St. Cloud Note

During 2021 and 2020, Renters Warehouse incurred approximately $1.4 million and $1.3 million of interest expense on notes payable to related parties that also had equity interests in the Company, respectively. During the first six months of 2022 and 2021, Renters Warehouse incurred approximately $0.3 million and $0.3 million of interest expense on notes payable to related parties that also had equity interests in the Company, respectively. Please refer to Note 5 in Renters Warehouse’s annual consolidated financial statements and Note 11 in Renters Warehouse’s unaudited condensed consolidated financial statements.

Amendment of Renters Warehouse Equity Awards

In June 2021, there was an amendment to the Renters Warehouse Class B Unit awards of certain individuals in which the hurdle amount (the per unit value that must be achieved before the holder shares in distributions) was modified from $1.37 to $0.00 upon a change of control. As a result, the Company recorded $50,500 of equity-based compensation expense during the year ended December 31, 2021. All equity-based compensation costs for the years ended December 31, 2021 and 2020 are included in other operating expenses on the accompanying consolidated statement of operations.

Director Compensation

Renters Warehouse paid the following board members the below compensation for the fiscal years 2020 and 2021:

Name	Board Meeting & Committee Meeting Fees	Non-Equity Incentive Plan Compensation	Earnings on Non-Equity Incentive Plan Compensation	Loan Amounts Forgiven	Amounts Foregone by Director Under Director’s Election to Receive Securities in Lieu of Cash
Scott Honour	$37,500	$—	$—	$—	$—
Douglas Bergeron	$25,000	$—	$—	$—	$—
Brenton Hayden	$50,000	$—	$—	$—	$—
Marcy Haymaker	$37,500	$—	$—	$—	$—
Ryan Marvin	$50,000	$—	$—	$—	$—

NPG Fee

The Business Combination Agreement provides that NPG will receive a fee in the amount of $5.0 million upon completion of the Business Combination, the payoff of the St. Cloud Note and redemption of St. Cloud equity. NPG is the principal member of Renters Warehouse and two principals of NPG are Chairman of the board of directors and a director of Renters Warehouse. These persons, Scott Honour and Marcy Haymaker, will also be members of the Appreciate Board upon consummation of the Business Combination. Upon consummation of the Business Combination, it is anticipated that NPG will own an approximate 34.7% of Appreciate assuming no redemptions and 57.1% assuming maximum redemptions.

DESCRIPTION OF APPRECIATE’S CAPITAL STOCK

The following summary of Appreciate’s capital stock does not purport to be complete and is subject to the terms of the Proposed Governing Documents and the Investor Rights Agreement and the provisions of applicable law. Copies of the Proposed Appreciate Charter, the Proposed Appreciate Bylaws and the Investor Rights Agreement are attached to this proxy statement as Annex B, Annex C, and Annex G, respectively.

Authorized Capitalization

General

The total number of shares of all classes of stock that Appreciate will have authority to issue is 201,000,000 shares, consisting of:

•        200,000,000 shares of common stock, divided into:

•        100,000,000 shares of Appreciate Class A Common Stock, par value $0.0001 per share;

•        100,000,000 shares of Appreciate Class B Common Stock, par value $0.0001 per share; and

•        1,000,000 shares of Appreciate Preferred Stock, par value $0.0001 per share.

The following summary describes certain material provisions of Appreciate’s capital stock. You are urged to read the Proposed Governing Documents and the Investor Rights Agreement.

Appreciate Common Stock

Appreciate Class A Common Stock

Appreciate expects, assuming no holders of Public Shares exercise their redemption rights in connection with the Business Combination, to have approximately 28,750,000 shares of Appreciate Class A Common Stock issued and outstanding immediately following the consummation of the Business Combination. All shares of Appreciate Class A Common Stock will be fully paid and non-assessable. In connection with the Business Combination, the shares of PTIC II Common Stock will automatically convert into shares of Appreciate Class A Common Stock on a one-to-one basis in accordance with the Existing Charter.

Voting Rights.    Each holder of Appreciate Class A Common Stock will be entitled to one vote for each share of Appreciate Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Holders of Appreciate Class A Common Stock will have the exclusive right to vote together with holders of Appreciate Class B Common Stock as a single class to vote for the election of directors and on all other matters presented to Appreciate Stockholders for their vote or approval. Further, the holders of the outstanding shares of Appreciate Class A Common Stock will be entitled to vote separately upon any amendment to the Proposed Appreciate Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Appreciate Common Stock in a manner that is disproportionately adverse as compared to the Appreciate Class B Common Stock.

To the fullest extent permitted by law, holders of shares of each class of the Appreciate Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Proposed Appreciate Charter (including any certificate of designations relating to any series of Appreciate Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Appreciate Preferred Stock if the holders of such affected series of Appreciate Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under the Proposed Appreciate Charter (including any certificate of designations relating to any series of Appreciate Preferred Stock) or under the DGCL.

Dividends; Stock Splits or Combinations.    Subject to applicable law and the rights, if any, of the holders of any outstanding series of Appreciate Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Appreciate Class A Common Stock with respect to the payment of dividends, dividends and other distributions of cash, stock or property may be declared and paid on the shares of Appreciate Class A Common Stock out of the assets of Appreciate that are by law available therefor, at the times and in the amounts as the Appreciate Board in its discretion may determine.

In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any series of Appreciate Common Stock (each, a “Stock Adjustment”) unless:

•        a corresponding Stock Adjustment for all other series of Appreciate Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner; and

•        the Stock Adjustment has been reflected in the same economically equivalent manner on all Appreciate Class A Common Stock.

Stock dividends with respect to each class of Appreciate Common Stock may only be paid with shares of stock of the same series of Appreciate Common Stock.

Liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Appreciate, after payment or provision for payment of the debts and other liabilities of Appreciate and of the preferential and other amounts, if any, to which the holders of Preferred Stock having a preference over the Appreciate Class A Common Stock as to distributions upon dissolution or liquidation or winding up shall be entitled, the holders of all outstanding shares of Class A Common Stock (including Appreciate Class A Common Stock which converted to Appreciate Class A Common Stock from Appreciate Class B Common Stock as contemplated by and in accordance with Proposed Appreciate Charter on or prior to the date of such liquidation, dissolution or winding up (including if a Class B Conversion Event (as defined in the Proposed Appreciate Charter) occurred as a result of such liquidation, dissolution or winding up)) shall be entitled to receive the remaining assets of Appreciate available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Appreciate Class B Common Stock shall not be entitled to receive any assets of Appreciate in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Appreciate.

Appreciate Class B Common Stock

Immediately following the consummation of the Business Combination, Appreciate expects to have approximately 22,386,641 or 31,200,000 shares of Appreciate Class B Common Stock issued and outstanding at the Closing (after accounting for certain de minimis rounding adjustments that may occur in the allotment of shares as merger consideration) Assuming No Redemptions and Assuming Maximum Redemptions, respectively. Shares of Appreciate Class B Common Stock may, together with the corresponding NewCo LLC Class B Units, be exchanged for shares of Appreciate Class A Common Stock.

Voting Rights.    Each holder of Appreciate Class B Common Stock will be entitled to one vote for each share of Appreciate Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Holders of Appreciate Class A Common Stock will have the exclusive right to vote together with holders of Appreciate Class B Common Stock as a single class to vote for the election of directors and on all other matters presented to Appreciate Stockholders for their vote or approval. Further, the holders of the outstanding shares of Appreciate Class B Common Stock will be entitled to vote separately on any amendment to the Proposed Appreciate Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Appreciate Common Stock in a manner that is disproportionately adverse as compared to the Appreciate Class A Common Stock.

To the fullest extent permitted by law, holders of shares of each class of the Appreciate Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Proposed Appreciate Charter (including any certificate of designations relating to any series of Appreciate Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Appreciate Preferred Stock if the holders of such affected series of Appreciate Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under the Proposed Appreciate Charter (including any certificate of designations relating to any series of Appreciate Preferred Stock) or under the DGCL.

Dividends; Stock Splits or Combinations.    Dividends of cash or property may not be declared or paid on shares of Appreciate Class B Common Stock.

Further, in no event will any Stock Adjustment be declared or made on any series of Appreciate Common Stock unless:

•        a corresponding Stock Adjustment for all other series of Appreciate Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner; and

•        the Stock Adjustment has been reflected in the same economically equivalent manner on all Appreciate Class A Common Stock.

Stock dividends with respect to each class of Appreciate Common Stock may only be paid with shares of stock of the same series of Appreciate Common Stock.

Liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of Appreciate, after payment or provision for payment of the debts and other liabilities of Appreciate and of the preferential and other amounts, if any, to which the holders of Appreciate Preferred Stock are entitled, if any, the holders of shares of Appreciate Class B Common Stock will not be entitled to receive, with respect to such shares, any assets of Appreciate in excess of the par value thereof. Notwithstanding the foregoing, the holders of Appreciate Class B Common Stock will have the right to exchange their shares of Appreciate Class B Common Stock for shares of Appreciate Class A Common Stock in accordance with the Proposed Appreciate Charter (or for the consideration payable in respect of shares of Appreciate Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up).

Cancellation of Appreciate Class B Common Stock

No shares of Appreciate Class B Common Stock may be issued by Appreciate except to a holder of NewCo LLC Class B Units, such that after such issuance of Appreciate Class B Common Stock, such holder of NewCo LLC Class B Units holds an identical number of shares of Appreciate Class B Common Stock. No shares of Appreciate Class B Common Stock may be transferred by the holder thereof except (i) for no consideration to Appreciate upon which transfer such shares shall automatically be cancelled pursuant to the terms in the Proposed Appreciate Charter, or (ii) together with the transfer of an identical number of NewCo LLC Class B Units made in compliance with the A&R LLC Agreement. If any outstanding share of Appreciate Class B Common Stock ceases to be held by a holder of the corresponding NewCo LLC Class B Unit, such share of Appreciate Class B Common Stock shall automatically and without further action on the part of Appreciate or any holder of Appreciate Class B Common Stock, be transferred to the Appreciate for no consideration and cancelled.

Appreciate Preferred Stock

The Appreciate Board is expressly authorized, subject to any limitations prescribed by the laws of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Appreciate Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable laws of the State of Delaware, to establish from time to time the number of shares of Appreciate Preferred Stock to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the Appreciate Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of Appreciate Preferred Stock of any such series.

Except as otherwise expressly provided in any certificate of designation designating any series of Appreciate Preferred Stock, (i) any new series of Appreciate Preferred Stock may be designated, fixed and determined as provided herein by the Appreciate Board without approval of the holders of Appreciate Common Stock or the holders of Appreciate Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Appreciate Common Stock, the Appreciate Preferred Stock or any future class or series of Appreciate Preferred Stock or Appreciate Common Stock.

Authorized But Unissued Appreciate Capital Stock

Appreciate shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock an amount equal to at least the number of then-outstanding NewCo LLC Class B Units subject to Exchange (as defined in the A&R LLC Agreement) from time to time.

No shares of Appreciate Class B Common Stock may be issued by Appreciate except to a holder of NewCo LLC Class B Units, such that after such issuance of Appreciate Class B Common Stock, such holder of NewCo LLC Class B Units holds an identical number of shares of Appreciate Class B Common Stock. No shares of Appreciate Class B Common Stock may be transferred by the holder thereof except (i) for no consideration to Appreciate upon which transfer such shares shall automatically be cancelled pursuant as contemplated by and in accordance with the Proposed Appreciate Charter, or (ii) together with the transfer of an identical number of NewCo LLC Class B Units made in compliance with the A&R LLC Agreement. If any outstanding share of Appreciate Class B Common Stock ceases to be held by a holder of the corresponding NewCo LLC Class B Unit, such share of Appreciate Class B Common Stock shall automatically and without further action on the part of Appreciate or any holder of Appreciate Class B Common Stock, be transferred to Appreciate for no consideration and cancelled.

Anti-Takeover Effects of Provisions of Delaware Law and the Proposed Governing Documents

Certain provisions of the Proposed Governing Documents could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Appreciate Board and in the policies formulated by the Appreciate Board and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce Appreciate’s vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for Appreciate shares and, as a consequence, they also may inhibit fluctuations in the market price of Appreciate Class A Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in Appreciate’s management or delaying or preventing a transaction that might benefit you or other minority Appreciate Stockholders.

These provisions include:

Action by Written Consent; Special Meeting of Stockholder.    Subject to, with respect to the Appreciate Preferred Stock, the terms of any series of Appreciate Preferred Stock, the Proposed Governing Documents permit holders of Preferred Stock and, if such action is recommended or approved by all directors of Appreciate then in office, all Appreciate Stockholders to act by written consent.

Subject to any special rights of the holders of any series of Appreciate Preferred Stock and the requirements of applicable law, special meetings of stockholders of Appreciate may be called only by the Chairman of the Appreciate Board, the Chief Executive Officer of Appreciate, or the Appreciate Board pursuant to a resolution adopted by a majority of the Appreciate Board, or any stockholder holding at least 25% of the issued and outstanding capital stock entitled to vote, and may not be called by any other person.

Election and Removal of Directors.    Subject to any limitations imposed by applicable law and except for additional directors of Appreciate elected by the holders of any series of Appreciate Preferred Stock as provided for or fixed pursuant to the Proposed Appreciate Charter, any director of Appreciate or the entire Appreciate Board may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of Appreciate entitled to vote generally in the election of directors of Appreciate, voting together as a single class. In case the Appreciate Board or any one or more directors of Appreciate should be so removed, any new directors of Appreciate shall, unless the Appreciate Board determines by resolution that any such vacancies shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the remaining directors of Appreciate then in office, even if less than a quorum of the Appreciate Board, and not by the stockholders.

Other Limitations on Stockholder Actions.    The Proposed Appreciate Bylaws also impose some procedural requirements on Appreciate Stockholders who wish to:

•        make nominations in the election of directors; or

•        propose any other business to be brought before an annual meeting of stockholders.

Under these procedural requirements, in order to bring a proposal of business before an annual meeting of stockholders, a stockholder must deliver timely written notice of a proposal pertaining to a proper matter for stockholder action at the annual meeting to Appreciate’s secretary containing, among other things, the following:

•        a description of the business or nomination to be brought before the meeting, the text of the proposal and the reasons for conducting such business at the meeting;

•        the name and record address of each stockholder proposing business, as they appear in Appreciate’s books and the name and address of the beneficial owner, if any, on whose behalf the proposal is made;

•        the class or series and number of shares of stock of Appreciate, directly or indirectly, held of record and beneficially by and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made;

•        the class or series and number of shares of stock of Appreciate that are owned beneficially in concert;

•        a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and

•        any material interest of such stockholder and beneficial owner, if any, on whose behalf the proposal is made in such business.

The Proposed Appreciate Bylaws also set out the timeliness requirements for delivery of such notice.

In order to submit a nomination for the Appreciate Board, a stockholder must also submit any information with respect to the nominee that Appreciate would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by Appreciate Stockholders.

Limitation on Liability and Indemnification of Officers and Directors

The Proposed Governing Documents provide indemnification for Appreciate’s directors and officers to the fullest extent permitted by the DGCL. Appreciate plans to enter into indemnification agreements with each of its directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Proposed Appreciate Charter includes provisions that eliminate the personal liability of Appreciate’s directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict Appreciate’s rights and the rights of its stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

•        any breach of his duty of loyalty to Appreciate or to Appreciate Stockholders;

•        acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;

•        unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•        any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for violations of the federal securities laws of the U.S.

Exclusive Forum

The Proposed Appreciate Charter provides that, unless Appreciate consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, and any appellate court thereof shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on behalf of Appreciate; (ii) any action, suit or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of Appreciate to

Appreciate or Appreciate’s stockholders; (iii) any action, suit or proceeding (including any class action) asserting a claim against Appreciate or any current or former director, officer, other employee, agent or stockholder of Appreciate arising out of or pursuant to any provision of the DGCL, the Proposed Appreciate Charter or the Proposed Appreciate Bylaws (as each may be amended from time to time); (iv) any action, suit or proceeding (including any class action) to interpret, apply, enforce or determine the validity of the Proposed Appreciate Charter or the Proposed Appreciate Bylaws (including any right, obligation or remedy thereunder); (v) any action, suit or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (vi) any action asserting a claim against Appreciate or any director, officer or other employee of Appreciate governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over any indispensable parties (or such parties consent to the personal jurisdiction of the Court of Chancery within ten days following the Court of Chancery’s determination as to such personal jurisdiction) and subject matter jurisdiction over the claim. The exclusive forum provisions of the Proposed Appreciate Charter shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

If any action the subject matter of which is within the scope of the exclusive forum provisions of the Proposed Appreciate Charter is filed in a court other than a court located within the State of Delaware in the name of any stockholder of Appreciate, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the exclusive forum provisions of the Proposed Appreciate Charter and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing, holding, owning or otherwise acquiring any interest in any security of Appreciate shall be deemed to have notice of and to have consented to the exclusive forum provisions of the Proposed Appreciate Charter.

Stockholder Registration Rights

The Business Combination Agreement contemplates that, at the Closing, Appreciate will enter into the Investor Rights Agreement with the Sponsor, the other Founder Holders (as defined therein) and the Sellers (as defined therein), which provides that Appreciate will agree to register for resale certain shares of Appreciate Class A Common Stock and other equity securities of Appreciate that are held by the parties thereto from time to time. The Investor Rights Agreement provides for underwritten offerings and piggyback registration rights, in each case subject to certain limitations set forth therein.

Under the Investor Rights Agreement, certain of the parties thereto will agree to a 180-day lock-up from the Closing Date, subject to certain limitations set forth therein.

See the section entitled “Certain Relationships and Related Party Transactions — Appreciate Related Person Transactions — Investor Rights Agreement.”

Warrants

Appreciate Public Warrants

Each whole Appreciate Public Warrant entitles the registered holder to purchase one share of Appreciate Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of twelve (12) months from the closing of the IPO or thirty (30) days after the completion of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its Appreciate Public Warrants only for a whole number of Appreciate Class A Common Stock. This means only a whole Appreciate Public Warrant may be exercised at a given time by a warrant holder. The Appreciate Public Warrants will expire five years after the completion of the initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Appreciate will not be obligated to deliver any Appreciate Class A Common Stock pursuant to the exercise of a Appreciate Public Warrant and will have no obligation to settle such exercise unless a registration statement under the Securities Act with respect to the Appreciate Class A Common Stock underlying the applicable Appreciate Warrants is then effective and a prospectus relating thereto is current, subject to Appreciate satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No Appreciate Public Warrant will be exercisable and Appreciate will not be obligated to issue a share of Appreciate Class A Common Stock upon exercise of an Appreciate Public Warrant unless the share of Appreciate Class A Common Stock issuable upon such exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the applicable Appreciate Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to an Appreciate Public Warrant, the holder of such Appreciate Public Warrant will not be entitled to exercise such Appreciate Public Warrant and such Appreciate Public Warrant may have no value and expire worthless. In no event will Appreciate be required to net cash settle any Appreciate Public Warrant. In the event that a registration statement is not effective for the exercised Appreciate Public Warrants, any purchaser of a unit containing such Appreciate Public Warrants will have paid the full purchase price for the unit solely for the share of Appreciate Class A Common Stock underlying such unit.

Appreciate has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the Business Combination, Appreciate will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Appreciate Class A Common Stock issuable upon exercise of the Appreciate Public Warrants, and Appreciate will use its commercially reasonable efforts to cause the same to become effective within sixty (60) business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Appreciate Class A Common Stock until the Appreciate Public Warrants expire or are redeemed, as specified in the warrant agreement; provided that if shares of Appreciate Class A Common Stock are at the time of any exercise of an Appreciate Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Appreciate may, at its option, require holders of Appreciate Public Warrants who exercise their Appreciate Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Appreciate so elects, it will not be required to file or maintain in effect a registration statement, but Appreciate will use commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Appreciate Class A Common Stock issuable upon exercise of the Appreciate Public Warrants is not effective by the sixtieth (60th) business day after the closing of the initial business combination, Appreciate Public Warrant holders may, until such time as there is an effective registration statement and during any period when Appreciate will have failed to maintain an effective registration statement, exercise Appreciate Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their Appreciate Public Warrants on a cashless basis. In the event of an exercise on a cashless basis, a holder would pay the warrant exercise price by surrendering the Appreciate Public Warrants for that number of shares of Appreciate Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Appreciate Class A Common Stock underlying the Appreciate Public Warrants, multiplied by the difference between the exercise price of the Appreciate Public Warrants and the “fair market value” (as defined in the next sentence) by (y) the fair market value. The “fair market value” is the average reported last sale price of the Appreciate Class A Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of Appreciate Public Warrants, as applicable. As a result, you would receive fewer shares of Appreciate Class A Common Stock from such exercise than if you were to exercise such Appreciate Public Warrants for cash. Additionally, in no event will Appreciate be required to net cash settle the Appreciate Public Warrants. The Appreciate Public Warrants may expire worthless. If Appreciate calls the Appreciate Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Appreciate Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common shares issuable upon exercise of the Appreciate Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation.

Redemption of Appreciate Public Warrants when the price per share of Appreciate Class A Common Stock equals or exceeds $18.00.

Once the Appreciate Public Warrants become exercisable, the Company may redeem them:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of thirty (30) days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the Appreciate Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Appreciate Public Warrants — Anti-Dilution Adjustments”) for any twenty (20) trading days within a thirty (30-) trading day period ending three trading days before Appreciate sends the notice of redemption to the warrant holders.

Appreciate will not redeem the Appreciate Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Appreciate Class A Common Stock issuable upon exercise of the Appreciate Public Warrants is then effective and a current prospectus relating to those shares of Appreciate Class A Common Stock is available throughout the thirty (30-) day redemption period. If and when the Appreciate Public Warrants become redeemable by Appreciate, Appreciate may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption procedures.

A holder of an Appreciate Public Warrant may notify Appreciate in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9 % or 9.8% (or such other amount as a holder may specify) of the shares Appreciate Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.

If the number of outstanding shares of Appreciate Class A Common Stock is increased by a capitalization or share dividend paid in shares of Appreciate Class A Common Stock to all or substantially all holders of Appreciate Class A Common Stock, or by a split-up of shares of Appreciate Class A Common Stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Appreciate Class A Common Stock issuable on exercise of each Appreciate Public Warrant will be increased in proportion to such increase in the outstanding shares of Appreciate Class A Common Stock. A rights offering made to all or substantially all holders of Appreciate Common Stock entitling holders to purchase shares of Appreciate Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Appreciate Class A Common Stock equal to the product of (i) the number of shares of Appreciate Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Appreciate Class A Common Stock) and (ii) one minus the quotient of (x) the price per share of Appreciate Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Appreciate Class A Common Stock, in determining the price payable for shares of Appreciate Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “fair market value” means the volume weighted average price of Appreciate Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Appreciate Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Appreciate Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of Appreciate Class A Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends, (c) to satisfy the redemption rights of the holders of shares of Appreciate Class A Common Stock in connection with the Business Combination or (d) to satisfy the redemption rights of the holders of PTIC II Class A Common Stock in connection with the Business Combination and (e) certain other dividends or distributions in connection with redemption rights of the holders of PTIC II Class A Common Stock existing prior to the completion of the Business Combination, then the Appreciate Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Appreciate Class A Common Stock in respect of such event.

If the number of outstanding shares of Appreciate Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Appreciate Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Appreciate Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Appreciate Class A Common Stock.

Whenever the number of shares of Appreciate Class A Common Stock purchasable upon the exercise of the Appreciate Public Warrants is adjusted, as described above, the Appreciate Public Warrant exercise price will be adjusted by multiplying the Appreciate Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Appreciate Class A Common Stock purchasable upon the exercise of the Appreciate Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Appreciate Class A Common Stock so purchasable immediately thereafter.

In addition, if (x) Appreciate issues additional shares of Appreciate Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Appreciate Board and, in the case of any such issuance to Sponsor or its affiliates, without taking into account any founder shares held Sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the volume weighted average trading price of the shares of Appreciate Class A Common Stock during the twenty (20) trading day period starting on the trading day prior to the day on which the initial business combination is consummated (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Appreciate Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per-share redemption trigger price described above under “— Redemption of warrants when the price per share of Appreciate Class A Common Stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price described above under “— Anti-dilution Adjustments.”

In case of any reclassification or reorganization of the outstanding shares of Appreciate Class A Common Stock (other than those described above or that solely affects the par value of such shares of Appreciate Class A Common Stock), or in the case of any merger or consolidation of Appreciate with or into another corporation (other than a consolidation or merger in which Appreciate is the continuing corporation and that does not result in any reclassification or reorganization of outstanding shares of Appreciate Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Appreciate as an entirety or substantially as an entirety in connection with which Appreciate is dissolved, the holders of the Appreciate Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Appreciate Public Warrants and in lieu of the shares of Appreciate Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Appreciate Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Appreciate Public Warrants would have received if such holder had exercised their Appreciate Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Appreciate Class A Common Stock in such a transaction is payable in the form of shares of Appreciate Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Appreciate Public Warrant properly exercises the Appreciate Public Warrants within thirty days following public disclosure of such transaction, the Appreciate Public Warrants exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Appreciate Public Warrants. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the Appreciate Public Warrants pursuant to which the holders of the Appreciate Public Warrants otherwise do not receive the full potential value of the warrants. The purpose of such exercise price reduction is to provide additional value to holders of the Appreciate Public Warrants when an extraordinary transaction occurs during the exercise period of the Appreciate Public Warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the Appreciate Public Warrants.

The Appreciate Public Warrants have been issued in registered form under a warrant agreement between CST, as warrant agent, and Appreciate. The warrant agreement provides that the terms of the Appreciate Public Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the Appreciate Public Warrants and the warrant agreement set forth in PTIC II’s prospectus, or defective provision (ii) amending the provisions relating to an alternative issuance as contemplated by and in accordance with the warrant agreement or (iii) lowering the warrant price or extending the duration of the exercise period as contemplated by and in accordance with the warrant agreement. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which PTIC II’s prospectus is a part, for a complete description of the terms and conditions applicable to the Appreciate Public Warrants.

The warrant holders do not have the rights or privileges of holders of shares of Appreciate Class A Common Stock and any voting rights until they exercise their Appreciate Public Warrants and receive shares of Appreciate Class A Common Stock. After the issuance of Appreciate Class A Common Stock upon exercise of the Appreciate Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by Appreciate Stockholders.

If, upon exercise of the Appreciate Public Warrants, a holder would be entitled to receive a fractional interest in a share, Appreciate will, upon exercise, round down to the nearest whole number the number of shares of Appreciate Class A Common Stock to be issued to the warrant holder.

Appreciate has agreed that, subject to applicable law, any action, proceeding or claim against it arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and Appreciate irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Appreciate Private Placement Warrants

Except as described below, the Appreciate Private Placement Warrants have terms and provisions that are identical to those of the Appreciate Public Warrants. The Appreciate Private Placement Warrants (including the shares of Appreciate Class A Common Stock issuable upon exercise of the Appreciate Private Placement Warrants) will not be transferable, assignable or salable until thirty (30) days after the completion of the Business Combination, except pursuant to limited exceptions to Appreciate officers and directors and other persons or entities affiliated with the initial purchasers of the Appreciate Private Placement Warrants, and they will not be redeemable by Appreciate so long as they are held by Sponsor or its permitted transferees. The Sponsor or its permitted transferees have the option to exercise the Appreciate Private Placement Warrants on a cashless basis. If the Appreciate Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Appreciate Private Placement Warrants will be redeemable by Appreciate in all redemption scenarios and exercisable by the holders on the same basis as the Appreciate Public Warrants. Any amendment to the terms of the Appreciate Private Placement Warrants will require a vote of all parties to the Appreciate Private Placement Warrants agreement.

If holders of the Appreciate Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Appreciate Private Placement Warrants for that number of shares of Appreciate Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Appreciate Class A Common Stock underlying the applicable Appreciate Private Placement Warrants, multiplied by the difference between the exercise price of the Appreciate Private Placement Warrants and the “Sponsor fair market value” (defined below) by (y) the fair market value. The “Sponsor fair market value” shall mean the average reported last sale price of the Appreciate Class A Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these Appreciate Private Placement Warrants will be exercisable on a cashless basis so long as they are held by Sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with Appreciate following an initial business combination. If they remain affiliated with

Appreciate, their ability to sell Appreciate securities in the open market will be significantly limited. Appreciate expects to have policies in place that prohibit insiders from selling its securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell Appreciate securities, an insider cannot trade in Appreciate securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Appreciate Class A Common Stock issuable upon exercise of the Appreciate Private Placement Warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, Appreciate believes that allowing the holders to exercise such Appreciate Private Placement Warrants on a cashless basis is appropriate.

Transfer Agent and Warrant Agent

The transfer agent for Appreciate Class A Common Stock and warrant agent for the Appreciate Warrants is CST.

SECURITIES ACT RESTRICTIONS ON RESALE OF APPRECIATE COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Appreciate Common Stock or Appreciate Warrants for at least six (6) months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three (3) months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three (3) months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve (12) months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Appreciate Common Stock or Appreciate Warrants for at least six (6) months but who are our affiliates at the time of, or at any time during the three (3) months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three- (3-) month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of Appreciate Common Stock then outstanding (as of the date of this proxy statement, PTIC II has 23,000,000 PTIC II Class A Common Stock outstanding and 5,750,000 PTIC II Class B Common Stock outstanding); or

•        the average weekly reported trading volume of Appreciate Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve (12) months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our Initial Stockholders will be able to sell their Founder Shares and Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial Business Combination.

We anticipate that following the consummation of the Business Combination, we will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

See the section entitled “Description of Appreciate’s Capital Stock — Stockholder Registration Rights” above.

APPRAISAL RIGHTS

Appraisal rights are not available to PTIC II Class A Stockholders in connection with the Business Combination.

If the Business Combination is completed, the PTIC II Class B Stockholders who do not vote in favor of the proposal to adopt the Business Combination Agreement and who properly demand appraisal of their shares, who do not effectively withdraw their demand or waive or lose the right to appraisal and who otherwise comply with the requirements for perfecting and preserving appraisal rights will be entitled to appraisal rights under Section 262 of the DGCL.

Pursuant to Section 262 of the DGCL and subject to the terms and conditions of the Sponsor Letter Agreement, if you are a PTIC II Class B Stockholder and do not wish to accept the per-share consideration provided for in the Business Combination Agreement, you have the right to seek appraisal of your shares of PTIC II Class B Common Stock and to receive payment in cash for the “fair value” of your shares, exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of PTIC II Common Stock as determined by the Delaware Court of Chancery may be less than, equal to or more than the per-share consideration that you are otherwise entitled to receive under the terms of the Business Combination Agreement. The PTIC II Class B Stockholders (excluding the Sponsor and the Other PTIC II Class B Stockholders) who do not vote in favor of the Business Combination and who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL will be entitled to appraisal rights. Strict compliance with the statutory procedures set forth in Section 262 of the DGCL is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended only as a brief summary of certain provisions of the statutory procedures that a stockholder must follow under the DGCL in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the Delaware Code Online (available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262) and is incorporated herein by reference. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Pursuant to Section 262 of the DGCL, when a business combination agreement will be submitted for adoption at a meeting of stockholders, the company must notify each of the stockholders who were stockholders of record on the record date for notice of such meeting, with respect to shares for which appraisal rights are available, not less than twenty (20) days before the meeting to vote on the business combination agreement, that appraisal rights are available.

This proxy statement constitutes PTIC II’s notice to PTIC II Class B Stockholders that appraisal rights are available in connection with the Business Combination. The full text of Section 262 of the DGCL may be accessed without subscription or cost at the Delaware Code Online (available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262). If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 of the DGCL. Failure to comply timely and properly with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of PTIC II Class B Common Stock, PTIC II encourages the PTIC II Stockholders considering exercising such rights to seek the advice of legal counsel.

If you wish to demand appraisal of your shares of PTIC II Class B Common Stock, you must satisfy each of the following conditions: (i) you must deliver to PTIC II a written demand for appraisal of your shares of PTIC II Class B Common Stock before the vote is taken to adopt the Business Combination Agreement, which written demand must reasonably inform us of the identity of the beneficial owner or holder of record of shares of PTIC II Class B Common Stock who intends to demand appraisal of his, her or its shares of PTIC II Class B Common Stock; (ii) you must hold your shares of PTIC II Class B Common Stock from the date of making the demand through the Effective Time; (iii) you must not vote or submit a proxy in favor of, or consent in writing to, the Business Combination Agreement; and (iv) you (or the surviving corporation) must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of your shares of PTIC II Class B Common Stock within one hundred twenty (120) days after the Effective Time. The surviving corporation in the Business Combination is under no obligation to file any such petition and has no present intent of doing so. Accordingly, it is your obligation to initiate all necessary action to perfect your appraisal rights in respect of your shares of PTIC II Class B Common Stock within the time prescribed in Section 262 of the DGCL.

If you fail to comply with any of these conditions and the Business Combination is completed, you will be entitled to receive the consideration for your shares of PTIC II Class B Common Stock as provided in the Business Combination Agreement, but you will not have appraisal rights with respect to your shares of PTIC II Class B Common Stock. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted “FOR” the Business Combination Proposal, and it will result in the loss of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the Business Combination Proposal or “ABSTAIN” from voting on the Business Combination Proposal. Voting against or failing to vote for the Business Combination Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Business Combination Proposal.

All demands for appraisal should be addressed to c/o PropTech Investment Corporation II, 3415 N. Pines Way, Suite 204, Wilson, WY 83014, Attn: Thomas Hennessy, and must be delivered to PTIC II before the vote is taken on the adoption of the Business Combination Agreement at the Special Meeting, and must be executed by, or on behalf of, the beneficial owner or record holder of the shares of PTIC II Class B Common Stock. The demand will be sufficient if it reasonably informs PTIC II of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares of PTIC II Class B Common Stock. A stockholder’s failure to deliver to PTIC II the written demand for appraisal prior to the taking of the vote on the adoption of the Business Combination Agreement at the Special Meeting will result in the loss of appraisal rights.

A demand for appraisal made by a PTIC II Class B Common Stockholder of record or beneficial owner must be executed by or on behalf of the holder of record or beneficial owner, as applicable, and must reasonably inform PTIC II of the identity of such stockholder or beneficial owner. In addition, in the case of a demand for appraisal made by a beneficial owner, the demand must also reasonably identify the holder of record of the shares for which the demand is made, be accompanied by documentary evidence of the beneficial owner’s ownership of shares of PTIC II Class B Common Stock (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the surviving corporation under Section 262 and to be set forth on the verified list required by subsection (f) of Section 262 of the DGCL. The demand must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Business Combination.

If you hold your shares of PTIC II Class B Common Stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee and obtaining notice of the Effective Time.

If shares of PTIC II Class B Common Stock are held of record or beneficially owned in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand should be executed by or on behalf of such holder of record or beneficial owner, and if the shares of PTIC II Class B Common Stock are held of record or beneficially owned by more than one (1) person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all such joint holders of record or beneficial owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a beneficial owner or stockholder of record; however, the agent must identify the beneficial owner or owners or record holder or holders and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the owners or holders. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of PTIC II Class B Common Stock as a nominee for others may exercise his or her right of appraisal with respect to shares of PTIC II Class B Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of PTIC II Class B Common Stock as to which appraisal is sought. Where no number of shares of PTIC II Class B Common Stock is expressly mentioned, the demand will be presumed to cover all shares of PTIC II Class B Common Stock held in the name of the beneficial owner or record holder. If a PTIC II Stockholder holds shares of PTIC II Class B Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares may be made by or on behalf of the depository nominee and must identify the depository nominee as record owner.

Within ten (10) days after the Effective Time, the surviving corporation in the Business Combination must give notice of the date that the Business Combination became effective to each of PTIC II’s record stockholders who has complied with Section 262 of the DGCL and who did not vote in favor of the Business Combination Proposal. At any time within sixty (60) days after the Effective Time, any stockholder who has demanded an appraisal but has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand and accept the consideration specified by the Business Combination Agreement for that holder’s shares of PTIC II Class B Common Stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the Effective Time will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand for appraisal within sixty (60) days after the Effective Time, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of his, her or its shares of PTIC II Class B Common Stock determined in any such appraisal proceeding, which value may be less than, equal to or more than the consideration offered pursuant to the Business Combination Agreement.

Within one hundred twenty (120) days after the Effective Time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of PTIC II Class B Common Stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the PTIC II Class B Stockholders to initiate all necessary petitions to perfect their appraisal rights in respect of shares of PTIC II Class B Common Stock within the time prescribed in Section 262 of the DGCL, and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL will nullify the stockholder’s previous written demand for appraisal. In addition, within one hundred twenty (120) days after the Effective Time, any stockholder who has properly complied with the requirements of Section 262 of the DGCL and who did not vote in favor of the adoption of the Business Combination Agreement will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of PTIC II Class B Common Stock not voted in favor of the Business Combination Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten (10) days after such written request has been received by the surviving corporation or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of PTIC II Class B Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder, the stockholder must deliver a copy of the petition to the surviving corporation, and the surviving corporation will then be obligated, within twenty (20) days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of PTIC II Class B Common Stock and with whom agreements as to the value of their shares of PTIC II Class B Common Stock have not been reached. After notice to stockholders who have demanded appraisal and the surviving corporation from the Delaware Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of PTIC II Class B Common Stock and who hold stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After the Delaware Court of Chancery’s determination of the stockholders entitled to appraisal of their shares of PTIC II Class B Common Stock, the Delaware Court of Chancery will appraise the shares of PTIC II Class B Common Stock in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of PTIC II Class B Common Stock as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the business combination, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, by the surviving corporation to the stockholders entitled to receive the same, upon surrender by those stockholders of the certificates representing their shares of PTIC II Class B Common Stock or, in the case of holders of uncertificated shares of PTIC II Class B Common Stock, forthwith. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

You should be aware that, although we believe that the business combination consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value that may be less than, equal to or more than the consideration to be paid pursuant to Business Combination. Moreover, we do not anticipate offering more than the Business Combination consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of PTIC II Class B Common Stock is less than the consideration to be paid pursuant to the Business Combination. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the business combination which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the [business combination].” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the [business combination] and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each stockholder seeking appraisal is responsible for his, her or its attorneys’ fees and expert witness expenses, although, upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of PTIC II Class B Common Stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares of PTIC II Class B Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of PTIC II Class B Common Stock, other than with respect to payment as of a record date prior to the Effective Time. If no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be deemed to have been converted at the effective time into the right to receive the consideration set forth in the Business Combination Agreement for his, her or its shares of PTIC II Class B Common Stock. Inasmuch as PTIC II has no obligation to file such a petition, and PTIC II has no present intention to do so, any holder of shares of PTIC II Class B Common Stock who desires such a petition to be filed is advised to file it on a timely basis. A stockholder will fail to perfect or effectively lose the right to appraisal if no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the consideration offered pursuant to the Business Combination Agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, PTIC II Stockholders who may wish to pursue appraisal rights are encouraged to consult their legal and financial advisors. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, Section 262 of the DGCL will govern.

Pursuant to the Sponsor Letter Agreement, the Sponsor and the Other PTIC II Class B Stockholders are obligated, among other things, to vote in favor of the voting matters contemplated by the Business Combination Agreement and refrain from exercising any dissenters’ rights or rights of appraisal under applicable law in connection with the Business Combination.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Future Stockholder Proposals

In addition to any other applicable requirements, for business to be properly brought before an annual general meeting by a stockholder, PTIC II’s Existing Governing Documents provide that the stockholder must give timely notice in proper written form to PTIC II at PTIC II’s principal executive offices and such business must otherwise be a proper matter for stockholder action. Such notice, to be timely, must be received not less than 120 calendar days before the date of PTIC II’s proxy statement released to stockholders in connection with the previous year’s annual general meeting or, if PTIC II did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than thirty (30) days from the date of the previous year’s annual general meeting, then the deadline shall be set by the PTIC II Board with such deadline being a reasonable time before PTIC II begins to print and send its related proxy materials.

Stockholder Director Nominees

Nominations of persons for election to the PTIC II Board at any annual general meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in PTIC II’s notice of such special meeting, may be made by or at the direction of the PTIC II Board or by certain stockholders of PTIC II.

In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to PTIC II at PTIC II’s principal executive offices. To be timely, a stockholder’s notice must have been received not less than 120 calendar days before the date of PTIC II’s proxy statement released to stockholders in connection with the previous year’s annual general meeting or, if PTIC II did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than thirty (30) days from the date of the previous year’s annual general meeting, then the deadline shall be set by the PTIC II Board with such deadline being a reasonable time before PTIC II begins to print and send its related proxy materials.

In addition, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. The deadline for providing notice of a solicitation of proxies in support of director nominees (other than PTIC II’s nominees) for PTIC II’s next annual meeting is no later than sixty (60) calendar days prior to the anniversary of the previous year’s annual meeting date, except that, if PTIC II did not hold an annual meeting during the previous year, or if the date of the meeting has changed by more than thirty (30) calendar days from the previous year, then notice must be provided by the later of sixty (60) calendar days prior to the date of the annual meeting or the tenth (10th) calendar day following the day on which public announcement of the date of the annual meeting is first made by PTIC II.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the PTIC II Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of PropTech Investment Corporation II, 3415 N. Pines Way, Suite 204 Wilson, WY. Following the Business Combination, such communications should be sent to Appreciate Holdings, Inc., 6101 Baker Road, Suite 200, Minnetonka, Minnesota 55345, Attention: Nolan Jacobson, Chief Financial Officer. Each communication will be forwarded, depending on the subject matter, to the PTIC II Board, the appropriate committee chairperson or all non-management directors.

EXPERTS

The financial statements of PropTech Investment Corporation II as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and the period from August 6, 2020 (inception) through December 31, 2020, included in this proxy statement have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report appearing elsewhere herein (which contains an explanatory paragraph relating to substantial doubt about the ability of PTIC II to continue as a going concern as described in Note 1 to the financial statements). Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of RW National Holdings, LLC as of and for the years ended December 31, 2021 and 2020 included in this proxy statement have been audited by Boulay PLLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

Appraisal Rights

PTIC II Class A Stockholders, holders of the Warrants, the Other PTIC II Class B Stockholders and the Sponsor will not have appraisal rights under Delaware law or otherwise in connection with the Business Combination Proposal or the other Stockholder Proposals. Appraisal rights are available to PTIC II Class B Stockholders (except for the Other PTIC II Class B Stockholders and the Sponsor) who strictly comply with the procedures set forth in Section 262 of the DGCL in connection with the Business Combination. For additional information, see the section entitled “Appraisal Rights.”

Householding

The SEC has adopted rules that permit companies to deliver a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of this proxy statement either now or in the future, please contact PTIC II’s proxy solicitor as described below under “— Stockholder Communications.” Upon written or oral request to the proxy solicitor, we will promptly provide a separate copy of this proxy statement. In addition, stockholders at a shared address who receive multiple copies of proxy statements may request to receive a single copy of proxy statements in the future in the same manner as described above.

Stockholder Communications

If you have questions about the Business Combination or the Special Meeting, or if you need to obtain copies of the enclosed proxy statement, proxy card or other documents incorporated by reference in the proxy statement, you may contact PTIC II’s proxy solicitor listed below. You will not be charged for any of the documents you request.

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Tel: Toll-Free (800) 662-5200 or (203) 658-9400
Email: PTIC@investor.morrowsodali.com

In order for you to receive timely delivery of the documents in advance of the Special Meeting to be held on            , 2022, you must request the information no later than five business days prior to the date of the Special Meeting, by            , 2022.

For a more detailed description of the information incorporated by reference in the enclosed proxy statement and how you may obtain it, see the section captioned “Where You Can Find More Information” below.

Submission of Stockholder Proposals

The PTIC II Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

WHERE YOU CAN FIND MORE INFORMATION

PTIC II files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access PTIC II’s SEC filings, including this proxy statement, at the SEC website at: http://www.sec.gov.

If you would like additional copies of this proxy statement or any document incorporated by reference herein, or if you have questions about the Business Combination, you should contact via phone or in writing:

M. Joseph Beck
Co-Chief Executive Officer, Chief Financial Officer and Director
3415 N. Pines Way, Suite 204
Wilson, WY 83014
Tel: (310) 954-9665

You may also obtain these documents by requesting them in writing or by telephone from Morrow, PTIC II’s proxy solicitation agent, at the following address and telephone number:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Tel: Toll-Free (800) 662-5200 or (203) 658-9400
Email: PTIC@investor.morrowsodali.com

If you are a stockholder of PTIC II and would like to request documents, please do so no later than four (4) business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from PTIC II, PTIC II or Morrow will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to PTIC II has been supplied by PTIC II, and all such information relating to Renters Warehouse has been supplied by Renters Warehouse. Information provided by either PTIC II or Renters Warehouse does not constitute any representation, estimate or projection of the other party.

This document is a proxy statement of PTIC II for the Special Meeting. PTIC II has not authorized anyone to give any information or make any representation about the Business Combination, PTIC II or Renters Warehouse that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

PROPTECH INVESTMENT CORPORATION II FINANCIAL STATEMENTS

Page
Audited Financial Statements of PropTech Investment Corporation II
Report of Independent Registered Public Accounting Firm	F-23
Balance Sheets as of December 31, 2021 and December 31, 2020	F-24
Statements of Operations for the year ended December 31, 2021 and the period from August 6, 2020 (inception) through December 31, 2020	F-25
Statements of Changes in Stockholders’ Deficit for the year ended December 31, 2021 and the period from August 6, 2020 (inception) through December 31, 2020	F-26
Statements of Cash Flows for the year ended December 31, 2021 and the period from August 6, 2020 (inception) through December 31, 2020	F-27
Notes to Financial Statements	F-28

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)

PROPTECH INVESTMENT CORPORATION II
CONDENSED BALANCE SHEETS

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets:
Current assets:
Cash	$233,057	$947,498
Prepaid expenses	155,359	148,660
Total current assets	388,416	1,096,158
Investments held in Trust Account	230,090,854	230,003,947
Total assets	$230,479,270	$231,100,105

Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$—	$1,329
Accrued expenses	9,601,898	127,000
Franchise tax payable	—	134,974
Total current liabilities	9,601,898	263,303
Deferred underwriting commissions	8,050,000	8,050,000
Derivative warrant liabilities	1,250,000	7,423,330
Total liabilities	18,901,898	15,736,633

Commitments and Contingencies

Class A common stock, $0.0001 par value; 23,000,000 shares subject to possible redemption at $10.00 per share at June 30, 2022 and December 31, 2021	230,000,000	230,000,000

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at June 30, 2022 and December 31, 2021	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; zero non-redeemable shares issued and outstanding at June 30, 2022 and December 31, 2021	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding at June 30, 2022 and December 31, 2021	575	575
Additional paid-in capital	—	—
Accumulated deficit	(18,423,203)	(14,637,103)
Total stockholders’ deficit	(18,422,628)	(14,636,528)
Total Liabilities and Stockholders’ Deficit	$230,479,270	$231,100,105

The accompanying notes are an integral part of these unaudited condensed financial statements.

PROPTECH INVESTMENT CORPORATION II
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	Three Months ended June 30, 2022	Six Months ended June 30, 2022	Three Months ended June 30, 2021	Six Months ended June 30, 2021
General and administrative expenses	$9,801,110	$10,144,562	$253,428	$395,731
Administrative expenses – related party	45,000	90,000	45,000	90,000
Franchise tax expenses	39,906	89,906	32,300	82,676
Loss from operations	(9,886,016)	(10,324,468)	(330,728)	(568,407)
Other income (expenses)
Change in fair value of derivative warrant liabilities	2,000,000	6,173,330	(2,399,170)	6,717,500
Net gain from investments held in Trust Account	326,998	365,038	7,682	20,558
Net income (loss)	$(7,559,018)	$(3,786,100)	$(2,722,216)	$6,169,651

Weighted average shares outstanding of Class A common stock	23,000,000	23,000,000	23,000,000	23,000,000
Basic and diluted net income (loss) per share of Class A common stock	$(0.26)	$(0.13)	$(0.09)	$0.21
Weighted average shares outstanding of Class B common stock	5,750,000	5,750,000	5,750,000	5,750,000
Basic and diluted net income (loss) per share of Class B common stock	$(0.26)	$(0.13)	$(0.09)	$0.21

The accompanying notes are an integral part of these unaudited condensed financial statements.

PROPTECH INVESTMENT CORPORATION II
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
For The Six Months Ended June 30, 2022 and June 30, 2021

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 1, 2022	—	$—	5,750,000	$575	$—	$(14,637,103)	$(14,636,528)
Net income	—	—	—	—	—	3,772,918	3,772,918
Balance – March 31, 2022 (unaudited)	—	—	5,750,000	575	—	(10,864,185)	(10,863,610)
Net loss	—	—	—	—	—	(7,559,018)	(7,559,018)
Balance – June 30, 2022 (unaudited)	—	$—	5,750,000	$575	$—	$(18,423,203)	$(18,422,628)
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	—	$—	5,750,000	$575	$—	$(25,665,393)	$(25,664,818)
Net income	—	—	—	—	—	8,891,867	8,891,867
Balance – March 31, 2021 (unaudited)	—	—	5,750,000	575	—	(16,773,526)	(16,772,951)
Net loss	—	—	—	—	—	(2,722,216)	(2,722,216)
Balance – June 30, 2021 (unaudited)	—	$—	5,750,000	$575	$—	$(19,495,742)	$(19,495,167)

The accompanying notes are an integral part of these unaudited condensed financial statements.

PROPTECH INVESTMENT CORPORATION II
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	Six Months ended June 30, 2022	Six Months ended June 30, 2021
Cash Flows from Operating Activities:
Net (loss) income	$(3,786,100)	$6,169,651
Adjustments to reconcile net income to net cash used in operating activities:
Net gain from investments held in Trust Account	(365,038)	(20,558)
Change in fair value of derivative warrant liabilities	(6,173,330)	(6,717,500)
Changes in operating assets and liabilities:
Prepaid expenses	(6,699)	68,850
Accounts payable	(1,329)	(7,864)
Accrued expenses	9,474,899	(12,196)
Franchise tax payable	(134,974)	(30,598)
Net cash used in operating activities	(992,571)	(550,215)

Cash Flows from Investing Activities:
Transfer in from Trust Account	278,130	24,099
Net cash provided by investing activities	278,130	24,099

Net decrease in cash	(714,441)	(526,116)

Cash – beginning of the period	947,498	1,834,812
Cash – end of the period	$233,057	$1,308,696

The accompanying notes are an integral part of these unaudited condensed financial statements.

PROPTECH INVESTMENT CORPORATION II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

PropTech Investment Corporation II (the “Company”) is a blank check company incorporated in Delaware on August 6, 2020 (inception). The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2022, the Company had not yet commenced any operations. All activity for the period from August 6, 2020 (inception) through June 30, 2022 relates to the Company’s formation and the preparation of the initial public offering (the “Initial Public Offering”) described below, and since the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of income on investments from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is HC PropTech Partners II LLC, a Delaware limited liability company controlled by certain of the Company’s officers, directors and advisors (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on December 3, 2020. On December 8, 2020, the Company consummated its Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units offered, the “Public Shares”), including 3,000,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.2 million, inclusive of approximately $8.1 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,833,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $7.3 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $230.0 million ($10.00 per Unit) of the proceeds of the Initial Public Offering and the sale of the Private Placement Warrants were deposited into a trust account (the “Trust Account”) in the United States, with Continental Stock Transfer & Trust Company acting as trustee, to be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any money market funds meeting certain conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S, government treasury obligations until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholders meeting called to approve the Business Combination or (ii) by means of a tender

PROPTECH INVESTMENT CORPORATION II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which public stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The Public Stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the representative of the underwriters (as discussed in Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. These shares of Class A common stock were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s Sponsor agreed (a) to vote its Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s amended and restated certificate of incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Placement Warrants (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the amended and restated certificate of incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Founder Shares and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or December 8, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the

PROPTECH INVESTMENT CORPORATION II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Company, subject in each case to its obligations to provide for claims of creditors and the requirement of applicable law. The representative of the underwriters agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Proposed Business Combination

On May 17, 2022, the Company entered into a business combination agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) with RW National Holdings, LLC, a Delaware limited liability company (the “Renters Warehouse”), and Lake Street Landlords, LLC, a Delaware limited liability company (“Lake Street”), in its capacity as the representative of the Rolling Company Unitholders (as defined in the Business Combination Agreement) (in such capacity, the “Sellers’ Representative”).

The Business Combination Agreement provides that, among other things, and upon the terms and subject to the conditions thereof, the following transactions will occur:

(i)     Concurrent with the execution of the Business Combination Agreement, the Sponsor, Other Class B Shareholders of the Company (as defined in the Business Combination Agreement), the Company, and Renters Warehouse, among others, have entered into the sponsor letter agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and each Other Class B Shareholders have agreed to (a) vote all Company shares owned by the Sponsor and each Other Class B Shareholder in favor of the Business Combination Agreement and the contemplated transactions, (b) subject to, and conditioned upon the Effective Time (as defined in the Business Combination Agreement), waive any adjustment to the conversion ratio set forth in the Company’s governing documents or waive any anti-dilution or similar protection with respect to the Company’s shares of Class B common stock, par value $0.0001 (the “Class B Shares”) and (c) subject to, and conditioned upon the closing, terminate certain existing agreements or arrangements, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

(ii)    Immediately prior to the closing, the Company shall form Appreciate Intermediate Holdings, LLC (“NewCo LLC”) for purposes of consummating the transactions contemplated by the Business Combination Agreement and the related ancillary documents (the “Ancillary Documents”), on the terms and subject to the conditions set forth in the Business Combination Agreement;

PROPTECH INVESTMENT CORPORATION II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

(iii)   On the closing date, (a) Rolling Company Unitholders will contribute all of their existing Renters Warehouse interests to NewCo LLC in exchange for non-voting Class B Units of NewCo LLC (the “NewCo LLC Class B Units”), (b) the Limited Liability Company Agreement of NewCo LLC (the “Amended and Restated NewCo LLC Agreement”) will be amended and restated in the required form, (c) the Company will contribute the Closing Date Contribution Amount (as defined in the Business Combination Agreement) to NewCo LLC in exchange for Class A Units of NewCo LLC (the “NewCo LLC Class A Units”) and (d) the NewCo LLC unitholders (other than the Company) will receive a number of the Company’s Class B Shares equal to the Transaction Equity Security Amount (as defined in the Business Combination Agreement), on the terms and subject to the conditions set forth in the Business Combination Agreement;

(iv)   At closing, the Company, Renters Warehouse, NewCo LLC, certain of the Company unitholders (excluding St. Cloud Capital Partners III SBIC, L.P. (“St. Cloud”)) and Lake Street will enter into an income tax receivable agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”);

(v)    At the closing, certain Renters Warehouse unitholders will enter into an Investor Rights Agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Investor Rights Agreement”) pursuant to which, among other things, such Renters Warehouse unitholders will agree not to effect any sale or distribution of any equity securities of the Company or NewCo LLC held by any of them during the lock-up period described therein;

(vi)   In connection with the transactions contemplated by the Business Combination Agreement, the Company will file a proxy statement (the “Proxy Statement”) relating to the transactions contemplated by the Business Combination Agreement and the Ancillary Documents and it is a condition to the consummation of the transactions contemplated by the Business Combination Agreement that the Company obtain the requisite stockholder approvals; and

(vii)  Subject to the terms set forth in the Business Combination Agreement, the Sellers’ Representative will serve as the representative of the Rolling Company Unitholders.

The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, that the Company have at least $5,000,001 of net tangible assets immediately after the Closing (the “Net Tangible Assets Condition”). The parties to the Business Combination Agreement have waived the Net Tangible Assets Condition, subject to receipt of the requisite shareholder approval.

As a result of the transactions contemplated by the Business Combination Agreement, among other things:

(i)     The Company will hold limited liability company interests in NewCo LLC (“Company Units”) and will be the managing member of NewCo LLC; and

(ii)    Renters Warehouse unitholders will hold (i) non-voting NewCo LLC Class B Units that are exchangeable on a one-for-one basis for the Company’s Class A common stock, par value $0.0001 per share (the “Class A Shares”) (subject to surrendering a corresponding number of shares of the Company’s Class B Shares for cancellation) that will be subject to certain conditions as specified in the Amended and Restated NewCo LLC Agreement, and (ii) a number of shares of the Company’s Class B Shares corresponding to the number of non-voting NewCo LLC Class B Units held.

Upon completion of the transactions contemplated by the Business Combination Agreement, the Company will be renamed as Appreciate Holdings, Inc. and will become the managing member of NewCo LLC in an “Up-C” structure. Appreciate Holdings, Inc. will continue Renters Warehouse’s business, operated under the Renters Warehouse name, of making available a tech-enabled full-service property management and residential leasing marketplace company for both individual owners of and institutional investors in single-family rental houses.

PROPTECH INVESTMENT CORPORATION II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three months and six months ended June 30, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022 or any future period.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s unaudited condensed financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Liquidity and Going Concern

As of June 30, 2022, the Company had approximately $0.2 million in cash, and working capital of approximately $(9.2) million (not taking into account tax obligations that may be paid using the interest income earned from investments in the Trust Account).

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the proceeds of $25,000 from the sale of the Founder Shares (as defined in Note 4), and loan proceeds from the Sponsor of $163,000 under the Note (as defined in Note 4). The Company repaid the Note in full on December 8, 2020. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity needs have been satisfied through the net proceeds from the Initial Public Offering and the sale of the Private Placement Warrants held outside of the Trust Account.

PROPTECH INVESTMENT CORPORATION II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

The Company has incurred and expects to continue to incur significant costs in pursuit of its Business Combination. Further, if the Company cannot complete a Business Combination prior to December 8, 2022, it could be forced to wind up its operations and liquidate unless it receives approval from its stockholders to extend such date. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. The Company’s plan to deal with these uncertainties is to preserve cash by deferring payments with anticipated cooperation from its service providers and to complete a Business Combination prior to December 8, 2022. There is no assurance that the Company’s plans to consummate a Business Combination will be successful or successful within the period permitted to complete the Business Combination. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. To preserve liquidity, the Company has agreed with most of its third-party business combination advisors to defer cash payments until the closing of the Business Combination.

The preponderance of the current liabilities (approximately $9.6 million) results from amounts accrued as payable to professional service firms who indicated their intention to accept deferred payment terms, or success fees, that are payable at the closing of the proposed Business Combination. As a result, the Company believes, but cannot assure, that it has the liquidity to complete a Business Combination.

The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined the date for mandatory liquidation and dissolution as well as liquidity raise substantial doubt about the Company’s ability to continue as a going concern through December 8, 2022, the scheduled liquidation date of the Company if it does not complete a Business Combination prior to such date. Management of the Company plans to complete a business combination prior to the date for mandatory liquidation. These unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenue and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. One of the more significant estimates included in these unaudited condensed financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation limit of $250,000, and investments held in the Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

PROPTECH INVESTMENT CORPORATION II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the unaudited condensed balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in the Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account were determined using available market information.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2022 and December 31, 2021.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of June 30, 2022 and December 31, 2021, the carrying values of prepaid expenses, accounts payable, accrued expenses, and franchise tax payable approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in the Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. Treasury securities and are recognized at fair value. The fair value of investments held in the Trust Account is determined using quoted prices in active markets.

PROPTECH INVESTMENT CORPORATION II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

The fair value of the Public Warrants issued in connection with the Initial Public Offering and the Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model. Subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model at each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering has subsequently been measured based on the listed market price of such warrants.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs consist of legal, accounting, and underwriting fees, and other costs. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the unaudited condensed statements of operations. Offering costs associated with the Public Shares were charged to temporary equity upon the completion of the Initial Public Offering. Of the total offering costs of the Initial Public Offering, approximately $0.6 million was included in financing cost related to derivative warrant liabilities in the unaudited condensed statement of operations in 2020 and $12.6 million is included in temporary equity.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2022 and December 31, 2021, 23,000,000 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s unaudited condensed balance sheets.

Net Income (Loss) Per Common Share

The Company complies with the accounting and disclosure requirements of Financial Accounting Standards Board (“FASB”) ASC Topic 260, “Earnings Per Share”. Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 12,500,000 shares of the Company’s Class A common stock in the calculation of diluted income per share, since the exercise of warrants is contingent upon the occurrence of future events.

PROPTECH INVESTMENT CORPORATION II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	Three Months Ended June 30, 2022		Six Months Ended June 30, 2022
	Class A	Class B	Class A	Class B
Basic and diluted net loss per common share
Numerator:
Allocation of net loss	$(6,047,214)	$(1,511,804)	(3,028,880)	(757,220)
Denominator:
Basic and diluted weighted average shares outstanding	23,000,000	5,750,000	23,000,000	5,750,000
Basic and diluted net loss per common share	$(0.26)	$(0.26)	$(0.13)	$(0.13)
	Three Months Ended June 30, 2021		Six Months Ended June 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per common share
Numerator:
Allocation of net (loss) income, as adjusted	$(2,177,773)	$(544,443)	4,935,721	1,233,930
Denominator:
Basic and diluted weighted average shares outstanding	23,000,000	5,750,000	23,000,000	5,750,000
Basic and diluted net (loss) income per common share	$(0.09)	$(0.09)	0.21	0.21

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 7,666,667 warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the 4,833,333 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each unaudited condensed balance sheet date until exercised, and any change in fair value is recognized in the Company’s unaudited condensed statement of operations. The fair value of warrants issued in connection with the Initial Public Offering and Private Placement were initially measured at fair value using a Monte Carlo simulation model. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, since January 25, 2021.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the unaudited condensed financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates

PROPTECH INVESTMENT CORPORATION II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The Company has a full valuation allowance at June 30, 2022 and December 31, 2021.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2022 and December 31, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

No amounts were accrued for the payment of interest and penalties as of June 30, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed financial statements.

Note 3 — Initial Public Offering

Public Units

On December 8, 2020, the Company consummated its Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units offered, the “Public Shares”), including 3,000,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.2 million, inclusive of approximately $8.1 million in deferred underwriting commissions.

Each Unit consists of one share of Class A common stock of the Company, par value $0.0001 per share (“Class A Common Stock”), and one-third of one redeemable warrant of the Company (“Warrant”), with each whole Warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per share.

Note 4 — Related Party Transactions

Founder Shares

On August 27, 2020, the Sponsor purchased 5,031,250 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.005 per share. On December 3, 2020, the Company effected a stock dividend of approximately 0.143 shares for each share of Class B common stock outstanding, resulting in an aggregate of 5,750,000 shares of Class B common stock outstanding.

The Company’s initial stockholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share

PROPTECH INVESTMENT CORPORATION II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

(as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,833,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $7.3 million.

Each warrant is exercisable to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Certain proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirement of applicable law) and the Private Placement Warrants will expire worthless.

Promissory Note Related Party

On August 6, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and was due on the earlier of March 31, 2021 or the completion of the Initial Public Offering. The Company borrowed $163,000 under the Note. The Company fully repaid the Note on December 8, 2020 and no longer has access to borrowings under this Note.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of notes may be converted upon consummation of a Business Combination into additional Private Placement Warrants at a price of $1.50 per Warrant. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of June 30, 2022 and December 31, 2021, the Company had no Working Capital Loans outstanding.

Administrative Support Agreement

The Company agreed to pay $15,000 a month for office space, utilities, and secretarial and administrative support to the Sponsor. Services commenced on the date the securities were first listed on the Nasdaq and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company. For the three months and six months ended June 30, 2022 and June 30, 2021, the Company incurred and paid $45,000 and $90,000, respectively, for these services. No amounts were due as of June 30, 2022 and December 31, 2021.

PROPTECH INVESTMENT CORPORATION II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 5 — Commitments and Contingencies

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these unaudited condensed financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed financial statements.

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any Warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement entered into on the effective date of the registration statement for the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 3,000,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. The underwriters exercised the option in full on December 8, 2020.

The underwriters were entitled to a cash underwriting discount of 2.0% of the gross proceeds of the Initial Public Offering, or $4.6 million in the aggregate, which was paid upon closing of the Initial Public Offering. In addition, the representative of the underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the Initial Public Offering, or approximately $8.1 million. The deferred fee will become payable to the representative of the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Deferred Consulting Fee

In October 2020, the Company entered into an agreement with a third party that will provide investor relations services pursuant to which the Company paid a $10,000 initial fee upon execution and agreed to pay a deferred success fee of $50,000 upon the consummation of the initial Business Combination.

PROPTECH INVESTMENT CORPORATION II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 6 — Derivative Warrant Liabilities

As of June 30, 2022 and December 31, 2021, the Company had 7,666,667 and 4,833,333 Public Warrants and Private Placement Warrants outstanding, respectively.

The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering, provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, it will its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, the warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

PROPTECH INVESTMENT CORPORATION II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 6 — Derivative Warrant Liabilities (cont.)

Once the warrants become exercisable, the Company may redeem the outstanding warrants (excluding the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30 day redemption period”); and

•        if, and only if, the last sale price of Class A common stock equals or exceeds $18.00 per share(as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by the Company, it may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants are, and the common shares issuable upon the exercise of the Private Placement Warrants are not, transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. See Note 8 for additional information regarding the valuation of derivative warrant liabilities.

Note 7 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. As of June 30, 2022 and December 31, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue up to 100,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of June 30, 2022 and December 31, 2021, there were 23,000,000 shares of Class A common stock issued and outstanding. Of the outstanding shares of Class A common stock, 23,000,000 shares were subject to possible redemption at June 30, 2022 and December 31, 2021, and therefore classified outside of permanent equity.

Class B Common Stock — The Company is authorized to issue up to 10,000,000 shares of Class B, $0.0001 par value common stock. On August 27, 2020, the Company issued 5,031,250 shares of Class B common stock. On December 3, 2020, the Company effected a stock dividend of approximately 0.143 shares for each share of Class B common stock outstanding, resulting in an aggregate of 5,750,000 shares of Class B common stock outstanding at June 30, 2022 and December 31, 2021.

PROPTECH INVESTMENT CORPORATION II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 7 — Stockholders’ Deficit (cont.)

Holders of the Company’s Class B common stock are entitled to one vote for each share. The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Note 8 — Fair Value Measurements

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2022 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Money Market Fund	$230,090,854	$—	$—
Liabilities:
Derivative warrant liabilities – Public Warrants	$766,670	$—	$—
Derivative warrant liabilities – Private Warrants	$—	$—	$483,330

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Money Market Fund	$230,003,947	$—	$—
Liabilities:
Derivative warrant liabilities – Public Warrants	$4,523,330	$—	$—
Derivative warrant liabilities – Private Warrants	$—	$—	$2,900,000

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the six months ended June 30, 2022. The Company transferred the public warrants from Level 3 to Level 1 during the six months ended June 30, 2021.

PROPTECH INVESTMENT CORPORATION II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements (cont.)

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model at each measurement date. The fair value of the Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, since January 25, 2021. For the three months ended June 30, 2022 and June 30, 2021, the Company recognized a change in the unaudited condensed statement of operations resulting from a change in the fair value of liabilities of approximately $2.0 million and $(2.4) million, respectively, presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed statement of operations. For the six months ended June 30, 2022 and June 30, 2021, the Company recognized a gain in the unaudited condensed statement of operations resulting from a change in the fair value of liabilities of approximately $6.2 million and $6.7 million, respectively, presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed statement of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, was determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company continues to use a Monte Carlo simulation to value the Private Placement Warrants. The Company estimates the volatility of its Class A common stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of June 30, 2022	As of December 31, 2021
Volatility	1.0%	10.7%
Stock price	$9.86	$9.80
Expected life of the options to convert	5.00	5.00
Risk-free rate	3.01%	1.31%
Dividend yield	0.0%	0.0%

The change in the fair value of the Level 3 derivative warrant liabilities for the six months ended June 30, 2022 and June 30, 2021 is summarized as follows:

	Private Warrants	Public Warrants
Derivative warrant liabilities at January 1, 2021	$7,733,337	$11,883,330
Transfer from Level 3	—	(11,883,330)
Change in fair value of derivative warrant liabilities	(2,730,837)	—
Derivative warrant liabilities at June 30, 2021	$5,002,500	$—

Derivative warrant liabilities at January 1, 2022	$2,900,000	$—
Change in fair value of derivative warrant liabilities	(2,416,670)	—
Derivative warrant liabilities at June 30, 2022	$483,330	$—

PROPTECH INVESTMENT CORPORATION II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the unaudited condensed balance sheet date up to the date the unaudited condensed financial statements were issued. The Company did not identify any subsequent events other than those listed below that would have required adjustment or disclosure in the unaudited condensed financial statements.

On July 13, 2022, the parties to the Business Combination Agreement entered into a conditional waiver of the condition to closing requiring the net tangible assets of the Company to be equal to or greater than $5,000,001 at the closing of the Business Combination.

On July 14, 2022, the Company, Renters Warehouse and the Sellers’ Representative entered into the second amendment to the Business Combination Agreement to, among other things, revise certain provisions relating to a change in control of the combined company following the closing of the Business Combination with respect to the earnout shares under the Business Combination Agreement.

On September 7, 2022, the Company, Renters Warehouse and the Sellers’ Representative entered into the third amendment to the Business Combination Agreement, which contemplated certain changes to the definition of PTIC II Expenses and the reimbursement of certain expenses PTIC II had incurred or might incur in connection with the Business Combination.

On September 8, 2022, PTIC II and Sponsor, with the consent of Renters Warehouse, entered into that certain Promissory Note pursuant to which the Sponsor agreed to loan PTIC II up to $250,000, in the aggregate, to provide PTIC II with capital to fund certain ongoing working capital expenses of PTIC II and expenses related to the Business Combination. The Note is non-interest bearing and, at the time of consummation of the Business Combination, any amounts borrowed and outstanding under the Promissory Note will become due and payable in immediately available funds; provided that the Sponsor may elect to extend the repayment date for up to 90 days following the closing of the Business Combination, in its sole discretion. The amounts, if any, borrowed and outstanding under the Note at the time of consummation of the Business Combination will be a transaction expense due and payable by PTIC II. If the Business Combination is not consummated, the Note will not be repaid and any amounts owed under the Note will be forgiven except to the extent that PTIC II has funds available outside of its trust account to repay such amounts.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of
PropTech Investment Corporation II

Opinion on the Financial Statements

We have audited the accompanying balance sheets of PropTech Investment Corporation II (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2021 and the period from August 6, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and December 31, 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and the period from August 6, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to complete a business combination by December 8, 2022 then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York
March 9, 2022
PCAOB ID Number 100

PROPTECH INVESTMENT CORPORATION II
BALANCE SHEETS

	December 31, 2021	December 31, 2020
Assets:
Current assets:
Cash	$947,498	$1,834,812
Prepaid expenses	148,661	333,031
Total current assets	1,096,159	2,167,843
Investments held in Trust Account	230,003,947	230,007,668
Total assets	$231,100,105	$232,175,511

Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$1,329	$10,865
Accrued expenses	127,000	82,196
Franchise tax payable	134,974	80,598
Total current liabilities	267,303	173,659
Deferred underwriting commissions	8,050,000	8,050,000
Derivative warrant liabilities	7,423,330	19,616,670
Total liabilities	15,736,633	27,840,329

Commitments and Contingencies
Class A common stock, $0.0001 par value; 23,000,000 shares subject to possible redemption at $10.00 per share	230,000,000	230,000,000

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; zero non-redeemable shares issued and outstanding	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding	575	575
Additional paid-in capital	—	—
Accumulated deficit	(14,637,103)	(25,665,393)
Total stockholders’ deficit	(14,636,528)	(25,664,818)
Total Liabilities and Stockholders’ Deficit	$231,100,105	$232,175,511

The accompanying notes are an integral part of these financial statements.

PROPTECH INVESTMENT CORPORATION II
STATEMENTS OF OPERATIONS

	Year ended December 31, 2021	Period from August 6, 2020 (inception) through December 30, 2020
General and administrative expenses	813,427	$45,819
Administrative expenses – related party	180,000	11,129
Franchise tax expenses	200,000	80,598
Loss from operations	(1,193,427)	(137,546)
Other income (expenses)
Change in fair value of derivative warrant liabilities	12,193,340	(3,471,670)
Financing costs related to derivative warrant liabilities	—	(577,150)
Net gain from investments held in Trust Account	28,377	7,668
Net income (loss)	11,028,290	$(4,178,698)
Weighted average shares outstanding of Class A common stock	23,000,000	4,346,457
Basic and diluted net loss per share of Class A common stock	0.38	$(0.44)
Weighted average shares outstanding of Class B common stock	5,750,00	5,141,732
Basic and diluted net loss per share of Class B common stock	0.38	$(0.44)

The accompanying notes are an integral part of these financial statements.

PROPTECH INVESTMENT CORPORATION II
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
For The Year Ended December 31, 2021 and The Period From August 6, 2020 (Inception) Through
December 31, 2020

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	—	$—	5,750,000	$575	$—	$(25,665,393)	$(25,664,818)
Net income	—	—	—	—	—	11,028,290	11,028,290
Balance – December 31, 2021	—	$—	5,750,000	$575	$—	$(14,637,103)	$(14,636,528)
Balance – August 6, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock	—	—	5,750,000	575	24,425	—	25,000
Excess of cash received over fair value of private placement warrants	—	—	—	—	918,330	—	918,330
Accretion of Common stock subject to possible redemption	—	—	—	—	(942,757)	(21,486,695)	(22,429,450)
Net loss	—	—	—	—	—	(4,178,698)	(4,178,698)
Balance – December 31, 2020	—	$—	5,750,000	$575	$—	$(25,665,393)	$(25,664,818)

The accompanying notes are an integral part of these financial statements.

PROPTECH INVESTMENT CORPORATION II
STATEMENTS OF CASH FLOWS

	Year ended December 31, 2021	Period from August 6, 2020 (inception) through December 30, 2020
Cash Flows from Operating Activities:
Net income (loss)	$11,028,290	$(4,178,698)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Net gain from investments held in Trust Account	(28,377)	(7,668)
Change in fair value of derivative warrant liabilities	(12,193,340)	3,471,670
Financing costs related to derivative warrant liabilities	—	577,150
Changes in operating assets and liabilities:
Prepaid expenses	184,371	(333,031)
Accounts payable	(9,536)	10,865
Accrued expenses	44,804	3,696
Franchise tax payable	54,376	80,598
Net cash used in operating activities	(919,412)	(375,418)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(230,000,000)
Transfer in from Trust Account	32,098	—
Net cash provided by (used in) investing activities	32,098	(230,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from note payable to related party	—	163,000
Repayment of note payable to related party	—	(163,000)
Proceeds received from initial public offering	—	230,000,000
Proceeds received from private placement	—	7,250,000
Offering costs paid	—	(5,064,770)
Net cash provided by financing activities	—	232,210,230
Net (decrease) increase in cash	(887,314)	1,834,812
Cash – beginning of the period	1,834,812	—
Cash – end of the period	$947,498	$1,834,812

Supplemental disclosure of non-cash financing activities:
Offering costs included in accrued expenses	$—	$78,500
Deferred underwriting commissions in connection with the initial public offering	$—	$8,050,000
Initial value of Class A common stock subject to possible redemption	$—	$230,000,000

The accompanying notes are an integral part of these financial statements.

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

PropTech Investment Corporation II (the “Company”) is a blank check company incorporated in Delaware on August 6, 2020 (inception). The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not yet commenced any operations. All activity for the period from August 6, 2020 (inception) through December 31, 2021 relates to the Company’s formation and the preparation of the initial public offering (the “Initial Public Offering”) described below, and since the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on investments from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is HC PropTech Partners II LLC, a Delaware limited liability company controlled by certain of the Company’s officers, directors and advisors (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on December 3, 2020. On December 8, 2020, the Company consummated its Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units offered, the “Public Shares”), including 3,000,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.2 million, inclusive of approximately $8.1 million in deferred underwriting commissions (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,833,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $7.3 million (Note 5).

Upon the closing of the Initial Public Offering and the Private Placement, $230.0 million ($10.00 per Unit) of the proceeds of the Initial Public Offering and the sale of the Private Placement Warrants were deposited into a trust account (the “Trust Account”) in the United States, with Continental Stock Transfer & Trust Company acting as trustee, to be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any money market funds meeting certain conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S, government treasury obligations until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholders meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which public stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The Public Stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the representative of the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. These shares of Class A common stock were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s Sponsor agreed (a) to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s amended and restated certificate of incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Placement Warrants (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the amended and restated certificate of incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Founder Shares and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or December 8, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirement of applicable

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

law. The representative of the underwriters agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Liquidity and Capital Resources

As of December 31, 2021, the Company had approximately $0.9 million in cash, and working capital of approximately $0.9 million (not taking into account tax obligations that may be paid using the interest income earned from investments in the Trust Account).

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the proceeds of $25,000 from the sale of the Founder Shares (as defined in Note 4), and loan proceeds from the Sponsor of $163,000 under the Note (as defined in Note 4). The Company repaid the Note in full on December 8, 2020. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity needs have been satisfied through the net proceeds from the Initial Public Offering and the sale of the Private Placement Warrants held outside of the Trust Account.

The Company may need to raise additional funds through loans from its Sponsor and/or third parties in order to meet the expenditures required for operating its business. If the Company’s estimate of the costs of undertaking in-depth due diligence and negotiating the initial business combination is less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial business combination. The Sponsor is not under any obligation to advance funds to, or to invest in, the Company. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. The date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern through one year from the date of these financial statements if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation limit of $250,000, and investments held in the Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in the Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account were determined using available market information.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2021, the carrying values of prepaid expenses, accounts payable, accrued expenses, and franchise tax payable approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in the Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. Treasury securities and are recognized at fair value. The fair value of investments held in the Trust Account is determined using quoted prices in active markets.

The fair value of the Public Warrants issued in connection with the Initial Public Offering and the Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model. Subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model at each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering has subsequently been measured based on the listed market price of such warrants.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs consist of legal, accounting, and underwriting fees, and other costs. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to stockholders’

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

equity upon the completion of the Initial Public Offering. Of the total offering costs of the Initial Public Offering, approximately $0.6 million is included in financing cost related to derivative warrant liabilities in the statement of operations and $12.6 million is included in stockholders’ equity.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2021, 23,000,000 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Net Loss Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. The Company applies the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 12,500,000 shares of the Company’s Class A common stock in the calculation of diluted income per share, since the exercise of warrants is contingent upon the occurrence of future events.

The following table reflects the calculation of basic and diluted net income per common share (in dollars, except per share amounts):

	Year Ended December 31, 2021
	Class A	Class B
Basic and diluted net loss per common share
Numerator:
Allocation of net income	8,822,632	2,205,658
Denominator:
Basic and diluted weighted average shares outstanding	23,000,000	5,750,000
Basic and diluted net income per common share	0.38	0.38
	Year Ended December 31, 2020
	Class A	Class B
Basic and diluted net loss per common share
Numerator:
Allocation of net loss, as adjusted	(1,914,225)	(2,264,473)
Denominator:
Basic and diluted weighted average shares outstanding	4,346,457	5,141,732
Basic and diluted net income per common share	(0.44)	(0.44)

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 7,666,667 warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the 4,833,333 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued in connection with the Initial Public Offering and Private Placement were initially measured at fair value using a Monte Carlo simulation model. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, since January 25, 2021.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

No amounts were accrued for the payment of interest and penalties as of December 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

The Company’s management does not believe that, other than below, any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Note 3 — Initial Public Offering

Public Units

On December 8, 2020, the Company consummated its Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units offered, the “Public Shares”), including 3,000,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.2 million, inclusive of approximately $8.1 million in deferred underwriting commissions.

Each Unit consists of one share of Class A common stock of the Company, par value $0.0001 per share (“Class A Common Stock”), and one-third of one redeemable warrant of the Company (“Warrant”), with each whole Warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per share.

Note 4 — Related Party Transactions

Founder Shares

On August 27, 2020, the Sponsor purchased 5,031,250 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.005 per share. On December 3, 2020, the Company effected a stock dividend of approximately 0.143 shares for each share of Class B common stock outstanding, resulting in an aggregate of 5,750,000 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock dividend.

The Company’s initial stockholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,833,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $7.3 million.

Each warrant is exercisable to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Certain proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirement of applicable law) and the Private Placement Warrants will expire worthless.

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

Promissory Note Related Party

On August 6, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and was due on the earlier of March 31, 2021 or the completion of the Initial Public Offering. The Company borrowed $163,000 under the Note. The Company fully repaid the Note on December 8, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of notes may be converted upon consummation of a Business Combination into additional Private Placement Warrants at a price of $1.50 per Warrant. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2021 and 2020, the Company had no Working Capital Loans outstanding.

Administrative Support Agreement

The Company agreed to pay $15,000 a month for office space, utilities, and secretarial and administrative support to the Sponsor. Services commenced on the date the securities were first listed on the Nasdaq and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company. For the year ended December 31, 2021, the Company incurred and paid $180,000 for these services. For the period from August 6, 2020 (inception) through December 31, 2020, the Company incurred and paid approximately $11,000 for these services. No amounts were due as of December 31, 2021 and 2020.

Note 5 — Commitments and Contingencies

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any Warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement entered into on the effective date of the registration statement for the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 5 — Commitments and Contingencies (cont.)

filed subsequent to the consummation of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 3,000,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. The underwriters exercised the option in full on December 8, 2020.

The underwriters were entitled to a cash underwriting discount of 2.0% of the gross proceeds of the Initial Public Offering, or $4.6 million in the aggregate, which was paid upon closing of the Initial Public Offering. In addition, the representative of the underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the Initial Public Offering, or approximately $8.1 million. The deferred fee will become payable to the representative of the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Deferred Consulting Fee

In October 2020, the Company entered into an agreement with a third party that will provide investor relations services pursuant to which the Company agreed to pay a $10,000 initial fee upon execution and a deferred success fee of $50,000 upon the consummation of the initial Business Combination.

Note 6 — Derivative Warrant Liabilities

As of December 31, 2021 and 2020, the Company had 7,666,667 and 4,833,333 Public Warrants and Private Placement Warrants outstanding, respectively.

The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering, provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, it will its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, the warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates,

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 6 — Derivative Warrant Liabilities (cont.)

as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (excluding the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30 day redemption period”); and

•        if, and only if, the last sale price of Class A common stock equals or exceeds $18.00 per share(as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by the Company, it may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants are, and the common shares issuable upon the exercise of the Private Placement Warrants are not, be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. See Note 8 for additional information regarding the valuation of derivative warrant liabilities.

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 7 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. As of December 31, 2021 and 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue up to 100,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of December 31, 2021 and 2020, there were 23,000,000 shares of Class A common stock issued and outstanding. Of the outstanding shares of Class A common stock, 23,000,000 shares were subject to possible redemption at December 31, 2021 and 2020, and therefore classified outside of permanent equity.

Class B Common Stock — The Company is authorized to issue up to 10,000,000 shares of Class B, $0.0001 par value common stock. On August 27, 2020, the Company issued 5,031,250 shares of Class B common stock. On December 3, 2020, the Company effected a stock dividend of approximately 0.143 shares for each share of Class B common stock outstanding, resulting in an aggregate of 5,750,000 shares of Class B common stock outstanding at December 31, 2021 and 2020. All shares and associated amounts have been retroactively restated to reflect the stock dividend.

Holders of the Company’s Class B common stock are entitled to one vote for each share. The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Note 8 — Fair Value Measurements

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2021 by level within the fair value hierarchy:

December 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Money Market Fund	$230,003,947	$—	$—
Liabilities:
Derivative warrant liabilities – Public Warrants	$4,523,330	$—	$—
Derivative warrant liabilities – Private Warrants	$—	$—	$2,900,000

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements (cont.)

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

December 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Money Market Fund	$230,007,668	$—	$—
Liabilities:
Derivative warrant liabilities – Public Warrants	$—	$—	$11,883,330
Derivative warrant liabilities – Private Warrants	$—	$—	$7,733,330

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The Company transferred the public warrants from Level 3 to Level 1 during the year ended December 31, 2021. There were no transfers between levels for the period from August 6, 2020 (inception) through December 31, 2020.

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, since January 25, 2021. For the year ended December 31, 2021 and the period ended December 31, 2020, the Company recognized a charge to the statement of operations resulting from a change in the fair value of liabilities of approximately $12.2 million and $(3.5) million presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, was determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company continues to use a Monte Carlo simulation to value the Private Placement Warrants. The Company estimates the volatility of its Class A common stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of December 31, 2021	As of December 31, 2020
Volatility	10.7%	21.0%
Stock price	$9.80	$10.12
Expected life of the options to convert	5.00	6.00
Risk-free rate	1.31%	0.51%
Dividend yield	0.0%	0.0%

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements (cont.)

The change in the fair value of the Level 3 derivative warrant liabilities from inception through the year ended December 31, 2021 is summarized as follows:

	Private Warrants	Public Warrants
Derivative warrant liabilities at August 6, 2020 (inception)	—	—
Issuance of Public and Private Warrants	6,331,670	9,813,330
Change in fair value of derivative warrant liabilities	1,401,667	2,070,000
Derivative warrant liabilities at January 1, 2021	$7,733,337	$11,883,330
Transfer from Level 3	—	(11,883,330)
Change in fair value of derivative warrant liabilities	(4,833,337)	—
Derivative warrant liabilities at December 31, 2021	$2,900,000	$—

Note 9 — Income Taxes

The Company’s taxable income primarily consists of interest income on the Trust Account, less any franchise taxes. The Company’s formation and operating costs are generally considered start-up costs and are not currently deductible.

The income tax provision (benefit) consists of the following:

	December 31, 2021	December 31, 2020
Current
Federal	$—	$—
State	—	—
Deferred
Federal	(226,816)	(27,274)
State	—	—
Valuation allowance	226,816	27,274
Income tax provision	$—	$—

The Company’s net deferred tax assets are as follows:

	December 31, 2021	December 31, 2020
Deferred tax assets:
Net operating loss carryover	$18,196	$15,315
Start-up/Organization costs	208,620	11,959
Total deferred tax assets	226,816	27,274
Valuation allowance	(226,816)	(27,274)
Deferred tax asset, net of allowance	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 9 — Income Taxes (cont.)

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate for the year ended December 31, 2021 and 2020 is as follows:

Statutory Federal income tax rate	21.0%	21.0%
Financing costs	—	(2.9)%
Change in fair value of warrant liabilities	46.3%	(17.4)%
Change in valuation Allowance	(67.3)%	(0.7)%
Effective Tax Rate	0.0%	0.0%

There were no unrecognized tax benefits as of December 31, 2021 and 2020. No amounts were accrued for the payment of interest and penalties as of December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date financial statements were issued. Other than as disclosed, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Condensed Consolidated Balance Sheets
(in thousands, except membership units)

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$90	$143
Restricted cash	18,517	18,206
Accounts receivable, less allowances of $43 and $131, respectively	1,274	811
Other current assets	2,261	746
Total current assets	22,142	19,906
Property and equipment, net of accumulated depreciation	206	311
Goodwill	11,882	11,882
Intangible assets, net	2,007	2,671
Other assets	143	153
Total assets	$36,380	$34,923

Liabilities, temporary equity and members’ deficit
Current liabilities
Accounts payable and accrued expenses	$9,587	$4,835
Current portion of long-term debt	1,012	1,207
Current portion of long-term debt – related party	936	936
Derivative liability	—	290
Current maturities of capital lease obligations	47	48
Rent clearing liability	4,457	4,685
Resident security deposits liability	13,651	12,821
Total current liabilities	29,690	24,822
Long-term debt, net of current maturities, discount, and unamortized debt issuance costs – related party	9,055	8,822
Capital lease obligations, net of current maturities	96	120
Other liabilities	90	57
Total liabilities	38,931	33,821
Contingencies (Note 15)
Temporary equity:
Redeemable units (42,706,786 and 40,657,093 units issued and outstanding as of June 30, 2022 and December 31, 2021, respectively)	83,347	68,188
Permanent equity:
Members’ deficit (38,513,007 and 39,559,221 units issued and outstanding as of June 30, 2022 and December 31, 2021, respectively)	(85,898)	(67,086)
Total liabilities, temporary equity and members’ deficit	$36,380	$34,923

The accompanying notes are an integral part of the condensed financial statements.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Unaudited Condensed Consolidated Statements of Operations
(in thousands)

	Six Months Ended June 30,
	2022	2021
Revenues
Management	$10,243	$10,667
Marketplace	3,686	2,788
Franchise	605	658
Total revenues	14,534	14,113
Cost of revenue	7,695	7,341
Gross profit	6,839	6,772
Operating expenses
Selling and general	3,923	3,771
Administrative	2,697	2,635
Depreciation and amortization	881	896
Other	2,435	1,383
Total operating expenses	9,936	8,685
Operating loss	(3,097)	(1,913)
Other income (expense), net
Loss from remeasurement of derivative liability	(165)	—
Interest expense	(981)	(1,051)
Other income	6	4,674
Total other income (expense), net	(1,140)	3,623
Net income (loss)	$(4,237)	$1,710

The accompanying notes are an integral part of the condensed financial statements.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Unaudited Condensed Consolidated Statement of Redeemable Units and Members’ Deficit
(in thousands, except membership units)

	Redeemable		Common Units	Class B Units	Accumulated Members’ Deficit
	Units	Dollars
Balances, December 31, 2021	40,657,093	$68,188	36,053,798	3,505,423	$(67,086)
Release of vested Class B restricted membership units issued and compensation expense	—	—	—	639,299	129
Issuance of common units to lender according to terms of secured promissory note	—	—	364,180	—	455
Reclassification of Common Units to temporary equity in connection with amendment to St. Cloud Securities Purchase Agreement	2,049,693	11,161	(2,049,693)	—	(11,161)
Change in redemption value of redeemable preferred units	—	3,998	—	—	(3,998)
Net loss	—	—	—	—	(4,237)
Balances, June 30, 2022	42,706,786	$83,347	34,368,285	4,144,722	$(85,898)
	Redeemable		Common Units	Class B Units	Accumulated Members’ Deficit
	Units	Dollars
Balances, December 31, 2020	34,992,250	$55,277	31,916,698	2,383,357	$(58,874)
Release of vested Class B restricted membership units issued and compensation expense	—	—	—	588,276	90
Issuance of Class A-1 preferred membership units and common membership units in exchange for the extinguishment of related party convertible debt, inclusive of loss on extinguishment recorded in members’ equity	984,191	1,247	656,126	—	(263)
Issuance of Class A-1 preferred membership units and common membership units in exchange for cash and extinguishment of related party note payable	4,451,016	3,855	2,967,345	—	596
Change in redemption value of redeemable preferred units	—	3,742	—	—	(3,742)
Net income	—	—	—	—	1,710
Balances, June 30, 2021	40,427,457	$64,121	35,540,169	2,971,633	$(60,483)

The accompanying notes are an integral part of the condensed financial statements.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Unaudited Condensed Consolidated Statement of Cash Flows
(in thousands)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$(4,237)	$1,710
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	881	896
Remeasurement of derivative liability	165	—
Forgiveness on Paycheck Protection Program Loan	—	(2,435)
Amortization of debt discount and issuance costs	257	231
Restricted membership unit compensation expense	129	90
Changes in operating assets and liabilities:
Accounts receivable, net	(463)	(1,920)
Other current and noncurrent assets	(58)	(244)
Accounts payable and accrued expenses	3,305	589
Rent clearing liability	(228)	275
Resident security deposits	830	(750)
Other liabilities	33	(43)
Net cash provided (used) by operating activities	614	(1,601)
Cash flows from investing activities
Purchases of property and equipment	(24)	(29)
Purchases and development of intangible assets	(88)	(224)
Net cash used by investing activities	(112)	(253)
Cash flows from financing activities
Member contributions	—	2,388
Proceeds from related party convertible note	—	525
Repayment of principal and related fees	(219)	(229)
Payments on capital lease obligations	(25)	(32)
Net cash provided (used) by financing activities	(244)	2,652
Net increase in cash, cash equivalents and restricted cash	258	798
Cash and cash equivalents and restricted cash at beginning of period	18,349	17,854
Cash and cash equivalents and restricted cash at end of period	$18,607	$18,652
Supplemental cash flow information and disclosure of noncash investing and financing activities:
Cash paid for interest	$655	$779
Extinguishment of related party convertible notes and related party notes payable in exchange for Series A-1 Preferred Units and Common Units	$—	$2,759
Issuance of Class A-1 preferred membership units and common membership units in exchange for the extinguishment of related party convertible debt	$—	$3,503
Loss on extinguishment of related party convertible debt recorded in equity	$—	$456
Deferred transaction costs included in accounts payable and accrued expenses	$1,447	$—

The accompanying notes are an integral part of the condensed financial statements.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except membership units and per unit amounts)

1.      Nature of Business and Summary of Significant Accounting Policies

Organization

RW National Holdings, LLC (“RW National Holdings” or the “Company”) is a limited liability company formed in Minnetonka, Minnesota in 2015, and acts as a holding company and currently has no other business operations. The Company conducts its operations through its wholly owned subsidiary, RW OpCo, LLC which wholly owns approximately 25 limited liability companies across the United States (each, a “Subsidiary” and collectively, the “Subsidiaries”).

Each Subsidiary is engaged in the business of providing real estate property management, brokerage transactions services and leasing placement and renewal services to owners and tenants of single-family rental homes (“SFR”), townhomes and small multifamily properties, and such other activities incident or ancillary to property management and leasing services, under the name Renters Warehouse.

Proposed Business Combination

On May 17, 2022 the Company executed a definitive Business Combination Agreement (“Business Combination”) with PTIC II. Upon the consummation of the proposed Business Combination and related transactions, the Company will merge with PTIC II and change its name to Appreciate Holdings, Inc. Following the proposed business combination, Appreciate Holdings, Inc. will be organized in an umbrella partnership corporation (commonly known as an “Up-C”), which is often used for partnership and limited liability companies undertaking an initial public offering. The Up-C structure allows current equity unit holders of the Company to retain their equity ownership in the Company, which will continue to be classified as a partnership for U.S. federal income tax purposes. The proposed Business Combination is expected to be completed in the fourth quarter of 2022, subject to, among other things, the approval by PTIC II’s shareholders, and other customary closing conditions as further described in the Business Combination Agreement. There is no assurance that the Business Combination will be consummated.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of RW National Holdings and its wholly owned subsidiaries. The unaudited condensed consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”). All intercompany balances and transactions has been eliminated in consolidation.

Unaudited Interim Financial Statements

Certain information and footnote disclosures normally included in annual consolidated financial statements have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Accordingly, these unaudited condensed consolidated financial statements and notes should read in conjunction with the Company’s annual audited consolidated financial statements for the fiscal year ended December 31, 2021. The information as of December 31, 2021 included in the unaudited condensed consolidated balance sheets was derived from the Company’s audited consolidated financial statements.

The unaudited condensed consolidated financial statements reflect all adjustments (all of which are of a normal recurring nature) considered necessary to present fairly the Company’s financial position, results of operations, members’ deficits, and cash flows for the periods and dates presented. The results of operations for the six months ended June 30, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022 or any other interim period or future year.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except membership units and per unit amounts)

1.      Nature of Business and Summary of Significant Accounting Policies (cont.)

COVID-19 Impact

The Company continues to monitor the novel coronavirus disease 2019 (“COVID-19”) and its ongoing impact on the Company’s operational and financial performance. The Company expects the COVID-19 pandemic to continue to have an uncertain effect on future revenues and results of operations, but is unable to predict the size and duration of such impact.

The Company qualified for the Employee Retention Credit under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) provided by the government. During the six months ended June 30, 2022 and 2021, the Company recognized payroll subsidies totaling $0 and $2,098, respectively, in other income on the unaudited condensed consolidated statements of operations.

Emerging Growth Company Status

The Company qualifies as an emerging growth company under Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) as discussed in the Annual Report for the reporting periods in this report. As a result, these unaudited condensed consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The JOBS Act does not preclude an emerging growth company from early adopting new or revised accounting standards. The Company expects to use the extended transition period for any new or revised accounting standards during the period which the Company remains an emerging growth company.

Use of Estimates

The preparation of interim unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates, including those related to the useful lives and recoverability of long-lived and intangible assets, goodwill, derivative valuation, going concern assessment, the valuation of membership units issued to extinguish financial liabilities, and the valuation of membership units issued to employees and non-employees in connection with services rendered. Estimates are periodically reviewed in light of changes in circumstances, facts, and experience. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents, and accounts receivable. The Company maintains cash in multiple financial institutions, which, at times, may be in excess of the Federal Deposit Insurance Corporation limits. The Company has not experienced any losses in such accounts, and management believes the Company is not exposed to any significant credit risk on cash.

The Company’s accounts receivable are derived from revenue earned from customers. Two individual customers represented approximately 19% and 10% of the Company’s total revenue for the six months ended June 30, 2022. For the six months ended June 30, 2021, no individual customer represented more than 10% of the Company’s total revenue. As of June 30, 2022 and December 31, 2021, no individual customer accounted for more than 10% of the Company’s total accounts receivable, net.

Fair Value of Financial and Derivative Instruments

The Company estimates the fair value of its derivative instruments using available market information in accordance with ASC 820 for fair value measurements and disclosures of derivatives. All changes in the fair value of recognized derivatives are recognized currently in earnings.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except membership units and per unit amounts)

1.      Nature of Business and Summary of Significant Accounting Policies (cont.)

Financial assets and liabilities subject to fair value measurement on a recurring and nonrecurring basis is recorded at the exit price of the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The Company’s financial instruments consist of Level 1, Level 2, and Level 3 assets and liabilities.

Liquidity

The unaudited condensed consolidated financial statements have been prepared on the going concern basis, which assumes the Company will have sufficient cash to pay its debts, as and when they become payable, for a period of at least twelve months from the date that the unaudited condensed consolidated financial statements are issued or available to be issued. Management has evaluated whether there were any conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern over the next twelve months. In performing this assessment, the Company concluded that the following conditions raise substantial doubt about the Company’s ability to meet financial obligations as they come due within one year after the date that the consolidated financial statements are issued:

•        The Company has a history of operating losses and negative cash flows from operations.

•        As of June 30, 2022, the Company had a related party secured promissory note agreement (“St. Cloud Note”, as described in Note 7) with an outstanding balance of $9,220. This principal balance was due to be repaid on July 31, 2023 and the Company did not anticipate having sufficient capital to satisfy this obligation at the scheduled maturity date.

•        In September 2022, the Company downgraded its Projections of marketplace transactions and properties managed due to an increased level of caution among its Institutional clients with respect to SFR asset purchases based on widely reported changes in residential real estate market conditions. The Updated Prospective Financial Information indicated that noncompliance with certain financial covenants included in the St. Cloud note was probable within the next six months.

As discussed in Note 7, the St. Cloud note has been amended multiple times to extend the maturity date and waive financial covenants. The latest amendment occurred in October 2022 when the St. Cloud Note was amended to extend the maturity date to December 31, 2023. A previous amendment waived all financial covenants until June 30, 2023. These amendments alleviated substantial doubt about the Company’s ability to continue as a going concern and enabled continuation of operations for the foreseeable future. Management believes it will be probable that expected cash flows from operations will be sufficient to meet remaining existing commitments for a period of at least twelve months from the date that the financial statements will be issued.

Income Taxes

The Company is organized as a pass-through entity for income tax purposes and is not subject to income taxes since taxable income or loss is reportable on the income tax returns of the members. Accordingly, no provision for income taxes is recorded by the Company. Profits and losses and members’ equity may differ significantly from those reportable for tax purposes as a result of the differences between the tax basis and financial reporting basis of assets and liabilities, as well as differences in the timing of recognition of revenues and expenses. See Note 1 that discusses a transaction impacting the Company and accounting for income taxes in subsequent reporting periods.

Management has analyzed the tax positions taken by the Company, and concluded that as of June 30, 2022, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the unaudited condensed consolidated financial statements. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. Management believes the Company is no longer subject to income tax examinations for years prior to 2018.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except membership units and per unit amounts)

1.      Nature of Business and Summary of Significant Accounting Policies (cont.)

Significant Accounting Policies

There were no significant changes to the Company’s significant accounting policies disclosed in “Note 1 — Nature of Business and Summary of Significant Accounting Policies” as described in the audited financial statements for the years ended December 31, 2021 and 2020.

Segment Reporting

Operating segments are identified as components of an entity where separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions on how to allocate resources and assesses performance. The Company has determined that its chief operating decision maker (“CODM”) is its chief executive officer who is responsible for making decisions regarding the allocation of resources and assessing performance as well as for strategic operational decisions. The Company manages, reports, and evaluates its business under two operating segments that are also considered as reportable segments.

As of June 30, 2022, the Company did not have assets located outside of the United States. See Note 14 for additional information about segment reporting.

Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board issued ASU No. 2016-02, Leases (Topic 842) Section A — Leases: Amendments to the FASB Accounting Standards Codification, and subsequent amendments which is a comprehensive new lease standard that will supersede previous lease guidance. The standard requires a lessee to recognize the assets and liabilities on the balance sheet for the rights and obligations created by most leases and continue to recognize expenses on the income statement over the lease term. It will also require disclosure designed to give financial statement users information on the amount, timing, and uncertainty of cash flows arising from leases. In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which deferred the adoption date of ASC 842 for certain types of entities. ASU 2020-05 amends the effective dates for ASU 2016-02 for emerging growth companies to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company expects to adopt ASC 842 for the annual periods beginning on January 1, 2022, and the interim periods beginning on January 1, 2023. The Company is currently evaluating the impact of the adoption of this standard on its unaudited consolidated financial statements and related disclosures, it is expecting the new standard to have a material impact resulting in the recognition of right-of-use assets and liabilities related to its operating leases of approximately $1,500 resulting from the adoption.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326). The ASU adds to GAAP an impairment model (known as the current expected credit losses model) that is based on an expected losses model rather than an incurred losses model. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses. The ASU is also intended to reduce the complexity of GAAP by decreasing the number of impairment models that entities use to account for debt instruments. In November 2019, the FASB issued ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815) and Leases (Topic 842): Effective Dates, which extends the effective date of the standards for emerging growth companies to interim and annual periods beginning after December 15, 2022, with early adoption permitted. As an emerging growth company, the Company plans to adopt this standard effective January 1, 2023. The Company is currently evaluating the impact this ASU will have on the Company’s unaudited condensed consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provided guidance to alleviate the burden in accounting for reference rate reform by allowing certain expedients and exceptions in applying GAAP to contracts, hedging relationships and other transactions impacted by reference rate reform. The provisions apply only to those transactions that reference LIBOR or another reference rate expected to be discontinued due to reference rate reform. Adoption of the provisions of ASU 2020-04 are optional and may be applied from March 12, 2020 through December 31, 2022. The Company is currently evaluating the impact this ASU will have on the Company’s unaudited condensed consolidated financial statements.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except membership units and per unit amounts)

2.      Cash, Cash Equivalents, and Restricted Cash

The Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Restricted cash represents cash deposited in accounts related to certain security deposits and collections. The Company is required to hold and segregate these balances pursuant to the terms of the resident lease agreements executed by the Company in the ordinary course of business.

The balances of the Company’s cash, cash equivalents, and restricted cash accounts as of June 30, 2022 and December 31, 2021, are set forth in the table below:

	June 30, 2022	December 31, 2021
Cash and cash equivalents	$90	$143
Restricted cash	18,517	18,206
Total cash, cash equivalents, and restricted cash	$18,607	$18,349

The balances of the Company’s restricted cash accounts as of June 30, 2022 and December 31, 2021, are set forth in the table below:

	June 30, 2022	December 31, 2021
Resident security deposits	$13,601	$12,776
Rent collections due to property owners	4,426	4,658
Other reserves	490	772
Total	$18,517	$18,206

3.      Property and Equipment

Depreciation expense related to property and equipment was $129 and $183 for the six months ended June 30, 2022 and 2021, respectively. There was no impairment losses recorded during the six months ended June 30, 2022 and 2021.

4.      Other Current Assets

Other currents assets consisted of the following at June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
Prepaid expenses	$508	$477
Deferred transaction related costs	1,447	—
Other current assets	306	269
Total	$2,261	$746

Prepaid expenses include amounts paid in advance for operating expenses as well as prepayments related to payroll and insurance.

The Company has incurred transaction related costs in connection with the anticipated Business Combination as disclosed in Note 1, which include attorney, advisory, accounting, and other fees. Deferred transaction related costs include primarily attorney and advisory fees which will be offset against gross proceeds of the Business Combination. Transaction related costs which have not been deferred and instead expensed as incurred total $1,500 for the six months ended June 30, 2022 and are recorded in other operating expenses within the unaudited condensed consolidated statement of operations.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except membership units and per unit amounts)

5.      Goodwill and Intangible Assets

There were no changes to the carrying amount of goodwill for the six months ended June 30, 2022 and 2021. As of June 30, 2022 and December 31, 2021 goodwill was $11,882. No goodwill impairment was recorded during the six months ended June 30, 2022 or 2021.

At June 30, 2022 and December 31, 2021, intangible assets were $24,397 and $24,309 and accumulated amortization was $22,390 and $21,638, respectively. Intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization expense related to intangible assets was $752 and $713 for the six months ended June 30, 2022 and 2021, respectively.

The Company capitalizes qualifying developed technology costs incurred during the application development stage, as long as it is probable the project will be completed, and the software will be used to perform the function intended. For the six months ended June 30, 2022 and 2021, capitalized internally developed software costs were $88 and $224, respectively.

6.      Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following at June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
Accounts payable	$5,595	$2,605
Compensation and benefits	3,284	1,642
Interest	420	345
Other	288	243
Total	$9,587	$4,835

7.      Debt and Related Party Notes

Debt consisted of the following balances at June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
Bridgewater note	$521	$740
Related party St. Cloud note	9,220	9,220
Related party notes payable	937	937
Notes payable	551	551
Total debt	$11,229	$11,448
Unamortized debt issuance costs	(61)	(84)
Unamortized debt discount	(165)	(399)
Total debt, net	$11,003	$10,965
Presented on the condensed consolidated balance sheet as:
Current maturities of long-term debt	1,012	1,207
Current maturities of long-term debt – related party	936	936
Total current debt, net	$1,948	$2,143
Long-term debt, net of current maturities, unamortized debt issuance costs, and discount	—	—
Long-term debt, net of current maturities, unamortized debt issuance costs, and discount – related party	9,055	8,822
Total long-term debt, net	$9,055	$8,822

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except membership units and per unit amounts)

7.      Debt and Related Party Notes (cont.)

Bridgewater Note

The Company issued a secured promissory note dated as of January 2, 2019, to Bridgewater Bank (“Bridgewater”) (as amended, the “Bridgewater Note”) pursuant to that certain Loan Agreement dated as of January 2, 2019, by and between RW National and Bridgewater. The Bridgewater Note bears interest at an annual rate of 5.61%, and requires monthly principal and interest payments. The Bridgewater Note is secured by a first-priority lien on substantially all of RW National’s assets, and requires monthly principal and interest payments. As of June 30, 2022, the remaining principal balance on the Bridgewater Note totaled $521, with all outstanding principal and interest maturing January 2, 2024. On August 11, 2022, the Company received waivers for various defaults under the Bridgewater Note. However, a subsequent instance of non-compliance is expected to occur in the next twelve months, and as a result, the Company included the note balance in current maturities of debt and presented it as a current liability on the consolidated balance sheet as of June 30, 2022 and December 31, 2021.

Related party St. Cloud Note

The Company issued a related party secured promissory note dated as of November 7, 2016 to St. Cloud Capital Partners II SBIC, LP (“St. Cloud”) (as amended, the “St. Cloud Note”), a member, pursuant to that certain Securities Purchase Agreement dated as of November 7, 2016 by and between RW National and St. Cloud (as amended, the “Securities Purchase Agreement”). The St. Cloud Note bears an annual interest rate of 12% and requires monthly interest-only payments with all outstanding principal and interest due August 31, 2023. The St. Cloud Note is secured by substantially all assets of RW National and is subordinate to the Bridgewater Note, but senior in priority to all other debt currently outstanding.

In March 2021, the Securities Purchase Agreement was amended to require the Company to issue Common Units to St. Cloud in an amount equal to 1% of the Company’s Common Unit capitalization on each of the following dates, as long as the note remains outstanding: September 30, 2021, March 31, 2022, September 30, 2022, and March 31, 2023. This contingent equity distribution feature was bifurcated and separately accounted for as a derivative liability. At the amendment date, the Company recognized a derivative liability and corresponding debt discount of $431. Please refer to Note 8 for more information on the Company’s derivative liability.

In May 2022, the Company amended the St. Cloud Note and the Securities Purchase Agreement to (i) extend the maturity date from November 1, 2022 to June 30, 2023, (ii) suspend RW National’s requirement to issue Common Units to St. Cloud at specified future dates and (iii) provide forbearance from any exercise of remedies for failure to comply with certain covenants. The forbearance period extends through the earlier of the St. Cloud Note’s maturity date, the occurrence of the business combination with PropTech Investment Corporation II (“ PTIC II”), or the termination of the business combination agreement with PTIC II. RW National’s requirement to issue Common Units to St. Cloud is suspended through the forbearance period and is eliminated entirely upon the occurrence of the business combination with PTIC II. In June 2022, the Company amended the St. Cloud Note to extend the maturity date from June 30, 2023 to July 31, 2023. In August 2022, the Company again amended the St. Cloud Note to extend the maturity date from July 31, 2023 to August 31, 2023, effective June 30, 2022. In September 2022, the St. Cloud Note was amended to extend the maturity date to September 30, 2023 and to waive all financial covenants until June 30, 2023. Finally, in October 2022, the St. Cloud Note was amended to extend the maturity date to December 31, 2023 and add a contingent prepayment feature which requires the Company to prepay all of the outstanding principal, accrued interest, and fees if as of the last business day of any month the Company has net working capital of at least $20,000. In such an event, prepayment would be due two business days after the last business day of the month in which net working capital exceeds $20,000. In the case of the periods ending December 31, 2022 and March 31, 2023 the financial covenants shall be waived in the event the closing date of the Business Combination with PTIC II has not occurred prior to such covenant test date.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except membership units and per unit amounts)

7.      Debt and Related Party Notes (cont.)

Related party convertible notes

The Company had related party subordinated convertible notes (“Convertible Notes”) payable to a member. These Convertible Notes bore an annual interest rate of 12% and had a maturity date of September 30, 2020. On the maturity date, the member had the right, but not the obligation, to convert any unpaid principal and interest into Class A Preferred Units and Common Units of the Company, at a conversion price equal to $1 per one Class A Preferred Unit and two thirds of a Common Unit. The Convertible Notes qualified for the fair value option and the Company elected to measure them at fair value. The fair value of the convertible notes is measured as the greater of unpaid principal and interest on the notes or the fair value of units that the holder is eligible to receive upon conversion.

The Company sold an additional $525 in Convertible Notes to the same member during February of 2021. In March 2021, the Company and the member agreed to extinguish the aggregate outstanding Convertible Note balance in exchange for 984,191 Class A-1 Preferred Units and 656,126 Common Units. The Class A-1 Preferred Units issued upon extinguishment were recorded in temporary equity based on the aggregate fair value of units issued, which was $1,247. The Common Units issued upon extinguishment was recorded in members’ equity based on the aggregate fair value of units issued, which was $193. This resulted in a loss on extinguishment equal to the difference between the value of the Convertible Notes extinguished and the fair value of units issued to the member. As the member is a related party, the extinguishment represented a capital transaction and a loss on extinguishment of $456 was also recorded in members’ deficit.

Related party notes payable

During 2021, the Company had a subordinated related party note payable to a member with an annual interest rate of 6% that was guaranteed by the majority member of the Company. The balance of $1,775 was repaid in full in March 2021.

The Company currently has various other subordinated related party notes payable to members. As of June 30, 2022, all notes were past their scheduled maturity dates. The terms of the St. Cloud Note prohibit the Company from making any principal payments on these subordinated notes at times when certain financial and operational metrics (as set forth within the Securities Purchase Agreement) are not met. The Company did not meet certain of these metrics and accordingly, did not repay the notes upon their scheduled maturity dates. At June 30, 2022, one note with a principal balance of $500 bears an annual interest rate of 8%. Certain other notes were issued with an annual interest rate of 6%, but contain a default provision that increases the annual interest rate to 24% at maturity. The aggregate principal balance of related party notes outstanding at June 30, 2022 with annual interest rates of 24% due to such default provisions was $437.

Notes payable

The Company currently has various subordinated notes payable to non-related party lenders. As of June 30, 2022, all such notes were past their scheduled maturity dates. The terms of the St. Cloud Note prohibit the Company from making any principal payments on these subordinated notes at times when certain financial and operational metrics (as defined within the Securities Purchase Agreement) are not met. As of June 30, 2022, the Company has not met certain of these metrics and accordingly, did not repay the notes upon their scheduled maturity dates. At June 30, 2022, these notes had annual interest rates of 6% and an aggregate principal balance of $551.

Paycheck protection program loan

In April 2020, the Company entered into a loan agreement with Bridgewater Bank pursuant to the Paycheck Protection Program established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and is administered by the U.S. Small Business Administration. The Company received loan proceeds of $2,435 (the “PPP Loan”). The proceeds from the PPP Loans were used primarily for payroll costs, as defined by the CARES Act.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except membership units and per unit amounts)

7.      Debt and Related Party Notes (cont.)

The PPP Loan had a term of two years, accrued interest at a rate of 1%, and was prepayable in whole or in part without penalty. Payments of principal and interest on the PPP Loan were deferred for the first ten months of the term of the PPP Loan. After the deferral period, the PPP Loan required monthly payments of principal and interest until maturity with respect to any portion of such loan which was not forgiven pursuant to the terms of the CARES Act. During the six months ended June 30, 2021, the Company’s application for forgiveness of the PPP loan was accepted and the Company recognized approximately $2,435 in debt forgiveness and the related accrued interest in other income in the accompanying unaudited condensed consolidated statements of operations.

As of June 30, 2022, future principal payments excluding unamortized debt issuance costs for our total debt were as follows:

Principal Payments
2022 (remaining six months)	$2,009
2023	9,220
2024	—
2025	—
2026	—
Thereafter	—
Total	$11,229

8.      Derivative Instruments

In March 2021, the St. Cloud Note and Securities Purchase Agreement were amended to require the Company to issue Common Units to the lender in an amount equal to 1% of the Company’s Common Unit capitalization on each of the following dates, as long as the note remains outstanding: September 30, 2021, March 31, 2022, September 30, 2022, and March 31, 2023. This contingent equity distribution feature was bifurcated and separately accounted for as a derivative liability. The derivative liability is remeasured to fair value each period and the change in fair value is recorded as a gain or loss on derivative remeasurement.

Prepayment of the St. Cloud Note prior to maturity is not considered probable, so the fair value of the derivative liability is equal to the reporting date fair value of the Common Units that are expected to be issued at each of the scheduled issuance dates.

At the amendment date, the Company recognized a derivative liability and corresponding debt discount of $431. On March 30, 2022, the Company distributed 364,180 Common Units to the lender. The fair value of Common Units distributed was $455, which was recorded in members’ equity with a corresponding reduction to the derivative liability.

In May 2022, the Company amended the St. Cloud Note and Securities Purchase Agreement to suspend RW National’s requirement to issue Common Units to St. Cloud at future dates. The suspension of this requirement extends through the earliest of the St. Cloud Note’s maturity date, the occurrence of the business combination with PTIC II, or the termination of the business combination agreement with PTIC II. The amendment also eliminated RW National’s requirement to issue Common Units to St. Cloud entirely upon the occurrence of the business combination with PTIC II. This amendment to the settlement terms resulted in a remeasurement of the derivative liability to $0 at the amendment date as future issuances of Common Units are not considered probable. The total gain on remeasurement at the amendment date was offset by losses on remeasurement that were recorded prior to the March 30, 2022 distribution of Common Units described above, resulting in a net loss on remeasurement of the derivative liability of $165 for the six months ended June 30, 2022.

The fair value of the derivative liability at June 30, 2022 and December 31, 2021 was $0 and $290, respectively. The derivative liability is reflected as a current liability within the consolidated balance sheet. Refer also to Note 7 where information on the St. Cloud Note has been disclosed.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except membership units and per unit amounts)

9.      Leases

Capital Leases

The Company purchased equipment with total gross book values of $268 and $278 under capital lease agreements as of June 30, 2022 and December 31, 2021, respectively. Depreciation for equipment acquired under the capital leases was $28 and $43 for the six months ended June 30, 2022 and 2021, respectively.

The lease agreements contain buy outs in which case the Company is required to purchase the equipment at the end of the lease term. The aggregate future minimum principal lease payments under the capital leases at June 30, 2022 shown below include any buy out amounts that are probable of being owed at the end of the lease term:

As of June 30, 2022	Amount
2022 (remaining six months)	$30
2023	62
2024	74
Total payments	166
Less: amounts representing interest	(23)
Total capital lease obligations	143
Less: current portion	(47)
Non-current portion	$96

Operating Leases

The Company leases office spaces and company vehicles under operating lease agreements that expire at various dates through March 2026. Under the terms of the agreements, the Company is responsible for certain insurance, property taxes and maintenance expenses. The Company recognizes rent expense on a straight-line basis over the term of the operating leases. Any difference between cash payments required and rent expense is recorded as deferred rent. Rent expense for the six months ended June 30, 2022 and 2021 was $366 and $488, respectively.

Aggregate future minimum lease payments required under the operating leases at June 30, 2022 are as follows:

As of June 30, 2022	Amount
2022 (remaining six months)	$320
2023	602
2024	381
2025	211
2026	45
Total	$1,559

10.    Preferred Units and Members’ Equity

The Company is authorized to issue an unlimited number of Class A-1 Preferred Units and Class A Preferred Units, collectively referred to as the “Preferred Units”.

Unpaid Class A-1 Preferred Return — In accordance with the Second Amended and Restated Limited Liability Company Agreement of RW National Holdings, LLC (“LLC Agreement”), Unpaid Class A-1 Preferred Return shall mean the excess of (i) the cumulative amount of such Class A-1 Member’s Class A-1 Preferred Return since the date such Class A-1 Member acquired its Class A-1 Preferred Units attributable to such Class A-1 Preferred Return over (ii) all amounts theretofore distributed to such Class A-1 Member with respect to Class A-1 Preferred Units since the date such Class A-1 Member acquired its Class A-1 Preferred Units attributable to such Class A-1 Preferred Return.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except membership units and per unit amounts)

10.    Preferred Units and Members’ Equity (cont.)

Class A-1 Preferred Return — In accordance with the LLC Agreement, Class A-1 Preferred Return shall mean a compounded, annual return of twelve percent (12%) on the Unrecovered Class A-1 Capital with respect to the Class A-1 Preferred Units of such Class A-1 Member.

Unrecovered Class A-1 Capital — In accordance with the LLC Agreement, Unrecovered Class A-1 Capital shall mean the Class A-1 Capital of such Class A-1 Member reduced by all distributions made by the Company to such Class A-1 Member.

Unpaid Class A-1 Priority Return — In accordance with the LLC Agreement, Unpaid Class A-1 Priority Return shall mean the excess of (i) the cumulative amount of such Class A-1 Member’s Class A-1 Preferred Return since the date such Class A-1 Member acquired its Class A-1 Preferred Units attributable to such Class A-1 Preferred Return over (ii) all amounts theretofore distributed to such Class A-1 Member with respect to Class A-1 Preferred Units since the date such Class A-1 Member acquired its Class A-1 Preferred Units attributable to such Class A-1 Preferred Return.

Preferred Return — In accordance with the LLC Agreement, Preferred Return shall mean a compounded, annual return of twelve percent (12%) on the Unrecovered Capital with respect to the Class A Preferred Units of such Class A Member.

Unrecovered Capital — In accordance with the LLC Agreement, Unrecovered Capital shall mean the amount set forth in Schedule A of the LLC Agreement attributable to such Member under the heading “Unrecovered Capital.” If additional Units are issued, the Unrecovered Capital attributable to such additional Units shall be $1.00 per Unit for each $1.00 of additional capital contributed.

Redemption rights — Preferred Units may at any time be redeemed at the sole discretion of the Board. The redemption price per the LLC Agreement is equal to the sum of (i) the Unpaid Class A-1 Preferred Return, plus (ii) the Unrecovered Class A-1 Capital, plus (iii) the Unpaid Class A-1 Priority Return attributable to the Class A-1 Member holding such Class A-1 Preferred Units. If the Board exercises its right to cause the Company to purchase only a portion of the total outstanding Class A-1 Preferred Units, the Class A-1 Preferred Units the Company shall purchase should be allocated pro-rata among the Class A-1 Members in accordance with the number of Class A-1 Preferred Units held by each Class A-1 Member.

Voting rights — Except as specifically set forth within the LLC Agreement or as otherwise required by applicable law, no Member, in its capacity as a Member, shall have the right to vote on any action to be taken by the Company or matter considered by the Board. Except as specifically set forth within the LLC Agreement, or when the consent of a specific class of Units is required by the LLC Agreement or applicable law, no Units other than Common Units shall have any voting rights.

Lack of creditor rights — Upon liquidation of the Company, only remaining assets shall be distributed among the Members. The remaining assets shall be accounted after the payments for all the debts, liabilities and obligations to creditors, including loans from members.

Conversion rights — The Preferred Units are convertible in the event of an Initial Public Offering. In such event, the Members shall exchange each class of Units into capital stock of other equity instruments having substantially the same economic interest as is set forth in the LLC Agreement.

Distribution Rights — Distributions to unitholders are made in accordance with the Company’s LLC Agreement based on the following priorities:

•        First, Class A-1 Members, pro rata, in proportion to their respective Unpaid Class A-1 Preferred Return, until their Unpaid Class A-1 Preferred Return is reduced to zero;

•        Second, Class A-1 Members, pro rata, in proportion to their respective Unrecovered Class A-1 Capital, until their Unrecovered Class A-1 Capital is reduced to zero;

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except membership units and per unit amounts)

10.    Preferred Units and Members’ Equity (cont.)

•        Third, Class A-1 Members, pro rata, in proportion to their respective Unpaid Class A-1 Priority Return, until their Unpaid Class A-1 Priority Return is reduced to zero;

•        Fourth, Class A Members, pro rata, in proportion to their respective Unpaid Preferred Return, until their Unpaid Preferred Return is reduced to zero;

•        Fifth, Class A Members, pro rata, in proportion to their respective Unrecovered Capital, until their Unrecovered Capital is reduced to zero; and

•        Thereafter, Common Members and the Class B Members, pro rata, based on their respective Percentage Interests

There is one holder of Class A Preferred and Class A-1 Preferred Units that controls the majority vote of the Board with four out of the eight available board seats. As such, the Preferred Units are currently redeemable at the option of the holders, which also causes redemption to be outside of the Company’s control. Therefore, the Preferred Units are classified within temporary equity, outside of the members’ deficit section on the accompanying consolidated balance sheets. As the Preferred Units are currently redeemable at the option of the holders, they are remeasured to their maximum redemption amount at each reporting date. Holders of Class A-1 Preferred Units and Class A Preferred Units receive a Preferred Return equal to 12% of their Unrecovered Capital, as defined above. Additionally, as described above, the Class A-1 Preferred Units have a Priority Return, which causes their per-unit liquidation preference to effectively be double that of the Class A Preferred Units. The maximum redemption amount of the Class A-1 Preferred Units was approximately $6,543 at June 30, 2022 and $6,181 at December 31, 2021. The maximum redemption amount of the Class A Preferred Units was approximately $65,643 at June 30, 2022 and $62,007 at December 31, 2021, respectively.

After adjusting for the change in redemption value of redeemable preferred units the net loss available to common unit holders is as follows:

	Six Months Ended June 30,
	2022	2021
Net income/(loss)	$(4,237)	$1,710
Less: Change in redemption value of redeemable units	(3,998)	(3,742)
Net loss available to common unit holders	$(8,235)	$(2,032)

The Class A-1 Preferred Unit and Class A Preferred Unit rollforward as of June 30, 2022 is below:

	Class A-1 Preferred		Class A Preferred
	Units	Dollars	Units	Dollars
Balance, December 31, 2020	—	$—	34,992,250	$55,277
Issuance of preferred units	5,664,843	5,301	—	—
Change in redemption value of redeemable units	—	880	—	6,730
Balance, December 31, 2021	5,664,843	6,181	34,992,250	62,007
Change in redemption value of redeemable units	—	362	—	3,636
Balance, June 30, 2022	5,664,843	$6,543	34,992,250	$65,643

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except membership units and per unit amounts)

10.    Preferred Units and Members’ Equity (cont.)

In May 2022, the Company amended the St. Cloud Note and the Securities Purchase Agreement to create a conditional obligation for the Company to redeem all Common Units held by St. Cloud upon the occurrence of the business combination with PTIC II. This redemption feature is contingent on the availability of funds received in the business combination to fund certain transaction costs and growth capital requirements prior to redeeming St. Cloud’s Common Unit holding. This contingent redemption feature is not solely within the control of the Company. As such, 2,049,693 Common Units were reclassified from permanent equity to temporary equity at the amendment date. The Common Units are recorded in temporary equity at their maximum redemption amount, which is equal to $11,161 at June 30, 2022.

11.    Equity-based Compensation

Class B Units

The Company has a restricted membership unit plan to encourage select members of its management team to acquire a proprietary interest in the growth and performance of the Company and to enhance the ability of the Company to attract, retain, and reward qualified individuals. Under the terms of the plan, the Company may grant an unlimited number of Class B units. The restricted membership units generally contain time-vesting provisions. Restricted membership units also fully vest upon a change of control, as defined in the restricted membership unit agreements.

The Company amortizes the grant-date fair value of Class B unit grants on a straight-line basis over the vesting period of the award. The Company expenses the cost of units ratably over the vesting period. In the six months ended June 30, 2022 and 2021, the Company recorded $129 and $90 of stock-based compensation expense from Class B unit grants, respectively. The remaining unrecognized costs from unvested Class B unit awards as of June 30, 2022 was approximately $676 and will be recognized over 1.1 years.

All equity-based compensation costs for the six months ended June 30, 2022 and 2021 are included in administrative expenses on the accompanying unaudited condensed consolidated statement of operations.

The rollforward of restricted Class B Units is below:

	Class B units	Weighted average grant date fair value per share
Balance, January 1, 2022	$3,482,050	$0.22
Granted	—	—
Vested	(639,299)	0.19
Forfeited	—	—
Balance, June 30, 2022	$2,842,751	$0.22

12.    Related Party Transactions

Management Services Agreement

In September 2015, the Company and Northern Pacific Growth Investment Partners, L.P. (“NPG”) entered into a management services agreement (the “Management Agreement”) that sets forth certain management and strategy advisory services to be provided by, and fees to be paid to NPG. Pursuant to the Management Agreement, RW National pays NPG an annual management fee of $250 (payable quarterly). Under the Management Agreement, NPG generally is entitled to reimbursement for reasonable costs and expenses to the extent incurred on behalf of RW National in the performance of NPG’s duties under the Management Agreement.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except membership units and per unit amounts)

12.    Related Party Transactions (cont.)

For the six months ended June 30, 2022 and 2021, the Company incurred $175 and $175 in fees to be paid to NPG, respectively, pursuant to the Management Agreement.

St. Cloud Note and Related party notes payable

During the six months ended June 30, 2022 and 2021, the Company incurred approximately $608 and $710 of interest expense on notes payable to related parties that also had equity interests in the Company, respectively. Please refer to Note 7 for more information on the St. Cloud Note and Related party notes payable.

13.    Fair Value Measurement

The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses approximates fair value due to the short-term nature of the instruments.

The fair value of the St. Cloud derivative is included within derivative liability in the unaudited condensed consolidated balance sheets. Refer to Note 7 for more information on the St. Cloud note.

The following table displays the carrying values and fair values of financial instruments as of June 30, 2022 and December 31, 2021:

	June 30, 2022				December 31, 2021
	Level 1	Level 2	Level 3	Fair Value	Level 1	Level 2	Level 3	Fair Value
Recurring fair value measurements
Liabilities:
Derivative liability	$—	$—	$—	$—	$—	$—	$290	$290
Total	$—	$—	$—	$—	$—	$—	$290	$290

Derivative liability

The fair value of the derivative liability at June 30, 2022 and December 31, 2021 was $0 and $290, respectively. The derivative liability is remeasured to fair value each period and the change in fair value is recorded as a gain or loss on derivative remeasurement.

In March 2021, the St. Cloud Note and Securities Purchase Agreement were amended to require the Company to issue Common Units to the lender. At December 31, 2021, the fair value of the derivative liability was equal to the reporting date fair value of the Common Units that are expected to be issued at each of the scheduled issuance dates.

As of each valuation date, the RW National board of directors in conjunction with an independent third-party valuation firm determined the fair value of RW National’s Common Units by considering valuations calculated using a variety of methods including market multiples, comparable market transactions and discounted cash flows. The Company first determined an enterprise value and then allocated the value among the various classes of our equity securities to derive a per unit value of RW National Common Units. The fair value of one RW National Common Unit at the date that the derivative liability was initially recognized was determined to be $0.29 per Common Unit. The fair value of one RW National Common Unit as of December 31, 2021 was determined to be $0.26.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except membership units and per unit amounts)

13.    Fair Value Measurement (cont.)

In May 2022, the Company amended the St. Cloud Note and Securities Purchase Agreement to suspend RW National’s requirement to issue Common Units to St. Cloud at future dates. The suspension of this requirement extends through the earliest of the St. Cloud Note’s maturity date, the occurrence of the business combination with PTIC II, or the termination of the business combination agreement with PTIC II. The amendment also eliminated RW National’s requirement to issue Common Units to St. Cloud entirely upon the occurrence of the business combination with PTIC II. This amendment to the settlement terms caused the fair value of the derivative liability to be $0 as future equity distributions are not considered probable.

Refer to Note 7 and Note 8 where information on the St. Cloud note and recording of the derivative liability has been disclosed.

	June 30, 2022
	December 31, 2021	Recording of Derivative Liability	Fair value of Common Units distributed	Net loss on remeasurement of Derivative Liability	June 30, 2022
Derivative liability	$290	$—	$(455)	$165	$—
Total	$290	$—	$(455)	$165	$—
	December 31, 2021
	December 31, 2020	Recording of Derivative Liability	Fair value of Common Units distributed	Gain on remeasurement of Derivative Liability	December 31, 2021
Derivative liability	$—	$431	$(107)	$(34)	$290
Total	$—	$431	$(107)	$(34)	$290

14.    Segment Reporting

The Company has two reportable segments that are also considered the operating segments: Management and Marketplace. The CODM reviews the unaudited consolidated financial and operational information for purpose of allocating resources and evaluating performance and do not evaluate using asset information.

The Management segment primarily generates revenue in the form of providing services related to the leasing and managing of SFR properties including the identification of potential renters, the billing and collection of rent, and the coordination of repair and maintenance activities. The Marketplace segment primarily generates commission revenue from entering into Real Estate Sourcing and Transaction Services Agreements with customers to provide real property sourcing and acquisition services and renovation revenues from providing construction management services.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except membership units and per unit amounts)

14.    Segment Reporting (cont.)

The following table presents information of the Company’s reportable segments and reconciliation to consolidated net income (loss):

	Six Months Ended June 30,
	2022	2021
Segment revenues
Management	$10,848	$11,325
Marketplace	3,686	2,788
Total revenue	14,534	14,113

Cost of revenue
Management	(6,250)	(6,145)
Marketplace	(1,445)	(1,196)
Total	(7,695)	(7,341)

Gross profit
Management	4,598	5,180
Marketplace	2,241	1,592
Total	6,839	6,772
Operating expenses	(9,936)	(8,685)
Loss from remeasurement of derivative liability	(165)	—
Interest expense	(981)	(1,051)
Other income	6	4,674
Net income (loss)	$(4,237)	$1,710

Revenue from two customers of the Company’s Management and Marketplace segments represent approximately $2,703 and $1,500, respectively, of the Company’s consolidated revenue for the six months ended June 30, 2022. No individual customer represented over 10% of the Company’s consolidated revenue for the six months ended June 30, 2021.

The following table presents total assets of the Company’s reportable segments as of June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
Management	$30,533	$30,981
Marketplace	4,400	3,942
Total assets for reportable segments	34,933	34,923
Deferred transaction costs	1,447	—
Total consolidated assets	$36,380	$34,923

The following table presents the carrying amount of goodwill by reportable segment as of June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
Management	$8,224	$8,224
Marketplace	3,658	3,658
Total	$11,882	$11,882

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except membership units and per unit amounts)

14.    Segment Reporting (cont.)

All of the Company’s revenue is generated in the United States. For the six months ended June 30, 2022 and 2021, the Company did not have operations outside of the United States. Further, the Company did not have any assets outside of United States.

15.    Contingencies

From time to time in the ordinary course of business, the Company may be named as a defendant in legal proceedings related to various issues, including without limitation, tort claims or contractual disputes, none of which management expects to have a material adverse impact on the Company.

16.    Subsequent Events

Management has evaluated subsequent events from June 30, 2022 through October 17, 2022, the date the unaudited condensed consolidated financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
RW National Holdings, LLC and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of RW National Holdings, LLC and Subsidiaries (the “Company”) as of December 31, 2021 and 2020 and the related consolidated statements of operations, redeemable units and members’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Boulay PLLP

We have served as the Company’s auditor since 2022.

Minneapolis, Minnesota
July 13, 2022, except Note 1, 5, and 14, as to which the date is October 17, 2022

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Consolidated Balance Sheets
(in thousands, except membership units)

	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$143	$92
Restricted cash	18,206	17,762
Accounts receivable, less allowances of $131 and $90, respectively	811	930
Other current assets	746	624
Total current assets	19,906	19,408
Property and equipment, net of accumulated depreciation	311	547
Goodwill	11,882	11,882
Intangible assets, net	2,671	3,835
Other assets	153	212
Total assets	$34,923	$35,884

Liabilities, temporary equity and members’ deficit
Current liabilities
Accounts payable and accrued expenses	$4,835	$5,384
Current portion of long-term debt	1,207	1,815
Current portion of long-term debt – related party	936	2,853
Derivative liability	290	—
Current maturities of capital lease obligations	48	74
Rent clearing liability	4,685	3,549
Resident security deposits	12,821	14,247
Total current liabilities	24,822	27,922
Long-term debt, net of current maturities, discount, and unamortized debt issuance costs	—	2,376
Long-term debt, net of current maturities, discount, and unamortized debt issuance costs – related party	8,822	8,739
Capital lease obligations, net of current maturities	120	167
Other liabilities	57	277
Total liabilities	33,821	39,481
Contingencies (Note 13)
Temporary equity:
Redeemable units (40,657,093 and 34,992,250 units issued and outstanding as of December 31, 2021, and 2020, respectively)	68,188	55,277
Permanent equity:
Members’ deficit (39,559,221 and 34,300,055 units issued and outstanding as of December 31, 2021 and 2020, respectively)	(67,086)	(58,874)
Total liabilities, temporary equity and members’ deficit	$34,923	$35,884

The accompanying notes are an integral part of these consolidated financial statements.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Consolidated Statements of Operations
(in thousands)

	Year Ended December 31,
	2021	2020
Revenues
Management	$20,457	$23,590
Marketplace	6,138	3,031
Franchise	1,307	1,433
Total revenues	27,902	28,054
Cost of revenue	15,191	14,494
Gross profit	12,711	13,560
Operating expenses
Selling and general	7,342	8,484
Administrative	5,629	4,142
Depreciation and amortization	1,783	2,830
Other	1,891	1,367
Total operating expenses	16,645	16,823
Operating loss	(3,934)	(3,263)
Other income (expense), net
Gain from remeasurement of derivative liability	34	—
Interest expense	(2,077)	(1,962)
Other income	4,678	318
Total other income (expense), net	2,635	(1,644)
Net loss	$(1,299)	$(4,907)

The accompanying notes are an integral part of these consolidated financial statements.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Consolidated Statements of Redeemable Units and Members’ Deficit
(in thousands, except membership units)

	Redeemable		Common Units	Class B Units	Accumulated Members’ Deficit
	Preferred Units	Dollars
Balance, January 1, 2020	34,992,250	$49,276	32,143,858	2,110,615	$(47,966)
Release of vested Class B restricted membership units issued and compensation expense	—	—	—	272,742	—
Forfeitures of common units	—	—	(227,160)	—	—
Change in redemption value of redeemable preferred units		6,001	—	—	(6,001)
Net loss	—	—	—	—	(4,907)
Balance, December 31, 2020	34,992,250	55,277	31,916,698	2,383,357	(58,874)
Release of vested Class B restricted membership units issued and compensation expense	—	—	—	1,122,066	226
Issuance of common units to lender according to terms of secured promissory note	—	—	360,538	—	107
Issuance of Class A-1 preferred membership units and common membership units in exchange for the extinguishment of related party convertible debt, inclusive of loss on extinguishment recorded in members’ equity	984,191	1,247	656,126	—	(263)
Issuance of Class A-1 preferred membership units and common membership units in exchange for cash and extinguishment of related party note payable	4,680,652	4,054	3,120,436	—	627
Change in redemption value of redeemable preferred units	—	7,610	—	—	(7,610)
Net loss	—	—	—	—	(1,299)
Balance, December 31, 2021	40,657,093	$68,188	36,053,798	3,505,423	$(67,086)

The accompanying notes are an integral part of these consolidated financial statements.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(1,299)	$(4,907)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	1,783	2,830
Remeasurement of derivative liability	(34)	—
Forgiveness on Paycheck Protection Program loan	(2,435)	—
Amortization of debt discount and issuance costs	510	291
Restricted membership unit compensation expense	226	—
Changes in operating assets and liabilities:
Accounts receivable, net	119	28
Other current and non-current assets	(63)	330
Accounts payable and accrued expenses	24	(31)
Rent clearing liability	1,136	(620)
Resident security deposits	(1,426)	(1,506)
Other liabilities	(220)	36
Net cash used by operating activities	(1,679)	(3,549)
Cash flows from investing activities:
Purchases of property and equipment	(114)	(23)
Purchases and development of internally developed software	(313)	(464)
Net cash used by investing activities	(427)	(487)
Cash flows from financing activities:
Member contributions	2,617	—
Proceeds from related party convertible note	525	—
Proceeds from Paycheck Protection Program loan	—	2,435
Repayment of principal and related fees	(467)	(240)
Payments on capital lease obligations	(74)	(87)
Net cash provided by financing activities	2,601	2,108
Net increase (decrease) in cash, cash equivalents and restricted cash	495	(1,928)
Cash, cash equivalents, and restricted cash at beginning of year	17,854	19,782
Cash, cash equivalents and restricted cash at end of year	18,349	17,854

Supplemental cash flow information and disclosure of noncash investing and financing activities:
Cash paid for interest	1,315	1,464
Intangible asset purchases in accounts payable and accrued expenses	29	73
Extinguishment of related party convertible notes and related party notes payable, inclusive of accrued interest, and deferred financing fees, in exchange for Series A-1 Preferred Units and Common Units	2,759	—
Issuance of Class A-1 preferred membership units and common membership units in exchange for the extinguishment of related party convertible notes and related party notes payable, inclusive of accrued interest, and deferred financing fees	3,503	—
Loss on extinguishment of related party convertible debt recorded in equity	456	—

The accompanying notes are an integral part of these consolidated financial statements.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

1.      Nature of Business and Summary of Significant Accounting Policies

Organization

RW National Holdings, LLC (“RW National Holdings” or the “Company”) is a limited liability company formed in Minnetonka, Minnesota in 2015, and acts as a holding company and currently has no other business operations. The Company conducts its operations through its wholly owned subsidiary, RW OpCo, LLC, which wholly owns approximately 25 limited liability companies across the United States (each, a “Subsidiary” and collectively, the “Subsidiaries”): Renters Warehouse, LLC; Renters Warehouse Real Estate, LLC; Renters Warehouse USA, LLC; Renters Warehouse Investor Marketplace, LLC; Renters Warehouse Alabama, LLC; Renters Warehouse Arizona, LLC; Renters Warehouse Colorado, LLC; Renters Warehouse Georgia, LLC; Renters Warehouse Illinois, LLC; Renters Warehouse Indiana, LLC; Renters Warehouse Kansas, LLC; Renters Warehouse Missouri, LLC; Renters Warehouse Nevada, LLC; Renters Warehouse North Carolina, LLC; Renters Warehouse Florida, LLC; Renters Warehouse Oklahoma, LLC; Renters Warehouse Ohio, LLC; Renters Warehouse Pennsylvania, LLC; Renters Warehouse South Carolina, LLC; Renters Warehouse Tampa, LLC; RW Investor Services Tennessee, LLC (f/k/a Renters Warehouse Tennessee, LLC); Renters Warehouse Texas, LLC; Renters Warehouse Washington, LLC; Renters Warehouse Mississippi, LLC; Renters Warehouse Jacksonville, LLC; Renters Warehouse Orlando, LLC; and Renters Warehouse Miami-Dade, LLC.

Each Subsidiary is engaged in the business of providing real estate property management, brokerage transactions services and leasing placement and renewal services to owners and residents of single-family rental homes (“SFR”), townhomes and small multifamily properties, and other related incidental and ancillary activities, under the name Renters Warehouse.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of RW National Holdings and its wholly owned subsidiaries. The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

COVID-19 Impact

The novel coronavirus disease 2019 (“COVID-19”) and the measures adopted by government entities in response to it have slowed the Company’s operations in real estate property management and marketplace services beginning March of 2020. The Company has maintained continuity in operations throughout the impact of the COVID-19 pandemic and related government mitigation. While COVID-19 did slow the Company’s operations, the overall impact of the COVID-19 pandemic did not create significant disruption to the Company’s business model during the years ended December 31, 2021 and 2020. However, the extent of the ongoing impact of the COVID-19 pandemic on the Company’s operational and financial performance will depend on various future developments, including the duration and spread of the outbreak and impact on the Company’s customers, suppliers, and employees, all of which remain uncertain at this time. The Company expects the COVID-19 pandemic to continue to have an uncertain impact on future revenues and results of operations, but is unable to predict the size and duration of such impact.

In response to the COVID-19 pandemic, various government programs were announced which provide financial relief for affected businesses. The most significant relief measure which the Company qualified for is the Employee Retention Credit under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). During 2021, the Company recognized payroll subsidies totaling $2,098 in other income on the consolidated statement of operations.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until those standards apply to private companies. The Company has elected to use this extended transition period for new or revised accounting

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

1.      Nature of Business and Summary of Significant Accounting Policies (cont.)

standards that have different effective dates for public and private companies until the earlier of the date that (i) it is no longer an emerging growth company or (ii) it affirmatively and irrevocably opts out the extended transition period provided in the JOBS Act. As a result, these consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The JOBS Act does not preclude an emerging growth company from early adopting new or revised accounting standards. The Company expects to use the extended transition period for any new or revised accounting standards during the period which the Company remains an emerging growth company.

Use of Estimates

The preparation of these consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that may affect the reported amounts and disclosures in the consolidated financial statements and the accompanying notes. Actual results and outcomes may differ materially from management’s estimates, judgments, and assumptions and these differences could be material to the consolidated financial statements. Significant estimates, judgments, and assumptions include, but are not limited to, those related to the useful lives and recoverability of long-lived assets, debt, derivative valuation, the valuation of membership units issued to extinguish financial liabilities, and the valuation of membership units issued to employees and non-employees in connection with services rendered. Estimates are periodically reviewed in light of changes in circumstances, facts, and experience.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash, cash equivalents, restricted cash and accounts receivable. The Company maintains cash in multiple financial institutions, which, at times, may be in excess of the Federal Deposit Insurance Corporation limits. The Company has not experienced any losses in such accounts, and management believes the Company is not exposed to any significant credit risk on cash and cash equivalents.

The Company’s accounts receivable are derived from revenue earned from customers. One individual customer represented approximately 12% of the Company’s total revenue for the year ended December 31, 2021. No individual customer represented more than 10% of the Company’s total revenue for the year ended December 31, 2020. As of December 31, 2021 and 2020, no individual customer accounted for 10% of more of the Company’s total accounts receivable.

Cash, Cash Equivalents and Restricted Cash

For purposes of presentation on both the consolidated balance sheets and statements of cash flows, we consider highly liquid investments with an original maturity of three months or less to be cash equivalents.

Restricted cash represents cash deposited in accounts related to certain security deposits and collections. The Company is required to hold and segregate these balances pursuant to the terms of the resident lease agreements executed by the Company in the ordinary course of business. Accordingly, amounts funded to these security deposit accounts and rent clearing accounts are separately presented within the consolidated balance sheets as restricted cash. Included in the accompanying consolidated balance sheets as of December 31, 2021 and 2020 is restricted cash of $18,206 and $17,762, respectively.

As of December 31, 2021 and 2020, the balances of cash, cash equivalents, and restricted cash accounts are set forth in the table below:

	2021	2020
Cash and cash equivalents	$143	$92
Restricted cash	18,206	17,762
Total cash, cash equivalents, and restricted cash shown in the statement of cash flows	$18,349	$17,854

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

1.      Nature of Business and Summary of Significant Accounting Policies (cont.)

As of December 31, 2021 and 2020, the balances of restricted cash accounts are set forth in the table below:

	2021	2020
Resident security deposits	$12,769	$14,218
Rent collections due to property owners	4,665	3,524
Other reserves	772	20
Total	$18,206	$17,762

Accounts Receivable

The Company extends credit to customers in the normal course of business. An allowance for doubtful accounts is determined based on management’s consideration of past due accounts and are included as a component of other operating expenses in the accompanying consolidated statements of operations. The allowance for doubtful accounts was $131 and $90 at December 31, 2021 and 2020, respectively.

Property and Equipment

Property, equipment and software are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, as follows:

Estimated Useful Lives
Computer equipment and software	3 – 5 years
Furniture and fixtures	3 – 5 years
Vehicles	3 – 5 years
Leasehold improvements	Shorter of useful life or remaining lease term

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in the consolidated statements of operations in the period of disposition. Maintenance and repairs that do not improve or extend the lives of the respective assets are charged to expense in the period incurred.

Property, equipment and software are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured first by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such asset were considered to be impaired, an impairment loss would be recognized in the amount by which the carrying value of the asset exceeds its fair value. There was no impairment losses recorded during the years ended December 31, 2021 and 2020.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price of the Company’s acquisitions over the fair value of the net assets acquired. Goodwill is subjected to an impairment test annually, or more frequently whenever events or changes in circumstances occur indicating the carrying value may be impaired. When assessing goodwill for impairment, the Company uses Financial Accounting Standards Board guidance in Accounting Standards Update (“ASU”) No. 2017-04, Simplifying the Test for Impairment. Under this provision, step two is eliminated and impairment is measured as the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The Company has the option to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. If the Company can support the conclusion that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company would not need to perform a quantitative impairment test. If the Company cannot support such a conclusion, the Company performs a quantitative assessment. If a quantitative assessment is performed and the fair value of a reporting unit is less than

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

1.      Nature of Business and Summary of Significant Accounting Policies (cont.)

its carrying value, an impairment loss is recorded to the extent that fair value of the reporting unit is less than its carrying value. The Company has selected December 31st as the date to perform its annual impairment test. There were no goodwill impairment losses recorded during the years ended December 31, 2021 and 2020.

For the Company’s annual goodwill impairment testing, management determined that its reporting units are the same as its operating segments.

Intangible assets primarily consist of acquired customer relationships, technology, trade names, customer lists and related assets that are amortized over their estimated useful lives. The Company determines the appropriate useful life of intangible assets by performing an analysis of expected cash flows of the acquired assets and amortized over their estimated useful lives using the straight-line method.

The Company capitalizes qualifying developed technology costs incurred during the application development stage, as long as it is probable the project will be completed, and the software will be used to perform the function intended. Capitalization of such costs ceases once the project is substantially complete and ready for its intended use. Costs related to maintenance of internal-use software are expensed in the period incurred. Capitalized costs are amortized over the project’s estimated useful life. If capitalized projects are determined to no longer be in use, they are impaired and the cost and accumulated depreciation are removed from the accounts. The resulting loss on impairment, if any, is included in the consolidated statements of operations in the period of impairment.

Software development costs consist primarily of salary and benefits for the Company’s development staff and third-party contractors’ fees. Capitalized software development costs are included in intangible assets on the consolidated balance sheets and amortized to depreciation and amortization in the consolidated statement of operations. For the years ended December 31, 2021 and 2020, capitalized internally developed software costs were $270 and $463, respectively.

Convertible Notes

The Company follows ASC 480-10, Distinguishing Liabilities from Equity, in its evaluation of the accounting for a hybrid instrument. A financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares shall be classified as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on any one of the following: (i) a fixed monetary amount known at inception; (ii) variations in something other than the fair value of the issuer’s equity shares; or (iii) variations inversely related to changes in the fair value of the issuer’s equity shares. Hybrid instruments meeting these criteria are not further evaluated for any embedded derivatives and are carried as a liability at fair value at each balance sheet date with remeasurements reported in the accompanying consolidated statements of operations.

As permitted under ASC 825, Financial Instruments, the Company accounts for certain convertible debt issued under the fair value option election wherein the financial instrument is initially measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. The estimated fair value adjustment is recognized as other income (expense) in the accompanying consolidated statements of operations. As a result of applying the fair value option, direct costs and fees related to the convertible notes were recognized in other operating expense as incurred and were not deferred.

Derivative Instruments

The Company estimates the fair value of its derivative instruments using available market information in accordance with ASC 820 for fair value measurements and disclosures of derivatives. Derivative instruments are measured at their fair value and recorded as either assets or liabilities unless they qualify for an exemption from derivative accounting measurement such as normal purchases and normal sales. All changes in the fair value of recognized derivatives are recognized currently in earnings.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

1.      Nature of Business and Summary of Significant Accounting Policies (cont.)

Debt Issuance Costs

Debt issuance costs related to debt financing arrangements are amortized using a method that approximates the effective interest rate method over the term of the related debt and are recorded as a deduction from their related debt liabilities. Amortization is included in interest expense in the consolidated statement of operations.

Equity-Based Compensation

The Company issues equity-based compensation to employees and non-employees in the form of restricted Class B units. Equity-based compensation expense is measured based on the estimated grant date fair value of the award and recognized over the requisite service period, which is generally the vesting period, on a straight line vesting basis. Forfeitures are accounted for when they occur. The fair value of awards is determined using both income and market-based valuation approaches.

Additional compensation expense is recognized if modifications to existing equity-based award agreements result in an increase in the post-modification fair value of the units that exceeds their pre-modification fair value. Equity-based compensation expense is presented as a component of administrative expense in the consolidated statements of operations. See Note 9 for additional discussion of equity-based compensation expense.

Deferred Rent

Several of the Company’s office leases include escalating rental payments and rent abatement periods. Rent expense is recognized in equal annual amounts over the terms of the leases. Deferred rent consists of cumulative rent expense in excess of cumulative contractual rent payments and unamortized rent incentives and is included in accounts payable and accrued expenses for the current portion, and other liabilities for the non-current portion on the consolidated balance sheets.

Fair Value of Financial Instruments

The Company records financial assets and liabilities subject to fair value measurement on a recurring and nonrecurring basis at the exit price of the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. US GAAP has established a valuation hierarchy based upon the transparency of inputs to the valuation of an asset or liability. The Company uses the fair value hierarchy, which prioritizes observable and unobservable inputs used to measure fair value into three broad levels described below:

•        Level 1:    Unadjusted quoted prices for identical assets or liabilities in active markets that are accessible to the reporting entity at the measurement date. The fair value hierarchy gives the highest priority to Level 1 inputs.

•        Level 2:    Observable inputs other than quoted prices in active markets for identical assets or liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•        Level 3:    Unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions. The fair value hierarchy gives the lowest priority to Level 3 inputs.

The hierarchy is intended to maximize the use of observable inputs and minimize the use of unobservable inputs by requiring that the most observable inputs to be used when available. Categorization within the value hierarchy is based upon the lowest level of inputs that is significant to the fair value measurement. The Company’s financial instruments consist of Level 1, Level 2, and Level 3 assets and liabilities.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

1.      Nature of Business and Summary of Significant Accounting Policies (cont.)

Revenue Recognition

The Company generates revenues primarily from its contracts through its property management services, resident placement services, commission activities and franchise activities.

Effective January 1, 2019, the Company adopted ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). Under this ASU, the Company recognizes revenue using a five-step process that includes:

(1)    identifying the contract with a customer;

(2)    identifying the performance obligations in the contract;

(3)    determining the transaction price;

(4)    allocating the transaction price to the performance obligations; and

(5)    recognizing revenue when (or as) each performance obligation is satisfied.

The Company concluded that there is one performance obligation for each property management contract, resident placement contract, commission activity, and franchising activity, described below. The Company has other performance obligations associated with Franchising Revenue. The following is a description of the principal activities from which the Company generates its revenue. Revenue is recognized when performance obligations are satisfied.

Some of the Company’s contracts contain multiple performance obligations. For these contracts, individual performance obligations are accounted for separately if they are distinct. Determining whether services are distinct performance obligations requires significant judgment. The Company considers the nature of its services and has concluded that its management, resident placement, ancillary services, real estate sourcing, and renovation management services included in contracts with multiple obligations are distinct.

The transaction price is allocated to the separate performance obligations on a relative estimated standalone selling prices basis. The standalone selling price is the price at which the Company would sell a promised service separately to a customer. Judgment is required to determine the standalone selling price for each district performance obligation. The Company estimates the standalone selling price based on an assessment of market prices, price lists, historical sales, profitability, and customer size and demographics, among other factors.

Management services

The Company generates revenue from helping a property owner find a suitable resident. The consideration the Company expects to receive under each of these contracts varies based on the length and negotiated rate of the lease secured but in all cases is known at the time the lease agreement is executed. Resident placement fees are recognized at a point in time when the Company has provided the property owner with a suitable resident and a lease agreement has been executed. For the years ended December 31, 2021 and 2020, the Company recognized $6,240 and $7,226 in resident placement fee income, respectively.

The Company provides property management services on a contractual basis for owners of and investors in SFR properties, townhomes and small multifamily properties. The consideration the Company expects to receive under each of these contracts include (i) a fixed price per month agreed upon by both parties at the inception of the arrangement, or (ii) a variable fee contractually defined as to the percentage of rent based on fees collected. The variability in the fee amounts which are based on a percentage of rent is resolved on a monthly basis when the rents are collected. Property management fees represent a series of distinct services rendered over time. Given the property management services meet the allocation objective the variable fees will be allocated entirely to the period in which the relate. Consistent with the transfer of control for distinct, daily services to the customer, revenue is recognized during each period for the fees associated with the services performed using a time-based measure of progress given the customer receives and consumes the benefits of the property management services an ongoing basis throughout the service period. For the years ended December 31, 2021 and 2020, the Company recognized $9,546 and $11,229 in management fee income, respectively.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

1.      Nature of Business and Summary of Significant Accounting Policies (cont.)

In connection with the Company’s property management and resident placement activities, the Company may provide related ancillary services including lease renewals, eviction services, additional property inspections, etc. Each of these services contain a negotiated price at contract inception and are typically considered variable consideration within the management or resident placement contracts or optional purchases. For the years ended December 31, 2021 and 2020, the Company recognized $4,671 and $5,135 related to these ancillary services, respectively.

Marketplace activities

The Company enters into Real Estate Sourcing and Transaction Services Agreements with customers and lists investment properties for sale on multiple listing service (“MLS”) or off-market private listing to the real estate industry and related professionals. Information is pulled from MLS to the Company’s investor marketplace website through data feeds once the property is sold. The Company receives compensation in the form of a commission earned based on a fixed percentage of the total sales price, determined at contract inception. Commissions are recognized as revenue when the purchase or sale of the SFR property is completed, which is the point in time that the performance obligation is satisfied. For the years ended December 31, 2021 and 2020, the Company recognized $6,138 and $3,031 in commission income, respectively.

Franchising activities

The Company’s performance obligation is the overall process of providing rights of the franchise to the franchisees. Renewal and franchise transfer activities do not represent a separate performance obligation because such activities are not separable from and are highly interrelated with the franchise rights. In addition, national advertising and marketing activities do not represent a separate performance obligation because such activities are part of the overall obligation to enhance the franchise brand and are not separable from the franchise rights. The Company may also provide advertising and technology services specific to certain franchisees, which are deemed to be separate performance obligations. The Company does not have any variable consideration, as franchise royalty fees and national advertising/marketing fees are subject to the sales-based royalties exception under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606. Additionally, because there is one performance obligation related to providing rights to the franchise agreement and the Company is the principal in this group of services, revenues not specific to individual franchisees are reported on a gross basis.

Franchising revenues from ongoing royalty fees and national marketing/advertising fees are based on a percentage of each franchisees’ monthly revenues and are recognized at the end of each month, and a liability is simultaneously accrued for the amounts required to be spent on qualifying advertising activities. Corporate owned markets are charged 1% of revenue for national advertising/marketing. For the years ended December 31, 2021 and 2020, the Company recognized $1,307 and $1,433 in franchising income, respectively.

Normal payment terms for invoices to customers and franchisees are short-term, generally due upon receipt to net 20 days. Collectability is assessed based on a number of factors including collection history and creditworthiness of the customer. If collectability of substantially all consideration to which the Company is entitled under the contract is determined to be not probable, revenue is not recorded until collectability becomes probable at a later date.

During 2021 and 2020, the revenue recognized over time totaled $10,834 and $12,692, revenue recognized at a point in time totaled $16,256 and $14,550, and revenue recognized under the sales-based royalties exception totaled $812 and $812, respectively.

Deferred Revenue and Commission Related to Property Management Contracts

Deferred revenue primarily includes revenue associated with contract liability balances related to the invoicing of amounts related to contracts with customers collected in advance of the Company satisfying its performance obligations and is expected to be recognized in future periods. To the extent a contract exists, as defined by ASC 606, the Company records deferred revenue, represented as a contract liability, when consideration from a customer is received prior to transferring services to the customer under the terms of the services contract. The contract liability

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

1.      Nature of Business and Summary of Significant Accounting Policies (cont.)

is recognized as revenue once control of service has been transferred to the customer and all revenue recognition criteria are met. To the extent that a contract does not exist, as defined by ASC 606, these liabilities are classified as refundable customer deposits.

The Company had contract liabilities totaling $54 ($39 of which was classified as current on the consolidated balance sheets) and $77 ($48 of which was classified as current on the consolidated balance sheets) as of December 31, 2021 and 2020, respectively. During the year ended December 31, 2021, we recognized revenue of $10 that was included in the contract liability balance at December 31, 2020.

Transaction Price Allocated to the Remaining Performance Obligations

In accordance with ASC 606-10-50-13, the Company is required to include disclosure on its remaining performance obligations as of the end of the current reporting period. Due to the nature of the contracts in the Company’s business, these reporting requirements are not applicable. The Company’s remaining contracts meet certain exemptions as defined in ASC 606-10-50-14 through 606-10-50-14A, including (i) performance obligation is part of a contract that has an original expected duration of one year or less; (ii) the right to invoice practical expedient; (iii) the variable consideration is a sales-based royalty; and (iv) variable consideration related to unsatisfied performance obligations that is allocated entirely to a wholly unsatisfied promise to transfer a distinct service that forms part of a single performance obligation, and the terms of that variable consideration relate specifically to our efforts to transfer the distinct service, or to a specific outcome from transferring the distinct service. For the Company’s contracts that pertain to the following exemptions: (i) the performance obligations relate primarily to management services and franchising activities (ii) the estimated remaining duration of these performance obligations will expire within the remainder of the current calendar year; and (iii) variable consideration for these contracts primarily includes per month fees that fluctuates throughout the contract as well as ongoing royalty fees.

Cost of Revenue

Cost of revenue primarily includes salaries and benefits and commission expenses. Commission expenses includes commission for resident placement, investor sales and programmatic acquisitions.

Selling and General, Administrative and Other Operating Expenses

Selling and general expenses primarily consist of software and technology related expenses, consulting fees, marketing and advertising and office rent. Administrative expenses consist of personnel costs, including salaries, benefits, payroll taxes and other compensation expenses. Other expenses primarily consist of legal settlements, relocation costs, other legal fees, board of directors fees, insurance, payment processing fees and other overhead expenses. Refer to Note 10 for service management fees derived from service agreement with a related party.

Advertising

Advertising costs are expensed as incurred. For the years ended December 31, 2021 and 2020, the Company incurred $889 and $737, respectively. Advertising costs are included as part of selling and general expenses. During 2021 and 2020, franchisees reimbursed the Company marketing costs of $180 for both periods, which are included as part of management and franchise revenue in the Company’s consolidated statements of operations.

Liquidity

The consolidated financial statements have been prepared on the going concern basis, which assumes the Company will have sufficient cash to pay its debts and its obligations within the normal course of business, as and when they become payable, for a period of at least twelve months from the date that the consolidated financial statements are issued or available to be issued. As part of issuing the consolidated financial statements, management

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

1.      Nature of Business and Summary of Significant Accounting Policies (cont.)

has evaluated whether there were any conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern over the next twelve months. In performing this assessment, the Company concluded that the following conditions raise substantial doubt about the Company’s ability to meet financial obligations as they come due within one year after the date that the financial statements are issued:

•        The Company has a history of operating losses and negative cash flows from operations.

•        As of December 31, 2021, the Company had a related party secured promissory note agreement (“St. Cloud Note” and “Securities Purchase Agreement”, as described in Note 5) with an outstanding balance of $9,220, This principal balance was due to be repaid on November 1, 2022 and the Company did not anticipate having sufficient capital to satisfy this obligation at the scheduled maturity date.

•        In September 2022, the Company downgraded its Projections of marketplace transactions and properties managed due to an increased level of caution among its Institutional clients with respect to SFR asset purchases based on widely reported changes in residential real estate market conditions. The Updated Prospective Financial Information indicated that noncompliance with certain financial covenants included in the St. Cloud note was probable within the next six months.

As discussed in Note 5, the St. Cloud note has been amended multiple times to extend the maturity date and waive financial covenants. The latest amendment occurred in October 2022 when the St. Cloud Note was amended to extend the maturity date to December 31, 2023. A previous amendment waived all financial covenants until June 30, 2023. These amendments alleviated substantial doubt about the Company’s ability to continue as a going concern and enabled continuation of operations for the foreseeable future. Management believes it will be probable that expected cash flows from operations will be sufficient to meet debt covenants through the maturity of the St. Cloud Note and meet remaining existing commitments for a period of at least twelve months from the date that the consolidated financial statements will be issued.

Income Taxes

The Company is organized as a pass-through entity for income tax purposes and is not subject to income taxes since taxable income or loss is reportable on the income tax returns of the members. Accordingly, no provision for income taxes is recorded by the Company. Profits and losses and members’ equity may differ significantly from those reportable for tax purposes as a result of the differences between the tax basis and financial reporting basis of assets and liabilities, as well as differences in the timing of recognition of revenues and expenses. See Note 14 that discusses a transaction impacting the Company and accounting for income taxes in subsequent reporting periods.

US GAAP requires management to evaluate tax positions taken by the Company and recognize a tax liability (or asset) if the Company has taken an uncertain position that more likely than not would not be sustained upon examination by the taxing authorities. Management has analyzed the tax positions taken by the Company, and concluded that as of December 31, 2021 and 2020, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the consolidated financial statements. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. Management believes the Company is no longer subject to income tax examinations for years prior to 2018.

Segment Reporting

Operating segments are identified as components of an entity where separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions on how to allocate resources and assesses performance. The Company has determined that its chief operating decision maker (“CODM”) is its chief executive officer who is responsible for making decisions regarding the allocation of resources and assessing performance as well as for strategic operational decisions. The Company manages, reports, and evaluates its business under two operating segments that are also considered as reportable segments.

As of December 31, 2021, the Company did not have assets located outside of the United States. See Note 12 for additional information about segment reporting.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

1.      Nature of Business and Summary of Significant Accounting Policies (cont.)

Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board issued ASU No. 2016-02, Leases (Topic 842) Section A — Leases: Amendments to the FASB Accounting Standards Codification, and subsequent amendments which is a comprehensive new lease standard that will supersede previous lease guidance. The standard requires a lessee to recognize the assets and liabilities on the balance sheet for the rights and obligations created by most leases and continue to recognize expenses on the income statement over the lease term. It will also require disclosure designed to give financial statement users information on the amount, timing, and uncertainty of cash flows arising from leases. In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which deferred the adoption date of ASC 842 for certain types of entities. ASU 2020-05 amends the effective dates for ASU 2016-02 for emerging growth companies to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company expects to adopt ASC 842 for the annual period ending December 31, 2022 and interim periods beginning on January 1, 2023. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures, it is expecting the new standard to have a material impact with increase in its right-of-use assets and liabilities related to its leases of approximately $1,505 resulting from the adoption.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326). The ASU adds to GAAP an impairment model (known as the current expected credit losses model) that is based on an expected losses model rather than an incurred losses model. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses. The ASU is also intended to reduce the complexity of GAAP by decreasing the number of impairment models that entities use to account for debt instruments. In November 2019, the FASB issued ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815) and Leases (Topic 842): Effective Dates, which extends the effective date of the standards for emerging growth companies to interim and annual periods beginning after December 15, 2022, with early adoption permitted. As an emerging growth company, the Company plans to adopt this standard effective January 1, 2023. The Company is currently evaluating the impact this ASU will have on the Company’s consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provided guidance to alleviate the burden in accounting for reference rate reform by allowing certain expedients and exceptions in applying GAAP to contracts, hedging relationships and other transactions impacted by reference rate reform. The provisions apply only to those transactions that reference LIBOR or another reference rate expected to be discontinued due to reference rate reform. Adoption of the provisions of ASU 2020-04 are optional and may be applied from March 12, 2020 through December 31, 2022. The Company is currently evaluating the impact this ASU will have on the Company’s consolidated financial statements.

2.      Property and Equipment

Property and equipment consisted of the following at December 31, 2021 and 2020:

	2021	2020
Computer equipment and software	$3,286	$3,284
Furniture and fixtures	956	935
Vehicles	134	134
Leasehold improvements	324	235
Total cost	4,700	4,588
Less: Accumulated depreciation	(4,389)	(4,041)
Property and equipment	$311	$547

Depreciation expense related to property and equipment was $348 and $462 for the years ended December 31, 2021 and 2020, respectively.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

3.      Goodwill and Intangible Assets

There were no changes in the carrying value of goodwill and as of December 31, 2021 and 2020, goodwill was $11,882.

Intangible assets consisted of the following at December 31, 2021:

	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net carrying amount
Customer relationships	3 – 5 years	$16,443	$(16,443)	$—
Tradename	10 years	4,130	(2,616)	1,514
Non-compete agreement	5 years	250	(234)	16
Developed technology	3 years	2,736	(1,895)	841
Website	5 years	750	(450)	300
Total		$24,309	$(21,638)	$2,671

Intangible assets consisted of the following at December 31, 2020:

	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net carrying amount
Customer relationships	3 – 5 years	$16,442	$(16,429)	$13
Tradename	10 years	4,130	(2,203)	1,927
Non-compete agreement	5 years	250	(220)	30
Developed technology	3 years	2,465	(1,050)	1,415
Website	5 years	750	(300)	450
Total		$24,037	$(20,202)	$3,835

Intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization expense for these intangible assets was $1,435 and $2,368 for the years ended December 31, 2021 and 2020, respectively, and future amortization expense is as follows:

Year	Amount
2022	$1,420
2023	563
2024	413
2025	275
Total	$2,671

4.      Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following at December 31, 2021 and 2020:

	2021	2020
Accounts payable	$2,605	$3,168
Compensation and benefits	1,642	1,351
Interest	345	276
Other	243	589
Total	$4,835	$5,384

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

5.      Debt and Related Party Notes

Debt consisted of the following balances at December 31, 2021 and 2020:

	2021	2020
Bridgewater Note	$740	$1,206
Related party St. Cloud note	9,220	9,220
Related party convertible notes	—	287
Related party notes payable	937	2,644
Notes payable	551	551
Paycheck protection program loan	—	2,435
Total debt	11,448	16,343
Unamortized debt issuance costs	(84)	(172)
Unamortized debt discount	(399)	(388)
Total debt, net	10,965	15,783
Presented on the consolidated balance sheet as:
Current maturities of long-term debt, net of unamortized debt issuance costs	1,207	1,815
Current maturities of long-term debt, net of unamortized debt issuance costs – related party	936	2,853
Total current debt, net	2,143	4,668
Long-term debt, net of current maturities, unamortized debt issuance costs, and discount	—	2,376
Long-term debt, net of current maturities, unamortized debt issuance costs, and discount – related party	8,822	8,739
Total long-term debt, net	$8,822	$11,115

Bridgewater Note

The Company issued a secured promissory note dated as of January 2, 2019, to Bridgewater Bank (“Bridgewater”) (as amended, the “Bridgewater Note”) pursuant to that certain Loan Agreement dated as of January 2, 2019, by and between RW National and Bridgewater. The Bridgewater Note bears interest at an annual rate of 5.61%, and requires monthly principal and interest payments. The Bridgewater Note is secured by a first-priority lien on substantially all of RW National’s assets, and requires monthly principal and interest payments. As of December 31, 2021, the remaining principal balance on the Bridgewater Note totaled $740, with all outstanding principal and interest maturing January 2, 2024. On May 16, 2022, the Company received waivers for various defaults under the Bridgewater Note. However, a subsequent instance of non-compliance occurred and, as a result, the Company included the note balance in current maturities of debt and presented it as a current liability on the balance sheet.

Related party St. Cloud Note

The Company issued a related party secured promissory note dated as of November 7, 2016, to St. Cloud Capital Partners II SBIC, LP (“St. Cloud”) (as amended, the “St. Cloud Note”), a member, pursuant to that certain Securities Purchase Agreement dated November 7, 2016 by and between RW National and St. Cloud (as amended, the “Securities Purchase Agreement”). The St. Cloud Note bears an annual interest rate of 12% and requires monthly interest-only payments with all outstanding principal and interest due July 31, 2023. The St. Cloud Note is secured by substantially all assets of RW National and is subordinated to the Bridgewater Note, but senior in priority to all other debt currently outstanding.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

5.      Debt and Related Party Notes (cont.)

In March 2021, the Securities Purchase Agreement was amended to require the Company to issue Common Units to St. Cloud in an amount equal to 1% of the RW National’s Common Unit capitalization on each of the following dates, as long as the note remains outstanding: September 30, 2021, March 31, 2022, September 30, 2022, and March 31, 2023. This contingent equity distribution feature was bifurcated and separately accounted for as a derivative liability. At the amendment date, the Company recognized a derivative liability and corresponding debt discount of $431. Please refer to Note 6 for more information on the Company’s derivative liability.

On May 16, 2022, the Company amended the St. Cloud Note and the Securities Purchase Agreement to (i) extend the maturity date from November 1, 2022 to June 30, 2023, (ii) suspend RW National’s requirement to issue Common Units to St. Cloud at future dates and (iii) provide forbearance from any exercise of remedies for failure to comply with certain covenants. The forbearance period extends through the earlier of the St. Cloud Note’s maturity date, the occurrence of the Business Combination with PropTech Investment Corporation II (“ PTIC II”), or the termination of the Business Combination Agreement with PTIC II. RW National’s requirement to issue Common Units to St. Cloud is suspended through the forbearance period and is eliminated entirely upon the occurrence of the Business Combination with PTIC II. In June 2022, the Company further amended the St. Cloud Note to extend the maturity date from June 30, 2023 to July 31, 2023. In August 2022, the St. Cloud Note was amended to extend the maturity date to August 31, 2023. In September 2022, the St. Cloud Note was amended to extend the maturity date to September 30, 2023 and to waive all financial covenants until June 30, 2023. Finally, in October 2022, the St. Cloud Note was amended to extend the maturity date to December 31, 2023 and add a contingent prepayment feature which requires the Company to prepay all of the outstanding principal, accrued interest, and fees if as of the last business day of any month the Company has net working capital of at least $20,000. In such an event, prepayment would be due two business days after the last business day of the month in which net working capital exceeds $20,000. In the case of the periods ending December 31, 2022 and March 31, 2023 the financial covenants shall be waived in the event the closing date of the Business Combination with PTIC II has not occurred prior to such covenant test date.

Related party convertible notes

The Company had related party subordinated convertible notes (“Convertible Notes”) payable to a member. These Convertible Notes bore an annual interest rate of 12% and had a maturity date of September 30, 2020. On the maturity date, the member had the right, but not the obligation, to convert any unpaid principal and interest into Class A Preferred Units and Common Units of the Company, at a conversion price equal to $1 per one Class A Preferred Unit and two thirds of a Common Unit.

The Company sold an additional $525 in Convertible Notes to the same member during February of 2021. In March 2021, the Company and the member agreed to extinguish the aggregate outstanding Convertible Note balance in exchange for 984,191 Class A-1 Preferred Units and 656,126 Common Units. The Class A-1 Preferred Units issued upon extinguishment were recorded in temporary equity based on the aggregate fair value of units issued, which was $1,247. The Common Units issued upon extinguishment was recorded in members’ equity based on the aggregate fair value of units issued, which was $193. This resulted in a loss on extinguishment equal to the difference between the value of the Convertible Notes extinguished and the fair value of units issued to the member. As the member is a related party, the extinguishment represented a capital transaction and a loss on extinguishment of $456 was also recorded in members’ deficit.

Related party notes payable

During 2020, the Company had a subordinated related party note payable to a member with an annual interest rate of 6% that was guaranteed by the majority member of the Company. The balance of $1,775 was repaid in full in March 2021.

The Company currently has various other subordinated related party notes payable to members. As of December 31, 2021, all notes were past their scheduled maturity dates. The terms of the St. Cloud Note prohibit the Company from making any principal payments on these subordinated notes at times when certain financial and operational metrics (as set forth in the Securities Purchase Agreement) are not met. The Company did not

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

5.      Debt and Related Party Notes (cont.)

meet certain of these metrics and accordingly, did not repay the notes upon their scheduled maturity dates. As December 31 2021, one note with a principal balance of $500 bears an annual interest rate of 8%. Certain other notes were issued with an annual interest rate of 6%, but contain a default provision that increases the annual interest rate to 24% at maturity. The aggregate principal balance of related party notes outstanding as of December 31, 2021 with annual interest rates of 24% due to such default provisions was $437.

Notes payable

The Company currently has various subordinated notes payable to non-related party lenders. As of December 31, 2021, all such notes were past their scheduled maturity dates. The terms of the St. Cloud Note prohibit the Company from making any principal payments on these subordinated notes at times when certain financial and operational metrics (as set forth in the Securities Purchase Agreement) are not met. The Company did not meet certain of these metrics and accordingly, did not repay the notes upon their scheduled maturity dates. As of December 31, 2021, these notes had annual interest rates of 6% and an aggregate principal balance of $551.

Paycheck protection program loan

In April 2020, the Company entered into a loan agreement with Bridgewater Bank pursuant to the Paycheck Protection Program established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and is administered by the U.S. Small Business Administration. The Company received loan proceeds of $2,435 (the “PPP Loan”). The proceeds from the PPP Loans were used primarily for payroll costs, as defined by the CARES Act.

The PPP Loan had a term of two years, accrued interest at a rate of 1%, and was prepayable in whole or in part without penalty. Payments of principal and interest on the PPP Loan were deferred for the first ten months of the term of the PPP Loan. After the deferral period, the PPP Loan required monthly payments of principal and interest until maturity with respect to any portion of such loan which was not forgiven pursuant to the terms of the CARES Act. During the year ended December 31, 2021, the Company’s application for forgiveness of the PPP loan was accepted and the Company recognized approximately $2,435 in debt forgiveness and the related accrued interest in other income in the accompanying consolidated statements of operations.

As of December 31, 2021, future principal payments excluding unamortized debt issuance costs for our total debt were as follows:

Years ending December 31,	Amount
2022	2,228
2023	9,220
2024	—
2025	—
2026 and thereafter	—
Total	$11,448

6.      Derivative Instruments

In March 2021, the St. Cloud Note and Securities Purchase Agreement were amended to require the Company to issue Common Units to the lender in an amount equal to 1% of the Company’s Common Unit capitalization on each of the following dates, as long as the note remains outstanding: September 30, 2021, March 31, 2022, September 30, 2022, and March 31, 2023. This contingent equity distribution feature was bifurcated and separately accounted for as a derivative liability. The derivative liability is remeasured to fair value each period and the change in fair value is recorded as a gain or loss on derivative remeasurement.

Prepayment of the St. Cloud Note prior to maturity is not considered probable, so the fair value of the derivative liability is equal to the reporting date fair value of the Common Units that are expected to be issued at each of the scheduled issuance dates.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

6.      Derivative Instruments (cont.)

At the amendment date, the Company recognized a derivative liability and corresponding debt discount of $431. On September 30, 2021 the Company distributed 360,538 Common Units to the lender. The fair value of Common Units distributed was $107, which was recorded in members’ equity with a corresponding reduction to the derivative liability. During the year ended December 31, 2021, the Company recognized a gain on remeasurement of the derivative liability of $34 in the consolidated statement of operations. The fair value of the derivative liability at December 31, 2021 was $290. The derivative liability is reflected as a current liability within the consolidated balance sheet. Refer also to Note 5 where information on the St. Cloud Note has been disclosed.

7.      Leases

Capital Leases

The Company had equipment with total gross book values of $278 and $450 under capital lease agreements as of December 31, 2021 and 2020, respectively. Interest rates for the capital leases are 12% per annum. Depreciation expense for equipment acquired under the capital leases was $79 and $96 as of December 31, 2021 and 2020, respectively.

The aggregate future minimum principal lease payments under the capital leases at December 31, 2021 shown below include bargain purchase amounts that are probable of being owed at the end of the lease term:

Years ending December 31,	Amount
2022	$65
2023	62
2024	74
Total payments	201
Less: Amounts representing interest	(33)
Total capital lease obligations	168
Less: Current maturities of capital lease obligations	(48)
Non-current maturities of capital lease obligations	$120

Operating Leases

The Company leases office spaces and company vehicles under operating lease agreements that expire at various dates through March 2026. Under the terms of the agreements, the Company is responsible for certain insurance, property taxes and maintenance expenses. The Company recognizes rent expense on a straight-line basis over the term of the operating leases. Any difference between cash payments required and rent expense is recorded as deferred rent. Rent expense for 2021 and 2020 was $821 and $1,038, respectively.

The following table displays the aggregate future minimum principal lease payments under the operating leases as of December 31, 2021:

Years ending December 31,	Amount
2022	$584
2023	577
2024	357
2025	197
2026	45
Total	$1,760

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

7.      Leases (cont.)

During 2016, the Company abandoned one office space which had an active lease agreement expiring in October 2023, and recorded a liability for the future rent payments, net of expected sublease income. In 2021, the Company moved back into the previously abandoned office space and thereby reversed the abandoned lease liability. The lease abandonment liability totaled $419 at December 31, 2020, and is included in accounts payable, accrued expenses, and other liabilities on the consolidated balance sheets.

8.      Preferred Units and Members’ Deficit

The Company is authorized to issue an unlimited number of Class A-1 Preferred Units and Class A Preferred Units, collectively referred to as the “Preferred Units”.

Unpaid Class A-1 Preferred Return — In accordance with the Second Amended and Restated Limited Liability Company Agreement of RW National Holdings, LLC (“LLC Agreement”), Unpaid Class A-1 Preferred Return shall mean the excess of (i) the cumulative amount of such Class A-1 Member’s Class A-1 Preferred Return since the date such Class A-1 Member acquired its Class A-1 Preferred Units attributable to such Class A-1 Preferred Return over (ii) all amounts theretofore distributed to such Class A-1 Member with respect to Class A-1 Preferred Units since the date such Class A-1 Member acquired its Class A-1 Preferred Units attributable to such Class A-1 Preferred Return.

Class A-1 Preferred Return — In accordance with the LLC Agreement, Class A-1 Preferred Return shall mean a compounded, annual return of twelve percent (12%) on the Unrecovered Class A-1 Capital with respect to the Class A-1 Preferred Units of such Class A-1 Member.

Unrecovered Class A-1 Capital — In accordance with the LLC Agreement, Unrecovered Class A-1 Capital shall mean the Class A-1 Capital of such Class A-1 Member reduced by all distributions made by the Company to such Class A-1 Member.

Unpaid Class A-1 Priority Return — In accordance with the LLC Agreement, Unpaid Class A-1 Priority Return shall mean the excess of (i) the cumulative amount of such Class A-1 Member’s Class A-1 Preferred Return since the date such Class A-1 Member acquired its Class A-1 Preferred Units attributable to such Class A-1 Preferred

Return over (ii) all amounts theretofore distributed to such Class A-1 Member with respect to Class A-1 Preferred Units since the date such Class A-1 Member acquired its Class A-1 Preferred Units attributable to such Class A-1 Preferred Return.

Preferred Return — In accordance with the LLC Agreement, Preferred Return shall mean a compounded, annual return of twelve percent (12%) on the Unrecovered Capital with respect to the Class A Preferred Units of such Class A Member.

Unrecovered Capital — In accordance with the LLC Agreement, Unrecovered Capital shall mean the amount set forth in Schedule A of the LLC Agreement attributable to such Member under the heading “Unrecovered Capital.” If additional Units are issued, the Unrecovered Capital attributable to such additional Units shall be $1.00 per Unit for each $1.00 of additional capital contributed.

Redemption Rights — Preferred Units may at any time be redeemed at the sole discretion of the Board. The redemption price per the LLC Agreement is equal to the sum of (i) the Unpaid Class A-1 Preferred Return, plus (ii) the Unrecovered Class A-1 Capital, plus (iii) the Unpaid Class A-1 Priority Return attributable to the Class A-1 Member holding such Class A-1 Preferred Units. If the Board exercises its right to cause the Company to purchase only a portion of the total outstanding Class A-1 Preferred Units, the Class A-1 Preferred Units the Company shall purchase should be allocated pro-rata among the Class A-1 Members in accordance with the number of Class A-1 Preferred Units held by each Class A-1 Member.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

8.      Preferred Units and Members’ Deficit (cont.)

Voting Rights — Except as specifically set forth within the LLC Agreement or as otherwise required by applicable law, no Member, in its capacity as a Member, shall have the right to vote on any action to be taken by the Company or matter considered by the Board. Except as specifically set forth within the LLC Agreement, or when the consent of a specific class of Units is required by the LLC Agreement or applicable law, no Units other than Common Units shall have any voting rights.

Lack of Creditor Rights — Upon liquidation of the Company, only remaining assets shall be distributed among the Members. The remaining assets shall be accounted after the payments for all the debts, liabilities and obligations to creditors, including loans from members.

Conversion Rights — The Preferred Units are convertible in the event of an Initial Public Offering. In such event, the Members shall exchange each class of Units into capital stock of other equity instruments having substantially the same economic interest as is set forth in the LLC Agreement.

Common Units — Each Member’s limited liability company interest in the Company shall be represented by units. The total number of Units that the Company shall have authority to issue an unlimited number of Units, classified as (i) Class A Preferred Units (ii) Common Units, (iii) Class B Units.

Distribution Rights — Distributions to unitholders are made in accordance with the Company’s LLC Agreement based on the following priorities:

•        First, Class A-1 Members, pro rata, in proportion to their respective Unpaid Class A-1 Preferred Return, until their Unpaid Class A-1 Preferred Return is reduced to zero;

•        Second, Class A-1 Members, pro rata, in proportion to their respective Unrecovered Class A-1 Capital, until their Unrecovered Class A-1 Capital is reduced to zero;

•        Third, Class A-1 Members, pro rata, in proportion to their respective Unpaid Class A-1 Priority Return, until their Unpaid Class A-1 Priority Return is reduced to zero;

•        Fourth, Class A Members, pro rata, in proportion to their respective Unpaid Preferred Return, until their Unpaid Preferred Return is reduced to zero;

•        Fifth, Class A Members, pro rata, in proportion to their respective Unrecovered Capital, until their Unrecovered Capital is reduced to zero; and

•        Thereafter, Common Members and the Class B Members, pro rata, based on their respective Percentage Interests

There is one holder of Class A Preferred and Class A-1 Preferred Units that controls the majority vote of the Board with four out of the eight available board seats. As such, the Preferred Units are currently redeemable at the option of the holders, which also causes redemption to be outside of the Company’s control. Therefore, the Preferred Units are classified within temporary equity, outside of the members’ deficit section on the accompanying consolidated balance sheets. As the Preferred Units are currently redeemable at the option of the holders, they are remeasured to their maximum redemption amount at each reporting date. Holders of Class A-1 Preferred Units and Class A Preferred Units receive a Preferred Return equal to 12% of their Unrecovered Capital, as defined above. Additionally, as described above, the Class A-1 Preferred Units have a Priority Return, which causes their per-unit liquidation preference to effectively be double that of the Class A Preferred Units. The maximum redemption amount of the Class A-1 Preferred Units was approximately $6,181 at December 31, 2021, and no Class A-1 Preferred Units were outstanding at December 31, 2020. The maximum redemption amount of the Class A Preferred Units was approximately $62,007 at December 31, 2021 and $55,277 at December 31, 2020.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

8.      Preferred Units and Members’ Deficit (cont.)

After adjusting for the change in redemption value of redeemable preferred units, the net loss available to common unit holders is as follows:

	2021	2020
Net loss	$(1,299)	$(4,907)
Less: Change in redemption value of redeemable units	(7,610)	(6,001)
Net loss available to common unit holders	$(8,909)	$(10,908)

The Class A-1 Preferred Unit and Class A Preferred Unit rollforward is below:

	Class A-1 Preferred		Class A Preferred
	Units	Dollars	Units	Dollars
Balance, January 1, 2020	—	$—	34,992,250	$49,276
Change in redemption value of redeemable units	—	—	—	6,001
Balance, December 31, 2020	—	—	34,992,250	55,277
Issuance of preferred units	5,664,843	5,301	—	—
Change in redemption value of redeemable units	—	880	—	6,730
Balance, December 31, 2021	5,664,843	$6,181	34,992,250	$62,007

9.      Equity-based Compensation

Class B Units

The Company has a restricted membership unit plan to encourage select members of its management team to acquire a proprietary interest in the growth and performance of the Company and to enhance the ability of the Company to attract, retain, and reward qualified individuals. Under the terms of the plan, the Company may grant an unlimited number of Class B units. The restricted membership units generally contain time-vesting provisions. Restricted membership units also fully vest upon a change of control, as defined in the restricted membership unit agreements.

In April 2021, the Company issued 4,270,316 Class B unit grants to the CEO of the Company with a grant-date fair value of $974. The Company records the grant-date fair value of Class B unit grants as compensation expense on a straight-line basis over the vesting period of the award. In the years ended December 31, 2021 and 2020, the Company recorded $226 and $0 of equity-based compensation expense from Class B unit grants, respectively, inclusive of the expense related to the modification described below.

In June 2021, there was an amendment to the awards of certain individuals in which the hurdle amount (the per unit value that must be achieved before the holder shares in distributions) was modified from $1.37 to $0 upon a change of control. As a result, the Company recorded $50 of equity-based compensation expense during the year ended December 31, 2021. All equity-based compensation costs for the years ended December 31, 2021 and 2020 are included in administrative expenses on the accompanying consolidated statement of operations.

The fair value of Class B units issued during 2021 and 2020 was estimated on the date of grant using both income and market-based valuation approaches.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

9.      Equity-based Compensation (cont.)

At December 31, 2021, total equity-based compensation expense of $805 related to unvested units is expected to be recognized over a weighted average period of approximately 1.57 years.

The rollforward of restricted Class B Units is below:

	Class B units	Weighted average grant date fair value per unit
Balance, January 1, 2020	563,252	—
Granted	173,161	—
Vested	(272,742)	—
Forfeited	—	—
Balance, December 31, 2020	463,671	—
Granted	4,270,316	0.23
Vested	(1,122,066)	0.18
Forfeited	(129,871)	—
Balance, December 31, 2021	3,482,050	0.22

10.    Related Party Transactions

Management Services Agreement

In September 2015, the Company and Northern Pacific Growth Investment Partners, L.P. (“NPG”) entered into a management services agreement (the “Management Agreement”) that sets forth certain management and strategy advisory services to be provided by, and fees to be paid to NPG. Pursuant to the Management Agreement, RW National pays NPG an annual management fee of $250 (payable quarterly). Under the Management Agreement, NPG generally is entitled to reimbursement for reasonable costs and expenses to the extent incurred on behalf of RW National in the performance of NPG’s duties under the Management Agreement. For the years ended December 31, 2021 and 2020, the Company reimbursed NPG $28 and $22 in pass-through expenses that it incurred on behalf of the Company.

In May 2020, the Company and NPG amended the Management Agreement to modify the fee and expense reimbursement amounts payable to NPG by RW National in connection with the services provided by NPG to RW National.

For the years ended December 31, 2021 and 2020, the Company paid NPG $350 and $331 in fees, respectively, pursuant to the Management Agreement.

St. Cloud Note

During 2021 and 2020, the Company incurred approximately $1,354 and $1,290 of interest expense on notes payable to related parties that also had equity interests in the Company, respectively. Please refer to Note 5 for more information on the St. Cloud Note.

11.    Fair Value Measurements

The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses approximates fair value due to the short-term nature of the instruments.

The fair value of the St. Cloud derivative is included within derivative liability in the consolidated balance sheets, depending on whether it represents an asset or liability of the Company. Refer to Note 5 for more information on the St. Cloud note.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

11.    Fair Value Measurements (cont.)

The following table displays the fair values of financial instruments as of December 31, 2021 and 2020:

	December 31, 2021				December 31, 2020
	Level 1	Level 2	Level 3	Fair Value	Level 1	Level 2	Level 3	Fair Value
Recurring fair value measurements
Liabilities:
Related party convertible notes	$—	$—	$—	$—	$—	$—	$287	$287
Derivative liability	—	—	290	290	—	—	—	—
Total	$—	$—	$290	$290	$—	$—	$287	$287

Related party convertible notes

As of December 31, 2021, the fair value of the related party convertible notes is $0. These convertible notes bore an annual interest rate of 12% and had a maturity date of September 30, 2020. The convertible notes qualified for the fair value option and the Company elected to measure them at fair value. The fair value of the convertible notes is measured as the greater of unpaid principal and interest on the notes or the fair value of units that the holder is eligible to receive upon conversion. In March 2021, the convertible notes were extinguished and converted into equity. Refer to Note 5 where information on the convertible notes has been disclosed.

	December 31, 2021
	Beginning balance	Additional Borrowings	Conversion of Equity	Ending balance
Related party convertible notes	$287	$525	$(812)	$—
Total	$287	$525	$(812)	$—
	December 31, 2020
	Beginning balance	Additional Borrowings	Conversion of Equity	Ending balance
Related party convertible notes	$287	$—	$—	$287
Total	$287	$—	$—	$287

Derivative liability

As of December 31, 2021, the fair value of the derivative liability is $290. The derivative liability is remeasured to fair value each period and the change in fair value is recorded as a gain or loss on derivative remeasurement. In March 2021, the St. Cloud Note and Securities Purchase Agreement were amended to require the Company to issue Common Units to the lender. The fair value of the derivative liability is equal to the reporting date fair value of the Common Units that are expected to be issued at each of the scheduled issuance dates.

As of each valuation date, the RW National board of directors in conjunction with an independent third-party valuation firm determined the fair value of RW National’s Common Units by considering valuations calculated using a variety of methods including market multiples, comparable market transactions and discounted cash flows. The Company first determined an enterprise value and then allocated the value among the various classes of our equity securities to derive a per unit value of RW National Common Units. The fair value of one RW National Common Unit at the date that the derivative liability was initially recognized was determined to be $0.29 per Common Unit. The fair value of one RW National Common Unit as of December 31, 2021 was determined to be $0.26.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

11.    Fair Value Measurements (cont.)

Refer to Note 5 and Note 6 where information on the St. Cloud Note and recording of the derivative liability has been disclosed.

	December 31, 2021
	Beginning balance	Recording of Derivative Liability	Fair value of Common Units distributed	Gain on remeasurement of Derivative Liability	Ending balance
Derivative liability	$—	$431	$(107)	$(34)	$290
Total	$—	$431	$(107)	$(34)	$290

12.    Segment Reporting

The Company has two reportable segments that are also considered the operating segments: Management and Marketplace. The reportable segments have been identified based on services they perform and how the CODM manages the business, makes operating decisions and evaluates operating and financial performance. The chief executive officer acts as the CODM and reviews financial and operational information for our two reportable segments. The CODM reviews the consolidated financial and operational information for the two reportable segments.

The Management segment primarily generates revenue in the form of providing services related to the leasing and managing of SFR properties including the identification of potential renters, the billing and collection of rent, and the coordination of repair and maintenance activities. The Marketplace segment primarily generates commission revenue from entering into Real Estate Sourcing and Transaction Services Agreements with customers to provide real property sourcing and acquisition services and renovation revenues from providing construction management services.

The segment operating and financial performance measure is segment net income (loss). Segment net income (loss) is defined as revenue less the following associated expenses: cost of revenue, selling and general, administrative and other operating expenses. Expenses are not reported as part of the reporting segments as reviewed by the CODM.

The following table presents information of the Company’s reportable segments and reconciliation to consolidated net loss:

	December 31,
	2021	2020
Segment revenues
Management	$21,764	$25,023
Marketplace	6,138	3,031
Total	27,902	28,054
Cost of revenue
Management	(12,244)	(12,998)
Marketplace	(2,947)	(1,496)
Total	(15,191)	(14,494)
Gross profit
Management	9,520	12,025
Marketplace	3,191	1,535
Total	12,711	13,560
Operating expenses	(16,645)	(16,823)
Gain from remeasurement of derivative liability	34	—
Interest expense	(2,077)	(1,962)
Other income	4,678	318
Net loss	$(1,299)	$(4,907)

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

12.    Segment Reporting (cont.)

The following table presents total assets of the Company’s reportable segments for the years ended December 31, 2021 and 2020:

	December 31,
	2021	2020
Management	$30,981	$31,879
Marketplace	3,942	4,005
Total assets	$34,923	$35,884

The following table presents the carrying amount of goodwill by reportable segment:

	December 31,
	2021	2020
Management	$8,224	$8,224
Marketplace	3,658	3,658
Total	$11,882	$11,882

The Management segment had a negative carrying amount of net assets as of December 31, 2021 and 2020.

All of the Company’s revenue is generated in the United States. As of December 31, 2021, and 2020, the Company did not have assets located outside of the United States.

13.    Contingencies

From time to time in the ordinary course of business, the Company is subject to various legal proceedings and claims that arise in the ordinary course of business related to issues, including without limitation, tort claims or contractual disputes, none of which management expects to have a material adverse impact on the Company.

14.    Subsequent Events

Management has evaluated subsequent events from January 1, 2022 through October 17, 2022, for the year ended December 31, 2021, the date the consolidated financial statements were available to be issued.

See Note 5 for subsequent events regarding amendments received related to the St. Cloud Note.

On May 17, 2022 the Company executed a definitive Business Combination Agreement with PTIC II subject to PTIC II shareholder and regulatory approval. Upon the consummation of the proposed Business Combination and related transactions, the Company will merge with PTIC II and change its name to Appreciate Holdings, Inc. Following the proposed Business Combination, Appreciate Holdings, Inc. will be organized in an umbrella partnership corporation (commonly known as an “Up-C”), which is often used for partnership and limited liability companies undertaking an initial public offering. The Up-C structure allows current equity unit holders of the Company to retain their equity ownership in the Company, which will continue to be classified as a partnership for U.S. federal income tax purposes.

Annex A

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

PROPTECH INVESTMENT CORPORATION II

RW NATIONAL HOLDINGS, LLC

AND

IN ITS CAPACITY AS THE SELLERS’ REPRESENTATIVE,

LAKE STREET LANDLORDS, LLC

DATED AS OF May 17, 2022

Annex A-i

Annex A-ii

SCHEDULES AND EXHIBITS

Schedule I	Supporting Company Unitholders
Exhibit A	Form of Investor Rights Agreement
Exhibit B	Form of Tax Receivable Agreement
Exhibit C	Form of Transaction Support Agreement
Exhibit D	Form of Amended and Restated NewCo LLC Agreement
Exhibit E	Form of PTIC II Post-Closing Certificate of Incorporation
Exhibit F	Form of PTIC II Post-Closing Bylaws
Exhibit G	Form of New PTIC II Equity Incentive Plan

Annex A-iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of May 17, 2022 (the “Effective Date”), is made by and between, (a) PropTech Investment Corporation II, a Delaware corporation (“PTIC II”), (b) RW National Holdings, LLC, a Delaware limited liability company (the “Company”), and (c) Lake Street Landlords, LLC, a Delaware limited liability company (“Lake Street”), in its capacity as the representative of applicable Company Unitholders (in such capacity, the “Sellers’ Representative”). PTIC II, the Company and the Sellers’ Representative shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, PTIC II is a blank check company incorporated as a Delaware corporation on August 6, 2020 and incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, pursuant to the Governing Documents of PTIC II, PTIC II is required to provide an opportunity for its shareholders to have their outstanding PTIC II Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the PTIC II Shareholder Approval;

WHEREAS, as of the date of this Agreement, HC PropTech Partners II LLC, a Delaware limited liability company (the “Sponsor”), and the Other Class B Shareholders collectively own 5,725,000 PTIC II Class B Shares;

WHEREAS, as of the date of this Agreement and immediately prior to giving effect to the transactions contemplated by this Agreement, the Sponsor owns, and shall own, 4,833,333 PTIC II Warrants;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, the Other Class B Shareholders, PTIC II, and the Company are entering into the sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and each Other Class B Shareholder have agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby, (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of PTIC II or waive any anti-dilution or similar protection with respect to the PTIC II Class B Shares held by him, her or it and (c) and subject to, and conditioned upon the occurrence of and effective as of, the Closing terminate certain existing agreements or arrangements, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, immediately prior to the Closing, PTIC II shall form NewCo LLC for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, (a) Rolling Company Unitholders will contribute all of their Existing Company LLC Interests to NewCo LLC in exchange for NewCo LLC Class B Units, (b) NewCo LLC Agreement will be amended and restated to be in substantially the form as the Amended and Restated NewCo LLC Agreement, (c) PTIC II shall contribute the Closing Date Contribution Amount to NewCo LLC in exchange for NewCo LLC Class A Units and (d) the NewCo LLC Unitholders (other than PTIC II) shall receive a number of PTIC II Class B Shares equal to the Transaction Equity Security Amount, in the case of each of clause (a), (b), (c), and (d) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, at the Closing, PTIC II, the Company, NewCo LLC and the Rolling Company Unitholders (excluding St. Cloud Capital Partners III SBIC, L.P.) will enter into a tax receivable agreement substantially in the form attached hereto as Exhibit B (the “Tax Receivable Agreement”);

WHEREAS, at the Closing, certain Company Unitholders will enter into an Investor Rights Agreement, substantially in the form attached hereto as Exhibit A (the “Investor Rights Agreement”) pursuant to which, among other things, such Company Unitholders will agree not to effect any sale or distribution of any Equity Securities of PTIC II or NewCo LLC held by any of them during the lock-up period described therein;

WHEREAS, in connection with the transactions contemplated by this Agreement, PTIC II shall file a Registration Statement/Proxy Statement (as defined below) relating to the transactions contemplated by this Agreement and the Ancillary Documents and it is a condition to the consummation of the transactions contemplated by this Agreement that the PTIC II Shareholder Approval has been obtained;

Annex A-1

WHEREAS, subject to the terms set forth herein, the Sellers’ Representative shall serve as the representative of the Rolling Company Unitholders;

WHEREAS, the board of directors of PTIC II (the “PTIC II Board”) has (a) determined that it is in the best interests of PTIC II and the holders of PTIC II Shares and declared it advisable to enter into this Agreement and the Ancillary Documents to which PTIC II is or will be a party and the transactions contemplated hereby and thereby, (b) approved this Agreement and the Ancillary Documents to which PTIC II is or will be a party and the transactions contemplated hereby and thereby, on the terms and subject to the conditions contemplated hereby and thereby and (c) adopted a resolution recommending, among other things, approval of this Agreement and the Ancillary Documents to which PTIC II is or will be a party and the transactions contemplated hereby and thereby by the holders of PTIC II Shares entitled to vote thereon;

WHEREAS, the board of managers of the Company has unanimously (a) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby and (b) recommended, among other things, the approval of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby by the holders of Company Units entitled to vote thereon;

WHEREAS, promptly after the execution of this Agreement, each Company Unitholder listed on Schedule I attached hereto (collectively, the “Supporting Company Unitholders”) will duly execute and deliver to PTIC II a transaction support agreement, substantially in the form attached hereto as Exhibit C (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Company Unitholder will agree to, among other things, (a) support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby, and (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing;

WHEREAS, it is intended for applicable U.S. federal and, as applicable, state and local income Tax purposes, that (A) (1) the payment by PTIC II of a portion of the Closing Date Contribution Amount to NewCo LLC pursuant to Section 2.2(a), or the payment by PTIC II to NewCo LLC of other cash of PTIC II (if any), in exchange for NewCo LLC Class A Units viewed together with any payment or distribution to the applicable Company Unitholders of such amount in cash as set forth opposite such Person’s name on Schedule I pursuant to Section 2.2(b)(v) and Section 2.2(c) and/or in accordance with Section 4.3(c) of the NewCo LLC Agreement, if any, be treated as a “disguised sale” of membership interests under Section 707(a)(2)(B) of the Code (the “Disguised Sale”), and (2) the Disguised Sale give rise to an adjustment to PTIC II’s basis in the direct and indirect assets of the NewCo LLC and the Company pursuant to Section 743 of the Code (and, in each case, any equivalent adjustments for applicable state and local income Tax purposes), (B) the payment by PTIC II of the portion of the Closing Date Contribution Amount to NewCo LLC not described in the foregoing clause (A) pursuant to Section 2.2 or the payment by PTIC II to NewCo LLC of other cash of PTIC II not described in the foregoing clause (A) (if any) in exchange for NewCo LLC Class A Units be treated as a contribution under Section 721 of the Code, (C) assuming all Company Unitholders are Rolling Company Unitholders, NewCo LLC shall be treated as a continuation of the Company for purposes of Section 708 of the Code, and (D) if so treated as a continuation of the Company, NewCo LLC shall take any necessary, tax-related administrative actions (including with respect to the filing of Tax Returns) consistent therewith (clauses (A)-(D), the “Intended Tax Treatment”); and

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“$12.50 Earn Out Shares” has the meaning set forth in Section 2.6(a)(i).

“$15.00 Earn Out Shares” has the meaning set forth in Section 2.6(a)(ii).

“$17.50 Earn Out Shares” has the meaning set forth in Section 2.6(a)(iii).

Annex A-2

“Acquisition Proposal” has the meaning set forth in Section 5.5.

“Additional Capital Financing” has the meaning set forth in Section 5.17.

“Additional PTIC II SEC Reports” has the meaning set forth in Section 4.7.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, aggregate group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.2(b).

“Allocation Schedule Requirements” has the meaning set forth in Section 2.2(d).

“Amended and Restated NewCo LLC Agreement” has the meaning set forth in Section 2.2(a).

“Ancillary Documents” means the Tax Receivable Agreement, the Sponsor Letter Agreement, the Transaction Support Agreements, the Investor Rights Agreements and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Beneficially Own” and correlative terms such as “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 under the Exchange Act and shall be calculated in accordance therewith.

“Business”, the “business of the Group Companies” or any similar term means all of the current and former businesses of each of the Group Companies, including making available a tech-enabled full-service property management, residential leasing and investment services company for both individual owners of and institutional investors in single-family rental houses.

“Business Combination Proposal” has the meaning set forth in Section 5.7.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“CBA” means any collective bargaining agreement or other Contract with any labor union, works council, labor organization or employee representative.

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of, or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately

Annex A-3

after the consummation thereof (in the case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (c) under which any Persons(s) makes any equity or similar investment in another Person.

“Charter Proposal” has the meaning set forth in Section 5.7.

“Closing” has the meaning set forth in Section 2.3.

“Closing Company Audited Financial Statements” has the meaning set forth in Section 3.4(b).

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Contribution Amount” means an amount equal to (a) the amount of cash in the Trust Account as of immediately prior to the Closing (and before, for the avoidance of doubt, giving effect to the PTIC II Shareholder Redemptions), less (b) the aggregate amount of cash required to fund PTIC II Shareholder Redemptions from the Trust Account.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“Closing Price” means, on any day of determination, the closing price on Nasdaq for a PTIC II Share.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Advised Parties” has the meaning set forth in Section 9.20(b).

“Company Class A-1 Units” means the “Class A-1 Preferred Units” of the Company (as defined in the Company LLC Agreement).

“Company Class A Units” means the “Class A Preferred Units” of the Company (as defined in the Company LLC Agreement).

“Company Class B Units” means, the “Class B Units” of the Company (as defined in the Company LLC Agreement).

“Company Contribution” has the meaning set forth in Section 2.2(a).

“Company Counsel” has the meaning set forth in Section 9.20(a).

“Company D&O Persons” has the meaning set forth in Section 5.14(a).

“Company D&O Tail Policy” has the meaning set forth in Section 5.14(c).

“Company Data” means all Data, including all Personal Data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium), that is Processed by or on behalf of any Group Company or any of the Company IT Systems.

“Company Deal Communications” has the meaning set forth in Section 9.20(c).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to PTIC II by the Company and the Sellers’ Representative on the date of this Agreement.

“Company Expenses” means, without duplication, the aggregate amount payable by any Group Company that is unpaid as of any time of determination for (a) out-of-pocket fees, costs and expenses incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (including the fees and expenses of outside legal counsel, accountants, advisors, investment bankers, brokers, consultants or other agents (including, for the avoidance of doubt, to perform any compensation studies, and a fee to Northern Pacific Growth Investment Partners, L.P. in the amount of
Annex A-4

$5,000,000)), (b) the cost of the Company D&O Tail Policy to be obtained pursuant to Section 5.14, (c) the costs and expenses of any consultant or advisor engaged to prepare a compensation study in connection with implementation of the New PTIC II Equity Incentive Plan, (d) the filing fee to be paid pursuant to the HSR Act, (e) any filing fee to be paid for the Registration Statement/Proxy Statement and (f) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company, the Sellers’ Representative or the Company Unitholders pursuant to this Agreement or any Ancillary Document, in each case as of such determination time.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Organization and Qualification), Section 3.1(b) (Organization & Qualification), Section 3.2(a) – (c) (Capitalization), Section 3.3 (Authority), Section 3.5(a)(i) – (ii) and (b)(i) – (ii) (No Violations), Section 3.8(b)(ii) (Absence of Changes) (only with respect to Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(viii), Section 5.1(b)(x), Section 5.1(b)(xi), Section 5.1(b)(xiii), Section 5.1(b)(xv), Section 5.1(b)(xvii), Section 5.1(b)(xviii), Section 5.1(b)(xix), Section 5.1(b)(xiv), and Section 5.1(b)(xxv) (to the extent related to any of the foregoing)), Section 3.16 (Brokers) and Section 9.18.

“Company IT Systems” means all information technology and computer systems, Software (including Company Products) and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased, or relied on by a Group Company.

“Company LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated August 5, 2016, as subsequently amended by that certain Amendment No. 1, dated November 7, 2016, as further amended by that certain Amendment No. 2, dated September 30, 2017 and as further amended by that Amendment No. 3 dated March 31, 2021, by and among the Company and the Company Unitholders party thereto.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, regulatory environment, assets, or results of operations of the Group Companies, taken as a whole or (b) the ability of the Sellers’ Representative, any Company Unitholder or any Group Company to consummate the transactions contemplated under this Agreement or any Ancillary Documents in accordance with the terms of this Agreement and the Ancillary Documents, as applicable; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: any adverse change, event, effect, development or occurrence to the extent resulting from (i) general business or economic conditions in or affecting the United States, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism or worsening of such conditions threatened or existing as of the date hereof, (iii) changes in conditions of the financial, banking, capital or securities markets generally or any material worsening of such conditions threatened or existing as of the date of this Agreement (including (w) any disruption of any of the foregoing markets, (x) any change in currency exchange rates, (y) any decline or rise in the price of any security, commodity, contract or index and (z) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement), (iv) changes in any applicable Laws or GAAP (or authoritative interpretation of GAAP), (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.2(a) to the extent it relates to such representations and warranties), (vii) the taking of any action expressly required to be taken by the terms and conditions of this Agreement by the Company (it being understood that any actions permitted to be taken pursuant to Section 5.1(a) shall not be “expressly required” for the purposes of this clause (vii)), (viii) any failure, in and of itself, by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial operation metrics (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (ix)), or (ix) the effects of any hurricane, tornado,

Annex A-5

flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, outbreaks, pandemics (including COVID-19 and any loss of customers, suppliers, orders, Contracts or other business relationships resulting from, or in connection with, COVID-19), widespread occurrence of infectious disease, or quarantines, acts of God or other natural disasters or comparable events; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (ix) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such change, event, effect, development or occurrence has, had or would reasonably be expected to have a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in the geographies in which the Group Companies operate.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by any of the Group Companies.

“Company Product” means all Software and other products and services from which any Group Company has derived within the past (3) years, is currently deriving, or is schedule to derive, revenue from the sale, license, provision, or making available thereof.

“Company Registered Intellectual Property” means all of the following owned by, or filed by or in the name of, any Group Company: issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights, Internet domain name registrations and social media accounts.

“Company Related Party” has the meaning set forth in Section 3.18.

“Company Related Party Transactions” has the meaning set forth in Section 3.18.

“Company Sale” means (a) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Securities that represent more than 50% of the total voting power of PTIC II or (b) a sale or disposition of all or substantially all of the assets of PTIC II and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of PTIC II (or any successor to PTIC II) immediately following the closing of such transaction (or series of related transactions) being Beneficially Owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the Beneficial Owners, respectively, of at least 50% of the Equity Securities of PTIC II immediately prior to such transaction (or series of related transactions).

“Company Sale Price” means the price per share for one (1) PTIC II Class A Share in a Company Sale, inclusive of any escrows, holdbacks, deferred purchase price earnouts or the like and assuming the maximum of such amounts will be paid. If and to the extent the price is payable in whole or in part with consideration other than cash, the price for such non-cash consideration shall be determined as follows: (a) with respect to any securities (i) the average of the closing prices of the sales of the securities on all securities exchanges on which the securities may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted in the Nasdaq system as of 4:00 P.M., New York time, or, if on any day such securities are not quoted in the Nasdaq system, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive business days prior to such day or (ii) if at any time the securities are not listed on any securities exchange or quoted in the Nasdaq system or the over-the-counter market, the value of each such security shall be equal to the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of the Company and the Sellers’ Representative on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale); and (b) with respect to any other non-cash assets, the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of the Company and the Sellers’ Representative on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale).

Annex A-6

“Company Subsidiary” means a Subsidiary of the Company.

“Company Unitholder Prepared Returns” has the meaning set forth in Section 6.1(a).

“Company Unitholders” means the “Member” of the Company (as defined in the Company LLC Agreement) or other holder of interests or units in the Company.

“Company Units” means prior to the Closing, the “Common Units” of the Company (as defined in the Company LLC Agreement), Company Class B Units, the Company Class A Units, the Company Class A-1 Units and any profits interests or similar units issued by the Company.

“Confidentiality Agreements” means that certain letter agreement, dated as of March 5, 2022, by and between the Company and PTIC II.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19 (and all related strains and sequences), and any evolutions, intensification, resurgence or mutations thereof or resultant or associated epidemics, pandemic, public health emergencies or disease outbreaks.

“Data” means data, databases, data compilations, data sets, data repositories and collections, and technical data.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disguised Sale” has the meaning set forth in the recitals to this Agreement.

“Earn Out Period” means the period ending on the date that is five (5) years following the Closing Date.

“Earn Out Shares” has the meaning set forth in Section 2.6.

“Earn Out Units” means a number of NewCo LLC Class B Units, equal to the number of Earn Out Shares issued.

“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.

“Effective Time” means the time at which the transactions contemplated in Sections 2.2(a) have been consummated.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, retiree or post-employment health or welfare, salary continuation, fringe or other compensation or benefit plan, program, policy, agreement, arrangement or Contract that any Group Company maintains, sponsors or contributes to (or is required to contribute to), or under or with respect to which any Group Company has or could reasonably expect to have any Liability.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Incentive Plan Proposal” has the meaning set forth in Section 5.7.

“Equity Rights” means options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts of a similar nature.

Annex A-7

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar equity-based rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Company LLC Interests” means as of immediately prior to the Closing, the “Company Units”, “Company Class B Units”, “Company Class A Units” and “Company Class A-1 Units” of the Company (in each case, as defined in the Company LLC Agreement) and any other equity interests in the Company, whether vested or unvested.

“FDD” means the franchise disclosure documents (including documents prepared as “Franchise Disclosure Documents,” “FDDs,” “Uniform Franchise Offering Circulars” or “UFOCs”) required to be prepared in accordance with the FTC Rule (or its predecessor), NASAA Commentary or any applicable Franchise Sales Law, all variations of such forms which have been approved for use or used in any state or jurisdiction of the United States of America requiring the filing of FDD.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “controlled foreign corporation” within the meaning of Section 957 of the Code, (c) a “specified foreign corporation” within the meaning of Section 965 of the Code or (d) a “passive foreign investment company” within the meaning of Section 1297 of the Code.

“Franchise” means any grant by any of the Group Companies or predecessors in interest of any of the foregoing Persons, to any Person of the right to engage in or carry on a business, or to sell or offer to sell any product or service, which constitutes a “franchise,” “business opportunity,” “seller assisted marketing plan,” or the like (a) as “franchise” or “business opportunity” is defined under the FTC Rule or (b) as “franchise,” “business opportunity” or “seller-assisted marketing plan” is defined under any Law.

“Franchise Agreement” means any Contract (regardless of the name of the Contract and includes franchise agreements, area development agreements, master franchise agreements, subfranchise agreements, area franchise agreements, and the like and options for any of the types of Contracts enumerated above in this definition) pursuant to which a Person grants or has granted any Franchise or the right (regardless of whether subject to certain qualifications) to acquire any Franchise, including any addendum, renewal, amendment, extension or renewal thereof.

“Franchise Sales Laws” means the following: the FTC Rule, and predecessor Federal Trade Commission trade regulation rules governing the offer or sale of Franchises as defined under any of those rules; other Laws (including the Law of any state of the United States of America or any other country) regulating the offer or sale of Franchises, business opportunities, seller-assisted marketing plans or similar arrangements; and all other Laws governing the relationships between franchisors and Franchisees, including without limitation those Laws that address (among other things) unfair and deceptive practices related to, or the default, termination, non-renewal, or transfer of, Franchises.

“Franchisee” means any Person who has been authorized or licensed by any of the Group Companies, or a predecessor in interest of any of them, to develop, open, operate, or authorize any other Person to develop, open or operate, a Franchise.

“Franchise System” means the “Renters Warehouse” franchise system pursuant to which any of the Group Companies and third parties provide property management and tenant placement services to owners and landlords of single family residences, condominiums, townhomes and apartments throughout the United States, its territories and possessions.

Annex A-8

“Fraud” means an act or omission by a Party, and requires (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, negligent fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“FTC Rule” means the Federal Trade Commission trade regulation rules entitled “Disclosure Requirements and Prohibitions Concerning Franchising” and “Disclosure Requirements and Prohibitions Concerning Business Opportunities,” 16 C.F.R Parts 436 and 437, as in effect from time to time.

“GAAP” means generally accepted accounting principles in effect in the United States.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Governing Documents Proposals” has the meaning set forth in Section 5.7.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator, mediator or arbitral tribunal (public or private).

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries, and any franchises of any Group Company.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Illustrative Allocation Schedule” has the meaning set forth in Section 2.2(d).

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (g) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) any other debt-like or debt-similar items or obligations and (i) any of the obligations of any other Person of the type referred to in clauses (a) through (h) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means all of the following: (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any

Annex A-9

reissues, reexaminations, substitutes; supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, ideas, know-how, processes, methods, techniques, drawings, specifications, layouts, designs, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, and other confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not, (collectively, “Trade Secrets”); (e) Software and other technology, and all rights therein and (f) any other intellectual or proprietary rights.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 9.19.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, Order, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.17(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Malicious Code” means any (a) “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” or (b) other code designed for the purpose of or capable of (i) disrupting, disabling, harming, or impeding with the operation of, or providing unauthorized Processing of or to, a system (including a Company IT System) or (ii) damaging or destroying any data or file without the user’s consent.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Nasdaq” means The Nasdaq Capital Market.

“NASAA Commentary” means the North American Securities Administrators Association, Inc.’s “2008 Franchise Registration and Disclosure Guidelines,” the “Commentary on 2008 Franchise Registration and Disclosure Guidelines” and all other guidance, releases and commentary concerning the FTC Franchise Rule published by the North American Securities Administrators Association, Inc.

“Nasdaq Proposal” has the meaning set forth in Section 5.7.

“Net Outstanding PTIC II Class A Shares” means a number equal to (a) the number of PTIC II Class A Shares outstanding as of immediately prior to the Closing (and after, for the avoidance of doubt, the conversion of all of PTIC II Class B Shares outstanding prior to the Closing into PTIC II Class A Shares as contemplated hereby), minus (b) the number of PTIC II Class A Shares redeemed and cancelled in connection with the PTIC II Shareholder Redemptions.

Annex A-10

“NewCo LLC” has the meaning set forth in Section 2.1(a).

“NewCo LLC Agreement” means the Limited Liability Company Agreement of the NewCo LLC, dated as of immediately prior to the Closing, by and among NewCo LLC and NewCo LLC Unitholders thereto.

“NewCo LLC Class A Units” means the “Class A Units” of NewCo LLC (as defined in the Amended and Restated NewCo LLC Agreement).

“NewCo LLC Class B Unitholder” means a NewCo LLC Unitholder who holds NewCo LLC Class B Units.

“NewCo LLC Class B Units” means the “Class B Units” of NewCo LLC (as defined in the Amended and Restated NewCo LLC Agreement).

“NewCo LLC Unitholder” means (a) prior to the Effective Time, any holder of NewCo LLC Class B Units or other holder of interests or units in NewCo LLC prior to the Closing and (b) from and after the Effective Time, each of PTIC and each holder of NewCo LLC Class B Units. Any reference to the NewCo LLC Unitholders in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) or (b) of this definition, as the context so requires.

“NewCo LLC Units” means (a) prior to the Effective Time, the NewCo LLC Class B Units and any profits interests or similar units issued by NewCo LLC prior to the Closing and (b) from and after the Effective Time, the NewCo LLC Class A Units and NewCo LLC Class B Units (in each case, as defined in the Amended and Restated NewCo LLC Agreement). Any reference to the NewCo LLC Units in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) or (b) of this definition, as the context so requires.

“New PTIC II Equity Incentive Plan” has the meaning set forth in Section 5.18.

“Non-Party Affiliate” has the meaning set forth in Section 9.13.

“Off-the-Shelf Software” means, other than Third-Party Components, any unmodified Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $150,000 per license or an ongoing licensee fee of less than $150,000 per year.

“Officers” has the meaning set forth in Section 5.15(a).

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Company Unitholder” has the meaning set forth in Section 5.12(c).

“Other Company Unitholder Consent” has the meaning set forth in Section 5.12(c).

“Other Company Unitholder Consent Deadline” has the meaning set forth in Section 5.12(c).

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the ordinary course of business of which no principal subject matter is Tax but which contains customary Tax indemnification provisions.

“Other Class B Shareholders” means, collectively, Jack Leeney, Courtney Robinson, Gloria Fu, Margaret Whelan and Adam Blake.

“Other PTIC II Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of PTIC II Shares entitled to vote thereon, whether in person or by proxy at the PTIC II Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of PTIC II and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

Annex A-11

“PCAOB Financials” has the meaning set forth in Section 5.16(a).

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits, Regulatory Permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which appropriate and sufficient reserves have been established in accordance with GAAP, (b) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in Intellectual Property Rights to customers for the use of a Company Product or franchisees of such Group Company for the use of a Mark included in the Company Owned Intellectual Property, in each case in the ordinary course of business (“Permitted Licenses”) and (g) except with respect to Intellectual Property Rights, other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information that falls within the definition for “personal information,” “personal data,” “nonpublic personal information,” “personally identifiable information,” or similar terms provided by applicable Law or by any Group Company in any of its privacy policies, notices or Contracts, as well as all information that directly or indirectly can be used to identify, is related to, describes, is reasonably capable of being associated with, or could reasonably be linked with, a particular individual or household.

“Pre-Closing PTIC II Holders” means the holders of PTIC II Shares at any time prior to the Effective Time.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Pre-Transaction Equity Value” means $312,000,000.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.19(a).

“Privacy Requirements” shall mean, collectively, all of the following to the extent relating to any Personal Data, sensitive information (including credit card information) or Company Data, the Processing thereof, or otherwise relating to privacy, security, or security breach notification:

(a) rules, policies and procedures (whether physical or technical in nature, or otherwise) of any of the Group Companies, including the Privacy and Data Security Policies, (b) applicable Laws, (c) the Payment Card Industry (PCI) Data Security Standards and any other industry standards applicable to the industry in which any Group Company operates and (d) Contracts into which any Group Company has entered into or by which it is otherwise bound.

“Privileged Company Deal Communications” has the meaning set forth in Section 9.20(c).

“Privileged PTIC II Deal Communications” has the meaning set forth in Section 9.20(c).

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, investigation, proceeding, suit, mediation or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

Annex A-12

“Process” (or “Processing”, “Processed” or “Processes”) means the access, collection, use, maintenance, license, sale, modification, analysis, enhancement, aggregation, destruction, exfiltration, disclosure, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, destruction, or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 9.19.

“PTIC II” has the meaning set forth in the introductory paragraph to this Agreement.

“PTIC II Advised Parties” has the meaning set forth in Section 9.20(b).

“PTIC II Board” has the meaning set forth in the recitals to this Agreement.

“PTIC II Board Recommendation” has the meaning set forth in Section 5.7.

“PTIC II Class A Shares” means shares of Class A common stock, par value $0.0001 per share, of PTIC II.

“PTIC II Class B Shares” means, (a) prior to the Effective Time, shares of Class B common stock, par value $0.0001 per share of PTIC II having voting and economic rights and (b), following the Effective Time, shares of Class B common stock, par value $0.0001 per share of PTIC II having voting but no economic rights. Any reference to the PTIC II Class B Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) or clause (b) of this definition, as the context so requires.

“PTIC II Contribution” has the meaning set forth in Section 2.2(a).

“PTIC II Counsel” has the meaning set forth in Section 9.20(a).

“PTIC II D&O Persons” has the meaning set forth in Section 5.13(a).

“PTIC II Deal Communications” has the meaning set forth in Section 9.20(d).

“PTIC II Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Sellers’ Representative and the Company by PTIC II on the date of this Agreement.

“PTIC II Expenses” means, as of any determination time, without duplication, the aggregate amount of fees, costs, expenses, commissions or other amounts incurred prior to and through the Closing Date by or on behalf of, or otherwise payable by, whether or not due, PTIC II in connection with the special purpose acquisition company and the business combination process, including the negotiation, preparation or execution of this Agreement and any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees, costs, expenses and disbursements of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of PTIC II, including any deferred underwriting fees, and (b) any other fees, costs, expenses, commissions or other amounts that are expressly allocated to PTIC II pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, PTIC II Expenses shall not include (y) any such fee, cost, expense, commission or other amount actually paid in cash by PTIC II prior to the date of this Agreement from the cash paid by the Sponsor, and received by PTIC II in connection with the issue of PTIC II Warrants to the Sponsor or (z) any Company Expenses.

“PTIC II Financial Statements” means all of the financial statements of PTIC II included in the PTIC II SEC Reports.

“PTIC II Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.4 and Section 4.6.

“PTIC II Liabilities” means, as of any determination time, the aggregate amount of Liabilities of PTIC II that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, PTIC II Liabilities shall not include any PTIC II Expenses.

Annex A-13

“PTIC II Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of PTIC II to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. Notwithstanding the foregoing or anything to the contrary herein (a) in no event shall (i) any change, event, effect, development or occurrence to the extent relating to any of the Group Companies or the Business or (ii) any PTIC II Shareholder Redemption constitute an PTIC II Material Adverse Effect and (b) no change, event, effect or occurrence that is generally applicable to special purpose acquisition companies shall be taken into account in determining whether a PTIC II Material Adverse Effect has occurred or would reasonably be expected to occur, except to the extent any such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on PTIC II relative to other similar situated special purpose acquisition companies.

“PTIC II Non-Party Affiliates” means, collectively, each PTIC II Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any PTIC II Related Party (other than, for the avoidance of doubt, PTIC II).

“PTIC II Pre-Closing Reorganization” has the meaning set forth in Section 2.1(a).

“PTIC II Prepared Returns” has the meaning set forth in Section 6.1(a).

“PTIC II Post-Closing Bylaws” has the meaning set forth in Section 2.1(a).

“PTIC II Post-Closing Certificate of Incorporation” has the meaning set forth in Section 2.1(a).

“PTIC II Related Party” means any current or former officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either PTIC II or the Sponsor.

“PTIC II Related Party Transaction” means where a PTIC II Related Party (a) owns any interest in any material asset used in the business of PTIC II, (b) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of PTIC II or (c) owes any material amount to, or is owed material any amount by, PTIC II.

“PTIC II SEC Reports” has the meaning set forth in Section 4.7.

“PTIC II Shareholder” a holder of PTIC II Shares.

“PTIC II Shareholder Approval” means, collectively, the Required PTIC II Shareholder Approval and the Other PTIC II Shareholder Approval.

“PTIC II Shareholder Redemption” means the right of the Public Shareholders to redeem all or a portion of their PTIC II Class A Shares (as determined in accordance with PTIC II’s Governing Documents) to redeem all or a portion of such holder’s PTIC II Class A Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the cash in the Trust Account (as determined in accordance with PTIC II’s Governing Documents) in connection with the transactions contemplate by this Agreement.

“PTIC II Shareholders Meeting” has the meaning set forth in Section 5.7.

“PTIC II Shares” means, collectively as of any determination time, PTIC II Class A Shares and PTIC II Class B Shares.

“PTIC II Warrants” means each warrant to purchase one PTIC II Class A Shares at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement (including, for the avoidance of doubt, each such warrant held by the Sponsor).

“Public Shareholders” has the meaning set forth in Section 9.19.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that

Annex A-14

impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form, (b) be licensed for purposes of making derivative works or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property (including, without limitation, all amendments, extensions, renewals, guaranties, and other agreements with respect thereto).

“Registration Statement/Proxy Statement” means a registration statement on Form S-4 or a proxy statement relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a proxy statement/prospectus or a proxy statement of PTIC II, as applicable.

“Regulatory Permits” means all licenses, waivers, permits, enrollments, certifications, authorizations, approvals, franchises, registrations, accreditations, letters of non-reviewability, certificates of need, consents, supplier or provider numbers, qualifications, operating authority, and other such Permits granted by any such Governmental Entity to any Group Company.

“Representatives” means with respect to any Person, such Person’s Affiliates and such Person’s directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required PTIC II Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of PTIC II Class A Shares entitled to vote thereon, whether in person or by proxy at the PTIC II Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of PTIC II and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, Nasdaq Proposal, the Charter Proposal, the Governing Documents Proposal and the Equity Incentive Plan Proposal.

“Requisite Company Unitholder” has the meaning set forth in Section 5.12(b).

“Requisite Company Unitholder Consent” has the meaning set forth in Section 5.12(b).

“Requisite Company Unitholder Consent Deadline” has the meaning set forth in Section 5.12(b).

“Rolling Company Unitholders” means the Company Unitholders who have duly executed a Requisite Company Unitholder Consent or an Other Company Unitholder Consent in accordance with the terms of this Agreement.

“Sanctioned Country” has the meaning set forth in Section 3.20(a).

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export, reexport, and transfer controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) U.S. anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the PTIC II Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Security Incident” means any (a) breach of security, phishing incident, ransomware or malware attack, or other cyber or security incident affecting or with respect to any Company IT Systems or (b) incident in which confidential information or Company Data was or may have been Processed in an unauthorized manner (whether any of the foregoing was possessed or controlled by any Group Company or by another Person on behalf of the Group Companies).

“Signing Filing” has the meaning set forth in Section 5.4(b).

Annex A-15

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs and other software, including any and all software implementations of algorithms, models and methodologies, whether in source code object code, or executable code format, (b) Data, (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, libraries, scripts, routines, and icons and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Directors” has the meaning set forth in Section 5.15(b).

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Unitholder” has the meaning set forth in the recitals to this Agreement.

“Tax” or “Taxes” means (a) all U.S. federal state, local or non-U.S. net or gross income, net or gross net or gross receipts, proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, unclaimed or abandoned property, escheat, any imputed underpayment imposed pursuant to Section 6232 of the Code, environmental or other taxes, assessments, duties or similar charges or other tax of any kind whatsoever, including all interest, penalties and additions imposed with respect to (or in lieu of) the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, (b) any Liability for, or in respect of the payment of, any amount of a type described in clause (a) of this definition as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of any Law) or being a member of an affiliated, combined, consolidated, unitary, aggregate or other group for Tax purposes and (c) any Liability for, or in respect of the payment of, any amount described in clauses (a) or (b) of this definition as a transferee or successor, by contract, by operation of Law, or otherwise.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Receivable Agreement” has the meaning set forth in the recitals to this Agreement.

“Tax Return” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Governmental Entity in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify any Person for Taxes, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets or attributes, or Tax savings.

Annex A-16

“Termination Date” has the meaning set forth in Section 8.1(d).

“Third-Party Components” means, with respect to any Company Product, all of the following (other than Public Software) that are not exclusively owned by a Group Company: (a) Software that is used in, incorporated into, combined, linked, distributed, or made available with, or provided to any Person as a service or application in connection with, such Company Product and (b) Intellectual Property Rights that are embodied in such Company Product.

“Trading Day” means any day on which the PTIC II Class A Shares are actually traded on the Nasdaq.

“Transaction Equity Security Amount” means a number of Company Class B Units or PTIC II Class B Shares, as applicable, equal to (a) the Pre-Transaction Equity Value, divided by (b) $10.00.

“Transaction Litigation” has the meaning set forth in Section 5.2(d).

“Transaction Proposals” has the meaning set forth in Section 5.7.

“Transaction Support Agreement Deadline” has the meaning set forth in Section 5.12(a).

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Triggering Event I” means if at any time following the Closing but prior to the expiry of the Earn Out Period, the Closing Price of the PTIC II Class A Shares is greater than or equal to $12.50 (which shall be adjusted equitably to reflect any dividend, split, or other noneconomic reclassification of shares of PTIC II’s capital stock) over any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period.

“Triggering Event II” means if at any time following the Closing but prior to the expiry of the Earn Out Period, the Closing Price of the PTIC II Class A Shares is greater than or equal to $15.00 (which shall be adjusted equitably to reflect any dividend, split, or other noneconomic reclassification of shares of PTIC II’s capital stock) over any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period.

“Triggering Event III” means if at any time following the Closing but prior to the expiry of the Earn Out Period, the Closing Price of the PTIC II Class A Shares is greater than or equal to $17.50 (which shall be adjusted equitably to reflect any dividend, split, or other noneconomic reclassification of shares of PTIC II’s capital stock) over any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period.

“Triggering Events” shall mean collectively, Triggering Event I, Triggering Event II and Triggering Event III, and “Triggering Event” shall mean any one such individual event.

“Trust Account” has the meaning set forth in Section 9.19.

“Trust Account Released Claims” has the meaning set forth in Section 9.19.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid PTIC II Expenses” means the PTIC II Expenses that are unpaid as of immediately prior to the Closing.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, as well as analogous applicable foreign, state or local Laws.

“Warrant Agreement” means the warrant agreement between PTIC II and Continental Stock Transfer & Trust Company dated December 3, 2020.

Annex A-17

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

ARTICLE 2
TRANSACTIONS

Section 2.1 Pre-Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a) Immediately prior to the Closing, (i) PTIC II shall form Appreciate Intermediate Holdings, LLC, a Delaware limited liability company (“NewCo LLC”), (ii) each PTIC II Class B Share that is issued and outstanding immediately prior to the Closing to be converted into one (1) PTIC II Class A Share, (iii) the Governing Documents of PTIC II shall become the certificate of incorporation, substantially in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by PTIC II and the Company, the “PTIC II Post-Closing Certificate of Incorporation”), and the bylaws, substantially in the form attached hereto as Exhibit G (with such changes as may be agreed in writing by PTIC II and the Company, the “PTIC II Post- Closing Bylaws”) and (iv) PTIC II’s name to be changed to “Appreciate Holdings, Inc.”; provided that, if such name is not available in Delaware or PTIC II is otherwise unable to change its name to “Appreciate Holdings, Inc.,” it shall cause its name to change to such other name mutually agreed to by PTIC II and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either PTIC II or the Company) (collectively, clauses (i), (ii), (iii) and (iv), the “PTIC II Pre-Closing Reorganization”).

Section 2.2 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, after the consummation of the transactions set forth in Section 2.1, the following transactions shall occur in the order set forth in this Section 2.2 at the Closing.

(a) At the Closing (i) the Rolling Company Unitholders shall contribute all of their Existing Company LLC Interests to NewCo LLC in exchange for NewCo LLC Class B Units equal, in the aggregate, to the Transaction Equity Security Amount (the “Company Contribution”), which NewCo LLC Class B Units will be free and clear of all Liens (other than any restrictions on transfer under applicable securities Laws or under the Amended and Restated NewCo LLC Agreement), (ii) the NewCo LLC Agreement will be amended and restated to be in substantially the form as attached hereto as Exhibit D (“Amended and Restated NewCo LLC Agreement”), (iii) PTIC II shall contribute, or cause to be contributed, to NewCo LLC, the Closing Date Contribution Amount in exchange for a number of NewCo LLC Class A Units equal to the Net Outstanding PTIC II Class A Shares, free and clear of all Liens (other than any restrictions on transfer under applicable securities Laws or under the Amended and Restated NewCo LLC Agreement) (the “PTIC II Contribution”) and (iv) NewCo LLC Unitholders (other than PTIC II) shall receive from PTIC II a number of PTIC II Class B Shares equal, in the aggregate, to the Transaction Equity Security Amount, in the amounts set forth on the Allocation Schedule, free and clear of all Liens (other than any restrictions on transfer under applicable securities Law, the Investor Rights Agreement (as applicable) or under the Governing Documents of PTIC II). In connection with the transactions contemplated by the preceding sentence, PTIC II shall be the managing member of NewCo LLC as of the time of such transactions.

(b) At least five (5) Business Days prior to the Closing Date, the Company shall deliver to PTIC II an allocation schedule (the “Allocation Schedule”) setting forth the following:

(i) the Existing Company LLC Interests held by each Company Unitholder as of immediately prior to the Closing;

(ii) the number of NewCo LLC Class B Units that will be held by each NewCo LLC Class B Unitholder (and former Rolling Company Unitholder) and PTIC II, in each case, as of immediately after giving effect to the Company Contribution and PTIC II Contribution;

(iii) the number of PTIC II Class B Shares to be distributed to each of the NewCo LLC Class B Unitholders pursuant to Section 2.2(a)

(iv) subject to clause (ii), the number of Earn Out Shares to be issued to the NewCo LLC Class B Unitholders pursuant to Section 2.6;

Annex A-18

(v) the amount of cash payment, if any, to each holder that is expected to be received in connection with the NewCo LLC’s redemption of each NewCo LLC Class B Unit that was, prior to the Closing, Company Class A-1 Units or a Company Class A Units, if and to the extent applicable, in the event that NewCo LLC elects, at its sole discretion, to redeem such units for cash consideration; and

(vi) a certification duly executed by an authorized officer of the Company, solely in such officer’s capacity as such, that the information and calculations delivered pursuant to clauses (i) through (v) are, and will be as of Effective Time, as applicable, true and complete in all respects and in accordance with the Allocation Schedule Requirements (as defined below).

(c) At the Closing, NewCo LLC shall use the proceeds from the transactions contemplated in this Section 2.2, including the funds distributed from the Trust Account in accordance with the Allocation Schedule.

(d) The Allocation Schedule (and the calculations and determinations contained therein) will be prepared by the Company in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company and NewCo LLC and applicable Law (collectively, the “Allocation Schedule Requirements”). Solely by way of example and subject to the terms set forth herein, Section 2.2(d) of the Company Disclosure Schedules contains an illustrative Allocation Schedule (the “Illustrative Allocation Schedule”) prepared by the Company as if the Closing occurred as of the date hereof and, without limiting or expanding any other covenants, agreements, representations or warranties of the Company under this Agreement or any Ancillary Document or any Company Unitholder under any Ancillary Document or the rights or remedies of PTIC II or the Sponsor with respect thereto, the Allocation Schedule will be substantially in the form of the Illustrative Allocation Schedule and will take into account any changes to the Company’s capitalization between the date hereof and the date of delivery of the Allocation Schedule to PTIC II pursuant to the first sentence of Section 2.2(b). The Company will review any comments to the Allocation Schedule provided by PTIC II or any of its Representatives and incorporate any reasonable comments proposed by PTIC II or any of its Representatives to the extent that such comments are not inconsistent with the terms of this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement or any of the Ancillary Documents (i) the aggregate number of PTIC II Shares that each equityholder of the Company will have a right to receive under this Agreement will be rounded down to the nearest whole share, (ii) in no event shall the aggregate number of PTIC II Class B Shares set forth on the Allocation Schedule that are allocated to holders of Existing Company LLC Interests or to be received or otherwise granted in respect of any other equity securities of the Company or NewCo LLC exceed the Transaction Equity Security Amount and (iii) PTIC II and any exchange agent, if applicable will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Rolling Company Unitholders and NewCo LLC Unitholders under this Agreement.

Section 2.3 Closing of the Transactions Contemplated by this Agreement. Subject to any lawful termination of this Agreement in accordance with its terms, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables no later than five (5) Business Days following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as PTIC II, the Sellers’ Representative and the Company may agree in writing. The date on which the closing actually occurs is hereinafter referred to as the “Closing Date”.

Section 2.4 Deliverables.

(a) At the Closing, the Company and Rolling Company Unitholders, as applicable, shall deliver or cause to be delivered, as applicable, to PTIC II:

(i) a counterpart to each Ancillary Document to which it is to be a party, duly executed by a duly authorized representative of such Person;

(ii) a certificate, executed by a duly authorized officer of the Company and dated as of the Closing, solely in his or her capacity as such and not in his or her personal capacity, stating that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions);

Annex A-19

(iii) a properly completed and duly executed IRS Form W-9 or applicable IRS Form W-8 from each Rolling Company Unitholder (if being understood that the failure to deliver IRS Form W-9 or W-8 by any individual or group of Rolling Company Unitholder(s) shall not delay Closing, but shall simply be a condition to the issuance to such holder of any proceeds, units or shares hereunder);

(iv) a certificate from the Company, duly executed and acknowledged, meeting the requirements of Treasury Regulation Section 1.1445-11T(d)(2)(i) certifying that fifty percent (50%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests, or that ninety percent (90%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents;

(v) evidence of release of all Liens (other than Permitted Liens and those certain Liens set forth on Section 2.4(a)(v) of the Company Disclosure Schedule) in a form reasonably acceptable to PTIC II, including for purposes of recordation at intellectual property offices in all applicable jurisdictions.

(b) At the Closing, PTIC II or NewCo LLC, as applicable, shall issue or deliver or cause to be delivered, as applicable, to the Company or the Rolling Company Unitholders, as applicable:

(i) a counterpart to each Ancillary Document to which PTIC II or NewCo LLC, as applicable, is to be a party, duly executed by a duly authorized representative of PTIC II or NewCo LLC, as applicable;

(ii) a certificate, executed by a duly authorized officer of PTIC II and dated as of the Closing, solely in his or her capacity as such and not in his or her personal capacity, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions);

(iii) such number of PTIC II Class B Shares as provided in Section 2.2(a); and

(iv) a certificate, signed by an officer of PTIC II and dated as of the Closing, solely in his or her capacity as such and not in his or her personal capacity, certifying (A) that the PTIC II Shareholder Approval has been obtained and remains in full force and effect, (B) the number of shares of PTIC II capital stock redeemed in connection with the PTIC II Shareholder Redemption, if any and (C) the amount of cash in the Trust Account prior to the PTIC II Shareholder Redemption, if any.

(c) At the Closing, NewCo LLC shall issue, or caused to be issued, to PTIC II or the Rolling Company Unitholders, as applicable, such number of NewCo LLC Class A Units and NewCo LLC Class B Units, as applicable, as provided in Section 2.2(a).

(d) At the Closing, PTIC II shall deliver, or cause to be delivered, to Newco LLC, the Closing Date Contribution Amount as provided in Section 2.2(a).

Section 2.5 Withholding. PTIC II and the Group Companies shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable or distributable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). Notwithstanding the foregoing, to the extent that any amount payable pursuant to this Agreement needs to be paid to any employee or similar Person of any Group Company that constitutes “wages” or other relevant compensatory amount, such amount shall be deposited in the payroll account of the applicable Group Company and the amounts due to such employee or similar Person (net of any required Tax withholding) shall be paid to such Person pursuant to the next practicable scheduled payroll of the applicable Group Company.

Annex A-20

Section 2.6 Earn-Out.

(a) Following the Closing, within 30 Business Days after the occurrence of a Triggering Event, PTIC II shall issue or caused to be issued and distributed to each NewCo LLC Class B Unitholder as of the Closing Date entitled thereto, PTIC II Class B Shares (and NewCo LLC shall issue a corresponding number of NewCo LLC Class B Units), in each case, in the manner set forth below to each NewCo LLC Class B Unitholder in accordance with the Allocation Schedule, free and clear of all Liens (other than any restrictions on transfer under applicable securities Law or under the Governing Documents of PTIC II) (the “Earn Out Shares”):

(i) upon the occurrence of Triggering Event I, a one-time issuance of 1,000,000 Earn Out Shares (the “$12.50 Earn Out Shares”);

(ii) upon the occurrence of Triggering Event II, in addition to the $12.50 Earn Out Shares, a one-time issuance of 2,000,000 Earn Out Shares (the “$15.00 Earn Out Shares”); and

(iii) upon the occurrence of Triggering Event III, in addition to the $12.50 Earn Out Shares and $15.00 Earn Out Shares, a one-time issuance of 3,000,000 Earn Out Shares (the “$17.50 Earn Out Shares”).

(b) The Company and the Sellers’ Representative (on behalf of the Rolling Company Unitholders) acknowledge and agree that if any specific Triggering Event has not occurred prior to the expiry of the Earn Out Period, then no NewCo LLC Class B Unitholders shall be entitled to receive the Earn Out Shares, applicable to such Triggering Event.

(c) If following the Closing and prior to the expiry of the Earn Out Period, PTIC II consummates a Company Sale that results in the holders of PTIC II Class A Shares receiving a Company Sale Price equal to or in excess of the applicable price per share attributable to one or more Triggering Events (which shall be adjusted equally to reflect any individual splits or other non-economic reclassification of shares of PTIC II’s capital stock), then immediately prior to the consummation of such Company Sale, PTIC II shall issue or cause to be issued to each NewCo LLC Class B Unitholder entitled thereto (in accordance with the Allocation Schedule) the applicable number of Earn Out Shares (to the extent not previously issued pursuant to the terms of Section 2.6(a)). For avoidance of doubt:

(i) if the Company Sale Price for acquisition of the PTIC II Class A Shares is greater than or equal to $12.50 per PTIC II Class A Share (which shall be adjusted equitably to reflect any dividend, split, or other noneconomic reclassification of shares of PTIC II’s capital stock), PTIC II shall issue, or cause to be issued, the $12.50 Earn Out Shares (provided such shares have not previously been issued) to each NewCo LLC Class B Unitholder as of the Closing Date entitled thereto in accordance with the Allocation Schedule;

(ii) if the Company Sale Price for acquisition of the PTIC II Class A Shares is greater than or equal to $15.00 per PTIC II Class A Share (which shall be adjusted equitably to reflect any dividend, split, or other noneconomic reclassification of shares of PTIC II’s capital stock), PTIC II shall issue, or cause to be issued, the $12.50 Earn Out Shares and the $15.00 Earn Out Shares (provided such shares have not previously been issued) to each NewCo LLC Class B Unitholder as of the Closing Date entitled thereto in accordance with the Allocation Schedule; and

(iii) if the Company Sale Price for acquisition of the PTIC II Class A Shares is greater than or equal to $17.50 per PTIC II Class A Share (which shall be adjusted equitably to reflect any dividend, split, or other noneconomic reclassification of shares of PTIC II’s capital stock), PTIC II shall issue, or cause to be issued, the $12.50 Earn Out Shares, the $15.00 Earn Out Shares and the $17.50 Earn Out Shares (provided such shares have not previously been issued) to each NewCo LLC Class B Unitholder as of the Closing Date entitled thereto in accordance with the Allocation Schedule;

provided that if the Company Sale Price for acquisition of the PTIC II Class A Shares is less than $12.50 per PTIC II Class A Share (which shall be adjusted equally to reflect any individual splits or other non-economic reclassification of shares of PTIC II’s capital stock), then no Earn Out Shares shall be issued pursuant to this Section 2.6(c).

Annex A-21

(d) Simultaneous with the issuance of any Earn Out Shares by PTIC II to the NewCo LLC Class B Unitholders pursuant to this Section 2.6, the Company shall issue and deliver a corresponding number of Earn Out Units, free and clear of all Liens (other than any restrictions on transfer under applicable securities Law or under the Governing Documents of the Company) to the NewCo LLC Class B Unitholders as of the Closing Date in accordance with the Allocation Schedule.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING
TO THE GROUP COMPANIES

Subject to Section 9.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to PTIC II, in each case, as of the date hereof and as of the Closing, as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or equivalent thereof) would not reasonably be expected to have a Company Material Adverse Effect. Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect. Each Group Company is duly qualified or licensed to transact business in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of each Group Company have been made available to PTIC II, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Group Company and the Company LLC Agreement are in full force and effect, and none of the Group Companies are, nor to the Company’s knowledge is any other Person, in breach or violation of any provision set forth in its Governing Documents or the Company LLC Agreement.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Disclosure Schedules (as in effect as of the date hereof and as in effect immediately prior to Closing) sets forth a true and complete statement as of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company and, on an “as issued basis” that are or will be issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof and (iii) with respect to each grant of Company Class B Units, (A) the “Hurdle Amount”, and (B) the underlying number of Company Class B Units underlying the grant which shall have vested as of the Closing Date. The Equity Securities listed in Section 3.2 of the Company Disclosure Schedules are the only equity interests of the Company that are issued and outstanding. All of the Equity Securities of each Group Company have been duly authorized and validly issued. All of the outstanding Company Units are fully paid and non-assessable. The Equity Securities of each Group Company (1) were not issued in violation of the Governing Documents of the applicable Group Company, any applicable state or federal securities Law or any other Contract to which any Group Company is party or bound, (2) were not issued in violation of, and are not subject to any purchase option, preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (4) are free and clear of all Liens (other than transfer restrictions under applicable Securities Law). None of the Group Companies have outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any of the Group Companies to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. Upon grant, each Company Class B Unit constituted a “profits interest” as that term is used in Revenue Procedures 93-27 and 2001-43.

Annex A-22

(b) Section 3.2(b) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. All of the Equity Securities of each Group Company are owned directly by the Company, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company LLC Agreement). Except for the Governing Documents, there are no voting trusts, proxies or other Contracts to which a Group Company is a party with respect to the voting or transfer of their respective Equity Securities.

(c) There are no Equity Rights that could require any Group Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of any Group Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Group Company.

(d) None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e) Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f) Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

Section 3.3 Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Unitholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is a party has been duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is a party are duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to PTIC II a true and complete copy of (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2020 and the related audited consolidated statements of income, member’s equity (deficit) and cash flows for the year then-ended (the “2020 Financial Statements”), (ii) the unaudited consolidated balance sheets of the Group Companies as of December 31, 2021 and the related unaudited consolidated statements of income, member’s equity (deficit) and cash flows for the year then-ended (the “2021 Financial Statements”) and (iii) the unaudited consolidated balance sheets of the Group Companies as of March 31, 2022 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income, member’s equity (deficit) and cash flows for each period then ended (the “Q122 Financial Statements”, and collectively with the 2020 Financial Statements and the 2021 Financial Statements, the “Financial Statements”), each of which are attached as Section 3.4(a) of the Company Disclosure Schedules.

(b) The Financial Statements (including the notes thereto) (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year-end audit adjustments (none of which would have, or would have reasonably expected to have, a Company Material Adverse Effect) and the absence of notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations, shareholders’ equity and cash flows of the Group Companies as

Annex A-23

of the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year-end audit adjustments (none of which would have, or would be reasonably expected to have, a Company Material Adverse Effect)). The 2020 Financial Statements and 2021 Financial Statements, when the PCAOB audits are complete and such financial statements are delivered following the date of this Agreement in accordance with Section 5.16 (collectively, the “Closing Company Audited Financial Statements”), will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors (provided that such financial statements shall not be required to include a signed audit opinion as of the date of this Agreement, which signed audit opinion shall instead be delivered concurrently with the filing of the Registration Statement/Proxy Statement with the SEC) and will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the date of this Agreement, at the time of filing of the Registration Statement/Proxy Statement and at the time of effectiveness or finalization of the Registration Statement/Proxy Statement, as applicable. Each quarterly unaudited consolidated balance sheet of the Group Companies and the related unaudited consolidated statements of income, member’s equity (deficit) and cash flows for each quarterly period then-ended, when delivered following the date of this Agreement by the Company in accordance with Section 5.16 (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for normal year-end audit adjustments (none of which would have, or would be reasonably expected to have, a Company Material Adverse Effect) and the absence of notes thereto), (B) will fairly present, in all material respects, the financial position, results of operations, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies as of the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year-end audit adjustments (none of which would have, or would reasonably be expected to have, a Company Material Adverse Effect)) and (C) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of their respective dates of delivery, at the time of filing of the Registration Statement/Proxy Statement (if delivered prior to such filing) and at the time of effectiveness or finalization of the Registration Statement/Proxy Statement, as applicable.

(c) Except (i) as set forth in the Latest Balance Sheet (including the notes thereto), (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that would have, or would be reasonably expected to have, a Company Material Adverse Effect, no Group Company has any Liabilities of a type required to be set forth on a balance sheet prepared in accordance with GAAP. Except for Liabilities reflected in the Financial Statements, none of the Group Companies have any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act or, or any off-balance sheet Liability of any nature to, or any financial interest in, any third party or entities.

(d) Each Group Company is in the process of establishing systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with applicable accounting standards and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, in respect of the Group Companies, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(e) Except as set forth in Section 3.4(e) of the Company Disclosure Schedule, since the formation of each of the Group Companies, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of any Group Company, the board of managers of any Group Company or any committee thereof. Except as set forth in Section 3.4(e) of the Company Disclosure Schedule, since the formation of each of the Group Companies, neither any Group Company nor the Company’s independent auditors have identified (i) “significant deficiency” in the internal controls over financial reporting of the Group

Annex A-24

Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Group Companies with respect to the Company’s execution, delivery or performance of their respective obligations under this Agreement or the Ancillary Documents, as applicable, to which the Company, is bound or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act or (ii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be likely to have a Company Material Adverse Effect.

(b) Neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is a party, as applicable nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, or the loss of any benefits under (A) any Contract to which any Group Company is a party or by which its or its properties or assets are bound or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of their respective properties or assets are bound or any Privacy Requirements or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not reasonably be likely to have a Company Material Adverse Effect.

Section 3.6 Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are necessary or required for the lawful conduct of their respective businesses or necessary or required to own, lease or operate any of the properties or assets if the Group Companies are necessary or required to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. Except as set forth in Section 3.6 of the Company Disclosure Schedules (a) each Material Permit is valid and in full force and effect in accordance with its terms or by operation of law (b) no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Group Company to be in compliance with the terms of any Material Permit and (c) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies.

Section 3.7 Material Contracts.

(a) Section 3.7 of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party or by which it or its assets or properties are bound (collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(iv) any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development or other similar Contract;

Annex A-25

(v) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of PTIC II or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to operate the Business, or to solicit any potential employee or customer in any material respect or that would so limit or purport to limit, PTIC II or any of its Affiliates after the Closing;

(vi) any Contract requiring future capital commitments or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $100,000 annually or (B) $250,000 over the life of the agreement;

(vii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company in each case in excess of $250,000;

(viii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(ix) any Contract required to be disclosed on (A) Section 3.18 of the Company Disclosure Schedules or (B) Section 3.22 of the Company Disclosure Schedules;

(x) any Contract with any Person (A) other than non-exclusive licenses for Off-the-Shelf Software, pursuant to which any Group Company (or PTIC II or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property Rights;

(xi) any Contract entered into by any of the Group Companies (A) under which such Person has granted or received a right or license to Intellectual Property Rights (including Company Data) (other than (1) non-exclusive licenses for Off-the-Shelf Software and (2) Permitted Licenses), (B) (1) relating to the escrow, acquisition, or divestiture of Intellectual Property Rights or (2) relating to the development of Intellectual Property Rights where amounts paid thereunder exceeded or would be reasonably be expected to exceed $25,000 (in each case), other than agreements with employees or contractors of the Group Companies entered into in the ordinary course of business on standard forms of agreement made available to PTIC II prior to the date hereof, which, together with the Contracts referenced in clauses (B)(1) or (2), shall be deemed to be Material Contracts or (C) to settle or resolve any Intellectual Property Rights-related dispute (including co-existence agreements);

(xii) any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $200,000 (other than any “at will” Contract that may be terminated by any Group Company upon 30 days or less advance notice without any additional Liabilities) or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xiii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business, or disposition of immaterial assets that are no longer necessary for the operation of a Group

Annex A-26

Company’s Business where (A) any such acquisition or disposition is not in excess of (or require payments in excess of) $250,000 and (B) all such acquisitions and dispositions are not in excess of (and do not require payments in excess of), in the aggregate, $500,000 to any Group Company in connection with all such disposals), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiv) any CBA;

(xv) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement in excess of $250,000, (B) with a Governmental Entity or (C) that imposes or would be reasonably be expected to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or PTIC II or any of its Affiliates after the Closing); and

(xvi) any other Contract the performance of which requires either (A) annual payments to any Group Company in excess of $250,000, (B) aggregate payments to any Group Company in excess of $500,000 over the life of the agreement, (C) annual payments from any Group Company in excess of $250,000 or (D) aggregate payments from any Group Company in excess of $500,000 over the life of the agreement, and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b) Each Material Contract (which, solely for the purposes of this Section 3.7(b), shall include any contract set forth on Section 3.7 of the Company Disclosure Schedules together with each of the Contracts entered into after the date of this Agreement by a Group Company that would be required to be set forth on Section 3.7 of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement) is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect, there is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Material Contract, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Material Contract. Since December 31, 2020 through the date hereof, no Group Company has received notice of (i) any material breach or default under any Material Contract or (ii) the intention of any third party under any Material Contract to cancel, terminate or materially modify the terms of any such Material Contract, or materially accelerate the obligations of any Group Company thereunder. True, correct and complete copies of all Material Contracts as in effect as of the date hereof have been made available to PTIC II.

Section 3.8 Absence of Changes. Except as set for the Section 3.8 of the Company Disclosure Schedules, during the period beginning on January 1, 2022 and ending on the date of this Agreement (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) each Group Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of PTIC II if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b) of the Company Disclosure Schedules (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(viii), Section 5.1(b)(x), Section 5.1(b)(xi), Section 5.1(b)(xiii), Section 5.1(b)(xv), Section 5.1(b)(xvii), Section 5.1(b)(xviii), Section 5.1(b)(xix), Section 5.1(b)(xiv), and Section 5.1(b)(xxv) (to the extent related to any of the foregoing) not to be unreasonably withheld, conditioned or delayed).

Section 3.9 Litigation. Except as set forth on Section 3.9 of the Company Disclosure Schedules, there is (and since January 1, 2020 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving (a) any Group Company (b) any of their respective properties or assets (in each case of clause (a) or (b), seeking non-monetary relief or involving actual or potential Liabilities in excess of $250,000), (c) any of their respective managers, officers, directors or employees (in their capacities as such) or (d) any of the foregoing in a criminal Proceeding. Neither the Group Companies nor any of their respective properties or assets is subject to any

Annex A-27

outstanding Order that is, or would reasonably be expected to be, material to the Group Companies. There are no material Proceedings by a Group Company pending, or which a Group Company has commenced preparations to initiate, against any other Person.

Section 3.10 Compliance with Applicable Law. Each Group Company is (and since December 31, 2019 has been) in compliance in all material respects with all Laws applicable to it or its business, operations or assets or properties. No Group Company has, since December 31, 2019 through the date hereof, received any notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation in any material respect of, or a failure to comply with, any applicable Laws. Since December 31, 2020, no Group Company has conducted any internal investigation with respect to any actual, potential or alleged violation of applicable Law by any of its Representatives, individual independent contractors or other service providers or concerning any actual or alleged fraud.

Section 3.11 Employee Plans.

(a) Section 3.11 of the Company Disclosure Schedules sets forth a true, correct and complete list of each material Employee Benefit Plan (excluding any offer letter that does not contain severance payments or benefits, transaction or retention based bonuses or outstanding obligations for future grants of equity or equity based awards). With respect to each Employee Benefit Plan, the Group Companies have provided PTIC II with correct and complete copies of the following documents, to the extent applicable: (i) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code; (ii) the plan, trust and other documents and (iii) any non-routine correspondence with any Governmental Entity.

(b) No Group Company maintains, sponsors, contributes to or has any obligation to contribute to or has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, including by reason of at any time being considered a single employer under Section 414 of the Code with any other Person other than another Group Company. No Employee Benefit Plan provides and no Group Company has any Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law or during any period in which an employee or former employee is entitled to severance benefits following a termination of employment. Except as provided in Section 3.11(e) of the Company Disclosure Schedules, no Group Company has any Liabilities.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service and to the Company’s knowledge no events have occurred or circumstances exist that would reasonably be expected to adversely affect such qualified status. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code and no circumstances exist that reasonably could result in the imposition of any such material penalty or Tax.

(d) There are no pending, or to the Company’s knowledge, threatened, claims, disputes or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). Each Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered, in form and operation, in material compliance with its terms and in material compliance with the applicable requirements of ERISA, the Code, and other applicable Laws. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that have become due have been timely made and, to the extent not yet due, have been properly accrued in accordance with GAAP.

(e) Except as provided in Section 3.11(e) of the Company Disclosure Schedules the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual

Annex A-28

independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iii) result in the acceleration of the time of payment or vesting (other than full vesting required by the Code upon any termination of an Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code), or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iv) limit or restrict the right of any of the Group Companies to merge, amend or terminate any Employee Benefit Plan.

(f) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise in connection with the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) is reasonably expected, separately or in the aggregate, to be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(g) Each Employee Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code), has been maintained, in all material respects, in both form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder and no amount under any such Employee Benefit Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(h) The Group Companies have no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

Section 3.12 Environmental Matters.

(a) The Group Companies are, and at all times since December 31, 2020 have been, operating in compliance in all material respects with all Environmental Laws except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect.

(b) No Group Company has received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any material respect of, or a failure to comply in any material respect with, or material liability arising under, any Environmental Laws except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect.

(c) There is (and since December 31, 2020 there has been) no material Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect.

(d) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances, in each case that has resulted or would result in Liability under Environmental Laws for any Group Company except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of (i) all Company Registered Intellectual Property and (ii) material unregistered Marks and Software included in the Company Owned Intellectual Property. The material Company Owned Intellectual Property is valid, subsisting, and to the Company’s knowledge enforceable. A Group Company exclusively owns and possesses all right, title and interest in and to the Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens) and the Group Companies have a valid and sufficient right to, all Intellectual Property Rights used in or necessary for the conduct of the business of the Group Companies, free and clear of all Liens or obligations to others (other than Permitted Liens) (together with the Company Owned Intellectual Property the “Company Intellectual Property”). Immediately subsequent to the Closing, the Company Intellectual Property will be owned by, licensed to or available for use by each Group Company on the same terms and conditions as those under which such Group Company owned, licensed or used the Company Intellectual Property immediately prior to the Closing, without payment of any additional amounts or consideration.

Annex A-29

(b) No present or former employee, officer or director of any Group Company holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Owned Intellectual Property. All Persons who independently or jointly have contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property Rights for or on behalf of, or under the supervision of, any Group Company or in the course of their employment or engagement with any Group Company have executed and delivered to such Group Company a valid and enforceable written contract (i) that includes appropriate obligations with respect to confidentiality, non-use, and non-disclosure by such Person of all material Trade Secrets of all Group Companies and (ii) that provides for the assignment by such Person (by way of a present grant of assignment) to a Group Company, of all such material Intellectual Property Rights. Each Group Company has taken commercially reasonable steps to safeguard and maintain the secrecy of any material Trade Secrets included in the Company Owned Intellectual Property or Processed by such Group Company and the Company IT Systems and Company Data and prevent Security Incidents. To the Company’s knowledge, no Person is or has been in material breach of any contract referenced in this Section in any material respect.

(c) To the Company’s knowledge, no Person is infringing, misappropriating, or violating, or since December 31, 2019, has infringed, misappropriated, or violated, any Company Owned Intellectual Property. To the Company’s knowledge, none of the Group Companies, nor the operation of the Business conducted by the Group Companies, including the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution or maintenance of the Company Products, infringes, misappropriates, or violates, or has infringed, misappropriated, or violated any Intellectual Property Rights of any other Person. There is not, and there has not been since December 31, 2019, any Proceeding or other claim or challenge pending or, to the Company’s knowledge, threatened, or sent or received in writing (including unsolicited offers, demands, or requests to license or cease and desist letters) by or against any Group Company with respect to any Intellectual Property Rights (including any infringement, misappropriation, dilution, violation, enforceability, use (including any assertion of misuse), ownership, scope, licensing, or validity thereof), or any Privacy Requirement, Security Incident, or Personal Data.

(d) The Group Companies possess all source code and other material documentation and materials necessary or useful to compile and operate the Company Products as currently being operated and no Group Company has disclosed, delivered, licensed, escrowed or otherwise made available, and no Group Company has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license, escrow or otherwise make available to any Person, any source code for any Company Products or otherwise included in the Company Owned Intellectual Property. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the disclosure, delivery, license, escrow, or making available of any such source code to any Person, in each case, other than to employees and contractors in the ordinary course of business that have a need to know it, solely for providing services to or on behalf of the Group Companies, and pursuant to a written confidentiality agreement that includes appropriate obligations with respect to confidentiality, non-use, and non-disclosure, and no such employee or contractor has breached any such agreement in any material respect.

(e) Each Group Company is in compliance in all material respects with all obligations under any Contract pursuant to which such Group Company has obtained the right to use any third party Software, including Public Software, and in particular the Group Companies have purchased a sufficient number of seat licenses for the Company IT Systems. No Public Software is or has been included, incorporated or embedded in, linked to, combined or distributed with, or used in connection with the development, maintenance, or operation of, any Software included in the Company Owned Intellectual Property in a manner that (i) has required or would require (or otherwise condition any grant of rights on) (A) the disclosure, contribution, licensing, or otherwise making available to any Person of any Software for any purpose or (B) the granting of any rights or immunities under any Intellectual Property Rights or (ii) limits any ability to charge license fees or otherwise seek compensation in connection with the marketing, licensing, distribution, or making available of any Intellectual Property Rights or otherwise exploit any Intellectual Property Rights.

Section 3.14 Labor Matters.

(a) Since December 31, 2019, (i) none of the Group Companies has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or

Annex A-30

obligations for any employees of any Group Company (other than routine payments to be made in the ordinary course of business) and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries, and other payments to employees of each Group Company.

(b) Since December 31, 2019, there has been no “mass layoff” or “plant closing” (or other similar workforce action under WARN) related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any material Liability under WARN as a result of the transactions contemplated by this Agreement. Except as set forth on Section 3.14(b) of the Company Disclosure Schedules, no employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of any Group Company has occurred since March 1, 2020 or is currently contemplated, planned or announced, as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

(c) There are no material Proceedings pending or, to the Company’s knowledge, threatened by or on behalf of any current or former director, manager, officer, employee, individual independent contractor or other service providers, or by any Governmental Entity with respect to any Group Company’s compliance with employment or labor-related Laws, including any claims relating to actual or alleged harassment, discrimination, or retaliation, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage, salary differences, and social security contributions and taxes. No Group Company is bound by any consent decree or settlement agreement with, or citation by, any Governmental Entity relating to any employment practices.

(d) The Group Companies have promptly, thoroughly, and impartially investigated all allegations of sexual harassment, or other discrimination, retaliation or material and written policy violations of which any the Group Companies were made aware since December 31, 2019. With respect to each material allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper action. The Group Companies do not reasonably expect any material Liabilities with respect to any such allegations.

(e) Since December 31, 2019, the Group Companies have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including WARN), workers’ compensation, labor relations, employee leave issues, paid time off, employee training and notices, affirmative action and affirmative, COVID-19 and unemployment insurance.

(f) Except as would not result in a material Liability for any Group Company (i) each Group Company has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, expense reimbursements, and other compensation that have come due and payable to its current or former employees and independent contractors under applicable Law, Contract or company policy and (ii) each individual who is providing or since December 31, 2019 has provided services to any Group Company and is or was classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider, or as an overtime exempt employee, is and has been properly classified and treated as such for all applicable purposes.

(g) No Group Company is or has been a party to or bound by any CBA or bargaining relationship with any labor union, works council, labor organization or employee representative, and there are no CBAs or any other labor-related agreements or arrangements that pertain to any of the employees of the Group Companies, nor are any employees of the Group Companies represented by any labor union, works council, labor organization or employee representative with respect to their employment with the Group Companies. Since December 31, 2019, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since December 31, 2019, there have been no labor organizing activities with respect to any employees of any Group Company.

Annex A-31

(h) To the Company’s knowledge, no current or former employee or independent contractor of any Group Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation (i) owed to any Group Company or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the applicable Group Companies, taken as a whole.

Section 3.15 Tax Matters.

(a) All income and other material Tax Returns required to be filed by or with respect to each Group Company have been duly and timely filed and all such Tax Returns are true, complete, accurate, and correct in all material respects. All income and other material Taxes due and payable by or in respect of each Group Company (whether or not shown as due and payable on any Tax Return) have been duly and timely paid in full to the appropriate Tax Authority. Each Group Company has timely and properly withheld and paid to the appropriate Tax Authority all income and other material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes.

(b) Each Group Company has complied in all material respects with all Laws relating to the registration, reporting and payment of sales, use, ad valorem and value added Taxes.

(c) No material written claim has been made by a Tax Authority in a jurisdiction where a Group Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such Group Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction. The income Tax Returns made available to PTIC II reflect all of the jurisdictions in which the Group Companies are required to remit material income Tax, and no Group Company is obligated, or has agreed, to pay any income Taxes of any of its owners (direct or indirect) (by means of withholding, electing to file composite returns in any jurisdiction, or otherwise). No Group Company is required to pay Taxes on its net income in any country other than its country of organization. No material claim has been made by a Tax Authority in a jurisdiction where any Group Company has not paid any Tax or filed Tax Returns, asserting that the Group Company is or may be subject to Tax or required to file Tax Returns in such jurisdiction. No Group Company currently has or had a permanent establishment (as defined in any applicable tax treaty) or other fixed place of business or other connection or nexus in a country other than the country in which it is organized. No Group Company currently or has been a party to or the beneficiary of any Tax exemption, Tax holiday, or other Tax reduction Contract or order.

(d) In the six (6) years prior to the Effective Date, no Group Company has been audited by any Tax Authority. There is no Tax audit or examination or any Proceeding in respect of Taxes now being conducted or that is otherwise ongoing, pending, proposed or threatened in writing (or, to the knowledge of the Company, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to any Group Company. No Group Company has commenced a voluntary disclosure proceeding in jurisdiction that has not been fully resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the knowledge of the Company, no such deficiency has been threatened or proposed against any Group Company.

(e) No Group Company has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. No Group Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Tax Authority obtained in the ordinary course of business) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, request for a change of any method of accounting, closing agreement, or other similar ruling, agreement or request has been granted or issued by, or is pending with, any Tax Authority that relates to the Taxes or Tax Returns of any Group Company. No power of attorney granted by any Group Company with respect to any Taxes is currently in force.

(f) No Group Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

Annex A-32

(g) The Company is (and has been for its entire existence) properly treated as a partnership (and not as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code) for U.S. federal and all applicable state and local income Tax purposes. Each Group Company is (and has been for its entire existence) properly treated for U.S. federal and all applicable state and local income Tax purposes as the type of entity set forth opposite its name on Section 3.15(g) of the Company Disclosure Schedule. No election has been made (or is pending) to change any of the foregoing.

(h) No Group Company will be required to include an item of income, or exclude an item of deduction, for any period after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized, accrued or received on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing Date; (vi) the application of Section 263A of the Code (or any similar provision of state, local, or non-U.S. Laws); (vii) gain recognition agreement to which any Group Company is a party under Section 367 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); (viii) intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Laws) or (ix) transactions effected or investments made prior to the Closing Date that result in taxable income pursuant to Sections 951(a) or 951A of the Code (or any corresponding or similar provision of state, local or non-U.S. Law). No Group Company uses the cash method of accounting for income Tax purposes or will be required to make any payment after the date of the Latest Balance Sheet as a result of an election under Section 965 of the Code (or any similar provision of state, local, or non-U.S. Laws). No Group Company owns or has owned in the last three (3) years an interest in any Flow-Thru Entity other than a Subsidiary of the Company. No Group Company is party to or bound by any closing agreement or similar agreement with any Tax Authority the terms of which would have an effect on any Group Company after the date of the Latest Balance Sheet.

(i) There is no Lien for Taxes on any of the assets of any Group Company, other than Permitted Liens.

(j) No Group Company has ever been a member of any Affiliated Group. No Group Company has any actual or potential liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by Contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No Group Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement. All amounts payable with respect to (or reference to) Taxes pursuant to any Ordinary Course Tax Sharing Agreement have been timely paid in accordance with the terms of such contracts.

(k) The unpaid Taxes of the Group Companies (i) did not, as of the date of the Latest Balance Sheet, materially exceed the reserves for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) will not materially exceed such reserves as adjusted for the passage of time through and including the Closing Date in accordance with the past practices of the Group Companies in filing their Tax Returns. Since the date of the Latest Balance Sheet, no member of the Company Group has incurred any material Tax liability with respect to any transaction outside the ordinary course of business for the period beginning on the date following the date of such balance sheet and ending immediately prior to the Closing.

(l) No Group Company is organized in any jurisdiction outside of the United States. No Group Company (i) has or has had in the last six (6) years an office, permanent establishment, branch, agency or taxable presence outside the United States or (ii) is or has been in the last six (6) years a resident for Tax purposes in any jurisdiction outside the United States.

(m) No holder of Company Units is a “foreign person” within the meaning of Section 1445 or Section 1446(f) of the Code.

Annex A-33

(n) No Group Company has been, in the past three (3) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part, by Section 355 or Section 361 of the Code in the past three (3) years or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(o) No election has been made under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any Group Company.

(p) Each Group Company that is treated as a partnership for U.S. federal income Tax purposes has a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) in effect, and each such election will remain in effect for any taxable period that includes the Closing Date.

(q) No Group Company has (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act, (ii) deferred payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States) or (iii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

(r) No Company Unitholder is, and immediately after the completion of the transactions contemplated by this Agreement no Company Unitholder will be, “related” to PTIC II within the meaning of Treasury Regulations Section 1.197-2(h)(6). No Section 197 intangible (within the meaning of Section 197 of the Code) of any Group Company will be subject to the anti-churning rules of Section 197(f)(9) of the Code or Treasury Regulations Section 1.197-2(h) as a result of the transactions contemplated by this Agreement.

(s) There will be no material “subpart F” income pursuant to Section 951(a) of the Code (or any similar provision of Law) or “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any similar provision of Law) in respect of any Group Company with respect to any Straddle Period of such Group Company that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(t) No Group Company that is organized outside the United States holds material assets that constitute “United States property” within the meaning of Section 956 of the Code and that give rise to a material gross income inclusion under Section 951(a)(1)(B) of the Code (taking into account Section 959 of the Code).

(u) The Group Companies have materially complied with all transfer pricing and contemporaneous documentation requirements of each applicable Law in respect of Taxes.

(v) If the Company were a corporation for U.S. federal income tax purposes, an interest in the Company would not constitute a “United States real property interest” (as defined in Section 897(c)(1) of the Code).

Section 3.16 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.16 of the Company Disclosure Schedules, (except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.17 Real and Personal Property.

(a) Owned Real Property. No Group Company owns or has ever owned any real property.

(b) Leased Real Property. Section 3.17(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased, licensed, subleased, or otherwise used or occupied, or permitted to be used or occupied by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases (and the name and date of the parties to each of the parties to the Real Property Leases) pursuant to which any Group Company is a tenant, licensee, subtenant, sublicensee, or other occupant as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to PTIC II. Except in each case as would not have, or would not be reasonably expected to have a Company Material Adverse Effect, each Real Property Lease is in full force and effect and is a valid, legal and binding obligation

Annex A-34

of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except in each case as would not have, or would not be reasonably expected to have a Company Material Adverse Effect or as set forth in Section 3.17(b) of the Company Disclosure Schedules (i) the transactions contemplated by this Agreement will not require the consent of any party to any Real Property Leases, will not result in a breach of or default under any Real Property Leases or otherwise cause the Real Property Leases to (A) no longer be in full force and effect or (B) cease to be the valid, legal and binding obligation of each of the applicable Group Company party thereto and each other party thereto, enforceable in accordance with its terms against such Group Company and each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the quiet possession and enjoyment of each applicable Group Company to its respective Leased Real Property has not been disturbed, (iii) there is no dispute, breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a dispute, breach or default or would permit termination of, or a modification or acceleration thereof by any party to such Real Property Leases, and (iv) no Group Company has leased, subleased, licensed, or otherwise granted any Person the right to use or occupy any material Leased Real Property or any portion thereof and (v) the Leased Real Property comprise all of the property used or intended to be used in, or otherwise related to, the Business.

(c) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Latest Balance Sheet or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 3.18 Transactions with Affiliates. Section 3.18 of the Company Disclosure Schedules sets forth all Contracts which are currently in force and effect between (a) any Group Company, on the one hand and (b) any current or former officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any immediate family member of the foregoing Persons (as defined by Nasdaq), on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Company Unitholder’s status as a holder of Equity Securities of the Company and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). Other than with respect to its holdings of Equity Securities as set forth in Section 3.2(a) of the Company Disclosure Schedules, no Company Related Party (A) owns any interest in any material asset used in any Group Company’s business or (B) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.18 are referred to herein as “Company Related Party Transactions”.

Section 3.19 Data Privacy and Security.

(a) Each Group Company has implemented written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”). No Group Company has violated any applicable Privacy Requirements in any material respect, and each Group Company and the operation of the Business (including the Processing of Personal Data) complies, and has completed, in all material respects with all Privacy Requirements. The transactions contemplated by this Agreement and the consummation thereof will not violate any applicable Privacy Requirement.

(b) There have not been any material Proceedings against any Group Company initiated by (i) any Person, (ii) the United States Federal Trade Commission, any state attorney general or similar state official or (iii) any other Governmental Entity, in each case, alleging that any Processing of Personal Data by or on behalf of a Group Company is in violation of any applicable Privacy Requirements or with respect to any Security Incident, and no Group Company has received written notice of any pending or threatened Proceedings, or provided (or been

Annex A-35

required to provide) notice to any Person, with respect to any of the foregoing or any Processing of Personal Data. Each Group Company has, with respect to all third party Company Data and all other material Company Data, all rights necessary to operate the business of such Group Company as currently conducted. All Company Data will continue to be available for Processing by and on behalf of the Group Companies following the Closing on terms and conditions identical to those under which the Company Data was available for Processing by and on behalf of the Group Companies immediately prior to the Closing, without payment of any additional amounts or consideration. No Group Company has received any written communication from any Person from whom it acquires, purchases, is provided, or engages in any other business relationship with respect to, Company Data to the effect that, and no Group Company has any reason to believe that, any such Person will stop or decrease the rate of, or materially alter the terms of, the business it conducts with (or the Company Data it provides for) the Group Companies. There are no suppliers of Company Data that are subjected to any Processing in connection with the Business or any Company IT System with respect to which practical alternative sources of supply are not generally available on comparable terms (including price) and conditions in the marketplace.

(c) Each Group Company owns or has a license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted in all material respects. The Company IT Systems are, in all material respects, sufficient and in good working condition (subject to ordinary course maintenance and upgrades) for the operation of the Business as currently operated. The Group Companies maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and act in compliance therewith. To the knowledge of the Company, the Company IT Systems are free from Malicious Code. The Group Company at all times (x) when such encryption would be reasonably required to meet industry security standards encrypts Personal Data in transit and at rest on all Company IT Systems, and (y) encrypts sensitive Personal Data (e.g., bank account information and social security numbers) in transit and at rest on all Company IT Systems. Since December 31, 2019, (i) no Group Company has been subject to or experienced a Security Incident, and (ii) none of the Company IT Systems has had any material failures, breakdowns, continued substandard performance, or other adverse events that has not been remedied or replaced in all material respects.

Section 3.20 Compliance with International Trade & Anti-Corruption Laws.

(a) No member of the Group Companies nor any of their Representatives, nor to the Company’s knowledge, any other Persons acting for or on behalf of any of the foregoing, is or has been, in the past five (5) years (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity, (ii) located, organized or resident in or a national of a country or territory (or government thereof) which is or has, in the past (5) years, itself been, the subject of or target of any Sanctions and Export Control Laws (including, the Crimea, Donetsk, and Luhansk regions of Ukraine, Cuba, Iran, North Korea, Venezuela, and Syria) (a “Sanctioned Country”), (iii) an entity, in the aggregate, 50 percent or more owned, directly or indirectly, or otherwise controlled by one or more Persons described in clause (i) or (ii), (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or in any Sanctioned Country or (v) otherwise in violation of Sanctions and Export Control Laws.

(b) No member of the Group Companies nor any of their Representatives, nor to the Company’s knowledge, any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid, authorized or received any unlawful bribes, kickbacks or other similar payments, including money, advantage or thing of value, directly or indirectly, to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under or otherwise violated any Anti-Corruption Laws.

(c) No member of the Group Companies has received from any Governmental Entity or any Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case, related to Sanctions and Export Control Laws or Anti-Corruption Laws.

Section 3.21 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or final, as applicable, or when the Registration Statement/Proxy Statement is first disseminated or mailed to the Pre-Closing PTIC II Holders or at the time of the PTIC II Shareholders Meeting, and in the case of any amendment thereto, at

Annex A-36

the time of such amendment will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.22 Franchises.

(a) Section 3.22(a) of the Company Disclosure Schedules lists each Franchise Agreement currently in effect between any of the Group Companies and any Franchisee. The Group Companies have made available to PTIC II all Franchise Agreements that are in effect as of the date of this Agreement. All such copies are true, correct, complete and authentic reproductions of the original Franchise Agreements they purport to represent. Any and all amendments, waivers, addenda and agreements related to Franchise Agreements are in writing and identified in Section 3.22(a) of the Company Disclosure Schedule, and no verbal agreements or waivers relating thereto exist and there has been no course of dealing, forbearance or other action or omissions on the part of any of the Group Companies which would result in any impairment of the enforceability or change in the terms of any such Franchise Agreement.

(b) Other than the Franchise System, none of the Group Companies owns or operates any franchise system. None of the Group Companies is obligated or subject to the terms of any Franchise Agreement other than Franchise Agreements for the Franchise System.

(c) All FDDs that the Group Companies have used to offer or sell franchises at any time since December 31, 2019 (i) materially complies with and has materially complied with all applicable Franchise Sale Laws, (ii) accurately states all material information set forth therein, (iii) does not omit any information that would render the statements therein to be materially misleading, (iv) includes all material documents (including audited and unaudited financial statements, as applicable) required by any Franchise Sale Laws to be provided to a prospective franchisee, (v) have been timely amended if required under any applicable Franchise Sales Laws and (vi) have been delivered to prospective franchisees in compliance with Franchise Sales Laws.

(d) Except as set forth on Section 3.22(d) of the Company Disclosure Schedules, the Group Companies (i) are, and have at all times since December 31, 2019, been: (A) registered and/or were otherwise exempt, and properly effected, perfected and/or claimed such exemption, under all applicable Franchise Sales Laws before engaging in making any offer or sale of Franchise Agreements and (B) in compliance with all applicable Franchise Sales Laws in all material respects, and have not offered or sold any Franchise in violation of any Franchise Sales Law and (ii) have not offered or sold Franchises or any form of agreement for franchised, licensed or other operations outside the United States of America.

(e) There are no stop orders or other proceedings in effect or, to the Company’s knowledge threatened, or that would prohibit any of the Group Companies from offering or selling Franchises immediately or any time following the Closing Date.

(f) All FDDs that any of the Group Companies have used to offer or sell franchises since December 31, 2019 have contained in all material respects and to the extent applicable, all information required by the FTC Rule, and other Franchise Sales Laws, and have otherwise been prepared and delivered to existing Franchisees in compliance in all material respects with the applicable Franchise Sales Laws.

(g) No Franchise Agreement includes any provision that would prevent or otherwise impair the ability of any of the Group Companies to (i) undergo a change in ownership or control or require any consent or approval of any third party (including any Franchisee) or (ii) engage in or consummate the transactions contemplated by this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in a violation of or a default under, or give rise to a right of termination, modification, cancellation, rescission or acceleration of any obligation or loss of material benefits under, any Franchise Agreement.

(h) Except as set forth on Section 3.22(h) of the Company Disclosure Schedules, each currently effective Franchise Agreement (i) is a legal, valid and binding obligation of one or more of the Group Companies, as applicable, and, to the knowledge of the Group Companies, of each counterparty thereto, (ii) is in full force and effect and is valid, binding and enforceable against each Franchisee in all material respects and not subject to any valid claim of, or right to, termination or rescission by any Franchisee or to the knowledge of the Group Companies, any third party thereto, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, franchise relationship

Annex A-37

laws affecting a franchisor’s right to default, terminate or refuse to renew or consent to the transfer of Franchises and by general principles of equity (regardless of whether considered in a proceeding in equity or at law) or (iii) is substantially identical to the form of Franchise Agreement contained in the FDD that was delivered to the applicable Franchisee. None of the Group Companies, is in breach of, or in default under, any currently effective Franchise Agreement, and to the Company’s knowledge, no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by any of the Group Companies.

(i) Except as set out in Section 3.22(i) of the Company Disclosure Schedules, at no time since December 31, 2019 has any Franchisee (or former Franchisee) asserted in writing to any of the Group Companies that it has the right to terminate or rescind or claimed any breach by any of the Group Companies under its Franchise Agreement based on a claim that its rights were violated under any applicable Law or terms of the Franchise Agreement.

(j) With respect to the relations of the Group Companies with existing and former Franchisees and all terminations, non-renewals, and transfers of Franchises, since December 31, 2019, the Group Companies complied in all material respects with all Franchise Sales Laws and the proper cause for default, default notice, time to cure, and actual termination requirements of any Franchise Agreement, except as otherwise required by any applicable Franchise Sales Law.

(k) Neither the terms of any Franchise Agreement, nor the exercise of any rights thereunder, will render such Franchise Agreement unenforceable, in whole or in part, or give to the Franchisee any right of rescission, set-off, counterclaim or defense, and no such right of rescission, set-off, counterclaim or defense has been asserted by a Franchisee with respect thereto.

(l) None of the Group Companies has granted any Franchisee any protected or exclusive territory rights, a designated area, or an option, right of first refusal or other arrangement regarding additional territory rights, except as set forth in the Franchise Agreements provided as set forth in Section 3.22(a) of the Company Disclosure Schedules.

Section 3.23 Investigation; No Other Representations.

(a) The Company on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, PTIC II and (ii) it has been furnished with or given access to such documents and information about PTIC II and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of PTIC II, any PTIC II Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of PTIC II, any PTIC II Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

SECTION 3.24 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PTIC II OR ANY OF ITS RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3, SECTION 9.8, OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS ON ITS OWN BEHALF AND ON BEHALF OF ITS REPRESENTATIVES, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS, ASSETS, LIABILITIES AND AFFAIRS OR HOLDINGS OF THE GROUP

Annex A-38

COMPANIES THAT HAVE BEEN MADE AVAILABLE TO PTIC II OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS, ASSETS, LIABILITIES AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS OR OTHERWISE, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PTIC II OR ANY PTIC II NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE COMPANY SPECIFICALLY DISCLAIMS (ON HIS, HER OR ITS OWN BEHALF, AND ON BEHALF OF HIS, HER OR ITS RESPECTIVE REPRESENTATIVES) ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND EACH OF THE PTIC II PARTIES SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3, SECTION 9.8, OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PTIC II OR ANY PTIC II NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO PTIC II

Subject to Section 9.8, except (a) as set forth on the PTIC II Disclosure Schedules or (b) as set forth in any PTIC II SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), PTIC II hereby represents and warrants to the Company as of the date hereof and as of the Closing Date, as follows:

Section 4.1 Organization and Qualification. PTIC II is a corporation, limited liability company or other business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof) would not have, or be reasonably expected to have, a PTIC II Material Adverse Effect.

Section 4.2 Authority. PTIC II has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, each of the Ancillary Documents to which PTIC II is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the PTIC II Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which PTIC II is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of PTIC II. This Agreement has been and each Ancillary Document to which PTIC II is or will be a party has been or will be upon execution thereof, duly and validly executed and delivered by PTIC II and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of PTIC II (assuming this Agreement has been and the Ancillary Documents to which PTIC II is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against PTIC II in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Annex A-39

Section 4.3 Consents and Requisite Government Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties set forth in Section 3.5 (and assuming all Consents referred to in such Sections (or required to be disclosed in the corresponding sections of the Company Disclosure Schedules) are made or obtained), no Consent of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement or the Ancillary Documents to which PTIC II is or will be a party or bound, or the consummation by PTIC II of the transactions contemplated hereby and thereby, except for (a) compliance with and filings under the HSR Act, (b) compliance with and filings under any applicable Securities Laws, including the Registration Statement/Proxy Statement, (c) the PTIC II Shareholder Approval, (d) the filings, notices or other actions contemplated by Section 5.11 or (e) those the failure of which to obtain or make would not have, or be reasonably expected to have, a PTIC II Material Adverse Effect. Neither the execution, delivery and performance by PTIC II of this Agreement nor the Ancillary Documents to which PTIC II is or will be a party nor the consummation by PTIC II of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the Governing Documents of PTIC II, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, or the loss of any benefits under, any Contract to which PTIC II is a party or by which any PTIC II or any of its properties or assets are bound, (iii) violate, or constitute a breach under, any Order or applicable Law to which any PTIC II or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of PTIC II, except in the case of clauses (ii) though (iv) above, as would not have, or be reasonably expected to have, a PTIC II Material Adverse Effect.

Section 4.4 Brokers. Section 4.4 of the PTIC II Disclosure Schedules sets forth a true, correct and complete list of (a) all broker’s, finder’s, financial advisors, investment banker’s fees or commissions or similar payments payable to any broker, finder, financial advisor or investment banker in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of PTIC II or any of its Affiliates for which any Group Company may become liable, (b) all amounts due and payable to any Persons described in clause (a) in connection with, or as a result of, directly or indirectly, the execution, negotiation or delivery of this Agreement or any Ancillary Document, the performance of the covenants or obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby and (c) each Contract pursuant to which such amounts are due and payable.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of PTIC II expressly for inclusion or incorporation by reference: (a) in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or final, as applicable, or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing PTIC II Holders or at the time of the meeting of such shareholders to be held in connection with the transactions contemplated by this Agreement, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) in the current report on Form 8-K filed after the Closing will contain any false or misleading statement in light of the circumstances under which they were made.

Section 4.6 Capitalization of PTIC II.

(a) Section 4.6(a) of the PTIC II Disclosure Schedules sets forth a true, correct and complete statement of the number and class or series (as applicable) of the issued and outstanding PTIC II Class A Shares and PTIC II Warrants. All outstanding PTIC II Class A Shares and PTIC II Warrants have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of PTIC II or any applicable state or federal securities Law and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Law or under the Governing Documents of PTIC II) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for this Agreement, the Ancillary Documents, as set forth in PTIC II’s Governing Documents (including the PTIC II Shareholder Redemption) and the transactions contemplated hereby and thereby, there are no outstanding (A) equity appreciation, phantom equity, profit participation rights, or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require PTIC II to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any PTIC II Class A Shares or PTIC II Warrants or securities convertible into or exchangeable for PTIC II Class A Shares or PTIC II Warrants, and, except as expressly contemplated

Annex A-40

by this Agreement the Ancillary Documents, and PTIC II’s Governing Documents there is no obligation of PTIC II, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any PTIC II Class A Shares or PTIC II Warrants or securities convertible into or exchangeable for PTIC II Class A Shares or PTIC II Warrants.

(b) As of the date hereof, PTIC II has no Subsidiaries and does not own, directly or indirectly, any Equity Securities in any Person.

Section 4.7 SEC Filings. PTIC II has timely filed (except as disclosed in a Notification of Late Filing filed by PTIC II with the SEC) or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its incorporation (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of their filing through the date hereof, including all exhibits and schedules and documents incorporated by reference therein, the “PTIC II SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, prospectuses, registration statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing through the Closing, but excluding the Registration Statement/Proxy Statement, the “Additional PTIC II SEC Reports”). Each of the PTIC II SEC Reports, as of their respective dates of filing, or if amended or superseded by a filing prior to the date of this Agreement as of the date of any such amendment or filing that superseded the initial filing, complied, and each of the Additional PTIC II SEC Reports, as of their respective dates of filing, or if amended or superseded by a filing prior to the date of Closing as of the date of any such amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the PTIC II SEC Reports or the Additional PTIC II SEC Reports. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the PTIC II SEC Reports. The PTIC II SEC Reports did not at the time they were filed with the SEC (except to the extent that information contained in any PTIC II SEC Report has been superseded by a later timely filed PTIC II SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that PTIC II makes no representation with respect to any forward-looking statements contained in the PTIC II SEC Reports.

Section 4.8 Trust Account. As of the date of this Agreement, PTIC II has an amount in cash in the Trust Account equal to at least $230,003,947.00. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Account Agreement, dated December 3, 2020, by and between PTIC II and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”), (the “Trust Agreement”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the PTIC II SEC Reports to be inaccurate in any material respect or, to PTIC II’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the holders of PTIC II Class A Shares who shall have elected to redeem their PTIC II Class A Shares pursuant to the Governing Documents of PTIC II or (iii) if PTIC II fails to complete a business combination within the allotted time period set forth in the Governing Documents of PTIC II and liquidates the Trust Account, subject to the terms of the Trust Agreement, PTIC II (in limited amounts to permit PTIC II to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of PTIC II and then PTIC II’s public shareholders)). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of PTIC II and the Trust Agreement. As of the date hereof, the Trust Agreement is valid, binding and in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), and has not been amended or modified. As of the date of this Agreement, PTIC II has performed all material obligations required to be performed by it to date under, and is not in material default, under the Trust Agreement, and, to PTIC II’s knowledge, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement.

Annex A-41

Section 4.9 Litigation. There is (and since its incorporation there has been) no Proceeding pending or, to PTIC II’s knowledge, threatened against or involving (a) PTIC II, (b) any of its respective properties or assets, or (c) any of its respective managers, officers, directors or employees (in their capacities as such), except as would not have, or be reasonably expected to have, a PTIC II Material Adverse Effect. PTIC II is not subject to any outstanding Order that is, or would reasonably be expected to be, material to PTIC II.

Section 4.10 Compliance with Applicable Law. PTIC II is (and since its incorporation or organization, as applicable, has been) in compliance with all applicable Laws, except as would not have a PTIC II Material Adverse Effect.

Section 4.11 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of PTIC II’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its incorporation, except as otherwise disclosed in PTIC II SEC Reports (i) PTIC II has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of PTIC II’s financial reporting and the preparation of PTIC II’s financial statements for external purposes in accordance with GAAP and (ii) PTIC II has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to PTIC II is made known to PTIC II’s principal executive officer and principal financial officer by others within PTIC II.

(b) PTIC II has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) As of the date hereof, PTIC II is in compliance in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding PTIC II Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of PTIC II, threatened against PTIC II by Nasdaq or the SEC with respect to any intention by such entity to deregister PTIC II Class A Shares or prohibit or terminate the listing of PTIC II Class A Shares on Nasdaq. PTIC II has not taken any action that is designed to terminate the registration of PTIC II Class A Shares under the Exchange Act.

(d) The PTIC II SEC Reports contain true, correct and complete copies of the applicable PTIC II Financial Statements. The PTIC II Financial Statements, including all notes and schedules thereto (i) fairly present in all material respects the financial position of PTIC II as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited PTIC II Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) Since its incorporation, PTIC II has no knowledge of and has not received any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of PTIC II, (ii) “material weakness” in the internal controls over financial reporting of PTIC II or (iii) fraud, whether or not material, that involves management or other employees of PTIC II who have a significant role in the internal controls over financial reporting of PTIC II.

Section 4.12 No Undisclosed Liabilities. Except for Liabilities (a) set forth in Section 4.12 of the PTIC II Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants and agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (c) set forth or disclosed in the PTIC II Financial Statements included in the PTIC II SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the PTIC II SEC Reports in the ordinary course of business (none of which is a Liability for

Annex A-42

breach of contract, breach of warranty, tort, infringement, misappropriation or violation of Law), (e) either permitted to be incurred pursuant to Section 5.10 or incurred in accordance with Section 5.10 or (f) that are not and would not reasonably be expected to be, individually or in the aggregate, material to PTIC II, PTIC II has no Liabilities.

Section 4.13 Tax Matters.

(a) All income and other material Tax Returns required to be filed by or with respect to PTIC II have been duly and timely filed and all such Tax Returns are true, complete, accurate, and correct in all material respects. All income and other material Taxes due and payable by or in respect of PTIC II (whether or not shown as due and payable on any Tax Return) have been duly and timely paid in full to the appropriate Tax Authority. PTIC II has timely and properly withheld and paid to the appropriate Tax Authority all income and other material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes.

(b) PTIC II has complied in all material respects with all Laws relating to the registration, reporting, and payment of sales, use, ad valorem and value added Taxes.

(c) No material written claim has been made by a Tax Authority in a jurisdiction where PTIC II does not file a particular type of Tax Return, or pay a particular type of Tax, that PTIC II is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction. The income Tax Returns made available to the Company reflect all of the jurisdictions in which PTIC II is required to remit material income Tax, and PTIC II is not obligated, nor has agreed, to pay any income Taxes of any of its owners (direct or indirect) (by means of withholding, electing to file composite returns in any jurisdiction, or otherwise). PTIC II is not required to pay Taxes on its net income in any country other than its country of organization. No material claim has been made by a Tax Authority in a jurisdiction where PTIC II has not paid any Tax or filed Tax Returns, asserting that PTIC II is or may be subject to Tax or required to file Tax Returns in such jurisdiction. PTIC II currently does not have and has not had a permanent establishment (as defined in any applicable tax treaty) or other fixed place of business or other connection or nexus in a country other than the country in which it is organized. PTIC II has not been a party to or the beneficiary of any Tax exemption, Tax holiday, or other Tax reduction Contract or order.

(d) In the six (6) years prior to the Effective Date, PTIC II has not been audited by any Tax Authority. There is no Tax audit or examination or any Proceeding in respect of Taxes now being conducted or that is otherwise ongoing, pending, proposed or threatened in writing (or, to the knowledge of PTIC II, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to PTIC II. PTIC II has not commenced a voluntary disclosure proceeding in jurisdiction that has not been fully resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against PTIC II have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the knowledge of PTIC II, no such deficiency has been threatened or proposed against PTIC II.

(e) PTIC II has not agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. PTIC II is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Tax Authority obtained in the ordinary course of business) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, request for a change of any method of accounting, closing agreement, or other similar ruling, agreement or request has been granted or issued by, or is pending with, any Tax Authority that relates to the Taxes or Tax Returns of PTIC II. No power of attorney granted by PTIC II with respect to any Taxes is currently in force.

(f) PTIC II has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) PTIC II will not be required to include an item of income, or exclude an item of deduction, for any period after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of (i) an installment sale transaction occurring on or before the Closing Date governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws), (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local,

Annex A-43

or non-U.S. Laws), (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized, accrued or received on or prior to the Closing Date, (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period), (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing Date, (vi) the application of Section 263A of the Code (or any similar provision of state, local, or non-U.S. Laws), (vii) gain recognition agreement to which PTIC II is a party under Section 367 of the Code (or any corresponding or similar provision of state, local or non U.S. Law), (viii) intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Laws) or (ix) transactions effected or investments made prior to the Closing Date that result in taxable income pursuant to Sections 951(a) or 951A of the Code (or any corresponding or similar provision of state, local or non-U.S. Law). PTIC II does not own and has not owned in the last three (3) years an interest in any Flow-Thru Entity. PTIC II is not party to or bound by any closing agreement or similar agreement with any Tax Authority the terms of which would have an effect on PTIC II after the date of the Latest Balance Sheet.

(h) There is no Lien for Taxes on any of the assets of PTIC II, other than Permitted Liens.

(i) PTIC II has never been a member of any Affiliated Group. PTIC II does not have any actual or potential liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by Contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). PTIC II is not party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement. All amounts payable with respect to (or reference to) Taxes pursuant to any Ordinary Course Tax Sharing Agreement have been timely paid in accordance with the terms of such contracts.

(j) PTIC II is not organized in any jurisdiction outside of the United States. PTIC II (i) has not or has not had in the last six (6) years an office, permanent establishment, branch, agency or taxable presence outside the United States or (ii) is not or has not been in the last six (6) years a resident for Tax purposes in any jurisdiction outside the United States.

(k) PTIC II has not been, in the past three (3) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. PTIC II has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code in the past three (3) years or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(l) PTIC II has not (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act, (ii) deferred payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States) or (iii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

(m) PTIC II has materially complied with all transfer pricing and contemporaneous documentation requirements of each applicable Law in respect of Taxes.

Section 4.14 No PTIC II Material Adverse Effect. Since December 31, 2021, there has not been any event, action or occurrence that has resulted in a PTIC II Material Adverse Effect.

Section 4.15 Investigation; No Other Representations.

(a) PTIC II, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies (including the Business) and (ii) it has been provided with certain documents and certain information about the Group Companies and their respective businesses and operations to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

Annex A-44

(b) In entering into this Agreement and the Ancillary Documents to which it is a party, PTIC II has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3, Section 9.18 and the Ancillary Documents to which it is a party or a beneficiary of any representations and warranties and no other representations or warranties of the Company or any other Person, either express or implied, and PTIC II, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3, Article 4, and in the Ancillary Documents to which it is a party or a beneficiary of any representations and warranties, none of the Company or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

SECTION 4.16 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, THE SELLERS’ REPRESENTATIVE OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4, SECTION 9.8 OR THE ANCILLARY DOCUMENTS, NEITHER PTIC II OR ANY OTHER PERSON MAKES, AND PTIC II EXPRESSLY DISCLAIMS (ON ITS OWN BEHALF AND ON BEHALF OF ITS REPRESENTATIVES) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF THE EQUITY SECURITIES, BUSINESSES, ASSETS, LIABILITIES AND AFFAIRS OR HOLDINGS OF PTIC II THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY, THE SELLERS’ REPRESENTATIVE OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR IN ANY PRESENTATION OF EQUITY SECURITIES, BUSINESS, ASSETS, LIABILITIES AND AFFAIRS OF PTIC II BY THE MANAGEMENT OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS OR OTHERWISE, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR THE SELLERS’ REPRESENTATIVE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. PTIC II SPECIFICALLY DISCLAIMS (ON ITS OWN BEHALF AND ON BEHALF OF ITS REPRESENTATIVES) ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND EACH OF THE COMPANY AND THE SELLERS’ REPRESENTATIVE SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4, SECTION 9.8 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY PTIC II ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF PTIC II OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR THE SELLERS’ REPRESENTATIVE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 5
COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except (i) as expressly contemplated by this Agreement or any Ancillary Document, (ii) as required by applicable Law, (iii) as set forth on Section 5.1(a) of the Company Disclosure Schedules or (iv) as consented to in writing by PTIC II, to operate the business of the Group Companies in the ordinary course, and subject to compliance with

Annex A-45

the specific matters set forth in Section 5.1(b) below, in a manner which, taken as a whole, is reasonably likely to maintain and preserve substantially intact the business organization, assets, properties, goodwill and relationships with the officers, employees, customers and other material business relations of the Group Companies.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by PTIC II (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(viii), Section 5.1(b)(x), Section 5.1(b)(xi), Section 5.1(b)(xiii), Section 5.1(b)(xv), Section 5.1(b)(xvii), Section 5.1(b)(xviii), Section 5.1(b)(xix), Section 5.1(b)(xiv), and Section 5.1(b)(xxv) (to the extent related to any of the foregoing) not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, or repurchase, redeem, or otherwise acquire, any Equity Securities of any Group Company, other than any redemptions of outstanding Equity Securities of any Group Company held by an employee thereof in connection with his or her termination of employment, but solely to the extent such redemption is contemplated pursuant to the terms of such individual’s employment agreement or award agreement(s) issued under an Employee Benefit Plan; provided that in the event of any such permitted redemption of any Company Units, the Company shall notify PTIC II in writing of such redemption and the Parties shall mutually agree to any update of the Allocation Schedule to reflect a pro rata allocation of any such redeemed Company Units among any applicable, remaining Company Unitholders;

(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business entity or organization or division thereof, except for the proposed acquisitions set forth in, and on the terms set forth in, Section 5.1(b)(ii) of the Company Disclosure Schedules;

(iii) adopt any amendments, supplements, restatements or modifications to or otherwise terminate any Group Company’s Governing Documents or the Company LLC Agreement;

(iv) transfer, sell, assign, abandon, lease, permit to lapse or expire, license or otherwise dispose of any material assets or properties (including Company Owned Intellectual Property) of any of the Group Companies, other than Permitted Licenses, or inventory or obsolete equipment in the ordinary course of business, or create, subject or incur any Lien on any material assets or properties of any of the Group Companies (other than any Permitted Liens);

(v) (A) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (1) any Equity Securities or Equity Rights of any Group Company or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities or Equity Rights of any Group Company, or (B) adjust, split, combine or reclassify any Equity Securities or Equity Rights of any Group Company or other rights exercisable therefor or convertible into;

(vi) incur, create or assume any Indebtedness (other than capital leases in amounts not in excess of $500,000, in the aggregate);

(vii) (A) disclose (or permit to disclose) any Trade Secret to any Person or (B) disclose, deliver, license, escrow, or make available (or permit any Person to do any of the foregoing) to any Person any source code included in the Company Owned Intellectual Property, in each case, other than to employees and contractors in the ordinary course of business that have a need to know it, solely for providing services to or on behalf of the Group Companies, and pursuant to a written confidentiality agreement that includes appropriate obligations with respect to confidentiality, non-use, and non-disclosure;

Annex A-46

(viii) cancel or forgive any Indebtedness owed to the Company or any of the Subsidiaries of the Company;

(ix) (A) amend, modify, extend or renew or cause the termination of any Material Contract or the Real Property Lease with the Company’s primary corporate office, other than amendments, modifications, extensions or renewals in the ordinary course of business or required by Law; (B) enter into any contract that would otherwise constitute a Material Contract or the Real Property Lease with the Company’s primary corporate office of the type described in Section 3.7 of the Company Disclosure Schedules (except for the contracts described in Sections 3.7(xi)(B), (xvi)(A) or (xvi)(B) if entered into prior to the date of this Agreement), other than in the ordinary course of business; (C) terminate or waive any material benefit or right under any Material Contract or the Real Property Lease with the Company’s primary corporate office, or a Contract that would be a Material Contract if in existence as of the date hereof, other than in the ordinary course of business; or (D) consummate any other transaction or make (or agree to make) any other payments that, if reflected in a contract and existing on the date hereof, would be required to be disclosed on Section 5.1(b)(ix) of the Company Disclosure Schedules other than in the ordinary course of business;

(x) make any Change of Control Payment that is not set forth on Section 5.1(b)(xi) of the Company Disclosure Schedules;

(xi) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any equity or other investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries in the ordinary course of business and (B) the reimbursement of expenses of employees in the ordinary course of business;

(xii) except (A) as required by applicable Law or under the terms of any Employee Benefit Plan of any Group Company that is set forth on the Section 5.1(b)(xiii) of the Company Disclosure Schedules or (B) changes made in connection with annual plan renewals in the ordinary course of business (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (A) be deemed or construed as permitting any Group Company to take any action that is not permitted by any other provision of this Section 5.1(b)), (1) establish, amend, modify, adopt, enter into or terminate any Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (2) increase or decrease the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company (other than routine changes in the ordinary course of business and consistent with prior practices to the compensation or benefits of such persons (other than in respect of any current or former director, manager, officer, or senior employees)), (3) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company or (4) grant bonus, severance, change in control, retention or termination pay or benefits to, or adopt, enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company that is not set forth on Section 3.2(f);

(xiii) make, change or revoke any material election relating to Taxes, enter into any agreement, settlement or compromise with any Tax Authority relating to any material Tax matter, abandon or fail to diligently conduct any material audit, examination or other Proceeding in respect of a material Tax or material Tax Return, make any request for a private letter ruling, administrative relief, technical advice, change any method of accounting or other similar request with a Tax Authority, file any amended Tax Return, fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, file any Tax Return in a manner inconsistent with the past practices of the Group Companies, fail to pay any material amount of Tax as it becomes due, consent to any extension or waiver of the statutory period of limitations applicable to any Tax or Tax Return, enter into, amend, modify or supplement any Tax Sharing

Annex A-47

Agreement (other than an Ordinary Course Tax Sharing Agreement), adopt or change a method of accounting with respect to Taxes, change an accounting period with respect to Taxes, surrender any right to claim any refund of material Taxes, take any action, or fail to take any action, which action or failure to act prevents, impairs or impedes, or could reasonably be expected to prevent, impair or impede, the Intended Tax Treatment or the representations and warranties in Section 3.15, as applicable, from being true, correct, and complete, defer payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any subsequent, related or similar order or declaration from any Governmental Entity, or take any other action relating to Taxes that would reasonably be expected to have an adverse effect on PTIC II taking into account the transactions contemplated by this Agreement;

(xiv) subject to Section 5.2(d), enter into any settlement, conciliation or similar Contract, in each case, in respect of a Proceeding, (A) the performance of which involves or could reasonably involve at any point in the future the payment by the Group Companies (or PTIC II or any of its Affiliates after the Closing) in excess of $250,000 individually, or $500,000 in the aggregate (in each case with respect to any Proceeding, determined net of any insurance coverage in respect of such Proceeding), (B) that imposes, or could reasonably impose at any point in the future, any non-monetary obligations (including injunctive relief) on any Group Company (or PTIC II or any of its Affiliates after the Closing), (C) that involves any criminal misconduct or any admission or wrongdoing or other misconduct or (D) commence any Proceeding;

(xv) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xvi) with respect to a Group Company, commit or authorize any capital commitment or capital expenditure (or series of capital commitments or capital expenditures in excess of $250,000), other than those capital expenditures contemplated by the Group Companies’ capital expenditure budget set forth on Section 5.1(b)(xvii) of the Company Disclosure Schedules;

(xvii) with respect to any Group Company, enter into, conduct, engage in or otherwise operate any new line of business in any material respect or discontinue or make any material change to the business of the Group Companies;

(xviii) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with GAAP or PCAOB standards;

(xix) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xx) (A) modify, extend, or enter into any CBA or (B) recognize or certify any labor union, labor organization, works council, or group of employees of the Group Companies as the bargaining representative for any employees of the Group Companies.

(xxi) implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate WARN;

(xxii) hire, engage, terminate (without cause), furlough, or temporarily layoff any employee or independent contractor with annual salary in excess of $200,000;

(xxiii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any executive officer of any Group Company or employee or independent contractor whose total annual compensation is greater than $200,000 or any nonsolicitation, noncompetition or nondisclosure restrictive covenant obligation of any current or former employee or independent contractor;

(xxiv) enter into, amend, modify, or waive any material benefit or right under, any Company Related Party Transaction; or

Annex A-48

(xxv) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

(c) Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give PTIC II, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (ii) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of Section 5.1 and (iii) any action taken, or omitted to be taken, by any Group Company to the extent that the board of managers of the Company reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 5.1; provided, however, in the case of each of clause (ii) and (iii), (A) the Company shall give PTIC II prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (ii) or (iii) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (iii), the Company shall instead give such written notice to PTIC II promptly after such act or omission and (B) in no event shall clause (ii) or (iii) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(viii), Section 5.1(b)(x), Section 5.1(b)(xi), Section 5.1(b)(xiii), Section 5.1(b)(xv), Section 5.1(b)(xvii), Section 5.1(b)(xviii), Section 5.1(b)(xix), Section 5.1(b)(xiv) and Section 5.1(b)(xxv) (to the extent related to any of the foregoing).

Section 5.2 Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (y) the satisfaction, but not waiver, of the closing conditions set forth in Article 7 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement, and (z) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 3.18 of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, PTIC II)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, further, that the Company shall pay all required HSR Act filing fees; provided however, that each Party shall bear it’s out of pocket costs and expenses in connection with the preparation of such Consents. Each Party shall (i) make any appropriate filing or take, or cause to be taken, any reasonably required actions, as applicable pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within ten (10) days) following the date of this Agreement, provided, however, that PTIC or the Company may agree to waive the obligation to make any such filing if such filing is not reasonably required, and (ii) if applicable, request for early termination of the waiting period thereunder and respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. PTIC II shall promptly inform the Company of any communication between PTIC II, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform PTIC II of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of PTIC II, the Company and the Sellers’ Representative. PTIC II agrees to take all reasonable actions that are required by any Governmental Entity in connection with the filing pursuant to the HSR Act to expeditiously consummate the transactions contemplated by this Agreement. Nothing in this Section 5.2 obligates any Party or any of its Affiliates

Annex A-49

to agree to (A) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (B) terminate, amend or assign existing relationships and contractual rights or obligations, (C) amend, assign or terminate existing licenses or other agreements or (D) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with PTIC II’s, the Company’s and the Sellers’ Representative’s prior written consent.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, PTIC II, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of PTIC II) or PTIC II (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of PTIC II, the Company, or, in the case of the Company, PTIC II in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of PTIC II, the Company, or, in the case of the Company, PTIC II, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, PTIC II, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of PTIC II, PTIC II or any of its Representatives (in their capacity as a representative of PTIC II) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of PTIC II). PTIC II and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, reasonably participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any such Transaction Litigation. Notwithstanding the foregoing, the Company shall, subject to and without limiting the covenants and agreements, and the rights of PTIC II, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall the Company, any other Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of PTIC II (not to be unreasonably withheld, conditioned or delayed), provided that it shall be deemed to be reasonable for PTIC II to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of PTIC II and its Representatives that are the subject of such Transaction Litigation, (B) provides for (1) the payment of cash any portion of which is payable by PTIC II or its Representatives thereof or would otherwise constitute a liability of PTIC II or (2) any non-monetary, injunctive, equitable or similar relief against PTIC II or (C) contains an admission of wrongdoing or liability by PTIC II or any of its Representatives. Without limiting the generality of the foregoing, in no event shall PTIC II or any of its Representatives settle or compromise any Transaction Litigation without the Company’s and the Sellers’ Representative’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreements, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

Annex A-50

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to PTIC II and its Representatives during normal business hours reasonable access to the managers, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to PTIC II or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, (B) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (C) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (B) and (C), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (1) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and PTIC II, the Sponsor or any of their respective Representatives, on the other hand, are adverse parties in a litigation or other Proceeding and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law or Order.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, PTIC II shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of PTIC II (in a manner so as to not interfere with the normal business operations of PTIC II and only where such information shall not include non-public information relating to the Sponsor). Notwithstanding the foregoing, PTIC II shall not be required to provide, or cause to be provided, to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which PTIC II is subject, (B) result in the disclosure of any Trade Secrets of third parties in breach of any Contract with such third party, including the Sponsor, (C) violate any legally-binding obligation of PTIC II with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to PTIC II under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (C) and (D), PTIC II shall use commercially reasonable efforts to (1) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if PTIC II, the Sponsor or any of their respective Representatives, on the one hand, and any Group Company or any of their respective Representatives, on the other hand, are adverse parties in a litigation or other Proceeding and such information is reasonably pertinent thereto; provided that PTIC II shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law or Order.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.6 and Section 5.7, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Effective Time, the Company and PTIC II, and, following the Effective Time, the Company and the Sponsor, to the extent such press releases or public announcements pertain to, reference or otherwise relate to the Sponsor or the management or operations of PTIC II prior to the Closing; provided, however, that each Party, the Sponsor and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law or rules of Nasdaq, (1) if the disclosing Person is PTIC II or a Representative of PTIC II, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith or (2) if the disclosing Party is the Company, the Sellers’ Representative or a Representative of the Company or the Sellers’ Representative, reasonably consult with PTIC II in connection therewith and provide PTIC II with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (B) after the Closing, the

Annex A-51

disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (1) if the disclosing Person is the Sponsor or a Representative of the Sponsor, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, (2) if the disclosing Person is the Company, the Sellers’ Representative or a Representative of the Company of the Sellers’ Representative, reasonably consult with the Sponsor in connection therewith and provide the Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith and (3) if the disclosing Person is PTIC II or a Representative of PTIC II, reasonably consult with the Sponsor in connection therewith and provide the Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, (ii) to the extent such press release, public announcements or other communications contain only information previously disclosed in a press release, public announcement or other communication previously made in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Sponsor, the Company Unitholders and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect former, current or prospective investor or in connection with normal fund-raising or related marketing or informational or reporting activities. Notwithstanding anything to the contrary herein, prior to the Closing, the Company, the Company Unitholders and its and their respective Representatives may not make statements to business partners, customers, suppliers, employees or other stakeholders in respect of the transactions contemplated by this Agreement without the prior written consent of PTIC (such consent not to be unreasonably withheld, conditioned or delayed).

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and PTIC II prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof (or, if the date of execution of this Agreement is a not a Business Day, on the first Business Day following execution of this Agreement). Promptly after the execution of this Agreement, PTIC II shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and PTIC II shall consider such comments in good faith. The Company, on the one hand, and PTIC II, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or PTIC II, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by PTIC II and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four Business Days after the Closing), PTIC II shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and PTIC II prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or PTIC II, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, managers, officers and, in the case of the Company, its equityholders and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly (i) accept, initiate, respond to, encourage, entertain, solicit, negotiate, provide information or discuss other offers for the direct or indirect sale, merger, transfer, IPO, business combination, debt or equity refinancing or recapitalization of the Company or any or all of its Subsidiaries, or of any material portion of the securities, business, properties or assets (other than sales of assets in the ordinary course of business) of the Company or any or all of its Subsidiaries or any holding company or successor thereof (irrespective of how structured, organized or consummated), or enter into any agreement in principle, letter of intent or definitive agreement with respect to any of the foregoing (each such transaction prohibited by this sentence, an “Acquisition Proposal”), provided, that no financing transaction specifically described on Section 5.1(b)(v) of the

Annex A-52

Company Disclosure Schedules shall constitute an “Acquisition Proposal” for the purposes of this Section 5.5(a) or otherwise, and for the avoidance of doubt, neither this Agreement, nor any of the Ancillary Documents or any of the transactions contemplated hereby or thereby shall constitute an “Acquisition Proposal” for the purposes of this Section 5.5(a) or otherwise, (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Acquisition Proposal, (iii) enter into any Contract regarding an Acquisition Proposal, (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any successor to or parent company of any Group Company) or (v) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 5.5(a) or further an Acquisition Proposal. The Company and the Sellers’ Representative agrees to (A) notify PTIC II promptly upon receipt (and in any event within forty-eight (48) hours after receipt) of any Acquisition Proposal of it, any other Group Company or any other Person of which they are aware, and to describe the terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of the Persons making such Acquisition Proposal), (B) keep PTIC II fully informed on a current basis of any modifications to such offer or information and (C) not (and shall cause its Subsidiaries and their respective Representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such Persons. The Company shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than PTIC II and its Representatives) that may be ongoing with respect to an Acquisition Proposal and terminate any such Person’s and such Person’s Representative’s access to any electronic data room. The Company shall not release any third party from, or waive, amend or modify any standstill or confidentiality provision with respect to an Acquisition Proposal in any agreement to which it or any Company Unitholder is a party, and shall promptly following the date hereof send a written request (email being sufficient) to any Person to whom the Company or any of its Representatives provided confidential information of a Group Company in connection with an Acquisition Proposal, which written request shall instruct such Person to return or confirm (in writing) destruction of all such confidential information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, PTIC II shall not, and shall cause its Representatives not to, directly or indirectly (i) issue or execute an indication of interest, memorandum of understanding, a letter of intent, or any other similar agreement with respect to a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination other than with respect to the transactions with the Company contemplated by this Agreement and the Ancillary Documents (each such transaction prohibited by this sentence, an “PTIC II Acquisition Proposal”), (ii) enter into any Contract regarding a PTIC II Acquisition Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 5.5(b) or further a PTIC II Acquisition Proposal; no financing transaction described on Section 5.1(b)(v) of the Company Disclosure Schedules shall constitute an “Acquisition Proposal” for the purposes of this Section 5.5(b) or otherwise, and, for the avoidance of doubt, neither this Agreement, nor any of the Ancillary Documents nor any of the transactions contemplated hereby or thereby shall constitute a “PTIC II Acquisition Proposal” for the purposes of this Section 5.5(b) or otherwise.

Section 5.6 Preparation of Registration Statement/Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, PTIC II and the Company shall jointly prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties) and, following the delivery of the PCAOB Financials in accordance with Section 5.16, PTIC II, or if applicable the Company, shall file with the SEC, the Registration Statement/Proxy Statement (it being understood that the Registration Statement/Proxy Statement shall include a proxy statement/prospectus of PTIC II which will be included therein as a prospectus and which will be used for the PTIC II Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by PTIC II’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of PTIC II and the Company shall use its reasonable best efforts to (a) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Sellers’ Representative and the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws or in response to any comments from the SEC), (b) promptly notify the others of, reasonably cooperate in good faith with each other with respect to and respond promptly to any comments or communications of the SEC or its staff, (c) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC and (d) keep the Registration Statement/Proxy Statement effective through

Annex A-53

the Closing in order to permit the consummation of the transactions contemplated by this Agreement. PTIC II, on the one hand, and the Company, the Rolling Company Unitholders and the Sellers’ Representative, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.6 or for including in any other statement, filing, notice or application made by or on behalf of PTIC II to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions required by the SEC to be submitted in connection therewith as described in Section 6.1(f)(ii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (i) such Party shall promptly inform, in the case of PTIC II, the Sellers’ Representative, or, in the case of the Sellers’ Representative, PTIC II, thereof, (ii) such Party shall prepare and mutually agree upon with, in the case of PTIC II, the Sellers’ Representative, or, in the case of the Sellers’ Representative, PTIC II (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement/Proxy Statement, (iii) PTIC II shall file such mutually agreed upon amendment or supplement with the SEC and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing PTIC II Holders. PTIC II shall as promptly as reasonably practicable advise the Sellers’ Representative (on behalf of the Rolling Company Unitholders) of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of PTIC II Class A Shares for offering or sale in any jurisdiction, and PTIC II, the Sellers’ Representative and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.7 PTIC II Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, PTIC II shall (a) duly give notice of a meeting of its shareholders (the “PTIC II Shareholders Meeting”), (b) cause the Registration Statement/Proxy Statement to be mailed to the PTIC II Shareholders, and (c) use reasonable endeavors to duly convene and hold the PTIC II Shareholders Meeting, in each case in accordance with the Governing Documents of PTIC II and applicable Law, for the purposes of obtaining the PTIC II Shareholder Approval and, if applicable, any approvals related thereto and providing its applicable shareholders with the opportunity to elect to effect an PTIC II Shareholder Redemption. Except as otherwise required by applicable Law (including, as applicable, fiduciary duties), PTIC II shall, through the PTIC II Board, recommend to its shareholders (the “PTIC II Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby and include such recommendation in the Registration Statement/Proxy Statement (the “Business Combination Proposal”), (ii) in connection with the transactions contemplated by this Agreement, the approval of the issuance of the Closing Date Contribution Amount, the PTIC II Class B Shares and the Earn Out Shares, (iii) the adoption and approval of the New PTIC II Equity Incentive Plan, (iv) the adoption and approval of the issuance of the PTIC II Shares in connection with the transactions contemplated by this Agreement as required by, and pursuant to, the Nasdaq listing requirements (the “Nasdaq Proposal”), (v) the adoption and approval of the PTIC II Post-Closing Certificate of Incorporation (the “Charter Proposal”), (vi) the adoption and approval of certain differences between the Governing Documents of PTIC II prior to the Closing and the proposed PTIC II Post-Closing Certificate of Incorporation and PTIC II Post-Closing Bylaws (the “Governing Documents Proposal”), (vii) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto, (viii) the adoption and approval of each other proposal reasonably agreed to by PTIC II and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents and (ix) the adoption and approval of a proposal for the adjournment of the PTIC II Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (i) through (ix), collectively, the “Transaction Proposals”) and PTIC II shall include the PTIC II Board Recommendation in the Registration Statement/Proxy Statement. Except as otherwise required by applicable Law (including the applicable fiduciary

Annex A-54

duties), the PTIC II Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the PTIC II Board Recommendation. Notwithstanding the foregoing or anything to the contrary herein, PTIC II may adjourn the PTIC II Shareholders Meeting (1) to solicit additional proxies for the purpose of obtaining the PTIC II Shareholder Approval, (2) for the absence of a quorum (but only for the purpose of obtaining a quorum) or (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that PTIC II has determined, based on the advice of outside legal counsel, would be reasonably be expected to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the PTIC II Shareholders prior to the PTIC II Shareholders Meeting.

Section 5.8 Company Related Party Transactions. The Company shall (and shall cause the Group Companies to) take all necessary actions to terminate (in form and substance reasonably satisfactory to PTIC II) at or prior to the Closing all Company Related Party Transactions other than those set forth on Section 3.18 of the Company Disclosure Schedules, with no further Liability or other obligations to the Group Companies or any of their respective Affiliates (including, after the Closing, PTIC II) with respect thereto.

Section 5.9 No Trading. Each of the Company and the Sellers’ Representative acknowledges and agrees that it is aware, and that such Person’s Representatives and equityholders are aware or, upon receipt of any material nonpublic information will be advised, of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company. Each of the Sellers’ Representative and the Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of PTIC II (other than engaging in the transactions described herein), communicate such information to any third party, take any other action with respect to PTIC II in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.10 Conduct of Business of PTIC II.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, PTIC II (x) shall keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable Securities Laws and shall use its commercially reasonable efforts to maintain the listing of the PTIC II Class A Shares and the PTIC II Warrants on Nasdaq and (y) shall not, and shall cause its Subsidiaries not to, as applicable, except as contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with any recapitalization or contribution as contemplated herein), as required by applicable Law, as set forth on Section 5.10 of the PTIC II Disclosure Schedules or as consented to in writing by the Sellers’ Representative (such consent, other than in the case of Section 5.10(a)(i), Section 5.10(a)(ii), Section 5.10(a)(iii), Section 5.10(a)(iv), Section 5.10(a)(v) and Section 5.10(a)(viii) not to be unreasonably withheld, conditioned or delayed), do any of the following:

(i) adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of PTIC II or any of its Subsidiaries;

(ii) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of PTIC II or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of PTIC II or any of its Affiliates, as applicable, other than for the avoidance of doubt, for the PTIC II Shareholder Redemption;

(iii) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(iv) incur, create or assume any Indebtedness or other Liability, except for Indebtedness for borrowed money in an amount not to exceed $250,000 or any Additional Capital Financing;

(v) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, PTIC II or any of its Subsidiaries;

(vi) other than pursuant to any Additional Capital Financing, issue any Equity Securities of PTIC II or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of PTIC II or any of its Subsidiaries;

Annex A-55

(vii) enter into, renew, modify or revise any PTIC II Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a PTIC II Related Party Transaction);

(viii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution; amend, modify or waive the Trust Agreement; or

(ix) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.

(b) Notwithstanding anything in this Section 5.11 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of PTIC II and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, PTIC II from using the funds held by PTIC II outside the Trust Account to pay any PTIC II Expenses or PTIC II Liabilities or from otherwise distributing or paying over any funds held by PTIC II outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.11 Trust Account. Between the date hereof and the Effective Time, without the prior written consent of the Seller’s Representative, PTIC II shall not amend, modify, waive or terminate the Trust Agreement. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 and provision of notice thereof to the Trustee, (a) at the Closing, PTIC II shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of PTIC II pursuant to the PTIC II Shareholder Redemption, (B) pay the amounts due to the underwriters of PTIC II’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to PTIC II in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.12 Transaction Support Agreements; Company Unitholder Approval.

(a) As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement (the “Transaction Support Agreement Deadline”), the Company shall deliver, or cause to be delivered, to PTIC II the Transaction Support Agreements duly executed by each Supporting Company Unitholder.

(b) As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement (the “Requisite Company Unitholder Consent Deadline”), the Company shall obtain and deliver to PTIC II a true and correct copy of a Reclassification, Contribution and Joinder Agreement (in form and substance reasonably satisfactory to PTIC II) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby that is duly executed by at a minimum, the Company Unitholders that hold at least the requisite number of issued and outstanding Company Units required to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents and the Company LLC Agreement (“Requisite Company Unitholders”), (the “Requisite Company Unitholder Consent”).

(c) As promptly as reasonable practicable (and in any event within 45 Business Days) following the date of this Agreement (the “Other Company Unitholder Consent Deadline”), the Company shall use best efforts to obtain and deliver to PTIC II a true and correct copy of a Reclassification, Contribution and Joinder Agreement (in form and substance reasonably satisfactory to PTIC II) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby that is duly executed by all Company Unitholders (excluding the Requisite Company Unitholders) that were not otherwise obtained and delivered by the Company to PTIC II at the Requisite Company Unitholder Consent Deadline (“Other Company Unitholders”), (“Other Company Unitholder Consent”). In the event that the Company does not obtain the Other Company Unitholder Consents from all Other Company Unitholders by the Other Company Unitholder Consent Deadline, the Company shall utilize, to the extent available, the Drag-Along Rights (as that term is defined in the Company LLC Agreement) under, and in accordance with the terms and conditions, of the Company LLC Agreement in order to satisfy its obligations under this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby.

Annex A-56

(d) The Company, through its board of managers, shall recommend to the holders of Company Units the approval and adoption of this Agreement and the transactions contemplated by this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby.

Section 5.13 PTIC II Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of PTIC II, as provided in PTIC II’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) PTIC II will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, PTIC II shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in PTIC II’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of PTIC II’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of PTIC II (the “PTIC II D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such PTIC II D&O Person was a director or officer of PTIC II immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) PTIC II shall not have any obligation under this Section 5.13 to any PTIC II D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such PTIC II D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) For a period of six (6) years after the Effective Time, PTIC II shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of PTIC II as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under PTIC II’s directors’ and officers’ liability insurance policies as of the date of this Agreement.

(d) If PTIC II or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of PTIC II shall assume all of the obligations set forth in this Section 5.13.

(e) The PTIC II Persons entitled to the indemnification, liability limitation, expense reimbursement, exculpation or insurance coverage set forth in this Section 5.13 are intended to be third-party beneficiaries of this Section 5.13. This Section 5.13 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Company.

Section 5.14 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors, managers and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) PTIC II will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, PTIC II shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’

Annex A-57

Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors, managers or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of PTIC II or the Group Companies shall have any obligation under this Section 5.14 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and PTIC II shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement.

(d) If PTIC II or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of PTIC II shall assume all of the obligations set forth in this Section 5.14.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of PTIC II.

Section 5.15 Post-Closing Directors and Officers.

(a) The Parties shall take all such action within their power as may be necessary or appropriate such that effective as of the Closing (i) the PTIC II Board shall consist of seven (7) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of two (2) directors, Class II consisting of two (2) directors and Class III consisting of three (3) directors, (ii) the Governing Documents of PTIC II are substantially in the form attached as Exhibit E, (iii) the initial members of the PTIC II Board are the individuals determined in accordance with Section 5.15(b) and Section 5.15(c), as applicable, (iv) the initial members of the compensation committee, audit committee and nominating committee of the PTIC II Board are the individuals determined in accordance with Section 5.15(d), Section 5.15(e) or Section 5.15(f), as applicable and (v) the officers of PTIC II are the individuals determined in accordance with Section 5.15(g).

(b) PTIC II shall designate two (2) Persons to be Class I directors on the PTIC II Board effective as of the Closing (the “Sponsor Directors”), subject to the prior written consent of the Company and the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed). PTIC II may prior to the PTIC II Shareholders Meeting, with the prior written consent of the Company and the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), replace any designated individual with any individual prior to the filing of the Registration Statement/Proxy Statement with the SEC by notifying the Seller’s Representative of such replacement individual. Notwithstanding the foregoing, (i) each of the two (2) individuals designated to the PTIC II Board pursuant to this Section 5.15(b) must qualify as independent under the requirements set forth in the applicable Nasdaq rules, and must be a member of management or the PTIC II Board as at the date of this Agreement and (ii) one (1) of the individuals designated to the PTIC II Board pursuant to this Section 5.15(b) will satisfy the diversity requirements set forth in the applicable Nasdaq rules.

Annex A-58

(c) The Company shall designate two (2) Persons to be Class II directors and three (3) Persons to be Class III directors on the PTIC II Board effective as of the Closing, subject to the prior written consent of PTIC II (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall designate two (2) Persons to be Class II directors and three (3) Persons to be Class III directors on the PTIC II Board effective as of the Closing, subject to the prior written consent of PTIC II (such consent not to be unreasonably withheld, conditioned or delayed). Sellers’ Representative may, with the prior written consent of PTIC II (such consent not to be unreasonably withheld, conditioned or delayed), replace any designated individual with any individual prior to the filing of the Registration Statement/Proxy Statement with the SEC by notifying PTIC II and the Sponsor of such replacement individual. Notwithstanding the foregoing, at least one (1) of the individuals designated to the PTIC II Board pursuant to this Section 5.15(c) must qualify as independent under the requirements set forth in the applicable Nasdaq rules.

(d) PTIC II and the Sellers’ Representative shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Sellers’ Representative or PTIC II) the certain Persons designated under Section 5.15(b) and Section 5.15(c) to be the directors on the compensation committee of the PTIC II Board immediately after the Closing, and such designation shall include at least one of the Directors nominated by the Sponsor. PTIC II and the Sellers’ Representative may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Sellers’ Representative or PTIC II) to replace any designated individual such replacement individual selected by PTIC II and the Sellers’ Representative.

(e) PTIC II and the Sellers’ Representative shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Sellers’ Representative or PTIC II) the certain Persons designated under Section 5.15(b) and Section 5.15(c) to be the directors on the audit committee of the PTIC II Board immediately after the Closing. PTIC II and the Sellers’ Representative may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Sellers’ Representative or PTIC II) to replace any individual with any such replacement individual selected by PTIC II and the Sellers’ Representative.

(f) PTIC II and the Sellers’ Representative shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Sellers’ Representative or PTIC II) the certain Persons designated under Section 5.15(b) and Section 5.15(c) to be the directors on the nominating committee of the PTIC II Board immediately after the Closing. PTIC II and the Sellers’ Representative may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Sellers’ Representative or PTIC II) to replace any individual with such replacement individual selected by PTIC II and the Sellers’ Representative.

(g) The Persons identified on Section 5.15(g) of the Company Disclosure Schedules shall be the officers of PTIC II immediately after the Closing, with each such individual holding the title set forth opposite his or her name. PTIC II and the Sellers’ Representative may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Sellers’ Representative or PTIC II) to replace any individual set forth on Section 5.15(g) of the Company Disclosure Schedules with any individual prior to the filing of the Registration Statement/Proxy Statement with the SEC by amending such Schedule to include such replacement individual.

(h) The Parties hereby acknowledge and agree that after the Closing, unless otherwise expressly set forth in this Agreement, the Sponsor Directors are authorized and shall have the sole right to act and make or provide any determinations, consents, agreements, settlements or notices on behalf of PTIC II under this Agreement and to enforce PTIC II’s rights and remedies under this Agreement.

Section 5.16 PCAOB Financials.

(a) As promptly as reasonably practicable, the Company shall deliver to PTIC II (i) in no event later than June 15, 2022, the Closing Company Audited Financial Statements, audited in accordance with the standards of PCAOB and containing an unqualified report of the Company’s auditors, and the related pro forma financial information required to be filed in connection with the Registration Statement/Proxy Statement and (ii) following any “staleness” date (as determined in accordance with the applicable rules and regulations of the SEC) applicable to the financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement/Proxy Statement (including pro forma financial information) that occurs prior to the Closing Date, any financial statements of the Company that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement/Proxy Statement (including pro forma financial information) and any other filings to be made by PTIC II with the SEC (as determined in accordance with the applicable rules and regulations of the

Annex A-59

SEC) in connection with the transactions contemplated hereby and in the Ancillary Documents (together with the Closing Company Audited Financial Statements, the “PCAOB Financials”). All such PCAOB Financials that are required to be included in the Registration Statement/Proxy Statement and any other filings to be made by PTIC II with the SEC (as determined in accordance with the applicable rules and regulations of the SEC) in connection with the transactions contemplated by this Agreement and the Ancillary Documents (A) will be prepared from, and reflect in all material respects, the books and records of the Group Companies, (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved, (C) will fairly present in all material respects the consolidated financial position of the Group Companies as at the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended and (D) in the case of the Closing Company Audited Financial Statements or any other audited financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement/Proxy Statement and any other filings to be made by PTIC II with the SEC (as determined in accordance with the applicable rules and regulations of the SEC) will be audited in accordance with the standards of PCAOB. All costs incurred in connection with preparing and obtaining the PCAOB Financials shall be borne by the Company.

(b) The Company shall (and shall cause each Group Company to) use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, PTIC II and its Representatives in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement/Proxy Statement and any other filings to be made by PTIC II with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

(c) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall deliver to PTIC II unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for the fiscal month following the date hereof and for each fiscal month and quarter thereafter, with respect to monthly financial statements, within fifteen (15) days following the end of each such month and with respect to quarterly financial statements, within thirty (30) days following the end of each such fiscal quarter (as applicable).

Section 5.17 Additional Capital Financing. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, PTIC II agrees to work in good faith to obtain additional financing for PTIC II (such financing, the “Additional Capital Financing”), including but not limited to the financing described on Section 5.1(b)(v) of the Company Disclosure Schedules, and the Company agrees to work in good faith to obtain Additional Capital Financing, on terms to be mutually agreed between PTIC II and the Company, provided that the Parties expressly agree and acknowledge that no condition set forth in Article 7 shall be deemed not to be satisfied as a result of the failure to obtain any such Additional Capital Financing or in respect of any actions taken or omitted to be taken hereunder.

Section 5.18 New PTIC II Equity Incentive Plan. Prior to the effectiveness of the Registration Statement/Proxy Statement, the PTIC II Board shall approve and adopt an equity incentive plan as mutually agreed upon between the Company and PTIC II) (the “New PTIC II Equity Incentive Plan”), substantially in the form attached hereto as Exhibit G, subject to any amendments or modifications as mutually agreed by the Company and PTIC II between the date of this Agreement and the effectiveness of the Registration Statement/Proxy Statement and in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date.

Section 5.19 Conduct of Business of NewCo LLC. From and after the date of the formation of NewCo LLC until the earlier of the Closing or the termination of this Agreement in accordance with its terms, NewCo LLC shall not take any action, engage in any activities or business or incur any Liabilities or obligations, other than activities or business or the incurrence of any Liabilities or obligations (a) in connection with or that are otherwise incidental or related to its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (b) related to the ownership of its Equity Securities by PTIC II, (c) contemplated by, or incidental or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (d) those that are administrative or ministerial, in each case for purposes of this clause (d), which are immaterial in nature or (e) those that are consented to in writing by the Company.

Annex A-60

ARTICLE 6
TAX MATTERS

Section 6.1 Certain Tax Matters.

(a) The Sellers’ Representative shall prepare and file, or cause to be prepared and filed, at the Company’s sole cost and expense, all Tax Returns of the Company and each Company Subsidiary that are due on or prior to the Closing Date (taking into account applicable extensions) and all Tax Returns of the Company and each Company Subsidiary for any taxable period ending on or prior to the Closing Date (collectively, the “Company Unitholder Prepared Returns”). Each Company Unitholder Prepared Return shall be prepared in a manner consistent with the Company’s and each Company Subsidiary’s past practices to the extent supportable at an at least a “more likely than not” or higher level of confidence except as otherwise required by applicable Law. Each Company Unitholder Prepared Return due after the Closing Date shall be submitted to PTIC II for review and approval no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions). The Sellers’ Representative shall incorporate, or cause to be incorporated, all reasonable comments received from PTIC II no later than five (5) days prior to the due date for filing any such Tax Return (taking into account applicable extensions). No Company Unitholder Prepared Return may be amended after the Closing without the prior written consent of PTIC II. PTIC II shall prepare and file, or cause to be prepared and filed, all Tax Returns of NewCo LLC, Company and each Company Subsidiary (other than Company Unitholder Prepared Returns) for any Straddle Period that are due after the Closing Date (taking into account applicable extensions) (the “PTIC II Prepared Returns”). Each PTIC II Prepared Return shall be prepared in a manner consistent with the Company’s and each Subsidiary’s past practice at an at least a “more likely than not” or higher level of confidence except as otherwise required by applicable Law. Each PTIC II Prepared Return shall be submitted to the Sellers’ Representative for review no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions). PTIC II shall incorporate, or cause to be incorporated, all reasonable comments received from the Sellers’ Representative no later than five (5) days prior to the due date for filing any such Tax Return (taking into account applicable extensions). Notwithstanding the foregoing, each Tax Return described in this Section 6.1(a) for a taxable period that includes the Closing Date (i) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method, (ii) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election, and (iii) shall be prepared in a manner such that any and all deductions, losses, or credits of any of the Company and each Subsidiary resulting from, attributable to or accelerated by the payment of Indebtedness and Company Expenses in connection with the transactions contemplated by this Agreement are allocated to the portion of the taxable period beginning after the Closing Date to the extent permitted by applicable Law. Notwithstanding anything herein to the contrary, the Company Unitholders at their sole cost and expense, shall be solely responsible for filing all of the Tax Returns required to be filed by the Company Unitholders and paying all of the Taxes due and owing by the Company Unitholders (including to the extent attributable to income of any Group Company that flows up to Company Unitholders) in respect of their direct or indirect ownership of any member of the Company Group that is a Flow-Thru Entity. In addition, Company Unitholders shall timely pay, or cause to be timely paid (i) to the appropriate Tax Authority all Taxes shown as due on any Company Unitholder Prepared Return, (ii) to PTIC II at least five (5) days before each PTIC II Prepared Return is due all Taxes attributable to the Pre-Closing Tax Period that are shown to be due on the applicable PTIC II Prepared Returns and (iii) after the Closing, to PTIC II the amount of any Taxes (plus additional amounts equal to any Taxes imposed on such payment to PTIC II) described in Section 6.1(b)(ii) that are imposed on PTIC II in respect of its direct or indirect ownership of any Group Company that is a Flow-Thru Entity for a Straddle Period and that are treated as Taxes of Company Unitholders for a Pre-Closing Tax Period pursuant to Section 6.1(b)(ii).

(b) For purposes of determining whether the following Taxes are attributable to a Pre-Closing Tax Period:

(i) in the case of property Taxes and other similar periodic Taxes imposed for a Straddle Period, the amounts that are allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period;

Annex A-61

(ii) in the case of Taxes imposed on any Group Company (or PTIC II or any of its Affiliates as a result of its direct or indirect ownership of any Group Company) as a result of income of any Flow-Thru Entity realized on or prior to the Closing Date (such income being computed assuming the Flow-Thru Entity had a year that ends as of the end of the day on the Closing Date and closed its books), such Taxes shall be treated as Taxes of a Group Company for a Pre-Closing Tax Period;

(iii) in the case of all other Taxes for a Straddle Period (including Taxes based on or measured by income, receipts, payments, or payroll (to the extent not covered by clauses (i) and (ii) above)), the amount allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the day on the Closing Date using a “closing of the books” methodology; provided that for purposes of this clause (iii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes; and

(iv) in the case of Taxes in the form of interest, penalties or additions, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period to the extent relating to a Tax for a Pre-Closing Tax Period (determined in accordance with clauses (i) through (iii) above) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

(c) Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns pursuant to Section 6.1(a) and any examination or other Proceeding with respect to Taxes or Tax Returns of any Group Company for any Pre-Closing Tax Period or Straddle Period. Such cooperation shall include the provision of records and information which are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, the Company, the Subsidiaries of the Company and the Company Unitholders shall (and the Company Unitholders shall cause their respective Affiliates to) retain all books and records with respect to Tax matters pertinent to the Company and each Subsidiary relating to any taxable period (or portion thereof) beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Company Unitholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority. The Company Unitholders shall (and shall cause their respective Affiliates to) provide any information reasonably requested to allow PTIC II or the Company and each Subsidiary thereof to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

(d) All Transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be borne equally by PTIC II, on the one hand, and the Company Unitholders, on the other hand. All necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall be timely filed by the party primarily responsible for such filing under applicable Law and such party shall promptly provide a copy of such Tax Return to PTIC II or the Company Unitholders, as applicable, and PTIC II or the Company Unitholders, as applicable, shall provide, in immediately available funds, one-half (1/2) of the amount of any such Transfer Tax in a timely manner to the primarily responsible party to allow such party to pay timely such Transfer Tax, which such party shall do and shall provide promptly proof of such payment to PTIC II or the Company Unitholders, as applicable. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Taxes.

(e) Without the prior written consent of PTIC II, the Company Unitholders and each Group Company shall not, and shall cause their respective Affiliates not to, make or cause to be made any election under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any Group Company. With respect to any audit, examination or other Proceeding of any Group Company for any Pre-Closing Tax Period and for which the election provided for in Section 6226 of the Code (or any similar provision of state, local, or non-U.S. Laws) is available, unless otherwise determined by PTIC II, the Company Unitholders and each Group Company shall, or shall cause their respective applicable Affiliates to, timely make, and to the extent required, fully cooperate with PTIC II and each Group Company to make, all such available elections in accordance with applicable Laws. The Company Unitholders and each Group Company shall, and shall cause their respective

Annex A-62

applicable Affiliates to, comply with all applicable Laws with respect to the making and implementation of any such election. From and after the Closing, the Sellers’ Representative shall control any Proceeding in respect of Taxes of any Group Company that is a Flow-Thru Entity for any Pre-Closing Tax Period (or Straddle Period); provided, that, (i) PTIC II shall have the right to fully participate (at the Company’s cost and expense) in any such Proceeding and (ii) no such Proceeding shall be settled or compromised without the prior written consent of PTIC II (not to be unreasonably withheld, conditioned, or delayed).

(f) Tax Treatment.

(i) The Parties acknowledge, and agree with and to the Intended Tax Treatment. The Parties shall, and shall cause each of their respective applicable Affiliates to (1) prepare and file all Tax Returns consistent with the Intended Tax Treatment, unless otherwise required by a determination by a Tax Authority that is final, (2) take no position in any communication (whether written or unwritten) with any Governmental Entity or any other action inconsistent with the Intended Tax Treatment, unless otherwise required by a determination by a Tax Authority that is final, (3) promptly inform each other of any challenge by any Governmental Entity to any portion of the Intended Tax Treatment and (4) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Intended Tax Treatment.

(ii) If, in connection with the preparation and filing of the Registration Statement/Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted addressing tax consequences to the Company Unitholders, the Company Unitholders shall seek such opinion from counsel for the Company and shall deliver to such counsel customary Tax representation letters satisfactory to its counsel, dated and executed as of the date that the Registration Statement/Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement/Proxy Statement.

(g) The Company and each relevant Group Company shall have an effective election under Section 754 of the Code in effect for the taxable year that includes the Closing Date.

ARTICLE 7
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED
BY THIS AGREEMENT

Section 7.1 Conditions to the Obligations of the Parties.

(a) The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party in accordance with Section 7.1(b), of the following conditions:

(i) the applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated;

(ii) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Documents shall be in effect;

(iii) the Registration Statement/Proxy Statement shall have become effective or final, in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, as applicable, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending; and

(iv) the Required PTIC II Shareholder Approval shall have been obtained; and

(v) the listing of the PTIC II Class A Shares shall have been approved by Nasdaq;

Annex A-63

(vi) after giving effect to the transactions contemplated hereby, PTIC II shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51 - 1(g)(1) of the Exchange Act) immediately after the Effective Time.

(b) Any of the conditions to the obligations of the Parties set out in Section 7.1(a) may be waived by the Party, or Parties, for whose benefit such condition exists. For the avoidance of doubt, the condition to the obligations of the Parties set out in Section 7.1(a)(i) may be waived by PTIC or the Company.

Section 7.2 Other Conditions to the Obligations of PTIC II. The obligations of PTIC II to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by PTIC II of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the Company Fundamental Representations in respect of Section 3.2(a) and Section 3.8(b)(ii)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the Company Fundamental Representations in respect of Section 3.2(a) and Section 3.8(b)(ii) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.8(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date) and (iv) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) the Sellers’ Representative and the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

(d) at or prior to the Closing, the Sellers’ Representative or the Company shall have delivered, or caused to be delivered, to PTIC II the following documents:

(i) a certificate duly executed by each of the Sellers’ Representative and an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) are satisfied, in a form and substance reasonably satisfactory to PTIC II;

(ii) the Tax Receivable Agreement duly executed by the Company Unitholders signatories thereto;

(iii) the Investor Rights Agreement duly executed by the Company Unitholders signatories thereto;

(iv) the Transaction Support Agreements duly executed by each Supporting Company Unitholder;

(e) at or within one (1) Business Day following the date hereof, the Company shall have delivered or caused to be delivered, each of the Requisite Company Unitholder Consents and the Transaction Support Agreements to PTIC II.

Annex A-64

Section 7.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the PTIC II Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the representations and warranties of PTIC II (other than the PTIC II Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “PTIC II Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, have not had, and would not reasonably be expected to have, individually or in the aggregate, a PTIC II Material Adverse Effect;

(b) PTIC II shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) at or prior to the Closing, PTIC II shall have delivered, or caused to be delivered, the following documents to the Sellers’ Representative:

(i) a certificate duly executed by an authorized officer of PTIC II, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) are satisfied, in a form and substance reasonably satisfactory to the Sellers’ Representative; and

(ii) the Tax Receivables Agreement duly executed by PTIC II and the Sponsor; and

(d) the PTIC II Pre-Closing Reorganization shall have been consummated in accordance with the applicable terms of this Agreement.

Section 7.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2. PTIC II may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by PTIC II’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.

ARTICLE 8
TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of PTIC II and the Sellers’ Representative;

(b) by PTIC II, if any of the representations or warranties set forth in Article 3 or Article 4 shall not be true and correct or if the Sellers’ Representative has failed to perform any covenant or agreement on the part of the Sellers’ Representative set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Sellers’ Representative by PTIC II, and (ii) the Termination Date; provided, however, that PTIC II may not terminate this Agreement pursuant to this Section 8.1(b) if PTIC II is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;

Annex A-65

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if PTIC II has failed to perform any covenant or agreement on the part of PTIC II set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to PTIC II by the Company and (ii) the Termination Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(c) if (x) any Group Company is then in breach of its covenants or obligations under this Agreement or any Ancillary Documents, or (y) any equityholder of the Company is in breach of its covenants or obligations under the applicable Transaction Support Agreement so as to prevent the condition to Closing set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(d) by either PTIC II or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the date that is six months after the date of this Agreement (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to PTIC II if PTIC II’s breach of any of its covenants or obligations under this Agreement or any Ancillary Documents shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date and (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if any Group Company’s breach of its covenants or obligations under this Agreement or any Ancillary Documents, or any equityholder of the Company’s breach of its covenants and obligations under the applicable Transaction Support Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either PTIC II or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f) by either PTIC II or the Company, if the PTIC II Shareholders Meeting has been held (including any adjournment thereof), has concluded, PTIC II’s shareholders have duly voted and the Required PTIC II Shareholder Approval was not obtained; or

(g) by PTIC II, if the Company does not deliver, or cause to be delivered to PTIC II (i) a Transaction Support Agreement duly executed by each Supporting Company Unitholder in accordance with Section 5.12(a) on or prior to the Transaction Support Agreement Deadline or (ii) the Requisite Company Unitholder Consents in accordance with Section 5.12(b) on or prior to the Requisite Company Unitholder Consent Deadline.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 5.3(a), this Section 8.2, Article 9 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreements, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Without limiting the foregoing, and except as provided in this Section 8.2 (including clauses (a) and (b) of the immediately preceding sentence, but subject to Section 9.19), and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.17, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to this Article 8. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 8.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Confidentiality Agreement, any Transaction Support Agreement or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

Annex A-66

ARTICLE 9
MISCELLANEOUS

Section 9.1 Survival. None of the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing, except for those covenants and agreements set forth in this Agreement that by their respective terms contemplate performance after the Closing.

Section 9.2 Entire Agreement; Assignment. The Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of PTIC II (prior to the Closing) or the Sponsor (after the Closing), on the one hand, and the Sellers’ Representative, on the other hand. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void, ab initio.

Section 9.3 Amendment. The Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of PTIC II (prior to the Closing) or the Sponsor (after the Closing), on the one hand, and the Sellers’ Representative, on the other hand. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void, ab initio.

Section 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to PTIC II, prior to Closing, or to the Sponsor, or to NewCo LLC, to:

PropTech Investment Corporation II
3415 North Pines Way
Suite 204
Wilson, WY 83014

Attention: Joseph Beck
E-mail: jbeck@hennessycapitalgroup.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Douglas Ryder, P.C.; Patrick Salvo
E-mail: douglas.ryder@kirkland.com; patrick.salvo@kirkland.com

(b) If to the Sellers’ Representative, or to the Company, or to PTIC II, following the Closing, to:

RW National Holdings, LLC
6101 Baker Road, Suite 200
Minnetonka, Minnesota 55345
Attention: Chris Laurence
Email: claurence@renterswarehouse.com

Annex A-67

with a copy (which shall not constitute notice) to:

Winthrop & Weinstine
Capella Tower, Suite 3500
225 South Sixth Street
Minneapolis, MN 55402
Attention: Dean D. Willer; Philip T. Colton
E-mail: dwiller@winthrop.com; pcolton@winthrop.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 9.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and PTIC II shall pay, or cause to be paid, all Unpaid PTIC II Expenses and (b) if the Closing occurs, then PTIC II shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid PTIC II Expenses.

Section 9.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to PTIC II, any documents or other materials posted to the electronic data room located at www.dfsvenue.com under the project name “Project Astor” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); (n) whenever the words “in the ordinary course of business”, “in the ordinary course” or words of similar import are used in this Agreement, they shall be deemed to be followed by the words “consistent with its past practice” and shall be construed to mean in the ordinary and usual course of normal day to day operations of the business of such Person consistent with its past practice and (o) the words “in the ordinary course of business” shall be deemed to be followed by the words “consistent with past practice”. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Annex A-68

Section 9.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the PTIC II Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the PTIC II Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) other than the Company Fundamental Representations or Article 4 (in the case of the PTIC II Disclosure Schedules) other than the PTIC II Fundamental Representations, as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. The specification of any dollar amount in the representations, warranties or covenants set forth in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on the Company Disclosure Schedules or the PTIC II Disclosure Schedules is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item. The information contained in this Agreement, in the Company Disclosure Schedules or PTIC II Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of contract.

Section 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.13, the last sentence of this Section 9.9, Section 9.13 and Section 9.19, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 5.2, Section 5.4, Section 5.13, Section 5.15, Section 5.17, Section 9.2, Section 9.3, this Section 9.9, Section 9.14 and Section 9.17 (to the extent related to the foregoing).

Section 9.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 9.12 Knowledge of Company; Knowledge of PTIC II. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12 of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation. For all purposes of this Agreement, the phrase “to PTIC II’s knowledge” and “to the knowledge of PTIC II” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12 of the PTIC II Disclosure Schedules, assuming reasonable due inquiry and investigation. For the avoidance of doubt, none of the individuals set forth on Section 9.12 of the Company Disclosure Schedules or Section 9.12 of the PTIC II Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Annex A-69

Section 9.13 No Recourse. All Proceedings, Liabilities and causes of action (whether in contract or in tort, in Law or in equity or granted by statute) that may be based upon, be in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in this Agreement), may be made against only (and such representations and warranties are those solely of) the Persons that are expressly identified herein as Parties and their respective successors and permitted assigns. No Person who is not a Party, including any current, former or future director, officer, founder, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative, successor or assignee of, and any financial advisor to, any Party, or any current, former or future director, officer, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative, successor or assignee of, and any financial advisor to, any of the foregoing, and in the case of PTIC II, the Sponsor (or any successor or assignee thereof) (each in their capacity as such, a “Nonparty Affiliate”), shall have any Liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any Proceedings, Liabilities or causes of action arising under, out or by reason of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach, and, to the maximum extent permitted by Law, each Party hereby waives and releases all such Proceedings, Liabilities and causes of action against any such Nonparty Affiliates. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and without limiting the generality of the foregoing, none of the Representatives of PTIC II or the Company or any other Person shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein or, for the avoidance of doubt, for claims pursuant to any Ancillary Document by any party(ies) thereto against any other party(ies) thereto on the terms and subject to the conditions therein.

Section 9.14 Extension; Waiver. The Sellers’ Representative (on behalf of itself, the Rolling Company Unitholders and the Company) prior to the Closing and the Company (prior to Closing) and the Sponsor (after the Closing) may (a) extend the time for the performance of any of the obligations or other acts of PTIC II set forth herein, (b) waive any inaccuracies in the representations and warranties of PTIC II set forth herein or (c) waive compliance by PTIC II with any of the agreements or conditions set forth herein. PTIC II may (prior to Closing) and the Sponsor may (after the Closing) (i) extend the time for the performance of any of the obligations or other acts of the Sellers’ Representative or the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Sellers’ Representative or the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN RESPECT OF ANY ACTION AGAINST ANY FINANCING SOURCE (IF ANY), IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or

Annex A-70

under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 9.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 9.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.18 Sellers’ Representative.

(a) By consenting to this Agreement, or accepting any consideration as contemplated by Article 2, each Rolling Company Unitholder appoints, authorizes and empowers Lake Street to act as a representative for the benefit of the Rolling Company Unitholders, as the sole and exclusive agent and attorney-in-fact to act on behalf of each Rolling Company Unitholder for all purposes under this Agreement and the Ancillary Documents, and whether prior to or following the Closing. Without limiting the generality of the foregoing, the Sellers’ Representative shall have the full power and authority and shall be required to take any and all actions on behalf of the Rolling Company Unitholders that is necessary, appropriate or desirable to carry out all of the duties, responsibilities and obligations of the Sellers’ Representative under this Agreement and the Ancillary Documents, including the power and authority to: (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered in connection therewith, including to execute and deliver any Ancillary Documents to which Sellers’ Representative is a party (with such modifications or changes therein as to which the Sellers’ Representative, in his sole and absolute, discretion, shall have consented); (ii) execute and deliver, and receive deliveries of, all agreements, certificates, statements, notices, approvals, extension, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents to which Sellers’ Representative is a party; (iii) execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and any Ancillary Documents to which Sellers’ Representative is a party and the consummation of the transactions contemplated hereby and thereby;

Annex A-71

(iv) receive service of process in connection with any claims under this Agreement and the Ancillary Documents to which Sellers’ Representative is party; (v) make any calculations and determinations and settle any matters on behalf of all Rolling Company Unitholders in connection with this Agreement (including the issuance of Earn Out Shares contemplated by Section 2.6), (vi) assert or pursue on behalf of the Rolling Company Unitholders any Proceeding or investigation against any of the other Parties, consenting to, compromising or settling any such Proceedings or investigations, conducting negotiations with any of the other Parties and their respective Representatives regarding such Proceeding or investigations, and, in connection therewith, to: (A) assert or institute any Proceeding or investigation; (B) investigate, defend, contest or litigate any Proceeding or investigation initiated by PTIC II or any other Person, or by any Governmental Entity against any Rolling Company Unitholders and receive process on behalf of any or all Rolling Company Unitholders in any such Proceeding or investigation and compromise or settle on such terms as the Sellers’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Sellers’ Representative may deem advisable or necessary and (D) file and prosecute appeals from any decision, judgment or award rendered in any such Proceeding or investigation; (vii) to refrain from enforcing any right of any Rolling Company Unitholder arising out of or under or in any manner relating to this Agreement or any Ancillary Document to which the Sellers’ Representative is a party, including by providing waivers or extensions of time to perform any covenant or obligation; provided, however, that no such failure to act on the part of the Sellers’ Representative, except as otherwise provided in this Agreement or in any Ancillary Document to which Sellers’ Representative is a party, shall be deemed a waiver of any such right or interest by any such Rolling Company Unitholder unless such waiver is in writing signed by the waiving party or by the Sellers’ Representative, as applicable and (viii) to make, execute, acknowledge and deliver all such other statements, agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Sellers’ Representative, in his sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all Ancillary Documents to which Sellers’ Representative is party (including, for the avoidance of doubt, in connection with Article 2).

(b) By consenting to this Agreement, or accepting any consideration as contemplated by Article 2, each Rolling Company Unitholder agrees and acknowledges that other than the Sellers’ Representative, no other Person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the right and power to act with respect to any matter the Rolling Company Unitholder is authorized to act as contemplated in this Section 9.18. Lake Street hereby (i) accepts its appointment as the Sellers’ Representative and authorization to act as attorney-in-fact and agent on behalf of each Rolling Company Unitholder in accordance with the terms of this Agreement and any Ancillary Document to which Sellers’ Representative is a party and (ii) agrees to perform his obligations hereunder and thereunder and otherwise comply with this Agreement and any Ancillary Document to which Sellers’ Representative is party.

(c) PTIC II, Sponsor and any other Person may conclusively and absolutely rely, without inquiry, upon any action or decision of the Sellers’ Representative in all matters referred to herein. PTIC II and Sponsor are entitled to deal exclusively with the Sellers’ Representative on all matters arising under or in connection with this Agreement or any Ancillary Document to which Sellers’ Representative is a party. Any action taken or not taken or decisions, communications or writings made, given or executed by the Sellers’ Representative with respect to all such matters, for or on behalf of any Rolling Company Unitholder, shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Company Unitholder. Any notice or communication delivered to the Sellers’ Representative shall be deemed to have been delivered to all the Rolling Company Unitholders. PTIC II and Sponsor shall be entitled to disregard any decisions, communications or writings made, given or executed by any Company Unitholder in connection with any matter arising under or in connection with this Agreement or any Ancillary Document to which the Sellers’ Representative is a party, unless the same is made, given or executed by the Sellers’ Representative.

(d) The appointment of the Sellers’ Representative as each Rolling Company Unitholder’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person or Persons to act as agent and to represent such Rolling Company Unitholder with regard to this Agreement and the Ancillary Documents to which Sellers’ Representative is a party. The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Rolling Company Unitholder and (ii) shall survive the consummation of transactions contemplated by this Agreement. Notwithstanding the foregoing, the Sellers’ Representative may resign as the Sellers’ Representative at any time by

Annex A-72

providing written notice to PTIC II (prior to the Closing) or the Sponsor (after the Closing), which resignation shall become effective upon appointment of a successor Sellers’ Representative (who is reasonably acceptable to PTIC II (prior to the Closing) or the Sponsor (after the Closing)) by the Rolling Company Unitholders constituting a majority of the Company Units immediately prior to the Effective Time. All power, authority, rights, privileges and obligations conferred in this Agreement to the Sellers’ Representative shall apply to any such successor Sellers’ Representative.

(e) Sellers’ Representative hereby represents and warrants on behalf of itself to PTIC II as of the date hereof and as of the Closing Date, as follows:

(i) Sellers’ Representative has the requisite capacity, power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which he is or will be a party, to perform his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(ii) The execution and delivery of this Agreement, the Ancillary Documents to which Sellers’ Representative is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary action on the part of Sellers’ Representative. This Agreement and each Ancillary Document to which Sellers’ Representative is or will be a party has been or will be upon execution thereof, duly and validly executed and delivered by Sellers’ Representative and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of Sellers’ Representative, enforceable against Sellers’ Representative in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(iii) Sellers’ Representative has the sole power, authority and control of the Rolling Company Unitholders with respect to the matters relating to this Agreement and the Ancillary Documents, including as contemplated in Section 9.18(a), and in general to do all other things and to perform all other acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments, contemplated by, or deemed advisable in connection with, this Agreement or any Ancillary Document, in each case on behalf of a Rolling Company Unitholder.

Section 9.19 Trust Account Waiver. Reference is made to the final prospectus of PTIC II, filed with the SEC (File Nos. 333-249477) on November 30, 2020 (the “Prospectus”). Each of the Company and the Sellers’ Representative acknowledges and agrees and understands that PTIC II has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of PTIC II’s public shareholders (including overallotment shares acquired by PTIC II’s underwriters), and PTIC II may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of PTIC II entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Sellers’ Representative hereby agrees on behalf of itself and its respective Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, neither the Company or the Sellers’ Representative or any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). Each of the Company and the Sellers’ Representative, on its own behalf and on behalf of its respective Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its respective Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with PTIC II or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with PTIC II or its Affiliates).

Annex A-73

Section 9.20 Acknowledgement; Waiver of Conflicts; Retention of Privilege.

(a) Each of the Parties hereto acknowledges and agrees that (i) Winthrop & Weinstine, P.A. (“Company Counsel”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement and the Ancillary Documents, and the transactions contemplated hereby and thereby and (ii) Kirkland & Ellis LLP (“PTIC II Counsel”) has acted as counsel to PTIC II in various matters involving a range of issues and as counsel to PTIC II in connection with the negotiation of this Agreement and the Ancillary Documents, and the transactions contemplated hereby and thereby.

(b) In connection with any matter or dispute under this Agreement, PTIC II hereby irrevocably waives and agrees not to assert, and agree to cause the Company to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Company Counsel’s prior representation of the Company, (ii) Company Counsel’s representation of the Seller Representative and/or any of the Group Companies (collectively, the “Company Advised Parties”) prior to and after the Closing, (iii) PTIC II Counsel’s prior representation of PTIC and (iv) PTIC II Counsel’s representation of the Sponsor, any subsidiary of PTIC II and/or any PTIC II stockholders (collectively, the “PTIC II Advised Parties”).

(c) PTIC II further agrees, on behalf of itself and, after the Closing, on behalf of each Group Company, that all communications in any form or format whatsoever between or among any of Company Counsel, the Company, any of the Company Advised Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by the Sellers’ Representative on behalf of the Company and shall not pass to or be claimed by PTIC II or any Group Company. All Company Deal Communications that are attorney client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sellers’ Representative and the Company, shall be controlled by the Sellers’ Representative on behalf of the Company and shall not pass to or be claimed by PTIC II or any Group Company; provided, however, that nothing contained herein shall be deemed to be a waiver by PTIC II or any of its Affiliates (including, after the Effective Time, the Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(d) The Company and each of the Rolling Company Unitholders further agrees, on behalf of itself and, after the Closing, on behalf of each Group Company, that all communications in any form or format whatsoever between or among any of PTIC II Counsel, PTIC II, any of the PTIC II Advised Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “PTIC II Deal Communications”) shall be deemed to be retained and owned collectively by the PTIC II Advised Parties, shall be controlled by the Sponsor and shall not pass to or be claimed by PTIC II or any Group Company. All PTIC II Deal Communications that are attorney-client privileged (the “Privileged PTIC II Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by PTIC II or any Group Company; provided, further, that nothing contained herein shall be deemed to be a waiver by PTIC II or any of its Affiliates (including, after the Effective Time, the Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(e) Notwithstanding the foregoing, in the event that a dispute arises between PTIC II or any Group Company, on the one hand, and a third party other than the Sellers’ Representative or the Sponsor on the other hand, PTIC II or the Company may assert the attorney client privilege to prevent the disclosure of the Privileged Company Deal Communications and Privileged PTIC II Deal Communications to such third party; provided, however, that neither PTIC II nor the Company may waive such privilege with respect to (i) Privileged Company Deal Communications without the prior written consent of the Sellers’ Representative, or (ii) Privileged PTIC II Deal Communications without the prior written consent of the Sponsor. In the event that PTIC II or the Company is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of (y) the Privileged Company Deal Communications, PTIC II shall immediately (and, in any event, within two (2) Business Days) notify the Sellers’ Representative in writing (including by making specific reference to this Section 9.20) so

Annex A-74

that the Sellers’ Representative can seek a protective order and (z) the Privileged PTIC II Deal Communications, PTIC II shall immediately (and, in any event, within two (2) Business Days) notify the Sponsor in writing (including by making specific reference to this Section 9.20) so that the Sponsor can seek a protective order and, in either case, PTIC II agrees to use all commercially reasonable efforts to assist therewith.

(f) To the extent that files or other materials maintained by Company Counsel constitute property of its clients, only the Sellers’ Representative and the Company Advised Parties shall hold such property rights and Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney client relationship between Company Counsel, on the one hand, and the Company, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party. To the extent that files or other materials maintained by PTIC II Counsel constitute property of its clients, only the Sponsor and the PTIC II Advised Parties shall hold such property rights and PTIC II Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged PTIC II Deal Communications by reason of any attorney-client relationship between PTIC II Counsel, on the one hand, and PTIC II, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(g) PTIC II agrees on behalf of itself and the Company, (i) to the extent that PTIC II or the Company receives or takes physical possession of any Company Deal Communications or PTIC II Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties, PTIC II Advised Parties or any other Person, of the privileges or protections described in this Section 9.20, and (b) neither PTIC II nor the Company shall assert any claim that any of the Company Advised Parties, PTIC II Advised Parties or any other Person waived the attorney client privilege, attorney work product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications or PTIC II Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Sellers’ Representative or the Sponsor, as applicable, waive the attorney client or other privilege, or by otherwise asserting that PTIC II or the Company has the right to waive the attorney client or other privilege, (iii) not to seek to obtain the Company Deal Communications from Company Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party and (iv) not to seek to obtain the PTIC II Deal Communications from PTIC II Counsel so long as such PTIC II Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

[Signature Pages Follow]

Annex A-75

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

PROPTECH INVESTMENT CORPORATION II
By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Chairman, Co-Chief Executive Officer and President
By:	/s/ Joseph Beck
Name:	Joseph Beck
Title:	Co-Chief Executive Officer and Chief Financial Officer

[Signature Page to Business Combination Agreement]

Annex A-76

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

RW NATIONAL HOLDINGS, LLC
By:	/s/ Christopher Laurence
Name:	Christopher Laurence
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex A-77

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

SELLERS’ REPRESENTATIVE:
Lake Street Landlords, LLC
By:	/s/ Scott Honour
Name:	Scott Honour
Title:	Chairman

[Signature Page to Business Combination Agreement]

Annex A-78

SCHEDULE I

Supporting Company Unitholders

Annex A-79

EXHIBIT A

Form of Investor Rights Agreement

Annex A-80

EXHIBIT B

Form of Tax Receivable Agreement

Annex A-81

EXHIBIT C

Form of Transaction Support Agreement

Annex A-82

EXHIBIT D

Form of Amended and Restated NewCo LLC Agreement

Annex A-83

EXHIBIT E

Form of PTIC II Post-Closing Certificate of Incorporation

Annex A-84

EXHIBIT F

Form of PTIC II Post-Closing Bylaws

Annex A-85

EXHIBIT G

Form of New PTIC II Equity Incentive Plan

Annex A-86

Annex A-I

AMENDMENT TO BUSINESS COMBINATION AGREEMENT

THIS AMENDMENT TO BUSINESS COMBINATION AGREEMENT (the “Amendment”) is effective as of May 27, 2022 by and between PropTech Investment Corporation II, a Delaware corporation (“PTIC II”), and Lake Street Landlords, LLC, a Delaware limited liability company, in its capacity as the Sellers’ Representative (“Sellers’ Representative”). Capitalized terms used but not defined herein, shall have the meaning given to them in the Purchase Agreement (as defined below).

RECITALS

A.     PTIC, Sellers’ Representative, and RW National Holdings, LLC are parties to that certain Business Combination Agreement, dated May 17, 2022 (the “Purchase Agreement”);

B.      PTIC and Sellers’ Representative desire to amend the Purchase Agreement upon the terms and conditions noted below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.      Time to File HSR. Notwithstanding anything in the Purchase Agreement to the contrary, each Party to the Purchase Agreement shall have until June 10, 2022 to take, or cause to be taken, any reasonably required actions, as applicable, pursuant to the HSR Act.

2.      No Other Changes. Except as provided in this Amendment, all other terms and conditions of the Purchase Agreement shall remain in full force and effect.

3.      Entire Agreement. The Purchase Agreement, as amended by this Amendment constitutes the entire agreement of the parties on the subject matter hereof and supersedes all prior representations, understandings and agreements between the parties with respect to such subject matter.

4.      Governing Law. This Amendment shall be governed by and construed under the laws of the State of Delaware without reference to principles of conflicts of law.

*    *    *    *    *

[signature pages follow]

Annex A-I-1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers or representatives, as follows:

PROPTECH INVESTMENT CORPORATION II
By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Chairman, Co-Chief Executive Officer and President
By:	/s/ Joseph Beck
Name:	Joseph Beck
Title:	Co-Chief Executive Officer, Chief Financial Officer and Director
LAKE STREET LANDLORDS, LLC
By:	/s/ Scott Honour
Name:	Scott Honour
Title:	Chairman

Signature Page to Amendment to Business Combination Agreement

Annex A-I-2

Annex A-II

SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT

AMENDMENT NO. 2
TO BUSINESS COMBINATION AGREEMENT

THIS AMENDMENT NO 2. TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), is made as of July 14, 2022, by and among (a) PropTech Investment Corporation II, a Delaware corporation (“PTIC II”), (b) RW National Holdings, LLC, a Delaware limited liability company (the “Company”) and (c) Lake Street Landlords, LLC, a Delaware limited liability company (“Lake Street”), in its capacity as the representative of the application Company Unit Holders (in such capacity, the “Sellers’ Representative”). PTIC II, the Company and the Sellers’ Representative shall be referred to herein from time to time collectively as the “Parties”).

BACKGROUND

A.      PTIC II, the Company and the Sellers Representative entered into that certain Business Combination Agreement, dated as of May 17, 2022, as amended by that certain Amendment to Business Combination Agreement, dated May 27, 2022 (the “Business Combination Agreement”).

B.      In accordance with Section 9.3 of the Business Combination Agreement, the Parties desire to amend the Business Combination Agreement in accordance with this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

AGREEMENT

1.    Capitalized Terms. Capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to them in the Business Combination Agreement.

2.    Amendment to “Company Sale Price”. The definition of “Company Sale Price” in Article I is hereby amended and restated as follows:

“Company Sale Price” means the price per share/unit for one (1) PTIC II Common Share in a Company Sale, inclusive of any escrows, holdbacks, deferred purchase price earnouts or the like and assuming the maximum of such amounts will be paid. If and to the extent the price is payable in whole or in part with consideration other than cash, the price for such non-cash consideration shall be determined as follows: (a) with respect to any securities (i) the average of the closing prices of the sales of the securities on all securities exchanges on which the securities may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted in the Nasdaq system as of 4:00 P.M., New York time, or, if on any day such securities are not quoted in the Nasdaq system, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive business days prior to such day or (ii) if at any time the securities are not listed on any securities exchange or quoted in the Nasdaq system or the over-the-counter market, the value of each such security shall be equal to the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of the Company and the Sellers’ Representative on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale); and (b) with respect to any other non-cash assets, the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of the Company and the Sellers’ Representative on
Annex A-II-1

the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale).

3.    Addition of Definition of the “PTIC II Common Share”. Article I is hereby amended to add the following definition:

“PTIC II Common Share” means each PTIC II Class A Share, Earn Out Share or PTIC II Class B Share (and, without double-counting, the corresponding NewCo LLC Class A and Class B Units) outstanding as of the date of consummation of any Company Sale, in each case, measured on a fully diluted basis (i.e., including all vested awards, Earn Out Shares or other equity interests, issued or to be issued immediately prior to the consummation of any Company Sale).

4.    Amendment to Section 2.6. The first sentence of Section 2.6 is hereby amended and restated as follows:

(c)             If following the Closing and prior to the expiry of the Earn Out Period, PTIC II consummates a Company Sale that results in the holders of a PTIC II Common Share receiving a Company Sale Price in respect of such PTIC II Common Share equal to or in excess of the applicable price per share/unit attributable to one or more Triggering Events (which shall be adjusted equally to reflect any individual splits or other non-economic reclassification of shares of PTIC II’s capital stock), then immediately prior to the consummation of such Company Sale, PTIC II shall issue or cause to be issued to each NewCo LLC Class B Unitholder entitled thereto (in accordance with the Allocation Schedule) the applicable number of Earn Out Shares (to the extent not previously issued pursuant to the terms of Section 2.6(a)). For avoidance of doubt:

(i)          if the Company Sale Price for acquisition of the PTIC II Common Shares is greater than or equal to $12.50 per PTIC II Common Share (which shall be adjusted equitably to reflect any dividend, split, or other noneconomic reclassification of shares of PTIC II’s capital stock), PTIC II shall issue, or cause to be issued, the $12.50 Earn Out Shares (provided such shares have not previously been issued) to each NewCo LLC Class B Unitholder who, as of the Closing Date, is entitled thereto, in each case, in accordance with the Allocation Schedule;

(ii)         if the Company Sale Price for acquisition of the PTIC II Common Shares is greater than or equal to $15.00 per PTIC II Common Share (which shall be adjusted equitably to reflect any dividend, split, or other noneconomic reclassification of shares of PTIC II’s capital stock), PTIC II shall issue, or cause to be issued, the $12.50 Earn Out Shares and the $15.00 Earn Out Shares (provided such shares have not previously been issued) to each NewCo LLC Class B Unitholder who, as of the Closing Date, is entitled thereto, in each case, in accordance with the Allocation Schedule; and

(iii)        if the Company Sale Price for acquisition of the PTIC II Common Shares is greater than or equal to $17.50 per PTIC II Common Share (which shall be adjusted equitably to reflect any dividend, split, or other noneconomic reclassification of shares of PTIC II’s capital stock), PTIC II shall issue, or cause to be issued, the $12.50 Earn Out Shares, the $15.00 Earn Out Shares and the $17.50 Earn Out Shares (provided such shares have not previously been issued) to each NewCo LLC Class B Unitholder who, as of the Closing Date, is entitled thereto, in each case, in accordance with the Allocation Schedule;

provided that if the Company Sale Price for acquisition of the PTIC II Common Shares is less than $12.50 per PTIC II Common Share (which shall be adjusted equally to reflect any individual splits or other non-economic reclassification of shares of PTIC II’s capital stock), then no Earn Out Shares shall be issued pursuant to this Section 2.6(c).

Annex A-II-2

5.    Amendment to NewCo LLC Agreement. The Business Combination Agreement is hereby amended to include the form of NewCo LLC Agreement in the form attached hereto as Exhibit A.

6.    PCAOB Financials. The parties agree that the date for delivery of the Closing Company Audited Financial Statements is hereby extended to July 20, 2022.

7.    PTIC II Expenses. The parties agree that the following amounts shall be deemed PTIC II Expenses. which shall be due and payable to Sponsor in immediately available funds at the Closing: (i) an amount equal to $67,500, which amount is a reimbursement to be made to Sponsor with respect to amounts paid by PTIC II in respect of the Company’s portion of the filing fees required under the HSR Act; and (ii) the amount of $250,000, with respect to certain of operational expenses previously paid by Sponsor.

8.    Effect of Amendment. Upon the execution and delivery of this Amendment, the Business Combination Agreement shall thereupon be deemed to be amended as set forth in this Amendment with the same effect as if the amendments made hereby were originally set forth in the Business Combination Agreement, and this Amendment and the Business Combination Agreement shall be read, taken and construed as one and the same instrument.

9.    General. Except as expressly provided in this Amendment, all of the terms and provisions of the Business Combination Agreement are and will remain in full force and effect. The amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Business Combination Agreement or as a waiver of or consent to any further or future action on the part of the Parties hereto that would require the waiver or consent of the Parties hereto. ARTICLE 9 OF THE BUSINESS COMBINATION AGREEMENT SHALL APPLY TO THIS AMENDMENT AS THOUGH FULLY SET FORTH HEREIN.

[The balance of this page is intentionally left blank.]

Annex A-II-3

IN WITNESS WHEREOF, each of the Parties has caused this Amendment No. 2 to Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

PROPTECH INVESTMENT CORPORATION II
By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Chairman, Co-Chief Executive Officer and President
By:	/s/ Joseph Beck
Name:	Joseph Beck
Title:	Co-Chief Executive Officer and Chief Financial Officer

[Amendment No. 2 to Business Combination Agreement]

Annex A-II-4

IN WITNESS WHEREOF, each of the Parties has caused this Amendment No. 2 to Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

RW NATIONAL HOLDINGS, LLC
By:	/s/ Christopher Laurence
Name:	Christopher Laurence
Title:	Chief Executive Officer

[Amendment No. 2 to Business Combination Agreement]

Annex A-II-5

IN WITNESS WHEREOF, each of the Parties has caused this Amendment No. 2 to Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

SELLERS’ REPRESENTATIVE
By:	/s/ Scott Honour
Name:	Scott Honour
Title:	Chairman

[Amendment No. 2 to Business Combination Agreement]

Annex A-II-6

Exhibit A

Form of NewCo LLC Agreement

Annex A-II-7

Annex A-III

THIRD AMENDMENT TO BUSINESS COMBINATION AGREEMENT

AMENDMENT NO. 3
TO BUSINESS COMBINATION AGREEMENT

THIS AMENDMENT NO 3.    TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), is made as of September 7, 2022, by and among (a) PropTech Investment Corporation II, a Delaware corporation (“PTIC II”), (b) RW National Holdings, LLC, a Delaware limited liability company (the “Company”) and (c) Lake Street Landlords, LLC, a Delaware limited liability company (“Lake Street”), in its capacity as the representative of the application Company Unit Holders (in such capacity, the “Sellers’ Representative”). PTIC II, the Company and the Sellers’ Representative shall be referred to herein from time to time collectively as the “Parties”).

BACKGROUND

A.     PTIC II, the Company and the Sellers Representative entered into that certain Business Combination Agreement, dated as of May 17, 2022, as amended by that certain Amendment to Business Combination, dated May 27, 2022 and that certain Second Amendment to Business Combination, dated July 14, 2022 (the “Second Amendment”), (the “Business Combination Agreement”).

B.      In accordance with Section 9.3 of the Business Combination Agreement, the Parties desire to amend the Business Combination Agreement in accordance with this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

AGREEMENT

1.      Capitalized Terms. Capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to them in the Business Combination Agreement.

2.      PTIC II Expenses. The parties agree that all amounts borrowed under that certain Promissory Note, dated September [•], 2022, by and among PTIC II and Sponsor (the “Promissory Note”), to the extent outstanding and not repaid by PTIC II (as set forth on the Schedule of Borrowings attached thereto) prior to the Closing, shall be a PTIC II Expense at Closing. For the avoidance of doubt, the full outstanding balance (of up to $250,000) on the Promissory Note at Closing, will be repaid as a PTIC II Expense at Closing.

3.      Offset Against Other PTIC II Sponsor Reimbursement Expenses. The parties agree that the repayment of such amounts borrowed and outstanding (of up to $250,000) pursuant to the Promissory Note and repaid at Closing shall reduce, on a dollar-for-dollar basis, that certain PTIC II Expense of $250,000 due and payable by PTIC II to Sponsor (such expenses, as described in greater detail in section 7(ii) of the Second Amendment, the “Sponsor Reimbursement Expenses”). As an example, if PTIC II has borrowed $150,000 pursuant to the Promissory Note prior to the Closing, such $150,000 shall reduce by $150,000 the Sponsor Reimbursement Expenses, leaving $100,000 to be paid to the Sponsor as Sponsor Reimbursement Expenses; provided however, PTIC II will still be obligated to repay the $150,000 borrowed under the Promissory Note, for a total of $250,000 (i.e., $150,000 under the Promissory Note and $100,000 pursuant to the Sponsor Reimbursement Expenses) in PTIC II Expenses.

4.      Effect of Amendment. Upon the execution and delivery of this Amendment, the Business Combination Agreement shall thereupon be deemed to be amended as set forth in this Amendment with the same effect as if the amendments made hereby were originally set forth in the Business Combination Agreement, and this Amendment and the Business Combination Agreement shall be read, taken and construed as one and the same instrument.

Annex A-III-1

5.      General. Except as expressly provided in this Amendment, all of the terms and provisions of the Business Combination Agreement are and will remain in full force and effect. The amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Business Combination Agreement or as a waiver of or consent to any further or future action on the part of the Parties hereto that would require the waiver or consent of the Parties hereto. ARTICLE 9 OF THE BUSINESS COMBINATION AGREEMENT SHALL APPLY TO THIS AMENDMENT AS THOUGH FULLY SET FORTH HEREIN.

[The balance of this page is intentionally left blank.]

Annex A-III-2

IN WITNESS WHEREOF, each of the Parties has caused this Amendment No. 1 to Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

PROPTECH INVESTMENT CORPORATION II
By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Chairman, Co-Chief Executive Officer and President
By:	/s/ Joseph Beck
Name:	Joseph Beck
Title:	Co-Chief Executive Officer and Chief Financial Officer

[Signature Page to Amendment No. 3 to Business Combination Agreement]

Annex A-III-3

RW NATIONAL HOLDINGS, LLC
By:	/s/ Christopher Laurence
Name:	Christopher Laurence
Title:	Chief Executive Officer

[Signature Page to Amendment No. 3 to Business Combination Agreement]

Annex A-III-4

SELLERS’ REPRESENTATIVE
By:	/s/ Scott Honour
Name:	Scott Honour
Title:	Chairman

[Signature Page to Amendment No. 3 to Business Combination Agreement]

Annex A-III-5

Annex A-IV

FOURTH AMENDMENT TO BUSINESS COMBINATION AGREEMENT

AMENDMENT NO. 4
TO BUSINESS COMBINATION AGREEMENT

THIS AMENDMENT NO 4. TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), is made as of October 15, 2022, by and among (a) PropTech Investment Corporation II, a Delaware corporation (“PTIC II”), (b) RW National Holdings, LLC, a Delaware limited liability company (the “Company”) and (c) Lake Street Landlords, LLC, a Delaware limited liability company (“Lake Street”), in its capacity as the representative of the application Company Unit Holders (in such capacity, the “Sellers’ Representative”). PTIC II, the Company and the Sellers’ Representative shall be referred to herein from time to time collectively as the “Parties”).

BACKGROUND

A.   PTIC II, the Company and the Sellers Representative entered into that certain Business Combination Agreement, dated as of May 17, 2022, as amended by that certain Amendment to Business Combination Agreement, dated May 27, 2022, as amended by that certain Amendment No. 2 to Business Combination Agreement, dated July 13, 2022, as amended by that certain Amendment No. 3 to Business Combination Agreement, dated September 7, 2022 (the “Business Combination Agreement”).

B.   In accordance with Section 9.3 of the Business Combination Agreement, the Parties desire to amend the Business Combination Agreement in accordance with this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

AGREEMENT

1.    Capitalized Terms. Capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to them in the Business Combination Agreement.

2.    Amendments to Section 5.15 of the Business Combination Agreement. Section 5.15 shall be amended as set forth in this Section 2 in order to change the number of directors on the PTIC II Board from seven (7) to eight (8) directors.

a.    Section 5.15(a). Section 5.15(a) shall be amended and restated in its entirety as follows:

“(a) The Parties shall take all such action within their power as may be necessary or appropriate such that effective as of the Closing (i) the PTIC II Board shall consist of eight (8) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of two (2) directors, Class II consisting of three (3) directors and Class III consisting of three (3) directors, (ii) the Governing Documents of PTIC II are substantially in the form attached as Exhibit E, (iii) the initial members of the PTIC II Board are the individuals determined in accordance with Section 5.15(b) and Section 5.15(c), as applicable, (iv) the initial members of the compensation committee, audit committee and nominating committee of the PTIC II Board are the individuals determined in accordance with Section 5.15(d), Section 5.15(e) or Section 5.15(f), as applicable and (v) the officers of PTIC II are the individuals determined in accordance with Section 5.15(g).”

b.    Section 5.15(b). Section 5.15(b) shall be amended and restated in its entirety as follows:

“(b) PTIC II shall designate two (2) Persons to be Class I directors on the PTIC II Board effective as of the Closing (the “Sponsor Directors”), subject to the prior written consent of the Company and the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed). PTIC II may prior to the PTIC II Shareholders Meeting, with the prior written consent of the Company and the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), replace any designated individual with any individual prior to the date that the Registration Statement/Proxy Statement is declared effective under the Securities Act

Annex A-IV-1

by notifying the Seller’s Representative of such replacement individual. Notwithstanding the foregoing, (i) each of the two (2) individuals designated to the PTIC II Board pursuant to this Section 5.15(b) must qualify as independent under the requirements set forth in the applicable Nasdaq rules, and must be a member of management or the PTIC II Board as at the date of this Agreement and (ii) one (1) of the individuals designated to the PTIC II Board pursuant to this Section 5.15(b) will satisfy the diversity requirements set forth in the applicable Nasdaq rules.”

c.    Section 5.15(c). Section 5.15(c) shall be amended and restated in its entirety as follows:

“(c) The Company shall designate three (3) Persons to be Class II directors and three (3) Persons to be Class III directors on the PTIC II Board effective as of the Closing, subject to the prior written consent of PTIC II (such consent not to be unreasonably withheld, conditioned or delayed). Sellers’ Representative may, with the prior written consent of PTIC II (such consent not to be unreasonably withheld, conditioned or delayed), replace any designated individual with any individual prior to the date that the Registration Statement/Proxy Statement is declared effective under the Securities Act by notifying PTIC II and the Sponsor of such replacement individual. Notwithstanding the foregoing, at least one (1) of the individuals designated to the PTIC II Board pursuant to this Section 5.15(c) must qualify as independent under the requirements set forth in the applicable Nasdaq rules.”

3.    Amendment to NewCo LLC Agreement. The Business Combination Agreement is hereby amended to include the form of NewCo LLC Agreement in the form attached hereto as Exhibit A.

4.    Amendment to the Allocation Schedule. The changes set forth on Exhibit B shall hereby be made to the Illustrative Allocation Schedule.

5.    Effect of Amendment. Upon the execution and delivery of this Amendment, the Business Combination Agreement shall thereupon be deemed to be amended as set forth in this Amendment with the same effect as if the amendments made hereby were originally set forth in the Business Combination Agreement, and this Amendment and the Business Combination Agreement shall be read, taken and construed as one and the same instrument.

6.    General. Except as expressly provided in this Amendment, all of the terms and provisions of the Business Combination Agreement are and will remain in full force and effect. The amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Business Combination Agreement or as a waiver of or consent to any further or future action on the part of the Parties hereto that would require the waiver or consent of the Parties hereto. ARTICLE 9 OF THE BUSINESS COMBINATION AGREEMENT SHALL APPLY TO THIS AMENDMENT AS THOUGH FULLY SET FORTH HEREIN.

[The balance of this page is intentionally left blank.]

Annex A-IV-2

IN WITNESS WHEREOF, each of the Parties has caused this Amendment No. 4 to Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

PROPTECH INVESTMENT CORPORATION II
By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Chairman, Co-Chief Executive Officer and President
By:	/s/ Joseph Beck
Name:	Joseph Beck
Title:	Co-Chief Executive Officer and Chief Financial Officer

Annex A-IV-3

RW NATIONAL HOLDINGS, LLC
By:	/s/ Christopher Laurence
Name:	Christopher Laurence
Title:	Chief Executive Officer

Annex A-IV-4

SELLERS’ REPRESENTATIVE
By:	/s/ Scott Honour
Name:	Scott Honour
Title:	Chairman

Annex A-IV-5

Exhibit A

Form of NewCo LLC Agreement

Annex A-IV-6

Exhibit B

Revisions to the Illustrative Allocation Schedule

Annex A-IV-7

Annex B

FORM OF
Second AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
APPRECIATE HOLDINGS, INC.

[•], 2022

Appreciate Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The present name of the Corporation is Appreciate Holdings, Inc. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 6, 2020 under the name Proptech Investment Corporation II (the “Original Certificate”).

2. The first amended and restated certificate of incorporation of the Corporation, which both restated and amended the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and was filed with the Secretary of State of the State of Delaware on December 3, 2020 (the “First Amended and Restated Certificate”).

3. A Certificate of Amendment to the First Amended and Restated Certificate was filed with the Secretary of State of the State of Delaware on [•], 2022 to change the name of the Corporation to Appreciate Holdings, Inc. (together with the Original Certificate and the First Amended and Restated Certificate, the “Certificate”).

4. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the DGCL, and shall become effective upon filing with the Secretary of State of the State of Delaware (the “Effective Time”) on the closing date (such date, the “Closing Date”) of the transactions contemplated by that certain Business Combination Agreement, dated as of May 17, 2022, by and among the Corporation, RW National Holdings, LLC, a Delaware limited liability company, and Lake Street Landlords, LLC, a Delaware limited liability company.

5. The text of the Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

Section 1.1. Name. The name of the Corporation is Appreciate Holdings, Inc. (the “Corporation”).

ARTICLE II

Section 2.1. Address. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

Section 3.1. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

ARTICLE IV

Section 4.1. Capitalization.

( A ) The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 201,000,000 shares, consisting of (a) 200,000,000 shares of common stock (the “Common Stock”), including (i) 100,000,000 shares of Class A Common Stock (the “Class A Common Stock”) and (ii) 100,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

Annex B-1

( B ) The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding or, in the case of Class A Common Stock, an aggregate amount necessary for issuance upon the conversion of any outstanding shares of Class B Common Stock and/or upon exchange of any Class B Units (as defined in the Limited Liability Company Agreement (the “Holdings LLC Agreement”) of Appreciate Intermediate Holdings Company, LLC (“Holdings”), for any shares of Class B Common Stock, by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, the Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Second Amended and Restated Certificate or any certificate of designations relating to any series of Preferred Stock.

( C ) This Second Amended and Restated Certificate is being filed on the closing date (such date, the “Closing Date”) of the transactions contemplated by that certain Business Combination Agreement, dated as of May 17 2022, by and among the Corporation, RW National Holdings, LLC, a Delaware limited liability company, and Lake Street Landlords, LLC, a Delaware limited liability company (the “Business Combination Agreement”). Upon this Second Amended and Restated Certificate becoming effective upon filing with the Secretary of State of the State of Delaware pursuant to the DGCL (the “Effective Time”), each share of existing class B common stock (as defined in the First Amended and Restated Certificate) issued prior to the Effective Time will be converted into one (1) share of Class A Common Stock, without any action required on the part of the Corporation or the holder of such share of class B common stock. No fractional shares of Class A Common Stock will be issued in connection with the reclassification of shares of class B common stock provided for in this Section 4.1(C).

Section 4.2. Preferred Stock.

( A ) The board of directors of the Corporation (the “Board”) is hereby expressly authorized to provide, out of the unissued shares of the Preferred Stock, one or more series of Preferred Stock, and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

( B ) Except as otherwise required by applicable law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate (including any certificate of designations relating to such series).

Section 4.3. Common Stock.

( A ) Voting Rights.

(1) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(2) Except as otherwise provided in this Second Amended and Restated Certificate or as required by applicable law, each holder of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(3) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated

Annex B-2

Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

( B ) Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, the holders of Class A Common Stock (including Class A Common Stock which converted to Class A Common Stock from Class B Common Stock in accordance with Section 4.3(D) below on or prior to the record date for such dividend or other distribution) shall be entitled to receive ratably, taken together as a single class, in proportion to the number of shares of Class A Common Stock held by each such stockholder such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine. The holders of Class B Common Stock shall not be entitled to any dividends or distributions on any shares of Class B Common Stock held by such holder prior to the conversion of such shares of Class B Common Stock into Class A Common Stock.

( C ) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock having a preference over the Class A Common Stock as to distributions upon dissolution or liquidation or winding up shall be entitled, the holders of all outstanding shares of Class A Common Stock (including Class A Common Stock which converted to Class A Common Stock from Class B Common Stock in accordance with Section 4.3(D) below on or prior to the date of such liquidation, dissolution or winding up (including if a Class B Conversion Event (as defined below) occurred as a result of such liquidation, dissolution or winding up) shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

( D ) Exchange of Class B Common Stock. Subject at all times to the requirements of and under the Holdings LLC Agreement in connection with an Exchange (as that term is defined in the Holdings LLC Agreement):

(1) Class B Units (as defined in the Holdings LLC Agreement) shall be exchanged for shares of Class A Common Stock equal to the number of Class B Units in accordance with the Holdings LLC Agreement, together with the surrender and cancellation of the same number of outstanding shares of Class B Common Stock held by holder. Before any holder of Class B Units shall be entitled voluntarily to exchange any such Class B Units, such holder shall give written notice to the Corporation at its principal corporate office of the election to exchange the same, together with the election to surrender and cancellation of the same number of outstanding shares of Class B Common Stock held by such holder, and shall state therein the name or names in which such Class A Common Stock are to be registered in book entry. The Corporation shall, as soon as practicable thereafter, register the number of shares of Class A Common Stock to which such holder of Class B Common Stock and Class B Units shall be entitled as aforesaid in book-entry form. Such exchange of Class B Units, and surrender and cancellation of Class B Common Stock shall be deemed to have been made immediately prior to the close of business on the date of the written notice of such holder’s election to exchange and, surrender and cancel required by this Section 4.3(D)(1), and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such exchange, and surrender and cancellation shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is surrendered and cancelled pursuant to this Section 4.3(D)(1) shall be retired by the Corporation and shall not be available for reissuance; and

(2) the Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Second Amended and Restated Certificate or the Holdings LLC Agreement, relating to the exchange of the Class B Units, together with the surrender and cancellation of the Class B Common Stock for Class A Common Stock, as it may deem necessary or advisable in connection therewith.

Annex B-3

If the Corporation has a reasonable basis to believe that a Transfer giving rise to an exchange of Class B Units, together with the surrender and cancellation of the Class B Common Stock, for Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request in writing that the holder of such shares furnish affidavits or other reasonable evidence to the Corporation as the Corporation deems necessary to determine whether an exchange of Class B Units, together with the surrender and cancellation of the Class B Common Stock, for Class A Common Stock has occurred and if such holder does not, within thirty days after receipt of such written request, furnish reasonable evidence to the Corporation to enable the Corporation to determine that no such exchange has occurred, any such Class B Units and Class B Common Stock, to the extent not previously exchanged or surrendered and cancelled, respectively, shall be automatically exchanged, and surrendered and cancelled, respectively, into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any such written consent and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

( E ) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock an amount equal to at least the number of then-outstanding Class B Units subject to Exchange (as defined in the Holdings LLC Agreement) from time to time.

( F ) Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Second Amended and Restated Certificate, scheme, arrangement or otherwise (each, a “Split”)) any class of Common Stock into a greater or lesser number of shares, the shares of each other class of Common Stock outstanding immediately prior to such subdivision shall be proportionately similarly combined or subdivided such that the ratio of shares of outstanding Class B Common Stock to shares of outstanding Class A Common Stock immediately prior to such subdivision shall be maintained immediately after such combination or subdivision. Any adjustment described in this Section 4.3(F) shall become effective at the close of business on the date the combination or subdivision becomes effective.

( G ) Transfers of Class B Common Stock; Cancellation of Class B Common Stock.

(1) No shares of Class B Common Stock may be issued by the Corporation except to a holder of Class B Units of Holdings, such that after such issuance of Class B Common Stock, such holder of Class B Units holds an identical number of shares of Class B Common Stock. No shares of Class B Common Stock may be transferred by the holder thereof except (i) for no consideration to the Corporation upon which transfer such shares shall automatically be cancelled pursuant to Section 4.3(G)(2), or (ii) together with the transfer of an identical number of Class B Units made in compliance with the Holdings LLC Agreement. If any outstanding share of Class B Common Stock ceases to be held by a holder of the corresponding Class B Unit, such share of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock, be transferred to the Corporation for no consideration and cancelled.

(2) Immediately upon the effective time of exchange of Class B Units and corresponding shares of Class B Common Stock for a Stock Exchange Payment and/or a Cash Exchange Payment (as each such term is defined in the Holdings LLC Agreement), as the case may be, such shares of Class B Common Stock held by such exchanging holder shall automatically and without further action on the part of the Corporation or holder of Class B Common Stock be canceled with no consideration being paid or issued with respect thereto. Any such canceled shares of Class B Common Stock shall be automatically retired and restored to the status of authorized but unissued shares of Class B Common Stock and all rights with respect to such shares shall automatically cease and terminate.

( H ) Ranking. Except as expressly provided in this Article IV, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally (including as to dividends and distributions, and upon any dissolution or liquidation or winding up of the Corporation), share ratably and be identical in all respects as to all matters.

( I ) No Preemptive Rights. No holder of Common Stock shall be entitled to preemptive rights.

( J ) Conversion or Exchange of Class A Common Stock. Class A Common Stock shall not be convertible into or exchangeable for any other class or series of capital stock of the Corporation.

Annex B-4

ARTICLE V

Section 5.1. By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as the same may be amended from time to time, the “By-Laws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Second Amended and Restated Certificate. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate or any provision of law which might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designations relating to any series of Preferred Stock), by the By-Laws or pursuant to applicable law, the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of Article I, Article II or Article IV of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith and, with respect to any other provision of the By-Laws of the Corporation, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith.

ARTICLE VI

Section 6.1. Board of Directors.

( A ) Director Powers. Except as otherwise provided in this Second Amended and Restated Certificate or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

( B ) Number of Directors. The total number of directors constituting the whole Board shall, (a) as of the date of this Second Amended and Restated Certificate, initially be eight and (b) thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time by a majority of the Board.

( C ) Classified Board. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the Closing Date, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Closing Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Closing Date. At each annual meeting of stockholders following the Closing Date, successors to the class of directors whose term expires at that annual meeting of stockholders shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. The Board is authorized to assign members of the Board already in office to their respective class.

( D ) Board Vacancies and Newly-Created Directorships. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Annex B-5

( E ) Term and Removal. Each director shall hold office until the annual meeting of stockholders at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the By-Laws. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. In case the Board or any one or more directors should be so removed, new directors may be elected pursuant to Section 6.1(B).

( F ) Preferred Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate (including any certificate of designations relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 6.1(A), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(A) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly.

( G ) Vote by Ballot. Directors of the Corporation need not be elected by written ballot unless the By-Laws shall so provide.

ARTICLE VII

Section 7.1. Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing or by electric transmission by such holders unless such action is recommended or approved by all directors of the Corporation then in office; provided, however, that to the extent expressly permitted by the certificate of designations relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or by electric transmission, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded.

Section 7.2. Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation or as otherwise provided in the By-Laws.

ARTICLE VIII

Section 8.1. Limited Liability of Directors. To the fullest extent permitted by applicable law, no director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 8.2. Change in Rights. Neither the amendment nor the repeal of this Article VIII shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Section 8.3. Director and Officer Indemnification and Advancement of Expenses. The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any Person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the

Annex B-6

fact that he or she is or was a director or officer of the Corporation or any predecessor of the Corporation, or, while serving as a director or officer of the Corporation, serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Section 8.4. Employee and Agent Indemnification and Advancement of Expenses. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.

ARTICLE IX

Section 9.1. DGCL Section 203 and Business Combinations.

( A ) The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

( B ) Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(1) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or

(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

( C ) For purposes of this Article IX, references to:

(1) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

( a ) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 9.1(B) is not applicable to the surviving entity;

Annex B-7

( b ) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

( c ) any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

( d ) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

( e ) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing Section 9.1(B), as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; but “interested stockholder” shall not include (x) any Stockholder Party, any

Annex B-8

Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective Affiliates or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, provided that a majority of the aggregate shares of voting stock of the Corporation owned by such group immediately prior to the business combination or the transaction which resulted in the stockholder becoming an interested stockholder were owned (without giving effect to beneficial ownership attributed to such person pursuant to Section 13(d)(3) of the Exchange Act or Rule 13d-5 of the Exchange Act) by one or more Stockholder Parties, Stockholder Party Direct Transferees, or Stockholder Party Indirect Transferees, or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (y) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

( a ) beneficially owns such stock, directly or indirectly; or

( b ) has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

( c ) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(7) “person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated association or other entity.

(8) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(9) “Stockholder Parties” means the Sellers and the Founder Holders (each as defined in the Investor Rights Agreement dated on or about the date hereof (as amended), by and among the Corporation, the Sellers and the Founder Holders). The term “Stockholder Party” shall have a correlative meaning to “Stockholder Parties.”

(10) “Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

Annex B-9

(11) “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(12) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article IX to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

ARTICLE X

Section 10.1. Competition and Corporate Opportunities.

( A ) In recognition and anticipation that (i) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities (each, as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (ii) the Stockholder Parties and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and the provisions of this Article X are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors, the Stockholder Parties or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

( B ) None of (i) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates or Affiliated Entities and (ii) the Stockholder Parties or any of their respective Affiliates (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by applicable law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates has historically engaged, now engages or proposes to engage at any time or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by applicable law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 10.1(C). Subject to Section 10.1(C), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its, her or his Affiliates, such Identified Person shall, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Corporation.

( C ) Subject to Section 10.1(D), the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered or presented to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 10.1(B) shall not apply to any such corporate opportunity.

( D ) In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation,

Annex B-10

(iii) is one in which the Corporation has no interest or reasonable expectancy, or (iv) is one presented to any Person for the benefit of a member of the Board or such member’s Affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

( E ) For purposes of this Article X, (i) “Affiliate” shall mean (a) in respect of a member of the Board, any Person that, directly or indirectly, is controlled by such member of the Board (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of any of the Stockholder Parties, a Person that, directly or indirectly, is controlled by any of the Stockholder Parties, controls any of the Stockholder Parties or is under common control with any of the Stockholder Parties and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (c) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (d) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Affiliated Entity” shall mean (x) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (y) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (z) any Person controlling, controlled by or under common control with any of the foregoing, including any investment fund or vehicle under common management; and (iii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

( F ) For the purposes of this Article X, “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this Section 10.1(F), as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

( G ) To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

( H ) Any alteration, amendment, addition to or repeal of this Article X shall require the affirmative vote of at least 80% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Neither the alteration, amendment, addition to or repeal of this Article X, nor the adoption of any provision of this Second Amended and Restated Certificate (including any certificate of designations relating to any series of Preferred Stock) inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the By-Laws, any indemnification agreement between such Person and the Corporation or any of its subsidiaries, or applicable law.

ARTICLE XI

Section 11.1. Severability. If any provision of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

Annex B-11

ARTICLE XII

Section 12.1. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against the Corporation or any current or former director, officer, other employee, agent or stockholder of the Corporation (a) arising pursuant to any provision of the DGCL, this Second Amended and Restated Certificate (as it may be amended or restated) or the By-Laws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, (iv) any action to interpret, apply, enforce or determine the validity of this Second and Restated Certificate or the By-Laws, or (v) any action asserting a claim against the Corporation or any current or former director, officer, other employee, agent or stockholder of the Corporation governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (v), to the fullest extent permitted by applicable law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act of 1933, as amended, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of this Article XII will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII.

ARTICLE XIII

Section 13.1. Amendments. Notwithstanding anything contained in this Second Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Second Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class: Article V, Article VI, Article VII, Article VIII, Article IX, Article XII and this Article XIII. Except as expressly provided in the foregoing sentence and the remainder of this Second Amended and Restated Certificate (including any certificate of designations relating to any series of Preferred Stock), including Section 10.1(G), this Second Amended and Restated Certificate may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

[Signature page follows]

Annex B-12

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this [•] day of [•], 2022.

Name:
Title:

Annex B-13

Annex C

FORM OF
AMENDED AND RESTATED BY-LAWS
OF
APPRECIATE HOLDINGS, INC.
(THE “CORPORATION”)

ARTICLE I
OFFICES

Section 1.1. Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II
STOCKHOLDERS MEETINGS

Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2. Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, or any stockholder holding at least 25% of the issued and outstanding capital stock entitled to vote, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3. Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation’s Second Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”), or these By-Laws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of

Annex C-1

all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5. Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

Annex C-2

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these By-Laws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment, a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Annex C-3

Section 2.7. Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (which date shall, for purposes of the Corporation’s first annual meeting of stockholders, be deemed to have occurred on [•]); provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these By-Laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a); provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures,

Annex C-4

nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these By-Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8. Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these By-Laws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9. Consents in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

Annex C-5

ARTICLE III
DIRECTORS

Section 3.1. Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.

Section 3.2. Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (which date shall, for purposes of the Corporation’s first annual meeting of stockholders, be deemed to have occurred on [•]); provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation, if any, that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf

Annex C-6

the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV
BOARD MEETINGS

Section 4.1. Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3. Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or the President and (b) shall be called by the Chairman of the Board, the President or the Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these By-Laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or

Annex C-7

waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4. Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these By-Laws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6. Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V
COMMITTEES OF DIRECTORS

Section 5.1. Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these By-Laws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these By-Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these By-Laws.

Annex C-8

ARTICLE VI
OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairman of the Board, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or the President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these By-Laws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person and may be held by more than one person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person and may be held by more than one person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and the Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, the Chief Executive Officer or the President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

Annex C-9

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or the President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or the President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3. Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these By-Laws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII
SHARES

Section 7.1. Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2. Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3. Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, the Chief Executive Officer, the President or a Vice President and (b) the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant

Annex C-10

Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4. Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6. Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

Annex C-11

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7. Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8. Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.

Section 7.9. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII
INDEMNIFICATION

Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Annex C-12

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By-Laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may secure and maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Annex C-13

Section 8.7. Amendments. Except as set forth in the Certificate of Incorporation, any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By-Laws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX
MISCELLANEOUS

Section 9.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these By-Laws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2. Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board, or any committee thereof, may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, or such committee, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board, or such committee, so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board, or such committee thereof, determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, or any committee thereof, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board, or any committee thereof, may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

Annex C-14

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board, or any committee thereof, may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3. Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By-Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these By-Laws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

Annex C-15

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By-Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By-Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By-Laws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these By-Laws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5. Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy

Annex C-16

holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these By-Laws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By-Laws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, the Chief Executive Officer, the President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, the Chief Executive Officer, the President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Annex C-17

Section 9.14. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15. Amendments. The Board shall have the power to adopt, amend, alter or repeal the By-Laws by the affirmative vote of a majority of the Board. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws.

Annex C-18

Annex D

FORM OF

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

APPRECIATE INTERMEDIATE HOLDINGS, LLC

DATED AS OF [•], 2022

THE LIMITED LIABILITY COMPANY INTERESTS IN APPRECIATE INTERMEDIATE HOLDINGS, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

Annex D Page No.
ARTICLE I DEFINITIONS		D-1
1.1	Definitions	D-1
1.2	Interpretive Provisions	D-12

ARTICLE II ORGANIZATION OF THE LIMITED LIABILITY COMPANY		D-13
2.1	Formation	D-13
2.2	Filing	D-13
2.3	Name	D-13
2.4	Registered Office: Registered Agent	D-13
2.5	Principal Place of Business	D-13
2.6	Purpose; Powers	D-14
2.7	Term	D-14
2.8	Intent	D-14

ARTICLE III RESERVED		D-14

ARTICLE IV OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS		D-14
4.1	Capital Contributions; Authorized Units; General Provisions with Respect to Units	D-14
4.2	Capital Contributions	D-18
4.3	Issuance of Additional Units; Redemption of Certain Class B Units.	D-18
4.4	Capital Accounts	D-19
4.5	Other Matters Regarding Capital Contributions	D-19
4.6	Exchange of Class B Units	D-19
4.7	Representations and Warranties of the Members	D-23

ARTICLE V ALLOCATIONS OF PROFITS AND LOSSES		D-24
5.1	Profits and Losses	D-24
5.2	Special Allocations	D-24
5.3	Allocations for Tax Purposes in General	D-26
5.4	Other Allocation Rules	D-27
5.5	Earn Out Units	D-27

ARTICLE VI DISTRIBUTIONS		D-28
6.1	Distributions	D-28
6.2	Tax-Related Distributions	D-28
6.3	Distribution Upon Withdrawal	D-29

ARTICLE VII MANAGEMENT		D-29
7.1	Managing Member Rights; Member and Officer Duties	D-29
7.2	Role of Officers	D-30
7.3	Warranted Reliance by Officers on Others	D-30
7.4	Indemnification	D-30
7.5	Resignation or Termination of Managing Member	D-33
7.6	Reclassification Events of PubCo	D-33
7.7	Certain Costs and Expenses	D-33

ARTICLE VIII ROLE OF MEMBERS		D-33
8.1	Rights or Powers	D-33
8.2	Various Capacities	D-34
8.3	Investment Opportunities	D-34

Annex D-i

Annex D Page No.
ARTICLE IX TRANSFERS OF UNITS		D-35
9.1	Restrictions on Transfer	D-36
9.2	Notice of Transfer	D-36
9.3	Transferee Members	D-36
9.4	Legend	D-36

ARTICLE X ACCOUNTING AND CERTAIN TAX MATTERS		D-36
10.1	Books of Account	D-36
10.2	Tax Elections	D-36
10.3	Tax Returns; Information	D-37
10.4	Company Representative	D-37
10.5	Withholding Tax Payments and Obligations	D-39
10.6	Tax Treatment	D-40

ARTICLE XI DISSOLUTION		D-41
11.1	Liquidating Events	D-41
11.2	Bankruptcy	D-41
11.3	Procedure	D-41
11.4	Rights of Members	D-42
11.5	Notices of Dissolution	D-42
11.6	Reasonable Time for Winding Up	D-42
11.7	No Deficit Restoration	D-42

ARTICLE XII GENERAL		D-43
12.1	Amendments; Waivers	D-43
12.2	Further Assurances	D-43
12.3	Successors and Assigns	D-43
12.4	Entire Agreement	D-44
12.5	Rights of Members Independent	D-44
12.6	Governing Law: Waiver of Jury Trial: Jurisdiction	D-44
12.7	Headings	D-44
12.8	Counterparts: Electronic Delivery	D-44
12.9	Notices	D-45
12.10	Representation by Counsel; Interpretation	D-45
12.11	Severability	D-45
12.12	Expenses	D-45
12.13	No Third Party Beneficiaries	D-45
12.14	Confidentiality	D-45
12.15	No Recourse	D-46

Exhibits

Exhibit A-1: Capitalization

Exhibit A-2: Contribution Securities

Exhibit B: Exchange Notice

Exhibit C: Officers

Exhibit D: Form of Joinder

Exhibit E: Redemption Schedule

Annex D-ii

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
APPRECIATE INTERMEDIATE HOLDINGS, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time in accordance with the terms hereof, this “LLC Agreement”) of Appreciate Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”), is entered into as of [•], 2022, by and among Appreciate Holdings, Inc., a Delaware corporation (“PubCo” or “PTIC II”, as applicable), as a Member and the Managing Member as of the date hereof, the Members set forth on Exhibit A-1 hereto (the “Continuing Members”) and each other Person who is or at any time becomes a Member in accordance with the terms of this LLC Agreement and the Act. Capitalized terms used in this LLC Agreement shall have the respective meanings set forth in Section 1.1.

RECITALS

A. The Company was formed pursuant to a Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on [•], 2022;

B.  On [•], 2022, (a) PTIC II, (b) RW National Holdings, LLC, a Delaware limited liability company (the “Existing Company”), and (c) Lake Street Landlords, LLC, a Delaware limited liability company, in its capacity as the representative of all Continuing Members, entered into that certain Business Combination Agreement (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Business Combination Agreement”).

C. At the Closing, (i) all of the Continuing Members will contribute all of their Existing Company LLC Interests to the Company in exchange for a number of non-voting Class B Units in the Company equal, in the aggregate, to the Transaction Equity Security Amount, free and clear of all liens and encumbrances (other than any restrictions on transfer under applicable Securities Law or as contemplated herein), (ii) PTIC II shall contribute, or cause to be contributed, the Closing Date Contribution Amount to the Company, in exchange for a number of voting Class A Units in the Company equal to the number of Net Outstanding PTIC II Class A Shares, which Class A Units will be free and clear of, in the aggregate, to all liens and encumbrances (other than any restrictions on transfer under applicable Securities Laws or as contemplated herein), and (iii) Members (other than PTIC II) shall receive from PTIC II a number of shares of Class B Common Stock in PTIC II equal, in the aggregate, to the Transaction Equity Security Amount, free and clear of all liens and encumbrances (other than any restrictions on transfer under applicable Securities Law, the Investor Rights Agreement (as applicable) or under the governing documents of PTIC II), in the case of each of clauses (i), (ii) and (iii), on the terms and subject to the conditions set forth in the Business Combination Agreement.

D. The Members desire to enter into this LLC Agreement to reflect: (i) the consummation of the transactions contemplated by the Business Combination Agreement and the Ancillary Documents, including the contribution and exchange of the Existing Company LLC Interests pursuant to Section 2.2(a) of the Business Combination Agreement and the admission of PubCo as a Member, (ii) PubCo’s designation as the sole Managing Member of the Company, and (iii) the rights and obligations of the Members and other terms and provisions, in each case as set forth in this LLC Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this LLC Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1              Definitions. As used in this LLC Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq.

“Action” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

Annex D-1

“Adjusted Basis” has the meaning given to such term in Section 1011 of the Code.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Taxable Year or other taxable period, with the following adjustments:

(a)         credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b)         debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Advancement of Expenses” is defined in Section 7.4(b).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. For purposes of this LLC Agreement, no Member shall be deemed to be an Affiliate of any other Member solely as a result of membership in the Company.

“Allocation Schedule” has the meaning given to such term in the Business Combination Agreement.

“Ancillary Documents” has the meaning given to such term in the Business Combination Agreement.

“Appraiser FMV” means the fair market value of any Equity Security as determined by an independent appraiser mutually agreed upon by the Managing Member and the relevant Transferor, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this LLC Agreement. If the Managing Member and the relevant Transferor cannot reach agreement on an independent appraiser, each of the Managing Member and the relevant Transferor shall designate a nationally recognized accounting firm and those two firms shall jointly select a third national recognized accounting firm to serve as the appraiser. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this LLC Agreement shall be borne by the Company.

“Assumed Rate” means the highest marginal combined effective U.S. federal, state and local income tax rate (including, if applicable, under Section 1411 of the Code) applicable to the item of income based on the character of income and applicable to an individual resident in or, if higher, a corporation doing business exclusively in New York, NY in each case taking into account all jurisdictions in which the Company and its Subsidiaries are required to file income tax returns and the relevant apportionment information, in effect for the applicable Taxable Year, taking into account the character of any income, gains, deductions, losses or credits, and the deductibility of state and local income taxes (to the extent deductible for purposes of the U.S. federal, state, or local income tax), and the deductibility of state and local income taxes for purposes of other state and local income taxes. The Assumed Rate shall be the same for all Members regardless of the actual combined income tax rate of the Member or its direct or indirect owners. The Managing Member may adjust the Assumed Rate as it reasonably determines is necessary to take into account the effect of any changes in applicable tax law.

“Audit” is defined in Section 10.4(b).

“BBA Rules” means Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.) as amended by the Bipartisan Budget Act of 2015 and the Consolidated Appropriations Act of 2016, and any Treasury Regulations and other guidance promulgated thereunder, and any similar state, local, or non-U.S. legislation, regulations or guidance.

“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Board” means the board of directors of PubCo, as constituted at any given time.

Annex D-2

“Business Combination Agreement” is defined in the recitals to this LLC Agreement.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of Delaware.

“Business Opportunities Exempt Party” is defined in Section 8.3(a).

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with Section 4.4. The initial Capital Account of each Member as of the Effective Time (the “Closing Date Capital Account Balance”) is set forth next to such Member’s name on Exhibit A-1 hereto.

“Capital Contribution” means, with respect to any Member, the amount of cash and the Fair Market Value of any property (other than cash) contributed to the Company by such Member, net of any liabilities assumed by the Company for such Member in connection with such contribution, as set forth from time to time in the books and records of the Company. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member.

“Cash Available For Tax Distribution” is defined in Section 6.2(a).

“Cash Exchange Class A 5-Day VWAP” means the arithmetic average of the VWAP for each of the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Notice Date.

“Cash Exchange Notice” has the meaning set forth in Section 4.6(a)(ii).

“Cash Exchange Payment” means with respect to a particular Exchange for which the Managing Member has elected on behalf of the Company to make a Cash Exchange Payment in accordance with Section 4.6(a)(ii):

(i)          if the Class A Common Stock trades on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of (x) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Class B Units subject to the Exchange set forth in the Cash Exchange Notice if PubCo had paid the Stock Exchange Payment with respect to such number of Class B Units, and (y) the Cash Exchange Class A 5-Day VWAP; or

(ii)         if the Class A Common Stock is not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (x) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Class B Units subject to the Exchange set forth in the Cash Exchange Notice if PubCo had paid the Stock Exchange Payment with respect to such number of Class B Units, for which PubCo has elected to make a Cash Exchange Payment and (y) the Appraiser FMV of one (1) share of Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Certificate Delivery” means, in the case of any shares of Class B Common Stock to be transferred and surrendered by an Exchanging Member in connection with an Exchange which are represented by a certificate or certificates, the process by which the Exchanging Member shall also present and surrender such certificate or certificates representing such shares of Class B Common Stock during normal business hours at the principal executive offices of PubCo, or if any agent for the registration or transfer of shares of Class B Common Stock is then duly appointed and acting, at the office of such transfer agent, along with any instruments of transfer reasonably required by the Managing Member or such transfer agent, as applicable, duly executed by the Exchanging Member or the Exchanging Member’s duly authorized representative.

“Change of Control” means the occurrence of any transaction or series of related transactions in which: (a) any Person or any group of Persons (other than PubCo) acting together that would constitute a “group” for purposes of Sections 13(d) and 14(d) of the Exchange Act, is or becomes the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of PubCo or the Company representing in aggregate more than 50% of the voting power of PubCo’s or the Company’s, as applicable, then outstanding voting securities, (b) a merger or consolidation of PubCo or the Company is consummated with any

Annex D-3

other Person, and, immediately after the consummation of such merger or consolidation, the outstanding voting securities of PubCo or the Company, as applicable, immediately prior to such merger or consolidation do not continue to represent or are not converted into, directly or indirectly, more than 50% of the combined voting power of, or economic interest in, the then outstanding voting securities of the Person resulting from such merger or consolidation or, if PubCo or the Company, as applicable (or if its successor is a Subsidiary of such Person, the ultimate parent thereof), or (c) the stockholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale, transfer or other disposition, directly or indirectly, by PubCo or the Company of all or substantially all of its and its Subsidiaries’ assets (including, with respect to PubCo, the Company) is consummated. Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the record holders of the shares of PubCo immediately prior to such transaction or series of related transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of PubCo immediately following such transaction or series of related transactions.

“Change of Control Transaction” means any Change of Control that was approved by the Board prior to such Change of Control.

“Class A Common Stock” means, as applicable, (a) the Class A Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that become payable in consideration for the Class A Common Stock or into which the Class A Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class A Units” means the Class A common units of limited liability company interests issued under this LLC Agreement, including by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

“Class B Common Stock” means, as applicable, (a) the Class B Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that become payable in consideration for the Class B Common Stock or into which the Class B Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Units” means the Class B common units of limited liability company interests issued under this LLC Agreement, including by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization, and any Earn Out Units.

“Closing” has the meaning given to such term in the Business Combination Agreement.

“Closing Date” has the meaning given to such term in the Business Combination Agreement.

“Closing Date Capital Account Balance” has the meaning set forth in the definition of “Capital Account”.

“Closing Date Contribution Amount” has the meaning given to such term in the Business Combination Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission, including any Governmental Entity succeeding to the functions thereof.

“Common Units” means the common units of limited liability company interests issued under this LLC Agreement, including by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization, including any Class A Units and Class B Units (and, for the avoidance of doubt, any Earn Out Units, which are Class B Units as shown by the definition of “Class B Units” in this LLC Agreement).

“Company” is defined in the preamble to this LLC Agreement.

Annex D-4

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Representative” shall mean the Person designated under this LLC Agreement in its capacity as the “partnership representative” (as such term is defined under the BBA Rules and any analogous provision of state, local, or non-U.S. Law) of the Company and as the “tax matters partner” (to the extent applicable for state and local tax purposes and for U.S. federal income tax purposes for Taxable Years beginning on or before December 31, 2017) of the Company, including, as the context requires, any “designated individual” through whom the Company Representative is permitted by applicable Law to act in accordance with the terms hereof, which Person shall be, as of the Effective Time, PubCo.

“Company Unitholder Written Consent” has the meaning given in the Business Combination Agreement.

“Confidential Information” means any and all confidential or proprietary information of the Company, PubCo or any of their respective Subsidiaries, which information includes ideas, financial information, products, services, business strategies, innovations, recipes and materials, all aspects of the Company’s business plan, proposed operation and products, corporate structure, board minutes and materials, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business. With respect to any Member, Confidential Information does not include information that: (a) such Member can demonstrate with reasonable evidence is in the possession of such Member on a non-confidential basis at the time of disclosure by or on behalf of the Company or any of its Affiliates; (b) before or after it has been disclosed to such Member by or on behalf of the Company or any of its Affiliates, becomes part of public knowledge, not as a result of any action or inaction of such Member (other than PubCo) in violation of this LLC Agreement or applicable Law; (c) is approved for release by written authorization of the Board; (d) is disclosed to such Member or its representatives by a third party not, to the knowledge of such Member or such representative (after reasonable inquiry under the circumstances), respectively, in violation of any obligation of confidentiality owed to the Company or any of its Affiliates with respect to such information; or (e) such Member can demonstrate with reasonable evidence was independently developed by such Member or its representatives without use or reference to the Confidential Information.

“Continuing Member Representative” means Lake Street Landlords or any Affiliate of Lake Street Landlords designated in writing by Lake Street Landlords to PubCo, the Company and each of the Continuing Members after the date hereof.

“Continuing Members” is defined in the preamble to this LLC Agreement.

“Covered Persons” is defined in Section 8.3(b).

“Debt Securities” means, with respect to PubCo, any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of PubCo.

“Depreciation” means, for each Taxable Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Taxable Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Taxable Year or other taxable period shall be the amount of book basis recovered for such Taxable Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Taxable Year or other taxable period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year or other taxable period bears to such beginning Adjusted Basis; provided, however, for purposes of clause (b) of this definition, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Taxable Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

Annex D-5

“DGCL” means the General Corporation Law of the State of Delaware.

“Distributable Cash” means, as of any relevant date on which a determination is being made by the Managing Member regarding a potential distribution pursuant to Section 6.1(a), the amount of cash and other funds available for any such distribution.

“DTC” is defined in Exhibit B.

“Earn Out Units” has the meaning given to such term in the Business Combination Agreement.

“Effective Time” has the meaning given to such term in the Business Combination Agreement.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or preferred interests or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person, including convertible debt securities, or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Security Act of 1974.

“Exchange” means the exchange by the Company of Class B Units held by a Member (together with the surrender and cancellation of the same number of outstanding shares of Class B Common Stock held by such Member) for either (a) a Stock Exchange Payment or (b) a Cash Exchange Payment.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Date” means the latest of (a) the date that is ten (10) Business Days after the Exchange Notice Date; (b) another date specified in the Exchange Notice; or (c) the date on which a contingency described in Section 4.6(a)(i) that is specified in the Exchange Notice is satisfied or the contingency specified in Section 4.1(h)(ii) is satisfied, as applicable; provided, that if the Exchange Date for any Exchange with respect to which PubCo elects to make a Stock Exchange Payment would otherwise fall within a blackout period, as determined by PubCo and communicated to its stockholders from time to time, then the Exchange Date shall occur on the next Business Day following the end of such blackout period; provided, further, that to the extent an Exchange is made in connection with an Exchanging Member’s proper exercise of its rights to participate in a Piggyback Registration pursuant to Section 2.2 of the Investor Rights Agreement, the Exchange Date shall be the date on which the offering with respect to such Piggyback Registration is completed.

“Exchange Notice” means a written election of Exchange in the form of Exhibit B, duly executed by the Exchanging Member.

“Exchange Notice Date” means, with respect to any Exchange Notice, the date such Exchange Notice is given to the Company in accordance with Section 12.9.

“Exchanged Units” means, with respect to any Exchange, the Class B Units being exchanged pursuant to a relevant Exchange Notice, and an equal number of shares of Class B Common Stock held by the relevant Exchanging Member; provided, that, such amount of Class B Units shall in no event be less than the Minimum Exchange Amount.

“Exchanging Member” means any Member holding Class B Units (other than PubCo and its wholly-owned Subsidiaries) whose Class B Units are subject to an Exchange.

“Existing Company” is defined in the recitals to this LLC Agreement.

“Existing Company LLC Interests” has the meaning given to such term in the Business Combination Agreement.

Annex D-6

“Fair Market Value” means the fair market value of any property as reasonably determined by the Managing Member in good faith consultation with the Continuing Member Representative after taking into account such factors as the Managing Member and the Continuing Member Representative shall reasonably deem appropriate.

“Family Member” means with respect to any Person, a sibling, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust created for the benefit of such Person or of which any of the foregoing is a beneficiary.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities Laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Final Adjudication” is defined in Section 7.4(b).

“GAAP” means United States generally accepted accounting principles at the time.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:

(a)         the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b)         the Gross Asset Values of all Company assets may, in the discretion of the Managing Member, be adjusted to equal their respective gross Fair Market Values (taking into account Section 7701(g) of the Code) in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided in this LLC Agreement, as of the following times: (i) the acquisition of a Unit (or additional Units) by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company; (ii) the grant of a Unit (other than a de minimis interest in the Company) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the Company (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)(d)); (iii) the distribution by the Company to a Member of more than a de minimis amount of Company assets; (iv) the liquidation of the Company (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1)); or (v) any other event to the extent determined by the Managing Member with the approval of the Continuing Member Representative to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(g); provided, however, that adjustments pursuant to clauses (i), (ii), (iii) and (v) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c)         the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d)         the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) in the definition of “Profits” or “Losses” below or Section 5.2(h); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this clause to the extent the Managing Member determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

Annex D-7

(e)         if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article V.

“HSR Act” is defined in Section 4.6(a)(iv).

“Imputed Tax Underpayments” is defined in Section 10.4(c).

“Indemnifiable Losses” is defined in Section 7.4(a).

“Indemnitee” is defined in Section 7.4(a).

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of the date hereof, by and among PubCo, certain of the Continuing Members and the other parties thereto (together with any other parties that become a party thereto from time to time upon execution of a joinder in accordance with the terms thereof by any successor or assign to any party to such Investor Rights Agreement).

“IRS” means the U.S. Internal Revenue Service.

“Lake Street Landlords” means Lake Street Landlords, LLC, a Delaware limited liability company.

“Law” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, orders and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Liability” means any debt, liability or obligation, whether accrued or fixed, asserted or unasserted, due or to become due, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liquidating Event” is defined in Section 11.1.

“Liquidity Limitations” is defined in Section 6.2.

“LLC Agreement” is defined in the preamble to this LLC Agreement.

“Lock-Up Period” shall have the meaning ascribed in the Investor Rights Agreement.

“Managing Member” means PubCo, in its capacity as the sole managing Member of the Company.

“Member” means any Person that executes this LLC Agreement as a Member (including the Managing Member), and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of all of such Person’s Units.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3), as set forth in Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4). “Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Minimum Exchange Amount” means Class B Units held by an Exchanging Member equal to the lesser of (a) fifty percent (50%) of the Class B Units and (b) all of the Class B Units then held by the applicable Exchanging Member.

“National Securities Exchange” means a securities exchange registered with the Commission under Section 6 of the Exchange Act.

“Net Outstanding PTIC II Class A Shares” has the meaning given to such term in the Business Combination Agreement.

Annex D-8

“Non-Party Affiliate” is defined in Section 12.15.

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).

“Officer” means each Person appointed as an officer of the Company pursuant to and in accordance with the provisions of Section 7.2. The initial Officers are listed on Exhibit C attached hereto.

“Party” and “Parties” means, individually or collectively, each Member and the Company.

“Permitted Transfer” is defined in Section 9.1(b).

“Permitted Transferee” means, with respect to any Member, (a) any Family Member of such Member; (b) any of such Member’s equity holders (if such Member is an entity); and (c) any Affiliate of such Member (including any partner, shareholder or member controlling or under common control with such Member and Affiliated investment fund or vehicle of such Member), but excluding any Affiliate under this clause (c) who operates or engages in a business which competes with the business of PubCo or the Company; provided that, neither Lake Street Landlord’s, nor its Affiliate’s portfolio companies, nor any Affiliated investment fund or vehicle of Lake Street Landlords shall be deemed to operate or engage in any such competing business.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, Governmental Entity or other entity.

“Piggyback Registration” is defined in the Investor Rights Agreement.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations.

“Profits” or “Losses” means, for each Taxable Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)         any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)         any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)         in the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.2, be taken into account for purposes of computing Profits or Losses;

(d)         gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)         in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such period;

(f)          to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and
Annex D-9

(g)         any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 5.2 shall not be taken into account in computing Profits or Losses for any Taxable Year, but such items available to be specially allocated pursuant to Section 5.2 shall be determined by applying rules analogous to those set forth in clauses (a) through (f) above.

“PTIC II” is defined in the recitals to this LLC Agreement.

“PTIC II Warrants” has the meaning given in the Business Combination Agreement.

“PubCo” is defined in the preamble to this LLC Agreement.

“PubCo Call Notice” is defined in Section 4.6(f).

“PubCo Call Right” means PubCo’s election, in accordance with Section 4.6(f), to directly purchase Exchanged Units described in an Exchange Notice given by an Exchanging Member.

“PubCo Common Stock” means all classes of common stock of PubCo, including the Class A Common Stock and the Class B Common Stock.

“PubCo Offer” means any tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, or similar transaction with respect to Class A Common Stock, whether proposed by the Managing Member or proposed to the Managing Member or its stockholders.

“Push-Out Election” is defined in Section 10.4(e).

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of PubCo Common Stock, a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 4.1(i), (b) any merger, consolidation or other combination involving PubCo or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of PubCo Common Stock shall be entitled to receive cash, securities or other property for their shares of PubCo Common Stock.

“Redemption Election Committee” means the Redemption Election Committee of the Board, as established by the Board in accordance with the bylaws of the Managing Member, which committee shall be comprised solely of directors not nominated under any contractual right by, or otherwise affiliated with, holders of Class B Common Stock.

“Registration Statement” means any registration statement that PubCo files pursuant to the Investor Rights Agreement.

“Regulatory Allocations” is defined in Section 5.2(i).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Law” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Stock Exchange Payment” means, with respect to any Exchange of Class B Units for which a Stock Exchange Payment is elected by the Managing Member on behalf of the Company, a number of shares of Class A Common Stock equal to the number of Class B Units so exchanged.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax Amount” means, with respect to a Taxable Year commencing after the Effective Time (or, in the case of a Taxable Year that includes the Effective Time, the portion thereof after the Effective Time), (1) the excess, if any, of (a) the product of (i) an amount, if positive, equal to the product of (A) the taxable income of the Company allocable to a Member pursuant to this LLC Agreement (taking into account corrective allocations made pursuant

Annex D-10

to Section 5.3(e)) with respect to the relevant Taxable Year (or portion thereof) (determined based upon a good faith estimate by the Managing Member and updated to reflect the final Company tax returns filed for such Taxable Year, and, for purposes of this definition, (w) including adjustments to taxable income in respect of Section 704(c) of the Code, (x) excluding adjustments to taxable income in respect of Section 743(b), 734(b) or 754 of the Code, (y) calculated as if allocations of such taxable income were, for such Taxable Year (or portion thereof), the sole source of income and loss for such Member, (or, as appropriate, of its direct or indirect partners or members), and (z) taking into account the carryover of items of loss, deduction and expense, including the utilization of any excess business interest expense under Code Section 163(j), previously allocated to such Member for a Taxable Year (or portion thereof) that begins after the Effective Time to the extent not previously taken into account for purposes of determining the Tax Amount for a Taxable Year (or portion thereof)) times (B) one-fourth (1/4) in the case of the first quarter, one-half (1/2) in the case of the second quarter, three-fourths (3/4) in the case of the third quarter, and one (1) in the case of the fourth quarter (in each case subject to adjustment by the Managing Member if the Taxable Year is less than a full year) times (ii) the Assumed Rate with respect to such Taxable Year (or portion thereof), over (b) the amount of distributions previously made to such Member pursuant to Section 6.2 with respect to such Taxable Year (or portion thereof) after the Effective Time plus (2) solely with respect to PubCo, to the extent the amounts described in clause (1) are not sufficient to permit PubCo to timely pay its actual U.S. federal, state, local, and foreign tax liabilities related to tax items of the Company and its Subsidiaries and timely meet its obligations pursuant to the Tax Receivable Agreement, any incremental amount required to permit PubCo to timely pay such actual tax liabilities and timely meet its obligations pursuant to the Tax Receivable Agreement; provided, that (i) any amount described in the preceding clause (2) shall be used solely for the purposes described in such clause (2) and (ii) to the extent that any amount described in such clause (2) and which is distributed to PubCo may not be so used by PubCo for such purposes (e.g., as a result of the Senior Obligations (as defined in the Tax Receivable Agreement)), then PubCo shall return such amount to the Company within ten (10) Business Days after PubCo’s reasonable determination that such amount cannot be so used, except to the extent of the aggregate amount of any Cash Exchange Payments then-owed to any Exchanging Members or then-contemplated by the Redemption Election Committee to be paid to any Exchanging Members.

“Tax Distribution” is defined in Section 6.2.

“Tax Distribution Date” means April 10, June 10, September 10, and December 10 of each calendar year, which shall be adjusted by the Managing Member as reasonably necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable Law (but in no event shall the Managing Member make adjustments such that there are more than four (4) Tax Distribution Dates in any calendar year); provided, however, that if a Tax Distribution Date in a given calendar year is not a Business Day, such Tax Distribution Date shall be the Business Day immediately prior to such date.

“Tax Receivable Agreement” means that certain tax receivable agreement, dated as of the date hereof, by and among PubCo, the Company, certain of the Continuing Members and the other parties thereto.

“Tax Withholding/Payment Amounts” is defined in Section 10.5(a).

“Taxable Year” means the Company’s taxable year for U.S. federal income tax purposes, which shall end on December 31 of each calendar year unless otherwise required by applicable Law.

“Trading Day” means a day on which Nasdaq or such other principal United States securities exchange on which the Class A Common Stock is listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transaction Equity Security Amount” has the meaning given to such term in the Business Combination Agreement.

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge, hedge, encumbrance, or hypothecation or other disposition, or legally binding agreement to undertake any of the foregoing, by the Transferor (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity securities of the Transferor, or by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges, hedges, encumbers or hypothecates or otherwise disposes of (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity securities of the Transferor, or by operation of

Annex D-11

law or otherwise), or agrees (in a legally binding manner) to do any of the foregoing, including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; provided that any such indirect pledge, encumbrance or hypothecation that does not provide the counterparty thereto the right to (i) take direct possession, as the holder of record, of any Units shall not, (ii) direct the disposition of any such Units, or (iii) exercise any rights of a holder of such Units hereunder or under applicable Law, shall not, in any such case, be considered a “Transfer” for purposes of this LLC Agreement. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transferee” is defined in Exhibit D.

“Transferor” is defined in Exhibit D.

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Triggering Event” has the meaning given to such term in the Business Combination Agreement; provided that a Triggering Event with respect to any Earn Out Shares (as defined in the Business Combination Agreement) shall be deemed to be a Triggering Event with respect to the Earn Out Units held by PubCo corresponding to such Earn Out Shares.

“Undertaking” is defined in Section 7.4(b).

“Unissued Earn Out Units” means Earn Out Units that have not yet been issued in accordance with the terms of the Business Combination Agreement.

“Unitholders” is defined in Exhibit B.

“Units” means the Class B Units, the Earn Out Units, and any other Equity Securities of the Company, and any rights to payments as a holder of any of the foregoing, but excluding any rights under any court authorized charging order.

“VWAP” means the daily per share volume-weighted average price of the Class A Common Stock, on Nasdaq or such other principal United States securities exchange on which the shares of Class A Common Stock are listed, quoted or admitted to trading, as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for the Class A Common Stock (or the equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a share of Class A Common Stock, as applicable, on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per share of Class A Common Stock, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by PubCo); provided, however, that if at any time for purposes of the Cash Exchange Class A 5-Day VWAP, shares of Class A Common Stock are not then listed, quoted or traded on a principal United States securities exchange or automated or electronic quotation system, then the VWAP shall mean the per share Appraiser FMV of one (1) share of Class A Common Stock (or such other Equity Security into which the Class A Common Stock was converted or exchanged).

1.2              Interpretive Provisions. For all purposes of this LLC Agreement, except as otherwise provided in this LLC Agreement or unless the context otherwise requires:

(a)         the terms defined in Section 1.1 are applicable to the singular as well as the plural forms of such terms;

(b)         an accounting term not otherwise defined in this LLC Agreement has the meaning assigned to it under GAAP;

Annex D-12

(c)         all references to currency, monetary values and dollars set forth in this LLC Agreement shall mean United States (U.S.) dollars and all payments under this LLC Agreement shall be made in United States dollars;

(d)         when a reference is made in this LLC Agreement to an Article, Section, clause, Exhibit or Schedule, such reference is to an Article, Section or clause of, or an Exhibit or Schedule to, this LLC Agreement unless otherwise indicated;

(e)         whenever the words “include”, “includes” or “including” are used in this LLC Agreement, they shall be deemed to be followed by the words “without limitation”;

(f)          “or” is not exclusive;

(g)         pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms;

(h)         references in this LLC Agreement to any Law shall be deemed also to refer to such Law, any amendments thereto, any successor provisions thereof, and all rules and regulations promulgated thereunder;

(i)          the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this LLC Agreement, refer to this LLC Agreement as a whole and not to any particular provision of this LLC Agreement;

(j)          whenever this LLC Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law);

(k)         if any action is to be taken or given on or by a particular calendar day, and such calendar ay is not a Business Day, then such action may be deferred until the next Business Day; and

(l)          the words “income tax” and words of similar import, when used in this LLC Agreement, shall be deemed also to refer to franchise tax or any similar tax, assessment or charge that is based on, or measured by, income, profits or receipts of a Person, whether on an exclusive or on an alternative basis.

ARTICLE II
ORGANIZATION OF THE LIMITED LIABILITY COMPANY

2.1              Formation. The Company has heretofore been formed and shall continue its existence as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this LLC Agreement.

2.2              Filing. The Company’s Certificate of Formation was filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the operation of a limited liability company in all states and counties in which the Company may conduct business.

2.3              Name. The name of the Company is “Appreciate Intermediate Holdings, LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.

2.4              Registered Office: Registered Agent. The address of the registered office of the Company in the State of Delaware shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by applicable law, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be the registered agent named in the Company’s Certificate of Formation or such Person or Persons as the Board may designate from time to time in the manner provided by applicable law.

2.5              Principal Place of Business. The principal office of the Company shall be located at such place as the Managing Member may from time to time designate. The Company may maintain offices at such other place or places as the Managing Member deems advisable.

Annex D-13

2.6              Purpose; Powers. The nature of the business or purposes to be conducted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

2.7              Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article XI.

2.8              Intent. It is the intent of the Members that (i) the Company be operated in a manner consistent with its treatment as a “partnership” for U.S. federal and applicable state and local income tax purposes and (ii) assuming all Company Unitholders are Rolling Company Unitholders (each as defined in the Business Combination Agreement) (A) consistent with Section 6.1(f) of the Business Combination Agreement, for U.S. federal and applicable state and local income tax purposes, the Company shall be treated as a continuation of the Existing Company for purposes of Section 708 of the Code (see, e.g., Rev. Rul. 66-264, 1966-2 C.B. 248; Legal Advice Issued by Field Attorneys 20132101F; Private Letter Ruling 201605004), and (B) as a continuation of the Existing Company, the Company shall take any necessary, tax-related administrative actions (including with respect to the filing of tax returns) consistent therewith (clause (i) and clause (ii), collectively, the “Company Intended Tax Treatment”). The Company and each Member shall file all tax returns and shall otherwise take all tax, financial and other reporting positions in a manner consistent with the Company Intended Tax Treatment. Neither the Company nor any Member shall take any action inconsistent with the Company Intended Tax Treatment. No election (including an entity classification election for the Company) contrary to the Company Intended Tax Treatment shall be made by the Company or any Member, and the Company shall not convert into or merge into (with the Company not being the surviving entity in such merger) an entity treated as a corporation for U.S. federal or applicable state and local income tax purposes. Notwithstanding anything to the contrary set forth in this Section 2.8, this Section 2.8 shall not prevent the Company from entering into or consummating any transaction which constitutes a Change of Control to the extent such transaction is duly authorized by the Managing Member in accordance with this LLC Agreement, subject to the rights set forth in the Tax Receivable Agreement, if any, applicable to such transaction.

ARTICLE III
RESERVED

ARTICLE IV
OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

4.1              Capital Contributions; Authorized Units; General Provisions with Respect to Units.

(a)         Initial Capital Contribution; Business Combination Agreement Transactions. The Members, on or prior to the date hereof, contributed that number of limited liability company interests in the Existing Company specified on Exhibit A-2 in exchange for the Class B Units set forth on Exhibit A-1. PTIC II, on or prior to the date hereof, contributed the Closing Date Contribution Amount to the Company in exchange for Class A Units set forth on Exhibit A-1. Immediately, following the consummation of the transactions contemplated by the Business Combination Agreement, the total number of Class B Units (including Earn Out Units, if any) and Class A Units held by the Continuing Members and PubCo, as applicable, as of the Effective Time is set forth next to each such Member’s name on Exhibit A-1 hereto. The number of shares of Class B Common Stock held by each Continuing Member shall equal the number of Class B Units held by such Continuing Member. Notwithstanding anything in this LLC Agreement to the contrary, as of the date hereof, (i) unless prohibited by applicable law, the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values (taking into account Section 7701(g) of the Code) in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) in connection with the acquisition of Class A Units by PubCo in exchange for PubCo’s Capital Contribution to the Company and (ii) each Member shall be deemed to have made Capital Contributions equal to the Closing Date Capital Account Balance of such Member set forth next to such Member’s name on Exhibit A-1 hereto.

(b)         Units. Subject to the provisions of this LLC Agreement, the Company shall be authorized to issue from time to time such number of Class A Units, Class B Units and such other Equity Securities of the Company as the Managing Member shall determine in accordance with and subject to the restrictions in this Section 4.1 and Section 4.3. Subject to this Section 4.1 and Section 4.3, each authorized Unit may be issued pursuant

Annex D-14

to such agreements as the Managing Member shall approve, including pursuant to warrants, options, or other rights or property to acquire Units or that may be converted into Units. The Company may reissue any Units that have been repurchased or acquired by the Company; provided that any such issuance, and the admission of any Person as a Member in connection therewith, is otherwise made in accordance with and subject to the restrictions in this LLC Agreement. The Units shall be uncertificated. The Company shall not, and the Managing Member shall not cause the Company to, issue any Units if such issuance would result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)); provided that, for such purposes, the Company and the Managing Member shall be entitled to assume that each Continuing Member is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

(c)         Schedule of Members. The Company shall maintain a schedule, appended hereto as Exhibit A-1 (as updated and amended from time to time in accordance with the terms of this LLC Agreement and current as of the date set forth therein), which shall include: (i) the name and address of each Member; (ii) the aggregate number of and type of Units issued and outstanding and held by each Member; and (iii) each Member’s Capital Contributions following the Effective Time.

(d)         New PubCo Issuances.

(i)          Subject to Section 4.6 and Section 4.1(d)(ii), if, at any time after the Effective Time, PubCo issues shares of its Class A Common Stock or any other Equity Security of PubCo (other than shares of Class B Common Stock), (x) the Company shall concurrently issue to PubCo an equal number of Class A Units (if PubCo issues shares of Class A Common Stock), or an equal number of such other Equity Security of the Company corresponding to the Equity Securities issued by PubCo (if PubCo issues Equity Securities other than Class A Common Stock), and with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo so issued and (y) PubCo shall concurrently contribute to the Company the net proceeds or other property received by PubCo, if any, for such share of Class A Common Stock or other Equity Security, subject to the second proviso in Section 7.7.

(ii)         Notwithstanding anything to the contrary contained in Section 4.1(d)(i) or Section 4.1(d)(iii), this Section 4.1(d) shall not apply to (x) the issuance and distribution to holders of shares of PubCo Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholder rights plan (and upon exchange of Class B Units for Class A Common Stock, such Class A Common Stock shall be issued together with a corresponding right under such plan) or (y) the issuance under PubCo’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in Section 4.1(d)(iii) below, as applicable).

(iii)        In the event any outstanding Equity Security of PubCo is exercised or otherwise converted and, as a result, any shares of Class A Common Stock or other Equity Securities of PubCo are issued (including as a result of the exercise of PTIC II Warrants), (x) the corresponding Equity Security outstanding at the Company and held by PubCo, if any, shall be similarly exercised or otherwise converted, if applicable, (y) an equivalent number of Class A Units or equivalent Equity Securities of the Company shall be issued to PubCo as required by the first sentence of Section 4.1(d)(i), and (z) PubCo shall concurrently contribute to the Company the net proceeds received by PubCo from any such exercise or conversion, subject to the second proviso in Section 7.7.

(e)         PubCo Debt Issuance. If at any time PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) issues Debt Securities, PubCo or such Subsidiary shall transfer to the Company the net proceeds received by PubCo or such Subsidiary, as applicable, in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities, subject to the second proviso in Section 7.7.

Annex D-15

(f)          New Company Issuances. Except pursuant to Section 4.6, (x) the Company may not issue any additional Units to PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless (i) substantially simultaneously therewith PubCo or such Subsidiary issues or transfers an equal number of newly-issued shares of Class A Common Stock (or relevant Equity Security of such Subsidiary) to another Person or Persons, and (ii) such issuance is in accordance with Section 4.1(d), and (y) the Company may not issue any other Equity Securities of the Company to PubCo or any of its Subsidiaries (other than the Company’s Subsidiaries) unless (i) substantially simultaneously therewith PubCo or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company, and (ii) such issuance is in accordance with Section 4.1(d).

(g)         PubCo Redemptions.

(i)          PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) may redeem, repurchase or otherwise acquire (A) shares of Class A Common Stock pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) and, substantially simultaneously therewith, the Company shall redeem, repurchase or otherwise acquire from PubCo or such Subsidiary an equal number of Class A Units for the same price per security, if any, or (B) any other Equity Securities of PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) and, substantially simultaneously therewith, the Company shall redeem, repurchase or otherwise acquire from PubCo or such Subsidiary an equal number of the corresponding class or series of Equity Securities of the Company with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary for the same price per security, if any.

(ii)         The Company may not redeem, repurchase or otherwise acquire (x) any Class A Units from PubCo or any of its Subsidiaries (other than the Company’s Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of shares of Class A Common Stock for the same price per security from holders thereof or (y) any other Equity Securities of the Company from PubCo or any of its Subsidiaries (other than the Company’s Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) for the same price per security an equal number of Equity Securities of PubCo (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary.

(h)         PubCo Sale Transactions.

(i)          In connection with a Change of Control Transaction (including in respect of PubCo), each Member shall, and the Managing Member shall have the right, in its sole discretion, to require, each Member to effect a sale, redemption, tender, transfer or other disposal (together, “Sale”) of some or all of the issued and outstanding Common Units held by each Member (including, for the avoidance of doubt, any Unissued Earn Out Units, which Unissued Earn Out Units shall be issued by virtue of the applicable Triggering Event(s)) from the holders of Class B Units (on a pro-rata basis), pursuant to which such Common Units will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity), mutatis mutandis, in accordance with the redemption provisions of this Agreement. Any such Sale pursuant to this Section 4.1(h)(i) shall be effective immediately prior to the consummation of such Change of Control Transaction (and, for the avoidance of doubt, shall be contingent upon the consummation of such Change of Control Transaction and shall not be effective if such Change of Control Transaction is not consummated) (the date of such Sale pursuant to this Section 4.1(h)(i), the “Change of Control Date”). From and after the Change of Control Date, (i) the Common Units subject to such Sale shall be deemed to be transferred to the Managing Member on the Change of Control Date and (ii) each such Member shall cease to have any rights with respect to the Common Units subject to such Sale (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such Sale). In the event of an expected Change of Control Transaction, the Managing Member shall

Annex D-16

provide written notice of an expected Change of Control Transaction to all Members within the earlier of (x) five (5) Business Days following the execution of a definitive agreement providing for such Change of Control Transaction and (y) ten (10) Business Days before the proposed date upon which the contemplated Change of Control Transaction is to be effected, including in such notice such information as may reasonably describe the Change of Control Transaction, subject to applicable law or regulation, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the Change of Control Transaction and any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with a Change of Control Transaction (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Date, the Members shall take all actions reasonably requested by the Managing Member to effect such Sale, including taking any action and delivering any document required pursuant to this Section 4.1(h)(i) to effect such Sale, including executing any agreements, certificates, instruments or other documents as the PubCo shall require in connection with such Change of Control Transaction including, without limitation, any agreement to indemnify and/or pay any party, provided, however, that such indemnity and payment obligation is capped at the proceeds received by such Member holding Common Units.

(ii)         In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, or similar transaction with respect to Class A Common Stock (a “Pubco Offer”) is proposed by the Managing Member or is proposed to the Managing Member or its stockholders and approved by the Board or is otherwise effected or to be effected with the consent or approval of the Board, the Managing Member shall provide written notice of the Pubco Offer to all Members within the earlier of (i) five (5) Business Days following the execution of an agreement (if applicable) with respect to, or the commencement of (if applicable), such Pubco Offer and (ii) ten (10) Business Days before the proposed date upon which the Pubco Offer is to be effected, including in such notice such information as may reasonably describe the Pubco Offer, subject to applicable law or regulation, including the date of execution of such agreement (if applicable) or of such commencement (if applicable), the material terms of such Pubco Offer, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the Pubco Offer, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such Pubco Offer, and the number of Common Units held by such Member that is applicable to such Pubco Offer. The Members shall be permitted to participate in such Pubco Offer by delivering a written notice of participation that is effective immediately prior to the consummation of such Pubco Offer (and that is contingent upon consummation of such offer), and shall include such information necessary for consummation of such offer as requested by the Managing Member. In the case of any Pubco Offer that was initially proposed by the Managing Member, the Managing Member shall use reasonable best efforts to enable and permit the Members to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Common Units prior to the consummation of such transaction.

(iii)        In the event that a transaction or proposed transaction constitutes both a Change of Control Transaction and a Pubco Offer, the provisions of Section 4.1(h)(i) shall take precedence over the provisions of (g)(ii) with respect to such transaction, and the provisions of Section 4.1(h)(ii) shall be subordinate to provisions of (g)(i), and may only be triggered if the Managing Member elects to waive the provisions of (g)(i).

(i)          Equity Subdivisions and Combinations.

(i)          The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Units unless concurrently accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Common Stock or other related class or series of Equity Security of PubCo, with corresponding changes made with respect to any other exchangeable or convertible Equity Securities of the Company and Equity Securities of PubCo.

(ii)         Except in accordance with Section 4.6(c), PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding PubCo Common Stock or any other class or series of Equity Security of PubCo, unless concurrently accompanied by

Annex D-17

an identical subdivision or combination, as applicable, of the outstanding Units or other related class or series of Equity Security of the Company, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Securities of the Company and Equity Securities of PubCo.

(j)          General Authority. For the avoidance of doubt, but subject to Sections 4.1(a), (d), (g), (h) and Section 4.3, the Company and PubCo (including in its capacity as the Managing Member of the Company) shall be permitted to undertake all actions, including an issuance, redemption, reclassification, distribution, division or recapitalization, with respect to the Class A Units or the Class B Units to maintain at all times a one-to-one ratio between (i) the number of Class A Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock, and (ii) the number of outstanding shares of Class B Common Stock held by any Person (other than PubCo) and the number of Class B Units held by such Person disregarding, for purposes of maintaining the one-to-one ratios in clause (i) (A) options, rights or securities of PubCo issued under any plan involving the issuance of any Equity Securities of PubCo that are convertible into or exercisable or exchangeable for Class A Common Stock, (B) treasury stock, or (C) preferred stock or other debt or equity securities (including warrants, options or rights) issued by PubCo that are convertible or into or exercisable or exchangeable for Class A Common Stock (but in each case prior to such conversion or exchange).

4.2              Capital Contributions. Except as otherwise expressly set forth in this LLC Agreement, no Member shall be required to make additional Capital Contributions to the Company.

4.3              Issuance of Additional Units; Redemption of Certain Class B Units.

(a)         Issuance of Units. Subject to the terms and conditions of this LLC Agreement (including Section 4.1 and this Section 4.3), the Managing Member shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member (a) additional Common Units or Equity Securities in the Company having such rights, preferences and privileges as determined by the Managing Member, which rights, preferences and privileges may be senior to the Common Units, and (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable for Units or other Equity Securities in the Company; provided that at any time following the date hereof, in each case the Company shall not issue Equity Securities in the Company to any Person other than PubCo or then-existing Members unless such Person shall have executed a counterpart to this LLC Agreement and all other documents, agreements or instruments deemed necessary or desirable in the reasonable discretion of the Managing Member. Upon any such issuance and execution, (a) such Person shall be admitted as a Member of the Company, and (b) the Managing Member shall update the Company’s books and records and amend Exhibit A-1 to reflect such issuance. Subject to Section 4.1, this Section 4.3 and Section 12.1, the Managing Member is hereby authorized to amend this LLC Agreement to set forth the designations, preferences, rights, powers and duties of such additional Common Units or other Equity Securities in the Company authorized or issued pursuant to this Section 4.3.

(b)         Issuance of Earn Out Units. Earn Out Units to be issued in connection with any Triggering Event shall be issued in accordance with Section 2.6 of the Business Combination Agreement and will be issued to each Member holding Class B Units in accordance with the Allocation Schedule.

(c)         Redemption of Certain Class B Units. Notwithstanding anything contained herein to the contrary, at or in connection with the Closing Date, the Company shall redeem Class B Units issued in connection with a Continuing Member’s contribution of Company Class A-1 Units or Company Class A Units (in each case, as defined in the Business Combination Agreement) to the Company if there are any Net Redemption Proceeds available to the Company or PubCo after the Closing Date and solely in accordance with the priority set forth in the waterfall schedule attached hereto as Exhibit E. The holders that have Class B Units redeemed hereunder shall also surrender a proportionate number of shares of Class B Common Stock to PubCo in connection with such redemption. Unless the Company otherwise consents, if permitted by the redemption schedule attached hereto as Exhibit E, the redemption of Class B Units hereunder shall be accomplished, first, on a pro rata basis among the former holders of Class A-1 Units and, second, on a pro rata basis among the former holders of Class A Units. For purposes of this Section 4.3(c) only, the term “Net Redemption Proceeds” shall mean all net cash proceeds received by the Company or PubCo (or any successors of either) in connection with the transactions contemplated by the Business Combination Agreement, after the payment of any indebtedness or transaction expenses required to be paid under the Business Combination Agreement, consisting of availability under any facility or committed financing available to the Company or PubCo expressly for redemptions of equity as a contemplated use of proceeds or any

Annex D-18

amounts received in any “PIPE” financing or other similar financing, but expressly excluding any lines of credit or credit facilities to be used solely for general working capital or general operating purposes.

4.4              Capital Accounts. A Capital Account shall be maintained by the Managing Member for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this LLC Agreement. Each Member’s Capital Account balance as of the Effective Time shall be equal to the amount of its respective Closing Date Capital Account Balance set forth opposite such Member’s name on Exhibit A-1. Thereafter, each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 5.1 and any other items of income or gain allocated to such Member pursuant to Section 5.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases required or, at the Managing Member’s discretion, allowed by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases required or, at the Managing Member’s discretion, allowed by Treasury Regulations Section 1.704-1(b)(2)(iv). In the event of a Transfer of Units made in accordance with this LLC Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 4.6(i)), the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l). This Section 4.4 and other provisions of this LLC Agreement relating to the maintenance of Capital Accounts are intended to comply with the Treasury Regulations promulgated under Code Section 704(b), including Treasury Regulations Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In determining the amount of any Liability for purposes of calculating Capital Accounts, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations. The Members’ Capital Accounts will normally be adjusted on an annual or other periodic basis as determined by the Managing Member, but the Capital Accounts may be adjusted more often if a new Member is admitted to the Company or if circumstances otherwise make it advisable in the judgment of the Managing Member.

4.5              Other Matters Regarding Capital Contributions.

(a)         The Company shall not be obligated to repay any Capital Contributions of any Member. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.

(b)         No Member shall receive any interest, salary, compensation or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in Section 7.7 or other provisions of this LLC Agreement.

(c)         A Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or to make any additional contributions or payments to the Company.

4.6              Exchange of Class B Units.

(a)         Exchange Procedures.

(i)          Upon the terms and subject to the conditions set forth in this Section 4.6, after the expiration of the applicable Lock-Up Period, an Exchanging Member (together with its Affiliates, including other Continuing Members, and Permitted Transferees) shall be entitled to cause the Company to effect an Exchange up to two (2) times per calendar quarter collectively (and no more frequently) plus, if necessary, any additional number of times as may be necessary to allow such Exchanging Member to participate in a transaction described in the penultimate sentence of this Section 4.6(a)(i) or in Section 4.6(h), in each case with respect to a number of Class B Units (including, for the avoidance of doubt, any Earn Out Units which are treated as Class B Units) at least equal to or exceeding the Minimum Exchange Amount, by delivering an Exchange Notice to the Company, with a copy to PubCo. Each Exchange Notice shall be in the form set forth on Exhibit B and shall include all information required to be included therein. An Exchange Notice may specify that the Exchange is to be contingent (including

Annex D-19

as to timing) upon the consummation of a purchase by another Person (whether in a tender offer or exchange offer, an underwritten offering or otherwise) of the shares of Class A Common Stock into which the Class B Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which shares of Class A Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property. In the event that an Exchange is being exercised in order to participate in a Piggyback Registration, the Exchange Notice Date shall be prior to the expiration of the time period in which a holder of securities is required to notify PubCo that it wishes to participate in such Piggyback Registration in accordance with Section 2.2 of the Investor Rights Agreement.

(ii)         Within five (5) Business Days of the giving of an Exchange Notice, the Managing Member on behalf of the Company acting through the Redemption Election Committee may, but shall not be required to, elect to settle all or a portion of the Exchange in cash in an amount equal to the Cash Exchange Payment (in lieu of shares of Class A Common Stock) (the “Cash Settlement”), exercisable by giving written notice of such election to the Exchanging Member within such five (5) Business Day period (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Class B Units subject to the Exchange which shall be exchanged for cash in lieu of Class A Common Stock. To the extent such Exchange relates to the exercise of the Exchanging Member’s registration rights under the Investor Rights Agreement, PubCo and the Company shall cooperate in good faith with such Exchanging Member to exercise such Exchange in a manner which preserves such Exchanging Member’s rights thereunder. At any time following the giving of a Cash Exchange Notice and prior to the Exchange Date, the Managing Member may elect (exercisable by giving written notice of such election to the Exchanging Member) to revoke the Cash Exchange Notice with respect to all or any portion of the Exchanged Units and make the Stock Exchange Payment with respect to any such Exchanged Units on the Exchange Date. Notwithstanding anything to the contrary in this Agreement, the Managing Member (acting through the Redemption Election Committee) may only elect a Cash Settlement if such Cash Settlement is limited to the net proceeds from any issuance of shares of Class A Common Stock issued for the purpose of satisfying such Cash Settlement plus the amount of any Tax Distributions received by PubCo to the extent such amount (if any) is in excess of the amount required for PubCo to timely pay its actual U.S. federal, state, local, and foreign tax liabilities related to tax items of the Company and its Subsidiaries and timely meet its obligations pursuant to the Tax Receivable Agreement.

(iii)        The Exchanging Member may elect to retract its Exchange Notice by giving written notice of such election to the Exchanging Member no later than ten (10) Business Days prior to the Exchange Date. The giving of any notice pursuant to this Section 4.6 shall terminate all of the Exchanging Member’s and the Company’s rights and obligations under this Section 4.6 arising from such retracted Exchange Notice (but not, for the avoidance of doubt, from any Exchange Notice not retracted or that may be delivered in the future).

(iv)        Notwithstanding anything to the contrary contained in this LLC Agreement, if, in connection with an Exchange in accordance with this Section 4.6, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), then the Exchange Date with respect to all Exchanged Units which would be exchanged into an equal number of shares of Class A Common Stock resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the holders of any such Exchanged Units. Each of the Members and PubCo agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Company.

(v)         Unissued Earn Out Units (until such time as the applicable Triggering Event occurs) are not permitted to be treated as Exchanged Units under this LLC Agreement, and in no event shall the Company or PubCo effect an Exchange of an Unissued Earn Out Unit unless and until a Triggering Event has occurred with respect to such Unissued Earn Out Unit such that an Earn Out Unit issued in accordance with the terms of the Business Combination Agreement (other than in connection with a Change of Control Transaction).

(b)         Exchange Payment. The Exchange shall be consummated on the Exchange Date. Unless PubCo (through the Redemption Election Committee) has exercised its PubCo Call Right pursuant to Section 4.6(f), on the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date) (i) PubCo shall contribute to the Company for delivery to the Exchanging Member (x) the Stock Exchange Payment with

Annex D-20

respect to any Exchanged Units not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment (subject to the Redemption Election Committee’s election) with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer and surrender the Exchanged Units to the Company, free and clear of all liens and encumbrances, (iii) the Company shall issue to PubCo a number of Class A Units equal to the number of Exchanged Units surrendered pursuant to clause (ii), (iv) solely to the extent necessary in connection with an Exchange, PubCo shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Common Stock to maintain a one-to-one ratio between the number of Class A Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock, taking into account the issuance in clause (iii), any Stock Exchange Payment, and any other action taken in connection with this Section 4.6, (v) the Company shall (x) cancel the redeemed Class B Units which were Exchanged Units held by the Exchanging Member and (y) transfer to the Exchanging Member the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable, and (vi) PubCo shall cancel the surrendered shares of Class B Common Stock. On or prior to the Exchange Date, and as a condition to the Exchange, the Exchanging Member shall make any applicable Certificate Delivery. Upon the Exchange of all of a Member’s Units, such Member shall cease to be a Member of the Company.

(c)         Splits, Distributions and Reclassifications. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Common Stock are converted or changed into another security, securities or other property, this Section 4.6 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Section 4.6(c) is intended to preserve the intended economic effect of Section 4.1 and this Section 4.6 and to put each Member in the same relative economic position, to the greatest extent possible, with respect to Exchanges as if such reclassification, reorganization, recapitalization or other similar transaction had not occurred and shall be interpreted in a manner consistent with such intent, including requiring a similar reclassification, reorganization, recapitalization or other similar transaction to preserve the relative economic position of each Member with respect to the allocation of, and between, Class B Units and Class A Units.

(d)         PubCo Covenants. PubCo shall at all times keep available, solely for the purpose of issuance upon an Exchange, out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the Exchange of all outstanding Class B Units (including Earn Out Units, and other than those Class A Units held by PubCo or any Subsidiary of PubCo); provided that nothing contained in this LLC Agreement shall be construed to preclude PubCo from satisfying its obligations with respect to an Exchange by delivery of a Cash Exchange Payment or shares of Class A Common Stock that are held in treasury of PubCo. PubCo covenants that all shares of Class A Common Stock that shall be issued upon an Exchange shall, upon issuance thereof, be validly issued, fully paid and non-assessable (except as such non-assessability may be limited by Sections 18-607 and 18-804 of the Act), free and clear of all liens and encumbrances (other than any transfer restrictions under applicable Securities Law). In addition, for so long as the shares of Class A Common Stock are listed on a stock exchange or automated or electronic quotation system, PubCo shall cause all shares of Class A Common Stock issued upon an Exchange to be listed on such stock exchange or automated or electronic quotation system at the time of such issuance. For purposes of this Section 4.6(d), references to the “Class A Common Stock” shall be deemed to include any Equity Securities issued or issuable as a result of any reclassification, combination, subdivision or similar transaction of the Class A Common Stock that any Member would be entitled to receive pursuant to Section 4.6(c).

(e)         Exchange Taxes. The issuance of shares of Class A Common Stock upon an Exchange shall be made without charge to the Exchanging Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the Exchanging Member (subject to the restrictions in Article IX), then the Person or Persons in whose name(s) the shares are to be issued shall pay to PubCo the amount of any additional tax that may be payable in respect of any Transfer involved in such issuance in excess of the amount otherwise due if such shares were issued in the name of the Exchanging Member or shall establish to the satisfaction of PubCo that such additional tax has been paid or is not payable.

(f)          PubCo Call Rights. Notwithstanding anything to the contrary contained in this Section 4.6, with respect to any Exchange Notice, an Exchanging Member shall be deemed to have offered to sell its Exchanged Units as described in any Exchange Notice directly to PubCo (rather than to the Company), and PubCo may (through the Redemption Election Committee), by delivery of a written notice to the Exchanging

Annex D-21

Member no later than five (5) Business Days following the giving of an Exchange Notice, in accordance with, and subject to the terms of, this Section 4.6(f) (such notice, a “PubCo Call Notice”), elect to purchase directly and acquire such Exchanged Units on the Exchange Date by paying to the Exchanging Member (or such other Person specified in the Exchange Notice) the Stock Exchange Payment and/or the Cash Exchange Payment (if permitted pursuant to Section 4.6(a)(i) and Section 4.6(a)(ii)), whereupon PubCo shall acquire the Exchanged Units on the Exchange Date and be treated for all purposes of this LLC Agreement as the owner of such Class B Units, which shall either (A) automatically convert into Class A Units upon being acquired by PubCo or (B) be redeemed in connection with a corresponding issuance of Class A Units to PubCo by the Company. Except as otherwise provided in this Section 4.6(f), an exercise of the PubCo Call Right shall be consummated pursuant to substantially the same timeframe and in substantially the same manner as the relevant Exchange would have been consummated if PubCo had not given a PubCo Call Notice, in each case as relevant, including that Section 4.6(a)(ii) and Section 4.6(a)(iii) shall apply mutatis mutandis and that clauses (iv) and (vi) of Section 4.6(b) shall apply (notwithstanding that the other clauses thereof do not apply).

(g)         Distribution Rights. No Exchange shall impair the right of the Exchanging Member to receive any distributions payable on the Common Units redeemed pursuant to such Exchange in respect of a record date that occurs prior to the Exchange Date for such Exchange. No Exchanging Member, or a Person designated by an Exchanging Member to receive shares of Class A Common Stock, shall be entitled to receive, with respect to such record date, distributions or dividends both on Class B Units redeemed by the Company from such Exchanging Member and on shares of Class A Common Stock received by such Exchanging Member, or other Person so designated, if applicable, in such Exchange.

(h)         Exchange Restrictions. The Managing Member may impose additional limitations and restrictions on Exchanges or exercise of the PubCo Call Right (including limiting Exchanges or creating priority procedures for Exchanges) to the extent it reasonably determines in good faith that such limitations and restrictions are necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code or ensure equity treatment of the Common Units; provided that, for such purposes, the Company and the Managing Member shall assume that each Continuing Member is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

(i)          Tax Matters. In connection with any Exchange, the Exchanging Member shall deliver to PubCo or the Company, as applicable, a certificate, dated as of the Exchange Date and sworn under penalties of perjury, in a form reasonably acceptable to PubCo or the Company, as applicable, certifying as to such Exchanging Member’s taxpayer identification number and, if applicable, that such Exchanging Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an IRS Form W-9 if then sufficient for such purposes under applicable Law). For U.S. federal and applicable state and local income tax purposes, each of the Exchanging Member, the Company and PubCo agree to treat each Exchange as a sale by the Exchanging Member of the Exchanging Member’s Class B Units (together with an equal number of shares of Class B Common Stock, which shares shall not be allocated any economic value) to PubCo in exchange for the payment by PubCo of the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to the Exchanging Member.

(j)          Tax Treatment. Unless otherwise required by applicable law including a determination of an applicable taxing authority that is final, the parties hereto agree to treat any Exchange or any exercise of the PubCo Call Right as a direct sale or exchange between PubCo and the Exchanging Member for U.S. federal and applicable state and local income tax purposes and each of the Company, PubCo, and the applicable Exchanging Members and their respective Affiliates shall report any such Exchange or exercise of the PubCo Call Right consistent therewith for all U.S. federal and applicable state and local and non-U.S. income tax purposes unless otherwise required by applicable law including a determination of an applicable taxing authority that is final.

(k)         Representations and Warranties. In connection with any Exchange or exercise of a PubCo Call Right, (i) upon the acceptance of the Class A Common Stock or an amount of cash equal to the Cash Exchange Payment, the Exchanging Member shall represent and warrant that the Exchanging Member is the owner of the number of Class B Units that the Exchanging Member is electing to Exchange and that such Class B Units are not subject to any liens or restrictions on transfer (other than restrictions imposed by this LLC Agreement, the charter and governing documents of PubCo and applicable Law), and (ii) if the Managing Member elects a Stock Exchange

Annex D-22

Payment, the Managing Member shall represent that (A) the shares of Class A Common Stock issued to the Exchanging Member in settlement of the Stock Exchange Payment are duly authorized, validly issued, fully paid and non-assessable (except as such non-assessability may be limited by Sections 18-607 and 18-804 of the Act) and were issued in compliance in all material respects with applicable Securities Law, and (B) the issuance of such shares of Class A Common Stock issued to the Exchanging Member in settlement of the Stock Exchange Payment does not conflict with or result in any breach of the organizational documents of PubCo.

4.7              Representations and Warranties of the Members. Each Member who acquires Units after the Effective Time severally (and not jointly) represents and warrants to the Company and each other Member as of the date of such Member’s admittance to the Company and as of each subsequent date that such Member acquires any additional Units (other than, in the case of acquisition of additional Units, Section 4.7(b) to the extent any conflict under Section 4.7(b) is related to the occurrence of a Change of Control resulting from such acquisition) that:

(a)         Organization; Authority.

(i)          To the extent such Member is not a natural person, (x) it is duly formed, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of such Member’s formation, and if required by Law is duly qualified to conduct business and is in good standing in the jurisdiction of such Member’s principal place of business (if not formed in such jurisdiction), and (y) has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this LLC Agreement and to perform such Member’s obligations under this LLC Agreement and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this LLC Agreement by that Member have been duly taken.

(ii)         Such Member has duly executed and delivered this LLC Agreement, and this LLC Agreement is enforceable against such Member in accordance with such Member’s terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

(b)         Non-Contravention.

(i)          Such Member’s authorization, execution, delivery, and performance of this LLC Agreement does not breach or conflict with or constitute a default under (x) such Member’s charter or other governing documents to the extent such Member is not a natural person, (y) any material obligation under any other material agreement to which that Member is a party or by which such Member is bound or (z) applicable Law.

(ii)         No governmental, administrative or other material third party consents or approvals are required or necessary on the part of such Member in connection with such Member’s admittance as a Member or such Member’s ownership of such Member’s Units.

(c)         Due Inquiry.

(i)          Such Member has had, prior to the execution and delivery of this LLC Agreement, the opportunity to ask questions of and receive answers from representatives of the Company concerning an investment in the Company, as well as the finances, operations, business and prospects of the Company, and the opportunity to obtain additional information to verify the accuracy of all information so obtained, and received all such information about the Company and the Units as such Member has requested.

(ii)         In determining whether to enter into this LLC Agreement in respect of such Member’s Units, such Member has relied solely on such Member’s own knowledge and understanding of the Company and such Member’s business based upon such Member’s own due diligence investigation and the information furnished pursuant to this clause (c) and such Member has not relied on any other representations or information in making such Member’s investment decision, whether written or oral, relating to the Company, such Member’s operations and/or prospects;

(d)         Purpose of Investment. Such Member is acquiring and holding such Member’s Units solely for investment purposes, for such Member’s own account and not for the account or benefit of any other Person and not with a view towards the distribution or dissemination thereof in violation of applicable Securities Law, did not decide to enter into this LLC Agreement as a result of any general solicitation or general advertising

Annex D-23

within the meaning of Rule 502 of Regulation D under the Securities Act, and acknowledges and understands that no United States federal or state agency has passed upon or made any recommendation or endorsement of the offering of any Units;

(e)         Transfer Restrictions. Such Member understands the Units are being Transferred in a transaction not involving a public offering within the meaning of the Securities Act and the Units will comprise “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act which shall not be sold, pledged, hypothecated or otherwise Transferred except in accordance with the terms of this LLC Agreement and applicable Law. Such Member agrees that, if in the future such Member decides to offer, resell, pledge or otherwise Transfer any portion of such Member’s Units, such Units may be offered, resold, pledged or otherwise Transferred only pursuant to an effective Registration Statement under the Securities Act or an applicable exemption from registration and/or qualification under the Securities Act and applicable state Securities Law, and as a condition precedent to any such Transfer, such Member may be required to deliver to the Company an opinion of counsel satisfactory to the Company, and agrees, absent registration or an exemption with respect to such Member’s Units, not to resell any such Units.

(f)          Investor Status. Such Member (i) has adequate means of providing for such Member’s current needs and possible contingencies, is able to bear the economic risks of such Member’s investment for an indefinite period of time and has a sufficient net worth to sustain a loss of such Member’s entire investment in the Company in the event such loss should occur, (ii) is sophisticated in financial matters and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (iii) is, or is controlled by, an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act, and acknowledges the issuance of Units under this LLC Agreement is being made in reliance on a private placement exemption to “accredited investors” within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under federal and state Law, and (iv) is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)).

ARTICLE V
ALLOCATIONS OF PROFITS AND LOSSES

5.1              Profits and Losses. After giving effect to the allocations under Section 5.2 and subject to Section 5.2 and Section 5.4, Profits and Losses (and, to the extent reasonably determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Taxable Year or other taxable period shall be allocated among the Members during such Taxable Year or other taxable period in a manner such that, after giving effect to all distributions through the end of such Taxable Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (a) the amount such Member would receive pursuant to Section 11.3(b)(iii) if all assets of the Company on hand at the end of such Taxable Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 11.3(b)(iii), to the Members immediately after making such allocation, minus (b) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and (without duplication) the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

5.2              Special Allocations.

(a)         Nonrecourse Deductions for any Taxable Year or other taxable period shall be specially allocated to the Members on a pro rata basis in accordance with the number of Common Units owned by each Member. The amount of Nonrecourse Deductions for a Taxable Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Taxable Year or other taxable period over the aggregate amount of any distributions during that Taxable Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

Annex D-24

(b)Any Member Nonrecourse Deductions for any Taxable Year or other taxable period shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one (1) Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)         Notwithstanding any other provision of this LLC Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Taxable Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Taxable Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(c)), each Member shall be specially allocated items of Company income and gain for such Taxable Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such taxable period (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This Section 5.2(c) is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)         Notwithstanding any other provision of this LLC Agreement except Section 5.2(c), if there is a net decrease in Member Minimum Gain during any Taxable Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Taxable Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(d)), each Member shall be specially allocated items of Company income and gain for such taxable period in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This Section 5.2(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)         Notwithstanding any provision hereof to the contrary except Section 5.2(a) and Section 5.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Taxable Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

(f)          Notwithstanding any provision hereof to the contrary except Section 5.2(c) and Section 5.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2) (ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Taxable Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 5.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 5.1 and Section 5.2 have been tentatively made as if this Section 5.2(f) were not in this LLC Agreement. This Section 5.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii) and shall be interpreted consistently therewith.

(g)         If any Member has a deficit balance in its Capital Account at the end of any Taxable Year or other taxable period that is in excess of the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in Section 5.1 and Section 5.2 have been made as if Section 5.2(f) and this Section 5.2(g) were not in this LLC Agreement.

Annex D-25

(h)         To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete or partial liquidation of such Member’s Units in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b) (2)(iv)(m)(2) if such Section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i)          The allocations set forth in Sections 5.2(a) through (h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. In general, the Members anticipate that this shall be accomplished by specially allocating other Profits and Loss among the Members so that the net amount of Regulatory Allocations and such special allocations to each such Member is zero. This Section 5.2(i) is intended to minimize to the extent possible and to the extent necessary any economic distortions that may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

5.3              Allocations for Tax Purposes in General.

(a)         Except as otherwise provided in this Section 5.3, each item of income, gain, loss and deduction of the Company for U.S. federal and applicable state and local income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Sections 5.1 and 5.2.

(b)         In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using any permissible method or methods determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations.

(c)         Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions and (ii) tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as reasonably determined by the Managing Member taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii), 1.704-1(b)(3)(iv), and 1.704-1(b)(4)(viii).

(d)         Allocations pursuant to this Section 5.3 are solely for purposes of U.S. federal, state and local income taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this LLC Agreement.

(e)If, as a result of an exercise of a non-compensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x). If, pursuant to Section 5.2(i), the Managing Member causes a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Managing Member shall make corrective allocations in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(4)(x).

(f)          Any adjustment to the adjusted tax basis of Company property pursuant to Code Section 743(b) resulting from a transfer of Units shall be handled in accordance with Treasury Regulations Section 1.743-1(j).

Annex D-26

5.4              Other Allocation Rules.

(a)         The Members are aware of the income tax consequences of the allocations made by this Article V and the economic impact of the allocations on the amounts receivable by them under this LLC Agreement. The Members hereby agree to be bound by the provisions of this Article V in reporting their share of Company income and loss for U.S. federal and applicable state and local income tax purposes.

(b)         The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 4.4 and the allocations set forth in Sections 5.1, 5.2 and 5.3 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member reasonably determines that the application of the provisions in Sections 4.4, 5.1, 5.2 or 5.3 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions to the extent permitted by applicable Law, including to allocate properly items of income, gain, loss, deduction and credit to those Members who bear the economic burden or benefit associated therewith, or to otherwise cause the Members to achieve the economic objectives underlying this LLC Agreement and the Business Combination Agreement. The Managing Member also shall (i) make any adjustments that it reasonably determines are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(iv)(g) and (ii) make any reasonable and appropriate modifications in the event unanticipated events would reasonably be expected to otherwise cause this LLC Agreement not to comply with Treasury Regulations Section 1.704-1(b). Notwithstanding the foregoing, no adjustment to the allocations shall be made under this Section 5.4(b) without the prior written consent of each Continuing Member that would be materially adversely affected thereby, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)         Subject to the Business Combination Agreement, with regard to PubCo’s acquisition of Common Units, Profits or Losses shall be allocated to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder. Subject to the Business Combination Agreement, if during any Taxable Year there is any other change in any Member’s Units in the Company, the Managing Member shall consult in good faith with the Continuing Member Representative and the tax advisors to the Company and allocate the Profits or Losses to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder; provided, however, that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder and that is selected by the Managing Member (with the prior written consent of the Continuing Member Representative, not to be unreasonably withheld, conditioned or delayed).

(d)         Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Managing Member shall allocate such liabilities in such manner that complies with the Code and the Treasury Regulations thereunder and that the Managing Member reasonably determines, in a manner intended to minimize any gain of the Members to the greatest extent possible under Section 731 of the Code.

5.5              Earn Out Units. The Parties intend that, for U.S. federal and applicable state and local income tax purposes, (a) the Earn Out Units, if any, received by the Continuing Members in connection with the Business Combination Agreement not be treated as being received in connection with the performance of services, (b) the Earn Out Units, if any, received by the Continuing Members in connection with the Business Combination Agreement reflect an adjustment by the Members to the agreed-upon sharing of unrealized appreciation in the Company’s assets, (c) no such Member be treated as having taxable income or gain as a result of such receipt of any such Earn Out Units or as a result of holding any such Earn Out Units at the time of any Triggering Event (other than as a result of corrective allocations made pursuant to Section 5.2(i)), and (d) for the avoidance of doubt, for purposes of the allocations described in this Article V and the determination and maintenance of Capital Accounts and distributions described in Article VI, each Earn Out Unit is a Class B Unit. The Company shall prepare and file all tax returns consistent with such intended treatment unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

Annex D-27

ARTICLE VI
DISTRIBUTIONS

6.1              Distributions.

(a)         General.

(i)          To the extent permitted by applicable Law, distributions to Members may be declared by the Managing Member out of Distributable Cash in such amounts, at such time and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate. All distributions made under this Section 6.1(a) shall be made to the Members as of the close of business on such record date on a pro rata basis (except that, for the avoidance of doubt, repurchases or redemptions made in accordance with Section 4.1(g) or payments made in accordance with Section 7.4 or Section 7.7 need not be on a pro rata basis, as long as such payments are otherwise made in accordance with the terms of this LLC Agreement) based on the number of Common Units held by each such Member as of the close of business on such record date; provided, that the Managing Member shall have the obligation to make distributions as set forth in Section 6.2 and Section 11.3(b)(iii); provided, further, that notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would violate the Act.

(ii)         Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 6.1(a), the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.

(b)         Successors. For purposes of determining the amount of distributions (including Tax Distributions), each Member shall be treated as having made the Capital Contributions made by, been allocated the net taxable income of the Company (in accordance with the definition of Tax Amount) allocated to, and received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

(c)         Distributions In-Kind. Except as otherwise provided in this LLC Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as reasonably determined by the Managing Member. In the event of any distribution of (i) property in kind or (ii) both cash and property in kind, each Member shall be distributed its proportionate share of any such cash so distributed and its proportionate share of any such property so distributed in kind (based on the Fair Market Value of such property). To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 6.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value; provided that none of the following shall be a distribution for purposes of this LLC Agreement: (a) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units or (b) any other payment made by the Company to a Member that is not properly treated as a “distribution” for purposes of Sections 731, 732, or 733 or other applicable provisions of the Code. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 5.1 and Section 5.2.

6.2              Tax-Related Distributions.

(a)         Effective upon the Effective Time, prior to making any other distributions under this LLC Agreement, on each Tax Distribution Date, unless prohibited by applicable Law, the Managing Member shall cause the Company, from available cash, available borrowings and other funds legally available therefor, including legally made distributions from available cash of the Company’s Subsidiaries (taking into account any restrictions applicable to tax distributions contained in the Company’s or its Subsidiaries’ then applicable bank financing agreements by which the Company or its Subsidiaries are bound) (collectively, “Cash Available For Tax Distributions”) to make distributions of cash (each, a “Tax Distribution”) to the Members holding Common Units, pro rata in proportion to their respective number of Common Units in an amount such that the Member with the highest Tax Amount per Common Unit receives an amount equal to such Member’s Tax Amount (for purposes of this pro rata clause, disregarding any amount that is included in PubCo’s Tax Amount pursuant to clause (2) of the definition of “Tax Amount”); provided, that if the amount of Tax Distributions actually made with respect to a quarter or a Taxable Year is greater than or less than the Tax Distributions that would have been made under this Section 6.2 for such

Annex D-28

period based on subsequent tax information (e.g., if upon filing the Company’s final tax return for the applicable taxable year taxable income or gain of the Company is higher or lower than estimated) and assuming no limitations based on prohibitions under applicable Law, Cash Available For Tax Distributions (such limitations, the “Liquidity Limitations”) (e.g., because the estimated Tax Distributions for a Taxable Year were greater than or less than the amount calculated based on actual taxable income for such Taxable Year), then, on subsequent Tax Distribution Dates, starting with the next Tax Distribution Date, and prior to any additional distributions pursuant to Section 6.1(a) (including under Section 11.3(b)(iii) and its reference to Section 6.1(a)), the Managing Member shall, subject to the Liquidity Limitations, cause the Company to adjust the next Tax Distribution and subsequent Tax Distributions downward (but not below zero) or upward (but in any event pro rata in proportion to the Members’ respective number of Common Units) to reflect such excess or shortfall; and provided, further, that notwithstanding any other provision in this LLC Agreement to the contrary, the Managing Member shall not be required to cause the Company to make any Tax Distributions on any date other than a Tax Distribution Date. Notwithstanding anything to the contrary contained in this LLC Agreement, (a) the Managing Member shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Members’ Tax Distributions (but in any event pro rata in proportion to the Members’ respective number of Common Units) to take into account increases or decreases in the number of Common Units held by each Member during the relevant period; provided that no such adjustments shall be made that would have a material adverse effect on the Continuing Members without the Continuing Member Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), and (b) no Tax Distributions (or downward (but not below zero) or upward adjustment to any Tax Distributions) shall be made other than on a pro rata basis in proportion to the Members’ respective number of Common Units. All Tax Distributions shall be treated for all purposes under this Agreement as advances against, and shall offset and reduce dollar-for-dollar, subsequent distributions under Section 6.1. Notwithstanding the foregoing, final Tax Distributions in respect of the applicable quarterly period (or portion thereof) shall be made immediately prior to and in connection with any distributions made pursuant to Section 11.3(b)(iii) below.

6.3              Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Units in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as provided in this LLC Agreement.

ARTICLE VII
MANAGEMENT

7.1              Managing Member Rights; Member and Officer Duties.

(a)         PubCo shall be the sole Managing Member of the Company and, pursuant to the governing documents of PubCo, the business and affairs of PubCo shall be managed by or under the direction of the Board. Except as otherwise required by Law or provided in this LLC Agreement, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and (iii) the Members, other than the Managing Member (in its capacity as such), shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company. Nothing set forth in this LLC Agreement shall reduce or restrict the rights set forth in the Tax Receivable Agreement, subject to the terms and conditions thereof.

(b)         Except as otherwise required by the Act, no current or former Member (including a current or former Managing Member) or any current or former Officer shall be obligated personally for any Liability of the Company solely by reason of being a Member or, with respect to the Managing Member, acting as Managing Member of the Company, or, with respect to an Officer, acting in his or her capacity as an Officer. Notwithstanding anything to the contrary contained in this LLC Agreement, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this LLC Agreement or the Act shall not be grounds for imposing personal liability on the Managing Member for liabilities of the Company.

(c)         To the extent that, at Law or in equity, the Company or any Subsidiary or any manager, director (or equivalent), officer, employee or agent of the Company or any Subsidiary (including PubCo) has duties (including fiduciary duties) to the Company, to a Member (other than the Managing Member) or to any Person who acquires Units, all such duties (including fiduciary duties) are hereby limited solely to those expressly set forth in this LLC Agreement (if any), to the fullest extent permitted by Law (it being understood that this (c) shall

Annex D-29

not itself limit or waive any of the duties of any officers or members of the Board to the stockholders of PubCo in their capacity as such, which obligations will be governed by the applicable governing documents of PubCo). The limitation of duties (including fiduciary duties) to the Company, each Member (other than to the Managing Member) and any Person who acquires Units set forth in the preceding sentence is approved by the Company, each Member and any Person who acquires Units.

7.2              Role of Officers.

(a)         The Managing Member may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such Persons such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate.

(b)         The Officers of the Company as of the Effective Time are set forth on Exhibit C attached hereto.

(c)         The Managing Member may appoint a Chief Executive Officer who will be responsible for the general and active management of the business of the Company and its Subsidiaries. The Chief Executive Officer will report to the Managing Member and have the general powers and duties of management usually vested in the office of chief executive officer of a corporation organized under the DGCL, subject to the terms of this LLC Agreement and as may be prescribed by the Managing Member, and will have such other powers and duties as may be reasonably prescribed by the Managing Member or set forth in this LLC Agreement.

(d)         Except as set forth in this LLC Agreement, the Managing Member may appoint Officers at any time, and the Officers may include, in addition to the Chief Executive Officer, a president, one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a general counsel, a treasurer, one or more assistant treasurers, a chief operating officer, an executive chairman, and any other officers that the Managing Member deems appropriate. Except as set forth in this LLC Agreement, the Officers will serve at the pleasure of the Managing Member, subject to all rights, if any, of such Officer under any contract of employment. Any individual may hold any number of offices, and an Officer may, but need not, be a Member of the Company. The Officers will exercise such powers and perform such duties as specified in this LLC Agreement or as reasonably determined from time to time by the Managing Member.

(e)         Subject to this LLC Agreement and to the rights, if any, of an Officer under a contract of employment, any Officer may be removed, either with or without cause, by the Managing Member. Any Officer may resign at any time by giving written notice to the Managing Member. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this LLC Agreement for regular appointments to that office.

7.3              Warranted Reliance by Officers on Others. In exercising their authority and performing their duties under this LLC Agreement, the Officers shall be entitled to rely on information, opinions, reports, or statements of the following Persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(a)         one or more employees or other agents of the Company or its Subsidiaries whom the Officer reasonably believes to be reliable and competent in the matters presented; and

(b)         any attorney, public accountant, or other Person as to matters which the Officer reasonably believes to be within such Person’s professional or expert competence.

7.4              Indemnification.

(a)         Right to Indemnification. Each Person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any Action, by reason of the fact that he, she or it is or was a Member (including the Managing Member), is or was serving as the Company Representative (including any “designated individual”) or the Continuing Member Representative or an officer, manager or director (or equivalent)

Annex D-30

or, at the discretion of the Managing Member, any employee or agent, of the Managing Member, the Company or any of its Subsidiaries, or is or was an officer, manager or director (or equivalent) or, at the discretion of the Managing Member, any employee or agent, of the Managing Member, the Company or any of its Subsidiaries serving at the request of the Managing Member or the Company or any of its Subsidiaries as an officer, manager or director (or equivalent) or, at the discretion of the Managing Member, any employee or agent, of another corporation, partnership, joint venture, limited liability company, trust or other entity or which relates to or arises out of the property, business or affairs of the Company or any of its Subsidiaries, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Action is alleged action in an official capacity as a director, manager, officer, employee or agent or in any other capacity while serving as an officer, manager, director, employee or agent, shall be indemnified by the Company against all expense to the fullest extent permitted by Law, Liability and loss (including reasonable attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, such Indemnitee shall not be entitled to indemnification if such Indemnitee’s conduct constituted fraud, willful misconduct, or a knowing violation of Law; provided, further, however, except as provided in Section 7.4(d) with respect to Actions to enforce rights to indemnification, the Company shall indemnify any such Indemnitee pursuant to this Section 7.4 in connection with an Action (or part thereof but excluding any compulsory counterclaim) initiated by such Indemnitee only if such Action (or part thereof but excluding any compulsory counterclaim) was authorized by the Board.

(b)         Right to Advancement of Expenses. The right to indemnification conferred in Section 7.4(a) shall include the right to advancement by the Company of any and all expenses (including reasonable attorneys’ fees and expenses) incurred in participating in or defending any such Action in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expense (an “Advancement of Expenses”); provided, however, that if (a) the Act requires or (b) in the case of an Advancement of Expenses made in a proceeding brought to establish or enforce a right to indemnification or advancement, an Advancement of Expenses incurred by an Indemnitee shall be made pursuant to this Section 7.4(b) only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 7.4(b). An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 7.4(b) is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 7.4(a) with respect to the related Action or the absence of any prior determination to the contrary.

(c)         Contract Rights. The rights to indemnification and to the Advancement of Expenses conferred in Sections 7.4(a) and (b) shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, manager, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, estate, executors, administrators and legal representatives.

(d)         Right of Indemnitee to Bring Suit. If a claim under Sections 7.4(a) or (b) is not paid in full by the Company within sixty (60) calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be thirty (30) calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification under this LLC Agreement (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Act. Neither the failure of the Company (including its Managing Member or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Company (including the Managing Member or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right

Annex D-31

to indemnification or to an Advancement of Expenses under this LLC Agreement, or brought by the Company to recover an Advancement of Expenses under this LLC Agreement pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Company.

(e)         Appearance as a Witness. Notwithstanding any other provision of this Section 7.4, the Company shall pay or reimburse out of pocket expenses incurred by any Person entitled to be indemnified pursuant to this Section 7.4 in connection with such Person’s appearance as a witness or other participation in an Action at a time when such Person is not a named defendant or respondent in the Action.

(f)          Non-exclusivity of Rights. The rights to indemnification and the Advancement of Expenses conferred in this Section 7.4 shall not be exclusive of any other right which a Person may have or hereafter acquire under any Law, this LLC Agreement, any agreement, any vote of stockholders or disinterested directors or otherwise. Nothing contained in this Section 7.4 shall limit or otherwise affect any such other right or the Company’s power to confer any such other right.

(g)         Payments. Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the Indemnitee as Managing Member and/or officer of the Company or as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise at the request of the indemnitee-related entities (as defined below), the Company shall be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or Advancement of Expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Section 7.4, irrespective of any right of recovery the Indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Company be entitled to any right of subrogation against or contribution by the indemnitee-related entities and no right of advancement, indemnification or recovery the Indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Company under this Section 7.4 In the event that any of the indemnitee-related entities shall make any payment to the Indemnitee in respect of indemnification or Advancement of Expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against the Company, and the Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights.

(i)          The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the Indemnitee has agreed, on behalf of the Company or at the Company’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an Indemnitee may be entitled to indemnification or Advancement of Expenses with respect to which, in whole or in part, the Company may also have an indemnification or advancement obligation.

(ii)         The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the Indemnitee shall be entitled to indemnification or Advancement of Expenses from both the indemnitee-related entities and the Company pursuant to applicable law, any agreement, certificate of incorporation, by-laws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Company or the indemnitee-related entities, as applicable.

(h)         Maintenance of Insurance. The Company or PubCo shall maintain directors’ and officers’ insurance from a financially sound and reputable insurer (at a minimum, in such amounts as are standard in the industry) to protect directors and officers of the Company and its Subsidiaries against Indemnifiable Losses of such Indemnitee, whether or not the Company has the authority to indemnify such Indemnitee against such Indemnifiable Losses under this Section 7.4, in each case to the extent available under the directors’ and officers’ insurance policy of PubCo.

Annex D-32

7.5              Resignation or Termination of Managing Member. PubCo shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 7.5. No termination or replacement of PubCo as Managing Member shall be effective unless proper provision is made, in compliance with this LLC Agreement, so that the obligations of PubCo, its successor (if applicable) and any new Managing Member and the rights of all Members under this LLC Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo (or its successor, as applicable) as Managing Member shall be effective unless (a) the new Managing Member executes a joinder to this LLC Agreement and agrees to be bound by the terms and conditions in this LLC Agreement, and (b) PubCo (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo (or its successor, as applicable) and the new Managing Member (as applicable), to cause (i) PubCo to comply with all PubCo’s obligations under this LLC Agreement (including its obligations under Section 4.6) other than those that must necessarily be taken solely in its capacity as Managing Member and (ii) the new Managing Member to comply with all the Managing Member’s obligations under this LLC Agreement.

7.6              Reclassification Events of PubCo. If a Reclassification Event occurs, the Managing Member or its successor as a result of such Reclassification Event, as the case may be, shall, as and to the extent necessary, amend this LLC Agreement in compliance with Section 12.1, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (a) the exchange rights of holders of Units set forth in Section 4.6 provide that each Class B Unit (together with the surrender and delivery of one (1) share of Class B Common Stock) is exchangeable for the same amount and same type of property, securities or cash (or combination thereof) that one (1) share of Class A Common Stock becomes exchangeable for or converted into as a result of the Reclassification Event and (b) PubCo or the successor to PubCo as a result of such Reclassification Event, as applicable, is obligated to deliver such property, securities or cash upon such exchange. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person as a result of such Reclassification Event, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this LLC Agreement.

7.7              Certain Costs and Expenses. The Managing Member shall not be compensated for its services as Managing Member of the Company. The Company shall (a) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company and (b) upon the good faith determination of the Managing Member, reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in good faith that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its Subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear such expenses of the Managing Member, including costs of securities offerings not borne directly by Members, board of directors compensation and meeting costs, costs of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs; provided that the Company shall not pay or bear any income tax obligations owed by PubCo or the cost of any Tax Benefit Payment (as defined in the Tax Receivable Agreement) or any amounts owed by PubCo under the Tax Receivable Agreement; provided, further, that in the event any cost or expense incurred by the Managing Member is paid by the Managing Member from the gross proceeds received by PubCo in connection with an offering, issuance, exercise or conversion of Equity Securities or Debt Securities and only the net amount of such proceeds is contributed to the Company, such costs or expenses shall not be reimbursed under this Section 7.7.

ARTICLE VIII
ROLE OF MEMBERS

8.1              Rights or Powers. Other than the Managing Member, the Members, acting in their capacity as Members, shall not have any right or power to take part in the operation, management or control of the Company or its business and affairs, transact any business in the Company’s name or to act for or bind the Company in any way and shall not have any voting rights. Any Member, its Affiliates and its and their employees, managers, owners, agents, directors and officers may also be an employee or be retained as an agent of the Company, if requested by the Managing Member. Nothing in this Article VIII shall in any way limit any Member’s rights pursuant to, and subject to the terms and conditions of, the Tax Receivable Agreement.

Annex D-33

8.2              Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member or, in the case of PubCo, the Managing Member or the Company Representative, or, in the case of Lake Street Landlords or an Affiliate thereof, the Continuing Member Representative.

8.3              Investment Opportunities.

(a)         To the fullest extent permitted by applicable Law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to (a) any Member (other than the Managing Member and Members and their Affiliates who are officers or employees of the Company, PubCo or any of their respective Subsidiaries, in which case solely acting in their capacity as such), (b) any of their respective Affiliates (other than the Managing Member and Members and their Affiliates who are officers or employees of the Company, PubCo or any of their respective Subsidiaries, in which case solely acting in their capacity as such ), (c) each Continuing Member or any of its respective Affiliates (including its respective investors and equityholders and any associated Persons or investment funds or any of their respective portfolio companies or investments, other than the Managing Member and Members and their Affiliates who are officers or employees of the Company, PubCo or any of their respective Subsidiaries, in which case solely acting in their capacity as such) or (d) any of the respective officers, managers, directors, agents, shareholders, members, and partners of any of the foregoing, including any such Person acting as a director of PubCo at the request of such Member (other than the Managing Member and Members and their Affiliates who are officers or employees of the Company, PubCo or any of their respective Subsidiaries, in which case solely acting in their capacity as such), (each, a “Business Opportunities Exempt Party”). The Company and each of the Members, on its own behalf and on behalf of their respective Affiliates and equityholders, hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt Party and irrevocably waives any right to require any Business Opportunity Exempt Party to act in a manner inconsistent with the provisions of this Section 8.3. No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for PubCo, the Company or any of their respective Subsidiaries, Affiliates or equityholders shall have any duty to communicate or offer such opportunity to the Company and none of PubCo, the Company or any of their respective Subsidiaries, Affiliates or equityholders will acquire or be entitled to any interest or participation in any such transaction, agreement, arrangement or other matter or opportunity as a result of participation therein by a Business Opportunity Exempt Party. This Section 8.3 shall not apply to, and no interest or expectancy of the Company is renounced with respect to, any opportunity offered to any director or officer of PubCo if such opportunity is expressly offered or presented to, or acquired or developed by, such Person in his or her capacity as a director or officer of the Company.

(b)         In furtherance of the foregoing, to the fullest extent permitted by applicable Law, neither Lake Street Landlords nor any of its Affiliates (other than PubCo) (or any partner, officer, employee, investor, or other representative of any of the foregoing Persons) (collectively, the “Covered Persons”) shall be liable to the Company or any other Person for any claim arising out of, or based upon, (i) the investment by any Covered Person in any entity competitive with the Company or any of its Subsidiaries, or (ii) actions taken by any Covered Person to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company or its Subsidiaries; provided that such Covered Person complies with any fiduciary relationship or duties owed to PubCo, the Company or its Subsidiaries in such Covered Person’s capacity as an officer or director of PubCo, the Company or any of its Subsidiaries. For the avoidance of doubt, none of the Continuing Member Representative or any Affiliate thereof (or any partner, officer, employee, investor, or other representative of any of the foregoing Persons) will be deemed to have any fiduciary relationship or duties to the other Continuing Members by virtue of ownership of Units. No amendment or repeal of this Section 8.3 shall apply to or have any effect on the Liability or alleged Liability of any Business Opportunities Exempt Party or any Covered Person for or with respect to any opportunities of which any such Person becomes aware, or any investment or action, prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 8.3. Neither the amendment or repeal of this Section 8.3, nor the adoption of any provision of this LLC Agreement inconsistent with this Section 8.3, shall eliminate or reduce the effect of this Section 8.3 in respect of any business opportunity first identified or any other matter occurring, or any cause of action that, but for this Section 8.3, would accrue or arise, prior to such amendment, repeal or adoption. No action or inaction taken by any Business Opportunities Exempt Party in a manner consistent with this Section 8.3 shall be deemed to be a violation of any fiduciary or other duty owed to any Person.

Annex D-34

ARTICLE IX
TRANSFERS OF UNITS

9.1              Restrictions on Transfer.

(a)         No Member shall directly or indirectly Transfer all or any portion of its Units, except Transfers made in accordance with the provisions of Section 9.1(c) or as otherwise approved by the Board, (it being understood that any Transfer of Class A Common Stock by any holder thereof, or any Transfer of Units in connection with a PubCo redemption, Change of Control Transaction or PubCo Offer in accordance with Section 4.1(g) and Section 4.1(h)) shall not be a Transfer by the Managing Member that is prohibited for purposes of this Article IX). If, notwithstanding the provisions of this Section 9.1(a), all or any portion of a Member’s Units are Transferred by such Member in violation of this Section 9.1(a), involuntarily, by operation of Law or otherwise, then without limiting any other rights and remedies available to the other Parties under this LLC Agreement, the Transferee of such Units (or portion thereof) shall not be admitted to the Company as a Member nor be entitled to any rights as a Member under this LLC Agreement, and the Transferor will continue to be bound by all obligations under this LLC Agreement. Any attempted or purported Transfer of all or a portion of a Member’s Units in violation of this Section 9.1(a) shall, to the fullest extent permitted by Law, be null and void and of no force or effect whatsoever.

(b)         Subject to the restrictions set forth in Section 9.1(a), (i) no shares of Class B Common Stock may be Transferred by a Member unless an equal number of Class B Units are Transferred therewith in accordance with this LLC Agreement (including in respect of those Transfers permitted by Section 9.1(c)), and (ii) no Class B Units may be Transferred by a Member holding Class B Common Stock unless an equal number of shares of Class B Common Stock are Transferred therewith in accordance with this LLC Agreement (including in respect of those Transfers permitted by Section 9.1(c)).

(c)         Notwithstanding anything to the contrary set forth in the Business Combination Agreement, the restrictions contained in Section 9.1(a) shall not apply to any Transfer (each, a “Permitted Transfer”): (i) in connection with an “Exchange” made in accordance with the provisions of Section 4.6, (ii) by a Member to PubCo or any of its wholly-owned Subsidiaries, or (iii) by a Member to any of such Member’s Permitted Transferees; provided, however, if a Transfer pursuant to clause (iii) would result in a Change of Control, such Member must provide the Managing Member with written notice of such Transfer at least sixty (60) calendar days prior to the consummation of such Transfer; provided further, that the restrictions contained in this LLC Agreement will continue to apply to Units after any Permitted Transfer of such Units, and the Transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this LLC Agreement. In the case of a Permitted Transfer of any Class B Units by a Continuing Member, such transferring Member shall be required to Transfer an equal number of shares of Class B Common Stock corresponding to the number of such Member’s Class B Units that were Transferred in the transaction to such Transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 9.1(d).

(d)         In addition to any other restrictions on Transfer contained in this Article IX, in no event may any Transfer (including any Exchange or exercise of the PubCo Call Right) or assignment of Units by any Member be made, in the reasonable determination of the Managing Member, (i) to any Person who lacks the legal right, power or capacity to own Units; (ii) if such Transfer would (A) be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof” as such terms are used in Treasury Regulations Section 1.7704-1, (B) result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), (C) cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or to be treated as an association taxable as a corporation pursuant to the Code, or (D) cause the Company to have a withholding obligation under Section 1446(f) of the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of any equity securities issued upon any exchange of such Units, pursuant to any applicable U.S. federal or state Securities Law, and no registration statement covering such securities is then in effect; or (vi) if such

Annex D-35

Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940. Any attempted or purported Transfer of all or a portion of a Member’s Units in violation of this Section 9.1(d) shall be null and void and of no force or effect whatsoever.

9.2              Notice of Transfer. Other than in connection with Transfers made pursuant to Section 4.6, each Member shall, after complying with the provisions of this LLC Agreement, but prior to any Transfer of Units, give written notice to the Company of such proposed Transfer. Each such notice shall describe the manner and circumstances of the Transfer and include a representation from the transferring Member that such Transfer was made in accordance with applicable Securities Law.

9.3              Transferee Members. A Transferee of Units pursuant to this Article IX shall have the right to become a Member only if (a) the requirements of this Article IX are met, (b) such Transferee executes a joinder in the form attached to this LLC Agreement as Exhibit D, and (c) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this LLC Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Units. Unless agreed to in writing by the Managing Member, the admission of a Member shall not result in the release of the Transferor from any Liability as of the date of transfer that the Transferor may have to each remaining Member or to the Company under this LLC Agreement or any other contract between the Managing Member, the Company or any of its Subsidiaries, on the one hand, and such Transferor, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member.

9.4              Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE LIMITED LIABILITY COMPANY AGREEMENT OF APPRECIATE INTERMEDIATE HOLDINGS, LLC (THE “COMPANY”), DATED AS OF [•] 2022, AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME IN ACCORDANCE WITH SUCH AGREEMENT (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY MEMBER MAKING A REQUEST THEREFOR), AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.”

ARTICLE X
ACCOUNTING AND CERTAIN TAX MATTERS

10.1            Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which complete and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

10.2            Tax Elections. The Company Representative shall cause the Company and any eligible Subsidiary to make an election (or continue a previously made election) pursuant to Section 754 of the Code (and any analogous provision of any applicable state, local or non-U.S. Law) for the Taxable Year that includes the date hereof and for each Taxable Year in which an Exchange occurs, and shall not thereafter revoke any such election. In addition, the Company shall make the following elections on the appropriate forms or tax returns:

(i)          to adopt the accrual method of accounting for U.S. federal income tax purposes;

(ii)         to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code; and

Annex D-36

(iii)        except as otherwise provided in this LLC Agreement, any other election the Company Representative may deem appropriate and in the best interests of the Company.

10.3            Tax Returns; Information.

(a)         Subject to Article 6 of the Business Combination Agreement, the Company Representative shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Company shall prepare and deliver (or cause to be prepared and delivered) to each Person who was a Member at any time during the relevant quarter of the relevant Taxable Year an estimated K-1, including reasonable quarterly estimates of such Member’s state tax apportionment information and the allocations to such Member of taxable income, gains, losses, deductions or credits for such Taxable Year for U.S. federal, and applicable state and local, income tax reporting purposes at least fifteen (15) days prior to the individual or corporate quarterly estimate payment deadline for U.S. federal income taxes for calendar year filers (whichever is earlier). As promptly as reasonably practicable following the end of each Taxable Year, the Company shall prepare and deliver (or cause to be prepared and delivered) to each Person who was a Member at any time during such Taxable Year (i) in no event later than forty-five (45) days after the end of each Taxable Year, an estimated IRS Schedule K-1 (and any similar form prescribed for applicable state and local income tax purposes) or similar documents with such information of the Company and all relevant information regarding the Company reasonably necessary for the Members to estimate their taxable income for such Taxable Year, and (ii) in no event later than seventy-five (75) days after the end of each Taxable Year, a final IRS Schedule K-1 (and any similar form prescribed for applicable state and local income tax purposes) and all relevant information regarding the Company reasonably necessary for the Members to file their tax returns on a timely basis (including extensions) for such Taxable Year. The Company shall use commercially reasonable efforts to furnish to each Member and former Member, as soon as reasonably practicable after an applicable request, all information relating to the Company and in the Company’s possession reasonably requested by such Member and that is reasonably necessary for such Member to prepare and file its own tax returns and pay its own taxes or make distributions to its members in order for them to pay their taxes (including copies of the Company’s federal, state and local income tax returns). Each Member and former Member shall furnish to the Company all pertinent information in its possession that is reasonably necessary to enable the Company’s tax returns to be prepared and filed. Each Member further agrees (including with respect to the Taxable Year that such Member becomes a former Member) that such Member shall notify the Company and consult with the Company regarding a position on its tax return in the event such Member intends to file its tax returns in a manner that is inconsistent with the Schedule K-1 or other statements furnished by the Company to such Member for purposes of preparing tax returns.

(b)         In addition to each Member’s rights to information pursuant to and in accordance with Section 18-305 of the Act, each Member shall be entitled to examine, either directly or through its representatives, the books and records of the Company or any of its Subsidiaries at the principal office of the Company or such other location as the Managing Member shall reasonably approve during normal business hours for any purpose reasonably related to such Member’s interest as a Member of the Company with the information to which such Member shall be entitled about the Company or any of its Subsidiaries being the same information to which a stockholder of a Delaware corporation would have with respect to such corporation; provided that, in any event, the Managing Member has a right to keep confidential from the Members certain information in accordance with Section 18-305 of the Act.

10.4            Company Representative.

(a)         PubCo is hereby designated as the Company Representative. In addition, PubCo is hereby authorized to designate or remove any other Person selected by PubCo as the Company Representative; provided that all actions taken by the Company Representative pursuant to this Section 10.4 shall be subject to the overall oversight and authority of the Board. For each Taxable Year in which the Company Representative is an entity, the Company shall appoint the “designated individual” identified by the Company Representative and approved by the Board to act on its behalf in accordance with the applicable Treasury Regulations or analogous provisions of state or local Law. Each Member hereby expressly consents to such designations and agrees to take, and that the Managing Member is authorized to take (or cause the Company to take), such other actions as may be necessary or advisable pursuant to Treasury Regulations or other IRS or Treasury guidance or state or local Law to cause such designations or evidence such Member’s consent to such designations, including removing any Person designated as the Company Representative (including any “designated individual”) prior to the date of this LLC Agreement.

Annex D-37

(b)         Subject to this Section 10.4 and Article 6 of the Business Combination Agreement, the Company Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the BBA Rules, including making or refraining from making any elections under the BBA Rules (including making or refraining from making an election under Section 6226(a) of the Code (or any analogous provision of state, local or non-U.S. Law)) or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any Action, audit or examination before the IRS or any other tax authority (each an “Audit”), and to reasonably expend Company funds for professional services and other expenses reasonably incurred in connection therewith. Subject to the provisions of Section 10.4(d) and to Article 6 of the Business Combination Agreement, the Company Representative will have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any tax authority.

(c)         The Company Representative is authorized, to the extent permissible under applicable Law, to cause the Company to pay any imputed underpayment of taxes and any related interest, penalties and additions to tax determined in accordance with Code Section 6225 that may from time to time be required to be made under Code Section 6232 and to pay any similar amounts arising under state, local, or foreign tax Laws (together, “Imputed Tax Underpayments”). Imputed Tax Underpayments also shall include any imputed underpayment within the meaning of Code Section 6225 (any similar amounts arising under state, local, or foreign tax Laws) paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Company bears the economic burden of such amounts, whether by Law or contract. To the extent permissible under applicable Law, the Company Representative may cause the Company to allocate the amount of any Imputed Tax Underpayment among the Members (including any former Members) in an equitable manner, taking into account, among other factors, the magnitude of the Imputed Tax Underpayment, the nature of the tax items that are the subject of the adjustment giving rise to the Imputed Tax Underpayment, the classification of the Members for U.S. federal income tax purposes, and the Persons who received (and the proportions in which they received) the benefits of the activities that gave rise to that Imputed Tax Underpayment. To the extent that the Company Representative elects to cause the Company to pay an Imputed Tax Underpayment, the Company Representative shall use commercially reasonable efforts to pursue available procedures under applicable Law to reduce such Imputed Tax Underpayment (at the cost of such Members or former members in respect of which any Imputed Tax Underpayment has been allocated) on account of its Members’ (or any of the Members’ direct or indirect beneficial owners’) tax status, with any corresponding reduction being credited to the applicable Member for purposes of allocating such Imputed Tax Underpayment among the relevant Members or former Members to the extent relevant.

(d)          Without limiting the foregoing, the Company Representative shall give prompt written notice to the Continuing Member Representative of the commencement of any income tax Audit of the Company or any of its Subsidiaries that would reasonably be expected to have a material adverse effect on the Continuing Members (or their owners). Subject to Article 6 of the Business Combination Agreement, the Company Representative shall (i) keep the Continuing Member Representative reasonably informed of the material developments and status of any such Audit, (ii) permit the Continuing Member Representative (or its designee) to participate (including using separate counsel), in each case at the Continuing Members’ sole cost and expense, in any such Audit, to the extent permitted under applicable tax Law, and (iii) promptly notify the Continuing Member Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Appeals panel (or equivalent body under applicable Laws) with respect to such Audit. The Company Representative or the Company shall promptly provide the Continuing Member Representative with copies of all material correspondence between the Company Representative or the Company (as applicable) and any Governmental Entity in connection with such Audit and shall give the Continuing Member Representative a reasonable opportunity to review and comment on any material, non-ministerial correspondence, submission (including settlement or compromise offers) or filing in connection with any such Audit. The Company Representative shall not (and the Company shall not (and shall not authorize the Company Representative to)) settle, compromise, make an election under the BBA Rules, other than a Push-Out Election in connection with, or abandon any Audit in a manner that would reasonably be expected to have a disproportionate (compared to PubCo) and material adverse effect on the Continuing Members without the Continuing Member Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The obligations of the Company and the Company Representative under this Section 10.4(d) with respect to any Audit affecting Continuing Members as a result of their prior ownership of Units shall continue after any Continuing Member Transfers any or all of such Units.

Annex D-38

(e)         If the Company Representative causes the Company to make an election under Section 6226(a) of the Code (or any analogous provision of state or local Law) (a “Push-Out Election”), each Member who was a Member of the Company for U.S. federal income tax purposes, or for purposes of applicable state, local, or non-U.S. Law, for the “reviewed year” (within the meaning of Code Section 6225(d)(1) or similar concept under applicable state, local, or non-U.S. Law), shall take any adjustment to income, gain, loss, deduction, credit or otherwise (as determined in the notice of final partnership adjustment or similar concept under applicable state, local, or non-U.S. Law) into account as provided for in Code Section 6226(b) (or similar concept under applicable state, local, or non-U.S. Law).

(f)          Promptly following the written request of the Company Representative, the Company shall, to the fullest extent permitted by Law, reimburse and indemnify the Company Representative (including, for the avoidance of doubt, any “designated individual”) for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Company Representative in connection with the exercise of its rights and fulfillment of its duties under this Section 10.4. Nothing in this LLC Agreement will be construed to restrict the Company or the Company Representative from engaging an accounting firm or legal counsel to assist the Company Representative in discharging its duties under this LLC Agreement.

(g)         Each Member agrees to cooperate in good faith with the Company Representative and to do or refrain from doing any or all things reasonably requested by the Company Representative with respect to this Section 10.4, including timely providing any information reasonably necessary or advisable for the Company Representative to comply with its obligations under Section 10.4(c), that is or are reasonably necessary or advisable to reduce the amount of any tax, interest, penalties or similar amounts the cost of which is (or would otherwise be) borne by the Company (directly or indirectly) or to make any election permitted by this LLC Agreement and the Code or other relevant tax Law unless such Member is restricted from providing such information under any applicable Law or contract. Each Member acknowledges that any action taken by the Company Representative in its capacity as such may be binding upon such Members and that such Member shall not independently act with respect to Audits affecting the Company or its Subsidiaries (but the Continuing Member shall in all events retain all rights provided to it under this LLC Agreement, including Section 10.4(d)).

(h)         Notwithstanding anything to the contrary contained in this LLC Agreement, in the event of any conflict between Article 6 of the Business Combination Agreement and this LLC Agreement, Article 6 of the Business Combination Agreement shall control. The Company, the Company Representative, the Managing Member, and the Members hereby acknowledge and agree to the foregoing sentence and expressly agree to be bound by the terms of Article 6 of the Business Combination Agreement, including that with respect to any Audit of the Company or any of its Subsidiaries for any taxable period ending before or including the date of the Effective Time and for which a Push-Out Election is available, all such available elections shall be made in accordance with applicable Laws unless otherwise determined by the Company Representative.

(i)          This Section 10.4 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

10.5            Withholding Tax Payments and Obligations.

(a)         If the Company or any other Person in which the Company holds an interest, or PubCo or the Managing Member is required by Law to deduct or withhold or to make tax payments on behalf of or with respect to any Member or in respect of any Exchange or exercise of the PubCo Call Right, or the Company or any other Person in which the Company holds an interest is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Company or to any other Person in which the Company holds an interest) by reason of the status of any Member as such or that is specifically attributable to a Member (including federal, state, local or foreign withholding, personal property, unincorporated business or other taxes, the amount of any Imputed Tax Underpayments allocated to a Member in accordance with Section 10.4, and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Withholding/Payment Amounts”), the Managing Member or PubCo may deduct or withhold or cause the Company to deduct or withhold such amounts as so required without any gross-up payments owed to the applicable Member or other Person and cause the Company to make such tax payments as so required, and each Member hereby authorizes PubCo, the Managing Member, and the Company to do so; provided, the Company, PubCo, and the Managing Member shall use commercially

Annex D-39

reasonable efforts to cooperate in good faith with the Continuing Member Representative to minimize, to the extent permissible under applicable Law, the amount of any such withholding which relates to any Continuing Member. All Tax Withholding/Payment Amounts made on behalf of a Member shall at the option of PubCo or the Managing Member (i) be promptly paid to the Company (or PubCo or the Managing Member, as applicable) by the Member or other Person on whose behalf such Tax Withholding/Payment Amount were made or are to be made (either before the deduction or withholding (e.g., if there is no cash payment from which to withhold) or payment is required to be made or after the Managing Member, PubCo, the Company (or other applicable withholding agent) undertakes such deduction or withholding or makes such tax payment) or (ii) be repaid by reducing the amount of the current or next succeeding distribution or Tax Distribution and, if applicable, the proceeds of liquidation that would otherwise have been made to such Member under this LLC Agreement; provided, that if a Tax Withholding/Payment Amount is made on behalf of a former Member, then such former Member shall indemnify and hold harmless the Company for the entire amount of such Tax Withholding/Payment Amount. For all purposes of this LLC Agreement, such Member shall be treated as having received the amount of the distribution or other amount, if applicable, that is equal to the Tax Withholding/Payment Amount at the time of such Tax Withholding/Payment Amount. Notwithstanding the foregoing, to the extent that the aggregate amount of Tax Withholding/Payment Amounts for any period made on behalf of a Member exceeds the actual distributions and Tax Distributions that would have otherwise been made to such Member during the fifteen (15) months following such Tax Withholding/Payment Amount, then such Member shall indemnify and hold harmless the Company for the entire amount of such excess (which has not offset distributions or Tax Distributions pursuant to this Section 10.5); provided, that such indemnification obligation shall be the several obligation of such Member and shall not be treated as Capital Contributions. For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Members to whom such amounts are specifically attributable or their successors in interest (whether as a result of their status, actions, inactions or otherwise, including pursuant to an allocation made under Section 10.4(c)), in each case as reasonably determined by the Company Representative. At the reasonable request of the Managing Member, PubCo, or the Company, the Members (or other applicable Persons) shall provide the Managing Member, PubCo, or the Company, with any necessary tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any other information or form that is relevant to determine whether any deduction or withholding is required. To the extent any amounts are deducted or withheld and paid over to the appropriate taxing authority pursuant to this Section 10.5, such amounts shall be treated as having been paid to the Person to whom such amounts would otherwise have been required to be paid.

(b)         This Section 10.5 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose, to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

10.6            Tax Treatment. The Members and the Company intend that (i) payments made under the Tax Receivable Agreement in respect of Exchanges and the exercise of the PubCo Call Right be treated as additional consideration in respect of the transfer of the interests in the Company effectuated in connection with such Exchanges and such exercises of the PubCo Call Right except to the extent required to be treated as imputed interest under applicable law or as otherwise provided under the Tax Receivable Agreement, (ii) the Initial Sale (as defined in the Tax Receivable Agreement), if any, be treated as a direct sale or exchange of partnership interests between PubCo and each applicable Member who receives cash in the Initial Sale, if any, that is funded by PubCo for all U.S. federal and applicable state, local and non-U.S. income tax purposes, and (iii) PubCo’s contribution of cash to the Company for Class A Units in accordance with the Business Combination Agreement be treated as a Capital Contribution governed by Section 721(a) of the Code (and any similar applicable state, local or non-U.S. provision of tax Law). The Members and the Company will, and will cause all of their Affiliates to, file all tax returns consistent with the foregoing, unless otherwise required by applicable Law including a determination of an applicable taxing authority that is final.

Annex D-40

ARTICLE XI
DISSOLUTION

11.1            Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):

(a)         the sale of all or substantially all of the assets of the Company;

(b)         at the option of the Managing Member (in its sole discretion), the consummation of a PubCo Offer or Change of Control Transaction;

(c)         the determination of the Managing Member;

(d)         the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company unless the Company is continued without dissolution in a manner permitted by this LLC Agreement or the Act; and

(e)         the entry of a decree of judicial dissolution under Section 18-802 of the Act.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event. In the event of a dissolution pursuant to Section 11.1, the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 11.3 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more Members and subject to compliance with applicable Laws.

11.2            Bankruptcy. For purposes of this LLC Agreement, the “bankruptcy” of a Member shall mean the occurrence of any of the following: (a) (i) any Governmental Entity shall take possession of any substantial part of the property of that Member or shall assume control over the affairs or operations thereof, or (ii) a receiver or trustee shall be appointed, or a writ, order, attachment or garnishment shall be issued with respect to any substantial part thereof, and such possession, assumption of control, appointment, writ or order shall continue for a period of ninety (90) consecutive days, (b) a Member shall (i) admit in writing its inability to pay its debts when due, or make an assignment for the benefit of creditors, (ii) apply for or consent to the appointment of any receiver, trustee or similar officer or for all or any substantial part of its property or (iii) institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceeding under the Laws of any jurisdiction or (c) a receiver, trustee or similar officer shall be appointed for such Member or with respect to all or any substantial part of its property without the application or consent of that Member, and such appointment shall continue undischarged or unstayed for a period of ninety (90) consecutive days or any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against that Member and shall remain undismissed for a period of ninety (90) consecutive days.

11.3            Procedure.

(a)         In the event of the dissolution of the Company for any reason, the Managing Member (or in the event that there is no Managing Member or the Managing Member is in bankruptcy, any Person selected by the majority of Members whereby each Unit will entitle the holder thereof) shall commence to wind up the affairs of the Company and, subject to Section 11.4(a), the Managing Member or such other Person shall have full right to determine in good faith the time, manner and terms of any sale or sales of the property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share Profits and Losses during the period of liquidation in the same manner and proportion as immediately prior to the Liquidating Event. The Company shall engage in no further business except as may be necessary to preserve the value of the Company’s assets during the period of dissolution and liquidation.

Annex D-41

(b)         Following the payment of all expenses of liquidation and allocation of all Profits and Losses as provided in Article V, the net proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i)          first, to the payment and discharge of all expenses of liquidation and discharge of all of the Company’s Liabilities to creditors (whether third parties or, to the fullest extent permitted by law, Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts or liabilities under 18-601 or 18-604 of the Act;

(ii)         second, to set up such cash reserves which the Managing Member reasonably deems necessary for contingent, conditional or unmatured Liabilities or future payments described in this Section 11.3(b) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of clause (iii), below); and

(iii)        third, the balance to the Members in accordance with Section 6.1(a).

(c)         Except as provided in Section 11.4(b), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d)         Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Managing Member or such other Person designated pursuant to Section 11.3(a) shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

(e)         Prior to the distribution of the proceeds of the liquidation and any other funds of the Company in liquidation, a proper accounting shall be made from the date of the last previous accounting to the date of dissolution, and a final allocation of all items of income, gain, loss, deduction and credit in accordance with Article V shall be made in such a manner that, immediately before distribution of assets pursuant to Section 11.3(b)(iii), the positive balance of the Capital Account of each Member shall, to the greatest extent possible, be equal to the net amount that would so be distributed to such Member (and any non-cash assets to be distributed will first be written up or down to their Fair Market Value, thus creating hypothetical gain or loss (if any), which resulting hypothetical gain or loss shall be allocated to the Members’ Capital Accounts in accordance with the requirements of Treasury Regulations Section 1.704-1(b) and other applicable provisions of the Code and this LLC Agreement).

11.4            Rights of Members.

(a)         Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

(b)         Except as otherwise provided in this LLC Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations. The right to a return of Capital Contributions shall be solely to the extent set forth in this LLC Agreement.

11.5            Notices of Dissolution. In the event a Liquidating Event occurs, the Company shall, within thirty (30) days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as reasonably determined by the Managing Member), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

11.6            Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

11.7            No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

Annex D-42

ARTICLE XII
GENERAL

12.1            Amendments; Waivers.

(a)         Except as otherwise provided in this LLC Agreement, the terms and provisions of this LLC Agreement may be altered, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) only with the approval of the Managing Member, and the Continuing Member Representative for so long as the Continuing Members holds an economic interest, in aggregate, of 50% of more of the Class B Units that were held by the Continuing Members immediately following the Closing; provided, that no alteration, modification or amendment shall be effective until written notice has been provided to the Members, and, for the avoidance of doubt, any Member, shall have the right to file an Exchange Notice prior to the effectiveness of such alteration, modification or amendment with respect to all of such Member’s remaining Class B Units; provided, further, that no amendment to this LLC Agreement may (i) disproportionately and adversely affect a class of Units (as compared to other classes of Units), without the consent of a majority of the affected class of Units and the Managing Member, or (ii) disproportionately and adversely affect a specific Member (as compared to other Members holding the same class of Units), without such Member’s and the Managing Member’s prior written consent (provided that the creation or issuance of any new Unit or Equity Security of the Company permitted pursuant to Section 4.1 and Section 4.3 and any amendments or modifications to this LLC Agreement to the extent necessary to reflect such creation or issuance shall not be deemed to disproportionately and adversely affect a Member or remove a right or privilege specifically granted to a Member in any event); or (iii) modify the limited liability of any Member, or increase the Liabilities of any Member, in each case, without the prior written consent of the majority of the Units and the Managing Member; or (y) alter or change any rights, preferences or privileges of any Units in a manner that is different or prejudicial relative to any other Units in the same class of Units, without the prior written consent of each such affected Member.

(b)         Notwithstanding the foregoing clause (a), the Managing Member, acting alone, may amend this LLC Agreement, including Exhibit A-1, (i) to reflect the admission of new Members, Transfers of Units, the issuance of additional Units, in each case in accordance with the terms of this LLC Agreement, and, subject to Section 12.1(a), subdivisions or combinations of Units made in accordance with Section 4.1(g), (ii) as necessary, and solely to the extent necessary, based on the reasonable written advice of legal counsel or a qualified tax advisor (including any nationally recognized accounting firm) to the Company, to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code or otherwise being taxable as a corporation for U.S. federal income tax purposes or (iii) in connection with a PubCo Offer or Change of Control Transaction in order for PubCo to agree to, and give effect to any transaction the subject of PubCo Offer or Change of Control Transaction, as applicable.

(c)         No waiver of any provision or default under, nor consent to any exception to, the terms of this LLC Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

12.2            Further Assurances. Each Party agrees that it will from time to time, upon the reasonable request of another Party, execute such documents and instruments and take such further action as may be reasonably required to carry out the provisions of, and transactions contemplated by, this LLC Agreement. The consummation of Transfers, Exchanges and issuances of Equity Securities pursuant to this LLC Agreement shall be subject to, and conditioned on, the completion of any required regulatory filings with any applicable Governmental Entity (or the termination or expiration of any waiting period in connection therewith), including the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, to the extent required in connection with such Transfer, Exchange or issuance. The Members shall reasonably cooperate in connection with any such filing.

12.3            Successors and Assigns. All of the terms and provisions of this LLC Agreement shall be binding upon the Parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms of this LLC Agreement. No Party may assign its rights under this LLC Agreement except as permitted pursuant to this LLC Agreement, including assignment of such rights to a Permitted Transferee and a Transferee of Units pursuant to and in accordance with Section 9.3.

Annex D-43

12.4            Entire Agreement. This LLC Agreement, together with all Exhibits and Schedules to this LLC Agreement, the Business Combination Agreement, the Investor Rights Agreement, the Tax Receivable Agreement and all other Ancillary Documents (as such term is defined in the Business Combination Agreement), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements between the Parties in connection with such subject matter except as set forth in this LLC Agreement and therein.

12.5            Rights of Members Independent. The rights available to the Members under this LLC Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more or any combination of such rights may be exercised by a Member or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

12.6            Governing Law: Waiver of Jury Trial: Jurisdiction.

(a)         This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to the choice of Law principles thereof.

(b)         Each of the Parties submits to the exclusive jurisdiction of any Delaware state court or any federal court sitting in the State of Delaware in any Action arising out of or relating to this LLC Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court. Each of the Parties irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. Each Party further agrees that a final judgment in any Action so brought shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)         To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Party irrevocably waives such immunity in respect of its obligations with respect to this LLC Agreement.

(d)         EACH PARTY TO THIS LLC AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS LLC AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS LLC AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS LLC AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.7            Headings. The descriptive headings of the Articles, Sections and clauses of this LLC Agreement are for convenience only and do not constitute a part of this LLC Agreement.

12.8            Counterparts: Electronic Delivery. This LLC Agreement and any amendment hereto or any other agreements or documents delivered pursuant to this LLC Agreement may be executed and delivered in one or more counterparts and by fax, .pdf, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement or document (as applicable). No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Annex D-44

12.9             Notices. All notices, demands and other communications to be given or delivered under this LLC Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. central time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 12.9, notices, demands and other communications shall be sent to the addresses indicated below:

Appreciate Intermediate Holdings, LLC

6101 Baker Road, Suite 200

Minnetonka, Minnesota 55345

Attention: Chris Laurence

Email: claurence@renterswarehouse.com

with a copy (which shall not constitute notice) to:

Winthrop & Weinstine
Capella Tower, Suite 3500
225 South Sixth Street
Minneapolis, MN 55402

Attention: Dean D. Willer; Philip T. Colton

E-mail: dwiller@winthrop.com;
pcolton@winthrop.com

If to any Continuing Member, to the address for such Continuing Member set forth on Exhibit A-1.

12.10          Representation by Counsel; Interpretation. The Parties acknowledge that each Party to this LLC Agreement has been represented by counsel in connection with this LLC Agreement and the transactions contemplated by this LLC Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this LLC Agreement against the Party that drafted it has no application and is expressly waived.

12.11          Severability. Whenever possible, each provision of this LLC Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this LLC Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this LLC Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this LLC Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

12.12          Expenses. Except as otherwise provided in this LLC Agreement (or as set forth in the Business Combination Agreement with respect to expenses incurred in connection with the entry into this LLC Agreement), each Party shall bear its own expenses in connection with the transactions contemplated by this LLC Agreement.

12.13          No Third Party Beneficiaries. Except as provided in Section 7.4 and Section 10.3(a), this LLC Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights under this LLC Agreement.

12.14          Confidentiality. Except as required by applicable Law, each Member (other than the Managing Member) agrees to hold the Company’s Confidential Information in confidence and shall not, unless authorized in writing by the Managing Member, (a) disclose any Confidential Information to any third party or (b) use such information except in furtherance of the business of the Company; provided, however, that (i) each Member may disclose Confidential Information to such Member’s Affiliates, attorneys, accountants, consultants and other advisors who are bound by an obligation of confidentiality with respect to such Confidential Information; provided such Member will be responsible for any violation by any of its Affiliates, attorneys, accountants, consultants or other advisors of the confidentiality provisions in this Section 12.14, (ii) each Member may disclose Confidential

Annex D-45

Information as required in response to any summons, subpoena or other legal requirement, provided that such Member shall promptly notify the Managing Member in writing so the Company may seek a protective order or appropriate remedy, (iii) each Member may disclose Confidential Information to a proposed Transferee if such disclosure is reasonably required in connection with any proposed Transfer of Units to such Transferee pursuant to the terms of this LLC Agreement, provided, that such Transferee executed and delivers to the Company a customary non-disclosure agreement and (iv) each Member may disclose Confidential Information to the extent necessary for such Member to prepare and file its tax returns, to respond to any inquiries regarding such tax returns from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such tax returns. In addition, each of the Continuing Members that is private equity, venture capital or other investment firm or similarly regulated entity (x) may disclose Confidential Information in connection with routine supervisory audit or regulatory examinations (including by regulatory or self-regulatory bodies) to which they are subject in the course of their respective businesses without liability hereunder and (y) shall not be required to provide notice to any party in the course of any such routine supervisory audit or regulatory examination, provided that such routine audit or examination does not specifically target PubCo, any of its subsidiaries or the Confidential Information, and (z) may provide information about the subject matter of this LLC Agreement to prospective and existing investors in connection with fund raising, marketing, informational, transactional or reporting activities. Each Member and the Company acknowledges and agrees that the certain of the Continuing Members and their respective Affiliates may currently be invested in, may invest in, or may consider investments in companies that compete either directly or indirectly with PubCo and its Subsidiaries, or operate in the same or similar business as PubCo and its Subsidiaries, and that nothing herein shall be in any way construed to prohibit or such Continuing Members or their respective Affiliates’ ability to maintain, make or consider such other investments; provided, however, that no Confidential Information is used or disclosed in connection with such activities.

12.15          No Recourse. Notwithstanding anything that may be expressed or implied in this LLC Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this LLC Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Action, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this LLC Agreement or the transactions contemplated by this LLC Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the foregoing, a Non-Party Affiliate may have obligations under any documents, agreements or instruments delivered contemporaneously herewith or otherwise required by this LLC Agreement if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this LLC Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this LLC Agreement, or the negotiation, execution or performance of this LLC Agreement, may only be brought against the Persons that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is expressly intended as a third party beneficiary of this Section 12.15.

[Signature page follows]

Annex D-46

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amended and Restated Limited Liability Company Agreement to be executed as of the date first above written.

COMPANY:
APPRECIATE INTERMEDIATE HOLDINGS, LLC
By:
Name:
Title:
MANAGING MEMBER:
[__________________]
By:
Name:
Title:

Annex D-47

EXHIBIT A-1

Capitalization

See attached.

Annex D-48

EXHIBIT A-2

Contribution Securities

Member Name	Common Units
Lake Street Landlords, LLC	[•]
LSS Sustainable SPAC LLC	[•]
Christopher Laurence	[•]
OA Holdings USA LLC	[•]
H&C Holdings, LLC	[•]
RWRE Holdings, LLC	[•]
RW USA Holdings, LLC	[•]
Palo Duro Ventures	20,000
Tahoe Services	20,000
Oculus Capital, LLC	382,685
Tatanka LLC	482,826
RWA Holdings, LLC	1,430,596
Ankhor Properties	27,700
James Gregg	40,000
Lofty, LLC	16,377
St. Cloud Capital Partners III SBIC, L.P.	[•]
Broader Media Holdings LLC	560,482
Kevin Ortner	[•]
Charles Wyatt	[•]
Pam Kosanke	[•]
David Thompson	[•]
Trevor Brace	[•]
Trent Zachmann	[•]
Nolan Jacobson	[•]
Todd Jable	[•]
Mitch Bowling	[•]
David Sommer	[•]

Annex D-49

EXHIBIT B

Exchange Notice

Dated:_______________

Appreciate Intermediate Holdings, LLC

[________]

[________]

[________]

Attention: [_________]

copy to:

[•]

[________]

[________]

[________]

Attention: [_________]

Reference is hereby made to the Amended and Restated Limited Liability Company Agreement of Appreciate Intermediate Holdings, LLC (the “Company”), dated as of [•], 2022 (as amended from time to time in accordance with its terms, the “LLC Agreement”) by and among Appreciate Holdings, Inc., a Delaware corporation (“PubCo”), and each Person who is or at any time becomes a Member (collectively, the “Members”) in accordance with the terms of the LLC Agreement and the Act (such Persons, together with PubCo and the Members, the “Unitholders”). Capitalized terms used but not defined herein shall have the meanings given to them in the LLC Agreement.

Effective as of the Exchange Date as determined in accordance with the LLC Agreement, the undersigned Unitholder hereby transfers and surrenders to the Company the number of Class B Units set forth below and an equal number of shares of Class B Common Stock held by such Unitholder in Exchange for the issuance to the undersigned Unitholder of that number of shares of Class A Common Stock equal to the number of Class B Units so exchanged (to be issued in its name as set forth below), or, at the election of PubCo, for a Cash Exchange Payment to the account set forth below, in each case in accordance with the LLC Agreement. The undersigned hereby acknowledges that the Exchange of Class B Units shall include the cancellation of an equal number of outstanding shares of Class B Common Stock held by the undersigned that have been surrendered in such Exchange.

Legal Name of Unitholder:
Address:
Number of Class B Units to be Exchanged:
Cash Exchange Payment instructions:

If the Unitholder desires the shares of Class A Common Stock be settled through the facilities of The Depositary Trust Company (“DTC”), please indicate the account of the DTC participant below.

In the event PubCo elects to certificate the shares of Class A Common Stock issued to the Unitholder, please indicate the following:

Legal Name for Certificate Delivery:
Address for Certificate Delivery:

The undersigned hereby represents and warrants that the undersigned is the owner of the number of Class B Units the undersigned is electing to Exchange pursuant to this Exchange Notice, and that such Class B Units are not subject to any liens or restrictions on transfer (other than restrictions imposed by the LLC Agreement, the charter and governing documents of PubCo and applicable Law).

The undersigned hereby irrevocably constitutes and appoints any officer of PubCo, as applicable, as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, solely to do any and all things and to take any and all actions necessary to effect the Exchange elected hereby.

[Signature page follows]

Annex D-50

IN WITNESS WHEREOF the undersigned has caused this Exchange Notice to be executed and delivered as of the date first set forth above.

[Unitholder]
By:
Name:
Title:

Annex D-51

EXHIBIT C

Officers

[•]

Annex D-52

EXHIBIT D

Form of Joinder

This Joinder (this “Joinder”) to the LLC Agreement (as defined below), made as of _____________ ____, 20___ and is by and between ______________ (“Transferor”) and _______________(“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Amended and Restated Limited Liability Company Agreement of Appreciate Intermediate Holdings, LLC (the “Company”), dated as of [•], 2022, by and among the Company, Appreciate Holdings, Inc., a Delaware corporation (“PubCo”), the Members set forth on Exhibit A-1 to the LLC Agreement, and each other Person who is or at any time becomes a Member in accordance with the terms of the LLC Agreement (as the same may be amended or restated from time to time, the “LLC Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the LLC Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the rights and obligations as a Member) for all purposes of the LLC Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1          Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the LLC Agreement.

Section 1.2          Acquisition. Transferor hereby Transfers to Transferee all of the Acquired Interests.

Section 1.3          Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the LLC Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the LLC Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the LLC Agreement.

Section 1.4          Notice. Any notice, demand or other communication under the LLC Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 12.9 of the LLC Agreement.

Section 1.5          Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

Section 1.6          Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement.

[Signature page follows]

Annex D-53

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

[TRANSFEROR]
By:
Name:
Title:
[TRANSFEREE]
By:
Name:
Title:
Address for notices:

Annex D-54

EXHIBIT E

Redemption Schedule

Waterfall Item	Waterfall Amount	Full Amount	% Achieved
Transaction Expenses	$0	$35,000,000	0%
Debt Repayment	$0	$11,600,000	0%
Growth Capital	$0	$50,000,000	0%
Lender Share Repurchase	$0	$11,968,079	0%
Redemption of Preferred A-1	$0	$11,329,686	0%
Additional Growth Capital	$0	$44,500,000	0%
Redemption of Preferred A	$0	$65,600,000	0%
Additional Growth Capital	$0
Total Uses	$0

Annex D-55

Annex E

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of May 17, 2022, is made by and among HC PropTech Partners II LLC, a Delaware limited liability company (the “Sponsor”), Proptech Investment Corporation II, a Delaware corporation (“PTIC II”), RW National Holdings, LLC, a Delaware limited liability company (the “Company”), each of Jack Leeney, Courtney Robinson, Gloria Fu, Margaret Whelan and Adam Blake (collectively, the “Other Class B Shareholders”) and, together with the Sponsor, (collectively, the “Class B Shareholders”) and each of Thomas Hennessy, Joseph Beck and Daniel J. Hennessy (collectively, the “Other Insiders” and together with the Class B Shareholders, collectively, the “Insiders”). PTIC II, the Company and the Insiders shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, PTIC II, the Company and certain other Persons party thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated, supplemented, modified or waived from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, (a) the Sponsor and each Other Class B Shareholder will agree to (i) vote all PTIC II Shares owned by him, her or it in favor of approval of the Business Combination Agreement and the transactions contemplated thereby and (ii) subject to, and conditioned upon and effective as of immediately prior to, the occurrence of the Effective Time, agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of PTIC II or waive any other anti-dilution or similar protection with respect to all of the PTIC II Class B Shares held by him, her or it in connection with the transactions contemplated by the Business Combination Agreement and (b) each Insider will, subject to, and conditioned upon the occurrence of and effective as of, the Closing, terminate certain existing agreements or arrangements, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in order to induce the Company to enter into the Business Combination Agreement and in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote.

(a) Each Class B Shareholder (in his, her or its capacity as a shareholder of PTIC II and on behalf of himself, herself or itself and not the other Class B Shareholders) hereby irrevocably and unconditionally agrees, on the terms and subject to the conditions herein, to (i) vote, or cause to be voted, at any meeting of the shareholders of PTIC II (however called and whether or not adjourned (subject to the following clause (iii)), including at the PTIC II Shareholders Meeting or otherwise), and execute and return, or cause to be executed and returned, any action by written resolution of the shareholders of PTIC II, all of the PTIC II Class B Shares held of record or beneficially by such Class B Shareholder as of such time (the PTIC II Class B Shares that such Class B Shareholder holds of record or beneficially as of any determination time are hereinafter referred to, with respect to each Class B Shareholder, as the “Subject PTIC II Equity Securities”) in favor of the Transaction Proposals entitled to vote (or act by written resolution, as applicable) thereon, (ii) when such meeting is held, appear at such meeting or otherwise cause his, her or its Subject PTIC II Equity Securities entitled to vote thereon to be counted as present thereat for the purpose of establishing a quorum, (iii) vote, or cause to be voted, the Subject PTIC II Equity Securities in favor of any proposal to adjourn or postpone the PTIC II Shareholders Meeting to a later date if necessary to permit further solicitation of proxies because (A) there are not sufficient other votes for approval of the Transaction Proposals and any other proposals related thereto as set forth in the Registration Statement / Proxy Statement on the dates on which such meetings are held or (B) the PTIC II Shareholder Approval has not been obtained, (iv) vote against, or cause to be voted against, or withhold written consent, or cause written consent to be withheld, his, her or its Subject PTIC II Equity Securities with respect to, as applicable, (A) any PTIC II Acquisition Proposal, (B) any proposals which are not in direct or indirect contravention of or materially inconsistent with the Business Combination Agreement or any Ancillary Document, (C) any change in the present capitalization of PTIC II or any amendment to the Governing

Annex E-1

Documents of PTIC II, except to the extent expressly permitted under the Business Combination Agreement, (D) any liquidation or dissolution of PTIC II or (E) any other matter that would reasonably be expected to result in a breach of PTIC II’s covenants, agreements or obligations under the Business Combination Agreement, (v) not redeem any Subject PTIC II Equity Securities held by him, her or it in connection with the transactions contemplated by the Business Combination Agreement and (vi) except as agreed to in writing by the Company, not deposit any of his, her or its Subject PTIC II Equity Securities in a voting trust or subject any of his, her or its Subject PTIC II Equity Securities to any arrangement with respect to the voting of such Subject PTIC II Equity Securities.

(b) Each Class B Shareholder agrees, except in a manner not in direct or indirect contravention or breach of the Business Combination Agreement or any Ancillary Document, not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any equity interests of PTIC II in connection with any vote or other action with respect to transactions contemplated by the Business Combination Agreement or any Ancillary Document, other than to recommend that the shareholders of PTIC II vote in favor of the Transaction Proposals, including the adoption of the Business Combination Agreement, the Ancillary Documents and the transactions contemplated thereby (and any actions required in furtherance thereof and otherwise as expressly provided in this Section 1).

(c) Each Class B Shareholder agrees (i) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law (if any) at any time with respect to the Business Combination Agreement, the Ancillary Documents and the transactions contemplated thereby and (ii) not to commence or bring in any claim challenging the validity of any provision of this Agreement.

(d) In the event of any equity dividend or distribution, or any change in the equity interests of PTIC II by reason of any equity dividend or distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like prior to the Closing, the term “Subject PTIC II Equity Securities” shall be deemed to refer to and include the Subject PTIC II Equity Securities as well as all such equity dividends and distributions and any securities into which or for which any or all of the Subject PTIC II Equity Securities may be changed or exchanged or which are received in such transaction.

2. Waiver of Anti-dilution Protection. Each Class B Shareholder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its successors, heirs and assigns), to the fullest extent permitted by Law and the Governing Documents of PTIC II (including pursuant to Section 4.3(b) of the Governing Documents of PTIC II and any other anti-dilution protections set forth therein) and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections (including pursuant to Section 4.3(b) of the Governing Documents of PTIC II and any other anti-dilution protections set forth therein) with respect to the rate that the PTIC II Class B Shares held by him, her or it convert into PTIC II Class A Shares in connection with the transactions contemplated by the Business Combination Agreement or otherwise. PTIC II hereby acknowledges and agrees to such waiver.

3. Transfer of Shares. Except as expressly contemplated by the Business Combination Agreement, with the prior written consent of the Company (such consent to be given or withheld in its sole discretion) or with respect to a Permitted Transferee (as defined in the last sentence of this Section 3), from and after the date hereof until the earlier of the date of the Closing or the termination of the Business Combination Agreement in accordance with its terms, each Class B Shareholder hereby agrees that he, she or it shall not (a) directly or indirectly sell, assign, transfer (including by operation of law), place a lien on, pledge, mortgage or otherwise dispose of or otherwise encumber any of his, her or its Subject PTIC II Equity Securities (each, a “Transfer”), (b) deposit any of his, her or its Subject PTIC II Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or execute any power of attorney with respect to any of his, her or its Subject PTIC II Equity Securities, in each case, that conflicts with any of the covenants or agreements set forth in this Agreement or (c) enter into any Contract with respect to the Transfer of any of his, her or its Subject PTIC II Equity Securities. Notwithstanding the foregoing or anything to the contrary herein, the foregoing restrictions shall not apply to any Transfer (i) to a Permitted Transferee, (ii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (iii) in the case of an individual, pursuant to a qualified domestic relations order or (iv) in the case of Sponsor, by virtue of Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided, that, the transferring holder shall, and shall cause any transferee of his, her or its Subject PTIC II Equity Securities of the type set forth in clauses (i) through (iv), to enter into a written agreement, in form and substance reasonably

Annex E-2

satisfactory to the Company, agreeing to be bound by the applicable provisions of this Agreement (which will include, for the avoidance of doubt, all of the applicable covenants, agreements and obligations of the transferring holder hereunder and the making by the transferee of the applicable representations and warranties of the transferring holder set forth in Section 5 as of the date of such transfer with respect to such transferee and his, her or its Subject PTIC II Equity Securities received upon such Transfer, as applicable) prior and as a condition to the occurrence of such Transfer and, from and after the entry into such written agreement, shall be deemed to be a Class B Shareholder for all purposes of this Agreement. For purposes of this Section 3, “Permitted Transferee” means, with respect to any Person, (A) any officer or director of PTIC II or any Affiliates or family members of any officer or director of PTIC II, (B) any Affiliates of such Person, (C) any direct or indirect members, partners (whether general or limited partners) or equityholders or other holders of interests of such Person or any of its Affiliates or any officers, directors or employees of such Person or any of its Affiliates, (D) if such Person is not the Sponsor, the Sponsor, any Affiliate of the Sponsor or any direct or indirect members, partners (whether general or limited partners) or equityholders or other holders of interests of the Sponsor or any of its Affiliates or any officers, directors or employees of the Sponsor or any of its Affiliates, (E) such Person’s immediate family or family member of any of such Person’s officers or directors, (F) any trust for the direct or indirect benefit of such Person or the immediate family of such Person or (G) if such Person is a trust, to the trustee or beneficiary(ies) of such trust or to the estate of a beneficiary of such trust.

4. Other Covenants.

(a) Each Insider hereby agrees to be bound by and subject to (i) Section 5.3(a) (Confidentiality and Access to Information) and Section 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Class B Shareholder is directly a party thereto and (ii) Section 5.2 (Efforts to Consummate; Litigation) and Section 5.5 (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to PTIC II, as if such Insider is directly party thereto. Each Class B Shareholder hereby agrees to provide to PTIC II, the Company and their respective Representatives any information in its possession or control regarding such Class B Shareholder or the Subject PTIC II Equity Securities that is reasonably requested by PTIC II, the Company or their respective Representatives and required in order for the Company and PTIC II to comply with Section 5.4 (Public Announcements) and Section 5.6 (Preparation of Registration Statement / Proxy Statement) of the Business Combination Agreement. To the extent required by applicable Law, each Class B Shareholder hereby authorizes the Company and PTIC II to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the Registration Statement / Proxy Statement (including all documents and schedules filed with the SEC in connection with the foregoing), such Class B Shareholder’s identity and ownership of the Subject PTIC II Equity Securities and the nature of such Class B Shareholder’s commitments and agreements under this Agreement, the Business Combination Agreement and any other Ancillary Documents; provided that such disclosure is made in compliance with the provisions of the Business Combination Agreement.

(b) Each Class B Shareholder acknowledges and agrees that the Company is entering into the Business Combination Agreement in reliance upon each Class B Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for each such Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, the Company would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents.

5. Class B Shareholder Representations and Warranties. Each Class B Shareholder represents and warrants to the Company as follows, solely with respect to such Class B Shareholder:

(a) Organization. If such Class B Shareholder is not an individual, it is duly organized, validly existing and in good standing (where applicable) under the Laws of the jurisdiction in which it is incorporated, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Class B Shareholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational action on the part of the Class B Shareholder. If such Class B Shareholder is an individual, such Class B Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform such Class B Shareholder’s obligations hereunder.

Annex E-3

(b) Ownership of Subject PTIC II Equity Securities. As of the date hereof, such Class B Shareholder is the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, and has good and valid title to, all of such Class B Shareholder’s Subject PTIC II Equity Securities (including those set forth across from the Class B Shareholder’s name on Annex A hereto), free and clear of any Lien, or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject PTIC II Equity Securities), except (i) transfer restrictions under Securities Laws, (ii) prior to the Closing, the Governing Documents of PTIC II and (iii) this Agreement or the other Ancillary Documents. The Class B Shareholder’s Subject PTIC II Equity Securities set forth across from such Class B Shareholder’s name on Annex A attached hereto are the only securities of PTIC II owned of record or beneficially by such Class B Shareholder or such Class B Shareholder’s Affiliates, family members or trusts for the benefit of such Class B Shareholder or any of such Class B Shareholder’s family members on the date of this Agreement, except as otherwise set forth on Annex A with respect to such other Person. As of the date of this Agreement, such Class B Shareholder has the sole right to transfer and direct the voting of such Class B Shareholder’s Subject PTIC II Equity Securities and, other than with respect to the Governing Documents of PTIC II, none of such Class B Shareholder’s Subject PTIC II Equity Securities are subject to any proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject PTIC II Equity Securities, except as expressly provided herein for the benefit of PTIC II.

(c) Authority. This Agreement has been duly executed and delivered by such Class B Shareholder and, assuming the due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes a legally valid and binding obligation of such Class B Shareholder, enforceable against such Class B Shareholder in accordance with the terms hereof (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of such Class B Shareholder.

(d) Non-Contravention. The execution and delivery of this Agreement by such Class B Shareholder does not, and the performance by such Class B Shareholder of its obligations hereunder will not (i) result in a violation of applicable Law, except for such violations which would not reasonably be expected, individually or in the aggregate, to have a material adverse effect upon such Class B Shareholder’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (ii) if such Class B Shareholder is not an individual, conflict with or result in a violation of the governing documents of such Class B Shareholder, (iii) require any consent or approval that has not been given or other action (including notice of payment or any filing with any Governmental Entity) that has not been taken by any Person (including under any Contract binding upon such Class B Shareholder or the Class B Shareholder’s Subject PTIC II Equity Securities), except for (A) compliance with and filings under the HSR Act, (B) the filing with the SEC of (1) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (2) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with the Business Combination Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (C) such filings with and approvals of Nasdaq to permit the PTIC II Class A Shares and PTIC II Class B Shares to be issued in connection with the transactions contemplated by the Business Combination Agreement and the other Ancillary Documents to be listed on Nasdaq, (D) those required in connection with the PTIC II Shareholder Approval or (E) any other consents, approvals, authorizations, designations, declarations, waivers or filings where the failure to obtain such consents or to take such actions would not reasonably be expected, individually or in the aggregate, to have a material adverse effect upon the ability of such Class B Shareholder to perform its obligations under this Agreement or the Business Combination Agreement or to consummate the transactions contemplated by this Agreement or (iv) result in the creation or imposition of any Lien on such Class B Shareholder’s Subject PTIC II Equity Securities (other than the transfer restrictions under applicable Securities Laws, the Business Combination Agreement and any other Ancillary Documents). There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Class B Shareholder is a trustee whose consent is required for either the execution and delivery of this Agreement or the consummation by such Class B Shareholder of the transactions contemplated by this Agreement that has not been obtained, except where the failure to obtain such consents or to take such actions would not reasonably be expected, individually or in the aggregate, to have a material adverse effect upon the ability of such Class B Shareholder to perform its obligations under this Agreement or the Business Combination Agreement or to consummate the transactions contemplated by this Agreement or the Business Combination Agreement.

Annex E-4

(e) Legal Proceedings. As of the date of this Agreement, there is no Proceeding pending against, or to the knowledge of such Class B Shareholder, threatened against such Class B Shareholder or any of its Affiliates, by or before (or that would be by or before) any Governmental Entity or arbitrator that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected, individually or in the aggregate, to have a material adverse effect upon the ability of such Class B Shareholder to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. None of such Class B Shareholder or any of its Affiliates is subject to any Order that would reasonably be expected, individually or in the aggregate, to have a material adverse effect upon the ability of such Class B Shareholder to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement or the Business Combination Agreement.

(f) Trusts. If such Class B Shareholder is the beneficial owner of any Subject PTIC II Equity Securities held in a trust, no consent of any beneficiary of such trust is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or by the Business Combination Agreement.

(g) Brokers’ Fees. Except for the fees described in Section 4.4 of the PTIC II Disclosure Schedules, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from such Class B Shareholder, the Company or any of their respective Affiliates in respect of the Business Combination Agreement, this Agreement or any of the respective transactions contemplated thereby and hereby based upon any arrangement or agreement made by the Class B Shareholder.

6. Termination of Existing Lock-Up. Without limiting the terms of the Ancillary Documents, including any transfer restrictions or lock-up set forth therein, each of the Insiders (other than Daniel J. Hennessy) and PTIC II hereby agrees that, subject to, and conditioned upon and effective as of, the occurrence of the Effective Time, Section 7 of that certain Letter Agreement (“Insider Letter Agreement”), by and among PTIC II and the Class B Shareholders (other than Daniel J. Hennessy) shall be amended and restated in its entirety as follows:

“7. Reserved.”

“Each of the Parties further acknowledges and agrees, for the avoidance of doubt, that none of the Insiders shall be subject to any of the restrictions or obligations set forth in Section 7 of this Letter Agreement from and after the Effective Time.”

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement (i) the termination of this Agreement pursuant to Section 7(b) shall not affect any Liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination, (ii) without limiting the foregoing clause (iii), Sections 1, 2 and 6 and Sections 11, 14 15 and 16 (in each case, solely to the extent related to the foregoing Sections) shall each survive the termination of this Agreement pursuant to Section 7(a) and (iii) this Section 7 and Sections 8, 9, 10, 12 and 13 and Sections 11, 14, 15 and 16 (in each case, solely to the extent related to the foregoing Sections) shall survive any termination of this Agreement. For the avoidance of doubt, any section, and either Party’s liability pursuant to such section, not explicitly listed in the foregoing sentence will terminate upon the termination of this Agreement.

8. No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and without limiting the generality of the foregoing, none of the Representatives of any Party shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein or, for the avoidance of doubt, for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto on the terms and subject to the conditions therein. Notwithstanding anything to the contrary in this Agreement (a) in no event shall any Insider have any obligations or Liabilities related to or arising out of the covenants, agreements or obligations of any other Insider under this Agreement (including related to or arising out of the breach of any such covenant, agreement or obligation by any other Insider) and

Annex E-5

(b) in no event shall PTIC II have any obligations or Liabilities related to or arising out of the covenants, agreements or obligations of any Insider under this Agreement (including related to or arising out of any breach of any such covenant, agreement or obligation by such Insider).

9. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary (a) each Class B Shareholder makes no agreement or understanding herein in any capacity other than in such Class B Shareholder’s capacity as a record holder and beneficial owner of Subject PTIC II Equity Securities, and not, as applicable, in such Class B Shareholder’s capacity as a director, officer or employee of PTIC II, (b) each other Insider (other than Daniel J. Hennessy) makes no agreement or understanding herein in any capacity other than in such Insider’s capacity as an “insider” for purposes of the Insider Letter Agreement and not, as applicable, in such Insider’s capacity as a director, officer or employee of PTIC II and (c) nothing herein will be construed to limit or affect any action or inaction by any Insider or any other Person (including any representative of the Sponsor) serving as a member of the board of directors (or other similar governing body) of PTIC II or as an officer, employee or fiduciary of PTIC II, in each case, acting in such Person’s capacity as a director, officer, employee or fiduciary of PTIC II.

10. No Third Party Beneficiaries. Except as set forth in Section 3 or Section 8, this Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

11. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform his, her or its respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

12. Fees and Expenses. Except as otherwise expressly set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that, any such fees and expenses incurred by the Insiders on or prior to the Effective Time shall, in the sole discretion of the Sponsor, be allocated to PTIC II and deemed to be PTIC II Expenses.

13. No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in the Company or any of its Affiliates or PTIC II or any its Affiliates any direct or indirect ownership or incidents of ownership of or with respect to the PTIC II Shares held by any Class B Shareholder. All rights, ownership and economic benefits of and relating to the applicable PTIC II Class B Shares shall remain vested in and belong to each applicable Class B Shareholder, and the Company and PTIC II (and each of their respective Affiliates) shall have no authority to exercise any power or authority to direct any Insider in the voting of any of the PTIC II Class B Shares owned by him, her or it (if any), except as otherwise expressly provided herein with respect to the PTIC II Class B Shares owned by him, her or it (if any). Except as otherwise set forth in Section 1(a), no Class B Shareholder shall be restricted from voting in favor of, against or abstaining with respect to any other matters presented to the PTIC II Shareholders.

14. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or modified if, and only if, such amendment or modification is in writing and signed by the Parties, and any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party(ies) against whom such waiver is sought. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder

Annex E-6

shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Subject to Section 10, none of this Agreement or any of the rights, interests or obligations hereunder shall be assignable by (a) an Insider without the prior written consent of PTIC II and the Company, (b) the Company without the prior written consent of the Sponsor and PTIC II or (c) PTIC II without the prior written consent of the Sponsor and the Company. Any attempted amendment or assignment of this Agreement not in accordance with the terms of this Section 14 shall be null and void ab initio.

15. Notices. Any notice, requests, claims, demands and other communications hereunder shall be sent in writing and shall be deemed to have been duly given by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to PTIC II or any Insider, to:

c/o PropTech Investment Corporation II
3415 North Pines Way
Suite 204
Wilson, WY 83014
Attention: Joseph Beck
Email: jbeck@hennessycapitalgroup.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Douglas Ryder, P.C.

Patrick Salvo

Email: douglas.ryder@kirkland.com

patrick.salvo@kirkland.com

If to the Company, to:

c/o

RW National holdings, LLC (t/b/k/a Appreciate, Inc.)

6101 Baker Road, Suite 200

Minnetonka, Minnesota 55345

Attention: Chris Laurence

Email: claurence@renterswarehouse.com

with a copy (which shall not constitute notice) to

Winthrop & Weinstine

Capella Tower, Suite 3500

22 South Sixth Street

Minneapolis, MN 55402

Attention: Dean D. Willer; Philip T. Colton

E-mail: dwiller@winthrop.com; pcolton@winthrop.com

16. Incorporation by Reference. Sections 9.2 (Entire Agreement; Assignment), 9.5 (Governing Law), 9.7 (Construction; Interpretation), 9.10 (Severability), 9.11 (Counterparts; Electronic Signatures), 9.15 (Waiver of Jury Trial) and 9.16 (Submission to Jurisdiction) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature pages follow]

Annex E-7

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PROPTECH INVESTMENT CORPORATION II
By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Chairman, Co-Chief Executive Officer and President
By:	/s/ Joseph Beck
Name:	Joseph Beck
Title:	Co-Chief Executive Officer and Chief Financial Officer

[Signature Page to Sponsor Letter Agreement]

Annex E-8

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

HC PROPTECH PARTNERS II LLC
By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Managing Member
By:	/s/ Joseph Beck
Name:	Joseph Beck
Title:	Managing Member
By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Managing Member

[Signature Page to Sponsor Letter Agreement]

Annex E-9

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

RW NATIONAL HOLDINGS, LLC
By:	/s/ Christopher Laurence
Name:	Christopher Laurence
Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

Annex E-10

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

OTHER PTIC II CLASS B SHAREHOLDERS:
/s/ Jack Leeney
Jack Leeney
/s/ Courtney Robinson
Courtney Robinson
/s/ Gloria Fu
Gloria Fu
/s/ Margaret Whelan
Margaret Whelan
/s/ Adam Blake
Adam Blake

[Signature Page to Sponsor Letter Agreement]

Annex E-11

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

OTHER INSIDERS:
/s/ Thomas D. Hennessy
Thomas D. Hennessy
/s/ Joseph Beck
Joseph Beck
/s/ Daniel J. Hennessy
Daniel J. Hennessy

[Signature Page to Sponsor Letter Agreement]

Annex E-12

Annex A

Subject PTIC II Equity Securities as of May 17, 2022

Name	PTIC II Class A Shares	PTIC II Class B Shares
HC PropTech Partners II LLC	499,000	5,595,000
Jack Leeney	0	25,000
Courtney Robinson	0	25,000
Gloria Fu	0	25,000
Margaret Whelan	0	30,000
Adam Blake	0	25,000

Annex E-13

Annex F

APPRECIATE HOLDINGS, INC.

2022 EQUITY INCENTIVE PLAN

ARTICLE 1.
PURPOSE OF THE PLAN

The name of this plan is the Appreciate Holdings, Inc. 2022 Equity Incentive Plan (the “Plan”). The purposes of the Plan are to (a) enable Appreciate Holdings, Inc., a Delaware corporation (the “Company”), and any Affiliate to attract and retain the types of Employees, Consultants and Directors who will contribute to the Company’s long range success; (b) provide incentives that align the interests of Employees, Consultants and Directors with those of the stockholders of the Company; and (c) promote the success of the Company’s business.

ARTICLE 2.
DEFINITIONS

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act. The Board shall have the authority to determine the time or times at which “Affiliate” status is determined within the foregoing definition.

2.2 “Award” means an Option, an award of Restricted Stock, a Stock Appreciation Right, an award of Performance Shares, an award of Performance Stock Units, an award of Restricted Stock Units, a Performance-Based Award or any other right or benefit, including any other Award under Article 8, granted to a Participant pursuant to the Plan.

2.3 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing the terms and conditions of an Award, including through electronic medium.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Cause” shall have the meaning ascribed to such term in the Award Agreement, or if the term is not defined in the Award Agreement, shall mean, with respect to an Employee, (a) a final, non-appealable conviction of the Employee for commission of a felony involving moral turpitude, (b) the Employee’s willful gross misconduct that causes material economic harm to the Company or that brings substantial discredit to the Company’s reputation, or (c) the Employee’s material failure or refusal to perform his or her duties if such Employee has failed to cure such failure or refusal to perform within thirty (30) days after the Company notifies the Employee in writing of such failure or refusal to perform.

2.6 “Change in Control” shall mean the first to occur of:

(a) completion of a consolidation or merger in which the Company is not the continuing or surviving entity or pursuant to which each class of the Company’s common stock would be converted into cash, securities or other property, other than (i) a consolidation or merger of the Company in which the holders of each class of common stock immediately prior to the consolidation or merger have the same proportionate ownership and voting power with respect to the common stock of the surviving corporation immediately after the consolidation or merger, or (ii) a consolidation or merger which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (by being converted into voting securities of the continuing or surviving entity) 50% or more of the combined voting power of the voting securities of the surviving or continuing entity immediately after such consolidation or merger (other than existing shareholders who on the date of approval by the Board hold in excess of thirty (30%) percent of the outstanding Company’s Shares) and which would result in the members of the Board immediately prior to such consolidation or merger (including, for this purpose, any individuals whose election or nomination for election was approved by a vote of at least two-thirds of such members), constituting a majority of the board of directors (or equivalent governing body) of the surviving or continuing entity immediately after such consolidation or merger;

Annex F-1

(b) shareholder approval of a plan of complete liquidation or dissolution of the Company or consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, in one transaction or a series of related transactions, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which is owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale;

(c) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than (i) persons or their family members or affiliates which have such voting power on the date of adoption of the Plan, or (ii) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the combined voting power of the voting securities of the Company other than pursuant to a plan or arrangement entered into by such person and the Company; or

(d) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board (the “Incumbent Board”) shall cease for any reason to constitute a majority of the Board; provided, that, other than in connection with an actual or threatened proxy contest, any individual who becomes a director subsequent to the beginning of the period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period shall be deemed a member of the Incumbent Board.

Further, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, in order to make payment upon such Change in Control, the transaction or event described above with respect to such Award must also constitute a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5) (or any successor provision), and if it does not, payment of such Award will be made pursuant to the Award’s original payment schedule or, if earlier, upon the death of the Participant, unless otherwise provided in the Award Agreement.

2.7 “Code” means the U.S. Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

2.8 “Committee” means the committee of one or more members of the Board appointed or described in Article 11 to administer the Plan.

2.9 “Common Stock” means the Class A Common Stock, $0.0001 par value per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

2.10 “Company” means Appreciate Holdings, Inc., a Delaware corporation and any successor thereto.

2.11 “Consultant” means any consultant or adviser if: (a) the consultant or advisor renders bona fide services to the Company or any Subsidiary or Affiliate; (b) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or advisor is a natural person.

2.12 “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Consultant or Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to a Director of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence. The Committee or its delegate, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of Continuous Service for purposes of affected Awards, and such decision shall be final, conclusive and binding.

Annex F-2

2.13 “Director” means a member of the Board.

2.14 “Disability” means, unless otherwise provided in the Award Agreement, that the Participant would qualify to receive benefit payments under the long-term disability policy, as it may be amended from time to time, of the Company or any Subsidiary or Affiliate to which the Participant provides services regardless of whether the Participant is covered by such policy. If the Company or any Subsidiary or Affiliate to which the Participant provides service does not have a long-term disability plan in place, “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determined physical or mental impairment for a period of not less than ninety (90) consecutive days. A Participant shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Board (or its delegate) in its discretion. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Notwithstanding the foregoing, for purposes of Incentive Stock Options granted under the Plan, “Disability” means that the Participant is permanently and totally disabled within the meaning of Section 22(e)(3) of the Code, and for purposes of an Award that is subject to Section 409A of the Code, shall mean a “Disability” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code.

2.15 “Dividend Equivalent” means a right granted to a Participant related to the Award of Restricted Stock, Restricted Stock Units, Performance Shares and/or Performance Units which is a right to accrue the equivalent value of dividends paid on the Shares prior to vesting of the Award (or prior to payment of an Award that is subject to deferred settlement). Such Dividend Equivalents shall be converted to cash or additional Shares, or a combination of cash and Shares, by such formula and at such time and subject to such limitations as may be determined by the Committee, provided, however, that in no event shall Dividend Equivalents be paid on any Award that is not vested or that does not become vested in accordance with its terms.

2.16 “Effective Date” means the date on which the Plan is approved by the Company’s stockholders if such stockholder approval occurs before the first anniversary of the date the Plan is adopted by the Board.

2.17 “Eligible Individual” means any person who is an Employee, a Consultant or a Director, as determined by the Committee.

2.18 “Employee” means a full time or part time employee of the Company or any Subsidiary or Affiliate, including an officer or Director, who is treated as an employee in the personnel records of the Company or Subsidiary or Affiliate for the relevant period, but shall exclude individuals who are classified by the Company or Subsidiary or Affiliate as (a) independent contractors or (b) intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise. A Participant shall not cease to be an Employee in the case of (i) any vacation or sick time or otherwise approved paid time off in accordance with the Company or Subsidiary or Affiliate’s policy or (ii) transfers between locations of the Company or between the Company, a Subsidiary and/or Affiliate; provided that, with respect to an Award that constitutes a deferral of compensation and is subject to Section 409A of the Code, in order to settle such an Award as a result of a separation from service (including a termination of employment), whether or not a Participant has had a “separation from service” will be determined within the meaning of such term under Section 409A of the Code. Neither services as a Director nor payment of a director’s fee by the Company or a Subsidiary or Affiliate shall be sufficient to constitute “employment” by the Company or any Subsidiary or Affiliate.

2.19 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

2.20 “Fair Market Value” means, as of any given date, the value of the Common Stock as determined below. If the Common Stock is listed on any established stock exchange or quotation system, including without limitation the New York Stock Exchange or the NASDAQ Stock Market, the Fair Market Value shall be the closing price of a share of Common Stock (or if not sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system on such date, as reported in the Wall Street Journal (or such other source as the Company may deem reliable for such purposes). In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee and in compliance with Section 409A of the Code to the extent necessary to exempt an Award from or comply with Section 409A of the Code. Such determination shall be conclusive and binding on all persons.

Annex F-3

2.21 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.22 “Independent Director” means a Director of the Company who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor rule, and an “independent director” under the NASDAQ rules (or other principal securities market on which Shares are traded).

2.23 “Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

2.24 “Non-Qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.25 “Option” means a right granted to a Participant pursuant to Article 5 to purchase a specified number of Shares at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.26 “Participant” means any Eligible Individual who, as a Director, Consultant or Employee, has been granted an Award pursuant to the Plan.

2.27 “Performance Criteria” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon business criteria or other performance measures determined by the Committee in its discretion.

2.28 “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, the performance of a Subsidiary or Affiliate, the performance of a division or a business unit of the Company or a Subsidiary or Affiliate, or the performance of an individual. The Committee, in its discretion, may appropriately adjust or modify the calculation of Performance Goals for such Performance Period (a) in the event of, or in anticipation of, any unusual or infrequently occurring corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual, infrequently occurring or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

2.29 “Performance Period” means one or more periods of time which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

2.30 “Performance Share” means a right granted to a Participant pursuant to Section 8.1 hereof, to receive Shares, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.31 “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.2 hereof, to receive Shares (or value of Shares in cash), the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee

2.32 “Plan” means this Appreciate Holdings, Inc. 2022 Equity Incentive Plan, as it may be amended and/or amended and restated from time to time.

2.33 “Restricted Stock” means Shares awarded to a Participant pursuant to Article 6 that are subject to certain restrictions as set forth in the Award Agreement.

2.34 “Restricted Stock Unit” means an Award granted pursuant to Section 8.3 hereof and shall be evidenced by a bookkeeping entry representing the equivalent of one Share.

2.35 “Retirement” means, unless otherwise expressly provided in an Award Agreement, a Participant’s termination of employment or service, which is for any reason other than for Cause, after such Participant’s 65th birthday.

2.36 “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

Annex F-4

2.37 “Share” means a share of Common Stock.

2.38 “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the grant price of the SAR, as set forth in the applicable Award Agreement.

2.39 “Subsidiary” means any “subsidiary corporation” as defined in Section 424(f) of the Code and any applicable regulations promulgated thereunder or any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE 3.
SHARES SUBJECT TO THE PLAN

3.1 Share Reserve / Number of Shares. Subject to Article 10, and the following sentence regarding the Evergreen Increase, the aggregate number of Shares that may initially be issued pursuant to Awards will not exceed _______ Shares (the “Share Reserve”). In addition, the Share Reserve will automatically increase on February 1st of each calendar year, for a period of not more than ten (10) years, beginning on February 1, 2023 and ending on (and including) February 1, 2032 (each, an “Evergreen Date”) in an amount equal to five percent (5%) of the total number of Shares of Common Stock outstanding on the January 31st immediately preceding the applicable Evergreen Date (the “Evergreen Increase”). Notwithstanding the foregoing, the Board may act prior to the Evergreen Date of a given year to provide that there will be no Evergreen Increase for such year, or that the Evergreen Increase for such year will be a lesser number of Shares than would otherwise occur pursuant to the preceding sentence. Following the Effective Date, no additional awards will be granted under any prior Appreciate Holdings, Inc. stock incentive plan (the “Prior Plan”); provided that, all awards granted under the Prior Plan will remain subject to the terms and conditions of, and continue to be governed by the Prior Plan.

(a) Share Reserve Counting. For clarity, the Share Reserve in this Section 3.1 is a limitation on the number of Shares that may be issued pursuant to the Plan. Shares that are subject to Options and SARs shall be counted against the maximum limit set forth in this Section 3.1 as one (1) Share for every one (1) Share subject to such Options and SARs. Shares that are subject to Awards other than Options or SARs shall be counted against the maximum limit set forth in this Section 3.1 as two (2) Shares for every one (1) Share subject to such Awards. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

(b) Shares Reissuable Under Plan. The Share Reissue is not a limit on the number of Awards that can be granted. To the extent that an Award terminates, expires, lapses for any reason, or is settled in cash, any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Any Shares that again become available for the grant of Awards pursuant to this Section 3.1(b) shall be added back as one (1) Share for each Share being added back from Options and SARs and two (2) Shares for each Share being added back from an Award other than Options and SARs. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c) Shares Not Counted Against Share Pool Reserve. To the extent permitted by applicable law and/or any applicable stock exchange rule, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary or Affiliate (“Substitute Awards”) shall not be counted against Shares available for grant pursuant to this Plan. Additionally, to the extent permitted by applicable law and/or any applicable stock exchange rule in the event that a company acquired by the Company or any company with which the Company or any Subsidiary or Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as appropriately adjusted to reflect the transaction) may be used for grants of Awards under the Plan and shall not reduce the Shares available for issuance under the Plan, and Shares subject to such Awards (which, for the avoidance of doubt, exclude Substitute Awards) may again become available for Awards under the Plan as provided under Section 3.1(c) above; provided, that, Awards using such available shares (or any Shares that again become available for issuance under the Plan under Section 3.1(c) above): (i) shall not be granted after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination; (ii) shall be made only to individuals who were not Employees, Directors or Consultants of the Company or any

Annex F-5

of its Subsidiaries or Affiliates prior to such acquisition or combination; and (iii) shall otherwise be granted in compliance with applicable stock exchange listing standards. In addition, the payment of Dividend Equivalents in cash pursuant to any outstanding Awards shall not be counted against the Shares available for issuance under the Plan.

3.2 Incentive Stock Option Limit. Subject to the provisions of Section 10, the aggregate maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options is _______ shares.

3.3 Limitation on Compensation of Non-Employee Directors. The maximum number of Shares subject to Awards granted under this Plan or otherwise during any one year to any Non-Employee Director, taken together with any cash fees paid by the Company to such Non-Employee Director during such year for service on the Board, will not exceed U.S. $250,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

3.4 Shares Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased on the open market.

ARTICLE 4.
ELIGIBILITY, PARTICIPATION, MINIMUM VESTING REQUIREMENTS, DIVIDENDS

4.1 Eligibility. Each Eligible Individual shall be eligible to be granted one or more Awards pursuant to the Plan. An Eligible Individual who is subject to taxation in the U.S. and who is a service provider to an Affiliate may be granted Awards under this Plan only if, with respect to the Affiliate, the Company qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the Treasury Regulations promulgated under Section 409A of the Code (or any successor provision).

4.2 Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all Eligible Individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to this Plan and the grant of an Award to an Eligible Individual shall not imply any entitlement to receive future Awards.

4.3 Minimum Vesting Requirements. Except as otherwise provided in this Section 4.3, no portion of any Award may vest before the first anniversary of the date of grant. Notwithstanding the immediately preceding sentence: (a) the Company may grant Awards with respect to up to twenty-five percent (25%) of the number of Shares reserved under Section 3.1 without regard to the minimum vesting period set forth in this Section 4.3; (b) the minimum vesting period set forth in this Section 4.3 shall not apply to Substitute Awards, Awards that may be settled only in cash, Shares delivered in lieu of fully-vested cash obligations, or Awards to Non-Employee Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting; provided, that, the foregoing requirement does not apply to the Committee’s discretion to provide for, in the terms of the Award Agreement or otherwise, accelerated vesting or exercisability of any Award and/or waive any restrictions, conditions or limitations applicable to such Award, including in cases of a Participant’s Retirement, death, Disability or a Change in Control.

4.4 Dividends and Dividend Equivalents. The Committee may provide that any Award (other than Options and Stock Appreciation Rights) that relates to shares of Common Stock shall earn dividends or Dividend Equivalents; provided, that, notwithstanding anything in the Plan to the contrary, the Committee may not provide for the current payment of dividends or Dividend Equivalents with respect to any shares of Common Stock subject to an outstanding Award (or portion thereof) that has not vested. For any such Award, the Committee may provide only for the accrual of dividends or Dividend Equivalents that will not be payable to the Participant unless and until, and only to the extent that, the Award vests. Unless the Board otherwise approves, no dividends or Dividend Equivalents shall be paid on Options or Stock Appreciation Rights.

Annex F-6

ARTICLE 5.
STOCK OPTIONS

5.1 General. The Committee is authorized to grant Options to Eligible Individuals on the following terms and conditions:

(a) Exercise Price. The exercise price per Share subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided, that, subject to Section 5.2(b) hereof, the per Share exercise price for any Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant (other than in the case of Substitute Awards).

(b) Time and Conditions of Exercise. Subject to Section 4.3, the Committee shall determine the time or times at which an Option may be exercised in whole or in part. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, potentially including the following methods: (i) cash or check, (ii) surrender of Shares (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Award shall be exercised, (iii) promissory note bearing interest at no less than such rate as shall then preclude the imputation of interest under the Code, (iv) other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company upon settlement of such sale), (v) by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate fair market value that does not exceed the aggregate exercise price (plus withholding taxes, if applicable) and any remaining balance of the aggregate exercise price (and/or applicable withholding taxes) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by Participant in cash or other form of payment approved by the Committee, or (vi) any combination of the foregoing methods of payment. The Award Agreement will specify the methods of paying the exercise price available to Participants. The Committee shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option, or continue any extension of credit with respect to the exercise price of an Option, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

(d) Expiration. Subject to Section 5.1(b) and Section 5.2(b) hereof and any extension approved by the Committee for a Participant that has been employed by the Company for five (5) or more than five (5) years, an Option may not be exercised to any extent by anyone after the first to occur of the following events:

(i) On the earlier of the date three months after the Participant’s Continuous Service terminates or service or the expiration of the term of the Option as set forth in the Award Agreement, except as otherwise provided in clauses (ii) and (iii) below;

(ii) On the earlier of the date one year after the date of the Participant’s Continuous Service terminates on account of death or Disability or the expiration of the term of such Option as set forth in the Award Agreement. Upon the Participant’s Disability or death, any Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Option or dies intestate, by the person or persons entitled to receive the Option pursuant to the applicable laws of descent and distribution; and

(iii) Immediately upon the date of the Participant’s Continuous Service terminates for Cause.

(e) Transfer Restrictions. Unless otherwise approved in writing by the Committee, no Shares acquired upon exercise of any Option by any officer of the Company may be sold, assigned, pledged, encumbered or otherwise transferred until at least six months have elapsed from (but excluding) the date that such Option was exercised.
Annex F-7

(f) Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

5.2 Incentive Stock Options. Incentive Stock Options shall be granted only to Employees of the Company or of any Subsidiary that qualifies as a “subsidiary corporation” under Section 424(f) of the Code and any applicable regulations promulgated thereunder, and the terms of any Incentive Stock Options granted pursuant to the Plan, in addition to the requirements of Section 5.1 hereof, must comply with the provisions of this Section 5.2.

(a) Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(b) Ten Percent Owners. An Incentive Stock Option may be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Shares of the Company only if such Option is granted at an exercise price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(c) Notice of Disposition. The Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such Shares to the Participant.

(d) Right to Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

(e) Failure to Meet Requirements. Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a Non-Qualified Stock Option.

ARTICLE 6.
RESTRICTED STOCK AWARDS

6.1 Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

6.2 Purchase Price. At the time of the grant of an Award of Restricted Stock, the Committee shall determine the price, if any, to be paid by the Participant for each Share subject to the Award of Restricted Stock. To the extent required by applicable law, the price to be paid by the Participant for each Share subject to the Award of Restricted Stock shall not be less than the par value of a Share (or such higher amount required by applicable law). The purchase price of Shares acquired pursuant to the Award of Restricted Stock shall be paid either: (i) in cash at the time of purchase; (ii) at the sole discretion of the Committee, by services rendered or to be rendered to the Company or a Subsidiary or Affiliate; or (iii) in any other form of legal consideration that may be acceptable to the Committee in its sole discretion and in compliance with applicable law.

6.3 Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Further, notwithstanding any provision herein to the contrary, no dividends will be paid on Restricted Stock that has not vested; however, the Committee, in its discretion, may authorize the accrual of Dividend Equivalents on Restricted Stock.

6.4 Forfeiture. Subject to Section 4.3, except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that the Committee may (a) provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to

Annex F-8

Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

6.5 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 7.
STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights.

(a) A Stock Appreciation Right may be granted to any Eligible Individual selected by the Committee. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement, provided that the term of any Stock Appreciation Right shall not exceed ten (10) years.

(b) A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Shares on the date the Stock Appreciation Right is exercised over (B) the grant price of the Stock Appreciation Right and (ii) the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations the Committee may impose.

7.2 Grant Price. The grant price per Share subject to a Stock Appreciation Right shall be determined by the Committee and set forth in the Award Agreement; provided that, the per Share grant price for any Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant (other than in the case of Substitute Awards).

7.3 Payment and Limitations on Exercise.

(a) Subject to Section 7.3(b) hereof, payment of the amounts determined under Section 7.1(b) hereof shall be in cash, in Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee.

(b) To the extent any payment under Section 7.1(b) hereof is effected in Shares, it shall be made subject to satisfaction of all applicable provisions of Section 5.1(c) pertaining to Options.

ARTICLE 8.
OTHER TYPES OF AWARDS

8.1 Performance Share Awards. Any Eligible Individual selected by the Committee may be granted one or more Awards of Performance Shares which shall be denominated in a number of Shares and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant. The Committee may authorize Dividend Equivalents to be accrued with respect to outstanding Performance Share Awards. Performance Share Awards shall be subject to applicable withholding taxes (as further set forth in Section 14.3).

8.2 Performance Stock Units. Any Eligible Individual selected by the Committee may be granted one or more Performance Stock Unit awards which shall be denominated in unit equivalents of Shares and/or units of value including dollar value of Shares and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant. On the settlement date, the Company shall,

Annex F-9

subject to Section 9.5(a) and satisfaction of applicable withholding taxes (as further set forth in Section 14.3), transfer to the Participant one unrestricted, fully transferable Share for each Performance Stock Unit scheduled to be paid out on such date and not previously forfeited. Alternatively, settlement of a Performance Stock Unit may be made in cash (in an amount reflecting the Fair Market Value of Shares that would have been issued) or any combination of cash and Shares, as determined by the Committee, in its sole discretion, in either case, less applicable withholding taxes (as further set forth in Section 14.3). The Committee may authorize Dividend Equivalents to be accrued with respect to outstanding Performance Stock Units.

8.3 Restricted Stock Units. The Committee is authorized to make Awards of Restricted Stock Units to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. The vesting conditions may be based on the passage of time or the attainment of performance-based conditions. On the settlement date, the Company shall, subject to Section 9.5(a) hereof and satisfaction of applicable withholding taxes (as further set forth in Section 14.3), transfer to the Participant one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited. Alternatively, settlement of a Restricted Stock Unit may be made in cash (in an amount reflecting the Fair Market Value of Shares that would have been issued) or any combination of cash and Shares, as determined by the Committee, in its sole discretion, in either case, less applicable withholding taxes (as further set forth in Section 14.3). The Committee may authorize Dividend Equivalents to be accrued with respect to outstanding Restricted Stock Units.

8.4 Other Awards. The Committee is authorized under the Plan to make any other Award to an Eligible Individual that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) a right with a Share-related exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other right with the value derived from the value of the Shares. The Committee may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Participants on such terms and conditions as determined by the Committee from time to time.

8.5 Vesting. Subject to Section 4.3, the vesting conditions applicable to an Award granted pursuant to Article 8 shall be set by the Committee in its discretion.

8.6 Term. Except as otherwise provided herein, the term of any Award of Performance Shares, Performance Stock Units, Restricted Stock Units and any other Award granted pursuant to this Article 8 shall be set by the Committee in its discretion.

8.7 Exercise or Purchase Price. The Committee may establish the exercise or purchase price, if any, of any Award of Performance Shares, Performance Stock Units, Restricted Stock Units and any other Award granted pursuant to this Article 8; provided, however, that such price shall not be less than the par value of a Share on the date of grant, unless otherwise permitted by applicable state law.

8.8 Exercise upon Termination of Employment or Service. An Award of Performance Shares, Performance Stock Units, Restricted Stock Units and any other Awards granted pursuant to this Article 8 shall only be exercisable or payable while the Participant is an Employee, Consultant or Director, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of Performance Shares, Performance Stock Units, Restricted Stock Units or any other Award granted pursuant to this Article 8 may be exercised or paid subsequent to a termination of employment or service, as applicable, or following a Change in Control of the Company, or because of the Participant’s Retirement, death or Disability, or otherwise.

8.9 Form of Payment. Payments with respect to any Awards granted under this Article 8 shall be made in cash, in Shares, or a note or other form of payment specified in Section 5.1(c) hereof, or a combination thereof, as determined by the Committee.

8.10 Award Agreement. All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by an Award Agreement.

8.11 Timing of Settlement. At the time of grant, the Committee shall specify the settlement date applicable to an Award of Performance Shares, Performance Stock Units, Restricted Stock Units or any other Award granted pursuant to this Article 8, which shall be no earlier than the vesting date(s) applicable to the relevant Award, or it may

Annex F-10

be deferred to any later date to the extent and under the terms determined by the Committee, subject to compliance with Section 409A of the Code. Until an Award granted pursuant to this Article 8 has been settled, the number of Shares subject to the Award shall be subject to adjustment pursuant to Article 10 hereof.

ARTICLE 9.
PROVISIONS APPLICABLE TO AWARDS

9.1 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

9.2 Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, additional provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

9.3 Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary or Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary or Affiliate. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved from time to time by the Committee (or the Board in the case of Awards granted to Non-Employee Directors). The Committee by express provision in the Award or an amendment thereto may permit an Award (other than an Incentive Stock Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including, but not limited to, members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with the Participant’s termination of employment or service with the Company or a Subsidiary or Affiliate to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities. Notwithstanding anything contrary in this Section 9.3 or Section 9.4 below, no Award may be transferred for value or consideration.

9.4 Beneficiaries. Notwithstanding Section 9.3 hereof, a Participant may, if permitted by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to either the person’s estate or legal representative or the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution (or equivalent laws outside the U.S.). Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

9.5 Stock Certificates; Book Entry Procedures.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing Shares pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded. All certificates evidencing Shares delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state or local securities or other laws, including laws of jurisdictions outside of the United States, and the rules and regulations of any national securities exchange or automated quotation

Annex F-11

system on which the Shares are listed, quoted, or traded. The Committee may place legends on any certificate evidencing Shares to reference restrictions applicable to the Shares. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

(b) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

9.6 Accelerated Vesting and Deferral Limitations. The Committee shall not have the discretionary authority to accelerate or delay issuance of Shares or payment of cash under an Award that constitutes a deferral of compensation within the meaning of Section 409A of the Code, except to the extent that such acceleration or delay may, in the discretion of the Committee, be effected in a manner that will not cause any person to incur taxes, interest or penalties under Section 409A of the Code.

9.7 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

ARTICLE 10.
CHANGES IN CAPITAL STRUCTURE

10.1 Adjustments.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the price of the Shares, the Committee shall make such adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (a) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 hereof); (b) the number and kind of Shares subject to outstanding Awards and the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per Share for any outstanding Awards under the Plan.

(b) In the event of any transaction or event described in Section 10.1(a) hereof or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 10.1 the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

Annex F-12

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

10.2 Change in Control. Notwithstanding Section 10.1 hereof, if a Change in Control occurs, the Committee or the Board may, in its sole discretion, provide for any of the following to be effective upon the consummation of the event (or effective immediately prior to the consummation of the event, provided that the consummation of the event subsequently occurs), and no action taken under this Section 10.2 shall be deemed to impair or otherwise adversely alter or impair the rights of any holder of an Award or beneficiary thereof:

(i) either (A) termination of any such Award, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s vested rights (and, for the avoidance of doubt, if, as of the date of the occurrence of the transaction or event described in this Section 10.1, the Committee or the Board determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s vested rights, then such Award may be terminated by the Company without any payment) or (B) the replacement of such Award with other rights or property selected by the Committee or the Board, in its sole discretion;

(ii) that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) that subject to Article 9 and any other applicable provision herein, the Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the applicable Award Agreement; or

(iv) that the Award cannot vest, be exercised or become payable after a date certain in the future, which may be the effective date of such event.

10.3 Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

10.4 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of Shares of any class, the payment of any dividend, any increase or decrease in the number of Shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to an Award or the grant or the exercise price of any Award.

Annex F-13

ARTICLE 11.
ADMINISTRATION

11.1 Committee. Except as specified herein or as otherwise determined by the Board, the Plan shall be administered by a Committee consisting of two or more members of the Board. Unless otherwise determined by the Board, the Committee shall consist solely of two or more members of the Board each of whom is an Independent Director; provided, that, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or otherwise provided in any charter of the Committee. Notwithstanding the foregoing: (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Non-Employee Directors and for purposes of such Awards the term “Committee” as used in this Plan shall be deemed to refer to the Board and (b) the Committee may delegate its authority hereunder to the extent permitted by Section 11.5 hereof. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment; Committee members may resign at any time by delivering written notice to the Board; and vacancies in the Committee may only be filled by the Board.

11.2 Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company’s independent registered public accounting firm, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.3 Authority of Committee. Subject to any specific designation in the Plan or as otherwise determined by the Board (which, among other things, specifically retains the right to grant Awards under the Plan), the Committee has the exclusive power, authority and discretion to:

(a) Designate Participants to receive Awards;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) To suspend or terminate the Plan at any time provided that such suspension or termination does not materially impair rights and obligations under any outstanding Award without written consent of the affected Participant.

Annex F-14

(j) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(k) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

11.4 Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

11.5 Delegation of Authority. To the extent permitted by applicable law, including, without limitation, Section 157(c) of the Delaware General Corporation Law, the Committee may from time to time (i) delegate to a committee of one or more members of the Board or one or more officers of the Company the authority, subject to such terms as the Committee shall determine, to perform such functions, including the authority to grant or amend Awards to Participants, as the Committee may determine, and (ii) delegate to any person or subcommittee (who may, but need not, be members of the Committee) such Plan-related administrative authority and responsibilities as it deems appropriate; provided, however, the Committee may not delegate its authority with respect to non-ministerial actions relating to Awards to Employees who are subject to the reporting requirements of Section 16(a) of the Exchange Act or officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder. For the avoidance of doubt, provided it meets the limitation in the preceding sentence, this delegation shall include the right to modify Awards as necessary to accommodate changes in the laws or regulations. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.5 shall serve in such capacity at the pleasure of the Committee.

ARTICLE 12.
PLAN EXPIRATION DATE

The Plan will continue in effect until it is terminated by the Board pursuant to Section 13.1 hereof, except that no Award may be granted under the Plan from and after the tenth (10th) anniversary of the Effective Date. Any Awards that are outstanding on the date the Plan terminates shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 13.
AMENDMENT, MODIFICATION, AND TERMINATION

13.1 Amendment, Modification, and Termination. Subject to Section 14.14 hereof, with the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval shall be required for any amendment to the Plan that (i) increases the number of shares available under the Plan (other than any adjustment as provided by Article 10), or (ii) permits the Committee to extend the exercise period for an Option beyond ten years from the date of grant. Notwithstanding any provision in this Plan to the contrary, absent approval of the stockholders of the Company, no Option or SAR may be amended to reduce the per share exercise price of the shares subject to such Option or SAR below the per share exercise price as of the date the Option or SAR is granted and, except as permitted by Article 10, (a) no Option or SAR may be granted in exchange for, or in connection with, the cancellation, surrender or substitution of an Option or SAR having a higher per share exercise price and (b) no Option or SAR may be cancelled in exchange for, or in connection with, the payment of a cash amount or another Award at a time when the Option or SAR has a per share exercise price that is higher than the Fair Market Value of a Share.

13.2 Awards Previously Granted. Except with respect to amendments made or other actions taken pursuant to Section 14.14 hereof or any amendment or other action with respect to an outstanding Award that may be required or desirable to comply with applicable law, as determined in the sole discretion of the Committee, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant; provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Participant.

Annex F-15

ARTICLE 14.
GENERAL PROVISIONS

14.1 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

14.2 No Stockholders Rights. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award, including the right to vote or receive dividends, until the Participant becomes the record owner of such Shares, notwithstanding the exercise of an Option or other Award.

14.3 Withholding. The Company or any Subsidiary or Affiliate, as appropriate, shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state and local taxes and taxes imposed by jurisdictions outside of the United States (including income tax, social insurance contributions, payment on account and any other taxes that may be due) that the Company or a Subsidiary or Affiliate determines are required to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan or to take such other action as may be necessary in the opinion of the Company or a Subsidiary or Affiliate, as appropriate, to satisfy withholding obligations for the payment of taxes. The Committee may in its discretion and in satisfaction of the foregoing requirement direct the Company to withhold, or allow a Participant to elect to have the Company withhold, Shares otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld; the number of Shares so withheld may be determined using rates of up to, but not exceeding, the maximum federal, state, local and/or foreign statutory tax rates applicable in a particular jurisdiction on the date that the amount of tax to be withheld is to be determined. No Shares shall be delivered hereunder to any Participant or other person until the Participant or such other person has made arrangements acceptable to the Committee for the satisfaction of these tax obligations with respect to any taxable event concerning the Participant or such other person arising as a result of Awards made under this Plan.

14.4 No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary or Affiliate to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary or Affiliate.

14.5 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary or Affiliate.

14.6 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

14.7 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, termination programs and/or indemnities or severance payments, welfare or other benefit plan of the Company or any Subsidiary or Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

14.8 Expenses. The expenses of administering the Plan shall be borne by the Company and/or its Subsidiaries and/or Affiliates.

14.9 Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Annex F-16

14.10 Fractional Shares. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

14.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

14.12 Government and Other Regulations. The obligation of the Company to make payment of awards in Shares or otherwise shall be subject to all applicable laws, rules, and regulations of the United States and jurisdictions outside the United States, and to such approvals by government agencies, including government agencies in jurisdictions outside of the United States, in each case as may be required or as the Company deems necessary or advisable. Without limiting the foregoing, the Company shall have no obligation to issue or deliver evidence of title for Shares subject to Awards granted hereunder prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and (b) completion of any registration or other qualification with respect to the Shares under any applicable law in the United States or in a jurisdiction outside of the United States or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained and shall constitute circumstances in which the Committee may determine to amend or cancel Awards pertaining to such Shares, with or without consideration to the affected Participant. The Company shall be under no obligation to register pursuant to the Securities Act, as amended, any of the Shares paid pursuant to the Plan. If the Shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, as amended, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

14.13 Governing Law. The internal law, and not the law of conflicts, of the State of Delaware shall govern all questions concerning the validity, construction and effect of the Plan and all Award Agreements, and any rules and regulations relating to the Plan and any Award Agreements.

14.14 Section 409A. Except as provided in Section 14.15 hereof, to the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date the Plan became effective. Notwithstanding any provision of the Plan to the contrary, in the event that following the date an Award is granted the Committee determines that the Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the date the Plan became effective), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in a reduction to the benefits payable under an Award, in each case, without the consent of the Participant, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical.

14.15 No Representations or Covenants with respect to Tax Qualification. Although the Company may endeavor to (a) qualify an Award for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States (e.g., incentive stock options under Section 422 of the Code) or (b) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and

Annex F-17

expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in this Plan, including Section 14.15 hereof, notwithstanding. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan. Nothing in this Plan or in an Award Agreement shall provide a basis for any person to take any action against the Company or any Affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any Awards, and neither the Company nor any Affiliate will have any liability under any circumstances to the Participant or any other party if the Award that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Committee with respect thereto.

14.16 Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. In addition, the Committee may impose such other clawback, recovery or recoupment provisions on an Award as the Committee determines necessary or appropriate in view of Applicable Laws, governance requirements or best practices, including, but not limited to, a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of cause (as determined by the Committee).

14.17 Provisions for Foreign Participants. The Committee may modify Awards granted to Participants who are foreign nationals or employed outside of the United States or establish sub-plans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Annex F-18

Annex G

FORM OF INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with the terms of this Investor Rights Agreement, the “Investor Rights Agreement”), dated as of [•], 2022 (the “Effective Date”), is made by and among (i) Appreciate Holdings, Inc. (formerly known as PropTech Investment Corporation II), a Delaware corporation (“PubCo”); (ii) each of the parties listed as a “Seller” on the signature pages attached hereto (each, a “Seller” and, collectively, the “Sellers”); (iii) HC PropTech Partners II LLC, a Delaware limited liability company (the “Sponsor”); (iv) (A) Jack Leeney, (B) Courtney Robinson, (C) Gloria Fu, (D) Margaret Whelan and (E) Adam Blake (each, a “Sponsor Principal” and, collectively, the “Sponsor Principals”); and (v) Thomas Arnold (together with the Sponsor and the Sponsor Principals, the “Founder Holders” and, each, a “Founder Holder”). Each of PubCo, the Sellers and each Founder Holder may be referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the BCA (as defined below).

RECITALS

WHEREAS, PubCo has entered into that certain Business Combination Agreement, dated as of May 17, 2022, by and among PubCo, RW National Holdings, LLC, a Delaware limited liability company (the “Company”), and Lake Street Landlords, LLC, a Delaware limited liability company (“Lake Street”), in its capacity as the representative of the Rolling Company Unitholders (as may be amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms of such agreement, the “BCA”), in connection with the business combination (the “Business Combination”) set forth in the BCA;

WHEREAS, pursuant to the BCA, immediately prior to the Closing, PubCo formed Appreciate Intermediate Holdings, LLC, a Delaware limited liability company (“NewCo LLC”);

WHEREAS, pursuant to the BCA, at the Closing, (i) all of the Rolling Company Unitholders have contributed all of their Company Units to NewCo LLC in exchange for NewCo LLC Class B Units equal, in the aggregate, to the Company Contribution, (ii) the NewCo LLC Agreement has been amended and restated to be in substantially the form of the Amended and Restated Limited Liability Company Agreement of NewCo LLC (the “Amended and Restated NewCo LLC Agreement”), (iii) PubCo has contributed the Closing Date Contribution Amount to NewCo LLC in exchange for NewCo LLC Class A Units equal to the Net Outstanding PTIC II Class A Shares, and (iv) NewCo LLC Unitholders (other than PubCo) have received from PubCo a number of Class B Common Stock equal, in the aggregate, to the Transaction Equity Security Amount, in the amounts set forth pursuant to the BCA;

WHEREAS, each of the Sellers has the right to exchange its respective NewCo LLC Class B Units (as defined below), and cancel an equal number of its respective shares of Class B Common Stock (as defined below) for shares of Class A Common Stock (as defined below) in the manner set forth in, and pursuant to the terms and conditions of, the Amended and Restated NewCo LLC Agreement;

WHEREAS, each of the Sellers has the right to exchange its respective NewCo LLC Class B Units that will be earned by such Seller pursuant to the BCA upon satisfaction of the conditions set forth in the BCA, and cancel an equal number of shares of Class B Common Stock for shares of Class A Common Stock (collectively, the “Exchanged Earnout Shares”) in the manner set forth in, and pursuant to the terms and conditions of, the Amended and Restated NewCo LLC Agreement;

WHEREAS, PubCo and the Sponsor entered into that certain Registration Rights Agreement, dated as of December 3, 2020 (the “Original RRA”);

WHEREAS, in connection with the execution of this Investor Rights Agreement, PubCo and the Sponsor desire to terminate the Original RRA and replace it with this Investor Rights Agreement; and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to registration rights and certain other matters, in each case, in accordance with the terms and conditions of this Investor Rights Agreement.

Annex G-1

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Investor Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. As used in this Investor Rights Agreement, the following terms shall have the following meanings:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) PubCo has a bona fide business purpose for not making such information public.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided that no Party or an affiliate thereof shall be deemed an Affiliate of PubCo or any of its Subsidiaries for purposes of this Investor Rights Agreement.

“Amended and Restated NewCo LLC Agreement” has the meaning set forth in the Recitals.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“BCA” has the meaning set forth in the Recitals.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Business Combination” has the meaning set forth in the Recitals.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Bylaws” means the “PTIC II Post-Closing Bylaws” as defined in the BCA, as the same may be amended or amended and restated from time to time.

“Cantor Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of [the date hereof], by and between PubCo and CF Principal Investments LLC, a Delaware limited liability company.

“Cantor Common Stock Purchase Agreement” means that certain Common Stock Purchase Agreement, dated as of May 17, 2022, by and between PubCo and CF Principal Investments LLC, a Delaware limited liability company, Company, as may be amended from time to time; provided that any such amendment or replacement is not materially disadvantageous, taken as a whole, to the Holders.

“Certificate of Incorporation” means the “PTIC II Post-Closing Certificate of Incorporation” as defined in the BCA, as the same may be amended or amended and restated from time to time.

“Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class A common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class A common stock and (b) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class A common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

Annex G-2

“Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class B common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class B common stock and (b) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class B common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Common Stock” means shares of the Class A Common Stock and the Class B Common Stock, including any shares of the Class A Common Stock and the Class B Common Stock issuable upon the exercise of any warrant or other right to acquire shares of the Class A Common Stock and the Class B Common Stock.

“Company” has the meaning set forth in the Recitals.

“Confidential Information” means confidential, non-public information about PubCo and its Subsidiaries.

“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Person or such Person’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits, (d) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member or in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits and (e) and other entity which such Person or such Person’s Family Members or Affiliates are the legal and beneficial owner of all of the outstanding equity securities or similar interests.

“Demanding Holders” has the meaning set forth in Section 2.1(c).

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, restricted stock, restricted stock unit, performance share, profit participation, ownership or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor whether voting or nonvoting, including partnership or member interests in any Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Exchanged Earnout Shares” has the meaning set forth in the Recitals.

“Family Member” means, with respect to any Person, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person and his or her spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-1 Shelf” has the meaning set forth in Section 2.1(a).

“Form S-3 Shelf” has the meaning set forth in Section 2.1(a).

“Founder Holder” has the meaning set forth in the Preamble.

“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Investor Rights Agreement pursuant to Section 4.1.

“Holder Information” has the meaning set forth in Section 2.10(b).

“Investor Rights Agreement” has the meaning set forth in the Preamble.

“Lake Street” has the meaning set forth in the Recitals.

Annex G-3

“Lock-Up Period” has the meaning set forth in Section 3.1(a).

“Lock-Up Shares” has the meaning set forth in Section 3.1(a).

“Maximum Number of Securities” has the meaning set forth in Section 2.1(d).

“Minimum Takedown Threshold” has the meaning set forth in Section 2.1(c).

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“NewCo LLC” has the meaning set forth in the Recitals.

“NewCo LLC Class A Units” means the “Class A Units” of NewCo LLC (as defined in the Amended and Restated NewCo LLC Agreement).

“NewCo LLC Class B Units” means the “Class B Units” of NewCo LLC (as defined in the Amended and Restated NewCo LLC Agreement).

“Organizational Documents” means the Certificate of Incorporation and the Bylaws.

“Original RRA” has the meaning set forth in the Recitals.

“Party” has the meaning set forth in the Preamble.

“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person, (c) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (c) who operates or engages in a business which competes with the business of PubCo or the Company or any of their respective Subsidiaries), (d) with respect to any Founder Holder, any officer, director, employee, partner, shareholder, member or other equity holder of such Founder Holder or its Affiliates and (e) any Controlled Entity of such Person.

“Piggyback Registration” has the meaning set forth in Section 2.2(a).

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“Registrable Securities” means at any time (a) any shares of Class A Common Stock (including, without limitation, Class A Common Stock (i) issued or issuable pursuant to the Certificate of Incorporation and the Amended and Restated NewCo LLC Agreement upon an exchange of NewCo LLC Class B Units and the corresponding cancellation of an equal number of shares of Class B Common Stock in exchange for shares of Class A Common Stock, (ii) that comprise Exchanged Earnout Shares (whether or not earned as of such date), (iii) issuable upon exercise of the Warrants or other rights to acquire shares of Class A Common Stock or any shares of Class A Common Stock issued or issuable upon the exercise thereof, (iv) any shares of Class A Common Stock issued pursuant to the BCA or (v) held by the Founder Holders), and (b) any Equity Securities of PubCo or any Subsidiary of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clause (a) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by a Holder, other than any security received pursuant to an incentive plan adopted by PubCo on or after the Closing Date; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (A) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement, (B) such Registrable Securities shall have ceased to be outstanding, (C) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction, (D) such Registrable Security is disposed of under SEC Rule 144 under the Securities Act or any other public sale pursuant to an exemption from the registration requirements of the Securities Act as a result of which the legend on any certificate or book-entry notation representing such Registrable Security restricting transfer of such Registrable Security has been removed or (E) for purposes of Article II, the Holder thereof, together

Annex G-4

with its, his or her Permitted Transferees, Beneficially Owns less than one percent (1%) of the shares of Class A Common Stock that are outstanding at such time. For purposes of this Agreement, a Person shall be deemed to be a holder of shares of Class A Common Stock and such shares of Class A Common Stock shall be deemed to be in existence whenever such Person holds such shares of Class A Common Stock or has the right to acquire such shares of Class A Common Stock (upon conversion, exchange or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right other than vesting), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of shares of Class A Common Stock.

“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.

“Registration Expenses” means the expenses of a Registration or other Transfer pursuant to the terms of this Investor Rights Agreement, including the following:

(a) all SEC or securities exchange registration and filing fees (including fees with respect to filings required to be made with FINRA);

(b) all fees and expenses of compliance with securities or blue sky Laws (including reasonable and documented fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) all printing, messenger, telephone and delivery expenses;

(d) all fees and expenses incurred in connection with the listing of the Registrable Securities as required hereunder;

(e) all fees and disbursements of counsel for PubCo;

(f) all fees and disbursements of all independent registered public accountants of PubCo incurred in connection with such Registration or Transfer, including the expenses of any special audits and/or comfort letters required or incident to such performance and compliance;

(g) reasonable and documented out-of-pocket fees and expenses not to exceed $50,000 per Registration or Transfer of one (1) legal counsel selected by the majority-in-interest of the Holders participating in such Registration or Transfer;

(h) the costs and expenses of PubCo relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities (including the expenses of the Holders); and

(i) any other fees and disbursements customarily paid by the issuers of securities.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Investor Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, managers, members, equityholders, employees, agents, attorneys, accountants, actuaries, consultants, financial advisors or other Person acting on behalf of such Person.

“Requesting Holder” means any Holder requesting piggyback rights pursuant to Section 2.2 with respect to an Underwritten Shelf Takedown.

“SEC” means the United States Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

Annex G-5

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Sellers” has the meaning set forth in the Preamble.

“Shelf” has the meaning set forth in Section 2.1(a).

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Members” has the meaning set forth in Section 2.16(a).

“Sponsor Principal” has the meaning set forth in the Preamble.

“Subsequent Shelf Registration” has the meaning set forth in Section 2.1(b).

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge or hypothecation, distribution or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges or hypothecates, distributes or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; provided that, the sale, assignment and transfer of Company Units by Founder Holders to PubCo pursuant to and in accordance with the BCA shall not be considered a Transfer. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Takedown” has the meaning set forth in Section 2.1(c).

“Warrants” means the outstanding warrants, each exercisable into one (1) share of Class A Common Stock, to purchase an aggregate of 4,833,333 shares of Class A Common Stock, which were issued to the Sponsor pursuant to that certain Private Placement Warrant Purchase Agreement, dated December 3, 2020, by and between the Sponsor and PubCo.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Withdrawal Notice” has the meaning set forth in Section 2.1(e).

Section 1.2 Interpretive Provisions. For all purposes of this Investor Rights Agreement, except as otherwise provided in this Investor Rights Agreement or unless the context otherwise requires:

(a) the singular shall include the plural, and the plural shall include the singular, unless the context clearly prohibits that construction;

(b) the words “hereof,” “herein,” “hereunder” and words of similar import, when used in this Investor Rights Agreement, refer to this Investor Rights Agreement as a whole and not to any particular provision of this Investor Rights Agreement;

Annex G-6

(c) references in this Investor Rights Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder;

(d) whenever the words “include,” “includes” or “including” are used in this Investor Rights Agreement, they shall mean “without limitation;”

(e) the captions and headings of this Investor Rights Agreement are for convenience of reference only and shall not affect the interpretation of this Investor Rights Agreement;

(f) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms;

(g) the word “or” shall be construed to mean “and/or” and the words “neither,” “nor,” “any,” “either” and “or” shall not be exclusive, unless the context clearly prohibits that construction; and

(h) the phrase “to the extent” shall be construed to mean “the degree by which.”

ARTICLE II
REGISTRATION RIGHTS

Section 2.1 Shelf Registration.

(a) Filing. PubCo shall file, within forty-five (45) days of the Closing Date, a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), or if PubCo is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf” and, together with the Form S-3 Shelf (and any Subsequent Shelf Registration), the “Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its commercially reasonable efforts to cause the Shelf to become effective as soon as practicable after such filing. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder. PubCo shall maintain the Shelf in accordance with the terms of this Investor Rights Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event PubCo files a Form S-1 Shelf, PubCo shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after PubCo is eligible to use Form S- 3.

(b) Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while there are any Registrable Securities outstanding, PubCo shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, PubCo shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, PubCo, upon request of a Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at PubCo’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms of this Investor Rights Agreement.

Annex G-7

(c) Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the SEC, the Holders, may request to sell all or any portion of their Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering (i) shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $20,000,000 (the “Minimum Takedown Threshold”) or (ii) shall be made with respect to all of the Registrable Securities of the Demanding Holder and provided further that, PubCo shall not be obligated to effect more than three (3) Underwritten Shelf Takedowns in any twelve (12) month period. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to PubCo, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown; provided that each Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 4.14. PubCo shall give written notice of such request to all Holders of Registrable Securities promptly (but in any event within five (5) Business Days after receipt of such request for an Underwritten Shelf Takedown) and shall include in any Underwritten Shelf Takedown the securities request to be included by any holder at least 48 hours prior to public announcement of such Underwritten Shelf Takedown pursuant to written contractual piggyback registration rights of such Holder included herein. The Holders that requested such Underwritten Shelf Takedown (the “Demanding Holders”) holding a majority in interest of the Registrable Securities to be registered pursuant to such Underwritten Shelf Takedown shall have the right to select the Underwriters for such offering (which shall consist of one (1) or more reputable nationally or regionally recognized investment banks), and to agree to the pricing and other terms of such offering; provided that such selection shall be subject to the consent of PubCo, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, in no event shall any Holder or any Transferee thereof request an Underwritten Shelf Takedown during the Lock-Up Period applicable to such Person. There shall be no limit to the number of Underwritten Shelf Takedowns that may be requested by any Holder, subject to the proviso in the first sentence of this Section 2.1(c).

(d) Reduction of Underwritten Shelf Takedowns. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other Equity Securities that PubCo desires to sell and all other shares of Common Stock or other Equity Securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other stockholders of PubCo, exceeds the maximum dollar amount or maximum number of Equity Securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows: at all times (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other Equity Securities of other Persons that PubCo is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

(e) Withdrawal. Any of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to PubCo and the Underwriter or Underwriters (if any) of such Demanding Holder’s intention to withdraw from such Underwritten Shelf Takedown, prior to the public announcement of the Underwritten Shelf Takedown by PubCo; provided that a Holder not so withdrawing may elect to have PubCo continue such Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied or if such Underwritten Shelf Takedown would be made with respect to all of the Registrable Securities of such Holder. Following the receipt of any Withdrawal Notice, PubCo shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to delivery of a Withdrawal Notice under this Section 2.1(e).

Annex G-8

(f) Long-Form Demands. Upon the expiration of the Lock-Up Period applicable to such Person, and during such times as no Shelf is effective, each Holder may demand that PubCo file a Registration Statement on Form S-1 for the purpose of conducting an Underwritten Offering of any or all of such Holder’s or Holders’ Registrable Securities. PubCo shall file such Registration Statement within thirty (30) days of receipt of such demand and use its commercially reasonable efforts to cause the same to be declared effective within seventy-five (75) days of filing. The provisions of Section 2.1(c), Section 2.1(d) and Section 2.1(e) shall apply to this Section 2.1(f) as if a demand under this Section 2.1(f) were an Underwritten Shelf Takedown; provided that in order to withdraw a demand under this Section 2.1(f), such withdrawal must be received by PubCo prior to PubCo having publicly filed a Registration Statement pursuant to this Section 2.1(f).

Section 2.2 Piggyback Registration.

(a) Piggyback Rights. If PubCo or any Holder proposes to conduct a registered offering of, or if PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of, Equity Securities of PubCo or securities or other obligations exercisable or exchangeable for or convertible into Equity Securities of PubCo, for its own account or for the account of stockholders of PubCo (or by PubCo and by the stockholders of PubCo, including an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan or SEC Rule 145 transaction, (ii) for an exchange offer or offering of securities solely to PubCo’s existing stockholders, (iii) for an offering of debt that is convertible into Equity Securities of PubCo, (iv) for the committed equity line pursuant to the Cantor Common Stock Purchase Agreement, or (v) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed offering to all Holders as soon as practicable but not less than four (4) calendar days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the launch date of such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any and if known, in such offering, and (B) offer to all of the Holders the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within three (3) calendar days after receipt of such written notice (such registered offering, a “Piggyback Registration”); provided that each Holder hereby agrees that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 4.14. PubCo shall cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to abide by the terms of Section 2.6.

(b) Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration (other than an Underwritten Shelf Takedown), in good faith, advises PubCo and the Holders participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other Equity Securities that PubCo desires to sell, taken together with (i) the shares of Common Stock or other Equity Securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders hereunder and (ii) the shares of Common Stock or other Equity Securities, if any, as to which registration has been requested pursuant to Section 2.2, exceeds the Maximum Number of Securities, then:

(i) if the Registration is initiated and undertaken for PubCo’s account, PubCo shall include in any such Registration (A) first, the shares of Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities, (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a) (pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other Equity Securities, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of PubCo, which can be sold without exceeding the Maximum Number of Securities; or

Annex G-9

(ii) if the Registration is pursuant to a request by Persons other than the Holders, then PubCo shall include in any such Registration (A) first, the shares of Common Stock or other Equity Securities, if any, of such requesting Persons, other than the Holders, which can be sold without exceeding the Maximum Number of Securities, (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a) (pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities, (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other Equity Securities, if any, for the account of other Persons that PubCo is obligated to register pursuant to separate written contractual piggyback registration rights of such Persons, which can be sold without exceeding the Maximum Number of Securities.

Notwithstanding anything to the contrary in this Section 2.2(b), in the event a Demanding Holder has submitted notice for a bona fide Underwritten Shelf Takedown and all sales pursuant to such Underwritten Shelf Takedown pursuant to Section 2.1 have not been effected in accordance with the applicable plan of distribution or submitted a Withdrawal Notice prior to such time that PubCo has given written notice of a Piggyback Registration to all Holders pursuant to Section 2.2, then any reduction in the number of Registrable Securities to be offered in such offering shall be determined in accordance with Section 2.1(d), instead of this Section 2.2(b).

(c) Piggyback Registration Withdrawal. Any Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of such Holder’s intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary set forth in this Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with a Piggyback Registration prior to its withdrawal under this Section 2.2(c).

(d) Lock-Up Restriction. Notwithstanding anything herein to the contrary, this Section 2.2 shall not apply for any Holder or Party, prior to the expiration of the Lock-Up Period in respect of such Holder or Party.

Section 2.3 Restriction on Transfer. In connection with any Underwritten Offering of Equity Securities of PubCo, each Holder that participates in such Underwritten Offering agrees that it shall not Transfer any shares of Common Stock (other than those included in such offering pursuant to this Investor Rights Agreement), without the prior written consent of PubCo, during the period commencing five (5) calendar days prior (to the extent notice of such Underwritten Offering has been provided) to such Underwritten Offering and ending upon the shorter of (a) the shortest number of days that a director of PubCo, “executive officer” (as defined under Section 16 of the Exchange Act) of PubCo or any stockholder of PubCo (other than a Holder or director or employee of, or consultant to, PubCo) who owns 10% or more of the outstanding shares of Common Stock contractually agrees with the Underwriters of such Underwritten Offering to not to sell any securities of PubCo following such Underwritten Offering and (b) the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees by written consent, and further agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case, on substantially the same terms and conditions as all such Holders).

Section 2.4 General Procedures. In connection with effecting any Registration and/or Shelf Takedown, subject to applicable Law and any regulations promulgated by any securities exchange on which PubCo’s Equity Securities are then listed, each as interpreted by PubCo with the advice of its counsel, PubCo shall use its commercially reasonable efforts (except as set forth in Section 2.4(d)) to effect such Registration and/or Shelf Takedown to permit

Annex G-10

the sale of the Registrable Securities included in such Registration and/or Shelf Takedown in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall, as expeditiously as possible:

(a) prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

(b) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, if any, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case, including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters or the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

(d) prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e) cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

(f) provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) advise each Holder of Registrable Securities covered by a Registration Statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h) at least three (3) calendar days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus furnish a draft thereof to each Holder of Registrable Securities included in such Registration Statement, or its counsel, if any (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

(i) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 2.7;

Annex G-11

(j) permit Representatives of the Holders, the Underwriters, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense, except to the extent such expenses constitute Registration Expenses, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Representative, Underwriter, attorney, consultant or accountant in connection with such Registration; provided, however, that such Persons agree to confidentiality arrangements reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;

(k) obtain a “cold comfort” letter, and a bring-down thereof, from PubCo’s independent registered public accountants in the event of an Underwritten Offering which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

(l) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurances letter, dated as of such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to such Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the participating Holders;

(m) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such Underwritten Offering;

(n) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning within three months after the effective date of such Registration Statement, which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

(o) if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $20,000,000, use its commercially reasonable efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by, the Holders in connection with such Registration.

Section 2.5 Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities (including all reasonable fees and expenses of any legal counsel representing such Holders (to the extent such counsel is not also representing PubCo, as determined in accordance with clause (f) of the definition of “Registration Expenses”)), such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs, in each case, pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

Section 2.6 Requirements for Participating in Underwritten Offerings. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, if any Holder does not provide PubCo with its requested Holder Information, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this Investor Rights Agreement unless such Person (a) agrees to sell such Person’s Registrable Securities on the basis provided in any underwriting and other arrangements approved by PubCo in the case of an Underwritten Offering initiated by PubCo, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (b) completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 2.1(c) and 2.4(o), the exclusion of a Holder’s Registrable Securities as a result of this Section 2.6 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Annex G-12

Section 2.7 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (and PubCo hereby covenants to prepare and file such supplement or amendment as soon as practicable after giving such notice), or until it is advised in writing by PubCo that the use of the Prospectus may be resumed. If (1) the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s reasonable control or (2) PubCo determines that the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would reasonably be expected to have a material adverse effect on any proposal or plan by PubCo or any of its subsidiaries to engage in any material acquisition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization, financing or other transaction involving PubCo, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than 90 days in any 12-month period, determined in good faith by PubCo to be necessary for such purpose. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to such Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 2.7.

Section 2.8 Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the Effective Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished to the Holders pursuant to this Section 2.8.

Section 2.9 Other Obligations. In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act, pursuant to SEC Rule 144 or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders in connection with, the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

Section 2.10 Indemnification and Contribution.

(a) PubCo agrees to indemnify and hold harmless each Holder, its officers, managers, directors, employees, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable and documented attorneys’ fees) (or actions in respect thereto) caused by, resulting from, arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or similar document incident to any Registration, qualification, compliance or sale effected pursuant to this Article II or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any violation or alleged violation by PubCo of the Securities Act or any other similar federal or state securities Laws, and will reimburse, as incurred, each such Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) for any legal and any other expenses reasonably incurred and documented in connection with investigating or defending any such loss, claim, damage, liability or expense; provided that PubCo will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense are caused by, arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to

Annex G-13

PubCo by or on behalf of such Holder expressly for use therein. PubCo shall indemnify each Underwriter, its respective officers and directors and each Person who controls such Underwriter (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of each Holder.

(b) In connection with any Registration Statement or Prospectus in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by Law, such Holder shall indemnify and hold harmless PubCo, its officers, managers, directors, employees, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) (or actions in respect thereof) arising out of, resulting from or based on any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or similar document or any amendment thereof or supplement thereto, or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify each Underwriter, its officers, directors and each Person who controls such Underwriter (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to indemnification of PubCo.

(c) Any Person entitled to indemnification under this Section 2.10 shall (i) give prompt written notice, after such Person has actual knowledge thereof, to the indemnifying party of any claim, proceeding or litigation with respect to which such Person seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party in the defense of any such claim, proceeding or litigation) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party (not to be unreasonably withheld, conditioned or delayed) and the indemnified party may participate in such defense at the indemnifying party’s expense if representation of such indemnified party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. An indemnifying party, in the defense of any such claim, proceeding or litigation, without the consent of each indemnified party, may only consent to the entry of any judgment or enter into any settlement that (i) includes as a term thereof the giving by the claimant or plaintiff therein to such indemnified party of an unconditional release from all liability with respect to such claim or litigation and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party) other than monetary damages; provided that any sums payable in connection with such settlement are paid in full by the indemnifying party.

(d) The indemnification provided under this Investor Rights Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, manager, director, Representative or controlling Person of such indemnified party and shall survive the Transfer of securities.

(e) If the indemnification provided in this Section 2.10 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 2.10(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a Party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 2.10(a), 2.10(b) and 2.10(c), any legal or other fees, charges or expenses reasonably incurred and documented by such Party in connection with any investigation or proceeding. The Parties agree that it would not be just and

Annex G-14

equitable if contribution pursuant to this Section 2.10(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 2.10(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 2.10(e) from any Person who was not guilty of such fraudulent misrepresentation.

Section 2.11 Other Registration Rights. Other than the registration rights set forth in the Original RRA and Cantor Registration Rights Agreement, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this Investor Rights Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo, the Sponsor and the Sponsor Principals represents and warrants that this Investor Rights Agreement supersedes any other registration rights agreement (including the Original RRA), other than the Cantor Registration Rights Agreement.

Section 2.12 SEC Rule 144. With a view to making available to the Holders the benefits of SEC Rule 144, PubCo covenants that it will (a) make available at all times information necessary to comply with SEC Rule 144, if SEC Rule 144 is available with respect to resales of the Registrable Securities under the Securities Act and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by SEC Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time, or otherwise. Upon the request of any Holder, PubCo will deliver to such Holder a written statement as to whether PubCo has complied with such information requirements, and, if not, the specific reasons for non-compliance.

Section 2.13 Term. This Article II shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 2.10 shall survive any such termination with respect to such Holder.

Section 2.14 Holder Information. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this Investor Rights Agreement, including for purposes of Section 2.12. Other than the Sellers and the Founder Holders, a Party who does not hold Registrable Securities as of the Closing Date and who acquires Registrable Securities after the Closing Date will not be a “Holder” until such Party gives PubCo a representation in writing of the number of Registrable Securities it holds.

Section 2.15 Termination of Original RRA. Upon the Closing, PubCo, the Sponsor and the Sponsor Principals hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

Section 2.16 Distributions; Direct Ownership.

(a) In the event that, pursuant to and in accordance with Section 3.2, the Sponsor distributes all of its Registrable Securities to its equityholders, limited partners and members of its general partner (the “Sponsor Members”), the Sponsor Members shall be treated as the Sponsor under this Investor Rights Agreement; provided that the Sponsor Members, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Investor Rights Agreement.

(b) In the event that a Seller distributes all of its Registrable Securities to its equityholders, such equityholders shall be treated as a Seller under this Investor Rights Agreement; provided that such equityholders, taken as a whole, shall not be entitled to rights in excess of those conferred on a Seller, as if such Seller remained a single party to this Investor Rights Agreement.

(c) Except as set forth in (a) and (b) immediately above, no distribution for purposes of this Section 2.16 may occur prior to the conclusion of any Lock-Up Period applicable to the Sponsors, such Other Holder or such Seller, as applicable.

Section 2.17 Adjustments. If there are any changes in the shares of Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, equitable adjustment shall be made in the provisions of this Investor Rights Agreement, as may be required, so that the rights, privileges, duties and obligations under this Investor Rights Agreement shall continue with respect to the shares of Common Stock as so changed.

Annex G-15

ARTICLE III
LOCK-UP

Section 3.1 Lock-Up.

(a) Each Holder severally, and not jointly, agrees with PubCo not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares Beneficially Owned or otherwise held by such Holder during the Lock-Up Period; provided that such prohibition shall not apply to Transfers (i) permitted pursuant to Section 3.2 or (ii) permitted pursuant to Article II (other than Section 2.9). The “Lock-Up Period” with respect to the Lock-Up Shares of each Holder shall be the period commencing on the Closing Date and continuing until the date that is one hundred eighty (180) days after the Closing Date. “Lock-Up Shares” means the Equity Securities of PubCo and NewCo LLC held by the Holders, directly or indirectly, as of the Closing Date; provided that in no event shall the securities held by St. Cloud Capital Partners III SBIC, L.P. or the Warrants (or any shares of Class A Common Stock issued upon exercise of any Warrant) be considered “Lock-Up Shares.”

(b) During the Lock-Up Period, any purported Transfer of Lock-Up Shares other than in accordance with this Investor Rights Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose; provided that the Sellers shall be permitted to exchange any Class B Company Units and shares of Class B Common Stock for shares of Class A Common Stock, which shall be considered “Lock-Up Shares.”

(c) The Holders acknowledge and agree that, notwithstanding anything to the contrary contained in this Investor Rights Agreement, the Equity Securities of PubCo and NewCo LLC, in each case, Beneficially Owned by such Holder shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.

Section 3.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, during the Lock-Up Period applicable to any Lock-Up Shares of a Holder, such Holder may Transfer, without the consent of PubCo, any of such Lock-Up Shares to (a) any of such Holder’s Permitted Transferees, upon prior written notice to PubCo or (b) (i) a charitable organization, upon prior written notice to PubCo, (ii) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual, (iii) in the case of an individual, pursuant to a qualified domestic relations order (iv) as a distribution to limited partners, members or stockholders of such Holder; (v) to a nominee or custodian of a Person to whom a disposition or transfer would be permissible under clause (ii); (vi) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Business Combination; (vii) pledges of Lock-Up Shares as security or collateral in connection with a borrowing or the incurrence of any indebtedness by the Holder, provided, however, that such borrowing or incurrence of indebtedness is secured by either a portfolio of assets or equity interests issued by multiple issuers; (viii) pursuant to an order or decree of a governmental authority; (ix) from an employee to PubCo or its Subsidiary upon death, disability or termination of employment, in each case, of such employee; (x) transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change of control of PubCo (including negotiating and entering into an agreement providing for any such transaction) that have been approved by the Board; provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Lock-Up Shares subject to this Agreement shall remain subject to this Agreement; (xi) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the transfer of Lock-Up Shares during the Lock-Up Period; or (xii) to PubCo (a) pursuant to the exercise of any option to purchase Common Stock granted by PubCo pursuant to any employee benefit plans or arrangements (including any employee benefit plans or arrangements assumed in connection with the Merger), or (b) for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase Common Stock or the vesting of any stock-based awards granted by PubCo pursuant to employee benefit plans or arrangements (including any employee benefit plans or arrangements assumed in connection with the Merger); provided that in connection with any Transfer of such Lock-Up Shares pursuant to clause (b)(ii) or clause (b)(iii), (A) the restrictions and obligations contained in Section 3.1 and this Section 3.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares and (B) the Transferee of such Lock-Up Shares shall have no rights under this Investor Rights Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Investor Rights Agreement. Any Transferee of Lock-Up Shares that is a Permitted Transferee of the Transferor shall be required, at the time of and as a condition to such Transfer,

Annex G-16

to become a party to this Investor Rights Agreement, by executing and delivering a joinder, substantially in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement.

ARTICLE IV
GENERAL PROVISIONS

Section 4.1 Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a) Except as otherwise permitted pursuant to this Investor Rights Agreement, and other than assignments in connection with a distribution pursuant to Section 2.16, this Investor Rights Agreement may not be assigned in whole or in part by any party (whether by operation of Law or otherwise), without the prior written consent of Lake Street, in the case of an assignment by a Founder Holder, or the Sponsor, in the case of an assignment by a Seller. Any such assignee may not again assign those rights, other than in accordance with this Article IV. Any attempted assignment not in accordance with the terms of this Article IV shall be void, ab initio.

(b) Notwithstanding anything to the contrary contained in this Investor Rights Agreement (other than the succeeding sentence of this Section 4.1(b)), (i) prior to the expiration of the Lock-Up Period with respect to any Lock-Up Shares of a Holder, such Holder may not Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, except in connection with a Transfer pursuant to Section 3.2, and (ii) after the expiration of the Lock-Up Period with respect to such Lock-Up Shares, such Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, to (A) any of such Holder’s Permitted Transferees or (B) any Person with the prior written consent of PubCo. Any Transferee of Registrable Securities (other than pursuant to an effective Registration Statement or a SEC Rule 144 transaction) pursuant to this Section 4.1(b) shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement by executing and delivering a joinder, substantially in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Investor Rights Agreement, and PubCo is hereby authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this Investor Rights Agreement.

(c) All of the terms and provisions of this Investor Rights Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms of this Investor Rights Agreement.

(d) Nothing in this Investor Rights Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Investor Rights Agreement or otherwise create any third party beneficiary hereto.

Section 4.2 Termination. Article II of this Investor Rights Agreement shall terminate as set forth in Section 2.13. The remainder of this Investor Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder ceases to Beneficially Own any Registrable Securities; provided that the provisions of Section 2.10 shall survive any such termination with respect to such Holder.

Section 4.3 Severability. If any provision of this Investor Rights Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Investor Rights Agreement, to the extent permitted by Law shall remain in full force and effect.

Section 4.4 Entire Agreement; Amendments; No Waiver.

(a) This Investor Rights Agreement, together with Exhibits to this Investor Rights Agreement, the BCA, the Amended and Restated NewCo LLC Agreement, the Company LLC Agreement, and all other Ancillary Documents, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter set forth in this Investor Rights Agreement and therein.

Annex G-17

(b) No provision of this Investor Rights Agreement may be amended or modified in whole or in part at any time without the express written consent of (i) PubCo, (ii) for so long as the Sellers and their Permitted Transferees collectively Beneficially Own ten percent (10%) or more of the voting power of the stock of PubCo held by the Sellers immediately after the Closing, Lake Street, (iii) for so long as the Sponsor and its Permitted Transferees collectively Beneficially Own Class A Common Stock representing fifty percent (50%) or more of the Class A Common Stock held by the Sponsor immediately after the Closing, the Sponsor, and (iv) in any event at least the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders; provided that any such amendment or modification that would be materially adverse in any respect to any Holder shall require the prior written consent of such Holder; provided, further that a provision that has terminated with respect to a Party shall not require any consent of such Party (and such Party’s Class A Common Stock shall not be considered in computing any percentages) with respect to amending or modifying such provision.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Investor Rights Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided; provided that, notwithstanding the foregoing, no waiver of any provision or default under, nor consent to any exception to, the terms and provisions of Article III shall be effective unless in writing and signed by each of (i) PubCo, (ii) for so long as the Sellers and their Permitted Transferees collectively Beneficially Own ten percent (10%) or more of the voting power of the stock of PubCo held by the Sellers immediately after the Closing, Lake Street, (iii) for so long as the Sponsor and its Permitted Transferees collectively Beneficially Own Class A Common Stock representing fifty percent (50%) or more of the Class A Common Stock held by the Sponsor immediately after the Closing, the Sponsor and (iv) at least the Holders holding, in the aggregate, more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders.

(d) Notwithstanding the foregoing provisions of this Section 4.4, other than with respect to amendments, modifications, waivers or consents relating to Article III, no amendment, modification, waiver or consent shall be required by (i) the Sponsor or its Permitted Transferees, with respect to any provision that has, in accordance with Section 4.2, terminated as to the Founder Holders or (ii) any Seller or its Permitted Transferees, with respect to any provision that has, in accordance with Section 4.2, terminated as to such Seller or all of the Sellers.

Section 4.5 Counterparts; Electronic Delivery. This Investor Rights Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Investor Rights Agreement may be executed and delivered in one or more counterparts and by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 4.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) if to PubCo, to:

RW National Holdings, LLC (t/b/k/a Appreciate, Inc.)

6101 Baker Road, Suite 200

Minnetonka, Minnesota 55345

Attention: Chris Laurence

Email: claurence@renterswarehouse.com

with a copy (which shall not constitute notice) to:

Winthrop & Weinstine
Capella Tower, Suite 3500
225 South Sixth Street
Minneapolis, MN 55402

Attention: Philip T. Colton

E-mail: pcolton@winthrop.com

Annex G-18

(b) if to any Founder Holder, to:

PropTech Investment Corporation II

3415 North Pines Way
Suite 204
Wilson, WY 83014
Attention: Joseph Beck
E-mail: jbeck@hennessycapitalgroup.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Douglas Ryder, P.C.; Patrick Salvo; Julian Seiguer, P.C.

E-mail: douglas.ryder@kirkland.com; patrick.salvo@kirkland.com;
mail to: julian.seiguer@kirkland.com

(c) if to any Seller or Lake Street, to:

[•]

[•]

[•]

Attention: [•]

Email: [•]

with a copy (which shall not constitute notice) to:

[•]

[•]

[•]

Attention: [•]

Email: [•]

or to such other address as the Party to whom notice is given may have furnished following the date of this Investor Rights Agreement and prior to such notice to the others in writing in the manner set forth above.

Section 4.7 Governing Law. This Investor Rights Agreement and the consummation of the transactions contemplated by this Investor Rights Agreement, and any action, suit, dispute, controversy or claim arising out of this Investor Rights Agreement and the consummation of the transactions contemplated by this Investor Rights Agreement, or the validity, interpretation, breach or termination of this Investor Rights Agreement and the consummation of the transactions contemplated by this Investor Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 4.8 WAIVER OF JURY TRIAL. THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS INVESTOR RIGHTS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS INVESTOR RIGHTS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING IN RESPECT OF ANY ACTION AGAINST ANY FINANCING SOURCE (IF ANY), IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS INVESTOR RIGHTS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY

Annex G-19

OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS INVESTOR RIGHTS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.8.

Section 4.9 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Investor Rights Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Investor Rights Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Investor Rights Agreement or any of the transactions contemplated hereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 4.9 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (1) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (2) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (3) this Investor Rights Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 4.6 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 4.10 Specific Performance. Each Party hereby agrees and acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that, in the event any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Investor Rights Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Proceeding should be brought in equity to enforce any of the provisions of this Investor Rights Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

Section 4.11 Subsequent Acquisition of Shares. Any Equity Securities of PubCo or NewCo LLC acquired subsequent to the Effective Date by a Holder (including any Earn Out Shares) shall be subject to the terms and conditions of this Investor Rights Agreement and such Equity Securities shall be considered to be “Registrable Securities” and “Lock-Up Shares.”

Section 4.12 Legends. Each of the Holders acknowledges that (a) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities Laws and (b) PubCo shall (i) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this Investor Rights Agreement and (ii) remove such restrictive legends at the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities represented by such certificates or book entries.

Section 4.13 No Third Party Liabilities. This Investor Rights Agreement may only be enforced against the named Parties hereto. All claims or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to any of this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including any representation or warranty made in or in connection with this Investor

Annex G-20

Rights Agreement or as an inducement to enter into this Investor Rights Agreement), may be made only against the Persons that are expressly identified as Parties hereto, as applicable, and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party (including any Person negotiating or executing this Investor Rights Agreement on behalf of a Party), unless a Party to this Investor Rights Agreement, shall have any liability or obligation with respect to this Investor Rights Agreement or with respect any claim or cause of action (whether in contract, tort, equity or otherwise) that may arise out of or relate to this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including a representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement).

Section 4.14 Confidential Information. Each of the Parties recognizes that it, or its Affiliates and Representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause PubCo substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each of the Parties covenants and agrees with PubCo that it will not (and will cause its respective controlled Affiliates and Representatives not to) at any time, except with the prior written consent of PubCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such Party, (b) disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity; provided that such Party promptly notifies PubCo of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of PubCo, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such Party before, on or after the Effective Date, without restriction, from a source (other than PubCo) without any breach of duty to PubCo or (d) such information was independently developed by such Party or its Representatives without the use of Confidential Information. Notwithstanding the foregoing, nothing in this Investor Rights Agreement shall prohibit any Party from disclosing Confidential Information to any Affiliate, Representative, limited partner, member or shareholder of such Party; provided that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and such Party shall be responsible for any breach of this Section 4.14 by any such Person. No Confidential Information shall be deemed to be provided to any Person, including any Affiliate of any Party, unless such Confidential Information is actually provided to such Person.

Section 4.15 Indemnification.

(a) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, PubCo agrees to indemnify, to the extent permitted by law, each such Holder of Registrable Securities, its officers, directors, employees, advisors, agents, Representatives, members and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable and documented attorneys’ fees and inclusive of all reasonable and documented attorneys’ fees arising out of the enforcement of each such Persons’ rights under this Section 4.15) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to PubCo by such Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder. Notwithstanding the foregoing, the indemnity agreement contained in this Section 4.15(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of PubCo, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall, indemnify PubCo, its directors and officers and agents and each Person who controls PubCo (within the meaning of the Securities Act) and any other Holders of Registrable Securities participating in the Registration, against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such

Annex G-21

untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of PubCo.

(c) Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party’s ability to defend such action) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. PubCo and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event PubCo’s or such Holder’s indemnification is unavailable for any reason.

(e) If the indemnification provided under this Section 4.15 from the indemnifying party is held by a court of competent jurisdiction to be unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.15(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 4.15(a), Section 4.15(b) and Section 4.15(c), any legal or other fees, charges or expenses reasonably incurred and documented by such party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 4.15(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.15(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.15(e) from any Person who was not guilty of such fraudulent misrepresentation.

[Signature pages follow]

Annex G-22

IN WITNESS WHEREOF, each of the Parties has duly executed this Investor Rights Agreement as of the Effective Date.

PUBCO:
APPRECIATE HOLDINGS, INC.
By:
Name:
Title:
SPONSOR:
HC PROPTECH PARTNERS II LLC
By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

Annex G-23

SELLERS:
LAKE STREET LANDLORDS, LLC
By:
Name:
Title:
[•]
By:
Name:
Title:
[•]
By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

Annex G-24

SPONSOR PRINCIPALS:

Jack Leeney

Courtney Robinson

Gloria Fu

Margaret Whelan

Adam Blake

Thomas Arnold

[Signature Page to Investor Rights Agreement]

Annex G-25

Exhibit A

Form of Joinder

This Joinder (this “Joinder”) to the Investor Rights Agreement, made as of [•], is by and between [•] (“Transferor”) and [•] (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring Registrable Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Investor Rights Agreement, dated as of [•], 2022, by and among Appreciate Holdings, Inc. (formerly known as PropTech Investment Corporation II), a Delaware corporation (“PubCo”), and the other persons party thereto (the “Investor Rights Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to the Transfer of the Acquired Interests, to become a party to the Investor Rights Agreement by executing and delivering this Joinder, whereupon Transferee will be treated as a Party (with the same rights and obligations as Transferor) for all purposes of the Investor Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Investor Rights Agreement.

Section 1.2 Acquisition. Transferor hereby Transfers to Transferee all of the Acquired Interests.

Section 1.3 Joinder. Transferee hereby acknowledges and agrees that (a) Transferee has received and read the Investor Rights Agreement, (b) Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Investor Rights Agreement and (c) Transferee will be treated as a Party (with the same rights and obligations as Transferor) for all purposes of the Investor Rights Agreement.

Section 1.4 Notice. Any notice, demand or other communication under the Investor Rights Agreement shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 4.6 of the Investor Rights Agreement.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the Law of the State of Delaware.

Section 1.6 Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Signature page follows]

Annex G-26

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

[TRANSFEROR]
By:
Name:
Title:

[TRANSFEREE]
By:
Name:
Title:

Address for notices:

Annex G-27

Annex H

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2022, is by and between CF Principal Investments LLC, a Delaware limited liability company (the “Investor”), and [PropTech Investment Corporation II (t/b/k/a Appreciate Holdings, Inc.)], a Delaware corporation (the “Company”).

RECITALS

The Company and the Investor have entered into that certain Common Stock Purchase Agreement, dated as of May 17, 2022 (the “Purchase Agreement”), pursuant to which the Company may issue, from time to time, to the Investor up to the lesser of (i) $100,000,000 in aggregate gross purchase price of newly issued shares of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), and (ii) the Exchange Cap (to the extent applicable under Section 3.3 of the Purchase Agreement), as provided for therein.

Pursuant to the terms of, and in consideration for the Investor entering into, the Purchase Agreement, the Company shall cause to be issued to the Investor the Commitment Shares in accordance with the terms of the Purchase Agreement.

Pursuant to the terms of, and in consideration for the Investor entering into, the Purchase Agreement, and to induce the Investor to execute and deliver the Purchase Agreement, the Company has agreed to provide the Investor with certain registration rights with respect to the Registrable Securities (as defined herein) as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the Company and the Investor hereby agree as follows:

ARTICLE I
DEFINITIONS

1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

“Commission” means the U.S. Securities and Exchange Commission or any successor entity.

“Effective Date” means the date that the applicable Registration Statement has been declared effective by the Commission.

“Eligible Market” means The New York Stock Exchange, Inc., NYSE AMEX Equities, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market.

“Person” means any person or entity, whether a natural person, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority.

“Prospectus” means the prospectus in the form included in the Registration Statement at the applicable Effective Date of the Registration Statement, as supplemented from time to time by any Prospectus Supplement, including the documents incorporated by reference therein.

“Prospectus Supplement” means any prospectus supplement to the Prospectus filed with the Commission from time to time pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein.

Annex H-1

“register,” “registered,” and “registration” refer to a registration effected by preparing and filing one or more Registration Statements in compliance with the Securities Act and pursuant to Rule 415 and the declaration of effectiveness of such Registration Statement(s) by the Commission.

“Registrable Securities” means all of (i) the Shares and the Commitment Shares and (ii) any capital stock of the Company issued or issuable with respect to such Shares and Commitment Shares, including, without limitation, (1) as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise and (2) shares of capital stock of the Company into which the shares of Common Stock are converted or exchanged and shares of capital stock of a successor entity into which the shares of Common Stock are converted or exchanged, in each case until such time as such securities cease to be Registrable Securities pursuant to Section 2(f).

“Registration Statement” means a registration statement or registration statements of the Company filed under the Securities Act covering the resale by the Investor of Registrable Securities, as such registration statement or registration statements may be amended and supplemented from time to time, including all exhibits and all material filed as part thereof or incorporated by reference therein.

“Rule 144” means Rule 144 promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any other similar or successor rule or regulation of the Commission that may at any time permit the Investor to sell securities of the Company to the public without registration.

“Rule 415” means Rule 415 promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any other similar or successor rule or regulation of the Commission providing for offering securities on a delayed or continuous basis.

“Trading Market” means The NASDAQ Capital Market.

ARTICLE II
REGISTRATIONS

2. Registration.

(a) Mandatory Registration. The Company shall prepare and, as soon as practicable after, but in no case greater than forty-five (45) days after the closing of the Business Combination, file with the Commission the Initial Registration Statement on Form S-1 (or any successor form) covering the resale by the Investor of the maximum number of Registrable Securities as shall be permitted to be included thereon in accordance with applicable Commission rules, regulations and interpretations so as to permit the resale of such Registrable Securities by the Investor under Rule 415 under the Securities Act at then prevailing market prices (and not fixed prices) (the “Initial Registration Statement”). The Initial Registration Statement shall contain the “Selling Stockholder” and “Plan of Distribution” sections in substantially the form attached hereto as Exhibit A. The Company shall use its commercially reasonable efforts to have the Initial Registration Statement declared effective by the Commission as soon as reasonably practicable following the filing thereof with the Commission, but no later than the earlier of (i) the 120th calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Initial Registration Statement (including a limited review) and (ii) the fifth (5th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Initial Registration Statement will not be “reviewed” or will not be subject to further review; provided, however, that the Company’s obligations to include the Registrable Securities in the Initial Registration Statement are contingent upon Investor furnishing in writing to the Company such information, and executing such documents, in connection with such registration as the Company may reasonably request in accordance with Section 4(a); provided, further, that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder.

(b) Legal Counsel. Subject to Section 5 hereof, the Investor shall have the right to select one legal counsel to review and oversee, solely on its behalf, any registration pursuant to this Section 2 (“Legal Counsel”), which shall be King & Spalding LLP, or such other counsel as thereafter designated by the Investor. The Company shall have no obligation to reimburse the Investor for any and all legal fees and expenses of the Legal Counsel incurred in connection with the transactions contemplated hereby.

Annex H-2

(c) Sufficient Number of Shares Registered. If at any time all Registrable Securities are not covered by the Initial Registration Statement filed pursuant to Section 2(a) as a result of Section 2(e) or otherwise, the Company, upon written request of such Investor, shall use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Initial Registration Statement (including by means of a post-effective amendment) or one or more additional Registration Statements so as to cover all of the Registrable Securities not covered by such Initial Registration Statement, in each case, as soon as practicable (taking into account any position of the staff of the Commission (“Staff”) with respect to the date on which the Staff will permit such additional Registration Statement(s) to be filed with the Commission and the rules and regulations of the Commission) (each such additional Registration Statement, a “New Registration Statement”), and such New Registration Statement shall be subject to the terms of this Agreement. The Company shall use its commercially reasonable efforts to cause each such New Registration Statement to become effective as soon as reasonably practicable following the filing thereof with the Commission.

(d) No Inclusion of Other Securities. In no event shall the Company include any securities other than Registrable Securities on any Registration Statement pursuant to Section 2(a) or Section 2(c) without consulting the Investor and Legal Counsel prior to filing such Registration Statement with the Commission. The Investor acknowledges that it will be disclosed as an “underwriter” and a “selling stockholder” in each Registration Statement and in any Prospectus contained therein to the extent required by applicable law and to the extent the Prospectus is related to the resale of Registrable Securities.

(e) Offering. If the Staff or the Commission seeks to characterize any offering pursuant to a Registration Statement filed pursuant to this Agreement as constituting an offering of securities that does not permit such Registration Statement to become effective and be used for resales by the Investor on a delayed or continuous basis under Rule 415 at then-prevailing market prices (and not fixed prices), or if after the filing of any Registration Statement pursuant to Section 2(a) or Section 2(c), the Company is otherwise required by the Staff or the Commission to reduce the number of Registrable Securities included in such Registration Statement, then the Company shall reduce the number of Registrable Securities to be included in such Registration Statement (after consultation with the Investor and Legal Counsel as to the specific Registrable Securities to be removed therefrom) until such time as the Staff and the Commission shall so permit such Registration Statement to become effective and be used as aforesaid. Notwithstanding anything in this Agreement to the contrary, if after giving effect to the actions referred to in the immediately preceding sentence, the Staff or the Commission does not permit such Registration Statement to become effective and be used for resales by the Investor on a delayed or continuous basis under Rule 415 at then-prevailing market prices (and not fixed prices), the Company shall not request acceleration of the Effective Date of such Registration Statement, the Company shall promptly (but in no event later than 48 hours) request the withdrawal of such Registration Statement pursuant to Rule 477 under the Securities Act, and the Effectiveness Deadline shall automatically be deemed to have elapsed with respect to such Registration Statement at such time as the Staff or the Commission has made a final and non-appealable determination that the Commission will not permit such Registration Statement to be so utilized (unless prior to such time the Company has received assurances from the Staff or the Commission that a New Registration Statement filed by the Company with the Commission promptly thereafter may be so utilized). In the event of any reduction in Registrable Securities pursuant to this paragraph, the Company shall use its commercially reasonable efforts to file one or more New Registration Statements with the Commission in accordance with Section 2(c) until such time as all Registrable Securities have been included in Registration Statements that have been declared effective and the Prospectuses contained therein are available for use by the Investor.

(f) Any Registrable Security shall cease to be a “Registrable Security” at the earliest of the following: (i) when a Registration Statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold transferred, exchanged or disposed of pursuant to such effective Registration Statement; (ii) when such Registrable Security is held by the Company or one of its Subsidiaries; and (iii) the date that is the first (1st) anniversary of the date of termination of the Purchase Agreement in accordance with Article VIII of the Purchase Agreement.

Annex H-3

ARTICLE III
RELATED OBLIGATIONS

3. Related Obligations. For the duration of the Registration Period (as defined below), the Company shall use its commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof, and, pursuant thereto, during the term of this Agreement, the Company shall have the following obligations:

(a) The Company shall promptly, and in any case no more than forty-five (45) days after the closing of the Business Combination, prepare and file with the Commission the Initial Registration Statement pursuant to Section 2(a) hereof and one or more New Registration Statements pursuant to Section 2(c) hereof with respect to the Registrable Securities, as applicable. Subject to Allowable Grace Periods (as defined below), the Company shall use its commercially reasonable efforts to keep each Registration Statement effective (and the Prospectus contained therein available for use) pursuant to Rule 415 for resales by the Investor on a continuous basis at then-prevailing market prices (and not fixed prices) at all times until the earlier of (i) the date on which the Investor shall have sold all of the Registrable Securities covered by such Registration Statement and (ii) the date of termination of the Purchase Agreement if as of such termination date the Investor holds no Registrable Securities (or, if applicable, the date on which such securities cease to be Registrable Securities after the date of termination of the Purchase Agreement) (the “Registration Period”). Notwithstanding anything to the contrary contained in this Agreement (but subject to the provisions of Section 3(p) hereof), the Company shall ensure that, when filed and at all times while effective, each Registration Statement (including, without limitation, all amendments and supplements thereto) and the Prospectus (including, without limitation, all amendments and supplements thereto) used in connection with such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of Prospectuses, in the light of the circumstances in which they were made) not misleading. The Company shall submit to the Commission, as soon as reasonably practicable after the date that the Company learns that no review of a particular Registration Statement will be made by the Staff or that the Staff has no further comments on a particular Registration Statement (as the case may be), a request for acceleration of effectiveness of such Registration Statement to a time and date as soon as reasonably practicable in accordance with Rule 461 under the Securities Act.

(b) Subject to Section 3(p) of this Agreement, the Company shall use its commercially reasonable efforts to prepare and file with the Commission such amendments (including, without limitation, post-effective amendments) and supplements to each Registration Statement and the Prospectus used in connection with each such Registration Statement, which Prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep each such Registration Statement effective (and the Prospectus contained therein current and available for use) at all times during the Registration Period for such Registration Statement, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Company required to be covered by such Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the Investor as set forth in such Registration Statement. Without limiting the generality of the foregoing, the Company covenants and agrees that (i) no later than 5:00 p.m. (New York City time) on the second (2nd) Trading Day immediately following the Effective Date of the Initial Registration Statement and any New Registration Statement (or any post-effective amendment thereto), the Company shall file with the Commission in accordance with Rule 424(b) under the Securities Act the final Prospectus to be used in connection with sales pursuant to such Registration Statement (or post-effective amendment thereto), and (ii) if the transactions contemplated by any VWAP Purchase are material to the Company (individually or collectively with all other prior VWAP Purchases, the consummation of which have not previously been reported in any Prospectus Supplement filed with the Commission under Rule 424(b) under the Securities Act or in any report, statement or other document filed by the Company with the Commission under the Exchange Act), or if otherwise required under the Securities Act (or the interpretations of the Commission thereof), in each case as reasonably determined by the Company, then, no later than 5:00 p.m., New York City time, on the first (1st) Trading Day immediately following the VWAP Purchase Date, if a VWAP Purchase Notice was properly delivered to the Investor hereunder in connection with such VWAP Purchase, the Company shall file with the Commission a Prospectus Supplement pursuant to Rule 424(b) under the Securities Act with respect to the VWAP Purchase(s), the total VWAP Purchase Price for the Shares subject to such VWAP Purchase(s) (as applicable), the applicable VWAP Purchase Price(s) for such Shares and the net proceeds that are to be (and, if applicable, have been) received by the Company from the sale of such Shares. To the extent not previously disclosed in the Prospectus or a Prospectus Supplement, the Company shall disclose in its Quarterly Reports on Form 10-Q and in its Annual Reports on Form 10-K the information described in the immediately preceding sentence relating to all VWAP

Annex H-4

Purchase(s) consummated during the relevant fiscal quarter and shall file such Quarterly Reports and Annual Reports with the Commission within the applicable time period prescribed for such report under the Exchange Act. In the case of amendments and supplements to any Registration Statement on Form S-1 or Prospectus related thereto that are required to be filed pursuant to this Agreement (including, without limitation, pursuant to this Section 3(b)) by reason of the Company filing a report on Form 8-K, Form 10-Q or Form 10-K or any analogous report under the Exchange Act, the Company shall have incorporated such report by reference into such Registration Statement and Prospectus, if applicable, or shall file such amendments or supplements to the Registration Statement or Prospectus with the Commission on the same day on which the Exchange Act report is filed that created the requirement for the Company to amend or supplement such Registration Statement or Prospectus, for the purpose of including or incorporating such report into such Registration Statement and Prospectus. The Company consents to the use of the Prospectus (including, without limitation, any supplement thereto) included in each Registration Statement in accordance with the provisions of the Securities Act and with the securities or “Blue Sky” laws of the jurisdictions in which the Registrable Securities may be sold by the Investor, in connection with the resale of the Registrable Securities and for such period of time thereafter as such Prospectus (including, without limitation, any supplement thereto) (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is required by the Securities Act to be delivered in connection with resales of Registrable Securities.

(c) The Company shall (A) permit Legal Counsel an opportunity to review and comment upon (i) each Registration Statement at least five (5) Business Days prior to its filing with the Commission and (ii) all amendments and supplements to each Registration Statement (including, without limitation, the Prospectus contained therein) (except for Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any similar or successor reports or Prospectus Supplements the contents of which is limited to that set forth in such reports) within a reasonable number of days prior to their filing with the Commission, and (B) reasonably consider any reasonable and timely comments of the Investor and Legal Counsel on any such Registration Statement or amendment or supplement thereto or to any Prospectus contained therein. The Company shall promptly furnish to Legal Counsel, without charge, (i) electronic copies of any correspondence from the Commission or the Staff to the Company or its representatives relating to each Registration Statement (which correspondence shall be redacted to exclude any material, non-public information regarding the Company or any of its Subsidiaries), (ii) after the same is prepared and filed with the Commission, one (1) electronic copy of each Registration Statement and any amendment(s) and supplement(s) thereto, including, without limitation, financial statements and schedules, all documents incorporated therein by reference, if requested by the Investor, and all exhibits and (iii) upon the effectiveness of each Registration Statement, one (1) electronic copy of the Prospectus included in such Registration Statement and all amendments and supplements thereto; provided, however, the Company shall not be required to furnish any document (other than the Prospectus, which may be provided in .PDF format) to Legal Counsel to the extent such document is available on EDGAR at the time of Legal Counsel’s request.

(d) Without limiting any obligation of the Company under the Purchase Agreement, the Company shall promptly furnish to the Investor, without charge, (i) after the same is prepared and filed with the Commission, at least one (1) electronic copy of each Registration Statement and any amendment(s) and supplement(s) thereto, including, without limitation, financial statements and schedules, all documents incorporated therein by reference, if requested by the Investor, all exhibits thereto, (ii) upon the effectiveness of each Registration Statement, one (1) electronic copy of the Prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as the Investor may reasonably request from time to time) and (iii) such other documents, including, without limitation, copies of any final Prospectus and any Prospectus Supplement thereto, as the Investor may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by the Investor; provided, however, the Company shall not be required to furnish any document (other than the Prospectus, which may be provided in .PDF format) to the Investor to the extent such document is available on EDGAR.

(e) The Company shall take such action as is reasonably necessary to (i) register and qualify, unless an exemption from registration and qualification applies, the resale by the Investor of the Registrable Securities covered by a Registration Statement under such other securities or “Blue Sky” laws of all applicable jurisdictions in the United States, (ii) prepare and file in those jurisdictions, such amendments (including, without limitation, post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be reasonably necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this

Annex H-5

Section 3(e), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify Legal Counsel and the Investor of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “Blue Sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

(f) The Company shall notify Legal Counsel and the Investor in writing of the happening of any event, as promptly as reasonably practicable after becoming aware of such event, as a result of which the Prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, non-public information regarding the Company or any of its Subsidiaries), and, subject to Section 3(p), promptly prepare a supplement or amendment to such Registration Statement and such Prospectus contained therein to correct such untrue statement or omission and deliver one (1) electronic copy of such supplement or amendment to Legal Counsel and the Investor (or such other number of copies as Legal Counsel or the Investor may reasonably request). The Company shall also promptly notify Legal Counsel and the Investor in writing (i) when a Prospectus or any Prospectus Supplement or post-effective amendment has been filed, when a Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to Legal Counsel and the Investor by facsimile or e-mail on the same day of such effectiveness), and when the Company receives written notice from the Commission that a Registration Statement or any post-effective amendment will be reviewed by the Commission, (ii) of any request by the Commission for amendments or supplements to a Registration Statement or related Prospectus or related information, (iii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate and (iv) of the receipt of any request by the Commission or any other federal or state governmental authority for any additional information relating to the Registration Statement or any amendment or supplement thereto or any related Prospectus. The Company shall respond as promptly as reasonably practicable to any comments received from the Commission with respect to a Registration Statement or any amendment thereto. Nothing in this Section 3(f) shall limit any obligation of the Company under the Purchase Agreement.

(g) The Company shall (i) use its commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement or the use of any Prospectus contained therein, or the suspension of the qualification, or the loss of an exemption from qualification, of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible time and (ii) notify Legal Counsel and the Investor of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding.

(h) The Company shall hold in confidence and not make any disclosure of information concerning the Investor provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement or is otherwise required to be disclosed in such Registration Statement pursuant to the Securities Act, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other Transaction Document. The Company agrees that it shall, upon learning that disclosure of such information concerning the Investor is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to the Investor and allow the Investor, at the Investor’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

(i) Without limiting any obligation of the Company under the Purchase Agreement, the Company shall use its commercially reasonable efforts either to (i) cause all of the Registrable Securities covered by each Registration Statement to be listed on the Trading Market, or (ii) secure designation and quotation of all of the Registrable Securities covered by each Registration Statement on another Eligible Market. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section 3(i).

(j) The Company shall cooperate with the Investor and, to the extent applicable, use its commercially reasonable efforts to facilitate the timely preparation and delivery of Registrable Securities, as DWAC Shares, to be offered pursuant to a Registration Statement and enable such DWAC Shares to be in such denominations or amounts (as the case may be) as the Investor may reasonably request from time to time. Investor hereby agrees that it shall

Annex H-6

cooperate with the Company, its counsel and Transfer Agent in connection with any issuances of DWAC Shares, and hereby represents, warrants and covenants to the Company that that it will resell such DWAC Shares only pursuant to the Registration Statement in which such DWAC Shares are included, in a manner described under the caption “Plan of Distribution” in such Registration Statement, and in a manner in compliance with all applicable U.S. federal and state securities laws, rules and regulations, including, without limitation, any applicable prospectus delivery requirements of the Securities Act. At the time such DWAC Shares are offered and sold pursuant to the Registration Statement, such DWAC Shares shall be free from all restrictive legends (except as otherwise required by this Agreement, the Purchase Agreement or applicable federal or state securities laws) and may be transmitted by the Transfer Agent to the Investor by crediting an account at DTC as directed in writing by the Investor.

(k) Upon the written request of the Investor, the Company shall use its commercially reasonable efforts to, as soon as reasonably practicable after receipt of notice from the Investor and subject to Section 3(p) hereof, (i) incorporate in a Prospectus Supplement or post-effective amendment such information as the Investor reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) make all required filings of such Prospectus Supplement or post-effective amendment after being notified of the matters to be incorporated in such Prospectus Supplement or post-effective amendment; and (iii) supplement or make amendments to any Registration Statement or Prospectus contained therein if reasonably requested by the Investor.

(l) The Company shall use its commercially reasonable efforts to cause the Registrable Securities covered by a Registration Statement to be registered with or approved by such other governmental agencies or authorities in the United States as may be necessary to consummate the disposition of such Registrable Securities.

(m) The Company shall make generally available to its security holders (which may be satisfied by making such information available on EDGAR) as soon as practical, but not later than ninety (90) days after the close of the period covered thereby, an earnings statement (in form complying with, and in the manner provided by, the provisions of Rule 158 under the Securities Act) covering a twelve-month period beginning not later than the first day of the Company’s fiscal quarter next following the applicable Effective Date of each Registration Statement.

(n) The Company shall otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission in connection with any registration hereunder.

(o) Within one (1) Business Day after each Registration Statement which covers Registrable Securities is declared effective by the Commission, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to the Investor) confirmation that such Registration Statement has been declared effective by the Commission.

(p) Notwithstanding anything to the contrary contained herein (but subject to the last sentence of this Section 3(p)), the Company may, upon written notice to Investor, delay the filing or effectiveness of any Registration Statement, or suspend Investor’s use of any Prospectus that is a part of any Registration Statement (in which event the Investor shall discontinue sales of the Registrable Securities pursuant to such Registration Statement contemplated by this Agreement, but shall settle any previously made sales of Registrable Securities) if the Company determines that in order for such Registration Statement or Prospectus not to contain a material misstatement or omission, (i) an amendment or supplement thereto would be needed to include information that would at that time, (ii) the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Company’s board of directors reasonably believes would require additional disclosure by the Company in such Registration Statement or Prospectus of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in such Registration Statement or Prospectus would be expected, in the reasonable determination of the Company’s board of directors, to cause such Registration Statement or Prospectus to fail to comply with applicable disclosure requirements, or (iii) in the good faith judgment of the majority of the members of the Company’s board of directors, such filing or effectiveness or use of such Registration Statement or Prospectus, as applicable, would be seriously detrimental to the Company and the majority of the members of the Company’s board of directors concludes as a result that it is essential to defer such filing, effectiveness or use (each, an “Allowable Grace Period”); provided, however, that in no event shall the Company delay or suspend the filing, effectiveness or use of any Registration Statement or Prospectus for a period that exceeds sixty (60) consecutive calendar days or an aggregate of ninety (90) days in any twelve (12) month period; and provided, further, the Company shall not effect any such suspension during the three-Trading Day period

Annex H-7

following the VWAP Purchase Share Delivery Date for each VWAP Purchase. Upon disclosure of such information or the termination of the condition described above, the Company shall provide prompt notice, but in any event within two (2) Business Days of such disclosure or termination, to the Investor and shall promptly terminate any suspension or delay it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated in this Agreement (including as set forth in the first sentence of Section 3(f) with respect to the information giving rise thereto unless such material, non-public information is no longer applicable). Notwithstanding anything to the contrary contained in this Section 3(p), the Company shall cause the Transfer Agent to deliver DWAC Shares to a transferee of the Investor in accordance with the terms of the Purchase Agreement in connection with any sale of Registrable Securities with respect to which (i) the Company has made a sale to Investor and (ii) the Investor has entered into a contract for sale, and delivered a copy of the Prospectus included as part of the particular Registration Statement to the extent applicable, in each case prior to the Investor’s receipt of the notice of an Allowable Grace Period and for which the Investor has not yet settled.

ARTICLE IV
OBLIGATIONS OF THE INVESTOR

4. Obligations of the Investor.

(a) At least five (5) Business Days prior to the first anticipated filing date of each Registration Statement (or such shorter period to which the parties agree), the Company shall notify the Investor in writing of the information the Company requires from the Investor with respect to such Registration Statement. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of the Investor that the Investor promptly shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect and maintain the effectiveness of the registration of such Registrable Securities and promptly shall execute such documents in connection with such registration as the Company may reasonably request.

(b) The Investor, by its acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of each Registration Statement hereunder, unless the Investor has notified the Company in writing of the Investor’s election to exclude all of the Investor’s Registrable Securities from such Registration Statement.

(c) The Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(p) or the first sentence of 3(f), the Investor shall (i) as soon as is reasonably practicable discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until the Investor’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3(p) or the first sentence of Section 3(f) or receipt of notice that no supplement or amendment is required and (ii) maintain the confidentiality of any information included in such notice delivered by the Company unless otherwise required by law or subpoena. Notwithstanding anything to the contrary in this Section 4(c), the Company shall cause the Transfer Agent to deliver DWAC Shares to a transferee of the Investor in accordance with the terms of the Purchase Agreement in connection with any sale of Registrable Securities with respect to which the Investor has entered into a contract for sale prior to the Investor’s receipt of a notice from the Company of the happening of any event of the kind described in Section 3(p) or the first sentence of Section 3(f) and for which the Investor has not yet settled.

(d) The Investor covenants and agrees that it shall comply with the prospectus delivery and other requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to a Registration Statement.

ARTICLE V
EXPENSES OF REGISTRATION

5. Expenses of Registration.

All reasonable expenses of the Company, other than sales or brokerage commissions and reasonable and documented fees and disbursements of counsel for, and other expenses of, the Investor, incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel for the Company, shall be paid by the Company.

Annex H-8

ARTICLE VI
INDEMNIFICATION

6. Indemnification.

(a) In the event any Registrable Securities are included in any Registration Statement under this Agreement, to the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend the Investor, each of its directors, officers, shareholders, members, partners, employees, agents, representatives (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title) and each Person, if any, who controls the Investor within the meaning of the Securities Act or the Exchange Act and each of the directors, officers, shareholders, members, partners, employees, agents, representatives (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title) of such controlling Persons (each, an “Investor Party” and collectively, the “Investor Parties”), against any losses, obligations, claims, damages, liabilities, contingencies, judgments, fines, penalties, charges, costs (including, without limitation, court costs, reasonable and documented attorneys’ fees, costs of defense and investigation), amounts paid in settlement or expenses, joint or several, (collectively, “Claims”) reasonably incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the Commission, whether pending or threatened, whether or not an Investor Party is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “Blue Sky” laws of any jurisdiction in which Registrable Securities are offered (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in any Prospectus (as amended or supplemented) or in any Prospectus Supplement or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading (the matters in the foregoing clauses (i) and (ii) being, collectively, “Violations”). Subject to Section 6(c), the Company shall reimburse the Investor Parties, promptly as such expenses are incurred and are due and payable, for any reasonable and documented legal fees or other reasonable and documented expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a): (i) shall not apply to a Claim by an Investor Party arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by such Investor Party for such Investor Party expressly for use in connection with the preparation of such Registration Statement, Prospectus or Prospectus Supplement or any such amendment thereof or supplement thereto (it being hereby acknowledged and agreed that the written information set forth on Exhibit B attached hereto is the only written information furnished to the Company by or on behalf of the Investor expressly for use in any Registration Statement, Prospectus or Prospectus Supplement); (ii) shall not be available to the Investor to the extent such Claim is based on a failure of the Investor to deliver or to cause to be delivered the Prospectus (as amended or supplemented) made available by the Company (to the extent applicable), including, without limitation, a corrected Prospectus, if such Prospectus (as amended or supplemented) or corrected Prospectus was timely made available by the Company pursuant to Section 3(d) and then only if, and to the extent that, following the receipt of the corrected Prospectus no grounds for such Claim would have existed; and (iii) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Investor Party.

(b) In connection with any Registration Statement in which the Investor is participating, the Investor agrees to severally and not jointly indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 6(a), the Company, each of its directors, each of its officers who signs the Registration Statement and each Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act (each, a “Company Party”), against any Claim or Indemnified Damages to which any of them may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case, to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information relating to the Investor furnished to the Company

Annex H-9

by the Investor expressly for use in connection with such Registration Statement, the Prospectus included therein or any Prospectus Supplement thereto (it being hereby acknowledged and agreed that the written information set forth on Exhibit B attached hereto is the only written information furnished to the Company by or on behalf of the Investor expressly for use in any Registration Statement, Prospectus or Prospectus Supplement); and, subject to Section 6(c) and the below provisos in this Section 6(b), the Investor shall reimburse a Company Party any legal or other expenses reasonably incurred by such Company Party in connection with investigating or defending any such Claim; provided, however, the indemnity agreement contained in this Section 6(b) and the agreement with respect to contribution contained in Section 7 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Investor, which consent shall not be unreasonably withheld or delayed; and provided, further that the Investor shall be liable under this Section 6(b) for only that amount of a Claim or Indemnified Damages as does not exceed the net proceeds to the Investor as a result of the applicable sale of Registrable Securities pursuant to such Registration Statement, Prospectus or Prospectus Supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Company Party.

(c) Promptly after receipt by an Investor Party or Company Party (as the case may be) under this Section 6 of notice of the commencement of any action or proceeding (including, without limitation, any governmental action or proceeding) involving a Claim, such Investor Party or Company Party (as the case may be) shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Investor Party or the Company Party (as the case may be); provided, however, an Investor Party or Company Party (as the case may be) shall have the right to retain its own counsel with the fees and expenses of such counsel to be paid by the indemnifying party if: (i) the indemnifying party has agreed in writing to pay such fees and expenses; (ii) the indemnifying party shall have failed promptly to assume the defense of such Claim and to employ counsel reasonably satisfactory to such Investor Party or Company Party (as the case may be) in any such Claim; or (iii) the named parties to any such Claim (including, without limitation, any impleaded parties) include both such Investor Party or Company Party (as the case may be) and the indemnifying party, and such Investor Party or such Company Party (as the case may be) shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Investor Party or such Company Party and the indemnifying party, in which case, if such Investor Party or such Company Party (as the case may be) notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, then the indemnifying party shall not have the right to assume the defense thereof on behalf of the indemnified party and such counsel shall be at the expense of the indemnifying party; provided further that in the case of clause (iii) above the indemnifying party shall not be responsible for the reasonable and documented fees and expenses of more than one (1) separate legal counsel for all Investor Parties or Company Parties (as the case may be). The Company Party or Investor Party (as the case may be) shall reasonably cooperate with the indemnifying party in connection with any negotiation or defense of any such action or Claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Company Party or Investor Party (as the case may be) which relates to such action or Claim. The indemnifying party shall keep the Company Party or Investor Party (as the case may be) reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Company Party or Investor Party (as the case may be), consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Company Party or Investor Party (as the case may be) of a release from all liability in respect to such Claim or litigation, and such settlement shall not include any admission as to fault on the part of the Company Party. For the avoidance of doubt, the immediately preceding sentence shall apply to Sections 6(a) and 6(b) hereof. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Company Party or Investor Party (as the case may be) with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Investor Party or Company Party (as the case may be) under this Section 6, except to the extent that the indemnifying party is materially and adversely prejudiced in its ability to defend such action.

Annex H-10

(d) No Person involved in the sale of Registrable Securities who is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such sale shall be entitled to indemnification from any Person involved in such sale of Registrable Securities who is not guilty of fraudulent misrepresentation.

(e) The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred; provided that any Person receiving any payment pursuant to this Section 6 shall promptly reimburse the Person making such payment for the amount of such payment to the extent a court of competent jurisdiction determines that such Person receiving such payment was not entitled to such payment.

(f) The indemnity and contribution agreements contained herein shall be in addition to (i) any cause of action or similar right of the Company Party or Investor Party against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

ARTICLE VII
CONTRIBUTIONS

7. Contribution.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however: (i) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in Section 6 of this Agreement, (ii) no Person involved in the sale of Registrable Securities which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such sale shall be entitled to contribution from any Person involved in such sale of Registrable Securities who was not guilty of fraudulent misrepresentation; and (iii) contribution by any seller of Registrable Securities shall be limited in amount to the amount of net proceeds received by such seller from the applicable sale of such Registrable Securities pursuant to such Registration Statement. Notwithstanding the provisions of this Section 7, the Investor shall not be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by the Investor from the applicable sale of the Registrable Securities subject to the Claim exceeds the amount of any damages that the Investor has otherwise been required to pay, or would otherwise be required to pay under Section 6(b), by reason of such untrue or alleged untrue statement or omission or alleged omission.

ARTICLE VIII
REPORTS UNDER THE EXCHANGE ACT

8. Reports Under the Exchange Act. With a view to making available to the Investor the benefits of Rule 144, the Company agrees to:

(a) use its commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144;

(b) use its commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements (it being understood that nothing herein shall limit any of the Company’s obligations under the Purchase Agreement) and the filing of such reports and other documents is required for the applicable provisions of Rule 144;

(c) furnish to the Investor, promptly upon request, (i) a written statement by the Company, if true, that it has complied with the reporting, submission and posting requirements of Rule 144 and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the Commission if such reports are not publicly available via EDGAR, and (iii) such other information as may be reasonably requested to permit the Investor to sell such securities pursuant to Rule 144 without registration; and

Annex H-11

(d) take such additional action as is reasonably requested by the Investor to enable the Investor to sell the Registrable Securities pursuant to Rule 144, including, without limitation, delivering all such legal opinions, consents, certificates, resolutions and instructions to the Company’s Transfer Agent without unreasonable delay as may be reasonably requested from time to time by the Investor and otherwise fully cooperate with Investor and Investor’s broker in their efforts to effect such sale of securities pursuant to Rule 144.

ARTICLE IX
ASSIGNMENT OF REGISTRATION RIGHTS

9. Assignment of Registration Rights.

Neither the Company nor the Investor shall assign this Agreement or any of their respective rights or obligations hereunder.

ARTICLE X
AMENDMENT OR WAIVER

10. Amendment or Waiver.

No provision of this Agreement may be amended or waived by the parties from and after the date that is one (1) Trading Day immediately preceding the date of filing of the Initial Registration Statement with the Commission. Subject to the immediately preceding sentence, no provision of this Agreement may be (i) amended other than by a written instrument signed by both parties hereto or (ii) waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

ARTICLE XI
MISCELLANEOUS

11. Miscellaneous.

(a) Solely for purposes of this Agreement, a Person is deemed to be a holder of Registrable Securities whenever such Person owns or is deemed to own of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from such record owner of such Registrable Securities.

(b) Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement shall be given in accordance with Section 10.4 of the Purchase Agreement.

(c) Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof. The Company and the Investor acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that either party shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement by the other party and to enforce specifically the terms and provisions hereof (without the necessity of showing economic loss and without any bond or other security being required), this being in addition to any other remedy to which either party may be entitled by law or equity.

(d) All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim

Annex H-12

that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(e) The Transaction Documents set forth the entire agreement and understanding of the parties solely with respect to the subject matter thereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written, solely with respect to such matters. There are no promises, undertakings, representations or warranties by either party relative to subject matter hereof not expressly set forth in the Transaction Documents. Notwithstanding anything in this Agreement to the contrary and without implication that the contrary would otherwise be true, nothing contained in this Agreement shall limit, modify or affect in any manner whatsoever (i) the conditions precedent to a VWAP Purchase contained in Article VII of the Purchase Agreement or (ii) any of the Company’s obligations under the Purchase Agreement.

(f) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. This Agreement is not for the benefit of, nor may any provision hereof be enforced by, any Person, other than the parties hereto, their respective successors and the Persons referred to in Sections 6 and 7 hereof (and in such case, solely for the purpose set forth therein).

(g) The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(h) This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature or signature delivered by e-mail in a “.pdf” format data file, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, www.echosign.adobe.com, etc., shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original signature.

(i) Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(j) The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

Annex H-13

ARTICLE XII
TERMINATION

12. Termination.

This Agreement shall terminate in its entirety upon the first date on which (i) the Purchase Agreement has been terminated in accordance with its terms and (ii) the Investor no longer holds any the Registrable Securities; provided, that the provisions of Article IV (Obligations of the Investor), Article VI (Indemnification), Article VII (Contributions), Article IX (Assignment of Registration Rights), Article X (Amendment or Waiver), and Article XI (Miscellaneous) shall survive such termination and remain full force and effect.

[Signature Pages Follow]

Annex H-14

IN WITNESS WHEREOF, Investor and the Company have caused their respective signature page to this Registration Rights Agreement to be duly executed as of the date first written above.

COMPANY:
[PROPTECH INVESTMENT CORPORATION II],
a Delaware corporation
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Annex H-15

Investor:
CF PRINCIPAL INVESTMENTS LLC,
a Delaware limited liability company
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Annex H-16

Annex I

FORM OF COMPANY UNITHOLDER TRANSACTION SUPPORT AGREEMENT

This COMPANY UNITHOLDER TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of May 17, 2022, by and among PropTech Investment Corporation II, a Delaware corporation (“PTIC II”), RW National Holdings, LLC, a Delaware limited liability company (the “Company”), and the party listed on the signature pages hereto as a “Unitholder” (the “Unitholder”). Each of PTIC II, the Company and the Unitholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS

WHEREAS, PTIC II, the Company and Lake Street Landlords, LLC, a Delaware limited liability company, in its capacity as the representative of the Rolling Company Unitholders (as that term is defined in the Business Combination Agreement) entered into that certain Business Combination Agreement (the “Business Combination Agreement”) pursuant to which, among other things, (a) immediately prior to the Closing, PTIC II will consummate the PTIC II Pre-Closing Reorganization, including the formation of Appreciate Intermediate Holdings, LLC, a Delaware limited liability company (“NewCo LLC”), and (b) following the consummation of the PTIC II Pre-Closing Reorganization, on the Closing Date, the Company and PTIC II will effect a business combination pursuant to which the Company will become a Subsidiary of PTIC II, and each Company Unit (including the Subject Company Units (as defined below)) will be contributed to NewCo LLC in exchange for certain NewCo LLC Class B Units and certain PTIC II Class B Shares, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, as of the date hereof, the Unitholder is the record and beneficial owner of, and is entitled to dispose of and vote, the number and class or series (as applicable) of Equity Securities of the Company set forth on Schedule A hereto (together with any other Equity Securities of the Company or NewCo LLC that the Unitholder acquires record or beneficial ownership of after the date hereof (including by purchase, as a result of transactions contemplated by the Business Combination Agreement and Ancillary Documents, a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities), collectively, the “Subject Company Units”);

WHEREAS, in consideration for the benefits to be received directly or indirectly by the Unitholder in connection with the transactions contemplated by the Business Combination Agreement and Ancillary Documents and as a material inducement to PTIC II and the Company agreeing to enter into the Business Combination Agreement and the Ancillary Documents and consummate the transactions contemplated by the Business Combination Agreement and Ancillary Documents, the Unitholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that PTIC II and the Company would not have entered into the Business Combination Agreement and the Ancillary Documents and agreed to consummate the transactions contemplated by the Business Combination Agreement and Ancillary Documents without the Unitholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Company Unitholder Consent and Related Matters.

(a) The Unitholder irrevocably and unconditionally agrees to vote (or cause to be voted, as applicable) the Subject Company Units in favor of and/or consent to or approve, as applicable, any and all of the matters, actions and proposals contemplated by the Business Combination Agreement and Ancillary Documents; provided, that nothing in this Agreement shall preclude the Unitholder from exercising full power and authority to vote the Subject Company Units in the Unitholder’s sole discretion for or against, and the proxy granted pursuant to this Agreement shall not

Annex I-1

cover, any proposal submitted to a vote of the Unitholders of the Company (i) that decreases the amount or adversely modifies the form of the consideration payable to Unitholders or (ii) that imposes any material restrictions or additional conditions on the consummation of the transaction contemplated under the Business Combination Agreement, in the case of either clause (i) or (ii), not contemplated by the Business Combination Agreement or the Ancillary Documents (clauses (i) and (ii), collectively, the “Excluded Voting Matters”). Without limiting the generality of the foregoing, prior to the Closing (A) to the extent that it is necessary or advisable, in each case, as reasonably determined by PTIC II, for any matters, actions or proposals to be approved by the Unitholders in connection with, or otherwise in furtherance of, the transactions contemplated by the Business Combination Agreement and Ancillary Documents, the Unitholders shall (1) vote (or cause to be voted, as applicable) the Subject Company Units in favor of or consent to or approve any such matters, actions or proposals promptly following written request thereof from the Company, as applicable and (2) if applicable, cause the Subject Company Units to be counted as present at any meeting of the Unitholders for purposes of constituting a quorum in connection with any vote contemplated by clause (1) and (B) the Unitholder shall vote (or cause to be voted, as applicable) the Subject Company Units against and withhold consent or approval with respect to (1) any Acquisition Proposal, (2) any proposals which are in competition with or materially inconsistent with the Business Combination Agreement or any Ancillary Document, (3) any change in the present capitalization of the Company or any amendment of the Governing Documents of the Company, except to the extent expressly permitted under the Business Combination Agreement or approved by PTIC II in writing, (4) any liquidation, dissolution or other change in the Company’s corporate structure or business or (5) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Company’s covenants, agreements or obligations under the Business Combination Agreement or any Ancillary Document or (y) any of the conditions to the Closing set forth in Sections 7.1 or 7.2 of the Business Combination Agreement not being satisfied.

(b) Without limiting any other rights or remedies of PTIC II or the Company, the Unitholder hereby irrevocably appoints the Company or any individual designated by the Company as the Unitholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstitution), for and in the name, place and stead of the Unitholder (i) to attend on behalf of the Unitholder any meeting of the Company Unitholders with respect to the matters described in Section 1(a), (ii) to include the Subject Company Units in any computation for purposes of establishing a quorum at any such meeting of the Company Unitholders and (iii) to vote (or cause to be voted, as applicable) the Subject Company Units or consent or approve (or withhold consent or approval, as applicable) with respect to any of the matters described in Section 1(a) in connection with any meeting of the Company Unitholders, any action by written consent or any other approval by the Company Unitholders, in each case, in the event that (A) the Unitholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a), (B) any Proceeding is pending or threatened by or on behalf of the Unitholder or the Company that challenges or could impair the enforceability or validity of the covenants, agreements or obligations set forth in this Agreement or (C) the Company notifies the Unitholder of its intent to exercise the proxy set forth in this Section 1(b); provided, that PTIC II shall have the right to require the Company to exercise any and all of its rights under such irrevocable proxy to vote the Subject Company Units, on behalf of the Unitholder, in favor of the Agreement, the Ancillary Documents to which the Company or NewCo LLC is or will be a party and the transactions contemplated by the Business Combination Agreement and Ancillary Documents.

(c) The proxy granted by the Unitholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for the Company entering into the Business Combination Agreement and Ancillary Documents and agreeing to consummate the transactions contemplated by the Business Combination Agreement and Ancillary Documents. The proxy granted by the Unitholder pursuant to Section 1(b) is also a durable proxy and shall survive the divorce, bankruptcy, dissolution, death, incapacity or other inability to act by the Unitholder and shall revoke any and all prior proxies granted by the Unitholder with respect to the Subject Company Units. The vote, consent or approval by the proxyholder with respect to the matters described in Section 1(a) shall control in the event of any conflict between such vote, consent or approval (or withholding of consent or approval, as applicable) by the proxyholder of the Subject Company Units and a vote, consent or approval (or withholding of consent or approval, as applicable) by the Unitholder of the Subject Company Units (or any other Person with the power to vote or provide consent or approval (or withhold consent or approval, as applicable) with respect to the Subject Company Units) with respect to the matters described in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except for those matters described in Section 1(a). The proxy granted by the Unitholder pursuant to Section 1(b) shall be valid for the duration of this Agreement.

Annex I-2

2. Other Covenants and Agreements.

(a) The Unitholder hereby agrees to be bound by and subject to (i) Sections 5.3(a) (Confidentiality and Access to Information) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Unitholder is directly party thereto and (ii) Section 5.2 (Efforts to Consummate; Litigation), the first sentence of Section 5.5(a) (Exclusive Dealing) and Section 9.19 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Unitholder is directly party thereto.

(b) The Unitholder hereby agrees to promptly execute and deliver all additional agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials as may be necessary or advisable, in each case, as reasonably determined by PTIC II, in connection with, or otherwise in furtherance of, the transactions contemplated by the Business Combination Agreement and Ancillary Documents.

(c) The Unitholder herby agrees (i) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law (if any) at any time with respect to the Business Combination Agreement, the Ancillary Documents and the transactions contemplated thereby and (ii) not to commence or bring in any claim challenging the validity of any provision of this Agreement or Ancillary Documents.

(d) The Unitholder hereby acknowledges and agrees that each of PTIC II and the Company is entering into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party, in reliance upon the Unitholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the representations, warranties, agreements, covenants and obligations contained in this Agreement and the Ancillary Documents and, but for the Unitholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the representations, warranties, agreements, covenants and obligations contained in this Agreement, each of PTIC II and the Company would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement and Ancillary Documents to which it is or will be a party.

3. Unitholder Representations and Warranties. The Unitholder represents and warrants to PTIC II and the Company as follows:

(a) If the Unitholder is not an individual, the Unitholder is a corporation, limited liability company, limited partnership or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) If the Unitholder is not an individual, the Unitholder has the requisite corporate, limited liability company, limited partnership or other similar power and authority and, if the Unitholder is an individual, the Unitholder has the legal capacity, to execute and deliver this Agreement, to perform his, her or its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Unitholder. This Agreement has been duly and validly executed and delivered by the Unitholder and constitutes a valid, legal and binding agreement of the Unitholder (assuming that this Agreement is duly authorized, executed and delivered by PTIC II and the Company), enforceable against the Unitholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Unitholder with respect to the Unitholder’s execution, delivery or performance of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby or by the

Annex I-3

Business Combination Agreement, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Unitholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by the Unitholder, the performance by the Unitholder of any of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if the Unitholder is not an individual, result in any breach of any provision of the Unitholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Unitholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Unitholder or any of his, her or its properties or assets are subject or bound or (iv) result in the creation of any Lien upon the Subject Company Units, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Unitholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(e) The Unitholder is (or in respect of NewCo LLC Units, will be) the recorded and beneficial owner of the Subject Company Units and has valid, good and marketable title to the Subject Company Units, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company LLC Agreement and NewCo LLC Agreement (as shall subsequently be amended and restated in the form of the Amended and Restated NewCo LLC Agreement)). Except for the Equity Securities of the Company set forth on Schedule A hereto, together with any other Equity Securities of the Company that the Unitholder acquires record or beneficial ownership after the date hereof that is either permitted pursuant to or acquired in accordance with Section 5.1(b)(v) of the Business Combination Agreement, the Unitholder does not own, beneficially or of record, any Equity Securities of any Group Company or have the right to acquire any Equity Securities of any Group Company. The Unitholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Company Units and, except for this Agreement, the Business Combination Agreement, the Company LLC Agreement and the NewCo LLC Agreement (as shall subsequently amended and restated in the form of the Amended and Restated NewCo LLC Agreement), the Unitholder is not (and will not be) party to or bound by (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Unitholder to Transfer any of the Subject Company Units or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Units.

(f) There is no Proceeding pending or, to the Unitholder’s knowledge, threatened against or involving the Unitholder or any of his, her or its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Unitholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations under this Agreement in any material respect.

(g) There is no Order or Law issued by any court of competent jurisdiction or other Governmental Entity, or other legal restraint or prohibition relating to the Unitholder or any of his, her or its Affiliates that would reasonably be expected to adversely affect the ability of the Unitholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations under this Agreement in any material respect.

(h) The Unitholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, PTIC II and the transactions contemplated by this Agreement, the Business Combination Agreement and Ancillary Documents and (ii) he, she or it has been furnished with or given access to such documents and information about PTIC II and their respective businesses and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement or the other Ancillary Documents to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.

Annex I-4

(i) In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, the Unitholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party and no other representations or warranties of PTIC II or the Company (including, for the avoidance of doubt, none of the representations or warranties of PTIC II or the Company set forth in the Business Combination Agreement or any other Ancillary Document) or any other Person, either express or implied, and the Unitholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement or in the other Ancillary Documents to which he, she or it is or will be a party, none of PTIC II, the Company or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated by the Business Combination Agreement and Ancillary Documents.

4. Transfer of Subject Company Units. Except as expressly contemplated by the Business Combination Agreement, with the prior written consent of PTIC II, the Company and the Sponsor (such consent to be given or withheld in its sole discretion) or with respect to a Permitted Transferee (as defined in the last sentence of this Section 4), from and after the date hereof until the earlier of the date of the Closing or the termination of the Business Combination Agreement in accordance with its terms, the Unitholder agrees not to (a) Transfer any of the Subject Company Units, (b) enter into (i) any option, warrant, purchase right or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Unitholder to Transfer the Subject Company Units or (ii) any voting trust, proxy or other Contract with respect to the voting or transfer of the Subject Company Units or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). Notwithstanding the foregoing or anything to the contrary herein, the foregoing restrictions shall not apply to any Transfer (A) to a Permitted Transferee or (B) if the Unitholder is an individual or a trust (1) by virtue of laws of descent and distribution upon death of the individual or (2) pursuant to a qualified domestic relations order; provided, however, that (x) the Unitholder shall, and shall cause any such transferee of his, her or its Subject Company Units, to enter into a written agreement, in form and substance reasonably satisfactory to PTIC II and the Company, agreeing to be bound by this Agreement (including, for the avoidance of doubt, all of the covenants, agreements and obligations of the Unitholder hereunder and which agreement will include, for the avoidance of doubt, the making of all of the representations and warranties of the Unitholder set forth in Section 3 with respect to such transferee and his, her or its Subject Company Units received upon such Transfer, as applicable) prior and as a condition to the occurrence of such Transfer and (y) no such Transfer will relieve the Unitholder of any of its covenants, agreements or obligations hereunder with respect to the Subject Company Units so transferred, unless and to the extent actually performed, or will otherwise affect any of the provisions of this Agreement (including any of the representations and warranties of the Unitholder hereunder). For purposes of this Agreement, “Transfer” means to directly or indirectly sell, assign, transfer (including by operation of law), place a lien on, pledge, mortgage or otherwise dispose of or otherwise encumber any of such Unitholder’s Subject Company Units or otherwise agree to do any of the foregoing. For purposes of this Section 4, “Permitted Transferee” means, with respect to any Person, (A) to any of its Affiliates, (B) such Person’s immediate family or family member of any of such Person’s officers or directors, (C) any trust for the direct or indirect benefit of such Person or the immediate family of such Person or (D) if such Person is a trust, to the trustee or beneficiary(ies) of such trust or to the estate of a beneficiary of such trust.

5. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time, (b) the termination of the Business Combination Agreement in accordance with its terms, (c) any change to the form of consideration (other than to add additional consideration) or decrease the amount of consideration payable in the transactions contemplated by the Business Combination Agreement and (d) any change to the terms of the Business Combination Agreement or other Transaction Documents that adversely effects, in any material respect, or is reasonably likely to adversely effect, in any material respect, any Unitholder relative to other holders of equity interests of the Company. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement (i) the termination of this Agreement pursuant to Section 5(b) shall not affect any Liability on the part of any Party for a breach of any covenant or agreement set forth in this Agreement prior to such termination or fraud, (ii) Section 2(b)(i) (solely to the extent that it relates to Section 5.3(a) (Confidentiality and Access to Information) of the Business Combination Agreement), the representations and warranties set forth

Annex I-5

in Sections 3(g) and (h), this Section 5, Section 6, Section 7 and Section 11 shall each survive any termination of this Agreement, (iii) without limiting the following clause (v), Section 2(b)(i) (solely to the extent that it relates to Section 5.4(a) (Public Announcements) of the Business Combination Agreement and to the extent corresponding covenants contemplate performance following Closing), Section 2(b) shall each survive the termination of this Agreement pursuant to Section 5(a), (iv) without limiting the following clause (v), Section 2(b)(ii) (solely to the extent that it relates to Section 9.18 (Trust Account Waiver) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(b) and (v) Section 8, Section 9, Section 10 and Sections 12 through 14 (in each case, solely to the extent related to any of the foregoing provisions that survive termination of this Agreement) shall each survive any termination of this Agreement.

6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, the Unitholder is signing this Agreement solely in the Unitholder’s capacity as a record or beneficial holder of the Subject Company Units and (a) the Unitholder makes no agreement or understanding herein in any capacity other than in such Unitholder’s capacity as a record holder and beneficial owner of the Subject Company Units, and not in such Unitholder’s capacity as a lender, director, officer or employee of any Group Company or in such Unitholder’s capacity as a trustee or fiduciary of any Company equity plan and (b) nothing herein will be construed to limit or affect any action or inaction by such Unitholder or any representative of such Unitholder serving as a member of the board of directors of any Group Company or as an officer, employee or fiduciary of any Group Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Group Company. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust.

7. No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against the Parties, and without limiting the generality of the foregoing, none of the Representatives of PTIC II, the Company or any Unitholder shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein.

8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to PTIC II, to:

c/o PropTech Investment Corporation II
3415 North Pines Way
Suite 204
Wilson, WY 83014
Attention:   Joseph Beck
Email:         jbeck@hennessycapitalgroup.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:   Douglas Ryder, P.C.

Patrick Salvo

Email:        douglas.ryder@kirkland.com

patrick.salvo@kirkland.com

Annex I-6

If to the Company, to:

c/o
RW National holdings, LLC (t/b/k/a Appreciate, Inc.)
6101 Baker Road, Suite 200
Minnetonka, Minnesota 55345
Attention:   Chris Laurence
Email:         claurence@renterswarehouse.com

with a copy (which shall not constitute notice) to:

Winthrop & Weinstine
Capella Tower, Suite 3500
22 South Sixth Street
Minneapolis, MN 55402
Attention:   Dean D. Willer

Philip T. Colton

E-mail:       dwiller@winthrop.com

pcolton@winthrop.com

If to the Unitholder, to the address set forth on the signature page hereto.

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

9. Entire Agreement. This Agreement, the Business Combination Agreement, the Ancillary Documents and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement.

10. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Unitholder, the Company and PTIC II. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Unitholder or the Company without PTIC II’s prior written consent (to be withheld or given in its sole discretion). Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by PTIC II without the Company’s prior written consent (to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 10 shall be void.

11. Fees and Expenses. Except as otherwise expressly set forth in the Business Combination Agreement or any Ancillary Document, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

12. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Unitholder or the Company does not perform his, her or its respective obligations under the provisions of this Agreement (including any failure by the Unitholder or the Company to take such actions as are required of them hereunder to consummate the transactions contemplated by the Business Combination Agreement and Ancillary Documents) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose

Annex I-7

the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

13. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

14. Miscellaneous. Sections 9.5 (Governing Law), 9.7 (Construction; Interpretation), 9.10 (Severability), 9.11 (Counterparts; Electronic Signatures), 9.15 (Waiver of Jury Trial) and 9.16 (Submission to Jurisdiction) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[Signature pages follow]

Annex I-8

IN WITNESS WHEREOF, the Parties have executed and delivered this Company Unitholder Transaction Support Agreement as of the date first above written.

PROPTECH INVESTMENT CORPORATION II
By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Company Unitholder Transaction Support Agreement]

Annex I-9

RW NATIONAL HOLDINGS, LLC
By:
Name:
Title:

[Signature Page to Company Unitholder Transaction Support Agreement]

Annex I-10

IN WITNESS WHEREOF, the Parties have executed and delivered this Company Unitholder Transaction Support Agreement as of the date first above written.

COMPANY UNITHOLDER:

Name of Company Unitholder:
By:
Name:
Title:

Company Units:

[Indicate the number of applicable Company Units held]

__________________________ Company Common Units

__________________________ Company Class A-1 Units

__________________________ Company Class A Units

__________________________ Company Class B Units

Address for Notice:

Address:

__________________________________________

__________________________________________

__________________________________________

Telephone: ____________________________

Email: _______________________________

Facsimile: ____________________________

[Signature Page to Company Unitholder Transaction Support Agreement]

Annex I-11

Annex J

FORM OF INCOME TAX RECEIVABLE AGREEMENT

among

PROPTECH INVESTMENT CORPORATION II,

APPRECIATE INTERMEDIATE HOLDINGS, LLC,

RW NATIONAL HOLDINGS, LLC,

LAKE STREET LANDLORDS, LLC,

and

THE PERSONS NAMED HEREIN

Dated as of [    ], 2022

Exhibits and Schedules

Exhibit A — Form of Joinder

Schedule 1

Annex J-i

INCOME TAX RECEIVABLE AGREEMENT1

This INCOME TAX RECEIVABLE AGREEMENT (this “TRA Agreement”), is dated as of [•], 2022, by and among PropTech Investment Corporation II, a Delaware corporation (the “Corporate Taxpayer”), Appreciate Intermediate Holdings, LLC, a Delaware limited liability company (“NewCo LLC”), RW National Holdings, LLC, a Delaware limited liability company (the “Company”), Lake Street Landlords, LLC, a Delaware limited liability company (“Lake Street”), and each of the members of NewCo LLC that are Rolling Company Unitholders (as defined in the Business Combination Agreement (as defined below)) listed on Schedule 1 hereto (each such member, a “TRA Party” and such members collectively, the “TRA Parties”), and each of the other Persons from time to time that become a party to this TRA Agreement. Capitalized terms used but not defined herein shall have their respective meanings set forth in the Business Combination Agreement.

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold Class B Units (as defined below) in NewCo LLC, which is classified as a partnership for U.S. federal income tax purposes;

WHEREAS, it is anticipated that NewCo LLC will wholly own the Company;

WHEREAS, the Corporate Taxpayer, the Company, and Lake Street in its capacity as the representative of applicable Company Unitholders entered into a Business Combination Agreement on May 17, 2022 (as amended, restated, amended and restated, modified or supplemented from time to time in accordance with such agreement, the “Business Combination Agreement”), pursuant to which the Rolling Company Unitholders will contribute all of their Existing Company LLC Interests (as defined in the Business Combination Agreement) to NewCo LLC in exchange for Class B Units (as defined below) and the Corporate Taxpayer will contribute to NewCo LLC the Closing Date Contribution Amount in exchange for Class A Units (as defined below);

WHEREAS, the Corporate Taxpayer may receive cash proceeds from the sale, if any, by the Corporate Taxpayer of shares of common stock of the Corporate Taxpayer pursuant to that certain Common Stock Purchase Agreement, made and entered into as of May 17, 2022, by and between CF Principal Investments LLC, a Delaware limited liability company, and the Corporate Taxpayer (any such cash proceeds, the “Stock Sale Proceeds”), and the Corporate Taxpayer may contribute such Stock Sale Proceeds to NewCo LLC in exchange for Class A Units;

WHEREAS, if all or a portion of either or both of the Closing Date Contribution Amount and the Stock Sale Proceeds or any other cash amounts of the Corporate Taxpayer contributed by the Corporate Taxpayer to NewCo LLC in exchange for Class A Units is paid or distributed to a Rolling Company Unitholder that is a holder of Class B Units that were, prior to the Closing (as defined in the Business Combination Agreement), Company Class A-1 Units or Company Class A Units (each as defined in the Business Combination Agreement), in redemption of such Class B Units pursuant to Section 2.2(b)(v) and Section 2.2(c) of the Business Combination Agreement and/or Section 4.3(c) of the Limited Liability Company Agreement, it is intended that any such TRA Parties will be treated for U.S. federal and applicable state and local income tax purposes as selling all or a portion of their partnership interests in NewCo to the Corporate Taxpayer (to the extent any such sale transaction occurs and is so properly treated, individually and collectively, the “Initial Sale”);

WHEREAS, each Class B Unit and/or Earn Out Unit held by a TRA Party may be Exchanged (as defined below), together with the surrender and delivery by such holder of one (1) share of Class B Common Stock (as defined below), for one (1) share of Class A Common Stock (as defined below) or for cash in accordance with and subject to the conditions and limitations in the Limited Liability Company Agreement;

____________

1       Note to Draft: It is acknowledged that (i) St. Cloud Capital Partners III SBIC, L.P. (“St. Cloud”) will not be a party to this TRA Agreement and will not have any right to any payments or other rights hereunder and (ii) any Tax Benefits Payments that would have been paid to St. Cloud if it were a party to this TRA Agreement and as if its Class B Units that are in fact redeemed with PTIC II cash or Exchanged (if any), in each case, had been an Initial Sale (i.e. as if such redemption of such Class B Units funded with PTIC II cash was an Initial Sale) or in the alternative had been Exchanged shall be payable in accordance with this TRA Agreement by the Corporate Taxpayer to the TRA Parties (pro rata, in accordance with their respective ownership of Class B Units at the time of Closing (as defined in the Business Combination Agreement)). This TRA Agreement shall be revised prior to Closing to reflect the foregoing.

Annex J-1

WHEREAS, NewCo LLC and each direct or indirect Subsidiary treated as a partnership for U.S. federal income tax purposes has and will have in effect a valid election under Section 754 of the Code for each Taxable Year in which an Exchange occurs and any Taxable Year in which the Initial Sale, if any, occurs;

WHEREAS, as a result of the Initial Sale, if any, and future Exchanges, the income, gain, loss, deduction, expense and other Tax items of the Corporate Taxpayer may be affected by Basis Adjustments (if any, as defined below) and Imputed Interest (if any, as defined below) (collectively, the “Tax Attributes”); and

WHEREAS, the parties to this TRA Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Covered Taxes (as defined below) of or with respect to the Corporate Taxpayer and its Subsidiaries.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this TRA Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions.

As used in this TRA Agreement, the terms set forth in this Article I shall have the following meanings.

“Actual Tax Liability” means, with respect to any Taxable Year, the sum of (i) the actual liability (which, for the avoidance of doubt, shall not be less than zero and which shall take into account any detriments arising from the Basis Adjustments and Tax Attributes, such as any restriction on deducting interest otherwise deductible but for a decrease in “adjusted taxable income” for purposes of Section 163(j) of the Code arising from depreciation, amortization, or other similar deductions in respect of the Basis Adjustments) for Covered Taxes of the Corporate Taxpayer appearing on Tax Returns for Covered Taxes of the Corporate Taxpayer for such Taxable Year and (ii) without duplication, the portion of any actual liability for Covered Taxes imposed directly on NewCo LLC (or any direct or indirect Subsidiary of NewCo LLC) under Section 6225 of the Code or any similar provision of applicable law that is allocable to the Corporate Taxpayer for such Taxable Year; provided, that, if applicable, such amounts shall be determined in accordance with a Determination (including interest imposed in respect thereof under applicable law).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meaning correlative thereto. For purposes of this TRA Agreement, no TRA Party shall be considered to be an Affiliate of the Corporate Taxpayer or NewCo LLC or their respective Subsidiaries.

“Agreed Rate” means a per annum rate of Term SOFR plus 100 basis points.

“Amended Schedule” has the meaning set forth in Section 2.3(b).

“Appraiser FMV” has the meaning set forth in the Limited Liability Company Agreement.

“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer that is attributable to a TRA Party and shall be determined by reference to the Tax Attributes, under the following principles: (i) any Basis Adjustments shall be determined separately with respect to each TRA Party and are Attributable to each TRA Party in an amount equal to the total Basis Adjustments relating to (A) the Class B Units Exchanged by such TRA Party or, without duplication, any payment made under this TRA Agreement in respect of such Class B Units Exchanged, or (B) the Class B Units that were purchased from such TRA Party pursuant to the Initial Sale, if any, and (ii) any deduction to the Corporate Taxpayer with respect to a Taxable Year in respect of any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement is Attributable to the Applicable TRA Party that is required to include the Imputed Interest or other payment in income (without regard to whether such TRA Party is actually subject to Tax thereon).

Annex J-2

“Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, NewCo LLC becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or under Sections 734(b), 743(b), 754 and/or 755 of the Code (including in situations where, following the Initial Sale, if any, or any Exchange, NewCo LLC remains in existence as an entity treated as a partnership for U.S. federal income Tax purposes) and, in each case, analogous sections of state and local tax laws, as a result of the Initial Sale, if any, or any Exchange and the payments made pursuant to this TRA Agreement in respect of the Initial Sale, if any, or such Exchange (determined on an iterative basis continuing until any incremental Basis Adjustment resulting from payments made pursuant to this TRA Agreement is immaterial as reasonably determined by the Corporate Taxpayer). The amount of any Basis Adjustment resulting from the Initial Sale, if any, or any Exchange shall be determined using the Market Value with respect to the Initial Sale, if any, or such Exchange, except, for the avoidance of doubt, as otherwise required by a Determination. For the avoidance of doubt, payments made under this TRA Agreement shall not be treated as resulting in an Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Basis Schedule” has the meaning set forth in Section 2.1.

“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Cash Exchange Payment” has the meaning set forth in the Limited Liability Company Agreement.

“Class A Common Stock” has the meaning set forth in the Limited Liability Company Agreement.

“Class B Common Stock” has the meaning set forth in the Limited Liability Company Agreement.

“Class A Unit” has the meaning set forth in the Limited Liability Company Agreement.

“Class B Unit” has the meaning set forth in the Limited Liability Company Agreement.

“Closing Date” has the meaning set forth in the Business Combination Agreement.

“Closing Date Contribution Amount” has the meaning set forth in the Business Combination Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Company” has the meaning set forth in the Preamble.

“Contribution Amount” has the meaning set forth in the Business Combination Agreement.

“Corporate Taxpayer” has the meaning set forth in the Preamble.

“Corporate Taxpayer Return” means any return, declaration, report, or similar statement required to be filed with respect to Covered Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return, and declaration of estimated Tax.

“Covered Taxes” means any and all U.S. federal, state, local, and non-U.S. taxes, assessments, or similar charges that are based on or measured with respect to net income or profits, whether on an exclusive or on an alternative basis, including any interest related to such Tax.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same such Taxable Years of the Corporate Taxpayer. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination; provided, that the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

Annex J-3

“Default Rate” means a per annum rate of Term SOFR plus 450 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“DGCL” means the General Corporation Law of the State of Delaware.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2.

“Early Termination Payment” has the meaning set forth in Section 4.3(b).

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) Term SOFR plus 200 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.2.

“Earn Out Unit” has the meaning set forth in the Limited Liability Company Agreement.

“Exchange” has the meaning set forth in the Limited Liability Company Agreement, and “Exchanged” has a correlative meaning.

“Exchange Act” has the meaning set forth in the Limited Liability Company Agreement.

“Exchange Date” means the date of any Exchange.

“Expert” has the meaning set forth in Section 7.9.

“Final Payment Date” means, with respect to any payment required to be made pursuant to this TRA Agreement, the last date on which such payment may be made within the applicable time period prescribed for such payment under this TRA Agreement (i.e., the date on which such payment is due under this TRA Agreement). For example, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a) of this TRA Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the hypothetical liability for Covered Taxes of the Corporate Taxpayer determined using the same methods, elections, conventions and similar practices used in computing the Actual Tax Liability; provided that, if applicable, such amounts shall be determined in accordance with a Determination), but, in each case, (i) calculating depreciation, amortization or similar deductions and income, gain or loss using the Non-Adjusted Tax Basis of the Reference Assets as reflected on the Schedules for such Taxable Year and (ii) excluding any deduction or other Tax benefit attributable to Imputed Interest. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Attribute, as applicable.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state or local tax law with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this TRA Agreement.

“Initial Sale” is defined in the recitals of this TRA Agreement.

“Interest Amount” has the meaning set forth in Section 3.1(b).

“IRS” means the U.S. Internal Revenue Service.

“Lake Street” has the meaning set forth in the Preamble.

Annex J-4

“Limited Liability Company Agreement” means, with respect to NewCo LLC, that certain Amended and Restated Limited Liability Company Agreement of NewCo, dated the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time in accordance with the terms of such agreement.

“Market Value” shall mean, with respect to a Unit (a) sold in the Initial Sale, if any, amount paid in respect of such Unit, (b) Exchanged for a Stock Exchange Payment or that is subject to a deemed Exchange under this TRA Agreement, the Stock Value on the Exchange Date or the date of the applicable deemed Exchange, as applicable, or (c) Exchanged for a Cash Exchange Payment, the amount of the Cash Exchange Payment paid in respect of such Unit.

“Material Objection Notice” has the meaning set forth in Section 4.2.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b).

“NewCo LLC” has the meaning set forth in the Preamble.

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” has the meaning set forth in Section 2.3(a).

“Permitted Transferee” has the meaning set forth in the Limited Liability Company Agreement.

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or governmental entity.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability or such portion (as applicable) shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination (and then only to the extent of the amount set forth in the Determination).

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability or such portion (as applicable) shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination (and then only to the extent of the amount set forth in the Determination).

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a).

“Reference Asset” means an asset that is held by NewCo LLC, or by any of its direct or indirect Subsidiaries treated as a partnership or a disregarded entity (but only if such indirect Subsidiaries are held only through one or more Subsidiaries each of which is treated as a partnership or a disregarded entity) for purposes of the applicable Tax, at the time of an Exchange or the Initial Sale, if any. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) a Basis Schedule; (ii) a Tax Benefit Schedule; or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Securities Act” has the meaning set forth in the Limited Liability Company Agreement.

“Senior Obligations” has the meaning set forth in Section 5.1.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Stock Exchange Payment” has the meaning set forth in the Limited Liability Company Agreement.

Annex J-5

“Stock Sale Proceeds” is defined in the recitals of this TRA Agreement.

“Stock Value” means, on any date, (a) if the Class A Common Stock trades on a national securities exchange or automated or electronic quotation system, the arithmetic average of the high trading and the low trading price on such date (or if such date is not a trading day, the immediately preceding trading day) or (b) if the Class A Common Stock is not then-traded on a national securities exchange or automated or electronic quotation system, as applicable, the Appraiser FMV on such date of one (1) share of Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax Attributes” has the meaning set forth in the Recitals.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b).

“Tax Benefit Schedule” has the meaning set forth in Section 2.2.

“Tax Return” means any return, declaration, report, information returns, claims for refund, disclosures or similar statement filed or required to be filed with respect to or in connection with Covered Taxes (including any related or supporting schedules, attachments, statements or information filed or required to be filed with respect thereto).

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable (and which may include a period of more or less than twelve (12) months for which a Tax Return is made), ending on or after the Closing Date.

“Taxing Authority” means any domestic, federal, national, state or local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body, in each case, exercising any taxing authority or any other authority or jurisdiction of any kind in relation to tax matters.

“Term SOFR” means, during any period, the Term SOFR Reference Rate for a tenor of one year on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for a tenor of one year has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for a tenor of one year as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above shall ever be less than 0%, then Term SOFR shall be deemed to be 0%;

provided, further, that if the Corporate Taxpayer and the TRA Party Representative have unanimously made the determination that Term SOFR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars, then the Corporate Taxpayer and the TRA Party Representative shall establish a replacement interest rate (the “Replacement Rate”), after giving due consideration to any evolving or then prevailing conventions in the U.S. loan market for loans in U.S. dollars for such alternative benchmark, and including any mathematical or other adjustments to such benchmark, including spread adjustments, giving due consideration to any evolving or then prevailing convention for similar loans in the U.S. loan market in U.S. dollars for such benchmark, which adjustment, method for calculating such adjustment and benchmark shall be published on an information sendee as unanimously selected from time-to-time by the Corporate Taxpayer and the TRA Party Representative. The Replacement Rate shall, subject to the next two sentences, replace Term SOFR for all purposes under this TRA Agreement. In connection with the establishment and application of the Replacement Rate, this TRA Agreement shall be amended, with the consent of the Corporate Taxpayer and the TRA Party Representative

Annex J-6

(which consent of the Corporate Taxpayer and the TRA Party Representative shall not be unreasonably withheld or delayed), as necessary or appropriate, in the reasonable judgment of the Corporate Taxpayer and the TRA Party Representative, to replace the definition of Term SOFR and otherwise to effect the provisions of this definition. The Replacement Rate shall be applied in a manner consistent with market practice, as unanimously determined by the Corporate Taxpayer and the TRA Party Representative.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“TRA Agreement” has the meaning set forth in the Preamble.

“TRA Disinterested Majority” means a majority of the directors of the Board who are disinterested as determined by the Board in accordance with the DGCL with respect to the matter being considered by the Board; provided that to the extent a matter being considered by the Board is required to be considered by disinterested directors under the rules of the national securities exchange on which the Class A Common Stock is then-listed, the Securities Act or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.

“TRA Party” has the meaning set forth in the Preamble.

“TRA Party Representative” means, initially, Lake Street, and thereafter, if Lake Street voluntarily resigns in accordance with Section 7.13, such other Person that the TRA Parties determine from time to time by a plurality vote of the TRA Parties

“Transfer” has the meaning set forth in the Limited Liability Company Agreement and the terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Unit” has the meaning set forth in the Limited Liability Company Agreement.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (1) the Corporate Taxpayer will have taxable income sufficient to fully utilize for purposes of Covered Taxes the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year, (2) the federal, state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date (taking into account any tax rate changes that have become law with a prospective effective date), and (3) if, on the Early Termination Date, there are Class B Units that have not been Exchanged, then each such Class B Unit shall be deemed Exchanged in a fully taxable transaction for the Market Value (as determined in accordance with clause (a) of the definition thereof) that would be applicable if the Exchange occurred on the Early Termination Date.

ARTICLE II
DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1 Basis Schedule. Within one hundred twenty (120) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each Taxable Year, the Corporate Taxpayer shall deliver to each TRA Party a schedule (a “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this TRA Agreement, (i) the actual Tax basis and the Non-Adjusted Tax Basis of the Reference Assets as of the Closing Date, the date of each Exchange and the date of the Initial Sale, if any, (ii) the Basis Adjustments Attributable to such TRA Party with respect to the Reference Assets as a result of the Initial Sale, if any, or any Exchange effected by such TRA Party in such Taxable Year and prior Taxable Years, and (iii) the period (or periods) over which such Basis Adjustments are amortizable and/or depreciable, in each case,

Annex J-7

calculated in the aggregate for all TRA Parties and solely with respect to the Initial Sale, if any, or any Exchange with respect to the TRA Party to which such Basis Schedule is delivered. All costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit Schedules for each TRA Party in compliance with this TRA Agreement shall be borne 50% by the Corporate Taxpayer on the one hand and 50% by the TRA Holders on the other hand. Each Basis Schedule shall become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within one hundred twenty (120) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each Taxable Year, the Corporate Taxpayer shall provide to each TRA Party a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment (and any Realized Tax Benefit) or the lack of a Tax Benefit Payment (and any Realized Tax Detriment), as applicable, Attributable to such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule shall become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. Subject to Section 3.3, the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual liability for Covered Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state income tax law, as applicable, governing the use, limitation, and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute (“TRA Portion”) and another portion that is not (“Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized, to the extent available, prior to the amount of any TRA Portion, to the extent available (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3). The parties agree that (A) the payments made pursuant to this TRA Agreement in respect of the Initial Sale, if any, or any Exchange are intended to be treated and shall be reported for all purposes, including Tax purposes, as additional contingent consideration to the applicable TRA Party for the Initial Sale or such Exchange, as applicable, that has the effect of creating additional Basis Adjustments (if any) to the Reference Assets in the Taxable Year of payment (excluding any portion of such payment treated as Imputed Interest) and (B) such additional Basis Adjustments shall be incorporated into the calculation for the Taxable Year of the applicable payment and into the calculations for subsequent Taxable Years.

Section 2.3 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this TRA Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also use commercially reasonable efforts to (x) deliver to such TRA Party and the TRA Party Representative supporting schedules and work papers, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party (or the TRA Party Representative on behalf of one or more TRA Parties, including such TRA Party), providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule and (y) allow the TRA Party Representative and its advisors reasonable access to the appropriate representatives of the Corporate Taxpayer (at no cost and expense of the TRA Parties, the TRA Party Representative, or any of its advisors). Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule or Early Termination Schedule that is delivered to a TRA Party, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability (the “with” calculation) and the Hypothetical Tax Liability (the “without” calculation) and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties and the TRA Party Representative have received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) prior to such date, gives the Corporate Taxpayer

Annex J-8

written notice of a material objection to such Schedule or amendment thereto made in good faith (“Objection Notice”), or (ii) provides a written waiver of its right to give an Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date such waiver is given by the TRA Party Representative. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in any Objection Notice within thirty (30) calendar days after the TRA Party Representative gives the Corporate Taxpayer such Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the reconciliation procedures described in Section 7.9 (the “Reconciliation Procedures”), in which case such Schedule or Amended Schedule shall become binding in accordance with Section 7.9.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Basis Schedule to take into account payments made pursuant to this TRA Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each TRA Party and the TRA Party Representative when the Corporate Taxpayer delivers the Basis Schedule for the following Taxable Year or within thirty (30) calendar days after the occurrence of an event referred to in clauses (i) through (vi) of the preceding sentence, whichever is later. In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a) or, if applicable, Section 7.9, (A) the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs, and (B) as a result of the foregoing, any increase of the Net Tax Benefit attributable to an Amended Schedule shall accrue the Interest Amount (or any other interest hereunder) from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Covered Taxes for the Taxable Year in which the amendment actually occurs until the payment date applicable to such Taxable Year under Section 3.1(a).

Section 2.4 Section 754 Election. The Corporate Taxpayer and NewCo LLC shall ensure that, for each Taxable Year in which an Exchange occurs and each Taxable Year in which the Initial Sale, if any, occurs, and with respect to which the Corporate Taxpayer and/or NewCo LLC have obligations under this TRA Agreement, NewCo LLC and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income Tax purposes will have in effect a valid election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each such Taxable Year.

ARTICLE III
TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a) or, if applicable, Section 7.9, the Corporate Taxpayer shall pay such TRA Party for such Taxable Year the Tax Benefit Payment, if any, determined pursuant to Section 3.1(b) that is Attributable to such TRA Party. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party. The payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. Without limiting the Corporate Taxpayer’s ability to make offsets against Tax Benefit Payments to the extent permitted by Section 3.5, no TRA Party shall be required under any circumstances to make a payment or return a payment to the Corporate Taxpayer in respect of any portion of any Tax Benefit Payment previously paid by the Corporate Taxpayer to such TRA Party (including any portion of any Early Termination Payment).

Annex J-9

(b) For purposes of this TRA Agreement:

(i) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of (i) the Net Tax Benefit that is Attributable to such TRA Party and (ii) the Interest Amount with respect thereto.

(ii) Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts); provided, that if there is no such excess (or if a deficit exists), no TRA Party shall be required to make a payment (or return a payment) to the Corporate Taxpayer in respect of any portion of any Tax Benefit Payment previously paid by the Corporate Taxpayer to such TRA Party or with respect to such Taxable Year.

(iii) The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Covered Taxes for the applicable Taxable Year until the payment date under Section 3.1(a); provided that such interest shall not accrue on the amount of any Net Tax Benefit after the date on which such amount is actually paid to the applicable TRA Party, regardless of whether such payment is made prior to the due date for such payment under Section 3.1(a) and regardless of whether the amount of any unpaid Net Tax Benefit has yet become final in accordance with Section 2.3(a) or, if applicable, Section 7.9.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this TRA Agreement will not result in duplicative payment of any amount (including of any Tax Benefit Payment, Realized Tax Benefit, or interest) required under this TRA Agreement and no determination of any Net Tax Benefit or Tax Benefit Payment with respect to a Taxable Year shall reflect a benefit from a Tax Attribute previously taken into account in a prior Taxable Year. It is also intended that the provisions of this TRA Agreement will result in 85% of the Corporate Taxpayer’s Cumulative Net Realized Tax Benefits and the Interest Amount thereon being paid to the TRA Parties pursuant to this TRA Agreement. The provisions of this TRA Agreement shall be construed in the appropriate manner so that these fundamental results are achieved. For purposes of this TRA Agreement, and also for the avoidance of doubt, no Tax Benefit Payment shall be required to be calculated or made in respect of any estimated tax payments, including, without limitation, any estimated U.S. federal, state or local income tax payments.

Section 3.3 Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporate Taxpayer with respect to the Tax Attributes is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit for the Corporate Taxpayer shall be allocated among all parties eligible for Tax Benefit Payments under this TRA Agreement with respect to such Taxable Year in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

Section 3.4 Payment Ordering. If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this TRA Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible for Tax Benefit Payments with respect to such Taxable Year under this TRA Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient cash available to make such Tax Benefit Payments and (ii) no Tax Benefit Payments shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Parties in respect of all prior Taxable Years have been made in full.

Section 3.5 Overpayments. To the extent the Corporate Taxpayer makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year (taking into account Section 3.3 and Section 3.4) under the terms of this TRA Agreement, then (i) such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess and (ii) to the extent such excess amount is due and payable to, and should have been paid to, any other TRA Party pursuant to the

Annex J-10

terms of this TRA Agreement, the Corporate Taxpayer will pay the amount of such TRA Party’s foregone payments to such other TRA Parties to whom a payment is due and payable, and should have been paid, under this TRA Agreement in a manner such that each such other TRA Party, to the extent possible, receives aggregate payments under Section 3.1(a) (taking into account Section 3.3 and Section 3.4) in the amount such other TRA Party would have received if there had been no excess payment to such TRA Party.

ARTICLE IV
TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) Corporate Taxpayer’s Early Termination Right. The Corporate Taxpayer may terminate this TRA Agreement (including with respect to all amounts payable to the TRA Parties and with respect to all of the Units held by the TRA Parties, subject to the immediately succeeding sentence) at any time by causing the Corporate Taxpayer to pay to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(b) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payments by the Corporate Taxpayer, neither the Corporate Taxpayer nor the TRA Parties shall have any further payment obligations under this TRA Agreement, other than with respect to (i) any Tax Benefit Payments agreed by the Corporate Taxpayer and the TRA Parties Representative as due and payable and that remain unpaid as of the Early Termination Date (which Tax Benefit Payments must be paid out and shall not be included in the Early Termination Payments) and as of the date of payment of the Early Termination Payment and (ii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the Early Termination Date (except to the extent that the amounts described in this clause (ii) are included in the calculation of the Early Termination Payments (at the option of the Corporate Taxpayer) or are included in clause (i)); provided that upon payment of all amounts, to the extent applicable and without duplication, described in this sentence, this TRA Agreement shall terminate. For the avoidance of doubt, if an Exchange occurs after the Corporate Taxpayer makes all of the required Early Termination Payments, the Corporate Taxpayer shall have no obligations under this TRA Agreement with respect to such Exchange.

(b) In the event that the Corporate Taxpayer breaches any of its material obligations under this TRA Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this TRA Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, without duplication, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payments that are due and payable under this TRA Agreement but that remain unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this TRA Agreement and this Section 4.1(b) applies, the TRA Parties shall be entitled to elect to receive the amounts set forth in clauses (1), (2), and (3), above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this TRA Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this TRA Agreement for all purposes of this TRA Agreement, and that it will not be considered to be a breach of a material obligation under this TRA Agreement to make a payment due pursuant to this TRA Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this TRA Agreement to the contrary, it shall not be a breach of a material obligation under this TRA Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment or other payment due pursuant to this TRA Agreement when due to the extent that the Corporate Taxpayer has insufficient funds or cannot make such payment as a result of obligations imposed in connection with the Senior Obligations, and cannot take commercially reasonable actions to obtain sufficient funds, to make such payment; provided, that the interest provisions of Section 5.2 shall apply to such late payment unless the Corporate Taxpayer does not have sufficient funds to make such payment as a result of a limitation imposed by any Senior Obligations, in which case, Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate; provided, further, that such payment obligation shall nonetheless accrue for the benefit of the TRA Parties, and the Corporate Taxpayer shall make such payment at the first opportunity that it has sufficient funds and is otherwise able to make such payment.
Annex J-11

Section 4.2 Early Termination Notice. If the Corporate Taxpayer choose to exercise its right of early termination in accordance with Section 4.1 above, the Corporate Taxpayer shall deliver to each TRA Party and the TRA Party Representative written notice of such decision to exercise such right (an “Early Termination Notice”) and a schedule (an “Early Termination Schedule”) specifying the Corporate Taxpayer’s decision to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all TRA Parties have been given such Schedule under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days after such date gives the Corporate Taxpayer written notice of a material objection to such Schedule made in good faith (a “Material Objection Notice”) or (ii) provides a written waiver of its right to give a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date such waiver is given by the TRA Party Representative to the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, after negotiating in good faith, are unable to successfully resolve the issues raised in such Material Objection Notice within thirty (30) calendar days after the TRA Party Representative gives the Corporate Taxpayer the Material Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule shall become binding in accordance with Section 7.9. The TRA Party Representative will represent the interests of each of the TRA Parties and shall raise and pursue, in accordance with this Section 4.2, any objection to an Early Termination Schedule timely given in writing to the TRA Party Representative by a TRA Party.

Section 4.3 Payment upon Early Termination.

(a) Within five (5) Business Days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party.

(b) “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of and starting from the applicable Early Termination Date, of all Tax Benefit Payments (excluding any Interest Amount) in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date (but which have not been previously paid as of such date), and assuming that the Valuation Assumptions in respect of such TRA Party are applied and that each such Tax Benefit Payment for each relevant Taxable Year would be paid on the due date (including extensions) under applicable law as of the Early Termination Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each such Taxable Year.

ARTICLE V
SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this TRA Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Corporate Taxpayer to any TRA Party under this TRA Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (the “Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. To the extent that any payment under this TRA Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing the Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations and Section 5.2 shall apply to such payment.

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this TRA Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate commencing from the Final Payment Date therefor accruing to the date of actual payment.

Annex J-12

ARTICLE VI
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and NewCo LLC’s Tax Matters. Except as otherwise provided in this TRA Agreement, the Business Combination Agreement or the Limited Liability Company Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer, its Subsidiaries and NewCo LLC, including the preparation, filing, or amending of any Tax Return and defending, contesting or settling any issue pertaining to Covered Taxes.

Section 6.2 Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause their respective Affiliates to report for all purposes, including U.S. federal, state and local purposes and financial reporting purposes, all Tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that set forth in this TRA Agreement or specified by the Corporate Taxpayer in any Schedule (or Amended Schedule, as applicable) provided by or on behalf of the Corporate Taxpayer under this TRA Agreement that is final and binding on the parties unless otherwise required by applicable law.

Section 6.3 Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this TRA Agreement, preparing any Tax Return, or contesting or defending any audit, examination, or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and their representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or their representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter. The Corporate Taxpayer shall reimburse the TRA Parties for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section 6.3.

ARTICLE VII
MISCELLANEOUS

Section 7.1 Notices. All notices, demands and other communications to be given or delivered under this TRA Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following delivery by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 7.1, notices, demands and other communications shall be sent to the addresses indicated below:

If to the Corporate Taxpayer or NewCo LLC, to:

Appreciate Intermediate Holdings, LLC
6101 Baker Road, Suite 200
Minnetonka, Minnesota 55345

Attention: Chris Laurence
Email: claurence@renterswarehouse.com

with a copy (which shall not constitute notice) to:

Winthrop & Weinstine, P.A.
Capella Tower, Suite 3500
225 South Sixth Street
Minneapolis, Minnesota 55402

Attention: Dean D. Willer; Philip T. Colton
Email: dwiller@winthrop.com; pcolton@winthrop.com

Annex J-13

If to the TRA Party Representative, to:

Lake Street Landlords, LLC
315 Lake Street East
Wayzata, Minnesota 55391

Attention: Scott Honour
Email: shonour@northernpacificgroup.com

with a copy (which shall not constitute notice) to:

Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402

Attention: Steven C. Kennedy
Email: steve.kennedy@faegredrinker.com

If to a TRA Party, to such TRA Party’s address(es) listed below such TRA Party’s signature on such TRA Party’s signature page to this TRA Agreement or joinder signature page to this TRA Agreement.

Section 7.2 Counterparts. This TRA Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party shall raise the use of a fax machine, email, or other electronic transmission device or method to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine, email, or other electronic transmission device or method as a defense to the formation or enforceability of a contract and each party forever waives any such defense.

Section 7.3 Entire Agreement; No Third-Party Beneficiaries. This TRA Agreement (together with all Exhibits and Schedules to this TRA Agreement), the Business Combination Agreement (together with the Disclosure Letters and Exhibits thereto), the Limited Liability Company Agreement, and the Confidentiality Agreement, contain the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. Nothing in this TRA Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this TRA Agreement.

Section 7.4 Governing Law. The law of the State of Delaware shall govern (a) all claims or matters related to or arising from this TRA Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this TRA Agreement, and the performance of the obligations imposed by this TRA Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 7.5 Severability. If any provision of this TRA Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, all other provisions of this TRA Agreement shall nevertheless remain in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this TRA Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) No TRA Party may assign all or any portion of its rights or obligations under this TRA Agreement to any Person without the prior written approval of the TRA Disinterested Majority, except that, to the extent that a TRA Party Transfers Units to any of such TRA Party’s Permitted Transferees in accordance with the terms of the Limited Liability Company Agreement, the Transferring TRA Party shall have the option to assign, without the approval of the TRA Disinterested Majority, to the Transferee of such Units the Transferring TRA Party’s rights and obligations under this TRA Agreement with respect to such Transferred Units. As a condition to any such assignment, each Transferee which is a Permitted Transferee or approved by

Annex J-14

the TRA Disinterested Majority and the Corporate Taxpayer shall execute and deliver a joinder to this TRA Agreement, in the form attached hereto as Exhibit A, agreeing to become a TRA Party for all purposes of this TRA Agreement, except as otherwise provided in such joinder. If a TRA Party Transfers Units in accordance with the terms of the Limited Liability Company Agreement but does not assign to the Transferee of such Units its rights and obligations under this TRA Agreement with respect to such Transferred Units, (i) such TRA Party shall remain a TRA Party under this TRA Agreement for all purposes, including with respect to the receipt of Tax Benefit Payments to the extent payable hereunder (including any Tax Benefit Payments in respect of the Initial Sale, if any, or of the Exchanges of such Transferred Units by such Transferee), and (ii) the Transferee of such Units shall not be a TRA Party. The Corporate Taxpayer may not assign any of its rights or obligations under this TRA Agreement to any Person (other than in connection with a Mandatory Assignment) without the prior written consent of the TRA Party Representative (not to be unreasonably withheld, conditioned or delayed). Any purported assignment in violation of the terms of this Section 7.6 shall be null and void. Notwithstanding the foregoing, once the Initial Sale, if any, or any Exchange has occurred, any and all payments that may become payable to a TRA Party pursuant to this TRA Agreement with respect to such Initial Sale, if any, or such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this TRA Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to be bound by Section 7.12.

(b) No provision of this TRA Agreement may be amended unless such amendment is approved in writing by, (i) on the one hand, the Corporate Taxpayer, and (ii) on the other hand, the TRA Parties who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties under this TRA Agreement if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange (or if no Exchange has occurred, the date of the Initial Sale, if any,) prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this TRA Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Parties will be entitled to receive under this TRA Agreement unless such amendment is consented to in writing by each such TRA Partiy disproportionately affected. No provision of this TRA Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All of the terms and provisions of this TRA Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this TRA Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place (any such assignment, a “Mandatory Assignment”).

Section 7.7 Interpretation. The headings and captions used in this TRA Agreement and the table of contents to this TRA Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this TRA Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this TRA Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this TRA Agreement, shall refer to this TRA Agreement as a whole and not to any particular provision of this TRA Agreement. References herein to the Preamble or to a specific Section, Subsection, Recital, Clause, Schedule or Exhibit shall refer, respectively, to the Preamble, Sections, Subsections, Recitals, Clauses, Schedules or Exhibits of this TRA Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 7.7 is intended to authorize any assignment or transfer not otherwise permitted by this TRA Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are expressly specified; provided that if any action is required to be done or taken on a day that is not

Annex J-15

a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any contract or agreement (including this TRA Agreement) mean such contract or agreement as amended, restated, supplemented or modified from time to time in accordance with the terms thereof. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any law shall be deemed also to refer to such law, as amended (and any successor laws), and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Except where otherwise expressly provided, all amounts in this TRA Agreement are stated and shall be paid in United States dollars. The parties to this TRA Agreement and their respective counsel have reviewed and negotiated this TRA Agreement as the joint agreement and understanding of such parties, and the language used in this TRA Agreement shall be deemed to be the language chosen by such parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 7.8 Waiver of Jury Trial; Jurisdiction.

(a) THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS TRA AGREEMENT OR (II) IN ANY WAY CONNECTION WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS TRA AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS TRA AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(b) Subject to Section 7.9, each of the parties hereto submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of New York, New York County) in any action, suit or proceeding arising out of or relating to this TRA Agreement, agrees that all claims in respect of such action, suit or proceeding shall be heard and determined in any such court and agrees not to bring any action, suit or proceeding arising out of or relating to this TRA Agreement in any other courts. Nothing in this Section 7.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party hereto agrees that a final judgment in any action, suit or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Section 7.9 Reconciliation. In the event that the Corporate Taxpayer and the TRA Party Representative are unable to resolve a disagreement with respect to the calculation of amounts owed pursuant to this TRA Agreement within the relevant period designated in this TRA Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert in the particular area of disagreement, acting as an expert and not as an arbitrator (the “Expert”), mutually acceptable to the Corporate Taxpayer and the TRA Party Representative; provided that solely with respect to any disagreements regarding the computation of an Early Termination Payment that relates to the taxable income projections described in clause (i) of the definition of “Valuation Assumptions,” the Corporate Taxpayer and the TRA Party Representative shall each submit the Reconciliation Dispute for determination to an Expert in the area of valuation services mutually acceptable to the Corporate Taxpayer and the TRA Party Representative. The Expert shall be a partner or principal in a nationally recognized accounting or law firm and, unless the Corporate Taxpayer, and the TRA Party Representative agree in writing otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with any party to this TRA Agreement or any Affiliate of any such parties or any other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Corporate Taxpayer and the TRA Party Representative shall cause the Expert to be selected by the International Chamber of Commerce Centre for Expertise in accordance with the criteria set forth above in this Section 7.9 and the Expert shall be subject to replacement by mutual agreement of the Corporate Taxpayer and the TRA Party Representative. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto, the Early Termination Schedule or an amendment thereto, or a Tax Benefit Schedule or any amendment thereto within

Annex J-16

thirty (30) calendar days or, in each case, as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this TRA Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The sum of (a) the costs and expenses relating to (i) the engagement (and, if applicable, selection by the International Chamber of Commerce Centre for Expertise) of such Expert and (ii) if applicable, amending any Tax Return in connection with the decision of such Expert and (b) the reasonable out-of-pocket costs and expenses of the Corporate Taxpayer and the TRA Party Representative incurred in the conduct of such proceeding shall be allocated between the Corporate Taxpayer, on the one hand, and the TRA Parties whose Tax Benefit Payments were the subject of the Resolution Dispute, on the other hand (and, in turn, among such TRA Parties in proportion to their respective unsuccessfully disputed items), in the same proportion that the aggregate amount of the disputed items so submitted to the Expert that is unsuccessfully disputed by each such party (as finally determined by the Expert) bears to the total amount of such disputed items so submitted, and each such party shall promptly reimburse the other party for the excess that such other party has paid in respect of such costs and expenses over the amount it has been so allocated. The Corporate Taxpayer may withhold payments under this TRA Agreement to collect amounts due under the preceding sentence on a TRA Party-by-TRA Pary basis. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties whose Tax Benefit Payments were the subject of the Resolution Dispute and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold, or cause there to be deducted and withheld from, any payment payable pursuant to this TRA Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, foreign or other tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this TRA Agreement as having been paid to the Person in respect of whom such withholding was made or such payment was due and payable. Each TRA Party shall promptly provide the Corporate Taxpayer, NewCo LLC, or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) and any other related information necessary to enable the Corporate Taxpayer (or its applicable withholding agent) to determine whether any deduction or withholding is required under applicable law and to comply with any applicable reporting requirements or that are reasonably requested and shall promptly provide an update of any such Tax form or certificate previously delivered if the same has become incorrect or has expired and shall indemnify and hold harmless the Corporate Taxpayer (or its applicable withholding agent) for the entire amount of any such amounts as the Corporate Taxpayer (or its applicable withholding agent) is required to deduct and withhold.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated, consolidated, combined or unitary group of corporations that files a consolidated, combined, or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local tax law, then: (i) the provisions of this TRA Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated, combined, or unitary taxable income of the group as a whole.

(b) If any entity that is obligated to make any Tax Benefit Payment or any Early Termination Payment hereunder transfers one or more assets to a corporation with which such entity does not file a consolidated, combined, or unitary tax return pursuant to Section 1501 of the Code, or any corresponding provisions of state, local or non-U.S. Tax law, such entity, for purposes of calculating the amount of any such payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of

Annex J-17

such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset (as reasonably determined by the governing body, or the Person responsible for management, of such entity acting in good faith), plus, without duplication, (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partnership interest.

Section 7.12 Confidentiality.

(a) Subject to Section 6.3, each TRA Party acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this TRA Agreement in good faith, such person shall keep and retain in confidence and not disclose to any Person any confidential matters of the Corporate Taxpayer and its Affiliates and successors or concerning NewCo and its Affiliates and successors learned by the TRA Party pursuant to this TRA Agreement. This Section 7.12 shall not apply to (i) any information that has been made public by the Corporate Taxpayer or any of its Affiliates or becomes public knowledge (except as a result of an act of the TRA Party in violation of this TRA Agreement) and (ii) the disclosure of information to the extent reasonably necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any material action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary in this TRA Agreement, to the extent required by applicable law or to the extent reasonably necessary for the TRA Party to comply with any applicable reportable transaction requirements under applicable law, each TRA Party (and each employee, representative or other agent of the TRA Party, as applicable) may disclose the Tax treatment and Tax structure of the Corporate Taxpayer, NewCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Party relating to such Tax treatment and Tax structure.

(b) If a TRA Party breaches any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right to seek to have the provisions of this Section 7.12 specifically enforced by injunctive relief by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach shall cause irreparable injury to the Corporate Taxpayer or any of its Affiliates and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

(c) In no event shall this Section 7.12 limit any obligation of any party under the Limited Liability Company Agreement or the Business Combination Agreement.

Section 7.13 TRA Party Representative. By executing this TRA Agreement, each of the TRA Parties shall be deemed to have irrevocably appointed the TRA Party Representative as each TRA Party’s agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Parties which may be necessary, convenient or appropriate to facilitate any matters under this TRA Agreement, including: (i) execution of the documents and certificates required pursuant to this TRA Agreement; (ii) except to the extent provided in this TRA Agreement, receipt and forwarding of notices and communications pursuant to this TRA Agreement; (iii) administration of the provisions of this TRA Agreement; (iv) any and all consents, waivers, amendments or modifications deemed by the TRA Party Representative to be necessary or appropriate under this TRA Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) taking actions the TRA Party Representative is authorized to take pursuant to the other provisions of this TRA Agreement; (vi) negotiating and compromising, on behalf of such TRA Parties, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this TRA Agreement and executing, on behalf of such TRA Parties, any settlement agreement, release or other document with respect to such dispute or remedy; and (vii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Parties in connection with this TRA Agreement and paying any fees related thereto on behalf of such TRA Parties, subject to reimbursement by such TRA Parties. The TRA Parties shall promptly reimburse the TRA Party Representative for all reasonable costs and expenses incurred in connection with the TRA Party Representative performing its duties hereunder. The TRA Party Representative may resign upon thirty (30) days’ written notice to the Corporate Taxpayer.

[Signature Page Follows]

Annex J-18

IN WITNESS WHEREOF, the undersigned have caused this TRA Agreement to be duly executed as of the date first above written.

CORPORATE TAXPAYER:
PropTech Investment Corporation II, a Delaware corporation
By:
Name:
Title:
NEWCO LLC:
Appreciate Intermediate Holdings, LLC, a Delaware limited liability company
By:
Name:
Title:
COMPANY:
RW National Holdings, LLC, a Delaware limited liability company
By:
Name:
Title:
LAKE STREET:
Lake Street Landlords, LLC, a Delaware limited liability company
By:
Name:
Title:

Signature Page to Income Tax Receivable Agreement

Annex J-19

TRA PARTY:
[ ]
By:
Name:
Title:
Address for Notices:

Attention:
Email:

Signature Page to Income Tax Receivable Agreement

Annex J-20

Exhibit A

Form of Joinder

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Tax Receivable Agreement, dated as of [•], 2022 (the “Agreement”), by and among PropTech Investment Corporation II, a Delaware corporation (the “Corporate Taxpayer”), Appreciate Intermediate Holdings, LLC, a Delaware limited liability company (“NewCo LLC”), RW National Holdings, LLC, a Delaware limited liability company, each of the TRA Parties (as defined therein), and each of the other Persons from time to time that become a party thereto, as amended from time to time. Capitalized terms used but not defined in this Joinder Agreement shall have the meanings given to them in the Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflict-of-law principles that would cause the application of the laws of another jurisdiction. If there is a conflict between this Joinder Agreement and the Agreement, the terms of this Joinder Agreement shall control.

By signing and returning this Joinder Agreement to the Corporate Taxpayer and NewCo LLC, the undersigned accepts and agrees to be bound by and subject to all of the terms and conditions of and a TRA Party contained in the Agreement, with all attendant rights, duties and obligations of a TRA Party thereunder. The parties to the Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Agreement by the undersigned and, upon receipt of this Joinder Agreement by the Corporate Taxpayer and NewCo LLC, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Agreement.

[Remainder of Page Intentionally Left Blank.]

Annex J-21

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be executed and delivered as of the date first set forth above.

[•]

Name:
[Title:]
Address for Notices:

Attention:
Email:

Annex J-22

SCHEDULE 1

Annex J-23

Annex K

COMMON STOCK PURCHASE AGREEMENT

This COMMON STOCK PURCHASE AGREEMENT is made and entered into as of May 17, 2022 (this “Agreement”), by and between CF Principal Investments LLC, a Delaware limited liability company (the “Investor”), and PropTech Investment Corporation II, a Delaware corporation (the “Company”). For purposes of this Agreement, references to the “Company” shall also include any successor entity to the Company by any Fundamental Transaction (as defined below), but only from and after the closing of such Fundamental Transaction (the “Closing”), including but not limited to, the resulting publicly listed company pursuant to the transactions contemplated by the Business Combination Agreement, dated May 17, 2022, by and among the Company, RW National Holdings, LLC, a Delaware limited liability company and, in its capacity as sellers’ representative, Lake Street Landlords, LLC, a Delaware limited liability company, such transactions being referred to herein as the “Business Combination.”

RECITALS

WHEREAS, the parties desire that, upon the terms and subject to the conditions and limitations set forth herein, the Company may issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company, up to the lesser of (i) $100,000,000 in aggregate gross purchase price of newly issued shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), and (ii) the Exchange Cap (to the extent applicable under Section 3.3);

WHEREAS, such sales of Common Stock by the Company to the Investor will be made in reliance upon the provisions of Section 4(a)(2) of the Securities Act (“Section 4(a)(2)”) and/or Rule 506(b) of Regulation D promulgated by the Commission under the Securities Act (“Regulation D”), and upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the issuances and sales of Common Stock by the Company to the Investor to be made hereunder;

WHEREAS, the parties hereto will enter into a Registration Rights Agreement substantially in the form attached as Exhibit A hereto (the “Registration Rights Agreement”) on the Closing Date (as defined below), pursuant to which the Company shall register the resale of the Registrable Securities (as defined in the Registration Rights Agreement), upon the terms and subject to the conditions set forth therein;

WHEREAS, in consideration for the Investor’s execution and delivery of this Agreement, the Company shall issue the Upfront Commitment Fee to the Investor, by transfer of the Commitment Shares, on the Commencement Date, pursuant to and in accordance with Section 10.1(ii); and

WHEREAS, the Company acknowledges that the Investor is an Affiliate of the Cantor Fitzgerald group of entities, and its Affiliate, Cantor Fitzgerald & Co. (“CF&CO”), is acting as Investor’s representative in connection with the transactions contemplated hereby.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex I hereto, and hereby made a part hereof, or as otherwise set forth in this Agreement.

ARTICLE II
PURCHASE AND SALE OF COMMON STOCK

Section 2.1. Purchase and Sale of Stock. Upon the terms and subject to the conditions of this Agreement, during the Investment Period, the Company, in its sole discretion, shall have the right, but not the obligation, to issue and sell to the Investor, and the Investor shall purchase from the Company, up to the lesser of (i) $100,000,000 (the “Total Commitment”) in aggregate gross purchase price of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock and (ii) the Exchange Cap, to the extent applicable under Section 3.3 (such lesser amount of shares of Common Stock, the “Aggregate Limit”), by the delivery to the Investor of VWAP Purchase Notices as provided in Article III.

Annex K-1

Section 2.2. Closing; Settlement. This Agreement shall become effective and binding upon the delivery of counterpart signature pages of this Agreement. In consideration of and in express reliance upon the representations, warranties and covenants contained in, and upon the terms and subject to the conditions of, this Agreement, during the Investment Period, the Company, at its sole option and discretion, may issue and sell to the Investor, and, if the Company elects to so issue and sell, the Investor shall purchase from the Company, the Shares in respect of each VWAP Purchase (as defined below). The delivery of Shares in respect of each VWAP Purchase, and the payment for such Shares, shall occur in accordance with Section 3.2, provided that all of the conditions precedent in Article VII shall have been fulfilled at the applicable times set forth in Article VII.

Section 2.3. Initial Public Announcements and Required Filings. The Company shall, within the time period required by the Exchange Act, file with the Commission a Current Report on Form 8-K disclosing the execution of this Agreement by the Company and the Investor and describing the material terms thereof, including, without limitation, the Upfront Commitment Fee payable by the Company to the Investor in accordance with Section 10.1(ii), and attaching as exhibits thereto a copy of this Agreement (including all exhibits thereto, the “Current Report”). The Company shall use its commercially reasonable efforts to provide the Investor and its legal counsel a reasonable opportunity to comment on a draft of the Current Report prior to filing the Current Report with the Commission and shall give due consideration to all such comments. From and after the filing of the Current Report with the Commission, the Company shall have publicly disclosed all material, nonpublic information delivered to the Investor (or the Investor’s representatives or agents) by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees, agents or representatives (if any) in connection with the transactions contemplated by the Transaction Documents. After the Closing Date, the Company shall use its commercially reasonable efforts to prepare and, as soon as practicable, file with the Commission the Initial Registration Statement and any New Registration Statement covering only the resale by the Investor of the Registrable Securities in accordance with the Securities Act and the Registration Rights Agreement. At or before 8:30 a.m. (New York City time) on the second (2nd) Trading Day immediately following the Effective Date of the Initial Registration Statement and any New Registration Statement (or any post-effective amendment thereto), the Company shall use its commercially reasonable efforts to file with the Commission in accordance with Rule 424(b) under the Securities Act the final Prospectus to be used in connection with sales pursuant to such Registration Statement (or post-effective amendment thereto).

ARTICLE III
PURCHASE TERMS

Subject to the satisfaction of the conditions set forth in Article VII, the parties agree as follows:

Section 3.1. VWAP Purchases. Upon the initial satisfaction or waiver of all of the conditions set forth in Section 7.2 (the “Commencement” and the date of initial satisfaction or waiver of all of such conditions, the “Commencement Date”) and from time to time thereafter, subject to the satisfaction of all of the conditions set forth in Section 7.3, the Company shall have the right, but not the obligation, to direct the Investor, by its timely delivery to the Investor of a VWAP Purchase Notice, in substantially the form attached hereto as Exhibit D, after 6:00 a.m., New York City time, but prior to 9:00 a.m., New York City time, on a VWAP Purchase Date, to purchase a number of Shares equal to the applicable VWAP Purchase Share Amount, not to exceed the applicable VWAP Purchase Maximum Amount, at the applicable VWAP Purchase Price therefor on such VWAP Purchase Date in accordance with this Agreement (each such purchase, a “VWAP Purchase”). In addition, the Investor may, in its sole discretion, accept a VWAP Purchase Notice after 9:00 a.m., New York City time, on a VWAP Purchase Date, provided that such acceptance, once provided, shall be irrevocable and binding and the Company’s obligation to deliver the Shares that are the subject of such VWAP Purchase Notice shall be binding; provided that, if the Investor does not accept a VWAP Purchase Notice that is delivered after 9:00 a.m., New York City time, such VWAP Purchase Notice shall be deemed to be null and void. The Investor may also, in its sole discretion, accept additional VWAP Purchase Notices within a Trading Day, in which case any prior VWAP Purchase Notice accepted by the Investor in such Trading Day shall be null, void, superseded and replaced in its entirety by such subsequent VWAP Purchase Notice. The Company may timely deliver a VWAP Purchase Notice to the Investor as often as every Trading Day (and may deliver multiple VWAP Purchase Notices in any given day, it being understood that a subsequent VWAP Purchase Notice will supersede and replace all earlier VWAP Purchase Notices delivered within the same Trading Day in their entirety), so long as (i) the Sale Price of the Common Stock on the Trading Day immediately preceding such Trading Day is not less than the Threshold Price, and (ii) all Shares subject to all prior VWAP Purchases theretofore required to have been received by the Investor as DWAC Shares under this Agreement have been delivered to the Investor as DWAC Shares

Annex K-2

in accordance with this Agreement. The Investor is obligated to accept each VWAP Purchase Notice prepared and delivered by the Company in accordance with the terms of and subject to the satisfaction of the conditions contained in this Agreement. If the Company delivers any VWAP Purchase Notice directing the Investor to purchase a number of Shares that is in excess of the applicable VWAP Purchase Maximum Amount, such VWAP Purchase Notice shall be void ab initio to the extent of the amount by which the VWAP Purchase Share Amount set forth in such VWAP Purchase Notice exceeds such applicable VWAP Purchase Maximum Amount, and the Investor shall have no obligation to purchase such Excess Shares in respect of such VWAP Purchase Notice; provided, however, that the Investor shall remain obligated to purchase the applicable VWAP Purchase Maximum Amount in such VWAP Purchase. Notwithstanding anything in this paragraph to the contrary, in the case where the Sale Price falls below the Threshold Price during a Trading Day, the VWAP Purchase Amount shall be calculated using (i) the VWAP Purchase Share Percentage of the aggregate shares traded on the Principal Market for such portion of the VWAP Purchase Date the Sale Price is not below the Threshold Price and (ii) a VWAP Purchase Price calculated using the volume weighted average price of Common Stock sold during such portion of the VWAP Purchase Date the Sale Price is not below the Threshold Price. Each VWAP Purchase Notice must include a VWAP Purchase Share Estimate. Each VWAP Purchase Notice must be accompanied by irrevocable instructions to the Company’s Transfer Agent to immediately issue and deliver to the Investor an amount of Common Stock equal to the VWAP Purchase Share Estimate. In no event shall the Investor purchase (or be deemed to have purchased), pursuant to any VWAP Purchase, a number of Shares constituting the applicable VWAP Purchase Share Amount that exceeds the VWAP Purchase Share Estimate issued on the VWAP Purchase Date in connection with such VWAP Purchase Notice; however, the Investor will promptly instruct the Transfer Agent to return to the Company any Shares issued pursuant to the VWAP Purchase Share Estimate that exceeds the number of Shares constituting the applicable VWAP Purchase Share Amount the Investor actually purchases in connection with such VWAP Purchase (such amount, the “Excess Shares”). Alternatively, if the Transfer Agent does not return the Excess Shares to the Company on the VWAP Purchase Date in accordance with the Investor’s instructions, or if otherwise instructed in writing by the Company, Investor may retain such Excess Shares (provided Investor will not be deemed to have purchased such Excess Shares), and such Excess Shares will be deemed pre-delivered Shares that will reduce the number of Shares required to be delivered by the Company in accordance with this section on the next VWAP Purchase Date in connection with the next VWAP Purchase Notice; provided however, that the Company shall have the right, upon delivery of written notice to the Investor at any time, to request that the Investor return all or a portion of such Excess Shares to the Company. At or prior to 5:30 p.m., New York City time, on the VWAP Purchase Date for each VWAP Purchase, the Investor shall provide to the Company a written confirmation for such VWAP Purchase setting forth the applicable VWAP Purchase Price per Share to be paid by the Investor in such VWAP Purchase, and the total aggregate VWAP Purchase Price to be paid by the Investor for the total VWAP Purchase Share Amount purchased by the Investor in such VWAP Purchase. Notwithstanding the foregoing, the Company shall not deliver any VWAP Purchase Notices to the Investor during the Post-Effective Amendment Period.

Section 3.2. Settlement. For each VWAP Purchase, the Investor shall pay to the Company an amount in cash equal to the product of (i) the total number of Shares purchased by the Investor in such VWAP Purchase and (ii) the applicable VWAP Purchase Price for such Shares (the “VWAP Purchase Amount”), as full payment for such Shares purchased by the Investor in such VWAP Purchase, via wire transfer of immediately available funds, not later than 5:00 p.m., New York City time, on the second (2nd) Trading Day following the applicable VWAP Purchase Share Delivery Date for such VWAP Purchase, provided the Investor shall have timely received, as DWAC Shares, all of such Shares purchased by the Investor in such VWAP Purchase on such VWAP Purchase Share Delivery Date in accordance with the first sentence of this Section 3.2. If the Investor fails to pay the VWAP Purchase Amount when due, the Investor will return the DWAC Shares to the Company. If the Company or the Transfer Agent shall fail for any reason, excluding failure of the Investor to set up a DWAC and required instructions, to deliver to the Investor, as DWAC Shares, any Shares purchased by the Investor in a VWAP Purchase prior to 10:30 a.m., New York City time, on the Trading Day immediately following the date of the applicable VWAP Purchase Notice (the “Share Delivery Deadline”) for such VWAP Purchase, and if on or after such Trading Day the Investor purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Investor of such Shares that the Investor anticipated receiving from the Company on such VWAP Purchase Share Delivery Date in respect of such VWAP Purchase, then the Company shall, within one (1) Trading Day after the Investor’s request, either (i) pay cash to the Investor in an amount equal to the Investor’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Cover Price”), at which point the Company’s obligation to deliver such Shares as DWAC Shares (and the Investor’s obligation to purchase such Shares from the Company) shall terminate, or (ii) promptly honor its obligation to deliver to the Investor such Shares as DWAC Shares and

Annex K-3

pay cash to the Investor in an amount equal to the excess (if any) of the Cover Price over the total purchase price paid by the Investor pursuant to this Agreement for all of the Shares purchased by the Investor in such VWAP Purchase; provided, however, that the Investor agrees to use its commercially reasonable efforts to purchase shares of Common Stock in respect of the Cover Price only in normal brokerage transactions at the prevailing price per share of Common Stock then available. The Company shall not issue any fraction of a share of Common Stock to the Investor in connection with any VWAP Purchase effected pursuant to this Agreement. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share. All payments to be made by the Investor pursuant to this Agreement shall be made by wire transfer of immediately available funds to such account as the Company may from time to time designate by written notice to the Investor in accordance with the provisions of this Agreement.

Section 3.3. Compliance with Rules of Principal Market.

(i) Exchange Cap. The Company shall not issue or sell any shares of Common Stock pursuant to this Agreement, and the Investor shall not purchase or acquire any shares of Common Stock pursuant to this Agreement, to the extent that after giving effect thereto, the aggregate number of shares of Common Stock that would be issued pursuant to this Agreement and the transactions contemplated hereby would exceed 19.99% of the voting power or number of shares of Common Stock, calculated in accordance with the applicable rules of the Principal Market), which number of shares shall be reduced, on a share-for-share basis, by the number of shares of Common Stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by this Agreement under applicable rules of the Principal Market (such maximum number of shares, the “Exchange Cap”), unless the Company’s stockholders have approved the issuance of Common Stock pursuant to this Agreement in excess of the Exchange Cap in accordance with the applicable rules of the Principal Market. For the avoidance of doubt, the Company may, but shall be under no obligation to, request its stockholders to approve the issuance of Common Stock pursuant to this Agreement; provided, that if such stockholder approval is not obtained, the Exchange Cap shall be applicable for all purposes of this Agreement and the transactions contemplated hereby at all times during the term of this Agreement (except as set forth in Section 3.3(ii)).

(ii) At-Market Transaction. Notwithstanding Section 3.3(i) above, the Exchange Cap shall not be applicable for any purposes of this Agreement and the transactions contemplated hereby, solely to the extent that (and only for so long as) the Average Price shall equal or exceed the Base Price (it being hereby acknowledged and agreed that the Exchange Cap shall be applicable for all purposes of this Agreement and the transactions contemplated hereby at all other times during the term of this Agreement, unless the stockholder approval referred to in Section 3.4(i) is obtained). Notwithstanding the foregoing, the Company may not deliver any VWAP Purchase Notice if the VWAP Purchase effected thereby would result in the Investor owning 19.99% of the voting power or number of shares of issued and outstanding Common Stock, in each case, calculated in accordance with the applicable rules of the Principal Market.

(iii) General. The Company shall not issue or sell any shares of Common Stock pursuant to this Agreement if such issuance or sale would reasonably be expected to result in (a) a violation of the Securities Act or (b) a breach of the rules of the Principal Market. The provisions of this Section 3.3 shall not be implemented in a manner otherwise than in strict conformity with the terms of this Section 3.3 unless necessary to ensure compliance with the Securities Act and the applicable rules of the Principal Market.

Section 3.4. Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not issue or sell, and the Investor shall not purchase or acquire, any shares of Common Stock under this Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by the Investor and its Affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Investor and its Affiliates (on an aggregated basis) of more than 4.99% of the outstanding voting power or shares of Common Stock (the “Beneficial Ownership Limitation”). Upon the written or oral request of the Investor, the Company shall promptly (but not later than the next business day on which the Transfer Agent is open for business) confirm orally or in writing to the Investor the number of shares of Common Stock then outstanding. The Investor and the Company shall each cooperate in good faith in the determinations required under this Section 3.4 and the application of this Section 3.4. The Investor’s written certification to the Company of the applicability of the Beneficial Ownership Limitation, and the resulting effect thereof hereunder at any time, shall be conclusive with respect to the applicability thereof and

Annex K-4

such result absent manifest error. The provisions of this Section 3.4 shall not be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3.4 unless necessary to properly give effect to the limitations contained in this Section 3.4.

Section 3.5. Suspension of Purchase Obligations. The Investor’s obligations under this Agreement shall be suspended immediately if, on the seventh (7th) Trading Day following the consummation of the Business Combination, the aggregate market value of the outstanding voting and non-voting common equity (as defined in Securities Act Rule 405), including shares of Class A common stock and shares of Class B common stock, of the Company issued or issuable (without giving effect to any lock-up) (collectively, the “Common Equity”), is less than $100 million (calculated by multiplying (x) the price at which the Common Stock of the Company closes on the Principal Market on such date by (y) the number of outstanding shares of Common Equity as of such date) as of that date, until such time as the aggregate market value of the Common Equity equals or exceeds $100 million (calculated by multiplying (x) the price at which the Common Stock of the Company closes on the Principal Market on a particular date by (y) the number of outstanding shares of Common Equity as of such date).

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INVESTOR

The Investor hereby makes the following representations, warranties and covenants to the Company:

Section 4.1. Organization and Standing of the Investor. The Investor is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

Section 4.2. Authorization and Power. The Investor has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Registration Rights Agreement and to purchase or acquire the Shares in accordance with the terms hereof. The execution, delivery and performance by the Investor of this Agreement and the Registration Rights Agreement and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, and no further consent or authorization of the Investor or its sole member is required. Each of this Agreement and the Registration Rights Agreement has been or will be duly executed and delivered by the Investor and constitutes or will constitute a valid and binding obligation of the Investor enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership, or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application (including any limitation of equitable remedies).

Section 4.3. No Conflicts. The execution, delivery and performance by the Investor of this Agreement and the Registration Rights Agreement and the consummation by the Investor of the transactions contemplated hereby and thereby do not and shall not (i) result in a violation of such Investor’s applicable organizational instruments, (ii) conflict with, constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Investor is a party or is bound, or (iii) result in a violation of any federal, state, local or foreign statute, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Investor or by which any of its properties or assets are bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, prohibit or otherwise interfere with, in any material respect, the ability of the Investor to enter into and perform its obligations under this Agreement and the Registration Rights Agreement. The Investor is not required under any applicable federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement and the Registration Rights Agreement or to purchase or acquire the Shares in accordance with the terms hereof, other than as may be required by the Financial Industry Regulatory Authority Inc. (“FINRA”); provided, however, that for purposes of the representation made in this sentence, the Investor is assuming and relying upon the accuracy of the relevant representations and warranties and the compliance with the relevant covenants and agreements of the Company in the Transaction Documents to which it is a party.

Annex K-5

Section 4.4. Investment Purpose. The Investor is acquiring the Shares for its own account, for investment purposes and not with a view towards, or for resale in connection with, the public sale or distribution thereof, in violation of the Securities Act or any applicable state securities laws; provided, however, that by making the representations herein, the Investor does not agree, or make any representation or warranty, to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with, or pursuant to, a registration statement filed pursuant to the Registration Rights Agreement or an applicable exemption under the Securities Act. The Investor is acquiring the Shares hereunder in the ordinary course of its business.

Section 4.5. Accredited Investor Status. The Investor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

Section 4.6. Reliance on Exemptions. The Investor understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Shares.

Section 4.7. Information. All materials relating to the business, financial condition, management and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by the Investor have been furnished or otherwise made available to the Investor or its advisors, including, without limitation, the Commission Documents. The Investor understands that its investment in the Shares involves a high degree of risk. The Investor is able to bear the economic risk of an investment in the Shares, including a total loss thereof, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of a proposed investment in the Shares. The Investor and its advisors have been afforded the opportunity to ask questions of and receive answers from representatives of the Company concerning the financial condition and business of the Company and other matters relating to an investment in the Shares. Neither such inquiries nor any other due diligence investigations conducted by the Investor or its advisors, if any, or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement or in any other Transaction Document to which the Company is a party or the Investor’s right to rely on any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transaction contemplated hereby (including without limitation the opinions of the Company’s counsel delivered pursuant to this Agreement and the Registration Rights Agreement). The Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares. The Investor understands that it (and not the Company) shall be responsible for its own tax liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement.

Section 4.8. No Governmental Review. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

Section 4.9. No General Solicitation. The Investor is not purchasing or acquiring the Shares as a result of any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Shares.

Section 4.10. Not an Affiliate. The Investor is not an officer, director or an Affiliate of the Company. During the Investment Period, the Investor will not acquire for its own account any shares of Common Stock or securities exercisable for or convertible into shares of Common Stock, other than pursuant to this Agreement; provided, however, that nothing in this Agreement shall prohibit or be deemed to prohibit the Investor from purchasing, in an open market transaction or otherwise, shares of Common Stock necessary to make delivery by the Investor in satisfaction of a sale by the Investor of Shares that the Investor anticipated receiving from the Company in connection with the settlement of a VWAP Purchase if the Company or its Transfer Agent shall have failed for any reason (other than a failure of Investor or its Broker-Dealer (as defined below) to set up a DWAC and required instructions) to electronically transfer all of the Shares subject to such VWAP Purchase to the Investor prior to the applicable Share Delivery Deadline by crediting the Investor’s or its designated Broker-Dealer’s account at DTC through its DWAC delivery system in compliance with Section 3.2

Annex K-6

of this Agreement. For the avoidance of doubt, the foregoing restriction does not apply to any Affiliate of the Investor, provided that any such purchases do not cause the Investor to violate any applicable Exchange Act requirement, including Regulation M.

Section 4.11. No Prior Short Sales. At no time prior to the date of this Agreement has the Investor or any entity managed or controlled by the Investor, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own principal account, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock that remains in effect as of the date of this Agreement.

Section 4.12. Statutory Underwriter Status. The Investor acknowledges that it will be disclosed as an “underwriter” and a “selling stockholder” in each Registration Statement and in any Prospectus contained therein to the extent required by applicable law and to the extent the Prospectus is related to the resale of Registrable Securities.

Section 4.13. Resales of Shares. The Investor will represents, warrants and covenants that it resell such Shares only pursuant to the Registration Statement in which the resale of such Shares is registered under the Securities Act, in a manner described under the caption “Plan of Distribution” in such Registration Statement, and in a manner in compliance with all applicable U.S. federal and state securities laws, rules and regulations, including without limitation, any applicable prospectus delivery requirements of the Securities Act.

Section 4.14. Residency. The Investor is a resident of the State of Delaware.

ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company hereby makes the following representations, warranties and covenants to the Investor:

Section 5.1. Organization, Good Standing and Power. The Company and each of its Subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization. The Company and each of its Subsidiaries are duly licensed or qualified as a foreign corporation (or other entity, if applicable) for transaction of business and in good standing under the laws of each other jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such license or qualification, and have all entity power and authority necessary to own or hold their respective properties and to conduct their respective businesses as described in the Commission Documents, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect or would reasonably be expected to have a material adverse effect on or affecting the assets, business, operations, earnings, properties, condition (financial or otherwise), prospects, stockholders’ equity or results of operations of the Company and the Subsidiaries taken as a whole, or prevent or materially interfere with consummation of the transactions contemplated hereby (a “Material Adverse Effect”).

Section 5.2. Subsidiaries. The subsidiaries set forth on Schedule 1 (collectively, the “Subsidiaries”), are the Company’s only significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the Commission). Except as set forth in the Commission Documents, the Company owns, directly or indirectly, all of the equity interests of the Subsidiaries free and clear of any lien, charge, security interest, encumbrance, right of first refusal or other restriction, and all the equity interests of the Subsidiaries are validly issued and are fully paid, non-assessable and free of preemptive and similar rights. No Subsidiary is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company.

Section 5.3. Authorization, Enforcement. The Company has the requisite corporate power and authority to enter into and perform its obligations under each of the Transaction Documents to which it is a party and to issue the Shares in accordance with the terms hereof and thereof. Except for approvals of the Company’s Board of Directors or a committee thereof as may be required in connection with any issuance and sale of Shares to the Investor hereunder (which approvals shall be obtained prior to the delivery of any VWAP Purchase Notice), the execution, delivery and performance by the Company of each of the Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and, except for such approvals as are required under the Business Combination

Annex K-7

Agreement, no further consent or authorization of the Company, its Board of Directors or its stockholders is required. Each of the Transaction Documents to which the Company is a party has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application (including any limitation of equitable remedies).

Section 5.4. Capitalization. The authorized capital stock of the Company and the shares thereof issued and outstanding were as set forth in the Commission Documents as of the dates reflected therein. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in the Commission Documents, this Agreement, that certain investor rights agreement, dated as of the date hereof, by and among the Company, the Sellers (as defined therein) and the Founder Holders (as defined therein) and the Registration Rights Agreement, there are no agreements or arrangements under which the Company is obligated to register the sale of any securities under the Securities Act. Except as set forth in the Commission Documents, no shares of Common Stock are entitled to preemptive rights and there are no outstanding debt securities and no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of capital stock of the Company other than those issued or granted in the ordinary course of business pursuant to the Company’s equity incentive and/or compensatory plans or arrangements. Except for customary transfer restrictions contained in agreements entered into by the Company to sell restricted securities or as set forth in the Commission Documents, the Company is not a party to, and it has no Knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. Except as set forth in the Commission Documents, there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any of the other Transaction Documents or the consummation of the transactions described herein or therein. After the Closing Date, the Company will have filed with the Commission true and correct copies of the Company’s Amended and Restated Certificate of Incorporation as in effect on the Closing Date (the “Charter”), and the Company’s Amended and Restated Bylaws as in effect on the Closing Date (the “Bylaws”).

Section 5.5. Issuance of Shares. The Commitment Shares and the Shares to be issued under this Agreement have been, or with respect to Shares to be purchased by the Investor pursuant to a particular VWAP Purchase Notice, will be, prior to the delivery to the Investor hereunder of such VWAP Purchase Notice, duly and validly authorized by all necessary corporate action on the part of the Company. The Commitment Shares, when issued to the Investor in accordance with this Agreement, and the Shares, if and when issued and sold against payment therefor in accordance with this Agreement, shall be validly issued and outstanding, fully paid and non-assessable and free from all liens, charges, taxes, security interests, encumbrances, rights of first refusal, preemptive or similar rights and other encumbrances with respect to the issue thereof, and the Investor shall be entitled to all rights accorded to a holder of Common Stock. At or prior to Commencement, the Company shall have duly authorized and reserved a number of shares of Common Stock equal to the Exchange Cap for issuance and sale as Shares to the Investor pursuant to VWAP Purchases that may be effected by the Company, in its sole discretion, from time to time from and after the Commencement Date, pursuant to this Agreement.

Section 5.6. No Conflicts. The execution, delivery and performance by the Company of each of the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby do not and shall not (i) result in a violation of any provision of the Company’s Charter or Bylaws, (ii) conflict with or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, any Material Contract to which the Company or any of its Subsidiaries is a party or is bound, (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries (including federal and state securities laws and regulations and the rules and regulations of the Principal Market), except, in the case of clauses (ii) and (iii), for such conflicts, defaults, terminations, amendments, acceleration, cancellations, liens, charges, encumbrances and violations as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or that have been

Annex K-8

waived. Except as specifically contemplated by this Agreement or the Registration Rights Agreement and as required under the Securities Act, any applicable state securities laws and applicable rules of the Principal Market, the Company is not required under any federal, state or local rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents to which it is a party, or to issue the Shares to the Investor in accordance with the terms hereof and thereof (other than such consents, authorizations, orders, filings or registrations as have been obtained or made prior to the Closing Date); provided, however, that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the representations and warranties of the Investor in this Agreement and the compliance by it with its covenants and agreements contained in this Agreement and the Registration Rights Agreement.

Section 5.7. Commission Documents, Financial Statements; Disclosure Controls and Procedures; Internal Controls Over Financial Reporting; Accountants.

(i) As of the date of this Agreement, no Subsidiary of the Company is required to file or furnish any report, schedule, registration, form, statement, information or other document with the Commission. As of its filing date (or, if amended or superseded by a filing prior to the Closing Date, on the date of such amended or superseded filing), each Commission Document filed with or furnished to the Commission prior to the Closing Date complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and other federal, state and local laws, rules and regulations applicable to it, and, as of its filing date. Each Registration Statement, on the date it is filed with the Commission, on the date it becomes effective and on each VWAP Purchase Date shall comply in all material respects with the requirements of the Securities Act (including, without limitation, Rule 415 under the Securities Act) and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, except that this representation and warranty shall not apply to statements in or omissions from such Registration Statement made in reliance upon and in conformity with information relating to the Investor furnished to the Company in writing by or on behalf of the Investor expressly for use therein. The Prospectus and each Prospectus Supplement required to be filed pursuant to this Agreement or the Registration Rights Agreement on the Closing Date, when taken together, on its date and on each VWAP Purchase Date shall comply in all material respects with the requirements of the Securities Act (including, without limitation, Rule 424(b) under the Securities Act) and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that this representation and warranty shall not apply to statements in or omissions from the Prospectus or any Prospectus Supplement made in reliance upon and in conformity with information relating to the Investor furnished to the Company in writing by or on behalf of the Investor expressly for use therein. The statistical, demographic and market-related data included in the Registration Statement and Prospectus, each on the date it is filed with the Commission, are based on or derived from sources that the Company believes to be reliable and accurate in all material respects or represent the Company’s good faith estimates that are made on the basis of data derived from such sources. Each Commission Document (other than the Initial Registration Statement or any New Registration Statement, or the Prospectus included therein or any Prospectus Supplement thereto) to be filed with or furnished to the Commission after the Closing Date and incorporated by reference in the Initial Registration Statement or any New Registration Statement, or the Prospectus included therein or any Prospectus Supplement thereto required to be filed pursuant to this Agreement or the Registration Rights Agreement (including, without limitation, the Current Report), when such document is filed with or furnished to the Commission and, if applicable, when such document becomes effective, as the case may be, shall comply in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and other federal, state and local laws, rules and regulations applicable to it. The Company has delivered or made available to the Investor via EDGAR or otherwise true and complete copies of all comment letters and substantive correspondence received by the Company from the Commission relating to the Commission Documents filed with or furnished to the Commission as of the Closing Date, together with all written responses of the Company thereto in the form such responses were filed via EDGAR. There are no outstanding or unresolved comments or undertakings in such comment letters received by the Company from the Commission. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Securities Act or the Exchange Act.

Annex K-9

(ii) The consolidated financial statements of the Company included or incorporated by reference in the Commission Documents, together with the related notes and schedules, present fairly, in all material respects, the consolidated financial position of the Company and its then consolidated subsidiaries as of the dates indicated, and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and its then consolidated subsidiaries for the periods specified (subject, in the case of unaudited statements, to normal year end audit adjustments which will not be material, either individually or in the aggregate) and have been prepared in compliance with the published requirements of the Securities Act and the Exchange Act, as applicable, and in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis. The summary consolidated financial data included or incorporated by reference in the Commission Documents present fairly the information shown therein and have been compiled on a basis consistent with that of the financial statements included or incorporated by reference in the Commission Documents, as of and at the dates indicated. The pro forma condensed combined financial statements and the pro forma combined financial statements and any other pro forma financial statements or data included or incorporated by reference in the Commission Documents comply with the requirements of Regulation S-X of the Securities Act, including, without limitation, Article 11 thereof, and the assumptions used in the preparation of such pro forma financial statements and data are reasonable, the pro forma adjustments used therein are appropriate to give effect to the circumstances referred to therein and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements and data. There are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the Commission Documents that are not included or incorporated by reference as required. The Company and the Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations or any “variable interest entities” as that term is used in Accounting Standards Codification Paragraph 810-10-25-20), not described in Commission Documents which are required to be described in the Commission Documents. All disclosures contained or incorporated by reference in the Commission Documents, if any, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language included in the Commission Documents fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(iii) Boulay PLLP (such firm, or a successor independent registered public accounting firm for the Company, the “Accountant”), whose report on the consolidated financial statements of the Company as of and for the years ended December 31, 2021 and 2020 have been provided to the Investor, are and, during the periods covered by their report, was an independent public accounting firm within the meaning of the Securities Act and the rules and regulations of the Public Company Accounting Oversight Board (United States). To the Company’s Knowledge, the Accountant is not in violation of the auditor independence requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to the Company.

(iv) There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to all reports, schedules, forms, statements and other documents required to be filed by it or furnished by it to the Commission. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

Section 5.8. No Material Adverse Effect; Absence of Certain Changes. Subsequent to the respective dates as of which information is given in the Commission Documents (including any document deemed incorporated by reference therein), there has not been (i) any Material Adverse Effect or the occurrence of any development that the Company reasonably expects will result in a Material Adverse Effect, taken as a whole, (ii) any transaction which is material to the Company and the Subsidiaries taken as a whole, (iii) any obligation or liability, direct or contingent (including any off-balance sheet obligations), incurred by the Company or any Subsidiary, which is material to the Company and the Subsidiaries taken as a whole, (iv) any material change in the capital stock or outstanding long-term indebtedness of the Company or any of its Subsidiaries or (v) any dividend or distribution of any kind declared,

Annex K-10

paid or made on the capital stock of the Company or any Subsidiary, other than in each case above in the ordinary course of business or as otherwise disclosed in the Commission Documents (including any document deemed incorporated by reference therein). The Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice in all material respects.

Section 5.9. No Material Defaults. Neither the Company nor any of its Subsidiaries (except with respect to the Subordinated Seller Notes (as defined below) and except for any default in existence at the respective time at RW National Holdings, LLC, referenced in that (i) certain Forbearance and Omnibus Amendment to Securities Purchase Agreement and 12% Secured Promissory Note, dated as of May 17, 2022 (the “Forbearance Agreement”), by and among RW National Holdings, LLC, RW OpCo, LLC, and St. Cloud Capital Partners III SBIC, L.P., (ii) certain Waiver Letter, dated May 16, 2022 (including any amendments, supplements or other modifications thereto, the “Bridgewater Waiver Q1 22”) and (iii) certain Waiver Letter, dated on or about May 16, 2022 (including any amendments, supplements or other modifications thereto, the “Bridgewater Waiver FY21” and, together with the Forbearance Agreement and the Bridgewater Waiver Q1 22, the “Debt Agreements”), with respect to that certain Loan Agreement, dated January 2, 2019, by and between Bridgewater Bank and RW OA Acquisition, LLC, as amended, the related Amended Promissory Note, dated December 31, 2021, by and between Bridgewater Bank and RW National Holdings, LLC and the related Security Agreement, dated January 2, 2019, by and among Bridgewater Bank and Renters Warehouse USA, LLC, RW National Holdings, LLC, RW OpCo, LLC, and RW OA Acquisition, LLC) has defaulted on any installment on indebtedness for borrowed money or on any rental on one or more long-term leases, which defaults would, individually or in the aggregate, have a Material Adverse Effect. The Company has not filed a report pursuant to Section 13(a) or 15(d) of the Exchange Act indicating that it (i) has failed to pay any dividend or sinking fund installment on preferred stock or (ii) has defaulted on any installment on indebtedness for borrowed money or on any rental on one or more long-term leases, which defaults would, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any Contract (other than the Subordinated Seller Notes and as set forth in the Debt Agreements) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries are subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any Governmental Authority, except, in the case of each of clauses (ii) and (iii) above, for any such violation or default that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.10. No Preferential Rights. Except as set forth in the Commission Documents, (i) no Person, has the right, contractual or otherwise, to cause the Company to issue or sell to such Person any Common Stock or shares of any other capital stock or other securities of the Company, (ii) no Person has any preemptive rights, resale rights, rights of first refusal, rights of co-sale, or any other rights (whether pursuant to a “poison pill” provision or otherwise) to purchase any Common Stock or shares of any other capital stock or other securities of the Company, (iii) no Person has the right to act as an underwriter or as a financial advisor to the Company in connection with the offer and sale of the Common Stock, and (iv) no Person has the right, contractual or otherwise, to require the Company to register under the Securities Act any Common Stock or shares of any other capital stock or other securities of the Company, or to include any such shares or other securities in the Registration Statement or the offering contemplated thereby, whether as a result of the filing or effectiveness of the Registration Statement or the sale of the Shares as contemplated thereby or otherwise.

Section 5.11. Material Contracts. Other than as set forth in the Debt Agreements and except with respect to the Subordinated Seller Notes, neither the Company nor any of its Subsidiaries is in material breach of or default in any respect under the terms of any Material Contract and, to the Knowledge of the Company, no other party to any Material Contract is in material breach of or default under the terms of any Company Material Contract. Each agreement between the Company and a third party is in full force and effect and is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company, is a valid and binding obligation of each other party thereto. The Company has not received any written notice of the intention of any other party to a Material Contract to terminate for default, convenience or otherwise, or not renew, any Material Contract.

Annex K-11

Section 5.12. Solvency. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to Title 11 of the United States Code or any similar federal or state bankruptcy law or law for the relief of debtors, nor does the Company have any Knowledge that its creditors intend to initiate involuntary bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under Title 11 of the United States Code or any other federal or state bankruptcy law or any law for the relief of debtors. At all times following the consummation of the Business Combination, the Company will be financially solvent and generally able to pay its debts as they become due. There is no existing or continuing default or event of default in respect of any Indebtedness of the Company or any of its Subsidiaries, other than as set forth in the Debt Agreements and except with respect to the Subordinated Seller Notes. For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed in excess of $100,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements, indemnities and other contingent obligations in respect of Indebtedness of others in excess of $100,000, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $100,000 due under leases required to be capitalized in accordance with GAAP.

Section 5.13. Real Property; Intellectual Property.

(i) Except as set forth in the Commission Documents, the Company and its Subsidiaries have good and marketable title in fee simple to all items of real property owned by them and good and valid title to all personal property described in the Commission Documents as being owned by them, in each case free and clear of all liens, encumbrances and claims, except those matters that (a) do not materially interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries or (b) would not, individually or in the aggregate, have a Material Adverse Effect. Any real or personal property described in the Commission Documents as being leased by the Company and any of its Subsidiaries is held by them under valid, existing and enforceable leases, except those that (1) do not materially interfere with the use made or proposed to be made of such property by the Company or any of its Subsidiaries or (2) would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. Each of the properties of the Company and its Subsidiaries complies with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to such properties), except if and to the extent disclosed in the Commission Documents or except for such failures to comply that would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use made and proposed to be made of such property by the Company and its Subsidiaries or otherwise have a Material Adverse Effect. None of the Company or its Subsidiaries has received from any Governmental Authorities any notice of any condemnation of, or zoning change affecting, the properties of the Company and its Subsidiaries, and the Company knows of no such condemnation or zoning change which is threatened, except for such that would not reasonably be expected to interfere in any material respect with the use made and proposed to be made of such property by the Company and its Subsidiaries or otherwise have a Material Adverse Effect, individually or in the aggregate.

(ii) Except as disclosed in the Commission Documents, the Company and its Subsidiaries own, possess, license or have other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, inventions, trade secrets, technology, Internet domain names, know-how and other intellectual property (collectively, the “Intellectual Property”), necessary for the conduct of their respective businesses as now conducted except to the extent that the failure to own, possess, license or otherwise have other rights to use such Intellectual Property would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in the Commission Documents (a) there are no ownership rights of third parties to any such Intellectual Property owned by the Company or any of its Subsidiaries; (b) to the Company’s Knowledge, there is no infringement by third parties of any such Intellectual Property, and the Company is unaware of any facts that could form a reasonable basis for any such action, suit, proceeding or claim; (c) there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by others in writing and received by the Company or its Subsidiaries by or before any Governmental Authority challenging the Company’s and its Subsidiaries’ rights in or to any such Intellectual Property; (d) there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by others in writing and received by the Company or its Subsidiaries by or before any Governmental Authority challenging the validity or scope of any such Intellectual Property; (e) there is no pending or, to the Company’s

Annex K-12

Knowledge, threatened action, suit, proceeding or claim by others in writing and received by the Company or its Subsidiaries by or before any Governmental Authority that the Company and its Subsidiaries infringe or otherwise violate any patent, trademark, copyright, trade secret or other proprietary rights of others; (f) to the Company’s Knowledge, there is no third-party U.S. patent or published U.S. patent application which contains claims for which an Interference Proceeding (as defined in 35 U.S.C. § 135) has been commenced against any patent or patent application described in the Commission Documents as being owned by the Company; and (g) the Company and its Subsidiaries are in compliance with the terms of each agreement to which the Company or its Subsidiaries are a party pursuant to which Intellectual Property has been licensed to the Company or such Subsidiary, and all such agreements are in full force and effect, except, in the case of any of clauses (a)-(g) above, as would not, individually or in the aggregate, result in a Material Adverse Effect. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable efforts to maintain the confidentiality of all material trade secrets and other material confidential information of the Company and its Subsidiaries and any confidential information owned by any Person to whom the Company or any of its Subsidiaries has a written confidentiality obligation, except those that would not, individually or in the aggregate, result in a Material Adverse Effect.

Section 5.14. Actions Pending. Except as set forth in the Commission Documents, there are no actions, suits or proceedings by or before any Governmental Authority pending, nor, to the Company’s Knowledge, any audits or investigations by or before any Governmental Authority to which the Company or a Subsidiary is a party or to which any property of the Company or any of its Subsidiaries is the subject that would, individually or in the aggregate, have a Material Adverse Effect and, to the Company’s Knowledge, no such actions, suits, proceedings, audits or investigations are threatened or contemplated by any Governmental Authority or threatened by others; and (i) there are no current or pending audits or investigations, actions, suits or proceedings by or before any Governmental Authority that are required under the Securities Act to be described in the Commission Documents that are not so described; and (ii) there are no contracts or other documents that are required under the Securities Act to be filed as exhibits to the Commission Documents that are not so filed.

Section 5.15. Compliance with Law. The Company and each of its Subsidiaries are in material compliance with all applicable laws, regulations and statutes (including all Environmental Laws) in the jurisdictions in which it carries on business; the Company has not received a notice of non- compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations and statutes, and is not aware of any pending change or contemplated change to any applicable law or regulation or governmental position; in each case that would materially adversely affect the business of the Company or the business or legal environment under which the Company operates.

Section 5.16. Certain Fees. Neither the Company nor any of its Subsidiaries has incurred any liability for any finder’s fees, brokerage commissions or similar payments in connection with the transactions herein contemplated.

Section 5.17. Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided the Investor or any of its agents, advisors or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information concerning the Company or any of its Subsidiaries, other than the existence of the transactions contemplated by the Transaction Documents. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting resales of Shares under the Registration Statement.

Section 5.18. Broker/Dealer Relationships. Neither the Company nor any of the Subsidiaries (i) is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or (ii) directly or indirectly through one or more intermediaries, controls or is a “person associated with a member” or “associated person of a member” (within the meaning set forth in the FINRA Manual).

Section 5.19. Controls. The Company and each of its Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions, including receipts and expenditures, are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) its policies and procedures provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets, including the comparison of the recorded accountability for assets with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences and (v) its

Annex K-13

books and records accurately reflect its assets. The Company’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses in its internal control over financial reporting (other than as set forth in the Commission Documents). Since the date of the latest audited financial statements of the Company included in the Commission Documents, there has been no change in the Company’s internal control over financial reporting that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the Company’s internal control over financial reporting (other than as set forth in the Commission Documents). The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15 and 15d-15) for the Company designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and designed such disclosure controls and procedures to ensure that material information relating to the Company and each of its Subsidiaries is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of a date within ninety (90) days prior to the filing date of the Form 10-K for the fiscal year most recently ended (such date, the “Evaluation Date”). The Company presented in its Form 10-K for the fiscal year most recently ended the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date and the disclosure controls and procedures are effective. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Securities Act) or, to the Company’s Knowledge, in other factors that could significantly affect the Company’s internal controls.

Section 5.20. Permits. Except as otherwise disclosed in the Commission Documents, the Company and each Subsidiary possess such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, and neither the Company nor any Subsidiary has received, or has any reason to believe that it will receive, any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, if the subject of an unfavorable decision, ruling or finding, would, individually or in the aggregate, have a Material Adverse Effect.

Section 5.21. Environmental Compliance. Except as set forth in the Commission Documents, the Company and its Subsidiaries (i) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, decisions and orders relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses as described in the Commission Documents; and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except, in the case of any of clauses (i), (ii) or (iii) above, for any such failure to comply or failure to receive required permits, licenses, other approvals or liability as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.22. No Improper Practices. (i) Neither the Company nor the Subsidiaries, nor any director, officer, or employee of the Company or any Subsidiary nor, to the Company’s Knowledge, any agent, Affiliate or other person acting on behalf of the Company or any Subsidiary has, in the past five years, made any unlawful contributions to any candidate for any political office (or failed fully to disclose any contribution in violation of applicable law) or made any contribution or other payment to any official of, or candidate for, any federal, state, municipal, or foreign office or other person charged with similar public or quasi-public duty in violation of any applicable law or of the character required to be disclosed in the Commission Documents; (ii) no relationship, direct or indirect, exists between or among the Company or any Subsidiary or any Affiliate of any of them, on the one hand, and the directors, officers and stockholders of the Company or any Subsidiary, on the other hand, that is required by the Securities Act to be described in the Commission Documents that is not so described; (iii) no relationship, direct or indirect, exists between or among the Company or any Subsidiary or any Affiliate of them, on the one hand, and the directors, officers, or stockholders of the Company or any Subsidiary, on the other hand, that is required by the rules of FINRA to be described in the Commission Documents that is not so described; (iv) except as described in the Commission Documents, there are no material outstanding loans or advances or material guarantees of indebtedness by the Company or any Subsidiary to or for the benefit of any of their respective officers or directors or any of the members of the families of any of them; (v) the Company has not offered, or caused any placement agent to offer, Common

Annex K-14

Stock to any person with the intent to influence unlawfully (a) a customer or supplier of the Company or any Subsidiary to alter the customer’s or supplier’s level or type of business with the Company or any Subsidiary or (b) a trade journalist or publication to write or publish favorable information about the Company or any Subsidiary or any of their respective products or services; and (vi) neither the Company nor any Subsidiary nor any director, officer or employee of the Company or any Subsidiary nor, to the Company’s Knowledge, any agent, Affiliate or other person acting on behalf of the Company or any Subsidiary has (a) violated or is in violation of any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti-corruption law (collectively, “Anti-Corruption Laws”), (b) promised, offered, provided, attempted to provide or authorized the provision of anything of value, directly or indirectly, to any person for the purpose of obtaining or retaining business, influencing any act or decision of the recipient, or securing any improper advantage; or (c) made any payment of funds of the Company or any Subsidiary or received or retained any funds in violation of any Anti-Corruption Laws.

Section 5.23. Operations. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions to which the Company or its Subsidiaries are subject, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 5.24. Transactions With Affiliates. No relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries on the one hand, and the directors, officers, trustees, managers, stockholders, partners, customers or suppliers of the Company or any of the Subsidiaries on the other hand, which would be required by the Securities Act or the Exchange Act to be disclosed in the Commission Documents, which is not so disclosed.

Section 5.25. Labor Disputes. None of the Company nor any of its Subsidiaries is bound by or subject to any collective bargaining or similar agreement with any labor union, and, to the Knowledge of the Company, none of the employees, representatives or agents of the Company or any of its Subsidiaries is represented by any labor union. The Company and its Subsidiaries have complied with all employment laws applicable to employees of the Company and its Subsidiaries, except where non-compliance with any such employment laws would not have a Material Adverse Effect. No labor disturbance by or dispute with employees of the Company or any of its Subsidiaries exists or, to the Knowledge of the Company, is threatened which would have a Material Adverse Effect.

Section 5.26. Use of Proceeds. The proceeds from the sale of the Shares by the Company to the Investor shall be used by the Company in the manner as will be set forth in the Prospectus included in any Registration Statement (and any post-effective amendment thereto) and any Prospectus Supplement thereto filed pursuant to the Registration Rights Agreement.

Section 5.27. Investment Company Act Status. The Company is not, and as a result of the consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds from the sale of the Shares as will be set forth in the Prospectus included in any Registration Statement (and any post-effective amendment thereto) and any Prospectus Supplement thereto filed pursuant to the Registration Rights Agreement the Company will not be an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.28. Margin Rules. Neither the issuance, sale and delivery of the Shares nor the application of the proceeds thereof by the Company as described in the Commission Documents will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

Section 5.29. Taxes. The Company and each of its Subsidiaries have filed all federal, state, local and foreign tax returns which have been required to be filed and paid all taxes shown thereon through the date hereof, to the extent that such taxes have become due and are not being contested in good faith, except where the failure to so file or pay would not have a Material Adverse Effect. Except as otherwise disclosed in or contemplated by the Commission Documents, no tax deficiency has been determined adversely to the Company or any of its Subsidiaries which has, individually or in the aggregate, a Material Adverse Effect. The Company has no Knowledge of any federal, state or other governmental tax deficiency, penalty or assessment which has been asserted or threatened against it which would have a Material Adverse Effect.

Annex K-15

Section 5.30. ERISA. To the Knowledge of the Company, (i) each material employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by the Company or any of its Affiliates for employees or former employees of the Company and any of its Subsidiaries has been maintained in material compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred which would result in a material liability to the Company with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption and (iii) for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code has been incurred, whether or not waived, and the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) exceeds the present value of all benefits accrued under such plan determined using reasonable actuarial assumptions.

Section 5.31. Stock Transfer Taxes. All stamp and other similar stock transfer taxes and duties (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares to be sold hereunder will be, or will have been, fully paid or provided for by the Company.

Section 5.32. Insurance. The Company and each of its Subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as the Company and each of its Subsidiaries reasonably believe are adequate for the conduct of their business and as is customary for similarly situated companies engaged in similar businesses in similar industries.

Section 5.33. Exemption from Registration. Subject to, and in reliance on, the representations, warranties and covenants made herein by the Investor, the offer and sale of the Shares in accordance with the terms and conditions of this Agreement is exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) and/or Rule 506(b) of Regulation D; provided, however, that at the request of and with the express agreements of the Investor (including, without limitation, the representations, warranties and covenants of Investor set forth in Section 4.9 through 4.13), the Shares to be issued from and after Commencement to or for the benefit of the Investor pursuant to this Agreement shall be issued to the Investor or its designee only as DWAC Shares and will not bear legends noting restrictions as to resale of such securities under federal or state securities laws, nor will any such securities be subject to stop transfer instructions.

Section 5.34. No General Solicitation or Advertising. Neither the Company, nor any of its Subsidiaries or Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Shares.

Section 5.35. No Integrated Offering. None of the Company, its Subsidiaries or any of their Affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Shares under the Securities Act, whether through integration with prior offerings or otherwise, or cause this offering of the Shares to require approval of stockholders of the Company under any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the Principal Market. None of the Company, its Subsidiaries, their Affiliates nor any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of the issuance of any of the Shares under the Securities Act or cause the offering of any of the Shares to be integrated with other offerings.

Section 5.36. Dilutive Effect. The Company is aware and acknowledges that issuance of the Shares could cause dilution to existing stockholders and could significantly increase the outstanding number of shares of Common Stock. The Company further acknowledges that its obligation to issue the Shares to be purchased by the Investor pursuant to a VWAP Purchase is, upon the Company’s delivery to the Investor of a VWAP Purchase Notice for a VWAP Purchase in accordance with this Agreement, absolute and unconditional following the delivery of such VWAP Purchase Notice to the Investor, regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

Section 5.37. Manipulation of Price. Neither the Company nor any of its officers, directors or Affiliates has, and, to the Knowledge of the Company, no Person acting on their behalf has, (i) taken, directly or indirectly, any action designed or intended to cause or to result in the stabilization or manipulation of the price of any security of the

Annex K-16

Company, or which caused or resulted in, or which would in the future reasonably be expected to cause or result in, the stabilization or manipulation of the price of any security of the Company, in each case to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company. Neither the Company nor any of its officers, directors or Affiliates will during the term of this Agreement, and, to the Knowledge of the Company, no Person acting on their behalf will during the term of this Agreement, take any of the actions referred to in the immediately preceding sentence.

Section 5.38. Listing and Maintenance Requirements; DTC Eligibility. After the Closing Date, the Common Stock will be registered pursuant to Section 12(b) of the Exchange Act, and the Company shall not have taken any action designed to, or which to its Knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act, nor shall the Company have received any notification that the Commission is contemplating terminating such registration. The Company shall not have received notice from the Principal Market to the effect that the Company is not in compliance with the listing or maintenance requirements of the Principal Market. The Common Stock shall be eligible for participation in the DTC book entry system and there shall be shares on deposit at DTC for transfer electronically to third parties via DTC through its Deposit/Withdrawal at Custodian (“DWAC”) delivery system. The Company shall not have received notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock is being imposed or is contemplated.

Section 5.39. Application of Takeover Protections. The Company and its Board of Directors will, as of the Closing Date, have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Charter or the laws of its state of incorporation that is or could become applicable to the Investor as a result of the Investor and the Company fulfilling their respective obligations or exercising their respective rights under the Transaction Documents (as applicable), including, without limitation, as a result of the Company’s issuance of the Shares and the Investor’s ownership of the Shares.

Section 5.40. OFAC. Neither the Company nor any of its Subsidiaries (collectively, the “Entity”), nor any director, officer, employee, agent, Affiliate or representative of the Company, is a Person that is, or is owned or controlled by a Person that is (i) the subject of any sanctions administered or enforced by the Office of Foreign Asset Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authorities, including, without limitation, designation on OFAC’s Specially Designated Nationals and Blocked Persons List or OFAC’s Foreign Sanctions Evaders List or other relevant sanctions authority (collectively, “Sanctions”), nor (ii) located, organized or resident in a country or territory that is the subject of Sanctions that broadly prohibit dealings with that country or territory (including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria (the “Sanctioned Countries”)). The Entity will not, directly or indirectly, use the proceeds from the sale of Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (a) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or is a Sanctioned Country, or (b) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the transactions contemplated by this Agreement, whether as underwriter, advisor, investor or otherwise). For the past five years, the Entity has not engaged in, and is now not engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions or was a Sanctioned Country.

Section 5.41. Information Technology; Compliance with Data Privacy Laws.

(i) Except as would not, individually or in the aggregate, result in a Material Adverse Effect, (i) the Company and its Subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company as currently conducted, (ii) the IT Systems are, to the Knowledge of the Company, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants, and (iii) the Company and its Subsidiaries have implemented and maintain reasonable physical, technical and administrative controls, policies, procedures, and safeguards designed to maintain and protect their material confidential information and the integrity and security of all IT Systems and data, including all “Personal Data” (defined below) that is

Annex K-17

sensitive, confidential, or regulated data, in each case, controlled by the Company and its Subsidiaries and used in connection with their businesses (such data, “Confidential Data”). “Personal Data” means (a) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number; (b) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended; (c) “personal data” as defined by the European Union General Data Protection Regulation (“GDPR”) (EU 2016/679); (d) any “personal information” as defined by the California Consumer Privacy Act (“CCPA”); and (e) any other piece of information that allows the identification of such natural person, or his or her family or an identified person’s health or sexual orientation. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, since December 31, 2020 there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, the Company and its Subsidiaries are presently in compliance with all applicable laws or statutes and all applicable judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, their internal policies and their contractual obligations relating to the privacy and security of IT Systems, Confidential Data, and Personal Data and to the protection of such IT Systems, Confidential Data, and Personal Data from unauthorized use, access, misappropriation or modification.

(ii) Except as would not, individually or in the aggregate, result in a Material Adverse Effect, the Company and its Subsidiaries are, and since December 31, 2020 have been, in material compliance with all applicable state and federal data privacy and security laws and regulations, including without limitation CCPA and the GDPR (collectively, the “Privacy Laws”). Except as would not, individually or in the aggregate, result in a Material Adverse Effect, neither the Company nor any Subsidiary has since December 31, 2020 received written notice of any actual or potential liability under or relating to, or actual or potential violation of, any of the Privacy Laws, and has no Knowledge of any event or condition that would reasonably be expected to result in any such notice.

Section 5.42. Acknowledgement Regarding Relationship with Investor and CF&CO. The Company acknowledges and agrees, to the fullest extent permitted by law, that the Investor is acting solely in the capacity of an arm’s-length purchaser with respect to this Agreement and the transactions contemplated by the Transaction Documents, and CF&CO is acting as a representative of the Investor in connection with the transactions contemplated by the Transaction Documents, and of no other party, including the Company. The Company further acknowledges that while the Investor will be deemed to be a statutory “underwriter” with respect to certain of the transactions contemplated by the Transaction Documents in accordance with interpretive positions of the Staff of the Commission, the Investor is a “trader” that is not required to register with the Commission as a broker-dealer under Section 15(a) of the Securities Exchange Act of 1934. The Company further acknowledges that the Investor and its representatives are not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated by the Transaction Documents, and any advice given by the Investor or any of its representatives (including CF&CO) or agents in connection therewith is merely incidental to the Investor’s acquisition of the Shares. The Company and Investor understand and acknowledge that employees of CF&CO may discuss market color, VWAP Purchase Notice timing and parameter considerations and other related capital markets considerations with the Company in connection with the Transaction Documents and the transactions contemplated thereby, in all cases on behalf of the Investor. The Company acknowledges and agrees that the Investor has not made and does not make any representations or warranties with respect to the transactions contemplated by the Transaction Documents other than those specifically set forth in Article IV.

Section 5.43. Acknowledgement Regarding Investor’s Affiliate Relationships. Affiliates of the Investor, including CF&CO, engage in a wide range of activities for their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, merchant banking, equity and fixed income sales, trading and research, derivatives, foreign exchange, futures, asset management, custody, clearance and securities lending. In the course of their respective business, Affiliates of the Investor may, directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to debt or equity securities or bank debt of, or derivative products relating to, the Company. Any such position will be created, and maintained, independently of the position the Investor takes in the Company. In addition, at any given time Affiliates of the Investor, including CF&CO, may have been or in the future may be engaged by one or more entities that may be competitors with, or otherwise adverse to, the Company in matters unrelated to the transactions contemplated by the Transaction Documents, and Affiliates of the Investor, including CF&CO may have or may in the future provide investment banking or other

Annex K-18

services to the Company in matters unrelated to the transactions contemplated by the Transaction Documents. Activities of any of the Investor’s Affiliates performed on behalf of the Company may give rise to actual or apparent conflicts of interest given the Investor’s potentially competing interests with those of the Company. The Company expressly acknowledges the benefits it receives from the Investor’s participation in the transactions contemplated by the Transaction Documents, on the one hand, and the Investor’s Affiliates’ activities, if any, on behalf of the Company unrelated to the transactions contemplated by the Transaction Documents, on the other hand, and understands the conflict or potential conflict of interest that may arise in this regard, and has consulted with such independent advisors as it deems appropriate in order to understand and assess the risks associated with these potential conflicts of interest. Consistent with applicable legal and regulatory requirements, applicable Affiliates of the Investor have adopted policies and procedures to establish and maintain the independence of their research departments and personnel from their investment banking groups and the Investor. As a result, research analysts employed by Affiliates of the Investor may hold views, make statements or investment recommendations or publish research reports with respect to the Company or the transactions contemplated by the Transaction Documents that differ from the views of the Investor.

Section 5.44. Emerging Growth Company Status. From the time of the initial filing of the Company’s first registration statement with the Commission, the Company has been and is an “emerging growth company,” as defined in Section 2(a) of the Securities Act.

ARTICLE VI
ADDITIONAL COVENANTS

The Company covenants with the Investor, and the Investor covenants with the Company, as follows, which covenants of one party are for the benefit of the other party, during the Investment Period (and with respect to the Company, for the period following the termination of this Agreement specified in Section 8.3 pursuant to and in accordance with Section 8.3):

Section 6.1. Securities Compliance. The Company shall notify the Commission and the Principal Market, if and as applicable, in accordance with their respective rules and regulations, of the transactions contemplated by the Transaction Documents, and shall take all necessary action, undertake all proceedings and obtain all registrations, permits, consents and approvals for the legal and valid issuance of the Shares to the Investor in accordance with the terms of the Transaction Documents, as applicable.

Section 6.2. Reservation of Common Stock. Following the Closing Date, the Company will have available and the Company shall reserve and keep available at all times, free of preemptive and other similar rights of stockholders, the requisite aggregate number of authorized but unissued shares of Common Stock to enable the Company to timely effect the issuance, sale and delivery of all Shares to be issued, sold and delivered in respect of each VWAP Purchase effected under this Agreement, at least prior to the delivery by the Company to the Investor of the applicable VWAP Purchase Notice in connection with such VWAP Purchase. Without limiting the generality of the foregoing, as of the Commencement Date the Company shall have reserved, out of its authorized and unissued Common Stock, a number of shares of Common Stock equal to the Exchange Cap solely for the purpose of effecting VWAP Purchases under this Agreement. The number of shares of Common Stock so reserved for the purpose of effecting VWAP Purchases under this Agreement may be increased from time to time by the Company from and after the Commencement Date, and such number of reserved shares may be reduced from and after the Commencement Date only by the number of Shares actually issued, sold and delivered to the Investor pursuant to any VWAP Purchase effected from and after the Commencement Date pursuant to this Agreement.

Section 6.3. Registration and Listing. Following the Closing Date, the Company shall use its commercially reasonable efforts to cause the Common Stock to continue to be registered as a class of securities under Section 12(b) of the Exchange Act, and to comply with its reporting and filing obligations under the Exchange Act, and shall not take any action or file any document (whether or not permitted by the Securities Act or the Exchange Act) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company shall use its commercially reasonable efforts to continue the listing and trading of its Common Stock and the listing of the Shares purchased by the Investor hereunder on the Principal Market and to comply with the Company’s reporting, filing and other obligations under the rules and regulations of the Principal Market. The Company shall not take any action which could be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market. If the Company receives any final and non-appealable notice that the listing or quotation of the Common Stock on

Annex K-19

the Principal Market shall be terminated on a date certain, the Company shall promptly (and in any case within 24 hours) notify the Investor of such fact in writing and shall use its commercially reasonable efforts to cause the Common Stock to be listed or quoted on another Principal Market.

Section 6.4. Compliance with Laws.

(i) During the Investment Period, the Company shall comply with applicable provisions of the Securities Act and the Exchange Act, including Regulation M thereunder, applicable state securities or “Blue Sky” laws, and applicable listing rules of the Principal Market, in connection with the transactions contemplated by this Agreement and the Registration Rights Agreement, except as would not, individually or in the aggregate, prohibit or otherwise interfere with the ability of the Company to enter into and perform its obligations under this Agreement in any material respect or for the Investor to conduct resales of Shares under the Registration Statement in any material respect.

(ii) The Investor shall comply with all laws, rules, regulations and orders applicable to the performance by it of its obligations under this Agreement and its investment in the Shares, except as would not, individually or in the aggregate, prohibit or otherwise interfere with the ability of the Investor to enter into and perform its obligations under this Agreement in any material respect. Without limiting the foregoing, the Investor shall comply with all applicable provisions of the Securities Act and the Exchange Act, including Regulation M thereunder, and all applicable state securities or “Blue Sky” laws, in connection with the transactions contemplated by this Agreement and the Registration Rights Agreement.

Section 6.5. Keeping of Records and Books of Account; Due Diligence.

(i) During the Investment Period, the Investor and the Company shall each maintain records showing the remaining Total Commitment, the remaining Aggregate Limit and the dates and VWAP Purchase Share Amount for each VWAP Purchase.

(ii) Subject to the requirements of Section 6.12, from time to time from and after the Closing Date, the Company shall make available for inspection and review by the Investor during normal business hours and after reasonable notice, customary documentation reasonably requested by the Investor and/or its appointed counsel or advisors to conduct due diligence; provided, however, that Investor’s satisfaction with the results of such due diligence shall not be a condition precedent to the Company’s right to deliver to the Investor any VWAP Purchase Notice or the settlement thereof after the Commencement Date.

Section 6.6. No Frustration; No Variable Rate Transactions.

(i) No Frustration. The Company shall not enter into, announce or recommend to its stockholders any agreement, plan, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability or right of the Company to perform its obligations under the Transaction Documents to which it is a party, including, without limitation, the obligation of the Company to deliver the Shares to the Investor in respect of a VWAP Purchase not later than the Share Delivery Deadline. For the avoidance of doubt, nothing in this Section 6.6(i) shall in any way limit the Company’s right to terminate this Agreement in accordance with Section 8.2 (subject in all cases to Section 8.3).

(ii) No Variable Rate Transactions. The Company shall not effect or enter into an agreement to effect any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction, other than in connection with an Exempt Issuance. The Investor shall be entitled to seek injunctive relief against the Company and its Subsidiaries to preclude any such issuance, which remedy shall be in addition to any right to collect damages, without the necessity of showing economic loss and without any bond or other security being required.

Section 6.7. Corporate Existence. The Company shall take all steps necessary to preserve and continue the corporate existence of the Company; provided, however, that, except as provided in Section 6.8, nothing in this Agreement shall be deemed to prohibit the Company from engaging in any Fundamental Transaction with another Person. For the avoidance of doubt, nothing in this Section 6.7 shall in any way limit the Company’s right to terminate this Agreement in accordance with Section 8.2 (subject in all cases to Section 8.3).

Annex K-20

Section 6.8. Fundamental Transaction. If a VWAP Purchase Notice has been delivered to the Investor and the transactions contemplated therein have not yet been fully settled in accordance with the terms and conditions of this Agreement, the Company shall not effect any Fundamental Transaction until the expiration of five (5) Trading Days following the date of full settlement thereof and the issuance to the Investor of all of the Shares issuable pursuant to the VWAP Purchase to which such VWAP Purchase Notice relates.

Section 6.9. Selling Restrictions.

(i) Except as expressly set forth below, the Investor covenants that from and after the Closing Date through and including the Trading Day next following the expiration or termination of this Agreement as provided in Article VIII (the “Restricted Period”), none of the Investor or any entity managed or controlled by the Investor (collectively, the “Restricted Persons” and each of the foregoing is referred to herein as a “Restricted Person”) shall, directly or indirectly, (a) engage in any Short Sales of the Common Stock or (b) hedging transaction, which establishes a net short position with respect to the Common Stock, with respect to each of clauses (a) and (b) hereof, for the principal account of the Investor or any Restricted Person. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained herein shall (without implication that the contrary would otherwise be true) prohibit any Restricted Person during the Restricted Period from: (x) selling “long” (as defined under Rule 200 promulgated under Regulation SHO) the Shares; or (y) selling a number of shares of Common Stock equal to the number of Shares that such Restricted Person is unconditionally obligated to purchase under a pending VWAP Purchase Notice but has not yet received from the Company or the Transfer Agent pursuant to this Agreement, so long as (1) such Restricted Person (or the Broker-Dealer, as applicable) delivers the Shares purchased pursuant to such VWAP Purchase Notice to the purchaser thereof or the applicable Broker-Dealer promptly upon such Restricted Person’s receipt of such Shares from the Company in accordance with Section 3.2 of this Agreement and (2) neither the Company nor the Transfer Agent shall have failed for any reason to deliver such Shares to the Investor or its Broker-Dealer so that such Shares are received by the Investor as DWAC Shares prior to the applicable Share Delivery Deadline in accordance with Section 3.2 of this Agreement.

(ii) In addition to the foregoing, in connection with any sale of Shares (including any sale permitted by paragraph (i) above), the Investor shall comply in all respects with all applicable laws, rules, regulations and orders, including, without limitation, the requirements of the Securities Act and the Exchange Act.

Section 6.10. Effective Registration Statement. During the Investment Period, the Company shall use its commercially reasonable efforts to maintain the continuous effectiveness of the Initial Registration Statement and each New Registration Statement filed with the Commission under the Securities Act for the applicable Registration Period pursuant to and in accordance with the Registration Rights Agreement.

Section 6.11. Blue Sky. The Company shall take such action, if any, as is necessary by the Company in order to obtain an exemption for or to qualify the Shares for sale by the Company to the Investor pursuant to the Transaction Documents, and at the request of the Investor, the subsequent resale of Registrable Securities by the Investor, in each case, under applicable state securities or “Blue Sky” laws and shall provide evidence of any such action so taken to the Investor from time to time following the Closing Date; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.11, (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction.

Section 6.12. Non-Public Information. Neither the Company or any of its Subsidiaries, nor any of their respective directors, officers, employees or agents shall disclose any material non-public information about the Company to the Investor during any VWAP Purchase Period, unless a simultaneous public announcement thereof is made by the Company in the manner contemplated by Regulation FD. In the event of a breach of the foregoing covenant by the Company or any of its Subsidiaries, or any of their respective directors, officers, employees and agents (as determined in the reasonable good faith judgment of the Investor), (i) the Investor shall promptly provide written notice of such breach to the Company and (ii) after such notice has been provided to the Company and, provided that the Company shall have failed to demonstrate to the Investor within twenty-four (24) hours that such information does not constitute material, non-public information or the Company shall have failed to publicly disclose such material, non-public information within 24 hours following demand therefor by the Investor, in addition to any other remedy provided herein or in the other Transaction Documents, if the Investor is holding any Shares at the time of the disclosure of material, non-public information, the Investor shall have

Annex K-21

the right to make a public disclosure with the Company’s prior written consent (not to be unreasonably withheld or delayed), in the form of a press release, public advertisement or otherwise, of such material, non-public information; provided, that prior to making any such public disclosure, the Investor shall consult with the Company and provide the Company with an opportunity to review and comment on such proposed disclosure. The Investor shall not have any liability to the Company, any of its Subsidiaries, or any of their respective directors, officers, employees, stockholders or agents, for any such disclosure.

Section 6.13. Broker/Dealer. The Investor shall use one or more broker-dealers to effectuate all sales, if any, of the Shares that it may purchase or otherwise acquire from the Company pursuant to the Transaction Documents, as applicable, which (or whom) shall be a DTC participant (collectively, the “Broker-Dealer”). The Investor shall, from time to time, provide the Company and the Transfer Agent with all information regarding the Broker-Dealer reasonably requested by the Company. The Investor shall be solely responsible for all fees and commissions of the Broker-Dealer (if any), which shall not exceed customary brokerage fees and commissions and shall be responsible for designating only a DTC participant eligible to receive DWAC Shares.

Section 6.14. Disclosure Schedule.

(i) The Company may, from time to time, update a disclosure schedule (the “Disclosure Schedule”) as may be required to satisfy the conditions set forth in Section 7.2(i) and Section 7.3(i) (to the extent such condition set forth in Section 7.3(i) relates to the condition in Section 7.2(i) as of a specific VWAP Purchase Condition Satisfaction Time). For purposes of this Section 6.14, any disclosure made in a schedule to the Compliance Certificate shall be deemed to be an update of the Disclosure Schedule. Notwithstanding anything in this Agreement to the contrary, no update to the Disclosure Schedule pursuant to this Section 6.14 shall cure any breach of a representation or warranty of the Company contained in this Agreement and made prior to the update and shall not affect any of the Investor’s rights or remedies with respect thereto.

(ii) Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosure contained in any Schedule of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Schedule of the Disclosure Schedule as though fully set forth in such Schedule for which applicability of such information and disclosure is readily apparent on its face. The fact that any item of information is disclosed in the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Except as expressly set forth in this Agreement, such information and the thresholds (whether based on quantity, qualitative characterization, dollar amounts or otherwise) set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 6.15. Delivery of Bring Down Opinions and Compliance Certificates Upon Occurrence of Certain Events. Within three (3) Trading Days immediately following each time the Company files (i) an annual report on Form 10-K under the Exchange Act (including any Form 10-K/A containing amended financial information or a material amendment to the previously filed Form 10-K); (ii) a quarterly report on Form 10-Q under the Exchange Act; (iii) a current report on Form 8-K containing amended financial information (other than information “furnished” pursuant to Items 2.02 or 7.01 of Form 8-K or to provide disclosure pursuant to Item 8.01 of Form 8-K relating to the reclassification of certain properties as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144) under the Exchange Act; or (iv) the Initial Registration Statement, any New Registration Statement, or any supplement or post-effective amendment thereto, and in any case, not more than once per calendar quarter (each, a “Representation Date”), the Company shall (a) deliver to the Investor a Compliance Certificate in the form attached hereto as Exhibit C, dated such date, (b) cause to be furnished to the Investor (1) an opinion from outside counsel to the Company and (2) a negative assurance letter from outside counsel to the Company, in each case substantially in the form mutually agreed to by the Company and the Investor prior to the Closing Date (each such opinion, a “Bring-Down Opinion”) and (c) cause to be furnished to the Investor a comfort letter from the Accountant (in the case of a post-effective amendment, only if such amendment contains amended or new financial information), modified, as necessary, to address such new financial information or relate to such Registration Statement or post-effective amendment, or the Prospectus contained therein as then amended or supplemented by such Prospectus Supplement, as applicable (a “Bring-Down Comfort Letter”); provided, however, that no Bring-Down Comfort Letter shall be required of any Accountant whose report on the consolidated financial statements of the Company is no longer incorporated in any such Registration Statement or the Prospectus contained therein (as amended or supplemented by any such Prospectus Supplement). The requirement to provide

Annex K-22

the documents identified in clauses (a), (b) and (c) of this Section 6.15 shall be waived for any Representation Date if the Company or the Investor has given notice to the other party in writing (including by email correspondence to the individual(s) of the other party set forth in Section 10.4 hereto, if receipt of such correspondence is actually acknowledged by any individual to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by verifiable facsimile transmission or email correspondence to the individual(s) of the other party set forth in Section 10.4 hereto) of the suspension of VWAP Purchases (a “Suspension”), which waiver shall continue until the earlier to occur of the date the Company delivers a VWAP Purchase Notice hereunder (which for such calendar quarter shall be considered a Representation Date) and the next occurring Representation Date (which also shall be waived if a Suspension is then in effect). Notwithstanding the foregoing, if the Company subsequently decides to deliver a VWAP Purchase Notice following a Representation Date when a Suspension was in effect and did not provide the Investor with the documents identified in clauses (a), (b) and (c) of this Section 6.15, then before the Investor accepts such VWAP Purchase Notice, the Company shall provide the Investor with the documents identified in clauses (a), (b) and (c) of this Section 6.15, dated as of the date that the VWAP Purchase Notice is accepted by the Investor.

ARTICLE VII
CONDITIONS TO CLOSING AND CONDITIONS TO THE SALE AND
PURCHASE OF THE SHARES

Section 7.1. Conditions Precedent to Closing. The Closing is subject to the satisfaction of each of the conditions set forth in this Section 7.1 on the Closing Date.

(i) Accuracy of the Investor’s Representations and Warranties. The representations and warranties of the Investor contained in this Agreement (a) that are not qualified by “materiality” shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of such other date and (b) that are qualified by “materiality” shall be true and correct as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of such other date.

(ii) Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company contained in this Agreement (a) that are not qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of such other date and (b) that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of such other date.

(iii) Closing Deliverables. At the Closing, counterpart signature pages of the Registration Rights Agreement executed by each of the parties hereto shall be delivered as provided in Section 2.2. Simultaneously with the execution and delivery of the Registration Rights Agreement, the Investor’s counsel shall have received (a) the opinions of outside counsel to the Company, dated the Closing Date, in the forms mutually agreed to by the Company and the Investor prior to the Closing Date and (b) the closing certificate from the Company, dated the Closing Date, in the form of Exhibit B hereto.

(iv) Business Combination. On or prior to the Closing Date, the transactions contemplated by the Business Combination Agreement, including the Business Combination, shall have occurred.

Section 7.2. Conditions Precedent to Commencement. The right of the Company to commence delivering VWAP Purchase Notices under this Agreement, and the obligation of the Investor to accept VWAP Purchase Notices delivered to the Investor by the Company under this Agreement, are subject to the initial satisfaction, at Commencement, of each of the conditions set forth in this Section 7.2; provided that the condition precedent set forth in Section 7.2(iii) shall be deemed satisfied within ten business days of the consummation of the Business Combination unless the Investor shall have delivered prior written notice to the Company that such condition precedent cannot be satisfied in its reasonable judgment.

Annex K-23

(i) Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Commencement Date with the same force and effect as if made on such date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of such other date.

(ii) Performance of the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and the Registration Rights Agreement to be performed, satisfied or complied with by the Company at or prior to the Commencement. The Company shall deliver to the Investor on the Commencement Date the compliance certificate substantially in the form attached hereto as Exhibit C (the “Compliance Certificate”).

(iii) Completion of Due Diligence. The Investor shall have completed a due diligence investigation of the Company satisfactory to the Investor.

(iv) Initial Registration Statement Effective. The Initial Registration Statement covering the resale by the Investor of the Registrable Securities included therein required to be filed by the Company with the Commission pursuant to Section 2(a) of the Registration Rights Agreement shall have become effective under the Securities Act, and the Investor shall be permitted to utilize the Prospectus therein to resell all of the Commitment Shares and the Shares included in such Prospectus.

(v) No Material Notices. None of the following events shall have occurred and be continuing: (a) receipt of any request by the Commission or any other federal or state governmental authority for any additional information relating to the Initial Registration Statement, the Prospectus contained therein or any Prospectus Supplement thereto, or for any amendment of or supplement to the Initial Registration Statement, the Prospectus contained therein or any Prospectus Supplement thereto; (b) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Initial Registration Statement or prohibiting or suspending the use of the Prospectus contained therein or any Prospectus Supplement thereto, or of the suspension of qualification or exemption from qualification of the Shares for offering or sale in any jurisdiction, or the initiation or contemplated initiation of any proceeding for such purpose; (c) the objection of FINRA to the terms of the transactions contemplated by the Transaction Documents or (d) the occurrence of any event or the existence of any condition or state of facts, which makes any statement of a material fact made in the Initial Registration Statement, the Prospectus contained therein or any Prospectus Supplement thereto untrue or which requires the making of any additions to or changes to the statements then made in the Initial Registration Statement, the Prospectus contained therein or any Prospectus Supplement thereto in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of the Prospectus or any Prospectus Supplement, in the light of the circumstances under which they were made) not misleading, or which requires an amendment to the Initial Registration Statement or a supplement to the Prospectus contained therein or any Prospectus Supplement thereto to comply with the Securities Act or any other law. The Company shall have no Knowledge of any event that could reasonably be expected to have the effect of causing the suspension of the effectiveness of the Initial Registration Statement or the prohibition or suspension of the use of the Prospectus contained therein or any Prospectus Supplement thereto in connection with the resale of the Registrable Securities by the Investor.

(vi) Other Commission Filings. The Current Report shall have been filed with the Commission as required pursuant to Section 2.3. The final Prospectus included in the Initial Registration Statement shall have been filed with the Commission prior to Commencement in accordance with Section 2.3 and the Registration Rights Agreement. All reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the Commission pursuant to the reporting requirements of the Exchange Act, including all material required to have been filed pursuant to Section 13(a) or 15(d) of the Exchange Act, prior to Commencement shall have been filed with the Commission.

(vii) No Suspension of Trading in or Notice of Delisting of Common Stock. Trading in the Common Stock shall not have been suspended by the Commission, the Principal Market or FINRA (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Commencement Date), the Company shall not have received any final and non-appealable notice that the listing or quotation of the Common Stock on the Principal Market shall be terminated on a date certain (unless, prior to such date certain, the Common Stock is listed or quoted on any Alternative Market), nor shall there have been

Annex K-24

imposed any suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock that is continuing, the Company shall not have received any notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock is being imposed or is contemplated (unless, prior to such suspension or restriction, DTC shall have notified the Company in writing that DTC has determined not to impose any such suspension or restriction).

(viii) Compliance with Laws. The Company shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the Company shall have obtained all permits and qualifications required by any applicable state securities or “Blue Sky” laws for the offer and sale of the Shares by the Company to the Investor and the subsequent resale of the Registrable Securities by the Investor (or shall have the availability of exemptions therefrom).

(ix) No Injunction. No statute, regulation, order, decree, writ, ruling or injunction shall have been enacted, entered, promulgated, threatened or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the Transaction Documents.

(x) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any court or governmental authority shall have been commenced, and no inquiry or investigation by any governmental authority shall have been commenced, against the Company or any Subsidiary, or any of the officers, directors or Affiliates of the Company or any Subsidiary, seeking to restrain, prevent or change the transactions contemplated by the Transaction Documents, or seeking material damages in connection with such transactions.

(xi) Listing of Shares. All of the Shares that have been and may be issued pursuant to this Agreement (up to the Exchange Cap, to the extent applicable) shall have been approved for listing or quotation on the Principal Market as of the Commencement Date, subject only to notice of issuance.

(xii) No Material Adverse Effect. No condition, occurrence, state of facts or event constituting a Material Adverse Effect shall have occurred and be continuing.

(xiii) No Bankruptcy Proceedings. No Person shall have commenced a proceeding against the Company pursuant to or within the meaning of any Bankruptcy Law. The Company shall not have, pursuant to or within the meaning of any Bankruptcy Law, (a) commenced a voluntary case, (b) consented to the entry of an order for relief against it in an involuntary case, (c) consented to the appointment of a Custodian of the Company or for all or substantially all of its property, or (d) made a general assignment for the benefit of its creditors. A court of competent jurisdiction shall not have entered an order or decree under any Bankruptcy Law that (1) is for relief against the Company in an involuntary case, (2) appoints a Custodian of the Company or for all or substantially all of its property or (3) orders the liquidation of the Company or any of its Subsidiaries.

(xiv) Delivery of Commencement Irrevocable Transfer Agent Instructions and Notice of Effectiveness. The Commencement Irrevocable Transfer Agent Instructions shall have been executed by the Company and delivered to and acknowledged in writing by the Company’s Transfer Agent, and the Notice of Effectiveness (as defined below) relating to the Initial Registration Statement shall have been executed by the Company’s outside counsel and delivered to the Transfer Agent, in each case directing the Transfer Agent to issue to the Investor or its designated Broker-Dealer all of the Shares included in the Initial Registration Statement as DWAC Shares in accordance with this Agreement and the Registration Rights Agreement.

(xv) Reservation of Shares. As of the Commencement Date, the Company shall have reserved out of its authorized and unissued Common Stock a number of shares of Common Stock equal to the Exchange Cap solely for the purpose of effecting VWAP Purchases under this Agreement.

(xvi) Opinions and Negative Assurance of Company Counsel. On the Commencement Date, the Investor shall have received the opinions and negative assurances from outside counsel to the Company, dated the Commencement Date, in the forms mutually agreed to by the Company and the Investor prior to the Closing Date.

Annex K-25

(xvii) Comfort Letter of Accountant. On the Commencement Date, the Investor shall have received from the Accountant a letter dated the Commencement Date addressed to the Investor, in form and substance reasonably satisfactory to the Investor with respect to the audited and unaudited financial statements and certain financial information contained in the Registration Statement and the Prospectus, and any Prospectus Supplement, except that the specific date referred to therein for the carrying out of procedures shall be no more than three (3) business days prior to the Commencement Date.

(xviii) FINRA. On or prior to the Commencement Date, FINRA shall have confirmed in writing that it has no objection with respect to the fairness and reasonableness of the terms and arrangements of the transactions contemplated by the Transaction Documents.

(xix) Research. Neither the Investor nor any Affiliate of the Investor shall have, in the prior thirty (30) days, published or distributed any research report (as such term is defined in Rule 500 of Regulation AC) concerning the Company.

(xx) Qualified Independent Underwriter. If the Investor reasonably determines that a Qualified Independent Underwriter must participate in the transactions contemplated by the Transaction Documents in order for such transactions to be in full compliance with FINRA’s rules, the Company and the Investor shall have executed such documentation as may reasonably be required to engage a Qualified Independent Underwriter to participate in such transactions.

(xxi) Issuance of Upfront Commitment Fee. On the Commencement Date, the Company shall have issued the Commitment Shares to an account designated by the Investor, in accordance with Section 10.1(ii), all of which shall be fully earned and non-refundable as of the Commencement Date, regardless of whether any VWAP Purchases are made or settled hereunder or any subsequent termination of this Agreement.

Section 7.3. Conditions Precedent to VWAP Purchases after Commencement Date. The right of the Company to deliver VWAP Purchase Notices under this Agreement after the Commencement Date, and the obligation of the Investor to accept VWAP Purchase Notices under this Agreement after the Commencement Date, are subject to the satisfaction of each of the conditions set forth in this Section 7.3 at the applicable VWAP Purchase Commencement Time for the VWAP Purchase to be effected pursuant to the applicable VWAP Purchase Notice timely delivered by the Company to the Investor in accordance with this Agreement (each such time, a “VWAP Purchase Condition Satisfaction Time”).

(i) Satisfaction of Certain Prior Conditions. Each of the conditions set forth in subsections (ii), (vii) through (xiv), and (xvii) and (xviii) set forth in Section 7.2 shall be satisfied at the applicable VWAP Purchase Condition Satisfaction Time after the Commencement Date (with the terms “Commencement” and “Commencement Date” in the conditions set forth in Section 7.2(ii) replaced with “applicable VWAP Purchase Condition Satisfaction Time”); provided, however, that the Company shall not be required to deliver the Compliance Certificate after the Commencement Date, except as provided in Section 6.15 and Section 7.3(v).

(ii) Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company contained in this Agreement (a) that are not qualified by “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the VWAP Purchase Condition Satisfaction Time with the same force and effect as if made on such date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of such other date and (b) that are qualified by “materiality” or “Material Adverse Effect” shall have been true and correct when made and shall be true and correct as of the VWAP Purchase Condition Satisfaction Time with the same force and effect as if made on such date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of such other date.

(iii) Initial Registration Statement Effective. The Initial Registration Statement covering the resale by the Investor of the Registrable Securities included therein filed by the Company with the Commission pursuant to Section 2(a) of the Registration Rights Agreement, and any post-effective amendment thereto required to be filed by the Company with the Commission after the Commencement Date and prior to the applicable VWAP Purchase Date pursuant to the Registration Rights Agreement, in each case shall have become effective

Annex K-26

under the Securities Act and shall remain effective for the applicable Registration Period, and the Investor shall be permitted to utilize the Prospectus therein, and any Prospectus Supplement thereto, to resell all of the Commitment Shares and the Shares included in the Initial Registration Statement, and any post-effective amendment thereto, that have been issued and sold to the Investor hereunder pursuant to all VWAP Purchase Notices delivered by the Company to the Investor prior to such applicable VWAP Purchase Date and all of the Shares included in the Initial Registration Statement, and any post-effective amendment thereto, that are issuable pursuant to the applicable VWAP Purchase Notice delivered by the Company to the Investor with respect to a VWAP Purchase to be effected hereunder on such applicable VWAP Purchase Date.

(iv) Any Required New Registration Statement Effective. Any New Registration Statement covering the resale by the Investor of the Registrable Securities included therein, and any post-effective amendment thereto, required to be filed by the Company with the Commission pursuant to the Registration Rights Agreement after the Commencement Date and prior to the applicable VWAP Purchase Date, in each case shall have become effective under the Securities Act and shall remain effective for the applicable Registration Period, and the Investor shall be permitted to utilize the Prospectus therein, and any Prospectus Supplement thereto, to resell (a) all of the Commitment Shares and the Shares included in such New Registration Statement, and any post-effective amendment thereto, that have been issued and sold to the Investor hereunder pursuant to all VWAP Purchase Notices delivered by the Company to the Investor prior to such applicable VWAP Purchase Date and (b) all of the Shares included in such new Registration Statement, and any post-effective amendment thereto, that are issuable pursuant to the applicable VWAP Purchase Notice delivered by the Company to the Investor with respect to a VWAP Purchase to be effected hereunder on such applicable VWAP Purchase Date.

(v) Delivery of Subsequent Irrevocable Transfer Agent Instructions and Notice of Effectiveness. With respect to any post-effective amendment to the Initial Registration Statement, any New Registration Statement or any post-effective amendment to any New Registration Statement, in each case becoming effective after the Commencement Date, the Company shall have delivered or caused to be delivered to the Transfer Agent (a) irrevocable instructions in the form substantially similar to the Commencement Irrevocable Transfer Agent Instructions executed by the Company and acknowledged in writing by the Transfer Agent and (b) the Notice of Effectiveness, in each case modified as necessary to refer to such Registration Statement or post-effective amendment and the Registrable Securities included therein, to issue the Registrable Securities included therein as DWAC Shares in accordance with the terms of this Agreement and the Registration Rights Agreement.

(vi) No Material Notices. None of the following events shall have occurred and be continuing: (a) receipt of any request by the Commission or any other federal or state governmental authority for any additional information relating to the Initial Registration Statement or any post-effective amendment thereto, any New Registration Statement or any post-effective amendment thereto, or the Prospectus contained in any of the foregoing or any Prospectus Supplement thereto, or for any amendment of or supplement to the Initial Registration Statement or any post-effective amendment thereto, any New Registration Statement or any post-effective amendment thereto, or the Prospectus contained in any of the foregoing or any Prospectus Supplement thereto; (b) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Initial Registration Statement or any post-effective amendment thereto, any New Registration Statement or any post-effective amendment thereto, or prohibiting or suspending the use of the Prospectus contained in any of the foregoing or any Prospectus Supplement thereto, or of the suspension of qualification or exemption from qualification of the Shares for offering or sale in any jurisdiction, or the initiation or contemplated initiation of any proceeding for such purpose; (c) the objection of FINRA to the terms of the transactions contemplated by the Transaction Documents or (d) the occurrence of any event or the existence of any condition or state of facts, which makes any statement of a material fact made in the Initial Registration Statement or any post-effective amendment thereto, any New Registration Statement or any post-effective amendment thereto, or the Prospectus contained in any of the foregoing or any Prospectus Supplement thereto untrue or which requires the making of any additions to or changes to the statements then made in the Initial Registration Statement or any post-effective amendment thereto, any New Registration Statement or any post-effective amendment thereto, or the Prospectus contained in any of the foregoing or any Prospectus Supplement thereto in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of the Prospectus or any Prospectus Supplement, in the light of the circumstances under which they were made) not misleading, or which requires an amendment to the Initial Registration Statement or any post-effective amendment thereto, any New Registration

Annex K-27

Statement or any post-effective amendment thereto, or the Prospectus contained in any of the foregoing or any Prospectus Supplement thereto to comply with the Securities Act or any other law (other than the transactions contemplated by the applicable VWAP Purchase Notice delivered by the Company to the Investor with respect to a VWAP Purchase to be effected hereunder on such applicable VWAP Purchase Date and the settlement thereof). The Company shall have no Knowledge of any event that could reasonably be expected to have the effect of causing the suspension of the effectiveness of the Initial Registration Statement or any post-effective amendment thereto, any New Registration Statement or any post-effective amendment thereto, or the prohibition or suspension of the use of the Prospectus contained in any of the foregoing or any Prospectus Supplement thereto in connection with the resale of the Registrable Securities by the Investor.

(vii) Other Commission Filings. The final Prospectus included in any post-effective amendment to the Initial Registration Statement, and any Prospectus Supplement thereto, required to be filed by the Company with the Commission pursuant to Section 2.3 and the Registration Rights Agreement after the Commencement Date and prior to the applicable VWAP Purchase Date, shall have been filed with the Commission in accordance with Section 2.3 and the Registration Rights Agreement. The final Prospectus included in any New Registration Statement and in any post-effective amendment thereto, and any Prospectus Supplement thereto, required to be filed by the Company with the Commission pursuant to Section 2.3 and the Registration Rights Agreement after the Commencement Date and prior to the applicable VWAP Purchase Date, shall have been filed with the Commission in accordance with Section 2.3 and the Registration Rights Agreement. All reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the Commission pursuant to the reporting requirements of the Exchange Act, including all material required to have been filed pursuant to Section 13(a) or 15(d) of the Exchange Act, after the Commencement Date and prior to the applicable VWAP Purchase Date, shall have been filed with the Commission.

(viii) No Suspension of Trading in or Notice of Delisting of Common Stock. Trading in the Common Stock shall not have been suspended by the Commission, the Principal Market or FINRA (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the applicable VWAP Purchase Date), the Company shall not have received any final and non-appealable notice that the listing or quotation of the Common Stock on the Principal Market shall be terminated on a date certain (unless, prior to such date certain, the Common Stock is listed or quoted on any Alternative Market), nor shall there have been imposed any suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock that is continuing, the Company shall not have received any notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock is being imposed or is contemplated (unless, prior to such suspension or restriction, DTC shall have notified the Company in writing that DTC has determined not to impose any such suspension or restriction).

(ix) Certain Limitations. The issuance and sale of the Shares issuable pursuant to the applicable VWAP Purchase Notice shall not (a) exceed the applicable VWAP Purchase Maximum Amount, (b) cause the Aggregate Limit or the Beneficial Ownership Limitation to be exceeded, or (c) cause the Exchange Cap (to the extent applicable under Section 3.3) to be exceeded, unless in the case of this clause (c), unless the Company’s stockholders have theretofore approved the issuance of Common Stock under this Agreement in excess of the Exchange Cap in accordance with the applicable rules of the Principal Market.

(x) Shares Authorized and Delivered. All of the Shares issuable pursuant to the applicable VWAP Purchase Notice shall have been duly authorized by all necessary corporate action of the Company. All Shares relating to all prior VWAP Purchase Notices required to have been received by the Investor as DWAC Shares under this Agreement prior to the applicable VWAP Purchase Condition Satisfaction Time for the applicable VWAP Purchase shall have been delivered to the Investor as DWAC Shares in accordance with this Agreement.

(xi) Bring-Down Opinions of Company Counsel, Bring-Down Comfort Letters and Compliance Certificates. The Investor shall have received (a) all Bring-Down Opinions which the Company was obligated to instruct its outside counsel to deliver prior to the applicable VWAP Purchase Condition Satisfaction Time for the applicable VWAP Purchase, (b) all Bring-Down Comfort Letters which the Company was obligated to instruct its Accountant to deliver prior to the applicable VWAP Purchase Condition Satisfaction Time for the applicable

Annex K-28

VWAP Purchase and (c) all Compliance Certificates which the Company was obligated to deliver prior to the applicable VWAP Purchase Condition Satisfaction Time for the applicable VWAP Purchase, in each case in accordance with Section 6.15.

(xii) Material Non-Public Information. Neither the Company nor, in the Investor’s sole discretion, the Investor, shall be in possession of any material non-public information concerning the Company.

ARTICLE VIII
TERMINATION

Section 8.1. Automatic Termination. Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest to occur of (i) the first (1st) day of the month next following the 36-month anniversary of the Effective Date of the Initial Registration Statement (it being hereby acknowledged and agreed that such term may not be extended by the parties hereto), (ii) the date on which the Investor shall have purchased the Total Commitment worth of Shares pursuant to this Agreement, (iii) the date on which the Common Stock shall have failed to be listed or quoted on the Principal Market or any Alternative Market, (iv) the date on which, pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors, and (v) the termination of the Business Combination Agreement prior to the closing of the Business Combination.

Section 8.2. Other Termination. Subject to Section 8.3, the Company may terminate this Agreement after the Commencement Date effective upon three (3) Trading Days’ prior written notice to the Investor in accordance with Section 10.4; provided, however, that (i) the Company shall have issued the Upfront Commitment Fee to the Investor required to be paid pursuant to Section 10.1(ii) of this Agreement prior to such termination, and (ii) prior to issuing any press release, or making any public statement or announcement, with respect to such termination, the Company shall consult with the Investor and its counsel on the form and substance of such press release or other disclosure. Subject to Section 8.3, this Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent. Subject to Section 8.3, the Investor shall have the right to terminate this Agreement effective upon three (3) Trading Days’ prior written notice to the Company, which notice shall be made in accordance with Section 10.4 of this Agreement, if: (a) any condition, occurrence, state of facts or event constituting a Material Adverse Effect has occurred and is continuing or prior to Commencement, constituting a failure of a condition set forth in Section 7.2, which cannot be cured within 10 business days; (b) a Fundamental Transaction shall have occurred; (c) the Company is in breach or default in any material respect of any of its covenants and agreements in the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within fifteen (15) Trading Days after notice of such breach or default is delivered to the Company pursuant to Section 10.4 of this Agreement; (d) while a Registration Statement, or any post-effective amendment thereto, is required to be maintained effective pursuant to the terms of the Registration Rights Agreement and the Investor holds any Registrable Securities, the effectiveness of such Registration Statement, or any post-effective amendment thereto, lapses for any reason (including, without limitation, the issuance of a stop order by the Commission) or such Registration Statement or any post-effective amendment thereto, the Prospectus contained therein or any Prospectus Supplement thereto otherwise becomes unavailable to the Investor for the resale of all of the Registrable Securities included therein in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of forty-five (45) consecutive Trading Days or for more than an aggregate of ninety (90) Trading Days in any three hundred and sixty-five (365)-day period, other than due to acts of the Investor; (e) trading in the Common Stock on the Principal Market (or if the Common Stock is then listed on a Principal Market, trading in the Common Stock on such Principal Market) shall have been suspended and such suspension continues for a period of five (5) consecutive Trading Days; or (f) the Company is in material breach or default of any of its covenants and agreements contained in this Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within fifteen (15) Trading Days after notice of such breach or default is delivered to the Company pursuant to Section 10.4 of this Agreement. In addition, the Investor shall have the right to terminate this Agreement immediately if, on the seventh Trading Day following the closing of the Business Combination, the aggregate market value of the outstanding Common Equity, is less than $100 million (calculated by multiplying (x) the price at which the Common Stock of the Company closed on the Principal Market on such date by (y) the number of outstanding shares of Common Equity as of such date) as of that date. Unless notification thereof is required elsewhere in this Agreement (in which case such notification shall be provided in accordance with such other provision), the Company shall

Annex K-29

promptly (but in no event later than twenty-four (24) hours) notify the Investor (and, if required under applicable law, including, without limitation, Regulation FD promulgated by the Commission, or under the applicable rules and regulations of the Principal Market (or if the Common Stock is then listed on a Principal Market, trading in the Common Stock on such Principal Market), the Company shall publicly disclose such information in accordance with Regulation FD and the applicable rules and regulations of the Principal Market (or such Principal Market, as applicable)) upon becoming aware of any of the events set forth in the immediately preceding sentence.

Section 8.3. Effect of Termination. In the event of termination by the Company or the Investor (other than by mutual termination) pursuant to Section 8.2, written notice thereof shall forthwith be given to the other party as provided in Section 10.4 and the transactions contemplated by this Agreement shall be terminated without further action by either party. If this Agreement is terminated as provided in Section 8.1 or Section 8.2, this Agreement shall become void and of no further force and effect, except that (i) the provisions of Article V (Representations, Warranties and Covenants of the Company), Article IX (Indemnification), Article X (Miscellaneous) and this Article VIII (Termination) shall remain in full force and effect indefinitely notwithstanding such termination, and, (ii) so long as the Investor owns any Shares, the covenants and agreements of the Company contained in Article VI (Additional Covenants) shall remain in full force and notwithstanding such termination for a period of thirty (30) days following such termination. Notwithstanding anything in this Agreement to the contrary, no termination of this Agreement by any party shall (i) become effective prior to the second (2nd) Trading Day immediately following the date on which the purchase of Shares by the Investor pursuant to any pending VWAP Purchase has been fully settled, including, without limitation, the delivery by the Company to the Investor of all Shares purchased by the Investor pursuant to such pending VWAP Purchase as DWAC Shares on the applicable VWAP Purchase Share Delivery Date therefor, and the delivery by the Investor to the Company of the aggregate VWAP Purchase Price payable by the Investor for such Shares, in each case in accordance with the settlement procedures set forth in Section 3.2 of this Agreement (it being hereby acknowledged and agreed that no termination of this Agreement shall limit, alter, modify, change or otherwise affect any of the Company’s or the Investor’s rights or obligations under the Transaction Documents with respect to any pending VWAP Purchase that has not fully settled, and that the parties shall fully perform their respective obligations with respect to any such pending VWAP Purchase under the Transaction Documents), (ii) limit, alter, modify, change or otherwise affect the Company’s or the Investor’s rights or obligations under the Registration Rights Agreement, all of which shall survive any such termination, or (iii) affect the Upfront Commitment Fee payable to the Investor pursuant to Section 10.1(ii), it being hereby acknowledged and agreed that the entire amount of the Upfront Commitment Fee shall be fully earned by the Investor on the Commencement Date and shall be non-refundable when paid in accordance with Section 10.1(ii) hereof, regardless of whether any VWAP Purchases are made or settled hereunder or any subsequent termination of this Agreement. Nothing in this Section 8.3 shall be deemed to release the Company or the Investor from any liability for any breach or default under this Agreement, the Registration Rights Agreement or any of the other Transaction Documents to which it is a party, or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement, the Registration Rights Agreement or any of the other Transaction Documents to which it is a party.

ARTICLE IX
INDEMNIFICATION

Section 9.1. Indemnification of Investor. In consideration of the Investor’s execution and delivery of this Agreement and acquiring the Shares hereunder and in addition to all of the Company’s other obligations under the Transaction Documents to which it is a party, subject to the provisions of this Section 9.1, the Company shall indemnify and hold harmless the Investor, its Affiliates, each of their respective directors, officers, shareholders, members, partners, employees, representatives and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title), each Person, if any, who controls the Investor (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act), and the respective directors, officers, shareholders, members, partners, employees, representatives and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title) of such controlling Persons (each, an “Investor Party”), each of which shall be an express third-party beneficiary of this Article IX, from and against all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses (including all judgments, amounts paid in settlement, court costs, reasonable and documented attorneys’ fees and costs of defense and investigation) (collectively, “Damages”) that any Investor Party may suffer or incur (a) as a result of, relating to or arising out of or based upon any untrue statement or alleged

Annex K-30

untrue statement of a material fact contained in any Commission Document (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any untrue statement or alleged untrue statement of a material fact included in any Commission Document, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this indemnity in (a) shall not apply to any loss, liability, claim, damage or expense to the extent arising out of an untrue statement or omission, or alleged untrue statement or omission in a Commission Document, made in reliance upon and in conformity with information furnished in writing to the Company by the Investor expressly for use in connection with the preparation of the Registration Statement, Prospectus or Prospectus Supplement or any such amendment thereof or supplement thereto (it being hereby acknowledged and agreed that the written information set forth on Exhibit B to the Registration Rights Agreement is the only written information furnished to the Company by or on behalf of the Investor expressly for use in any Registration Statement, Prospectus or Prospectus Supplement), (b) to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any Governmental Authority, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that any such settlement is effected with the written consent of the Company, which consent shall not unreasonably be delayed, conditioned or withheld, (c) in investigating, preparing or defending against any litigation, or any investigation or proceeding by any Governmental Authority, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission (whether or not a party), to the extent that any such expense is not paid under (a) or (b) above, (d) as a result of, relating to or arising out of any breach by the Company of its representations, warranties, covenants or agreements under this Agreement, or (e) as a result of, relating to or arising out of any other action, suit, claim or proceeding against an Investor Party arising out of or otherwise in connection with the Transaction Documents (except solely to the extent in the case of this subsection (e), to the extent any Damage is determined by a court of competent jurisdiction, not subject to further appeal, to have resulted primarily and directly from the bad faith or gross negligence of such Investor Party).

The Company shall reimburse any Investor Party promptly upon demand (with accompanying presentation of documentary evidence) for all legal and other costs and expenses reasonably incurred by such Investor Party in connection with (i) any action, suit, claim or proceeding, whether at law or in equity, to enforce compliance by the Company with any provision of the Transaction Documents or (ii) any other any action, suit, claim or proceeding, whether at law or in equity, with respect to which it is entitled to indemnification under this Section 9.1; provided that the Investor shall promptly reimburse the Company for all such legal and other costs and expenses to the extent a court of competent jurisdiction determines in a non-appealable final judgment that any Investor Party was not entitled to such reimbursement.

To the extent that the foregoing undertakings by the Company set forth in this Section 9.1 may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Damages which is permissible under applicable law, provided that in no event shall the Investor be obligated to contribute any amount in excess of the fees it actually receives pursuant to this Agreement.

Section 9.2. Indemnification of the Company. In consideration of the Company’s execution and delivery of this Agreement and sale of the Shares hereunder and in addition to all of the Investor’s other obligations under the Transaction Documents to which it is a party, subject to the provisions of this Section 9.2, the Investor shall indemnify and hold harmless the Company, its affiliates, each of their respective directors, officers, shareholders, members, partners, employees, representatives and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title) and each Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, and each of the directors, officers, shareholders, members, partners, employees, agents, and representatives (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title) of such controlling person (each, a “Company Party”), from and against Damages that any Company Party may suffer or incur in connection with the claims described in clauses (a), (b), and (c) of Section 9.1; provided that, such indemnity shall only be required if the Damages occurred as a result of an untrue statement or omission, or alleged untrue statement or omission in a Commission Document, made in reliance upon and in conformity with information furnished in writing to the Company by the Investor for the Company’s express for use in connection with the preparation of the Registration Statement, Prospectus or Prospectus Supplement or any such amendment

Annex K-31

thereof or supplement thereto (it being hereby acknowledged and agreed that the written information set forth on Exhibit B to this Agreement is the only written information furnished to the Company by or on behalf of the Investor expressly for use in any Registration Statement, Prospectus or Prospectus Supplement).

Section 9.3. Indemnification Procedures.

(i) Promptly after an Investor Party receives notice of a claim or the commencement of an action for which the Investor Party intends to seek indemnification under Section 9.1, the Investor Party will notify the Company in writing of the claim or commencement of the action, suit or proceeding; provided, however, that failure to notify the Company will not relieve the Company from liability under Section 9.1, unless and solely to the extent it has been materially prejudiced by the failure to give such notice as evidenced by the forfeiture by the Company of substantive rights or defenses. The Company will be entitled to participate in the defense of any claim, action, suit or proceeding as to which indemnification is being sought, and if the Company acknowledges in writing the obligation to indemnify the Investor Party against whom the claim or action is brought, the Company may (but will not be required to) assume the defense against the claim, action, suit or proceeding with counsel reasonably satisfactory to the Investor Party. After the Company notifies the Investor Party that the Company wishes to assume the defense of a claim, action, suit or proceeding, the Company will not be liable for any further legal or other expenses incurred by the Investor Party in connection with the defense against the claim, action, suit or proceeding unless (a) the employment of counsel by the Investor Party has been authorized in writing by the Company, (b) the Investor Party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or another Investor Party that are different from or in addition to those available to the Company, (c) a conflict or potential conflict exists (based on advice of counsel to the Investor Party) between an Investor Party and the Company (in which case the Company will not have the right to direct the defense of such action on behalf of the indemnified party) or (d) the Company has not in fact employed counsel to assume the defense of such action or counsel reasonably satisfactory to the indemnified party, in each case, within a reasonable time after receiving notice of the commencement of the action; in each of which cases the reasonable and documented fees, disbursements and other charges of counsel will be at the expense of the Company. It is understood that the Company shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable and documented fees, disbursements and other charges of more than one separate firm (plus local counsel) admitted to practice in such jurisdiction at any one time for all such similarly situated Investor Parties. The Company will not be liable for any settlement of any action effected without its prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. The Company shall not, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this section (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent (x) includes an express and unconditional release of each indemnified party, in form and substance reasonably satisfactory to such indemnified party, from all liability arising out of such litigation, investigation, proceeding or claim and (y) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(ii) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Article IX for any reason is held to be unavailable or insufficient to hold an Investor Party harmless, the Company and the Investor Party will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) to which the Company and the Investor Party may be subject in such proportion as shall be appropriate to reflect the relative benefits received by the Company on the one hand and the Investor on the other hand. The relative benefits received by the Company on the one hand and the Investor Party on the other hand shall be deemed to be in the same proportion as the total net proceeds from the aggregate of all VWAP Purchase Amounts (before deducting expenses) received by the Company bear to the total proceeds received by the Investor for the sale of Shares to bona fide third parties net of the aggregate VWAP Purchase Price paid to the Company therefor under this Agreement. If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Company, on the one hand, and the Investor Party, on the other hand, with respect to the statements or omission that resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations with respect to such offering. Such relative fault shall be

Annex K-32

determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Investor Party, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Investor agree that it would not be just and equitable if contributions pursuant to this Section 9.3(ii) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense, or damage, or action in respect thereof, referred to above in this Section 9.3(ii) shall be deemed to include, for the purpose of this Section 9.3(ii), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent consistent with Section 9.2(i) hereof. Notwithstanding the foregoing provisions of this Section 9.3(ii), the Investor shall not be required to contribute any amount in excess of the aggregate discount to the VWAP for all purchases made under this Agreement and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 9.3(ii), any person who controls a party to this Agreement within the meaning of the Securities Act, any Affiliates of the Investor Party and any officers, directors, partners, employees or agents of the Investor Party or any of its Affiliates, will have the same rights to contribution as that party, and each director of the Company and each officer of the Company who signed the Registration Statement will have the same rights to contribution as the Company, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Section 9.3(ii), will notify any such party or parties from whom contribution may be sought, but the omission to so notify will not relieve that party or parties from whom contribution may be sought from any other obligation it or they may have under this Section 9.3(ii) except to the extent that the failure to so notify such other party materially prejudiced the substantive rights or defenses of the party from whom contribution is sought. No party will be liable for contribution with respect to any action or claim settled without its written consent if such consent is required pursuant to Section 9.3(i) hereof.

The remedies provided for in this Article IX are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Investor Party at law or in equity.

ARTICLE X
MISCELLANEOUS

Section 10.1. Certain Fees and Expenses; Upfront Commitment Fee; Commencement Irrevocable Transfer Agent Instructions.

(i) Certain Fees and Expenses. Each party shall bear its own fees and expenses related to the transactions contemplated by this Agreement except that the Company will reimburse the reasonable and documented fees and disbursements of legal counsel to the Investor in an amount not to exceed $75,000 in connection with the entry into this Agreement and $25,000 per fiscal quarter in connection with the Investor’s ongoing due diligence and review of deliverables subject to Section 6.15. The Company shall pay all U.S. federal, state and local stamp and other similar stock transfer taxes and duties (excluding for the avoidance of doubt any income taxes) levied in connection with issuance of the Shares pursuant hereto.

(ii) Upfront Commitment Fee. In consideration for the Investor’s execution and delivery of this Agreement on the Closing Date, the Company shall issue to the Investor the Upfront Commitment Fee on the Commencement Date, by transfer of the Commitment Shares to an account designated by the Investor, and will provide Investor, not later than 4:00 P.M. New York City time on the Trading Day immediately prior to the Commencement Date, one or more book-entry statement(s) representing the Commitment Shares in the name of the Investor or its designee. For the avoidance of doubt, the entire amount of the Upfront Commitment Fee shall be fully earned by the Investor when such amount is paid in accordance with this Section 10.1(ii) on the Commencement Date and shall be non-refundable, regardless of whether any VWAP Purchases are made or settled hereunder or any subsequent termination of this Agreement. Upon issuance pursuant to this Section 11.1(ii), the Commitment Shares shall constitute “restricted securities” as such term is defined in Rule 144(a)(3) under the Securities Act

Annex K-33

and, subject to the provisions of subsection (iv) of this Section 11.1, the certificate or book-entry statement representing the Commitment Shares shall bear the restrictive legend set forth below in subsection (iii) of this Section 11.1. The Commitment Shares shall constitute Registrable Securities and shall be included in the Initial Registration Statement and any post-effective amendment thereto, and the Prospectus included therein, and, if necessary to register the resale thereof by the Investor under the Securities Act, in any New Registration Statement and any post-effective amendment thereto, and the Prospectus included therein, in each case in accordance with this Agreement and the Registration Rights Agreement. For the avoidance of doubt, all of the Commitment Shares and the entire amount shall be fully earned by the Investor and shall be non-refundable as of the Commencement Date, regardless of whether any VWAP Purchases are made or settled hereunder or any subsequent termination of this Agreement.

(iii) Legends. The certificate(s) or book-entry statement(s) representing the Commitment Shares issued prior to the Effective Date of the Initial Registration Statement, except as set forth below, shall bear a restrictive legend in substantially the following form (and stop transfer instructions may be placed against transfer of the Commitment Shares):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, UNLESS SOLD PURSUANT TO: (1) RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (2) AN OPINION OF COUNSEL, IN A CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

Notwithstanding the foregoing and for the avoidance of doubt, all Shares to be issued in respect of any VWAP Purchase Notice delivered to the Investor pursuant to this Agreement shall be issued to the Investor in accordance with Section 3.2 by crediting the Investor’s or its designees’ account at DTC as DWAC Shares, and the Company shall not take any action or give instructions to any transfer agent of the Company otherwise.

(iv) Irrevocable Transfer Agent Instructions; Notice of Effectiveness. On the Effective Date of the Initial Registration Statement and prior to Commencement, the Company shall deliver or cause to be delivered to its Transfer Agent, (a) irrevocable instructions executed by the Company to be acknowledged in writing by the Company’s Transfer Agent (the “Commencement Irrevocable Transfer Agent Instructions”) and (b) the notice of effectiveness (the “Notice of Effectiveness”) relating to the Initial Registration Statement executed by the Company’s outside counsel, in each case directing the Transfer Agent to issue to the Investor or its designated Broker-Dealer at which the account or accounts to be credited with the Shares being purchased by the Investor are maintained any Registrable Securities included in the Initial Registration Statement as DWAC Shares, if and when such Registrable Securities are issued in accordance with this Agreement and the Registration Rights Agreement. With respect to any post-effective amendment to the Initial Registration Statement, any New Registration Statement or any post-effective amendment to any New Registration Statement, in each case becoming effective after the Commencement Date, the Company shall deliver or cause to be delivered to its Transfer Agent (x) irrevocable instructions in the form substantially similar to the Commencement Irrevocable Transfer Agent Instructions executed by the Company and to be acknowledged in writing by the Transfer Agent and (y) the Notice of Effectiveness, in each case modified as necessary to refer to such Registration Statement or post-effective amendment and the Registrable Securities included therein, to issue the Registrable Securities included therein as DWAC Shares in accordance with the terms of this Agreement and the Registration Rights Agreement. For the avoidance of doubt, all Shares to be issued in respect of any VWAP Purchase Notice delivered to the Investor pursuant to this Agreement shall be issued to the Investor in accordance with Section 3.2 by crediting the Investor’s account at DTC as DWAC Shares, and the Company shall not take any action or give instructions to any Transfer Agent of the Company otherwise. The Company represents and warrants to the Investor that, while this Agreement is effective, no instruction other than those referred to in

Annex K-34

this Section 10.1(iii) will be given by the Company to its Transfer Agent with respect to the Shares from and after Commencement, and the Registrable Securities covered by the Initial Registration Statement or any post-effective amendment thereof, or any New Registration Statement or post-effective amendment thereof, as applicable, shall otherwise be freely transferable on the books and records of the Company and no stop transfer instructions shall be maintained against the transfer thereof. The Company agrees that if the Company fails to fully comply with the provisions of this Section 10.1(iii) within three (3) Trading Days after the date on which the Investor has provided any deliverables that the Investor may be required to provide to the Company or its Transfer Agent (if any), the Company shall, at the Investor’s written instruction, purchase from the Investor all shares of Common Stock purchased or acquired by the Investor pursuant to this Agreement that contain any restrictive legend or that have any stop transfer orders maintained that prohibit or impede the transfer thereof in any respect at the greater of (i) the purchase price paid by the Investor for such shares of Common Stock (as applicable) and (ii) the Closing Sale Price of the Common Stock on the date of the Investor’s written instruction.

Section 10.2. Specific Enforcement; Consent to Jurisdiction; Waiver of Jury Trial.

(i) The Company and the Investor acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that either party shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement by the other party and to enforce specifically the terms and provisions hereof (without the necessity of showing economic loss and without any bond or other security being required), this being in addition to any other remedy to which either party may be entitled by law or equity.

(ii) Each of the Company and the Investor (a) hereby irrevocably submits to the jurisdiction of the U.S. District Court and other courts of the United States sitting in the State of New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement, and (b) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Investor consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 10.2 shall affect or limit any right to serve process in any other manner permitted by law.

(iii) EACH OF THE COMPANY AND THE INVESTOR HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH OF THE COMPANY AND THE INVESTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.2.

Section 10.3. Entire Agreement. The Transaction Documents set forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written, with respect to such matters. There are no promises, undertakings, representations or warranties by either party relative to subject matter hereof not expressly set forth in the Transaction Documents. All exhibits to this Agreement are hereby incorporated by reference in, and made a part of, this Agreement as if set forth in full herein.

Annex K-35

Section 10.4. Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or electronic mail delivery at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first (1st) business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second (2nd) business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The address for such communications shall be:

If to the Company:

PropTech Investment Corporation II

3415 N. Pines Way, Suite 204

Wilson, WY

Telephone Number: (310) 954-9665

Attention: Thomas D. Hennessy

With a copy (which shall not constitute notice) to:

Winthrop & Weinstine, P.A.

Capella Tower, Suite 3500

225 South 6th Street

Minneapolis, MN 55402-4629

Email: dwiller@winthrop.com; pcolton@winthrop.com

Attention: Dean D. Willer; Philip T. Colton

If to the Investor:

CF Principal Investments LLC

499 Park Avenue

New York, NY 10022

Attention: COO

Email: CFPINotices@cantor.com

and:

CF Principal Investments LLC

499 Park Avenue

New York, NY 10022

Attention: General Counsel

Facsimile: (212) 829-4708

Email: #legal-IBD@cantor.com

With a copy (which shall not constitute notice) to:

King & Spalding LLP

1185 Avenue of the Americas, Floor 34

New York, NY 10036

Telephone Number: (212) 556-2100

Email: kmanz@kslaw.com

Attention: Kevin E. Manz, Esq.

Either party hereto may from time to time change its address for notices by giving at least five (5) days’ advance written notice of such changed address to the other party hereto.

Section 10.5. Waivers. No provision of this Agreement may be waived by the parties from and after the date that is one (1) Trading Day immediately preceding the filing of the Initial Registration Statement with the Commission. Subject to the immediately preceding sentence, no provision of this Agreement may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought. No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercises thereof or of any other right, power or privilege.

Annex K-36

Section 10.6. Amendments. No provision of this Agreement may be amended by the parties from and after the date that is one (1) Trading Day immediately preceding the filing of the Initial Registration Statement with the Commission. Subject to the immediately preceding sentence, no provision of this Agreement may be amended other than by a written instrument signed by both parties hereto.

Section 10.7. Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

Section 10.8. Construction. The parties agree that each of them and their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents. In addition, each and every reference to share prices (including the Threshold Price) and number of shares of Common Stock in any Transaction Document shall, in all cases, be subject to adjustment for any stock splits, stock combinations, stock dividends, recapitalizations, reorganizations and other similar transactions that occur on or after the date of this Agreement. Any reference in this Agreement to “Dollars” or “$” shall mean the lawful currency of the United States of America. Any references to “Section” or “Article” in this Agreement shall, unless otherwise expressly stated herein, refer to the applicable Section or Article of this Agreement.

Section 10.9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. Neither the Company nor the Investor may assign this Agreement or any of their respective rights or obligations hereunder to any Person.

Section 10.10. No Third Party Beneficiaries. Except as expressly provided in Article IX, this Agreement is intended only for the benefit of the parties hereto and their respective successors, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

Section 10.11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal procedural and substantive laws of the State of New York, without giving effect to the choice of law provisions of such state that would cause the application of the laws of any other jurisdiction.

Section 10.12. Survival. The representations, warranties, covenants and agreements of the Company and the Investor contained in this Agreement shall survive the execution and delivery hereof until the termination of this Agreement; provided, however, that (i) the provisions of Article VIII (Termination), Article IX (Indemnification) and this Article X (Miscellaneous) shall remain in full force and effect indefinitely notwithstanding such termination, and, (ii) so long as the Investor owns any Shares, the covenants and agreements of the Company and the Investor contained in Article VI (Additional Covenants), shall remain in full force and effect notwithstanding such termination for a period of thirty (30) days following such termination.

Section 10.13. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature or signature delivered by e-mail in a “.pdf” format data file, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, www.echosign.adobe.com, etc., shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original signature.

Section 10.14. Publicity. The Company shall afford the Investor and its counsel a reasonable opportunity to review and comment upon, shall consult with the Investor and its counsel on the form and substance of, and shall give due consideration to all such comments from the Investor or its counsel on, any press release, Commission filing or any other public disclosure made by or on behalf of the Company relating to the Investor, its purchases hereunder or any aspect of the Transaction Documents or the transactions contemplated thereby, prior to the issuance, filing or public disclosure thereof. For the avoidance of doubt, the Company shall not be required to submit for review any such disclosure (i) contained in periodic reports filed with the Commission under the Exchange Act if it shall

Annex K-37

have previously provided the same disclosure to the Investor or its counsel for review in connection with a previous filing or (ii) any Prospectus Supplement if it contains disclosure that does not reference the Investor, its purchases hereunder or any aspect of the Transaction Documents or the transactions contemplated thereby.

Section 10.15. Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 10.16. Trust Account Waiver. Notwithstanding anything else in this Agreement, the Investor acknowledges that it has read the Company’s prospectus dated December 3, 2020, and understands that the Company has established a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Fund”) for the benefit of the Company’s public shareholders and that the Company may disburse monies from the Trust Fund only (a) to the Company’s public shareholders in the event they elect to convert their ordinary shares into cash in accordance with the Company’s amended and restated memorandum and articles of association and/or the liquidation of the Company or (b) to the Company after, or concurrently with, the consummation of a business combination. The Investor further acknowledges that, if the transactions contemplated by the Business Combination Agreement, or, upon termination of the Business Combination Agreement, another business combination, are not consummated by December 3, 2022, or such later date as shall be set forth in an amendment to the Company’s amended and restated memorandum and articles of association for the purpose of extending the date by which the Company must complete a business combination, the Company will be obligated to return to its shareholders the amounts being held in the Trust Fund. Accordingly, the Investor, on behalf of itself and its Affiliates, hereby waives all rights, title, interest or claim of any kind against the Company to collect from the Trust Fund any monies that may be owed to them by the Company for any reason whatsoever, including but not limited to a breach of this Agreement by the Company or any negotiations, agreements or understandings with the Company (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive the termination of this Agreement for any reason, but, notwithstanding anything set forth herein, will not limit the rights of the Company or its shareholders at or following the Closing.

Section 10.17. Further Assurances. From and after the Closing Date, upon the request of the Investor or the Company, each of the Company and the Investor shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

[The remainder of this page is left intentionally blank.]

Annex K-38

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

PropTech Investment Corporation II :
By:
Name:	Thomas Hennessy
Title:	Co-Chief Executive Officer and President
By:
Name:	Joseph Beck
Title:	Co-Chief Executive Officer and Chief Financial Officer
CF Principal Investments LLC
By:
Name:	Mark Kaplan
Title:	Authorized Signatory

[Signature Page to Equity Line Agreement]

Annex K-39

ANNEX I TO THE
COMMON STOCK PURCHASE AGREEMENT
DEFINITIONS

“Accountant” shall have the meaning assigned to such term in Section 5.7(iii) of this Agreement.

“Affiliate” shall mean any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with a Person, as such terms are used in and construed under Rule 144.

“Aggregate Limit” shall have the meaning assigned to such term in Section 2.1 of this Agreement.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph hereto.

“Alternative Market” shall mean the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market or the Nasdaq Global Market.

“Anti-Corruption Laws” shall have the meaning assigned to such term in Section 5.23 of this Agreement.

“Applicable Laws” shall have the meaning assigned to such term in Section 5.15 of this Agreement.

“Authorizations” shall have the meaning assigned to such term in Section 5.15 of this Agreement.

“Average Price” means a price per Share (rounded to the nearest tenth of a cent) equal to the quotient obtained by dividing (i) the aggregate gross purchase price paid by the Investor for all Shares purchased pursuant to this Agreement, by (ii) the aggregate number of Shares issued pursuant to this Agreement.

“Bankruptcy Law” shall mean Title 11, U.S. Code, or any similar U.S. federal or state law for the relief of debtors.

“Base Price” means a price per Share equal to the Minimum Price (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction that occurs on or after the date of this Agreement).

“Beneficial Ownership Limitation” shall have the meaning assigned to such term in Section 3.4 of this Agreement.

“Block” shall mean any trade in excess of 100,000 Shares on a single Trading Day to a single purchaser, as reported on Bloomberg through its “VWAP” function.

“Bloomberg” shall mean Bloomberg, L.P.

“Bring-Down Opinion” shall have the meaning assigned to such term in Section 6.15 of this Agreement.

“Broker-Dealer” shall have the meaning assigned to such term in Section 6.13 of this Agreement.

“CCPA” shall have the meaning assigned to such term in Section 5.44(i) of this Agreement.

“CF&CO” shall have the meaning assigned to such term in the recitals of this Agreement.

“Closing Date” shall be the date of the consummation of the Business Combination.

“Closing Sale Price” shall mean, for the Common Stock as of any date, the last closing trade price for the Common Stock on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price for the Common Stock, then the last trade price for the Common Stock prior to 4:00 p.m., New York City time, as reported by Bloomberg. All such determinations shall be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during such period.

“Code” shall have the meaning assigned to such term in Section 5.32 of this Agreement.

“Commencement” shall have the meaning assigned to such term in Section 3.1 of this Agreement.

“Commencement Date” shall have the meaning assigned to such term in Section 3.1 of this Agreement.

Annex K-40

“Commencement Irrevocable Transfer Agent Instructions” shall have the meaning assigned to such term in Section 10.1(iii).

“Commission” shall mean the U.S. Securities and Exchange Commission or any successor entity.

“Commission Documents” shall mean (1) any registration statement on Form S-4 filed by the Company with the Commission, including any related prospectus or prospectuses, for the registration of the Common Stock to be issued pursuant to the Business Combination Agreement, on file with the Commission at the time such registration statement became effective, including the financial statements, schedules, exhibits and all other documents filed as a part thereof or incorporated therein and all information deemed to be a part thereof as of the effective date of such registration statement under the Securities Act, (2) any proxy statement or prospectus filed by the Company with the Commission, including all documents incorporated or deemed incorporated therein by reference, whether or not included in a registration statement on Form S-4, in the form in which such proxy statement or prospectus has most recently been filed with the Commission pursuant to Rule 424(b) under the Securities Act, (3) all reports, schedules, registrations, forms, statements, information and other documents filed with or furnished to the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act since the Commitment Effective Time, including, without limitation, the Current Report, (4) each Registration Statement, as the same may be amended from time to time, the Prospectus contained therein and each Prospectus Supplement thereto and (5) all information contained in such filings and all documents and disclosures that have been and heretofore shall be incorporated by reference therein.

“Commitment Shares” shall mean the number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock equal to the quotient obtained by dividing (i) $2,000,000 and (ii) the closing price of the Common Stock on the Principal Market on the Upfront Determination Date.

“Common Stock Equivalents” shall mean any securities of the Company or its Subsidiaries which entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Compliance Certificate” shall have the meaning assigned to such term in Section 7.2(ii) of this Agreement.

“Confidential Data” shall have the meaning assigned to such term in Section 5.44(i) of this Agreement.

“Contract” shall mean any written or oral legally binding contract, agreement, understanding, arrangement, subcontract, loan or credit agreement, note, bond, indenture, mortgage, purchase order, deed of trust, lease, sublease, instrument, or other legally binding commitment, obligation or undertaking.

“Current Report” shall have the meaning assigned to such term in Section 2.3 of this Agreement.

“Custodian” shall mean any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Damages” shall have the meaning assigned to such term in Section 9.1 of this Agreement.

“DTC” shall mean The Depository Trust Company, a subsidiary of The Depository Trust & Clearing Corporation, or any successor thereto.

“DWAC” shall have the meaning assigned to such term in Section 5.41 of this Agreement.

“DWAC Shares” shall mean shares of Common Stock issued pursuant to this Agreement that are (i) issued in electronic form, (ii) freely tradable and transferable and without restriction on resale and without stop transfer instructions maintained against the transfer thereof and (iii) timely credited by the Company to the Investor’s or its designated Broker-Dealer at which the account or accounts to be credited with the Shares being purchased by Investor are maintained specified

DWAC account with DTC under its Fast Automated Securities Transfer (FAST) Program, or any similar program hereafter adopted by DTC performing substantially the same function.

Annex K-41

“EDGAR” shall mean the Commission’s Electronic Data Gathering, Analysis and Retrieval System.

“Effective Date” shall mean, with respect to the Initial Registration Statement filed pursuant to Section 2(a) of the Registration Rights Agreement (or any post-effective amendment thereto) or any New Registration Statement filed pursuant to Section 2(c) of the Registration Rights Agreement (or any post-effective amendment thereto), as applicable, the date on which the Initial Registration Statement (or any post-effective amendment thereto) or any New Registration Statement (or any post-effective amendment thereto) becomes effective.

“Entity” shall have the meaning assigned to such term in Section 5.43 of this Agreement.

“Environmental Laws” shall have the meaning assigned to such term in Section 5.22 of this Agreement.

“Excess Shares” shall having the meaning assigned to such term in Section 3.1 of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Exchange Cap” shall have the meaning assigned to such term in Section 3.3(i) of this Agreement.

“Exempt Issuance” shall mean the issuance of (i) Common Stock, options or other equity incentive awards to employees, officers, directors or vendors of the Company pursuant to any equity incentive plan duly adopted for such purpose, by the Company’s Board of Directors or a majority of the members of a committee of the Board of Directors established for such purpose, (ii) (a) any Shares issued to the Investor pursuant to this Agreement, (b) any securities issued upon the exercise or exchange of or conversion of any shares of Common Stock or Common Stock Equivalents held by the Investor at any time, or (c) any securities issued upon the exercise or exchange of or conversion of any Common Stock Equivalents issued and outstanding on the date of this Agreement, provided that such securities referred to in this clause (c) have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, (iii) securities issued pursuant to acquisitions, divestitures, licenses, partnerships, collaborations or strategic transactions approved by the Company’s Board of Directors or a majority of the members of a committee of directors established for such purpose, which acquisitions, divestitures, licenses, partnerships, collaborations or strategic transactions can have a Variable Rate Transaction component, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (iv) Common Stock issued by the Company to the Investor or an Affiliate of the Investor in connection with any “equity line of credit” or other continuous offering or similar offering of Common Stock pursuant to a written agreement between the Company and the Investor or an Affiliate of the Investor, whereby the Company may sell Common Stock to the Investor or an Affiliate of the Investor at a future determined price, or (v) Common Stock issued by the Company by any method deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act, exclusively to or through CF&CO, as the Company’s sales agent, pursuant to one or more written agreements between the Company and CF&CO.

“FDA” shall have the meaning assigned to such term in Section 5.21 of this Agreement.

“FINRA” shall have the meaning assigned to such term in Section 4.3 of this Agreement.

“Fundamental Transaction” shall mean that (i) the Company shall, directly or indirectly, in one or more related transactions, (a) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, with the result that the holders of the Company’s capital stock immediately prior to such consolidation or merger together beneficially own less than 50% of the outstanding voting power of the surviving or resulting corporation, (b) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, (c) take action to facilitate a purchase, tender or exchange offer by another Person that is accepted by the holders of more than 50% of the outstanding shares of Common Stock (excluding any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (d) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the

Annex K-42

outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (e) reorganize, recapitalize or reclassify its Common Stock, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

“GAAP” shall have the meaning assigned to such term in Section 5.7(ii) of this Agreement.

“GDPR” shall have the meaning assigned to such term in Section 5.44(ii) of this Agreement.

“Governmental Authority” shall mean (i) any federal, provincial, state, local, municipal, national or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (ii) any self-regulatory organization; or (iii) any political subdivision of any of the foregoing.

“Indebtedness” shall have the meaning assigned to such term in Section 5.12 of this Agreement.

“Initial Registration Statement” shall have the meaning assigned to such term in the Registration Rights Agreement.

“Investment Period” shall mean the period commencing on the Effective Date of the Initial Registration Statement and expiring on the date this Agreement is terminated pursuant to Article VIII.

“Investor” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Investor Party” shall have the meaning assigned to such term in Section 9.1 of this Agreement.

“IT Systems” shall have the meaning assigned to such term in Section 5.44(i) of this Agreement.

“Knowledge” shall mean the actual knowledge of the Company’s Chief Executive Officer, the Company’s President, and the Company’s Chief Financial Officer, in each case after reasonable inquiry of all officers, directors and employees of the Company and its Subsidiaries who would reasonably be expected to have knowledge or information with respect to the matter in question.

“Material Contracts” shall mean any other Contract that is expressly referred to in or filed or incorporated by reference as an exhibit to a Commission Document or that, if terminated or subject to default by a party thereto would, individually or in the aggregate, have a Material Adverse Effect.

“Minimum Price” shall have the meaning assigned to such term in Nasdaq Listing Rule 5635(d).

“Money Laundering Laws” shall have the meaning assigned to such term in Section 5.24 of this Agreement.

“New Registration Statement” shall have the meaning assigned to such term in the Registration Rights Agreement.

“OFAC” shall have the meaning assigned to such term in Section 5.43 of this Agreement.

“Permits” shall have the meaning assigned to such term in Section 5.21 of this Agreement.

“Person” shall mean any person or entity, whether a natural person, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority.

“Personal Data” shall have the meaning assigned to such term in Section 5.44(i) of this Agreement.

“Policies” shall have the meaning assigned to such term in Section 5.44(ii) of this Agreement.

“Post-Effective Amendment Period” shall mean the period commencing at 9:30 a.m., New York City time, on the fifth (5th) Trading Day immediately prior to the filing of any post-effective amendment to the Initial Registration Statement or any New Registration Statement, and ending at 9:30 a.m., New York City time, on the Trading Day immediately following, the Effective Date of such post-effective amendment.

Annex K-43

“Principal Market” shall mean the Nasdaq Capital Market; provided, however, that in the event the Company’s Common Stock is ever listed or traded on an Alternative Market, then the “Principal Market” shall mean such Alternative Market on which the Company’s Common Stock is then listed or traded.

“Privacy Laws” shall have the meaning assigned to such term in Section 5.44(ii) of this Agreement.

“Prospectus” shall mean the prospectus in the form included in a Registration Statement, as supplemented from time to time by any Prospectus Supplement, including the documents incorporated by reference therein.

“Prospectus Supplement” shall mean any prospectus supplement to the Prospectus filed with the Commission from time to time pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein.

“Qualified Independent Underwriter” shall have the meaning assigned to such term in FINRA Rule 5121(f)(12).

“Registrable Securities” shall have the meaning assigned to such term in the Registration Rights Agreement.

“Registration Period” shall have the meaning assigned to such term in the Registration Rights Agreement.

“Registration Statement” shall have the meaning assigned to such term in the Registration Rights Agreement.

“Regulation D” shall have the meaning assigned to such term in the recitals of this Agreement.

“Restricted Period” shall have the meaning assigned to such term in Section 6.9(i) of this Agreement.

“Restricted Persons” shall have the meaning assigned to such term in Section 6.9(i) of this Agreement.

“Rule 144” shall mean Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect.

“Sale Price” shall mean any trade price for the shares of Common Stock on the Principal Market during normal trading hours, as reported by the Principal Market.

“Sanctioned Countries” shall have the meaning assigned to such term in Section 5.43 of this Agreement.

“Sanctions” shall have the meaning assigned to such term in Section 5.43 of this Agreement.

“Sarbanes-Oxley Act” shall have the meaning assigned to such term in Section 5.7(iii) of this Agreement.

“Section 4(a)(2)” shall have the meaning assigned to such term in the recitals of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Share Delivery Deadline” shall have the meaning set forth in Section 3.2 of this Agreement.

“Shares” shall mean the shares of Common Stock that are and/or may be purchased by the Investor under this Agreement pursuant to one or more VWAP Purchase Notices.

“Short Sales” shall mean “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act.

“Subordinated Seller Notes” means, collectively, the Amended and Restated Subordinated Promissory Note, dated April 30, 2018, by and between CCM Property Management LLC and Renters Warehouse Oklahoma, LLC, the Subordinated Promissory Note, dated January 1, 2016, by and between Renters Warehouse Arizona, LLC, Renters Warehouse, LLC, and Renters Warehouse Arizona, Inc., the Amended and Restated Subordinated Promissory Note, dated March 1, 2019, by and between Worth Clark, Inc. and RW OpCo, LLC, the Subordinated Promissory Note, dated January 2, 2019, by and between RW OA Acquisition, LLC, RW OpCo, LLC, and Own America, LLC, the Second Amended and Restated Subordinated Promissory Note, dated January 10, 2020, by and between Renters Warehouse Texas, LLC and North Texas Homes, LLC, the Eighth Amended and Restated Subordinated Promissory Note, dated February 7, 2022, by and between Renters Warehouse New Jersey, LLC and Realty Solutions, LLC, the Amended and Restated Subordinated Promissory Note, dated April 19, 2018, by and between Renters Warehouse

Annex K-44

Texas, LLC, Renters Warehouse, LLC, Ray Davis, and Tahoe Services, Inc., and the Amended and Restated Subordinated Promissory Note, dated February 11, 2019, by and between Renters Warehouse Texas, LLC, Renters Warehouse, LLC, and Palo Duro Ventures, LLC.

“Subsidiary” shall mean any corporation or other entity, of which at least a majority of the securities or other ownership interest having ordinary voting power for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries.

“Threshold Price” shall mean with respect to any particular VWAP Purchase Notice, the Sale Price on the VWAP Purchase Date equal to the greater of (i) 90% of the Closing Sale Price on the Trading Day immediately preceding the VWAP Purchase Date or (ii) such higher price as set forth by the Company in the VWAP Purchase Notice.

“Total Commitment” shall have the meaning assigned to such term in Section 2.1.

“Trading Day” shall mean any day on which the Principal Market is open for trading (regular way), including any day on which the Principal Market is open for trading (regular way) for a period of time less than the customary time.

“Transaction Documents” shall mean, collectively, this Agreement (as qualified by the Commission Documents) and the exhibits hereto, the Registration Rights Agreement and the exhibits thereto, and each of the other agreements, documents, certificates and instruments entered into or furnished by the parties hereto in connection with the transactions contemplated hereby and thereby.

“Transfer Agent” shall mean Continental Stock Transfer & Trust Company or any successor thereof as the Company’s transfer agent.

“Upfront Commitment Fee” shall mean the number of Commitment Shares payable to the Investor on the Commencement Date.

“Upfront Determination Date” shall mean the earlier to occur of (i) the second Trading Day prior to the filing of the Initial Registration Statement and (ii) the date that the Investor sends an invoice to the Company for the Upfront Commitment Fee.

“Variable Rate Transaction” shall mean a transaction in which the Company (i) issues or sells any equity or debt securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock or Common Stock Equivalents either (a) at a conversion price, exercise price, exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such equity or debt securities, or (b) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such equity or debt security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (including, without limitation, any “full ratchet” or “weighted average” anti-dilution provisions, but not including any standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), (ii) issues or sells any equity or debt securities, including without limitation, Common Stock or Common Stock Equivalents, either (a) at a price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (other than standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), or (b) that are subject to or contain any put, call, redemption, buy-back, price-reset or other similar provision or mechanism (including, without limitation, a “Black-Scholes” put or call right, other than in connection with a “fundamental transaction”) that provides for the issuance of additional equity securities of the Company or the payment of cash by the Company, or (iii) enters into any agreement, including, but not limited to, an “equity line of credit” or “at the market offering” or other continuous offering or similar offering of Common Stock or Common Stock Equivalents, whereby the Company may sell Common Stock or Common Stock Equivalents at a future determined price.

“VWAP” shall mean, for the Common Stock for a specified period, the dollar volume-weighted average price for the Common Stock on the Principal Market, for such period, as reported by Bloomberg through its “AQR” function. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

Annex K-45

“VWAP Purchase Amount” shall have the meaning assigned to such term in Section 3.2 of this Agreement.

“VWAP Purchase Commencement Time” shall mean, with respect to a VWAP Purchase made pursuant to Section 3.1, 9:30:01 a.m., New York City time, on the applicable VWAP Purchase Date, or such later time on such VWAP Purchase Date publicly announced by the Principal Market as the official open (or commencement) of trading (regular way) on the Principal Market on such VWAP Purchase Date; provided, however, that if a VWAP Purchase Notice is delivered after 9:00 a.m., New York City time, on a VWAP Purchase Date, then the VWAP Purchase Commencement Time shall start only upon receipt by the Company of written confirmation (which may be by email) of acceptance by the Investor, and which confirmation shall specify the VWAP Purchase Commencement Time.

“VWAP Purchase Condition Satisfaction Time” shall have the meaning assigned to such term in Section 7.3 of this Agreement.

“VWAP Purchase Date” shall mean, with respect to a VWAP Purchase made pursuant to Section 3.1, the Trading Day on which the Investor receives, on such Trading Day, a valid VWAP Purchase Notice for such VWAP Purchase in accordance with this Agreement.

“VWAP Purchase Maximum Amount” shall mean, with respect to a VWAP Purchase made pursuant to Section 3.1, a number of shares of Common Stock equal to the lesser of (i) a number of shares of Common Stock which, when aggregated with all other shares of Common Stock then beneficially owned by the Investor and its Affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Investor of more than the Beneficial Ownership Limitation and (ii) a number of Shares equal to (a) the VWAP Purchase Share Percentage multiplied by (b) the total number (or volume) of shares of Common Stock traded on the Principal Market (or, if the Common Stock is then listed on an Alternative Market, on such Alternative Market) during the applicable VWAP Purchase Period on the applicable VWAP Purchase Date for such VWAP Purchase and (iii) the VWAP Purchase Share Estimate.

“VWAP Purchase Notice” shall mean, with respect to a VWAP Purchase made pursuant to Section 3.1, an irrevocable written notice delivered by the Company to the Investor directing the Investor to purchase a VWAP Purchase Share Amount (such specified VWAP Purchase Share Amount subject to adjustment as set forth in Section 3.1 as necessary to give effect to the VWAP Purchase Maximum Amount), at the applicable VWAP Purchase Price therefor on the applicable VWAP Purchase Date for such VWAP Purchase in accordance with this Agreement.

“VWAP Purchase Period” shall mean, with respect to a VWAP Purchase made pursuant to Section 3.1, the period on the applicable VWAP Purchase Date for such VWAP Purchase beginning at the applicable VWAP Purchase Commencement Time and ending at the applicable VWAP Purchase Termination Time.

“VWAP Purchase Price” shall mean the purchase price per Share to be purchased by the Investor in such VWAP Purchase on such VWAP Purchase Date equal to ninety-eight percent (98.0%) of the VWAP over the applicable VWAP Purchase Period on such VWAP Purchase Date for such VWAP Purchase. Notwithstanding anything in this Agreement to the contrary, on any Trading Day on which the Company delivers, and the Investor accepts, a VWAP Purchase Notice for a VWAP Purchase Share Request Percentage in excess of the VWAP Purchase Share Percentage, the VWAP Purchase Price shall be calculated using the lower of (i) the VWAP over the applicable VWAP Purchase Period on such VWAP Purchase Date for such VWAP Purchase; and (ii) the lowest Sale Price in any Block sold on such Trading Day following the delivery and acceptance of such VWAP Purchase Notice for a VWAP Purchase Share Request Percentage in excess of the VWAP Purchase Share Percentage.

“VWAP Purchase Share Amount” means, with respect to a VWAP Purchase made pursuant to Section 3.1, the number of Shares to be purchased by the Investor in such VWAP Purchase as specified by the Company in the applicable VWAP Purchase Notice, which number of Shares shall not exceed the applicable VWAP Purchase Maximum Amount.

“VWAP Purchase Share Delivery Date” shall mean the date of the VWAP Purchase Notice, or such later date on which the Shares are actually delivered to the Investor (it being acknowledged and agreed that the Company may not deliver any additional VWAP Purchase Notice to the Investor until all such Shares subject to such VWAP Purchase, and all Shares subject to all prior VWAP Purchase Notices, have been received by the Investor as DWAC Shares in accordance with this Agreement).

Annex K-46

“VWAP Purchase Share Estimate” means the number of shares of Common Stock constituting a good faith estimate by the Company of the number of Shares that the Investor shall have the obligation to buy pursuant to the VWAP Purchase Notice.

“VWAP Purchase Share Percentage” means, with respect to a VWAP Purchase made pursuant to Section 3.1, twenty percent (20%).

“VWAP Purchase Share Request Percentage” shall mean the percentage set forth in any VWAP Purchase Notice.

“VWAP Purchase Termination Time” means, with respect to a VWAP Purchase made pursuant to Section 3.1, 4:00 p.m., New York City time, on the applicable VWAP Purchase Date, or such earlier time publicly announced by the Principal Market as the official close of trading (regular way) on the Principal Market on such applicable VWAP Purchase Date.

Annex K-47

EXHIBIT A
FORM OF REGISTRATION RIGHTS AGREEMENT

[TO BE FURNISHED SEPARATELY]

Annex K-48

EXHIBIT B
CLOSING CERTIFICATE
[•], 2022

The undersigned, the [•] of [PropTech Investment Corporation II (t/b/k/a Appreciate Holdings, Inc.)], a Delaware corporation (the “Company”), delivers this certificate in connection with the Common Stock Purchase Agreement, dated as of May 17, 2022 (the “Agreement”), by and between the Company and CF Principal Investments LLC, a Delaware limited liability company (the “Investor”), and hereby certifies on the date hereof that (capitalized terms used herein without definition have the meanings assigned to them in the Agreement):

1. The undersigned is the duly appointed [•] of the Company.

2. Attached hereto as Exhibit A is a true, complete and correct copy of the Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof, as filed with the Secretary of State of the State of Delaware (the “Certificate of Incorporation”). The Certificate of Incorporation of the Company has not been further amended or restated, and no document with respect to any amendment to the Certificate of Incorporation of the Company has been filed in the office of the Secretary of State of the State of Delaware since the date shown on the face of the state certification relating to the Certificate of Incorporation, which is in full force and effect on the date hereof, and no action has been taken by the Company in contemplation of any such amendment or the dissolution, merger or consolidation of the Company.

3. Attached hereto as Exhibit B is a true and complete copy of the Amended and Restated Bylaws of the Company, as amended and restated through, and as in full force and effect on, the date hereof (the “Bylaws”), and no proposal for any amendment, repeal or other modification to the Bylaws of the Company has been taken or is currently pending before the Board of Directors or stockholders of the Company.

4. The Board of Directors of the Company has approved the transactions contemplated by the Transaction Documents; said approval has not been amended, rescinded or modified and remains in full force and effect as of the date hereof. Attached hereto as Exhibit C are true, correct and complete copies of the resolutions duly adopted by the Board of Directors of the Company via unanimous written consent on May 13, 2022.

5. Each person who, as an officer of the Company, or as attorney-in-fact of an officer of the Company, signed the Transaction Documents to which the Company is a party, was duly elected, qualified and acting as such officer or duly appointed and acting as such attorney-in-fact, and the signature of each such person appearing on any such document is his genuine signature.

IN WITNESS WHEREOF, I have signed my name as of the date first above written.

Name:
Title:

Annex K-49

EXHIBIT C
COMPLIANCE CERTIFICATE

The undersigned, the [•] of [PropTech Investment Corporation II (t/b/k/a Appreciate Holdings, Inc.)], a Delaware corporation (the “Company”), delivers this certificate in connection with the Common Stock Purchase Agreement, dated as of May 17, 2022 (the “Agreement”), by and between the Company and CF Principal Investments LLC, a Delaware limited liability company (the “Investor”), and hereby certifies on the date hereof that, to the best of [his or her] knowledge after reasonable investigation, on behalf of the Company (capitalized terms used herein without definition have the meanings assigned to them in the Agreement):

1. The undersigned is the duly appointed [•] of the Company.

2. Except as set forth in the Commission Documents, the representations and warranties of the Company set forth in Article V of the Agreement (i) that are not qualified by “materiality” or “Material Adverse Effect” are true and correct in all material respects as of [the Commencement Date] [the date hereof] with the same force and effect as if made on [the Commencement Date] [the date hereof], except to the extent such representations and warranties are as of another date, in which case, such representations and warranties are true and correct in all material respects as of such other date and (ii) that are qualified by “materiality” or “Material Adverse Effect” are true and correct as of [the Commencement Date] [the date hereof] with the same force and effect as if made on [the Commencement Date] [the date hereof], except to the extent such representations and warranties are as of another date, in which case, such representations and warranties are true and correct as of such other date.

3. The Company has performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Agreement and the Registration Rights Agreement to be performed, satisfied or complied with by the Company [at or prior to Commencement][on or prior to the date hereof].

4. The Shares issuable in respect of each VWAP Purchase Notice effected pursuant to the Agreement shall be delivered to the Investor electronically as DWAC Shares, and shall be freely tradable and transferable and without restriction on resale and without any stop transfer instructions maintained against such Shares.

5. As of [the Commencement Date][the date hereof], the Company does not possess any material non-public information.

6. As of [the Commencement Date][the date hereof], the Company has reserved out of its authorized and unissued Common Stock [•] shares of Common Stock solely for the purpose of effecting VWAP Purchases under the Agreement.

7. No stop order suspending the effectiveness of the Registration Statement or the use of the Prospectus under the Securities Act has been issued and no proceedings for such purpose or pursuant to Section 8A of the Securities Act are pending before or, to the knowledge of the Company, threatened by the Commission.

The undersigned has executed this Certificate this [•] day of [•], 202[•].

By:
Name:
Title:

Annex K-50

EXHIBIT D
FORM OF VWAP PURCHASE NOTICE

From:	[PropTech Investment Corporation II (t/b/k/a Appreciate Holdings, Inc.)]
To:	CF Principal Investments LLC
Attention:	Chief Operating Officer
C/O:	CFControlledEquityOffering@cantor.com

Subject:	VWAP Purchase Notice

Date:	[•], 202[•]
Time:	[•]

Ladies and Gentlemen:

Pursuant to the terms and subject to the conditions contained in the Common Stock Purchase Agreement (the “Agreement”) between [PropTech Investment Corporation II (t/b/k/a Appreciate Holdings, Inc.)], a Delaware corporation (the “Company”), and CF Principal Investments LLC (the “Investor”), dated May 17, 2022, the Company hereby directs the Investor to purchase a number of shares constituting [•]% of the total volume of the Company’s Class A common stock, par value $0.0001 per share, traded on the Principal Market during the applicable VWAP Purchase Period, at the relevant VWAP Purchase Price (as defined in the Agreement), or $[•], being the higher price set forth by the Company (as defined in the Agreement); provided, however, that if such number exceeds the VWAP Purchase Share Estimate of [•] shares of the Company’s Class A common stock, par value $0.0001 per share, which the Company represents is no greater than the VWAP Purchase Maximum Amount (as defined in the Agreement), then the Investor will instead purchase the number of shares equal to the VWAP Purchase Share Estimate. The Company represents that all conditions set forth in Section 7.3 of the Agreement (including without limitation Section 7.3(xi) in respect of Material Non-Public Information) have been satisfied. Capitalized terms used herein without definition have the meanings assigned to them in the Agreement.

Name:
Title:

Annex K-51

Annex L

May 13, 2022

Board of Directors of
PropTech Investment Corporation II
3415 N. Pines Way, Suite 204
Wilson, Wyoming 83014

Dear Members of the Board of Directors:

We understand that PropTech Investment Corporation II, a Wyoming corporation (“PropTech II”), proposes to enter into a Business Combination Agreement, dated as of May 13, 2022 (the “Business Combination Agreement”), by and among PropTech II, RW National Holdings, LLC, a Delaware limited liability company (the “Company”), and Lake Street Landlords, LLC in its capacity as the representative of all Company equity holders (the “Sellers Representative”), under which (1) the Company equity holders will contribute all of their equity interests in the Company to a newly formed subsidiary of the Company (“NewCo”) in exchange for non-voting Class B Units in NewCo, (2) NewCo and the Company will enter into an amended and restated limited liability company agreement, to among other things, recapitalize the authorized equity securities of the Company such that the authorized classes of equity securities of the Company will consist of a single class of units, (3) PropTech II shall contribute an amount of cash to the Company in exchange for a number of NewCo “Units” determined pursuant to the Business Combination Agreement and (4) PropTech II shall issue to the NewCo equity holders (other than PropTech II) the number of shares of PropTech II Class B common stock determined pursuant to the Business Combination Agreement.

As a result of the Business Combination, the Company will become a wholly-owned subsidiary of PropTech II and PropTech II will remain a public company to be known as “Appreciate, Inc.”

We have been advised that, assuming there will be no cash redemptions paid to existing PropTech II stockholders from PropTech II’s trust account, the Transaction will result in (1) the equity holders of the Company holding a number of PropTech II common shares equal to approximately $287.1 million in aggregate value, representing approximately 50% of the outstanding equity of PropTech II, (2) the existing public stockholders of PropTech II holding a number of PropTech II common shares equal to approximately $230.0 million in aggregate value, representing approximately 40% of the outstanding equity of PropTech II and (3) the founders of PropTech II holding a number of PropTech II common shares equal to approximately $57.5 million in aggregate value, representing approximately 10% of the outstanding equity of PropTech II. Note that the above does not account for (i) the issuance by PropTech II to the Company of any “Earn-Out Shares” that are subject to certain conditions pursuant to the Business Combination Agreement or (ii) the exercise of any warrants. The terms of the Transaction are more fully set forth in the Business Combination Agreement and capitalized terms used but not defined herein have the meanings ascribed to such terms in the Business Combination Agreement.

You have requested our opinion as to (i) the fairness, from a financial point of view, to PropTech II and its unaffiliated public stockholders of the consideration paid by PropTech II to the Company pursuant to the Business Combination Agreement, and (ii) whether the Company has a fair market value equal to at least 80 percent of the balance of funds in PropTech II’s trust account (excluding deferred underwriting commissions and taxes payable) (each an “Opinion” and, together, the “Opinions”).

In connection with our review of the Transaction and in arriving at our Opinions, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have reviewed:

1.      the draft of the Business Combination Agreement, dated May 12, 2022;

2.      certain documents filed by PropTech II with the U.S. Securities and Exchange Commission (the “SEC”), including the registration statements filed on Form S-1 during 2020, its Rule 424(b)(4) final prospectus filed with the SEC on December 7, 2020 and various reports filed with the SEC pursuant to the U.S. Securities Act of 1934;

Annex L-1

3.      certain publicly available business and financial information relating to PropTech II and the Company that we deemed to be relevant;

4.      the Company’s historical financial statements for the calendar years ended December 31, 2020 and December 31, 2021;

5.      certain non-public financial and business information provided to us by PropTech II, the Company, and their advisors;

6.      certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company and PropTech II, including financial projections for the years ending December 31, 2022 and December 31, 2023 prepared by the management of the Company relating to the Company;

7.      certain industry and research reports;

8.      the reported historical price and trading activity for the securities of PropTech II, compared to certain financial stock market information for PropTech II with that similar information for certain other companies the securities of which are publicly traded, and reviewed the financial terms of certain recent business combinations, and other studies and analyses it deemed appropriate; and

9.      other documents made available in the Company’s virtual data room.

We have spoken with certain members of the management teams of PropTech II and the Company and certain of their respective representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters. We participated in financial and business diligence calls with executive management of PropTech II and the Company, regarding, among other things, certain financial projections created by the Company, the business and financial results and outlook of the Company and the Transaction structure and background. We have also compared the financial and operating performance of the Company with that of companies with publicly traded equity securities that we deemed to be relevant. In addition, we have conducted such other analyses, examinations, and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our Opinions.

With your consent, we have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and assume no responsibility to independently verify such data, material, and other information. In addition, PropTech II’s management advised us, and we have assumed with your permission, that the financial projections provided to us have been reasonably prepared in good faith on bases reflecting the best available estimates and judgments of PropTech II’s management as to the future financial results and condition of the Company and we express no opinion regarding such projections or the assumptions on which they are based. We have relied upon PropTech II to advise us promptly if any information provided became inaccurate or had to be updated during the period of our review. If the foregoing assumptions are inaccurate, our Opinions could be materially affected. PropTech II does not publicly disclose internal financial information of the type provided to us in connection with our review of the Transaction. As a result, such information was prepared for financial planning purposes and was not prepared with the expectation of public disclosure.

We have relied upon and assumed, without independent verification, there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or our Opinions, and there is no information or any facts that would make the information reviewed by us incomplete or misleading.

We have assumed, with your consent, there will be no cash redemptions paid to existing PropTech II stockholders from PropTech II’s trust account. We have assumed that the final form of the Business Combination Agreement will be substantially similar to the draft we reviewed, dated May 12, 2022 without modification of material terms or conditions. We have assumed that the Transaction will be consummated under the terms of the Business Combination Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder. We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Business Combination Agreement and all other related documents

Annex L-2

and instruments that are referred to therein are true and correct, (b) each party to the Business Combination Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party and (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof. In arriving at our Opinions, we have assumed, with your consent, all the regulatory approvals and consents required for the Transaction to be consummated pursuant to the terms of the Business Combination Agreement will be obtained in a manner that will not adversely affect PropTech II or the Company or alter the terms of the Transaction.

In addition, at your direction, we have assumed that all projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial results and condition of the Company. At your direction, we have assumed that all projections and estimates provide a reasonable basis on which to evaluate the Company and the Transaction and we have, at your direction, used and relied upon such projections and estimates for purposes of our analyses and in arriving at our Opinions. You and the Company have advised us that no projections nor estimates will need to be revised or adjusted based on the final redemptions from the PropTech II trust account. We express no view or opinion with respect to any projections or estimates or the assumptions on which they are based.

For purposes of our financial analyses and our Opinions, with your consent, we (i) did not perform any financial analyses to evaluate the value of PropTech II or to derive valuation references ranges for any shares of PropTech II for purposes of comparison with the Closing Consideration or otherwise, and (ii) have assumed that the value of each share of PropTech II capital stock (including, without limitation, each share of PropTech II Class A Stock and each share of PropTech II Class B Stock) is equal to the original issue price per share of PropTech II Class A Stock (which you have advised us is $10.00 per share), notwithstanding the different voting rights and other non-financial terms of such shares that could impact their value.

In arriving at our Opinions, we have performed no appraisals or valuations of any specific assets or liabilities (fixed, contingent, or other) of the Company, including any intellectual property for which the Company might receive royalty or licensing fees, and we have not been furnished with any such appraisals or valuations, and have made no physical inspection of the property or assets of the Company. We express no opinion regarding the liquidation value of any entity. In arriving at the Opinions, we have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities, to which any of the Company or its affiliates is a party or may be subject and at the Company’s direction and with its consent, in arriving at our Opinions, we have made no assumption about and therefore have not considered, the possible assertion of claims, outcomes, damages, or recoveries arising out of any such matters.

None of the companies or transactions we may have used in any analysis for purposes of comparison is identical to the Company or the Transaction. Accordingly, our analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company and the Transaction were compared and other factors that could affect the public trading value or transaction value of the companies or transactions. We also have considered no potential judicial, legislative, or regulatory changes pending or being considered or that may be adopted by any judicial, governmental, or regulatory bodies or any potential changes in accounting methods or generally accepted accounting principles that may be adopted.

The Opinions are based upon the financial, market, economic, and other conditions that exist on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial, and stock markets have from time-to-time experienced unusual volatility, and we express no opinion or view as to any potential effects of such volatility on the Transaction and the Opinions do not address potential developments in any such markets. In addition, we express no opinion or view as to any potential effects of the COVID-19 pandemic on the Transaction, PropTech II or the Company. It should be understood that subsequent developments may affect the Opinions and that we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinions that may come or be brought to our attention after the date of the Opinions. We have not undertaken to reaffirm or revise the Opinions or otherwise comment upon any events after the date hereof and have no obligation to update, revise or reaffirm the Opinions.

Annex L-3

Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. Our research analysts may hold opinions, make statements or recommendations, or publish research reports regarding the Company or the Transaction and other participants in the Transaction that differ from the views of our investment banking personnel.

The Opinions are furnished under our engagement letter dated April 7, 2022 (the “Engagement Letter”) and are directed to the Board of Directors of PropTech II (the “Board”) in connection with its consideration of the Transaction. The Opinions are furnished solely to be used by the Board as only one input to consider in its process of analyzing the Transaction and is not intended to be and does not constitute a recommendation to any member of the Board or any stockholder of PropTech II as to how such director or stockholder should act or vote regarding the Transaction or any other matter.

Notwithstanding the foregoing, the Board may rely upon the Opinions. The Opinions delivered to the Board are subject to the conditions, scope of engagement, limitations, and understandings in this opinion and in the Engagement Letter.

The Opinions address solely the fairness, from a financial point of view, to PropTech II and its unaffiliated public stockholders of the consideration paid by PropTech II to the Company pursuant to the Business Combination Agreement and the fair market value of the Company. We were not requested to opine as to, and the Opinions do not address, the basic business decision of the Board, PropTech II or its stockholders to proceed with or effect the Transaction, or any solvency or fraudulent conveyance consideration relating to the Transaction. We express no opinion as to the relative merits of the Transaction as compared to any alternative business strategies or transactions that might exist for PropTech II or any other party or the effect of any other transaction in which PropTech II or any other party might engage. We express no opinion as to the amount, nature or fairness of the consideration or compensation to be received in or because of the Transaction by securityholders, officers, directors, or employees of the Company, or any other class of such persons, or relative to or in comparison with the consideration to be paid by PropTech II to the Company pursuant to the Business Combination Agreement. We have not been asked to consider, and the Opinions do not address, the solvency or viability of PropTech II to pay its obligations when they come due. We are not rendering any financial, legal, accounting, or other advice and understand that PropTech II is relying on its legal counsel and accounting advisors as to legal and accounting matters in connection with the Transaction.

We have not been requested to, and did not, (i) participate in negotiations regarding the Business Combination Agreement, (ii) solicit any expressions of interest from any other parties regarding any business combination with PropTech II or any other alternative transaction or (iii) advise the Board or any other party regarding alternatives to the Transaction (except to provide indicative valuations of potential transaction counterparties). In addition, we were not requested to and did not provide advice regarding the structure or any other aspect of the Transaction, or to provide services other than the delivery of the Opinions. In the ordinary course of our business, we and our affiliates may actively trade securities of PropTech II for our own account or the account of our customers and, accordingly, we may hold a long or short position in such securities. We may seek to be engaged for compensation in the future to perform investment banking services for PropTech II or its founders, other parties to the Transaction, or the Company and certain of its affiliates.

We, as a customary part of our investment banking business, are continually engaged in performing financial analyses regarding businesses and their securities in connection with acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and other transactions and for estate, corporate and other purposes. We have been engaged by the Board to render the Opinions. We will receive a fee for rendering the Opinions. In addition, PropTech II has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement relating to providing the Opinions. We have in the past provided investment banking, financial advisory and/or other financial or consulting services to PropTech II and the Company. We acted as a lead manager on PropTech II’s $230 million initial public offering, which was consummated in December 2020 (the “IPO”), and received a fee in cash from the IPO proceeds and will receive an additional fee upon closing of the Transaction.

On April 7, 2022, we entered into an engagement letter with PropTech II (the “Advisory Letter”), to provide M&A advisory services in connection with the Transaction. We will receive a portion of the fees payable to us under the Advisory Letter in cash upon delivery of this letter and will receive a separate fee upon consummation of the Transaction. We have also provided advisory services to portfolio companies of certain stockholders who hold minority equity interests in the Company and received fees associated with such services in the past two years.

Annex L-4

Preparing a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and applying those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at the Opinions, we attributed no particular weight to any particular analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by us in our analyses, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses and of the factors considered by us, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying the Opinions. The conclusion reached by us, therefore, is based on applying our own experience and judgment to all analyses and factors considered by us. The Opinions were reviewed and approved by the Northland Securities Fairness Opinion Committee.

Other than as required by applicable law, the Opinions shall not be published, disclosed, or otherwise used, nor shall any public references to us be made, without our prior written approval. This letter and a summary thereof may be filed with or included in or with any proxy or information statement required to be filed by PropTech II with the Securities and Exchange Commission and delivered to the holders of PropTech II’s securities in connection with the Transaction. However, no reference to this letter or the Opinions in the proxy or information statement may be made without our written consent and subject to our approval of the language that references this letter or the Opinions, which consent we will not unreasonably withheld, conditioned, or delayed. By execution of the Opinion, we hereby consent to the inclusion of the Opinion as Annex L to the proxy statement relating to the proposed acquisition of the Company by PropTech II and to the references to us and such opinion therein.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, (i) the consideration to be paid by PropTech II to the Company pursuant to the Business Combination Agreement is fair, from a financial point of view, to PropTech II and its unaffiliated public stockholders and (ii) the Company has a fair market value equal to at least 80 percent of the balance of funds in PropTech II’s trust account (excluding deferred underwriting commissions and taxes payable and subject to proportionate adjustments related to Nasdaq’s 80 percent test).

Sincerely,

Northland Securities, Inc.
By:	/s/ Jeff Peterson
Jeff Peterson Head of Investment Banking

Annex L-5

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet - QUICK • • • EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail PROPTECH INVESTMENT CORPORATION II Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on [•], 2022. INTERNET – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on [•], 2022. INTERNET – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. • FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED • PRELIMINARY PROXY CARD — SUBJECT TO COMPLETION FOR THE SPECIAL MEETING OF PROPTECH INVESTMENT CORPORATION II THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Thomas D. Hennessy, M. Joseph Beck and Daniel J. Hennessy (the “Proxies”), and each of them independently, with full power of substitution, as proxies and attorneys-in-fact to vote, as designated on the reverse hereof, all of the shares of Class A Common Stock (“PTIC Class A Common Stock”), par value $0.0001 and/or Class B Common Stock (“PTIC Class B Common Stock”), par value $0.0001, of PropTech Investment Corporation II (“PTIC II,” “we,” “our,” “us” or the “Company”) held of record by the undersigned at the close of business on , 2022 at the special meeting of stockholders of the Company to be held on , 2022 at Eastern Time via live webcast at , and at any adjournment or postponement thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and, unless such authority is withheld on the reverse side hereof, in the Proxies’ sole discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof. The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting. THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” EACH OF PROPOSAL NOS. 1, 2, 3, 4A, 4B, 4C, 4D, 4E, 4F, 4G, 4H, 4I, 5, 6 AND 7 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. (Continued and to be marked, dated and signed, on the other side)

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on [•], 2022: This notice of the Special Meeting and the accompanying Proxy Statement are available at http://www.cstproxy.com/[•]/2022 PROPTECH INVESTMENT CORPORATION II — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4A, 4B, 4C, 4D, 4E, 4F, 4G, 4H, 4I, 5, 6 AND 7. 1. The PTIC II Charter Amendment Proposal — To consider and vote upon a proposal to approve and adopt, assuming the Business Combination Proposal (as defined below) is adopted, amendments to PTIC II’s existing amended and restated certificate of incorporation, which, if approved, would take effect upon the consummation of the business combination. 2. The Business Combination Proposal — To consider and vote upon a proposal to adopt and approve (a) the Business Combination Agreement, dated as of May 17, 2022 (as amended, the “Business Combination Agreement”), by and among PTIC II, RW National Holdings, LLC, a Delaware limited liability company (“Renters Warehouse”), and Lake Street Landlords, LLC, a Delaware limited liability company, in its capacity as the representative of applicable Renters Warehouse unitholders, pursuant to which, among other things, (i) immediately prior to the closing, (A) PTIC II shall form Appreciate Intermediate Holdings, LLC (“NewCo LLC”), (B) each share of PTIC II Class B Common Stock that is issued and outstanding immediately prior to the closing shall be converted into one (1) share of PTIC II’s Class A Common Stock, (C) the Proposed Appreciate Charter (as defined below) and the proposed Appreciate bylaws shall become the governing documents of PTIC II, and (D) PTIC II will change its name to “Appreciate Holdings, Inc.” in accordance with the Business Combination Agreement, and (ii) on the closing date, (A) rolling Renters Warehouse unitholders will contribute all of their existing Renters Warehouse LLC interests to NewCo LLC in exchange for non-voting NewCo LLC Class B Units equal to the transaction equity security amount, (B) NewCo LLC agreement will be amended and restated in the required form, (C) PTIC II will contribute the closing date contribution amount to NewCo LLC, in exchange for NewCo LLC Class A Units and (D) the unitholders of NewCo LLC (other than PTIC II) will receive a number of shares of Appreciate Class B Common Stock, par value $0.0001, equal to the transaction equity security amount, on the terms and subject to the conditions set forth in the Business Combination Agreement; and (b) the transactions contemplated by the Business Combination Agreement (the “Business Combination Proposal”). 3. The Appreciate Charter Proposal — To consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the proposed new certificate of incorporation (the “Proposed Appreciate Charter”) of Appreciate Holdings, Inc. (“Appreciate”), the post-business combination company, which, if approved, would take effect at the time of the closing (the “Appreciate Charter Proposal”). The Advisory Governing Documents Proposals — To consider and separately vote upon the following proposals, 4A, 4B, 4C, 4D, 4E, 4F, 4G, 4H and 4I for approval on a non-binding advisory basis to give stockholders the opportunity to present their separate views on certain amendments to the PTIC II certificate of incorporation that will be effected in the amended and restated certificate of incorporation of Appreciate at the consummation of the business combination Proposal 4A — To change PTIC II’s name to “Appreciate Holdings, Inc.” Proposal 4B — To remove certain provisions related to PTIC II’s status as a special purpose acquisition company. Proposal 4C — To increase the amount of authorized shares of capital stock. Proposal 4D — To provide for certain alternative forum selection provisions. Proposal 4E — To absolve certain Appreciate stockholders from certain competition and corporate opportunities obligations. Proposal 4F — To opt out of Section 203 of the General Corporation Law of the State of Delaware. Proposal 4G — To change how the proposed governing documents may be amended, altered, replaced or rescinded. Proposal 4H — To provide certain voting rights and initially set the size of the Appreciate board at seven directors. Proposal 4I — To allow stockholders to call special meetings and act by written consent. 5. The Nasdaq Proposal — To consider and vote upon a proposal to approve, assuming the Business Combination Proposal and the Appreciate Charter Proposal are approved and adopted the issuance of more than 20% of the issued and outstanding shares of common stock and the resulting change in control in connection with the transactions contemplated by the Business Combination Agreement. 6. The Equity Incentive Plan Proposal — To consider and vote upon a proposal to approve, assuming the condition precedent proposals are approved and adopted, the 2022 Equity Incentive Plan for Appreciate Holdings, Inc. 7. The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on tabulated votes at the special meeting, there are insufficient votes to approve the Business Combination Proposal. CONTROL NUMBER Signature Signature, if held jointly Date , 2022 Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.